As filed with the Securities and Exchange Commission on November 3, 2021

Registration No. 333-260358

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CIM REAL ESTATE FINANCE TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	6798	27-3148022
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2398 East Camelback Road, 4th Floor

Phoenix, Arizona 85016

(602) 778-8700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard S. Ressler

Chairman of the Board of Directors, Chief Executive Officer and President

2398 East Camelback Road, 4th Floor

Phoenix, Arizona 85016

(602) 778-8700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Patrick S. Brown, Esq. Sullivan & Cromwell LLP 1888 Century Park East 21st Floor Los Angeles, California 90067 (310) 712-6600	Lauren B. Prevost, Esq. Seth K. Weiner, Esq. Morris, Manning & Martin, LLP 3343 Peachtree Road, NE 1600 Atlanta Financial Center Atlanta, Georgia 30326 (404) 504-7744	Michael K. Rafter, Esq. Erin Reeves McGinnis, Esq. Nelson Mullins Riley & Scarborough LLP Atlantic Station 201 17th Street NW, Suite 1700 Atlanta, Georgia 30363 (404) 322-6000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions to the closing of the merger described herein.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act of 1934, as amended:

Large Accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender  Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Issuer  Third Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)(4)
Common Stock, $0.01 par value per share	74,786,229	$7.20	$538,460,848	$49,915.32

(1)

Represents the estimated maximum number of shares of CIM Real Estate Finance Trust, Inc. common stock, $0.01 par value per share (“CMFT Common Stock”), rounded up to the nearest share, to be issued in connection with the merger described herein based on (a) the product of 14,769,457 shares of CIM Income NAV, Inc. (“INAV”) Class D common stock, $0.01 par value per share (“INAV Class D Common Stock”), multiplied by the exchange ratio of 2.574 shares of CMFT Common Stock, plus (b) the product of 13,481,055 shares of INAV Class T common stock, $0.01 par value per share (“INAV Class T Common Stock”), multiplied by the exchange ratio of 2.510 shares of CMFT Common Stock, plus (c) the product of 7,759 shares of INAV Class S common stock, $0.01 par value per share (“INAV Class S Common Stock”), multiplied by the exchange ratio of 2.508 shares of CMFT Common Stock, plus (d) the product of 1,110,884 shares of INAV Class I common stock, $0.01 par value per share (“INAV Class I Common Stock” and, together with the INAV Class D Common Stock, INAV Class T Common Stock and INAV Class S Common Stock, the “INAV Common Stock”), multiplied by the exchange ratio of 2.622 shares of CMFT Common Stock.

(2)

Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), and calculated pursuant to Rule 457(f)(2) under the Securities Act based on the book value per share of CMFT Common Stock as of March 31, 2021.

(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $92.70 per $1,000,000 of the proposed maximum aggregate offering price.
(4)	$49,874.05 previously paid in connection with initial filing.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. CIM Real Estate Finance Trust, Inc. may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities nor should it be considered a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION, DATED NOVEMBER 3, 2021

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

CIM INCOME NAV, Inc.

To the Stockholders of CIM Income NAV, Inc. (“INAV”):

On September 21, 2021, INAV, CIM Real Estate Finance Trust, Inc., a Maryland corporation (“CMFT”), and Cypress Merger Sub, LLC, a Maryland limited liability company and a wholly owned subsidiary of CMFT (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which INAV will merge with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger, such that following the Merger, the surviving entity will continue as a wholly owned subsidiary of CMFT. Pursuant to the Merger Agreement, at the effective time of the Merger, each issued and outstanding share of (a) INAV’s Class D common stock, $0.01 par value per share (“INAV Class D Common Stock”), will be converted into the right to receive 2.574 shares of CMFT’s common stock, $0.01 par value per share (“CMFT Common Stock”), (b) INAV’s Class T common stock, $0.01 par value per share (“INAV Class T Common Stock”), will be converted into the right to receive 2.510 shares of CMFT Common Stock, (c) INAV’s Class S common stock, $0.01 par value per share (“INAV Class S Common Stock”), will be converted into the right to receive 2.508 shares of CMFT Common Stock, and (d) INAV’s Class I common stock, $0.01 par value per share (“INAV Class I Common Stock” and, together with the INAV Class D Common Stock, INAV Class T Common Stock and INAV Class S Common Stock, the “INAV Common Stock”), will be converted into the right to receive 2.622 shares of CMFT Common Stock.

The Merger Agreement was entered into after a thorough due diligence and negotiation process conducted by a special committee of INAV’s board of directors (the “INAV Special Committee”) and a special committee of CMFT’s board of directors (the “CMFT Special Committee”), each of which was comprised solely of independent directors who are disinterested in the Merger and each of which engaged separate legal counsel and financial advisors. The boards of directors of each of INAV and CMFT, based on the unanimous recommendation of the INAV Special Committee and CMFT Special Committee, respectively, each unanimously approved the Merger. The obligations of INAV and CMFT to effect the Merger are subject to the satisfaction or waiver of several conditions set forth in the Merger Agreement, as described in this proxy statement/prospectus, including the approval of INAV stockholders.

INAV will hold a special meeting of its stockholders on December 14, 2021 (the “INAV Special Meeting”) to vote on the Merger and the other proposals described in this proxy statement/prospectus. After careful consideration, and following the unanimous recommendation of the INAV Special Committee, the INAV board of directors unanimously recommends that you vote “FOR” each of the proposals to be considered at the INAV Special Meeting.

No matter the size of your investment in INAV, your vote is very important. Whether or not you expect to attend the INAV Special Meeting, please authorize a proxy to vote on your behalf as promptly as possible by completing, signing, dating and mailing your proxy card in the pre-addressed postage-paid envelope provided or by authorizing your proxy by one of the other methods specified in this proxy statement/prospectus. This saves INAV time and money it would otherwise spend to solicit your vote.

If the Merger was consummated on June 30, 2021, the portfolio of the surviving company (the “Combined Company”) would have a total asset value of approximately $5.9 billion, consisting of 590 properties in 46 states comprised of approximately 23.8 million square feet. On a pro forma basis, the Combined Company portfolio would have an occupancy rate as of June 30, 2021 of approximately 94.2%.

This proxy statement/prospectus provides you with detailed information about the INAV Special Meeting, the Merger Agreement, the Merger and other related matters. We encourage you to read this proxy statement/prospectus in its entirety before voting. In particular, you should carefully consider the discussion in the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 28.

Sincerely,

Richard S. Ressler

Chief Executive Officer, President and Chairman of the Board of Directors

CIM Income NAV, Inc.

Neither the Securities and Exchange Commission nor any state securities regulatory authority has approved or disapproved of the securities to be issued under this proxy statement/prospectus or has passed upon the adequacy or accuracy of the disclosure in this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated [                ], 2021, and is first being mailed to INAV stockholders on or about [                ], 2021.

CIM INCOME NAV, INC.

2398 Camelback Road, 4th Floor

Phoenix, Arizona 85016

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Dear Stockholder of CIM Income NAV, Inc.:

You are cordially invited to attend a special meeting of stockholders (the “INAV Special Meeting”) of CIM Income NAV, Inc., a Maryland corporation (“INAV”), to be held at 11:30 a.m. Pacific Time on December 14, 2021. The meeting will be held as a virtual meeting conducted exclusively via live webcast at www.proxydocs.com/INAV. For procedures for attending the virtual meeting, please refer to the section entitled “Questions and Answers about the Merger and the INAV Special Meeting” beginning on page 1 of this proxy statement/prospectus.

The purpose of the INAV Special Meeting is to consider and vote upon the following proposals:

1.

Merger Proposal: A proposal to approve the merger of INAV with and into a wholly owned subsidiary of CIM Real Estate Finance Trust, Inc., a Maryland corporation (“CMFT”), pursuant to the Agreement and Plan of Merger, dated as of September 21, 2021, by and among INAV, CMFT and Cypress Merger Sub, LLC, a Maryland limited liability company and a wholly owned subsidiary of CMFT (“Merger Sub”), which proposal we refer to as the “Merger Proposal.”

2.

Charter Amendment Proposal: A proposal to approve the amendment of the charter of INAV to remove the provisions related to “Roll-Up Transactions,” which proposal we refer to as the “Charter Amendment Proposal.”

3.

Adjournment of the INAV Special Meeting: A proposal to approve any adjournments of the INAV Special Meeting for the purposes of soliciting additional proxies if there are not sufficient votes at the meeting to approve the Merger Proposal or the Charter Amendment Proposal, if necessary or appropriate, as determined by the chair of the INAV Special Meeting, which proposal we refer to as the “Adjournment Proposal.”

THE INAV BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE “FOR” EACH OF THE ABOVE PROPOSALS.

Approval of each of the Merger Proposal and Charter Amendment Proposal is a condition to the consummation of the Merger. If either of such proposals is not approved, the Merger will not be consummated.

The INAV board of directors has fixed the close of business on November 1, 2021 as the record date for the INAV Special Meeting. Only the holders of record of shares of INAV’s Class D common stock, $0.01 par value per share (the “INAV Class D Common Stock”), Class T common stock, $0.01 par value per share (the “INAV Class T Common Stock”), Class S common stock, $0.01 par value per share (the “INAV Class S Common Stock”), and Class I common stock, $0.01 par value per share (the “INAV Class I Common Stock” and, collectively with the INAV Class D Common Stock, the INAV Class T Common Stock and the INAV Class S Common Stock, the “INAV Common Stock”), as of the close of business on November 1, 2021 are entitled to notice of and to vote at the INAV Special Meeting and any adjournment or postponement thereof.

This proxy statement/prospectus is dated as of [                ], 2021 and is first being mailed to you on or about [                ], 2021. We urge you to carefully read this proxy statement/prospectus in its entirety, including the annexes and any other documents incorporated by reference therein.

Your vote is important regardless of the number of shares of INAV Common Stock that you own. Whether or not you plan to attend the INAV Special Meeting via live webcast, please authorize a proxy to vote on your behalf as promptly as possible by (1) visiting the Internet site listed on the accompanying proxy card,

(2) calling the toll-free number listed on the accompanying proxy card or (3) submitting the accompanying proxy card by mail. Submitting a proxy will help to secure a quorum and reduce solicitation costs that may otherwise be incurred by INAV. Any eligible holder of INAV Common Stock who is present at the INAV Special Meeting may vote online via live webcast, thereby revoking any previous proxy. In addition, a proxy may also be revoked in writing before the INAV Special Meeting in the manner described in this proxy statement/prospectus. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by the bank, broker or other nominee.

INAV and CMFT file reports and other important business and financial information with the U.S. Securities and Exchange Commission (the “SEC”) that are not included in or delivered with this proxy statement/prospectus. You can obtain any of the documents filed with the SEC by INAV and CMFT by requesting them from the proxy solicitor of INAV as follows:

Mediant Communications Inc.

PO Box 8035

Cary, NC 27512

(844) 280-5347

You will not be charged for any of the documents that you request.

To receive documents in advance of the INAV Special Meeting, please make a request for such documents no later than December 1, 2021 for documents requested to be sent by mail and December 13, 2021 for documents requested to be sent by email.

You may also obtain such documents through the SEC website at www.sec.gov. In addition, you may obtain copies of such documents at www.cimgroup.com/investment-strategies/individual/for-shareholders under the section “SEC Filings.” Information included in the foregoing websites is not incorporated by reference into this proxy statement/prospectus. We are providing the information about how you can obtain certain documents at these websites only for your convenience.

By Order of the INAV Board of Directors,

Laura Eichelsderfer

Secretary

CIM Income NAV, Inc.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed by CMFT (File No. 333-260358) with the SEC constitutes a prospectus of CMFT for purposes of the Securities Act (as defined below) with respect to the shares of CMFT Common Stock to be issued to INAV stockholders in exchange for shares of INAV Common Stock pursuant to the Merger Agreement. This proxy statement/prospectus also constitutes a proxy statement for INAV for purposes of the Exchange Act (as defined below). In addition, it constitutes a notice of meeting with respect to the INAV Special Meeting.

You should rely only on the information contained in this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in this proxy statement/prospectus. This proxy statement/prospectus is dated [                ], 2021. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither our mailing of this proxy statement/prospectus to INAV stockholders nor the issuance by CMFT of CMFT Common Stock to INAV stockholders pursuant to the Merger Agreement will create any implication to the contrary.

Information contained in this proxy statement/prospectus regarding CMFT has been provided by CMFT, and information contained in this proxy statement/prospectus regarding INAV has been provided by INAV.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person or entity to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

Unless otherwise stated or as the context otherwise requires, all references in this proxy statement/prospectus to:

•	“CCO Capital” are to CCO Capital, LLC, INAV’s dealer manager;

•	“CIM” are to CIM Group, LLC, a Delaware limited liability company;

•	“CMFT” are to CIM Real Estate Finance Trust, Inc., a Maryland corporation;

•	“CMFT Board” are to the board of directors of CMFT;

•	“CMFT Bylaws” are to the bylaws of CMFT existing on the date of this proxy statement/prospectus;

•	“CMFT Charter” are to the charter of CMFT existing on the date of this proxy statement/prospectus;

•	“CMFT Common Stock” are to the common stock, $0.01 par value per share, of CMFT;

•	“CMFT Equity Plan” are to the CIM Real Estate Finance Trust, Inc. 2018 Equity Incentive Plan;

•	“CMFT Management” are to CIM Real Estate Finance Management, LLC, a Delaware limited liability company, an affiliate of CIM and the external advisor to CMFT;

•	“CMFT Management Agreement” are to the Amended and Restated Management Agreement, dated as of August 20, 2019, by and between CMFT and CMFT Management;

•	“CMFT OP” are to CIM Real Estate Finance Operating Partnership, LP, a Delaware limited partnership and the operating partnership of CMFT;

•

“CMFT Special Committee” are to the special committee of the CMFT Board, comprised solely of independent directors that was appointed by the CMFT Board in connection with the evaluation of certain strategic alternatives, including the Merger and the other transactions contemplated by the Merger Agreement;

•	“Code” are to the Internal Revenue Code of 1986, as amended;

•	“Combined Company” are to CMFT immediately following the consummation of the Merger;

i

•	“COVID-19” are to the current novel coronavirus;

•	“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

•

“Exchange Ratio” are to (a) 2.574 shares of CMFT Common Stock per share of INAV Class D Common Stock, (b) 2.510 shares of CMFT Common Stock per share of INAV Class T Common Stock, (c) 2.508 shares of CMFT Common Stock per share of INAV Class S Common Stock, and (d) 2.622 shares of CMFT Common Stock per share of INAV Class I Common Stock, as applicable.

•	“Excluded Shares” are to all shares of INAV Common Stock held, as of immediately prior to the effective time of the Merger, by CMFT or any wholly owned subsidiary of CMFT or INAV;

•	“INAV” are to CIM Income NAV, Inc., a Maryland corporation;

•	“INAV Advisory Agreement” are to the Second Amended and Restated Advisory Agreement, dated November 27, 2018, by and among INAV, INAV OP and INAV Management, as amended by the Termination Agreement;

•	“INAV Board” are to the board of directors of INAV;

•	“INAV Bylaws” are to the bylaws of INAV as in effect on the date of this proxy statement/prospectus;

•	“INAV Charter” are to the charter of INAV as in effect on the date of this proxy statement/prospectus;

•	“INAV Charter Amendment” are to the proposed amendment to the INAV Charter to remove the provisions related to Roll-Up Transactions;

•	“INAV Class D Common Stock” are to the Class D common stock, $0.01 par value per share, of INAV;

•	“INAV Class I Common Stock” are to the Class I common stock, $0.01 par value per share, of INAV;

•	“INAV Class S Common Stock” are to the Class S common stock, $0.01 par value per share, of INAV;

•	“INAV Class T Common Stock” are to the Class T common stock, $0.01 par value per share, of INAV;

•	“INAV Common Stock” are to the INAV Class D Common Stock, the INAV Class I Common Stock, the INAV Class S Common Stock and the INAV Class T Common Stock, collectively;

•	“INAV Equity Plan” are to the CIM Income NAV, Inc. 2018 Equity Incentive Plan;

•	“INAV Management” are to CIM Income NAV Management, LLC, a Delaware limited liability company;

•	“INAV OP” are to CIM Income NAV Operating Partnership, LP, a Delaware limited partnership and the operating partnership of INAV;

•	“INAV Restricted Share Award” shall mean a restricted share award granted under the INAV Equity Plan;

•

“INAV Special Committee” are to the special committee of the INAV Board, comprised solely of independent directors who are disinterested in the Merger that was appointed by the INAV Board in connection with the evaluation of certain strategic alternatives involving CMFT, including the Merger and the other transactions contemplated by the Merger Agreement;

•	“INAV Special Meeting” are to the special meeting of INAV stockholders to be held via live webcast on December 14, 2021;

•	“Investment Company Act” are to the Investment Company Act of 1940, as amended;

•	“IRS” are to the Internal Revenue Service;

•	“JLL” are to Jones Lang LaSalle Securities, LLC, an affiliate of Jones Lang LaSalle Americas, Inc. and the financial advisor to the INAV Special Committee;

•	“Merger” are to the merger of INAV with and into Merger Sub, as a result of which Merger Sub will survive as a wholly owned subsidiary of CMFT, pursuant to the Merger Agreement;

•	“Merger Agreement” are to the Agreement and Plan of Merger, dated as of September 21, 2021, by and among CMFT, Merger Sub and INAV;

•	“Merger Sub” are to Cypress Merger Sub, LLC, a Maryland limited liability company and wholly owned subsidiary of CMFT;

•	“MGCL” are to the Maryland General Corporation Law;

•	“MLLCA” are to the Maryland Limited Liability Company Act;

•	“NAV” are to the net asset value of an entity;

•	“Outside Date” are to May 30, 2022;

•	“REIT” are to real estate investment trust;

•

“Roll-Up Transactions” are to certain transactions restricted by the INAV Charter involving the acquisition, merger, conversion or consolidation either directly or indirectly of INAV and the issuance to INAV stockholders of securities of a partnership, real estate investment trust, corporation, trust or similar entity that would be created or would survive such transaction (a “Roll-Up Entity”);

•	“SDAT” are to the State Department of Assessments and Taxation of the State of Maryland;

•	“SEC” are to the U.S. Securities and Exchange Commission;

•	“Securities Act” are to the Securities Act of 1933, as amended;

•	“Termination Agreement” are to the letter agreement dated as of September 21, 2021, by and among INAV, INAV OP and INAV Management; and

•	“TRS” are to a taxable REIT subsidiary.

v

QUESTIONS AND ANSWERS ABOUT

THE MERGER AND THE INAV SPECIAL MEETING

The following are answers to some questions that INAV stockholders may have regarding the proposed transaction between INAV and CMFT and the other proposals being considered at the INAV Special Meeting. The information in this section may not provide all the information that could be important to INAV stockholders. INAV and CMFT urge you to carefully read this entire proxy statement/prospectus, including the Annexes incorporated by reference herein. See the section entitled “Where You Can Find More Information” on page 268 of this proxy statement/prospectus.

Q:	What is the Merger?

A:

INAV and CMFT have entered into the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. On the terms and subject to the conditions of the Merger Agreement, INAV will merge with and into Merger Sub, with Merger Sub surviving the Merger as a wholly owned subsidiary of CMFT. In accordance with the applicable provisions of the MGCL and the MLLCA, the separate existence of INAV will cease at the effective time of the Merger. CMFT, as the parent company of the surviving entity, will retain its existing name of “CIM Real Estate Finance Trust, Inc.”

Q:	What will INAV stockholders receive in the Merger?

A:

At the effective time of the Merger and subject to the terms and conditions of the Merger Agreement, each issued and outstanding share of (a) INAV Class D Common Stock will be converted into the right to receive 2.574 shares of CMFT Common Stock, (b) INAV Class T Common Stock will be converted into the right to receive 2.510 shares of CMFT Common Stock, (c) INAV Class S Common Stock will be converted into the right to receive 2.508 shares of CMFT Common Stock, and (d) INAV Class I Common Stock will be converted into the right to receive 2.622 shares of CMFT Common Stock, subject to the treatment of fractional shares in accordance with the Merger Agreement. Based on the number of shares of CMFT Common Stock and INAV Common Stock outstanding on November 1, 2021, former INAV stockholders will own approximately 17.1% of the issued and outstanding shares of CMFT Common Stock following the Merger. See “The Merger Agreement—Merger Consideration” beginning on page 219 for additional information.

Q:	Why am I receiving this proxy statement/prospectus?

A:

The INAV Board is using this proxy statement/prospectus to solicit proxies of INAV stockholders in connection with the INAV Special Meeting. In addition, CMFT is using this proxy statement/prospectus as a prospectus for INAV stockholders because CMFT will issue shares of CMFT Common Stock to former INAV stockholders as consideration for the Merger.

The Merger cannot be completed unless, among other things, the holders of INAV Common Stock vote to approve the Merger and the INAV Charter Amendment.

This proxy statement/prospectus contains important information about the Merger, and you should read it carefully. The enclosed voting materials allow you to vote your shares of INAV Common Stock by proxy without attending the INAV Special Meeting online via live webcast.

Your vote is very important. You are encouraged to authorize your proxy as promptly as possible.

Q:	Why is the INAV Charter Amendment proposed?

A:

The INAV Charter presently contains substantive and procedural requirements for certain transactions involving the acquisition, merger, conversion or consolidation of INAV and the issuance of securities of the entity surviving such transaction to the former holders of INAV Common Stock. The INAV Charter Amendment, if adopted, would delete from the INAV Charter the restrictions and requirements related to such Roll-Up Transactions (and the associated definitions in the INAV Charter). A copy of the INAV Charter Amendment is attached to this proxy statement/prospectus as Annex B.

The Merger would constitute a Roll-Up Transaction under the INAV Charter. The INAV Board believes that the application of the Roll-Up Transaction provisions would have made the Merger more difficult and costly to complete. Because of the effect of these provisions on the Merger, INAV and CMFT determined that it was necessary to amend the INAV Charter to eliminate these provisions. Accordingly, approval of the INAV Charter Amendment is a condition to each party’s obligation to complete the Merger. See “Proposals Submitted to INAV Stockholders—Proposal 2: The Charter Amendment Proposal” beginning on page 159 for a more detailed discussion of the INAV Charter Amendment.

Q:	Am I being asked to vote on any other proposals at the INAV Special Meeting in addition to the Merger Proposal and Charter Amendment Proposal?

A:

Yes. At the INAV Special Meeting, INAV stockholders will be asked to consider and vote to approve any adjournments of the INAV Special Meeting for the purposes of soliciting additional proxies if there are not sufficient votes at the meeting to approve the Merger Proposal or the Charter Amendment Proposal, if necessary or appropriate, as determined by the chair of the INAV Special Meeting. In the event of an adjournment, the meeting would be adjourned to another date, time or location (whether via webcast or physical location) as determined by the INAV Board.

Q:	How does the INAV Board recommend that INAV stockholders vote?

A:

The INAV Board recommends that INAV stockholders vote “FOR” the proposal to approve the Merger, “FOR” the proposal to approve the INAV Charter Amendment and “FOR” the proposal to adjourn the INAV Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the Merger and INAV Charter Amendment.

For a more complete description of the recommendation of the INAV Board, see “The Merger—Recommendation of the INAV Board and Its Reasons for the Merger” beginning on page 171.

Q:	Will INAV and CMFT continue to pay distributions prior to the closing of the Merger?

A:

Yes, the Merger Agreement permits the declaration and payment by INAV and CMFT of distributions in the ordinary course of business consistent with past practice. In addition, the Merger Agreement permits the declaration and payment by INAV and CMFT of any distribution that is reasonably necessary to maintain its REIT qualification or to avoid the imposition of entity level income or excise tax under the Code or applicable state law. For further information regarding the declaration and payment of distributions by INAV and CMFT prior to the effective time of the Merger, see “Distributions” on page 218.

Q:	What is the status of INAV’s public offering of INAV Common Stock, second amended and restated distribution reinvestment plan and share redemption program?

A:

In connection with the approval of the Merger Agreement, the INAV Board suspended INAV’s public offering of INAV Common Stock, the second amended and restated distribution reinvestment plan and the share redemption program as of September 21, 2021 until further notice. As a result, no further shares of INAV Common Stock will be offered to the public by INAV, no further share repurchases will be processed and all INAV stockholders entitled to distributions will receive cash distributions in lieu of shares of INAV Common Stock.

Q:	What fees will the external advisor of INAV receive as a result of the Merger?

A:

INAV Management will not receive any additional fees as a result of the Merger. Concurrently with the entry into the Merger Agreement, INAV and INAV Management entered into the Termination Agreement, pursuant to which the INAV Advisory Agreement will be terminated at the effective time of the Merger. INAV Management also waived any “Performance Fee” (as defined in the INAV Advisory Agreement) that it would have been entitled to receive at the time of the closing of the Merger, other than that to which it would be entitled in the absence of the Merger. In the event the Merger Agreement is terminated in accordance with its terms, the Termination Agreement will be automatically terminated and will be null and void.

Q:	How do I attend the INAV Special Meeting?

A:

The INAV Special Meeting will be a completely virtual meeting conducted exclusively via live webcast and not at a physical location. The virtual meeting will be held on December 14, 2021, at 11:30 a.m. Pacific Time. To attend the INAV Special Meeting, you must register prior to the registration deadline of December 13, 2021, at 5:00 p.m. Eastern Time. You can register to attend the meeting by logging into the www.proxydocs.com/INAV website and entering the control number listed on the proxy card you received. You will then receive an email confirming that you registered and providing additional details. In addition, you will receive an email one hour prior to the start time for the meeting with a unique url link that will allow you to join the meeting. To attend the INAV Special Meeting, you will need the control number included on your proxy card if you are a stockholder of record or included with your voting instruction form provided by your bank, broker or other nominee if you hold your shares of INAV Common Stock in street name through an account with an intermediary. You may log into the INAV Special Meeting website at www.proxydocs.com/INAV and enter your control number beginning 15 minutes before the commencement of the INAV Special Meeting. Instructions on how to attend and participate online at the INAV Special Meeting, including how to ask questions and vote, are posted at www.proxydocs.com/INAV.

If you encounter any technical difficulties with the virtual meeting platform during the check-in process or during the meeting, please call the number provided in the access email you will receive one hour before the INAV Special Meeting for assistance beginning at 10:30 a.m. Pacific Time, and until the meeting is finished.

Q:	Who can vote at the INAV Special Meeting?

A:

All holders of INAV Common Stock of record as of the close of business on November 1, 2021, the record date for the INAV Special Meeting, are entitled to receive notice of and to vote at the INAV Special Meeting and at any adjournment or postponement thereof. As of the record date, there were 29,357,364 shares of INAV Common Stock outstanding and entitled to vote at the INAV Special Meeting held by approximately 10,801 holders of record.

Pursuant to the INAV Charter and in accordance with the Merger Agreement, INAV Management, directors of INAV and certain affiliates of such persons and INAV are not entitled to vote their shares of INAV Common Stock in respect of the Merger Proposal, and will not be considered in determining the number of shares entitled to vote on such proposal. See “The INAV Special Meeting—Voting by INAV Management, INAV Directors and Affiliates” beginning on page 154.

Q:	What constitutes a quorum?

A:

The INAV Charter and INAV Bylaws provide that the presence in person via the live webcast or by proxy of stockholders entitled to cast at least 50% of all the votes entitled to be cast on the matter constitutes a quorum at a meeting of its stockholders. Shares that are voted, shares abstaining from voting and broker non-votes are treated as being present at the INAV Special Meeting for purposes of determining whether a quorum is present.

Q:	What vote is required to approve each proposal at the INAV Special Meeting?

A:

Approval of each of the Merger Proposal and the Charter Amendment Proposal requires the affirmative vote of a majority of all of the outstanding shares of INAV Class D Common Stock, INAV Class I Common Stock, INAV Class S Common Stock and INAV Class T Common Stock, voting together as a single class, entitled to be cast on such proposals as of the close of business on the record date.

Approval of the Adjournment Proposal requires the affirmative vote of a majority of all the votes cast on such proposal at the INAV Special Meeting. Any shares not voted (whether by abstention, broker non-vote or otherwise) have no impact on the vote on such proposal.

Q:	Do any of INAV’s executive officers or directors have interests in the Merger that differ from those of INAV stockholders?

A:

Some of INAV’s executive officers and directors have interests in the Merger that are different from, or in addition to, their interests as INAV stockholders, including, among other things, the treatment under the Merger Agreement of restricted share awards held by INAV’s independent directors, the indemnification of INAV’s directors and executive officers by CMFT from certain legal proceedings and the fact that CCO Group, LLC and its subsidiaries (collectively, “CCO Group” or “Sponsor”), the sponsor of both INAV and CMFT, which sponsor may be considered to be controlled by certain directors of INAV and CMFT, will continue to receive fees in respect of management services provided to the Combined Company following the Merger. The independent members of the INAV Board are aware of and considered these interests, among other matters, in evaluating the Merger Agreement, the INAV Charter Amendment and the Merger and in recommending that INAV stockholders vote “FOR” the Merger Proposal, “FOR” the Charter Amendment Proposal, and “FOR” the Adjournment Proposal. For a description of these interests, refer to the section entitled “The Merger—Interests of INAV’s Directors and Executive Officers in the Merger” beginning on page 188.

Q:	When is the Merger expected to be completed?

A:

INAV and CMFT expect to complete the Merger as soon as reasonably practicable following satisfaction of all of the required conditions set forth in the Merger Agreement. If INAV stockholders approve the Merger and the INAV Charter Amendment at the INAV Special Meeting (without the need for any adjournment), and if the other conditions to closing the Merger are satisfied or waived at the time of the INAV Special Meeting, it is currently expected that the Merger will be completed in the fourth quarter of 2021 or shortly thereafter. However, there is no guarantee that the conditions to the Merger will be satisfied or waived or that the Merger will close on the expected timeline or at all. INAV and CMFT have a mutual right to terminate the Merger Agreement if the Merger is not completed by the Outside Date. See “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 223.

Q:	What happens if the Merger does not occur?

A:

If the Merger does not occur, INAV stockholders will not receive the applicable Exchange Ratio in respect of their shares of INAV Common Stock. Instead, INAV and CMFT will remain as independent companies.

Q:	What are the anticipated U.S. federal income tax consequences to me of the proposed Merger?

A:

The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the closing of the Merger is conditioned on the receipt by each of INAV and CMFT of an opinion of tax counsel to that effect. Assuming the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, a holder of shares of INAV Common Stock generally will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of CMFT Common Stock in exchange for shares of INAV Common Stock in connection with the Merger.

Q:	If the Merger is consummated, what do I need to do to receive shares of CMFT Common Stock in exchange for my INAV Common Stock?

A:

As soon as practicable following the effective time of the Merger, the transfer agent in connection with the Merger will record on the stock records of CMFT the issuance of shares of CMFT Common Stock to each former holder of shares of INAV Common Stock outstanding on the closing date (including any fractional shares thereof). As a result, if the Merger is consummated, you will automatically receive, in uncertificated book-entry form, the shares of CMFT Common Stock issuable to you as merger consideration without your taking any further action.

Q:	Will my shares of CMFT Common Stock be publicly traded?

A:

Shares of CMFT Common Stock are not publicly traded. While CMFT believes that the Merger would better position the company for a potential future listing, on the day the Merger is consummated, CMFT Common Stock will not be listed on a national securities exchange and no assurances can be made that such a listing will occur at a particular time in the future or at all.

Q:	Are INAV stockholders entitled to dissenters’ or appraisal rights?

A:	INAV stockholders are not entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL in connection with the Merger.

Q:	How will my rights as a stockholder of the Combined Company following the Merger differ from my current rights as an INAV stockholder?

A:

Prior to the completion of the Merger, INAV will file the INAV Charter Amendment, a form of which is attached as Annex B to this proxy statement/prospectus, with the SDAT. Following completion of the Merger, the rights of INAV stockholders who become stockholders of the Combined Company following the Merger will be governed by the laws of the State of Maryland and the CMFT Charter and the CMFT Bylaws. For a summary of certain differences between the rights of INAV stockholders and CMFT stockholders, see “Comparison of Rights of INAV Stockholders and CMFT Stockholders” beginning on page 258.

Q:	What do I need to do now?

A:

After you have carefully read this proxy statement/prospectus, please authorize a proxy to vote your shares of INAV Common Stock as soon as possible so that your shares will be represented at the INAV Special Meeting. Submitting a proxy will in no way limit your right to vote at the INAV Special Meeting if you later decide to attend and vote at the meeting via live webcast.

If your shares of INAV Common Stock are held in the name of a bank, broker or other nominee, you must obtain a legal proxy, executed in your favor, from your bank, broker or other nominee, to be able to vote online during the INAV Special Meeting. Obtaining a legal proxy may take several days. Please refer to your proxy card or voting instruction card forwarded by your bank, broker or other nominee to see which voting options are available to you.

Q:	Are there any risks that I should consider in deciding whether to vote “FOR” the proposals to be considered at the INAV Special Meeting?

A:	Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 28.

Q:	How do I vote?

A:

If you are an INAV stockholder eligible to vote at the INAV Special Meeting, you are entitled to cast one vote on each proposal for each share of INAV Common Stock that you own of record as of the record date. You may submit your proxy prior to the INAV Special Meeting in one of the following ways:

•

Internet. INAV stockholders may submit a proxy over the Internet by following the “Vote by Internet” instructions on the enclosed proxy card. You must submit your Internet proxy before the start of the INAV Special Meeting at 11:30 a.m. Pacific Time on December 14, 2021 for your proxy to vote your shares to be counted at the INAV Special Meeting.

•

Telephone. INAV stockholders may submit a proxy by following the “Vote by Phone” instructions on the enclosed proxy card. You must submit your proxy by telephone before the start of the INAV Special Meeting at 11:30 a.m. Pacific Time on December 14, 2021 for your proxy to vote your shares to be counted at the INAV Special Meeting.

•

Prepaid Mail. INAV stockholders may submit a proxy by completing, signing, dating and returning their proxy card or voting instruction card in the preaddressed, postage-paid envelope provided. INAV must receive your proxy by 11:59 p.m. Eastern time on the day before the INAV Special Meeting for your shares to be counted at the INAV Special Meeting.

If you are an INAV stockholder of record, you may also cast your vote by attending the live webcast of the INAV Special Meeting.

If your shares are held in “street name” through a bank, broker or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. “Street name” stockholders who wish to vote at the INAV Special Meeting should follow the instructions provided by their bank, broker or other nominee.

Q:	How will my proxy be voted?

A:

All shares of INAV Common Stock entitled to vote and represented by properly completed proxies received prior to the INAV Special Meeting, and not revoked, will be voted at the INAV Special Meeting as instructed on the proxies. If you properly sign, date and return a proxy card, but do not indicate how your shares of INAV Common Stock should be voted on any proposal, the shares of INAV Common Stock represented by your proxy will be voted as the INAV Board recommends with respect to such proposal.

If your shares are held in street name through a bank, broker or other nominee and you do not provide voting instructions to your bank, broker or other nominee, your shares of INAV Common Stock will NOT be voted at the INAV Special Meeting and may result in broker non-votes. Broker non-votes, if any, will have the same effect as votes “AGAINST” the Merger Proposal and the Charter Amendment Proposal. Broker non-votes will have no effect on the Adjournment Proposal.

Q:	What if I abstain or fail to vote?

A:

An abstention occurs when an INAV stockholder returns a proxy with an “abstain” instruction or attends the INAV Special Meeting via live webcast and abstains from voting. Abstentions, if any, will have the same effect as votes “AGAINST” the Merger Proposal and the Charter Amendment Proposal. Abstentions will have no effect on the Adjournment Proposal.

Q:	Who will be the chair of the INAV Special Meeting?

A:	The chair of the INAV Special Meeting will be the Chairman of the INAV Board or the Chief Financial Officer of INAV.

Q:	May I revoke my proxy or change my vote after I have delivered my proxy?

A:

Yes. You may revoke your proxy or change your vote at any time before your proxy is voted at the INAV Special Meeting. For information on how to revoke your proxy or change your vote, see “The INAV Special Meeting—Revocation of Proxies or Voting Instructions” on page 157.

Q:	Why did I receive more than one set of voting materials for the INAV Special Meeting?

A:

You may receive more than one set of voting materials for the INAV Special Meeting, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares of INAV Common Stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold your shares of INAV Common Stock. If you are a holder of record and your shares of INAV Common Stock are registered in more than one name, you may receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or, if available, please submit your proxy by telephone or over the Internet.

Q:	Will a proxy solicitor be used?

A:

Yes. INAV has contracted with Mediant Communications Inc. to assist INAV in the distribution of proxy materials and the solicitation of proxies. INAV expects to pay the proxy solicitor fees of approximately $149,000 to solicit and distribute proxies, which includes estimated postage and other out-of-pocket expenses of approximately $90,000 plus other fees and expenses for other services related to this proxy solicitation, including, but not limited to, the review of proxy materials. INAV will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to INAV stockholders.

Q:	Who can answer my questions?

A:

If you have any questions about the Merger or how to submit your proxy, or need additional copies of this proxy statement/prospectus, the enclosed proxy card or voting instructions, you should contact the proxy solicitor for INAV:

Mediant Communications Inc.

PO Box 8035

Cary, NC 27512

(844) 280-5347

SUMMARY

The following summary highlights some of the information contained in this proxy statement/prospectus. This summary may not contain all of the information that is important to you. For a more complete description of the Merger Agreement, Merger and the INAV Charter Amendment, INAV and CMFT encourage you to read carefully this entire proxy statement/prospectus, including the attached Annexes and the other documents to which we have referred you because this section does not provide all the information that might be important to you with respect to the Merger. See also the section entitled “Where You Can Find More Information” on page 268. We have included page references to direct you to a more complete description of the topics presented in this summary.

The Parties to the Merger

CIM Real Estate Finance Trust, Inc. and its Subsidiaries (See page 84)

CMFT is a public, non-traded REIT that was formed as a Maryland corporation on July 27, 2010, and elected to be taxed as a REIT for U.S. federal income tax purposes for the year ended December 31, 2012, and each year thereafter.

CMFT owns and operates a diversified portfolio of core commercial real estate assets primarily consisting of net leased properties located throughout the United States and commercial mortgage loans and other credit investments in which CMFT’s sponsor and its affiliates have expertise. As of June 30, 2021, CMFT owned 469 properties, comprising 18.6 million rentable square feet of commercial space located in 41 states, and CMFT’s loan portfolio consisted of 247 loans with a net book value of $1.3 billion, and investments in three real estate-related securities with a net book value of $42.1 million. Substantially all of CMFT’s business is conducted through its operating partnership, CMFT OP, of which CMFT is the sole general partner and owns, directly or indirectly, 100% of the partnership interests, and its subsidiaries. CMFT is externally managed by CMFT Management. CMFT has no paid employees and relies upon CMFT Management and its affiliates to provide substantially all of its day-to-day management. CMFT Management is an affiliate of CIM, a community-focused real estate and infrastructure owner, operator, developer and lender with multi-disciplinary expertise, including acquisitions, management, development, leasing, research and capital markets. CIM is headquartered in Los Angeles, California and has offices in Oakland, California; Bethesda, Maryland; Dallas, Texas; New York, New York; Chicago, Illinois; Phoenix, Arizona; Orlando, Florida; Tokyo, Japan; and Atlanta, Georgia. CCO Group owns and controls CMFT Management and INAV Management and is the indirect owner of CCO Capital, CMFT and INAV’s dealer manager, and CREI Advisors, LLC (“CREI Advisors”), CMFT and INAV’s property manager. CCO Group serves as CMFT’s sponsor and as sponsor to INAV. The principal executive offices of CMFT are located at 2398 East Camelback Road, 4th Floor, Phoenix, Arizona 85016 and its telephone number is (602) 778-8700.

Cypress Merger Sub, LLC (See page 109)

Merger Sub is a Maryland limited liability company and a wholly owned subsidiary of CMFT formed solely for the purpose of entering into the Merger Agreement and effecting the Merger. Upon completion of the Merger, INAV will be merged with and into Merger Sub, with Merger Sub continuing as the surviving entity and a wholly owned subsidiary of CMFT. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement.

CIM Income NAV, Inc. (See page 109)

INAV is a public, non-traded REIT that was formed as a Maryland corporation on July 27, 2010, that elected to be taxed as a REIT for U.S. federal income tax purposes for the year ended December 31, 2012, and each year thereafter.

INAV owns and operates a diverse portfolio primarily consisting of retail, office and industrial properties that are leased to creditworthy tenants under long-term net leases, and are strategically located throughout the United States. As of June 30, 2021, INAV owned 121 commercial properties, including two properties owned through a consolidated joint venture arrangement, comprised of 5.2 million rentable square feet of commercial space located in 33 states, and which was 98.6% leased, including month-to-month arrangements, if any. Substantially all of INAV’s business is conducted through its operating partnership, INAV OP, of which INAV is the sole general partner and owns, directly or indirectly, 100% of the partnership interests. INAV is externally managed by INAV Management. INAV has no paid employees and relies upon INAV Management and its affiliates to provide substantially all of its day-to-day management. INAV Management is an affiliate of CIM. The principal executive offices of INAV are located at 2398 East Camelback Road, 4th Floor, Phoenix, Arizona 85016 and its telephone number is (602) 778-8700.

The Combined Company (See page 145)

References to the “Combined Company” are to CMFT after the effective time of the Merger.

The Combined Company will be named “CIM Real Estate Finance Trust, Inc.” and will continue to be a Maryland corporation with principal executive offices at 2398 East Camelback Road, 4th Floor, Phoenix, Arizona 85016, and a telephone number of (602) 778-8700.

The business of the Combined Company will be operated through CMFT OP and its subsidiaries. CMFT will continue to have the full, exclusive and complete responsibility for and discretion in the day-to-day management and control of CMFT OP.

The Combined Company after the completion of the Merger is expected to have a total asset value of approximately $5.9 billion, consisting of 590 properties in 46 states (based on data as of June 30, 2021).

The Merger

The Merger Agreement (See page 219)

On September 21, 2021, INAV, CMFT and Merger Sub entered into the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus, and incorporated herein by reference. INAV and CMFT encourage you to carefully read the Merger Agreement in its entirety because it is the principal document governing the Merger and the other transactions contemplated by the Merger Agreement.

The Merger Agreement provides that the closing of the Merger will take place at 10:00 a.m. New York City Time no later than the third (3rd) business day following the date on which all conditions to closing of the Merger have been satisfied or waived (or, if such date is in a period during which the appointed transfer agent has indicated it is unable to complete the exchange, the first business day thereafter on which the transfer agent agrees to effect the exchange), or at such other place and date as may be agreed to in writing by INAV and CMFT.

The Merger (See page 161)

Subject to the terms and conditions of the Merger Agreement, at the completion of the Merger, INAV will merge with and into Merger Sub, with Merger Sub surviving the Merger as the surviving entity, such that following the Merger, the surviving entity will continue as a wholly owned subsidiary of CMFT. The Merger is intended to qualify as a “reorganization” under, and within the meaning of, Section 368(a) of the Code.

The Merger Consideration (See page 219)

At the effective time of the Merger and by virtue of the Merger, (a) each share of INAV Class D Common Stock, or fraction thereof, issued and outstanding immediately prior to the effective time of the Merger

(other than Excluded Shares) will be cancelled and converted into the right to receive 2.574 shares of CMFT Common Stock, (b) each share of INAV Class T Common Stock, or fraction thereof, issued and outstanding immediately prior to the effective time of the Merger (other than Excluded Shares) will be cancelled and converted into the right to receive 2.510 shares of CMFT Common Stock, (c) each share of INAV Class S Common Stock, or fraction thereof, issued and outstanding immediately prior to the effective time of the Merger (other than Excluded Shares) will be cancelled and converted into the right to receive 2.508 shares of CMFT Common Stock, and (d) each share of INAV Class I Common Stock, or fraction thereof, issued and outstanding immediately prior to the effective time of the Merger (other than Excluded Shares) will be cancelled and converted into the right to receive 2.622 shares of CMFT Common Stock, subject to the treatment of fractional shares in accordance with the Merger Agreement (collectively, the “Merger Consideration”). At the effective time of the Merger and by virtue of the Merger, each issued and outstanding share of INAV Class D Common Stock granted under the INAV Equity Plan, whether vested or unvested, will be cancelled in exchange for the Merger Consideration.

Upon completion of the Merger, based on the number of shares of CMFT Common Stock and INAV Common Stock outstanding on November 1, 2021, continuing CMFT stockholders will own approximately 82.9% of the issued and outstanding shares of the common stock of the Combined Company and former INAV stockholders will own approximately 17.1% of the issued and outstanding shares of common stock of the Combined Company.

Reasons for the Merger (See page 171)

In evaluating the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the INAV Board considered the recommendation of the INAV Special Committee. The INAV Special Committee, prior to making its unanimous recommendation, consulted with its independent legal and financial advisors. In reaching their respective determinations, the INAV Board and the INAV Special Committee considered a number of factors, including the factors that the INAV Board and the INAV Special Committee viewed as supporting their respective decisions with respect to the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. The INAV Board and the INAV Special Committee also considered a variety of risks and other potentially negative factors in considering the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

For a discussion of certain material factors considered by the INAV Special Committee and the INAV Board in reaching their decisions to approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, see the section “The Merger—Recommendation of the INAV Board and Its Reasons for the Merger” in this proxy statement/prospectus.

Recommendation of the INAV Board (See page 171)

On September 21, 2021, after careful consideration, members of the INAV Board, based on the unanimous recommendation of the INAV Special Committee, (i) determined that the Merger, the INAV Charter Amendment and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of INAV and, with respect to the Merger Agreement and the Merger, are fair and reasonable to INAV and on terms and conditions no less favorable to INAV than those available from third parties, and (ii) approved the Merger Agreement, the Merger, the INAV Charter Amendment and the other transactions contemplated by the Merger Agreement. Certain factors considered by the INAV Board in reaching its decision to approve the Merger Agreement, the Merger, the INAV Charter Amendment and the other transactions contemplated by the Merger Agreement can be found in the section entitled “The Merger—Recommendation of the INAV Board and Its Reasons for the Merger” beginning on page 171.

The INAV Board recommends that INAV stockholders vote (i) FOR the Merger Proposal, (ii) FOR the Charter Amendment Proposal and (iii) FOR the Adjournment Proposal.

Summary of Risk Factors (See page 28)

You should consider carefully the risk factors described below together with all of the other information included in this proxy statement/prospectus before deciding how to vote. These risks are further described under the section “Risk Factors.” Certain of the risks related to the Merger, the Combined Company following the Merger and investing in CMFT stock, include, among others, the following:

Risks Related to the Merger

•

The applicable Exchange Ratio payable in connection with the Merger is fixed and will not be adjusted in the event of any change in the relative values of INAV or CMFT between the date the Merger Agreement was signed and the closing date of the Merger.

•

Completion of the Merger is subject to many conditions and if these conditions are not satisfied or waived, the Merger will not be completed, which could result in the expenditure of significant unrecoverable transaction costs.

•	Failure to complete the Merger could negatively impact the future business and financial results of INAV.

•

The pendency of the Merger, including as a result of the restrictions on the operation of INAV’s and CMFT’s businesses during the period between signing the Merger Agreement and the completion of the Merger, could adversely affect the business and operations of INAV, CMFT or both.

•	Some of the directors and executive officers of INAV have interests in seeing the Merger completed that are different from, or in addition to, those of INAV stockholders.

•	The Merger will result in changes to the board of directors of the Combined Company.

•	INAV is seeking approval of its stockholders of the INAV Charter Amendment, which would remove substantive and procedural protections relating to Roll-Up Transactions such as the Merger.

•	The Merger and INAV Charter Amendment are each subject to approval by INAV stockholders.

•

The Merger Agreement and the INAV Advisory Agreement contain provisions that could discourage a potential competing acquiror of INAV or could result in a competing Acquisition Proposal (as defined under the heading “The Merger Agreement—Covenants and Agreements—Alternative Acquisition Proposals; Change in Recommendation”) being at a lower price than it might otherwise be.

•	INAV and CMFT each expect to incur substantial expenses related to the Merger.

•	The ownership position of INAV stockholders will be diluted by the Merger.

•	Litigation challenging the Merger may increase transaction costs and prevent the Merger from becoming effective within the expected timeframe.

•

If and when the Combined Company completes a liquidity event, the market value ascribed to the shares of common stock of the Combined Company upon the liquidity event may be significantly lower than the estimated NAV per share of CMFT Common Stock considered by the INAV Board in approving and recommending the Merger.

Risks Related to the Combined Company Following the Merger

•	The Combined Company will have substantial indebtedness upon completion of the Merger.

•

Following the Merger, distributions will be determined by the Combined Company’s board of directors, and no assurances can be made regarding the amount of distributions INAV stockholders will receive in the future.

•	In connection with the consummation of the Merger, the Combined Company may assume certain potential and unknown liabilities relating to INAV.

•

The historical and unaudited pro forma combined financial information included elsewhere in this proxy statement/prospectus may not be representative of the Combined Company’s results following the effective time of the Merger.

•

The Combined Company will continue to be externally managed pursuant to the CMFT Management Agreement and subject to various fees and expenses, including a termination fee which is not currently payable by INAV to INAV Management pursuant to the INAV Advisory Agreement.

•	The Combined Company may incur adverse tax consequences if, prior to the Merger, INAV fails to qualify as a REIT for U.S. federal income tax purposes.

•

In certain circumstances, even if the Combined Company qualifies as a REIT, it and its subsidiaries may be subject to certain U.S. federal, state, and other taxes, which would reduce the Combined Company’s cash available for distribution to its stockholders.

Risks Related to an Investment in CMFT Common Stock

•

CMFT has not identified all of the credit investments, properties or other real estate-related assets CMFT intends to purchase. For this and other reasons, an investment in CMFT Common Stock is speculative.

•

There is currently no public trading market for CMFT Common Stock, and there may never be one because there is no guarantee shares of CMFT Common Stock will be listed on an exchange in the foreseeable future, if ever, and CMFT is not required to provide for a liquidity event.

•

The estimated NAV per share of CMFT Common Stock is an estimate as of a given point in time and likely will not represent the amount of net proceeds that would result if CMFT were liquidated or dissolved or completed a merger or other sale.

•	CMFT may be unable to pay or maintain cash distributions or increase distributions over time.

•	CMFT operates in a highly competitive market for lending and investment opportunities, which may limit its ability to originate or acquire desirable loans and investments in its target assets.

•	Commercial real estate-related investments that are secured, directly or indirectly, by real property are subject to delinquency, foreclosure and loss, which could result in losses to CMFT.

•

Adverse economic, regulatory and geographic conditions that have an impact on the real estate market in general may prevent CMFT from being profitable or from realizing growth in the value of CMFT’s real estate properties, and could have a significant negative impact on CMFT.

•	CMFT has assumed, and in the future may assume, liabilities in connection with CMFT’s property acquisitions, including unknown liabilities.

•

CMFT is dependent on single-tenant leases for a substantial portion of CMFT’s revenue and, accordingly, if CMFT is unable to renew leases, lease vacant space, including vacant space resulting from tenant defaults, or re-lease space as leases expire on favorable terms or at all, CMFT’s financial condition could be adversely affected.

•

Pandemics or other health crises, such as the outbreak of COVID-19, may adversely affect CMFT’s business and/or operations, its tenants’ financial condition and the profitability of CMFT’s retail properties.

The INAV Special Meeting (See page 154)

The INAV Special Meeting will be a virtual meeting conducted exclusively via live webcast at www.proxydocs.com/INAV, commencing at 11:30 a.m. Pacific Time on December 14, 2021.

At the INAV Special Meeting, INAV stockholders will be asked to consider and vote upon the following matters:

(1)	the Merger Proposal;

(2)	the Charter Amendment Proposal; and

(3)	the Adjournment Proposal, if necessary or appropriate as determined by the chair of the INAV Special Meeting.

Approval of each of the Merger Proposal and the Charter Amendment Proposal requires the affirmative vote of a majority of all of the votes entitled to be cast on each proposal.

Approval of the Adjournment Proposal requires the affirmative vote of a majority of all of the votes cast on such proposal.

Your vote as an INAV stockholder is very important regardless of how many shares of INAV Common Stock you own. Accordingly, please sign and return the enclosed proxy card whether or not you plan to attend the INAV Special Meeting online via the live webcast.

All holders of INAV Common Stock of record as of the close of business on November 1, 2021, the record date for the INAV Special Meeting, are entitled to receive notice of and to vote at the INAV Special Meeting and at any adjournment or postponement thereof.

Opinion of the INAV Special Committee’s Financial Advisor

The INAV Special Committee retained JLL to act as its financial advisor in connection with the transactions contemplated by the Merger Agreement. On September 21, 2021, JLL orally rendered its opinion, which was subsequently confirmed in writing by delivery of JLL’s written opinion addressed to the INAV Special Committee, dated September 21, 2021, that, as of such date, and based upon and subject to the assumptions and other relevant matters considered therein, the Exchange Ratio provided for in the Merger pursuant to the Merger Agreement with respect to each class of INAV Common Stock is fair, from a financial point of view, to the holders of such class of INAV Common Stock (other than CMFT, Merger Sub and their respective affiliates).

JLL’s opinion was directed to the INAV Special Committee (in its capacity as such) and only addressed the fairness, from a financial point of view, to the holders of each class of INAV Common Stock (other than CMFT, Merger Sub and their respective affiliates) of the Exchange Ratio applicable to such class provided for in the Merger pursuant to the Merger Agreement and did not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding. The summary of JLL’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of JLL’s written opinion, which is attached as Annex C to this proxy statement/prospectus and describes the procedures followed, assumptions made and qualifications and limitations on the review undertaken and other matters considered by JLL in connection with the preparation of its opinion. However, neither JLL’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to the INAV Special Committee, the INAV Board, any INAV stockholder or any other person as to how to act or vote with respect to any matter relating to the Merger.

See “The Merger—Opinion of the INAV Special Committee’s Financial Advisor” beginning on page 176.

Stock Ownership of Directors and Executive Officers of INAV (See page 137)

At the close of business on the INAV record date, the executive officers and directors of INAV and their affiliates collectively held 60,516 shares of INAV Common Stock, representing less than 1% of all the shares of INAV Common Stock outstanding and entitled to vote. See “Parties to the Merger—CIM Income NAV, Inc.” beginning on page 109.

Pursuant to the INAV Charter and in accordance with the Merger Agreement, INAV Management, directors of INAV and certain affiliates of such persons and INAV are not entitled to vote their shares of INAV Common Stock in respect of the Merger Proposal, and will not be considered in determining the number of shares entitled to vote on such proposal. See “The INAV Special Meeting—Voting by INAV Management, INAV Directors and Affiliates” beginning on page 154.

Directors and Management of the Combined Company (See page 145)

Following the Merger, the CMFT Board will take or cause to be taken such action as may be necessary, in each case, to cause one “Independent Director” (as defined in the INAV Charter) serving as a member of the INAV Board who does not otherwise serve on the CMFT Board to be elected to the CMFT Board effective as of the effective time of the Merger.

Following the Merger, the Combined Company will continue to be managed by CMFT Management and certain of its affiliates pursuant to various agreements, the material terms of which are summarized in “Parties to the Merger—CIM Real Estate Finance Trust, Inc.—Certain Transactions with Related Persons” beginning on page 102 of this proxy statement/prospectus.

Executive Officers of the Combined Company (See page 152)

Following the Merger, the existing executive officers of CMFT, Richard S. Ressler and Nathan D. DeBacker, will continue as the executive officers of the Combined Company.

Interests of INAV’s and CMFT’s Directors and Executive Officers in the Merger (Beginning on pages 188 and 189)

In addition to their interests in the Merger as stockholders, some of the INAV and CMFT directors and executive officers have interests in the Merger that differ from, or are in addition to, the interests of INAV stockholders. The INAV Special Committee and the INAV Board were each aware of these interests and considered them, among other things, in reaching its decision to approve the Merger, the Merger Agreement, and the other transactions contemplated by the Merger Agreement. These interests include, among other things:

•

the fact that certain of INAV’s independent directors hold restricted share awards issued pursuant to the INAV Equity Plan, and each share of INAV Common Stock underlying such awards will automatically be converted into the right to receive CMFT Common Stock pursuant to the applicable Exchange Ratio, subject to the treatment of fractional shares and deduction for withholding under applicable tax law in accordance with the Merger Agreement;

•

the fact that directors and executive officers of INAV will be indemnified by CMFT from and against, and entitled to receive advancement of costs and expenses in connection with, certain legal proceedings; and

•

the fact that CCO Group, the sponsor of both INAV and CMFT, which may be considered to be controlled by Messrs. Richard S. Ressler, the Chairman of the Board, Chief Executive Officer and President of each of CMFT and INAV, and Avraham Shemesh, a director on each of the CMFT Board and the INAV Board, will continue to receive fees in respect of management services provided to CMFT following the Merger;

For more information see “The Merger—Interests of INAV’s Directors and Executive Officers in the Merger” and “The Merger—Interests of CMFT’s Directors and Executive Officers in the Merger.”

No Rights of Dissenting Stockholders (See page 191)

Pursuant to the INAV Charter, no dissenters’ or appraisal rights or rights of objecting stockholders will be available with respect to the Merger.

Conditions to Completion of the Merger (Beginning on page 223)

As more fully described in this proxy statement/prospectus and the Merger Agreement, the obligation of each of INAV and CMFT to complete the Merger and the other transactions contemplated by the Merger Agreement is subject to the satisfaction or, to the extent permitted by law, waiver by the applicable party, at or prior to the effective time of the Merger, of a number of closing conditions. These conditions include, among other things:

•	all consents, authorizations, orders or approvals of each governmental authority necessary for the consummation of the Merger having been obtained;

•	approval of the Merger and the INAV Charter Amendment by INAV stockholders having been obtained, and the INAV Charter Amendment having become effective pursuant to the MGCL;

•	receipt of opinions of counsel concerning certain tax matters;

•

the absence of any judgment, injunction, order or decree issued by any governmental authority of competent jurisdiction prohibiting the consummation of the Merger, and the absence of any law enacted, entered, promulgated or enforced by any governmental authority after the date of the Merger Agreement prohibiting, restraining, enjoining or making illegal the consummation of the Merger or the other transactions contemplated by the Merger Agreement; and

•

the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, having been declared effective and there being no stop order suspending such effectiveness or proceedings for such purpose initiated by the SEC that have not been withdrawn.

Neither INAV nor CMFT can give any assurance as to when or if all of the conditions to the consummation of the Merger will be satisfied or waived or that the Merger will occur.

See “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 223 for more information.

Regulatory Approvals Required for the Merger (See page 190)

Other than compliance with applicable federal and state securities laws, INAV and CMFT are not aware of any material federal or state regulatory requirements that must be complied with, or regulatory approvals that must be obtained, in connection with the Merger or the other transactions contemplated by the Merger Agreement.

Alternative Acquisition Proposals; Change in Recommendation (Beginning on page 231)

Except as described below, the Merger Agreement provides that INAV may not, and will cause its subsidiaries and direct each of its and their respective directors, officers, affiliates and representatives not to, initiate, solicit, knowingly encourage or facilitate any inquiries, proposals or offers for, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any persons relating to any inquiry, proposal, offer or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal.

Notwithstanding the foregoing, at any time prior to obtaining the necessary approvals of INAV stockholders, INAV may, in response to an unsolicited bona fide written Acquisition Proposal and if and only to the extent that the INAV Special Committee has either determined that an Acquisition Proposal constitutes a Superior Proposal (as defined under the heading “The Merger Agreement—Covenants and Agreements—Alternative Acquisition Proposals; Change in Recommendation”) or determined in good faith after consultation with outside legal counsel and outside financial advisors that an Acquisition Proposal could reasonably be expected to lead to a Superior Proposal:

•

provide information in response to a request by a person who has made a written Acquisition Proposal that did not result from a breach by INAV of the non-solicitation provisions in the Merger Agreement; and

•	engage or participate in any discussions or negotiations with any person who has made such a written Acquisition Proposal.

At any time prior to obtaining the necessary approvals of INAV stockholders, INAV has the right, upon receipt of an unsolicited bona fide written Acquisition Proposal that constitutes a Superior Proposal that did not result from a material breach of the non-solicitation provisions of the Merger Agreement, to give notice of its intention to terminate the Merger Agreement to enter into an Alternative Acquisition Agreement for such Superior Proposal and/or effect an Adverse Recommendation Change (as such terms are defined under the heading “The Merger Agreement—Covenants and Agreements—Alternative Acquisition Proposals; Change in Recommendation”), subject to the following conditions:

•	the foregoing determination must have been upon the determination that failing to take such action would be inconsistent with the INAV directors’ duties or standard of conduct under Maryland law;

•

INAV must have notified CMFT in writing that the INAV Board intends to take such action at least four (4) business days in advance of effecting an Adverse Recommendation Change and/or entering into an Alternative Acquisition Agreement, which notice must specify the material terms of the Superior Proposal and attach the most current version of such proposal; and

•

during the four (4) business days after CMFT received such notice, INAV must have negotiated with CMFT in good faith (to the extent CMFT wished to negotiate) to make adjustments to the terms of the Merger Agreement so that the subject Superior Proposal no longer was a Superior Proposal.

For more information regarding the limitations on INAV, the INAV Board and the INAV Special Committee to consider other proposals, see “The Merger Agreement—Covenants and Agreements—Alternative Acquisition Proposals; Change in Recommendation” beginning on page  231.

Termination of the Merger Agreement (Beginning on page 236)

INAV (with the approval of the INAV Special Committee) and CMFT (with the approval of the CMFT Special Committee) may, by written consent, mutually agree to terminate the Merger Agreement before completing the Merger, even after obtaining the required approval of INAV stockholders.

The Merger Agreement may also be terminated prior to the effective time of the Merger by either INAV (with the approval of the INAV Special Committee) or CMFT (with the approval of the CMFT Special Committee) if any of the following occur, each subject to certain exceptions:

•	the Merger has not occurred on or before the Outside Date;

•

there is any final, non-appealable order issued by a governmental authority of competent jurisdiction that permanently restrains or otherwise prohibits the transactions contemplated by the Merger Agreement; or

•	if the approval of INAV stockholders of the Merger and INAV Charter Amendment has not been obtained at the INAV Special Meeting.

The Merger Agreement may also be terminated prior to the effective time of the Merger by CMFT (with the approval of the CMFT Special Committee) upon either of the following, each subject to certain exceptions:

•

if INAV breaches any of its representations or warranties or fails to perform its covenants or other agreements set forth in the Merger Agreement, which breach or failure to perform (A) would result in a failure of INAV to satisfy certain closing conditions, and (B) cannot be cured or, if curable, is not cured by INAV by the earlier of twenty (20) days following written notice of such breach or failure from CMFT to INAV and two (2) business days before the Outside Date; or

•

if, at any time prior to obtaining the necessary approvals of INAV stockholders, (A) the INAV Board has made an Adverse Recommendation Change, (B) a tender offer or exchange offer for any shares of INAV Common Stock that constitutes an Acquisition Proposal is commenced and the INAV Board fails to recommend against acceptance of such tender offer or exchange offer by INAV stockholders and to publicly reaffirm the INAV Board recommendation within ten (10) business days of being requested to do so by CMFT, or (C) if INAV has breached or failed to comply in any material respect with its obligations described in “The Merger Agreement—Covenants and Agreements—Alternative Acquisition Proposals; Change in Recommendation.”

The Merger Agreement may also be terminated prior to the effective time of the Merger by INAV (with the approval of the INAV Special Committee) upon any of the following, each subject to certain exceptions:

•

if CMFT or Merger Sub breaches any of its representations or warranties or fails to perform its covenants or other agreements set forth in the Merger Agreement, which breach or failure to perform (A) would result in a failure of CMFT to satisfy certain closing conditions, and (B) cannot be cured or, if curable, is not cured by CMFT by the earlier of twenty (20) days following written notice of such breach or failure from INAV to CMFT and two (2) business days before the Outside Date subject to certain exceptions; or

•

if, at any time prior to obtaining the necessary approvals of INAV stockholders, in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal (as such terms are defined under the heading “The Merger Agreement—Covenants and Agreements—Alternative Acquisition Proposals; Change in Recommendation”) in accordance with the Merger Agreement, so long as the termination payment described in “—The Merger Agreement—Termination of the Merger Agreement—Termination Payment and Expense Reimbursement” below is made in full to CMFT prior to or concurrently with such termination.

For more information regarding the rights of INAV and CMFT to terminate the Merger Agreement, see “The Merger Agreement—Termination of the Merger Agreement” beginning on page 236.

Termination Payment and Expense Reimbursement (See page 238)

Upon termination of the Merger Agreement in certain circumstances, the Merger Agreement provides for the payment of a termination payment to CMFT by INAV of either $6,720,000 or $14,780,000, depending upon the date of such termination and certain other factors, and for INAV to reimburse CMFT up to $2,675,000 for CMFT’s transaction expenses. Furthermore, in the event INAV exercises its right to terminate in connection with certain breaches of the Merger Agreement by CMFT, CMFT will reimburse INAV up to $2,675,000 for INAV’s transaction expenses. In addition, in the event the Merger Agreement is terminated for any reason, the Termination Agreement will automatically terminate and the INAV Advisory Agreement will remain in full force and effect (including all fees and obligations set forth therein).

See “The Merger Agreement—Termination of the Merger Agreement—Termination Payment and Expense Reimbursement” beginning on page 238 for more information on the amounts that could be payable by INAV to CMFT in the event of a termination of the Merger Agreement.

Material U.S. Federal Income Tax Consequences of the Merger (Beginning on page 192)

INAV and CMFT intend that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The closing of the Merger is conditioned on the receipt by each of CMFT and INAV of an opinion of counsel to that effect. Assuming that the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, a holder of shares of INAV Common Stock generally will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of CMFT Common Stock in exchange for shares of INAV Common Stock in connection with the Merger.

For further discussion of certain U.S. federal income tax consequences of the Merger and the ownership and disposition of CMFT Common Stock, see “Material U.S. Federal Income Tax Considerations” beginning on page 192. INAV stockholders should consult their tax advisors to determine the tax consequences to them (including the application and effect of any state, local or non-U.S. income and other tax laws) of the Merger and the ownership and disposition of CMFT Common Stock.

Accounting Treatment of the Merger (See page 190)

CMFT prepares its financial statements in accordance with U.S. generally accepted accounting principles, which we refer to herein as “GAAP.” The Merger will be treated as an asset acquisition under GAAP. See “The Merger—Accounting Treatment” on page 190 for more information.

Comparison of Rights of INAV Stockholders and CMFT Stockholders (Beginning on page 258)

At the effective time of the Merger, INAV stockholders will become CMFT stockholders and, accordingly, their rights will be governed by the CMFT Charter and CMFT Bylaws and the laws of the State of Maryland. The CMFT Charter and CMFT Bylaws contain certain provisions that are different from the INAV Charter and INAV Bylaws.

For a summary of certain differences between the rights of INAV stockholders and CMFT stockholders, see “Comparison of Rights of INAV Stockholders and CMFT Stockholders” beginning on page 258.

Selected Historical Financial Information of INAV

Presented below is the selected historical consolidated financial data of INAV as of and for the periods indicated. The selected historical consolidated financial data of INAV for each of the years during the five-year period ended December 31, 2020 has been derived from INAV’s historical audited consolidated financial statements for such periods. The selected historical financial information for the six months ended June 30, 2021 has been derived from INAV’s unaudited consolidated financial statements for such period.

You should read this selected historical financial information together with the financial statements and accompanying notes included in this proxy statement/prospectus beginning on page F-133 and INAV management’s discussion and analysis of operations and financial condition, attached as Annex D to this proxy statement/prospectus.

(in thousands, except share data and per share amounts)	As of and for the Six Months Ended June 30,	As of and for the Year Ended December 31,
	2021	2020	2019	2018	2017	2016
Balance Sheet Data:
Total real estate assets, net	$742,843	$776,582	$833,361	$861,423	$671,426	$436,774
Cash and cash equivalents	$10,763	$8,805	$5,111	$3,644	$2,923	$4,671
Total assets	$834,646	$866,219	$869,137	$885,857	$699,463	$453,572
Credit facility and notes payable, net	$440,357	$449,378	$348,939	$354,254	$274,830	$159,143
Total liabilities	$481,735	$497,905	$393,108	$396,865	$316,993	$185,486
Redeemable common stock	$9,765	$10,040	$59,263	$58,902	$47,024	$32,076
Total stockholders’ equity	$342,450	$357,567	$416,027	$429,324	$334,674	$235,224
Operating Data:
Total revenues	$36,507	$72,941	$77,812	$70,912	$48,146	$27,311
Total operating expenses	$25,410	$64,792	$58,897	$52,230	$37,508	$23,233
Gain on disposition of real estate, net	$1,177	$627	$10,213	$1,019	$—	$—
Operating income	$12,274	$8,776	$29,128	$19,701	$10,638	$4,078
Net income (loss) attributable to the Company	$5,492	$(11,043)	$14,750	$5,158	$312	$(1,292)
Cash Flow Data:
Cash flows provided by operating activities	$17,964	$31,973	$32,546	$32,836	$19,311	$8,293
Cash flows provided by (used in) investing activities	$22,041	$(35,730)	$(3,469)	$(206,856)	$(253,937)	$(187,140)
Cash flows (used in) provided by financing activities	$(38,087)	$7,259	$(27,809)	$175,546	$232,279	$169,160
Per Common Share Data:
Class D Common Stock:
Net income (loss) attributable to the Company	$2,866	$(5,586)	$8,304	$3,165	$242	$(952)
Basic and diluted weighted average number of common shares outstanding	15,160,851	16,308,451	18,763,418	17,606,217	14,374,833	9,986,524
Basic and diluted net income (loss) per common share	$0.19	$(0.34)	$0.44	$0.18	$0.02	$(0.10)
Distributions declared per common share	$0.47	$0.95	$0.98	$0.98	$0.98	$0.98
Class T Common Stock:
Net income (loss) attributable to the Company	$2,416	$(5,142)	$5,933	$1,794	$45	$(276)
Basic and diluted weighted average number of common shares outstanding	13,718,703	14,155,490	13,983,267	10,769,145	6,590,846	2,713,815
Basic and diluted net income (loss) per common share	$0.18	$(0.36)	$0.42	$0.17	$0.01	$(0.10)
Distributions declared per common share	$0.47	$0.95	$0.98	$0.98	$0.98	$0.98
Class S Common Stock:
Net income (loss) attributable to the Company (1)	$2	$(3)	$1	$—	$—	$—
Basic and diluted weighted average number of common shares outstanding(1)	7,558	7,225	1,444	—	—	—
Basic and diluted net income (loss) per common share(1)	$0.25	$(0.47)	$0.84	$—	$—	$—
Distributions declared per common share(1)	$0.47	$0.95	$0.22	$—	$—	$—

(in thousands, except share data and per share amounts)	As of and for the Six Months Ended June 30,	As of and for the Year Ended December 31,
	2021	2020	2019	2018	2017	2016
Class I Common Stock:
Net income (loss) attributable to the Company	$208	$(312)	$512	$199	$25	$(64)
Basic and diluted weighted average number of common shares outstanding	1,050,298	986,387	1,122,442	1,040,969	936,555	718,206
Basic and diluted net income (loss) per common share	$0.20	$(0.32)	$0.46	$0.19	$0.03	$(0.09)
Distributions declared per common share	$0.47	$0.95	$0.98	$0.98	$0.98	$0.98

(1)	INAV did not issue any INAV Class S Common Stock prior to October 10, 2019.

Selected Historical Financial Information of CMFT

Presented below is the selected historical consolidated financial data of CMFT as of and for the periods indicated. The selected historical consolidated financial data of CMFT for each of the years during the five-year period ended December 31, 2020 has been derived from CMFT’s historical audited consolidated financial statements for such periods. The selected historical financial information for the six months ended June 30, 2021, has been derived from CMFT’s unaudited consolidated financial statements for such period.

You should read this selected historical financial information together with the financial statements and accompanying notes included in this proxy statement/prospectus beginning on page F-13 and CMFT management’s discussion and analysis of operations and financial condition, attached as Annex E to this proxy statement/prospectus.

(in thousands, except share data and per share amounts)	As of and for the Six Months Ended June 30,	As of and for the Year Ended December 31,
	2021	2020	2019	2018	2017	2016
Balance Sheet Data:
Total real estate assets, net	$3,202,699	$3,308,105	$2,469,335	$4,401,153	$4,627,546	$4,534,010
Real estate-related securities	$42,071	$38,194	$—	$—	$—	$—
Loans held-for-investment and related receivables, net	$1,343,236	$892,266	$301,630	$89,762	$—	$—
Cash and cash equivalents	$141,299	$121,385	$466,024	$10,533	$4,745	$9,754
Assets held for sale	$6,124	$3,518	$351,897	$6,780	$—	$—
Total assets	$4,849,162	$4,459,609	$3,668,623	$4,617,371	$4,728,689	$4,624,335
Credit facilities, notes payable and repurchase facilities, net	$2,540,809	$2,144,993	$1,604,860	$2,516,914	$2,471,763	$2,246,259
Intangible lease liabilities, net	$27,578	$32,718	$20,523	$36,418	$45,572	$49,075
Total liabilities	$2,650,129	$2,261,183	$1,697,837	$2,616,274	$2,572,024	$2,375,566
Redeemable common stock	$173,628	$—	$180,838	$184,247	$186,453	$188,938
Total stockholders’ equity	$2,025,405	$2,198,426	$1,789,948	$1,816,850	$1,970,212	$2,077,831

(in thousands, except share data and per share amounts)	As of and for the Six Months Ended June 30,	As of and for the Year Ended December 31,
	2021	2020	2019	2018	2017	2016
Operating Data:
Total revenues	$180,645	$290,923	$413,356	$431,276	$424,095	$407,451
Total operating expenses	$134,120	$278,189	$304,810	$302,246	$270,900	$258,267
Gain on disposition of real estate, net	$46,469	$27,518	$180,666	$6,299	$17,044	$2,907
Operating income	$92,994	$45,439	$289,212	$135,329	$170,239	$152,091
Net income (loss) attributable to the Company	$55,034	$(23,518)	$182,899	$37,278	$79,420	$71,842
Cash Flow Data:
Net cash provided by operating activities	$65,347	$106,361	$188,575	$205,835	$198,925	$192,296
Net cash (used in) provided by investing activities	$(247,855)	$(466,140)	$1,175,295	$(43,892)	$(223,386)	$(187,746)
Net cash provided by (used in) financing activities	$228,317	$14,832	$(910,189)	$(156,112)	$20,510	$(21,346)
Per Share Data:
Net income (loss)—basic and diluted	$0.15	$(0.08)	$0.59	$0.12	$0.25	$0.23
Distributions declared per common share	$0.18	$0.38	$0.625	$0.625	$0.625	$0.625
Weighted average shares outstanding—basic and diluted	362,226,607	311,808,605	311,302,909	311,478,665	311,677,149	311,863,844

Selected Unaudited Pro Forma Condensed Combined Financial Information of the Combined Company

The following tables set forth selected unaudited pro forma condensed combined financial information of the Combined Company after giving effect to the Merger. The unaudited pro forma condensed combined statements of income of the Combined Company for the six months ended June 30, 2021 and the year ended December 31, 2020 give effect to the Merger as if it had occurred on January 1, 2020, the beginning of the earliest period presented. The unaudited pro forma condensed combined balance sheet of the Combined Company as of June 30, 2021 gives effect to the Merger as if it had occurred on June 30, 2021.

The unaudited pro forma condensed combined financial information of the Combined Company was prepared using the asset acquisition method of accounting, with CMFT considered the accounting acquiror of INAV. Under the asset acquisition method of accounting, the purchase price is allocated to the underlying INAV tangible and intangible assets acquired and liabilities assumed based on their respective fair values. The unaudited pro forma combined financial information of the Combined Company is presented for illustrative purposes only and does not purport to be indicative of the results that would actually have occurred if the Merger had occurred as presented in such statements or that may be obtained in the future. Additionally, the unaudited pro forma condensed combined financial information contains estimated adjustments, based upon available information and certain assumptions that we believe are reasonable under the circumstances. Future results may vary significantly from the results reflected in such statements.

The unaudited pro forma condensed combined financial information should be read in conjunction with (i) the more detailed unaudited pro forma condensed combined financial information of the Combined Company and the accompanying notes included in this proxy statement/prospectus beginning on page F-3 and (ii) the historical financial statements and accompanying notes of INAV and CMFT included in this proxy statement/prospectus beginning on page F-133 and F-13, respectively.

	As of June 30, 2021
	CMFT As Reported	INAV As Reported	Transaction Accounting Adjustments	Combined Company Pro—Forma
(in thousands)
Balance Sheet Data:
Total real estate assets, net	$3,202,699	$742,843	$171,271	$4,116,813
Total assets	$4,849,162	$834,646	$161,184	$5,844,992
Credit facilities, notes payable and repurchase facilities, net	$2,540,809	$440,357	$444	$2,981,610
Total liabilities	$2,650,129	$481,735	$(16,205)	$3,115,659
Total stockholders’ equity	$2,025,405	$342,450	$177,389	$2,545,244

	For the Six Months Ended June 30, 2021
	CMFT As Reported	INAV As Reported	Transaction Accounting Adjustments	Combined Company Pro—Forma
(in thousands)
Operating Data:
Total revenues	$180,645	$36,507	$618	$217,770
Operating income	$92,994	$12,274	$(3,480)	$101,788
Total other expense	$(37,960)	$(6,765)	$617	$(44,108)
Net income	$55,034	$5,509	$(2,863)	$57,680

	For the Year Ended December 31, 2020
	CMFT As Reported	INAV As Reported	Transaction Accounting Adjustments	Combined Company Pro—Forma
(in thousands)
Operating Data:
Total revenues	$290,923	$72,941	$515	$364,379
Operating income	$45,439	$8,776	$(12,574)	$41,641
Total other expense	$(68,957)	$(19,787)	$1,259	$(87,485)
Net loss	$(23,518)	$(11,011)	$(11,315)	$(45,844)

Unaudited Comparative Per Share Information

The following table sets forth for the year ended December 31, 2020 and the six months ended June 30, 2021, selected per share information for INAV Common Stock and CMFT Common Stock on a historical basis and for the Combined Company on a pro forma basis after giving effect to the Merger, accounted for as an asset acquisition. The information in the table is unaudited. You should read the tables below together with the historical financial statements and accompanying notes of INAV and CMFT included in this proxy statement/prospectus beginning on page F-133 and F-13, respectively.

The pro forma Combined Company net income (loss) per share for the six months ended June 30, 2021 and the year ended December 31, 2020 includes the combined net income (loss) per share of INAV Common Stock and CMFT Common Stock on a pro forma basis as if the Merger was consummated on January 1, 2020 and, with respect to net book value per share of INAV Common Stock and CMFT Common Stock, on June 30, 2021.

The CMFT pro forma combined per share data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transaction had been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results or financial position. The merger transaction adjustments are estimates based upon information and assumptions available at the time of the filing of this proxy statement/prospectus.

	CMFT As Reported	INAV As Reported	Combined Company Pro—Forma
As of June 30, 2021
Net tangible book value per common share	$7.20	$16.53	$7.08
For the Six Months Ended June 30, 2021
Net income per common share attributable to common stockholders—basic and diluted	$0.15	$0.18	$0.13
Distributions declared per common share	$0.18	$0.47	$0.18
For the Year Ended December 31, 2020
Net loss per common share attributable to common stockholders—basic and diluted	$(0.08)	$(0.35)	$(0.12)
Distributions declared per common share	$0.38	$0.95	$0.38

Comparative Market Price Information

Neither INAV Common Stock nor CMFT Common Stock is listed on an exchange and there is no established public trading market for shares of INAV Common Stock or CMFT Common Stock.

Historical Distributions

INAV’s Distribution Data

Prior to April 1, 2020, on a quarterly basis, the INAV Board authorized a daily distribution for the succeeding quarter. The INAV Board authorized the following daily distribution amounts per share for the periods indicated below:

Period Commencing	Period Ending	Daily Distribution Amount (1)
December 8, 2011	December 31, 2011	$0.002260274
January 1, 2012	September 30, 2012	$0.002254099
October 1, 2012	December 31, 2012	$0.002383836
January 1, 2013	September 30, 2013	$0.002429042
October 1, 2013	March 31, 2014	$0.002563727
April 1, 2014	March 31, 2020	$0.002678083

(1)

The daily distribution amount for each class of outstanding common stock is adjusted based on the relative NAV of the various classes each day so that, from day to day, distributions constitute a uniform percentage of the NAV per share of all classes. As a result, from day to day, the per share daily distribution for each outstanding class of common stock may be higher or lower than the daily distribution amount authorized by the INAV Board based on the relative NAV of each class of common stock on that day.

On April 20, 2020, the INAV Board decided to make a determination as to the amount and timing of distributions on a monthly, instead of a quarterly, basis until such time that INAV had greater visibility into the impact that the COVID-19 pandemic would have on INAV’s tenants’ ability to continue to pay rent on their leases on a timely basis or at all, the degree to which federal, state or local governmental authorities grant rent relief or other relief or amnesty programs applicable to INAV’s tenants, INAV’s ability to access the capital markets, and on the United States and worldwide financial markets and economy. On March 25, 2021, the INAV Board resumed declaring distributions on a quarterly basis.

Record Date	Monthly Distribution Amount (1)
April 30, 2020	$0.0400
May 31, 2020	$0.0400
June 30, 2020	$0.0777
July 30, 2020	$0.0777
August 28, 2020	$0.0777
September 29, 2020	$0.0777
October 29, 2020	$0.0777
November 27, 2020	$0.0777
December 30, 2020	$0.0777
January 28, 2021	$0.0777
February 25, 2021	$0.0777
March 29, 2021	$0.0777
April 29, 2021	$0.0777
May 28, 2021	$0.0777
June 29, 2021	$0.0777
July 29, 2021	$0.0777
August 30, 2021	$0.0777
September 29, 2021	$0.0777
October 28, 2021	$0.0777
November 29, 2021	$0.0777
December 30, 2021	$0.0777

(1)

The distribution amount for each class of outstanding common stock is adjusted based on the relative NAV of the various classes so that distributions constitute a uniform percentage of the NAV per share of all classes for stockholders of record as of the last business day of the month for which the distribution rate applies.

On July 23, 2020, the INAV Board authorized a year-end distribution (the “Year-End Distribution”) of $0.0839 per share of INAV Class D Common Stock, INAV Class T Common Stock, INAV Class S Common Stock and INAV Class I Common Stock, which amount would be adjusted based on the relative NAV of the INAV Class D Common Stock, INAV Class T Common Stock, INAV Class S Common Stock and INAV Class I Common Stock so that distributions constitute a uniform percentage of the NAV per share of all classes. The Year-End Distribution is payable to INAV stockholders of record as of the close of business on December 30, 2020 and was paid in January 2021 upon a determination by INAV’s chief financial officer that as of the payment date of the Year-End Distribution, INAV was able to pay its debts as they become due in the usual course of business and INAV’s assets were not less than the sum of its total liabilities. The Year-End Distribution was paid in cash or reinvested in shares of INAV Common Stock for stockholders participating in INAV’s distribution reinvestment plan. The Year-End Distribution was paid in addition to the distribution authorized by the INAV Board for the month of December 2020.

The following table presents INAV distributions and sources of distributions for the periods indicated below (dollar amounts in thousands):

	Six Months Ended June 30,
	2021		2020
	Amount	Percent	Amount	Percent
Distributions paid in cash	$9,245	56%	$6,899	51%
Distributions reinvested	7,305	44%	6,565	49%

Total distributions	$16,550	100%	$13,464	100%

Sources of distributions:
Net cash provided by operating activities (1)	$16,550	100%	$13,464	100%

Total sources	$16,550	100%	$13,464	100%

(1)	Net cash provided by operating activities for the six months ended June 30, 2021 and 2020 was $18.0 million and $14.5 million, respectively.

CMFT’s Distribution Data

Prior to April 1, 2020, the CMFT Board historically authorized distributions to its stockholders on a quarterly basis that accrued daily to CMFT stockholders of record as of the close of business on each day and were payable in cumulative amounts monthly in arrears. The CMFT Board authorized the following daily distribution amounts per share for the periods indicated below:

Period Commencing	Period Ending	Daily Distribution Amount
April 14, 2012	December 31, 2012	$0.001707848
January 1, 2013	December 31, 2015	$0.001712523
January 1, 2016	December 31, 2016	$0.001706776
January 1, 2017	December 31, 2019	$0.001711452
January 1, 2020	March 31, 2020	$0.001706776

Given the impact of the COVID-19 pandemic, the CMFT Board has decided to make a determination as to the amount and timing of distributions on a monthly, instead of quarterly, basis until such time that the CMFT Board has greater visibility into the impact that the COVID-19 pandemic will have on CMFT’s tenants’ ability to continue to pay rent on their leases on a timely basis or at all, the degree to which federal, state or local governmental authorities grant rent relief or other relief or amnesty programs applicable to CMFT’s tenants, CMFT’s ability to access the capital markets, and on the United States and worldwide financial markets and economy. There can be no assurance that the CMFT Board will continue to authorize such distributions at such amount or frequency, if at all.

After April 1, 2020, the CMFT Board has authorized the following monthly distribution amounts per share for the periods indicated below:

Record Date	Monthly Distribution Amount
April 30, 2020	$0.0130
May 31, 2020	$0.0130
June 30, 2020	$0.0161
July 30, 2020	$0.0304
August 28, 2020	$0.0303
September 29, 2020	$0.0303
October 29, 2020	$0.0303
November 27, 2020	$0.0303
December 30, 2020	$0.0303
January 28, 2021	$0.0303
February 25, 2021	$0.0303
March 29, 2021	$0.0303
April 29, 2021	$0.0303
May 28, 2021	$0.0303
June 29, 2021	$0.0303
July 29, 2021	$0.0303
August 30, 2021	$0.0303
September 29, 2021	$0.0303
October 28, 2021	$0.0303
November 29, 2021	$0.0303
December 30, 2021	$0.0303

The following table presents CMFT distributions and sources of distributions for the periods indicated below (dollar amounts in thousands):

	Six Months Ended June 30,
	2021		2020
	Amount	Percent	Amount		Percent
Distributions paid in cash	$59,166	90%	$44,150		61%
Distributions reinvested	6,660	10%	28,774		39%

Total distributions	$65,826	100%	$72,924		100%

Sources of distributions:
Net cash provided by operating activities (1)	$65,347	99%	$46,853	(2)	64%
Proceeds from the issuance of debt (3)	479	1%	17,763		25%
Proceeds from the issuance of common stock	—	—%	8,308	(4)	11%

Total sources	$65,826	100%	72,924		100%

(1)	Net cash provided by operating activities for the six months ended June 30, 2021 and 2020 was $65.3 million and $37.2 million, respectively.
(2)

CMFT’s distributions covered by cash flows from operating activities for the six months ended June 30, 2020 include cash flows from operating activities in excess of distributions from prior periods of $9.6 million.

(3)	Net proceeds on CMFT’s credit facilities and notes payable for the six months ended June 30, 2021 and 2020 were $292.2 million and $102.2 million, respectively.

(4)

In accordance with GAAP, certain real estate acquisition-related fees and expenses, such as expenses and fees incurred in connection with property acquisitions accounted for as business combinations, are expensed, and therefore reduce net cash flows from operating activities. Therefore, for consistency, proceeds from the issuance of common stock used as a source of distributions for the six months ended June 30, 2020 include the amount by which real estate acquisition-related fees and expenses have reduced net cash flows from operating activities in those prior periods.

RISK FACTORS

In addition to the other information included in this proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Concerning Forward-Looking Statements,” you should carefully consider the following risks before deciding how to vote your shares of INAV Common Stock. In addition, you should read and consider the risks associated with the businesses of each of INAV and CMFT because these risks will also affect the Combined Company. You should also read and consider the other information included in this proxy statement/prospectus, including the Annexes. See “Where You Can Find More Information” on page 268.

Risks Related to the Merger

The applicable Exchange Ratio payable in connection with the Merger is fixed and will not be adjusted in the event of any change in the relative values of INAV or CMFT.

Upon the consummation of the Merger, each outstanding share of (a) INAV Class D Common Stock will be automatically converted into the right to receive 2.574 shares of CMFT Common Stock, (b) INAV Class T Common Stock will be automatically converted into the right to receive 2.510 shares of CMFT Common Stock, (c) INAV Class S Common Stock will be automatically converted into the right to receive 2.508 shares of CMFT Common Stock, and (d) INAV Class I Common Stock will be automatically converted into the right to receive 2.622 shares of CMFT Common Stock, subject to the treatment of fractional shares in accordance with the Merger Agreement. Such Exchange Ratio will not be adjusted, other than in the limited circumstances as expressly contemplated in the Merger Agreement in connection with stock splits, combinations, reorganizations, or other similar events affecting the outstanding INAV Common Stock or CMFT Common Stock. Except as expressly contemplated in the Merger Agreement, no change in the merger consideration will be made for any reason, including the following:

•	changes in the respective businesses, operations, assets, liabilities and prospects of INAV or CMFT;

•	changes in the estimated NAV per share of either the shares of INAV Common Stock or CMFT Common Stock;

•	interest rates, general market and economic conditions and other factors generally affecting the businesses of INAV or CMFT;

•	federal, state and local legislation, governmental regulation and legal developments in the businesses in which INAV or CMFT operate;

•	dissident stockholder activity, including any stockholder litigation challenging the Merger;

•	other factors beyond the control of INAV and CMFT, including those described or referred to elsewhere in this “Risk Factors” section; and

•	acquisitions, dispositions or new development opportunities.

Any such changes may materially alter or affect the relative values of INAV and CMFT and, as a result, the INAV merger consideration may be more or less than the fair value of your shares of INAV Common Stock.

The terms of the Merger may not be as favorable to INAV stockholders as they would have been if only independent representatives were involved in analyzing the Merger.

While each of the INAV Board and the CMFT Board appointed separate special committees consisting solely of independent directors who are disinterested in the Merger and each special committee retained separate legal and financial advisors to assist it in evaluating the Merger, the Merger was initially proposed to each of the INAV Board and the CMFT Board for their consideration by certain representatives of CIM. Furthermore, certain of such legal and financial advisors have in the past, and may in the future, provide services to CIM and its affiliates other than in connection with the Merger. If only independent representatives of INAV and CMFT were involved in initially exploring strategic alternatives and analyzing the potential combination of INAV and CMFT, the Merger may never have been proposed or the initially proposed, negotiated and final terms of the Merger may have been different. INAV and CMFT can provide no assurances as to whether the merger consideration to be received by INAV stockholders in the Merger will be greater or less than that which could have been obtained if the initial negotiations of the Merger had taken place between unaffiliated or unrelated third parties.

Completion of the Merger is subject to many conditions and if these conditions are not satisfied or waived, the Merger will not be completed, which could result in the expenditure of significant unrecoverable transaction costs.

The Merger Agreement is subject to many conditions that must be satisfied or waived in order to complete the Merger. The mutual conditions of the parties include, among others: (1) the approval by INAV stockholders of the Merger Proposal and the Charter Amendment Proposal; (2) the absence of any judgment, injunction, order or decree issued by any governmental authority of competent jurisdiction prohibiting the consummation of the Merger, and the absence of any law that has been enacted, entered, promulgated or enforced by any governmental authority after the date of the Merger Agreement that prohibits, restrains, enjoins or makes illegal the consummation of the Merger or the other transactions contemplated by the Merger Agreement; and (3) the effectiveness of the registration statement on Form S-4 to be filed by CMFT for purposes of registering CMFT Common Stock to be issued in connection with the Merger. In addition, each party’s obligation to consummate the Merger is subject to certain other conditions, including, among others: (a) the accuracy of the other party’s representations and warranties (subject to customary materiality qualifiers and other customary exceptions); (b) the other party’s performance of, and compliance with, its covenants and agreements contained in the Merger Agreement in all material respects; (c) the absence of any event, circumstance, change, effect, development, condition or occurrence arising during the period from the date of the Merger Agreement until the effective time of the Merger that has had or would have a material adverse effect on the other party; (d) the receipt of an opinion of counsel to the effect that such party has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT; and (e) the receipt of an opinion of counsel to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the Merger, see “The Merger Agreement—Conditions to Completion of the Merger” in this proxy statement/prospectus.

There can be no assurance that the conditions to closing of the Merger will be satisfied or waived or that the Merger will be completed. Failure to consummate the Merger may adversely affect INAV’s results of operations and business prospects for the following reasons, among others: (1) INAV has incurred and will continue to incur certain transaction costs, regardless of whether the Merger closes, which could adversely affect its financial condition, results of operations and ability to make distributions to its stockholders; and (2) the Merger, whether or not it closes, will divert the attention of certain management of INAV from ongoing business activities, including the pursuit of other opportunities that could be beneficial to INAV. In addition, INAV or CMFT may terminate the Merger Agreement under certain circumstances, including, among other reasons, if the Merger is not completed by the Outside Date. If the Merger is not consummated, the ongoing business of INAV could be adversely affected. See “The Merger Agreement—Termination of the Merger Agreement” in this proxy statement/prospectus.

Failure to complete the Merger could negatively impact the future business and financial results of INAV.

If the Merger is not completed, the ongoing business of INAV could be materially adversely affected and INAV will be subject to a variety of risks associated with the failure to complete the Merger, including the following:

•

INAV being required, under certain circumstances in which the Merger Agreement is terminated, to pay to CMFT a termination payment of either $6,720,000 or $14,780,000, depending upon the date of such termination and certain other factors, and reimbursement of expenses incurred by CMFT in connection with the Merger of up to $2,675,000;

•	INAV having to bear certain costs incurred by it relating to the Merger, such as legal, accounting, financial advisor, filing, printing and mailing fees; and

•	the diversion of INAV management’s focus and resources from operational matters and other strategic opportunities while working to implement the Merger.

If the Merger is not completed, these risks could materially affect the business and financial results of INAV.

The pendency of the Merger, including as a result of the restrictions on the operation of INAV’s and CMFT’s business during the period between signing the Merger Agreement and the completion of the Merger, as well as the suspension of INAV’s public offering of securities, could adversely affect the business and operations of INAV, CMFT or both.

In connection with the pending Merger, some business partners or vendors of each of INAV and CMFT may delay or defer decisions, which could negatively impact the revenues, earnings, cash flows and expenses of INAV and CMFT, regardless of whether the Merger is completed. In addition, due to operating covenants in the Merger Agreement, each of INAV and CMFT may be unable, during the pendency of the Merger, to pursue certain strategic transactions, undertake certain significant capital projects, undertake certain significant financing transactions and otherwise pursue other actions that are not in the ordinary course of business, even if such actions would prove beneficial. Furthermore, INAV has suspended its public offering of securities in connection with the pending Merger, which may reduce the cash available to INAV to fund its ongoing business and operations.

Some of the directors and executive officers of INAV have interests in seeing the Merger completed that are different from, or in addition to, those of INAV stockholders.

Some of the directors and executive officers of INAV have interests in seeing the Merger completed that are different from, or in addition to, those of INAV stockholders. None of INAV’s executive officers or directors is party to an arrangement with INAV, or participates in any INAV plan, program or arrangement, that provides such executive officer or director with financial incentives that are contingent upon the consummation of the Merger; provided, however, that pursuant to the Merger Agreement, one of the independent directors on the INAV Board who does not presently serve as directors of CMFT will be appointed to the CMFT Board effective upon consummation of the Merger and will receive compensation for such services provided to CMFT. Additionally, INAV Management and CMFT Management may be considered to be controlled by certain directors of INAV and CMFT. See “The Merger—Interests of INAV’s Directors and Executive Officers in the Merger” and “Advisory and Management Agreements—Comparison of the CMFT Management Agreement and the INAV Advisory Agreement” in this proxy statement/prospectus.

The Merger will result in changes to the board of directors of the Combined Company.

Upon the consummation of the Merger, the composition of the board of directors of the Combined Company will be different from those of the current INAV Board and the CMFT Board. The board of directors of the Combined Company is expected to be comprised of the current CMFT Board and one independent director of the INAV Board who does not presently serve as a director of CMFT. See the section “The Combined Company—Board of Directors of the Combined Company” in this proxy statement/prospectus. The new composition of the Combined Company’s board of directors may affect the future decisions of the Combined Company.

INAV is seeking approval of its stockholders of the INAV Charter Amendment, which would remove substantive and procedural protections relating to Roll-Up Transactions such as the Merger.

INAV is seeking approval of its stockholders of the INAV Charter Amendment. If adopted, the amendment would remove substantive and procedural protections relating to Roll-Up Transactions from the INAV Charter, which would eliminate certain protections that would have applied to certain transactions, including the Merger. For example, the INAV Charter provides that prior to conducting a Roll-Up Transaction, INAV would be required to obtain an appraisal of INAV’s assets. In addition, as part of a Roll-Up Transaction, INAV would be required to provide stockholders certain rights including the right to remain as a stockholder of INAV and preserve their interests therein on the same terms and conditions as existed previously, or to receive cash in an amount equal to the stockholders pro rata share of the appraised value of the net assets of INAV, even if the INAV Board concludes that transaction would be in INAV’s best interests. Because the Merger is conditioned on approval of the INAV Charter Amendment, INAV stockholders will not be entitled to the benefit of these protections in connection with the Merger.

The CMFT Charter does not contain certain protections contained in the INAV Charter, and INAV stockholders will lose such protections if the Merger is consummated.

The INAV Charter includes certain provisions required by the Statement of Policy Regarding Real Estate Investment Trusts adopted by the North American Securities Administrators Association (the “NASAA REIT

Guidelines”), which apply to REITs with shares that are publicly registered with the SEC but are not listed on a national securities exchange, including certain director removal rights. The CMFT Charter does not include provisions based on the NASAA REIT Guidelines, and such guidelines would not apply to CMFT. If the Merger is consummated, the INAV Charter would no longer be applicable and INAV stockholders would no longer have the benefit of the protections provided by the NASAA REIT Guidelines set forth in the INAV Charter.

The Merger and INAV Charter Amendment are each subject to approval by INAV stockholders.

In order for the Merger to be completed, INAV stockholders must approve the Merger Proposal and the Charter Amendment Proposal, which each require the affirmative vote of the holders of at least a majority of the outstanding shares of INAV Common Stock entitled to vote on such proposals at the INAV Special Meeting. If the proposals are not approved by INAV stockholders in a timely manner that would allow the Merger to be completed by the Outside Date, either party may terminate the Merger Agreement, in which case the Merger would not be consummated.

The Merger Agreement and the INAV Advisory Agreement contain provisions that could discourage a potential competing acquiror of INAV or could result in a competing Acquisition Proposal being at a lower price than it might otherwise be.

The Merger Agreement restricts INAV’s ability to initiate, solicit, facilitate or knowingly encourage any Acquisition Proposal, subject to limited exceptions. Prior to making an Adverse Recommendation Change and/or entering into an Alternative Acquisition Agreement, INAV is required to provide CMFT with notice of its intention to make such an Adverse Recommendation Change and/or enter into an Alternative Acquisition Agreement and an opportunity to negotiate (to the extent CMFT wishes to negotiate) to make adjustments to the terms of the Merger Agreement such that the Superior Proposal ceases to constitute a Superior Proposal.

Upon termination of the Merger Agreement in certain circumstances involving an Acquisition Proposal, INAV is required to pay CMFT a termination payment of either $6,720,000 or $14,780,000, depending upon the date of such termination and certain other factors, and INAV must also pay CMFT an additional amount of up to $2,675,000 as reimbursement for expenses incurred by CMFT in connection with the Merger. Further, although INAV Management waived its right to receive any fees under the INAV Advisory Agreement that it would have been entitled to receive as a result of the consummation of the Merger, INAV would be responsible for paying all or a portion of such fees to INAV Management in connection with the consummation of certain other Acquisition Proposals, including a Performance Fee equal to 12.5% of the Total Return of each class of INAV Common Stock, subject to a 5% Hurdle Amount, a High Water Mark, which is a function of the Hurdle Amount and the Loss Carryforward Amount (as defined in the INAV Advisory Agreement, as amended) and a Catch-Up provision (as discussed in the INAV Advisory Agreement, as amended).

These provisions could discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of INAV’s business from considering or making a competing Acquisition Proposal, even if the potential competing acquiror was prepared to pay consideration with a higher per share cash value than that market value proposed to be received or realized in the Merger, or might cause a potential competing acquiror to propose to pay a lower price than it might otherwise have proposed to pay because of the added expense of the applicable termination payment under the Merger Agreement or fees to INAV Management that may become payable in certain circumstances.

In certain circumstances, either of INAV or CMFT may terminate the Merger Agreement.

Either INAV or CMFT may terminate the Merger Agreement if the Merger has not been consummated by the Outside Date. Also, the Merger Agreement may be terminated in certain circumstances if a final and non-appealable order is entered prohibiting the transactions contemplated by the Merger Agreement, upon a material uncured breach by the other party that would cause the closing conditions not to be satisfied, or if INAV stockholders fail to approve the Merger Proposal or the Charter Amendment Proposal. In addition, at any time prior to the time INAV stockholders approve the Merger Proposal and the Charter Amendment Proposal, INAV has the right to terminate the Merger Agreement in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal (as such terms are defined under the heading “The Merger Agreement—Covenants and Agreements—Alternative Acquisition Proposals; Change in Recommendation”). Finally, at any time prior to the time INAV stockholders approve the Merger Proposal and the Charter Amendment Proposal, CMFT has the right to terminate the Merger Agreement upon an Adverse Recommendation Change, upon the commencement of a tender offer or exchange offer for any shares of INAV Common Stock that constitutes an Acquisition Proposal if the INAV Board fails to recommend against acceptance of such tender offer or exchange offer or to publicly reaffirm the INAV Board recommendation after being requested to do so by CMFT or if INAV breaches or fails to comply in any material respect with certain of its obligations regarding the solicitation of and response to Acquisition Proposals. See “The Merger Agreement—Termination of the Merger Agreement” in this proxy statement/prospectus.

INAV and CMFT each expect to incur substantial expenses related to the Merger.

INAV and CMFT each expect to incur substantial expenses in connection with completing the Merger and integrating the properties and operations of INAV with CMFT. While INAV and CMFT each has assumed that a certain level of transaction expenses would be incurred, there are a number of factors beyond the control of each company that could affect the total amount or the timing of such expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. As a result, the transaction expenses associated with the Merger could, particularly in the near term, exceed the savings that CMFT expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings following the completion of the Merger.

The ownership position of INAV stockholders will be diluted by the Merger.

The Merger will result in INAV stockholders having an ownership stake in the Combined Company that is smaller than their current stake in INAV. Based on the number of shares of CMFT Common Stock and INAV Common Stock outstanding on November 1, 2021, former INAV stockholders will own approximately 17.1% of the issued and outstanding shares of CMFT Common Stock following the Merger. Consequently, each INAV stockholder, as a general matter, will have less influence over the management and policies of the Combined Company following the Merger than currently exercisable over the management and policies of INAV.

The Merger may be dilutive to estimated net income for INAV stockholders.

The Merger may be dilutive to estimated net income for INAV stockholders, which would potentially decrease the amount of funds available to distribute to INAV stockholders as stockholders of the Combined Company. For instance, on a pro forma basis, assuming the Merger had been consummated on January 1, 2020, the net income per share of the Combined Company for the year ended December 31, 2020 and the six months ended June 30, 2021 would have been less than the actual net income per share of INAV Common Stock during the same periods. See the unaudited pro forma condensed combined financial information of the Combined Company, and the accompanying notes, included in the section “Index to Financial Information” in this proxy statement/prospectus.

Litigation challenging the Merger may increase transaction costs and prevent the Merger from becoming effective within the expected timeframe, or from being completed at all.

If any stockholder files a lawsuit challenging the Merger, neither INAV nor CMFT can provide any assurance as to the outcome of any such lawsuit, including the costs associated with defending these claims or any other liabilities that may be incurred in connection with the litigation or settlement of these claims. If plaintiffs are successful in obtaining an injunction prohibiting the parties from completing the Merger on the agreed-upon terms, such an injunction may prevent the completion of the Merger in the expected time frame, or may prevent it from being completed at all. Whether or not any such plaintiffs’ claims are successful, this type of litigation is often expensive and diverts management’s attention and resources, which could adversely affect the operations of each company’s business.

If and when the Combined Company completes a liquidity event, the market value ascribed to the shares of common stock of the Combined Company upon the liquidity event may be significantly lower than the estimated NAV per share of CMFT Common Stock considered by the INAV Board in approving and recommending the Merger.

In approving and recommending the Merger, the INAV Board considered, among other things, the most recent estimated NAV per share of INAV Common Stock and CMFT Common Stock as determined by the INAV Board and the CMFT Board, respectively, with the assistance of their respective third-party valuation experts. The estimated NAV per share of CMFT Common Stock may not be immediately determined following the consummation of the Merger. In the event that the Combined Company completes a liquidity event after consummation of the Merger, such as a listing of its shares on a national securities exchange, a merger in which stockholders of the Combined Company receive securities that are listed on a national securities exchange, or a sale of the Combined Company for cash, the market value of the shares of the Combined Company upon consummation of such liquidity event may be significantly lower than the current estimated value considered by the INAV Board and the estimated NAV per share of CMFT Common Stock that may be reflected on the account statements of stockholders of the Combined Company after consummation of the Merger. For example, if the shares of the Combined Company are listed on a national securities exchange at some point after the consummation of the Merger, the trading price of the shares may be significantly lower than the most recent estimated NAV per share of CMFT Common Stock of $7.20 as of March 31, 2021.

Risks Related to the Combined Company Following the Merger

The Combined Company will have substantial indebtedness upon completion of the Merger.

In connection with the Merger, CMFT will assume and/or refinance certain indebtedness of INAV and will be subject to risks associated with debt financing, including a risk that the Combined Company’s cash flow could be insufficient to meet required payments on its debt. As of June 30, 2021, CMFT had approximately $2.5 billion of outstanding indebtedness for borrowed money and approximately $141.3 million of cash and cash equivalents. After giving effect to the Merger, the Combined Company’s total pro forma consolidated indebtedness will increase. Taking into account INAV’s existing indebtedness for borrowed money, transaction expenses of CMFT and INAV, and the assumption and/or refinancing of indebtedness in the Merger, the Combined Company’s pro forma consolidated indebtedness as of June 30, 2021 would be approximately $3.0 billion and its cash and cash equivalents would be approximately $152.1 million.

The Combined Company’s indebtedness could have important consequences to INAV stockholders, who will receive CMFT Common Stock in the Merger, including:

•	vulnerability of the Combined Company to general adverse economic and industry conditions;

•	limiting the Combined Company’s ability to obtain additional financing to fund future working capital, acquisitions, capital expenditures and other general corporate requirements;

•

requiring the use of a substantial portion of the Combined Company’s cash flow from operations for the payment of principal and interest on its indebtedness, thereby reducing its ability to use its cash flow to fund working capital, acquisitions, capital expenditures and general corporate requirements;

•	limiting the Combined Company’s flexibility in planning for, or reacting to, changes in its business and its industry;

•	putting the Combined Company at a disadvantage compared to its competitors with less indebtedness; and

•	limiting the Combined Company’s ability to access capital markets.

If the Combined Company defaults under a mortgage loan, it would automatically be in default under any other loan that has cross-default provisions, and it may lose the properties securing these loans.

The Combined Company may need to incur additional indebtedness in the future.

It is possible that the Combined Company may increase its outstanding debt from current levels. The amount of such indebtedness could have material adverse consequences for the Combined Company, including hindering the Combined Company’s ability to adjust to changing market, industry or economic conditions; limiting the Combined Company’s ability to access the capital markets to refinance maturing debt or to fund acquisitions, development or emerging businesses and limiting the possibility of a listing on a securities exchange; limiting the amount of free cash flow available for future operations, acquisitions, distributions, stock repurchases or other uses; making the Combined Company more vulnerable to economic or industry downturns, including interest rate increases; and placing the Combined Company at a competitive disadvantage compared to less leveraged competitors.

Following the Merger, distributions will be determined by the Combined Company’s board of directors, and no assurances can be made regarding the amount of distributions INAV stockholders will receive in the future.

INAV’s most recent monthly distributions from June 2020 through September 2021 were approximately $0.93 per share on an annualized basis, reflecting annualized distribution rates of approximately 5.6%, 5.7%, 5.7% and 5.5%, respectively, based on the most recent estimated NAV per share of INAV Class D Common Stock, INAV Class T Common Stock, INAV Class S Common Stock and INAV Class I Common Stock of $16.75, $16.34, $16.33 and $17.07, respectively, as of July 31, 2021. CMFT’s most recent monthly distributions from September 2020 through September 2021 were approximately $0.36 per share on an annualized basis, reflecting an annualized distribution rate of approximately 5.1% based on the most recent estimated NAV per share of CMFT Common Stock of $7.20 as of March 31, 2021. Based on the Exchange Ratio of CMFT Common Stock for each share of INAV Common Stock, INAV stockholders would receive in respect of each share of INAV Common Stock distributions of approximately $0.94, $0.91, $0.91 and $0.95 per share of INAV Class D Common Stock, INAV Class T Common Stock, INAV Class S Common Stock and INAV Class I Common Stock, respectively, on an annualized basis, assuming CMFT maintains its most recent monthly annualized distribution rate of approximately 5.1%. However, there is no guarantee that the Combined Company will continue to pay distributions at such rate, if at all, and all decisions regarding future distributions will remain entirely at the discretion of the Combined Company’s board of directors. Stockholders of the Combined Company will have no contractual or other legal right to distributions that have not been authorized by the Combined Company’s board of directors and declared by the Combined Company.

In connection with the consummation of the Merger, the Combined Company may assume certain potential and unknown liabilities relating to INAV.

In connection with the consummation of the Merger, the Combined Company will have assumed certain potential and unknown liabilities relating to INAV. These liabilities could be significant and have a material adverse effect on the Combined Company’s business to the extent the Combined Company has not identified such liabilities or has underestimated the amount of such liabilities.

The historical and unaudited pro forma combined financial information included elsewhere in this proxy statement/prospectus may not be representative of the Combined Company’s results following the effective time of the Merger and, accordingly, INAV stockholders have limited financial information on which to evaluate the Combined Company.

The historical and unaudited pro forma combined financial information included elsewhere in this proxy statement/prospectus has been presented for informational purposes only and is not necessarily indicative of the Combined Company’s financial position or results of operations that actually would have occurred had the Merger been completed as of the date indicated, nor is it indicative of the future operating results or financial position of the Combined Company, as applicable. The unaudited pro forma combined financial information does not reflect future events that may occur after the effective time of the Merger, including any future nonrecurring charges resulting from the Merger, and does not consider potential impacts of current market conditions on revenues or expense efficiencies. The unaudited pro forma combined financial information presented elsewhere in this proxy statement/prospectus is based in part on certain assumptions regarding the Merger that INAV and CMFT believe are reasonable under the circumstances. INAV and CMFT can provide no assurances that the assumptions will prove to be accurate over time.

The Combined Company will continue to be externally managed pursuant to the CMFT Management Agreement and subject to various fees and expenses, including a termination fee which is not currently payable by INAV to INAV Management pursuant to the INAV Advisory Agreement.

The Combined Company will continue to be externally managed by CMFT Management pursuant to the CMFT Management Agreement, which agreement requires CMFT to pay CMFT Management (1) a quarterly management fee equal to the greater of $62,500 and 0.375% of CMFT’s Equity (as defined in the CMFT Management Agreement), (2) a quarterly incentive fee equal to 20% of the amount by which certain core earnings of CMFT exceed 7% of the NAV of CMFT and (3) reimbursement for certain expenses incurred by CMFT Management in connection with the provision of its services under the agreement. Subject to certain exceptions related to properties that were under contract to be sold or specifically identified in a broker agreement as being marketed for sale as of the effective date of the CMFT Management Agreement, CMFT Management is not entitled to receive any acquisition fees, reimbursement of acquisition expenses or disposition fees. For the six months ended June 30, 2021, CMFT recorded fees and expense reimbursements for services provided by CMFT Management and its affiliates under the CMFT Management Agreement in an aggregate amount of approximately $15.0 million.

If the CMFT Management Agreement is terminated without cause by CMFT, CMFT Management is entitled to receive a termination fee equal to three times the sum of (a) the average annual management fee and (b) the average annual incentive fee during the 24-month period prior to the termination, which fee is not currently payable by INAV to INAV Management pursuant to the INAV Advisory Agreement.

The Combined Company may incur adverse tax consequences if prior to the Merger, INAV or CMFT, as applicable, fails to qualify as a REIT for U.S. federal income tax purposes.

Each of INAV and CMFT has operated in a manner that it believes has allowed it to qualify as a REIT for U.S. federal income tax purposes under the Code and intends to continue to do so through the time of the Merger, and the Combined Company intends to continue operating in such a manner following the Merger. Neither of INAV or CMFT has requested or plans to request a ruling from the IRS that it qualifies as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within the control of INAV or CMFT may affect its ability to qualify as a REIT. In order to qualify as a REIT, each of INAV and CMFT must satisfy a number of requirements, including requirements regarding the ownership of its stock and the composition of its gross income and assets. Also, a REIT must make distributions to stockholders aggregating annually at least 90% of its REIT taxable income, excluding any net capital gains.

If INAV or CMFT (or, following the Merger, the Combined Company) loses its REIT status, or is determined to have lost its REIT status in a prior year, it will face serious tax consequences that would substantially reduce its cash available for distribution, including cash available to pay dividends to its stockholders, because:

•

it would be subject to U.S. federal corporate income tax on its net income for the years it did not qualify for taxation as a REIT (and, for such years, would not be allowed a deduction for dividends paid to stockholders in computing its taxable income);

•	it could be subject to the federal alternative minimum tax for taxable years prior to January 1, 2018 and possibly increased state and local taxes for such periods;

•

unless it is entitled to relief under applicable statutory provisions, neither it nor any “successor” company could elect to be taxed as a REIT until the fifth taxable year following the year during which it was disqualified; and

•

for five years following re-election of REIT status, upon a taxable disposition of an asset owned as of such re-election, it could be subject to corporate level tax with respect to any built-in gain inherent in such asset at the time of re-election.

Following the Merger, the Combined Company will inherit any liability with respect to unpaid taxes of INAV for any periods prior to the Merger. In addition, as described above, if INAV failed to qualify as a REIT as of the Merger but the Combined Company nevertheless qualified as a REIT, in the event of a taxable disposition of a former INAV asset during the five years following the Merger the Combined Company would be subject to corporate tax with respect to any built-in gain inherent in such asset as of the Merger.

As a result of all these factors, any of INAV, CMFT or the Combined Company’s failure to qualify as a REIT could impair the Combined Company’s ability to expand its business and have other material adverse effects on the Combined Company. In addition, for years in which the Combined Company does not qualify as a REIT, it would not otherwise be required to make distributions to stockholders.

The Combined Company could be subject to a material tax liability if CMFT’s sales of properties during 2019 are treated as prohibited transactions under the Code.

The Code imposes a tax of 100% on net income derived by a REIT from a “prohibited transaction,” which is generally a sale or other disposition of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of a trade or business. Such property is also frequently referred to as “dealer property.” Any losses incurred on sales of dealer property may not be used to offset gains from other prohibited transactions. The Code sets forth a safe harbor for REITs that wish to sell property without risking the imposition of the 100% tax (the “Safe Harbor”). In general, under the Safe Harbor, a sale of property will not be treated as a sale of dealer property subject to the 100% tax if: (a) the REIT held the property for at least two years, (b) the aggregate expenditures made by the REIT during the two years preceding the date of sale that are includible in the basis of the property do not exceed 30% of the net selling price, (c) in the case of land or improvements, the REIT has held the property for at least two years for production of rental income, and (d) one of the following is true: (1) during the taxable year the REIT does not make more than seven sales of properties, (2) the aggregate adjusted bases of properties sold during the year does not exceed 10% of the aggregate bases of all of the properties of the REIT at the beginning of the year, (3) the fair market value of properties sold during the year does not exceed 10% of the fair market value of all of the properties of the REIT at the beginning of the year, (4) the aggregate adjusted bases of properties sold during the year does not exceed 20% of the aggregate bases of all of the properties of the REIT at the beginning of the year, provided that the “3-year average adjusted bases percentage” (generally, the aggregate adjusted bases of properties sold in the three years ending during the year of sale divided by the sum of the aggregate adjusted bases of all properties as of the beginning of each such year) for the taxable year does not exceed 10%, or (5) the fair market value of properties sold during the year does not exceed 20% of the fair market value of all of the properties of the REIT at the beginning of the year, provided that the “3-year average fair market value percentage” (defined similarly to the 3-year average adjusted bases percentage but using fair market values) for the taxable year does not exceed 10%. Additionally, if clauses (d)(2) through (5) are relied upon, substantially all of the marketing and development expenditures with respect to the properties sold were made through an independent contractor from whom the REIT does not itself derive or receive any income or through a TRS.

In 2019, CMFT sold a total of 497 properties (the “2019 Sales”), which, excluding assets sold for a loss, would have resulted in a tax gain of approximately $201.1 million. Although CMFT held each property for over two years, the 2019 Sales did not qualify under the Safe Harbor because there were more than seven sales during 2019 and the total value and basis of the assets sold exceeded the 10% thresholds for 2019 and also the 20% limitations with respect to the 3-year averages, as discussed above. The Code provides that a sale failing to satisfy the Safe Harbor does not necessarily result in classification of the sale as a sale of dealer property. Rather, failure to satisfy the Safe Harbor requires an analysis of all relevant facts and circumstances to determine if the property sold was held primarily for sale to customers in the ordinary course of CMFT’s business. There can be no assurances that the IRS will agree with CMFT’s assessment that the facts and circumstances establish that the assets sold as part of the 2019 Sales were not held primarily for sale to customers in the ordinary course of its business and therefore should not be treated as prohibited transactions. If the IRS successfully asserts that the 2019 Sales were prohibited transactions, the resulting tax liability of approximately $201.1 million could adversely impact the Combined Company’s liquidity, could make it difficult for the Combined Company to meet its distribution requirement to maintain its status as a REIT, and would substantially reduce the amount of cash available for distribution to stockholders.

In certain circumstances, even if the Combined Company qualifies as a REIT, it and its subsidiaries may be subject to certain U.S. federal, state, and other taxes, which would reduce the Combined Company’s cash available for distribution to its stockholders.

Even if the Combined Company has qualified and continues to qualify as a REIT, it may be subject to some U.S. federal, state and local taxes on its income or property and, as described above, in certain cases, a 100% penalty tax, in the event it sells property as a dealer. Any U.S. federal, state or other taxes the Combined Company pays will reduce its cash available for distribution to stockholders. See “Material U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Considerations Relating to the Combined Company’s Treatment as a REIT and to Holders of CMFT Common Stock—Taxation of the Combined Company” in this proxy statement/prospectus.

If the Merger does not qualify as a tax-free reorganization, there may be adverse tax consequences.

The Merger is intended to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code. The closing of the Merger is conditioned on the receipt by each of INAV and CMFT of an opinion of counsel to the effect that the Merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code. However, these legal opinions will not be binding on the IRS or on the courts. If, for any reason, the Merger were to fail to qualify as a tax-free reorganization, then each INAV stockholder generally would recognize gain or loss, as applicable, equal to the difference between (1) the merger consideration (i.e. the fair market value of the shares of CMFT Common Stock) received by such INAV stockholder in the Merger; and (2) such INAV stockholder’s adjusted tax basis in its INAV Common Stock.

The Combined Company will depend on key personnel for its future success, and the loss of key personnel or inability to attract and retain personnel could harm the Combined Company’s business.

The future success of the Combined Company will depend in large part on the ability of CMFT Management to attract and retain a sufficient number of qualified personnel. The future success of the Combined Company also depends upon the service of the Combined Company’s executive officers, who have extensive market knowledge and relationships and will exercise substantial influence over the Combined Company’s operational, financing, acquisition and disposition activity. Among the reasons that they are important to the Combined Company’s success is that each has a national or regional industry reputation that is expected to attract business and investment opportunities and assist the Combined Company in negotiations with lenders, existing and potential residents and industry personnel.

Many of the Combined Company’s, and CMFT Management’s, other key executive personnel, particularly its senior managers, also have extensive experience and strong reputations in the industry. In particular, the extent and nature of the relationships that these individuals have developed with financial institutions and existing and prospective residents is critically important to the success of the Combined Company’s business. The loss of services of one or more members of the Combined Company’s senior management team, or the Combined Company’s inability to attract and retain highly qualified personnel, could adversely affect the Combined Company’s business, diminish the Combined Company’s investment opportunities and weaken its relationships with lenders, business partners, existing and potential residents and industry personnel, which could materially and adversely affect the Combined Company.

Key employees of CMFT Management may depart either before or after the Merger because of a desire not to remain with the Combined Company following the Merger. Accordingly, no assurance can be given that the Combined Company will be able to retain key personnel to the same extent as in the past.

If the Combined Company internalizes its management functions following the Merger, the percentage of the outstanding common stock owned by stockholders of the Combined Company could be reduced, and the Combined Company could incur other significant costs associated with being self-administered.

In the future, the board of directors of the Combined Company may consider internalizing the functions performed for the Combined Company by CMFT Management. If the board of directors of the Combined Company determines that it is in the Combined Company’s best interest to internalize its management functions, the Combined Company may negotiate to acquire CMFT Management’s assets and personnel. At this time, CMFT cannot be sure of the form or amount of consideration or other terms relating to any such acquisition. Such consideration could take many forms, including cash payments, promissory notes and shares of common stock of the Combined Company. The payment of such consideration could result in dilution of the Combined Company’s then existing stockholders’ interests as a stockholder and could reduce the net income per share attributable to their investment.

Internalization transactions involving the acquisition of advisors affiliated with entity sponsors have also, in some cases, been the subject of litigation. Even if these claims are without merit, the Combined Company could be forced to spend significant amounts of money defending claims, which would reduce the amount of funds available for the Combined Company to invest in properties or other investments and to pay distributions. All of these factors could have a material adverse effect on the Combined Company’s results of operations, financial condition and ability to pay distributions to its stockholders.

In addition, while the Combined Company would no longer bear the costs of the various fees and expenses it expects to pay to CMFT Management under the CMFT Management Agreement, the Combined Company’s direct expenses would include general and administrative costs, including legal, accounting, and other expenses related to corporate governance, including SEC reporting and compliance. The Combined Company would also incur the compensation and benefits costs of its officers and other employees and consultants that CMFT now expects will be paid by CMFT Management or its affiliates. If the expenses the Combined Company assumes as a result of an internalization are higher than the expenses it avoids paying to CMFT Management, its net income per share would be lower as a result of the internalization than it otherwise would have been, potentially decreasing the amount of funds available to distribute to its stockholders and the value of the Combined Company’s shares.

If the Combined Company internalizes its management functions, it could have difficulty integrating these functions as a stand-alone entity and it may fail to properly identify the appropriate mix of personnel and capital needed to operate as a stand-alone entity. Additionally, upon any internalization of CMFT Management, certain key personnel may not remain with CMFT Management, but will instead remain employees of CCO Group.

CMFT stockholders’ interests in CMFT will be diluted if CMFT issues shares at prices below the Combined Company’s estimated NAV per share.

CMFT stockholders do not have preemptive rights to any shares of capital stock that may be issued by CMFT in the future. Subject to any limitations set forth under Maryland law, the CMFT Board may increase the number of authorized shares of stock, increase or decrease the number of shares of any class or series of stock designated, or reclassify any unissued shares without the necessity of obtaining stockholder approval. All of such shares may be issued in the discretion of the CMFT Board. Therefore, if and as CMFT (1) sells additional shares of CMFT Common Stock in the future, including those issued pursuant to its distribution reinvestment plan, (2) sells securities that are convertible into shares of CMFT Common Stock, (3) issues shares of CMFT Common Stock in a private offering of securities to institutional investors, (4) issues shares of restricted CMFT Common Stock or stock options to its independent directors or (5) issues shares of CMFT Common Stock in connection with an exchange of limited partnership interests of the CMFT OP, in each case at prices below the Combined Company’s estimated NAV per share, CMFT stockholders at such time will experience dilution of their equity investment in CMFT. See “Risks Related to the Merger—The ownership position of INAV stockholders will be diluted by the Merger.”

CMFT is not afforded the protection of Maryland law relating to business combinations.

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•

any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock after the date on which the corporation had 100 or more beneficial owners of its stock; or

•

an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question and after the date on which the corporation had 100 or more beneficial owners of its stock, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding stock of the corporation.

These prohibitions are intended to prevent a change of control by interested stockholders who do not have the support of the CMFT Board. CMFT will not be afforded the protections of this statute and, accordingly, there is no guarantee that the ownership limitations in the CMFT Charter would provide the same measure of protection as the business combinations statute and prevent an undesired change of control by an interested stockholder.

The CMFT Bylaws designate the Circuit Court for Baltimore City, Maryland as the sole and exclusive forum for certain actions and proceedings that may be initiated by CMFT stockholders.

The CMFT Bylaws provide that, unless CMFT consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the U.S. District Court for the District of Maryland, Baltimore Division, will be the sole and exclusive forum for: (1) any derivative action or proceeding brought on behalf of CMFT, (2) any Internal Corporate Claim, as such term is defined in Section 1- 101(p) of the MGCL, including, without limitation, (a) any action asserting a claim of breach of any duty owed by any director or officer or other employee of CMFT to CMFT or to the stockholders of CMFT or (b) any action asserting a claim against CMFT or any director or officer or other employee of CMFT arising pursuant to any provision of the MGCL, the CMFT Charter or the CMFT Bylaws, or (3) any other action asserting a claim against CMFT or any director or officer or other employee of CMFT that is governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in CMFT shares will be deemed to have notice of and to have consented to these provisions of the CMFT Bylaws, as they may be amended from time to time. The CMFT Board, without stockholder approval, adopted this provision of the CMFT Bylaws so that CMFT may respond to such litigation more efficiently and reduce the costs associated with CMFT’s responses to such litigation, particularly litigation that might otherwise be brought in multiple forums. This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that the stockholder believes is favorable for disputes with CMFT or its directors, officers, agents or employees, if any, and may discourage lawsuits against CMFT and its directors, officers, agents or employees, if any. Alternatively, if a court were to find this provision of the CMFT Bylaws inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings notwithstanding that the MGCL expressly provides that the charter or bylaws of a Maryland corporation may require that any internal corporate claim be brought only in courts sitting in one or more specified jurisdictions, CMFT may incur additional costs that it does not currently anticipate associated with resolving such matters in other jurisdictions, which could adversely affect CMFT’s business, financial condition and results of operations.

Risks Related to an Investment in CMFT Common Stock

Risks Related to CMFT’s Business

CMFT has not identified all of the credit investments, properties or other real estate-related assets CMFT intends to purchase. For this and other reasons, an investment in CMFT Common Stock is speculative.

CMFT currently has not identified all of the credit investments, properties or other real estate-related assets that it may purchase. CMFT has established policies relating to the types of assets it will acquire and the creditworthiness of tenants of CMFT’s properties or other investment opportunities, but CMFT Management has wide discretion in implementing these policies, subject to the oversight of the CMFT Board. Additionally, CMFT Management has discretion to determine the location, number and size of its investments and the percentage of net proceeds it may dedicate to a single investment. As a result, you will not be able to evaluate the economic merit of its future investments until after such investments have been made.

CMFT stockholders should consider CMFT’s prospects in light of the risks, uncertainties and difficulties frequently encountered by companies that, like CMFT, have not identified all credit investments, properties or real estate-related assets that they intend to purchase. To be successful in this market, CMFT and CMFT Management must, among other things:

•	identify and make investments that further CMFT’s investment objectives;

•	rely on CMFT Management and its affiliates to attract, integrate, motivate and retain qualified personnel to manage CMFT’s day-to-day operations;

•	respond to competition for CMFT’s targeted credit investments, real estate and other assets;

•	rely on CMFT Management and its affiliates to continue to build and expand CMFT’s operations structure to support its business; and

•	be continuously aware of, and interpret, marketing trends and conditions.

CMFT may not succeed in achieving these goals, and CMFT’s failure to do so could cause CMFT stockholders to lose all or a portion of their investment.

There is no public trading market for CMFT Common Stock, and there may never be one.

CMFT Common Stock is not currently publicly traded, and while CMFT Management believes that the Merger would better position the Combined Company for a potential future listing, there are no current definitive plans to list CMFT Common Stock on any securities exchange at a particular time, and no assurances can be made that such a listing will occur in the future. In addition, CMFT does not have a fixed date or method for providing stockholders with liquidity. CMFT expects that the CMFT Board will make that determination in the future based, in part, upon advice from CMFT Management. If a buyer for CMFT Common Stock is able to be found, such shares may be sold at a substantial discount to the most recent estimated NAV per share of CMFT Common Stock of $7.20 as of March 31, 2021. It also is likely that CMFT Common Stock will not be accepted as the primary collateral for a loan. Therefore, shares of CMFT Common Stock should be considered illiquid and a long-term investment, and CMFT stockholders must be prepared to hold their shares of CMFT Common Stock for an indefinite length of time.

CMFT stockholders are limited in their ability to sell under CMFT’s share redemption program and may have to hold their shares for an indefinite period of time.

CMFT’s share redemption program allows CMFT stockholders to sell shares of CMFT Common Stock to CMFT in limited circumstances, subject to numerous restrictions. Subject to funds being available, CMFT generally limits the number of shares redeemed pursuant to CMFT’s share redemption program to no more than 5% of the weighted average number of shares outstanding during the trailing 12 months prior to the end of the fiscal quarter for which the redemption is being paid. In addition, CMFT intends to limit quarterly redemptions to approximately 1.25% of the weighted average number of shares outstanding during the trailing 12-month period ending on the last day of the fiscal quarter, and funding for redemptions for each quarter generally is limited to the net proceeds it receives from the sale of shares in the respective quarter under the CMFT distribution reinvestment plan (the “CMFT DRIP”). Any of the foregoing limits might prevent CMFT from accommodating all redemption requests made in any fiscal quarter or in any 12-month period. During the last 21 quarters, quarterly redemptions were honored on a pro rata basis, as requests for redemption exceeded the quarterly redemption limits described above. Furthermore, these redemption limits may be more restrictive than the redemption limits under INAV’s share redemption plan, and therefore, it may be more difficult for INAV stockholders to have their shares redeemed under the CMFT share redemption program than the INAV share redemption plan. The CMFT Board may amend the terms of, suspend, or terminate CMFT’s share redemption program without stockholder approval at any time if it believes that such action is in the best interest of CMFT’s stockholders, and CMFT Management may reject any request for redemption. These restrictions severely limit CMFT stockholders’ ability to sell their shares should they require liquidity, and limit CMFT stockholders’ ability to recover the amount they invested or the fair market value of their shares.

The estimated NAV per share of CMFT Common Stock is an estimate as of a given point in time and likely will not represent the amount of net proceeds that would result if CMFT were liquidated or dissolved or completed a merger or other sale.

The methodology used by the CMFT Board in reaching an estimated NAV per share of CMFT Common Stock is based upon a number of estimates, assumptions, judgments and opinions that may, or may not, prove to be correct. The use of different estimates, assumptions, judgments or opinions may have resulted in significantly different estimates of the NAV per share of CMFT Common Stock. Also, the estimated NAV per share reflects an estimate as of a given point in time and will fluctuate over time as a result of, among other things, developments related to individual assets and changes in the real estate and capital markets. In addition, the CMFT Board’s estimate of the NAV per share is not based on the book values of CMFT’s real estate, as determined by GAAP, as CMFT’s book value for most real estate is based on the amortized cost of the property, subject to certain adjustments. Furthermore, in reaching an estimate of the NAV per share of CMFT Common Stock, the CMFT Board did not include, among other things, a discount for debt that may include a prepayment obligation or a provision precluding assumption of the debt by a third party. As a result, there can be no assurance that:

•	stockholders will be able to realize the estimated NAV per share upon attempting to sell their shares of CMFT Common Stock; or

•	CMFT will be able to achieve, for its stockholders, the estimated NAV per share upon a listing of CMFT Common Stock on a national securities exchange, a merger of CMFT or a sale of CMFT’s portfolio.

There are currently no SEC, federal or state rules that establish requirements specifying the methodology that CMFT must employ in determining an estimated NAV per share. However, in accordance with the rules of the Financial Industry Regulatory Authority (“FINRA”), the determination of the estimated NAV per share of CMFT Common Stock must be conducted by, or with the material assistance or confirmation of, a third-party valuation expert and must be derived from a methodology that conforms to standard industry practice.

CMFT may be unable to pay or maintain cash distributions or increase distributions over time.

There are many factors that can affect the availability and timing of cash distributions to CMFT stockholders. CMFT has historically declared distributions on a quarterly basis that accrued at a daily rate to stockholders of record. However, given the impact of the COVID-19 pandemic, CMFT has declared distributions on a monthly basis since April 2020 so as to allow greater flexibility in responding to the impact that COVID-19 has on its tenants, the degree to which federal, state or local governmental authorities grant rent relief or other assistance programs, their respective abilities to access capital markets and the general effect on the financial markets and economy.

Distributions are based primarily on cash flows from operations. The amount of cash available for distributions is affected by many factors, such as the performance of CMFT Management in selecting investments for CMFT to make, selecting tenants for CMFT’s properties and securing financing arrangements, CMFTs ability to make investments, the amount of income CMFT receives from its investments, and CMFT’s operating expense levels, as well as many other variables. CMFT may not always be in a position to pay distributions to its stockholders and any distributions CMFT does make may not increase over time. In addition, CMFT’s actual results may differ significantly from the assumptions used by the CMFT Board in establishing the distribution rate to CMFT stockholders. There also is a risk that CMFT may not have sufficient cash flows from operations to fund distributions required to maintain its REIT status.

CMFT has paid, and may continue to pay, some of its distributions from sources other than cash flows from operations, including borrowings and proceeds from asset sales, which may reduce the amount of capital CMFT ultimately deploys in its real estate operations and may negatively impact the value of CMFT Common Stock. Additionally, distributions at any point in time may not reflect the current performance of CMFT’s properties or CMFT’s current operating cash flows.

CMFT’s organizational documents permit CMFT to pay distributions from any source, including net proceeds from public or private offerings, borrowings, advances from its Sponsor or CMFT Management and the deferral of fees and expense reimbursements by CMFT Management, in its sole discretion. To the extent that cash flows from operations have been or are insufficient to fully cover CMFT’s distributions to its stockholders, CMFT has paid, and may continue to pay, some of its distributions from sources other than cash flows from operations. Such sources may include borrowings, proceeds from asset sales or the sale of CMFT’s securities. CMFT has no limits on the amounts it may use to pay distributions from sources other than cash flows from operations. The payment of distributions from sources other than cash provided by operating activities may reduce the amount of proceeds available for acquisitions and operations or cause CMFT to incur additional interest expense as a result of borrowed funds, and may cause subsequent holders of CMFT Common Stock to experience dilution. This may negatively impact the value of CMFT Common Stock.

Because the amount CMFT pays in distributions may exceed its earnings and its cash flows from operations, distributions may not reflect the current performance of its properties or its current operating cash flows. To the extent distributions exceed cash flows from operations, distributions may be treated as a return of CMFT stockholders’ investment and could reduce their basis in CMFT Common Stock. A reduction in a stockholder’s basis in CMFT Common Stock could result in the stockholder recognizing more gain upon the disposition of his or her shares, which, in turn, could result in greater taxable income to such stockholder.

The following table presents CMFT distributions and the source of distributions for the periods indicated below (dollar amounts in thousands):

	Six Months Ended June 30, 2021		Year Ended December 31, 2020
	Amount	Percent	Amount		Percent
Distributions paid in cash	$59,166	90%	$90,655		73%
Distributions reinvested	6,660	10%	34,191		27%

Total distributions	$65,826	100%	$124,846		100%

Sources of distributions:
Net cash provided by operating activities (1)	$65,347	99%	$115,985	(2)	93%
Proceeds from the issuance of debt	479	1%	553		—%
Proceeds from the issuance of common stock	—	—%	8,308	(4)	7%

Total sources	$65,826	100%	$124,846		100%

(1)	Net cash provided by operating activities for the six months ended June 30, 2021 and the year ended December 31, 2020 was $65.3 million and $106.4 million, respectively.
(2)

CMFT distributions covered by cash flows from operating activities for the year ended December 31, 2020 include cash flows from operating activities in excess of distributions from prior periods of $9.6 million.

(3)

Net proceeds on the CMFT credit facilities, notes payable and repurchase facilities for the six months ended June 30, 2021 and the year ended December 31, 2020 were $292.2 million and $159.0 million, respectively.

(4)

In accordance with GAAP, certain real estate acquisition-related fees and expenses, such as expenses and fees incurred in connection with property acquisitions accounted for as business combinations, are expensed, and therefore reduce net cash flows from operating activities. Therefore, for consistency, proceeds from the issuance of common stock used as a source of distributions for the year ended December 31, 2020 include the amount by which real estate acquisition-related fees and expenses have reduced net cash flows from operating activities in those prior periods.

If the aggregate amount of cash CMFT distributes to stockholders in any given year exceeds the amount of its “REIT taxable income” generated during the year, the excess amount will either be (1) a return of capital or (2) a gain from the sale or exchange of property to the extent that a stockholder’s basis in CMFT Common Stock equals or is reduced to zero as the result of CMFT’s current or prior year distributions.

CMFT has experienced losses in the past, and it may experience additional losses in the future.

CMFT has experienced net losses in the past (calculated in accordance with GAAP) and it may not be profitable or realize growth in the value of its assets. Many of its losses can be attributed to start-up costs, general and administrative expenses, depreciation and amortization, as well as acquisition expenses incurred in connection with purchasing properties or making other investments. Its ability to sustain profitability is uncertain and depends on the demand for, and value of, its portfolio of properties. For a further discussion of CMFT’s operational history and the factors affecting its losses, see Management’s Discussion and Analysis of Financial Condition and Results of Operations of CMFT, which is attached as Annex E to this proxy statement/prospectus.

It may be difficult to accurately reflect material events that may impact the estimated NAV per share of CMFT Common Stock between valuations and, accordingly, CMFT may issue shares in the CMFT DRIP or repurchase shares at too high or too low of a price.

CMFT’s independent valuation firm calculates estimates of the market value of CMFT’s principal real estate and real estate-related assets, and the CMFT Board determines the net value of CMFT’s real estate and real estate-related assets and liabilities taking into consideration such estimates provided by the independent valuation firm. The CMFT Board is ultimately responsible for determining the estimated NAV per share of CMFT Common Stock. Since the CMFT Board is only required to determine the estimated NAV per share annually (though recently has elected a quarterly basis due to COVID-19), there may be changes in the value of CMFT’s properties that are not fully reflected in the most recent estimated NAV per share of CMFT Common Stock. As a result, the published estimated NAV per share may not fully reflect changes in value that may have occurred since the prior valuation.

Furthermore, CMFT Management monitors CMFT’s portfolio, but it may be difficult to reflect changing market conditions or material events that may impact the value of CMFT’s portfolio between valuations, or to obtain timely or complete information regarding any such events. Therefore, the estimated NAV per share published before the announcement of an extraordinary event may differ significantly from CMFT’s actual NAV per share until such time as sufficient information is available and analyzed, the financial impact is fully evaluated, and the appropriate adjustment is made to CMFT’s estimated NAV per share, as determined by the CMFT Board. Any resulting disparity may be to the detriment of an acquiror of CMFT Common Stock or of a CMFT stockholder redeeming shares under CMFT’s share redemption program.

The CMFT Board determined an estimated NAV per share of $7.20 for shares of CMFT Common Stock as of March 31, 2021. You should not rely on the estimated NAV per share as being an accurate measure of the current value of CMFT Common Stock.

On May 25, 2021, the CMFT Board determined an estimated NAV per share of CMFT Common Stock of $7.20 as of March 31, 2021. The CMFT Board’s objective in determining the estimated NAV per share was to arrive at a value, based on the most recent data available, that it believed was reasonable based on methodologies that it deemed appropriate after consultation with CMFT Management. However, the market for commercial real estate can fluctuate quickly and substantially and the value of CMFT’s assets is expected to change in the future and may decrease. Furthermore, there can be no guarantee that the impact of the COVID-19 pandemic on the commercial real estate market, and on the particular types of real estate assets owned by CMFT, is adequately reflected in such estimate due to limited data at the time of the determination and the rapidly evolving environment. Also, the CMFT Board did not consider certain other factors, such as a liquidity discount to reflect the fact that CMFT shares are not traded on a national securities exchange and the limitations on the ability to redeem shares pursuant to CMFT’s share redemption program.

As with any valuation methodology, the methodologies used to determine the estimated NAV per share were based upon a number of assumptions, estimates and judgments that may not be accurate or complete. CMFT assets have been valued based upon appraisal standards and the value of CMFT’s assets using these methodologies are not required to be a reflection of market value under those standards and will not result in a reflection of fair value under GAAP. Further, different parties using different property-specific and general real estate and capital market assumptions, estimates, judgments and standards could derive a different estimated NAV per share, which could be significantly different from the estimated NAV per share determined by the CMFT Board. The estimated NAV per share does not represent the fair value of CMFT’s assets less liabilities in accordance with GAAP as of June 30, 2020. The estimated NAV per share is not a representation or indication that: a stockholder would be able to realize the estimated NAV per share if he or she attempts to sell shares; a stockholder would ultimately realize distributions per share equal to the estimated NAV per share upon liquidation of assets and settlement of CMFT’s liabilities or upon a sale of CMFT; shares of CMFT Common Stock would trade at the estimated NAV per share on a national securities exchange; a third party would offer the estimated NAV per share in an arm’s-length transaction to purchase all or substantially all of shares of CMFT Common Stock; or the methodologies used to estimate the NAV per share would be acceptable to FINRA or compliant with the Employee Retirement Income Security Act of 1974, the Code or other applicable law, or the applicable provisions of a retirement plan or individual retirement plan with respect to their respective requirements. Further, the estimated NAV per share was calculated as of a moment in time and the value of CMFT’s shares will fluctuate over time as a result of, among other things, future acquisitions or dispositions of assets (including acquisitions and dispositions of real estate investments since March 31, 2021), developments related to individual assets and changes in the real estate and capital markets. For additional information on the calculation of CMFT’s estimated NAV per share as of March 31, 2021, see CMFT’s Current Report on Form 8-K filed with the SEC on May 20, 2021.

CMFT’s participation in a co-ownership arrangement may subject CMFT to risks that otherwise may not be present in other real estate assets.

CMFT may enter into co-ownership arrangements with respect to a portion of the properties CMFT acquires. Co-ownership arrangements involve risks generally not otherwise present with an investment in other real estate assets, such as the following:

•	the risk that a co-owner may at any time have economic or business interests or goals that are or become inconsistent with CMFT’s business interests or goals;

•	the risk that a co-owner may be in a position to take action contrary to CMFT’s instructions or requests or contrary to CMFT’s policies, objectives or status as a REIT;

•

the possibility that an individual co-owner might become insolvent or bankrupt, or otherwise default under the mortgage loan financing documents applicable to the property, which may constitute an event of default under all of the applicable mortgage loan financing documents, result in a foreclosure and the loss of all or a substantial portion of the investment made by the co-owner, or allow the bankruptcy court to reject the agreements entered into by the co-owners owning interests in the property;

•

the possibility that a co-owner might not have adequate liquid assets to make cash advances that may be required in order to fund operations, maintenance and other expenses related to the property, which could result in the loss of current or prospective tenants and may otherwise adversely affect the operation and maintenance of the property, and could cause a default under the applicable mortgage loan financing documents and may result in late charges, penalties and interest, and may lead to the exercise of foreclosure and other remedies by the lender;

•

the risk that a co-owner could breach agreements related to the property, which may cause a default under, and possibly result in personal liability in connection with, any mortgage loan financing documents applicable to the property, violate applicable securities laws, result in a foreclosure or otherwise adversely affect the property and the co-ownership arrangement;

•	the risk that CMFT could have limited control and rights, with management decisions made entirely by a third party; and

•	the possibility that CMFT will not have the right to sell the property at a time that otherwise could result in the property being sold for its maximum value.

In the event that CMFT’s interests become adverse to those of the other co-owners, CMFT may not have the contractual right to purchase the co-ownership interests from the other co-owners. Even if it is given the opportunity to purchase such co-ownership interests in the future, CMFT cannot guarantee that it will have sufficient funds available at the time to purchase co-ownership interests from the co-owners.

CMFT might want to sell its co-ownership interests in a given property or other investment at a time when the other co-owners in such property or investment do not desire to sell their interests. Therefore, because CMFT anticipates that it will be much more difficult to find a willing buyer for its co-ownership interests in an investment than it would be to find a buyer for a property CMFT owned outright, it may not be able to sell its co-ownership interest in a property at the time it would like to sell.

Cybersecurity risks and cyber incidents may adversely affect CMFT’s business in the event CMFT, CMFT Management, the transfer agent of CMFT or any other party that provides CMFT with essential services experiences cyber incidents.

CMFT, CMFT Management, the transfer agent of CMFT and other parties that provide CMFT with services essential to its operations are vulnerable to service interruptions or damages from any number of sources, including computer viruses, malware, unauthorized access, energy blackouts, natural disasters, terrorism, war and telecommunication failures. Any system failure or accident that causes interruptions in its operations could result in a material disruption to its business. A cyber incident is considered to be any adverse event that threatens the confidentiality, integrity or availability of its information resources. These incidents may be an intentional attack or an unintentional event and could involve gaining unauthorized access to its information systems for purposes of misappropriating assets, stealing confidential information, corrupting data or causing operational disruption. The result of these incidents may include disrupted operations, misstated or unreliable financial data, liability for stolen assets or information, increased cybersecurity protection and insurance costs, litigation and damage to its tenant and stockholder relationships. As CMFT and the parties that provide essential services to CMFT increase their reliance on technology, the risks posed to the information systems of such persons have also increased. CMFT has implemented processes, procedures and internal controls to help mitigate cyber incidents, but these measures do not guarantee that a cyber incident will not occur or that attempted security breaches or disruptions would not be successful or damaging. A cyber incident could materially adversely impact CMFT’s business, financial condition, results of operations, cash flows, or its ability to satisfy its debt service obligations or to maintain its level of distributions on common stock. There also may be liability for any stolen assets or misappropriated Company funds or confidential information. Any material adverse effect experienced by CMFT Management, the transfer agent of CMFT and other parties that provide CMFT with services essential to its operations could, in turn, have an adverse impact on CMFT.

CMFT’s commercial construction lending may expose it to increased lending risks.

Construction loans generally expose a lender to greater risk of non-payment and loss than permanent commercial mortgage loans because repayment of the loans often depends on the borrower’s ability to secure permanent take-out financing, which requires the successful completion of construction and stabilization of the project, or operation of the property with an income stream sufficient to meet operating expenses, including debt service on such replacement financing. For construction loans, increased risks include the accuracy of the estimate of the property’s value at completion of construction and the estimated cost of construction, all of which may be affected by unanticipated construction delays and cost over-runs. Such loans typically involve an expectation that the borrower’s sponsors will contribute sufficient equity funds in order to keep the loan in balance, and the sponsors’ failure or inability to meet this obligation could result in delays in construction or an inability to complete construction. Commercial construction loans also expose the lender to additional risks of contractor non-performance, or borrower disputes with contractors resulting in mechanic’s or materialmen’s liens on the property and possible further delay in construction. In addition, since such loans generally entail greater risk than mortgage loans on income producing property, CMFT may need to increase its allowance for loan losses in the future to account for the likely increase in probable incurred credit losses associated with such loans. Further, as the lender under a construction loan, CMFT may be obligated to fund all or a significant portion of the loan at one or more future dates. CMFT may not have the funds available at such future date(s) to meet its funding obligations under the loan. In that event, CMFT would likely be in breach of the loan unless it is able to raise the funds from alternative sources, which it may not be able to achieve on favorable terms or at all. In addition, many of CMFT’s construction loans have multiple lenders and if another lender fails to fund CMFT could be faced with the choice of either funding for that defaulting lender or suffering a delay or protracted interruption in the progress of construction.

CMFT’s mezzanine loans involve greater risks of loss than senior loans secured by income-producing properties.

As of December 31, 2020, CMFT had acquired and originated eight mezzanine loans with a net book value of $89.4 million. Subsequent to December 31, 2020, CMFT completed foreclosure proceedings to take control of the condominium properties securing these loans. CMFT may continue to invest in mezzanine loans, which sometimes take the form of subordinated loans secured by second mortgages on the underlying property or more commonly take the form of loans secured by a pledge of the ownership interests of either the entity owning the property or a pledge of the ownership interests of the entity that owns the interest in the entity owning the property. These types of assets involve a higher degree of risk than long-term senior mortgage lending secured by income-producing real property because the loan may become unsecured as a result of foreclosure by the senior lender. In the event of a bankruptcy of the entity providing the pledge of its ownership interests as security, CMFT may not have full recourse to the assets of such entity, or the assets of the entity may not be sufficient to satisfy its mezzanine loan. If a borrower defaults on its mezzanine loan or debt senior to its loan, or in the event of a borrower bankruptcy, CMFT’s mezzanine loan will be satisfied only after the senior debt. As a result, CMFT may not recover some or all of its investment. In addition, mezzanine loans may have higher loan-to-value ratios than conventional mortgage loans, resulting in less equity in the property and increasing the risk of loss of principal. Significant losses related to CMFT’s mezzanine loans would result in operating losses for CMFT and may limit CMFT’s ability to make distributions to its stockholders.

CMFT’s loans and investments expose it to risks associated with debt-oriented real estate investments generally.

CMFT has invested in, and will continue to seek to invest in, debt instruments relating to real estate-related assets. As such, CMFT is subject to, among other things, risk of defaults by borrowers in paying debt service on outstanding indebtedness and to other impairments of its loans and investments. Any deterioration of real estate fundamentals could negatively impact its performance by making it more difficult for borrowers of CMFT’s mortgage loans, or borrower entities, to satisfy their debt payment obligations, increasing the default risk applicable to borrower entities, and/or making it more difficult for CMFT to generate attractive risk-adjusted returns. Changes in general economic conditions will affect the creditworthiness of borrower entities and/or the value of underlying real estate collateral relating to its investments and may include economic and/or market fluctuations, changes in environmental, zoning and other laws, casualty or condemnation losses, regulatory limitations on rents, decreases in property values, changes in the appeal of properties to tenants, changes in supply and demand, fluctuations in real estate fundamentals, the financial resources of borrower entities, energy supply shortages, various uninsured or uninsurable risks, natural disasters, political events, terrorism and acts of war, changes in government regulations, changes in real property tax rates and/or tax credits, changes in operating expenses, changes in interest rates, changes in inflation rates, changes in the availability of debt financing and/or mortgage funds which may render the sale or refinancing of properties difficult or impracticable, increased mortgage defaults, increases in borrowing rates, negative developments in the economy and/or adverse changes in real estate values generally and other factors that are beyond its control.

CMFT cannot predict the degree to which economic conditions generally, and the conditions for real estate debt investing in particular, will improve or decline. Any declines in the performance of the U.S. and global economies or in the real estate debt markets could have a material adverse effect on its business, financial condition, and results of operations.

CMFT operates in a highly competitive market for lending and investment opportunities, which may limit its ability to originate or acquire desirable loans and investments in its target assets.

CMFT operates in a highly competitive market for lending and investment opportunities. A number of entities compete with CMFT to make the types of loans and investments that it seeks to make. CMFT’s profitability depends, in large part, on its ability to originate or acquire target assets at attractive prices. In originating or acquiring target assets, CMFT competes with a variety of institutional lenders and investors and many other market participants, including specialty finance companies, REITs, commercial banks and thrift institutions, investment banks, insurance companies, hedge funds and other financial institutions. Many competitors are substantially larger and have considerably greater financial, technical, marketing and other resources than does CMFT. Some competitors may have a lower cost of funds and access to funding sources that may not be available to CMFT. Many of CMFT’s competitors are not subject to the maintenance of an exemption from the Investment Company Act. Furthermore, competition for originations of, and investments in, its target assets may lead to the yield of such assets decreasing, which may further limit CMFT’s ability to generate desired returns. Also, as a result of this competition, desirable loans and investments in specific types of target assets may be limited in the future and CMFT may not be able to take advantage of attractive lending and investment opportunities from time to time. CMFT can offer no assurance that it will be able to identify and originate loans or make any or all of the types of investments described in this proxy statement/prospectus.

CMFT’s control over certain loans and investments may be limited.

CMFT’s ability to manage its portfolio of loans and investments may be limited by the form in which they are made. In certain situations, CMFT:

•	acquires investments subject to rights of senior classes, special servicers or collateral managers under intercreditor, servicing agreements or securitization documents;

•	pledges its investments as collateral for financing arrangements;

•	acquires only a minority and/or a non-controlling participation in an underlying investment;

•	co-invests with others through partnerships, joint ventures or other entities, thereby acquiring non-controlling interests; or

•	relies on independent third party management or servicing with respect to the management of an asset.

In addition, in circumstances where CMFT originates or acquires loans relating to borrowers that are owned in whole or part by CCO Group-sponsored investment vehicles, CMFT often forgoes all non-economic rights under the loan, including voting rights, so long as CCO Group-sponsored investment vehicles own such borrowers above a certain threshold. Therefore, CMFT may not be able to exercise control over all aspects of its loans or investments. Such financial assets may involve risks not present in investments where senior creditors, junior creditors, servicers, third-party controlling investors or CCO Group-sponsored investment vehicles are not involved. CMFT’s rights to control the process following a borrower default may be subject to the rights of senior or junior creditors or servicers whose interests may not be aligned with those of CMFT. A partner or co-venturer may have financial difficulties, resulting in a negative impact on such asset, may have economic or business interests or goals that are inconsistent with those of CMFT, or may be in a position to take action contrary to CMFT’s investment objectives. In addition, CMFT will generally pay all or a portion of the expenses relating to its joint ventures and it may, in certain circumstances, be liable for the actions of its partners or co-venturers.

Commercial real estate-related investments that are secured, directly or indirectly, by real property are subject to delinquency, foreclosure and loss, which could result in losses to CMFT.

Commercial real estate debt instruments (e.g., mortgages, mezzanine loans and preferred equity) that are secured by commercial property are subject to risks of delinquency and foreclosure and risks of loss. The ability of a borrower to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of the property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower’s ability to repay the loan may be impaired. Net operating income of an income-producing property can be affected by, among other things:

•	tenant mix and tenant bankruptcies;

•	success of tenant businesses;

•	property management decisions, including with respect to capital improvements, particularly in older building structures;

•	property location and condition;

•	competition from other properties offering the same or similar services;

•	changes in laws that increase operating expenses or limit rents that may be charged;

•	any liabilities relating to environmental matters at the property;

•	changes in global, national, regional, or local economic conditions and/or specific industry segments;

•	global trade disruption, significant introductions of trade barriers and bilateral trade frictions;

•	declines in global, national, regional or local real estate values;

•	declines in global, national, regional or local rental or occupancy rates;

•

changes in interest rates, foreign exchange rates, and in the state of the credit and securitization markets and the debt and equity capital markets, including diminished availability or lack of debt financing for commercial real estate;

•	changes in real estate tax rates, tax credits and other operating expenses;

•	changes in governmental rules, regulations and fiscal policies, including income tax regulations and environmental legislation;

•	acts of God, terrorism, social unrest and civil disturbances, which may decrease the availability of or increase the cost of insurance or result in uninsured losses; and

•	adverse changes in zoning laws.

In addition, CMFT is exposed to the risk of judicial proceedings with its borrowers and entities it invests in, including bankruptcy or other litigation, as a strategy to avoid foreclosure or enforcement of other rights by CMFT as a lender or investor. In the event that any of the properties or entities underlying or collateralizing CMFT’s loans or investments experiences any of the foregoing events or occurrences, the value of, and return on, such investments could be reduced, which would adversely affect its results of operations and financial condition.

CMFT’s secured debt agreements impose, and additional lending facilities may impose, restrictive covenants, which may restrict its flexibility to determine its operating policies and investment strategy.

CMFT borrows funds under secured debt agreements with various counterparties. The documents that govern these secured debt agreements and the related guarantees contain, and additional lending facilities may contain, customary affirmative and negative covenants, including financial covenants applicable to CMFT that may restrict its flexibility to determine its operating policies and investment strategy. In particular, these agreements may require CMFT to maintain specified minimum levels of capacity under its credit facilities and cash. As a result, CMFT may not be able to leverage its assets as fully as it would otherwise choose, which could reduce its return on assets. If CMFT is unable to meet these collateral obligations, its financial condition and prospects could deteriorate significantly. In addition, lenders may require that CMFT Management or one or more of its executives continue to serve in such capacity. If CMFT fails to meet or satisfy any of these covenants, it would be in default under these agreements, and its lenders could elect to declare outstanding amounts due and payable, terminate their commitments, require the posting of additional collateral and enforce their interests against existing collateral. CMFT may also be subject to cross-default and acceleration rights in CMFT’s other debt arrangements. Further, this could also make it difficult for CMFT to satisfy the distribution requirements necessary to maintain its qualification as a REIT for U.S. federal income tax purposes.

Difficulty in redeploying the proceeds from repayments of CMFT’s existing loans and other investments could materially and adversely affect CMFT.

As CMFT’s loans and other investments are repaid, CMFT may attempt to redeploy the proceeds it receives into new loans and investments and repay borrowings under its secured revolving repurchase agreements and other financing arrangements. It is possible that CMFT will fail to identify reinvestment options that would provide a yield and/or a risk profile that is comparable to the asset that was repaid. If CMFT fails to redeploy the proceeds it receives from repayment of a loan or other investment in equivalent or better alternatives, it could be materially and adversely affected.

In addition, CMFT may also invest in commercial mortgage-backed securities (“CMBS”) as part of its investment strategy. Subordinate interests such as CMBS and similar structured finance investments generally are not actively traded and are relatively illiquid investments. Volatility in CMBS trading markets may cause the value of these investments to decline. In addition, if the underlying mortgage portfolio has been overvalued by the originator, or if the values subsequently decline and, as a result, less collateral value is available to satisfy interest and principal payments and any other fees in connection with the trust or other conduit arrangement for such securities, CMFT may incur significant losses.

If CMFT is unable to successfully integrate new assets and manage its growth, CMFT’s results of operations and financial condition may suffer.

CMFT has in the past and may in the future significantly increase the size and/or change the mix of its portfolio of assets. For instance, following the Merger, the CMFT Board may decide to rebalance the portfolio of the Combined Company as described in “Certain Unaudited Prospective Financial Information—Certain Combined Company Unaudited Prospective Financial Information” in this proxy statement/prospectus. CMFT may be unable to successfully and efficiently integrate newly-acquired assets into its existing portfolio or otherwise effectively manage its assets or its growth effectively. In addition, increases in CMFT’s portfolio of assets and/or changes in the mix of its assets may place significant demands on CMFT Management’s administrative, operational, asset management, financial and other resources. Any failure to manage increases in size effectively could adversely affect its results of operations and financial condition.

Prepayment rates may adversely affect CMFT’s financial performance and cash flows and the value of certain of its investments.

CMFT’s mortgage loan borrowers may be able to repay their loans prior to their stated maturities. In periods of declining interest rates and/or credit spreads, prepayment rates on loans generally increase. If general interest rates or credit spreads decline at the same time, the proceeds of such prepayments received during such periods may not be reinvested for some period of time or may be reinvested by CMFT in comparable assets yielding less than the yields on the assets that were prepaid.

When mortgage loans are not originated or acquired at a premium to par value, prepayment rates do not materially affect the value of such loan assets. However, the value of certain other assets may be affected by prepayment rates. For example, if CMFT acquires fixed rate commercial real estate (“CRE”) debt securities investments or other fixed rate mortgage-related securities, or a pool of such fixed rate mortgage-related securities, it anticipates that the mortgage loans underlying these fixed rate securities will prepay at a projected rate generating an expected yield. If CMFT were to purchase these securities at a premium to par value, when borrowers prepay the mortgage loans underlying these securities faster than expected, the increase in corresponding prepayments on these securities will likely reduce the expected yield. Conversely, if CMFT were to purchase these securities at a discount to par value, when borrowers prepay the mortgage loans underlying these securities slower than expected, the decrease in corresponding prepayments on these securities will likely increase the expected yield. In addition, if CMFT were to purchase these securities at a discount to par value, when borrowers prepay the mortgage loans underlying these securities faster than expected, the increase in corresponding prepayments on these securities will likely increase the expected yield.

Prepayment rates on floating rate and fixed rate loans may differ in different interest rate environments, and may be affected by a number of factors, including, but not limited to, the availability of mortgage credit, the relative economic vitality of the area in which the related properties are located, the servicing of the loans, possible changes in tax laws, other opportunities for investment, and other economic, social, geographic, demographic and legal factors, all of which are beyond CMFT’s control, and structural factors such as call protection. Consequently, such prepayment rates cannot be predicted with certainty and no strategy can completely insulate CMFT from prepayment risk.

CMFT is subject to additional risks associated with investments in the form of loan participation interests.

CMFT has in the past invested, and may in the future invest, in loan participation interests in which another lender or lenders share with CMFT the rights, obligations and benefits of a commercial mortgage loan made by an originating lender to a borrower. Accordingly, CMFT will not be in privity of contract with a borrower because the other lender or participant is the record holder of the loan and, therefore, CMFT will not have any direct right to any underlying collateral for the loan. These loan participations may be senior, pari passu or junior to the interests of the other lender or lenders in respect of distributions from the commercial mortgage loan. Furthermore, CMFT may not be able to control the pursuit of any rights or remedies under the commercial mortgage loan, including enforcement proceedings in the event of default thereunder. In certain cases, the original lender or another participant may be able to take actions in respect of the commercial mortgage loan that are not in CMFT’s best interests. In addition, in the event that (1) the owner of the loan participation interest does not have the benefit of a perfected security interest in the lender’s rights to payments from the borrower under the commercial mortgage loan or (2) there are substantial differences between the terms of the commercial mortgage loan and those of the applicable loan participation interest, such loan participation interest could be recharacterized as an unsecured loan to a lender that is the record holder of the loan in such lender’s bankruptcy, and the assets of such lender may not be sufficient to satisfy the terms of such loan participation interest. Accordingly, CMFT may face greater risks from loan participation interests than if it had made first mortgage loans directly to the owners of real estate collateral.

If the loans that CMFT originates or acquires do not comply with applicable laws, CMFT may be subject to penalties, which could materially and adversely affect CMFT.

Loans that CMFT originates or acquires may be directly or indirectly subject to U.S. federal, state or local governmental laws. Real estate lenders and borrowers may be responsible for compliance with a wide range of laws intended to protect the public interest, including, without limitation, the Truth in Lending, Equal Credit Opportunity, Fair Housing and Americans with Disabilities Acts and local zoning laws (including, but not limited to, zoning laws that allow permitted non-conforming uses). If CMFT or any other person fails to comply with such laws in relation to a loan that CMFT has originated or acquired, legal penalties may be imposed, which could materially and adversely affect CMFT. Additionally, jurisdictions with “one action,” “security first” and/or “antideficiency rules” may limit CMFT’s ability to foreclose on a real property or to realize on obligations secured by a real property. In the future, new laws may be enacted or imposed by U.S. federal, state or local governmental entities, and such laws could have a material adverse effect on CMFT.

Risks Related to Conflicts of Interest

CMFT Management and its affiliates face conflicts of interest caused by their compensation arrangements with CMFT, including significant compensation that may be required to be paid to CMFT Management if CMFT Management is terminated, which could result in actions that are not in the long-term best interests of CMFT stockholders.

CMFT Management and its affiliates are entitled to substantial fees from CMFT under the terms of the CMFT Management Agreement. These fees could influence the judgment of CMFT Management and its affiliates in performing services for CMFT. Among other matters, these compensation arrangements could affect their judgment with respect to:

•	the continuation, renewal or enforcement of CMFT’s agreements with CMFT Management and its affiliates, including the CMFT Management Agreement;

•

property acquisitions from other real estate programs sponsored or operated by CCO Group, which might entitle affiliates of CMFT Management to real estate commissions and possible success-based sale fees in connection with its services for the seller;

•	property acquisitions from third parties, which entitle CMFT Management to advisory fees;

•	property or asset dispositions, which may entitle CMFT Management or its affiliates to disposition fees;

•	borrowings to acquire properties, which borrowings will increase the acquisition and advisory fees payable to CMFT Management; and

•

how and when to recommend to CMFT’s Board a proposed strategy to provide CMFT stockholders with liquidity, which proposed strategy, if implemented, could entitle CMFT Management to the payment of significant fees.

A wholly owned subsidiary of CMFT has engaged an investment advisor to select and manage CMFT’s investment securities. This investment advisor has engaged a sub-advisor to provide management services with respect to corporate credit-related securities. CMFT relies on the performance of this investment advisor and sub-advisor in implementing the investment securities portion of CMFT’s investment strategy.

CMFT Securities Investments, LLC (“CMFT Securities”), a wholly owned subsidiary of CMFT, was formed for the purpose of holding any investment securities of CMFT. CMFT Securities has engaged CIM Capital IC Management, LLC (the “Investment Advisor”), a wholly owned subsidiary of CIM Group, LLC, to manage the day-to-day business affairs of CMFT Securities and its investments in corporate credit and real estate-related securities. The Investment Advisor engaged OFS Capital Management, LLC (the “Sub-Advisor”), an affiliate of the Investment Advisor, to provide investment management services with respect to the corporate credit-related securities held by CMFT Securities. The Investment Advisor and Sub-Advisor have, and will continue to have, substantial discretion, within CMFT’s investment guidelines, to make decisions related to the acquisition, management and disposition of CMFT’s investment securities. If the Investment Advisor and Sub-Advisor do not succeed in implementing the investment securities portion of CMFT’s investment strategy, CMFT’s performance will suffer. In addition, even though CMFT Securities has the ability to terminate the Investment Advisor at any time, and therefore also terminate the Sub-Advisor, a termination fee may be required to be paid in connection with such termination and it may be difficult and costly to terminate and replace the Investment Advisor and the Sub-Advisor.

CMFT does not have a direct contractual relationship with the Sub-Advisor. Therefore, it may be difficult for CMFT to take enforcement action against the Sub-Advisor if its actions, performance or non-performance do not comply with the agreement.

CMFT is not a party to the agreement with the Sub-Advisor pursuant to which the Sub-Advisor provides investment management services with respect to the corporate credit-related securities held by CMFT Securities.

Therefore, CMFT is dependent upon the Investment Advisor to manage and monitor the Sub-Advisor effectively. The Sub-Advisor may take actions that are not in CMFT’s best interest, which could cause CMFT’s performance to suffer, and as CMFT is not a party to the agreement with the Sub-Advisor, CMFT is limited in its ability to enforce that agreement.

CMFT Management faces conflicts of interest relating to the incentive fee structure under the CMFT Management Agreement, which could result in actions that are not necessarily in the long-term best interests of CMFT stockholders.

Pursuant to the terms of CMFT Management Agreement, CMFT Management is entitled to a subordinated performance fee that is structured in a manner intended to provide incentives to CMFT Management to perform in CMFT’s best interests and in the best interests of CMFT stockholders. However, because CMFT Management does not maintain a significant equity interest in CMFT and is entitled to receive certain fees regardless of performance, CMFT Management’s interests are not wholly aligned with those of CMFT stockholders. Furthermore, CMFT Management could be motivated to recommend riskier or more speculative acquisitions in order for CMFT to generate the specified levels of performance or sales proceeds that would entitle CMFT Management to performance-based fees. In addition, CMFT Management will have substantial influence with respect to how and when the CMFT Board elects to provide liquidity to CMFT stockholders, and these performance-based fees could influence CMFT Management’s recommendations to CMFT in this regard. CMFT Management also has the right to terminate the CMFT Management Agreement upon 60 days’ written notice without cause or penalty which, under certain circumstances, could result in CMFT Management earning a performance fee. This could have the effect of delaying, deferring or preventing a change of control.

Other real estate programs sponsored by CCO Group, as well as CIM and certain of its affiliates, use investment strategies that are similar to those of CMFT; therefore, CMFT’s executive officers and the officers and key personnel of CMFT Management and its affiliates may face conflicts of interest relating to the purchase and leasing of properties, and such conflicts may not be resolved in CMFT’s favor.

INAV and CIM and its affiliates may have investment objectives, strategy and criteria, including targeted asset types, substantially similar to those of CMFT. As a result, CMFT may be seeking to acquire properties and real estate-related assets, including mortgage loans, at the same time as CIM or its affiliates, or one or more of the other real estate programs sponsored by CCO Group or its affiliates. Certain of CMFT’s executive officers and certain officers of CMFT Management also are executive officers of CIM or its affiliates and other programs sponsored by CCO Group or its affiliates, the general partners of other private investment programs sponsored by CCO Group or its affiliates and/or the advisors or fiduciaries of other real estate programs sponsored by CCO Group or its affiliates. Accordingly, there is a risk that the allocation of acquisition opportunities may result in CMFT’s acquiring a property that provides lower returns to CMFT than a property purchased by another real estate program sponsored by CCO Group or its affiliates.

In addition, CMFT has acquired, and may continue to acquire, properties in geographic areas where CIM or its affiliates or other real estate programs sponsored by CCO Group or its affiliates, own properties. If one of these other real estate programs attracts a tenant that CMFT is competing for, CMFT could suffer a loss of revenue due to delays in locating another suitable tenant.

CMFT’s officers, certain of CMFT’s directors and CMFT Management, including its key personnel and officers, face conflicts of interest related to the positions they hold with affiliated and unaffiliated entities, which could hinder CMFT’s ability to successfully implement CMFT’s business strategy and to generate returns to CMFT stockholders.

Richard S. Ressler, the chairman of the CMFT Board, chief executive officer and president, who is also a founder and principal of CIM and is an officer/director of certain of its affiliates, is the chairman of the board, chief executive officer and president of INAV and vice president of CMFT Management. One of CMFT’s directors,

Avraham Shemesh, who is also a founder and principal of CIM and is an officer/director of certain of its affiliates, serves as a director of INAV and is president and treasurer of CMFT Management. One of CMFT’s directors, Elaine Y. Wong, who served as a principal of CIM from February 2015 to July 2021, also serves as a director of INAV. One of CMFT’s independent directors, W. Brian Kretzmer, also serves as a director of INAV. CMFT’s chief financial officer and treasurer, Nathan D. DeBacker, who is also the chief financial officer and treasurer of INAV, is a vice president of CMFT Management and is an officer of certain of its affiliates. In addition, affiliates of CMFT Management act as an advisor to INAV, which primarily focuses on the acquisition and management of commercial properties subject to long-term net leases to creditworthy tenants and has acquired or may acquire assets similar to those of CMFT.

Conflicts with CMFT’s business and interests are most likely to arise from involvement in activities related to (1) allocation of new acquisition opportunities, management time and operational expertise among CMFT and the other entities, (2) CMFT’s purchase of properties from, or sale of properties to, affiliated entities, (3) the timing and terms of the acquisition or sale of an asset, (4) development of CMFT’s properties by affiliates, (5) investments with affiliates of CMFT Management, (6) compensation to CMFT Management and its affiliates, and (7) CMFT’s relationship with, and compensation to, CMFT’s dealer manager. Even if these persons do not violate their duties to CMFT and CMFT stockholders, they will have competing demands on their time and resources and may have conflicts of interest in allocating their time and resources among CMFT and these other entities and persons. Should such persons devote insufficient time or resources to CMFT’s business, returns on CMFT’s investments may suffer.

The officers and affiliates of CMFT Management will try to balance CMFT’s interests with the interests of CIM and its affiliates and other programs sponsored or operated by CMFT’s sponsor, CCO Group, which includes CCO Group, LLC, an affiliate of CIM, and certain of its subsidiaries, including CMFT Management, CMFT’s dealer manager, and CMFT’s property manager, to whom they owe duties. However, to the extent that these persons take actions that are more favorable to other entities than to CMFT, these actions could have a negative impact on CMFT’s financial performance and, consequently, on distributions to CMFT stockholders and the value of their investments.

CMFT may acquire assets and borrow funds from affiliates of CMFT Management, and sell or lease CMFT’s assets to affiliates of CMFT Management, and any such transaction could result in conflicts of interest.

CMFT is permitted to acquire properties from affiliates of CMFT Management, provided that, pursuant to the CMFT Management Agreement, CMFT Management shall not consummate on CMFT’s behalf any transaction that involves the sale of any real estate or real-estate related asset to, or the acquisition of any such asset from, CMFT Management or its affiliates, including CIM, and any funds managed by CIM or its affiliates, unless such transaction is on terms no less favorable to CMFT than could have been obtained on an arm’s length basis from an unrelated third party and has been approved in advance by a majority of CMFT’s independent directors. In the event that CMFT acquires a property from an affiliate of CMFT Management, CMFT may be foregoing an opportunity to acquire a different property that might be more advantageous to CMFT. In addition, CMFT is permitted to borrow funds from affiliates of CMFT Management, including CMFT’s sponsor, and to sell and lease CMFT’s assets to affiliates of CMFT Management, and CMFT has not established a policy that specifically addresses how CMFT will determine the sale or lease price in any such transaction. Any such borrowings, sale or lease transaction must be approved by a majority of CMFT’s directors, including a majority of CMFT’s independent directors, not otherwise interested in such transaction as being fair and reasonable to CMFT. To the extent that CMFT acquires any properties from affiliates of CMFT Management, borrow funds from affiliates of CMFT Management or sell or lease CMFT’s assets to affiliates of CMFT Management, such transactions could result in a conflict of interest.

CMFT Management faces conflicts of interest relating to joint ventures or other co-ownership arrangements that CMFT may enter into with CIM or its affiliates, or another real estate program sponsored or operated by CCO Group, which could result in a disproportionate benefit to CIM or its affiliates, or another real estate program sponsored by CCO Group.

CMFT may enter into joint ventures or co-ownership arrangements (including co-investment transactions) with CIM or its affiliates, or another real estate program sponsored or operated by CCO Group for the acquisition, development or improvement of properties, as well as the acquisition of real estate-related assets. Since one or more of the officers of CMFT Management are officers of CIM or its affiliates, including CCO Group and/or the advisors to other real estate programs sponsored by CCO Group, CMFT Management may face conflicts of interest in determining which real estate program should enter into any particular joint venture or co-ownership arrangement. These persons also may have a conflict in structuring the terms of the relationship between CMFT and any affiliated co-venturer or co-owner, as well as conflicts of interests in managing the joint venture, which may result in the co-venturer or co-owner receiving benefits greater than the benefits that CMFT receives.

In the event CMFT enters into joint venture or other co-ownership arrangements with CIM or its affiliates, or another real estate program sponsored by CCO Group, CMFT Management and its affiliates may have a conflict of interest when determining when and whether to buy or sell a particular property, or to make or dispose of another real estate-related asset. In addition, if CMFT becomes listed for trading on a national securities exchange, CMFT may develop more divergent goals and objectives from any affiliated co-venturer or co-owner that is not listed for trading. In the event CMFT enters into a joint venture or other co-ownership arrangement with another real estate program sponsored by CIM or its affiliates, or another real estate investment program sponsored by CCO Group that has a term shorter than ours, the joint venture may be required to sell its properties earlier than CMFT may desire to sell the properties. Even if the terms of any joint venture or other co-ownership agreement between CMFT and CIM or its affiliates, or another real estate program sponsored by CCO Group grants CMFT the right of first refusal to buy such properties, CMFT may not have sufficient funds or borrowing capacity to exercise CMFT’s right of first refusal under these circumstances. CMFT has adopted certain procedures for dealing with potential conflicts of interest as further described “Parties to the Merger—CIM Real Estate Finance Trust, Inc.—Conflicts of Interest and Allocation of Investment Opportunities.”

If CMFT fails to maintain an effective system of internal control over financial reporting, CMFT may not be able to accurately report its financial results.

An effective system of internal control over financial reporting is necessary for CMFT to provide reliable financial reports, prevent fraud and operate successfully as a public company. As part of CMFT’s ongoing monitoring of internal controls, CMFT may discover material weaknesses or significant deficiencies in its internal controls that it believes require remediation. If CMFT discovers such weaknesses, it will make efforts to improve its internal controls in a timely manner. Any system of internal controls, however well designed and operated, is based in part on certain assumptions and can only provide reasonable, not absolute, assurance that the objectives of the system are met. Any failure to maintain effective internal controls, or implement any necessary improvements in a timely manner, could have a material adverse effect on CMFT’s business, financial condition, results of operations, cash flows or CMFT’s ability to satisfy its debt service obligations or to maintain its level of distributions on CMFT Common Stock, or cause it to not meet its reporting obligations. Ineffective internal controls could also cause holders of CMFT’s securities to lose confidence in CMFT’s reported financial information, which would likely have a negative effect on CMFT’s business.

Risks Related to CMFT’s Corporate Structure

The CMFT Charter permits the CMFT Board to authorize the issuance of stock with terms that may subordinate the rights of holders of CMFT Common Stock or discourage a third party from acquiring CMFT in a manner that might result in a premium price to its stockholders.

The CMFT Charter permits the CMFT Board to authorize the issuance of up to 500,000,000 shares of stock, of which 490,000,000 shares are classified as common stock and 10,000,000 shares are classified as preferred stock.

In addition, the CMFT Board, without any action by CMFT stockholders, may amend the CMFT Charter from time to time to increase or decrease the aggregate number of shares or the number of shares of any class or series of stock that CMFT has authority to issue. The CMFT Board may classify or reclassify any unissued common stock or preferred stock into other classes or series of stock and establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of any such stock. Shares of CMFT Common Stock shall be subject to the express terms of any series of CMFT’s preferred stock. Thus, the CMFT Board could authorize the issuance of preferred stock with terms and conditions that have a priority as to distributions and amounts payable upon liquidation over the rights of the holders of CMFT Common Stock. Preferred stock could also have the effect of delaying, deferring or preventing the removal of incumbent management or a change of control of CMFT, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of CMFT’s assets) that might provide a premium to the purchase price of CMFT Common Stock for CMFT stockholders.

Maryland law prohibits certain business combinations, which may make it more difficult for CMFT to be acquired and may limit its stockholders’ ability to dispose of their shares.

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•

any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock after the date on which the corporation had 100 or more beneficial owners of its stock; or

•

an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question and after the date on which the corporation had 100 or more beneficial owners of its stock, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation.

A person is not an interested stockholder under the statute if the CMFT Board approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the CMFT Board may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the CMFT Board.

After the five-year prohibition, any such business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation, voting together as a single voting group; and

•

two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than voting stock held by the interested stockholder who will (or whose affiliate will) be a party to the business combination or by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. The business combination statute permits various exemptions from its provisions, including business combinations that are exempted by the CMFT Board prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, the CMFT Board has exempted any business combination involving CMFT Management or any affiliate of CMFT Management. As a result, CMFT Management and any affiliate of CMFT Management may be able to enter into business combinations with CMFT that may not be in the best interest of CMFT stockholders, without compliance with the super-majority vote requirements and the other provisions of the statute. The business combination statute may discourage others from trying to acquire control of CMFT and increase the difficulty of consummating any offer.

Maryland law also limits the ability of a third party to buy a large percentage of CMFT’s outstanding shares and exercise voting control in electing directors.

Under its Control Share Acquisition Act, Maryland law also provides that a holder of “control shares” of a Maryland corporation acquired in a “control share acquisition” has no voting rights with respect to such shares except to the extent approved by the corporation’s disinterested stockholders by a vote of two-thirds of the votes entitled to be cast on the matter. Shares of stock owned by interested stockholders, that is, by the acquiror, or officers of the corporation or employees of the corporation who are directors of the corporation, are excluded from shares entitled to vote on the matter. “Control shares” are voting shares of stock that would entitle the acquiror, directly or indirectly, except solely by virtue of a revocable proxy, to exercise or direct the exercise of voting power in electing directors within specified ranges of voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares. The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) to acquisitions approved or exempted by the charter or bylaws of the corporation. The CMFT Bylaws contain a provision exempting from the Control Share Acquisition Act any acquisition of shares of CMFT’s stock by CCO Group. This provision may be amended or eliminated at any time in the future. If this provision were amended or eliminated, this statute could have the effect of discouraging offers from third parties to acquire CMFT and increasing the difficulty of successfully completing this type of offer by anyone other than CMFT Management or any of its affiliates.

The CMFT Charter includes a provision that may discourage a person, including a CMFT stockholder, from launching a tender offer for CMFT’s shares.

The CMFT Charter requires that any tender offer, including any “mini-tender” offer, must comply with most of the requirements of Regulation 14D of the Exchange Act. The offering person must provide CMFT notice of the tender offer at least ten (10) business days before initiating the tender offer. If the offering person does not comply with these requirements, CMFT stockholders will be prohibited from transferring any shares to such non-complying person unless they first offered such shares to CMFT at the tender offer price offered by the non-complying person. In addition, the non-complying person shall be responsible for all of CMFT’s expenses in connection with that person’s noncompliance. This provision of the CMFT Charter may discourage a person from initiating a tender offer for CMFT’s shares and prevent CMFT stockholders from receiving a premium to the purchase price for their shares in such a transaction.

The CMFT Board may change certain of CMFT’s policies without stockholder approval, which could alter the nature of CMFT stockholders’ investment.

The CMFT Board determines CMFT’s major policies, including its policies regarding investments, financing, growth, debt capitalization, REIT qualification and distributions. CMFT’s investment policies may change over time. The methods of implementing CMFT’s investment objectives and strategies also may vary as new real estate development trends emerge and new investment techniques are developed. The CMFT Board may amend or revise these and other policies without a vote of CMFT stockholders. As a result, the nature of CMFT stockholders’ investment could change without their consent. Under the MGCL and the CMFT Charter, CMFT stockholders generally have a right to vote only on the following:

•	the election or removal of directors;

•

an amendment of the CMFT Charter, except that the CMFT Board may amend the CMFT Charter without stockholder approval to increase or decrease the aggregate number of CMFT’s shares or the number of CMFT’s shares of any class or series that CMFT has the authority to issue, to change CMFT’s name, to change the name or other designation or the par value of any class or series of CMFT’s stock and the aggregate par value of CMFT’s stock or to effect certain reverse stock splits; provided, however, that any such amendment does not adversely affect the rights, preferences and privileges of the stockholders;

•	CMFT’s dissolution; and

•	a merger or consolidation, a statutory share exchange or the sale or other disposition of all or substantially all of CMFT’s assets.

All other matters are subject to the discretion of the CMFT Board. Therefore, CMFT stockholders are limited in their ability to change CMFT’s policies and operations.

CMFT’s rights and the rights of CMFT stockholders to recover claims against CMFT’s officers, directors and CMFT Management are limited, which could reduce CMFT stockholders’ and CMFT’s recovery against them if they cause CMFT to incur losses.

The MGCL provides that a director has no liability in such capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in the corporation’s best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. The CMFT Charter, in the case of CMFT’s directors and officers, and the CMFT Management Agreement, in the case of CMFT Management and its affiliates, requires CMFT, subject to certain exceptions, to indemnify and advance expenses to CMFT’s directors, CMFT’s officers, and CMFT Management and its affiliates. Moreover, CMFT has entered into separate indemnification agreements with each of CMFT’s directors and executive officers. The CMFT Charter permits CMFT to provide such indemnification and advance for expenses to its employees and agents. Additionally, the CMFT Charter limits, subject to certain exceptions, the liability of CMFT’s directors and officers to CMFT and its stockholders for monetary damages. Although the CMFT Charter does not allow CMFT to indemnify CMFT’s directors or CMFT Management and its affiliates for any liability or loss suffered by them or hold harmless CMFT’s directors or CMFT Management and its affiliates for any loss or liability suffered by CMFT to a greater extent than permitted under Maryland law, CMFT and CMFT stockholders may have more limited rights against CMFT’s directors, officers, employees and agents, and CMFT Management and its affiliates, than might otherwise exist under common law, which could reduce CMFT stockholders’ and CMFT’s recovery against them. In addition, CMFT Management is not required to retain cash to pay potential liabilities and it may not have sufficient cash available to pay liabilities if they arise. If CMFT Management is held liable for a breach of its fiduciary duty to CMFT, or a breach of its contractual obligations to CMFT, CMFT may not be able to collect the full amount of any claims it may have against CMFT Management. In addition, CMFT may be obligated to fund the defense costs incurred by CMFT’s directors, officers, employees and agents or CMFT Management in some cases, which would decrease the cash otherwise available for distribution to CMFT stockholders.

CMFT stockholders’ interest in CMFT will be diluted if CMFT issues additional shares.

CMFT stockholders do not have preemptive rights to any shares issued by CMFT in the future. The CMFT Charter authorizes 500,000,000 shares of stock, of which 490,000,000 shares are classified as common stock and 10,000,000 shares are classified as preferred stock. Subject to any limitations set forth under Maryland law, the CMFT Board may amend the CMFT Charter from time to time to increase the number of authorized shares of stock, increase or decrease the number of shares of any class or series of stock that CMFT has authority to issue, or classify or reclassify any unissued shares into other classes or series of stock without the necessity of obtaining stockholder approval. All of such shares may be issued in the discretion of the CMFT Board. CMFT stockholders will suffer dilution of their equity investment in CMFT upon future issuances of capital stock of CMFT, including in the event that CMFT (1) reinstates and issues shares of CMFT Common Stock under the CMFT DRIP (unless such stockholders elect to fully participate in the CMFT DRIP), (2) sells securities that are convertible into shares of CMFT Common Stock, (3) issues shares of CMFT Common Stock in a private offering of securities to institutional investors, (4) issues shares of CMFT Common Stock to CMFT Management, its successors or assigns, in payment of an outstanding fee obligation as set forth under the CMFT Management Agreement or (5) issues shares of CMFT Common Stock to sellers of properties acquired by CMFT in connection with an exchange of limited partnership interests of CMFT OP. In addition, the partnership agreement of CMFT OP contains provisions that would allow, under certain circumstances, other entities, including other real estate programs sponsored or operated by CCO Group, to merge into or cause the exchange or conversion of their interest in that entity for interests of CMFT OP. Because the limited partnership interests of CMFT OP may, in the discretion of the CMFT Board, be exchanged for shares of CMFT Common Stock, any merger, exchange or conversion between CMFT OP and another entity ultimately could result in the issuance of a substantial number of shares of CMFT Common Stock, thereby diluting the percentage ownership interest of other stockholders.

CMFT’s Umbrella Partnership Real Estate Investment Trust (UPREIT) structure may result in potential conflicts of interest with limited partners in CMFT OP whose interests may not be aligned with those of CMFT stockholders.

CMFT’s directors and officers have duties to CMFT’s corporation and CMFT stockholders under Maryland law in connection with their management of the corporation. At the same time, CMFT, as general partner, has fiduciary duties under Delaware law to CMFT OP and to the limited partners in connection with the management of CMFT OP. If CMFT admits outside limited partners to CMFT OP, CMFT’s duties as general partner to CMFT OP and its partners may come into conflict with the duties of CMFT’s directors and officers to the corporation and CMFT stockholders. Under Delaware law, a general partner of a Delaware limited partnership owes its limited partners the duties of good faith and fair dealing. Other duties, including fiduciary duties, may be modified or eliminated in the partnership’s partnership agreement. The partnership agreement of CMFT OP provides that, for so long as CMFT owns a controlling interest in CMFT OP, any conflict that cannot be resolved in a manner not adverse to either CMFT stockholders or the limited partners will be resolved in favor of CMFT stockholders.

Additionally, the partnership agreement expressly limits CMFT’s liability by providing that CMFT and CMFT’s officers, directors, agents and employees, will not be liable or accountable to CMFT OP for losses sustained, liabilities incurred or benefits not derived if CMFT or CMFT’s officers, directors, agents or employees acted in good faith. In addition, CMFT OP is required to indemnify CMFT and its officers, directors, employees, agents and designees to the extent permitted by applicable law from and against any and all claims arising from operations of CMFT OP, unless it is established that: (1) the act or omission was committed in bad faith, was fraudulent or was the result of active and deliberate dishonesty; (2) the indemnified party received an improper personal benefit in money, property or services; or (3) in the case of a criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful.

The provisions of Delaware law that allow the fiduciary duties of a general partner to be modified by a partnership agreement have not been tested in a court of law, and CMFT has not obtained an opinion of counsel covering the provisions set forth in the partnership agreement that purport to waive or restrict CMFT’s fiduciary duties.

Shares of CMFT Common Stock are not currently publicly traded, and while CMFT Management believes that the Merger would better position the Combined Company for a potential future listing, there are no current definitive plans to list CMFT Common Stock on any securities exchange at a particular time, and CMFT is not required to provide for a liquidity event. Therefore, it may be difficult for CMFT stockholders to sell their shares and, if stockholders are able to sell their shares, they will likely sell them at a substantial discount.

There is currently no public market for shares of CMFT Common Stock, and there may never be one. In addition, the CMFT Charter does not contain a requirement for the CMFT Board to annually consider a liquidity event. Moreover, investors should not rely on CMFT’s share redemption program as a method to sell shares promptly because CMFT’s share redemption program includes numerous restrictions that limit stockholders’ ability to sell shares to CMFT, and the CMFT Board may amend, suspend or terminate CMFT’s share redemption program at any time and for any reason it deems appropriate. The CMFT Board may also reject any request for redemption of shares and investor suitability standards imposed by certain states may make it more difficult for stockholders to sell shares to someone in those states. Therefore, CMFT stockholders may not have the opportunity to make a redemption request under the CMFT share redemption program and CMFT stockholders may not be able to sell any of their shares of CMFT Common Stock back to CMFT pursuant to the CMFT share redemption program. Moreover, if CMFT stockholders are able to sell their shares back to CMFT, the price at which such shares are redeemed may be less than the most recent estimated NAV per share of CMFT Common Stock of $7.20 as of March 31, 2021 that has been attributed to shares of CMFT Common Stock for purposes of determining the Exchange Ratio.

If CMFT is required to register as an investment company under the Investment Company Act, CMFT could not continue CMFT’s current business plan, which may significantly reduce the value of CMFT stockholders’ investment.

CMFT intends to conduct CMFT’s operations, and the operations of CMFT OP and any other subsidiaries, so that no such entity meets the definition of an “investment company” under Section 3(a)(1) of the Investment Company Act. Under the Investment Company Act, in relevant part, a company is an “investment company” if:

•	pursuant to Section 3(a)(1)(A), it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities; or

•

pursuant to Section 3(a)(1)(C), it is engaged, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis (the 40% test). “Investment securities” exclude U.S. government securities and securities of majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

CMFT intends to monitor its operations and its assets on an ongoing basis in order to ensure that neither CMFT, nor any of CMFT’s subsidiaries, meet the definition of “investment company” under Section 3(a)(1) of the Investment Company Act. If CMFT were obligated to register as an investment company, CMFT would have to comply with a variety of substantive requirements under the Investment Company Act imposing, among other things:

•	limitations on capital structure;

•	restrictions on specified investments;

•	prohibitions on transactions with affiliates;

•	compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly change CMFT’s operations; and

•	potentially, compliance with daily valuation requirements.

In order for CMFT to not meet the definition of an “investment company” and avoid regulation under the Investment Company Act, it must engage primarily in the business of buying real estate. To avoid meeting the definition of an “investment company” under Section 3(a)(1) of the Investment Company Act, CMFT may be unable to sell assets it would otherwise want to sell and may need to sell assets it would otherwise wish to retain. Similarly, CMFT may have to acquire additional income or loss generating assets that CMFT might not otherwise have acquired or may have to forgo opportunities to acquire interests in companies that it would otherwise want to acquire and would be important to its investment strategy. Accordingly, the CMFT Board may not be able to change CMFT’s investment policies as it may deem appropriate if such change would cause CMFT to meet the definition of an “investment company.” In addition, a change in the value of any of CMFT’s assets could negatively affect CMFT’s ability to avoid being required to register as an investment company. If CMFT was required to register as an investment company but failed to do so, it would be prohibited from engaging in CMFT’s business, and criminal and civil actions could be brought against it. In addition, CMFT’s contracts would be unenforceable unless a court were to require enforcement, and a court could appoint a receiver to take control of CMFT and liquidate CMFT’s business.

The limit on the percentage of shares of CMFT Common Stock that any person may own may discourage a takeover or business combination that may benefit CMFT stockholders.

The CMFT Charter restricts the direct or indirect ownership by one person or entity to no more than 9.8% of the value of CMFT’s then outstanding capital stock (which includes common stock and any preferred stock CMFT may issue) and no more than 9.8% of the value or number of shares, whichever is more restrictive, of the then outstanding CMFT Common Stock unless exempted (prospectively or retroactively) by the CMFT Board. These restrictions may discourage a change of control of CMFT and may deter individuals or entities from making tender offers for shares of CMFT Common Stock on terms that might be financially attractive to stockholders or which may cause a change in CMFT’s management. In addition to deterring potential transactions that may be favorable to CMFT stockholders, these provisions may also decrease the ability of stockholders to sell their shares of CMFT Common Stock.

General Risks Related to Real Estate Assets

Adverse economic, regulatory and geographic conditions that have an impact on the real estate market in general may prevent CMFT from being profitable or from realizing growth in the value of CMFT’s real estate properties, and could have a significant negative impact on CMFT.

CMFT’s operating results will be subject to risks generally incident to the ownership of real estate, including:

•	changes in international, national or local economic or geographic conditions (including as a result COVID-19);

•	changes in supply of or demand for similar or competing properties in an area;

•	changes in interest rates and availability of permanent mortgage funds that may render the sale of a property difficult or unattractive;

•	the illiquidity of real estate assets generally;

•	changes in tax, real estate, environmental and zoning laws; and

•	periods of high interest rates and tight money supply.

The outbreak of COVID-19 that began in the fourth quarter of 2019 has led to an economic slowdown and contributed to a recession in the United States. During periods of economic slowdown or recession, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in rents or an increased incidence of defaults under existing leases. The extent to which federal, state or local governmental authorities grant rent relief or other relief or enact amnesty programs applicable to CMFT’s tenants in response to the COVID-19 outbreak will exacerbate the negative impacts that a slow down or recession will have on CMFT. If CMFT cannot operate its properties so as to meet its financial expectations, because of these or other risks, CMFT may be prevented from being profitable or growing the values of CMFT’s real estate properties, and its business, financial condition, results of operations, cash flow or CMFT’s ability to satisfy its debt service obligations or to maintain CMFT’s level of distributions to CMFT stockholders may be significantly negatively impacted.

CMFT is dependent on single-tenant leases for a substantial portion of CMFT’s revenue and, accordingly, if CMFT is unable to renew leases, lease vacant space, including vacant space resulting from tenant defaults, or re-lease space as leases expire on favorable terms or at all, CMFT’s financial condition could be adversely affected.

CMFT focuses its equity investment activities on ownership of primarily freestanding, single-tenant commercial properties that are net leased to a single tenant. Therefore, the financial failure of, or other default by, a significant tenant or multiple tenants could cause a material reduction in CMFT’s revenues and operating cash flows. In addition, to the extent that CMFT enters into a master lease with a particular tenant, the termination of such master lease could affect each property subject to the master lease, resulting in the loss of revenue from all such properties.

CMFT cannot assure its stockholders that its leases will be renewed or that it will be able to lease or re-lease the properties on favorable terms, or at all, or that lease terminations will not cause CMFT to sell the properties at a loss. Any of CMFT’s properties that become vacant could be difficult to re-lease or sell. CMFT has and may continue to experience vacancies either by the default of a tenant under its lease or the expiration of one of CMFT’s leases. CMFT typically must incur all of the costs of ownership for a property that is vacant. Upon or pending the expiration of leases at its properties, CMFT may be required to make rent or other concessions to tenants, or accommodate requests for renovations, remodeling and other improvements, in order to retain and attract tenants. Certain of CMFT’s properties may be specifically suited to the particular needs of a tenant (e.g., a restaurant) and major renovations and expenditures may be required in order for CMFT to re-lease the space for other uses. If the vacancies continue for a long period of time, CMFT may suffer reduced revenues and increased costs, resulting in less cash available for distribution to CMFT stockholders and unitholders of CMFT OP. If CMFT is unable to renew leases, lease vacant space, including vacant space resulting from tenant defaults, or re-lease space as leases expire on favorable terms or at all, CMFT’s financial condition could be adversely affected.

CMFT is subject to geographic and industry concentrations that make it more susceptible to adverse events with respect to certain geographic areas or industries.

As of June 30, 2021, CMFT had derived approximately:

•	11% of its annualized rental income from tenants in California; and

•

12%, 11% and 10% of its annualized rental income from tenants in the sporting goods, hobby and musical instruments stores; health and personal care stores; and general merchandise stores industries, respectively.

Any adverse change in the financial condition of a tenant with whom CMFT may have a significant credit concentration now or in the future, or any downturn of the economy in any state or industry in which CMFT may have a significant credit concentration now or in the future, could result in a material reduction of CMFT’s cash flows or material losses to CMFT.

If a major tenant declares bankruptcy, CMFT may be unable to collect balances due under relevant leases, which could have a material adverse effect on CMFT’s financial condition and ability to pay distributions to CMFT stockholders.

The bankruptcy or insolvency of CMFT’s tenants may adversely affect the income produced by CMFT’s properties. Under bankruptcy law, a tenant cannot be evicted solely because of its bankruptcy and has the option to assume or reject any unexpired lease. If the tenant rejects the lease, any resulting claim CMFT has for breach of the lease (excluding collateral securing the claim) will be treated as a general unsecured claim. CMFT’s claim against the bankrupt tenant for unpaid and future rent will be subject to a statutory cap that might be substantially less than the remaining rent actually owed under the lease, and it is unlikely that a bankrupt tenant that rejects its lease would pay in full amounts it owes CMFT under the lease. Even if a lease is assumed and brought current, CMFT still runs the risk that a tenant could condition lease assumption on a restructuring of certain terms, including rent, that would have an adverse impact on CMFT. Any shortfall resulting from the bankruptcy of one or more of CMFT’s tenants could adversely affect CMFT’s business, financial condition, results of operations, cash flows or CMFT’s ability to satisfy CMFT’s debt service obligations or to maintain CMFT’s level of distributions on CMFT Common Stock.

In addition, the financial failure of, or other default by, one or more of the tenants to whom CMFT has exposure could have an adverse effect on the results of CMFT’s operations. While CMFT evaluates the creditworthiness of CMFT’s tenants by reviewing available financial and other pertinent information, there can be no assurance that any tenant will be able to make timely rental payments or avoid defaulting under its lease. If any of CMFT’s tenants’ businesses experience significant adverse changes, they may fail to make rental payments when due, close a number of stores, exercise early termination rights (to the extent such rights are available to the tenant) or declare bankruptcy. A default by a significant tenant or multiple tenants could cause a material reduction in CMFT’s revenues and operating cash flows. In addition, if a tenant defaults, CMFT may incur substantial costs in protecting CMFT’s assets.

If a sale-leaseback transaction is re-characterized in a tenant’s bankruptcy proceeding, CMFT’s financial condition could be adversely affected.

CMFT may enter into sale-leaseback transactions, whereby it would purchase a property and then lease the same property back to the person from whom CMFT purchased it. In the event of the bankruptcy of a tenant, a transaction structured as a sale-leaseback might be re-characterized as either a financing or a joint venture, either of which outcomes could adversely affect CMFT’s financial condition, cash flows and the amount available for distributions to CMFT stockholders.

If the sale-leaseback were re-characterized as a financing, CMFT would not be considered the owner of the property, and as a result would have the status of a creditor in relation to the tenant. In that event, CMFT would no longer have the right to sell or encumber CMFT’s ownership interest in the property. Instead, CMFT would have a claim against the tenant for the amounts owed under the lease, with the claim arguably secured by the property. The tenant/debtor might have the ability to propose a plan restructuring the term, interest rate and amortization schedule of its outstanding balance. If confirmed by the bankruptcy court, CMFT could be bound by the new terms, and prevented from foreclosing CMFT’s lien on the property. If the sale-leaseback were re-characterized as a joint venture, CMFT and CMFT’s tenant could be treated as co-venturers with regard to the property. As a result, CMFT could be held liable, under some circumstances, for debts incurred by the tenant relating to the property.

CMFT has assumed, and in the future may assume, liabilities in connection with CMFT’s property acquisitions, including unknown liabilities.

In connection with the acquisition of properties, CMFT may assume existing liabilities, some of which may have been unknown or unquantifiable at the time of the transaction. Unknown liabilities might include liabilities for cleanup or remediation of undisclosed environmental conditions, claims of tenants or other persons dealing with the sellers prior to CMFT’s acquisition of the properties, tax liabilities, and accrued but unpaid liabilities whether incurred in the ordinary course of business or otherwise. If the magnitude of such unknown liabilities is high, either singly or in the aggregate, it could adversely affect CMFT’s business, financial condition, liquidity and results of operations, cash flows or CMFT’s ability to satisfy its debt service obligations or maintain CMFT’s level of distributions on CMFT Common Stock.

Challenging economic conditions could adversely affect vacancy rates, which could have an adverse impact on CMFT’s ability to make distributions and the value of an investment in CMFT Common Stock.

Challenging economic conditions, the availability and cost of credit, turmoil in the mortgage market, and declining real estate markets may contribute to increased vacancy rates in the commercial real estate sector. If CMFT experiences vacancy rates that are higher than historical vacancy rates, CMFT may have to offer lower rental rates and greater tenant improvements or concessions than expected. Increased vacancies may have a greater impact on CMFT, as compared to REITs with other investment strategies, as CMFT’s investment approach relies on long-term leases in order to provide a relatively stable stream of income for CMFT stockholders. As a result, increased vacancy rates could have the following negative effects on CMFT:

•	the values of CMFT’s commercial properties could decrease below the amount paid for such assets;

•	revenues from such properties could decrease due to low or no rental income during vacant periods, lower future rental rates and/or increase tenant improvement expenses or concessions;

•	ownership costs could increase;

•	revenues from such properties that secure loans could decrease, making it more difficult for CMFT to meet its payment obligations; and/or

•	the resale value of such properties could decline.

All of these factors could impair CMFT’s ability to make distributions and decrease the value of an investment in CMFT Common Stock.

Uninsured losses or losses in excess of CMFT’s insurance coverage could materially adversely affect CMFT’s financial condition and cash flows, and there can be no assurance as to future costs and the scope of coverage that may be available under insurance policies.

CMFT carries comprehensive liability, fire, extended coverage, and rental loss insurance covering all of the properties in CMFT’s portfolio under one or more blanket insurance policies with policy specifications, limits and deductibles customarily carried for similar properties. In addition, CMFT carries professional liability and directors’ and officers’ insurance, and cyber liability insurance. While CMFT selects policy specifications and insured limits that CMFT believes are appropriate and adequate given the relative risk of loss, insurance coverages provided by tenants, the cost of the coverage and industry practice, there can be no assurance that CMFT will not experience a loss that is uninsured or that exceeds policy limits. In addition, CMFT may reduce or discontinue terrorism, earthquake, flood or other insurance on some or all of CMFT’s properties in the future if the cost of premiums for any of these policies exceeds, in CMFT’s judgment, the value of the coverage discounted for the risk of loss. CMFT’s title insurance policies may not insure for the current aggregate market value of CMFT’s portfolio, and CMFT does not intend to increase its title insurance coverage as the market value of CMFT’s portfolio increases.

Further, CMFT does not carry insurance for certain losses, including, but not limited to, losses caused by earthquakes, riots or acts of war because such losses may be either uninsurable or not economically insurable. If CMFT experiences a loss that is uninsured or which exceeds policy limits, CMFT could lose the capital invested in the damaged properties as well as the anticipated future cash flows from those properties. In addition, if the damaged properties are subject to recourse indebtedness, CMFT would continue to be liable for the indebtedness, even if these properties were irreparably damaged. In addition, CMFT carries several different lines of insurance, placed with several large insurance carriers. If any one of these large insurance carriers were to become insolvent, CMFT would be forced to replace the existing insurance coverage with another suitable carrier, and any outstanding claims would be at risk for collection. In such an event, CMFT cannot be certain that it would be able to replace the coverage at similar or otherwise favorable terms. As a result of any of the situations described above, CMFT’s financial condition and cash flows may be materially and adversely affected.

CMFT may be unable to secure funds for future leasing commissions, tenant improvements or capital needs, which could adversely impact CMFT’s ability to pay cash distributions to CMFT stockholders.

When tenants do not renew their leases or otherwise vacate their space, CMFT is typically required to expend substantial funds for leasing commissions, tenant improvements and tenant refurbishments to the vacated space in order to attract replacement tenants. In addition, although CMFT expects that its leases with tenants will require tenants to pay routine property maintenance costs, CMFT could be responsible for any major structural repairs, such as repairs to the foundation, exterior walls and rooftops. The capital to fund these activities may come from cash flows from operations, borrowings, property sales or future equity offerings. However, these sources of funding may not be available on attractive terms or at all, and CMFT may be required to defer necessary improvements to a property, which may cause that property to suffer from a greater risk of obsolescence or a decline in value, or a greater risk of decreased operating cash flows as a result of fewer potential tenants being attracted to the property. If this happens, CMFT’s assets may generate lower cash flows or decline in value, or both.

CMFT’s properties may be subject to impairment charges.

CMFT routinely evaluates CMFT’s real estate assets for impairment indicators. The judgment regarding the existence of impairment indicators is based on factors such as market conditions, tenant performance and lease structure. For example, the early termination of, or default under, a lease by a tenant may lead to an impairment charge. Since CMFT’s investment focus is on properties net leased to a single tenant, the financial failure of, or other default by, a single tenant under its lease may result in a significant impairment loss. If CMFT determines that an impairment has occurred, it would be required to make a downward adjustment to the net carrying value of the property, which could have a material adverse effect on CMFT’s results of operations in the period in which the impairment charge is recorded. CMFT recorded impairment charges related to certain properties in the year ended December 31, 2020 as well as in the six months ended June 30, 2021, and may record future impairments based on actual results and changes in circumstances. Negative developments in the real estate market may cause management to reevaluate the business and macro-economic assumptions used in its impairment analysis. Changes in management’s assumptions based on actual results may have a material impact on CMFT’s financial statements.

CMFT may obtain only limited warranties when it purchases a property and, as a result, have limited recourse in the event CMFT’s due diligence did not identify issues that lower the value of the property.

Properties are often sold on an “as is” condition and “where is” basis and “with all faults,” without any warranties of merchantability or fitness for a particular use or purpose. In addition, purchase agreements may contain only limited warranties, representations and indemnifications that will only survive for a limited period after the closing of the sale. The purchase of properties with limited warranties increases the risk that CMFT may lose some or all of CMFT’s invested capital in the property.

CMFT may be unable to sell a property if or when it decides to do so, including as a result of uncertain market conditions.

Real estate assets are, in general, relatively illiquid and may become even more illiquid during periods of economic downturn. As a result, CMFT may not be able to sell its properties quickly or on favorable terms in response to changes in the economy or other conditions when it otherwise may be prudent to do so. In addition, certain significant expenditures generally do not change in response to economic or other conditions, including debt service obligations, real estate taxes, and operating and maintenance costs. This combination of variable revenue and relatively fixed expenditures may result, under certain market conditions, in reduced earnings. Further, as a result of the 100% prohibited transactions tax applicable to REITs, CMFT intends to hold its properties for investment, rather than primarily for sale in the ordinary course of business, which may cause CMFT to forgo or defer sales of properties that otherwise would be favorable. Therefore, CMFT may be unable to adjust its portfolio promptly in response to economic, market or other conditions, which could adversely affect its business, financial condition, results of operations, cash flows or its ability to satisfy its debt service obligations or to maintain its level of distributions on CMFT Common Stock.

Some of CMFT’s leases may not contain rental increases over time, or the rental increases may be less than the fair market rate at a future point in time. When that is the case, the value of the leased property to a potential purchaser may not increase over time, which may restrict CMFT’s ability to sell that property, or if CMFT is able to sell that property, may result in a sale price less than the price that CMFT paid to purchase the property or the price that could be obtained if the rental was at the then-current market rate.

CMFT expects to hold the various real properties it acquires until such time as it decides that a sale or other disposition is appropriate given CMFT’s REIT status and business objectives. CMFT’s ability to dispose of properties on advantageous terms or at all depends on certain factors beyond CMFT’s control, including competition from other sellers and the availability of attractive financing for potential buyers of CMFT’s properties. CMFT cannot predict the various market conditions affecting real estate assets which will exist at any particular time in the future. Due to the uncertainty of market conditions which may affect the disposition of CMFT’s properties, CMFT cannot assure CMFT stockholders that it will be able to sell such properties at a profit or at all in the future. Accordingly, the extent to which CMFT stockholders will receive cash distributions and realize potential appreciation on CMFT’s real estate assets will depend upon fluctuating market conditions. Furthermore, CMFT may be required to expend funds to correct defects or to make improvements before a property can be sold. CMFT cannot assure CMFT stockholders that it will have funds available to correct such defects or to make such improvements.

CMFT’s properties where the underlying tenant has a below investment-grade credit rating, as determined by major credit rating agencies, or has an unrated tenant may have a greater risk of default.

As of June 30, 2021, approximately 61.2% of CMFT’s tenants were not rated or did not have an investment-grade credit rating from a major ratings agency or were not affiliates of companies having an investment-grade credit rating. CMFT’s properties with such tenants may have a greater risk of default and bankruptcy than properties leased exclusively to investment-grade tenants. When CMFT acquires properties where the tenant does not have a publicly available credit rating, CMFT will use certain credit assessment tools as well as rely on CMFT’s own estimates of the tenant’s credit rating which includes reviewing the tenant’s financial information (e.g., financial ratios, net worth, revenue, cash flows, leverage and liquidity, if applicable). If CMFT’s ratings estimates are inaccurate, the default or bankruptcy risk for the subject tenant may be greater than anticipated. If CMFT’s lender or a credit rating agency disagrees with CMFT’s ratings estimates, CMFT may not be able to obtain CMFT’s desired level of leverage or CMFT’s financing costs may exceed those that CMFT projected. This outcome could have an adverse impact on CMFT’s returns on that asset and hence CMFT’s operating results.

Increased operating expenses could reduce cash flows from operations and funds available to acquire properties or make distributions.

CMFT’s properties are subject to operating risks common to real estate in general, any or all of which may negatively affect CMFT. If any property is not fully occupied or if rents are payable (or are being paid) in an amount that is insufficient to cover operating expenses that are the landlord’s responsibility under the lease,

CMFT could be required to expend funds in excess of such rents with respect to that property for operating expenses. CMFT’s properties are subject to increases in tax rates, utility costs, insurance costs, repairs and maintenance costs, administrative costs and other operating and ownership expenses. Some of CMFT’s property leases may not require the tenants to pay all or a portion of these expenses, in which event CMFT may be responsible for these costs. If CMFT is unable to lease properties on terms that require the tenants to pay all or some of the properties’ operating expenses, if CMFT’s tenants fail to pay these expenses as required or if expenses CMFT is required to pay exceed CMFT’s expectations, CMFT could have less funds available for future acquisitions or cash available for distributions to CMFT stockholders.

Real estate related taxes may increase, and if these increases are not passed on to tenants, CMFT’s income will be reduced.

Local real property tax assessors may reassess CMFT’s properties, which may result in increased taxes. Generally, property taxes increase as property values or assessment rates change, or for other reasons deemed relevant by property tax assessors. An increase in the assessed valuation of a property for real estate tax purposes will result in an increase in the related real estate taxes on that property. Although some tenant leases may permit CMFT to pass through such tax increases to the tenants for payment, renewal leases or future leases may not be negotiated on the same basis. Tax increases not passed through to tenants could have a materially adverse effect on CMFT’s business, financial condition, results of operations, cash flows or CMFT’s ability to satisfy CMFT’s debt service obligations or to maintain CMFT’s level of distributions on CMFT Common Stock.

Covenants, conditions and restrictions may restrict CMFT’s ability to operate a property.

Many of CMFT’s properties are or will be subject to significant covenants, conditions and restrictions, known as “CC&Rs,” restricting their operation and any improvements on such properties. Compliance with CC&Rs may adversely affect the types of tenants CMFT is able to attract to such properties, CMFT’s operating costs and reduce the amount of funds that CMFT has available to pay distributions to CMFT stockholders.

Acquisitions of build-to-suit properties will be subject to additional risks related to properties under development.

CMFT may engage in build-to-suit programs and the acquisition of properties under development. In connection with these acquisitions, CMFT will enter into purchase and sale arrangements with sellers or developers of suitable properties under development or construction. In such cases, CMFT is generally obligated to purchase the property at the completion of construction, provided that the construction conforms to definitive plans, specifications, and costs approved by CMFT in advance. CMFT may also engage in development and construction activities involving existing properties, including the expansion of existing facilities (typically at the request of a tenant) or the development or build-out of vacant space at retail properties. CMFT may advance significant amounts in connection with certain development projects.

As a result, CMFT is subject to potential development risks and construction delays and the resultant increased costs and risks, as well as the risk of loss of certain amounts that CMFT has advanced should a development project not be completed. To the extent that CMFT engages in development or construction projects, CMFT may be subject to uncertainties associated with obtaining permits or re-zoning for development, environmental and land use concerns of governmental entities and/or community groups, and the builder’s ability to build in conformity with plans, specifications, budgeted costs and timetables. If a developer or builder fails to perform, CMFT may terminate the purchase, modify the construction contract or resort to legal action to compel performance (or in certain cases, CMFT may elect to take over the project and pursue completion of the project itself). A developer’s or builder’s performance may also be affected or delayed by conditions beyond that party’s control. Delays in obtaining permits or completion of construction could also give tenants the right to terminate preconstruction leases.

CMFT may incur additional risks if it makes periodic progress payments or other advances to builders before they complete construction. These and other such factors can result in increased project costs or the loss of CMFT’s investment. Although CMFT rarely engages in construction activities relating to space that is not already leased to one or more tenants, to the extent that CMFT does so, it may be subject to normal lease-up risks relating to newly constructed projects. CMFT also will rely on rental income and expense projections and estimates of the fair market value of the property upon completion of construction when agreeing upon a price at the time CMFT acquires the property. If these projections are inaccurate, CMFT may pay too much for a property and CMFT’s return on CMFT’s investment could suffer. If CMFT contracts with a development company for a newly developed property, there is a risk that money advanced to that development company for the project may not be fully recoverable if the developer fails to successfully complete the project.

CMFT’s operating results may be negatively affected by potential development and construction delays and the resultant increased costs and risks.

If CMFT engages in development or construction projects, it will be subject to uncertainties associated with re-zoning for development, environmental and land use concerns of governmental entities and/or community groups, and CMFT’s builder’s ability to build in conformity with plans, specifications, budgeted costs, and timetables. If a builder fails to perform, CMFT may resort to legal action to rescind the breached agreements or to compel performance. A builder’s performance may also be affected or delayed by conditions beyond the builder’s control. Delays in completion of construction could also give tenants the right to terminate preconstruction leases. CMFT may incur additional risks if it makes periodic progress payments or other advances to builders before they complete construction. These and other such factors can result in increased costs of a project or loss of CMFT’s asset. In addition, CMFT will be subject to normal lease-up risks relating to newly constructed projects. CMFT also must rely on rental income and expense projections and estimates of the fair market value of property upon completion of construction when agreeing upon a price at the time CMFT acquires the property. If CMFT’s projections are inaccurate, CMFT may pay too much for a property, and CMFT’s return on CMFT’s assets could suffer.

CMFT may deploy capital in unimproved real property. Returns from development of unimproved properties are also subject to risks associated with re-zoning the land for development and environmental and land use concerns of governmental entities and/or community groups.

Competition with third parties in acquiring, leasing or selling properties and other investments may reduce CMFT’s profitability and the return on CMFT stockholders’ investment.

CMFT competes with many other entities engaged in real estate acquisition activities, including individuals, corporations, bank and insurance company investment accounts, other REITs, real estate limited partnerships, and other entities engaged in real estate acquisition activities, many of which have greater resources than CMFT. Larger competitors may enjoy significant advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. In addition, the number of entities and the amount of funds competing for suitable acquisitions may increase. Any such increase would result in increased demand for these assets and therefore increased prices paid for them. If CMFT pays higher prices for properties and other assets as a result of competition with third parties without a corresponding increase in tenant lease rates, CMFT’s profitability will be reduced, and CMFT stockholders may experience a lower return on their investment.

CMFT is also subject to competition in the leasing of CMFT’s properties. Many of CMFT’s competitors own properties similar to those of CMFT in the same markets in which CMFT’s properties are located. If one of CMFT’s properties is nearing the end of the lease term or becomes vacant and CMFT’s competitors (which could include funds sponsored by affiliates of CMFT Management) offer space at rental rates below current market rates or below the rental rates CMFT currently charges its tenants, CMFT may lose existing or potential tenants and it may be pressured to reduce its rental rates below those it currently charges or to offer substantial rent concessions in order to retain tenants when such tenants’ leases expire or to attract new tenants.

In addition, if CMFT’s competitors sell assets similar to assets CMFT intend to sell in the same markets and/or at valuations below CMFT’s valuations for comparable assets, CMFT may be unable to dispose of CMFT’s assets at all or at favorable pricing or on favorable terms. As a result of these actions by CMFT’s competitors, CMFT’s business, financial condition, liquidity and results of operations may be adversely affected.

CMFT’s properties face competition that may affect tenants’ ability to pay rent and the amount of rent paid to CMFT may affect the cash available for distributions to CMFT stockholders and the amount of distributions.

Many of CMFT’s leases provide for increases in rent as a result of increases in the tenant’s sales volume. There likely will be numerous other retail properties within the market area of such properties that will compete with CMFT’s tenants for customer business. In addition, traditional retailers face increasing competition from alternative retail channels, including internet-based retailers and other forms of e-commerce, factory outlet centers, wholesale clubs, mail order catalogs and television shopping networks, which could adversely impact CMFT’s retail tenants’ sales volume. Such competition could negatively affect such tenants’ ability to pay rent or the amount of rent paid to CMFT. This could result in decreased cash flows from tenants thus affecting cash available for distributions to CMFT stockholders and the amount of distributions CMFT pays.

Acquiring or attempting to acquire multiple properties in a single transaction may adversely affect CMFT’s operations.

From time to time, CMFT may acquire multiple properties in a single transaction. Portfolio acquisitions are often more complex and expensive than single-property acquisitions, and the risk that a multiple-property acquisition does not close may be greater than in a single-property acquisition. Portfolio acquisitions may also result in CMFT owning assets in geographically dispersed markets, placing additional demands on CMFT’s ability to manage the properties in the portfolio. In addition, a seller may require that a group of properties be purchased as a package even though CMFT may not want to purchase one or more properties in the portfolio. In these situations, if CMFT is unable to identify another person or entity to acquire the unwanted properties, CMFT will be required to either pass on the entire portfolio, including the desirable properties or acquire the entire portfolio and operate or attempt to dispose of the unwanted properties. To acquire multiple properties in a single transaction, CMFT may be required to accumulate a large amount of cash. CMFT would expect the returns that it earns on such cash to be less than the ultimate returns on real property, therefore accumulating such cash could reduce CMFT’s funds available for distributions to CMFT stockholders. Any of the foregoing events may have an adverse impact on CMFT’s operations.

Terrorist attacks, acts of violence or war or public health crises may affect the markets in which CMFT operates and have a material adverse effect on CMFT’s financial condition, results of operations and ability to pay distributions to CMFT stockholders.

The strength and profitability of CMFT’s business depends on demand for and the value of CMFT’s properties. Terrorist attacks, acts of war and public health crises (including the COVID-19 outbreak) may result in declining economic activity, which could harm the demand for and the value of CMFT’s properties and may negatively affect CMFT’s operations and CMFT stockholders’ investments. CMFT may acquire real estate assets located in areas that are susceptible to terrorist attacks or acts of war. These attacks may directly impact the value of CMFT’s assets through damage, destruction, loss or increased security costs. Although CMFT may obtain terrorism insurance, CMFT may not be able to obtain sufficient coverage to fund any losses CMFT may incur. Risks associated with potential acts of terrorism could sharply increase the premiums CMFT pays for coverage against property and casualty claims. Further, certain losses resulting from these types of events are uninsurable or not insurable at reasonable costs.

More generally, any terrorist attack, other act of violence or war, or public health crisis (such as the COVID-19 outbreak) could result in increased volatility in, or damage to, the United States and worldwide financial markets and economy, all of which could adversely affect CMFT’s tenants’ ability to pay rent on their leases or CMFT’s ability to borrow money or issue capital stock at acceptable prices, which could have a material adverse effect on CMFT’s financial condition, results of operations and ability to pay distributions to CMFT stockholders.

CMFT’s business and/or operations and the businesses of CMFT’s tenants could be materially and adversely affected by the risks, or the public perception of the risks, related to a pandemic or other health crisis, such as the outbreak of COVID-19.

The COVID-19 outbreak and the associated “shelter-in-place” or “stay-at-home” orders or other quarantine mandates or public health guidance issued by local, state or federal authorities have adversely affected a number of CMFT’s tenants’ businesses. The extent to which the COVID-19 pandemic will impact CMFT’s operations and those of its tenants will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the COVID-19 pandemic, the actions taken to contain the COVID-19 pandemic or mitigate its impact, and the direct and indirect economic effects of the COVID-19 pandemic and the related containment measures. Management is evaluating rent relief requests on a case-by-case basis and not all requests for rent relief may be granted. To the extent CMFT grants additional requests for rent relief, either in the form of rent deferral or abatement, or to the extent CMFT’s tenants default on their lease obligations, it may have a negative impact on CMFT’s rental revenue and net income. Management will continue to monitor the impact to CMFT’s business, financial condition, results of operations, cash flow, and occupancy. Accordingly, CMFT cannot predict the significance, extent or duration of any adverse impact of the COVID-19 pandemic on its business, financial condition, results of operations or cash flows.

CMFT is subject to risks that affect the retail real estate environment generally.

CMFT’s business has historically focused on retail real estate. As such, CMFT is subject to certain risks that can affect the ability of CMFT’s retail properties to generate sufficient revenue to meet CMFT’s operating and other expenses, including debt service, to make capital expenditures and to make distributions to CMFT stockholders. CMFT faces continuing challenges because of changing consumer preferences and because the conditions in the economy affect employment growth and cause fluctuations and variations in retail sales and in business and consumer confidence and consumer spending on retail goods. In general, a number of factors can negatively affect the income generated by a retail property or the value of a property, including: a downturn in the national, regional or local economy; a decrease in employment or consumer confidence or spending; increases in operating costs, such as common area maintenance, real estate taxes, utility rates and insurance premiums; higher energy or fuel costs resulting from adverse weather conditions, natural disasters, geopolitical concerns, terrorist activities and other factors; changes in interest rate levels and the cost and availability of financing; a weakening of local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the availability and creditworthiness of current and prospective tenants; trends in the retail industry; seasonality; changes in perceptions by retailers or shoppers of the safety, convenience and attractiveness of a retail property; perceived changes in the convenience and quality of competing retail properties and other retailing options such as internet shopping or other strategies, such as using smartphones or other technologies to determine where to make and to assist in making purchases; the ability of CMFT’s tenants to meet shoppers’ demands for quality, variety, and product availability, which may be impacted by supply chain disruptions; and changes in laws and regulations applicable to real property, including tax and zoning laws.

Changes in one or more of the aforementioned factors can lead to a decrease in the revenue or income generated by CMFT’s properties and can have a material adverse effect on CMFT’s financial condition and results of operations. Many of these factors could also specifically or disproportionately affect one or more of CMFT’s tenants, which could decrease operating performance, reduce property revenue and affect CMFT’s results of operations. If the estimated future cash flows related to a particular property are significantly reduced, CMFT may be required to reduce the carrying value of the property.

Downturns in the retail industry likely will have a direct adverse impact on CMFT’s revenues and cash flow.

CMFT’s retail properties currently owned consist primarily of necessity retail properties and anchored shopping centers. CMFT’s retail performance therefore is generally linked to economic conditions in the market for retail space. The market for retail space could be adversely affected by any of the following:

•

weakness in the national, regional and local economies, and declines in consumer confidence which could adversely impact consumer spending and retail sales and in turn tenant demand for space and could lead to increased store closings;

•	changes in market rental rates;

•	changes in demographics (including the number of households and average household income) surrounding CMFT’s shopping centers;

•	adverse financial conditions for anchored shopping centers and other retail, service, medical or restaurant tenants;

•	continued consolidation in the retail and grocery sector;

•	excess amount of retail space in CMFT’s markets;

•

reduction in the demand by tenants to occupy CMFT’s shopping centers as a result of reduced increase in e-commerce and alternative distribution channels may negatively affect out tenant sales or decrease the square footage CMFT’s tenants require and could lead to margin pressure on CMFT’s anchored shopping centers, which could lead to store closures;

•	the impact of an increase in energy costs on consumers and its consequential effect on the number of shopping visits to CMFT’s centers;

•	a pandemic or other health crisis, such as the outbreak of COVID-19; and

•	consequences of any armed conflict involving, or terrorist attack against, the United States.

To the extent that any of these conditions occur, they are likely to impact market rents for retail space, occupancy in CMFT’s retail properties, CMFT’s ability to sell, acquire or develop retail properties, and CMFT’s cash available for distributions to stockholders.

If CMFT sells properties by providing financing to purchasers, defaults by the purchasers would adversely affect CMFT’s cash flows from operations.

In some instances, CMFT may sell its properties by providing financing to purchasers. When CMFT provides financing to purchasers, CMFT will bear the risk that the purchaser may default on its obligations under the financing, which could negatively impact cash flows from operations. Even in the absence of a purchaser default, the distribution of sale proceeds or their reinvestment in other assets will be delayed until the promissory notes or other property CMFT may accept upon the sale are actually paid, sold, refinanced or otherwise disposed of. In some cases, CMFT may receive initial down payments in cash and other property in the year of sale in an amount less than the selling price, and subsequent payments will be spread over a number of years. If any purchaser defaults under a financing arrangement with CMFT, it could negatively impact CMFT’s ability to pay cash distributions to CMFT stockholders.

CMFT’s net leases may require CMFT to pay property-related expenses that are not the obligations of CMFT’s tenants.

Under the terms of the majority of CMFT’s net leases, in addition to satisfying their rent obligations, CMFT’s tenants will be responsible for the payment or reimbursement of property expenses such as real estate taxes, insurance and ordinary maintenance and repairs. However, under the provisions of certain existing leases and leases that CMFT may enter into in the future with CMFT’s tenants, CMFT may be required to pay some or all of the expenses of the property, such as the costs of environmental liabilities, roof and structural repairs, real estate taxes, insurance, certain non-structural repairs and maintenance. If CMFT’s properties incur significant expenses that must be paid by CMFT under the terms of CMFT’s leases, CMFT’s business, financial condition and results of operations may be adversely affected and the amount of cash available to meet expenses and to pay distributions to stockholders may be reduced.

Changes in accounting standards may adversely impact CMFT’s financial condition and/or results of operations.

CMFT is subject to the rules and regulations of the Financial Accounting Standards Board related to GAAP.

Various changes to GAAP are constantly being considered, some of which could materially impact CMFT’s reported financial condition and/or results of operations. Also, to the extent that public companies in the United States would be required in the future to prepare financial statements in accordance with International Financial Reporting Standards instead of the current GAAP, this change in accounting standards could materially affect CMFT’s financial condition or results of operations.

Compliance with the Americans with Disabilities Act of 1990, as amended, and fire, safety and other regulations may require CMFT to make unanticipated expenditures that could significantly reduce the cash available for distributions on CMFT Common Stock.

CMFT’s properties are subject to regulation under federal laws, such as the Americans with Disabilities Act of 1990, as amended (the “ADA”), pursuant to which all public accommodations must meet federal requirements related to access and use by disabled persons. Although CMFT believes that its properties substantially comply with present requirements of the ADA, CMFT has not conducted an audit or investigation of all of CMFT’s properties to determine CMFT’s compliance. If one or more of CMFT’s properties or future properties are not in compliance with the ADA, CMFT might be required to take remedial action, which would require CMFT to incur additional costs to bring the property into compliance. Noncompliance with the ADA could also result in imposition of fines or an award of damages to private litigants.

Additional federal, state and local laws also may require modifications to CMFT’s properties or restrict CMFT’s ability to renovate CMFT’s properties. CMFT cannot predict the ultimate amount of the cost of compliance with the ADA or other legislation.

In addition, CMFT’s properties are subject to various federal, state and local regulatory requirements, such as state and local earthquake, fire and life safety requirements. If CMFT was to fail to comply with these various requirements, CMFT might incur governmental fines or private damage awards. If CMFT incurs substantial costs to comply with the ADA or any other regulatory requirements, CMFT’s business, financial condition, results of operations, cash flows or CMFT’s ability to satisfy CMFT’s debt service obligations or to maintain CMFT’s level of distributions on CMFT Common Stock could be materially adversely affected. Local regulations, including municipal or local ordinances, zoning restrictions and restrictive covenants imposed by community developers may restrict CMFT’s use of CMFT’s properties and may require CMFT to obtain approval from local officials or community standards organizations at any time with respect to CMFT’s properties, including prior to acquiring a property or when undertaking renovations of any of CMFT’s existing properties.

Risks Related to CMFT’s Debt Financing

CMFT has incurred mortgage indebtedness and other borrowings, which may increase its business risks, hinder its ability to make distributions, and decrease the value of CMFT stockholders’ investment.

CMFT has acquired real estate and other real estate-related assets by borrowing new funds. In addition, CMFT has incurred mortgage debt and pledged some of CMFT’s real properties as security for that debt to obtain funds to acquire additional real properties and other assets and to pay distributions to CMFT stockholders. CMFT may borrow additional funds if it needs funds to satisfy the REIT tax qualification requirement that CMFT distribute at least 90% of its annual REIT taxable income, excluding any net capital gains, to CMFT stockholders. CMFT may also borrow additional funds if it otherwise deems it necessary or advisable to assure that CMFT maintains its qualification as a REIT for U.S. federal income tax purposes.

CMFT Management believes that utilizing borrowing is consistent with CMFT’s investment objective of maximizing the return to stockholders. There is no limitation on the amount CMFT may borrow against any individual property or other asset. This factor could limit the amount of cash CMFT has available to distribute to CMFT stockholders and could result in a decline in the value of CMFT stockholders’ investment.

CMFT does not intend to incur mortgage debt on a particular property unless CMFT believes the property’s projected operating cash flows are sufficient to service the mortgage debt. However, if there is a shortfall between the cash flows from a property and the cash flows needed to service mortgage debt on a property, the amount available for distributions to CMFT stockholders may be reduced. In addition, incurring mortgage debt increases the risk of loss since defaults on indebtedness secured by a property may result in lenders initiating foreclosure actions. In that case, CMFT could lose the property securing the loan that is in default, thus reducing the value of CMFT stockholders’ investments. For U.S. federal income tax purposes, a foreclosure of any of CMFT’s properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds CMFT’s tax basis in the property, CMFT would recognize taxable income on foreclosure, but would not receive any cash proceeds from the foreclosure. In such event, CMFT may be unable to pay the amount of distributions required in order to maintain CMFT’s qualification as a REIT. CMFT may give full or partial guarantees to lenders of recourse mortgage debt to the entities that own CMFT’s properties. If CMFT provides a guaranty on behalf of an entity that owns one of CMFT’s properties, CMFT will be responsible to the lender for satisfaction of the debt if it is not paid by such entity and with respect to any such property that is vacant, potentially be responsible for any property-related costs such as real estate taxes, insurance and maintenance, which costs will likely increase if the lender does not timely exercise its remedies. If any mortgages contain cross-collateralization or cross-default provisions, a default on a single property could affect multiple properties. If any of CMFT’s properties are foreclosed upon due to a default, CMFT’s ability to pay cash distributions to CMFT stockholders will be adversely affected, which could result in CMFT losing its REIT status and would result in a decrease in the value of CMFT stockholders’ investment.

CMFT intends to rely on external sources of capital to fund future capital needs, and if it encounters difficulty in obtaining such capital, CMFT may not be able to meet maturing obligations or make any additional acquisitions.

In order to maintain CMFT’s qualification as a REIT under the Code, CMFT is required, among other things, to distribute annually to CMFT stockholders at least 90% of CMFT’s REIT taxable income (which does not equal net income as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding any net capital gain. Because of this dividend requirement, CMFT may not be able to fund from cash retained from operations all of CMFT’s future capital needs, including capital needed to refinance maturing obligations or make new acquisitions.

The capital and credit markets have experienced extreme volatility and disruption as a result of the global outbreak of COVID-19. CMFT believes that such volatility and disruption are likely to continue into the foreseeable future. Market volatility and disruption could hinder CMFT’s ability to obtain new debt financing or refinance CMFT’s maturing debt on favorable terms or at all or to raise debt and equity capital. CMFT’s access to capital will depend upon a number of factors, including:

•	general market conditions;

•	government action or regulation, including changes in tax law;

•	the market’s perception of CMFT’s future growth potential;

•	the extent of investor interest;

•	analyst reports about CMFT and the REIT industry;

•	the general reputation of REITs and the attractiveness of their equity securities in comparison to other equity securities, including securities issued by other real estate-based companies;

•	CMFT’s financial performance and that of CMFT’s tenants;

•	CMFT’s current debt levels and changes in CMFT’s credit ratings, if any;

•	CMFT’s current and expected future earnings; and

•	CMFT’s cash flows and cash distributions, including CMFT’s ability to satisfy the dividend requirements applicable to REITs.

If CMFT is unable to obtain needed capital on satisfactory terms or at all, it may not be able to meet its obligations and commitments as they mature or make any new acquisitions.

High interest rates may make it difficult for CMFT to finance or refinance assets, which could reduce the number of properties it can acquire and the amount of cash distributions it can make.

CMFT runs the risk of being unable to finance or refinance CMFT’s assets on favorable terms or at all. If interest rates are high when CMFT desires to mortgage its assets or when existing loans come due and the assets need to be refinanced, CMFT may not be able to, or may choose not to, finance the assets and CMFT would be required to use cash to purchase or repay outstanding obligations. CMFT’s inability to use debt to finance or refinance CMFT’s assets could reduce the number of assets it can acquire, which could reduce CMFT’s operating cash flows and the amount of cash distributions it can make to CMFT stockholders. Higher costs of capital also could negatively impact CMFT’s operating cash flows and returns on its assets.

Increases in interest rates could increase the amount of CMFT’s debt payments and adversely affect CMFT’s ability to pay distributions to CMFT stockholders.

CMFT has incurred indebtedness, and in the future may incur additional indebtedness, that bears interest at a variable rate. To the extent that CMFT incurs variable rate debt and do not hedge CMFT’s exposure thereunder, increases in interest rates would increase the amounts payable under such indebtedness, which could reduce CMFT’s operating cash flows and CMFT’s ability to pay distributions to CMFT stockholders. In addition, if CMFT’s existing indebtedness matures or otherwise becomes payable during a period of rising interest rates, CMFT could be required to liquidate one or more of CMFT’s assets at times that may prevent realization of the maximum return on such assets.

CMFT may not be able to generate sufficient cash flows to meet CMFT’s debt service obligations.

CMFT’s ability to make payments on and to refinance CMFT’s indebtedness, and to fund CMFT’s operations, working capital and capital expenditures, depends on CMFT’s ability to generate cash. To a certain extent, CMFT’s cash flows are subject to general economic, industry, financial, competitive, operating, legislative, regulatory and other factors, many of which are beyond CMFT’s control.

CMFT cannot assure CMFT stockholders that its business will generate sufficient cash flows from operations or that future sources of cash will be available to CMFT in an amount sufficient to enable CMFT to pay amounts due on its indebtedness or to fund its other liquidity needs.

Additionally, if CMFT incurs additional indebtedness in connection with any future deployment of capital or development projects or for any other purpose, CMFT’s debt service obligations could increase. CMFT may need to refinance all or a portion of its indebtedness before maturity. CMFT’s ability to refinance its indebtedness or obtain additional financing will depend on, among other things:

•	CMFT’s financial condition and market conditions at the time;

•	restrictions in the agreements governing CMFT’s indebtedness;

•	general economic and capital market conditions;

•	the availability of credit from banks or other lenders; and

•	CMFT’s results of operations.

As a result, CMFT may not be able to refinance CMFT’s indebtedness on commercially reasonable terms, or at all. If CMFT does not generate sufficient cash flows from operations, and additional borrowings or refinancings or proceeds of asset sales or other sources of cash are not available to CMFT, it may not have sufficient cash to enable it to meet all of its obligations. Accordingly, if CMFT cannot service its indebtedness, CMFT may have to take actions such as seeking additional equity, or delaying any strategic acquisitions and alliances or capital expenditures, any of which could have a material adverse effect on CMFT’s business, financial condition, results of operations, cash flows or CMFT’s ability to satisfy CMFT’s debt service obligations or maintain CMFT’s level of distributions on CMFT Common Stock.

Lenders may require CMFT to enter into restrictive covenants relating to its operations, which could limit its ability to make distributions to CMFT stockholders.

In connection with providing CMFT financing, a lender could impose restrictions on CMFT that affect CMFT’s distribution and operating policies and CMFT’s ability to incur additional debt. In general, CMFT’s loan agreements restrict CMFT’s ability to encumber or otherwise transfer CMFT’s interest in the respective property without the prior consent of the lender. Loan documents CMFT enters into may contain covenants that limit CMFT’s ability to further mortgage the property, discontinue insurance coverage or replace CMFT Management as CMFT’s advisor. These or other limitations imposed by a lender may adversely affect CMFT’s flexibility and CMFT’s ability to pay distributions on CMFT Common Stock.

Interest-only indebtedness may increase CMFT’s risk of default and ultimately may reduce CMFT’s funds available for distribution to CMFT stockholders.

CMFT has financed some of its property acquisitions using interest-only mortgage indebtedness and may continue to do so. During the interest-only period, the amount of each scheduled payment will be less than that of a traditional amortizing mortgage loan. The principal balance of the mortgage loan will not be reduced (except in the case of prepayments) because there are no scheduled monthly payments of principal during this period. After the interest-only period, CMFT will be required either to make scheduled payments of amortized principal and interest or to make a lump-sum or “balloon” payment at maturity. These required principal or balloon payments will increase the amount of CMFT’s scheduled payments and may increase CMFT’s risk of default under the related mortgage loan. If the mortgage loan has an adjustable interest rate, the amount of CMFT’s scheduled payments also may increase at a time of rising interest rates. Increased payments and substantial principal or balloon maturity payments will reduce the funds available for distribution to CMFT stockholders because cash otherwise available for distribution will be required to pay principal and interest associated with these mortgage loans.

CMFT’s ability to make a balloon payment at maturity is uncertain and may depend upon CMFT’s ability to obtain additional financing or CMFT’s ability to sell the property. At the time the balloon payment is due, CMFT may or may not be able to refinance the loan on terms as favorable as the original loan or sell the property at a price sufficient to make the balloon payment. The effect of a refinancing or sale could affect the rate of return to stockholders and the projected time of disposition of CMFT’s assets. In addition, payments of principal and interest made to service CMFT’s debts may leave CMFT with insufficient cash to pay the distributions that it is required to pay to maintain its qualification as a REIT. Any of these results would have a significant, negative impact on the value of CMFT Common Stock.

To hedge against exchange rate and interest rate fluctuations, CMFT has used, and may continue to use, derivative financial instruments that may be costly and ineffective and may reduce the overall returns on CMFT stockholders’ investment.

CMFT has used, and may continue to use, derivative financial instruments to hedge its exposure to changes in exchange rates and interest rates on loans secured by CMFT’s assets and investments in CMBS. Derivative instruments may include interest rate swap contracts, interest rate caps or floor contracts, rate lock arrangements, futures or forward contracts, options or repurchase agreements. CMFT’s actual hedging decisions will be determined in light of the facts and circumstances existing at the time of the hedge and may differ from time to time.

To the extent that CMFT uses derivative financial instruments to hedge against exchange rate and interest rate fluctuations, CMFT will be exposed to credit risk, market risk, basis risk and legal enforceability risks. In this context, credit risk is the failure of the counterparty to perform under the terms of the derivative contract. If the fair value of a derivative contract is positive, the counterparty owes CMFT, which creates credit risk for CMFT. Market risk includes the adverse effect on the value of the financial instrument resulting from a change in interest rates. Basis risk occurs when the index upon which the contract is based is more or less variable than the index upon which the hedged asset or liability is based, thereby making the hedge less effective. Finally, legal enforceability risks encompass general contractual risks, including the risk that the counterparty will breach the terms of, or fail to perform its obligations under, the derivative contract. If CMFT is unable to manage these risks effectively, CMFT’s results of operations, financial condition and ability to pay distributions to CMFT stockholders will be adversely affected.

Changes in banks’ inter-bank lending rate reporting practices or the method pursuant to which the London Interbank Offered Rate (“LIBOR”) is determined may adversely affect the value of the financial obligations to be held or issued by CMFT that are linked to LIBOR.

LIBOR and other indices which are deemed “benchmarks” are the subject of recent national, international, and other regulatory guidance and proposals for reform. Some of these reforms are already effective while others are still to be implemented. These reforms may cause such benchmarks to perform differently than in the past, or have other consequences which cannot be predicted. As published by the Federal Reserve Bank of New York, it currently appears that, over time, United States dollar LIBOR may be replaced by the Secured Overnight Financing Rate (“SOFR”). In March 2021, the Financial Conduct Authority (“FCA”) confirmed its intention to cease publishing one week and two-month LIBOR after December 31, 2021 and all remaining LIBOR after June 30, 2023. At this time, it is not known whether or when SOFR or other alternative reference rates will attain market traction as replacements for LIBOR. Market participants are still considering how various types of financial instruments and securitization vehicles would react to a discontinuation of LIBOR. It is possible that not all of CMFT’s assets and liabilities will transition away from LIBOR at the same time, and it is possible that not all of CMFT’s assets and liabilities will transition to the same alternative reference rate, in each case increasing the difficulty of hedging. The process of transition involves operational risks. It is also possible that no transition will occur for many financial instruments. At this time, it is not possible to predict the effect of any such changes, any establishment of alternative reference rates or any other reforms to LIBOR that may be implemented. Uncertainty as to the nature of such potential changes, alternative reference rates or other reforms may adversely affect the market for or value of any securities on which the interest or dividend is determined by reference to LIBOR, loans, derivatives and other financial obligations or on CMFT’s overall financial condition or results of operations. More generally, any of the above changes or any other consequential changes to LIBOR or any other “benchmark” as a result of international, national or other proposals for reform or other initiatives, or any further uncertainty in relation to the timing and manner of implementation of such changes, could have a material adverse effect on the value of and return on any securities based on or linked to a “benchmark.”

Risks Associated with Real-Estate Related Assets

Investing in mortgage, bridge or mezzanine loans could adversely affect CMFT’s return on its loan investments.

CMFT has invested, and may continue to invest, in mezzanine loans and may make or acquire mortgage or bridge loans, or participations in such loans, to the extent CMFT Management determines that it is advantageous for CMFT to do so. However, if CMFT makes or invests in mortgage, bridge or mezzanine loans, CMFT will be at risk of defaults on those loans caused by many conditions beyond its control, including local and other economic conditions affecting real estate values and interest rate levels. If there are defaults under these loans, CMFT may not be able to repossess and sell quickly any properties securing such loans. An action to foreclose on a property securing a loan is regulated by state statutes and regulations and is subject to many of the delays and expenses of any lawsuit brought in connection with the foreclosure if the defendant raises defenses or counterclaims. In the event of default by a mortgagor, these restrictions, among other things, may impede CMFT’s ability to foreclose on or sell the mortgaged property or to obtain proceeds sufficient to repay all amounts due to CMFT on the loan, which could reduce the value of CMFT’s investment in the defaulted loan.

CMFT is subject to risks relating to real estate-related securities, including CMBS.

Real estate-related securities are often unsecured and also may be subordinated to other obligations of the issuer. As a result, investments in real estate-related securities may be subject to risks of (1) limited liquidity in the secondary trading market in the case of unlisted or thinly traded securities, (2) substantial market price volatility resulting from changes in prevailing interest rates in the case of traded equity securities, (3) subordination to the prior claims of banks and other senior lenders to the issuer, (4) the operation of mandatory sinking fund or call/redemption provisions during periods of declining interest rates that could cause the issuer to reinvest redemption proceeds in lower yielding assets, (5) the possibility that earnings of the issuer or that income from collateral may be insufficient to meet debt service and distribution obligations and (6) the declining creditworthiness and potential for insolvency of the issuer during periods of rising interest rates and economic slowdown or downturn. These risks may adversely affect the value of outstanding real estate-related securities and the ability of the obliged parties to repay principal and interest or make distribution payments.

CMBS are securities that evidence interests in, or are secured by, a single commercial mortgage loan or a pool of commercial mortgage loans. Accordingly, these securities are subject to the risks above and all of the risks of the underlying mortgage loans. CMBS are issued by investment banks and non-regulated financial institutions, and are not insured or guaranteed by the U.S. government. The value of CMBS may change due to shifts in the market’s perception of issuers and regulatory or tax changes adversely affecting the mortgage securities market as a whole and may be negatively impacted by any dislocation in the mortgage-backed securities market in general.

CMBS are also subject to several risks created through the securitization process. Subordinate CMBS are paid interest only to the extent that there are funds available to make payments. To the extent the collateral pool includes delinquent loans, there is a risk that interest payments on subordinate CMBS will not be fully paid. Subordinate CMBS are also subject to greater credit risk than those CMBS that are more highly rated. In certain instances, third-party guarantees or other forms of credit support can reduce the credit risk.

U.S. Federal Income and Other Tax Risks

Re-characterization of sale-leaseback transactions may cause CMFT to lose its REIT status.

CMFT may purchase properties and lease them back to the sellers of such properties. CMFT would characterize such a sale-leaseback transaction as a “true lease,” which treats the lessor as the owner of the property for U.S. federal income tax purposes. In the event that any sale-leaseback transaction is challenged by the IRS and re-characterized as a financing transaction or loan for U.S. federal income tax purposes, deductions for depreciation and cost recovery relating to such property would be disallowed. If a sale-leaseback transaction were so re-characterized, CMFT might fail to satisfy the REIT qualification “asset tests” or the “income tests” and, consequently, lose its REIT status effective with the year of re-characterization. Alternatively, such a re-characterization could cause the amount of CMFT’s REIT taxable income to be recalculated, which might also cause CMFT to fail to meet the distribution requirement for a taxable year and thus lose its REIT status.

CMFT stockholders may have current tax liability on distributions they elect to reinvest in CMFT Common Stock.

If CMFT stockholders participate in the CMFT DRIP, they will be deemed to have received, and for U.S. federal income tax purposes will be taxed on, the amount reinvested in shares of CMFT Common Stock that does not represent a return of capital. In addition, CMFT stockholders may be treated, for U.S. federal tax purposes, as having received an additional distribution to the extent the shares are purchased at a discount from fair market value. Such an additional deemed distribution could cause CMFT stockholders to be subject to additional income tax liability. Unless CMFT stockholders are not subject to U.S. tax, they may have to use funds from other sources to pay their tax liability arising as a result of the distributions reinvested in CMFT Common Stock.

Dividends payable by REITs generally do not qualify for the reduced tax rates available for some dividends.

Income from “qualified dividends” payable to U.S. stockholders that are individuals, trusts and estates are generally subject to tax at preferential rates. Dividends payable by REITs, however, generally are not eligible for the preferential tax rates applicable to qualified dividend income (but under the Tax Cuts and Jobs Act of 2017 (the “Tax Cuts and Jobs Act”), U.S. stockholders that are individuals, trusts and estates generally may deduct up to 20% of ordinary dividends from a REIT for taxable years beginning after December 31, 2017, and before January 1, 2026). Although these rules do not adversely affect the taxation of REITs or dividends payable by REITs, to the extent that the preferential rates continue to apply to regular corporate qualified dividends, investors who are individuals, trusts and estates may perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could materially and adversely affect the value of the shares of REITs.

CMFT may be subject to adverse legislative or regulatory tax changes that could increase its tax liability or reduce CMFT’s operating flexibility.

In recent years, numerous legislative, judicial and administrative changes have been made in the provisions of U.S. federal income tax laws applicable to investments similar to an investment in shares of CMFT Common Stock. Additional changes to the tax laws are likely to continue to occur, and CMFT cannot assure its stockholders that any such changes will not adversely affect CMFT’s taxation and its ability to continue to qualify as a REIT, or the taxation of a stockholder. Any such changes could have an adverse effect on an investment in CMFT Common Stock or on the market value or the resale potential of CMFT’s assets. Although REITs generally receive better tax treatment than entities taxed as regular corporations, it is possible that future legislation would result in a REIT having fewer tax advantages, and it could become more advantageous for a company that acquires real estate to elect to be treated for U.S. federal income tax purposes as a regular corporation. As a result, the CMFT Charter provides the CMFT Board with the power, under certain circumstances, to revoke or otherwise terminate CMFT’s REIT election and cause CMFT to be taxed as a regular corporation, without the vote of CMFT stockholders. The CMFT Board has fiduciary duties to CMFT and its stockholders and could only cause such changes in CMFT’s tax treatment if it determines in good faith that such changes are in the best interest of CMFT stockholders.

In addition, the Tax Cuts and Jobs Act made significant changes to the U.S. federal income tax rules for taxation of individuals and businesses, generally effective for taxable years beginning after December 31, 2017, including a number of provisions of the Code that affect the taxation of REITs and their stockholders. Among the changes made by the Tax Cuts and Jobs Act are permanently reducing the generally applicable corporate tax rate, generally reducing the tax rate applicable to individuals and other noncorporate taxpayers for tax years beginning after December 31, 2017 and before January 1, 2026, eliminating or modifying certain previously allowed deductions (including substantially limiting interest deductibility and, for individuals, the deduction for non-business state and local taxes), and, for taxable years beginning after December 31, 2017 and before January 1, 2026, providing for preferential rates of taxation through a deduction of up to 20% (subject to certain limitations) on most ordinary REIT dividends and certain trade or business income of non-corporate taxpayers. The Tax Cuts and Jobs Act also imposes new limitations on the deduction of net operating losses and requires CMFT to recognize income for tax purposes no later than when CMFT takes it into account on CMFT’s financial statements, which may result in CMFT having to make additional taxable distributions to CMFT stockholders in order to comply with REIT distribution requirements or avoid taxes on retained income and gains. The Tax Cuts and Jobs Act also made numerous large and small changes to the tax rules that do not affect the REIT qualification rules directly but may otherwise affect CMFT or its stockholders. In addition, recently enacted legislation intended to support the economy during the COVID-19 pandemic, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), made technical corrections, or temporary modifications, to certain of the provisions of the Tax Cuts and Jobs Act.

While the effect of changes in the Tax Cuts and Jobs Act and CARES Act generally appear to be favorable with respect to REITs, the extensive changes to non-REIT provisions in the Code may have unanticipated effects on CMFT or its stockholders.

CMFT urges its stockholders to consult with their own tax advisor with respect to the status of the Tax Cuts and Jobs Act and other legislative, regulatory or administrative developments and proposals and their potential effect on holding CMFT Common Stock.

To maintain CMFT’s qualification as a REIT it must meet annual distribution requirements, which may force CMFT to forgo otherwise attractive opportunities or borrow funds during unfavorable market conditions. This could delay or hinder CMFT’s ability to meet its investment objectives and reduce its stockholders’ overall return.

In order to maintain CMFT’s qualification as a REIT, CMFT must distribute annually to its stockholders at least 90% of its REIT taxable income (which does not equal net income as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding any net capital gain. CMFT will be subject to U.S. federal income tax on CMFT’s undistributed taxable income and net capital gain and to a 4% nondeductible excise tax on any amount by which dividends CMFT pays with respect to any calendar year are less than the sum of (a) 85% of CMFT’s ordinary income, (b) 95% of CMFT’s capital gain net income and (c) 100% of CMFT’s undistributed income from prior years.

Further, to maintain CMFT’s qualification as a REIT, it must ensure that it meets the REIT gross income tests annually and that at the end of each calendar quarter, at least 75% of the value of CMFT’s assets consists of cash, cash items, government securities and qualified REIT real estate assets, including certain mortgage loans and certain kinds of mortgage-related securities. The remainder of CMFT’s investment in securities (other than government securities, qualified real estate assets and stock of a TRS) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of CMFT’s assets (other than government securities, qualified real estate assets and stock of a TRS) can consist of the securities of any one issuer, no more than 20% of the value of CMFT’s total assets can be represented by securities of one or more TRSs and no more than 25% of the value of CMFT’s total assets can be represented by certain debt securities of publicly offered REITs. If CMFT fails to comply with these requirements at the end of any calendar quarter, it must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing CMFT’s REIT qualification and suffering adverse tax consequences. As a result, CMFT may be required to liquidate assets from its portfolio or not make otherwise attractive investments in order to maintain its qualification as a REIT. These actions could have the effect of reducing CMFT’s income and amounts available for distribution to CMFT stockholders.

The foregoing requirements could cause CMFT to distribute amounts that otherwise would be spent on real estate assets and it is possible that CMFT might be required to borrow funds, possibly at unfavorable rates, or sell assets to fund these dividends or make taxable stock dividends. Although CMFT intends to make distributions sufficient to meet the annual distribution requirements and to avoid U.S. federal income and excise taxes on CMFT’s earnings, it is possible that CMFT might not always be able to do so.

CMFT’s mezzanine loans may not qualify as real estate assets and could adversely affect CMFT’s status as a REIT.

CMFT has invested and may continue to invest in mezzanine loans, for which the IRS has provided a safe harbor, but not rules of substantive law. Pursuant to the safe harbor, if a mezzanine loan meets certain requirements, the IRS will treat the mezzanine loan as a real estate asset for purposes of the REIT asset tests, and interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the REIT 75% income test. To the extent that any mezzanine loans do not meet all of the requirements for reliance on the safe harbor, such loans may not be real estate assets and could adversely affect CMFT’s qualification as a REIT.

Complying with REIT requirements may limit CMFT’s ability to hedge CMFT’s liabilities effectively and may cause CMFT to incur tax liabilities.

The REIT provisions of the Code may limit CMFT’s ability to hedge CMFT’s liabilities. Any income from a hedging transaction CMFT enters into to manage risk of interest rate changes, price changes or currency fluctuations with respect to borrowings made or to be made to acquire or carry real estate assets or to offset certain other positions, if properly identified under applicable Treasury Regulations, does not constitute “gross income” for purposes of the 75% or 95% gross income tests. To the extent that CMFT enters into other types of hedging transactions, the income from those transactions will likely be treated as non-qualifying income for purposes of one or both of the gross income tests. As a result of these rules, CMFT may need to limit its use of advantageous hedging techniques or implement those hedges through a TRS. This could increase the cost of CMFT’s hedging activities because CMFT’s TRSs would be subject to tax on gains or expose CMFT to greater risks associated with changes in interest rates than it would otherwise want to bear. In addition, losses in a TRS generally will not provide any tax benefit, except for being carried forward against future taxable income of such TRS.

CMFT’s property taxes could increase due to property tax rate changes or reassessment, which would impact CMFT’s cash flows.

Even if CMFT continues to qualify as a REIT for U.S. federal income tax purposes, CMFT will be required to pay some state and local taxes on CMFT’s properties. The real property taxes on CMFT’s properties may increase as property tax rates change or as CMFT’s properties are assessed or reassessed by taxing authorities. Therefore, the amount of property taxes CMFT pays in the future may increase substantially. If the property taxes CMFT pays increase and if any such increase is not reimbursable under the terms of CMFT’s lease, then CMFT’s cash flows will be negatively impacted, which in turn could have a material adverse effect on its business, financial condition, results of operations, cash flows or CMFT’s ability to satisfy its debt service obligations or to maintain its level of distributions on CMFT Common Stock.

The share transfer and ownership restrictions applicable to REITs and contained in the CMFT Charter may inhibit market activity in its shares of stock and restrict CMFT’s business combination opportunities.

In order to continue to qualify as a REIT, five or fewer individuals, as defined in the Code, may not own, actually or constructively, more than 50% in value of CMFT’s issued and outstanding shares of stock at any time during the last half of each taxable year, other than the first year for which a REIT election is made. Attribution rules in the Code determine if any individual or entity actually or constructively owns CMFT’s shares of stock under this requirement. Additionally, at least 100 persons must beneficially own CMFT’s shares of stock during at least 335 days of a taxable year for each taxable year, other than the first year for which a REIT election is made. To help ensure that CMFT meets these tests, among other purposes, the CMFT Charter restricts the acquisition and ownership of CMFT’s shares of stock.

The CMFT Charter, with certain exceptions, authorizes CMFT’s directors to take such actions as are necessary and desirable to preserve CMFT’s qualification as a REIT. Unless exempted by the CMFT Board, for so long as CMFT continues to qualify as a REIT, the CMFT Charter prohibits, among other limitations on ownership and transfer of shares of CMFT’s stock, any person from beneficially or constructively owning (applying certain attribution rules under the Code) more than 9.8% in value of the aggregate of CMFT’s outstanding shares of stock and more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of CMFT’s shares of stock. The CMFT Board, in its sole discretion and upon receipt of certain representations and undertakings, may exempt a person (prospectively or retrospectively) from the ownership limits. However, the CMFT Board may not, among other limitations, grant an exemption from these ownership restrictions to any proposed transferee whose ownership, direct or indirect, in excess of the 9.8% ownership limit would result in the termination of CMFT’s qualification as a REIT. These restrictions on transferability and ownership will not apply, however, if the CMFT Board determines that it is no longer in CMFT’s best interest to continue to qualify as a REIT or that compliance with the restrictions is no longer required in order for CMFT to continue to so qualify as a REIT.

These ownership limits could delay or prevent a transaction or a change in control that might involve a premium price for CMFT Common Stock or otherwise be in the best interest of CMFT stockholders.

If CMFT elects to treat one or more of its subsidiaries as a TRS, such subsidiaries will be subject to corporate-level taxes, and CMFT’s dealings with CMFT’s TRSs may be subject to a 100% excise tax.

A REIT may own up to 100% of the stock of one or more TRSs. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A TRS will be subject to applicable U.S. federal, state, local and foreign income tax on its taxable income, including corporate income tax on the TRS’s income, and is, as a result, less tax efficient than with respect to income CMFT earns directly. The after-tax net income of CMFT’s TRSs would be available for distribution to CMFT. A TRS may hold assets and earn income that would not be qualifying assets or income if held or earned directly by a REIT, including gross income from operations pursuant to management contracts. In addition, the rules, which are applicable to CMFT as a REIT, as described in the preceding risk factors, also impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis. For example, to the extent that the rent paid by one of CMFT’s TRSs exceeds an arm’s-length rental amount, such amount would be potentially subject to a 100% excise tax. While CMFT intends that all transactions between CMFT and its TRSs would be conducted on an arm’s-length basis, and therefore, any amounts paid by its TRSs to CMFT would not be subject to the excise tax, no assurance can be given that the IRS would not disagree with such conclusion and levy an excise tax on such transactions.

CMFT’s investments in construction loans require it to make estimates about the fair value of land improvements that may be challenged by the IRS.

CMFT has invested, and may continue to invest, in construction loans, the interest from which is qualifying income for purposes of the REIT income tests, provided certain requirements are met and, in the case of the 75% gross income test, the loan is treated as adequately secured by real property. There can be no assurance that the IRS would not challenge CMFT’s estimate of the loan value of the real property.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus (including the Annexes) includes certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are based on expectations, estimates and projections about the industry and markets in which INAV and CMFT operate and beliefs of, and assumptions made by, INAV Management and CMFT Management, and involve uncertainties that could significantly affect the financial results of INAV, CMFT or the Combined Company. Statements can generally be identified as forward-looking because they include words such as “may,” “will,” “would,” “could,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and words of similar meaning. Such forward-looking statements include, but are not limited to, statements about the anticipated benefits of the Merger, including future financial and operating results, and the Combined Company’s plans, objectives, expectations and intentions. All statements that address operating performance, events or developments that INAV and CMFT expect or anticipate will occur in the future—including statements regarding future financial condition, results of operations, and business—are forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Although INAV and CMFT believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, INAV and CMFT can give no assurance that their expectations will be attained and therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Some of the factors that may affect outcomes and results include, but are not limited to:

•	the satisfaction or waiver of conditions to the Merger set forth in the Merger Agreement, including the approval by INAV stockholders of the Merger Proposal and the Charter Amendment Proposal;

•	the risk that the Merger or other transactions contemplated by the Merger Agreement may not be completed in the expected time frame or at all;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•	the availability of, and ability of the Combined Company to engage in, suitable investment or disposition opportunities;

•	the ability of the Combined Company to achieve the expected cost synergies or to engage in any liquidity event or public offering;

•	the ability of the Combined Company to maintain its qualification as a REIT due to economic, market, legal, tax or other considerations;

•

the impact of the COVID-19 pandemic on the operations and financial condition of CMFT and INAV and the real estate industries in which they operate, including with respect to occupancy rates, rent deferrals and the financial condition of their respective tenants;

•

general financial and economic conditions, including prevailing interest rates and the availability of financing and capital, which may be affected by government responses to the COVID-19 pandemic; and

•

those additional risks and factors discussed in reports filed with the SEC, by INAV and CMFT from time to time, including those discussed under the heading “Risk Factors” in this proxy statement/prospectus.

Should one or more of the risks or uncertainties described above or elsewhere in this proxy statement/prospectus occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus. All forward-looking statements, expressed or implied, included in this proxy statement/prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that INAV, CMFT or persons acting on their behalf may issue. Except as required by law, neither INAV nor CMFT undertakes any obligation to update any forward-looking statements appearing in this proxy statement/prospectus, whether to reflect new information, future events, changes in assumptions or circumstances or otherwise.

PARTIES TO THE MERGER

CIM Real Estate Finance Trust, Inc.

Set forth below is a description of the business of CMFT. When used in this section, unless otherwise specifically stated or the context requires otherwise, the terms “we,” “us” or “our” refer to CMFT and its consolidated subsidiaries.

Description of CMFT’s Business

CMFT is a is a public, non-traded REIT that was formed as a Maryland corporation on July 27, 2010, that elected to be taxed, and currently qualifies, as a REIT for U.S. federal income tax purposes beginning with its taxable year ended December 31, 2012. CMFT owns and operates a diversified portfolio of core commercial real estate assets primarily consisting of net leased properties located throughout the United States. In April 2019, CMFT announced its intention to pursue a more diversified investment strategy across the capital structure by balancing its existing core of commercial real estate assets leased to creditworthy tenants under long-term net leases with a portfolio of commercial mortgage loans and other real estate-related credit investments that it would originate, acquire, finance and manage in which CMFT’s Sponsor and its affiliates have expertise.

Substantially all of CMFT’s business is conducted through CMFT OP, a Delaware limited partnership, of which CMFT is the sole general partner and owns, directly or indirectly, 100% of the partnership interests.

CMFT is externally managed by CMFT Management, which is an affiliate of CIM. CIM is a community-focused real estate and infrastructure owner, operator, developer and lender with multi-disciplinary expertise, including in acquisitions, management, development, leasing, research and capital markets. CIM is headquartered in Los Angeles, California and has offices in Oakland, California; Bethesda, Maryland; Dallas, Texas; New York, New York; Chicago, Illinois; Phoenix, Arizona; Orlando, Florida; Tokyo, Japan; and Atlanta, Georgia.

CMFT has no paid employees and relies upon CMFT Management pursuant to the CMFT Management Agreement, as well as its affiliates, including CCO Capital, CREI Advisors and the Investment Advisor, to provide substantially all of CMFT’s day-to-day management. CMFT Management, CCO Capital and CREI Advisors are owned directly or indirectly by CCO Group. CCO Group serves as CMFT’s sponsor and as the sponsor to INAV.

On December 6, 2019, CMFT Securities, a wholly owned subsidiary of CMFT, entered into an investment advisory and management agreement (the “Investment Advisory and Management Agreement”) with our Investment Advisor. CMFT Securities was formed for the purpose of holding any investments in securities made by us. The Investment Advisor, a wholly owned subsidiary of CIM, is registered as an investment advisor with the SEC under the Advisers Act. Pursuant to the Investment Advisory and Management Agreement, the Investment Advisor manages the day-to-day business affairs of CMFT Securities and its investments in corporate credit and real estate-related securities, subject to the supervision of the CMFT Board. The Investment Advisory and Management Agreement will continue for a term of three years and will be deemed renewed automatically each year thereafter for an additional one-year period unless otherwise terminated pursuant to the Investment Advisory and Management Agreement.

In addition, on December 6, 2019, the Investment Advisor entered into a sub-advisory agreement (the “Sub-Advisory Agreement”) with the Sub-Advisor, to act as an investment sub-advisor to CMFT Securities. The Sub-Advisor is registered as an investment adviser under the Advisers Act and is an affiliate of the Investment Advisor. The Sub-Advisor is responsible for providing investment management services with respect to the corporate credit-related securities held by CMFT Securities.

On January 26, 2012, CMFT commenced its initial public offering on a “best efforts” basis of up to a maximum of $2.975 billion in shares of CMFT Common Stock (the “CMFT Offering”). CMFT ceased issuing shares in the

CMFT Offering on April 4, 2014. At the completion of the CMFT Offering, a total of approximately 297.4 million shares of CMFT Common Stock had been issued, including approximately 292.3 million shares of CMFT Common Stock sold to the public pursuant to the primary portion of the CMFT Offering and approximately 5.1 million shares of CMFT Common Stock issued pursuant to CMFT’s distribution reinvestment portion of the CMFT Offering. The remaining approximately 404,000 unsold shares from the CMFT Offering were deregistered.

In December 2013, CMFT registered $247.0 million of shares of CMFT Common Stock in its initial offering under the CMFT DRIP. CMFT ceased issuing shares under its initial CMFT DRIP offering as of June 30, 2016. At the completion of such initial CMFT DRIP offering, a total of approximately $241.7 million of shares of CMFT Common Stock had been issued, and the remaining $5.3 million of unsold shares from such offering were deregistered.

In August 2016, CMFT registered an additional $600.0 million of shares of CMFT Common Stock in a second CMFT DRIP offering. CMFT began to issue shares under such second CMFT DRIP offering on August 2, 2016. On August 30, 2020, in connection with CMFT’s mergers with Cole Office & Industrial REIT (CCIT III), Inc. (“CCIT III”) and Cole Credit Property Trust V, Inc. (“CCPT V”), the CMFT Board approved the suspension of the second CMFT DRIP offering and, therefore, further distributions were paid in cash to all stockholders until such offering was reinstated effective April 1, 2021.

The CMFT Board establishes an updated estimated NAV per share of CMFT Common Stock on at least an annual basis for purposes of assisting broker-dealers that participated in the CMFT Offering in meeting their customer account reporting obligations under FINRA Rule 2231. Distributions are reinvested in shares of CMFT Common Stock under the CMFT DRIP at the estimated NAV per share as determined by the CMFT Board. Additionally, the estimated NAV per share as determined by the CMFT Board serves as the NAV per share for purposes of CMFT’s share redemption program. On May 25, 2021, the CMFT Board established an updated estimated NAV per share of CMFT Common Stock, using a valuation date of March 31, 2021, of $7.20 per share. The CMFT Board previously established a NAV per share as of August 31, 2015, September 30, 2016, December 31, 2016, December 31, 2017, December 31, 2018, December 31, 2019, March 31, 2020 and June 30, 2020. CMFT’s estimated NAVs per share are not audited or reviewed by its independent registered public accounting firm.

Real Estate Portfolio

As of June 30, 2021, CMFT owned 469 properties, comprising 18.6 million rentable square feet of commercial space located in 41 states, and CMFT’s loan portfolio consisted of 247 loans with a net book value of $1.3 billion, and investments in three real estate-related securities with a net book value of $42.1 million. As of June 30, 2021, CMFT had certain geographic concentrations in its property holdings. In particular, as of June 30, 2021, approximately 11% of CMFT’s 2021 annualized rental income was derived from tenants in California. In addition, CMFT had tenants in the sporting goods, hobby and musical instruments stores; health and personal care stores; and general merchandise stores industries, which comprised approximately 12%, 11% and 10% of CMFT’s 2021 annualized income as of June 30, 2021.

The following tables show the property statistics of CMFT’s real estate assets as of June 30, 2021.

As of June 30, 2021
Number of commercial properties	469
Rentable square feet (in thousands) (1)	18,564
Percentage of rentable square feet leased	93.1%
Percentage of investment-grade tenants (2)	38.8%

(1)	Includes square feet of buildings on land parcels subject to ground leases.
(2)

Investment-grade tenants are those with a credit rating of BBB- or higher by Standard & Poor’s Financial Services LLC (“Standard & Poor’s”) or a credit rating of Baa3 or higher by Moody’s Investor Service, Inc.

(“Moody’s”). The ratings may reflect those assigned by Standard & Poor’s or Moody’s to the lease guarantor or the parent company, as applicable. The weighted average credit rating is weighted based on annualized rental income and is for only those tenants rated by Standard & Poor’s.

The following table shows the geographic diversification of our real estate portfolio, based on annualized rental income, as of June 30, 2021:

Location	Total Number of Properties	Rentable Square Feet (in thousands) (1)	2021 Annualized Rental Income (in thousands)	2021 Annualized Rental Income per Square Foot (1)	Percentage of 2021 Annualized Rental Income
California	61	833	$28,058	$33.68	11%
Ohio	36	1,804	19,968	11.07	8%
Georgia	19	1,698	19,637	11.56	8%
Texas	52	1,274	17,913	14.06	7%
Florida	30	1,138	14,231	12.51	6%
Illinois	17	1,191	13,760	11.55	6%
Indiana	19	1,128	12,658	11.22	5%
Wisconsin	15	1,070	12,223	11.42	5%
North Carolina	22	992	11,569	11.66	5%
Alabama	26	937	11,251	12.01	5%
Other	172	6,499	82,888	12.75	34%

	469	18,564	$244,156	$13.15	100%

(1)	Includes square feet of the buildings on land parcels subject to ground leases.

The following table shows the property type diversification of CMFT’s real estate portfolio, based on annualized rental income, as of June 30, 2021:

Property Type	Total Number of Properties	Rentable Square Feet (in thousands) (1)	2021 Annualized Rental Income (in thousands)	2021 Annualized Rental Income per Square Foot (1)	Percentage of 2021 Annualized Rental Income
Retail	411	9,881	$141,026	$14.27	58%
Anchored shopping centers	54	8,274	98,931	11.96	40%
Office	1	221	2,811	12.72	1%
Industrial	3	188	1,388	7.38	1%

	469	18,564	$244,156	$13.15	100%

(1)	Includes square feet of the buildings on land parcels subject to ground leases.

During the six months ended June 30, 2021, CMFT identified certain tenants where collection was no longer considered probable. For these tenants, CMFT made the determination to record revenue on a cash basis and wrote off total outstanding receivables of $591,000 for the six months ended June 30, 2021, which included $525,000 of straight-line rental income. These write-offs reduced rental and other property income during the six months ended June 30, 2021.

Investment Strategy and Objectives

Our primary investment objectives are to:

•	diversify our investments and capital structure by balancing our existing core portfolio of necessity commercial real estate assets, net leased under long-term leases to creditworthy tenants and which provide current operating cash flows, with real estate related credit investments, including commercial real estate mortgage loans and other real estate related debt and securities investments in which our Sponsor and its affiliates have expertise;

•	generate competitive risk-adjusted returns for our stockholders over time and provide stable, current income to stockholders through the payment of cash distributions; and

•	provide the opportunity to participate in capital appreciation in the value of our investments.

We cannot assure stockholders that we will achieve any of these objectives or that the value of our assets will not decrease.

Historically, we have primarily acquired core commercial real estate assets principally consisting of necessity retail properties located throughout the United States. We use the term “core” to describe existing properties currently operating and generating income that are leased to creditworthy tenants under long-term net leases and are strategically located throughout the United States. Necessity retail properties are properties leased to retail tenants that attract consumers for everyday needs, such as pharmacies, home improvement stores, national superstores, restaurants and regional retailers. In April 2019, we announced our intention to pursue a more diversified investment strategy across the capital structure by balancing our existing portfolio of core commercial real estate assets with our future investments in a portfolio of commercial mortgage loans and other real estate-related credit investments that we would originate, acquire, finance and manage in which our Sponsor and its affiliates have expertise.

In order to execute on this strategy, we expect, subject to market conditions, to sell a substantial portion of our anchored shopping centers and certain single tenant properties and redeploy the proceeds from those sales into the origination, participation in, and acquisition of our targeted credit investments and/or net lease assets. Assuming the successful repositioning of our portfolio, we then expect to seek liquidity for our stockholders, which may include pursuing a listing of CMFT Common Stock on a national securities exchange. We expect to adapt our investment strategy over time in order to respond to evolving market conditions and to capitalize on investment opportunities that may arise at different points in the economic and real estate investment cycle.

Investment Guidelines

CMFT Management and our Investment Advisor are required to manage our business in accordance with certain investment guidelines that were adopted by the valuation, compensation and affiliate transactions committee of the CMFT Board, which include:

•	not making investments that would cause us to fail to qualify as a REIT under the Code;

•	not making any investment that would cause us or any of our subsidiaries to be regulated as an investment company under the Investment Company Act;

•

CMFT Management seeking to invest our capital in a broad range of investments in or relating to real property and real estate-related credit assets and our Investment Advisor seeking to invest in real estate and corporate credit-related securities;

•

prior to the deployment or redeployment of capital, permitting CMFT Management or our Investment Advisor to cause the capital to be invested in short-term investments in money market funds, bank accounts, overnight repurchase agreements with primary federal reserve bank dealers collateralized by direct U.S. government obligations, and other instruments and investments reasonably determined to be of high quality; and

•

not permitting (i) any individual or single pooled CMBS investment or corporate loan investment in excess of $250 million, (ii) any CRE loan in excess of $50 million with a loan-to-value ratio in excess of 80%, and (iii) any other type of investment, including but not limited to commercial real estate acquisitions, in excess of $200 million, to be invested in any individual investment without approval of a majority of the CMFT Board or a duly constituted committee thereof.

Types of Investments—Commercial Real Estate Related Credit Investments

Our investment strategy includes acquiring and originating credit investments, including commercial mortgage loans, mezzanine loans, preferred equity, and other loans and securities related to commercial real estate assets, as well as corporate loan opportunities that are consistent with our investment strategy and objectives.

Commercial Mortgage Loans. We will invest in, acquire or originate loans secured by a first mortgage lien on commercial properties providing mortgage financing to commercial property developers or owners. These loans will generally have maturity dates ranging from three to ten years and bear interest at a fixed or floating rate, though they are more likely going to be floating rate and have a shorter-duration term. The loans will likely require interest only payments and if these loans do provide for some amortization, they will typically require, in any event, a balloon payment of principal at maturity. These investments may include whole loan participations and/or pari passu participations within such loans.

Mezzanine Loans. We also expect to invest in or originate loans made to commercial property owners that are secured by pledges of the borrower’s ownership interests in the property and/or the property owner, subordinate to whole mortgage loans secured by a first lien on the property. These mortgage loans are senior to the borrower’s equity in the property. These loans may be tranched into senior and junior mezzanine loans, with junior mezzanine loans secured by a pledge of the equity interests in the more junior mezzanine borrower. Mezzanine lenders typically have different, and at times more limited, rights compared to more senior lenders, including, following a default on the senior loan, the right, for a period of time, to cure defaults under the senior loan and any senior mezzanine loan and purchase the senior loan and any senior mezzanine loan. Subject to the terms negotiated with, and the rights of, the senior lenders, mezzanine lenders typically have the right to foreclose on their equity interest and become the direct or indirect owner of the property.

Other Real Estate Related Debt Instruments. We will opportunistically invest in or originate other commercial real estate-related debt instruments such as subordinated mortgage interests, preferred equity, note financing, unsecured loans to owners and operators of real estate assets, and secured real estate securities such as CMBS and commercial real estate collateralized loan obligations (“CRE CLOs”).

Corporate Loans. We may also invest in or originate certain syndicated corporate loans, often but not necessarily of real estate operating or finance companies.

We will evaluate our credit investment opportunities to ensure that they are in compliance with our investment guidelines, do not cause us to lose our qualification as a REIT under the Code or cause us or any of our subsidiaries to be an investment company under the Investment Company Act.

In evaluating prospective loan or other credit investments, CMFT Management will consider factors such as the following:

•	the condition and use of the collateral securing the loan;

•	current and projected cash flows of the collateral securing the loan;

•	expected levels of rental and occupancy rates of the property securing the loan;

•	the potential for increased expenses and capital expense requirements;

•	the loan to value ratio of the investment;

•	the debt service coverage ratio of the investment;

•	the degree of liquidity of the investment;

•	the quality, experience and creditworthiness of the borrower;

•	general economic conditions in the area where the collateral is located;

•	the strength and structure and loan covenants; and

•	other factors that CMFT Management believes are relevant.

Because the factors considered, including the specific weight we place on each factor, will vary for each prospective investment, we do not, and are not able to, assign a specific weight or level of importance to any particular factor.

Outside of our investment guidelines, we do not have any policies directing the portion of our assets that may be invested in any particular asset type. However, we recognize that certain types of loans, such as mezzanine loans, are subject to more risk than others, such as loans secured by first deeds of trust or first priority mortgages on income-producing, fee-simple properties. CMFT Management will evaluate the risk associated with a loan when evaluating its decision to invest, and in determining the rate of interest on the loan.

Our credit investments may be subject to regulation by federal, state and local authorities and subject to various laws and judicial and administrative decisions imposing various requirements and restrictions, including among other things, regulating credit granting activities, establishing maximum interest rates and finance charges, requiring disclosures to customers, governing secured transactions and setting collection, repossession and claims handling procedures and other trade practices. In addition, certain states have enacted legislation requiring the licensing of mortgage bankers or other lenders and these requirements may affect our ability to effectuate our proposed investments in loans. Commencement of operations in these or other jurisdictions may be dependent upon a finding of our financial responsibility, character and fitness. We may determine not to make loans in any jurisdiction in which the regulatory authority determines that we have not complied in all material respects with applicable requirements.

Types of Investments—Commercial Real Estate Property Investments

We have acquired, and may continue to acquire, income-producing necessity retail properties that are primarily single-tenant properties, which are leased to creditworthy tenants under long-term net leases, and are strategically located throughout the United States. We consider necessity retail properties to be properties leased to retail tenants that attract consumers for everyday needs, such as pharmacies, home improvement stores, national superstores, restaurants and regional retailers. Our portfolio also includes anchored shopping centers, which are multi-tenant properties that are anchored by one or more large national, regional or local retailers.

We have acquired, and may continue to acquire, other income-producing properties, such as office and industrial properties, which may share certain core characteristics with our retail investments, such as a principal creditworthy tenant, a long-term net lease, and a strategic location.

Many of our properties are, and we anticipate that future properties will be, leased to tenants in the chain or franchise retail industry, including, but not limited to, convenience stores, drug stores and restaurant properties, as well as leased to large national retailers as stand-alone properties or as part of anchored shopping centers, which are anchored by national, regional and local retailers. CMFT Management monitors industry trends and identifies properties on our behalf that serve to provide a favorable return balanced with risk. Our management primarily targets regional or national name brand retail businesses with established track records. We generally intend to hold each property for a period in excess of five years.

By acquiring a large number of properties, we believe that lower than expected results of operations from one or a few investments will not necessarily preclude our ability to realize our investment objective of generating cash flows from our overall portfolio. Since we acquire properties that are geographically diverse, we expect to minimize the potential adverse impact of economic slowdowns or downturns in local markets.

To the extent feasible, we seek to achieve a well-balanced portfolio diversified by geographic location, age and lease maturities of the various properties. We pursue properties leased to tenants representing a variety of retail industries to avoid concentration in any one industry. We also are diversified between national, regional and local brands. We generally target properties with lease terms in excess of ten years. We have acquired and may continue to acquire properties with shorter lease terms if the property is in an attractive location, if the property is difficult to replace, or if the property has other significant favorable attributes. We expect that these acquisitions will provide long-term value by virtue of their size, location, quality and condition, and lease characteristics.

We expect, in most instances, to continue to acquire properties with existing double-net or triple-net leases. “Net” leases mean leases that typically require tenants to pay all or a majority of the operating expenses, including real estate taxes, special assessments and sales and use taxes, utilities, maintenance, insurance and building repairs related to the property, in addition to the lease payments. Triple-net leases typically require the tenant to pay all costs associated with a property (e.g., real estate taxes, insurance, maintenance and repairs, including roof, structure and parking lot). Double-net leases typically hold the landlord responsible for the capital expenditures for the roof and structure, while the tenant is responsible for all lease payments and remaining operating expenses associated with the property (e.g., real estate taxes, insurance and maintenance). We believe that properties under long-term triple-net and double-net leases offer a distinct investment advantage since these properties generally require less management and operating capital, have less recurring tenant turnover and, with respect to single-tenant properties, often offer superior locations that are less dependent on the financial stability of adjoining tenants. We expect that double-net and triple-net leases will help ensure the predictability and stability of our expenses, which we believe will result in greater predictability and stability of our cash distributions to stockholders. Not all of our properties are, or will be subject to, net leases. In respect of anchored shopping centers, we expect to continue to have a variety of lease arrangements with the tenants of these properties. We have acquired and may continue to acquire properties with tenants subject to “gross” leases. “Gross” leases means leases that typically require the tenant to pay a flat rental amount and we would pay for all property charges regularly incurred as a result of our owning the property. When spaces in a property become vacant, existing leases expire, or we acquire properties under development or requiring substantial refurbishment or renovation, we generally expect to enter into net leases.

There is no limitation on the number, size or type of properties that we may acquire, or on the percentage of net proceeds from our public securities offerings that may be used to acquire a single property. The number and mix of properties comprising our portfolio will depend upon real estate market conditions and other circumstances existing at the time we acquire properties, and the amount of capital we have available for acquisitions. We will not forgo acquiring a high-quality asset because it does not precisely fit our expected portfolio composition.

We incur debt to acquire properties when CMFT Management determines that incurring such debt is in our best interests and in the best interests of our stockholders. In addition, from time to time, we have acquired and may continue to acquire some properties without financing and later incur mortgage debt secured by one or more of such properties if favorable financing terms are available. We use the proceeds from these loans to acquire additional properties. See “—Financing Strategy” below for a more detailed description of our borrowing intentions and limitations.

Underwriting Process

In evaluating potential property acquisitions consistent with our investment objectives, CMFT Management applies a well-established underwriting process to determine the creditworthiness of potential tenants. We consider a tenant to be creditworthy if we believe that the tenant has sufficient assets, cash flow generation and stability of operations to meet its obligations under the lease. Similarly, CMFT Management applies credit underwriting criteria to possible new tenants when we are leasing properties in our portfolio. Many of the tenants of our properties are, and we expect will continue to be, national or regional retail chains that are creditworthy entities having high net worth and operating income. CMFT Management’s underwriting process includes analyzing the financial data and other available information about the tenant, such as income statements, balance sheets, net worth, cash flows, business plans, data provided by industry credit rating services, and/or other information CMFT Management may deem relevant. Generally, these tenants must have a proven track record in order to meet the credit tests applied by CMFT Management. In addition, we may obtain guarantees of leases by the corporate parent of the tenant, in which case CMFT Management will analyze the creditworthiness of the corporate parent.

Acquisition Decisions

CMFT Management has substantial discretion with respect to the selection of our specific acquisitions, subject to our investment guidelines. In pursuing our investment objectives and making investment decisions on our behalf, CMFT Management evaluates the proposed terms of the acquisition against all aspects of the transaction, including the condition and financial performance of the asset, the terms of existing leases and the creditworthiness of the tenant, and property location and characteristics. Because the factors considered, including the specific weight we place on each factor, vary for each potential acquisition, we do not, and are not able to, assign a specific weight or level of importance to any particular factor.

CMFT Management procures and reviews an independent valuation estimate on each and every proposed acquisition. In addition, CMFT Management, to the extent such information is available, considers the following:

•	tenant rolls and tenant creditworthiness;

•	a property condition report;

•	unit level store performance;

•	property location, visibility and access;

•	age of the property, physical condition and curb appeal;

•	neighboring property uses;

•	local market conditions including vacancy rates and market rents;

•	area demographics, including trade area population and average household income;

•	neighborhood growth patterns and economic conditions;

•	presence of nearby properties that may positively or negatively impact store sales at the subject property; and

•

lease terms, including length of lease term, scope of landlord responsibilities, presence and frequency of contractual rental increases, renewal option provisions, exclusive and permitted use provisions, co-tenancy requirements and termination options.

CMFT Management also reviews the terms of each existing lease by considering various factors, including:

•	rent escalations;

•	remaining lease term;

•	renewal option terms;

•	tenant purchase options;

•	termination options;

•	scope of the landlord’s maintenance, repair and replacement requirements;

•	projected net cash flow yield; and

•	projected internal rates of return.

The CMFT Board has adopted a policy to prohibit acquisitions from affiliates of CMFT Management unless a majority of our directors (including a majority of our independent directors) not otherwise interested in the transaction determine that the transaction is fair and reasonable to us and certain other conditions are met.

Ownership Structure

Our investments in real estate generally take the form of holding fee title or a long-term leasehold estate. We have acquired, and expect to continue to acquire, such interests either directly through our operating partnership or indirectly through limited liability companies, limited partnerships or other entities owned and/or controlled by our operating partnership. We may acquire properties by acquiring the entity that holds the desired properties. We also may acquire properties through investments in joint ventures, partnerships, co-tenancies or other co-ownership arrangements with third parties, including the developers of the properties or affiliates of CMFT Management.

Joint Venture Investments

We may enter into joint ventures, partnerships, co-tenancies and other co-ownership arrangements with affiliated entities of CMFT Management, including other real estate programs sponsored by affiliates of CMFT Management, and other third parties for the acquisition, development or improvement of properties or the acquisition of other real estate-related investments. We may also enter into such arrangements with real estate developers, owners and other unaffiliated third parties for the purpose of developing, owning and operating real properties. In determining whether to invest in a particular joint venture, CMFT Management will evaluate the underlying real property or other real estate-related investment using the same criteria described above in “—Investment Guidelines” for the selection of our real property investments. CMFT Management also will evaluate the joint venture or co-ownership partner and the proposed terms of the joint venture or a co-ownership arrangement.

Our general policy is to invest in joint ventures only when we will have an option or contract to purchase, or a right of first refusal to purchase, the property held by the joint venture or the co-venturer’s interest in the joint venture if the co-venturer elects to sell such interest. In the event that the co-venturer elects to sell all or a portion of the interests held in any such joint venture; however, we may not have sufficient funds to exercise our right of first refusal to buy the other co-venturer’s interest in the joint venture. In the event that any joint venture with an affiliated entity holds interests in more than one asset, the interest in each such asset may be specially allocated between us and the joint venture partner based upon the respective proportion of funds deemed invested by each co-venturer in each such asset.

Environmental Matters

All real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to environmental protection and human health and safety. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials, the presence and release of hazardous substances and the remediation of contamination associated with disposals. State and federal laws in this area are constantly evolving, and we intend to take commercially reasonable steps to protect ourselves from the impact of these laws.

We generally will not purchase any property unless and until we also obtain what is generally referred to as a “Phase I” environmental site assessment and are generally satisfied with the environmental status of the property. However, we may purchase a property without obtaining such assessment if CMFT Management determines the assessment is not necessary because there is an existing recent Phase I site assessment. A Phase I environmental site assessment basically consists of a visual survey of the building and the property in an attempt to identify areas of potential environmental concerns, visually observing neighboring properties to assess surface conditions or activities that may have an adverse environmental impact on the property interviewing the key site manager and/or property owner, contacting local governmental agency personnel and performing an environmental regulatory database search in an attempt to determine any known environmental concerns in, and in the immediate vicinity of, the property. A Phase I environmental site assessment does not generally include any sampling or testing of soil, ground water or building materials from the property and may not reveal all environmental hazards on a property.

In the event the Phase I site assessment uncovers potential environmental problems with a property, CMFT Management will determine whether we will pursue the investment opportunity and whether we will have a “Phase II” environmental site assessment performed. The factors we may consider in determining whether to conduct a Phase II site assessment include, but are not limited to, (i) the types of operations conducted on the property and surrounding property, (ii) the time, duration and materials used during such operations, (iii) the waste handling practices of any tenants or property owners, (iv) the potential for hazardous substances to be released into the environment, (v) any history of environmental law violations on the subject property and surrounding property, (vi) any documented environmental releases, (vii) any observations from the consultant that conducted the Phase I environmental site assessment, and (viii) whether any party (i.e. surrounding property owners, prior owners or tenants) may be responsible for addressing the environmental conditions. We will determine whether to conduct a Phase II environmental site assessment on a case by case basis.

We expect that some of the properties that we acquire may contain, at the time of our investment, or may have contained prior to our investment, underground storage tanks for the storage of petroleum products and other hazardous or toxic substances. All of these operations create a potential for the release of petroleum products or other hazardous or toxic substances. Some of our potential properties may be adjacent to or near other properties that have contained or then currently contain underground storage tanks used to store petroleum products or other hazardous or toxic substances. In addition, certain of our potential properties may be on or adjacent to or near other properties upon which others, including former owners or tenants of our properties, have engaged, or may in the future engage, in activities that may release petroleum products or other hazardous or toxic substances.

From time to time, we may acquire properties, or interests in properties, with known adverse environmental conditions where we believe that the environmental liabilities associated with these conditions are quantifiable and that the acquisition will yield a superior risk-adjusted return. In such an instance, we will estimate the costs of environmental investigation, clean-up and monitoring in determining the purchase price. Further, in connection with property dispositions, we may agree to remain responsible for, and to bear the cost of, remediating or monitoring certain environmental conditions on the properties.

Legal Matters

In the ordinary course of business, we may become subject to litigation or claims. We are not aware of any material pending legal proceedings, other than ordinary routine litigation incidental to our business, to which we are a party or to which our properties are the subject.

Financing Strategy

CMFT Management believes that utilizing borrowings to make investments is consistent with our investment objective of maximizing the return to stockholders. By operating on a leveraged basis, we have more funds available for acquiring properties. This allows us to make more investments than would otherwise be possible, potentially resulting in a more diversified portfolio.

The amount of leverage we use is determined by CMFT Management, taking into account a variety of factors, which may include the anticipated liquidity and price volatility of target assets in our investment portfolio, the potential for losses and extension risk in our investment portfolio, the gap between the duration of assets and liabilities, including hedges, the availability and cost of financing the assets, the creditworthiness of our financing counterparties, the health of the global economy and commercial and residential mortgage markets, the outlook for the level, slope, and volatility of interest rate movement, the credit quality of our target assets and the type of collateral underlying such target assets. In utilizing leverage, we seek to enhance equity returns while limiting interest rate exposure. We will seek to match the tenor, currency, and indices of our assets and liabilities, including in certain instances through the use of derivatives. We will also seek to limit the risks associated with recourse borrowing.

As of June 30, 2021, our ratio of debt to total gross assets net of gross intangible lease liabilities was 50.5% and our ratio of debt to the fair market value of our gross assets net of gross intangible lease liabilities was 50.9%.

Subject to maintaining our qualification as a REIT, from time to time, we engage in hedging transactions that seek to mitigate the effects of fluctuations in interest rates or currencies on our cash flows. These hedging transactions could take a variety of forms, including interest rate or currency swaps or cap agreements, options, futures contracts, forward rate or currency agreements or similar financial instruments.

Our ability to increase our diversification through borrowing may be adversely impacted if banks and other lending institutions reduce the amount of funds available for borrowing. When interest rates are high or financing is otherwise unavailable on a timely basis, our ability to make additional investments will be restricted and we may not be able to adequately diversify our portfolio.

Real Estate Dispositions

We generally intend to hold each property we acquire for an extended period, generally in excess of five years. Holding periods for other real estate-related assets may vary. Circumstances might arise that could cause us to determine to sell an asset before the end of the expected holding period if we believe the sale of the asset would be in the best interests of our stockholders. The determination of whether a particular asset should be sold or otherwise disposed of will be made after consideration of relevant factors, including prevailing and projected economic conditions, current tenant rolls and tenant creditworthiness, whether we could apply the proceeds from the sale of the asset to acquire other assets, whether disposition of the asset would increase cash flows, and whether the sale of the asset would be a prohibited transaction under the Code or otherwise impact our status as a REIT for federal income tax purposes. During the year ended December 31, 2020, we sold 30 properties for an aggregate gross sales price of $270.4 million, resulting in net proceeds of $263.8 million and a gain of $27.5 million. During the six months ended June 30, 2021, we disposed of condominium units for an aggregate sales price of $8.8 million, resulting in proceeds of $8.5 million after closing costs and a gain of $1.5 million, and also disposed of 47 retail properties for an aggregate gross sales price of $304.0 million, resulting in proceeds of $296.0 million after closing costs and a gain of $46.5 million.

Investment Limitations to Avoid Registration as an Investment Company

We intend to conduct our operations, and the operations of our operating partnership, and any other subsidiaries, so that no such entity meets the definition of an “investment company” under Section 3(a)(1) of the Investment Company Act. Under the Investment Company Act, in relevant part, a company is an “investment company” if:

•	pursuant to Section 3(a)(1)(A), it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities; or

•

pursuant to Section 3(a)(1)(C), it is engaged, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire “investment securities” having a value exceeding the 40% test. “Investment securities” excludes U.S. Government securities and securities of majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

We intend to acquire a diversified portfolio of income-producing real estate assets; however, our portfolio may include, to a much lesser extent, other real estate-related investments. We also may acquire real estate assets through investments in joint venture entities, including joint venture entities in which we may not own a controlling interest. We anticipate that our assets generally will continue to be held in wholly and majority-owned subsidiaries of CMFT, each formed to hold a particular asset. We intend to monitor our operations and our assets on an ongoing basis in order to ensure that neither we, nor any of our subsidiaries, meet the definition of “investment company” under Section 3(a)(1) of the Investment Company Act.

We believe that neither we nor our operating partnership will be considered investment companies under Section 3(a)(1)(A) of the Investment Company Act because neither of these entities will engage primarily or hold themselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, we, through our operating partnership, will be primarily engaged in non-investment company businesses related to real estate. Consequently, we expect that we and our operating partnership will be able to conduct our respective operations such that neither entity will be required to register as an investment company under the Investment Company Act.

In addition, because we are organized as a holding company that will conduct its business primarily through our operating partnership, which in turn is a holding company that will conduct its business through its subsidiaries, we intend to conduct our operations, and the operations of our operating partnership and any other subsidiary, so that we will not meet the 40% test under Section 3(a)(1)(C) of the Investment Company Act.

To avoid meeting the definition of an “investment company” under Section 3(a)(1) of the Investment Company Act, we may be unable to sell assets we would otherwise want to sell and may need to sell assets we would otherwise wish to retain. Similarly, we may have to acquire additional income or loss generating assets that we might not otherwise have acquired or may have to forgo opportunities to acquire interests in companies that we would otherwise want to acquire and would be important to our investment strategy. In addition, a change in the value of any of our assets could negatively affect our ability to avoid being required to register as an investment company. If we were required to register as an investment company but failed to do so, we would be prohibited from engaging in our business, and criminal and civil actions could be brought against us. In addition, our contracts would be unenforceable unless a court were to require enforcement, and a court could appoint a receiver to take control of us and liquidate our business.

If we are required to register as an investment company under the Investment Company Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use borrowings), management, operations, transactions with affiliated persons (as defined in the Investment Company Act), and portfolio composition, including restrictions with respect to diversification and industry concentration and other matters. Compliance with the Investment Company Act would, accordingly, limit our ability to make certain investments and require us to significantly restructure our business plan.

Change in Investment Policies

Generally, the CMFT Board may revise our investment policies without the concurrence of our stockholders.

Distribution Policy

We expect that, from time to time, we will pay distributions in excess of our cash flows from operations as defined by GAAP. As a result, the amount of distributions paid at any time may not be an indicator of the current performance of our properties or current operating cash flows.

Distributions to stockholders are characterized for federal income tax purposes as ordinary income, capital gains, non-taxable return of capital or a combination of the three. Distributions that exceed our current or accumulated earnings and profits typically constitute a return of capital for tax purposes and reduce the stockholders’ basis in CMFT Common Stock. We will annually notify stockholders of the taxability of distributions paid during the preceding year.

Prior to April 1, 2020, the CMFT Board historically authorized distributions to its stockholders on a quarterly basis that accrued daily to our stockholders of record as of the close of business on each day and were payable in cumulative amounts monthly in arrears. The CMFT Board authorized the following daily distribution amounts per share for the periods indicated below:

Period Commencing	Period Ending	Daily Distribution Amount
April 14, 2012	December 31, 2012	$0.001707848
January 1, 2013	December 31, 2015	$0.001712523
January 1, 2016	December 31, 2016	$0.001706776
January 1, 2017	December 31, 2019	$0.001711452
January 1, 2020	March 31, 2020	$0.001706776

Given the impact of the COVID-19 pandemic, the CMFT Board has decided to make a determination as to the amount and timing of distributions on a monthly, instead of quarterly, basis until such time that the CMFT Board has greater visibility into the impact that the COVID-19 pandemic will have on our tenants’ ability to continue to pay rent on their leases on a timely basis or at all, the degree to which federal, state or local governmental authorities grant rent relief or other relief or amnesty programs applicable to our tenants, our ability to access the capital markets, and on the United States and worldwide financial markets and economy. On March 25, 2021, the CMFT Board resumed declaring distributions on a quarterly basis. There can be no assurance that the CMFT Board will continue to authorize such distributions at such amount or frequency, if at all.

Since April 2020, our Board authorized the following monthly distribution amounts per share for the periods indicated below:

Record Date	Distribution Amount
April 30, 2020	$0.0130
May 31, 2020	$0.0130
June 30, 2020	$0.0161
July 30, 2020	$0.0304
August 28, 2020	$0.0303
September 29, 2020	$0.0303
October 29, 2020	$0.0303
November 27, 2020	$0.0303
December 30, 2020	$0.0303
January 28, 2021	$0.0303
February 25, 2021	$0.0303
March 29, 2021	$0.0303
April 29, 2021	$0.0303
May 28, 2021	$0.0303
June 29, 2021	$0.0303
July 29, 2021	$0.0303
August 30, 2021	$0.0303
September 29, 2021	$0.0303
October 28, 2021	$0.0303
November 29, 2021	$0.0303
December 30, 2021	$0.0303

As of June 30, 2021, we had distributions payable of $11.0 million.

The following table presents distributions and sources of distributions for the periods indicated below (dollar amounts in thousands):

	Six Months Ended June 30,
	2021		2020
	Amount	Percent	Amount		Percent
Distributions paid in cash	$59,166	90%	$44,150		61%
Distributions reinvested	6,660	10%	28,774		39%

Total distributions	$65,826	100%	$72,924		100%

Sources of distributions:
Net cash provided by operating activities (1)	$65,347	99%	$46,853	(2)	64%
Proceeds from the issuance of debt (3)	479	1%	17,763		25%
Proceeds from the issuance of common stock	—	—%	8,308	(4)	11%

Total sources	$65,826	100%	$72,924		100%

(1)	Net cash provided by operating activities for the six months ended June 30, 2021 and 2020 was $65.3 million and $37.2 million, respectively.
(2)

Our distributions covered by cash flows from operating activities for the six months ended June 30, 2020 include cash flows from operating activities in excess of distributions from prior periods of $9.6 million.

(3)	Net proceeds on the credit facilities and notes payable for the six months ended June 30, 2021 and 2020 were $292.2 million and $102.2 million, respectively.
(4)

In accordance with GAAP, certain real estate acquisition-related fees and expenses, such as expenses and fees incurred in connection with property acquisitions accounted for as business combinations, are expensed, and therefore reduce net cash flows from operating activities. Therefore, for consistency, proceeds from the issuance of CMFT Common Stock used as a source of distributions for the six months ended June 30, 2020 include the amount by which real estate acquisition-related fees and expenses have reduced net cash flows from operating activities in those prior periods.

Although we intend to continue to pay regular distributions, our results of operations, our general financial condition, general economic conditions, or other factors may inhibit us from doing so. Distributions are authorized at the discretion of the CMFT Board, and are based on many factors, including current and expected cash flow from operations, as well as the obligation that we comply with the REIT requirements of the Code. The funds we receive from operations that are available for distribution may be affected by a number of factors, including the following:

•	our operating and interest expenses, including fees and expenses paid to CMFT Management;

•	the ability of tenants to meet their obligations under the leases associated with our properties;

•	the amount of distributions or dividends received by us from our indirect real estate investments;

•	our ability to keep our properties occupied;

•	our ability to maintain or increase rental rates when renewing or replacing current leases;

•	capital expenditures and reserves for such expenditures;

•	the issuance of additional shares;

•	the amount of cash used to redeem shares under our share redemption program; and

•	financings and refinancings.

We must distribute to our stockholders at least 90% of our REIT taxable income each year, excluding any net capital gains, in order to meet the requirements for being treated as a REIT under the Code. Our directors may authorize distributions in excess of this percentage as they deem appropriate. Because we may receive income from interest or rents at various times during our fiscal year, distributions may not reflect our income earned in that particular distribution period, but may be made in anticipation of operating cash flows that we expect to receive during a later period and may be made in advance of actual receipt of funds in an attempt to make distributions relatively uniform. To allow for such differences in timing between the receipt of income and the payment of expenses, and the effect of required debt payments, among other things, could require us to borrow funds from third parties on a short-term basis, issue new securities or sell assets to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT. These methods of obtaining funding could affect future distributions by increasing operating costs and decreasing available cash. In addition, such distributions may constitute a return of capital.

Human Capital Resources

We have no direct employees. We have entered into the CMFT Management Agreement with CMFT Management, pursuant to which the employees of CMFT Management and its affiliates provide, or arrange for other service providers to provide, services to us related to acquisitions and dispositions, property management, asset management, financing, accounting, stockholder relations and administration. The employees of CCO Capital, the dealer manager for the CMFT Offering, provided wholesale brokerage services during the CMFT Offering.

Competition

As we purchase properties, we are in competition with other potential buyers for the same properties and may have to pay more to purchase the property than if there were no other potential acquirors or we may have to locate another property that meets our acquisition criteria. Regarding the leasing efforts of our owned properties, the leasing of real estate is highly competitive in the current market, and we may continue to experience competition for tenants from owners and managers of competing projects. As a result, we may have to provide free rent, incur charges for tenant improvements, or offer other inducements, or we might not be able to timely lease the space, all of which may have an adverse impact on our results of operations. At the time we elect to dispose of our properties, we may also be in competition with sellers of similar properties to locate suitable purchasers for our properties.

Similarly, in our lending and investing activities, we compete for opportunities with a variety of institutional lenders and investors, including other REITs, specialty finance companies, public and private, commercial and investment banks, commercial finance and insurance companies and other financial institutions. Several other REITs and other investment vehicles have raised significant amounts of capital, and may have investment objectives that overlap with ours, which may create additional competition for lending and investment opportunities. Some competitors may have a lower cost of funds and access to funding sources, such as the U.S. government, that are not available to us. Many of our competitors are not subject to the operating constraints associated with REIT compliance or maintenance of an exclusion from regulation under the Investment Company Act. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of loans and investments, offer more attractive pricing or other terms and establish more relationships than us. Furthermore, competition for originations of and investments in our target assets may lead to the yields of such assets decreasing, which may further limit our ability to generate satisfactory returns.

Compensation of Executive Officers

We have no employees. Our executive officers, including our principal financial officer, do not receive compensation directly from us for services rendered to us, and we do not intend to pay any compensation directly to our executive officers.

Certain of our executive officers are also officers of CMFT Management and/or its affiliates, and are compensated by these entities, in part, for their services to us. We pay fees to such entities under the CMFT Management Agreement and dealer manager agreement (as described below). We also reimburse CMFT Management for its provision of administrative services, including related personnel costs, subject to certain limitations.

Compensation of Directors

Directors who are also officers or employees of CMFT, CMFT Management or their affiliates do not receive any special or additional remuneration for service on the CMFT Board or any of its committees. We pay to each of our independent directors a retainer of $90,000 per year, plus an additional annual retainer for each committee on which a director serves equal to $25,000 for the committee chair and $15,000 for other members of the committee. Each director’s aggregate annual board compensation will be paid 75% in cash (in four quarterly installments) and 25% will be paid in the form of an annual grant of restricted shares of CMFT Common Stock based on the then-current NAV per share at the time of grant pursuant to the CMFT Equity Plan. Restricted stock grants issued pursuant to the CMFT Equity Plan will generally vest one year from the date of the grant. In addition, all directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the CMFT Board.

Director Compensation Table

The following table sets forth certain information with respect to our director compensation during the fiscal year ended December 31, 2020:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total Compensation ($)
T. Patrick Duncan	$162,750	$36,250	$—	$—	$199,000
Alicia K. Harrison	$133,500	$32,500	$—	$—	$166,000
Lawrence S. Jones	$133,500	$32,500	$—	$—	$166,000
W. Brian Kretzmer	$126,000	$30,000	$—	$—	$156,000
Howard A. Silver	$123,226	$29,075	$—	$—	$152,301
Marcus E. Bromley(1)	$1,849	$—	$—	$—	$1,849
Stephen O. Evans(1)	$1,849	$—	$—	$—	$1,849
Robert A. Gary, IV(1)	$1,849	$—	$—	$—	$1,849
Calvin E. Hollis(1)	$1,849	$—	$—	$—	$1,849
Richard S. Ressler	$—	$—	$—	$—	$—
Avraham Shemesh	$—	$—	$—	$—	$—
Elaine Y. Wong	$—	$—	$—	$—	$—

(1)	Messrs. Bromley, Evans, Gary and Hollis were elected as members of the CMFT Board effective December 21, 2020.
(2)

Represents the grant date fair value of the restricted shares of CMFT Common Stock issued pursuant to the CMFT Equity Plan, for purposes of Accounting Standards Codification Topic 718, Compensation-Stock Compensation. Each of the independent directors elected prior to the date of grant received a grant of restricted shares of CMFT Common Stock in October 2020, which shares vest approximately one year from the date of grant. The grant date fair value of the restricted shares is based on the per share estimated NAV of the CMFT Common Stock on the grant date, which was $7.31.

Long Term Incentive Plan Awards to Independent Directors

In August 2018, in connection with the approval and implementation of a revised compensation structure of our independent directors, the CMFT Board approved the CMFT Equity Plan, under which 400,000 of CMFT’s shares of Common Stock were reserved for issuance and share awards of approximately 345,000 are available for future grant at December 31, 2020. Under the CMFT Equity Plan, the CMFT Board or a committee designated by the CMFT Board has the authority to grant restricted stock awards or deferred stock awards to non-employee directors of CMFT. The CMFT or committee also has the authority to determine the terms of any award granted pursuant to the CMFT Equity Plan, including vesting schedules, restrictions and acceleration of any restrictions. The purpose of the CMFT Equity Plan is to help CMFT: (1) align the interests of the non-employee directors compensated under the CMFT Equity Plan with CMFT’s stockholders; and (2) to promote ownership of CMFT’s equity. Pursuant to the CMFT Equity Plan, we may award restricted stock or deferred stock units.

In October 2020, CMFT granted awards of approximately 4,400 restricted shares to each of the independent members of the CMFT Board (approximately 22,000 restricted shares in aggregate) under the CMFT Equity Plan, representing 25% of each independent director’s annual aggregate board compensation for the twelve month period beginning October 2020 (the “2020 Restricted Stock Awards”). The 2020 Restricted Stock Awards vested on October 1, 2021, approximately one year from the date of grant. In 2021, CMFT granted awards of approximately 3,877 restricted shares to each of the independent members of the CMFT Board (approximately 34,896 restricted shares in the aggregate) under the CMFT Equity Plan (collectively, the “2021 Restricted Stock Awards”). The 2021 Restricted Stock Awards vest on October 1, 2022. In addition, in 2021, CMFT granted awards of approximately 1,026 restricted shares (approximately 4,104 restricted shares in the aggregate) to each of Messrs. Bromley, Hollis, Gary and Evans under the CMFT Equity Plan, which awards vested on October 1, 2021.

The term of the CMFT Equity Plan is ten years. The CMFT Board may amend or terminate the CMFT Equity Plan at any time prior to the end of its ten-year term, provided that the CMFT Equity Plan will remain in effect until all awards made pursuant to the CMFT Equity Plan have been satisfied or terminated in accordance with the CMFT Equity Plan. Upon a change of control, including the dissolution, liquidation, reorganization, merger or consolidation with one or more entities as a result of which we are not the surviving corporation, or upon a sale of all or substantially all of our assets, the CMFT Board or a committee thereof may make provisions for any awards not assumed or substituted pursuant to the agreement effectuating the change of control, including (1) accelerating the vesting period of unvested awards, or (2) canceling any non-vested award or other awards in which the fair market value of the shares subject to the award is zero, in each case in accordance with and pursuant to the terms of the applicable award agreement and the CMFT Equity Plan.

In the event that our valuation, compensation and affiliate transactions committee determines that any distribution, recapitalization, stock split, reorganization, merger, liquidation, dissolution or sale, transfer, exchange or other disposition of all or substantially all of our assets, or other similar corporate transaction or event, affects the stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the CMFT Equity Plan or with respect to an award, then the valuation, compensation and affiliate transactions committee shall, in such manner as it may deem equitable, adjust the number and kind of shares or the exercise price with respect to any award.

Special Committee

The CMFT Special Committee was appointed for the purpose of reviewing, considering, investigating, evaluating, proposing and, if deemed appropriate by the CMFT Special Committee, negotiating the Merger and, among other matters, determining whether the Merger is fair and in the best interests of CMFT and its stockholders. The members of the CMFT Special Committee are T. Patrick Duncan, W. Brian Kretzmer, Alicia K. Harrison, Lawrence S. Jones and Howard A. Silver, with Mr. Duncan serving as the chairman of the CMFT Special Committee.

Each member of the CMFT Special Committee (other than the chairman) was entitled to receive $36,000 in the aggregate in consideration for his or her service on the CMFT Special Committee, and the chairman of the CMFT Special Committee was entitled to receive $54,000 in the aggregate for consideration for his service on the CMFT Special Committee and as chairman, which compensation, in each case, was paid in September 2021.

Compensation Committee Interlocks and Insider Participation

The valuation, compensation and affiliate transactions committee consists only of independent directors. In addition, we do not separately compensate our executive officers. Therefore, none of our executive officers participated in any deliberations regarding executive compensation.

During the fiscal year ended December 31, 2020, both of our executive officers served as executive officers (and, in the case of Mr. Ressler, as a director) of other externally managed companies sponsored by our Sponsor. In addition, Mr. Shemesh served as an executive officer and director of other externally managed companies sponsored by our sponsor. Like us, such companies have a valuation, compensation and affiliate transactions committee consisting of their independent directors, and they do not separately compensate their executive officers.

Security Ownership of Certain Beneficial Owners

The following table sets forth information as of November 1, 2021 regarding the beneficial ownership of CMFT Common Stock by each person known by us to own 5% or more of the outstanding shares of CMFT Common Stock, each of our directors, and each named executive officer, and our directors and executive officers as a group. The percentage of beneficial ownership is calculated based on 363,463,915 shares of CMFT Common Stock outstanding as of November 1, 2021, which were held by approximately 66,929 stockholders of record.

Name of Beneficial Owner (1)	Number of Shares of Common Stock Beneficially Owned (2)	Percentage
Richard S. Ressler(3)	20,000	*
Marcus E. Bromley	84,713	*
T. Patrick Duncan(4)	18,053	*
Stephen O. Evans	17,090	*
Robert A. Gary, IV	17,594	*
Alicia K. Harrison(5)	17,104	*
Calvin E. Hollis	12,587	*
Lawrence S. Jones(6)	17,104	*
W. Brian Kretzmer(7)	26,842	*
Avraham Shemesh(3)	20,000	*
Howard A. Silver(8)	22,450	*
Elaine Y. Wong	—	—
Nathan D. DeBacker	—	—
All executive officers and directors as a group (13 persons)	273,537	*

*	Represents less than 1% of the outstanding CMFT Common Stock.
(1)	The address of each beneficial owner listed is c/o CIM Real Estate Finance Trust, Inc., 2398 East Camelback Road, 4th Floor, Phoenix, Arizona 85016.
(2)

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities and shares issuable pursuant to options, warrants and similar rights held by the respective person or group, which may be exercised within 60 days following April 23, 2021.

(3)

The reported shares are owned directly by CMFT Management. Mr. Ressler and Mr. Shemesh may be deemed to beneficially own the shares owned by CMFT Management because of their positions with CIM Group, which is the sole common equity member of CCO Group, which owns and controls CMFT Management. Mr. Ressler or Mr. Shemesh each disclaim beneficial ownership of the reported securities except to the extent of his indirect pecuniary interest therein, and this nothing herein shall not be deemed an admission that Mr. Ressler and Mr. Shemesh is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.

(4)	Includes 5,034.722 restricted shares of CMFT Common Stock issued under the CMFT Equity Plan in connection with Mr. Duncan’s service as a member of the CMFT Board.
(5)	Includes 4,513.889 restricted shares of CMFT Common Stock issued under the CMFT Equity Plan in connection with Ms. Harrison’s service as a member of the CMFT Board.
(6)	Includes 4,513.889 restricted shares of CMFT Common Stock issued under the CMFT Equity Plan in connection with Mr. Jones’s service as a member of the CMFT Board.
(7)	Includes 4,166.667 restricted shares of CMFT Common Stock issued under the CMFT Equity Plan in connection with Mr. Kretzmer’s service as a member of the CMFT Board.
(8)	Represents 4,166.667 restricted shares of CMFT Common Stock issued under the CMFT Equity Plan in connection with Mr. Silver’s service as a member of the CMFT Board.

Other than Messrs. Ressler, Shemesh and Kretzmer, as described in “Parties to the Merger—CIM Income NAV, Inc.—Security Ownership of Certain Beneficial Owners,” no director or executive officer of CMFT beneficially owns any shares of INAV Common Stock or will otherwise be entitled to receive any merger consideration in connection with the Merger. As a result, the number of shares of CMFT Common Stock beneficially owned by the directors of CMFT (other than Messrs. Ressler, Shemesh and Kretzmer), individually or in the aggregate, will not change by virtue of the Merger; however, their percentage ownership of the issued and outstanding CMFT Common Stock will decline as a result of the issuance of shares to INAV stockholders.

Certain Transactions with Related Persons

The following describes all transactions during the six months ended June 30, 2021 and the year ended December 31, 2020, and currently proposed transactions, involving us, our directors, CMFT Management, the Sponsor and any affiliate thereof. Our independent directors are specifically charged with and have examined the fairness of such transactions to our stockholders, and have determined that all such transactions are fair and reasonable to us.

Management Agreement

We are party to an amended and restated management agreement with CMFT Management dated August 20, 2019 (the “Management Agreement”) whereby CMFT Management manages our day-to-day operations and identifies and makes investments on our behalf. In return, we pay to CMFT Management a management fee (the “Management Fee”), payable quarterly in arrears, equal to the greater of (a) $250,000 per annum ($62,500 per quarter) and (b) 1.50% per annum (0.375% per quarter) of CMFT’s Equity (as defined in the Management Agreement). Management Fees for the year ended December 31, 2020 and the six months ended June 30, 2021 totaled $40.0 million and $23.3 million, respectively. We also reimburse CMFT Management for expenses incurred in connection with the provision of services pursuant to both the Management Agreement and the Prior Agreement (as defined below). Such expense reimbursements for the year ended December 31, 2020 and the six months ended June 30, 2021 totaled $4.7 million and $1.4 million, respectively.

CMFT Management is also entitled to receive Incentive Compensation (as defined in the Management Agreement), payable with respect to each quarter, which is generally equal to the excess of (a) the product of (i) 20% and (ii) the excess of (A) Core Earnings (as defined in the Management Agreement) of CMFT for the previous 12-month period, over (B) the product of (1) CMFT’s Consolidated Equity (as defined in the Management Agreement) in the previous 12-month period, and (2) 7% per annum, over (b) the sum of any Incentive Compensation paid to CMFT Management with respect to the first three calendar quarters of such previous 12-month period (or such lesser number of completed calendar quarters preceding the applicable period, if applicable). No Incentive Compensation was payable during the year ended December 31, 2020 or the six months ended June 30, 2021.

We reimbursed CMFT Management or its affiliates for acquisition expenses incurred in the process of acquiring each property or in the origination or acquisition of a loan, so long as the total acquisition fees and expenses relating to the transaction do not exceed 6.0% of the contract purchase price, unless otherwise approved by a majority of the CMFT Board, including a majority of our independent directors, as commercially competitive, fair and reasonable to CMFT. Such expense reimbursements for the year ended December 31, 2020 and the six months ended June 30, 2021 totaled $550,000 and $179,000, respectively. Additionally, prior to August 20, 2019, under the terms of our prior advisory agreement with CMFT Management dated January 24, 2012 (the “Prior Agreement”), for substantial assistance in connection with the sale of one or more properties (or our entire portfolio), we paid CMFT Management or its affiliates a disposition fee (“Disposition Fees”) in an amount equal to up to one-half of the real estate or brokerage commission paid by us to third parties on the sale of such property, not to exceed 1.0% of the contract price of the property sold; provided, however, in no event would the total disposition fee paid to CMFT Management, its affiliates and unaffiliated third parties exceed the lesser of the customary competitive real estate commission or an amount equal to 6.0% of the contract sales price. Under the terms of the Management Agreement, CMFT Management is no longer entitled to receive Disposition Fees; provided, however, that for CMFT properties under contract to be sold or specifically identified in a broker agreement as being marketed for sale as of the effective date of the Management Agreement, CMFT Management may be entitled to receive a Disposition Fee in accordance with the terms of the Prior Agreement. Disposition Fees paid for the year ended December 31, 2020 totaled $434,000.

Our Management Agreement has a term expiring August 20, 2022, and is deemed renewed automatically each year thereafter for an additional one-year period unless CMFT provides 180 days’ written notice to CMFT Management after the affirmative vote of 2/3 of CMFT’s independent directors. If the Management Agreement is terminated without cause, CMFT Management is entitled to receive a termination fee equal to three times the sum of (a) the average annual Management Fee and (b) the average annual Incentive Compensation during the 24-month period prior to the termination.

Richard S. Ressler, our chief executive officer and president and the chairman of the CMFT Board, is a vice president of CMFT Management. Additionally, Mr. Shemesh, a director, and Mr. DeBacker, our chief financial officer and treasurer, are officers of CMFT Management.

Investment Advisory and Management Agreement

On December 6, 2019, our wholly owned subsidiary, CMFT Securities, entered into the Investment Advisory and Management Agreement with the Investment Advisor. CMFT Securities was formed for the purpose of holding any securities investments made by us. The Investment Advisor, a wholly owned subsidiary of CIM, is registered as an investment advisor with the SEC under the Advisers Act. Pursuant to the Investment Advisory and Management Agreement, the Investment Advisor will manage the day-to-day business affairs of CMFT Securities and its investments in corporate credit and real estate-related securities (collectively, the “Managed Assets”), subject to the supervision of the CMFT Board.

Pursuant to the Investment Advisory and Management Agreement, our Investment Advisor shall receive an investment advisory fee (the “Investment Advisory Fee”), payable quarterly in arrears, equal to 1.50% per annum (0.375% per quarter) of CMFT Securities’ Equity (as defined in the Investment Advisory and Management Agreement). Because the securities and corporate credit assets that are managed by our Investment Advisor are excluded from the calculation of Management Fees payable by CMFT to CMFT Management under the Management Agreement, the total management and advisory fees payable by us to our external advisors are not increased as a result of entering into the Investment Advisory and Management Agreement. In addition, the Investment Advisor is eligible to receive incentive compensation, as described below. In the event that Incentive Compensation is earned and payable with respect to any quarter under the Management Agreement, CMFT Management will calculate the portion of the Incentive Compensation that was attributable to the assets managed by our Investment Advisor and payable to the Investment Advisor (the “Securities Manager Incentive Compensation”). Pursuant to the Investment Advisory and Management Agreement, CMFT Securities will reimburse the Investment Advisor for costs and expenses incurred by the Investment Advisor on its behalf.

During both the year ended December 31, 2020 and the six months ended June 30, 2021, no Investment Advisory Fees were paid, and no costs and expenses were reimbursed to the Investment Advisor.

The Investment Advisory and Management Agreement shall continue for a term of three years and shall be deemed renewed automatically each year thereafter for an additional one-year period unless CMFT Securities provides 180 days’ written notice to the Investment Advisor after the affirmative vote of 2/3 of our independent directors, or if the Investment Advisor provides 180 days’ written notice to CMFT Securities. If the Investment Advisory and Management Agreement is terminated without cause by CMFT Securities, the Investment Advisor is entitled to receive a termination fee equal to three times the sum of (a) the average annual Investment Advisory Fee and (b) the average annual Securities Manager Incentive Compensation during the 24-month period prior to the termination. CMFT Securities is not required to pay the termination fee if the Investment Advisor terminates the Investment Advisory and Management Agreement, or if the Investment Advisory and Management Agreement is terminated for cause.

Sub-Advisory Agreement

On December 6, 2019, the Investment Advisor entered into the Sub-Advisory Agreement with the Sub-Advisor to act as an investment sub-advisor to CMFT Securities. The Sub-Advisor is registered as an investment adviser under the Advisers Act and is an affiliate of the Investment Advisor. The Sub-Advisor is responsible for providing investment management services with respect to the corporate credit-related securities held by CMFT Securities. On a quarterly basis, the Investment Advisor will designate 50% of the sum of the Investment Advisory Fee and Securities Manager Incentive Compensation payable to the Investment Advisor, as described above, as sub-advisory fees (“Sub-Advisory Fees”). The Sub-Advisory Fees are paid ratably, as determined pursuant to the Sub-Advisory Agreement, to the Sub-Advisor and any other sub-advisers, if any, that provide services to CMFT Securities. Either party may terminate the Sub-Advisory Agreement with 30 days’ prior written notice to the other party.

Avraham Shemesh, a director, is an officer of the Investment Advisor. Richard S. Ressler, our chief executive officer and president and the chairman of the CMFT Board, is the co-founder and principal owner of the Sub-Advisor.

Development Management Agreements

On January 7, 2021, we completed foreclosure proceedings to take control of the assets which previously secured our mezzanine loans, including 75 condominium units and 21 rental units across four buildings in New York. Upon foreclosure, and with the approval of the valuation, compensation and affiliate transactions committee of the CMFT Board, CIM NY Management, LLC, an affiliate of CMFT Management, entered into a Development Management Agreement with the indirect wholly owned subsidiaries of CMFT that own each of the four buildings (the “Building Owners”), wherein CIM NY Management, LLC will act as project manager in overseeing the development and construction of property improvements in accordance with each respective Development Management Agreement (the “Development Services”). In consideration for the Development Services, CIM NY Management, LLC will receive a development management fee from the Building Owners equal to 4% of the aggregate gross project costs expended during the term of the Development Management Agreement, subject to the conditions in each respective Development Management Agreement. Additionally, CIM NY Management, LLC is reimbursed by the Building Owners for expenses incurred in connection with the Development Services, including services provided that are incidental to but not part thereof the Development Services. The Development Management Agreement shall remain in effect until the project completion date, and is terminable by either party with fifteen days prior notice to the other party, with or without cause.

Pending Merger with CMFT

Subject to the terms and conditions of the Merger Agreement, including the required approval of the Merger and INAV Charter Amendment by INAV stockholders, INAV will merge with and into Merger Sub with Merger Sub surviving the Merger, such that following the Merger, the surviving entity will continue as our wholly owned subsidiary. In accordance with the applicable provisions of the MGCL, the separate existence of INAV will cease at the effective time of the Merger. INAV is externally advised by INAV Management, which is an indirect subsidiary of the Sponsor.

Currently Proposed Transactions

Other than as described above, there are no currently proposed material transactions with related persons other than those covered by the terms of the agreements described above.

The CMFT Board’s Role in Risk Oversight

The CMFT Board oversees our stockholders’ interest in the long-term health and the overall success of CMFT and its financial strength. The CMFT Board is actively involved in overseeing risk management for CMFT. It does so, in part, through its oversight of our property acquisitions and assumptions of debt, as well as its oversight of CMFT’s executive officers and CMFT Management. In particular, the CMFT Board is responsible for evaluating the performance of CMFT Management, and may decline to renew the CMFT Management Agreement with our external manager upon the affirmative vote of two-thirds of the independent directors that (1) there has been unsatisfactory performance by CMFT Management that is materially detrimental to CMFT or (2) the management fees payable to CMFT Management are not fair.

In addition, the audit committee of the CMFT Board (the “CMFT Audit Committee”) is responsible for assisting the CMFT Board in overseeing CMFT’s management of risks related to financial reporting. The CMFT Audit Committee has general responsibility for overseeing the accounting and financial processes of CMFT, including oversight of the integrity of CMFT’s financial statements, CMFT’s compliance with legal and regulatory requirements and the adequacy of CMFT’s internal control over financial reporting. In addition, we have adopted policies and procedures with respect to complaints related to accounting, internal accounting controls or auditing matters, which enables anonymous and confidential submission of complaints that the CMFT Audit Committee is required to discuss with management. Further, in connection with the annual audit of CMFT’s financial statements, the CMFT Audit Committee conducts a detailed review with CMFT’s independent auditors of the accounting policies used by CMFT and its financial statement presentation.

Quantitative and Qualitative Disclosures About Market Risk

Market Risk

The market risk associated with financial instruments and derivative financial instruments is the risk of loss from adverse changes in market prices or interest rates. Our market risk arises primarily from interest rate risk relating to variable rate borrowings. To meet our short and long-term liquidity requirements, we borrow funds at a combination of fixed and variable rates. Our interest rate risk management objectives are to limit the impact of interest rate changes on earnings and cash flows and to manage our overall borrowing costs. To achieve these objectives, from time to time, we may enter into interest rate hedge contracts such as swaps, collars and treasury lock agreements in order to mitigate our interest rate risk with respect to various debt instruments. We do not intend to hold or issue these derivative contracts for trading or speculative purposes. We do not have any foreign operations and thus we are not exposed to foreign currency fluctuations.

Interest Rate Risk

As of June 30, 2021, we had an aggregate of $1.8 billion of variable rate debt, excluding any debt subject to interest rate swap agreements, and therefore, we are exposed to interest rate changes in LIBOR. As of June 30, 2021, an increase or decrease of 50 basis points in interest rates would result in an increase or decrease in interest expense of $9.0 million per year.

As of June 30, 2021, we had three interest rate swap agreements outstanding and four interest rate cap agreements outstanding, which mature on various dates from July 2021 through March 2023, with an aggregate notional amount of $344.1 million and an aggregate fair value of the net derivative liability of $6.3 million. The fair value of these interest rate swap agreements and interest rate cap agreements is dependent upon existing market interest rates and swap spreads. As of June 30, 2021, an increase of 50 basis points in interest rates would result in a change of $1.3 million to the fair value of the net derivative liability, resulting in a net derivative liability of $5.0 million. A decrease of 50 basis points in interest rates would result in a $1.4 million change to the fair value of the net derivative liability, resulting in a net derivative liability of $7.7 million.

As the information presented above includes only those exposures that existed as of June 30, 2021, it does not consider exposures or positions arising after that date. The information presented herein has limited predictive value. Future actual realized gains or losses with respect to interest rate fluctuations will depend on cumulative exposures, hedging strategies employed and the magnitude of the fluctuations.

These amounts were determined by considering the impact of hypothetical interest rate changes on our borrowing costs and assume no other changes in our capital structure.

In July 2017, the Financial Conduct Authority (“FCA”) that regulates LIBOR announced it intends to stop compelling banks to submit rates for the calculation of LIBOR after 2021. As a result, the Federal Reserve Board and the Federal Reserve Bank of New York organized the Alternative Reference Rates Committee, which identified the Secured Overnight Financing Rate (“SOFR”) as its preferred alternative to U.S. dollar LIBOR in derivatives and other financial contracts. In March 2021, the FCA confirmed its intention to cease publishing one week and two-month LIBOR after December 31, 2021 and all remaining LIBOR after June 30, 2023. This announcement has several implications, including setting the spread that may be used to automatically convert contracts from LIBOR to SOFR. Additionally, banking regulators are encouraging banks to discontinue new LIBOR debt issuances by December 31, 2021. CMFT anticipates that LIBOR will continue to be available at least until June 30, 2023. Any changes adopted by FCA or other governing bodies in the method used for determining LIBOR may result in a sudden or prolonged increase or decrease in reported LIBOR. If that were to occur, our interest payments could change. In addition, uncertainty about the extent and manner of future changes may result in interest rates and/or payments that are higher or lower than if LIBOR were to remain available in its current form.

We have interest rate swap agreements and interest rate cap agreements maturing on various dates from July 2021 through March 2023, as further discussed above, that are indexed to LIBOR. As such, we are monitoring and evaluating the related risks, which include interest on loans or amounts received and paid on derivative instruments. These risks arise in connection with transitioning contracts to a new alternative rate, including any resulting value transfer that may occur. The value of loans or derivative instruments tied to LIBOR could also be impacted if LIBOR is limited or discontinued. For some instruments, the method of transitioning to an alternative reference rate may be challenging, especially if we cannot agree with the respective counterparty about how to make the transition.

If a contract is not transitioned to an alternative rate and LIBOR is discontinued, the impact on our contracts is likely to vary by contract. If LIBOR is discontinued or if the methods of calculating LIBOR change from their current form, interest rates on our current or future indebtedness may be adversely affected.

While we expect LIBOR to be available in substantially its current form until at least the end of June 30, 2023, it is possible that LIBOR will become unavailable prior to that point. This could result, for example, if sufficient banks decline to make submissions to the LIBOR administrator. In that case, the risks associated with the transition to an alternative reference rate will be accelerated and magnified.

Alternative rates and other market changes related to the replacement of LIBOR, including the introduction of financial products and changes in market practices, may lead to risk modeling and valuation challenges, such as adjusting interest rate accrual calculations and building a term structure for an alternative rate.

The introduction of an alternative rate also may create additional basis risk and increased volatility as alternative rates are phased in and utilized in parallel with LIBOR.

Adjustments to systems and mathematical models to properly process and account for alternative rates will be required, which may strain the model risk management and information technology functions and result in substantial incremental costs for CMFT.

Credit Risk

Concentrations of credit risk arise when a number of tenants are engaged in similar business activities, or activities in the same geographic region, or have similar economic features that would cause their ability to meet contractual obligations, including those to us, to be similarly affected by changes in economic conditions. We are subject to tenant, geographic and industry concentrations. Any downturn of the economic conditions in one or more of these tenants, states or industries could result in a material reduction of our cash flows or material losses to us.

The factors considered in determining the credit risk of our tenants include, but are not limited to: payment history; credit status and change in status, including the impact of the COVID-19 pandemic (credit ratings for public companies are used as a primary metric); change in tenant space needs (i.e., expansion/downsize); tenant financial performance; economic conditions in a specific geographic region; and industry specific credit considerations. We believe that the credit risk of our portfolio is reduced by the high quality of our existing tenant base, reviews of prospective tenants’ risk profiles prior to lease execution and consistent monitoring of our portfolio to identify potential problem tenants and mitigation options.

Code of Business Conduct and Ethics

The CMFT Board has adopted a Code of Ethics for Principal Executive Officer and Senior Financial Officers that is applicable to our principal executive officer, principal financial officer and principal accounting officer and a Code of Ethics for Independent Directors (collectively, the “CMFT Code of Business Conduct and Ethics”). These policies may be located on our Sponsor’s website at www.cimgroup.com/investment-strategies/individual/managed-reit-corporate-governance by clicking on “CMFT.”

If, in the future, we amend, modify or waive a provision in the CMFT Code of Business Conduct and Ethics, we may, rather than filing a Current Report on Form 8-K, satisfy the disclosure requirement by posting such information on our Sponsor’s website as necessary.

Conflicts of Interest and Allocation of Investment Opportunities

We are subject to various conflicts of interest arising out of our relationship with CMFT Management and its affiliates, including conflicts related to the arrangements pursuant to which we compensate CMFT Management and its affiliates.

Affiliates of CMFT Management act as advisors to INAV, which is a public, non-listed REIT sponsored by our Sponsor, CCO Group. INAV primarily focuses on the acquisition and management of commercial properties in the retail, office and industrial sectors subject to long-term net leases to creditworthy tenants and has acquired or may acquire assets similar to ours. Nevertheless, the investment strategy used by INAV would permit them to acquire certain properties that may also be suitable for our portfolio.

Allocation of Investment Opportunities

Acquisition opportunities will be allocated among the real estate programs sponsored by CCO Group pursuant to an asset allocation policy adopted by the CMFT Board. In the event that an acquisition opportunity has been identified that may be suitable for one or more of the other programs sponsored by CCO Group, and for which more than one of such entities has sufficient uninvested funds, then an allocation committee, which is comprised of employees of CIM, CCO Group or their respective affiliates (the “CMFT Allocation Committee”), will examine the following factors, among others, in determining the entity for which the acquisition opportunity is most appropriate:

•	the investment objective of each entity;

•	the anticipated operating cash flows of each entity and the cash requirements of each entity;

•	the effect of the acquisition both on diversification of each entity’s investments by type of property, geographic area and tenant concentration;

•	the amount of funds available to each program and the length of time such funds have been available to deploy;

•	the policy of each entity relating to leverage of properties;

•	the income tax effects of the purchase to each entity; and

•	the size of the investment.

If, in the judgment of the CMFT Allocation Committee, the acquisition opportunity may be equally appropriate for more than one program, then the entity that has had the longest period of time elapse since it was allocated an acquisition opportunity of a similar size and type (e.g., office, industrial or retail properties) will be allocated such acquisition opportunity.

If a subsequent development, such as a delay in the closing of the acquisition or a delay in the construction of a property, causes any such acquisition opportunity, in the opinion of the CMFT Allocation Committee, to be more appropriate for an entity other than the entity that committed to make the acquisition opportunity, the CMFT Allocation Committee may determine that another program sponsored by CCO Group will be allocated the acquisition opportunity. In the event that our targeted asset types or investment objectives and criteria cause acquisition opportunities that are suitable for programs sponsored by affiliates of CIM other than CCO Group, CMFT Management will utilize an allocation method similar to the one described above for programs sponsored by CCO Group, or will otherwise ensure that a reasonable method of allocation be adopted with respect to such investment opportunities and fairly apply them to us. The CMFT Board has a duty to ensure that the method used for the allocation of the acquisition of properties by other programs sponsored by CCO Group seeking to acquire similar types of properties is applied fairly to us.

We may enter into certain transactions with CMFT Management or its affiliates, including other real estate programs sponsored by CCO Group, which are subject to inherent conflicts of interest and our policy that prohibits acquisitions from affiliates of CMFT Management unless a majority of our directors (including a majority of our independent directors) not otherwise interested in the transaction determine that the transaction is fair and reasonable to us and certain other conditions are met. Similarly, joint ventures involving affiliates of CMFT Management also give rise to conflicts of interest. In addition, the CMFT Board may encounter conflicts of interest in enforcing our rights against any affiliate of CMFT Management in the event of a default by or disagreement with an affiliate or in invoking powers, rights or options pursuant to any agreement between us and CMFT Management, any of its affiliates or another real estate program sponsored by CCO Group.

Director Independence

Under the listing standards of either the New York Stock Exchange (the “NYSE”) and the Nasdaq Global Market (“Nasdaq”), upon a listing of CMFT Common Stock, at least a majority of CMFT’s directors would be required to qualify as “independent” as affirmatively determined by the CMFT Board. Although our shares are not listed for trading on the NYSE or Nasdaq, after review of all relevant transactions or relationships between each director, or any of his or her family members, and CMFT, our senior management and our independent registered public accounting firm, the CMFT Board has determined that Messrs. Bromley, Evans, Gary, Hollis, Jones, Duncan, Kretzmer and Silver and Ms. Harrison, who comprise a majority of the CMFT Board, meet the current independence and qualifications requirements of the NYSE and Nasdaq.

Cypress Merger Sub, LLC

Merger Sub is a Maryland limited liability company and a wholly owned subsidiary of CMFT formed solely for the purpose of entering into the Merger Agreement and effecting the Merger. Upon completion of the Merger, INAV will be merged with and into Merger Sub, with Merger Sub continuing as the surviving entity and a wholly owned subsidiary of CMFT. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement.

CIM Income NAV, Inc.

Set forth below is a description of the business of INAV. When used in this section, unless otherwise specifically stated or the context requires otherwise, the terms “we,” “us” or “our” refer to INAV and its consolidated subsidiaries. Certain statements regarding INAV’s future operations and its plans for future business may not be applicable to the extent the Merger is completed.

Description of INAV’s Business

INAV is a monthly priced perpetual life non-exchange traded REIT that was formed as a Maryland corporation on July 27, 2010, that elected to be taxed, and currently qualifies, as a REIT for U.S. federal income tax purposes beginning with its taxable year ended December 31, 2012. INAV owns and operates a diverse portfolio primarily consisting of retail, office and industrial properties that are leased to creditworthy tenants under long-term net leases, and are strategically located throughout the United States.

Substantially all of INAV’s business is conducted through INAV OP, a Delaware limited partnership, of which INAV is the sole general partner and owns, directly or indirectly, 100% of the partnership interests.

INAV is externally managed by INAV Management, which is an affiliate of CIM. CIM is a community-focused real estate and infrastructure owner, operator, developer and lender with multi-disciplinary expertise, including in acquisitions, management, development, leasing, research and capital markets. CIM is headquartered in Los Angeles, California and has offices in Oakland, California; Bethesda, Maryland; Dallas, Texas; New York, New York; Chicago, Illinois; Phoenix, Arizona; Orlando, Florida; Tokyo, Japan; and Atlanta, Georgia.

INAV has no employees and relies upon INAV Management to provide substantially all of INAV’s day-to-day management. INAV Management is owned directly or indirectly by CCO Group. CCO Group serves as INAV’s sponsor and as the sponsor to CMFT.

On December 6, 2011, INAV commenced its initial public offering (the “INAV IPO”) on a “best efforts” basis, initially offering up to a maximum of $ 4.0 billion in shares of INAV Common Stock, consisting of $3.5 billion in shares in its primary offering (the “INAV Primary Offering”) and $500.0 million in shares pursuant to a distribution reinvestment plan (the “INAV DRIP”). On August 26, 2013, INAV commenced its first follow-on offering (the “INAV First Follow-on Offering”), pursuant to which it offered up to $4.0 billion in shares of INAV Common Stock, consisting of $3.5 billion in shares in the INAV Primary Offering and $500.0 million in shares pursuant to the INAV DRIP. As part of the INAV First Follow-on Offering, INAV designated the existing shares of its common stock that were sold prior to such date to be Wrap Class shares (“W Shares”) of common stock and registered two new classes of INAV Common Stock, Advisor Class shares (“A Shares”) and Institutional Class shares (“I Shares”). On February 10, 2017, INAV commenced its second follow-on offering (the “INAV Second Follow-on Offering”), pursuant to which it offered up to $4.0 billion in shares of INAV

Common Stock, consisting of $3.5 billion in shares in the INAV Primary Offering and $500.0 million in shares pursuant to the INAV DRIP. On August 7, 2020, INAV commenced its third follow-on offering, pursuant to which it is offering up to $4.0 billion in shares of INAV Common Stock (the “INAV Third Follow-on Offering” and collectively with the INAV Initial Offering, the INAV First Follow-on Offering and the INAV Second Follow-on offering, the “INAV Offering”), consisting of $3.5 billion in shares in the INAV Primary Offering and $500.0 million in shares pursuant to the INAV DRIP. In line with industry standard practices, in connection with the approval of the Merger Agreement, the INAV Board suspended the INAV Offering, the INAV DRIP and INAV’s share redemption program as of September 21, 2021 until further notice.

On November 27, 2018, INAV amended its charter to, among other things, change the name and designation of its W Shares to shares of INAV Class D Common Stock, its A Shares to shares of INAV Class T Common Stock, respectively, and reclassified a portion of its shares of common stock as INAV Class S Common Stock, to be offered alongside our INAV Class D Common Stock, INAV Class T Common Stock and INAV Class I Common Stock in INAV’s continuous public offering (the “Share Modifications”). INAV is offering to sell any combination of INAV Class D Common Stock, INAV Class T Common Stock, INAV Class S Common Stock and INAV Class I Common Stock with a dollar value up to the maximum offering amount. Effective April 1, 2020, INAV modified the INAV Offering and certain other features of INAV from a daily to a monthly NAV REIT. As part of the change from a daily to a monthly NAV REIT, the INAV Board approved, among other things: (1) a change in the frequency of its NAV calculations from daily to monthly and certain other related changes to INAV’s valuation policies; and (2) adopted an amended share redemption program that provides for redemptions on a monthly basis.

The per share purchase price for each class of INAV Common Stock varies from month-to-month and, each month, is generally equal to, for each class of INAV Common Stock, INAV’s NAV for such class, divided by the number of shares of that class outstanding, as of the prior month, plus, for INAV Class T Common Stock and INAV Class S Common Stock sold in the INAV Primary Offering, applicable upfront selling commissions and dealer manager fees. INAV’s NAV per share is calculated monthly as of the last calendar day of each month by an independent fund accountant using a process that incorporates (1) the periodic valuations of each of INAV’s real estate assets and related liabilities by INAV’s independent valuation expert, (2) ongoing assessment by the valuation expert of the estimated impact of any events that require adjustment to the most recent valuations determined by the valuation expert, (3) updates in the price of liquid assets for which third-party market quotes are available, (4) valuations of any securities or other assets for which market quotes are not available, (5) valuation of INAV’s other assets and liabilities, (6) accruals of INAV’s distributions for each share class, and (7) estimates of monthly accruals, on a net basis, of operating revenues, expenses, debt service costs and fees. As of July 31, 2021, the NAV per share for INAV Class D Common Stock, INAV Class T Common Stock, INAV Class S Common Stock and INAV Class I Common Stock was $16.75, $16.34, $16.33 and $17.07, respectively. INAV’s NAV is not audited or reviewed by its independent registered public accounting firm.

In line with industry standard practices, in connection with the approval of the Merger Agreement, the INAV Board suspended the INAV Offering, the INAV DRIP and INAV’s share redemption program as of September 21, 2021 until further notice.

Real Estate Portfolio

As of June 30, 2021, INAV owned 121 commercial properties, including two properties owned through a consolidated joint venture arrangement (the “Consolidated Joint Venture”), comprised of 5.2 million rentable square feet of commercial space (which includes the rentable square feet of buildings on land subject to ground leases) located in 33 states, and which was 98.6% leased, including month-to-month agreements, if any. As of June 30, 2021, INAV also owned limited partnership interests with CIM UII Onshore, L.P. (“CIM UII Onshore”), the sole purpose of which is to invest all of its assets in CIM Urban Income Investments, L.P. (“CIM Urban Income”), which is a private institutional fund that acquires, owns and operates substantially stabilized, diversified real estate and real estate-related assets in urban markets primarily located throughout North America.

As of June 30, 2021, no single tenant accounted for greater than 10% of our 2021 annualized rental income. As of June 30, 2021, we had certain geographic concentrations in our property holdings. In particular, as of June 30, 2021, 17 of our properties were located in Ohio, five of our properties were located in Arizona and eight of our properties were located in Illinois, accounting for 13%, 11% and 10%, respectively, of our 2021 annualized rental income. In addition, we had tenants in the manufacturing industry, which accounted for 18% of our 2021 annualized rental income. Our results of operations are influenced by the timing of acquisitions and the operating performance of our real estate assets. The following table shows the property statistics of our real estate assets as of June 30, 2021 and 2020:

	As of June 30,
	2021	2020
Number of commercial properties	121	126
Rentable square feet (in thousands) (1)	5,178	5,388
Percentage of rentable square feet leased	98.6%	98.7%
Percentage of investment-grade tenants (2)	27.8%	32.2%

(1)	Includes square feet of buildings on land parcels that are subject to ground leases.
(2)

Investment-grade tenants are those with a credit rating of BBB- or higher by Standard & Poor’s or a credit rating of Baa3 or higher by Moody’s Investor Service, Inc. (“Moody’s”). The ratings may reflect those assigned by Standard & Poor’s or Moody’s to the lease guarantor or the parent company, as applicable. The weighted average credit rating is weighted based on annualized rental income, and is for only those tenants rated by Standard & Poor’s.

The following table shows the geographic diversification of INAV’s real estate portfolio, based on annualized rental income, as of June 30, 2021:

Location	Total Number of Properties	Rentable Square Feet (1) (in thousands)	2021 Annualized Rental Income (in thousands)	2021 Annualized Rental Income per Square Foot (1)	Percentage of 2021 Annualized Rental Income
Ohio	17	663	$8,403	$12.67	13%
Arizona	5	314	6,774	21.57	11%
Illinois	8	697	6,128	8.79	10%
New Jersey	2	201	3,977	19.79	6%
North Carolina	7	227	3,339	14.71	5%
Kentucky	1	162	2,978	18.38	5%
Texas	7	284	2,971	10.46	5%
Maryland	2	295	2,809	9.52	4%
Georgia	5	182	2,795	15.36	4%
Wisconsin	3	346	2,577	7.45	4%
Other	64	1,807	19,834	10.98	33%

	121	5,178	$62,585	$12.09	100%

(1)	Includes square feet of buildings on land that is subject to ground leases.

The following table shows the property type diversification of INAV’s real estate portfolio, based on annualized rental income, as of June 30, 2021:

Property Type	Total Number of Properties	Rentable Square Feet (1) (in thousands)	2021 Annualized Rental Income (in thousands)	2021 Annualized Rental Income per Square Foot (1)	Percentage of 2021 Annualized Rental Income
Retail	96	2,379	$30,696	$12.90	49%
Office	11	1,106	19,694	17.81	32%
Industrial and distribution	11	1,363	7,723	5.67	12%
Anchored shopping centers	3	330	4,472	13.55	7%

Total:	121	5,178	$62,585	$12.09	100%

(1)	Includes square feet of buildings on land parcels subject to ground leases.

Investment Objectives and Strategy

Our primary investment objectives are to:

•	acquire commercial real estate properties, leased under long-term net leases to creditworthy tenants, which provide current operating cash flow;

•	maintain a level of liquid assets as a source of funds to meet redemption requests;

•	provide reasonably stable, current income for stockholders through the payment of cash distributions; and

•	provide the opportunity to participate in capital appreciation in the value of our investments.

We cannot assure INAV stockholders that we will attain these objectives or that the value of our assets will not decrease.

Our investment strategy is to primarily acquire a diversified portfolio of necessity commercial properties in the retail, office and industrial sectors that are leased to creditworthy tenants under long-term net leases and are strategically located throughout the United States and U.S. protectorates, and U.S. government securities, agency securities and corporate debt and other investments for which there is reasonable liquidity. Our acquisition of net-lease properties is limited to the retail, office and industrial sectors that meet our investment criteria. The actual percentage of our net-lease portfolio that is invested in retail, office and industrial property categories may fluctuate due to market conditions and acquisition opportunities or as a result of any changes to our investment policies. We expect to complement our portfolio of net-lease properties by investing in substantially leased core metropolitan commercial and multi-family properties with growth potential that we believe will help us meet our investment objectives, either directly or through other funds with a proven track record of performance in these investment types, including funds managed by affiliates of INAV Management.

Acquisition and Investment Policies

The INAV Board, including the INAV Board’s independent directors, has adopted investment policies. Our directors will formally review at a duly called meeting our investment policies on an annual basis and our portfolio on a quarterly basis or, in each case, more often as they deem appropriate. Changes to our investment policies must be approved by the INAV Board, including a majority of its independent directors. The INAV Board may revise our investment policies without the concurrence of our stockholders. However, the INAV Board will not amend the INAV Charter, including any investment policies that are provided in the INAV Charter, without the concurrence of a majority of the outstanding shares, except for amendments that do not adversely affect the rights, preferences and privileges of INAV’s stockholders and are permitted under Maryland law to be made without stockholder approval.

INAV’s investment policies delegate to INAV Management broad authority to execute real estate property acquisitions and dispositions. The INAV Board will at all times have ultimate oversight over our investments and may change from time to time the scope of authority delegated to our advisor with respect to acquisition and disposition transactions.

Commercial Net-Lease Real Estate Properties

Our commercial real estate acquisitions will primarily consist of single-tenant, necessity commercial properties, which are leased to creditworthy tenants under long-term net leases and provide current operating cash flow. We use the term necessity commercial properties to describe retail properties that are important to customers and office and industrial properties that are essential to the business operations of a corporate tenant. The actual percentage of our portfolio that is used to acquire retail, office and industrial properties may fluctuate due to market conditions and acquisition opportunities.

Necessity retail describes companies that provide consumers with products that are important to, and part of, their everyday lives. Examples of necessity retail properties include pharmacies, home improvement stores, grocery stores, national superstores, restaurants and regional retailers that provide products considered necessities to that region. Where possible, we will seek tenants with less exposure to e-commerce disruption, including tenants with established omni-channel sales strategies. By focusing our retail investment strategy on necessity retailers subject to long-term net leases, our objective is to provide our stockholders with a relatively stable stream of current income, while avoiding a significant decline in the value of our real estate portfolio.

Necessity office and industrial properties are essential to the business operations of a corporate tenant, typically due to one or more of the following factors:

•	difficulty of replacement or prohibitive cost to relocate;

•	sole or major location for its distribution or office operations;

•	proximity to its distribution, manufacturing, research facilities or customer base;

•	lower labor, transportation and/or operating costs;

•	more stable labor force;

•	optimal access to transportation networks that enable efficient distribution; and/or

•

significant amount of tenant-funded capital improvements, such as customized computer systems and information technology infrastructure, racking and sorting systems, and cooling or refrigeration systems.

For example, distribution facilities, warehouses, manufacturing plants and corporate or regional headquarters are often considered to be necessity office and industrial properties. We believe that necessity office and industrial properties provide a relatively greater level of stability than other office and industrial property types because necessity properties typically involve long-term leases and experience relatively low tenant turnover. We also believe that, as a result of recent and ongoing business developments, such as the role of the internet in the distribution of products, globalization of importing and exporting products and consolidation of businesses requiring office buildings to accommodate a single-tenant, there is, and we expect there will continue to be, increasing demand by commercial tenants for necessity office and industrial properties.

Our goal is to acquire a portfolio of commercial properties that are diversified by way of property type, location and industry, in order to minimize the potential adverse impact of economic slow-downs or downturns in local markets or a specific industry. There is no limitation on the number, size or type of properties that we may acquire or on the percentage of net proceeds of this offering that may be used to acquire a single property. The number and mix of properties comprising our portfolio will depend upon real estate market conditions and other circumstances existing at the time we acquire properties, and the amount of proceeds we raise in this offering. We are not restricted to acquisitions of commercial properties and we will not forgo a high quality asset because it does not precisely fit our expected portfolio composition. We currently target for acquisition properties with lease terms of greater than ten years, and it is our present intention to hold properties with lease terms of ten years or more. Properties with less than ten years remaining lease term will be considered for disposition depending on numerous factors, including the overall performance of our assets, and the specific attributes of the property, including tenant credit, rent increases, renewals, geographic location, as well as general market conditions and other investment opportunities, and other factors that we determine to be relevant.

We intend to incur debt to acquire properties where our advisor determines that incurring such debt is in our best interests. We may seek to utilize asset level debt in addition to unsecured corporate borrowings to finance the acquisition of individual properties. In addition, from time to time, we may acquire some properties without financing and later incur mortgage debt secured by one or more of such properties if favorable financing terms are available. We will use the proceeds from these loans to acquire additional properties and maintain liquidity. See “- Borrowing Policies” below for a more detailed description of our borrowing intentions and limitations.

Retail Net-Lease Real Estate Properties. We expect the portion of our portfolio allocated to retail net-lease real estate properties will focus on regional or national retail businesses with creditworthy and established track records. We will also pursue properties leased to tenants representing a variety of retail industries to avoid concentration in any one industry. These industries include all types of retail establishments, such as big box retailers, convenience stores, drug stores and restaurant properties. We expect that some of these acquisitions will provide long-term value by virtue of their size, location, quality and condition, and lease characteristics. We expect that substantially all of our retail properties acquisitions will be in the United States, including U.S. protectorates.

We believe that focusing on the acquisition of necessity retail properties net leased to creditworthy tenants presents lower investment risks and greater stability than many other sectors of today’s commercial real estate market. By acquiring a large number of necessity retail properties, we believe that lower than expected results of operations from one or a few acquisitions will not necessarily preclude our ability to realize our investment objective of cash flow from our overall portfolio. We believe this approach can result in less risk to stockholders than an investment approach that targets other asset classes. In addition, we believe that retail properties under long-term triple-net and double-net leases offer a distinct investment advantage since these properties generally require less management and operating capital, have less recurring tenant turnover and, with respect to single-tenant properties, often offer superior locations that are less dependent on the financial stability of adjoining tenants. In addition, since we intend to acquire properties that are geographically diverse, we expect to minimize the potential adverse impact of economic slowdowns or downturns in local markets.

Certain retail companies today are entering into sale-leaseback arrangements as a strategy for applying capital that would otherwise be applied to their real estate holdings to their core operating businesses. We believe that our investment strategy will enable us to take advantage of the increased emphasis on retailers’ core business operations in today’s competitive corporate environment as various retailers attempt to divest from real estate assets.

Office and Industrial Net-Lease Real Estate Properties. We expect that our net-lease office properties will include recently constructed, high quality, low, mid- or high-rise office buildings that are necessary to a principal tenant, subject to a long-term net lease, and used for purposes such as a corporate, regional or product-specific headquarters. We also expect that our industrial net-lease property portfolio will include recently constructed, high quality industrial properties that are necessary to a single principal tenant, subject to a long-term net lease, and used for purposes such as warehousing, distribution, light manufacturing, research and development, or industrial flex facilities.

We expect that some of our office and industrial properties will be multi-tenant properties, anchored by one or more principal tenants, who are creditworthy and subject to long-term net leases. We expect that, from time to time, we may invest in corporate development projects, designed to construct an income producing office or industrial property to serve one or more creditworthy tenants.

Real Estate Underwriting Process. In evaluating potential property acquisitions consistent with our investment objectives, our advisor applies its well-established underwriting process to determine the creditworthiness of potential tenants. Similarly, our advisor will apply its credit underwriting criteria to possible new tenants when we are re-leasing properties in our portfolio. Our advisor’s underwriting process includes analyzing the financial data and other available information about the tenant, such as income statements, balance sheets, net worth, cash flow, business plans, data provided by industry credit rating services, and/or other information our advisor may deem relevant. Generally, these tenants must have a proven track record in order to meet the credit tests applied by our advisor. In addition, we may obtain guarantees of leases by the corporate parent of the tenant, in which case our advisor will analyze the creditworthiness of the guarantor. In many instances, especially in sale-leaseback situations, where we are acquiring a property from a company and simultaneously leasing it back to INAV under a long-term lease, we will meet with the tenant’s senior management to discuss INAV’s business plan and strategy.

When using debt rating agencies, a tenant typically will be considered creditworthy when the tenant has an “investment grade” debt rating by Moody’s of Baa3 or better, credit rating by Standard & Poor’s of BBB- or better, or its payments are guaranteed by a company with such rating. Changes in tenant credit ratings, coupled with future acquisition and disposition activity, may increase or decrease our concentration of creditworthy tenants in the future.

Moody’s ratings are forward looking opinions of future relative creditworthiness, which considers, but is not limited to, franchise value, financial statement analysis and management quality. The rating given to a debt obligation describes the level of risk associated with receiving full and timely payment of principal and interest on that specific debt obligation and how that risk compares with that of all other debt obligations. The rating, therefore, provides one measure of the ability of a company to generate cash in the future.

A Moody’s debt rating of Baa3, which is the lowest investment grade rating given by Moody’s, is assigned to companies which, in Moody’s opinion, are subject to moderate credit risk and as such may possess certain speculative characteristics. A Moody’s debt rating of AAA, which is the highest investment grade rating given by Moody’s, is assigned to companies which, in Moody’s opinion, are of the highest quality and subject to the lowest level of credit risk.

Standard & Poor’s assigns a credit rating to companies and to each issuance or class of debt issued by a rated company. A Standard & Poor’s credit rating of BBB-, which is the lowest investment grade rating given by Standard & Poor’s, is assigned to companies that, in Standard & Poor’s opinion, exhibit adequate protection parameters. However, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of INAV to meet its financial commitments. A Standard & Poor’s credit rating of AAA+, which is the highest investment grade rating given by Standard & Poor’s, is assigned to companies that, in Standard & Poor’s opinion, have extremely strong capacities to meet their financial commitments.

While we will utilize ratings by Moody’s and Standard & Poor’s as one factor in determining whether a tenant is creditworthy, our advisor will also consider other factors in determining whether a tenant is creditworthy, for the purpose of meeting our investment objectives. Our advisor’s underwriting process will also consider other information provided by third party analytical services, such as Moody’s CreditEdge, along with our advisor’s own analysis of the financial condition of the tenant and/or the guarantor, the operating history of the property with the tenant, the tenant’s market share and track record within the tenant’s industry segment, the general health and outlook of the tenant’s industry segment, the strength of the tenant’s management team and the terms and length of the lease at the time of the acquisition.

Description of Leases. We expect, in most instances, to acquire tenant properties with existing double-net or triple-net leases. “Net” leases means leases that typically require tenants to pay all or a majority of the operating expenses, including real estate taxes, special assessments and sales and use taxes, utilities, maintenance, insurance and building repairs related to the property, in addition to the lease payments. Triple-net leases typically require the tenant to pay all costs associated with a property (e.g., real estate taxes, insurance, maintenance and repairs, including roof, structure and parking lot). Double-net leases typically hold the landlord responsible for the capital expenditures for the roof and structure, while the tenant is responsible for all lease payments and remaining operating expenses associated with the property (e.g., real estate taxes, insurance and maintenance). We expect that double-net and triple-net leases will help ensure the predictability and stability of our expenses, which we believe will result in greater predictability and stability of our cash distributions to stockholders. We expect that not all of our leases will be net leases. Since each lease is an individually negotiated contract between two or more parties, each lease will have different obligations of both the landlord and tenant. Many large national tenants have standard lease forms that generally do not vary from property to property. We will have limited ability to revise the terms of leases to those tenants. When spaces in a property become vacant, existing leases expire, or we acquire properties under development or requiring substantial refurbishment or renovation, we anticipate entering into net leases.

Typically, we expect to enter into leases that have terms of ten years or more. We may acquire properties under which the lease term has partially expired. We also may acquire properties with shorter lease terms if the property is in an attractive location, if the property is difficult to replace, or if the property has other significant favorable real estate attributes. Under most commercial leases, tenants are obligated to pay a predetermined annual base rent. Some of the leases also will contain provisions that increase the amount of base rent payable at points during the lease term. We expect that many of our leases will contain periodic rent increases. Generally, the leases require each tenant to procure, at its own expense, commercial general liability insurance, as well as property insurance covering the building for the full replacement value and naming the ownership entity and the lender, if applicable, as the additional insured on the policy. Tenants will be required to provide proof of insurance by furnishing a certificate of insurance to our advisor on an annual basis. The insurance certificates will be tracked and reviewed for compliance by our advisor’s property and risk management departments.

As a precautionary measure, we may obtain, to the extent available, secondary liability insurance, as well as loss of rents insurance that covers one year of annual rent in the event of a rental loss. In addition, some leases require that we procure insurance for both commercial general liability and property damage; however, generally the premiums are fully reimbursable from the tenant. In such instances, the policy will list us as the named insured and the tenant as the additional insured.

We may purchase properties and lease them back to the sellers of such properties. While we intend to use our best efforts to structure any such sale-leaseback transaction (as well as other leases) so that the lease will be characterized as a “true lease” and so that we are treated as the owner of the property for federal income tax purposes, the IRS could challenge this characterization. In the event that any sale-leaseback transaction (or other leases) is re-characterized as a financing transaction for federal income tax purposes, deductions for depreciation and cost recovery relating to such property would be disallowed and in certain circumstances we could lose our REIT status.

Ownership Structure. Our investment in real estate generally takes the form of holding fee title or a long-term leasehold estate. We have acquired, and expect to continue to acquire, such interests either directly through our operating partnership or indirectly through limited liability companies, limited partnerships or other entities owned and/or controlled by our operating partnership. We may acquire properties by acquiring the entity that holds the desired properties. We also may acquire properties through investments in joint ventures, partnerships, co-tenancies or other co-ownership arrangements with third parties, including the developers of the properties or affiliates of INAV Management.

Acquisition Decisions. INAV Management has substantial discretion with respect to the selection of our specific assets, subject to our investment and borrowing policies, and our policies are reviewed by the INAV Board and approved by the INAV Board. In pursuing our investment objectives and making acquisition decisions on our behalf, INAV Management evaluates the proposed terms of the acquisition against all aspects of the transaction, including the condition and financial performance of the asset, the terms of existing leases, the creditworthiness of the tenant or tenants, and property location and characteristics. Because the factors considered, including the specific weight we place on each factor, vary for each potential acquisition, we do not, and are not able to, assign a specific weight or level of importance to any particular factor.

INAV Management procures and reviews an independent valuation estimate on each and every proposed property acquisition. In addition, our advisor, to the extent such information is available, considers the following:

•	tenant rolls and tenant creditworthiness;

•	a property condition report;

•	unit level store performance;

•	property location, visibility and access;

•	age of the property, physical condition and curb appeal;

•	neighboring property uses;

•	local market conditions, including vacancy rates;

•	area demographics, including trade area population and average household income; and

•	neighborhood growth patterns and economic condition.

INAV Management also reviews the terms of each existing lease by considering various factors, including:

•	rent escalations;

•	remaining lease term;

•	renewal option terms;

•	tenant purchase options;

•	termination options;

•	scope of the landlord’s maintenance, repair and replacement requirements;

•	projected net cash flow yield; and

•	projected internal rates of return.

Environmental Matters. All real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to environmental protection and human health and safety. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials, and the remediation of contamination associated with disposals. State and federal laws in this area are constantly evolving, and we intend to take commercially reasonable steps, a summary of which is described below, to protect ourselves from the impact of these laws.

We generally will not purchase any property unless and until we obtain what is generally referred to as a “Phase I” environmental site assessment and are generally satisfied with the environmental status of the property. However, we may purchase a property without obtaining such assessment if our advisor determines the assessment is not necessary under the circumstances. A Phase I environmental site assessment basically consists of a visual survey of the building and the property in an attempt to identify areas of potential environmental concerns, visually observing neighboring properties to assess surface conditions or activities that may have an adverse environmental impact on the property, and contacting local governmental agency personnel who perform a regulatory agency file search in an attempt to determine any known environmental concerns in the immediate vicinity of the property. A Phase I environmental site assessment does not generally include any sampling or testing of soil, ground water or building materials from the property and may not reveal all environmental hazards on a property.

In the event the Phase I environmental site assessment uncovers potential environmental problems with a property, our advisor will determine whether we will pursue the acquisition opportunity and whether we will have a “Phase II” environmental site assessment performed. The factors we may consider in determining whether to conduct a Phase II environmental site assessment include, but are not limited to, (1) the types of operations conducted on the property and surrounding property, (2) the time, duration and materials used during such operations, (3) the waste handling practices of any tenants or property owners, (4) the potential for hazardous substances to be released into the environment, (5) any history of environmental law violations on the subject property and surrounding property, (6) any documented environmental releases, (7) any observations from the consultant that conducted the Phase I environmental site assessment, and (8) whether any party (i.e., surrounding property owners, prior owners or tenants) may be responsible for addressing the environmental conditions. We will determine whether to conduct a Phase II environmental site assessment on a case by case basis.

We expect that some of the properties that we will acquire may contain, at the time of our acquisition, or may have contained prior to our acquisition, underground storage tanks for the storage of petroleum products and other hazardous or toxic substances. All of these operations create a potential for the release of petroleum products or other hazardous or toxic substances. Some of our potential properties may be adjacent to or near other properties that have contained or then currently contain underground storage tanks used to store petroleum products or other hazardous or toxic substances. In addition, certain of our potential properties may be on or adjacent to or near other properties upon which others, including former owners or tenants of our properties, have engaged, or may in the future engage, in activities that may release petroleum products or other hazardous or toxic substances.

From time to time, we may acquire properties, or interests in properties, with known adverse environmental conditions where we believe that the environmental liabilities associated with these conditions are quantifiable and that the acquisition will yield a superior risk-adjusted return. In such an instance, we will underwrite the costs of environmental investigation, clean-up and monitoring into the cost of acquiring the property. Further, in connection with property dispositions, we may agree to remain responsible for, and to bear the cost of, remediating or monitoring certain environmental conditions on the properties.

Conditions to Closing Our Acquisitions. Generally, we condition our obligation to close the purchase of any asset on the delivery and verification of certain documents from the seller or developer, including, where appropriate:

•	plans and specifications;

•	surveys;

•	evidence of marketable title, subject to such liens and encumbrances as are acceptable to our advisor;

•	financial statements covering recent operations of properties having operating histories;

•	title and liability insurance policies; and

•	tenant estoppel certificates.

In addition, we will take such steps as we deem necessary with respect to potential environmental matters.

We may enter into purchase and sale arrangements with a seller or developer of a suitable property under development or construction. In such cases, we will be obligated to purchase the property at the completion of construction, provided that the construction conforms to definitive plans, specifications, and costs approved by us in advance. In such cases, prior to our acquiring the property, we generally would receive a certificate of an architect, engineer or other appropriate party, stating that the property complies with all plans and specifications. If renovation or remodeling is required prior to the purchase of a property, we expect to pay a negotiated maximum amount to the seller upon completion.

In determining whether to purchase a particular property, we may obtain an option to purchase such property. The amount paid for an option, if any, normally is forfeited if the property is not purchased and normally is credited against the purchase price if the property is purchased.

In the purchasing, leasing and developing of properties, we are subject to risks generally incident to the ownership of real estate.

Disposition Policies. Net-lease properties with less than ten years remaining lease term will be considered for disposition depending on numerous factors, including the overall performance our assets, and the specific attributes of the property, including tenant credit, rent increases, renewals, geographic location, as well as general market conditions and other investment opportunities, and other factors that we determine to be relevant. Holding periods for other real estate-related assets may vary. Regardless of intended holding periods, circumstances might arise that could cause us to determine to sell an asset before the end of the expected holding period if we believe the sale of the asset would be in the best interests of our stockholders. The determination of whether a particular asset should be sold or otherwise disposed of will be made after consideration of relevant factors, including prevailing and projected economic conditions, current tenant rolls and tenant creditworthiness, whether, depending on the asset’s tax attributes, we could apply the proceeds from the sale of the asset to make other acquisitions, whether disposition of the asset would increase cash flow, and whether the sale of the asset would be a prohibited transaction under the Code or otherwise impact our status as a REIT. The selling price of a property that is net leased will be determined in large part by the amount of rent payable under the lease and the remaining lease term(s). If a tenant has a repurchase option at a formula price, we may be limited in realizing any appreciation. In connection with our sales of properties, we may lend the purchaser all or a portion of the purchase price. In these instances, our taxable income may exceed the cash received in the sale.

Other Real Estate-Related Investments

Although it is our expectation that our portfolio will consist primarily of commercial real estate leased under long-term net leases to creditworthy tenants, we may make adjustments to our target portfolio based on real estate market conditions and investment opportunities. We will not forego a high quality asset because it does not precisely fit our presently expected portfolio composition. Thus, to the extent that our advisor presents us with high quality investment opportunities that allow us to meet the REIT requirements under the Code, and that result in an overall real estate portfolio that is consistent with our investment objectives, our portfolio composition may vary from time to time. Such investments may include one or more of the following asset types or other real estate related assets that meet this criteria and our investment objectives:

Core metropolitan commercial real estate investments. We expect to complement our portfolio of net-lease assets by investing in substantially leased core metropolitan commercial and multifamily properties with growth potential that we believe will help us meet our investment objectives. Such investments may be made either directly or indirectly through other funds with a proven track record of performance in these investment types, including funds managed by affiliates of our advisor. These investments will be made in certain metropolitan communities that our advisor has qualified for investment.

On September 27, 2019, we executed a subscription agreement to purchase $50 million of limited partnership interests of CIM UII Onshore, which was accepted by the general partner of CIM UII Onshore on September 30, 2019. CIM UII Onshore’s sole purpose is to invest all of its assets in CIM Urban Income, which is a private institutional fund that acquires, owns and operates substantially stabilized, diversified real estate and real estate-related assets in metropolitan markets, primarily located throughout North America. We presently expect that the majority of our future investments that are not acquisitions of commercial properties leased under long-term net leases to creditworthy tenants will be in limited partnership units of CIM UII Onshore.

Both CIM UII Onshore and CIM Urban Income were formed by CIM, and CIM controls the general partner of both CIM UII Onshore and CIM Urban Income. As such, our subscription for $50 million of limited partnership interests in CIM UII Onshore was approved by all of our independent directors as fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties. The entire $50.0 million of capital was called and funded on March 31, 2020. We expect to evaluate additional investments in CIM UII Onshore from time to time as additional capital becomes available, subject in each case to the prior review and approval of the INAV Board, including a majority of our independent directors.

Joint Ventures. We have entered, and may enter, into joint ventures, partnerships, co-tenancies and other co-ownership arrangements with third parties, including affiliates of our advisor, for the acquisition, development or improvement of properties or the acquisition of other real estate-related assets. We may also enter into such arrangements with real estate developers, owners and other unaffiliated third parties for the purpose of developing, owning and operating real properties. In determining whether to invest in a particular joint venture, our advisor will evaluate the underlying real property or other real estate-related asset using the same criteria described above in “- Acquisition Decisions” for the selection of our real property assets. Our advisor also will evaluate the joint venture or co-ownership partner and the proposed terms of the joint venture or a co-ownership arrangement.

Our general policy is to invest in joint ventures only when we will have a right of first refusal to purchase the co-venturer’s interest in the joint venture if the co-venturer elects to sell such interest. In the event that the co-venturer elects to sell all or a portion of the interests held in any such joint venture, however, we may not have sufficient funds to exercise our right of first refusal to buy the other co-venturer’s interest in the joint venture. It is also possible that joint venture partners may resist granting us a right of first refusal or may insist on a different methodology for unwinding the joint venture if one of the parties wishes to liquidate its interest.

INAV Management’s officers and key persons may have conflicts of interest in determining which program sponsored by CCO Group should enter into any particular joint venture agreement. The co-venturer may have economic or business interests or goals that are or may become inconsistent with our business interests or goals. In addition, INAV Management’s officers and key persons may face a conflict in structuring the terms of the relationship between our interests and the interests of the co-venturer and in managing the joint venture. Since some or all of INAV Management’s officers and key persons will also advise the co-venturer, agreements and transactions between us or any other co-venturer sponsored by CCO Group will not have the benefit of arm’s-length negotiation of the type normally conducted between unrelated co-venturers, which may result in the co-venturer receiving benefits greater than the benefits that we receive. In addition, we may assume liabilities related to the joint venture that exceed the percentage of our investment in the joint venture.

We may enter into joint ventures with other CCO Group real estate programs, or with our Sponsor, INAV Management, one or more of our directors, or any of their respective affiliates, only if a majority of our directors (including a majority of our independent directors) not otherwise interested in the transaction approve the transaction as being fair and reasonable to us and on substantially the same terms and conditions as those received by unaffiliated joint venturers, and the cost of our investment must be supported by a current appraisal of the asset.

Development and Construction Properties. We may acquire properties on which improvements are to be constructed or completed or which require substantial renovation or refurbishment. We expect that joint ventures would be the exclusive vehicle through which we would acquire build-to-suit properties. Any such joint ventures will make up no more than 20% of our total assets and our general policy is to structure them as follows:

•	we may enter into a joint venture with the future tenant whereby we will provide a portion of the equity or debt financing;

•	we would accrue a preferred return during construction on any equity investment;

•	the properties will be developed by third parties; and

•	consistent with our general policy regarding joint ventures, we would have a right of first refusal to purchase the co-investor’s interest.

In the event that we may elect to engage in development or construction projects, in order to help ensure performance by the builders of properties that are under construction, completion of such properties will be guaranteed at the contracted price by a completion guaranty, completion bond or performance bond. Our advisor may rely upon the substantial net worth of the contractor or developer or a personal guarantee accompanied by financial statements showing a substantial net worth provided by an affiliate of the person entering into the construction or development contract as an alternative to a completion bond or performance bond. Development of real estate properties is subject to risks relating to a builder’s ability to control construction costs or to build in conformity with plans, specifications and timetables. See the “Risk Factors—General Risks Related to Real Estate Assets” section of this prospectus.

We may make periodic progress payments or other cash advances to developers and builders of our properties prior to completion of construction only upon receipt of an architect’s certification as to the percentage of the project then completed and as to the dollar amount of the construction then completed. We intend to use such additional controls on disbursements to builders and developers as we deem necessary or prudent. We may directly employ one or more project managers, to plan, supervise and implement the development of any unimproved properties that we may acquire. Such persons would be compensated directly by us.

In addition, we may acquire unimproved properties or originate or invest in mortgage loans secured by such properties, provided that we will not invest more than 10% of our total assets in unimproved properties or in mortgage loans secured by such properties. We will consider a property to be an unimproved property if it was not acquired for the purpose of producing rental or other operating cash flows, has no development or construction in process at the time of acquisition and no development or construction is planned to commence within one year of the acquisition.

Investing in and Originating Loans. The criteria that our advisor will use in making or investing in loans on our behalf is substantially the same as those involved in acquiring our properties. We do not intend to make loans to other persons, to underwrite securities of other issuers or to engage in the purchase and sale of any types of assets other than those relating to real estate. However, unlike our property acquisitions, which we expect to hold for an extended period, we expect that the average duration of loans will typically be one to five years. We are not limited as to the amount of gross offering proceeds that we may apply to mortgage loan investments.

We do not expect to make or invest in loans that are not directly or indirectly secured by real estate. We will not make or invest in mortgage loans on any one property if the aggregate amount of all mortgage loans outstanding on the property, including our loan, would exceed an amount equal to 85% of the appraised value of the property, as determined by an independent third party appraiser, unless we find substantial justification due to other underwriting criteria. We may find such justification in connection with the purchase of loans in cases in which we believe there is a high probability of our foreclosure upon the property in order to acquire the underlying assets and in which the cost of the loan investment does not exceed the fair market value of the underlying property. We will not invest in or make loans unless an appraisal has been obtained concerning the underlying property, except for those loans insured or guaranteed by a government or government agency.

We may invest in first, second and third mortgage loans, mezzanine loans, bridge loans, wraparound mortgage loans, construction mortgage loans on real property, loans on leasehold interest mortgages, and CMBS held as long-term investments. However, we will not make or invest in any loans that are subordinate to any mortgage or equity interest of our advisor or any of its or our affiliates. We also may invest in participations in mortgage loans. A mezzanine loan is a loan made in respect of certain real property but is secured by a lien on the ownership interests of the entity that, directly or indirectly, owns the real property. A bridge loan is short term financing, for an individual or business, until permanent or the next stage of financing, can be obtained. Second mortgage and wraparound loans are secured by second or wraparound deeds of trust on real property that is already subject to prior mortgage indebtedness. A wraparound loan is one or more junior mortgage loans having a principal amount equal to the outstanding balance under the existing mortgage loan, plus the amount actually to be advanced under the wraparound mortgage loan. Under a wraparound loan, we would generally make principal and interest payments on behalf of the borrower to the holders of the prior mortgage loans. Third mortgage loans are secured by third deeds of trust on real property that is already subject to prior first and second mortgage indebtedness. Construction loans are loans made for either original development or renovation of property. Construction loans in which we would generally consider an investment would be secured by first deeds of trust on real property for terms of six months to two years. Loans on leasehold interests are secured by an assignment of the borrower’s leasehold interest in the particular real property. These loans are generally for terms of from six months to 15 years. The leasehold interest loans are either amortized over a period that is shorter than the lease term or have a maturity date prior to the date the lease terminates. These loans would generally permit us to cure any default under the lease.

Mortgage participation investments are investments in partial interests of mortgages of the type described above that are made and administered by third-party mortgage lenders.

In evaluating prospective loan investments, our advisor will consider factors such as the following:

•	the ratio of the investment amount to the underlying property’s value;

•	the property’s potential for capital appreciation;

•	expected levels of rental and occupancy rates;

•	the condition and use of the property;

•	current and projected cash flow of the property;

•	potential for rent increases;

•	the degree of liquidity of the investment;

•	the property’s income-producing capacity;

•	the quality, experience and creditworthiness of the borrower;

•	the general economic conditions in the area where the property is located;

•	in the case of mezzanine loans, the ability to acquire the underlying real property; and

•	other factors that our advisor believes are relevant.

In addition, we will seek to obtain a customary lender’s title insurance policy or commitment as to the priority of the mortgage or condition of the title. We will also consider the requirements of the REIT rules, which may limit our ability to make certain loan investments. Because the factors considered, including the specific weight we place on each factor, will vary for each prospective loan investment, we do not, and are not able to, assign a specific weight or level of importance to any particular factor.

We may originate loans from mortgage brokers or personal solicitations of suitable borrowers, or may purchase existing loans that were originated by other lenders. Our advisor will evaluate all potential loan investments to determine if the security for the loan and the loan-to-value ratio meets our investment criteria and objectives. Most loans that we will consider for investment would provide for monthly payments of interest and some may also provide for principal amortization, although many loans of the nature that we will consider provide for payments of interest only and a payment of principal in full at the end of the loan term. We will not originate loans with negative amortization provisions.

We do not have any policies directing the portion of our assets that may be invested in construction loans, mezzanine loans, bridge loans, loans secured by leasehold interests and second, third and wraparound mortgage loans. However, we recognize that these types of loans are riskier than first deeds of trust or first priority mortgages on income-producing, fee-simple properties, and we expect to minimize the amount of these types of loans in our portfolio, to the extent that we make or invest in loans at all. Our advisor will evaluate the fact that these types of loans are riskier in determining the rate of interest on the loans. We do not have any policy that limits the amount that we may invest in any single loan or the amount we may invest in loans to any one borrower. We are not limited as to the amount of gross offering proceeds that we may use to invest in or originate loans.

Our loan investments may be subject to regulation by federal, state and local authorities and subject to various laws and judicial and administrative decisions imposing various requirements and restrictions, including among other things, regulating credit granting activities, establishing maximum interest rates and finance charges, requiring disclosures to customers, governing secured transactions and setting collection, repossession and claims handling procedures and other trade practices. In addition, certain states have enacted legislation requiring the licensing of mortgage bankers or other lenders and these requirements may affect our ability to effectuate our proposed investments in loans. Commencement of operations in these or other jurisdictions may be dependent upon a finding of our financial responsibility, character and fitness. We may determine not to make loans in any jurisdiction in which the regulatory authority determines that we have not complied in all material respects with applicable requirements.

Liquid Investment Portfolio

Investment in Liquid Securities. To the extent permitted by the REIT rules, we intend for our liquid investment portfolio to primarily consist of U.S. government securities, agency securities and corporate debt. We use the term “agency” to refer to a U.S. government agency such as the Government National Mortgage Association, or Ginnie Mae, or a federally-chartered corporation such as the Federal National Mortgage Association, or Fannie Mae, or the Federal Home Loan Mortgage Corporation, or Freddie Mac.

We may also invest in liquid real estate-related securities, including equity and debt securities of companies whose shares are listed for trading on a national securities exchange and are engaged in real estate activities. Listed companies engaged in real estate activities may include, for example, REITs. Our investments in securities of companies engaged in activities related to real estate will involve special risks relating to the particular issuer of the securities, including the financial condition and business outlook of the issuer.

We may also make investments in CMBS to the extent permitted by the REIT rules. CMBS are securities that evidence interests in, or are secured by, a single commercial mortgage loan or a pool of commercial mortgage loans. CMBS are generally pass-through certificates that represent beneficial ownership interests in common law trusts whose assets consist of defined portfolios of one or more commercial mortgage loans. They are typically issued in multiple tranches whereby the more senior classes are entitled to priority distributions from the trust’s income. Losses and other shortfalls from expected amounts to be received on the mortgage pool are borne by the most subordinate classes, which receive payments only after the more senior classes have received all principal and/or interest to which they are entitled. CMBS are subject to all of the risks of the underlying mortgage loans. We may invest in investment grade and non-investment grade CMBS classes.

Additionally, we may acquire exchange traded funds, or ETFs, and mutual funds focused on REITs and real estate companies. To a lesser extent we may also invest in traded securities that are unrelated to real estate and make other investments or enter into transactions designed to limit our exposure to market volatility, illiquidity, interest rate or other risks related to our real-estate related, equity or debt, securities subject to complying with the REIT rules.

Cash, Cash Equivalents and Other Short-Term Investments. Our cash, cash equivalents and other short-term investments may include investments in money market instruments, cash and other cash equivalents (such as high-quality short-term debt instruments, including commercial paper, certificates of deposit, bankers’ acceptances, repurchase agreements and interest-bearing time deposits), to the extent consistent with our qualification as a REIT.

Legal Matters

In the ordinary course of business, we may become subject to litigation or claims. We are not aware of any material pending legal proceedings, other than ordinary routine litigation incidental to our business, to which we are a party or to which our properties are the subject.

Borrowing Policies

INAV Management believes that utilizing borrowing is consistent with our investment objective of maximizing the return to stockholders and providing us with added liquidity. By operating on a leveraged basis, we have more funds available to acquire properties. This allows us to make more acquisitions than would otherwise be possible, resulting in a more diversified portfolio.

At the same time, our advisor believes in utilizing leverage in a moderate fashion. Under the INAV Charter we may not make or invest in mortgage loans, including construction loans, on any one property if the aggregate amount of all mortgage loans on such property would exceed an amount equal to 85% of the appraised value of such property unless substantial justification exists for exceeding such limit because of the presence of other underwriting criteria. Additionally, the INAV Charter limits our aggregate borrowings to 75% of the greater of cost (or 300% of net assets) (before deducting depreciation, reserves for bad debts, or other non-cash reserves) or market value of our gross assets, unless excess borrowing is approved by a majority of the independent directors and disclosed to our stockholders in the next quarterly report along with the justification for such excess borrowing. Consistent with INAV Managements approach toward the moderate use of leverage, the INAV Board has adopted a policy to further limit our borrowings to 60% of the greater of cost (before deducting depreciation, reserves for bad debts, or other non-cash reserves) or market value of our gross assets unless excess borrowing is approved by a majority of our independent directors and disclosed to our stockholders in the next quarterly report along with a justification for such excess borrowing. INAV Management will generally target a leverage of 50% of the greater of cost (before deducting depreciation, reserves for bad debts, or other non-cash reserves) or market value of our gross assets.

INAV Management uses its best efforts to obtain financing on the most favorable terms available to us. Lenders may have recourse to assets not securing the repayment of the indebtedness. INAV Management may refinance properties during the term of a loan only in limited circumstances, such as when a decline in interest rates makes it beneficial to prepay an existing mortgage, when an existing mortgage matures or if an attractive asset becomes available and the proceeds from the refinancing can be used to purchase such asset. The benefits of the refinancing may include increased cash flow resulting from reduced debt service requirements, an increase in dividend distributions from proceeds of the refinancing, if any, and an increase in property ownership if some refinancing proceeds are reinvested in real estate.

Our ability to increase our diversification through borrowing may be adversely impacted if banks and other lending institutions reduce the amount of funds available for loans secured by real estate. When interest rates on mortgage loans are high or financing is otherwise unavailable on a timely basis, we may purchase properties for cash with the intention of obtaining a mortgage loan for a portion of the purchase price at a later time. To the extent that we do not obtain mortgage loans on our properties, our ability to acquire additional properties will be restricted and we may not be able to adequately diversify our portfolio.

In an effort to have adequate cash available to support our redemption plan, INAV Management may determine to reserve borrowing capacity under our line of credit. INAV Management could then elect to borrow against this line of credit in its discretion in order to fund redemption requests.

Investment Limitations, in General

The INAV Charter places numerous limitations on us with respect to the manner in which we may invest our funds or issue securities. Until we list our shares on a national securities exchange, we will not:

•

borrow in excess of 75% of the greater of cost (or 300% of net assets) (before deducting depreciation, reserves for bad debts, or other non-cash reserves) or market value of our gross assets, unless excess borrowing is approved by a majority of our independent directors and disclosed to our stockholders in our next quarterly report along with the justification for such excess borrowing. Consistent with INAV Management’s approach toward the moderate use of leverage, the INAV Board has adopted a policy to further limit our borrowings to 60% of the greater of cost (before deducting depreciation, reserves for bad debts, or other non-cash reserves) or market value of our gross assets unless excess borrowing is approved by a majority of the independent directors and disclosed to our stockholders in the next quarterly report along with a justification for such excess borrowing;

•	make investments in unimproved property or mortgage loans on unimproved property in excess of 10% of our total assets;

•	make or invest in mortgage loans unless an appraisal is obtained concerning the underlying property, except for those mortgage loans insured or guaranteed by a government or government agency;

•

make or invest in mortgage loans, including construction loans, on any one property if the aggregate amount of all mortgage loans on such property would exceed an amount equal to 85% of the appraised value of such property unless substantial justification exists for exceeding such limit because of the presence of other underwriting criteria;

•	invest in indebtedness secured by a mortgage on real property that is subordinate to the lien or other indebtedness of our advisor, any director, our Sponsor or any of our affiliates;

•	invest in real estate contracts of sale, otherwise known as land sale contracts, unless the contract is in recordable form and is appropriately recorded in the chain of title;

•

invest in commodities or commodity futures contracts, except for futures contracts when used solely for the purpose of hedging in connection with our ordinary business of investing in real estate assets and mortgages;

•	issue equity securities on a deferred payment basis or other similar arrangement;

•	issue debt securities in the absence of adequate cash flow to cover debt service;

•	issue equity securities that are assessable after we have received the consideration for which the INAV Board authorized their issuance;

•

issue equity securities redeemable solely at the option of the holder, which restriction has no effect on our share redemption plan or the ability of our operating partnership to issue redeemable partnership interests;

•

issue options or warrants to our advisor, our directors, our Sponsor or any of their respective affiliates except on the same terms as such options or warrants, if any, are sold to the general public and provided that such options or warrants do not exceed ten percent of our outstanding shares on the date of grant;

•

make any investment that we believe will be inconsistent with our objectives of remaining qualified as a REIT unless and until the INAV Board determines, in its sole discretion, that REIT qualification is not in our best interests;

•

invest in debt secured by a mortgage on real property which is subordinate to the lien of other debt, except where the amount of junior debt, plus the outstanding amount of senior debt, does not exceed 90% of the appraised value of the property, if, after giving effect thereto, the value of all such investments would not then exceed 25% of our tangible assets; provided, however, that any such investment shall also be subject to the limitations on borrowing described above and in Section 9.3(d) of the INAV Charter and Section V.K.3.b of the NASAA REIT Guidelines;

•

invest in equity securities not listed on a national securities exchange or traded in an over-the-counter market unless a majority of directors, including a majority of independent directors, not otherwise interested in the transaction approve the investment as being fair, competitive and commercially reasonable;

•	engage in securities trading, or engage in the business of underwriting;

•

acquire interests or securities in any entity holding investments or engaging in activities prohibited by the INAV Charter except for investments in which we hold a non-controlling interest or investments in entities having securities listed on a national securities exchange or traded in an over-the-counter market; or

•	acquire properties or loans from affiliates, except as noted in “Conflicts of Interest.”

Investment Limitations to Avoid Registration as an Investment Company

We intend to conduct our operations and the operations of our operating partnership so that each is exempt from registration as an investment company under the Investment Company Act. Under the Investment Company Act, in relevant part, a company is an “investment company” if:

•	pursuant to Section 3(a)(1)(A), it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities; and

•

pursuant to Section 3(a)(1)(C), it is engaged, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of its total assets on an unconsolidated basis (the 40% test). “Investment securities” excludes U.S. Government securities and securities of majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

We intend to acquire real estate and real estate-related assets directly, for example, by acquiring fee interests in real property, or by purchasing interests, including controlling interests, in REITs or other “real estate operating companies,” such as real estate management companies and real estate development companies, that own real property. We also may acquire real estate assets through investments in joint venture entities, including joint venture entities in which we may not own a controlling interest. We anticipate that our assets generally will continue to be held in wholly and majority-owned subsidiaries of INAV, each formed to hold a particular asset.

Because we are organized as a holding company that conducts its business primarily through our operating partnership, which in turn is a holding company that conducts its business through its subsidiaries, we intend to conduct our operations and the operations of our operating partnership so that each will comply with the 40% test. In addition, we expect that most, if not all, of our wholly-owned and majority-owned subsidiaries will not be relying on exemptions under either Section 3(c)(1) or 3(c)(7) of the Investment Company Act. Consequently, interests in these subsidiaries (which are expected to constitute most, if not all, of our assets) generally will not constitute “investment securities.” Accordingly, we believe that INAV and most, if not all, of its wholly- and majority-owned subsidiaries will not be considered investment companies under Section 3(a)(1)(C) of the Investment Company Act.

In addition, we believe that we, our operating partnership and any subsidiaries of our operating partnership will not be considered investment companies under Section 3(a)(1)(A) of the Investment Company Act because none of these entities will engage primarily or hold themselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, we, our operating partnership and any subsidiaries will be primarily engaged in non-investment company businesses related to real estate. Consequently, we expect that we, our operating partnership and any subsidiaries will be able to conduct our respective operations such that none of these entities will be required to register as an investment company under the Investment Company Act.

The determination of whether an entity is a majority-owned subsidiary of INAV is made by us. The Investment Company Act defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority-owned subsidiary of such person. The Investment Company Act further defines voting securities as any security presently entitling the owner or holder thereof to vote for the election of directors of a company. We intend to treat entities in which we own at least a majority of the outstanding voting securities as majority owned subsidiaries for purposes of the 40% test. We do not intend to request that the SEC staff approve our treatment of any particular entity as a majority-owned subsidiary and the SEC staff has not done so. If the SEC staff were to disagree with our treatment of one or more subsidiary entities as majority-owned subsidiaries, we would need to adjust our strategy and our assets in order to continue to comply with the 40% test. Any such adjustment in our strategy could have a material adverse effect on us.

Even if the value of investment securities held by any of our wholly-owned or majority-owned subsidiaries were to exceed 40% of their respective total assets, we expect that such subsidiaries would be able to rely on the exclusion from the definition of “investment company” provided by Section 3(c)(5)(C) of the Investment Company Act, which is available for entities primarily engaged in the business of “purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” This exclusion, as interpreted by the staff of the SEC, generally requires that at least 55% of an entity’s assets must be comprised of mortgages and other liens on and interests in real estate, also known as “qualifying assets,” and at least 80% of the entity’s assets must be comprised of additional qualifying assets and a broader category of assets that we refer to as “real estate-related assets” under the Investment Company Act. Additionally, no more than 20% of the entity’s assets may be comprised of miscellaneous assets.

We will classify our assets for purposes of the Investment Company Act, including our 3(c)(5)(C) exclusion, in large measure upon no-action positions taken by the SEC staff in the past. These no-action positions were issued in accordance with factual situations that may be substantially different from the factual situations we may face, and a number of these no-action positions were issued more than ten years ago. Accordingly, no assurance can be given that the SEC will concur with our classification of our assets.

For purposes of determining whether we satisfy the exclusion provided by Section 3(c)(5)(C), as interpreted by the staff of the SEC, we will classify the assets in which we invest as follows:

•

Real Property. Based on the no-action letters issued by the SEC staff, we will classify our fee interests in real properties as qualifying assets. In addition, based on no-action letters issued by the SEC staff, we will treat our investments in joint ventures, which in turn invest in qualifying assets such as real property, as qualifying assets only if we have the right to approve major decisions affecting the joint venture; otherwise, such investments will be classified as real estate-related assets. We expect that no less than 55% of our assets will consist of investments in real property, including any joint ventures that we control.

•

Securities. We intend to treat as real estate-related assets debt and equity securities of both non-majority owned publicly traded and private companies primarily engaged in real estate businesses, including REITs and other real estate operating companies, and securities issued by pass-through entities of which substantially all of the assets consist of qualifying assets or real estate-related assets.

•

Loans. Based on the no-action letters issued by the SEC staff, we will classify our investments in various types of whole loans as qualifying assets, as long as the loans are “fully secured” by an interest in real estate at the time we originate or acquire the loan. However, we will consider loans with loan-to-value ratios in excess of 100% to be real estate-related assets. We will treat our mezzanine loan investments as qualifying assets so long as they are structured as “Tier 1” mezzanine loans in accordance with the guidance published by the SEC staff in a no-action letter that discusses the classifications of Tier 1 mezzanine loans under Section 3(c)(5)(C) of the Investment Company Act.

Qualification for exemption from registration under the Investment Company Act will limit our ability to make certain investments. For example, these restrictions may limit the ability of INAV and its subsidiaries to invest directly in mortgage-related securities that represent less than the entire ownership in a pool of mortgage loans, debt and equity tranches of securitizations and certain asset-backed securities and real estate companies or in assets not related to real estate. Although we intend to monitor our portfolio, there can be no assurance that we will be able to maintain this exemption from registration for INAV or each of our subsidiaries.

A change in the value of any of our assets could negatively affect our ability to maintain our exemption from regulation under the Investment Company Act. To maintain our exemption, we may be unable to sell assets we would otherwise want to sell and may need to sell assets we would otherwise wish to retain. In addition, we may have to acquire additional assets that we might not otherwise have acquired or may have to forego opportunities to acquire assets that we would otherwise want to acquire and would be important to our investment strategy.

Transactions with INAV Management and Affiliates

From time to time, our advisor may direct certain of its affiliates to acquire properties that would be suitable acquisitions for us or may create special purpose entities to acquire properties for the specific purpose of selling the properties to us at a later time. Subsequently, we may acquire such properties from such affiliates, but any and all acquisitions from affiliates of our advisor must be approved by a majority of our directors, including a majority of independent directors, not otherwise interested in such transactions as being fair and reasonable to us. In addition, our purchase price in any such transaction will be limited to the cost of the property to the affiliate, including acquisition-related expenses, unless a majority of the independent directors determines that there is substantial justification for any amount that exceeds such cost and that the difference is reasonable. Further, the INAV Charter provides that in no event will the purchase price of any asset acquired from an affiliate of our advisor exceed its current appraised value as determined by an independent appraiser.

From time to time, we may borrow funds from affiliates of our advisor, including our Sponsor, as bridge financing to enable us to acquire a property when offering proceeds alone are insufficient to do so and third party financing has not been arranged. Any and all such transactions must be approved by a majority of our directors, including a majority of our independent directors, not otherwise interested in such transaction as fair, competitive and commercially reasonable, and no less favorable to us than comparable loans between unaffiliated parties. Our advisor or its affiliates may pay costs on our behalf, pending our reimbursement, or we may defer payment of fees to our advisor or its affiliates, but neither of these transactions would be considered a loan. By way of example only, the prohibition on loans would not restrict advances of cash for legal expenses or other costs incurred as a result of any legal action for which indemnification is being sought.

The INAV Charter does not prohibit us from entering into transactions other than those described above with our directors, our advisor, our Sponsor or any of their affiliates, subject to compliance with the requirements set forth under “- Certain Conflict Resolution Procedures,” including approval by a majority of our directors, including a majority of the independent directors, not otherwise interested in such transactions as being fair and reasonable to us and no less favorable to us than comparable terms and conditions available from unaffiliated third parties. We may sell assets to or acquire assets from affiliates of our advisor, make certain loans to or borrow from affiliates of our advisor and lease assets to or from affiliates of our advisor. In addition, we would not be precluded from internalizing INAV Management if the INAV Board were to determine an internalization transaction to be in the best interests of our stockholders.

On September 27, 2019, we executed a subscription agreement to purchase $50 million of limited partnership interests of CIM UII Onshore, which was accepted by the general partner of CIM UII Onshore on September 30, 2019. CIM UII Onshore’s sole purpose is to invest all of its assets in CIM Urban Income, which is a private institutional fund that acquires, owns and operates substantially stabilized, diversified real estate and real estate-related assets in metropolitan markets, primarily located throughout North America. We presently expect that the majority of our future investments that are not acquisitions of commercial properties leased under long-term net leases to creditworthy tenants will be in limited partnership units of CIM UII Onshore.

Both CIM UII Onshore and CIM Urban Income were formed by CIM, and CIM controls the general partner of both CIM UII Onshore and CIM Urban Income. As such, our subscription for $50 million of limited partnership interests in CIM UII Onshore was approved by all of our independent directors as fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties. The entire $50.0 million of capital was called and funded on March 31, 2020. We expect to evaluate additional investments in CIM UII Onshore from time to time as additional capital becomes available, subject in each case to the prior review and approval of the INAV Board, including a majority of our independent director.

Conflicts of Interest

We are subject to various conflicts of interest arising out of our relationship with INAV Management, and its affiliates, including conflicts related to the arrangements pursuant to which we will compensate INAV Management and its affiliates. While our independent directors must approve the engagement of our advisor, the fees payable to INAV Management in connection with the services provided to us, and any subsequent decision to continue such engagement, the ability of our independent directors to negotiate on our behalf may be adversely impacted by the fact that the INAV Board recognizes that our stockholders invested with the understanding and expectation that an affiliate of our Sponsor would act as INAV Management.

Our officers and affiliates of our advisor will try to balance our interests with the interests of CIM and its affiliates and other programs sponsored by CCO Group to whom they owe duties. However, to the extent that these persons take actions that are more favorable to other entities than to us, these actions could have a negative impact on our financial performance and, consequently, on distributions to you and the value of your investment. In addition, our directors, our officers and certain of our stockholders may engage for their own account in business activities of the types conducted or to be conducted by our subsidiaries and us.

Our independent directors have an obligation to function on our behalf in all situations in which a conflict of interest may arise and are authorized to retain independent legal counsel. Furthermore, all of our directors have a fiduciary obligation to act on behalf of our stockholders.

Interests in Other Real Estate Programs and Other Concurrent Offerings

Affiliates of INAV Management act as an advisor to, and our executive officers will act as officers and/or directors of, CMFT, which is a REIT sponsored by affiliates of INAV Management. In addition, Mr. Kretzmer, one of our directors, also serves as a director of CMFT, and Ms. Wong, one of our directors, also serves as a director of CMFT. Furthermore, Mr. Ressler, the chairman of the INAV Board, chief executive officer and president, is also a founder and principal of CIM and an officer/director of certain of its affiliates, as well as the chairman of INAV Board, chief executive officer and president of CMFT. Furthermore, Avraham Shemesh, one of our directors, is also a founder and principal of CIM and certain of its affiliates, is a director of CMFT. In addition, Mr. DeBacker, who serves as our chief financial officer and treasurer, also serves as the chief financial officer and treasurer of CMFT. There may be a significant overlap in the assets targeted and the strategies employed by us, CIM or its affiliates, or other programs sponsored by CCO Group, and many of the same management personnel will provide operational expertise to each of these entities. We, along with CMFT employ our Sponsor’s acquisition strategy, which primarily focuses on single-tenant commercial properties subject to long-term net leases to creditworthy tenants, and have acquired or may acquire similar assets. CMFT focuses primarily on the retail sector, and we focus primarily on commercial properties in the retail, office and industrial sectors. Nevertheless, the common acquisition strategy used by each REIT sponsored by affiliates of INAV Management would permit them to purchase certain properties that may also be suitable for our portfolio. Furthermore, CIM and its affiliates have formed or may form funds, accounts, vehicles and ventures that have overlapping objectives with ours and therefore may compete with us for acquisition opportunities. The ability of certain management personnel of INAV Management to engage in other business activities, including the management of other funds, accounts, vehicles and ventures operated by CIM, CCO Group, or their respective affiliates, may reduce the time such personnel spend managing our activities.

CMFT’s initial public offering of up to $2.975 billion in shares of CMFT Common Stock was declared effective by the SEC on January 26, 2012. INAV’s offerings of up to $4.0 billion in shares of INAV Common Stock were declared effective by the SEC on December 6, 2011, August 26, 2013, February 10, 2017 and August 7, 2020. CMFT is no longer offering shares for investment to the public as of the date of this proxy statement/prospectus.

Due to Mr. Ressler’s positions as a founder and principal of CIM and as the chairman of the INAV Board, chief executive officer and president, we are subject to conflicts of interest arising out of our relationship with CIM, which may operate programs with investment objectives, targeted assets and legal and financial obligations similar to ours. Similar conflicts of interest exist for Mr. DeBacker, who is our chief financial officer and treasurer, Mr. Shemesh, who is also a founder and principal of CIM and one of our directors, and Ms. Wong, one of our directors. CIM and any other real estate program operated by CIM, CCO Group or their respective affiliates, whether or not existing as of the date of this prospectus, could compete with us in the sale, lease or operation, respectively, of our assets. We will seek to achieve any operating efficiencies or similar savings that may result from affiliated management of competitive assets. However, to the extent that such programs own or acquire property that is adjacent, or in close proximity, to a property we own, our property may compete with the other program’s property for tenants or purchasers. In addition, Messrs. Ressler, DeBacker and Shemesh, and Ms. Wong, will have competing demands on their time and resources and may have conflicts of interest in allocating their time and resources among us, CIM, and its affiliates, and other real estate programs sponsored by CCO Group, as applicable.

Although the INAV Board has adopted a policy limiting the types of transactions that we may enter into with our advisor, its affiliates and other real estate programs sponsored by CCO Group, we may enter into certain such transactions, which are subject to an inherent conflict of interest. Similarly, joint ventures involving affiliates of INAV Management, or other real estate programs sponsored by CCO Group also give rise to conflicts of interest. In addition, the INAV Board may encounter conflicts of interest in enforcing our rights against any affiliate in the event of a default by or disagreement with an affiliate or in invoking powers, rights or options pursuant to any agreement between us and INAV Management, any of its affiliates or another real estate program sponsored by CCO Group.

Property acquisition opportunities will be allocated among the real estate programs sponsored by CCO Group pursuant to an asset allocation policy. In the event that an acquisition opportunity has been identified that may be suitable for one or more of the other programs sponsored by CCO Group, and for which more than one of such entities has sufficient uninvested funds, then an allocation committee, which is comprised of employees of CIM, CCO Group or their respective affiliates (the “INAV Allocation Committee”), will examine the following factors, among others, in determining the entity for which the acquisition opportunity is most appropriate:

•	the investment objective of each entity;

•	the anticipated operating cash flows of each entity and the cash requirements of each entity;

•	the effect of the acquisition both on diversification of each entity’s investments by type of property, geographic area and tenant concentration

•	the amount of funds available to each program and the length of time such funds have been available to deploy;

•	the policy of each entity relating to leverage of properties;

•	the income tax effects of the purchase to each entity; and

•	the size of the investment.

If, in the judgment of the INAV Allocation Committee, the acquisition opportunity may be equally appropriate for more than one program, then the entity that has had the longest period of time elapse since it was allocated an acquisition opportunity of a similar size and type (e.g., office, industrial or retail properties) will be allocated such acquisition opportunity.

If a subsequent development, such as a delay in the closing of the acquisition or a delay in the construction of a property, causes any such acquisition opportunity, in the opinion of the INAV Allocation Committee, to be more appropriate for an entity other than the entity that committed to make the acquisition opportunity, the INAV

Allocation Committee may determine that another program sponsored by CCO Group will be allocated the acquisition opportunity. The INAV Board has a duty to ensure that the method used for the allocation of the acquisition of properties by other programs sponsored by CCO Group seeking to acquire similar types of properties is applied fairly to us.

Change in Investment Policies

The INAV Charter requires that our independent directors review our investment policies at least annually to determine that the policies we follow are in the best interests of our stockholders. Each determination and the basis for that determination shall be set forth in the minutes of the meetings of the INAV Board. The methods of implementing our investment policies also may vary as new real estate development trends emerge and new investment techniques are developed. The methods of implementing our investment policies, except as otherwise provided in our organizational documents, may be altered by a majority of our directors, including a majority of the independent directors, without the approval of our stockholders.

Distribution Policy

We generally expect to declare distributions on a quarterly basis, pay distributions monthly in arrears and have daily record dates. Therefore, new stockholders are entitled to distributions immediately upon the purchase of their shares. However, the INAV Board has decided to make a determination as to the amount and timing of distributions on a monthly, instead of a quarterly, basis until such time that we have greater visibility into the impact that the COVID-19 pandemic will have on our tenants’ ability to continue to pay rent on their leases on a timely basis or at all, the degree to which federal, state or local governmental authorities grant rent relief or other relief or amnesty programs applicable to our tenants, our ability to access the capital markets, and on the United States and worldwide financial markets and economy. We also expect that the INAV Board will set the rate of distributions at a level that will be reasonably consistent and sustainable over time. Stockholders will be entitled to declared distributions on each of their shares from the time the shares are issued to the stockholder until the time we pay redemption proceeds to redeem the shares.

Distributions will be made on all classes of INAV Common Stock at the same time. The per share amount of distributions on INAV Class D Common Stock, INAV Class T Common Stock, INAV Class S Common Stock and INAV Class I Common Stock will likely differ over time because of different allocations of class-specific expenses.

The per share amount of distributions on INAV Class D Common Stock, INAV Class T Common Stock, INAV Class S Common Stock and INAV Class I Common Stock shall be determined based on the relative NAV of each share class.

We are required to make distributions sufficient to satisfy the requirements for qualification as a REIT for federal income tax purposes. Generally, income distributed will not be taxable to us under the Code if we distribute at least 90% of our REIT taxable income each year (computed without regard to the dividends paid deduction, certain non-cash items, and our net capital gain). Distributions are authorized at the discretion of the INAV Board, in accordance with our earnings, present and reasonably projected future cash flows and general financial condition. The INAV Board’s discretion is directed, in substantial part, by its obligation to cause us to comply with the REIT requirements.

The INAV Board authorized the following daily distribution amounts per share for the periods indicated below:

Period Commencing	Period Ending	Daily Distribution Amount (1)
December 8, 2011	December 31, 2011	$0.002260274
January 1, 2012	September 30, 2012	$0.002254099
October 1, 2012	December 31, 2012	$0.002383836
January 1, 2013	September 30, 2013	$0.002429042
October 1, 2013	March 31, 2014	$0.002563727
April 1, 2014	March 31, 2020	$0.002678083

(1)

The daily distribution amount for each class of outstanding INAV Common Stock is adjusted based on the relative NAV of the various classes each day so that, from day to day, distributions constitute a uniform percentage of the NAV per share of all classes. As a result, from day to day, the per share daily distribution for each outstanding class of INAV Common Stock may be higher or lower than the daily distribution amount authorized by the INAV Board based on the relative NAV of each class of INAV Common Stock on that day.

Since April of 2020, the INAV Board authorized the following monthly distribution amounts per share for the periods indicated below:

Record Date	Distribution Amount (1)
April 30, 2020	$0.0400
May 31, 2020	$0.0400
June 30, 2020	$0.0777
July 30, 2020	$0.0777
August 28, 2020	$0.0777
September 29, 2020	$0.0777
October 29, 2020	$0.0777
November 27, 2020	$0.0777
December 30, 2020	$0.0777
January 28, 2021	$0.0777
February 25, 2021	$0.0777
March 29, 2021	$0.0777
April 29, 2021	$0.0777
May 28, 2021	$0.0777
June 29, 2021	$0.0777
July 29, 2021	$0.0777
August 30, 2021	$0.0777
September 29, 2021	$0.0777
October 28, 2021	$0.0777
November 29, 2021	$0.0777
December 30, 2021	$0.0777

(1)

The distribution amount for each class of outstanding INAV Common Stock is adjusted based on the relative NAV of the various classes so that distributions constitute a uniform percentage of the NAV per share of all classes for stockholders of record as of the last business day of the month for which the distribution rate applies.

On July 23, 2020, the INAV Board authorized a year-end distribution (the “Year-End Distribution”) of $0.0839 per share of our INAV Class D Common Stock, INAV Class T Common Stock, INAV Class S Common Stock and INAV Class I Common Stock, which amount would be adjusted based on the relative NAV of our INAV Class D Common Stock, INAV Class T Common Stock, INAV Class S Common Stock and INAV Class I

Common Stock so that distributions constitute a uniform percentage of the NAV per share of all classes. The Year-End Distribution is payable to stockholders of record as of the close of business on December 30, 2020 and was paid in January 2021 upon a determination by our chief financial officer that as of the payment date of the Year-End Distribution, we were able to pay our debts as they become due in the usual course of business and our assets were not less than the sum of our total liabilities. The Year-End Distribution was paid in cash or reinvested in shares of INAV Common Stock for stockholders participating in our distribution reinvestment plan. The Year-End Distribution was paid in addition to the distribution authorized by our Board for the month of December 2020.

As of June 30, 2021, we had distributions payable of $2.3 million.

The following table presents distributions and the source of distributions for the periods indicated below (dollar amounts in thousands):

	Six Months Ended June 30,
	2021		2020
	Amount	Percent	Amount	Percent
Distributions paid in cash	$9,245	56%	$6,899	51%
Distributions reinvested	7,305	44%	6,565	49%

Total distributions	$16,550	100%	$13,464	100%

Source of distributions:
Net cash provided by operating activities (1)	$16,550	100%	$13,464	100%

Total sources	$16,550	100%	$13,464	100%

(1)	Net cash provided by operating activities for the six months ended June 30, 2021 and 2020 was $18.0 million and $14.5 million, respectively

We are not prohibited from distributing our own securities or other securities in lieu of making cash distributions to stockholders, provided that, in the case of securities other than our own securities, the securities distributed to stockholders are readily marketable. The receipt of marketable securities in lieu of cash distributions may cause stockholders to incur transaction expenses in liquidating the securities. We do not have any current intention to list the shares of INAV Common Stock on a national securities exchange, nor is it expected that a public market for the shares of INAV Common Stock will develop.

We have paid, and in the future may pay, distributions from other sources, including the sale of assets, the proceeds from this offering, borrowings and the issuance of additional securities, and we have no limit on the amounts we may pay from such other sources. If we fund distributions from financings or the net proceeds from this offering, we will have less funds available for acquisition of real estate properties, real estate-related assets and other investments, and this may cause subsequent stockholders to experience dilution. Further, because we may receive income at various times during our fiscal year and because we may need cash flow from operations during a particular period to fund expenses, we may declare distributions in anticipation of cash flow that we expect to receive during a later period and these distributions would be paid in advance of our actual receipt of these funds. In these instances, we expect to look to third party borrowings, our offering proceeds or other sources to fund our distributions. Additionally, we make certain payments to our advisor and dealer manager for services provided to us. Such payments reduce the amount of cash available for distributions. Finally, payments to fulfill redemption requests under our redemption plan also reduce funds available for distribution to remaining stockholders.

Our distributions may constitute a return of capital to the extent that they exceed our current and accumulated earnings and profits as determined for tax purposes. However, unlike shares of a traditional non-exchange traded REIT which are typically sold and, on a limited basis, redeemed at a fixed price, each class of INAV Common Stock will be sold and redeemed on a monthly basis at NAV. As a result, any return of capital will be reflected in our monthly NAV unlike the offer and redemption price of a typical non-exchange traded REIT which may not reflect a significant return of capital until the non-exchange traded REIT performs a valuation of the REIT or liquidates.

Human Capital Resources

We have no direct employees. We have entered into the INAV Advisory Agreement with INAV Management, pursuant to which the employees of INAV Management and its affiliates provide, or arrange for other service providers to provide, services to us related to acquisitions and dispositions, property management, asset management, financing, accounting, stockholder relations and administration. The employees of CCO Capital, our dealer manager, provided wholesale brokerage services during the INAV Offering.

Competition

As we purchase properties, we are in competition with other potential buyers for the same properties and may have to pay more to purchase the property than if there were no other potential acquirers or we may have to locate another property that meets our acquisition criteria. Regarding the leasing efforts of our owned properties, the leasing of real estate is highly competitive in the current market, and we may continue to experience competition for tenants from owners and managers of competing projects. As a result, we may have to provide free rent, incur charges for tenant improvements, or offer other inducements, or we might not be able to timely lease the space, all of which may have an adverse impact on our results of operations. At the time we elect to dispose of our properties, we may also be in competition with sellers of similar properties to locate suitable purchasers for our properties.

Compensation of Executive Officers

We have no employees. Our executive officers, including our principal financial officer, do not receive compensation directly from us for services rendered to us, and we do not intend to pay any compensation directly to our executive officers. As a result, we do not have, and the INAV Board has not considered, a compensation policy or program for our executive officers.

Compensation of Directors

Directors who are also officers or employees of INAV, INAV Management or its affiliates (Messrs. Ressler and Shemesh and Ms. Wong) do not receive any special or additional remuneration for service on the INAV Board or any of its committees. Each independent director receives compensation for service on the INAV Board and any of its committees as provided below:

•	an annual board membership retainer of $90,000; and

•	an additional annual retainer for each committee on which a director serves equal to $25,000 for the committee chair and $15,000 for other members of the committee.

Generally, each director’s aggregate annual board compensation is paid 75% in cash (in four quarterly installments) and 25% in the form of an annual grant of restricted INAV Class D Common Stock based on the then-current per share NAV at the time of issuance pursuant to the INAV 2018 Equity Incentive Plan (the “INAV Equity Plan”), as further described below. Restricted stock awards issued pursuant to the INAV Equity Plan will generally vest one year from the date of the grant. In addition, all directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the INAV Board.

For the third and fourth quarters of 2020, in order to support INAV’s efforts to maintain its target liquidity, the INAV Board approved the payment of 50% of the quarterly cash installment payments to be paid to the independent directors in the form of an award of INAV Class D Common Stock based on the then-current per share NAV at the time of issuance pursuant to the INAV Equity Plan.

Director Compensation Table

The following table sets forth certain information with respect to our director compensation during the fiscal year ended December 31, 2020:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total Compensation ($)
Richard S. Ressler	$—	$—	$—	$—	$—
George N. Fugelsang	$95,156	$49,844	$—	$—	$145,000
W. Brian Kretzmer	$78,750	$41,250	$—	$—	$120,000
Richard J. Lehmann	$85,312	$44,688	$—	$—	$130,000
Avraham Shemesh	$—	$—	$—	$—	$—
Roger D. Snell	$85,312	$44,688	$—	$—	$130,000
Elaine Y. Wong(1)	$—	$—	$—	$—	$—

(1)	Ms. Wong was elected as a member of the INAV Board effective October 15, 2019.
(2)

Represents the grant date fair value of the restricted INAV Class D Common Stock issued pursuant to the INAV Equity Plan, for purposes of Accounting Standards Codification Topic 718, Compensation-Stock Compensation. Each of the independent directors received a grant of restricted INAV Class D Common Stock on October 1, 2020, which shares will vest one year from the date of grant. The grant date fair value of the restricted INAV Class D Common Stock is based on the per share estimated NAV for INAV Class D Common Stock on October 1, 2020, which was $16.88. In addition, each of the independent directors received a grant of INAV Class D Common Stock on October 1, 2020 and January 4, 2021, respectively, as payment for 50% of the INAV Board service fees for the fiscal quarters ended September 30, 2020 and December 31, 2020, respectively.

Long Term Incentive Plan Awards to Independent Directors

In August 2018, in connection with the approval and implementation of a revised compensation structure of our independent directors, the INAV Board approved the INAV Equity Plan, under which 400,000 of INAV’s Common Stock were reserved for issuance and share awards of approximately 378,000 are available for future grant at December 31, 2020. Under the INAV Equity Plan, the INAV Board or a committee designated by the INAV Board has the authority to grant restricted stock awards or deferred stock awards to non-employee directors of INAV. The INAV Board or committee also has the authority to determine the terms of any award granted pursuant to the INAV Equity Plan, including vesting schedules, restrictions and acceleration of any restrictions. The purpose of the INAV Equity Plan is to help INAV: (1) align the interests of the non-employee directors compensated under the INAV Equity Plan with INAV’s stockholders; and (2) to promote ownership of INAV’s equity. Pursuant to the INAV Equity Plan, we may award restricted stock or deferred stock units.

On October 1, 2020, INAV granted awards of approximately 1,900 restricted INAV Class D Common Stock to each of the independent members of the INAV Board (approximately 7,800 restricted shares in aggregate) under the INAV Equity Plan, which fully vested on October 1, 2021 based on one year of continuous service, representing 25% of each independent director’s annual aggregate board compensation for the twelve month period beginning October 2020 (the “INAV October 2020 Restricted Stock Awards”). In addition, in the third and fourth quarters of 2020, INAV paid 50% of each independent director’s quarterly compensation payments in shares of INAV Class D Common Stock and therefore granted aggregate awards of approximately 5,839 shares of INAV Class D Common Stock to the independent directors under the INAV Equity Plan in 2020 pursuant to such compensation. The INAV October 2020 Restricted Stock Awards vested on the one-year anniversary of the award date. In 2021, INAV granted awards of approximately 1,959 restricted INAV Class D Common Stock to each of the independent members of the INAV Board (approximately 7,836 restricted shares in the aggregate) under the INAV Equity Plan (the “INAV 2021 Restricted Stock Awards”). The INAV 2021 Restricted Stock Awards vest on October 1, 2022. In addition, in the first, second and third quarters of 2021, INAV paid 50% of each independent director’s quarterly compensation payments in shares of INAV Class D Common Stock and therefore granted aggregate awards of approximately 8,959 shares of INAV Class D Common Stock to the independent directors under the INAV Equity Plan in 2021 pursuant to such compensation.

The term of the INAV Equity Plan is ten years. The INAV Board may amend or terminate the INAV Equity Plan at any time prior to the end of its ten year term, provided that the INAV Equity Plan will remain in effect until all awards made pursuant to the INAV Equity Plan have been satisfied or terminated in accordance with the INAV Equity Plan. Upon a change of control, including the dissolution, liquidation, reorganization, merger or consolidation with one or more entities as a result of which we are not the surviving corporation, or upon a sale of all or substantially all of our assets, the INAV Board or a committee thereof may make provisions for any awards not assumed or substituted pursuant to the agreement effectuating the change of control, including (1) accelerating the vesting period of unvested awards, or (2) canceling any non-vested award or other awards in which the fair market value of the shares subject to the award is zero, in each case in accordance with and pursuant to the terms of the applicable award agreement and the INAV Equity Plan.

In the event that our valuation, compensation and affiliate transactions committee determines that any distribution, recapitalization, stock split, reorganization, merger, liquidation, dissolution or sale, transfer, exchange or other disposition of all or substantially all of our assets, or other similar corporate transaction or event, affects the stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the INAV Equity Plan or with respect to an award, then the valuation, compensation and affiliate transactions committee shall, in such manner as it may deem equitable, adjust the number and kind of shares or the exercise price with respect to any award.

In the event that our valuation, compensation and affiliate transactions committee determines that any distribution, recapitalization, stock split, reorganization, merger, liquidation, dissolution or sale, transfer, exchange or other disposition of all or substantially all of our assets, or other similar corporate transaction or event, affects the stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the INAV Equity Plan or with respect to an award, then the valuation, compensation and affiliate transactions committee will, in such manner as it may deem equitable, adjust the number and kind of shares or the exercise price with respect to any award.

Special Committee

The INAV Special Committee was appointed for the purpose of reviewing, considering, investigating, evaluating, and if deemed appropriate by the INAV Special Committee, negotiating a potential transaction involving CMFT. The members of the INAV Special Committee are Roger D. Snell, George N. Fugelsang and Richard J. Lehmann, with Mr. Snell serving as the chairman.

Each member of the INAV Special Committee was entitled to receive $70,000 (with Mr. Snell receiving $85,000 as the chairman) in the aggregate in consideration for his service on the INAV Special Committee, which compensation, was paid in August 2021.

Compensation Committee Interlocks and Insider Participation

The valuation, compensation and affiliate transactions committee consists only of our independent directors. In addition, we do not separately compensate our executive officers. Therefore, none of our executive officers participated in any deliberations regarding executive compensation.

During the fiscal year ended December 31, 2020, both of our executive officers served as executive officers (and, in the case of Mr. Ressler, as a director) of other externally managed companies sponsored by our Sponsor. In addition, Mr. Shemesh serves as an executive officer and director of other externally managed companies sponsored by our Sponsor. Like us, such companies have a valuation, compensation and affiliate transactions committee consisting of their independent directors, and they do not separately compensate their executive officers.

Security Ownership of Certain Beneficial Owners

The following table sets forth information as of November 1, 2021 regarding the beneficial ownership of INAV Common Stock by each person known by us to own 5% or more of the outstanding shares of INAV Common Stock, each of our directors, and each named executive officer, and our directors and executive officers as a group. The percentage of beneficial ownership is calculated based on 14,769,457 shares of INAV Class D Common Stock, 13,481,055 shares of INAV Class T Common Stock, 1,099,093 shares of INAV Class I Common Stock, and 7,759 shares of INAV Class S Common Stock outstanding as of November 1, 2021. None of the shares in the following table has been pledged as security.

Name of Beneficial Owner (1)	Number of D Shares of Common Stock Beneficially Owned (2)	Number of T Shares of Common Stock Beneficially Owned (2)	Number of S Shares of Common Stock Beneficially Owned (2)	Number of I Shares of Common Stock Beneficially Owned (2)	Percentage
Richard S. Ressler (3)	13,333	—	—	171,609	*
George N. Fugelsang (4)	12,441	—	—	—	*
W. Brian Kretzmer (5)	10,971	—	—	—	*
Richard J. Lehmann (6)	11,886	—	—	—	*
Avraham Shemesh (3)	13,333	—	—	171,609	*
Roger D. Snell (7)	11,886	—	—	—	*
Elaine Y. Wong	—	—	—	—	—
Nathan D. DeBacker	—	—	—	—	—
All executive officers and directors as a group (8 persons)	60,517	—	—	171,609	*

(1)	The address of each beneficial owner listed is c/o CIM Income NAV, Inc., 2398 East Camelback Road, 4th Floor, Phoenix, Arizona 85016.
(2)

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities and shares issuable pursuant to options, warrants and similar rights held by the respective person or group which may be exercised within 60 days following April 9, 2021.

(3)

The reported shares are owned directly by INAV Management. Mr. Ressler and Mr. Shemesh may be deemed to beneficially own the shares owned by INAV Management because of their positions with CIM Group which is the sole common equity member of CCO Group which owns and controls INAV Management. Mr. Ressler and Mr. Shemesh each disclaim beneficial ownership of the reported securities except to the extent of his indirect pecuniary interest therein, and nothing herein shall not be deemed an admission that Mr. Ressler or Mr. Shemesh is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.

(4)	Includes 2,164.179 restricted shares of INAV Class D Common Stock issued under the INAV Equity Plan in connection with Mr. Fugelsang’s service as a member of the INAV Board.
(5)	Includes 1,791.045 restricted shares of INAV Class D Common Stock issued under the INAV Equity Plan in connection with Mr. Kretzmer’s service as a member of the INAV Board.
(6)	Includes 1,940.299 restricted shares of INAV Class D Common Stock issued under the INAV Equity Plan in connection with Mr. Lehmann’s service as a member of the INAV Board.
(7)	Includes 1,940.299 restricted shares of INAV Class D Common Stock issued under the INAV Equity Plan in connection with Mr. Snell’s service as a member of the INAV Board.

Certain Transactions with Related Persons

The following describes all transactions during the six months ended June 30, 2021 and the year ended December 31, 2020 and currently proposed transactions involving INAV, the INAV Board, INAV Management, the Sponsor and any affiliate thereof. INAV’s independent directors are specifically charged with and have examined the fairness of such transactions to INAV stockholders, and have determined that all such transactions are fair and reasonable to INAV.

Our independent directors have reviewed the material transactions between our affiliates and us during the year ended December 31, 2020. Set forth below is a description of the transactions with affiliates. We believe that we have executed all of the transactions set forth below on terms that are fair and reasonable to INAV and on terms no less favorable to us than those available from unaffiliated third parties.

INAV Advisory Agreement

We are party to a Second Amended and Restated Advisory Agreement dated November 27, 2018 with INAV Management (the “INAV Advisory Agreement”) whereby INAV Management manages our day-to-day operations and identifies and makes investments on our behalf. In return, we pay to I NAV Management an asset-based advisory fee that is payable in arrears on a monthly basis and accrues daily in an amount equal to 1/365th of 1.10% of our NAV for each class of INAV Common Stock. Advisory fees for the year ended December 31, 2020 totaled $5.6 million, of which approximately 41,000 INAV Class I Common Stock were issued totaling $700,000 in equity-based payments. Advisory fees for the six months ended June 30, 2021 totaled $2.5 million, of which approximately 70,000 INAV Class I Common Stock were issued totaling $1.2 million in equity-based payments. We also reimburse INAV Management for expenses incurred in connection with the provision of advisory services pursuant to the INAV Advisory Agreement. Such expense reimbursements for the year ended December 31, 2020 and the six months ended June 30-, 2021 totaled $766,000 and $393,000, respectively.

In addition, we reimburse INAV Management for acquisition expenses incurred in connection with the acquisition of our investments. Such payments for the year ended December 31, 2020 and the six months ended June 30, 2021 totaled $714,000 and $343,000, respectively. Furthermore, we reimburse the expenses incurred by INAV Management in connection with its provision of services to us, including reasonable salaries and wages, benefits and overhead of all employees directly involved in the performance of services to us other than our executive officers. We do not reimburse INAV Management for any amount by which the operating expenses (which exclude, among other things, the expenses of raising capital, interest payments, taxes, non-cash items such as depreciation, amortization and bad debt reserves, and acquisition fees and acquisition expenses) at the end of the four preceding fiscal quarters exceed the greater of (i) 2.0% of average invested assets, or (ii) 25.0% of net income other than any additions to reserves for depreciation, bad debt or other similar non-cash reserves and excluding any gain from the sale of assets for that period. Such operating expense related payments for the year ended December 31, 2020 and the six months ended June 30, 2021 totaled $861,000 and $1.0 million, respectively.

Additionally, we are required to pay to INAV Management a performance-based fee calculated based on our annual total return to stockholders, payable annually in arrears. The performance-based fee is equal to 12.5% of the Total Return of each class of our shares, subject to a 5% Hurdle Amount, a High Water Mark, which is a function of the Hurdle Amount and the Loss Carryforward Amount (as defined in the INAV Advisory Agreement, as amended) and a Catch-Up provision (as discussed in the INAV Advisory Agreement, as amended). Such fee is calculated and paid annually in arrears. During the year ended December 31, 2020 and the six months ended June 30, 2021, $0 and $1.0 million, respectively, in performance fees were accrued to INAV Management.

INAV Management incurs expenses in connection with our organization and our public offering of INAV Common Stock. Pursuant to the INAV Advisory Agreement, we reimburse INAV Management up to 0.75% of the aggregate gross offering proceeds with respect to those expenses. During the year ended December 31, 2020 and the six months ended June 30, 2021, we incurred $253,000 and $67,000, respectively, of organization and offering expense reimbursements payable to INAV Management.

The INAV Advisory Agreement has a term expiring November 30, 2021, subject to an unlimited number of successive one-year renewals upon mutual consent of the parties. Our independent directors are required to determine, at least annually, that the compensation to INAV Management is reasonable in relation to the nature and quality of services performed and the investment performance of INAV and that such compensation is within the limits set forth in the INAV Charter. However, as noted below, concurrently with the entry into the Merger Agreement, we entered into a termination agreement with respect to the INAV Advisory Agreement, which will become effective upon the consummation of the Merger.

Richard S. Ressler, our chief executive officer and president and one of our directors, is a vice president of INAV Management. Additionally, Mr. Shemesh, a director, and Mr. DeBacker, our chief financial officer and treasurer, are officers of INAV Management.

Dealer Manager Agreement

We are party to a dealer manager agreement with CCO Capital, the dealer manager in our public offering. For INAV Class T Common Stock sold in the primary offering, we may charge upfront selling commissions of up to 3.00% of the transaction price and dealer manager fees of 0.50% of the transaction price. For INAV Class D Common Stock sold in the primary offering, we previously charged upfront selling commissions of up to 1.50% of the transaction price. Pursuant to a registration statement on Form S-11 effective February 28, 2020, we no longer charge upfront selling commissions on INAV Class D Common Stock. For INAV Class S Common Stock sold in the primary offering, we may charge upfront selling commissions of up to 3.50% of the transaction price. We pay such upfront selling fees to CCO Capital, who will reallow 100% of such selling commissions to participating broker-dealers and, in its discretion, may reallow a portion of the dealer manager fee received to participating broker-dealers. We will also pay the following stockholder servicing fees over time to CCO Capital: (a) for INAV Class T Common Stock only, an advisor stockholder servicing fee of 0.65% per annum, and a stockholder servicing fee of 0.20% per annum, of the aggregate NAV for the INAV Class T Common Stock. However, with respect to INAV Class T Common Stock sold through certain participating broker-dealers, the advisor stockholder servicing fee and the stockholder servicing fee may be other amounts, provided that the sum of such fees will always equal 0.85% per annum of the NAV of such shares, (b) for INAV Class S Common Stock only, a stockholder servicing fee equal to 0.85% per annum of the aggregate NAV for the INAV Class S Common Stock and (c) for INAV Class D Common Stock only, a stockholder servicing fee equal to 0.25% per annum of the aggregate NAV for the INAV Class D Common Stock, in each case, payable monthly. The stockholder servicing fees are paid monthly in arrears and accrue at a rate of 0.25% per annum of our NAV for INAV Class D Common Stock, (2) at a rate of 0.85% per annum of our NAV for INAV Class T Common Stock and (3) at a rate of 0.85% per annum of our NAV for INAV Class S Common Stock. No stockholder servicing fees will be paid with respect to the INAV Class I Common Stock. For INAV Class T Common Stock and INAV Class S Common Stock, the upfront selling commission and dealer manager fee, as applicable, may vary at certain participating broker-dealers, provided that the sum will not exceed 3.50% for INAV Class T Common Stock and INAV Class S Common Stock. Total maximum selling commissions, dealer manager fees and stockholder servicing fees paid with respect to the INAV Class D Common Stock, INAV Class T Common Stock and INAV Class S Common Stock will not exceed 8.75% of the gross proceeds in our primary offering for INAV Class D Common Stock, INAV Class T Common Stock and INAV Class S Common Stock.

For the year ended December 31, 2020 and the six months ended June 30, 2021, we paid to CCO Capital commissions and dealer manager fees totaling $3.0 million and $1.2 million, respectively.

Richard S. Ressler, our chief executive officer and president and one of our directors, also is vice president of CCO Capital Manager, and its sole member, CCO Group. Additionally, Mr. Shemesh, a director, and Mr. DeBacker, our chief financial officer and treasurer, are officers of CCO Capital Manager and CCO Group.

CIM UII Onshore, L.P. Investment

On September 27, 2019, we executed a subscription agreement to purchase $50.0 million of limited partnership interests of CIM UII Onshore, which was accepted by the general partner of CIM UII Onshore on September 30, 2019. Both CIM UII Onshore and CIM Urban Income were formed by CIM, and CIM controls the general partner of both CIM UII Onshore and CIM Urban Income. We are required to pay CIM UII Onshore a management fee equal to 0.65% per annum of our share of the NAV of CIM Urban Income. For the year ended December 31, 2020, we incurred $233,000 of management fees to CIM UII Onshore, which was recorded as a reduction to our Advisory fees incurred pursuant to the INAV Advisory Agreement in 2020. As such, our subscription for $50 million of limited partnership interests in CIM UII Onshore was approved by all of our independent directors as fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties. The entire $50.0 million of capital was called and funded on March 31, 2020. As of June 30, 2021, the limited partnership interest in CIM UII Onshore had a carrying value of $48.4 million

Pending Merger with CMFT

Subject to the terms and conditions of the Merger Agreement, including the required approval of the Merger and INAV Charter Amendment by INAV stockholders, we will merge with and into Merger Sub with Merger Sub surviving the Merger, such that following the Merger, the surviving entity will continue as a wholly owned subsidiary of CMFT. In accordance with the applicable provisions of the MGCL, the separate existence of INAV will cease at the effective time of the Merger. CMFT is externally advised by CMFT Management, which is an indirect subsidiary of the Sponsor.

Termination Agreement

Concurrently with the entry into the Merger Agreement, we entered into a termination agreement with respect to the INAV Advisory Agreement, which will become effective upon the consummation of the Merger as described in “Advisory and Management Agreements” in this proxy statement/prospectus.

Certain Conflict Resolution Procedures

In order to reduce or eliminate certain potential conflicts of interest, the INAV Charter contains, or we have adopted policies containing, a number of restrictions relating to (1) transactions we may enter into with our Sponsor, INAV Management, any of our directors or any of their respective affiliates, (2) certain future offerings and (3) the allocation of investment opportunities among other real estate programs sponsored by CCO Group. Conflict resolution provisions that are in the INAV Charter or in policies adopted by the INAV Board include, among others, the following:

•

We will not purchase or lease properties from our Sponsor, INAV Management, any of our directors or any of their respective affiliates, unless (1) a majority of the directors, including a majority of the independent directors, who are not otherwise interested in such transaction determines that such transaction is fair and reasonable to us, and (2) either (A) the purchase price is no greater than the cost of the property to the seller, including acquisition-related expenses, or (B) a majority of the independent directors determines that there is substantial justification for any amount above such cost and that the difference is reasonable. In no event will we acquire any property from an affiliate at an amount in excess of its current appraised value as determined by an independent appraiser.

•

We will not sell or lease properties to our Sponsor, INAV Management, any of our directors or any of their respective affiliates, unless (1) a majority of the directors, including a majority of the independent directors, who are not otherwise interested in such transaction determines that such transaction is fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties, and (2) either (A) the sale is greater than the cost of the property to us, including acquisition-related expenses, or (B) a majority of the independent directors determines that there is substantial justification for any amount below such cost, and that the difference is reasonable. In no event will we sell any property to an affiliate at an amount less than its current appraised value as determined by an independent appraiser.

•

Our Sponsor, INAV Management, any of our directors and any of their respective affiliates will not make loans to us, except that we may borrow funds from affiliates of our advisor, including our Sponsor, as bridge financing to enable us to acquire a property when offering proceeds alone are insufficient to do so and third party financing has not been arranged or is insufficient. Any and all such transactions must be approved by a majority of our directors, including a majority of our independent directors, who are not otherwise interested in such transactions as being fair, competitive and commercially reasonable and no less favorable to us than comparable loans between unaffiliated parties under the same circumstances. We may not make loans to our Sponsor, our advisor, any of our directors or any of their respective affiliates except for certain mortgages or loans to wholly owned subsidiaries.

•

We will not enter into any other transaction with our Sponsor, INAV Management, any of our directors or any of their affiliates, including the acceptance of goods or services from our Sponsor, INAV Management, any of our directors or any of their affiliates, unless a majority of our directors, including a majority of our independent directors, not otherwise interested in the transaction approve such transaction as fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties.

•

Our property acquisitions and other investments are allocated among us and the programs sponsored by CCO Group pursuant to an asset allocation policy. Pursuant to the policy, in the event that an investment opportunity becomes available that may be suitable for both us or one or more of the other programs sponsored by CCO Group, and for which more than one of such entities has sufficient uninvested funds, an allocation committee, which is comprised entirely of employees of CIM, CCO Group or their respective affiliates (the “Allocation Committee”), will examine the following factors, among others, in determining the entity for which the investment opportunity is most appropriate:

•	the investment objective of each entity;

•	the anticipated operating cash flows of each entity and the cash requirements of each entity;

•	the effect of the acquisition on diversification of each entity’s investments by type of property, geographic area and tenant concentration;

•	whether any of the entities already owns an associated land parcel or building;

•	the amount of funds available to each program and the length of time such funds have been available for investment;

•	the ability of each entity to finance the property, if necessary;

•	the policy of each entity relating to leverage of properties;

•	the income tax effects of the purchase to each entity; and

•	the size of the investment.

If, in the judgment of the INAV Allocation Committee, the investment opportunity may be equally appropriate for more than one program, then the entity that has had the longest period of time elapse since it was allocated an investment opportunity of a similar size and type (e.g., office, industrial or retail properties or anchored shopping centers) will be allocated such investment opportunity.

If a subsequent development, such as a delay in the closing of the acquisition or a delay in the construction of a property, causes any such investment, in the opinion of the INAV Allocation Committee, to be more appropriate for an entity other than the entity that committed to make the investment, the INAV Allocation Committee may determine that another program sponsored by CCO Group will make the investment. The INAV Board has a duty to ensure that the method used for the allocation of the acquisition of properties by other programs sponsored by CCO Group seeking to acquire similar types of properties is applied fairly to us.

The INAV Board’s Role in Risk Oversight

The INAV Board oversees our stockholders’ interest in the long-term health and the overall success of INAV and its financial strength.

The INAV Board is actively involved in overseeing risk management for INAV. It does so, in part, through its oversight of our property acquisitions and assumptions of debt, as well as its oversight of INAV’s executive officers and our advisor. In particular, the INAV Board may determine at any time to terminate INAV Management, and must evaluate the performance of INAV Management, and re-authorize the INAV Advisory Agreement, on an annual basis.

In addition, the audit committee of the INAV Board (the “INAV Audit Committee”) is responsible for assisting the INAV Board in overseeing INAV’s management of risks related to financial reporting. The INAV Audit Committee has general responsibility for overseeing the accounting and financial processes of INAV, including oversight of the integrity of INAV’s financial statements, INAV’s compliance with legal and regulatory requirements and the adequacy of INAV’s internal control over financial reporting. In addition, we have adopted policies and procedures with respect to complaints related to accounting, internal accounting controls or auditing matters, which enables anonymous and confidential submission of complaints that the INAV Audit Committee shall discuss with management. Further, in connection with the annual audit of INAV’s financial statements, the INAV Audit Committee conducts a detailed review with INAV’s independent auditors of the accounting policies used by INAV and its financial statement presentation.

Quantitative and Qualitative Disclosures About Market Risk

Market Risk

The market risk associated with financial instruments and derivative financial instruments is the risk of loss from adverse changes in market prices or interest rates. Our market risk arises primarily from interest rate risk relating to variable-rate borrowings. To meet our short and long-term liquidity requirements, we borrow funds at a combination of fixed and variable rates. Our interest rate risk management objectives are to limit the impact of interest rate changes on earnings and cash flows and to manage our overall borrowing costs. To achieve these objectives, from time to time, we may enter into interest rate hedge contracts such as swaps, collars and treasury lock agreements in order to mitigate our interest rate risk with respect to various debt instruments. We do not intend to hold or issue these derivative contracts for trading or speculative purposes. We do not have any foreign operations and thus we are not exposed to foreign currency fluctuations.

Interest Rate Risk

As of June 30, 2021, we had an aggregate of $123.0 million of variable rate debt, excluding any debt subject to interest rate swap agreements, and therefore, we are exposed to interest rate changes in LIBOR. As of June 30, 2021, an increase or decrease of 50 basis points in interest rates would result in an increase or decrease in interest expense of $615,000 per annum.

As of June 30, 2021, we had six interest rate swap agreements outstanding, which mature on various dates from September 2021 to September 2022, with an aggregate notional amount of $258.1 million and an aggregate net fair value liability of $5.1 million. The fair value of these interest rate swap agreements is dependent upon existing market interest rates and swap spreads. As of June 30, 2021, an increase of 50 basis points in interest rates would result in a derivative liability of $4.1 million, representing a $1.0 million net change to the fair value of the net derivative liability. A decrease of 50 basis points would result in a derivative liability of $6.1 million, representing a $1.0 million net change to the fair value of the net derivative liability.

As the information presented above includes only those exposures that existed as of June 30, 2021, it does not consider exposures or positions arising after that date. The information presented herein has limited predictive value. Future actual realized gains or losses with respect to interest rate fluctuations will depend on cumulative exposures, hedging strategies employed and the magnitude of the fluctuations.

These amounts were determined by considering the impact of hypothetical interest rate changes on our borrowing costs and assume no other changes in our capital structure.

In July 2017, the FCA that regulates LIBOR announced it intends to stop compelling banks to submit rates for the calculation of LIBOR after 2021. As a result, the Federal Reserve Board and the Federal Reserve Bank of New York organized the Alternative Reference Rates Committee which identified the SOFR as its preferred alternative to U.S. dollar LIBOR in derivatives and other financial contracts. In March 2021, the FCA confirmed its intention to cease publishing one week and two-month LIBOR after December 31, 2021 and all remaining LIBOR after June 30, 2023. This announcement has several implications, including setting the spread that may be used to automatically convert contracts from LIBOR to SOFR. Additionally, banking regulators are encouraging banks to discontinue new LIBOR debt issuances by December 31, 2021. INAV anticipates that LIBOR will continue to be available at least until June 30, 2023. Any changes adopted by FCA or other governing bodies in the method used for determining LIBOR may result in a sudden or prolonged increase or decrease in reported LIBOR. If that were to occur, our interest payments could change. In addition, uncertainty about the extent and manner of future changes may result in interest rates and/or payments that are higher or lower than if LIBOR were to remain available in its current form.

We have the ability to borrow variable rate debt under our credit facility and interest rate swap agreements maturing on various dates from September 2021 to September 2022, as further discussed above, that are indexed to LIBOR. As such, we are monitoring and evaluating the related risks, which include interest on loans, amount paid on securities, or amounts received and paid on derivative instruments. These risks arise in connection with transitioning contracts to a new alternative rate, including any resulting value transfer that may occur. The value of loans, securities, or derivative instruments tied to LIBOR could also be impacted if LIBOR is limited or discontinued. For some instruments, the method of transitioning to an alternative reference rate may be challenging, especially if we cannot agree with the respective counterparty about how to make the transition.

If a contract is not transitioned to an alternative rate and LIBOR is discontinued, the impact on our contracts is likely to vary by contract. If LIBOR is discontinued or if the methods of calculating LIBOR change from their current form, interest rates on our current or future indebtedness may be adversely affected.

While we expect LIBOR to be available in substantially its current form until at least the end of June 30, 2023, it is possible that LIBOR will become unavailable prior to that point. This could result, for example, if sufficient banks decline to make submissions to the LIBOR administrator. In that case, the risks associated with the transition to an alternative reference rate will be accelerated and magnified.

Alternative rates and other market changes related to the replacement of LIBOR, including the introduction of financial products and changes in market practices, may lead to risk modeling and valuation challenges, such as adjusting interest rate accrual calculations and building a term structure for an alternative rate.

The introduction of an alternative rate also may create additional basis risk and increased volatility as alternative rates are phased in and utilized in parallel with LIBOR.

Adjustments to systems and mathematical models to properly process and account for alternative rates will be required, which may strain the model risk management and information technology functions and result in substantial incremental costs for INAV.

Credit Risk

Concentrations of credit risk arise when a number of tenants are engaged in similar business activities, or activities in the same geographic region, or have similar economic features that would cause their ability to meet contractual obligations, including those to us, to be similarly affected by changes in economic conditions. We are subject to tenant, geographic and industry concentrations. Any downturn of the economic conditions in one or more of these tenants, states or industries could result in a material reduction of our cash flows or material losses to us.

The factors considered in determining the credit risk of our tenants include, but are not limited to: payment history; credit status and change in status including the impact of the COVID-19 pandemic (credit ratings for public companies are used as a primary metric); change in tenant space needs (i.e., expansion/downsize); tenant financial performance; economic conditions in a specific geographic region; and industry specific credit considerations. We believe that the credit risk of our portfolio is reduced by the high quality of our existing tenant base, reviews of prospective tenants’ risk profiles prior to lease execution and consistent monitoring of our portfolio to identify potential problem tenants and mitigation options.

Code of Business Conduct and Ethics

The INAV Board has adopted a Code of Ethics for Principal Executive Officer and Senior Financial Officers that is applicable to our principal executive officer, principal financial officer and principal accounting officer and a Code of Ethics for Independent Directors (collectively, the “INAV Code of Business Conduct and Ethics”). These policies may be located on our Sponsor’s website at www.cimgroup.com/investment-strategies/individual/managed-reit-corporate-governance by clicking on “INAV.”

If, in the future, we amend, modify or waive a provision in the INAV Code of Business Conduct and Ethics, we may, rather than filing a Current Report on Form 8-K, satisfy the disclosure requirement by posting such information on our Sponsor’s website as necessary.

Director Independence

As required by the INAV Charter, a majority of the members of the INAV Board must qualify as “independent” as affirmatively determined by the INAV Board. Consistent with the INAV Charter and applicable securities and other laws and regulations regarding the definition of “independent,” including the requirements of the North American Securities Administrators Association’s Statement of Policy Regarding Real Estate Investment Trusts, after review of all relevant transactions or relationships between each director, or any of his or her family members, and INAV, our senior management and our independent registered public accounting firm, the INAV Board has determined that Messrs. Fugelsang, Kretzmer, Lehmann and Snell, who comprise a majority of our board, qualify as independent directors. Although our shares are not listed for trading on any national securities exchange, our independent directors also meet the current independence and qualifications requirements of the New York Stock Exchange.

THE COMBINED COMPANY

The information in this section contains certain pro forma and forward-looking information with respect to the Combined Company in the event the Merger is consummated.

General Information

The Combined Company will retain the name “CIM Real Estate Investment Trust, Inc.” and, consistent with each of CMFT and INAV, will continue to be a Maryland corporation that intends to qualify as a REIT under the Code. The Combined Company will own and operate a diverse portfolio of real estate investments located throughout the United States.

The business of the Combined Company will be operated through CMFT OP and its subsidiaries. CMFT will continue to have the full, exclusive and complete responsibility for and discretion in the day-to-day management and control of CMFT OP.

The principal executive offices of the Combined Company will be 2398 East Camelback Road, 4th Floor, Phoenix, Arizona 85016 and its phone number will be (602) 778-8700.

Board of Directors of the Combined Company

This section describes the anticipated composition of the board of directors of the Combined Company immediately following the consummation of the Merger.

Following the Merger, the CMFT Board will take or cause to be taken such action as may be necessary, in each case, to be effective as of the effective time of the Merger, to cause one “Independent Director” (as defined in the INAV Charter) serving as a member of the INAV Board who does not otherwise serve on the CMFT Board to be elected to the CMFT Board effective as of the effective time of the Merger.

Directors of the Combined Company

The following table sets forth certain information with respect to each of the persons who, in accordance with the Merger Agreement, are expected to serve as directors and executive officers of the Combined Company immediately following the consummation of the Merger; provided, however, that the following table does not include the one “Independent Director” (as defined in the INAV Charter) currently serving as a member of the INAV Board who does not otherwise serve on the CMFT Board that shall be elected to the CMFT Board effective as of the effective time of the Merger:

Name	Age	Position(s)
Richard S. Ressler	63	Chairman of the Board, Chief Executive Officer and President
Marcus E. Bromley	72	Independent Director
T. Patrick Duncan	73	Independent Director
Stephen O. Evans	76	Independent Director
Robert A. Gary, IV	68	Independent Director
Alicia K. Harrison	62	Independent Director
Calvin E. Hollis	69	Independent Director
Lawrence S. Jones	74	Independent Director
W. Brian Kretzmer	68	Independent Director
Avraham Shemesh	59	Director
Howard A. Silver	67	Independent Director
Elaine Y. Wong	42	Director

Richard S. Ressler

Director of CMFT since 2018

Mr. Ressler has served as CMFT’s chief executive officer, president and a director since February 2018, and as the chairman of the CMFT Board and a member of the nominating and corporate governance committee since August 2018. Mr. Ressler also has served as vice president of CMFT Management, CMFT’s external manager, CREI Advisors, CMFT’s property manager, and CCO Group since February 2018. Mr. Ressler is the founder and President of Orchard Capital Corp. (“Orchard Capital”), a firm through which Mr. Ressler oversees companies in which Orchard Capital or its affiliates invest. Through his affiliation with Orchard Capital, Mr. Ressler serves in various senior capacities with, among others, CIM, a vertically-integrated owner and operator of real assets, and the indirect parent of CMFT’s sponsor, manager, dealer manager and property manager; Orchard First Source Asset Management (together with its controlled affiliates, “OFSAM”), a full-service provider of capital and leveraged finance solutions to U.S. corporations; and OCV Management, LLC (“OCV”), an investor, owner and operator of technology companies. Mr. Ressler also serves as a board member for various public and private companies in which Orchard Capital or its affiliates invest, including as chairman of j2 Global, Inc. (Nasdaq: JCOM), director of Presbia PLC (Nasdaq: LENS), and chairman of CIM Commercial Trust Corporation (Nasdaq: CMCT) (“CMCT”), a real estate investment trust that acquires, owns and operates office investments and is operated by affiliates of CIM. Mr. Ressler served as Chairman and CEO of JCOM from 1997 to 2000 and, through an agreement with Orchard Capital, currently serves as its non-executive Chairman. Mr. Ressler has served as a director of LENS since January 2015 and as chairman of CMCT since March 2014. He has also served as chief executive officer, president and director of INAV, a REIT sponsored by our sponsor, CCO Group, which primarily focuses on the acquisition and management of commercial properties in the retail, office and industrial sectors subject to long-term net leases to creditworthy tenants, since February 2018, and has served as chairman of the board since August 2018. Mr. Ressler served as chief executive officer, president and director of CCIT III from February 2018 and chairman of the board from August 2018 until CCIT III’s merger with CMFT in December 2020. Mr. Ressler also served as director of Cole Office & Industrial REIT (CCIT II), Inc. (“CCIT II”) from January 2019 until CCIT II’s merger with Griffin Realty Trust, Inc. (formerly Griffin Capital Essential Asset REIT, Inc.) (“GRT”) in March 2021. He previously served as a director of CCPT V from January 2019 to October 2019. Mr. Ressler co-founded CIM in 1994 and, through an agreement with Orchard Capital, chairs its executive, investment, credit, allocation and asset management committees. Mr. Ressler co-founded the predecessor of OFSAM in 2001 and, through an agreement with Orchard Capital, chairs its executive committee. Mr. Ressler co-founded OCV in 2016 and, through an agreement with Orchard Capital, chairs its executive committee. Prior to founding Orchard Capital, from 1988 until 1994, Mr. Ressler served as Vice Chairman of Brooke Group Limited, the predecessor of Vector Group, Ltd. (NYSE: VGR) and served in various executive capacities at VGR and its subsidiaries. Prior to VGR, Mr. Ressler was with Drexel Burnham Lambert, Inc., where he focused on merger and acquisition transactions and the financing needs of middle-market companies. Mr. Ressler began his career in 1983 with Cravath, Swaine and Moore LLP, working on public offerings, private placements, and merger and acquisition transactions. Mr. Ressler holds a B.A. from Brown University, and J.D. and M.B.A. degrees from Columbia University. Mr. Ressler was selected to serve as a director because of his extensive real estate, business management and finance experience and expertise, in addition to his leadership roles at several public companies, all of which are expected to bring valuable insight to the board of directors of the Combined Company.

Marcus E. Bromley

Independent director of CMFT since 2020

Mr. Bromley has served as an independent director of CMFT since December 2020. He served as an independent director of CCPT V and as a member of CCPT V’s audit committee from March 2015, as well as a member of CCPT V’s nominating and corporate governance committee and chairman of CCPT V’s valuation, compensation and affiliate transactions committee from August 2018 until CCPT V’s merger with CMFT in December 2020. He previously served as non-executive chairman of CCPT V’s board of directors from June 2015 until August

2018. Since July 2017, Mr. Bromley has served on the board of directors of Brookdale Senior Living Inc. (NYSE: BKD). In August 2018, Mr. Bromley joined the management committee of Sealy Industrial Partners, LP. Mr. Bromley served as a member of the board of directors of Cole Corporate Income Trust, Inc. and as a member of its audit committee from January 2011 until January 2015 when that company merged with Select Income REIT. From May 2005 until its merger with Spirit Realty Capital, Inc. in July 2013, Mr. Bromley served as a member of the board of directors of Cole Credit Property Trust II, Inc. (“CCPT II”) and also served as the chairman of that company’s audit committee. He also served as a member of the board of directors of Cole Credit Property Trust III, Inc. from October 2008 until May 2012 and as a member of its audit committee from December 2008 until May 2012. From 1993 through 2005, Mr. Bromley served as a member of the board of trustees of Gables Residential Trust, a $3 billion multi-family residential REIT with operations in Texas, Georgia, South Florida, Washington, D.C. and Southern California that was listed on the New York Stock Exchange prior to its sale in 2005. From December 1993 until June 2000, Mr. Bromley also served as the chief executive officer of Gables Residential Trust. Prior to joining Gables Residential Trust, Mr. Bromley was a division partner of Trammell Crow Residential from 1982 until 1993. Mr. Bromley also serves on the advisory board of Nancy Creek Capital, an Atlanta-based private equity firm, and previously served on the board of directors of SG Partners, a multifamily residential company headquartered in Atlanta, Georgia, from 2013 until 2016. Mr. Bromley holds a B.S. in Economics from Washington & Lee University and an M.B.A. from the University of North Carolina. Mr. Bromley was selected to serve as a director because of his experience as the chief executive officer of a public real estate company, his general knowledge of the real estate industry and his financing experience, all of which are expected to bring valuable insight to the board of directors of the Combined Company.

T. Patrick Duncan

Independent director of CMFT since 2015

Mr. Duncan has served as an independent director and a member of CMFT’s audit committee since September 2015, and as a member of CMFT’s nominating and corporate governance committee and chairman of CMFT’s valuation, compensation and affiliate transactions committee since August 2018. He previously served as the non-executive chairman of the CMFT Board from November 2015 until August 2018. Mr. Duncan also served as a member of the board of directors of INAV from August 2013 until September 2015. For 27 years, Mr. Duncan served in various roles at USAA Real Estate Company, a private real estate investment company, most recently as its chief executive officer from January 2005 until he retired in May 2013. Mr. Duncan also served as vice chairman of the board of directors of USAA Real Estate Company and as a director of United Lender Services, a USAA company, from his retirement in May 2013 until December 2015. Prior to serving as chief executive officer, Mr. Duncan held the position of senior vice president, real estate operations with USAA Real Estate, with responsibilities that included the direction of all acquisitions, sales, co-investments, build-to-suits, land development capital markets, management and leasing of real estate. Before joining USAA Real Estate in 1986, Mr. Duncan was with Trammell Crow Company in Dallas, Texas with responsibilities as a financial partner of the firm, and prior to that, Mr. Duncan was a manager with Deloitte & Touche LLP. Mr. Duncan previously served on the boards of Meridian Industrial Trust, a former New York Stock Exchange-listed REIT, from 1994 to 1998, American Industrial Properties REIT, a former New York Stock Exchange-listed REIT, from 1996 to 2001, and Square Mile Capital Management, LLC, a diversified real estate investment firm, from 2012 to 2014. Mr. Duncan currently serves on the board of the Texas Research and Technology Foundation. Mr. Duncan received a degree from the University of Arizona and is a Certified Public Accountant, Certified Commercial Investment Member, and holds a Texas Real Estate Broker’s License. Mr. Duncan was selected to serve as a director because of his extensive experience as a real estate industry executive with executive investment, capital markets and financial expertise, all of which are expected to bring valuable insight to the board of directors of the Combined Company.

Stephen O. Evans

Independent director of CMFT since 2020

Mr. Evans has served as an independent director of CMFT since December 2020. He served as one of CCIT III’s independent directors and as a member of CCIT III’s audit committee from July 2016, as well as chairman of CCIT III’s nominating and corporate governance committee and CCIT III’s valuation, compensation and affiliate transactions committee from August 2018 until CCIT III’s merger with CMFT in December 2020. Mr. Evans previously served as non-executive chairman of the board of directors of CCIT III from July 2016 to August 2018. Retiring in 2010, Mr. Evans served as an executive and trustee of Equity Residential (NYSE: EQR), a publicly traded REIT. In 1981, Mr. Evans co-founded and served as chief executive officer and chairman of Evans Withycombe Residential, a multi-family investment company focused in Arizona and California. In 1994, Evans Withycombe Residential (EWR) became a publicly traded REIT and Mr. Evans served as its chief executive officer and chairman until its merger with Equity Residential in December 1997. Mr. Evans served as a director of the Biltmore Bank of Arizona from 2004 to December 2012, and currently serves as a director of Communities Southwest, a private land investment and development company. His business affiliations have included the Arizona Multi-Housing Association, Urban Land Institute, National Multi-Housing Council and National Association of Real Estate Investment Trusts. Mr. Evans currently serves on the board of directors of the following non-profit organizations: Arizona Community Foundation, Arizona State University Foundation and Valley of the Sun United Way. Mr. Evans received a B.S. in Business Administration and a M.B.A. from Arizona State University. Mr. Evans was selected to serve as a director because of his extensive experience as a real estate industry executive, with strong leadership and investment expertise, all of which are expected to bring valuable insight to the board of directors of the Combined Company.

Robert A. Gary, IV

Independent director of CMFT since 2020

Mr. Gary has served as an independent director of CMFT since December 2020. He served as an independent director of CCPT V and as a member of CCPT V’s audit committee from April 2015, as chairman of CCPT V’s audit committee from June 2015, as well as chairman of CCPT V’s nominating and corporate governance committee and a member of CCPT V’s valuation, compensation and affiliate transactions committee from August 2018 until its merger with CMFT in December 2020. Mr. Gary is a Co-Founder and current Ambassador of Keiter, PC, Certified Public Accountants and Consultants, which was founded in 1978. Mr. Gary has more than 44 years of experience in public accounting, providing accounting, tax, and consulting services to business organizations and individuals. His accounting practice has focused on general business consulting, real estate construction, development and management, employee benefits, executive compensation, estate planning and administration. Mr. Gary has provided insights and opportunities to clients in a variety of industries, including real estate, estates, trusts and foundations, private venture capital investors, manufacturing, distribution and professional services. He previously served as an independent director of Landmark Apartment Trust, Inc. (formerly Grubb & Ellis Apartment REIT, Inc.) from December 2005 until May 2014, and of Cornerstone Realty Income Trust from 2003 until its 2005 merger with Colonial Property. While serving on the boards of both Landmark and Cornerstone, Mr. Gary also served as the chairperson and financial expert for each company’s audit committee. He received a B.S. in Accounting from Wake Forest University and an M.B.A. from the University of Virginia’s Darden School of Business. Mr. Gary is a Certified Public Accountant, a Certified Information Technology Professional, a Chartered Global Management Accountant, and a member of the American Institute of Certified Public Accountants and the Virginia Society of Certified Public Accountants. He is also a Certified Financial Planner® and a Realtor licensed in Virginia. Mr. Gary was selected to serve as a director because of his experience as a Co-Founder of a certified public accounting firm, his general knowledge of the real estate industry and his financing and accounting experience, all of which are expected to bring valuable insight to the board of directors of the Combined Company.

Alicia K. Harrison

Independent director of CMFT since 2016

Ms. Harrison has served as an independent director of CMFT since June 2016, and as a member of CMFT’s valuation, compensation and affiliate transactions committee and as chairperson of CMFT’s nominating and corporate governance committee since August 2018. Previously, Ms. Harrison worked for Wells Fargo & Company and its predecessor banks from 1986 until 2012, when she retired as executive vice president in Commercial Banking. Her responsibilities at Wells Fargo included positions as area manager and group head for Southwest Regional Commercial Banking Office, manager of the Real Estate Department and integration team member for the Government and Institutional Banking Group, integrating the employees and clients of Wachovia Corporation following its acquisition by Wells Fargo in 2008. Prior to joining Wells Fargo, Ms. Harrison began her banking career in Houston with a predecessor bank of JPMorgan Chase & Co. (MBank) as a banker in the Energy Division after completing the Commercial Training program. Ms. Harrison has served on the board of directors and the audit and capital committees of Ryan Companies US, Inc., a national commercial real estate development, design and management company, since May 2012, and as a member of the board of directors and the nominating and governance committee of Independent Bank Group, Inc., a bank holding company (Nasdaq: IBTX), since May 2019. Ms. Harrison is a Life Member of the Arizona State University Sun Angel Foundation, and previously served as a trustee of the Sun Angel Foundation and on the boards of directors of the Fresh Start Women’s Foundation, the Greater Phoenix Economic Council, the Phoenix Art Museum, the Arizona Chapter of the American Red Cross, the Arizona Business Leadership Association and the Arizona Science Center. Ms. Harrison received a B.S. degree in Finance from Arizona State University and has completed postgraduate courses with the London School of Economics, City of London University Banking and the University of Southern California’s London Graduate School Program. Ms. Harrison was selected to serve as a director because of her financial services, investment management and real estate experience, all of which are expected to bring valuable insight to the board of directors of the Combined Company.

Calvin E. Hollis

Independent director of CMFT since 2020

Mr. Hollis has served as an independent director of CMFT since December 2020. He served as an independent director of CCIT II from March 2018, as well as a member of CCIT II’s valuation, compensation and affiliate transactions committee and CCIT II’s nominating and corporate governance committee from August 2018 until its merger with GRT in March 2021. In addition, Mr. Hollis served as an independent director of CCPT V from March 2018, and as a member of CCPT V’s valuation, compensation and affiliate transactions committee from August 2018 until its merger with CMFT in December 2020. Mr. Hollis retired from his position as Senior Executive Officer, Real Estate, Countywide Planning and Development for the Los Angeles County Metropolitan Transportation Authority effective year-end 2017. He served in that position from May 2011 until December 2017. His responsibilities included executive oversight of all real estate operations including acquisitions and dispositions, non-operating property asset management, and the commercial long term ground lease program. Prior to that, from February 2009 to May 2011, Mr. Hollis served as the Acting Chief Executive Officer and then Chief Operating Officer for the Community Redevelopment Agency (“CRA”) of the City of Los Angeles. Prior to joining the CRA, Mr. Hollis served as a Managing Principal with Keyser Marston Associates, Inc. from March 1983 to February 2009, where he provided real estate advisory services to over 150 public, institutional, and private clients in major public-private real estate transactions. Mr. Hollis is a former member of Lambda Alpha and the Urban Land Institute Public Private Partnership Counsel. Mr. Hollis received a B.A. in Economics from California State University Los Angeles. Mr. Hollis was selected to serve as a director because of his experience with real estate projects and transactions of all types, including his experience with public-private partnerships, all of which are expected to bring valuable insight to the board of directors of the Combined Company.

Lawrence S. Jones

Independent director of CMFT since 2012

Mr. Jones has served as an independent director and as the chairman of CMFT’s audit committee since March 2012, and as a member of CMFT’s valuation, compensation and affiliate transactions committee since August 2018. Mr. Jones served as the managing director of Encore Enterprises, Inc.—Equity Funds, a real estate development company, from August 2008 to April 2010. Previously, he served as a senior audit partner with PricewaterhouseCoopers LLP from September 1999 to July 2007, where he was the financial services industry leader for the Dallas and Houston markets from September 1999 to July 2006, and the firm’s representative to the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”) from 1999 to 2007. Prior to joining PricewaterhouseCoopers LLP, Mr. Jones served from March 1998 to June 1999 as executive vice president and treasurer of Wyndham International, Inc., an upscale and luxury hotel operating company. Mr. Jones began his career in 1972 at Coopers & Lybrand, a predecessor of PricewaterhouseCoopers LLP, and served as the partner in charge of Coopers & Lybrand’s national REIT practice from 1992 until March 1998. From July 1982 to June 1984, Mr. Jones served as a professional accounting fellow with the Office of the Chief Accountant of the SEC in Washington, D.C. Mr. Jones has previously served as a director of the Dallas Arts District Alliance and is currently a member of the Dallas Park and Recreation Board, the National Association of Corporate Directors, NAREIT, the Urban Land Institute (ULI) and the American Institute of Certified Public Accountants. Mr. Jones is a past-president of the Haas School of Business Alumni Association (University of California at Berkeley). He served as an independent director of Moody National REIT I, Inc. from March 2010 to February 2012. Mr. Jones received a B.A. degree in Economics and Corporate Finance from the University of California at Berkeley and a Master’s Degree in Corporate Finance from the UCLA Anderson School of Management. Mr. Jones was selected to serve as a director because of his extensive experience as a certified public accountant and as a real estate industry executive, with strong leadership, management and technical skills, all of which are expected to bring valuable insight to the board of directors of the Combined Company.

W. Brian Kretzmer

Independent director of CMFT and INAV since 2018

Mr. Kretzmer has served as an independent director of CMFT since February 2018, and as a member of CMFT’s audit committee and CMFT’s valuation, compensation and affiliate transactions committee since August 2018. Mr. Kretzmer currently operates his own consultancy practice and is an investor in several private firms where he serves in multiple capacities. From 1999 to 2006, Mr. Kretzmer was Chief Executive Officer of MAI Systems Corporation (which operated principally through its subsidiary Hotel Information Systems), a provider of enterprise management solutions for lodging organizations. He also served as Chief Financial Officer of MAI Systems Corporation from 1993 to 1996 and 1999 to 2000. Mr. Kretzmer is a thirty-year veteran in technology industries. Mr. Kretzmer has also served as a director of j2 Global, Inc. since July 2007. He has served as an independent director of INAV since February 2018, and as a member of its audit committee and valuation, compensation and affiliate transactions committee since August 2018. He also served as an independent director of CCIT III from February 2018 until its merger with CMFT in December 2020. Mr. Kretzmer holds a B.A. from Montclair State University and an M.B.A. from Farleigh Dickinson University. Mr. Kretzmer was selected to serve as a director because of his extensive operational and financial perspective and accounting expertise, in addition to his leadership roles at MAI Systems Corporation, all of which are expected to bring valuable insight to the board of directors of the Combined Company.

Avraham Shemesh

Director of CMFT since 2019

Mr. Shemesh has served as a director of CMFT since March 2019. Mr. Shemesh has also served as president and treasurer of CMFT Management and as vice president of CREI Advisors and CCO Group since February 2018.

Mr. Shemesh is a Co-Founder and Principal of CIM, with more than 25 years of active real estate, infrastructure and lending experience. Since co-founding CIM in 1994, Mr. Shemesh has been instrumental in building the firm’s real estate, infrastructure and debt platforms. He serves on CIM’s Investment and Real Assets Management Committees, providing guidance on the diverse opportunities available across CIM’s various platforms. Mr. Shemesh is responsible for CIM’s long-time relationships with strategic institutions and oversees teams essential to acquisitions, portfolio management and internal and external communication. Since March 2014, Mr. Shemesh has served as a director of CMCT, a REIT that acquires, owns and operates office investments and is operated by affiliates of CIM. Additionally, he has served as a director of INAV since January 2019. Mr. Shemesh served as chief executive officer, president and director of CCIT II from February 2018, and as chairman of the board from August 2018 until CCIT II’s merger with GRT in March 2021. He served as chief executive officer and director of CCPT V from March 2018, and as chairman of the board from August 2018 until CCPT V’s merger with CMFT in December 2020. He also served as a director of CCIT III from January 2019 until CCIT III’s merger with CMFT in December 2020. Prior to CIM, Mr. Shemesh was involved in a number of successful entrepreneurial real estate activities, including co-founding Dekel Development, which developed a wide variety of commercial and multifamily properties in Los Angeles. Mr. Shemesh was selected to serve as a director because of his significant experience with the real estate acquisition process and strategic planning as a result of his experience with CIM, including as Co-Founder thereof, as well as his leadership roles at CIM and CMCT, all of which are expected to bring valuable insight to the board of directors of the Combined Company.

Howard A. Silver

Independent director of CMFT since 2019

Mr. Silver has served as an independent director and a member of CMFT’s audit committee and CMFT’s valuation, compensation and affiliate transactions committee since October 2019. He also served as an independent director and chairman of the audit committee of CCIT III from July 2016, as well as a member of CCIT III’s valuation, compensation and affiliate transactions committee from August 2018 until its merger with CMFT in December 2020. From 1994 until 2007, Mr. Silver held various positions with Equity Inns, Inc., a publicly listed hospitality REIT on the New York Stock Exchange, including chief executive officer, president, chief financial officer, chief operating officer and secretary. Until the sale of Equity Inns to Whitehall Global Real Estate Funds in October 2007, Equity Inns was the largest hotel REIT focused on the upscale extended stay, all suite and midscale limited service segments of the hotel industry. From 1992 until 1994, Mr. Silver served as chief financial officer of Alabaster Originals, L.P., a fashion jewelry wholesaler. Prior to joining Equity Inns, Mr. Silver was employed by Ernst & Young LLP from 1987 to 1992 and by PricewaterhouseCoopers LLP from 1978 to 1985, both global accounting firms. Mr. Silver has served as a member of the board of directors of Education Realty Trust, Inc. (NYSE: EDR), a publicly listed collegiate housing REIT, since 2010 and currently serves as its lead independent director. Mr. Silver has also served as a member of the board of directors and chairman of the audit committee of Jernigan Capital, Inc. (NYSE: JCAP), a publicly listed mortgage REIT focused on lending to self-storage facilities, since April 2015. From January 2014 until the sale of the company in January 2016, he served as a member of the board of directors and as chairman of the audit committee of Landmark Apartment Trust, Inc., a publicly registered, non-traded multifamily REIT, and, from its inception in 2004 through the sale of the company in November 2013, he served as a member of the board of directors and chairman of the audit committee of CapLease, Inc. (NYSE: LSE), a publicly listed net lease REIT. From 2004 until the sale of the company in May 2012, Mr. Silver also served as a member of the board of directors of Great Wolf Resorts, Inc. (Nasdaq: WOLF), a publicly listed family entertainment resort company. Mr. Silver graduated cum laude from the University of Memphis with a B.S. in Accountancy and has been a Certified Public Accountant since 1980. Mr. Silver was selected to serve as a director because of his extensive experience in the real estate industry and accounting, which is expected to bring valuable insight to the board of directors of the Combined Company.

Elaine Y. Wong

Director of CMFT since 2019

Ms. Wong has served as a director of CMFT since October 2019. In addition, since October 2019, Ms. Wong has served as a director of INAV. Ms. Wong served as a director of CCIT II from October 2019 until its merger with GRT in March 2021. She also served as a director of CCPT V from October 2019 until its merger with CMFT in December 2020. Ms. Wong served as a Principal of CIM and a member of its Investment Committee from February 2015 to July 2021, and as CIM’s Head of Marketing & Communications from May 2018 to July 2021. From February 2015 to April 2018, Ms. Wong served as CIM’s Global Head of Partner & Co-Investor Relations. She served at CIM from February 2012 to January 2015 as 1st Vice President, Global Head of Fundraising and Investor Relations, from February 2010 to January 2012 as Vice President, Fundraising & Investor Relations, and from April 2007 to January 2010 as Associate, Investor Relations. Prior to joining CIM, Ms. Wong served from May 2005 to March 2007 as an Associate at Perry Capital, LLC, and from July 2001 to April 2005 as an Analyst, and then Associate in the Equities Division, Financial and Strategic Management, of Goldman Sachs & Co. Ms. Wong received her Bachelor of Science degree in Accounting and Finance from New York University, Leonard N. Stern School of Business. Ms. Wong was selected to serve as a director because of her experience as a principal of CIM and her expertise in investor relations, marketing and communications strategy, as well as her background leading CIM’s fundraising efforts, all of which are expected to bring valuable insight to the board of directors of the Combined Company.

Executive Officers of the Combined Company

The following individuals will serve as executive officers of the Combined Company:

Richard S. Ressler

Chief Executive Officer and President of CMFT since 2018

For biographical information about Mr. Ressler, refer to “—Board of Directors of the Combined Company—Directors of the Combined Company” above.

Nathan D. DeBacker

Chief Financial Officer and Treasurer of CMFT since 2016

Mr. DeBacker, age 41, has served as CMFT’s chief financial officer and treasurer since August 2016. Mr. DeBacker is senior vice president of finance & accounting at CIM and has served as the chief financial officer and treasurer of each of the public, non-listed REITs sponsored and managed by affiliates of CCO Group (and, prior to its acquisition by CIM, Cole Capital) since August 2016. He has served as chief financial officer and treasurer of CMFT since August 2016, and as chief financial officer of CMCT and CIM Real Assets & Credit Fund, a continuously-offered closed-ended interval fund managed by affiliates of CIM that seeks to invest in a mix of institutional-quality real estate and credit assets, since March 2019. Mr. DeBacker served as chief financial officer and treasurer of CCIT II from February 2018 until CCIT II’s merger with GRT in March 2021. He also served as chief financial officer and director of CCPT V and CCIT III from August 2016 until CCPT V’s and CCIT III’s merger with CMFT in December 2020. Mr. DeBacker also serves as an officer of various affiliates of CIM including as vice president of CMFT Management, INAV Management, CREI Advisors and CCO Group since February 2018. He served as the chief financial officer of CCO Capital, CIM’s FINRA registered broker-dealer, from February 2018 to December 2020. From August 2016 to February 2018, Mr. DeBacker served as senior vice president and chief financial officer, Cole REITs, of VEREIT, Inc. (“VEREIT”). Mr. DeBacker was the principal at CFO Financial Services, LLC, a certified public accounting firm that provided accounting, payroll, tax, forecasting and planning, business valuation and investment advisory services to individuals and business organizations, from May 2014 until August 2016. Mr. DeBacker was also registered as an investment adviser representative with Archer Investment Corporation, an investment advisory firm that partners with accountants and CPAs to provide investment management solutions for their clients, from November 2015 until August 2016. From December 2005 until May 2014, Mr. DeBacker worked at Cole Capital, the predecessor to CCO Group, and, following the merger with VEREIT, most recently served as vice president of real estate planning and analysis. From 2002 until 2005, Mr. DeBacker worked as an auditor for the independent public accounting firm of Ernst & Young LLP. Mr. DeBacker earned a Bachelor of Science degree in Accounting from the University of Arizona and is a Certified Public Accountant in Arizona.

Portfolio of the Combined Company

The Combined Company would have, on a pro forma basis using data as of June 30, 2021, a total asset value of approximately $5.9 billion, consisting of 590 properties in 46 states comprised of approximately 23.8 million square feet. On a pro forma basis, the Combined Company portfolio would have an occupancy rate as of June 30, 2021 of approximately 94.2%.

	Portfolio Statistics of June 30, 2021
	CMFT	INAV	Combined Company
Properties/States	469 /41	121 /33	590 /46
Square Feet (in millions)	18.6	5.2	23.8
Portfolio Occupancy	93.1%	98.6%	94.2%
Tenant Concentration (1)	22.3%	22.4%	19.4%
Total Asset Value (in billions) (2)	$5.0	$0.9	$5.9
Asset Type (3)
Single-tenant retail	39%	46%	40%
Multi-tenant shopping centers	28%	7%	25%
Single-tenant office	* %	28%	5%
Single-tenant industrial	1%	12%	2%
Broadly Syndicated Loans	10%	—%	8%
RE Loan Investments	17%	—%	15%
Other (4)	5%	7%	5%

*	Represents less than 1%
(1)	Based on the percent of annualized rental income as of June 30, 2021 attributable to the top five tenants, excluding the effect of any outstanding loans extended to tenants.
(2)	Based on third-party appraisals as of June 30, 2021.
(3)	By percent of total real estate value plus fair value of loans as of June 30, 2021.
(4)	Includes real estate-owned investments and liquid real estate investments; for INAV, includes investment in CIM UII Onshore and marketable securities.

THE INAV SPECIAL MEETING

This proxy statement/prospectus is being furnished in connection with the solicitation of proxies from INAV stockholders for use at the INAV Special Meeting. This proxy statement/prospectus and accompanying form of proxy are first being mailed to INAV stockholders on or about [            ].

Timing, Format and Purpose of the INAV Special Meeting

The INAV Special Meeting will be a virtual meeting conducted exclusively via live webcast at www.proxydocs.com/INAV, commencing at 11:30 a.m. Pacific Time on December 14, 2021, to consider and vote on the Merger Proposal, the Charter Amendment Proposal and the Adjournment Proposal, which are described in greater detail in the section “Proposals Submitted to INAV Stockholders” in this proxy statement/prospectus.

CMFT stockholders are not voting on the proposals to be voted on at the INAV Special Meeting.

Recommendation of the INAV Board of Directors

Based on the unanimous recommendation of the INAV Special Committee of the proposals to be voted on at the INAV Special Meeting, the INAV Board unanimously recommends that INAV stockholders vote “FOR” each of such proposals. For the reasons for these recommendations, see the section “The Merger—Recommendation of the INAV Board and Its Reasons for the Merger” in this proxy statement/prospectus.

Record Date

All holders of record of shares of INAV Common Stock at the close of business on November 1, 2021, the record date for the INAV Special Meeting, are entitled to notice of, and to vote at, the INAV Special Meeting and any adjournment or postponement of the INAV Special Meeting.

Each share of INAV Common Stock owned as of the close of business on the INAV record date entitles its holder to cast one vote on each proposal at the INAV Special Meeting for which it is eligible to be voted. As of the record date, there were 29,357,364 shares of INAV Common Stock outstanding and entitled to vote at the INAV Special Meeting held by approximately 10,801 holders of record.

Voting by INAV Management, INAV Directors and Affiliates

In accordance with the INAV Charter and the Merger Agreement, the following persons are not entitled to vote any shares of INAV Common Stock they may own in respect of the Merger Proposal: (1) INAV Management, (2) any director of INAV, (3) any person directly or indirectly owning, controlling or holding, with the power to vote, 10% or more of the outstanding voting securities of INAV Management, (4) any person of which INAV Management or any director of INAV directly or indirectly owns, controls or holds, with the power to vote, 10% or more of the outstanding voting securities, (5) any person directly or indirectly controlling, controlled by or under common control with INAV Management, (6) any executive officer, director, trustee or general partner of INAV Management or (7) any legal entity for which INAV Management or any director of INAV acts as an executive officer, director, trustee, manager or general partner. The shares of INAV Common Stock owned by such persons are excluded for purposes of determining the number of outstanding shares entitled to vote on the Merger Proposal.

As of the close of business on the INAV record date, four holders of record subject to the above restriction held 7,835,822 shares, representing less than 1.0% of all the shares of INAV Common Stock outstanding and entitled to vote at the INAV Special Meeting, which shares cannot be cast in respect of the Merger Proposal, and will not be considered in determining the number of shares entitled to vote on such proposal.

Required Vote; Quorum

Approval of each of the Merger Proposal and the Charter Amendment Proposal requires the affirmative vote of a majority of all of the outstanding shares of INAV Class D Common Stock, INAV Class I Common Stock, INAV Class S Common Stock and INAV Class T Common Stock, voting together as a single class, entitled to be cast on such proposals as of the close of business on the record date.

Approval of the Adjournment Proposal requires the affirmative vote of a majority of all of the votes cast on such proposal at the INAV Special Meeting. Any shares of INAV Common Stock not voted (whether by abstention, broker non-vote or otherwise) have no impact on the vote on such proposal.

Regardless of the number of shares of INAV Common Stock you own, your vote is very important. Please complete, sign, date and promptly return the enclosed proxy card today or authorize a proxy to vote your shares by phone or Internet.

The INAV Charter and INAV Bylaws provide that the presence, in person via the live webcast or by proxy, of stockholders entitled to cast at least 50% of all of the votes entitled to be cast at such meeting constitutes a quorum. Shares that are voted, shares abstaining from voting and broker non-votes are treated as being present at the INAV Special Meeting for purposes of determining whether a quorum is present.

No business may be conducted at the INAV Special Meeting if a quorum is not present at the INAV Special Meeting, other than the proposal to adjourn the INAV Special Meeting to solicit additional proxies. Pursuant to the INAV Bylaws, if such quorum is not established at the INAV Special Meeting, the chair of the meeting may adjourn the INAV Special Meeting sine die or from time to time not more than 120 days after the original INAV record date without notice other than announcement at the meeting.

Manner of Submitting a Proxy

INAV stockholders may vote for or against or abstain from voting on the proposals submitted at the INAV Special Meeting in person via the live webcast or by proxy. INAV stockholders can authorize a proxy in the following ways, within the required timeframes described below:

•	Internet. INAV stockholders may submit a proxy over the Internet by following the “Vote by Internet” instructions on the enclosed proxy card.

•	Telephone. INAV stockholders may submit a proxy by following the “Vote by Phone” instructions on the enclosed proxy card.

•	Prepaid Mail. INAV stockholders may submit a proxy by completing, signing, dating and returning their proxy card or voting instruction card in the preaddressed, postage-paid envelope provided.

INAV stockholders should refer to their proxy cards or the information forwarded by their bank, broker or other nominee to see which options for authorizing a proxy are available to them.

Proxies submitted by prepaid mail must be received by INAV prior to the vote at the INAV Special Meeting in order for such shares to be counted at the INAV Special Meeting. The Internet and telephone proxy submission procedures are designed to authenticate stockholders and to allow them to confirm that their instructions have been properly recorded. If you submit a proxy over the Internet or by telephone, then you need not return a written proxy card or voting instruction card by mail. The Internet and telephone facilities available to record holders will close at the start of the INAV Special Meeting at 11:30 a.m. Pacific Time on December 14, 2021. For INAV stockholders who hold their shares through a bank, broker or other nominee, the Internet or telephone facilities available to such holders, if any, may close sooner than those for record holders.

The method by which INAV stockholders submit a proxy will in no way limit their right to vote at the INAV Special Meeting if they later decide to attend the meeting and vote online via the live webcast. If shares of

INAV Common Stock are held in the name of a bank, broker or other nominee, INAV stockholders must obtain a proxy, executed in their favor, from the bank, broker or other nominee, to be able to vote online at the INAV Special Meeting.

All shares of INAV Common Stock entitled to vote and represented by properly completed proxies received prior to the INAV Special Meeting, and not revoked, will be voted at the INAV Special Meeting as instructed on the proxies. If INAV stockholders of record return properly executed proxies but do not indicate how their shares of INAV Common Stock should be voted on a proposal, the shares of INAV Common Stock represented by their properly executed proxy will be voted as the INAV Board recommends and therefore, (1) “FOR” the Merger Proposal, (2) “FOR” the Charter Amendment Proposal and (3) “FOR” the Adjournment Proposal.

Shares Held in “Street Name”

If INAV stockholders hold shares of INAV Common Stock in an account of a bank, broker or other nominee and they wish to vote such shares, they must return their voting instructions to the bank, broker or other nominee.

If INAV stockholders hold shares of INAV Common Stock in an account of a bank, broker or other nominee and desire to vote online via the live webcast of the INAV Special Meeting, they must obtain a “legal proxy” from such bank, broker or other nominee in advance of the INAV Special Meeting. Such “legal proxy” will identify such INAV stockholder as the beneficial owner of shares of INAV Common Stock and will authorize such person to vote such shares.

Attending and Voting at the INAV Special Meeting

Registered and beneficial holders of INAV Common Stock as of the record date, or their authorized proxy, are entitled to attend the INAV Special Meeting online via live webcast.

To attend the INAV Special Meeting, INAV stockholders must register prior to the registration deadline of December 13, 2021 at 5:00 p.m. Eastern Time. Stockholders can register to attend the meeting by logging into the www.proxydocs.com/INAV website and entering the control number listed on the proxy card they received. Stockholders will then receive an email confirming that they registered and providing additional details. In addition, stockholders will receive an email one hour prior to the start time for the meeting with a unique url link that will allow them to join the meeting.

To attend the INAV Special Meeting, stockholders should visit www.proxydocs.com/INAV and enter the control number included on their proxy card (for stockholders of record) or included with their voting instruction form provided by their bank, broker or other nominee (for holders in street name). Eligible INAV stockholders may log into the INAV Special Meeting website and enter their control number beginning 15 minutes before the commencement of the INAV Special Meeting. The meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the INAV Special Meeting. Participants should also give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the meeting.

If there are technical difficulties during the INAV Special Meeting (e.g., a temporary or prolonged power outage), the meeting may be promptly reconvened (if the technical difficulty is temporary) or may be adjourned and reconvened on a later day (if the technical difficulty is more prolonged). In any situation, INAV will promptly notify stockholders via a notification on www.proxydocs.com/INAV. If an INAV stockholder encounters technical difficulties accessing the INAV Special Meeting or asking questions during the INAV

Special Meeting, a support line will be available on the login page of the INAV Special Meeting website. Instructions on how to attend and participate online at the INAV Special Meeting, including how to demonstrate proof of stock ownership, ask questions and vote, are posted at www.proxydocs.com/INAV.

Abstentions and Broker Non-Votes; Failure to Vote

If an INAV stockholder that holds shares through a bank, broker or other nominee does not provide voting instructions to such nominee, such shares will NOT be voted and will be considered broker non-votes. An abstention occurs when an INAV stockholder attends the INAV Special Meeting, whether by proxy or in person via the live webcast, but abstains from voting.

Abstentions and broker non-votes will be counted in determining the presence of a quorum. Abstentions and broker non-votes, if any, will have the same effect as votes AGAINST each of the Merger Proposal and the Charter Amendment Proposal. Abstentions and broker non-votes will have no effect on the Adjournment Proposal.

If an INAV stockholder does not attend the INAV Special Meeting, whether by proxy or in person via the live webcast, the shares held by such person will not be counted in determining the presence of a quorum. A failure to vote shares of INAV Common Stock will have the same effect as votes AGAINST each of the Merger Proposal and the Charter Amendment Proposal, and will have no effect on the Adjournment Proposal.

Revocation of Proxies or Voting Instructions

INAV stockholders of record may change their vote or revoke their proxy at any time before it is exercised at the INAV Special Meeting by:

•

delivering, before the INAV Special Meeting commences, to INAV’s Secretary (at INAV’s executive offices at 2398 East Camelback Road, 4th Floor, Phoenix, Arizona 85016) a signed written notice of revocation bearing a later date than the proxy, stating that the proxy is revoked;

•

delivering, before the INAV Special Meeting commences, to INAV’s Secretary (at INAV’s executive offices at 2398 East Camelback Road, 4th Floor, Phoenix, Arizona 85016), a properly executed proxy relating to the same shares of INAV Common Stock that bears a later date than the previous proxy;

•	duly submitting a subsequently dated proxy relating to the same shares of INAV Common Stock by telephone or via the Internet before 11:30 a.m. Pacific Time on December 14, 2021; or

•	attending the INAV Special Meeting online via live webcast and voting such shares during the INAV Special Meeting as described above.

Attending the INAV Special Meeting without voting will not revoke your proxy. INAV stockholders who hold shares of INAV Common Stock in an account of a bank, broker or other nominee may revoke their voting instructions by following the instructions provided by their bank, broker or other nominee.

Solicitation of Proxies; Payment of Solicitation Expenses

The solicitation of proxies from INAV stockholders is made on behalf of the INAV Board. INAV will pay the cost of soliciting proxies from INAV stockholders. INAV has contracted with Mediant Communications Inc. to assist INAV in the distribution of proxy materials and the solicitation of proxies. INAV expects to pay the proxy solicitor fees of approximately $149,000 to solicit and distribute proxies, which includes estimated postage and other out-of-pocket expenses of approximately $90,000 plus other fees and expenses for other services related to this proxy solicitation, including, but not limited to, the review of proxy materials. As appropriate, copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians that hold shares of INAV Common Stock of record for beneficial owners for forwarding to such beneficial owners. INAV will also reimburse persons representing beneficial owners for their reasonable out-of-pocket expenses for forwarding the solicitation material to such owners.

Adjournment Proposal

In addition to the approval of the Merger Proposal and the Charter Amendment Proposal, INAV stockholders are also being asked to approve a proposal to approve any adjournments of the INAV Special Meeting for the purposes of soliciting additional proxies if there are not sufficient votes at the meeting to approve the Merger Proposal or the Charter Amendment Proposal, if necessary or appropriate. If the Adjournment Proposal is approved, the INAV Special Meeting may be adjourned to any date not more than 120 days after the original record date and, in accordance with the Merger Agreement, not more than 30 days after the date for which the INAV Special Meeting was originally scheduled.

If the INAV Special Meeting is postponed or adjourned for the purpose of soliciting additional proxies, INAV stockholders who already submitted their proxies will be able to revoke them at any time prior to their use at the adjourned Special Meeting.

Assistance

If you need assistance in completing your proxy card or have questions regarding the various voting options with respect to the INAV Special Meeting, please contact INAV’s proxy solicitor, Mediant Communications Inc., by telephone at (844) 280-5347.

PROPOSALS SUBMITTED TO INAV STOCKHOLDERS

Proposal 1: The Merger Proposal

INAV stockholders are asked to consider and vote on a proposal to approve the Merger pursuant to the Merger Agreement. For a summary and detailed information regarding this proposal, see the information about the Merger and the Merger Agreement throughout this proxy statement/prospectus, including the information set forth in the sections “The Merger” and “The Merger Agreement” in this proxy statement/prospectus. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus.

Pursuant to the Merger Agreement, approval of the Merger Proposal is a condition to the consummation of the Merger. If this proposal is not approved, the Merger will not be completed.

Vote Required

Approval of this proposal requires the affirmative vote of the holders of a majority of all of the outstanding shares of INAV Class D Common Stock, INAV Class I Common Stock, INAV Class S Common Stock and INAV Class T Common Stock, voting together as a single class, entitled to vote on such proposal as of the close of business on the record date. For the avoidance of doubt, certain parties, including INAV Management and any director of INAV shall not be entitled to vote on this proposal and any shares of INAV Common Stock held by such parties shall be excluded for purposes of determining the number of outstanding shares entitled to vote on this proposal. See the section “The INAV Special Meeting—Voting by INAV Management, INAV Directors and Affiliates” in this proxy statement/prospectus.

Recommendation of the INAV Board

The INAV Board unanimously recommends that INAV stockholders vote “FOR” the Merger Proposal.

Proposal 2: The Charter Amendment Proposal

INAV stockholders are asked to consider and vote on a proposal to approve the INAV Charter Amendment that, if adopted, would delete from the INAV Charter the restrictions and requirements related to Roll-Up Transactions. The INAV Charter provides, among other things, that INAV stockholders who vote against a proposal to approve a Roll-Up Transaction are entitled to either (1) accept the securities of the Roll-Up Entity offered in the Roll-Up Transaction or (2) at the option of the person sponsoring the Roll-Up Transaction, either (a) remain holders of INAV Common Stock and preserve their interests therein on the same terms and conditions as existed previously or (b) receive cash in an amount equal to the stockholder’s pro rata share of the appraised value of INAV’s net assets. In addition, under the INAV Charter, INAV would be prohibited from participating in any Roll-Up Transaction (i) that would result in INAV stockholders having voting rights in a Roll-Up Entity that are less than those provided in the INAV Charter, (ii) that includes provisions that would operate to materially impede or frustrate the accumulation of shares by any purchaser of the securities of the Roll-Up Entity, except to the minimum extent necessary to preserve the tax status of the Roll-Up Entity, or which would limit the ability of an investor to exercise the voting rights of its securities of the Roll-Up Entity on the basis of the number of shares held by that investor, (iii) in which investors’ rights to access of records of the Roll-Up Entity will be less than those provided in the INAV Charter, or (iv) in which any of the costs of the Roll-Up Transaction would be borne by INAV if the Roll-Up Transaction was rejected by INAV stockholders. A copy of the INAV Charter Amendment is attached to this proxy statement/prospectus as Annex B.

The Merger would constitute a Roll-Up Transaction under the INAV Charter. Pursuant to the Merger Agreement, approval of the Charter Amendment Proposal is a condition to the consummation of the Merger. If this proposal is not approved, the Merger will not be completed.

Vote Required

Approval of this proposal requires the affirmative vote of the holders of a majority of all of the outstanding shares of INAV Class D Common Stock, INAV Class I Common Stock, INAV Class S Common Stock and

INAV Class T Common Stock, voting together as a single class, entitled to vote on such proposal as of the close of business on the record date.

Recommendation of the INAV Board

The INAV Board unanimously recommends that INAV stockholders vote “FOR” the Charter Amendment Proposal.

Proposal 3: The Adjournment Proposal

INAV stockholders are being asked to consider and vote on a proposal to approve any adjournments of the INAV Special Meeting for the purposes of soliciting additional proxies if there are not sufficient votes at the meeting to approve the Merger Proposal or the Charter Amendment Proposal, if necessary or appropriate, as determined by the chair of the INAV Special Meeting. If the Adjournment Proposal is approved, the INAV Special Meeting may be adjourned to any date not more than 120 days after the original record date and, in accordance with the Merger Agreement, not more than 30 days after the date for which the INAV Special Meeting was originally scheduled. Among other things, approval of the adjournment proposal could mean that, even if INAV had received proxies representing a sufficient number of shares voted against either the Merger Proposal or the Charter Amendment Proposal to defeat the proposal, INAV could adjourn the INAV Special Meeting without a vote on the applicable proposal and seek to convince the holders of those shares to change their votes to votes in favor of the applicable proposal. If the INAV Special Meeting is postponed or adjourned for the purpose of soliciting additional proxies, INAV stockholders who already submitted their proxies will be able to revoke them at any time prior to their use at the adjourned INAV Special Meeting.

If there are insufficient votes at the INAV Special Meeting to approve the Merger Proposal or the Charter Amendment Proposal, INAV intends to move to vote on the Adjournment Proposal. INAV does not intend to move to a vote on the Adjournment Proposal if each of the Merger Proposal and the Charter Amendment Proposal is approved by the requisite number of shares at the INAV Special Meeting.

Vote Required

Approval of the Adjournment Proposal requires the affirmative vote of a majority of all votes cast on such proposal at the INAV Special Meeting. Any shares not voted (whether by abstention, broker non-vote or otherwise) have no impact on the vote on such proposal.

Notwithstanding the Adjournment Proposal, pursuant to Maryland law, the INAV Special Meeting may not be postponed or adjourned to a date that is more than 120 days from the original record date for the INAV Special Meeting.

Recommendation of the INAV Board

The INAV Board unanimously recommends that INAV stockholders vote “FOR” the Adjournment Proposal.

No Other Business

In accordance with the Merger Agreement, the INAV Special Meeting has been called exclusively for the purpose of seeking approval of the Merger Proposal, the Charter Amendment Proposal and the Adjournment Proposal, and no other business may be properly brought before the INAV Special Meeting (or any adjournment or postponement of the INAV Special Meeting).

THE MERGER

The following is a description of the material aspects of the Merger. While CMFT and INAV believe that the following description covers the material terms of the Merger, the description may not contain all of the information that is important to CMFT stockholders and INAV stockholders. CMFT and INAV encourage CMFT stockholders and INAV stockholders to carefully read this entire proxy statement/prospectus, including the Merger Agreement and the other documents attached to this proxy statement/prospectus, for a more complete understanding of the Merger.

General

Each of the INAV Special Committee and the INAV Board has unanimously declared advisable, and each has unanimously approved, the Merger Agreement, the Charter Amendment, the Merger and the other transactions contemplated by the Merger Agreement, based on, among other factors, the reasons described below in the section “—Recommendation of the INAV Board and Its Reasons for the Merger.” In the Merger, INAV will merge with and into Merger Sub, with Merger Sub continuing as the surviving entity. INAV stockholders will receive the merger consideration described below under “The Merger Agreement—Merger Consideration.”

Background of the Merger

In 2020, CMFT and certain other non-traded REITs managed by affiliates of CIM successfully combined in merger transactions. Following the closing of those transactions and continuing into January 2021 and February 2021, CIM continued exploring various operating strategies for each of INAV and CMFT, including, among other things, optimizing the composition of their respective real estate portfolios. In connection with this undertaking, CIM perceived that additional size and scale would better position CMFT for a liquidity transaction, including a possible listing on a national securities exchange, and that a combination with CMFT could be more beneficial for INAV and its stockholders than continuing to operate independently. In light of this, CIM determined to explore with the boards of directors of CMFT and INAV a possible combination of the two entities.

In late February 2021 and early March 2021, CMFT Management discussed these matters with members of CMFT’s Valuation, Compensation and Affiliate Transactions Committee (“VCAT Committee”), a committee of the CMFT Board consisting entirely of independent directors charged with, among other things, reviewing transactions with other funds managed by CIM. In March 2021, the CMFT Board discussed with management the appropriateness of a special committee of independent and disinterested directors to evaluate a proposed combination. Also during March 2021, at the direction of the chair of the VCAT Committee and the prospective chair of the CMFT Special Committee, CMFT Management communicated with various investment banks regarding, among other things, their respective experiences with similar non-traded REIT combinations, and conveyed this information to the prospective CMFT Special Committee members. The VCAT Committee also determined to engage Sullivan & Cromwell LLP (“Sullivan & Cromwell”) as transaction counsel and Venable LLP as Maryland counsel for the CMFT Special Committee to be established.

In mid-March 2021, Richard S. Ressler, the Chief Executive Officer of CMFT, who also serves as the Chief Executive Officer of INAV, discussed with the chair of INAV’s Valuation, Compensation and Affiliate Transactions Committee the possibility of a combination between CMFT and INAV.

At the separate regularly scheduled quarterly meetings of the INAV Board and the CMFT Board held on March 25, 2021, Mr. Ressler discussed with the boards the possibility of INAV combining with CMFT. The discussions included an overview of CMFT’s recent successful mergers with two other CIM-managed REITs in 2020 as well as preliminary pro forma metrics for the Combined Company. At the INAV meeting, the INAV Board discussed the need to form a special committee to explore such a transaction, as well as engagement of independent legal and financial advisors. Representatives of INAV Management relayed the market research conducted in connection with CMFT’s 2020 merger transactions to identify legal counsel and financial advisors with relevant experience, including experience with transactions between funds with a common manager.

Over the next two weeks, the prospective members of the INAV Special Committee requested and received additional information regarding CMFT and INAV and a potential combination of the companies. Additionally, representatives of INAV Management and the prospective members of the INAV Special Committee, which consisted of all of the independent directors of INAV other than one independent director who also serves on the CMFT Board, separately communicated with various investment banks and law firms regarding their experience with similar non-traded REIT transactions.

In early April 2021, CMFT Management interviewed for the benefit of the CMFT Special Committee two investment banking firms, including RBC Capital Markets, LLC (“RBC Capital Markets”), to act as the CMFT Special Committee’s financial advisor in connection with the proposed combination with INAV.

On April 13, 2021, the prospective members of the INAV Special Committee interviewed a representative of Nelson Mullins Riley & Scarborough LLP (“Nelson Mullins”) regarding such firm’s experience with the sale of public companies and with public non-traded REITs.

On April 15, 2021, the prospective members of the INAV Special Committee interviewed representatives of JLL regarding such firm’s expertise in strategic advisory situations, real estate mergers and acquisitions, business and real estate valuations and other financial advisory services for purposes of determining whether to engage JLL as financial advisor to the INAV Special Committee.

On April 22, 2021, the CMFT Board established the CMFT Special Committee, which shortly thereafter engaged RBC Capital Markets as its financial advisor. At meetings during April 2021 and May 2021, the CMFT Special Committee met, together with its legal and financial advisors, to consider the proposed combination. At a meeting on May 3, 2021, the CMFT Special Committee determined to proceed with a non-binding offer letter for INAV.

At the regularly scheduled quarterly meeting of the INAV Board held on May 12, 2021, Mr. Ressler gave a presentation on CMFT in connection with the potential exploration of a combination between INAV and CMFT, and noted that CMFT had prepared a non-binding proposal regarding such a combination and would be sending the letter shortly. Later that same day, INAV received an offer letter (the “CMFT Offer Letter”) from the chairman of the CMFT Special Committee setting forth a proposal to acquire INAV in a transaction pursuant to which all of the outstanding INAV Common Stock would be converted into the right to receive stock consideration from CMFT at an average exchange ratio of 2.211 shares of CMFT Common Stock for each outstanding share of INAV Common Stock, which was equivalent to a NAV-to-NAV transaction, based upon the most recent publicly disclosed NAVs for each company.

Following the delivery of the CMFT Offer Letter, the CMFT Special Committee met, together with its legal and financial advisors, periodically during the months of May 2021 and June 2021 to discuss developments and other matters relating to the proposed combination.

On May 18, 2021, the prospective members of the INAV Special Committee met, together with representatives of Nelson Mullins, to discuss the CMFT Offer Letter and the proposed engagement of JLL as its financial advisor, including the terms proposed for JLL’s engagement. After considering JLL’s experience in the real estate industry and with non-traded REITs, including, among other matters, its significant valuation expertise particularly in the net lease space, its participation in one of the 2020 CMFT merger transactions on behalf of the special committee of another CIM-sponsored REIT and other factors deemed relevant, the INAV Special Committee determined to engage JLL as its financial advisor in the evaluation of the proposed transaction with CMFT. From May 18, 2021 through May 26, 2021, Nelson Mullins, on behalf of the INAV Special Committee, negotiated the terms of the JLL engagement letter.

Also, on May 18, 2021, during the above-described meeting, Nelson Mullins recommended that the prospective members of the INAV Special Committee consider retaining Shapiro Sher Guinot & Sandler, P.A. (“Shapiro Sher”) as special Maryland counsel in connection with the proposed transaction. Nelson Mullins provided to the prospective members of the INAV Special Committee background information on Shapiro Sher, including representative industry transactions demonstrating the capabilities of Shapiro Sher.

On May 20, 2021, by unanimous written consent, the INAV Board formally approved the formation of the INAV Special Committee, consisting of Messrs. Snell, Lehmann, and Fugelsang (with Mr. Snell serving as chairman of the INAV Special Committee), each of whom is an independent and disinterested member of the INAV Board, to analyze the CMFT Offer Letter and the proposed transaction. On May 24, 2021, the INAV Special Committee signed the engagement letter with Nelson Mullins as outside legal counsel for the special committee.

On May 26, 2021, representatives of JLL had a telephone conference with representatives of RBC Capital Markets and discussed timing considerations and related matters pertaining to the transaction.

On May 28, 2021, a representative of a third party company (“Party A”) contacted a representative of INAV Management and expressed a desire to discuss a potential merger transaction between INAV and Party A.

On June 1, 2021, CMFT and INAV entered into a reciprocal confidentiality agreement, which included customary restrictions on the use and disclosure of confidential information.

On June 3, 2021, the INAV Special Committee met via videoconference with representatives of JLL, Nelson Mullins, and Shapiro Sher to review the CMFT Offer Letter. Representatives from JLL reviewed key terms contained in the CMFT Offer Letter, including the absence of a “go shop” provision, and reviewed the merits of the proposed transaction with CMFT. In addition, JLL presented data illustrating premiums for precedent transactions involving public non-traded REITs. On June 3, 2021, the INAV Special Committee signed engagement letters with JLL as financial advisor and Shapiro Sher as special Maryland counsel.

On June 4, 2021, representatives of JLL had a telephone conference with representatives of RBC Capital Markets to discuss, among other things, timing of updated NAV reports, financial matters, and a proposed presentation by CMFT Management to the INAV Special Committee.

On June 10, 2021, representatives of INAV Management had a discussion with the representative of Party A to discuss the general terms of Party A’s oral, unsolicited proposal, consisting of a stock-for-stock transaction which Party A claimed would result in a 10% premium to INAV’s stockholders. Following the discussion, in June 2021 and early July 2021, INAV Management conducted an analysis of Party A’s oral, unsolicited proposal based on publicly available information for Party A.

Also on June 10, 2021, the INAV Special Committee met via videoconference with representatives of JLL, Nelson Mullins, and Shapiro Sher. A representative of Shapiro Sher reviewed the statutory standard of conduct applicable to directors generally under Maryland law as well as the duties of the members of the INAV Special Committee in connection with their consideration of the CMFT Offer Letter.

A representative of Nelson Mullins then reviewed (i) the structure of the proposed transaction; (ii) certain regulatory considerations and related matters; (iii) stockholder voting requirements relating to the proposed transaction as well as a charter amendment necessary to effect the proposed transaction; (iv) the absence of stockholder appraisal rights in connection with the proposed transaction; (v) the impact of INAV’s share classes on the proposed transaction terms; (vi) the effects of the proposed transaction on certain of INAV’s existing agreements; and (vii) the major steps involved in the proposed transaction, as well as a proposed transaction timeline.

Representatives of JLL presented the INAV Special Committee with its preliminary views of the proposed transaction, which included a discussion of potential strategic alternatives available to INAV and the respective advantages and disadvantages of each, and a discussion of the differences between the fees and terms INAV was subject to under its existing management agreement and the fees and terms that CMFT was subject to under its existing management agreement, noting how these compare to other non-traded REITs.

Also at the June 10, 2021 meeting, the INAV Special Committee discussed and established committee compensation, approving a one-time $85,000 cash retainer for the chair of the INAV Special Committee and a $70,000 cash retainer for each of the other members of the INAV Special Committee. The one-time cash retainer payable to the members of the INAV Special Committee did not depend in any respect on the execution of a definitive agreement with respect to, or the consummation of, a transaction with CMFT or any other party or otherwise on any particular outcome of the activities of the INAV Special Committee.

On June 23, 2021, representatives of CMFT Management met via videoconference with the INAV Special Committee, JLL, Nelson Mullins, and RBC Capital Markets, to provide an overview of CMFT and its strategic goals, including the vision for the pro forma Combined Company. The presentation by CMFT Management included a discussion of the asset portfolio of the Combined Company, a discussion of CMFT’s loan origination business, and a presentation by a representative of OFS Capital Corporation (“OFS”), an affiliate of INAV’s sponsor, regarding its corporate loan portfolio and investment process. RBC Capital Markets provided an illustrative financial overview of the proposed Combined Company, including a comparison of the proposed Combined Company relative to other mortgage REITs, and CMFT’s views regarding the strategic rationale for the proposed transaction, including the increased scale and diversification of the Combined Company, plans to list on a national securities exchange in 2022 (subject to market conditions), and potential related capital raising activities.

On June 24, 2021, the INAV Special Committee met via videoconference with representatives of JLL, Nelson Mullins, and Shapiro Sher to discuss an update regarding JLL’s due diligence in connection with the proposed transaction, the status of JLL’s valuation work for INAV and CMFT, and takeaways from the presentation by CMFT Management relating to the benefits of the CMFT merger.

On June 30, 2021, representatives of JLL held a due diligence call with representatives of CMFT Management to discuss the financial projections that had been provided, and held a due diligence call with representatives of CMFT Management and OFS to discuss the broadly syndicated loan portfolio. Representatives of RBC Capital Markets also attended these calls.

On July 1, 2021, the INAV Special Committee met via videoconference with representatives of JLL, Nelson Mullins, and Shapiro Sher. Representatives of JLL provided an update regarding the status of various due diligence items and also presented to the INAV Special Committee a detailed portfolio overview for each of CMFT and INAV. Representatives of JLL also reviewed with the INAV Special Committee financial projections of each of CMFT and INAV that had been prepared by CMFT Management.

On July 6, 2021, the chairmen of each of the INAV Special Committee and the CMFT Special Committee discussed CMFT’s plans to list on a national securities exchange. On July 7, 2021, the chairmen had another discussion on the topic, and the chairman of the INAV Special Committee requested a presentation regarding CMFT’s plans to list on a national securities exchange in 2022 (subject to market conditions) and potential related capital raising activities.

On July 7, 2021, representatives of JLL held a due diligence call with representatives of CMFT Management to discuss (i) the repurchase facilities associated with the CMFT CRE loan portfolio and (ii) INAV’s methodology for calculating the per share NAV of each class of its common stock.

Also on July 7, 2021, representatives of INAV Management informed Party A that INAV Management did not believe a potential business combination with Party A and subsequent listing of the merged company made sense for INAV as the combined company would be subscale relative to peers, would have a short weighted average lease term relative to its public peers, and would be overleveraged, and that the combination of the above would make it difficult for the combined company to raise capital accretively and garner a premium valuation, but noted that Party A was free to submit a written proposal.

On July 8, 2021, the INAV Special Committee met via videoconference with representatives of JLL, Nelson Mullins, and Shapiro Sher. Representatives of JLL again provided an update regarding the status of various due diligence items, and also reviewed CMFT’s loan portfolio. JLL representatives then presented the preliminary results of JLL’s analysis of the comparative NAVs of each of INAV and CMFT and compared those valuations to historical third party NAV calculations for each company.

In early July 2021, a member of the INAV Special Committee received a general inquiry via social media from a representative of Party A regarding discussing a potential transaction between INAV and Party A. During the week of July 12, 2021, the member of the INAV Special Committee that received the inquiry contacted INAV Management to discuss the inquiry, and INAV Management briefed the INAV Special Committee member on the discussions between INAV Management and Party A.

On July 12, 2021, representatives of JLL held three separate due diligence calls: (i) a call with representatives of CMFT Management to discuss further INAV’s methodology for calculating the per share NAV of each class of its common stock, (ii) a call with representatives of CMFT Management to discuss certain assets foreclosed on by CMFT, and (iii) a call with representatives of CMFT Management, which call was also attended by representatives of RBC Capital Markets, to discuss INAV’s portfolio.

On July 15, 2021, the INAV Special Committee met via videoconference with representatives of JLL, Nelson Mullins, and Shapiro Sher. Representatives of JLL discussed the average exchange ratio proposed by CMFT in the CMFT Offer Letter and discussed potential methodologies to use when formulating a counteroffer. JLL also briefed the INAV Special Committee on the status of its due diligence, which was ongoing. Representatives of JLL also presented the INAV Special Committee with a review of the preliminary standalone valuations of each of INAV and CMFT (which was subject to continued refinement following further due diligence) and discussed how such valuations compared to earlier preliminary JLL and third party NAV calculations.

Also at the July 15, 2021 meeting, the members of the INAV Special Committee that had discussed the proposal from Party A with INAV Management relayed Party A’s proposal and the response from INAV Management to Party A to the INAV Special Committee. The INAV Special Committee requested guidance from Nelson Mullins and Shapiro Sher regarding the committee’s obligations with respect to Party A’s inquiry.

On July 19, 2021, the INAV Special Committee met via videoconference with representatives of JLL, Nelson Mullins, and Shapiro Sher. A representative of Shapiro Sher discussed the duties of the INAV Special Committee under Maryland law with respect to the general inquiry by Party A and recommended that the reasons why INAV Management did not pursue discussions with Party A should be discussed at a meeting of the full INAV Board, given that the scope of the INAV Special Committee’s appointment was specific to the exploration of a transaction with CMFT.

Also at the July 19, 2021 meeting, the INAV Special Committee discussed the different management agreements to which INAV and CMFT were a party, respectively, and discussed the ways the differences could inform INAV’s counteroffer to CMFT. Representatives of JLL discussed INAV’s potential counteroffer to CMFT and presented a review of precedent deals in the non-traded REIT sector, noting terms such as (i) the existence of any go-shop periods, (ii) the premiums to net asset value received by the targets, and (iii) other financial aspects of such transactions. Representatives of Nelson Mullins then discussed the draft term sheet to be delivered to CMFT containing the counteroffer of the INAV Special Committee, including details relating to transaction structure, consideration, representations, warranties, covenants, conditions to closing, the treatment of dividends, termination events and associated termination payments, and the respective responsibilities for expenses. Representatives of Nelson Mullins noted that the term sheet contained a “go-shop” provision.

On July 20, 2021, the INAV Special Committee met via videoconference with representatives of JLL, Nelson Mullins, and Shapiro Sher. A member of the INAV Special Committee provided an update regarding his discussions with representatives of INAV Management in connection with Party A’s indication of interest regarding INAV.

Also at the July 20, 2021 meeting, representatives of JLL reviewed with the INAV Special Committee the updated valuation of INAV as of June 30, 2021, as calculated by INAV’s independent fund accountant in accordance with INAV’s regular monthly valuation process. The INAV Special Committee discussed the counteroffer to CMFT and determined to propose that the INAV Board maintain representation on the Combined Company’s board following the consummation of the proposed transaction. The INAV Special Committee directed JLL to convey the counteroffer to representatives of RBC Capital Markets.

Later on July 20, 2021, representatives of JLL had a telephone conference with representatives of RBC Capital Markets and delivered the INAV Special Committee’s counteroffer regarding the key terms as outlined in the term sheet, including a proposed average exchange ratio of 3.166x (based on a weighted average NAV per share).

On July 21, 2021, the CMFT Special Committee met, together with its legal and financial advisors, to discuss the INAV Special Committee’s counteroffer, and the terms and conditions of a further revised offer to INAV.

On July 22, 2021, the INAV Special Committee met via videoconference with representatives of JLL, Nelson Mullins, and Shapiro Sher. Representatives of JLL provided an update regarding its discussions with and feedback from CMFT and RBC Capital Markets regarding the INAV Special Committee’s counteroffer. The INAV Special Committee also discussed what to expect generally from a potential counteroffer from CMFT.

On July 29, 2021, representatives of JLL had a telephone conference with representatives of CMFT Management and RBC Capital Markets to discuss JLL’s approach and support for its valuation of CMFT’s multi-tenant portfolio.

In early and mid-August 2021, the chairmen of each of the INAV Special Committee and the CMFT Special Committee engaged in discussions regarding details of the real estate portfolios of INAV and CMFT, the potential future direction of each entity, and various aspects of the proposed Merger.

On August 2, 2021, the CMFT Special Committee again met, together with its legal and financial advisors, to discuss the INAV Special Committee’s counteroffer, and the terms and conditions of a further revised offer to INAV.

On August 4, 2021, CMFT delivered a counteroffer to INAV, which included (i) a proposed weighted average exchange ratio of 2.546x and (ii) a no-shop provision.

Also on August 4, 2021, the INAV Special Committee met via videoconference with representatives of JLL, Nelson Mullins, and Shapiro Sher to discuss CMFT’s response to INAV’s counteroffer. The INAV Special Committee discussed options with respect to solicitations of offers, including a no-shop provision, a go-shop provision, and a window-shop provision. The INAV Special Committee also considered the proposed average exchange ratio and the premium it provided to INAV’s stockholders.

On August 9, 2021, representatives of JLL had a telephone conference with the chairman of the CMFT Special Committee, and representatives of RBC Capital Markets and CMFT Management to discuss the exchange ratio. Also on August 9, 2021, representatives of JLL held a due diligence call with representatives of CMFT Management to discuss a comparison of incentive compensation between the respective management agreements of INAV and CMFT.

At a regularly scheduled meeting of the INAV Board held on August 11, 2021, representatives of INAV Management presented the INAV Board with a strategy and operating plan for INAV on a standalone basis if it chose not to pursue a transaction at this time, and the INAV Board met in an executive session to discuss Party A’s May 2021 inquiry regarding a potential stock-for-stock transaction. After discussion, the INAV Board confirmed the July 7, 2021 determination by INAV Management that the potential business combination with Party A did not make sense for INAV.

On August 19, 2021, the INAV Special Committee met via videoconference with representatives of JLL, Nelson Mullins, and Shapiro Sher. Representatives of JLL discussed the CMFT Management Agreement, which would continue as the management agreement of the Combined Company if the proposed transaction were completed, and how such management agreement could inform the INAV Special Committee’s potential response to the revised offer letter from CMFT. The INAV Special Committee discussed the amounts of the termination payments and expense reimbursements proposed in CMFT’s most recent offer letter, and an appropriate exchange ratio, given all applicable factors. The INAV Special Committee also determined that a “window shop” provision should be added to the proposed terms of the transaction in lieu of the “no shop” provision suggested by CMFT. The INAV Special Committee directed JLL to convey the counteroffer to representatives of RBC Capital Markets.

Later on August 19, 2021, on behalf of the INAV Special Committee, representatives of JLL delivered to representatives of RBC Capital Markets a counteroffer, which included (i) an exchange ratio of 2.546 based on the weighted average INAV Common Stock per share NAV as of July 31, 2021 (the “Base NAV”), representing an average implied premium of 10.6%, which would be accretive to INAV’s Base NAV, (ii) a 38-day window shop period, (iii) a termination payment of 1.25% of equity value in the event of termination during the window shop period, and (iv) an expense reimbursement cap of $0.75 million.

Thereafter on August 19, 2021, CMFT provided a counteroffer to INAV, which included (i) a 30-day window shop period, (ii) a termination payment of 1.75% during the window shop period, and (iii) an expense reimbursement cap of $2.7 million. Following receipt of CMFT’s latest counteroffer, the INAV Special Committee met via videoconference with representatives of JLL, Nelson Mullins, and Shapiro Sher to discuss such counteroffer. At the direction of the INAV Special Committee, JLL subsequently delivered to representatives of RBC Capital Markets a revised term sheet, which included a termination payment of 1.25% during the window shop period. On August 25, 2021, CMFT provided a revised term sheet accepting the termination payment of 1.25% during the window shop period proposed by the INAV Special Committee.

On August 26, 2021, the INAV Special Committee met via videoconference with representatives of JLL, Nelson Mullins, and Shapiro Sher to discuss the revised CMFT proposal, which consisted of the shorter window shop period and higher expense reimbursement cap as described above. Representatives of Nelson Mullins noted their discussions with Sullivan & Cromwell earlier that day regarding these and other key terms. Representatives of Nelson Mullins also provided an update regarding the transaction timeline, responsibilities for drafting the necessary merger agreement, and the SEC filings that would be required following its signing.

On August 30, 2021, Sullivan & Cromwell delivered a draft of the Merger Agreement to Nelson Mullins for review.

On September 2, 2021, the INAV Special Committee met via videoconference with representatives of JLL, Nelson Mullins, and Shapiro Sher to review the draft Merger Agreement provided by Sullivan & Cromwell and

Nelson Mullins’s proposed revisions. Representatives of Nelson Mullins outlined the key points to be negotiated from the initial draft and confirmed to the INAV Special Committee that they would continue to review the draft Merger Agreement and propose a revised draft to Sullivan & Cromwell.

On September 3, 2021, representatives of JLL, Nelson Mullins, and INAV Management met via telephone to discuss INAV’s methodology for apportioning its NAV per share among its individual share classes.

On September 9, 2021, the INAV Special Committee met via videoconference with representatives of JLL, Nelson Mullins, and Shapiro Sher. Representatives of Nelson Mullins reviewed the status of the draft of the Merger Agreement, and representatives of JLL provided an update regarding finalization of their fairness materials.

On September 10, 2021, Nelson Mullins delivered proposed revisions to the Merger Agreement to Sullivan & Cromwell.

On September 14, 2021, Sullivan & Cromwell delivered proposed revisions to the Merger Agreement to Nelson Mullins.

Over the course of September 14, 2021 and September 15, 2021, Nelson Mullins and Sullivan & Cromwell discussed, among other things, the performance fee payable to INAV Management under the INAV Advisory Agreement and INAV Management’s waiver of the portion of such performance fee attributable to the Merger and the proposed increase in CMFT’s annual distribution rate post-Merger, and the ways such topics were addressed in the draft Merger Agreement.

On September 16, 2021, the INAV Special Committee met via videoconference with representatives of JLL, Nelson Mullins, and Shapiro Sher. Representatives of Nelson Mullins reviewed the status of the draft of the Merger Agreement and discussed in detail a summary of the termination provisions and the termination payments that would be payable under the various termination provisions contained in the Merger Agreement. Also at the September 16, 2021 meeting, representatives of JLL reviewed the financial analysis it had conducted regarding the exchange ratios for each class of INAV Common Stock in the Merger pursuant to the Merger Agreement.

Also on September 16, 2021, Nelson Mullins, Shapiro Sher, and Sullivan & Cromwell engaged in discussions regarding the performance fee payable to INAV Management under the INAV Advisory Agreement and INAV Management’s waiver of the portion of such performance fee attributable to the Merger.

On September 17, 2021, Sullivan & Cromwell delivered a further revised Merger Agreement to Nelson Mullins. After discussions with Nelson Mullins, on September 20, 2021, Sullivan & Cromwell delivered another further revised Merger Agreement to Nelson Mullins.

On September 21, 2021, Nelson Mullins delivered a revised Merger Agreement to Sullivan & Cromwell. Also on September 21, 2021, Nelson Mullins and Sullivan & Cromwell discussed the termination of the INAV Advisory Agreement in connection with the proposed transaction, the proposed waiver by INAV Management of any performance fee to the extent arising from the consummation of the proposed transaction, and other circumstances in which a performance fee would be payable. Later on September 21, 2021, Sullivan & Cromwell delivered a revised Merger Agreement to Nelson Mullins.

On September 21, 2021, the INAV Special Committee met via videoconference with representatives of JLL, Nelson Mullins, and Shapiro Sher. A representative of Nelson Mullins discussed with the INAV Special Committee the provisions, terms and conditions of the Merger Agreement, the Charter Amendment and the Termination Agreement, pursuant to which the INAV Advisory Agreement would be terminated at the effective time of the Merger, each of which had been reviewed by the INAV Special Committee in advance of the meeting, and the proposed actions to be taken by the INAV Special Committee. Next, JLL reviewed its final financial analysis of the exchange ratios for each class of INAV Common Stock in the Merger pursuant to the Merger Agreement, as more fully described under “—Opinion of the INAV Special Committee’s Financial Advisor.” JLL then orally rendered its opinion to the INAV Special Committee (which was subsequently confirmed in writing by delivery of JLL’s written opinion addressed to the INAV Special Committee dated September 21, 2021) as to, as of such date, the fairness from a financial point of view to the holders of each class of the INAV Common Stock (other than the Excluded Persons) of the applicable Exchange Ratio provided for in the Merger pursuant to the Merger Agreement with respect to such class based upon and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by JLL, as more fully described under “—Opinion of the INAV Special Committee’s Financial Advisor.” Following discussion, the INAV Special Committee voted to, among other things, recommend that the INAV Board (i) determine that the Merger Agreement, the Charter Amendment, the Merger, and the other transactions contemplated by the Merger Agreement, including the Termination Agreement, are fair and reasonable to INAV and advisable and in the best interests of INAV and INAV’s stockholders, and that those transactions are on terms and conditions no less favorable to INAV than those available from unaffiliated third parties, (ii) direct that the Merger and the Charter Amendment be submitted for consideration at a meeting of the stockholders of INAV, and (iii) recommend that the INAV stockholders vote in favor of the Merger and the Charter Amendment.

Following the INAV Special Committee meeting, on September 21, 2021, the INAV Board held a meeting at which representatives of JLL, Nelson Mullins, Shapiro Sher, and INAV Management were present. At the meeting, the INAV Board discussed the Merger Agreement, the Merger, the Charter Amendment, the Termination Agreement and other transactions contemplated by Merger Agreement. A representative of Shapiro Sher discussed the standard of conduct imposed upon directors of a Maryland corporation under Maryland law. Next, JLL provided a summary review of its financial analysis of the exchange ratios. After discussion, the INAV Board, following the recommendation of the INAV Special Committee, unanimously (including the vote of a majority of the disinterested directors) (i) determined that the Merger Agreement, the Merger, the Charter Amendment, the Termination Agreement and the other transactions contemplated by the Merger Agreement, were advisable and in the best interests of INAV and that the Merger Agreement, the Merger and the Termination Agreement were fair and reasonable to INAV and on terms and conditions no less favorable to INAV than those available from unaffiliated third parties, (ii) authorized and approved the Merger Agreement, the Merger, the Charter Amendment, the Termination Agreement and the other transactions contemplated by the Merger Agreement, (iii) directed that the Merger and the Charter Amendment be submitted to a vote of the holders of INAV Common Stock, and (iv) recommended that the holders of the INAV Common Stock vote in favor of the Merger and the Charter Amendment.

On September 21, 2021, following approval by the INAV Special Committee, the INAV Board, the CMFT Special Committee and the CMFT Board, each of INAV and CMFT executed the Merger Agreement and each of INAV, INAV Management, and INAV OP executed the Termination Agreement.

On September 22, 2021, CMFT and INAV issued a joint press release announcing the execution of the Merger Agreement providing for the Merger.

On September 29, 2021, the INAV Special Committee received a written proposal from Party A (the “September 29 Acquisition Proposal”) that constituted an “Acquisition Proposal” (as defined in the Merger Agreement). Pursuant to the terms of the September 29 Acquisition Proposal, Party A would acquire INAV for consideration consisting of (i) $1.25 cash per share to each holder of INAV Common Stock and (ii) average share consideration of 0.7324 of a share of Party A common stock for each outstanding share of INAV Common Stock, claiming to represent an average implied premium to the Base NAV of 22.7%. Party A also offered to pay in cash any termination payment to which INAV may become subject upon termination of the Merger Agreement.

Later on September 29, 2021, the chairman of the INAV Special Committee met via videoconference with representatives of JLL, Nelson Mullins, and Shapiro Sher to engage in a preliminary discussion of the September 29 Acquisition Proposal. Representatives of Shapiro Sher reviewed the standard of conduct imposed upon directors under Maryland law with respect to the proposal from Party A and INAV’s obligations under the window shop provisions included in the Merger Agreement. Following the discussion, the chairman of the INAV Special Committee directed that Nelson Mullins obtain from INAV Management the discussion materials prepared by INAV Management for the INAV Board at its August 11, 2021 meeting regarding Party A’s May 2021 initial inquiry and provide such materials to the INAV Special Committee and its advisors, in order to better evaluate the September 29 Acquisition Proposal. INAV Management provided those materials as requested later that day. Following the September 29, 2021 meeting, (1) the chairman of the Special Committee provided the September 29 Acquisition Proposal to the remaining members of the INAV Special Committee and, pursuant to the Merger Agreement, to the chairman of the CMFT Special Committee and (2) a representative of Nelson Mullins provided the September 29 Acquisition Proposal to a representative of Sullivan & Cromwell and informed the Sullivan & Cromwell representative that JLL would prepare an evaluation of the September 29 Acquisition Proposal and a full meeting of the INAV Special Committee would be held to consider the September 29 Acquisition Proposal.

Also on September 29, 2021, pursuant to the terms of the Merger Agreement, INAV provided notice to CMFT regarding the September 29 Acquisition Proposal.

On October 3, 2021, the INAV Special Committee met via videoconference with representatives of JLL, Nelson Mullins, and Shapiro Sher to discuss the September 29 Acquisition Proposal. Following a presentation by JLL of the potential advantages and disadvantages of a transaction with Party A and other considerations, consultation with JLL, Nelson Mullins, and Shapiro Sher, and discussion, the INAV Special Committee determined that the September 29 Acquisition Proposal did not constitute a Superior Proposal (as such term is defined in the Merger Agreement) nor could it reasonably be expected to lead to a Superior Proposal. Such determination was based upon, among other factors, (i) that the September 29 Acquisition Proposal (with a purported 22.7% premium to the Base NAV) would be dilutive to the average per share NAV of INAV Common Stock by approximately 0.3% (determined using certain assumptions including as to estimated transaction costs, and based solely on publicly-available information and information provided in the offer letter) whereas the Merger (with a 10.6% premium to the Base NAV) would be accretive to the average per share NAV of INAV Common Stock by approximately 8.5%, (ii) Party A, having less than half the total capitalization of INAV, would likely be unable to pay a premium to the Base NAV in a manner that would be accretive to the average per share NAV of INAV Common Stock, (iii) the combined company as a result of a combination with Party A would have less scale, higher leverage, and a less attractive asset mix with a lower weighted average lease term, and (iv) the combined company as a result of a combination with Party A would be one of the smallest equity REITs in the net lease sector (which would likely adversely impact any effort for a successful listing or other future liquidity event).

On October 5, 2021, a representative of Nelson Mullins informed Party A that the INAV Special Committee had determined that the September 29 Acquisition Proposal did not constitute a Superior Proposal nor could it reasonably be expected to lead to a Superior Proposal.

On October 6, 2021, the INAV Special Committee received a revised written proposal from Party A (the “October 6 Acquisition Proposal”) that constituted an “Acquisition Proposal” (as defined in the Merger Agreement). Pursuant to the terms of the October 6 Acquisition Proposal, Party A would acquire INAV for consideration consisting of (i) $1.75 cash per share to each holder of INAV Common Stock and (ii) average share consideration of 0.7517 of a share of Party A common stock for each share of INAV Common Stock, claiming to represent an average implied premium of 28.7% to the Base NAV. Party A also offered to pay in cash any termination payment to which INAV may become subject upon termination of the Merger Agreement.

Also on October 6, 2021, pursuant to the terms of the Merger Agreement, INAV provided notice to CMFT regarding the October 6 Acquisition Proposal.

On October 8, 2021, the INAV Special Committee met via videoconference with representatives of JLL, Nelson Mullins, and Shapiro Sher to discuss the October 6 Acquisition Proposal. Following a presentation by JLL of the potential advantages and disadvantages of a transaction with Party A and other considerations, consultation with JLL, Nelson Mullins, and Shapiro Sher, and discussion, the INAV Special Committee determined that the October 6 Acquisition Proposal did not constitute a Superior Proposal nor could it reasonably be expected to lead to a Superior Proposal. Such determination was based upon, among other factors, those considered by the Special Committee in its analysis of the September 29 Acquisition Proposal (detailed above), as well as a review of the financial terms of the October 6 proposal (with a purported 28.7% premium to the Base NAV), which would be accretive to the average per share NAV of INAV’s stockholders by approximately 1.3% (determined using certain assumptions including as to estimated transaction costs, and based solely on publicly-available information and information provided in the offer letter) whereas the Merger (with a 10.6% premium to the Base NAV) would be accretive to the average per share NAV of INAV’s stockholders by approximately 8.5%.

On October 11, 2021, a representative of Nelson Mullins informed Party A that the INAV Special Committee had determined that the October 6 Acquisition Proposal did not constitute a Superior Proposal nor could it reasonably be expected to lead to a Superior Proposal.

Recommendation of the INAV Board and Its Reasons for the Merger

In evaluating the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement, the INAV Board considered the recommendation of the INAV Special Committee. In reaching their respective determinations, the INAV Board and the INAV Special Committee considered a number of factors, including the following material factors that the INAV Board and/or the INAV Special Committee viewed as supporting their respective decisions with respect to the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement, which factors they believed were relevant to whether INAV combines with CMFT:

•

the receipt of shares of CMFT Common Stock as merger consideration provides INAV stockholders the opportunity to continue ownership in the Combined Company, which is expected to provide a number of significant potential benefits, including the following:

•	better positioning the Combined Company to facilitate an eventual liquidity event, as a result of its increased size and scale;

•

the Combined Company will have significantly increased scale, including a more diversified portfolio (both in terms of asset type and geography), enhanced tenant diversity and larger investment grade tenant exposure;

•	the increased size of the Combined Company will likely improve access to capital markets, which can be used to support acquisitions that drive growth in stockholder value;

•

general and administrative expenses relative to gross asset value of the Combined Company will be lower than those of INAV due to a reduction in annual fees paid to the external advisor and other cost savings, as well as increased gross asset value;

•	significant cost of capital advantages generally enjoyed by REITs with higher capitalizations;

•	the Combined Company’s larger asset base would provide it with greater flexibility to recycle non-core assets;

•

CMFT intends to (subject to authorization by the CMFT Board) increase its distribution rate at the effective time of the Merger to a level that would allow the former INAV stockholders to receive aggregate per annum Combined Company distributions in an amount equal to or greater than the annualized amount of INAV’s most recent distribution as of the date of the Merger Agreement; and

•	the ratio of debt to gross asset value for the Combined Company will be lower than that of INAV.

•	the value of the merger consideration based on the Exchange Ratio represents a significant premium of 10.6% to the average NAV per share of the INAV Common Stock as of July 31, 2021.

•	the risks associated with alternatives to the Merger, namely:

•

INAV’s prospects as a standalone company are limited by its (i) size relative to its general and administrative expenses, (ii) pace of fundraising in its current public offering as a perpetual NAV REIT, (iii) quarterly redemption limits being met pursuant to its share redemption program, and (iv) potential need to sell assets in order to provide liquidity;

•

INAV’s size, the mix of assets within its portfolio, its structure as a perpetual NAV REIT, and other factors would have made it difficult to achieve favorable pricing if INAV chose to explore a liquidity event involving a listing of its shares on a national securities exchange; and

•

INAV’s mix of assets and current market views on retail, office, and industrial real estate may have made it difficult to find a buyer willing to purchase the entire entity at a favorable price and any alternative involving a sale of the company could require implementation by selling off INAV’s assets in multiple transactions, thereby increasing transaction costs and execution risks during an extended sales period.

•

the INAV Board’s and INAV Special Committee’s belief that the Combined Company would be better positioned than INAV alone to possibly achieve a listing of its shares on a national securities exchange or to achieve certain other potential liquidity events, as a result of increased size, portfolio diversity and other factors noted above.

•

the integrated organizational structure of the Combined Company will allow CMFT Management, which is comprised of many of the same individuals as INAV Management, to focus its efforts on the operation of the Combined Company instead of on separate REITs and thereby achieving substantial operating and cost efficiencies.

•

solely with respect to the determination made by the INAV Special Committee, the financial analysis reviewed by JLL with the INAV Special Committee as well as the opinion of JLL orally rendered to the INAV Special Committee on September 21, 2021 (which was subsequently confirmed in writing by delivery of JLL’s written opinion addressed to the INAV Special Committee dated September 21, 2021), as to, as of such date, the fairness, from a financial point of view, to the holders of each class of INAV Common Stock of the applicable Exchange Ratio provided for in the Merger pursuant to the Merger Agreement with respect to such class. See “Opinion of the INAV Special Committee’s Financial Advisor.”

•

each applicable Exchange Ratio is fixed and will not be adjusted in the event of any change in the relative values of INAV or CMFT, which provides certainty as to the pro forma percentage ownership of the Combined Company by INAV stockholders and limits the impact of external forces on the Merger.

•

the Merger Agreement provides INAV the right, upon receipt of a written Acquisition Proposal that constitutes a Superior Proposal (as defined in “The Merger Agreement—Covenants and Agreements—Alternative Acquisition Proposals; Change in Recommendation”) that did not result from a material breach of the non-solicitation provisions of the Merger Agreement, to give notice of its intention to terminate the Merger Agreement to enter into an agreement for a Superior Proposal and/or effect an Adverse Recommendation Change (as defined in “The Merger Agreement—Covenants and Agreements—Alternative Acquisition Proposals; Change in Recommendation”), subject to certain conditions.

•

the Merger Agreement provides for a 30-day “window shop” period during which the termination fee payable by INAV in connection with a termination of the Merger Agreement to enter into an agreement for a Superior Proposal is $6,720,000 (which represents approximately 1.25% of INAV’s equity value as implied by the Merger) as compared to a termination payment of $14,780,000 (which represents approximately 3.25% of INAV’s equity value as implied by the Merger) following such period (together, in each case, with up to $2,675,000 as reimbursement for expenses incurred by CMFT in connection with the Merger).

•

the Merger Agreement provides INAV with the ability, under certain specified circumstances, to consider an Acquisition Proposal if the INAV Special Committee determines, in good faith, that it is reasonably expected to lead to a Superior Proposal and provides the INAV Board with the ability, under certain specified circumstances, to make an Adverse Recommendation Change and to terminate the Merger Agreement in order to enter into an agreement with respect to a Superior Proposal.

•

the INAV Board may also change or withdraw its recommendation in the instance of an Intervening Event (as defined in “The Merger Agreement—Covenants and Agreements—Alternative Acquisition Proposals; Change in Recommendation”) at any time prior to the INAV Special Meeting.

•

in the event INAV terminates the Merger Agreement due to a breach of CMFT’s representations and warranties, INAV is entitled to collect its transaction expenses from CMFT in an aggregate amount of up to $2,675,000.

•

pursuant to the Termination Agreement, INAV Management agreed to waive the receipt of any “Performance Fee” (as defined in the INAV Advisory Agreement) that it would have been entitled to receive at the closing of the Merger other than that to which it would be entitled under the INAV Advisory Agreement in the absence of the Merger.

•

the Merger Agreement permits INAV to continue to pay its stockholders regular monthly dividends in the ordinary course of business consistent with past practice through the effective date of the Merger.

•

the Merger Agreement does not include a condition to closing with respect to any of the REITs’ existing debt arrangements, which increases certainty of close; and CIM’s belief that it has strong relationships with the REITs’ credit facility banks and is highly confident that credit facility consents, which are not conditions to the closing of the Merger Agreement, will be obtained; and any possible breakage costs associated with mortgage loans would not be expected to be material.

•

the Merger Agreement, the Merger, and the transactions contemplated by the Merger Agreement were negotiated on an arm’s length basis between the INAV Special Committee and its advisors, on the one hand, and the CMFT Special Committee and its advisors, on the other hand.

•

the Merger and the INAV Charter Amendment are each subject to approval by INAV stockholders, which requires the affirmative vote of a majority of votes entitled to be cast on the Merger and the INAV Charter Amendment.

•	the intent for the Merger to qualify as a reorganization for U.S. federal income tax purposes, resulting in the receipt of shares of CMFT Common Stock in the Merger on a tax-deferred basis.

•

the commitment on the part of each of INAV and CMFT to complete the Merger as reflected in their respective obligations under the terms of the Merger Agreement and the absence of any required government consents.

•	the other terms of the Merger Agreement, including representations, warranties, and covenants of the parties, as well as the conditions to their respective obligations under the Merger Agreement.

•	the negative effects resulting from the COVID-19 pandemic generally cannot form the basis for CMFT’s refusing to close the transaction as the result of a material adverse change with respect to INAV.

The INAV Board and the INAV Special Committee also considered a variety of risks and other potentially negative factors in considering the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement, including the following material factors:

•

the risk that the value of the CMFT Common Stock to be received by INAV stockholders may decline if the Combined Company does not achieve the perceived benefits of the Merger as rapidly or to the extent anticipated.

•	the risk that the Combined Company may not achieve a listing on a national securities exchange or other liquidity event on favorable terms, or at all.

•

the risk that a prolonged period of operations before the Combined Company achieves a liquidity event could result in lower investor returns than other strategic alternatives currently available to INAV.

•	the risk that CMFT will be unable to execute successfully its business plans and strategies including its proposed plan to dispose of certain non-core assets and re-deploy the proceeds.

•

the terms of the Merger Agreement that limit the ability of INAV to initiate, solicit, knowingly encourage or facilitate any inquiries or the making of any proposal, offer or other activities that constitute an Acquisition Proposal.

•

the risk that INAV would be less likely to enter into a Superior Proposal or that a Superior Proposal would be less attractive than it otherwise would be on account of (i) the performance fees that may be payable to INAV Management under the INAV Advisory Agreement in the event of a sale of INAV in connection with a Superior Proposal and (ii) the termination payments and expense reimbursements payable to CMFT under the Merger Agreement in connection with certain circumstances relating to a Superior Proposal.

•	the risk that, while the Merger is expected to be completed, there is no assurance that all of the conditions to the parties’ obligations to complete the Merger will be satisfied or waived.

•	the risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the Merger.

•	the risk of stockholder litigation relating to the Merger.

•

the obligations under the Merger Agreement regarding the restrictions on the operation of INAV’s business during the period between signing the Merger Agreement and the completion of the Merger may delay or prevent INAV from undertaking business opportunities that may arise or any other actions it would otherwise take with respect to its operations absent the pending completion of the Merger.

•	the expenses to be incurred by INAV in connection with pursuing the Merger.

•	the fact that the CMFT Management Agreement provides for a significant termination fee in the event of a termination including as a result of a liquidity event or an internalization.

•

the managers of INAV and CMFT are affiliated entities, and INAV and CMFT have a common sponsor; therefore, conflicts of interest may have been involved when the individuals that comprised the management teams of each entity that assisted the respective companies in connection with the Merger, and some of INAV’s directors and executive officers have interests with respect to the Merger that are different from, and in addition to, those of the INAV stockholders generally, as more fully described in the sections entitled “—Interests of INAV’s Directors and Executive Officers in the Merger” and “—Interests of CMFT’s Directors and Executive Officers in the Merger” in this proxy statement/prospectus.

•	the risk that INAV stockholders do not approve the Merger or the INAV Charter Amendment.

•	the risk that any required debt consents may not be obtained or may be more costly than expected or result in adverse changes in terms or that certain indebtedness may have to be refinanced.

•	the fact that the Merger Agreement provides for certain payments by INAV upon termination, including:

•

the Merger Agreement provides that INAV will pay CMFT (i) a lower termination payment equal to $6,720,000 and (ii) an expense reimbursement payment of up to $2,675,000 in connection with entering into and carrying out any and all acts contemplated by the Merger Agreement if the Merger Agreement is terminated (a) for a Superior Proposal prior to the Window Period End Time (as defined in “The Merger Agreement—Termination of the Merger Agreement—Termination Payment and Expense Reimbursement”) or (b) in connection with an Adverse Recommendation Change with respect to or as a result of a Superior Proposal by a Qualified Bidder (as defined in “The Merger Agreement—Termination of the Merger Agreement—Termination Payment and Expense Reimbursement”) prior to the Window Period End Time, and in each case certain other conditions are met (which termination payment may deter potential third party bidders);

•

the Merger Agreement provides that INAV will pay CMFT (i) a termination payment equal to $14,780,000 and (ii) an expense reimbursement payment of up to $2,675,000 if the Merger Agreement is terminated (a) for a Superior Proposal following the Window Period End Time, (b) in connection with an Adverse Recommendation Change following the Window Period End Time, or (c) because the Outside Date has passed or the INAV stockholder approval is not obtained, an Acquisition Proposal with respect to INAV has been publicly announced or a third party has publicly announced an intention to make such an Acquisition Proposal and INAV eventually consummates an Acquisition Proposal within 12 months of such termination (provided various conditions and procedural requirements are met);

•

the Merger Agreement provides that INAV will pay CMFT its transaction expenses (up to an aggregate amount of $2,675,000) in the event CMFT terminates the Merger Agreement due to INAV’s breach of its representations and warranties and in connection with certain other terminations; and

•

while INAV Management agreed to waive the receipt of any Performance Fee (as defined in the INAV Advisory Agreement) that it would have been entitled to receive at the closing of the Merger (other than that to which it would be entitled in the absence of the Merger), INAV Management did not agree to waive it in any other circumstances including in the case that INAV terminates the INAV Advisory Agreement in connection with the consummation of a transaction that constitutes a Superior Proposal and results in the termination of the Merger Agreement.

•

under the terms of the Merger Agreement, INAV must put the Merger to a vote of INAV stockholders even if the INAV Board has made an Adverse Recommendation Change (unless the Merger Agreement is terminated in accordance with its terms).

•

CMFT and INAV are each managed by affiliates of CCO Group, and there are conflicts of interest inherent where the individuals who comprise the management teams of each entity assisted in connection with the Merger.

•

in the event the Combined Company becomes publicly traded, while the Combined Company is expected to be an externally managed REIT consistent with mortgage REITs, which the Combined Company is expected to be, in light of the fact that the Combined Company will also have a significant portion of equity REIT characteristics, there is no guaranty that the market will place as high of valuations on the Combined Company as other externally managed mortgage REITs.

•	the fact that INAV would be required to temporarily suspend the INAV primary offering, INAV DRIP and INAV’s share redemption program through the completion of the Merger.

•	the substantial costs to be incurred in connection with the Merger, including the transaction expenses arising from the Merger.

•	INAV may not actively solicit Acquisition Proposals which may have the potential to create more value for INAV stockholders than the Merger.

•	the INAV stockholders are not entitled to dissenters’ or appraisal rights in connection with the Merger.

•	the negative effects resulting from the COVID-19 pandemic generally cannot form the basis for INAV’s refusing to close the transaction as the result of a material adverse change with respect to CMFT.

•

each applicable Exchange Ratio is fixed and will not fluctuate as a result of changes in the value of INAV or CMFT, such that a decline in the value of CMFT unmatched by a similar decline in the value of INAV, or an increase in the value of INAV without a similar increase in the value of CMFT, would impact the relative value of CMFT in a manner adverse to INAV.

•	the types and nature of the risks described under the section entitled “Risk Factors” in this proxy statement/prospectus.

The foregoing discussion of the factors considered by the INAV Board and the INAV Special Committee is not intended to be exhaustive and is not provided in any specific order or ranking, but rather includes certain material factors considered by the INAV Board and the INAV Special Committee. In view of the wide variety of factors considered in connection with their respective evaluations of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and the complexity of these matters, the INAV Board and the INAV Special Committee did not consider it practical to, and did not attempt to, quantify, rank or otherwise assign any relative or specific weights or values to the different factors considered, and individuals may have given different weights to different factors. The INAV Board and the INAV Special Committee conducted an overall review of the factors considered and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement.

The explanation and reasoning of the INAV Board and the INAV Special Committee and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in this proxy statement/prospectus.

Opinion of the INAV Special Committee’s Financial Advisor

The INAV Special Committee retained JLL to act as its financial advisor in connection with the Merger. On September 21, 2021, JLL orally rendered its opinion, which was subsequently confirmed in writing by delivery of JLL’s written opinion addressed to the INAV Special Committee, dated September 21, 2021, that, as of such date, and based upon and subject to the assumptions and other relevant matters considered therein, the Exchange Ratio provided for in the Merger pursuant to the Merger Agreement with respect to each class of INAV Common Stock is fair, from a financial point of view, to the holders of such class of INAV Common Stock (other than CMFT, Merger Sub and their respective affiliates (for purposes of this section, the “Excluded Persons”)).

JLL’s opinion was directed to the INAV Special Committee (in its capacity as such) and only addressed the fairness, from a financial point of view, to the holders of each class of INAV Common Stock (other than the Excluded Persons) of the Exchange Ratio applicable to such class provided for in the Merger pursuant to the Merger Agreement and did not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding. The summary of JLL’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of JLL’s written opinion, which is attached as Annex C to this proxy statement/prospectus and describes the procedures followed, assumptions made and qualifications and limitations on the review undertaken and other matters considered by JLL in connection with the preparation of its opinion. However, neither JLL’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to the INAV Special Committee, the INAV Board, any INAV stockholder or any other person as to how to act or vote with respect to any matter relating to the Merger.

In connection with rendering its opinion, JLL:

(i)

reviewed documentation provided by management of INAV, including historical audited financial statements and certain internal financial statements and other operating data concerning INAV and CMFT and the Advisors (as defined below) prepared by the management of the respective entities;

(ii)

analyzed certain financial forecasts (for the fiscal years ending 2021 through 2026) of INAV (the “INAV Projections”) and of CMFT (the “CMFT Projections”, and together with the INAV Projections, the “Projections”), in each case prepared by management of the applicable entity, which forecasts management has represented to JLL are consistent with the best judgments of management as to the future financial performance of the applicable entity and are the best currently available forecasts with respect to such future financial performance of the applicable entity;

(iii)	reviewed certain estimates as to the amount and timing of cost savings (the “Cost Savings”), in each case anticipated by INAV and CMFT to result from the Merger;

(iv)

reviewed the Second Amended and Restated Advisory Agreement by and among INAV, INAV OP and INAV Management, dated November 27, 2018, and the Amended and Restated Management Agreement, dated August 20, 2019, by and between CMFT and CMFT Management (together with INAV Management, the “Advisors”);

(v)	discussed the past and current operations, capitalization and financial condition and the prospects of each of INAV and CMFT with senior executives of such entities and the Advisors;

(vi)	compared the operating performance of INAV and CMFT with that of certain other publicly traded companies that JLL considered to be generally relevant;

(vii)	reviewed third party research on the net lease, retail, and mortgage sectors from Green Street Advisors, S&P Capital IQ and other reputable sources;

(viii)	reviewed the financial terms, to the extent publicly available, of certain transactions that JLL considered to be relevant;

(ix)	reviewed the trading history of publicly traded companies that JLL considered to be generally relevant;

(x)	reviewed documents filed by INAV and CMFT with the SEC and other publicly available business and financial information;

(xi)	reviewed the draft Merger Agreement dated September 21, 2021 and certain related documents;

(xii)

performed a discounted cash flow analysis, net asset value analysis, and comparable trading analysis, for each of INAV and CMFT based on financial forecasts provided by management, and performed other financial analyses considering factors as JLL deemed appropriate; and

(xiii)	performed such other analyses, studies and investigations, and considered such other factors, as JLL has deemed appropriate.

JLL assumed and relied upon without independent verification the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information provided to, reviewed by or discussed with JLL (including information that is available from generally recognized public sources) for the purposes of its opinion. With respect to the INAV Projections and the Cost Savings, JLL was advised by INAV, and with the INAV Special Committee’s consent, JLL assumed, without independent investigation, that they have been reasonably prepared and reflect the best currently available estimates and good faith judgment of INAV management of the expected future competitive, operating and regulatory environments and related financial performance of INAV. With respect to the CMFT Projections and the Cost Savings, JLL was advised by CMFT, and, with the INAV Special Committee’s consent, JLL assumed, without independent investigation, that they have been reasonably prepared and reflect the best currently available estimates and good faith judgment of CMFT management of the expected future competitive, operating and regulatory environments and related financial performance of CMFT. JLL assumed no responsibility for, and expressed no view with respect to, the Projections or Cost Savings, or any other forward-looking information or the assumptions on which they were based. JLL relied, at the direction of the INAV Special Committee, upon the assurances of the management of INAV and CMFT that they are unaware of any facts that would make the information provided to or reviewed by JLL incomplete or misleading and on the assessments of management of INAV and CMFT as to CMFT’s ability to achieve the Cost Savings and were advised by management of INAV and CMFT, and assumed, with the INAV Special Committee’s consent, that the Cost Savings will be realized in the amounts and at the times projected.

JLL did not perform an independent appraisal of the assets and liabilities (contingent, derivative, off-balance-sheet or otherwise) of INAV or CMFT, including INAV’s or CMFT’s real estate portfolio, participation loans and commercial mortgage-backed securities, nor was JLL furnished with any such appraisals, and with INAV Special Committee’s consent, JLL relied upon and assumed the accuracy of information provided by INAV and CMFT concerning: (i) potential environmental liabilities; (ii) deferred maintenance and other property capital needs; (iii) the ownership interest of INAV and CMFT in each of their respective properties and the economic terms of any interests held by other parties in such properties; (iv) the number of outstanding shares of INAV Common Stock or CMFT Common Stock; and (v) the balance sheet value determinations for non-real estate assets and liabilities of INAV and CMFT and any transaction expense and other adjustments. In particular, JLL did not express any opinion as to the value of any asset or liability of INAV or CMFT or any of their respective subsidiaries, whether at current market prices or in the future. JLL did not assume any obligation to conduct, nor has JLL conducted, any physical inspection of the properties or facilities of INAV, CMFT or Merger Sub. For purposes of valuing INAV’s and CMFT’s assets and liabilities (other than certain of CMFT’s assets related to debt investments), JLL relied upon and assumed the accuracy of the market valuations provided in the Form 10-Q for the quarter ended June 30, 2021 of each of INAV and CMFT. For purposes of valuing CMFT’s interests in certain debt investments, JLL relied upon and assumed the accuracy of the market valuations provided by management of CMFT, and with the INAV Special Committee’ consent, valued, as of the date of JLL’s opinion, certain owned commercial real estate loans held on CMFT’s publicly available balance sheet as of June 30, 2021. Representatives of INAV advised JLL, and JLL relied upon and assumed, without independent verification, that (a) the terms of the Merger were negotiated on an arms-length basis, and (b) INAV would be willing to enter into the Merger with a party that is not an affiliate of INAV.

In arriving at its opinion, JLL did not take into account any litigation that was pending or may be brought against INAV, CMFT or any of their respective affiliates or representatives. JLL was advised by INAV and CMFT that INAV and CMFT had each operated in conformity with the requirements for qualification as a REIT for U.S. federal income tax purposes since each of their respective formations as a REIT and further assumed, at the direction of the INAV Special Committee, that the Merger will not adversely affect the status or operations of INAV or CMFT. JLL also assumed, at the direction of the INAV Special Committee, that the Merger will qualify as a tax-free reorganization transaction. In addition, JLL did not evaluate the solvency or fair value of any party to the Merger Agreement under any state or federal laws or rules, regulations, guidelines or principles relating to bankruptcy, insolvency or similar matters.

For purposes of rendering its opinion, JLL assumed that there had not occurred any material change in the assets, liabilities, financial condition, results of operations, business or prospects of INAV or CMFT or any of their respective subsidiaries since the dates on which the most recent financial statements or other information, financial or otherwise, relating to INAV or CMFT or any of their respective subsidiaries, was made available to JLL that would be material to its analyses or its opinion, and that there is no information or any facts that would make any of the information reviewed by it incomplete or misleading. JLL also assumed, with the INAV Special Committee’s consent, that the final executed Merger Agreement would not differ in any material respect from the draft Merger Agreement reviewed by JLL, that the representations and warranties of each party set forth in the Merger Agreement are true and correct, that each party to the Merger Agreement will perform all of the covenants and agreements required to be performed by it thereunder and that all conditions to the Merger set forth in the Merger Agreement will be timely satisfied and not modified or waived and that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without modification, waiver or delay, except, in each case, as would not be material to JLL’s analyses. JLL also relied upon and assumed, without independent verification, at the direction of the INAV Special Committee, that any adjustments to the Exchange Ratio pursuant to the Merger Agreement will not be material to JLL’s opinion or JLL’s financial analyses underlying its opinion. In addition, JLL assumed, with the INAV Special Committee’s consent, that any governmental, regulatory or third-party consents, approvals or agreements necessary for the consummation of the Merger will be obtained without any imposition of a delay, limitation, restriction or condition that would, in any respect be material to JLL’s analyses, have an adverse effect on INAV or CMFT or the contemplated benefits of the Merger.

For the purposes of its opinion, JLL did not independently verify the expenses, distributions and accrued performance fees allocable to INAV’s different classes of INAV Common Stock and, at the direction of the INAV Special Committee, relied upon representations of INAV’s management and the Advisors that, in its good faith judgment, the best currently available estimate for the value attributable to each class of INAV Common Stock is derived from an allocation of the aggregate value of INAV among the different classes based on the net asset values for each class most recently publicly disclosed as of July 31, 2021 (the “Class NAVs”). JLL expressed no opinion as to the relative allocation of value reflected in the Class NAVs or the assumptions upon which they are based.

JLL’s opinion did not express any opinion as to the likely value of the INAV Common Stock or the CMFT Common Stock following announcement of the Merger, or the CMFT Common Stock issued pursuant to the consummation of the Merger, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of INAV or CMFT at that time. JLL was not requested to, and did not, initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Merger, the securities, assets, business or operations of INAV or any other party. JLL’s opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to JLL as of, the date of its opinion. It should be understood that, although subsequent developments may affect JLL’s opinion and the assumptions used in preparing it, JLL does not have any obligation to update, revise or reaffirm its opinion. The credit, financial and stock markets as well as industries in which INAV and CMFT operate have experienced, and continue to experience, volatility and JLL expressed no opinion or view as to any potential effects of such volatility on INAV, CMFT or the Merger.

JLL’s opinion addressed only the fairness, from a financial point of view, to the holders of each class of INAV Common Stock (other than the Excluded Persons) of the Exchange Ratio applicable to such class provided for in the Merger pursuant to the Merger Agreement, and JLL did not express any view as to the fairness or reasonableness of the Merger to, or any consideration of, the holders of any other class of securities of INAV, creditors or other constituencies of INAV or its respective subsidiaries or any other term of the proposed Merger or the other matters contemplated by the Merger Agreement. JLL was not asked to, nor does it, offer any opinion as to any other term or aspect of the Merger Agreement or any other agreement or instrument contemplated by or entered into in connection with the Merger or the form or structure of the Merger Agreement or the likely timeframe in which the Merger will be consummated. Furthermore, JLL expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, employees or other affiliates of any party to the Merger or any class of such persons, relative to the consideration to be received by the stockholders of INAV in the Merger or with respect to the fairness of any such compensation. In addition, JLL is not a legal, accounting, regulatory or tax expert and with the INAV Special Committee’s consent, JLL relied, without independent verification, on the assessment of INAV and its advisors with respect to such matters. JLL did not express any opinion as to any tax or other consequences that may result from the transactions contemplated by the Merger Agreement, nor did JLL’s opinion address any legal, tax, regulatory or accounting matters, as to which JLL understood INAV had received such advice as it deems necessary from qualified professionals. JLL expressed no view or opinion as to the financing of the Merger or the terms or conditions upon which it was obtained. JLL’s opinion did not address the underlying business decision of INAV to engage in the Merger or the relative merits of the Merger as compared to any strategic alternatives that may be available to INAV.

JLL’s opinion was only one of many factors considered by the INAV Special Committee in evaluating the proposed Merger. Neither JLL’s opinion nor its analyses were determinative of the Exchange Ratio or of the views of the INAV Special Committee, the INAV Board or INAV Management with respect to the Merger or the Exchange Ratio. The type and amount of consideration payable in the Merger was determined through negotiation between INAV and CMFT, and the decision of INAV to enter into the Merger Agreement was solely that of the INAV Special Committee and the INAV Board.

Financial Analyses

In preparing its opinion to the INAV Special Committee, JLL performed certain analyses described below. The summary of JLL’s analyses is not a complete description of the analyses underlying JLL’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither JLL’s opinion nor its underlying analyses is readily susceptible to summary description. JLL arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. While the results of each analysis were taken into account in reaching JLL’s overall conclusion with respect to fairness, JLL did not make separate or quantifiable judgments regarding individual analyses. Accordingly, JLL believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying JLL’s analyses and opinion.

The following is a summary of the material financial analyses performed by JLL in connection with the preparation of its opinion and reviewed with the INAV Special Committee on September 21, 2021. The order of the analyses does not represent relative importance or weight given to those analyses by JLL.

For purposes of its analyses, JLL reviewed a number of financial metrics, including:

•

Cash Net Operating Income—which is calculated as the sum of property-level cash revenue (i.e., excluding straight line rental revenue and revenue from reinvestment of sale proceeds into net lease assets), minus certain property operating expenses (other than depreciation, amortization, general and administrative expenses, acquisition related expenses and other non-routine expenses), minus abated/uncollected rent and minus estimated realized credit losses (as used in this section, “Cash Net Operating Income”).

•	Dividend Yield—which is calculated as the per share dividend payable on a share of common stock divided by the trading price of that stock as of September 20, 2021.

•

Levered Free Cash Flow—which is calculated as Cash Net Operating Income, plus revenues associated with loan investments, plus revenues associated with reinvestment of sale proceeds into net lease assets and loan investments, less general and administrative expenses, less total leasing costs and total capital expenditures, less advisory fees and expenses, and excluding the impact of straight-line rental revenue, less debt service and net change in debt financing and, for CMFT, less reinvestment net of dispositions in connection with CMFT’s strategic transitioning of its portfolio composition and less origination expenses (as used in this section, “Levered Free Cash Flow”).

The INAV Projections for INAV and its portfolio properties were based on estimates prepared and provided to JLL by senior management of INAV. The CMFT Projections for CMFT and its portfolio properties and assets were based on estimates prepared and provided to JLL by senior management of CMFT, except as otherwise indicated. See “—Certain Unaudited Prospective Financial Information” below.

Relative Net Asset Value Analyses

JLL performed a relative net asset value analysis of INAV as compared to CMFT in order to derive an implied exchange ratio reference range for each class of INAV Common Stock.

INAV. In performing a net asset value analysis of INAV, JLL conducted an analysis of the INAV portfolio as described more fully in the immediately following paragraph. To obtain the NAV of INAV, JLL added to the aggregate value of such portfolio properties INAV’s other assets as of July 31, 2021, and subtracted INAV’s outstanding debt (including debt mark-to-market adjustments) and other liabilities as of July 31, 2021.

Senior management of INAV provided JLL with detailed property level data and projections for each asset, and applicable regionally-based JLL teams underwrote the financial projections, generally based on one of or multiple methods (direct capitalization approach, discounted cash flow approach, and precedent transactions). The underwriting process included review of tenant credit quality, tenant industry, lease duration, asset size, geography, market dynamics, in place deferrals or abatements and co-tenancy restrictions, among other factors that JLL, in its judgment, deemed relevant to each market and property.

Using the aggregate NAV derived from this analysis, JLL then calculated an implied per share equity value for each class of INAV Common Stock by, with the consent of the INAV Special Committee, allocating the implied aggregate equity value of INAV among the classes in proportion to the allocation reflected in INAV’s publicly disclosed Class NAVs.

	Implied Per Share Equity Value
	Low	High
INAV
Class T shares	$16.14	$18.40
Class I shares	$16.95	$19.32
Class D shares	$16.59	$18.91
Class S shares	$15.96	$18.19

CMFT. In performing a net asset value analysis of CMFT, JLL conducted a separate analysis of the CMFT portfolio as described more fully in the immediately following paragraph. To obtain the NAV of CMFT, JLL added to the aggregate value of such portfolio properties CMFT’s other assets as of June 30, 2021, including commercial real estate loan investments, CMBS securities, a broadly syndicated loan (“BSL”) portfolio and a condominium real estate asset owned by CMFT (the “HFZ Condos”), and subtracted CMFT’s outstanding debt (including debt mark-to-market adjustments) and other liabilities as of June 30, 2021.

Senior management of CMFT provided JLL with detailed property level data and projections for each asset, and applicable regionally-based JLL teams underwrote the financial projections, generally based on one of or multiple methods (direct capitalization approach, discounted cash flow approach, and precedent transactions). The underwriting process included review of tenant credit quality, tenant industry, lease duration, asset size, geography, market dynamics, in place deferrals or abatements and co-tenancy restrictions, among other factors that JLL, in its judgment, deemed relevant to each market and property. JLL also reviewed certain of CMFT’s assets related to debt investments, specifically certain commercial real estate loan investments, which included a review of the economic structure of the loans and attributes of the underlying collateral. Furthermore, JLL reviewed CMFT’s BSL portfolio, which consists of actively-traded participation loans. Senior management of

CMFT provided JLL with the value of the BSL portfolio as of June 30, 2021 by giving JLL the pricing data for such loans derived from the data of a third-party provider. With the consent of the INAV Special Committee, JLL relied upon the pricing data for such loans provided by senior management of CMFT and did not independently verify or adjust the values relating to the BSL portfolio that senior management of CMFT provided to JLL. Senior management of CMFT provided fair market value estimates of CMFT’s CMBS investments as of June 30, 2021. With the consent of the INAV Special Committee, JLL did not independently verify or adjust the values relating to the CMBS investments that senior management of CMFT provided to JLL.

Using the aggregate NAV derived from this analysis, JLL then calculated an implied per share equity value for the CMFT Common Stock of $6.10 to $7.19.

Implied Exchange Ratio References Ranges. The results of the relative net asset value analyses summarized above indicated the following implied exchange ratio reference ranges, as compared to the Exchange Ratio applicable to each class of INAV Common Stock in the Merger, which are indicated below:

	Merger Exchange Ratio	Implied Exchange Ratio Reference Range
Class of Stock		Low	High
Class T shares	2.510x	2.24x	3.02x
Class I shares	2.622x	2.36x	3.17x
Class D shares	2.574x	2.31x	3.10x
Class S shares	2.508x	2.22x	2.98x

Comparable Trading Analyses

JLL reviewed and compared certain publicly available financial information, market multiples and ratios relating to each of INAV and CMFT with equivalent publicly available data for companies that share similar business characteristics with INAV and CMFT to derive an implied per share value reference range for each of INAV and CMFT.

With respect to (a) INAV, JLL reviewed four publicly traded North American net lease retail REITs, three publicly traded North American net lease office/industrial REITs, and three publicly traded North American multi-tenant retail REITs, and (b) CMFT, JLL reviewed five publicly traded North American net lease retail REITs, three publicly traded North American net lease office/industrial REITs, and eight publicly traded North American multi-tenant retail REITs, The selected companies were as follows:

INAV:	Spirit Realty Capital Four Corners Property Trust Getty Realty Netstreit Broadstone Net Lease Global Net Lease Gladstone Commercial Whitestone REIT RPT Realty Cedar Realty Trust	CMFT:	Spirit Realty Capital Agree Realty Essential Properties Realty Trust Getty Realty Netsreit Broadstone Net Lease Global Net Lease Gladstone Commercial Kimco Realty Brixmor Property Group Site Centers RPAI Kite Realty Group Trust RPT Realty Cedar Realty Trust Whitestone REIT

None of the selected publicly traded companies utilized in the comparable trading analyses is identical to INAV or CMFT. In evaluating such selected companies, JLL made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters which are beyond the control of either of the REITs involved in the Merger, such as the impact of competition on INAV and CMFT, and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of INAV and CMFT, in their respective industries, or in the financial markets in general.

Dividend Yield Analysis. JLL first derived implied exchange ratio reference ranges for the Merger on the basis of the relative dividend yield of each of INAV and CMFT.

For each of the selected companies, JLL analyzed the estimated dividend yield for 2022 based on publicly available information, consensus Wall Street analyst research (for purposes of this section, “Street consensus”) and using their respective closing prices on September 20, 2021. On the basis of such information, JLL derived a reference range of dividend yields based on appropriate sector weighting of the selected publicly traded companies for each of INAV and CMFT, which ranges are set forth in the table below. JLL applied the low and high dividend yields derived from the selected companies to the estimated 2022 aggregate dividend payment to be made by INAV and CMFT, as applicable, to derive an implied aggregate equity value for each of INAV and CMFT. JLL then calculated an implied per share equity value for each class of INAV Common Stock and CMFT Common Stock using the methodology described above in “Relative Net Asset Value Analyses.”

	Dividend Yield 2022E		Implied Per Share Equity Value
	Low	High	Low	High
INAV
Class T shares	5.2%	6.0%	$15.38	$17.59
Class I shares	5.2%	6.0%	$16.15	$18.47
Class D shares	5.2%	6.0%	$15.81	$18.08
Class S shares	5.2%	6.0%	$15.21	$17.39
CMFT	5.5%	6.4%	$5.76	$6.71

The dividend yield analysis summarized above indicated the following implied exchange ratio reference ranges, as compared to the Exchange Ratio applicable to each class of INAV Common Stock in the Merger:

	Merger Exchange Ratio	Implied Exchange Ratio Reference Range
Class of Stock		Low	High
Class T shares	2.510x	2.29x	3.05x
Class I shares	2.622x	2.41x	3.41x
Class D shares	2.574x	2.36x	3.14x
Class S shares	2.508x	2.27x	3.02x

Implied Cap Rate Analysis. JLL next derived implied exchange ratio reference ranges for the Merger on the basis of applicable Street consensus implied capitalization rates.

For each of the selected companies, JLL analyzed the capitalization rate implied by such company’s estimated Cash Net Operating Income for the period from June 30, 2021 to June 30, 2022 (“NTM Cash Net Operating Income”) based on Street consensus and such company’s enterprise value based on publicly available information and using their respective closing prices on September 20, 2021. On the basis of such information, JLL derived a range of implied capitalization rates based on appropriate sector weighting of the selected public companies for each of INAV and CMFT, which ranges are set forth in the table below.

For each of INAV and CMFT, JLL applied the low and high implied capitalization rate to estimated NTM Cash Net Operating Income of the applicable entity. On the basis of such information, JLL derived a reference range of implied per share equity values for each class of INAV Common Stock and CMFT Common Stock using the methodology described above in “Relative Net Asset Value Analyses.” The following table reflects the results of this analysis:

	Implied Cap Rate		Implied Per Share Equity Value
	Low	High	Low	High
INAV
Class T shares	6.3%	7.0%	$16.43	$19.36
Class I shares	6.3%	7.0%	$17.25	$20.33
Class D shares	6.3%	7.0%	$16.89	$19.90
Class S shares	6.3%	7.0%	$16.25	$19.15
CMFT	6.1%	6.7%	$6.31	$7.54

In arriving at the implied per share equity values for CMFT set forth above, JLL made certain adjustments related to CMFT’s loan investments and certain other assets. JLL applied the implied cap rates in the table above to CMFT’s NTM Cash Net Operating Income, excluding Cash Net Operating Income from debt investments and sales proceeds from the HFZ Condos. JLL made judgments and adjustments to the value of CMFT’s debt investments as outlined below and added these amounts, as well as the estimated value range for the HFZ Condos as described below, to the per share equity value ranges implied by NTM Cash Net Operating Income and the implied cap rate ranges.

•

CRE Loan Investments—Senior management of CMFT provided JLL with the book value of CMFT’s commercial real estate loan portfolio as of June 30, 2021. JLL applied a 95% to 105% price-to-book ratio to the book value of the CRE loan investments of CMFT to account for public market pricing based on comparable publicly listed commercial mortgage REITs.

•

CMBS Investments—Senior management of CMFT provided fair market value estimates of CMFT’s CMBS investments as of June 30, 2021. With the consent of the INAV Special Committee, JLL did not independently verify or adjust the values relating to the CMBS investments that senior management of

CMFT provided to JLL.

•	BSL Portfolio—The fair market value of the BSL portfolio was determined as described above under “—Relative Net Asset Value Analyses.”

•

Certain Real Estate Assets—Senior management of CMFT provided estimated cash flow projections with respect to the HFZ Condos as of July 31, 2021, which JLL relied upon to underwrite the HFZ Condos using a discounted cash flow method to obtain a range of implied equity values for this asset. With the consent of the INAV Special Committee, JLL did not independently verify or adjust the estimated cash flows relating to the HFZ Condos that senior management of CMFT provided to JLL.

The implied cap rate analysis summarized above indicated the following implied exchange ratio reference ranges, as compared to the Exchange Ratio applicable to each class of INAV Common Stock in the Merger, which are indicated below:

	Merger Exchange Ratio	Implied Exchange Ratio Reference Range
Class of Stock		Low	High
Class T shares	2.510x	2.18x	3.07x
Class I shares	2.622x	2.29x	3.22x
Class D shares	2.574x	2.24x	3.15x
Class S shares	2.508x	2.16x	3.03x

Discounted Cash Flow Analyses

INAV. JLL performed a discounted cash flow analysis of INAV by calculating the estimated present value as of July 1, 2021 of the standalone Levered Free Cash Flows that INAV was forecasted to generate during the six-month period ending December 31, 2021 and during the twelve-month periods ending December 31, 2022 through December 31, 2025, in each case according to projections prepared by senior management of INAV. JLL calculated terminal values for purposes of such analysis by applying a perpetuity growth rate of 2.0% to standalone terminal Levered Free Cash Flows and such terminal values were then discounted to present value (as of July 1, 2021) using a selected range of discount rates of 7.1% to 9.1%, which was derived from INAV’s estimated cost of equity capital.

This analysis indicated the following implied per share equity value reference ranges for each class of INAV Common Stock in the Merger, rounded to the nearest $0.01, using the methodology described above in “Relative Net Asset Value Analyses.”

	Implied Per Share Equity Value Reference Range
Class of Stock	Low	High
Class T shares	$13.28	$14.51
Class I shares	$13.94	$15.23
Class D shares	$13.65	$14.91
Class S shares	$13.13	$14.35

CMFT. JLL performed a discounted cash flow analysis of CMFT by calculating the estimated present value as of July 1, 2021 of the standalone Levered Free Cash Flows that CMFT was forecasted to generate during the six-month period ending December 31, 2021 and during the twelve-month periods ending December 31, 2022 through December 31, 2025, in each case according to projections prepared by senior management of CMFT. JLL calculated terminal values for purposes of such analysis by applying a perpetuity growth rate of 2.0% to standalone terminal Levered Free Cash Flows and such terminal values were then discounted to present value (as of July 1, 2021) using a selected range of discount rates of 9.4% to 11.4%, which was derived from CMFT’s estimated equity cost of capital. This analysis indicated an implied per share equity value reference range of $5.97 to $6.53, rounded to the nearest $0.01.

Implied Exchange Ratio References Ranges. The discounted cash flow analyses summarized above indicated the following implied exchange ratio reference ranges, as compared to the Exchange Ratio applicable to each class of INAV Common Stock in the Merger, which are indicated below:

	Merger Exchange Ratio	Implied Exchange Ratio Reference Range
Class of Stock		Low	High
Class T shares	2.510x	2.03x	2.43x
Class I shares	2.622x	2.13x	2.55x
Class D shares	2.574x	2.09x	2.50x
Class S shares	2.508x	2.01x	2.40x

Other Matters

JLL was engaged by the INAV Special Committee to act as its financial advisor in connection with the Merger and provide financial advisory services, including an opinion to the INAV Special Committee as to the fairness, from a financial point of view, to the holders of each class of INAV Common Stock (other than the Excluded Persons) of the Exchange Ratio applicable to such class provided for in the Merger pursuant to the Merger Agreement. The INAV Special Committee engaged JLL based on JLL’s experience and reputation. JLL and its affiliates comprise a full-service securities firm engaged in investment, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies and individuals. JLL is entitled to an aggregate fee of $2.25 million for its services, a portion of which became payable upon the delivery of JLL’s opinion, regardless of the conclusion reached therein, and a portion of which is contingent upon the consummation of the Merger. INAV has also agreed to reimburse JLL for certain expenses and to indemnify JLL, its affiliates and certain related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws, arising out of or related to JLL’s engagement.

In the ordinary course of business, certain of JLL’s employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, INAV, CMFT or any other party that may be involved in the Merger and their respective affiliates or any currency or commodity that may be involved in the Merger. During the two years preceding the date of JLL’s opinion, as disclosed to the INAV Special Committee, JLL and its affiliates have engaged in financial advisory relationships with CMFT or its affiliates for which JLL and its affiliates have received, or expect to receive, fees totaling approximately $10.9 million in connection with such services. Such relationships have included (i) arranging for placement of debt financings on behalf of CMFT or its affiliates, (ii) providing investment sales brokerage services to CMFT or its affiliates, (iii) providing investment advisory services on behalf of CMFT or its affiliates and (iv) acting as financial advisor to CMFT or its affiliates in connection with leasing transactions. During such two-year period, neither JLL nor its affiliates had been engaged as a financial advisor to Merger Sub, and JLL had not received any fees from such party during such period. JLL and its affiliates may in the future provide financial advice and services to INAV, CMFT or their respective affiliates for which JLL and its affiliates would expect to receive compensation. JLL provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including, without limitation, derivative securities, of INAV or CMFT for JLL’s own account and for the accounts of customers.

Certain Unaudited Prospective Financial Information

Certain CMFT and INAV Unaudited Prospective Financial Information

Neither CMFT nor INAV, as a matter of general practice, makes long-term projections as to anticipated future performance available to its stockholders or the public. Each of CMFT and INAV avoids making public projections for extended periods due to, among other things, the uncertainty and subjectivity of the underlying assumptions and estimates inherent in such projections.

In connection with the Merger, certain non-public, unaudited prospective financial information regarding certain financial metrics for the six months ending December 31, 2021 and fiscal years 2022 through 2026 for each of CMFT, as prepared by CMFT Management (the “CMFT Forecasts”), and INAV, as prepared by INAV Management (the “INAV Forecasts” and together with the CMFT Forecasts, the “Forecasts”), was provided to the INAV Special Committee in connection with its evaluation of the Merger. The CMFT Forecasts and the INAV Forecasts were also used, at the direction of the INAV Special Committee, by JLL in connection with its analysis and opinion described in the section “—Opinion of the INAV Special Committee’s Financial Advisor.”

The CMFT Forecasts and INAV Forecasts reflect the business on a standalone basis of CMFT and INAV, respectively, without giving effect to the Merger, the impact of negotiating the Merger, the expenses that have been or may be incurred in connection with consummating the Merger or the potential synergies that may be achieved by the Combined Company as a result of the Merger.

The following is a summary of certain metrics included in the CMFT Forecasts and INAV Forecasts (amounts may reflect rounding):

	INAV
$ in thousands	2H 2021E	2022E	2023E	2024E	2025E	2026E
Cash Net Operating Income	$30,624	$60,632	$61,282	$61,406	$61,109	$62,141
Dividends	13,707	27,413	27,413	27,413	27,413	27,413
Levered Free Cash Flow	12,910	28,722	27,841	27,559	26,476	26,970

	CMFT
$ in thousands	2H 2021E	2022E	2023E	2024E	2025E	2026E
Cash Net Operating Income	$109,641	$114,652	$114,449	$115,535	$114,883	$116,742
Dividends	65,915	132,753	135,085	138,678	142,754	147,531
Levered Free Cash Flow	17,016	100,912	177,107	127,607	168,813	136,897

See the section of this proxy statement/prospectus entitled “Opinion of the INAV Special Committee’s Financial Advisor” for definitions of Cash Net Operating Income and Levered Free Cash Flow.

Important Information About the Unaudited Prospective Financial Information

The Forecasts constitute forward-looking statements and are based on numerous assumptions and estimates that CMFT Management and INAV Management, respectively, believed were reasonable at the time such forecasts were prepared, taking into account information known to CMFT Management and INAV Management, respectively, that each deemed relevant at such time. However, such assumptions and estimates may not be realized and are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of CMFT and INAV, including, among others, the risks and uncertainties described under “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” in this proxy statement/prospectus.

Except as described above, the Forecasts were prepared solely for internal use by CMFT, INAV and their respective financial advisors, as applicable. The Forecasts were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding projections and forward-looking statements and the use of non-GAAP measures or GAAP. The inclusion of the Forecasts in this proxy statement/prospectus is not an admission or representation by CMFT or INAV that such information is material or that the results contained in such information will be achieved. The Forecasts are summarized in this proxy statement/prospectus solely to provide INAV stockholders access to information that was made available to the INAV Special Committee and JLL in connection with their respective evaluations of the Merger, and are not included in this proxy statement/prospectus in order to influence any INAV stockholder to make any voting decision with respect to the INAV Special Meeting.

Certain financial measures included in the Forecasts were not prepared in accordance with GAAP and there are limitations associated with the use of non-GAAP financial measures. Non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all competitors of CMFT and INAV and may not be directly comparable to similarly titled measures of competitors of CMFT or INAV or other companies generally. As a result, non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP. Financial measures included in forecasts (including the Forecasts) provided to a board of directors or financial advisor in connection with a business combination transaction (such as the Merger) are excluded from the definition of “non-GAAP financial measures” under the rules of the SEC, and therefore the Forecasts are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not provided to or relied upon by the INAV Special Committee or JLL in connection with the Merger. Accordingly, no reconciliation of the financial measures included in the Forecasts is provided in this proxy statement/prospectus.

Deloitte & Touche LLP has not audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the Forecasts, and, accordingly, Deloitte & Touche LLP expresses no opinion or any other form of assurance with respect thereto. The Deloitte & Touche LLP reports included in this proxy statement/prospectus relate to CMFT’s and INAV’s previously issued financial statements, respectively. They do not extend to the Forecasts and should not be read to do so.

By including the Forecasts in this proxy statement/prospectus, none of CMFT, INAV, or any of their advisors or other representatives, including JLL, has made or makes any representation to any person regarding the ultimate performance of CMFT or INAV in the future, compared to such information contained herein.

The inclusion of a summary of the projections herein should not be deemed an admission or representation by CMFT or INAV that such projections are viewed by CMFT or INAV as material information of CMFT or INAV. The projections should be evaluated in conjunction with CMFT’s and INAV’s reported financial results and the risk factors with respect to the business of CMFT and INAV, respectively. See “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 82 and “Where You Can Find More Information” on page 268.

EXCEPT AS MAY BE REQUIRED BY FEDERAL SECURITIES LAWS, NEITHER CMFT NOR INAV INTENDS TO UPDATE, AND EACH EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE, OR OTHERWISE REVISE, THE FOREGOING PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING SINCE THEIR PREPARATION OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE UNDERLYING ASSUMPTIONS ARE INCORRECT OR NO LONGER APPROPRIATE (EVEN IN THE SHORT TERM) OR TO REFLECT CHANGES IN GENERAL ECONOMIC OR INDUSTRY CONDITIONS.

In light of the foregoing and the uncertainties inherent in the Forecasts, INAV stockholders are cautioned not to place undue, if any, reliance on such information.

Interests of INAV’s Directors and Executive Officers in the Merger

In considering the recommendation of the INAV Board to approve the Merger, INAV stockholders should be aware that certain directors of INAV have interests in the Merger that may be different from, or in addition to, the interests of INAV stockholders generally. The INAV Board was aware of those interests and considered them, among other matters, in reaching its decision to approve the Merger Agreement. These interests include those described below in this section.

Treatment of INAV Restricted Share Awards

INAV’s independent directors hold restricted shares of INAV Common Stock issued pursuant to the INAV Equity Plan. None of INAV’s executive officers hold any restricted stock or other equity compensation awards in INAV.

At the effective time of the Merger, each share of INAV Class D Common Stock underlying such restricted share awards, whether vested or unvested, will automatically be converted into the right to receive the Exchange Ratio applicable to INAV Class D Common Stock of 2.574 shares of CMFT Common Stock, subject to the treatment of fractional shares and deduction for withholding under applicable tax law in accordance with the Merger Agreement.

The table below sets forth the number of shares of INAV Class D Common Stock subject to restricted share awards held by INAV’s independent directors as of October 6, 2021, the aggregate values of such restricted share awards, based on the most recent NAV per share of INAV Class D Common Stock, and the number of shares of

CMFT Common Stock with respect to which such restricted share awards are expected to be converted in connection with the Merger.

Name	Number of Unvested INAV Restricted Shares (#)	Aggregate Value of Unvested INAV Restricted Shares ($)(1)	Number of shares of CMFT Common Stock Issuable in respect of INAV Restricted Shares (#)(2)
George N. Fugelsang	2,164	$36,250	5,571
W. Brian Kretzmer	1,791	$30,000	4,610
Richard D. Lehmann	1,940	$32,500	4,994
Roger D. Snell	1,940	$32,500	4,994

(1)	Based on the most recent estimated NAV per share of INAV Class D Common Stock of $16.75 as of July 31, 2021.
(2)	Based on the Exchange Ratio and rounded up to the nearest 0.001 share of CMFT Common Stock.

Relationship of CCO Group, CMFT and INAV

CCO Group is the sponsor of both INAV and CMFT. CCO Group may be considered to be controlled by (1) Mr. Richard S. Ressler, who serves as the Chairman of the Board, Chief Executive Officer and President of each of CMFT and INAV, and (2) Mr. Avraham Shemesh, who serves as a director on each of the CMFT Board and the INAV Board. In particular, Mr. Ressler serves as the Vice President of INAV Management and Mr. Shemesh serves as the President and Treasurer of INAV Management. Messrs. Ressler and Shemesh, by virtue of such positions, may be deemed to beneficially own the 13,333 shares of INAV Class D Common Stock, and the 171,609 shares of INAV Class I Common Stock, owned by INAV Management, which, at the effective time of the Merger, will entitle INAV Management to receive an aggregate of 484,277.94 shares of CMFT Common Stock.

Each of Messrs. Ressler and Shemesh will continue their present roles with CMFT as part of the Combined Company following the consummation of the Merger. Additionally, following the Merger, CMFT Management will continue to manage the Combined Company pursuant to various agreements, the material terms of which are summarized in the section “Parties to the Merger—CIM Real Estate Finance Trust, Inc.—Certain Transactions with Related Parties” in this proxy statement/prospectus.

Indemnification and Insurance

Pursuant to the terms of the Merger Agreement, the directors and executive officers of INAV are entitled to be indemnified by CMFT and Merger Sub from and against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with certain legal proceedings. Furthermore, such persons will receive the benefit of a “tail” insurance policy for the extension of (or the substantial equivalent of) the directors’ and officers’ liability coverage of the existing directors’ and officers’ insurance policies of INAV for a claims reporting or discovery period of six years from and after the effective time of the Merger, provided that CMFT will not be required to pay in excess of three times the current annual premiums for such insurance. For further information, see “The Merger Agreement—Covenants and Agreements—Directors’ and Officers’ Insurance and Indemnification” in this proxy statement/prospectus.

Interests of CMFT’s Directors and Executive Officers in the Merger

None of CMFT’s executive officers or members of the CMFT Board is party to an arrangement with CMFT, or participates in any CMFT plan, program or arrangement, that provides such executive officer or board member with financial incentives that are contingent upon the consummation of the Merger. Two directors of CMFT who are also directors of INAV, Mr. Shemesh and Mr. Ressler, may be deemed to have interests in the Merger as a result of their relationships with CCO Group, as described above in “—Interests of INAV’s Directors and Executive Officers in the Merger—Relationship of CCO Group, CMFT and INAV.” In addition, one of CMFT’s independent directors, W. Brian Kretzmer, also serves as a director of INAV.

Directors and Management of the Combined Company

Pursuant to the Merger Agreement, following the Merger, the CMFT Board will take or cause to be taken such action as may be necessary to cause one “Independent Director” (as defined in the INAV Charter) serving as a member of the INAV Board who does not otherwise serve on the CMFT Board to be elected to the CMFT Board effective as of the effective time of the Merger.

Following the Merger, the Combined Company will continue to be managed by CMFT Management and certain of its affiliates pursuant to various agreements, the material terms of which are summarized in the section “Parties to the Merger—CIM Real Estate Finance Trust, Inc.—Certain Transactions with Related Parties” in this proxy statement/prospectus.

Regulatory Approvals Required for the Merger

Other than compliance with applicable federal and state securities laws, INAV and CMFT are not aware of any material federal or state regulatory requirements that must be complied with, or regulatory approvals that must be obtained, in connection with the Merger.

Timing of the Merger

The Merger is expected to be completed in the fourth quarter of 2021 or shortly thereafter. Neither INAV nor CMFT can predict, however, the actual date on which the Merger will be completed, or if it will be completed at all, because it is subject to the satisfaction or waiver of several closing conditions. See “The Merger Agreement—Conditions to Completion of the Merger.”

Accounting Treatment

CMFT prepares its financial statements in accordance with GAAP. The Merger will be accounted for by using the business combination accounting rules, which requires the application of a screen test to evaluate if substantially all the fair value of the acquired properties is concentrated in a single identifiable asset or group of similar identifiable assets to determine whether a transaction is accounted for as an asset acquisition or business combination. In addition, the rules require the identification of the acquiror, the determination of the acquisition date, the determination of the fair value of consideration and the recognition and measurement, at relative fair value, of the identifiable assets acquired, liabilities assumed and any noncontrolling interest in the consolidated subsidiaries of the acquired entity. After consideration of all applicable factors pursuant to the business combination accounting rules, the Merger will be treated as an asset acquisition under GAAP.

Issuance of Shares of CMFT Common Stock

Pursuant to the Merger Agreement, as soon as practicable following the effective time of the Merger, CMFT will cause DST Systems, Inc., the transfer agent in connection with the Merger, to record on the stock records of CMFT the issuance of shares of CMFT Common Stock equal to the merger consideration that is issuable to each former holder of shares of INAV Common Stock (including any fractional shares thereof). As a result, each holder of record of shares of INAV Common Stock as of the effective time of the Merger will automatically receive, without such holder taking any action, shares of CMFT Common Stock issuable to such holder as merger consideration. Shares of CMFT Common Stock issuable as merger consideration in exchange for shares of INAV Common Stock will be in uncertificated book-entry form.

No Rights of Dissenting Stockholders

Pursuant to the INAV Charter, no dissenters’ or appraisal rights, or rights of objecting stockholders under Title 3, Subtitle 2 of the MGCL, will be available to holders of shares of INAV Common Stock with respect to the Merger.

Deregistration of INAV Common Stock

If the Merger is completed, INAV Common Stock will be deregistered under the Exchange Act, and INAV will no longer file periodic reports with the SEC.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations of the Merger to U.S. holders and non-U.S. holders (each as defined below) of shares of INAV Common Stock and of the ownership and disposition of CMFT Common Stock received in the Merger.

This summary is for general information only and is not tax advice. This summary assumes that holders of INAV Common Stock (or, following the Merger, of CMFT Common Stock) hold such INAV Common Stock or CMFT Common Stock as a capital asset within the meaning of Section 1221 of the Code. This summary is based upon the Code, Treasury Regulations promulgated under the Code, referred to herein as Treasury Regulations, judicial decisions and published administrative rulings, all as currently in effect and all of which are subject to change, possibly with retroactive effect. This discussion does not address (i) U.S. federal taxes other than income taxes, (ii) state, local or non-U.S. taxes or (iii) tax reporting requirements, in each case, as applicable to the Merger. In addition, this discussion does not address U.S. federal income tax considerations applicable to persons or entities that are subject to special treatment under U.S. federal income tax law, including, for example:

•	banks, insurance companies, and other financial institutions;

•	tax-exempt organizations or governmental organizations;

•	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	persons or entities who hold shares of INAV Common Stock (or, following the Merger, CMFT Common Stock) pursuant to the exercise of any employee stock option or otherwise as compensation;

•	individuals subject to the alternative minimum tax;

•	regulated investment companies and REITs;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	broker, dealers or traders in securities;

•	U.S. expatriates and former citizens of the United States;

•

persons holding shares of INAV Common Stock (or, following the Merger, CMFT Common Stock) as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	persons or entities deemed to sell INAV Common Stock (or, following the Merger, CMFT Common Stock) under the constructive sale provisions of the Code;

•	United States persons or entities whose functional currency is not the U.S. dollar;

•	tax-qualified retirement plans;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;

•	“qualified shareholders” as defined in Section 897(k)(3)(A) of the Code; or

•	persons or entities subject to special tax accounting rules as a result of any item of gross income with respect to the stock being taken into account in an applicable financial statement.

For purposes of this summary, a “holder” means a beneficial owner of shares of INAV Common Stock (or, following, the Merger, of CMFT Common Stock), and a “U.S. holder” means a holder that, for U.S. federal income tax purposes, is or is treated as:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (i) is subject to the primary supervision of a United States court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

For purposes of this summary, a “non-U.S. holder” means a holder that is not a “U.S. holder” and not a partnership.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of INAV Common Stock (or, following the Merger, CMFT Common Stock), the tax treatment of a partner in the partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding shares of INAV Common Stock (or, following the Merger, CMFT Common Stock) and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

This discussion of material U.S. federal income tax consequences of the Merger and of the ownership and disposition of CMFT Common Stock received in the Merger is not binding on the IRS. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any described herein.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR CIRCUMSTANCES AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER AND THE OWNERSHIP AND DISPOSITION OF CMFT COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Material U.S. Federal Income Tax Consequences of the Merger

Qualification of the Merger as a Reorganization

The parties intend for the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the completion of the Merger that Sullivan & Cromwell, or other nationally recognized tax counsel, renders an opinion to each of INAV and CMFT to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. Such opinions will be subject to customary exceptions, assumptions and qualifications, and will be based on representations made by CMFT and INAV regarding factual matters (including those contained in the tax representation letters provided by CMFT and INAV), and covenants undertaken by CMFT and INAV. If any assumption or representation is inaccurate in any way, or any covenant is not complied with, the tax consequences of the Merger could differ from those described in the tax opinions and in this summary. These tax opinions represent the legal judgment of counsel rendering the opinion and are not binding on the IRS or the courts. No ruling from the IRS has been or is expected to be requested in connection with the Merger, and there can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to the conclusions set forth in the tax opinions. Accordingly, the tax opinions are not a guarantee of the legal outcome of the Merger or any tax benefits that may be derived from the Merger.

Consequences of the Merger to Holders of INAV Common Stock

The following discussion summarizes the material U.S. federal income tax consequences of the Merger to holders assuming the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

A holder of INAV Common Stock generally will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of CMFT Common Stock in exchange for shares of INAV Common Stock in connection with the Merger.

A holder will have an aggregate tax basis in CMFT Common Stock it receives in the Merger equal to the holder’s aggregate tax basis in its INAV Common Stock surrendered pursuant to the Merger. If a holder acquired any of its shares of INAV Common Stock at different prices and/or at different times, Treasury Regulations provide guidance on how such holder may allocate its tax basis to CMFT Common Stock received in the Merger. Such holders should consult their tax advisors regarding the proper allocation of their basis among CMFT Common Stock received in the Merger under these Treasury Regulations.

The holding period of CMFT Common Stock received by a holder in connection with the Merger will include the holding period of INAV Common Stock surrendered in connection with the Merger. Holders owning blocks of INAV Common Stock acquired at different times or different prices should consult their tax advisors with respect to identifying the holding periods of the particular shares of CMFT Common Stock received in the Merger.

Certain Reporting Requirements

Under applicable Treasury Regulations, “significant holders” of INAV Common Stock generally will be required to comply with certain reporting requirements. A U.S. holder is a “significant holder” if, immediately before the Merger, such holder held 1% or more, by vote or value, of the total outstanding INAV Common Stock or has a basis in INAV non-stock securities of at least $1,000,000. Significant holders generally will be required to file a statement with the holder’s U.S. federal income tax return for the taxable year that includes the closing of the Merger. U.S. holders should consult their tax advisors as to whether they may be treated as a “significant holder.”

THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL OF THE POTENTIAL TAX CONSEQUENCES OF THE MERGER. HOLDERS OF INAV COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER APPLICABLE TAX LAWS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

REIT Qualification of INAV and CMFT

Tax Opinions from Counsel Regarding REIT Qualification of INAV and CMFT

It is a condition to the obligation of INAV to complete the Merger that INAV receive an opinion of Morris, Manning & Martin, LLP (“Morris, Manning & Martin”) (or other nationally recognized tax counsel to INAV) to the effect that, commencing with CMFT’s taxable year ended December 31, 2012, CMFT has been organized and operated in conformity with the requirements for qualification and taxation as a REIT pursuant to Sections 856 through 860 of the Code, and CMFT’s ownership, organization and proposed method of operation will enable CMFT to continue to meet the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and will be based on customary representations made by CMFT. This opinion will not be binding on the IRS or the courts.

The Combined Company intends to continue to operate in a manner to qualify as a REIT following the Merger, but there is no guarantee that it will qualify or remain qualified as a REIT. Qualification and taxation as a REIT depend upon the ability of the Combined Company to meet, through actual annual (or, in some cases, quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various REIT qualification requirements imposed under the Code. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in the circumstances of the Combined Company, there can be no assurance that the actual operating results of the Combined Company will satisfy the requirements for taxation as a REIT under the Code for any particular tax year.

It is a condition to the obligation of CMFT to complete the Merger that CMFT receive an opinion of Morris, Manning & Martin (or other nationally recognized tax counsel to CMFT) to the effect that commencing with INAV’s taxable year ended December 31, 2012, INAV has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and INAV’s ownership, organization and proposed method of operation will enable INAV to continue to meet the requirements for qualification and taxation as a REIT, through the effective time of the Merger, which opinion will be subject to customary exceptions, assumptions and qualifications and will be based on representations made by INAV regarding factual matters. This opinion will not be binding on the IRS or the courts.

No ruling from the IRS has been or is expected to be requested regarding the qualification of CMFT, INAV or the Combined Company as a REIT.

Tax Liabilities and Attributes Inherited from INAV

If INAV failed to qualify as a REIT for any of its taxable years for which the applicable period for assessment had not expired, INAV would be liable for (and the Combined Company will be obligated to pay) U.S. federal corporate income tax on its taxable income for such years, and, assuming the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, the Combined Company must distribute any earnings and profits of INAV by the close of the taxable year in which the Merger occurs and will be subject to tax on the built-in gain on each INAV asset existing at the time of the Merger if the Combined Company were to dispose of the INAV asset in a taxable transaction during the five-year period following the Merger. Such tax will be imposed at the highest regular corporate rate in effect as of the date of the sale. Moreover, even if INAV qualified as a REIT at all relevant times, the Combined Company similarly will be liable for other unpaid taxes (if any) of INAV (such as the 100% tax on gains from any sales treated as “prohibited transactions”). Furthermore, after the Merger, the asset and gross income tests applicable to REITs will apply to all of the assets of the Combined Company, including the assets the Combined Company acquires from INAV, and to all of the gross income of the Combined Company, including the income derived from the assets the Combined Company acquires from INAV. As a result, the nature of the assets that the Combined Company acquires from INAV and the gross income the Combined Company derives from such assets will be taken into account in determining the qualification of the Combined Company as a REIT.

Qualification as a REIT requires INAV to satisfy numerous requirements, some on an annual and others on a quarterly basis, as described below with respect to INAV. There are only limited judicial and administrative interpretations of these requirements, and qualification as a REIT involves the determination of various factual matters and circumstances which are not entirely within the control of INAV.

Material U.S. Federal Income Tax Considerations Relating to the Combined Company’s Treatment as a REIT and to Holders of CMFT Common Stock

This section summarizes the material U.S. federal income tax consequences under current law generally resulting from the election of CMFT to be taxed as a REIT and the acquisition, ownership and disposition of CMFT Common Stock.

The sections of the Code and the corresponding Treasury Regulations that relate to the qualification and taxation as a REIT are highly technical and complex. You are urged to consult your tax advisor regarding the specific tax consequences to you of the acquisition, ownership and disposition of the securities of the Combined Company and of the election of CMFT to be taxed as a REIT. Specifically, you should consult your tax advisor regarding the federal, state, local, foreign and other tax consequences of such acquisition, ownership, disposition and election, and regarding potential changes in applicable tax laws.

Taxation of the Combined Company

CMFT has elected to be taxed as a REIT under Sections 856 through 860 of the Code commencing with its taxable year ended December 31, 2012. CMFT believes that it has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code beginning with its taxable year ended December 31, 2012, and that its intended manner of operation will enable the Combined Company to continue to meet the requirements for qualification as a REIT for U.S. federal income tax purposes. However, qualification and taxation as a REIT depend upon the Combined Company’s ability to meet the various qualification tests imposed under the Code, including through actual operating results, asset composition, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that CMFT has been organized and has operated, or that the Combined Company will continue to be organized and operate, in a manner so as to qualify or remain qualified as a REIT. See “—Failure to Qualify” for potential tax consequences if the Combined Company fails to qualify as a REIT.

Provided the Combined Company qualifies for taxation as a REIT, it generally will not be required to pay U.S. federal corporate income taxes on its REIT taxable income that is currently distributed to its stockholders. This treatment substantially eliminates the “double taxation” (i.e. taxation at both the corporate and the stockholder levels) that generally results from investment in a C corporation. The Combined Company will, however, be subject to U.S. federal income taxes as follows:

•

First, the Combined Company will be required to pay regular U.S. federal corporate income tax on any REIT taxable income, including net capital gain, that it does not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

•

Second, if the Combined Company has (1) net income from the sale or other disposition of “foreclosure property” held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, the Combined Company will be required to pay regular U.S. federal corporate income tax on this income. To the extent that income from foreclosure property is otherwise qualifying income for purposes of the 75% gross income test, this tax is not applicable. Subject to certain other requirements, foreclosure property generally is defined as property the Combined Company acquired through foreclosure or after a default on a loan secured by the property or a lease of the property. See “—Foreclosure Property.”

•

Third, the Combined Company will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held as inventory or primarily for sale to customers in the ordinary course of business.

•

Fourth, if the Combined Company fails to satisfy the 75% gross income test or the 95% gross income test, as described below, but has otherwise maintained its qualification as a REIT because certain other requirements are met, it will be required to pay a tax equal to (1) the greater of (A) the amount by which it fails to satisfy the 75% gross income test and (B) the amount by which it fails to satisfy the 95% gross income test, multiplied by (2) a fraction intended to reflect its profitability.

•

Fifth, if the Combined Company fails to satisfy any of the asset tests (other than a de minimis failure of the 5% or 10% asset tests), as described below, due to reasonable cause and not due to willful neglect, and the Combined Company nonetheless maintains its REIT qualification because of specified cure provisions, it will be required to pay a tax equal to the greater of $50,000 or the U.S. federal corporate income tax rate multiplied by the net income generated by the nonqualifying assets that caused the Combined Company to fail such test.

•

Sixth, if the Combined Company fails to satisfy any provision of the Code that would result in its failure to qualify as a REIT (other than a violation of the gross income tests or certain violations of the asset tests, as described below) and the violation is due to reasonable cause and not due to willful neglect, the Combined Company may retain its REIT qualification, but it will be required to pay a penalty of $50,000 for each such failure.

•

Seventh, the Combined Company will be required to pay a 4% nondeductible excise tax to the extent it fails to distribute during each calendar year at least the sum of (1) 85% of its ordinary income for the year, (2) 95% of its capital gain net income for the year, and (3) any undistributed taxable income from prior periods.

•

Eighth, if the Combined Company acquires any asset from a corporation that is or has been a C corporation in a transaction in which the Combined Company’s tax basis in the asset is less than the fair market value of the asset, in each case determined as of the date on which it acquired the asset, and it subsequently recognizes gain on the disposition of the asset during the five-year period beginning on the date on which it acquired the asset, then it generally will be required to pay regular U.S. federal corporate income tax on this gain to the extent of the excess of (1) the fair market value of the asset over (2) its adjusted tax basis in the asset, in each case determined as of the date on which it acquired the asset.

•	Ninth, the Combined Company’s subsidiaries that are C corporations, including its TRSs described below, generally will be required to pay regular U.S. federal corporate income tax on their earnings.

•	Tenth, the Combined Company will be required to pay a 100% excise tax on transactions with its TRSs that are not conducted on an arm’s-length basis.

•

Eleventh, if the Combined Company fails to comply with the requirement to send annual letters to its stockholders holding at least a certain percentage of its stock, as determined under applicable Treasury Regulations, requesting information regarding the actual ownership of its stock, and the failure is not due to reasonable cause or is due to willful neglect, the Combined Company will be subject to a $25,000 penalty, or if the failure is intentional, a $50,000 penalty.

The Combined Company and its subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state and local income, property and other taxes on its assets and operations.

Requirements for Qualification as a REIT

The Code defines a REIT as a corporation, trust or association that satisfied each of the following requirements:

(1)	It is managed by one or more trustees or directors;

(2)	Its beneficial ownership is evidenced by transferable shares of stock, or by transferable shares or certificates of beneficial ownership;

(3)	It would be taxable as a domestic corporation, but for its qualification as a REIT;

(4)	It is not a financial institution or an insurance company within the meaning of certain provisions of the Code;

(5)	It is beneficially owned by 100 or more persons;

(6)

Not more than 50% in value of the outstanding stock or shares of beneficial interest of which are owned, actually or constructively, by five or fewer individuals, which the U.S. federal income tax laws define to include certain entities, during the last half of each taxable year;

(7)

It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to qualify to be taxed as a REIT for U.S. federal income tax purposes;

(8)	It uses a calendar year for U.S. federal income tax purposes and complies with the recordkeeping requirements of the U.S. federal income tax laws; and

(9)	It meets certain other requirements, described below, regarding the sources of its gross income, the nature and diversification of its assets and the distribution of its income.

The Code provides that requirements (1) through (4), and (8) must be satisfied during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT (which, in CMFT’s case, was 2012). For purposes of condition (6), the term “individual” includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but generally does not include a qualified pension plan or profit sharing trust. For purposes of requirement (8) above, CMFT has and the Combined Company will continue to have a calendar taxable year, and thereby satisfies this requirement.

CMFT believes that it has been organized and has operated in a manner that has allowed CMFT, and will continue to allow the Combined Company, to satisfy conditions (1) through (9) during the relevant time periods. In addition, the CMFT Charter provides for restrictions regarding ownership and transfer of CMFT’s shares that are intended to assist it in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. A description of the share ownership and transfer restrictions relating to CMFT’s common stock is contained in the discussion in this proxy statement/prospectus under the heading “Description of CMFT Capital Stock—Restrictions on Ownership and Transfer.” These restrictions, however, do not ensure that CMFT has previously satisfied, and may not ensure that the Combined Company will, in all cases, be able to continue to satisfy, the share ownership requirements described in conditions (5) and (6) above. If the Combined Company fails to satisfy these share ownership requirements, except as provided in the next sentence, its status as a REIT will terminate. If, however, the Combined Company complies with the rules contained in applicable Treasury Regulations that require the Combined Company to ascertain the actual ownership of its shares and it does not know, or would not have known through the exercise of reasonable diligence, that it failed to meet the requirement described in condition (6) above, it will be treated as having met this requirement. See “—Failure to Qualify.”

Ownership of Interests in Partnerships and Limited Liability Companies

The Combined Company owns various direct and indirect interests in entities that are partnerships and limited liability companies for state law purposes. A partnership or limited liability company that has a single owner, as determined under U.S. federal income tax laws, generally is disregarded from its owner for U.S. federal income tax purposes. Many of the partnerships and limited liability companies owned by the Combined Company, including CMFT OP, currently are disregarded from their owners for U.S. federal income tax purposes because such entities are treated as having a single owner for U.S. federal income tax purposes. Consequently, the assets and liabilities, and items of income, deduction, and credit, of such entities will be treated as its assets and liabilities, and items of income, deduction, and credit, for U.S. federal income tax purposes, including the application of the various REIT qualification requirements.

An unincorporated domestic entity with two or more owners, as determined under the U.S. federal income tax laws, generally is taxed as a partnership for U.S. federal income tax purposes. In the case of a REIT that is an owner in an entity that is taxed as a partnership for U.S. federal income tax purposes, the REIT is treated as owning its proportionate share of the assets of the entity and as earning its allocable share of the gross income of the entity for purposes of the applicable REIT qualification tests. Thus, its proportionate share of the assets and items of gross income of any partnership, joint venture, or limited liability company that is taxed as a partnership for U.S. federal income tax purposes is treated as the assets and items of gross income of the Combined Company for purposes of applying the various REIT qualification tests. For purposes of the 10% value test (described in “—Asset Tests”), its proportionate share is based on its proportionate interest in the equity interests and certain debt securities issued by the entity. For all of the other asset and income tests, its proportionate share is based on its proportionate interest in the capital of the entity. A brief summary of the rules governing the U.S. federal income taxation of partnerships and limited liability companies is set forth below in “—Tax Aspects of the Combined Company’s Ownership of Entities Taxable as Partnerships.”

The Combined Company has control of its operating partnership and the subsidiary partnerships and limited liability companies and intends to operate them in a manner consistent with the requirements for the Combined Company’s qualification as a REIT. If the Combined Company becomes a limited partner or non-managing member in any partnership or limited liability company and such entity takes or expects to take actions that could jeopardize the Combined Company’s status as a REIT or require it to pay tax, the Combined Company may be forced to dispose of its interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause the Combined Company to fail a gross income or asset test, and that the Combined Company would not become aware of such action in time to dispose of its interest in the partnership or limited liability company or take other corrective action on a timely basis. In such a case, the Combined Company could fail to qualify as a REIT unless it were entitled to relief, as described below.

Ownership of Interests in Qualified REIT Subsidiaries

The Combined Company may from time to time own and operate certain properties through wholly owned subsidiaries that it intends to be treated as “qualified REIT subsidiaries” under the Code. A corporation will qualify as the Combined Company’s qualified REIT subsidiary if the Combined Company owns 100% of the corporation’s outstanding stock and does not elect with the subsidiary to treat it as a TRS, as described below. A qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, gain, loss, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, gain, loss, deduction and credit of the parent REIT for all purposes under the Code, including all REIT qualification tests. Thus, in applying the U.S. federal income tax requirements described in this discussion, any qualified REIT subsidiaries the Combined Company owns are ignored, and all assets, liabilities and items of income, gain, loss, deduction and credit of such corporations are treated as the Combined Company’s assets, liabilities and items of income, gain, loss, deduction and credit. A qualified REIT subsidiary is not subject to U.S. federal income tax, and the Combined Company’s ownership of the stock of a qualified REIT subsidiary will not violate the restrictions on ownership of securities, as described below under “—Asset Tests.”

Ownership of Interests in TRSs

The Combined Company and its operating partnership may own interests in companies that elect, together with the Combined Company, to be treated as the Combined Company’s TRSs, and it may acquire securities in additional TRSs in the future. A TRS is a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with such REIT to be treated as a TRS. If a TRS owns more than 35% of the total voting power or value of the outstanding securities of another corporation, such other corporation will also be treated as a TRS. Other than some activities relating to lodging and health care facilities, a TRS may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. Restrictions imposed on REITs and their TRSs are intended to ensure that TRSs will be subject to appropriate levels of U.S. federal income taxation. These restrictions impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis, such as any redetermined rents, redetermined deductions, excess interest or redetermined TRS service income. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of its tenants by a TRS, redetermined deductions and excess interest represent any amounts that are deducted by a TRS for amounts paid to its parent REIT that are in excess of the amounts that would have been deducted based on arm’s length negotiations, and redetermined TRS service income is income of a TRS that is understated as a result of services provided to its parent REIT or on its behalf. Rents will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code. Dividends paid to a parent REIT from a TRS, will be treated as dividend income received from a corporation. The foregoing treatment of TRSs may reduce the cash flow generated by the Combined Company and its subsidiaries in the aggregate and its ability to make distributions to its stockholders and may affect its compliance with the gross income tests and asset tests.

A TRS generally may be used by a REIT to undertake indirectly activities that the REIT requirements might otherwise preclude the REIT from doing directly, such as the provision of noncustomary tenant services or the disposition of property held for sale to customers. See “—Gross Income Tests—Rents from Real Property” and “—Gross Income Tests—Prohibited Transactions.” A TRS is subject to U.S. federal income tax as a regular C corporation. A REIT’s ownership of securities of a TRS is not subject to the 5% or 10% asset test described below. See “—Asset Tests.”

Taxable Mortgage Pools

The Combined Company may enter into transactions that could result in the Combined Company being considered to own interests in one or more taxable mortgage pools. An entity, or a portion of an entity, is classified as a taxable mortgage pool under the Code if:

•	substantially all of its assets consist of debt obligations or interests in debt obligations;

•	more than 50% of those debt obligations are real estate mortgage loans or interests in real estate mortgage loans as of specified testing dates;

•	the entity has issued debt obligations that have two or more maturities; and

•	the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

A taxable mortgage pool generally is treated as a corporation for U.S. federal income tax purposes. However, special rules apply to a REIT, a portion of a REIT, or a qualified REIT subsidiary that is a taxable mortgage pool. If a REIT owns, directly or indirectly through one or more qualified REIT subsidiaries or other entities that are disregarded as a separate entity for U.S. federal income tax purposes, 100% of the equity interests in the taxable mortgage pool, the taxable mortgage pool will be a qualified REIT subsidiary and, therefore, ignored as an entity separate from the REIT for U.S. federal income tax purposes and would not generally affect the tax qualification of the REIT. Rather, the consequences of the taxable mortgage pool classification would generally, except as described below, be limited to the REIT’s stockholders. See “—Excess Inclusion Income.”

If the Combined Company owns less than 100% of the ownership interests in a subsidiary that is a taxable mortgage pool, the foregoing rules would not apply. Rather, the subsidiary would be treated as a corporation for U.S. federal income tax purposes, and could be subject to corporate income tax. In addition, this characterization would alter the Combined Company’s REIT income and asset test calculations and could adversely affect the Combined Company’s compliance with those requirements.

Gross Income Tests

The Combined Company must satisfy two gross income tests annually to qualify and maintain its qualification as a REIT. First, at least 75% of its gross income for each taxable year generally must consist of the following:

•	rents from real property;

•

interest on debt secured by mortgages on real property or on interests in real property and interest on debt secured by mortgages on both real and personal property if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property;

•	dividends or other distributions on, and gain from the sale of, stock or shares of beneficial interest in other REITs;

•	gain from the sale of real estate assets (other than gain from prohibited transactions);

•	income and gain derived from foreclosure property; and

•

income derived from the temporary investment of new capital attributable to the issuance of its stock or a public offering of its debt with a maturity date of at least five years and that the Combined Company received during the one-year period beginning on the date on which the Combined Company received such new capital.

Second, in general, at least 95% of its gross income for each taxable year must consist of income that is qualifying for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities (including interest and gain from debt instruments of “publicly offered REITs” to the extent those debt instruments are not secured by real property or an interest in real property (“Nonqualified Publicly Offered REIT Debt Instruments”)) or any combination of these.

Cancellation of indebtedness income and gross income from a sale of property that the Combined Company holds primarily for sale to customers in the ordinary course of business will be excluded from gross income for purposes of the 75% and 95% gross income tests. In addition, gains from “hedging transactions,” as defined in “—Hedging Transactions,” that are clearly and timely identified as such will be excluded from gross income for purposes of the 75% and 95% gross income tests. Finally, certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests.

The following paragraphs discuss the specific application of certain relevant aspects of the gross income tests to rent received by the Combined Company.

Rents from Real Property. Rents the Combined Company receives from a resident will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the following conditions are met:

•

The amount of rent is not based in whole or in part on the income or profits of any person. However, an amount the Combined Company receives or accrues generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of receipts or sales;

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Neither the Combined Company nor an actual or constructive owner of 10% or more of its capital stock actually or constructively owns 10% or more of the interests in the assets or net profits of a non-corporate tenant, or, if the tenant is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant. Rents the Combined Company receives from such a tenant that is a TRS of the Combined Company, however, will not be excluded from the definition of “rents from real property” as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the TRS are substantially comparable to rents paid by the Combined Company’s other tenants for comparable space. Whether rents paid by a TRS are substantially comparable to rents paid by other tenants is determined at the time the lease with the TRS is entered into, extended, and modified, if such modification increases the rents due under such lease;

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Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property.” To the extent that rent attributable to personal property, leased in connection with a lease of real property, exceeds 15% of the total rent received under the lease, the Combined Company may transfer a portion of such personal property to a TRS; and

•

The Combined Company generally may not operate or manage the property or furnish or render noncustomary services to its tenants, subject to a 1% de minimis exception and except as provided below. The Combined Company may, however, perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of these services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, the Combined Company may employ an independent contractor from whom it derives no revenue to provide customary services to the Combined Company’s tenants, or a TRS (which may be wholly or partially owned by the Combined Company) to provide both customary and non-customary services to the Combined Company’s tenants without causing the rent the Combined Company receives from those tenants to fail to qualify as “rents from real property.”

The Combined Company generally does not intend to take actions it believes will cause it to fail to satisfy the rental conditions described above. However, there can be no assurance that the IRS would not challenge its conclusions, including the calculation of its personal property ratios, or that a court would agree with its conclusions. If such a challenge were successful, the Combined Company could fail to satisfy the 75% or 95% gross income test and thus potentially lose its REIT status.

Interest. For purposes of the 75% and 95% gross income tests, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely because it is based on a fixed percentage or percentages of receipts or sales. In addition, an amount that is based on the income or profits of a debtor will be qualifying interest income as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in such real property, but only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

Interest on debt secured by mortgages on real property or on interests in real property generally is qualifying income for purposes of the 75% gross income test. Except as provided below, in cases where a mortgage loan is secured by both real property and other property, if the outstanding principal balance of a mortgage loan during the year exceeds the value of the real property securing the loan at the time the Combined Company committed to acquire the loan. Notwithstanding the foregoing, a mortgage loan secured by both real property and personal property shall be treated as a wholly qualifying real estate asset and all interest shall be qualifying income for purposes of the 75% income test if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property, even if the real property collateral value is less than the outstanding principal balance of the loan.

In the event a mortgage loan is modified, the Combined Company may be required to retest the loan under the apportionment rules discussed above by comparing the outstanding balance of the modified loan to the fair market value of the collateral real property at the time of modification.

Among the assets the Combined Company holds are mezzanine loans secured by equity interests in a pass-through entity that directly or indirectly owns real property, rather than a direct mortgage on the real property. The IRS issued Revenue Procedure 2003-65 (the “Revenue Procedure”), which provides a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests, and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% gross income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Structuring a mezzanine loan to meet the requirements of the safe harbor may not always be practical, and the mezzanine loans that the Combined Company acquires or originates may not meet all of the requirements for reliance on this safe harbor. Accordingly, there can be no assurance that the IRS will not challenge the qualification of such assets as real estate assets or the interest generated by these loans as qualifying income under the 75% gross income test. To the extent the Combined Company makes corporate mezzanine loans or acquires other commercial real estate corporate debt, such loans will not qualify as real estate assets and interest income with respect to such loans will not be qualifying income for purposes of the 75% gross income test.

The Combined Company also may hold loans with relatively high loan-to-value ratios and/or high yields. Additionally, the Combined Company may receive equity interests in borrowers in connection with loans that the Combined Company acquires. These features can cause a loan to be treated as equity for U.S. federal income tax purposes. Although the Combined Company intends to only acquire loans that should be respected as debt for U.S. federal income tax purposes, there can be no assurance that the IRS will not challenge the Combined Company’s treatment of one or more of the acquired loans as debt for U.S. federal income tax purposes. In the event the IRS was successful in such a challenge, all or a portion of the income from any such loans received from borrowers that are treated as partnerships for U.S. federal income tax purposes may be viewed as guaranteed payments under the partnership tax rules, in which case such income may not be qualifying income for the REIT income tests. As a result, such a recharacterization could adversely affect the Combined Company’s ability to continue to qualify as a REIT.

In connection with the Combined Company’s acquisition or origination of loans, the Combined Company could obtain rights to share in the appreciation of the underlying collateral real property securing the mortgage loan. These participation features may be structured as “shared appreciation provisions” that are in connection with the loan itself or as a severable contingent right on the collateral. Under the Code, a “shared appreciation provision” is any provision (i) that is in connection with an obligation held by a REIT and secured by an interest in real property, and (ii) that entitles the REIT to receive a specified portion of any gain realized on the sale or exchange of such real property (or of any gain which would be realized if the property were sold on a specified date) or appreciation in value as of any specified date. The participation features are sometimes referred to as “kickers.” To the extent the shared appreciation provision is in connection with the loan secured by real property, any income derived from the shared appreciation provision will be treated as gain from the sale of the collateral property for REIT gross income test purposes and for purposes of determining whether such income is income from a prohibited transaction. However, this treatment will not impact the character of the shared appreciation payment as contingent interest for other tax purposes. To the extent a participation feature is structured as a severable contingent right in the collateral property, or otherwise does not meet the definition of “shared appreciation provision,” the Combined Company may either be treated as owning an equity interest in the collateral property for the REIT income and asset tests or as holding a loan that provides for interest based on net profits, which would not be qualifying income for both the 75% and 95% gross income tests. The Combined Company may hold severable contingent rights through a TRS, in which case they will be subject to corporate tax but will not generate non-qualifying income (except to the extent of TRS dividends for the 75% income test) or non-qualifying assets (except to the extent of the additional value in the TRS stock).

Prohibited Transaction Income. The Code imposes a tax of 100% on net income derived by a REIT from a “prohibited transaction,” which is generally a sale or other disposition of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of a trade or business. Such property is also frequently referred to as “dealer property.” Any losses incurred on sales of dealer property may not be used to offset gains from other prohibited transactions. The Code sets forth a safe harbor for REITs that wish to sell property without risking the imposition of the 100% tax (the “Safe Harbor”). In general, under the Safe Harbor, a sale of property will not be treated as a sale of dealer property subject to the 100% tax if: (a) the REIT held the property for at least two years, (b) the aggregate expenditures made by the REIT during the two years preceding the date of sale that are includible in the basis of the property do not exceed 30% of the net selling price, (c) in the case of land or improvements, the REIT has held the property for at least two years for production of rental income, and (d) one of the following is true: (1) during the taxable year the REIT does not make more than seven sales of properties, (2) the aggregate adjusted bases of properties sold during the year does not exceed 10% of the aggregate bases of all of the properties of the REIT at the beginning of the year, (3) the fair market value of properties sold during the year does not exceed 10% of the fair market value of all of the properties of the REIT at the beginning of the year, (4) the aggregate adjusted bases of properties sold during the year does not exceed 20% of the aggregate bases of all of the properties of the REIT at the beginning of the year, provided that the “3-year average adjusted bases percentage” (generally, the aggregate adjusted bases of properties sold in the three years ending during the year of sale divided by the sum of the aggregate adjusted bases of all properties as of the beginning of each such year) for the taxable year does not exceed 10%, or (5) the fair market value of properties sold during the year does not exceed 20% of the fair market value of all of the properties of the REIT at the beginning of the year, provided that the “3-year average fair market value percentage” (defined similarly to the 3-year average adjusted bases percentage but using fair market values) for the taxable year does not exceed

10%. Additionally, if clauses (d)(2) through (5) are relied upon, substantially all of the marketing and development expenditures with respect to the properties sold were made through an independent contractor from whom the REIT does not itself derive or receive any income or through a TRS.

In 2019, CMFT sold a total of 497 properties (the “2019 Sales”), which, excluding assets sold for a loss, would have resulted in a tax gain of approximately $201.1 million. Although CMFT held each property for over two years, the 2019 Sales did not qualify under the Safe Harbor because there were more than seven sales during 2019 and the total value and basis of the assets sold exceeded the 10% thresholds for 2019 and also the 20% limitations with respect to the 3-year averages, as discussed above. The Code provides that a sale failing to satisfy the Safe Harbor does not necessarily result in classification of the sale as a sale of dealer property. Rather, failure to satisfy the Safe Harbor requires an analysis of all relevant facts and circumstances to determine if the property sold was held primarily for sale to customers in the ordinary course of CMFT’s business. There can be no assurances that the IRS will agree with CMFT’s assessment that the facts and circumstances establish that the assets sold as part of the 2019 Sales were not held primarily for sale to customers in the ordinary course of CMFT’s business and therefore should not be treated as prohibited transactions. If the IRS successfully asserts that the 2019 Sales were prohibited transactions, the resulting tax liability of approximately $201.1 million could adversely impact the Combined Company’s liquidity, could make it difficult for the Combined Company to meet its distribution requirement to maintain its status as a REIT, and would substantially reduce the amount of cash available for distribution to stockholders.

Hedging Transactions. From time to time, the Combined Company may enter into hedging transactions with respect to one or more of its assets or liabilities. The Combined Company’s hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Income from a hedging transaction, including gain from the sale or disposition of such a transaction, that is clearly identified as a hedging transaction as specified in the Code will not constitute gross income under, and thus will be exempt from, the 75% and 95% gross income tests. The term “hedging transaction,” as used above, generally means (A) any transaction the Combined Company enters into in the normal course of its business primarily to manage risk of (1) interest rate changes or fluctuations with respect to borrowings made or to be made by it to acquire or carry real estate assets, or (2) currency fluctuations with respect to an item of qualifying income under the 75% or 95% gross income test or any property which generates such income and (B) new transactions entered into to hedge the income or loss from prior hedging transactions, where the property or indebtedness which was the subject of the prior hedging transaction was extinguished or disposed of. To the extent that the Combined Company does not properly identify such transactions as hedges or it hedges with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. The Combined Company intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT.

TRS Income. To the extent the Combined Company’s TRSs pay dividends or interest, its allocable share of such dividend or interest income will qualify under the 95%, but not the 75%, gross income test (except to the extent the interest is paid on a loan that is adequately secured by real property). The Combined Company will monitor the amount of the dividend and other income from its TRSs and will take actions intended to keep this income, and any other nonqualifying income, within the limitations of the gross income tests. Although the Combined Company expects these actions will be sufficient to prevent a violation of the gross income tests, it cannot guarantee that such actions will in all cases prevent such a violation.

Failure to Satisfy Gross Income Tests. The Combined Company intends to monitor its sources of income, including any non-qualifying income received by it, and manage its assets so as to ensure its compliance with the gross income tests. If the Combined Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, the Combined Company may nevertheless qualify as a REIT for the year if it is entitled to relief under certain provisions of the Code. The Combined Company generally may make use of the relief provisions if: (1) its failure to meet these tests was due to reasonable cause and not due to willful neglect; and (2) following its identification of the failure to meet the 75% or 95% gross income tests for any taxable year, it files a schedule with the IRS setting forth each item of its gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with Treasury Regulations to be issued.

It is not possible, however, to state whether in all circumstances the Combined Company would be entitled to the benefit of these relief provisions. As discussed above in “—General,” even if these relief provisions apply, and the Combined Company retains its status as a REIT, a tax would be imposed with respect to its nonqualifying income.

Asset Tests

At the close of each calendar quarter of its taxable year, the Combined Company must also satisfy certain tests relating to the nature and diversification of its assets. First, at least 75% of the value of the Combined Company’s total assets must generally consist of:

•	Cash or cash items, including certain receivables and shares in certain money market funds;

•	Government securities;

•	Interests in real property, including leaseholds and options to acquire real property and leaseholds;

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Interests in mortgage loans secured by real property, and interests in mortgage loans secured by both real property and personal property if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property;

•	Stock or shares of beneficial interest in other REITs;

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Investments in stock or debt instruments during the one-year period following its receipt of new capital that the Combined Company raises through equity offerings or public offerings of debt with at least a five-year term;

•	Debt instruments of publicly offered REITs; and

•	Personal property leased in connection with a lease of real property for which the rent attributable to personal property is not greater than 15% of the total rent received under the lease.

Second, under the “5% asset test,” of the Combined Company’s assets that are not qualifying assets for purposes of the 75% asset test described above, the value of the Combined Company’s interest in any one issuer’s securities may not exceed 5% of the value of its total assets.

Third, of the Combined Company’s assets that are not qualifying assets for purposes of the 75% asset test described above, the Combined Company may not own more than 10% of the voting power of any one issuer’s outstanding securities, or the “10% vote test,” or more than 10% of the value of any one issuer’s outstanding securities, or the “10% value test.”

Fourth, no more than 20% of the value of the Combined Company’s total assets may consist of the securities of one or more TRSs.

Fifth, no more than 25% of the value of the Combined Company’s total assets may consist of the securities of TRSs and other assets that are not qualifying assets for purposes of the 75% asset test.

Sixth, not more than 25% of the value of the Combined Company’s total assets may be represented by Nonqualified Publicly Offered REIT Debt Instruments.

For purposes of the 5% asset test, the 10% vote test and the 10% value test, the term “securities” does not include securities that qualify under the 75% asset test, securities of a TRS and equity interests in an entity taxed as a partnership for U.S. federal income tax purposes. For purposes of the 10% value test, the term “securities” also does not include: certain “straight debt” securities; any loan to an individual or an estate; most rental agreements and obligations to pay rent; any debt instrument issued by an entity taxed as a partnership for U.S. federal income tax purposes in which the Combined Company is an owner to the extent of its proportionate interest in the debt and equity securities of the entity; and any debt instrument issued by an entity taxed as a partnership for U.S. federal income tax purposes if at least 75% of the entity’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “—Gross Income Tests.”

From time to time the Combined Company may own securities (including debt securities) of issuers that do not qualify as a REIT, a qualified REIT subsidiary or a TRS. The Combined Company intends that its ownership of any such securities will be structured in a manner that allows it to comply with the asset tests described above. The Combined Company believes that the assets that the Combined Company holds satisfy the foregoing asset test requirements. The Combined Company will not obtain, nor is the Combined Company required to obtain under the U.S. federal income tax laws, independent appraisals to support its conclusions as to the value of its assets and securities. Moreover, the values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that its ownership of securities and other assets violates one or more of the asset tests applicable to REITs.

As discussed above under “Gross Income Tests,” certain loans that the Combined Company might acquire could be at risk of being treated as equity interests in the borrower for U.S. federal income tax purposes. In such cases, the Combined Company would likely be treated as owning its proportionate share of the borrower’s assets (if the borrower is a pass-through entity) or as owning corporate stock (if the borrower is a corporation), which could adversely affect the Combined Company’s ability to comply with the asset tests.

As discussed above under “Gross Income Tests,” there may be circumstances in which the Combined Company’s mezzanine loans do not comply with the safe harbor under Revenue Procedure 2003-65. To the extent that any of the Combined Company’s mezzanine loans do not meet all of the requirements for reliance on the safe harbor set forth in the Revenue Procedure, such loans may not be real estate assets and could adversely affect the Combined Company’s qualification as a REIT.

Failure to Satisfy Asset Tests. The Combined Company will monitor the status of its assets for purposes of the various asset tests and will manage its portfolio in order to comply at all times with such tests. Nevertheless, if the Combined Company fails to satisfy the asset tests at the end of a calendar quarter, it will not lose its REIT status if: (1) the Combined Company satisfied the asset tests at the end of the preceding calendar quarter; and (2) the discrepancy between the value of the Combined Company’s assets and the asset test requirements arose from changes in the market values of its assets and was not caused, in part or in whole, by the acquisition of one or more non-qualifying assets. If the Combined Company did not satisfy the second condition described in the preceding sentence, the Combined Company still could avoid REIT disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose.

In the event that the Combined Company violates the 5% asset test, the 10% vote test or the 10% value test described above, the Combined Company will not lose its REIT status if (1) the failure is de minimis (up to the lesser of 1% of its assets or $10 million) and (2) the Combined Company disposes of assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which the Combined Company identifies such failure. In the event of a failure of any of such asset tests other than a de minimis failure, as described in the preceding sentence, the Combined Company will not lose its REIT status if (1) the failure was due to reasonable cause and not to willful neglect, (2) the Combined Company files a description of each asset causing the failure with the IRS, and (3) the Combined Company disposes of assets causing the failure or otherwise complies with the asset tests within six months after the last day of the quarter in which the Combined Company identifies the failure. In such case, the Combined Company must pay a tax equal to the greater of $50,000 or the highest U.S. federal corporate income tax rate multiplied by the net income from the non-qualifying assets during the period in which the Combined Company failed to satisfy the asset tests.

Annual Distribution Requirements

To maintain the Combined Company’s qualification as a REIT, each taxable year it is required to distribute dividends, other than capital gain dividends, to its stockholders in an amount at least equal to the sum of:

•	90% of its REIT taxable income; plus

•	90% of its after-tax net income, if any, from foreclosure property; minus

•	the excess of the sum of certain items of non-cash income over 5% of its REIT taxable income.

For these purposes, the Combined Company’s REIT taxable income is computed without regard to the dividends paid deduction and its net capital gain. In addition, for purposes of this test, non-cash income generally means income attributable to leveled stepped rents, original issue discount, cancellation of indebtedness, or a like-kind exchange that is later determined to be taxable.

The Combined Company generally must pay, or be treated as paying, the distributions described above in the taxable year to which they relate. Dividends declared during the last three months of the taxable year, payable to stockholders of record on a specified date during such period and paid during January of the following year, will be treated as paid by the Combined Company and received by its stockholders on December 31 of the year in which they are declared. Additionally, at the Combined Company’s election, a distribution will be treated as paid in a taxable year if it is declared before the Combined Company timely files its tax return for such year and paid on or before the first regular dividend payment after such declaration, provided such payment is made during the 12-month period following the close of such year. These distributions are treated as received by the Combined Company’s stockholders in the year in which they are paid. This is so even though these distributions relate to the prior year for purposes of the 90% distribution requirement.

In order to be taken into account for purposes of the Combined Company’s distribution requirement, except as provided below, the amount distributed must not be preferential—i.e., every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class. This preferential limitation will not apply to distributions made by the Combined Company, provided it qualifies as a “publicly offered REIT.” CMFT believes that it is, and expects the Combined Company will continue to be, a publicly offered REIT. However, subsidiary REITs it may own from time to time may not be publicly offered REITs.

To the extent that the Combined Company does not distribute all of its net capital gain, or distributes at least 90%, but less than 100%, of its REIT taxable income, it will be required to pay regular U.S. federal corporate income tax on the undistributed amount. CMFT believes that it has made, and the Combined Company intends to continue to make, timely distributions sufficient to satisfy these annual distribution requirements and to minimize its corporate tax obligations. In this regard, the partnership agreement of the Combined Company’s operating partnership authorizes the Combined Company to take such steps as may be necessary to cause its operating partnership to distribute to its partners an amount sufficient to permit the Combined Company to meet these distribution requirements and to minimize its corporate tax obligation.

Under some circumstances, the Combined Company may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying “deficiency dividends” to its stockholders in a later year, which may be included in its deduction for dividends paid for the earlier year. In that case, the Combined Company may be able to avoid being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described below. However, the Combined Company will be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends. While the payment of a deficiency dividend will apply to a prior year for purposes of the Combined Company’s REIT distribution requirements, it will be treated as an additional distribution to the Combined Company’s stockholders in the year such dividend is paid. In addition, if a dividend the Combined Company has paid with respect to a period for which the Combined Company is not a publicly offered REIT is treated as a preferential dividend, in lieu of treating the dividend as not counting toward satisfying the 90% distribution requirement, the IRS may provide a remedy to cure such failure if the IRS determines that such failure is (or is of a type that is) inadvertent or due to reasonable cause and not due to willful neglect.

Furthermore, the Combined Company will be required to pay a 4% excise tax to the extent it fails to distribute during each calendar year at least the sum of 85% of its ordinary income for such year, 95% of its capital gain net income for the year and any undistributed taxable income from prior periods. Any ordinary income and net capital gain on which corporate income tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating this excise tax.

CMFT expects that the Combined Company’s REIT taxable income will be less than its cash flow because of depreciation and other non-cash charges included in computing REIT taxable income. Accordingly, CMFT anticipates that the Combined Company generally will have sufficient cash or liquid assets to enable it to satisfy the distribution requirements described above. However, from time to time, the Combined Company may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining its taxable income. In addition, the Combined Company may decide to retain its cash, rather than distribute it, in order to repay debt or for other reasons. If these timing differences occur, the Combined Company may borrow funds to pay dividends or pay dividends in the form of taxable stock distributions in order to meet the distribution requirements, while preserving its cash.

Excess Inclusion Income

If the Combined Company directly or indirectly acquires a residual interest in a real estate mortgage investment conduit (“REMIC”) or equity interests in a taxable mortgage pool, a portion of the Combined Company’s income from such arrangements may be treated as “excess inclusion income.” See “—Taxable Mortgage Pools.” The Combined Company is required to allocate any excess inclusion income to its stockholders in proportion to their dividends. The Combined Company would be subject to U.S. corporate tax to the extent of any excess inclusion income from the REMIC residual interest or taxable mortgage pool that is allocable to the percentage of the Combined Company’s shares held in record name by “disqualified organizations,” which are generally certain cooperatives, governmental entities and tax-exempt organizations that are exempt from tax on unrelated business taxable income (“UBTI”). Because this tax would be imposed on the Combined Company, unless the Combined Company can recover the tax out of distributions to the disqualified organizations, all of the Combined Company’s stockholders, including stockholders that are not disqualified organizations, would bear a portion of the tax cost associated with the classification of the Combined Company or a portion of its assets as a taxable mortgage pool.

Stockholders who are not disqualified organizations will have to treat dividends as excess inclusion income to the extent of their allocable shares of the Combined Company’s excess inclusion income. This income cannot be offset by net operating losses of stockholders. If the stockholder is a tax-exempt entity and not a disqualified organization, then this income is fully taxable as UBTI. If the stockholder is a foreign person, it would be subject to U.S. federal income tax withholding on this income without reduction or exemption pursuant to any otherwise applicable income tax treaty. If the stockholder is a REIT, a regulated investment company, common trust fund or other pass-through entity, the stockholder’s allocable share of the Combined Company’s excess inclusion income could be considered excess inclusion income of such entity.

Like-Kind Exchanges

The Combined Company may dispose of real property that is not held primarily for sale in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for U.S. federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require the Combined Company to pay U.S. federal income tax, possibly including the 100%

prohibited transaction tax, or deficiency dividends, depending on the facts and circumstances surrounding the particular transaction.

Foreclosure Property

The foreclosure property rules permit the Combined Company (by its election) to foreclose or repossess properties without being disqualified as a REIT as a result of receiving income that does not qualify under the gross income tests. However, in such a case, the Combined Company would be subject to the U.S. federal corporate income tax on the net non-qualifying income from “foreclosure property,” and the after-tax amount would increase the dividends it would be required to distribute to stockholders. See “—Annual Distribution Requirements.” This corporate tax would not apply to income that qualifies under the REIT 75% income test.

Foreclosure property treatment will end on the first day on which the Combined Company enters into a lease of the applicable property that will give rise to income that does not qualify under the REIT 75% income test, but will not end if the lease will give rise only to qualifying income under such test. Foreclosure property treatment also will end if any construction takes place on the property (other than completion of a building or other improvement that was more than 10% complete before default became imminent). Foreclosure property treatment (other than for qualified health care property) is available for an initial period of three years and may, in certain circumstances, be extended for an additional three years. Foreclosure property treatment for qualified health care property is available for an initial period of two years and may, in certain circumstances, be extended for an additional four years.

Failure to Qualify

If the Combined Company discovers a violation of a provision of the Code that would result in its failure to qualify as a REIT, certain specified cure provisions may be available to it. Except with respect to violations of the gross income tests and asset tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If the Combined Company fails to satisfy the requirements for taxation as a REIT in any taxable year, and the relief provisions do not apply, it will be required to pay regular U.S. federal corporate income tax, including any applicable alternative minimum tax for taxable years beginning before January 1, 2018, on its taxable income. Distributions to stockholders in any year in which the Combined Company fails to qualify as a REIT will not be deductible by it. As a result, CMFT anticipates that the Combined Company’s failure to qualify as a REIT would reduce the cash available for distribution by it to its stockholders. In addition, if the Combined Company fails to qualify as a REIT, it will not be required to distribute any amounts to its stockholders and all distributions to stockholders will be taxable as regular corporate dividends to the extent of its current and accumulated earnings and profits. In such event, corporate distributees may be eligible for the dividends-received deduction. In addition, non-corporate stockholders, including individuals, may be eligible for the preferential tax rates on qualified dividend income. Non-corporate stockholders, including individuals, generally may deduct up to 20% of dividends from a REIT, other than capital gain dividends and dividends treated as qualified dividend income, for taxable years beginning after December 31, 2017 and before January 1, 2026. If the Combined Company fails to qualify as a REIT, such stockholders may not claim this deduction with respect to dividends paid by it. Unless entitled to relief under specific statutory provisions, the Combined Company would also be ineligible to elect to be treated as a REIT for the four taxable years following the year for which it loses its qualification. It is not possible to state whether in all circumstances the Combined Company would be entitled to this statutory relief.

Tax Aspects of the Combined Company’s Ownership of Interests in Entities Taxable as Partnerships

The following discussion summarizes the material U.S. federal income tax considerations that are applicable to our direct and indirect investments in entities that are treated as partnerships for U.S. federal income tax purposes. The following discussion does not address state or local tax laws or any U.S. federal tax laws other than income tax laws.

Classification as Partnerships

We are required to include in our income our distributive share of each partnership’s income and are allowed to deduct our distributive share of each partnership’s losses, but only if the partnership is classified for U.S. federal income tax purposes as a partnership rather than as a corporation or an association treated as a corporation. An unincorporated entity with at least two owners, as determined for U.S. federal income tax purposes, will be classified as a partnership, rather than as a corporation, for U.S. federal income tax purposes if it: (1) is treated as a partnership under the Treasury Regulations relating to entity classification, or the “check-the-box regulations”; and (2) is not a “publicly traded partnership.”

Under the check-the-box regulations, an unincorporated entity with at least two owners may elect to be classified either as an association treated as a corporation or as a partnership for U.S. federal income tax purposes. If such an entity does not make an election, it generally will be taxed as a partnership for U.S. federal income tax purposes.

A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly traded partnership generally is treated as a corporation for U.S. federal income tax purposes, but will not be so treated if, for each taxable year beginning after December 31, 1987 in which it was classified as a publicly traded partnership, at least 90% of the partnership’s gross income consisted of specified passive income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends, or the “90% passive income exception.” The Treasury Regulations provide limited safe harbors from treatment as a publicly traded partnership. Pursuant to one of those safe harbors, interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in the partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. If any partnership does not qualify for any safe harbor and is treated as a publicly traded partnership, we believe that such partnership would have sufficient qualifying income to satisfy the 90% passive income exception and, therefore, would not be treated as a corporation for U.S. federal income tax purposes.

We have not requested, and do not intend to request, a ruling from the IRS that any of our subsidiary partnerships is or will be classified as a partnership for U.S. federal income tax purposes. If, for any reason, a subsidiary partnership were treated as a corporation, rather than as a partnership, for U.S. federal income tax purposes, we may not be able to qualify as a REIT, unless we qualify for certain statutory relief provisions. See “—Gross Income Tests” and “—Asset Tests.” In addition, any change in a subsidiary partnership’s status for U.S. federal income tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “—Annual Distribution Requirements.” Further, items of income and deduction of the subsidiary partnership would not pass through to us, and we would be treated as a stockholder for U.S. federal income tax purposes. Consequently, the subsidiary partnership would be required to pay income tax at U.S. federal corporate income tax rates on its net income, and distributions to us would constitute dividends that would not be deductible in computing the partnership’s taxable income.

Allocations of Income, Gain, Loss and Deduction

Although a partnership agreement (or limited liability company agreement) generally will determine the allocation of income and losses among partners, the allocations will be disregarded for tax purposes if they do not comply with the provisions of the U.S. federal income tax laws governing partnership allocations. If an allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item.

Tax Allocations With Respect to Contributed Properties

Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss generally is equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution (this difference is referred to as a book-tax difference), as adjusted from time to time. These allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

The Combined Company’s partnerships may, from time to time, acquire interests in property in exchange for interests in the acquiring partnership. In that case, the tax basis of these property interests generally will carry over to the acquiring partnership, notwithstanding their different book (i.e., fair market) value. The partnership agreement requires that income and loss allocations with respect to these properties be made in a manner consistent with Section 704(c) of the Code. Treasury Regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for book-tax differences. Depending on the method the Combined Company chooses or has agreed to in connection with any particular contribution, the carryover basis of each of the contributed interests in the properties in the hands of the operating partnership (1) could cause the Combined Company to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to it if any of the contributed properties were to have a tax basis equal to its respective fair market value at the time of the contribution and (2) could cause the Combined Company to be allocated taxable gain in the event of a sale of such contributed interests or properties in excess of the economic or book income allocated to it as a result of such sale, with a corresponding benefit to the other partners in the Combined Company’s operating partnership. An allocation described in clause (1) or (2) above might cause the Combined Company or the other partners to recognize additional taxable income, including taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect the Combined Company’s ability to comply with the REIT distribution requirements. See “—Taxation of the Combined Company—Requirements for Qualification as a REIT” and “—Annual Distribution Requirements.”

Any property acquired by a partnership in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code generally will not apply.

Material U.S. Federal Income Tax Consequences to Holders of CMFT Common Stock

The following summary describes the principal United States federal income tax consequences to you of owning and disposing of CMFT Common Stock. You should consult your tax advisors concerning the application of United States federal income tax laws to your particular situation as well as any consequences of the acquisition, ownership and disposition of CMFT Common Stock arising under the laws of any state, local or foreign taxing jurisdiction.

Taxation of Taxable U.S. Holders of CMFT Common Stock

Distributions Generally. If the Combined Company qualifies as a REIT, distributions made out of its current or accumulated earnings and profits that it does not designate as capital gain dividends will be ordinary dividend income to taxable U.S. holders when actually or constructively received. A corporate U.S. holder will not qualify for the dividends-received deduction generally available to corporations. Ordinary dividends paid by the Combined Company also generally will not qualify for the preferential long-term capital gain tax rate applicable to “qualified dividends” unless certain holding period requirements are met and such dividends are attributable to (i) qualified dividends received by the Combined Company from non-REIT corporations, such as any TRSs, or (ii) income recognized by the Combined Company and on which the Combined Company has paid U.S. federal corporate income tax. The Combined Company does not expect a meaningful portion of its ordinary dividends to be eligible for taxation as qualified dividends. However, under the Tax Cuts and Jobs Act, for taxable years beginning after December 31, 2017 and before January 1, 2026, stockholders that are individuals, trusts or estates generally may deduct up to 20% of certain qualified business income, including “qualified REIT dividends” (generally, dividends received by a REIT stockholder that are not designated as capital gain dividends or qualified dividend income), subject to certain limitations.

Any distribution declared by the Combined Company in October, November or December of any year on a specified date in any such month shall be treated as both paid by the Combined Company and received by the Combined Company’s stockholders on December 31 of that year, provided that the distribution is actually paid by the Combined Company no later than January 31 of the following year. Distributions made by the Combined Company in excess of accumulated earnings and profits will be treated as a nontaxable return of capital to the extent of a U.S. holder’s basis and will reduce the basis of the U.S. holder’s shares. Any distributions by the Combined Company in excess of accumulated earnings and profits and in excess of a U.S. holder’s basis in the U.S. holder’s shares of the Combined Company stock will be treated as gain from the sale of such shares. See “Dispositions of CMFT Common Stock” below.

Capital Gain Dividends. Distributions to U.S. holders that the Combined Company properly designates as capital gain dividends will be taxed as long term capital gains (to the extent they do not exceed the Combined Company’s actual net capital gain for the taxable year), without regard to the period for which a U.S. holder held the Combined Company’s shares. However, U.S. holders that are corporations may be required to treat up to 20% of certain capital gain dividends as ordinary income.

Retention of Net Capital Gains. If the Combined Company elects to retain and pay income tax on any net long-term capital gain, each of the Combined Company’s U.S. holders would include in income, as long-term capital gain, its proportionate share of this net long-term capital gain. Each of the Combined Company’s U.S. holders would also receive a refundable tax credit for its proportionate share of the tax paid by the Combined Company on such retained capital gains and increase the basis of its shares of the Combined Company’s stock in an amount equal to the amount of includable capital gains reduced by the share of refundable tax credit.

Dispositions of CMFT Common Stock. If a U.S. holder sells or disposes of shares of CMFT Common Stock, the holder will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the holder’s adjusted tax basis in the shares. This gain or loss, except as provided below, will be long-term capital gain or loss if the holder’s holding period for such common stock exceeds one year. However, if a U.S. holder recognizes a loss upon the sale or other disposition of common stock that it has held for six months or less, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss to the extent the U.S. holder received distributions from the Combined Company which were required to be treated as long-term capital gains.

Taxation of Tax-Exempt Holders of CMFT Common Stock

Tax-exempt entities are generally exempt from U.S. federal income taxation. However, they are subject to taxation on their UBTI. Distributions made by the Combined Company and gain arising upon a sale of shares of CMFT Common Stock generally should not be UBTI to a tax-exempt holder, except as described below. This income or gain will be UBTI, however, to the extent a tax-exempt holder holds its shares as “debt-financed property” within the meaning of the Code or to the extent of the tax-exempt holder’s allocable shares of the Combined Company’s “excess inclusion income”, if any. Generally, “debt-financed property” is property the acquisition or holding of which was financed through a borrowing by the tax-exempt holder.

For tax-exempt holders that are social clubs, voluntary employee benefit associations or supplemental unemployment benefit trusts exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9) or (c)(17) of the Code, respectively, income from an investment in the Combined Company’s shares will constitute UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in the Combined Company’s shares. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” may be treated as UBTI as to certain trusts that hold more than 10%, by value, of the interests in the REIT. A REIT will not be a “pension-held REIT” if it is able to satisfy the “not closely held” requirement without relying on the “look-through” exception with respect to certain trusts or if such REIT is not “predominantly held” by “qualified trusts.” As a result of restrictions on ownership and transfer of the Combined Company’s stock contained in the Combined Company’s charter, CMFT does not expect the Combined Company to be classified as a “pension-held REIT,” and as a result, the tax treatment described above should be inapplicable to its holders.

Taxation of Non-U.S. Holders of CMFT Common Stock

The rules governing non-U.S. holders are complex, and no attempt is made herein to provide more than a brief summary of such rules. The Combined Company urges non-U.S. holders to consult their tax advisors to determine the impact of U.S. federal, state, local and non-U.S. income and other tax laws and any applicable tax treaty on the acquisition, ownership and disposition of shares of its common stock, including any reporting requirements.

Distributions Generally. Distributions made by the Combined Company to non-U.S. holders that are not attributable to gains from sales or exchanges by the Combined Company of United States real property interests (“USRPIs”) and that are not designated by the Combined Company as capital gain dividends will be treated as ordinary dividends to the extent that they are made out of the Combined Company’s current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of U.S. federal income tax at a 30% rate on the gross amount of the dividend paid, unless reduced or eliminated by an applicable income tax treaty. Any portion of the dividends paid to non-U.S. holders that are treated as excess inclusion income will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate.

If the investment in the Combined Company stock is treated as effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), the non-U.S. holder generally will be subject to a tax at the rates applicable to ordinary income, in the same manner as a U.S. holders is taxed with respect to ordinary dividend income (and also may be subject to the 30% branch profits tax in the case of a non-U.S. holder that is a foreign corporation that is not entitled to any treaty exemption). In general, a non-U.S. holder will not be considered to be engaged in a U.S. trade or business solely as a result of its ownership of CMFT stock, and the Combined Company will not withhold on the basis of a non-U.S. holder being so engaged unless such non-U.S. holder has filed an IRS Form W-8ECI with CMFT or the Combined Company. Distributions in excess of the Combined Company’s current and accumulated earnings and profits will not be taxable to a non-U.S. holder to the extent that such distributions do not exceed the adjusted tax basis of the holder’s common stock. Instead, the excess portion of such distribution will reduce the non-U.S. holder’s tax basis in its Combined Company stock. To the extent that such distributions exceed the non-U.S. holder’s adjusted tax basis in such common stock, they generally will give rise to gain from the sale or exchange of such stock, the tax treatment of which is described below. However, such excess distributions may be treated as dividend income for certain non-U.S. holders.

For withholding purposes, CMFT expects the Combined Company to treat all distributions as made out of its current or accumulated earnings and profits. Thus, the Combined Company expects to withhold U.S. federal income tax at the rate of 30% on the gross amount of any distributions paid to a non-U.S. holder unless a lower treaty rate applies and the non-U.S. holder has filed an applicable IRS Form W-8 with CMFT or the Combined Company, certifying the non-U.S. holder’s entitlement to treaty benefits. However, amounts withheld may be refundable if it is subsequently determined that the distribution was, in fact, in excess of the Combined Company’s current and accumulated earnings and profits, provided that certain conditions are met.

Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of United States Real Property Interests. Distributions to a non-U.S. holder that the Combined Company properly designates as capital gain dividends, other than those arising from the disposition of a USRPI, generally should not be subject to U.S. federal income taxation, unless:

•

the investment in CMFT Common Stock is treated as effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, except that a non-U.S. holder that is a corporation may also be subject to a branch profits tax of up to 30%, as discussed above; or

•

the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the non-U.S. holder will be subject to U.S. federal income tax at a rate of 30% on the non-U.S. holder’s capital gains (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of such non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Pursuant to the Foreign Investment in Real Property Tax Act (“FIRPTA”), distributions to a non-U.S. holder that are attributable to gain from sales or exchanges by the Combined Company of USRPIs, whether or not designated as capital gain dividends, will cause the non-U.S. holder to be treated as recognizing such gain as income effectively connected with a U.S. trade or business. Non-U.S. holders generally would be taxed at the regular graduated rates applicable to U.S. holders, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. The Combined Company also will be required to withhold and to remit to the IRS 21% of any distribution to non-U.S. holders attributable to gain from sales or exchanges by the Combined Company of USRPIs. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. The amount withheld is creditable against the non-U.S. holder’s U.S. federal income tax liability. However, distributions to certain non-U.S. publicly traded stockholders that meet certain record-keeping and other requirements (“qualified stockholders”) are exempt from FIRPTA, except to the extent owners of such qualified stockholders that are not also qualified stockholders own, actually or constructively, more than 10% of the Combined Company’s capital stock. Furthermore, distributions to “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. holders should consult their tax advisors regarding the application of these rules.

Retention of Net Capital Gains. Although the law is not clear on the matter, it appears that amounts the Combined Company designates as retained net capital gains in respect of its common stock should be treated with respect to non-U.S. holders as actual distributions of capital gain dividends. Under this approach, the non-U.S. holders may be able to offset as a credit against their U.S. federal income tax liability their proportionate share of the tax paid by the Combined Company on such retained net capital gains and to receive from the IRS a refund to the extent their proportionate share of such tax paid by the Combined Company exceeds their actual U.S. federal income tax liability. If the Combined Company were to designate any portion of its net capital gain as retained net capital gain, non-U.S. holders should consult their tax advisors regarding the taxation of such retained net capital gain.

Dispositions of CMFT Common Stock. Gain realized by a non-U.S. holder upon the sale, exchange or other taxable disposition of CMFT Common Stock generally will not be subject to U.S. federal income tax unless such stock constitutes a USRPI. CMFT Common Stock will not constitute a USRPI so long as it is a “domestically controlled qualified investment entity.” A “domestically controlled qualified investment entity” includes a REIT in which at all times during a five-year testing period less than 50% in value of its stock is held directly or indirectly by non-United States persons, subject to certain rules. CMFT believes, but cannot guarantee, that the Combined Company will be a “domestically controlled qualified investment entity.”

In addition, dispositions of CMFT Common Stock by qualified stockholders are exempt from FIRPTA, except to the extent owners of such qualified stockholders that are not also qualified stockholders own, actually or constructively, more than 10% of the Combined Company’s capital stock. Furthermore, dispositions of CMFT Common Stock by “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. holders should consult their tax advisors regarding the application of these rules.

Notwithstanding the foregoing, gain from the sale, exchange or other taxable disposition of CMFT Common Stock not otherwise subject to FIRPTA will be taxable to a non-U.S. holder if either:

•

the gain is treated as effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable), in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, except that a non-U.S. holder that is a corporation may also be subject to the 30% branch profits tax (or such lower rate as may be specified by an applicable income tax treaty) on such gain, as adjusted for certain items; or

•

the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax on its capital gains (or such lower rate specified by an applicable income tax treaty).

If gain on the sale, exchange or other taxable disposition of CMFT Common Stock were subject to taxation under FIRPTA, the non-U.S. holder would be required to file a U.S. federal income tax return and would be subject to regular U.S. federal income tax with respect to such gain in the same manner as a taxable U.S. holder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, if the sale, exchange or other taxable disposition of CMFT Common Stock were subject to taxation under FIRPTA, the purchaser of such common stock generally would be required to withhold and remit to the IRS 15% of the purchase price.

Information Reporting and Backup Withholding

U.S. Holders

The Combined Company will report to its U.S. holders and to the IRS the amount of distributions paid during each calendar year and the amount of tax withheld, if any, with respect thereto. A U.S. holder may be subject to information reporting and backup withholding when such holder receives payments on CMFT Common Stock or proceeds from the sale or other taxable disposition of such stock. Certain U.S. holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. holder will be subject to backup withholding if such holder is not otherwise exempt and:

•	the holder fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;

•	the holder furnishes an incorrect taxpayer identification number;

•	the applicable withholding agent is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or

•

the holder fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

A holder who does not provide the Combined Company with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Non-U.S. Holders

Payments of dividends on CMFT Common Stock generally will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on CMFT Common Stock paid to the non-U.S. holder, regardless of whether such distributions constitute a dividend or any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of such stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of such stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Medicare Contribution Tax on Unearned Income

Certain U.S. holders that are individuals, estates or trusts are required to pay an additional 3.8% tax on, among other things, dividends on stock and capital gains from the sale or other disposition of stock, subject to certain limitations. U.S. holders should consult their tax advisors regarding the effect, if any, of these rules on their ownership and disposition of CMFT Common Stock.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such sections commonly referred to as the Foreign Account Tax Compliance Act, or FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on CMFT Common Stock or gross proceeds from the sale or other disposition of CMFT Common Stock, in each case paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations,

(2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on CMFT Common Stock and to payments of gross proceeds from a sale or redemption of CMFT Common Stock. However, under recently proposed Treasury Regulations that may be relied on pending finalization, the withholding tax on gross proceeds would be eliminated and, consequently, FATCA withholding on gross proceeds is not currently expected to apply. Because the Combined Company may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of these withholding rules it may treat the entire distribution as a dividend.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in CMFT Common Stock.

Other Tax Consequences

State, local and non-U.S. income tax laws may differ substantially from the corresponding U.S. federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or non-U.S. jurisdiction, or any U.S. federal tax other than the income tax. You should consult your tax advisor regarding the effect of state, local and non-U.S. tax laws with respect to the Combined Company’s tax treatment as a REIT and on an investment in CMFT Common Stock.

DISTRIBUTIONS

The Merger Agreement permits each of INAV and CMFT to continue to pay distributions to their respective stockholders prior to the closing of the Merger only in the ordinary course of business consistent with past practice and with respect to any distribution that is reasonably necessary for INAV or CMFT to maintain its REIT qualification or to avoid the imposition of entity level income or excise tax under the Code or applicable state law. The Merger Agreement requires INAV and CMFT to notify the other party of the declaration or payment of any distribution prior to the effective time of the Merger, and the parties intend to coordinate distributions so that if either INAV stockholders or CMFT stockholders receive a regular distribution for any particular period prior to the closing of the Merger, the stockholders of the other company will also receive a distribution for the same period.

THE MERGER AGREEMENT

This section of this proxy statement/prospectus summarizes the material provisions of the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. This summary may not contain all of the information about the Merger Agreement that is important to you. INAV and CMFT urge you to carefully read the full text of the Merger Agreement because it is the legal document that governs the Merger. This summary is qualified in its entirety by reference to the Merger Agreement attached as Annex A, which is incorporated by reference into this proxy statement/prospectus.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement is not intended to provide you with any factual information about INAV, CMFT or Merger Sub. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement (and summarized below) are qualified by certain information that each of INAV and CMFT filed with the SEC prior to entering into the Merger Agreement, as well as by certain disclosure letters each of INAV and CMFT delivered to the other party in connection with the signing of the Merger Agreement, which modify, qualify and create exceptions to the representations, warranties and covenants set forth in the Merger Agreement. Moreover, some of the representations and warranties contained in the Merger Agreement may not be accurate or complete as of any specified date, may apply contractual standards of materiality in a way that is different from what may be viewed as material by investors or that is different from standards of materiality generally applicable under the U.S. federal securities laws, or may not be intended as statements of fact, but rather as a way of allocating risk among the parties to the Merger Agreement. The representations and warranties and other provisions of the Merger Agreement and the description of such provisions in this proxy statement/prospectus should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and filings that each of INAV and CMFT files with the SEC and the other information in this proxy statement/prospectus. See “Where You Can Find More Information” in this proxy statement/prospectus.

Furthermore, INAV stockholders are not third party beneficiaries under the Merger Agreement and are therefore generally unable to directly enforce any of the terms or conditions of the Merger Agreement and should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates.

Form, Effective Time and Closing of the Merger

The Merger Agreement provides for the combination of INAV and CMFT through the merger of INAV with and into Merger Sub, with Merger Sub surviving the Merger as a wholly owned subsidiary of CMFT, upon the terms and subject to the conditions set forth in the Merger Agreement. The Merger will become effective at such time as the articles of merger are accepted for record by the SDAT or on such later date and time agreed to by INAV and CMFT and specified in the articles of merger (not to exceed thirty days from the date the articles of merger are accepted for record by the SDAT).

The Merger Agreement provides that the closing of the Merger will take place at 10:00 a.m., New York City time, no later than the third (3rd) business day following the date on which all of the conditions to closing of the Merger described under “—Conditions to Completion of the Merger” have been satisfied or waived (other than the conditions that by their nature are to be satisfied and waived at the closing, but subject to the satisfaction or waiver of such conditions) (or, if such date is in a period during which the appointed transfer agent has indicated it is unable to complete the exchange, the first business day thereafter on which the transfer agent agrees to effect the exchange) or such other date as agreed to in writing by INAV and CMFT.

Merger Consideration

If the Merger is completed, then at the effective time of the Merger, each share of INAV Common Stock, or fraction thereof, issued and outstanding immediately prior to the effective time of the Merger (other than

Excluded Shares, which will automatically be cancelled and will cease to exist without any right to payment) will automatically be cancelled and converted into the right to receive the Exchange Ratio applicable to such class of INAV Common Stock, subject to limitations on fractional shares. The Exchange Ratio means (i) 2.574 shares of CMFT Common Stock for each share of INAV Class D Common Stock, (ii) 2.622 shares of CMFT Common Stock for each share of INAV Class I Common Stock, (iii) 2.508 shares of CMFT Common Stock for each share of INAV Class S Common Stock and (iv) 2.510 shares of CMFT Common Stock for each share of INAV Class T Common Stock, in each case as such ratio may be adjusted in accordance with the Merger Agreement. No fractional shares of an amount less than 0.001 of a share of CMFT Common Stock will be issued as merger consideration and, in lieu of such fractional shares that otherwise might be payable to a person entitled to receive the merger consideration, such fractional shares will be aggregated and rounded up to the nearest 0.001 of a share of CMFT Common Stock.

The cancellation and conversion of shares of INAV Common Stock into the right to receive the merger consideration will occur automatically at the effective time of the Merger. In accordance with the Merger Agreement, CMFT will appoint DST Systems, Inc. as the transfer agent to, as soon as reasonably practicable after the effective time of the Merger, record the issuance on the stock records of CMFT of the amount of CMFT Common Stock equal to the merger consideration that is issuable to each holder of shares of INAV Common Stock.

At the effective time of the Merger, each INAV Restricted Share Award, whether vested or unvested, issued and outstanding as of immediately prior to the effective time of the Merger, will automatically be converted into the right to receive the merger consideration, subject to deduction for withholding under applicable tax law, as if the shares of INAV Class D Common Stock subject to such INAV Restricted Share Award were issued and outstanding as of immediately prior to the effective time of the Merger.

No Appraisal Rights

No dissenters’ or appraisal rights, or rights of objecting stockholders under Title 3, Subtitle 2 of the MGCL, are available to holders of INAV Common Stock with respect to the Merger pursuant to the Merger Agreement.

Representations and Warranties

The Merger Agreement contains a number of representations and warranties made by INAV, on the one hand, and CMFT and Merger Sub, on the other hand. The representations and warranties were made by the respective parties as of the date of the Merger Agreement and do not survive the effective time of the Merger or any earlier termination of the Merger Agreement. The representations and warranties were subject to (1) specified exceptions and qualifications contained in the Merger Agreement, (2) certain information filed with the SEC by INAV or CMFT, as applicable, prior to the date of the Merger Agreement and (3) the disclosure letters delivered by INAV and CMFT and Merger Sub in connection with the Merger Agreement.

Certain of the representations and warranties in the Merger Agreement are subject to materiality or “material adverse effect” qualifications (that is, they will not be deemed to be inaccurate or incorrect unless their failure to be true or correct is material or would result in a “material adverse effect” (as described below) on the party making such representation or warranty). In addition, certain of the representations and warranties in the Merger Agreement are subject to knowledge qualifications (that is, those representations and warranties would not be deemed untrue, inaccurate or incorrect as a result of matters of which certain specified persons related to the party making the representation or warranty did not have knowledge).

Representations and Warranties of INAV

INAV made representations and warranties to CMFT and Merger Sub in the Merger Agreement relating to, among other things:

•	due organization, valid existence, good standing and qualification to do business of INAV and its subsidiaries;

•	due authorization, execution, delivery and enforceability of the Merger Agreement;

•	required consents and approvals;

•	absence of any conflict with or violation of organizational documents or applicable laws, and the absence of any violation or breach of, or default or consent requirements under, certain agreements;

•	capitalization;

•	documents filed with the SEC and financial statements;

•	internal accounting controls, compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), inapplicability of the Investment Company Act and the absence of improper payments;

•	absence of material changes to the conduct of INAV’s business or any “material adverse effect” (as described below) with respect to INAV;

•	absence of certain undisclosed liabilities;

•	permits and compliance with law;

•	absence of material litigation and investigations;

•	real properties and leases;

•	environmental matters;

•	material contracts;

•	tax matters, including qualification as a REIT;

•	intellectual property;

•	insurance coverage;

•	certain benefit plans and absence of employees;

•	certain related-party transactions;

•	broker’s, finder’s, investment banker’s, or other similar fees related to the Merger;

•	receipt of the opinion of JLL, the INAV Special Committee’s financial advisor;

•	exemption of the Merger from anti-takeover statutes and the absence of appraisal rights;

•	compliance with applicable mandatory COVID-19 public health mandates and no indebtedness or other economic relief related to COVID-19; and

•	limitation on representations and warranties and disclaimer of other representations and warranties.

Representations and Warranties of CMFT and Merger Sub

CMFT and Merger Sub made representations and warranties to INAV in the Merger Agreement relating to, among other things:

•	due organization, valid existence, good standing and qualification to do business of CMFT, CMFT’s subsidiaries and Merger Sub;

•	due authorization, execution, delivery and enforceability of the Merger Agreement;

•	required consents and approvals;

•	absence of any conflict with or violation of organizational documents or applicable laws, and the absence of any violation or breach of, or default or consent requirements under, certain agreements;

•	capitalization;

•	documents filed with the SEC and financial statements;

•	internal accounting controls, compliance with the Sarbanes-Oxley Act, inapplicability of the Investment Company Act and the absence of improper payments;

•	absence of material changes to the conduct of CMFT’s business or any “material adverse effect” (as described below) with respect to CMFT;

•	absence of certain undisclosed liabilities;

•	permits and compliance with law;

•	absence of material litigation and investigations;

•	real properties and leases;

•	environmental matters;

•	material contracts;

•	tax matters, including qualification as a REIT;

•	insurance coverage;

•	certain benefit plans and absence of employees;

•	certain related-party transactions;

•	broker’s, finder’s, investment banker’s, or other similar fees related to the Merger;

•	exemption of the Merger from anti-takeover statutes and the absence of appraisal rights;

•	the purpose, activities and ownership of Merger Sub;

•	compliance with applicable mandatory COVID-19 public health mandates and no indebtedness or other economic relief related to COVID-19; and

•	limitation on representations and warranties and disclaimer of other representations and warranties.

Definition of “Material Adverse Effect”

Many of the representations of INAV and CMFT and Merger Sub are qualified by a “material adverse effect” standard (for example, they will be deemed to be true and correct unless their failure to be true or correct, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect). For the purposes of the Merger Agreement, “material adverse effect” means any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, (1) would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise) or results of operations of INAV and its subsidiaries, taken as a whole, or CMFT and its subsidiaries, taken as a whole, as applicable, or (2) would reasonably be expected to prevent or materially impair the ability of INAV or CMFT, as applicable, to consummate the Merger before the Outside Date.

However, subject to the below exception, any event, circumstance, change, effect, development, condition or occurrence to the extent arising out of or resulting from the following will not be taken into account when determining whether a material adverse effect has occurred or is reasonably likely to exist or occur with respect to the applicable party:

(1)

any failure of INAV or CMFT, as applicable, to meet any projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise to such failure may be taken into account in determining whether there has been a material adverse effect);

(2)	any changes that generally affect the retail and office real estate industries in which INAV and its subsidiaries, or CMFT and its subsidiaries, as applicable, operate;

(3)	any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates;

(4)	any changes in the regulatory or political conditions in the United States or in any other country or region of the world;

(5)	the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date of the Merger Agreement;

(6)	the taking of any action expressly required by the Merger Agreement;

(7)	earthquakes, hurricanes, floods or other natural disasters;

(8)

any epidemic, pandemic or disease outbreak (including COVID-19 or any quarantine, shelter in place, stay at home, workforce reduction, social distancing, shut down, closure, sequester or any other law, directive, policy, guideline or recommendation by any governmental authority in connection with, or in response to, COVID-19), and any material worsening of any epidemic, pandemic or disease outbreak threatened or existing as of the date of the Merger Agreement, or any shutdown or material limiting of certain United States or foreign federal, state or local government services, declaration of martial law, quarantine or similar directive, guidance, policy or other similar action by any governmental authority in connection with any epidemic, pandemic or disease outbreak; or

(9)	changes or prospective changes in GAAP or in any law of general applicability unrelated to the Merger or the interpretation or enforcement thereof.

However, notwithstanding the foregoing exceptions, if any event described in clause (2), (3), (4), (5), (7), (8) or (9) above has a disproportionate adverse impact on INAV and its subsidiaries, taken as a whole, or CMFT and its subsidiaries, taken as a whole, as applicable, relative to others in the retail and office real estate industries in the geographic regions in which such entities operate, then the incremental impact of such event will be taken into account for the purpose of determining whether a material adverse effect has occurred with respect to INAV or CMFT, as applicable.

Conditions to Completion of the Merger

The obligation of each of INAV, CMFT and Merger Sub to complete the Merger and the other transactions contemplated by the Merger Agreement is subject to the satisfaction or, to the extent permitted by law, waiver, at or prior to the effective time of the Merger, of the following conditions:

•

all consents, authorizations, orders or approvals of each governmental authority necessary for the consummation of the Merger having been obtained and any applicable waiting periods in respect thereof having expired or been terminated;

•	approval of the Merger and the INAV Charter Amendment by INAV stockholders having been obtained, and the INAV Charter Amendment having become effective pursuant to the MGCL;

•

the absence of any judgment, injunction, order or decree issued by any governmental authority of competent jurisdiction prohibiting the consummation of the Merger, and the absence of any law enacted, entered, promulgated or enforced by any governmental authority after the date of the Merger Agreement prohibiting, restraining, enjoining or making illegal the consummation of the Merger or the other transactions contemplated by the Merger Agreement; and

•

the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, having been declared effective and there being no stop order suspending such effectiveness or proceedings for such purpose initiated by the SEC that have not been withdrawn.

The obligation of INAV to complete the Merger and the other transactions contemplated by the Merger Agreement is subject to the satisfaction or waiver, at or prior to the effective time of the Merger, of the following conditions:

•

certain representations and warranties of CMFT and Merger Sub regarding (i) the organization and qualification of CMFT and its subsidiaries, (ii) due authorization, execution, delivery and enforceability of the Merger Agreement, (iii) the absence of conflicts or violations of the governing documents of CMFT and its subsidiaries relating to the Merger Agreement, (iv) CMFT’s capital structure, (v) the inapplicability of the Investment Company Act, (vi) CMFT’s qualification as a REIT, (vii) the absence of broker’s, finder’s, investment banker’s or other similar fees and (viii) the exemption of the Merger from anti-takeover statutes and the absence of appraisal rights being true and correct in all material respects as of the date of the Merger Agreement and as of the effective time of the Merger as if made as of the effective time of the Merger (or, if applicable, as of the date made);

•

certain representations and warranties of CMFT and Merger Sub regarding CMFT’s (i) organization and qualification and (ii) capital structure being true and correct in all but de minimis respects as of the date of the Merger Agreement and as of the effective time of the Merger as if made as of the effective time of the Merger (or, if applicable, as of the date made);

•

a representation and warranty of CMFT and Merger Sub related to the absence of certain changes or events with respect to CMFT being true and correct in all respects as of the date of the Merger Agreement and as of the effective time of the Merger as if made as of the effective time of the Merger;

•

the representations and warranties of CMFT and Merger Sub, other than those set forth above, being true and correct in all respects as of the date of the Merger Agreement and as of the effective time of the Merger as if made as of the effective time of the Merger (or, if applicable, as of the date made), except where the failure of such representations and warranties to be true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on CMFT;

•

CMFT and Merger Sub having performed and complied in all material respects with all obligations, agreements and covenants required to be performed or complied with by them under the Merger Agreement on or prior to the closing of the Merger;

•

there is neither existing, nor having occurred since the date of the Merger Agreement, any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, constitutes or would reasonably be expected to constitute a material adverse effect on CMFT;

•

INAV having received from CMFT a certificate, dated the date of the closing of the Merger, signed by the chief executive officer and chief financial officer of CMFT, certifying that the conditions described in the six preceding bullet points have been satisfied;

•

INAV having received a written opinion from tax counsel, in form and substance reasonably acceptable to INAV, regarding CMFT’s qualification and taxation as a REIT under the Code commencing with CMFT’s taxable year that ended on December 31, 2012; and

•

INAV having received a written opinion from tax counsel, in form and substance reasonably acceptable to INAV, regarding the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

The obligation of CMFT and Merger Sub to complete the Merger and the other transactions contemplated by the Merger Agreement is subject to the satisfaction or waiver, at or prior to the effective time of the Merger, of the following conditions:

•

certain representations and warranties of INAV regarding (i) the organization and qualification of INAV and its subsidiaries, (ii) due authorization, execution, delivery and enforceability of the Merger Agreement, (iii) the absence of conflicts or violations of the governing documents of INAV and its subsidiaries relating to the Merger Agreement, (iv) INAV’s capital structure, (v) the inapplicability of the Investment Company Act, (vi) INAV’s qualification as a REIT, (vii) the absence of broker’s, finder’s, investment banker’s or other similar fees, (viii) the opinion of the financial advisor to the INAV Special Committee and (ix) the exemption of the Merger from anti-takeover statutes and the absence of appraisal rights being true and correct in all material respects as of the date of the Merger Agreement and as of the effective time of the Merger as if made as of the effective time of the Merger (or, if applicable, as of the date made);

•

certain representations and warranties of INAV regarding INAV’s (i) organization and qualification and (ii) capital structure being true and correct in all but de minimis respects as of the date of the Merger Agreement and as of the effective time of the Merger as if made as of the effective time of the Merger (or, if applicable, as of the date made);

•

a representation and warranty of INAV related to the absence of certain changes and events with respect to INAV being true and correct in all respects as of the date of the Merger Agreement and as of the effective time of the Merger as if made as of the effective time of the Merger;

•

the representations and warranties of INAV, other than those set forth above, being true and correct in all respects as of the date of the Merger Agreement and as of the effective time of the Merger as if made as of the effective time of the Merger (or, if applicable, as of the date made), except where the failure of such representations and warranties to be true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on INAV;

•

INAV having performed and complied in all material respects with all obligations, agreements and covenants required to be performed or complied with by them under the Merger Agreement on or prior to the closing of the Merger;

•

there is neither existing, nor having occurred since the date of the Merger Agreement, any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, constitutes or would reasonably be expected to constitute a material adverse effect on INAV;

•

CMFT having received from INAV a certificate, dated the date of the closing of the Merger, signed by the chief executive officer and chief financial officer of INAV, certifying that the conditions described in the six preceding bullet points have been satisfied;

•

CMFT having received a written opinion from tax counsel, in form and substance reasonably acceptable to CMFT, regarding INAV’s qualification and taxation as a REIT under the Code commencing with INAV’s taxable year that ended on December 31, 2014; and

•

CMFT having received a written opinion from tax counsel, in form and substance reasonably acceptable to CMFT, regarding the qualification of the Merger as a reorganization within the meaning of Section  368(a) of the Code.

Covenants and Agreements

Conduct of the Business of INAV Pending the Merger

INAV has agreed to certain covenants in the Merger Agreement regarding the conduct of its business from the date of the Merger Agreement until the earlier of the effective time of the Merger and the valid termination of the Merger Agreement.

In particular, other than to the extent required by applicable law, consented to by CMFT (such consent not to be unreasonably withheld, conditioned or delayed), expressly contemplated by the Merger Agreement or set forth on the disclosure letter delivered by INAV, INAV agreed to, and to cause each of its subsidiaries to, (i) conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, (ii) use all reasonable efforts to (A) preserve intact its business organization, goodwill, ongoing businesses and significant relationships with third parties, (B) maintain the status of INAV as a REIT and (C) maintain its material assets and properties in their current condition (other than normal wear and tear and damage) and (iii) not take any of the following actions:

•

amend or propose to amend the INAV Charter, the INAV Bylaws or the equivalent organizational or governing documents of any subsidiary of INAV, or waive the stock ownership limit or create an Excepted Holder Limit (as defined in the INAV Charter) under the INAV Charter;

•	adjust, split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of INAV or any of its subsidiaries;

•

declare, set aside or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of INAV or any INAV subsidiary or other equity securities or ownership interests in INAV or any INAV subsidiary or otherwise make any payment to its or their stockholders or other equity holders in their capacity as such, except for (A) the declaration and payment by INAV of dividends in the ordinary course of business consistent with past practice, (B) the declaration and payment of dividends or other distributions to INAV to any directly or indirectly wholly owned INAV subsidiary by any other directly or indirectly wholly owned INAV subsidiary, (C) distributions by any INAV subsidiary that is not wholly owned, directly or indirectly, by INAV, to the extent in accordance with the organizational documents of such subsidiary or (D) distributions reasonably necessary to maintain INAV’s status as a REIT under the Code (or applicable state law) or to avoid or reduce the imposition of any entity level income or excise tax under the Code (or applicable state law);

•

redeem, repurchase or otherwise acquire, directly or indirectly, any shares of INAV’s capital stock or other equity interests in INAV or any INAV subsidiary or securities convertible or exchangeable into or exercisable therefor, other than the withholding of shares to satisfy withholding tax obligations in respect of INAV Restricted Share Awards outstanding as of the date of the Merger Agreement in accordance with their terms and the INAV Equity Plan;

•

except for transactions among INAV and one or more of its wholly owned INAV subsidiaries or among one or more wholly owned INAV subsidiaries, issue, sell, pledge, dispose, encumber or grant any shares of capital stock of INAV or any shares of capital stock or equity interests in any of its subsidiaries, or authorize the issuance, sale, pledge, disposition, grant, transfer or any lien against, or otherwise enter into any contract or understanding with respect to the voting of, any shares of capital stock of INAV or any shares of capital stock or equity interests in any of its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock of INAV or any shares of capital stock or equity interests in any of its subsidiaries;

•

acquire or agree to acquire, or sell, pledge, lease, assign, transfer, dispose of or effect a deed in lieu of foreclosure with respect to, or permit or suffer to exist the creation of any lien upon, any material property or assets, except (A) acquisitions between INAV and its wholly owned subsidiaries, (B) acquisitions or dispositions in the ordinary course of business for consideration less than 10.0% of the equity value of INAV per such acquisition or disposition, (C) any disposition of a real property asset for consideration greater than or equal to 90% of the net asset value assigned to such real property asset by the then most recent third party appraisal with respect to such property and (D) leases and liens in the ordinary course of business;

•

incur, create, assume, refinance, replace or prepay any indebtedness for borrowed money or guarantee such indebtedness of another person (other than a wholly owned subsidiary of INAV), or issue, sell or amend the terms of any debt securities or rights to acquire any debt securities of INAV or any INAV subsidiary, except (A) indebtedness incurred under INAV’s existing credit facility in the ordinary course of business, (B) indebtedness incurred in the ordinary course of business that does not, in the aggregate, exceed $50,000,000, (C) refinancing of existing indebtedness of INAV on terms not materially more onerous on INAV compared to the existing indebtedness (provided that the principal amount of such replacement indebtedness may not be materially greater than the indebtedness it replaces) and (D) any mortgage indebtedness in respect of any real property having a loan-to-value ratio not in excess of 75%;

•

make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than in the ordinary course of business and other than loans, advances or capital contributions to, or investments in, any wholly owned subsidiary of INAV;

•

other than in the ordinary course of business, enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any material rights or claims under, any material contract in any material respect, other than (A) any termination or renewal in accordance with the terms of any existing material contract that occurs automatically without any action (other than notice of renewal) by INAV or any of its subsidiaries or (B) as may be reasonably necessary to comply with the terms of the Merger Agreement;

•

authorize, make or commit to make any material capital expenditures other than in the ordinary course of business or to address obligations under existing contracts, or in conjunction with emergency repairs;

•

make any payment, direct or indirect, of any liability of INAV or any of its subsidiaries before the same comes due in accordance with its terms, other than (A) in the ordinary course of business or (B) in connection with dispositions or refinancings of any indebtedness otherwise permitted under the Merger Agreement;

•

waive, release, assign, settle or compromise any material claim, action, litigation, or other proceeding, other than waivers, releases, assignments, settlements or compromises that (A) subject to certain exceptions, involve only the payment of monetary damages in an amount no greater than $500,000 individually or $2,000,000 in the aggregate, do not impose any injunctive relief against INAV, any of its subsidiaries or the surviving entity in the Merger and do not provide for any admission of material liability by INAV or any of its subsidiaries, or (B) are made with respect to any claim, action, litigation, or other proceeding involving any present, former or purported holder or group of holders of INAV Common Stock in accordance with certain procedural requirements specified in the Merger Agreement;

•

hire any employee or engage any independent contractor (who is a natural person), grant any new awards under the INAV Equity Plan or amend or modify the terms of any INAV Restricted Share Awards outstanding as of the date of the Merger Agreement or become a party to, enter into or otherwise adopt any employment, bonus, severance or retirement contract or benefit plan or other compensation or employee benefits arrangement, except as may be required to comply with applicable law;

•

fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect on January 1, 2021, except as required by a change in GAAP or in applicable law, or make any change with respect to accounting policies, principles or practices unless required by GAAP;

•	enter into any new line of business;

•	form any new, or consent to any amendment or modification of the terms of existing, funds, joint ventures or non-traded real estate investment trusts or other pooled investment vehicles;

•	fail to duly and timely file all material reports and other material documents required to be filed with any governmental authority, subject to extensions permitted by law;

•

enter into or modify in a manner adverse to INAV certain tax protection agreements, make, change or rescind any material election relating to taxes, change a material method of tax accounting, file or amend any material tax return, settle or compromise any material federal, state, local or foreign tax liability, audit, claim or assessment, enter into any material closing agreement related to taxes; knowingly surrender any right to claim any material tax refund, give or request any waiver of a statute of limitations with respect to any material tax return except, in each case, (A) to the extent required by law or (B) to the extent necessary to preserve INAV’s qualification as a REIT under the Code or to qualify or preserve the status of any subsidiary of INAV as a disregarded entity or partnership for federal income tax purposes or as a qualified REIT subsidiary or a TRS under the applicable provisions of Section 856 of the Code, as the case may be;

•

take any action, or fail to take any action, which action or failure would reasonably be expected to cause (A) INAV to fail to qualify as a REIT or (B) any INAV subsidiary to cease to be treated as a partnership or disregarded entity for federal income tax purposes or a qualified REIT subsidiary or a TRS under the applicable provisions of Section 856 of the Code, as the case may be;

•

adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any transaction permitted by the immediately precedent bullet point in a manner that would not reasonably be expected to be materially adverse to INAV or to prevent or impair the ability of INAV to consummate the Merger;

•

make any payment, loan, distribution or transfer of assets to INAV Management or its affiliates (other than INAV or any of its subsidiaries), except in such amount and as expressly contemplated by the Merger Agreement or the INAV Advisory Agreement;

•

take any action (or fail to take any action) that would make dissenters’, appraisal or similar rights available to the holders of INAV Common Stock with respect to the Merger or any other transactions contemplated by the Merger Agreement;

•

amend or modify the engagement letter with JLL to increase compensation to JLL or engage other financial advisors in connection with the transactions contemplated by the Merger Agreement, provided that INAV may engage other financial advisors in the event the INAV Special Committee determines in good faith that any such other financial advisor should be engaged due to conflict considerations; or

•	authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

Notwithstanding the above restrictions agreed to by INAV, nothing in the Merger Agreement prohibits INAV from taking any action, or refraining to take any action, if the INAV Board determines in its reasonable judgment that such action or inaction is reasonably necessary (i) for INAV to avoid incurring entity level income or excise taxes under the Code (or applicable state law) or to maintain its qualification as a REIT under the Code, (ii) to avoid the imposition of any requirement that INAV or any of its subsidiaries be registered as an investment company under the Investment Company Act or (iii) to respond to the actual or anticipated effects of COVID-19, or any law, directive, policy, guideline or recommendation of any governmental authority in connection with or in response to COVID-19, on INAV or any of its subsidiaries.

Conduct of the Business of CMFT Pending the Merger

CMFT has agreed to certain covenants in the Merger Agreement regarding the conduct of its business from the date of the Merger Agreement until the earlier of the effective time of the Merger and the valid termination of the Merger Agreement.

In particular, other than to the extent required by applicable law, consented to by INAV (such consent not to be unreasonably withheld, conditioned or delayed), expressly contemplated by the Merger Agreement or set forth on the disclosure letter delivered by CMFT, CMFT agreed to, and to cause each of its subsidiaries to, (i) conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, (ii) use all reasonable efforts to (A) preserve intact its business organization, goodwill, ongoing businesses and significant relationships with third parties, (B) maintain the status of CMFT as a REIT and (C) maintain its material assets and properties in their current condition (other than normal wear and tear and damage) and (iii) not take any of the following actions:

•

amend or propose to amend the CMFT Charter, the CMFT Bylaws, the governing documents of CMFT OP or the governing documents of Merger Sub, or waive the stock ownership limit or create an Excepted Holder Limit (as defined in the CMFT Charter) under the CMFT Charter;

•	adjust, split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of CMFT or any of its subsidiaries;

•

declare, set aside or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of CMFT or any CMFT subsidiary or other equity securities or ownership interests in CMFT or any CMFT subsidiary or otherwise make any payment to its or their stockholders or other equity holders in their capacity as such, except for (A) the declaration and payment by CMFT of dividends in the ordinary course of business consistent with past practice, (B) the declaration and payment of dividends or other distributions to CMFT or any directly or indirectly wholly owned CMFT subsidiary by any other directly or indirectly wholly owned CMFT subsidiary, or by any other CMFT subsidiary to the extent in accordance with the organizational documents of such subsidiary or (C) distributions reasonably necessary to maintain CMFT’s status as a REIT under the Code (or applicable state law) or to avoid or reduce the imposition of any entity level income or excise tax under the Code (or applicable state law);

•

redeem, repurchase or otherwise acquire, directly or indirectly, any shares of CMFT’s capital stock or other equity interests in CMFT or any CMFT subsidiary or securities convertible or exchangeable into or exercisable therefor, other than (A) the withholding of shares to satisfy withholding tax obligations in respect of restricted shares of CMFT Common Stock granted under the CMFT Equity Plan and (B) in accordance with the share redemption program of CMFT;

•

except for (A) transactions among CMFT and one or more of its wholly owned CMFT subsidiaries or among one or more wholly owned CMFT subsidiaries and (B) shares of CMFT Common Stock issued pursuant to CMFT’s distribution reinvestment plan, issue, sell, pledge, dispose, encumber or grant any shares of capital stock of CMFT or any shares of capital stock or equity interests in any of its subsidiaries, or authorize the issuance, sale, pledge, disposition, grant, transfer or any lien against, or otherwise enter into any contract or understanding with respect to the voting of, any shares of capital stock of CMFT or any shares of capital stock or equity interests in any of its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock of CMFT or any shares of capital stock or equity interests in any of its subsidiaries;

•

adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except any transaction that would not reasonably be expected to be materially adverse to CMFT or to prevent or impair the ability of CMFT or Merger Sub to consummate the Merger;

•

acquire or agree to acquire any material properties or material assets, except (A) transactions between CMFT and its wholly owned subsidiaries and (B) any acquisition in the ordinary course of business for consideration less than 25.0% of the equity value of CMFT (provided that this provision does not prohibit CMFT or its subsidiaries from originating or acquiring any commercial real estate loan-related assets, or from investing in companies or joint ventures that originate or acquire commercial real estate loan-related assets);

•

incur, create, assume, refinance, replace or prepay any indebtedness for borrowed money or guarantee such indebtedness of another person (other than a wholly owned subsidiary of CMFT), or issue, sell or amend the terms of any debt securities or rights to acquire any debt securities of CMFT or any CMFT subsidiary, except (A) indebtedness incurred in the ordinary course of business, including under existing or future warehouse facilities and working capital facilities and entering into such facilities, (B) indebtedness incurred in the ordinary course of business that does not, in the aggregate, exceed $200,000,000, (C) refinancing of existing indebtedness on terms not materially more onerous on CMFT compared to the existing indebtedness (provided that the principal amount of such replacement indebtedness may not be materially greater than the indebtedness it replaces) and (D) any mortgage indebtedness in respect of any real property having a loan-to-value ratio not in excess of 75%;

•

fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect on January 1, 2021, except as required by a change in GAAP or in applicable law, or make any change with respect to accounting policies, principles or practices unless required by GAAP;

•

enter into or modify in a manner adverse to CMFT certain tax protection agreements, make, change or rescind any material election relating to taxes, change a material method of tax accounting; file or amend any material tax return, settle or compromise any material federal, state, local or foreign tax liability, audit, claim or assessment, enter into any material closing agreement related to taxes; knowingly surrender any right to claim any material tax refund, give or request any waiver of a statute of limitations with respect to any material tax return except, in each case, (A) to the extent required by law or (B) to the extent necessary to preserve CMFT’s qualification as a REIT under the Code or to qualify or preserve the status of any subsidiary of CMFT as a disregarded entity or partnership for federal income tax purposes or as a qualified REIT subsidiary or a TRS under the applicable provisions of Section 856 of the Code, as the case may be;

•

take any action, or fail to take any action, which action or failure would reasonably be expected to cause (A) CMFT to fail to qualify as a REIT or (B) any CMFT subsidiary to cease to be treated as a partnership or disregarded entity for federal income tax purposes or a qualified REIT subsidiary or a TRS under the applicable provisions of Section 856 of the Code, as the case may be; or

•	authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

Notwithstanding the above restrictions agreed to by CMFT, nothing in the Merger Agreement prohibits CMFT from taking any action, or refraining to take any action, if the CMFT Board determines in its reasonable judgment that such action or inaction is reasonably necessary (i) for CMFT to avoid incurring entity level income or excise taxes under the Code or applicable state law or to maintain its qualification as a REIT under the Code, (ii) to avoid the imposition of any requirement that CMFT or any of its subsidiaries be registered as an investment company under the Investment Company Act or (iii) to respond to the actual or anticipated effects of COVID-19, or any law, directive, policy, guideline or recommendation of any governmental authority in connection with or in response to COVID-19, on CMFT or any of its subsidiaries.

Form S-4; Proxy Statement and Prospectus; INAV Stockholders Meeting

INAV agreed to prepare and cause to be filed with the SEC the proxy statement included in this proxy statement/prospectus, and CMFT agreed to prepare and file a registration statement on Form S-4 with respect to the Merger, which includes this proxy statement/prospectus, in each case as promptly as reasonably practicable following the date of the Merger Agreement. INAV and CMFT also agreed to use their reasonable best efforts to (i) have the Form S-4 declared effective under the Securities Act as promptly as practicable after filing, (ii) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and Securities Act, and (iii) keep the Form S-4 effective for so long as necessary to complete the Merger.

INAV agreed to use its reasonable best efforts to cause this proxy statement/prospectus to be mailed to its stockholders entitled to vote at the INAV Special Meeting and to hold the INAV Special Meeting as soon as practicable after the Form S-4 is declared effective (provided there are no outstanding SEC comments on the proxy statement and the SEC has not otherwise enjoined mailing or use of the proxy statement). INAV further agreed to include in this proxy statement/prospectus the INAV Board’s recommendation to INAV stockholders that they approve the Merger and the INAV Charter Amendment and to use its reasonable best efforts to obtain INAV stockholder approval of the Merger and the INAV Charter Amendment, except to the extent the INAV Special Committee and INAV Board made an Adverse Recommendation Change (as defined below), as permitted by the Merger Agreement.

Access to Information; Confidentiality

The Merger Agreement requires each of INAV, CMFT and Merger Sub to provide, and to cause each of their respective subsidiaries to provide, with limited exceptions, to the other parties and their representatives reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, and records that the other party may reasonably request, and a copy of each report, schedule, registration statement and other document filed by it pursuant to the requirements of federal or state securities laws as the other party may reasonably request.

Each of INAV and CMFT will hold, and will cause its representatives and affiliates to hold, any nonpublic information in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the confidentiality agreement by and between INAV and CMFT.

Alternative Acquisition Proposals; Change in Recommendation

INAV must promptly (and in any event within 24 hours) notify CMFT in writing if (i) any Acquisition Proposal (as defined below) is received by INAV or any subsidiary of INAV, (ii) any request for information relating to INAV or any subsidiary of INAV is received from any person who informs INAV or any subsidiary of INAV that it is considering making or has made an Acquisition Proposal or (iii) any discussions or negotiations are sought to be initiated with INAV or any subsidiary of INAV regarding any Acquisition Proposal. Such notice must include the identity of the person or group making, and the material terms and conditions of, such Acquisition Proposal, request or inquiry, and must include copies of any written Acquisition Proposal (including any proposed transaction agreement and any related transaction documents and financing commitments) and a written summary of the material terms of the Acquisition Proposal not made in writing (including any material terms proposed orally or supplementally). After such initial notice, INAV must thereafter promptly (and in any event within 24 hours thereof) (A) keep CMFT reasonably informed of all material developments, discussions and negotiations concerning any such Acquisition Proposal, request or inquiry and (B) provide CMFT with any written supplements or written additions to any written Acquisition Proposal. INAV agreed that it and its subsidiaries will not enter into any agreement with any person subsequent to the date of the Merger Agreement that prohibits INAV from providing any information to CMFT in accordance with such requirements.

Except as described below, the Merger Agreement provides that INAV may not, and will cause its subsidiaries and their respective representatives not to, directly or indirectly:

•

initiate, solicit, facilitate or knowingly encourage any inquiries, proposals or offers for, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any inquiry, proposal, offer or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal;

•

enter into or engage in, continue or otherwise participate in any discussions or negotiations with any person regarding or otherwise in furtherance of, or furnish to any person (other than CMFT or its representatives) any information in connection with or for the purpose of encouraging or facilitating any inquiry, proposal, offer, or other action that constitutes, or could reasonably be expected to lead to, or to otherwise obtain, an Acquisition Proposal;

•

release any person from or fail to enforce any confidentiality agreement, standstill agreement or similar obligation (except where the INAV Special Committee determines in good faith, after consultation with outside legal counsel, that failing to waive or not enforce would be inconsistent with the INAV directors’ duties or standard of conduct under Maryland law);

•

enter into any oral or written contract, agreement, binding commitment or other obligation contemplating or otherwise relating to an Acquisition Proposal (other than an acceptable confidentiality agreement); or

•

take any action to exempt any person from any takeover statute or similar restrictive provision of the INAV Charter, the INAV Bylaws or organizational documents or agreements of any subsidiary of INAV.

Except as otherwise permitted by the Merger Agreement, INAV must, and must cause each of its subsidiaries and their respective representatives to, immediately cease any discussions, negotiations or communications with any person with respect to any Acquisition Proposal or potential Acquisition Proposal and must immediately terminate all physical and electronic data room access previously granted to any such person and use reasonable efforts to cause such person to return or destroy all non-public information concerning INAV and the INAV subsidiaries to the extent permitted pursuant to any confidentiality agreement with such person and promptly terminate all physical and electronic data room access granted to such person.

Notwithstanding anything in the Merger Agreement to the contrary, at any time prior to obtaining the necessary approvals of INAV stockholders, INAV and its representatives may, in response to an unsolicited, bona fide written Acquisition Proposal that (i) did not result from a material breach of INAV’s non-solicitation obligations under the Merger Agreement and (ii) the INAV Special Committee determines constitutes a Superior Proposal (as defined below) (or determines in good faith after consultation with outside legal counsel and outside financial advisors that such Acquisition Proposal could reasonably be expected to lead to a Superior Proposal):

•	contact such Person to clarify the terms and conditions of such Acquisition Proposal;

•

provide information in response to a request by a person who made such Acquisition Proposal (provided that such information is provided pursuant to an acceptable confidentiality agreement and has been provided to, or is concurrently provided to, CMFT); and

•	engage or participate in any discussions or negotiations with the person who made such Acquisition Proposal.

Except as described below, the INAV Special Committee and the INAV Board may not (a) make an Adverse Recommendation Change (as defined below) or (b) authorize, cause or permit INAV or any subsidiary of INAV to enter into any Alternative Acquisition Agreement (as defined below).

Notwithstanding anything to the contrary in the Merger Agreement, at any time prior to obtaining the necessary approvals of INAV stockholders, upon receipt of a written Acquisition Proposal that (i) is not withdrawn, (ii) did not result from a material breach of INAV’s non-solicitation obligations under the Merger Agreement and (iii) the INAV Special Committee determines constitutes a Superior Proposal, the INAV Board (based on the recommendation of the INAV Special Committee) may effect an Adverse Recommendation Change and/or enter into an Alternative Acquisition Agreement relating to or implementing the Superior Proposal and terminate the Merger Agreement (see “—Termination of the Merger Agreement” below), provided that:

•

the INAV Special Committee must have determined, after consultation with INAV’s outside counsel and financial advisor, that failing to take such action would be inconsistent with the INAV directors’ duties or standard of conduct under Maryland law;

•

INAV notifies CMFT in writing that the INAV Board intends to take such action at least four (4) business days (the “Notice Period”) in advance of taking such action, which notice must specify the reasons for such action and the material terms of the Superior Proposal and attach the most current version of any agreements between INAV and the party making such Superior Proposal (such notice, a “INAV Change Notice”); and

•

during the Notice Period after CMFT received the INAV Change Notice, INAV must have negotiated in good faith with CMFT (to the extent CMFT wished to negotiate) to make adjustments to the terms of the Merger Agreement such that the Superior Proposal ceases to constitute a Superior Proposal (provided that any modifications to such Superior Proposal will require a new three-day Notice Period).

Notwithstanding anything to the contrary in the Merger Agreement, at any time prior to obtaining the necessary approvals of INAV stockholders, the INAV Special Committee and the INAV Board may make an Adverse Recommendation Change in response to an Intervening Event (as defined below) if the INAV Special Committee determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with the duties or standard of conduct of the directors under Maryland law; provided, however, INAV must deliver an INAV Change Notice to CMFT and negotiate in good faith with CMFT (to the extent CMFT wishes to negotiate) consistent with the two bullet points immediately preceding this paragraph prior to making such Adverse Recommendation Change.

For purposes of the Merger Agreement, unless already defined above:

“Acquisition Proposal” means any bona fide proposal or offer from any person (other than CMFT or any of its subsidiaries) made after the date of the Merger Agreement, whether in one transaction or a series of related transactions, relating to any (a) merger, consolidation, share exchange, business combination or similar transaction involving INAV or any subsidiary of INAV that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X) representing twenty percent (20%) or more of the consolidated assets of INAV, (b) sale or other disposition, by merger, consolidation, share exchange, business combination or any similar transaction, of any assets of INAV or any significant subsidiary of INAV representing 20% or more of the consolidated assets of INAV, (c) issue, sale or other disposition by INAV or any subsidiaries of INAV (including by way of merger, consolidation, share exchange, business combination or any similar transaction) of securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the votes associated with the outstanding shares of INAV Common Stock, (d) tender offer or exchange offer in which any person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the votes associated with the outstanding shares of INAV Common Stock, or (e) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to INAV in which a third party shall acquire beneficial ownership of 20% or more of the outstanding shares of INAV Common Stock. However, an Acquisition Proposal does not include (i) the Merger or any of the other transactions contemplated by the Merger Agreement, or (ii) any merger, consolidation, business combination, reorganization, recapitalization or similar transaction solely among INAV and one or more of the subsidiaries of INAV or solely among the subsidiaries of INAV.

“Adverse Recommendation Change” means any formal or informal action by the INAV Board, or any committee thereof or any group of directors, to (a) change, withhold, withdraw, qualify or modify, or publicly propose or announce or authorize or resolve to, or announce its intention to change, withhold, withdraw, qualify or modify, in each case in a manner adverse to CMFT, the INAV Board recommendation, (b) authorize, approve, endorse, declare advisable, adopt or recommend any Acquisition Proposal (or propose to publicly take such action) or (c) fail to make the INAV Board recommendation or fail to include the INAV Board recommendation in the proxy statement.

“Alternative Acquisition Agreement” means any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement (other than an acceptable confidentiality agreement) relating to any Acquisition Proposal.

“Intervening Event” means a change in circumstances or development that materially affects the business, assets or operations of INAV and the subsidiaries of INAV, taken as a whole, that was not known to or reasonably foreseeable by the INAV Board prior to the execution of the Merger Agreement, which change in circumstances or development becomes known to the INAV Board prior to INAV stockholders approving the Merger and the INAV Charter Amendment. However, in no event will the following constitute an Intervening Event: (i) the receipt, existence or terms of an Acquisition Proposal or any matter related to or consequence of an Acquisition Proposal, (ii) any effect arising out of or related to the COVID-19 pandemic, or any law, directive, policy, guideline or recommendation of any governmental authority in connection with or in response to COVID-19, and (iii) any effect arising out of the announcement or pendency of, or any actions required to be taken pursuant to, the Merger Agreement.

“Superior Proposal” means a written Acquisition Proposal (except for purposes of this definition, the references in clauses (a) and (b) of the definition of “Acquisition Proposal” to “20%” are replaced with “75%”, and the references in clauses (c) through (e) of the definition of “Acquisition Proposal” to “20%” are replaced with “50%”) that the INAV Board (based on the recommendation of the INAV Special Committee) determines in its good faith judgment to be more favorable from a financial point of view to the stockholders of INAV (in their capacities as stockholders) than the Merger and the other transactions contemplated by the Merger Agreement (as it may be proposed to be amended by CMFT). Such a determination of the INAV Board must be made in consultation with its outside legal and financial advisors, after taking into account (a) all of the terms and conditions of the Acquisition Proposal and the Merger Agreement (as it may be proposed to be amended by CMFT) and (b) the feasibility and certainty of consummation of such Acquisition Proposal on the terms proposed (taking into account such legal, financial, regulatory and other aspects of such Acquisition Proposal and conditions to consummation thereof as the INAV Special Committee determines in good faith to be material to such analysis).

Consents and Approvals

Upon the terms and subject to the conditions set forth in the Merger Agreement, each of INAV and CMFT has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable law or pursuant to any contract to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated by the Merger Agreement, including (i) taking all actions necessary to satisfy each party’s conditions to closing, (ii) obtaining all necessary or advisable actions or nonactions, waivers, consents and approvals from governmental authorities or other persons necessary in connection with the consummation of the Merger and the other transactions contemplated by the Merger Agreement, (iii) preparing and filing any applications, notices, registrations and requests as may be required or advisable to be filed with or submitted to any governmental authority in order to consummate the transactions contemplated by the Merger Agreement, (iv) defending any lawsuits or other legal proceedings challenging the Merger Agreement or the consummation of the Merger and (v) executing and delivering any instruments reasonably necessary or advisable to consummate the Merger and the other transactions contemplated by the Merger Agreement and to fully carry out the purposes of the Merger Agreement.

However, notwithstanding anything to the contrary in the Merger Agreement, neither INAV nor CMFT has any obligation (a) to propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or other disposition of any assets or businesses of such party, any of its subsidiaries (including subsidiaries of CMFT after the closing of the Merger) or their affiliates or (b) otherwise to take or commit to take any actions that would limit the freedom of such party, its subsidiaries (including subsidiaries of CMFT after the closing of the Merger) or their affiliates with respect to, or their ability to retain, one or more of their businesses, product lines or assets; provided further that (i) no such actions will be taken (or agreed to be taken) by INAV or any of its subsidiaries without CMFT’s prior written consent and (ii) CMFT can compel INAV and its subsidiaries to take (or agree to take) any of such actions if such actions are only effective after the effective time of the Merger.

Each of INAV and CMFT has agreed to give any notices to any person, and each of INAV and CMFT will use its reasonable best efforts to obtain any consents from any person that are necessary, proper or advisable to consummate the Merger and the other transactions contemplated by the Merger Agreement. Each of the parties will, and will cause their respective affiliates to, furnish to the other party such necessary information and reasonable assistance as the other party may request in connection with the preparation of any required applications, notices, registrations and requests as may be required or advisable to be filed with any governmental authority and will cooperate in responding to any inquiry from a governmental authority, including promptly informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a governmental authority, and supplying each other with copies of all material correspondence, filings or communications between either party and any governmental authority with respect to the Merger Agreement. CMFT has the right to direct all matters with any governmental authority in connection with the Merger Agreement in a manner consistent with its obligations thereunder; provided that, to the extent reasonably practicable, the parties or their representatives will generally have the right to review in advance and each of the parties will consult the other party on, all the information relating to the other party and each of their affiliates that appears in any filing made with, or written materials submitted to, any governmental authority in connection with the Merger and the other transactions contemplated by the Merger Agreement, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, none of the parties may participate independently in any meeting or engage in any substantive conversation with any governmental authority in respect of any filing, investigation or other inquiry without giving the other party prior notice of such meeting or conversation and, to the extent permitted by applicable law, without giving the other party the opportunity to attend or participate in any such meeting with such governmental authority.

Notification of Certain Actions; Litigation

The parties have agreed to give prompt notice to each other:

•

in the event of any notice or other communication received by such party from (i) any governmental authority in connection with the Merger, the Merger Agreement, or the other transactions contemplated thereby, or (ii) any person alleging that the consent of such person is or may be required in connection with the Merger or the other transactions contemplated by the Merger Agreement;

•

if (i) any representation or warranty made by such party in the Merger Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the closing conditions set forth in the Merger Agreement would be incapable of being satisfied by the Outside Date or (ii) such party fails to comply with or satisfy in any material respect any covenant, condition, or agreement to be complied with or satisfied by it pursuant to the Merger Agreement; and

•

of any action commenced, or to the knowledge of such party, threatened against, relating to or involving such party or any of their subsidiaries, or any of their respective directors, officers or partners, which relates to the Merger Agreement, the Merger, or the other transactions contemplated by the Merger Agreement.

The parties have each agreed to (i) give the other party the opportunity to reasonably participate in the defense and settlement of any action against such party and/or its directors, officers or partners relating to the Merger Agreement and the transactions contemplated thereby, (ii) consider in good faith the advice of the other party and (iii) obtain the written consent (such consent not to be unreasonably withheld, delayed or conditioned) prior to entering into any settlement in respect of any such action.

Publicity

Each of INAV and CMFT have agreed, subject to limited exceptions, such as with respect to an Adverse Recommendation Change, that they and their respective affiliates will not issue any press release or other public statement or filing with respect to the Merger or the Merger Agreement without the prior consent of the other party (which consent is not to be unreasonably withheld, delayed or conditioned).

Directors’ and Officers’ Insurance and Indemnification

For a period of six years after the effective time of the Merger, pursuant to the terms of the Merger Agreement and subject to certain limitations, CMFT will, and will cause the surviving entity to, indemnify, defend and hold harmless the current and former managers, directors, officers, partners, members, trustees, employees and agents of INAV or any of its subsidiaries or other individuals with rights to indemnification or exculpation under the governing documents of INAV and INAV OP or any indemnification agreements of INAV or its subsidiaries (the “Indemnified Parties”), to the fullest extent permitted under applicable law and the governing documents of INAV and INAV OP, from and against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any legal proceeding to the extent arising out of or pertaining to (i) any action or omission or alleged action or omission in such Indemnified Party’s capacity in service to INAV or its subsidiaries or (ii) the Merger Agreement, including the transactions contemplated thereby. CMFT also agreed to advance costs and expenses to Indemnified Parties, subject to repayment if it is ultimately determined that such person was not entitled to indemnification. CMFT and Merger Sub have agreed that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the Merger and advancement of expenses existing in favor of any Indemnified Party as of the date of the Merger Agreement will survive the Merger and will continue in full force and effect in accordance with their terms.

For a period of six years after the effective time of the Merger, the organizational documents of CMFT and any applicable subsidiary of CMFT will contain provisions no less favorable with respect to indemnification and exculpation from liabilities for acts or omissions and rights to advancement of expenses relating thereto existing in favor of any Indemnified Party than those included in the organizational documents of INAV and its subsidiaries. Prior to the effective time of the Merger, CMFT or the surviving entity will obtain and pay for “tail” insurance policies for the extension of (or the substantial equivalent of) the directors’ and officers’ liability coverage of the existing directors’ and officers’ insurance policies of INAV for a claims reporting or discovery period of six (6) years from and after the effective time of the Merger, provided that CMFT will not be required to pay in excess of three times the current annual premiums for such insurance.

Termination of the Merger Agreement

Termination by Mutual Agreement

INAV (with the approval of the INAV Special Committee) and CMFT (with the approval of the CMFT Special Committee) may, by written consent, mutually agree to terminate the Merger Agreement before completing the Merger, even after obtaining the required approval of INAV stockholders.

Termination by Either INAV or CMFT

The Merger Agreement may also be terminated prior to the effective time of the Merger by either INAV (with the approval of the INAV Special Committee) or CMFT (with the approval of the CMFT Special Committee) in the following circumstances:

(1)

The Merger has not occurred on or before the Outside Date. However, the right to terminate due to the failure of the Merger to occur on or before the Outside Date will not be available to INAV or CMFT if the failure of INAV or CMFT, as applicable, to perform or comply in all material respects with any of their respective obligations, covenants or agreements under the Merger Agreement was the primary cause of, or resulted in, the failure of the Merger to be consummated by the Outside Date.

(2)

There is any final, non-appealable order issued by a governmental authority of competent jurisdiction that permanently restrains or otherwise prohibits the transactions contemplated by the Merger Agreement. The right to terminate due to the issuance of such an order will not be available to INAV or CMFT if the issuance of such final, non-appealable order was primarily due to the failure of INAV or CMFT, as applicable, to perform or comply in all material respects with any of their respective obligations, covenants or agreements under the Merger Agreement.

(3)

The approvals of INAV stockholders of the Merger and INAV Charter Amendment are not obtained at the INAV Special Meeting. The right to terminate due to the failure to receive the requisite approvals of INAV stockholders will not be available to INAV or CMFT if such failure was primarily due to the failure of INAV or CMFT, as applicable, to perform or comply in all material respects with any of their respective obligations, covenants or agreements under the Merger Agreement.

Termination by INAV

The Merger Agreement may also be terminated prior to the effective time of the Merger by INAV (with the approval of the INAV Special Committee) in the following circumstances:

(1)

CMFT or Merger Sub breaches any of its representations or warranties or fails to perform or comply with any of its obligations, covenants or other agreements set forth in the Merger Agreement, which breach or failure to perform or comply (A) would result in a failure of CMFT to satisfy any closing condition, and (B) cannot be cured or, if curable, is not cured by CMFT by the earlier of twenty (20) days following written notice of such breach or failure from INAV to CMFT and two (2) business days before the Outside Date; provided, however, that INAV will not have the right to terminate the Merger Agreement pursuant to the foregoing if INAV is then in breach of any of its respective representations, warranties, covenants or agreements set forth in the Merger Agreement such that INAV would not satisfy any closing condition; or

(2)

At any time prior to obtaining the necessary approvals of INAV stockholders, in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in accordance with the Merger Agreement, so long as the termination payment described in “—Termination Payment and Expense Reimbursement” is made in full to CMFT prior to or concurrently with such termination.

Termination by CMFT

The Merger Agreement may also be terminated prior to the effective time of the Merger by CMFT (with the approval of the CMFT Special Committee) in the following circumstances:

(1)

INAV breaches any of its representations or warranties or fails to perform any of its obligations, covenants or other agreements set forth in the Merger Agreement, which breach or failure to perform (A) would result in a failure of INAV to satisfy any closing condition, and (B) cannot be cured or, if curable, is not cured by INAV by the earlier of twenty (20) days following written notice of such breach or failure from CMFT to INAV and two (2) business days before the Outside Date; provided, however, that CMFT will not have the right to terminate the Merger Agreement pursuant to the foregoing if CMFT or Merger Sub is then in breach of any of their respective representations, warranties, covenants or agreements set forth in the Merger Agreement such that CMFT would not satisfy any closing condition;

(2)	The INAV Board makes an Adverse Recommendation Change and the necessary approvals of INAV stockholders have not been obtained at the time of termination;

(3)

A tender offer or exchange offer for any shares of INAV Common Stock that constitutes an Acquisition Proposal is commenced and (a) the INAV Board fails to recommend against acceptance of such tender offer or exchange offer by INAV stockholders and to publicly reaffirm the INAV Board recommendation within ten (10) business days of being requested to do so by CMFT and (b) the necessary approvals of INAV stockholders have not been obtained at the time of termination; or

(4)

INAV breaches or fails to comply in any material respect with certain of its covenants and agreements described above in “—Covenants and Agreements—Alternative Acquisition Proposals; Change in Recommendation” and the necessary approvals of INAV stockholders have not been obtained at the time of termination.

Termination Payment and Expense Reimbursement

INAV must pay CMFT (i) a termination payment in the amount of $6,720,000 (the “Window Shop Termination Payment”) or $14,780,000 (the “INAV Termination Payment”), as applicable, and (ii) up to $2,675,000 (the “Expense Reimbursement”) as reimbursement for expenses incurred by CMFT in connection with the Merger, if the Merger Agreement is terminated by:

(1)

INAV or CMFT pursuant to item (1) or item (3) under “—Termination by INAV or CMFT” above and (a) prior to the INAV Special Meeting, an Acquisition Proposal with respect to INAV has been publicly announced, disclosed or otherwise communicated to INAV stockholders or any person publicly announces an intention (whether or not conditional) to make such an Acquisition Proposal, and such Acquisition Proposal or intention has not been publicly withdrawn on a bona fide basis without qualification at least three (3) business days prior to the Outside Date or the INAV Special Meeting, as applicable, and (b) within twelve (12) months after the date of such termination, (i) a transaction in respect of an Acquisition Proposal is consummated, (ii) INAV enters into a definitive agreement in respect of an Acquisition Proposal and such Acquisition Proposal is actually consummated thereafter or (iii) INAV recommends to INAV stockholders or fails to recommend against an Acquisition Proposal structured as a tender offer or exchange offer and such Acquisition Proposal is actually consummated thereafter (with, for all purposes of clauses (i), (ii) and (iii), all percentages included in clauses (a) and (b) of the definition of “Acquisition Proposal” increased to “75%”, all percentages included in clauses (c) through (e) of the definition of “Acquisition Proposal” increased to “50%”);

(2)	INAV pursuant to item (2) under “—Termination by INAV” above; or

(3)	CMFT pursuant to items (2) through (4) under “—Termination by CMFT” above.

INAV will pay CMFT (i) the Window Shop Termination Payment and the Expense Reimbursement solely in connection with items (2) and (3) above (and, in the case of item (3) above, solely pursuant to item (2) under “—Termination by CMFT” above), if such termination occurs prior to the Window Period End Time (as defined below) as a result of a Superior Proposal by a Qualified Bidder (as defined below) or (ii) the INAV Termination Payment and the Expense Reimbursement in connection with item (1) above and, if subsection (i) does not apply, in connection with items (2) and (3) above.

For purposes of the Merger Agreement, unless already defined above:

“Initial Period” means the period commencing on September 21, 2021 and ending at 11:59 p.m., New York City time, on October 21, 2021.

“Qualified Bidder” means a person that has made during the Initial Period an unsolicited, bona fide written Acquisition Proposal (provided that the Acquisition Proposal by such person did not result from a breach of INAV’s obligations described under “—Alternative Acquisition Proposals; Change in Recommendation”) that the INAV Special Committee during the Initial Period has determined in good faith, after consultation with outside legal counsel and outside financial advisors, either constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal; provided, however, that notwithstanding the satisfaction of the foregoing criteria set forth in this sentence with respect to any person, such person shall not be deemed to be a “Qualified Bidder” unless INAV shall have notified CMFT by no later than 5:00 p.m., New York City time, on the first (1st) day immediately following the end of the Initial Period that such person has satisfied such criteria; provided, further, that notwithstanding the satisfaction of the foregoing criteria set forth in this sentence with respect to any person, such person shall immediately and irrevocably cease to be a “Qualified Bidder” if, at any time after the conclusion of the Initial Period, an Acquisition Proposal submitted by such person is withdrawn, terminates or expires.

“Window Period End Time” means, with respect to a Qualified Bidder, the later of (i) 11:59 p.m., New York City time, on the last day of the Initial Period and (ii) 11:59 p.m., New York City time, on the first (1st) business day after the end of any Notice Period (including any extensions thereof pursuant to the terms of the Merger Agreement) with respect to a Superior Proposal by such Qualified Bidder for which such Notice Period commenced on or prior to 11:59 p.m., New York City time, on the last day of the Initial Period.

Additionally, each of INAV and CMFT agreed to pay up to the amount of the Expense Reimbursement to the other party in the event the Merger Agreement is terminated by CMFT pursuant to item (1) under “—Termination by CMFT” above or by INAV pursuant to item (1) under “—Termination by INAV” above, respectively.

Enforcement; Remedies

The parties to the Merger Agreement agree that irreparable harm would occur to the non-breaching party if any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy in the event of such breach or non-performance. Accordingly, the parties agreed that, at any time prior to the effective time of any termination of the Merger Agreement, the parties will be entitled to an injunction or injunctions to prevent one or more breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, and each party waived any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which such party is entitled at law or in equity. In the event that any action should be brought in equity to enforce the specific performance provisions of the Merger Agreement, no party thereto will allege, and each party thereto waives the defense, that there is an adequate remedy at law. To the extent any party brings an action to enforce specifically the performance of the terms and provisions of the Merger Agreement (other than an action to specifically enforce any provision that survives termination of the Merger Agreement) when expressly available to such party pursuant to the terms of the Merger Agreement, the Outside Date will automatically be extended to (a) the twentieth (20th) business day following the resolution of such action, or (b) such other time period established by the court presiding over such action.

Notwithstanding the foregoing, or anything else in the Merger Agreement to the contrary, in the event the Window Shop Termination Payment or the INAV Termination Payment becomes payable and is paid, then such payment (together with any Expense Reimbursement payable) will be CMFT’s and its affiliates’ sole and exclusive remedy against INAV and its subsidiaries.

Fees and Expenses

Except as described above under “Termination of the Merger Agreement,” all fees and expenses incurred in connection with the Merger Agreement and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses, provided that INAV and CMFT will share equally the filing fees required in connection with the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, filed in connection with the Merger.

Amendment and Waiver

Any time prior to the effective time of the Merger, to the extent permitted under applicable law, the parties may amend any provision of the Merger Agreement provided that such amendment is specifically set forth in an instrument in writing signed on behalf of all parties. In addition, at any time prior to the effective time of the Merger, to the extent permitted under applicable law, a party may grant an extension for the time for performance of any obligation of the other party, waive any inaccuracy in the representations and warranties of the other party or waive the other party’s compliance with any agreement or condition contained in the Merger Agreement by specifically setting forth such extension or amendment in an instrument written by such party.

Governing Law; Waiver of Jury Trial

The Merger Agreement is governed by and will be construed in accordance with the laws of the State of Maryland, without giving effect to conflicts of laws principles. Each party to the Merger Agreement agreed to waive, to the fullest extent permitted by applicable law, any right to a trial by jury in respect of any litigation directly or indirectly arising out of or in connection with the Merger Agreement.

ADVISORY AND MANAGEMENT AGREEMENTS

Termination of INAV Advisory Agreement

Concurrently with entry into the Merger Agreement, INAV OP and INAV Management entered into the Termination Agreement, pursuant to which the INAV Advisory Agreement, under which INAV Management receives compensation for serving as the external manager of INAV, will be terminated at the effective time of the Merger. INAV Management also waived any “Performance Fee” (as defined in the INAV Advisory Agreement) that it would have been entitled to receive at the time of the closing of the Merger, other than that to which it would be entitled in the absence of the Merger. In the event the Merger Agreement is terminated in accordance with its terms, the Termination Agreement will be automatically terminated and the INAV Advisory Agreement will remain in effect. Furthermore, the Termination Agreement is effective only in respect of the Merger and will not apply to any transactions consummated by INAV in respect of a Superior Proposal.

Comparison of the CMFT Management Agreement and the INAV Advisory Agreement

Following the consummation of the Merger, the Combined Company will be externally managed by CMFT Management pursuant to the CMFT Management Agreement.

The following is a summary comparison of the material terms of the CMFT Management Agreement and the INAV Advisory Agreement. The summary set forth below is not intended to be an exhaustive discussion of the foregoing and may not contain all the information that is important to you. The following summary is qualified in its entirety by reference to the relevant provisions of the CMFT Management Agreement and the INAV Advisory Agreement.

CMFT Management Agreement	INAV Advisory Agreement

Term

The initial term of the CMFT Management Agreement expires on August 20, 2022, and is deemed renewed automatically each year thereafter for an additional one-year period unless CMFT or CMFT Management determine not to renew the CMFT Management Agreement in accordance with its terms.	The current term of the INAV Advisory Agreement expires on November 30, 2021, subject to an unlimited number of successive one-year renewals upon mutual consent of the parties.

Base Fee
The Management Fee, payable in cash by CMFT to CMFT Management quarterly in arrears, is equal to the greater of (a) $250,000 per annum ($62,500 per quarter) and (b) 1.50% per annum (0.375% per quarter) of CMFT’s Equity (as defined in the CMFT Management Agreement).	The advisory fee, payable in cash by INAV to INAV Management monthly in arrears, accrues daily in an amount equal to 1/365th of 1.10% of the NAV for each class of INAV Common Stock for each day.

Incentive Compensation

The Incentive Compensation (as defined in the CMFT Management Agreement), payable in cash by CMFT quarterly in arrears, is equal to (subject to proration) the excess of (a) 20.0% of the amount by which (i) Core Earnings (as defined in the CMFT Management Agreement) of CMFT for the previous 12-month period exceeds (ii) 7.0% of CMFT’s Consolidated Equity (as defined in the CMFT Management Agreement) in the previous 12-month period, over (b) the sum of any

No incentive compensation is payable by INAV under the INAV Advisory Agreement.

CMFT Management Agreement	INAV Advisory Agreement

Incentive Compensation paid to CMFT Management with respect to the first three calendar quarters of such previous 12-month period (or such lesser number of completed calendar quarters preceding the applicable period, if applicable).

No Incentive Compensation is payable by CMFT with respect to a given quarter if Core Earnings for the 12 most recently completed calendar quarters (or such lesser number of quarters since the effective date of the CMFT Management Agreement) in the aggregate is not greater than zero.

Performance Fee

No performance fee is payable by CMFT under the CMFT Management Agreement.	The performance fee is payable annually in arrears in an amount equal to (i) first, if the Total Return (as defined in the INAV Advisory Agreement) for the year exceeds the sum of (A) the Hurdle Amount (as defined in the INAV Advisory Agreement) for that year and (B) the Loss Carryforward Amount (as defined in the INAV Advisory Agreement) (any such excess, “Excess Profits”), 100% of such annual Excess Profits until the total amount allocated to INAV Management equals 12.5% of the sum of (x) the Hurdle Amount for that year and (y) any amount allocated to INAV Management pursuant to this clause; and (ii) second, to the extent there are remaining Excess Profits, 12.5% of such remaining Excess Profits.

Acquisition Fee

No acquisition fee is payable by CMFT under the CMFT Management Agreement.	No acquisition fee is payable by INAV under the INAV Advisory Agreement.

Disposition Fee

No disposition fee is payable by CMFT under the CMFT Management Agreement.	No disposition fee is payable by INAV under the INAV Advisory Agreement.

Termination

The CMFT Management Agreement may be terminated without cause effective as of the expiration of the initial term or the next automatic renewal term upon at least 180 days’ prior written notice of nonrenewal to the other party:

•  by CMFT, if at least two-thirds of the Independent Directors (as defined in the CMFT Management Agreement) determine that CMFT Management has performed unsatisfactorily in a way that is materially detrimental to CMFT and its subsidiaries,

The INAV Advisory Agreement may be terminated at the option of either party (i) immediately upon a Change of Control (as defined in the INAV Advisory Agreement); or (ii) upon 60 days’ written notice, without cause or penalty; provided that if INAV is the terminating party, then a majority of the Independent Directors must approve such termination.

CMFT Management Agreement	INAV Advisory Agreement

taken as a whole, provided that CMFT pays a termination fee (as described below);

•  by CMFT, if at least two-thirds of the Independent Directors determine that the Management Fee or Manager Incentive Compensation is unfair and after a period of negotiation in good faith CMFT and CMFT Management are unable to reach an agreement on a fee that at least two-thirds of the Independent Directors determine to be fair, provided that CMFT pays a termination fee (as described below); or

•  by CMFT Management.

The CMFT Management Agreement may be terminated for cause upon the occurrence of certain specified events.

Termination Fee

If the CMFT Management Agreement is terminated by CMFT without cause, CMFT Management is entitled to receive a termination fee equal to three times the sum of (a) the average annual Management Fee and (b) the average annual Incentive Compensation during the 24-month period immediately preceding the most recently completed calendar quarter prior to the termination.

No termination fee is payable in the event CMFT Management terminates the CMFT Management Agreement without cause or if either party terminates the CMFT Management Agreement with cause.

No termination fee is payable by INAV under the INAV Advisory Agreement.

DESCRIPTION OF CMFT CAPITAL STOCK

The following is a summary of certain terms of CMFT’s capital stock, the CMFT Charter, the CMFT Bylaws, and certain provisions of the MGCL governing REITs formed under Maryland law. The following summary is not complete and is subject to, and qualified in its entirety by reference to, the applicable provisions of the CMFT Charter and the CMFT Bylaws and the applicable provisions of the MGCL. The following summary should be read in conjunction with the CMFT Charter, the CMFT Bylaws and the applicable provisions of the MGCL for complete information regarding CMFT’s capital stock. To obtain copies of the CMFT Charter and the CMFT Bylaws, see the section “Where You Can Find More Information” in this proxy statement/prospectus.

When used in this section, unless otherwise specifically stated or the context requires otherwise, the terms “we,” “us” or “our” refer to CMFT and its consolidated subsidiaries.

We were formed under the laws of the State of Maryland. The rights of our stockholders are governed by Maryland law as well as the CMFT Charter and CMFT Bylaws. The CMFT Charter authorizes us to issue up to 500,000,000 shares of stock, of which 490,000,000 shares are designated as CMFT Common Stock at $0.01 par value per share and 10,000,000 shares are designated as preferred stock at $0.01 par value per share. The CMFT Board may amend the CMFT Charter to increase or decrease the aggregate number of our authorized shares or the number of shares of any class or series that we have authority to issue without any action by our stockholders. As of November 1, 2021, there were 363,463,915 shares of CMFT Common Stock issued and outstanding and no shares of preferred stock issued and outstanding.

At the effective time of the Merger, each issued and outstanding share of (a) INAV Class D Common Stock will be converted into the right to receive 2.574 shares of CMFT Common Stock, (b) INAV Class T Common Stock will be converted into the right to receive 2.510 shares of CMFT Common Stock, (c) INAV Class S Common Stock will be converted into the right to receive 2.508 shares of CMFT Common Stock, and (d) INAV Class I Common Stock will be converted into the right to receive 2.622 shares of CMFT Common Stock (with fractional shares of INAV Common Stock receiving a corresponding number of fractional shares of CMFT Common Stock, subject to the treatment of fractional shares of an amount less than 0.001 of a share of CMFT Common Stock).

Common Stock

The CMFT Charter authorizes the CMFT Board, without any action by our stockholders, to classify or reclassify any unissued shares of CMFT Common Stock or preferred stock into one or more classes or series and set or change the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, and terms and conditions of redemption of any new class or series of stock, subject to certain restrictions, including the express terms of any class or series of stock outstanding at the time.

Subject to any preferential rights of any other class or series of stock and to the provisions of the CMFT Charter regarding the restrictions on the ownership and transfer of CMFT Common Stock, the holders of CMFT Common Stock are entitled to such distributions as may be authorized from time to time by the CMFT Board out of legally available funds and declared by us and, upon any liquidity event, would be entitled to receive all assets available for distribution to our stockholders. Holders of CMFT Common Stock do not have preemptive rights, which means that they do not have an automatic option to purchase any new shares that we issue, or preference, conversion, exchange, sinking fund, redemption or appraisal rights. Shares of CMFT Common Stock have equal distribution, liquidation and other rights.

Preferred Stock

The CMFT Charter authorizes the CMFT Board to issue one or more classes or series of preferred stock without stockholder approval and to fix the voting rights, liquidation preferences, distribution rates, conversion rights, redemption rights and terms and certain other rights and preferences with respect to such preferred stock. In addition, the CMFT Charter provides that holders of CMFT Common Stock will be subject to the express terms of any class or series of preferred stock. Because the CMFT Board has the power to establish the preferences and rights of each class or series of preferred stock, it may afford the holders of any series or class of preferred stock preferences, powers, and rights senior to the rights of holders of CMFT Common Stock. If CMFT were to create and issue preferred stock with a distribution preference over CMFT Common Stock, payment of any distribution preferences of outstanding preferred stock would reduce the amount of funds available for the payment of distributions on CMFT Common Stock. The issuance of preferred stock could have the effect of delaying or preventing a change in control. The CMFT Board has no present plans to issue preferred stock but may do so at any time in the future without stockholder approval.

Appraisal Rights

As permitted by the MGCL, the CMFT Charter provides that stockholders are not entitled to exercise appraisal rights unless the CMFT Board determines that appraisal rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which stockholders would otherwise be entitled to exercise appraisal rights.

Meetings and Special Voting Requirements

Subject to restrictions in the CMFT Charter regarding the ownership and transfer of our stock and except as may otherwise be specified in the CMFT Charter, each holder of CMFT Common Stock is entitled at each meeting of stockholders to one vote per share owned by such stockholder on all matters submitted to a vote of stockholders, including the election of directors. There is no cumulative voting in the election of the CMFT Board, which means that the holders of a majority of shares of our outstanding CMFT Common Stock can elect all of the directors then standing for election and the holders of the remaining shares of CMFT Common Stock will not be able to elect any directors.

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, convert, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. The CMFT Charter provides for approval of these matters by the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast on the matter (except for certain amendments to the CMFT Charter relating to director removal and the vote required for certain amendments).

However, under the MGCL, the following events do not require stockholder approval:

•	stock exchanges in which CMFT is the successor; and

•	transfers of less than substantially all of our assets.

Also, because our operating assets are held by our subsidiaries, these subsidiaries may be able to merge or sell all or substantially all of their assets without the approval of our stockholders.

The CMFT Charter provides that any director, or the entire CMFT Board, may be removed from office at any time, but only for cause, and then only by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors. The CMFT Charter defines cause with respect to any particular director as conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to us through bad faith or active and deliberate dishonesty.

An annual meeting of our stockholders for the purpose of the election of directors and the transaction of any business will be held annually on a date and at the time and place set by the CMFT Board. Special meetings of stockholders to act on any matter that may properly be considered at a meeting of stockholders may be called upon the request of the CMFT Board, the chairman of the CMFT Board, the president or the chief executive officer and, subject to the satisfaction of certain procedural requirements, must be called by our secretary upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast on the matter at the meeting. The presence of stockholders entitled to cast at least a majority of all the votes entitled to be cast at such meeting on any matter, either in person or by proxy, will constitute a quorum.

The term of the CMFT Management Agreement with CMFT Management is three years and will be deemed renewed automatically each year thereafter for an additional one-year period unless CMFT provides 180 days’ written notice to CMFT Management after the affirmative vote of 2/3 of CMFT’s independent directors. Although, the stockholders do not have the ability to vote to replace CMFT Management or to select a new advisor, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, any director, or the entire CMFT Board, may be removed from office at any time, but only for cause, and then only by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors. For purposes of this provision, “cause” means, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to CMFT through bad faith or active and deliberate dishonesty.

Tender Offers by Stockholders

The CMFT Charter provides that any tender offer, including any “mini-tender” offer, must comply with Regulation 14D of the Exchange Act, including the notice and disclosure requirements. The offering person must provide us notice of such tender offer at least ten (10) business days before initiating the tender offer. If the offering person does not comply with the provisions set forth above, we will have the right to redeem that person’s shares and any shares acquired in such tender offer at the lesser of (i) the price then being paid per share of CMFT Common Stock purchased in our latest offering at full purchase price (not discounted for commission reductions or for reductions in sale price permitted pursuant to our distribution reinvestment plan), (ii) the estimated value of the shares as determined in our most recent valuation pursuant to FINRA Regulatory Notice 09-09, (iii) the fair market value of the shares as determined by an independent valuation obtained by us or (iv) the lowest tender offer price offered in such non-compliant tender offer. In addition, the non-complying person will be responsible for all of our expenses incurred in connection with that person’s noncompliance.

Restrictions on Ownership and Transfer of Shares

In order for us to qualify as a REIT under the Code, we must meet the following criteria regarding our stockholders’ ownership of our shares:

•

five or fewer individuals (as defined in the Code to include certain tax exempt organizations and trusts) may not own, directly or indirectly, more than 50% in value of our outstanding shares during the last half of a taxable year; and

•	100 or more persons must beneficially own our shares during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year.

We may prohibit certain acquisitions and transfers of shares so as to ensure our initial and continued qualification as a REIT under the Code. However, there can be no assurance that this prohibition will be effective. Because we believe it is essential for us to qualify as a REIT, and, once qualified, to continue to qualify, among other reasons, the CMFT Charter provides (subject to certain exceptions) that no stockholder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% in value of the aggregate of our outstanding shares of stock or more than 9.8% (in value or number of shares, whichever is more restrictive) of the aggregate of our outstanding shares of CMFT Common Stock.

The CMFT Board, in its sole discretion, may prospectively or retroactively waive this ownership limit if evidence satisfactory to our directors, including certain representations and undertakings required by the CMFT Charter, is presented that such ownership will not then or in the future jeopardize our status as a REIT. Also, these restrictions on transferability and ownership will not apply if our directors determine that it is no longer in our best interests to continue to qualify as a REIT.

Additionally, the CMFT Charter further prohibits the transfer or issuance of our stock if such transfer or issuance:

•	with respect to transfers only, results in our stock being beneficially owned by fewer than 100 persons;

•	results in our being “closely held” within the meaning of Section 856(h) of the Code;

•

results in our owning, directly or indirectly, an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income we derive from such tenant would cause us to fail to satisfy any of the gross income requirements of Section 856(c) of the Code; or

•	otherwise results in our disqualification as a REIT.

Any attempted transfer of our stock which, if effective, would result in our stock being beneficially owned by fewer than 100 persons will be null and void. In the event of any attempted transfer of our stock which, if effective, would result in (i) violation of the ownership limit discussed above, (ii) our being “closely held” under Section 856(h) of the Code, (iii) our owning (directly or indirectly) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income we derive from such tenant would cause us to fail to satisfy any of the gross income requirements of Section 856(c) of the Code or (iv) our otherwise failing to qualify as a REIT, then the number of shares causing the violation (rounded up to the nearest whole share) will be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares. To avoid confusion, these shares so transferred to a beneficial trust are referred to herein as Excess Securities. Excess Securities will remain issued and outstanding shares and will be entitled to the same rights and privileges as all other shares of the same class or series. The trustee of the beneficial trust, as holder of the Excess Securities, will be entitled to receive all distributions authorized by the CMFT Board on such securities for the benefit of the charitable beneficiary. The CMFT Charter further entitles the trustee of the beneficial trust to vote all Excess Securities and, subject to Maryland law, to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the beneficial trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote. If the transfer to the beneficial trust would not be effective for any reason to prevent a violation of the limitations on ownership and transfer, then the transfer of that number of shares that otherwise would cause the violation will be null and void, with the proposed transferee acquiring no rights in such shares. Within twenty (20) days of receiving notice from us that the Excess Securities have been transferred to the beneficial trust, the trustee of the beneficial trust shall sell the Excess Securities. The trustee of the beneficial trust may select a transferee to whom the Excess Securities may be sold as long as such sale does not violate the 9.8% ownership limit or the other restrictions on ownership and transfer. Upon sale of the Excess Securities, the intended transferee (the transferee of the Excess Securities whose ownership would violate the 9.8% ownership limit or the other restrictions on ownership transfer) will receive from the trustee of the beneficial trust the lesser of (a) such sale proceeds (net of any commissions and other expenses of sale), or (b) the price per share the intended transferee paid for the Excess Securities (or, in the case of a gift or devise to the intended transferee, the price per share equal to the market value per share on the date of the transfer to the intended transferee). The trustee may reduce the amount payable to the intended transferee upon such sale by the amount of any dividends and other distributions we pay to an intended transferee on Excess Securities prior to our discovery that such Excess Securities have been transferred in violation of the provisions of the CMFT Charter. The trustee of the beneficial trust will distribute to the charitable beneficiary any amount the trustee receives in excess of the amount to be paid to the intended transferee. If, prior to our discovery that shares of our stock have been transferred to the beneficial trust, the shares are sold by the intended transferee, then the shares will be deemed to have been sold on behalf of the beneficial trust and, to the extent that the intended transferee received an amount for the shares that exceeds the amount such intended transferee was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, we have the right to purchase any Excess Securities at the lesser of (i) the price per share paid in the transaction that resulted in such transfer that created the Excess Securities (or, in the case of a devise or gift, the market price at the time of such devise or gift) or (ii) the current market price, until the Excess Securities are sold by the trustee of the beneficial trust. Upon such purchase by us, the interest of the beneficial trust in the shares sold to us shall terminate and the beneficial trust shall distribute the net proceeds of the sale to the intended transferee. We may reduce the amount payable to the intended transferee upon such sale by the amount of any distribution we pay to an intended transferee on Excess Securities prior to our discovery that such Excess Securities have been transferred in violation of the provisions of the CMFT Charter. We may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary.

If the CMFT Board or a committee thereof determines that a proposed transfer or other event has taken place that violates the restrictions on ownership and transfer of our stock set forth in the CMFT Charter, the CMFT Board or such committee may take such action as it deems necessary to refuse to give effect to or to prevent such transfer or other event, including, but not limited to, causing us to redeem shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer; provided, however, that any proposed transfer or other event that violates the restrictions on ownership and transfer of our stock as described above shall be null and void irrespective of any action (or non-action) by the CMFT Board.

Any person who acquires or attempts to acquire shares in violation of the foregoing ownership restriction, or would have owned shares that resulted in a transfer to a beneficial trust, is required to give us immediate written notice or, in the case of a proposed or attempted transaction, 15 days’ written notice prior to such transaction. In both cases, such persons must provide to us such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT. The foregoing restrictions will continue to apply until the CMFT Board determines it is no longer in our best interests to continue to qualify as a REIT or that compliance with these restrictions is no longer required for us to qualify as a REIT.

The ownership limit does not apply to the underwriter in a public offering of shares or to a person or persons so exempted (prospectively or retroactively) from the ownership limit by the CMFT Board based upon certain representations and undertakings required by the CMFT Charter and other appropriate assurances that our qualification as a REIT is not jeopardized. Any person who owns more than 5% of the outstanding shares during any taxable year will be asked to deliver a statement or affidavit setting forth the number of shares beneficially owned, directly or indirectly.

Distribution Policy and Distributions

CMFT has historically declared distributions on a quarterly basis that accrued at a daily rate to stockholders of record. However, given the impact of the COVID-19 pandemic, CMFT has declared distributions on a monthly basis since April 2020 so as to allow greater flexibility in responding to the impact that COVID-19 has on its tenants, the degree to which federal, state or local governmental authorities grant rent relief or other assistance programs, its abilities to access capital markets and the general effect on the financial markets and economy. For further information regarding the historical distributions to CMFT stockholders, see the section “Parties to the Merger—CIM Real Estate Finance Trust, Inc.—Distribution Policy” in this proxy statement/prospectus.

We expect that, from time to time, we will pay distributions in excess of our cash flows from operations as defined by GAAP. As a result, the amount of distributions paid at any time may not be an indicator of the current performance of our properties or current operating cash flows.

Distributions to stockholders are characterized for federal income tax purposes as ordinary income, capital gains, non-taxable return of capital or a combination of the three. Distributions that exceed our current or accumulated earnings and profits typically constitute a return of capital for tax purposes and reduce the stockholders’ basis in our common shares. We will annually notify stockholders of the taxability of distributions paid during the preceding year.

Although we intend to continue to pay regular distributions, our results of operations, our general financial condition, general economic conditions, or other factors may inhibit us from doing so. Distributions are authorized at the discretion of the CMFT Board, and are based on many factors, including current and expected cash flow from operations, as well as the obligation that we comply with the REIT requirements of the Code. The funds we receive from operations that are available for distribution may be affected by a number of factors, including the following:

•	the amount of time required for CMFT to invest the funds received in any offering it conducts;

•	our operating and interest expenses, including fees and expenses paid to CMFT Management;

•	the ability of tenants to meet their obligations under the leases associated with our properties;

•	the amount of distributions or dividends received by us from our indirect real estate investments;

•	our ability to keep our properties occupied;

•	our ability to maintain or increase rental rates when renewing or replacing current leases;

•	capital expenditures and reserves for such expenditures;

•	the issuance of additional shares;

•	the amount of cash used to redeem shares under our share redemption program; and

•	financings and refinancings.

We must distribute to our stockholders at least 90% of our REIT taxable income each year, excluding any net capital gains, in order to meet the requirements for being treated as a REIT under the Code. Our directors may authorize distributions in excess of this percentage as they deem appropriate. Because we may receive income from interest or rents at various times during our fiscal year, distributions may not reflect our income earned in that particular distribution period, but may be made in anticipation of operating cash flows that we expect to receive during a later period and may be made in advance of actual receipt of funds in an attempt to make distributions relatively uniform. To allow for such differences in timing between the receipt of income and the payment of expenses, and the effect of required debt payments, among other things, could require us to borrow funds from third parties on a short-term basis, issue new securities, including through this offering, or sell assets to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT. These methods of obtaining funding could affect future distributions by increasing operating costs and decreasing available cash. In addition, such distributions may constitute a return of capital.

Distribution Reinvestment Plan

The CMFT DRIP is designed generally to offer existing CMFT stockholders a convenient method of purchasing additional shares of CMFT Common Stock by reinvesting cash distributions without paying any selling commissions, fees or service charges. We will use the proceeds received from sales of the shares under the CMFT DRIP for general corporate purposes, including, but not limited to, investment in real estate and other real estate-related investments, payment of operating expenses, capital expenditures, fees and other costs, repayment of debt, and funding for our share redemption program.

Source and Purchase Price of the Shares

There is no public trading market for shares of CMFT Common Stock, and there can be no assurance that a market will develop in the future. The purchase price for shares under the CMFT DRIP will equal the most recently disclosed value of the shares of CMFT Common Stock estimated by the CMFT Board, less any special distributions designated by the CMFT Board. The selling price may not be indicative of the price at which the shares may trade if they were listed on an exchange or of the proceeds that a stockholder may receive if we liquidated or dissolved.

When Shares Will Be Purchased

Shares will be purchased for stockholders under the CMFT DRIP promptly following the payment date for the distribution used to purchase the shares to the extent shares are available for purchase under the CMFT DRIP. If sufficient shares are not available, any distribution funds that have not been invested in shares within 30 days after receipt and, in any event, by the end of the fiscal quarter in which they are received, will be distributed, along with any interest earned on such funds, to the respective CMFT DRIP participant. We intend to pay distributions monthly.

Cost of Participating in the Program

We will not charge stockholders any brokerage commissions, dealer manager fees, or service charges when you purchase shares under the CMFT DRIP. All costs of administration of the CMFT DRIP will be borne by us.

Tracking CMFT DRIP Investments

Within 90 days after the end of each calendar year, the CMFT DRIP’s administrator will mail to participating stockholders a statement of account describing their distributions received, the number of shares purchased, and the per share purchase price for such shares pursuant to the CMFT DRIP during the prior year. Tax information regarding participation in the CMFT DRIP will be sent to participating stockholders at least annually. In addition, the annual report of CMFT contains information regarding our history of distribution payments. This annual report is mailed to our stockholders each year.

Selling Shares Acquired Under the CMFT DRIP

A stockholder may sell the shares purchased through the CMFT DRIP, and such stockholder’s other shares of CMFT Common Stock, at any time, subject to any restrictions set forth in the CMFT Charter or that we may impose on the sale of shares to protect our status as a REIT. However, there is currently no liquid market for our shares, and we do not expect one to develop. Consequently, there may not be a readily available buyer for shares of CMFT Common Stock.

The transfer of shares will terminate participation in the CMFT DRIP with respect to such transferred shares as of the first day of the distribution period in which such transfer is effective, unless the transferee of such shares in connection with such transfer demonstrates to the CMFT DRIP’s administrator that such transferee meets the requirements for participation in the CMFT DRIP and affirmatively elects to participate by delivering an executed distribution change form or other instrument required by the CMFT DRIP’s administrator.

Terminating Participation in the CMFT DRIP

CMFT stockholders may terminate or modify their participation in the CMFT DRIP at any time upon written notice to the CMFT DRIP’s administrator. To be effective for any distribution period, such notice must be received by the CMFT DRIP’s administrator on or prior to the last business day of the distribution period. The CMFT DRIP’s administrator may terminate the participation of an individual in the CMFT DRIP at any time by ten days’ prior written notice to the relevant CMFT stockholder. After termination of a CMFT stockholder’s participation in the CMFT DRIP, the CMFT DRIP’s administrator will send such stockholder a check for the amount of any distributions in such stockholder’s account that have not been invested in shares, and any future distributions with respect to shares held by such stockholder that are made after the effective date of the termination of its participation in the CMFT DRIP will be sent directly to such stockholder.

Tax Consequences of Participation in the CMFT DRIP

The reinvestment of distributions does not relieve a CMFT stockholder of any income tax which may be payable on such distributions. Distributions paid by CMFT to its stockholders are treated as dividends to the extent that we have earnings and profits for federal income tax purposes. Any amount distributed in excess of our earnings and profits is applied as a return of capital, which results in a reduction in the adjusted basis of shares held by a CMFT stockholder. Once the adjusted basis in the shares of a CMFT stockholder is reduced to zero, any excess is treated as gain from the sale of shares. If a CMFT stockholder participates in the CMFT DRIP, such stockholder will realize distributions equal to the value of the shares received, even though such stockholder received shares instead of cash. These deemed distributions will be treated as actual dividends (to the extent that we have earnings and profits for federal income tax purposes) paid from CMFT to its stockholders and will retain the character and tax effects applicable to all dividends. One noteworthy tax effect is that REIT distributions generally are not considered “qualified dividend income” and thus are not eligible for the reduced tax rates otherwise available to non-corporate stockholders. Subject to narrow exceptions, REIT distributions, including deemed distributions under the CMFT DRIP, will be subject to tax at ordinary income rates to the extent that we have earnings and profits for federal income tax purposes. In addition, as long as we remain qualified as a REIT, corporate stockholders will not be eligible for the dividends received deduction for any distributions received from us, including CMFT DRIP distributions. The shares received by CMFT stockholders pursuant to the CMFT DRIP will have a holding period beginning with the day after the purchase, and a tax basis equal to their cost, which is the gross amount of the deemed distribution.

Tax-exempt stockholders, including individual retirement accounts, Keogh Plans, 401(k) plans and charitable remainder trusts, generally will not have to pay any taxes on distributions, including distributions reinvested under the CMFT DRIP. However, if a tax-exempt stockholder borrows to acquire shares, or if we become a pension-held REIT, distributions can be taxable. The income tax consequences for participants who do not reside in the United States may vary from jurisdiction to jurisdiction. The above discussion regarding the tax consequences of participating in the CMFT DRIP is intended only as a general discussion of the current federal income tax consequences of participating in the CMFT DRIP. Since each eligible participant’s financial situation is different, CMFT stockholders should consult their individual tax advisor concerning any tax questions they may have about participation in the CMFT DRIP. Additionally, CMFT stockholders should refer to the discussion contained in the section “Material U.S. Federal Income Tax Considerations” in this proxy statement/prospectus for a summary of the material U.S. federal income tax considerations of the ownership and disposition of CMFT Common Stock.

Amendment or Termination of the CMFT DRIP

We reserve the right to amend any aspect of the CMFT DRIP at our sole discretion and without the consent of stockholders, provided that notice of any amendment is provided to participants at least ten days prior to the effective date of that amendment and provided that we may not amend the CMFT DRIP to provide for selling commissions or dealer manager fees to be paid for shares purchased pursuant to the CMFT DRIP or to revoke a participant’s right to terminate or modify participation in the CMFT DRIP. We also reserve the right to terminate the CMFT DRIP for any reason at any time by ten days prior notice of termination to all participants. In addition, the CMFT DRIP may also be suspended by at any time by majority vote of the CMFT Board without prior notice to participants if the CMFT Board believes such action is in the best interest of CMFT and its stockholders. We may provide notice of any amendment, suspension or termination of the CMFT DRIP by including such information (i) in a Current Report on Form 8-K or in our annual or quarterly reports, all publicly filed with the SEC or (ii) in a separate mailing to the participants. After termination of the CMFT DRIP, the CMFT DRIP’s administrator will send CMFT stockholders a check for the amount of any distributions in their respective accounts that have not been invested in shares. Any future distributions made after the effective date of the termination of the CMFT DRIP will be sent directly to CMFT stockholders.

Voting Rights of Shares Acquired Under the CMFT DRIP

Shares in the CMFT DRIP account of a stockholder will be voted as such stockholder directs. CMFT stockholders will receive proxy information in connection with any annual or special meeting of stockholders. This proxy will apply to all shares registered in the name of such stockholder, including all shares credited to its CMFT DRIP account. A CMFT stockholder may also vote its shares, including those credited to its CMFT DRIP account, in person at any annual or special meeting of stockholders.

Our Liability Under the CMFT DRIP

Neither CMFT nor the CMFT DRIP’s administrator has any responsibility or liability as to the value of the shares or any change in the value of the shares acquired for each participant’s account, and neither CMFT nor the CMFT DRIP’s administrator will be liable for any act done in good faith, or for any good faith omission to act. In addition, the CMFT Charter provides that we will generally indemnify and hold harmless a director, an officer, or CMFT Management or any of its affiliates acting as our agent and their respective officers, directors, managers and employees against any and all losses or liabilities reasonably incurred by such party in connection with or by reason of any act or omission performed or omitted to be performed on our behalf in such capacity.

We have agreed to indemnify and hold harmless CMFT Management and its affiliates performing services for us from specific claims and liabilities arising out of the performance of their obligations under the advisory agreement. As a result, our stockholders and we may be entitled to a more limited right of action than they and we would otherwise have if these indemnification rights were not included in the advisory agreement.

The general effect to investors of any arrangement under which we agree to insure or indemnify any persons against liability is a potential reduction in distributions resulting from our payment of premiums associated with insurance or indemnification payments in excess of amounts covered by insurance. In addition, indemnification could reduce the legal remedies available to our stockholders and us against the officers and directors.

Share Redemption Program

We have a share redemption program that enables our stockholders to sell their shares to us in limited circumstances, subject to the conditions and limitations described below. CMFT Common Stock is currently not listed on a national securities exchange, and we will not seek to list our stock unless and until such time as our independent directors believe that the listing of our stock would be in the best interest of our stockholders. In order to provide stockholders with the benefit of interim liquidity, stockholders may present all, or a portion, of their shares consisting of at least the lesser of (1) 25% of the stockholder’s shares; or (2) a number of shares with an aggregate redemption price of at least $2,500, to us for redemption at any time in accordance with the procedures outlined below. At that time, we may, subject to the conditions and limitations described below, redeem the shares presented for redemption for cash to the extent that we have sufficient funds available to us to fund such redemption. We will not pay to our Sponsor, the CMFT Board, or advisor or its affiliates any fees to complete any transactions under our share redemption program.

The per share redemption price (other than for shares purchased pursuant to the CMFT DRIP and as provided below for redemptions due to a stockholder’s death) depends on the length of time the stockholder has held such shares as follows: after two years from the purchase date, 97.5% of the most recently determined estimated NAV per share; and after three years from the purchase date, 100% of the most recently determined estimated NAV per share. During this time period, the redemption price for shares purchased pursuant to the CMFT DRIP will be 100% of the most recently determined estimated NAV per share. In each case, the redemption price will be adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to CMFT Common Stock.

In determining the redemption price, we consider shares to have been redeemed from a stockholder’s account on a first-in, first-out basis. The CMFT Board will announce any redemption price adjustment and the time period of its effectiveness as a part of its regular communications with our stockholders. If we have sold a property and have made one or more special distributions to our stockholders of all or a portion of the net proceeds from such sales, the per share redemption price will be reduced by the net sale proceeds per share distributed to stockholders prior to the redemption date. The CMFT Board will, in its sole discretion, determine which distributions, if any, constitute a special distribution. While the CMFT Board does not have specific criteria for determining a special distribution, we expect that a special distribution will only occur upon the sale of a property and the subsequent distribution of the net sale proceeds.

Upon receipt of a request for redemption, we may conduct a Uniform Commercial Code (“UCC”) search to ensure that no liens are held against the shares. Any costs for conducting the UCC search will be borne by us.

In the event of the death of a stockholder, we must receive notice from the stockholder’s estate within 12 months after the stockholder’s death in order to be eligible for a redemption due to a stockholder’s death. Shares redeemed in connection with a stockholder’s death will be redeemed at a purchase price per share equal to 100% of the estimated NAV per share.

In the event that a stockholder requests a redemption of all of their shares, and such stockholder is participating in the CMFT DRIP, the stockholder will be deemed to have notified us, at the time they submit their redemption request, that such stockholder is terminating its participation in the CMFT DRIP, and has elected to receive future distributions in cash. This election will continue in effect even if less than all of such stockholder’s shares are redeemed unless they notify us that they wish to resume their participation in the CMFT DRIP.

We will limit the number of shares redeemed pursuant to our share redemption program as follows: (1) we will not redeem in excess of 5% of the weighted average number of shares outstanding during the trailing 12 months prior to the end of the fiscal quarter for which the redemptions are being paid; and (2) funding for the redemption of shares will be limited, among other things, to the net proceeds we receive from the sale of shares under the CMFT DRIP, net of shares redeemed to date. In an effort to accommodate redemption requests throughout the calendar year, we intend to limit quarterly redemptions to approximately 1.25% of the weighted average number of shares outstanding during the trailing 12-month period ending on the last day of the fiscal quarter, and funding for redemptions for each quarter generally will be limited, among other things, to the net proceeds we receive from the sale of shares in the respective quarter under the CMFT DRIP; however, our management may waive these quarterly limitations in its sole discretion, subject to the 5% cap on the number of shares we may redeem during the respective trailing 12-month period. Any of the foregoing limits might prevent us from accommodating all redemption requests made in any quarter, in which case quarterly redemptions will be made pro rata, except as described below. Our management also reserves the right, in its sole discretion at any time, and from time to time, to reject any request for redemption for any reason.

We will redeem our shares no later than the end of the month following the end of each fiscal quarter. Requests for redemption must be received on or prior to the end of the fiscal quarter in order for us to redeem the shares in the month following the end of that fiscal quarter. A stockholder may withdraw their request to have shares redeemed, but all such requests generally must be submitted prior to the last business day of the applicable fiscal quarter. Any redemption capacity that is not used as a result of the withdrawal or rejection of redemption requests may be used to satisfy the redemption requests of other stockholders received for that fiscal quarter, and such redemption payments may be made at a later time than when that quarter’s redemption payments are made.

We will determine whether we have sufficient funds and/or shares available as soon as practicable after the end of each fiscal quarter, but in any event prior to the applicable payment date. If we cannot purchase all shares presented for redemption in any fiscal quarter, based upon insufficient cash available and/or the limit on the number of shares we may redeem during any quarter or year, we will give priority to the redemption of deceased stockholders’ shares. While deceased stockholders’ shares will be included in calculating the maximum number of shares that may be redeemed in any annual or quarterly period, they will not be subject to the annual or quarterly percentage caps; therefore, if the volume of requests to redeem deceased stockholders’ shares in a particular quarter were large enough to cause the annual or quarterly percentage caps to be exceeded, even if no other redemption requests were processed, the redemptions of deceased stockholders’ shares would be completed in full, assuming sufficient proceeds from the sale of shares under the CMFT DRIP, net of shares redeemed to date, were available. If sufficient proceeds from the sale of shares under the CMFT DRIP, net of shares redeemed to date, were not available to pay all such redemptions in full, the requests to redeem deceased stockholders’ shares would be honored on a pro rata basis. We next will give priority to requests for full redemption of accounts with a balance of 250 shares or less at the time we receive the request, in order to reduce the expense of maintaining small accounts. Thereafter, we will honor the remaining redemption requests on a pro rata basis. Following such quarterly redemption period, if a stockholder would like to resubmit the unsatisfied portion of the prior request for redemption, such stockholder must submit a new request for redemption of such shares prior to the last day of the new quarter. Unfulfilled requests for redemption will not be carried over automatically to subsequent redemption periods.

The CMFT Board may choose to amend, suspend or terminate our share redemption program at any time in its sole discretion if it believes that such action is in the best interest of our stockholders. Any material modifications or suspension of our share redemption program by the CMFT Board will be disclosed to stockholders as promptly as practicable in reports we file with the SEC and via our website. Additionally, because the redemption of shares will be funded with the net proceeds we receive from the sale of shares under the CMFT DRIP, net of shares redeemed to date, the discontinuance or termination of the CMFT DRIP will adversely affect our ability to redeem shares under the share redemption program. We will notify our stockholders of such developments (1) in our next annual or quarterly report or (2) by means of a separate mailing, accompanied by disclosure in a current or periodic report under the Exchange Act.

Our share redemption program is only intended to provide interim liquidity for stockholders until a liquidity event occurs, which may include the sale of CMFT, the sale of all or substantially all of CMFT’s assets, a merger or similar transaction, an alternative strategy that will result in a significant increase in opportunities for stockholders to redeem their shares or the listing of the shares of CMFT Common Stock for trading on a national securities exchange. We cannot guarantee that a liquidity event will occur.

The shares we redeem under our share redemption program are canceled and returned to the status of authorized but unissued shares. We do not intend to resell such shares to the public unless they are first registered with the SEC under the Securities Act and under appropriate state securities laws or otherwise sold in compliance with such laws.

Stockholder Liability

The MGCL provides that our stockholders:

•	are not liable personally or individually in any manner whatsoever for any debt, act, omission or obligation incurred by us or the CMFT Board; and

•	are under no obligation to us or our creditors with respect to their shares other than the obligation to pay to us the full amount of the consideration for which their shares were issued.

In addition, the CMFT Charter provides that no stockholder will be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to us by reason of being a stockholder, nor will any stockholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the assets or the affairs of us by reason of being a stockholder.

Business Combinations

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•

any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the outstanding voting stock of the corporation after the date on which the corporation had 100 or more beneficial owners of its stock; or

•

an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question and after the date on which the corporation had 100 or more beneficial owners of its stock, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding stock of the corporation.

A person is not an interested stockholder under the statute if the CMFT Board approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the CMFT Board may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the CMFT Board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the CMFT Board of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation, voting together as a single voting group; and

•

two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than voting stock held by the interested stockholder who will (or whose affiliate will) be a party to the business combination or by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the CMFT Board before the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, the CMFT Board has exempted any business combination with CMFT Management or any of its affiliates. Consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and CMFT Management or any of its affiliates. As a result, CMFT Management or any of its affiliates may be able to enter into business combinations with us that may not be in the best interests of our stockholders, without compliance with the super-majority vote requirements and the other provisions of the statute.

The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

With some exceptions, Maryland law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of stockholders entitled to cast two-thirds of the votes entitled to be cast on the matter, excluding “control shares”:

•	owned by the acquiring person;

•	owned by our officers; and

•	owned by our employees who are also directors.

“Control shares” mean voting shares which, if aggregated with all other voting shares owned by an acquiring person or shares for which the acquiring person can exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person, directly or indirectly, to exercise or direct the exercise of voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third of all voting power;

•	one-third or more but less than a majority of all voting power; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition occurs when, subject to certain exceptions, a person directly or indirectly acquires ownership or the power to direct the exercise of voting power of issued and outstanding control shares. A person who has made or proposes to make a control share acquisition, upon satisfaction of some specific conditions, including an undertaking to pay expenses, may compel the CMFT Board to call a special meeting of our stockholders to be held within 50 days of a demand to consider the voting rights of the control shares. If no request for a meeting is made, we may present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to some conditions and limitations, we may redeem any or all of the control shares (except those for which voting rights have been previously approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of any meeting of stockholders at which the voting rights of such shares are considered and not approved or, if no such meeting is held, as of the date of the last control share acquisition by the acquiror. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation, or share exchange if we are a party to the transaction or to acquisitions approved or exempted by the CMFT Charter or the CMFT Bylaws.

As permitted by the MGCL, the CMFT Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions of our stock.

Advance Notice of Director Nominations and New Business

The CMFT Bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the CMFT Board and the proposal of business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of the CMFT Board or (3) by a stockholder who is a stockholder of record at the record date set by the CMFT Board for the purpose of determining stockholders entitled to vote at the annual meeting, at the time of giving advance notice of such nominations or proposals of business and at the time of such annual meeting (and any adjournment or postponement thereof), who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with the advance notice procedures of the CMFT Bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to the CMFT Board at a special meeting may be made only (1) by or at the direction of the CMFT Board, or (2) provided that the special meeting has been called in accordance with the CMFT Bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record at the record date set by the CMFT Board for the purpose of determining stockholders entitled to vote at the special meeting, at the time of giving advance notice of such nominations and at the time of such special meeting (and any adjournment or postponement thereof), who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions of the CMFT Bylaws.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board of directors;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board of directors be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.

Pursuant to Subtitle 8, except as may be provided by the CMFT Board in setting the terms of any class or series of our preferred stock, we have elected to provide that vacancies on the CMFT Board be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies. Through provisions in the CMFT Charter and CMFT Bylaws unrelated to Subtitle 8, we already vest in the CMFT Board the exclusive power to fix the number of directorships and provide that any director, or the entire CMFT Board, may be removed from office at any time, but only for cause, and then only by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors.

Exclusive Forum

The CMFT Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, will be the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, (b) any Internal Corporate Claim (as defined in the MGCL), including, without limitation, (i) any action asserting a claim of breach of any duty owed by any director or officer or other employee of CMFT to us or our stockholders or (ii) any action asserting a claim against us or any director or officer or other employee of CMFT arising pursuant to any provision of the MGCL, the CMFT Charter or the CMFT Bylaws, or (c) any action asserting a claim against us or any director or officer or other employee of CMFT that is governed by the internal affairs doctrine.

COMPARISON OF RIGHTS OF INAV STOCKHOLDERS AND CMFT STOCKHOLDERS

If the Merger is consummated, INAV stockholders will become CMFT stockholders. The rights of INAV stockholders are currently governed by and subject to the provisions of the MGCL and the charter and bylaws of INAV. Upon consummation of the Merger, the rights of the former INAV stockholders who receive CMFT Common Stock in connection with the Merger will continue to be governed by the MGCL and will be governed by the charter and bylaws of CMFT, rather than the charter and bylaws of INAV.

The following is a summary comparison of material differences between the rights of stockholders of INAV under the MGCL and the INAV Charter and the INAV Bylaws, on the one hand, and the rights of stockholders of CMFT under the MGCL and the CMFT Charter and the CMFT Bylaws (which will be the rights of stockholders of the Combined Company following the Merger), on the other hand. The summary set forth below is not intended to be an exhaustive discussion of the foregoing and may not contain all the information that is important to you. The following summary is qualified in its entirety by reference to the relevant provisions of (i) Maryland law; (ii) the CMFT Charter; (iii) the INAV Charter; (iv) the CMFT Bylaws; and (v) the INAV Bylaws.

Furthermore, the identification of some of the differences in the rights of such holders as material is not intended to indicate that other differences that may be equally important do not exist. You are urged to read carefully the relevant provisions of Maryland law, as well as the governing corporate instruments of each of CMFT and INAV referred to herein, copies of which are available, without charge, to any person or entity, including any beneficial owner to whom this proxy statement/prospectus is delivered, by following the instructions under “Where You Can Find More Information.”

Rights of CMFT Stockholders	Rights of INAV Stockholders
Corporate Structure

CMFT is a Maryland corporation that has elected to be taxed as a REIT for U.S. federal income tax purposes.

The rights of CMFT stockholders are governed by the MGCL, the CMFT Charter and the CMFT Bylaws.

INAV is a Maryland corporation that has elected to be taxed as a REIT for U.S. federal income tax purposes.

The rights of INAV stockholders are governed by the MGCL, the INAV Charter and the INAV Bylaws.

Authorized Capital Stock

CMFT is authorized to issue an aggregate of 500,000,000 shares of capital stock, consisting of 490,000,000 shares of common stock, $0.01 par value per share, and 10,000,000 shares of preferred stock, $0.01 par value per share.	INAV is authorized to issue 500,000,000 shares of capital stock, consisting of 490,000,000 shares of common stock, $0.01 par value per share, 122,500,000 of which are classified as Class D common stock, 122,500,000 are classified as Class I common stock, 122,500,000 are classified as Class S common stock, 122,500,000 are classified as Class T common stock, and 10,000,000 shares of preferred stock, $0.01 par value per share.

Special Meeting of Stockholders

The CMFT Bylaws provide that special meetings of the stockholders (i) may be called at any time by the president, the chief executive officer, the chairman of the board of directors or a majority of the board of directors present at a meeting at which a quorum is present and (ii) shall be called by the secretary to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders	The INAV Charter and the INAV Bylaws provide that special meetings of the stockholders (i) may be called at any time by the chief executive officer, the president, the chairman of the board of directors, a majority of the board of directors or a majority of the independent directors and (ii) shall be called by the secretary to act on any matter that may properly be considered at a meeting of stockholders upon the

Rights of CMFT Stockholders	Rights of INAV Stockholders
entitled to cast not less than a majority of the votes entitled to be cast on such matter at such meeting.	written request of stockholders entitled to cast not less than ten percent of the votes entitled to be cast on such matter at such meeting.

Extraordinary Actions

The CMFT Charter provides that, except for provisions in the CMFT Charter relating to the removal of directors and the power of stockholders to amend that provision of the CMFT Charter, notwithstanding any provision of law requiring any action to be taken or approved by the affirmative vote of the stockholders entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the board of directors of CMFT and taken or approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.	The INAV Charter provides that, except for those amendments permitted to be made without stockholder approval under Maryland law or by the INAV Charter, any amendment to the INAV Charter shall be valid if approved by the affirmative vote of a majority of all votes entitled to be cast on the matter.

Number of Directors

The CMFT Charter provides that the number of directors shall be six, which number may be increased or decreased from time to time pursuant to the CMFT Bylaws; provided, however, that pursuant to the CMFT Bylaws, the number of directors shall never be less than the minimum required by the MGCL nor more than 15. The current size of the CMFT Board is twelve.	The INAV Charter provides that the number of directors shall be three, which number may be increased or decreased from time to time pursuant to the INAV Bylaws; provided, however, that the number of directors shall be no fewer than three and no more than 15. The current size of the INAV Board is seven. A majority of the INAV Board must be comprised of persons not having certain direct or indirect relationships with INAV, the INAV sponsor, the INAV advisor, INAV’s directors and any affiliates, except for a period of up to 60 days after the death, removal or resignation of such an independent director pending the election of such independent director’s successor.

Removal of Directors

The CMFT Charter provides that, subject to the rights of holders of one or more classes of preferred stock to elect or remove a director, a director may be removed from office at any time, but only for cause, and then only by the affirmative vote of stockholders of CMFT entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors. The CMFT Charter defines “cause” to mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to CMFT through bad faith or active and deliberate dishonesty.	The INAV Charter provides that, subject to the rights of holders of one or more classes of preferred stock to elect or remove a director, any director may be removed from office at any time, but only by the affirmative vote of at least a majority of the votes entitled to be cast generally in the election of directors.

Limitation of Liability and Indemnification of Directors and Officers

The CMFT Charter limits the liability of CMFT’s directors and officers to CMFT and its stockholders for money damages to the maximum extent permitted by	The INAV Charter limits the liability of INAV’s directors and officers to INAV and its stockholders for money damages and requires INAV to indemnify

Rights of CMFT Stockholders	Rights of INAV Stockholders
Maryland law. The CMFT Charter requires CMFT to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any individual who is a present or former director or officer of CMFT and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (ii) any individual who, while a director or officer of CMFT and at the request of CMFT, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any individual who is a present or former director or officer of INAV and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity, (ii) any individual who, while a director or officer of INAV and at the request of INAV, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (iii) INAV Management or any of its affiliates acting as an agent of INAV.

However, INAV may indemnify a director, INAV Management or any affiliate of INAV Management (collectively, the “INAV Indemnified Parties”) for liability or loss suffered by such indemnitee or hold an INAV Indemnified Party harmless for any loss or liability by INAV only if the following conditions are met: (i) the INAV Indemnified Party has determined, in good faith, that the course of conduct which caused the loss or liability was in the best interests of INAV, (ii) the INAV Indemnified Party was acting on behalf of or performing services for INAV, (iii) such liability or loss was not the result of negligence or misconduct by the INAV Indemnified Party (or gross negligence or willful misconduct in the case of an independent director) and (iv) such indemnification is recoverable only out of the net assets of INAV and not from its stockholders. In addition, INAV may not provide indemnification for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by an INAV Indemnified Party unless one or more of the following conditions are met: (A) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to such indemnitee, (B) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to such indemnitee, or (C) a court of competent jurisdiction approves a settlement of the claims against such indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the

Rights of CMFT Stockholders	Rights of INAV Stockholders

position of the SEC and of the published position of any state securities regulatory authority in which securities of INAV were offered or sold as to indemnification for violations of securities laws.

The INAV Charter further provides that an INAV Indemnified Party may be advanced expenses in advance of the final disposition of a proceeding as a result of any legal action for which indemnification is being sought only if the following conditions are met: (i) the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of INAV, (ii) the INAV Indemnified Party provides INAV with written affirmation of his, her or its good faith belief that he, she or it has met the standard of conduct necessary for indemnification, (iii) the legal proceeding is initiated by a third party who is not a stockholder of INAV or the legal proceeding is initiated by a stockholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement, and (iv) the INAV Indemnified Party undertakes to repay the advanced funds to INAV, together with the applicable legal rate of interest thereon in cases in which the INAV Indemnified Party is found not to be entitled to indemnification.

Voting Rights

Except as may be provided otherwise in the Charter, and subject to the express terms of any class or series of preferred stock, the holders of CMFT Common Stock have the exclusive right to vote on all matters (as to which a common stockholder shall be entitled to vote pursuant to applicable law) at all meetings of CMFT’s stockholders.

The INAV Charter provides that, subject to the provisions of any class or series of INAV Common Stock or INAV Preferred Stock then outstanding and the mandatory provisions of any applicable laws or regulations, INAV’s stockholders are entitled to vote only on the following matters: (i) the election or removal of directors, without the necessity for concurrence by the INAV Board, (ii) the amendment of the INAV Charter, without the necessity for concurrence by the INAV Board, (iii) the dissolution of INAV, without the necessity for concurrence by the INAV Board, (iv) the merger or consolidation of INAV, or the sale or other disposition of all or substantially all of INAV’s assets and (v) such other matters with respect to which the INAV Board has adopted a resolution declaring that a proposed action is advisable and directing that the matter be submitted to stockholders for approval or ratification.

The INAV Charter further provides that, without the approval of a majority of the shares of INAV capital stock entitled to vote on the matter, the INAV Board may not (i) amend the INAV Charter to materially and adversely affect the rights, preferences and privileges of the stockholders, (ii) amend provisions

Rights of CMFT Stockholders	Rights of INAV Stockholders

of the INAV Charter relating to director qualifications, fiduciary duties, liability and indemnification, conflicts of interest, investment policies or investment restrictions, (iii) liquidate or dissolve INAV other than before the initial investment in property, (iv) sell all or substantially all of INAV’s assets other than in the ordinary course of business or as otherwise permitted by law, or (v) cause the merger or similar reorganization of INAV except as permitted by law.

The INAV Charter further provides that the classes of common stock shall vote together as a single class on all actions to be taken by INAV’s stockholders; provided, however, the affirmative vote of a majority of the then outstanding shares of the INAV Class D common stock, the INAV Class T common stock, the INAV Class S common stock and the INAV Class I common stock, as the case may be, with no other class of common stock voting except the applicable class of common stock voting as a separate class, shall be required (i) to amend the INAV Charter if such amendment would materially and adversely affect the rights, preferences and privileges of such class of common stock; (ii) on any matter submitted to INAV’s stockholders that relates solely to such class of common stock; and (iii) on any matter submitted to INAV’s stockholders in which the interests of such class of common stock differ from the interests of any other class of common stock.

Tender Offers

The CMFT Charter provides that any tender offer made by any person, including any “mini-tender” offer, must comply with all of the provisions of Regulation 14D of the Exchange Act that would be applicable to a tender offer for more than 5% of the outstanding shares, including the notice and disclosure requirements. If the offeror does not comply with these provisions, CMFT will have the right to redeem that offeror’s shares, if any, and any shares acquired in such tender offer. In addition, the non-complying offeror will be responsible for all of CMFT’s expenses in connection with that offeror’s noncompliance.

These provisions have no effect with respect to any shares of CMFT stock that are listed on a national securities exchange or traded on an over-the-counter market.

The INAV Charter provides that any tender offer made by any person, including any “mini-tender” offer, must comply with all of the provisions of Regulation 14D of the Exchange Act that would be applicable to a tender offer for more than 5% of the outstanding shares, including the notice and disclosure requirements. No stockholder may transfer shares to a non-complying offeror unless such stockholder has first provided notice to INAV at least ten days prior to initiating such tender offer. If a stockholder initiates a tender offer without complying with the disclosure and notice requirements, INAV, in its sole discretion, shall have the right to redeem such non-compliant stockholder’s outstanding shares and any shares acquired in such tender offer at the lesser of (i) the price then being paid per common share purchased in INAV’s last offering at full price, (ii) the estimated value of the shares as determined in INAV’s most recent valuation pursuant to Regulatory Notice 09-09 of FINRA, (iii) the fair market value of

Rights of CMFT Stockholders	Rights of INAV Stockholders

the shares as determined by an independent valuation obtained by INAV or (iv) the lowest tender offer price offered in such non-compliant tender offer. In addition, the non-complying offeror will be responsible for all of INAV’s expenses in connection with that offeror’s noncompliance.

These provisions have no effect with respect to any shares of INAV stock that are listed on a national securities exchange or traded on an over-the-counter market.

Common Stock Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of CMFT, or any liquidating distribution of CMFT’s assets, the holders of shares of CMFT Common Stock will be entitled to receive, ratably with each other holder of shares of CMFT Common Stock, that portion of such aggregate assets available for distribution as the number of outstanding shares of CMFT Common Stock held by such holder bears to the total number of outstanding shares of CMFT Common Stock.	In the event of any voluntary or involuntary liquidation, dissolution or winding up of INAV, or any liquidating distribution of INAV’s assets, then such aggregate assets available for distribution or the proceeds therefrom, will be distributed between the holders of shares of INAV Class T common stock, INAV Class I common stock, INAV Class D common stock and INAV Class S common stock ratably in proportion to the respective NAV for each class until the NAV for each class has been paid. For such purposes, NAV will be determined on an aggregate basis for INAV, from which any differences attributable between the shares of INAV Class T common stock, INAV Class I common stock, INAV Class D common stock and INAV Class S common stock will then be determined. Each holder of shares of a particular class of INAV common stock will be entitled to receive, ratably with each other holder of shares of such class, that portion of such aggregate assets available for distribution as the number of outstanding shares of such class held by such holder bears to the total number of outstanding shares of such class then outstanding.

Roll-Up Transactions

The CMFT Charter does not have any provision related to Roll-Up Transactions.	The INAV Charter provides that in connection with a proposed Roll-Up Transaction, the person sponsoring the Roll-Up Transaction shall offer to holders of INAV Common Stock who vote against the proposed Roll-Up Transaction the choice of either (i) accepting the securities of a Roll-Up Entity offered in the proposed Roll-Up Transaction or (ii) one of the following: (A) remaining as stockholders of INAV and preserving their interest therein on the same terms and conditions as existed previously or (B) receiving cash in an amount equal to the stockholder’s pro rata share of the appraised value of the net assets of INAV.

Rights of CMFT Stockholders	Rights of INAV Stockholders

The INAV Charter prohibits INAV from participating in any Roll-Up Transaction: (i) that would result in the holders of INAV Common Stock having voting rights in a Roll-Up Entity that are less than the rights provided for in the INAV Charter, (ii) that includes provisions that would operate as a material impediment to, or frustration of, the accumulation of shares by any purchaser of the securities of the Roll-Up Entity (except to the minimum extent necessary to preserve the tax status of the Roll-Up Entity) or that would limit the ability of an investor to exercise the voting rights of its securities of the Roll-Up Entity on the basis of the number of shares held by that investor, (iii) in which investors’ rights to access of records of the Roll-Up Entity will be less than those described in the INAV Charter or (iv) in which any of the costs of the Roll-Up Transaction will be borne by INAV if the Roll-Up Transaction is rejected by the holders of INAV Common Stock.

Dividends and Distributions

Subject to the provisions of any class or series outstanding, the CMFT Board may from time to time authorize CMFT to declare and pay to stockholders such dividends or other distributions, in cash or other assets of CMFT or in securities of CMFT, including in shares of one class payable to holders of shares of another class, or from any other source as the board of directors in its discretion shall determine.	Subject to the provisions of any class or series outstanding, the INAV Board may from time to time authorize INAV to declare and pay to stockholders such dividends or other distributions, in cash or other assets of INAV or in securities of INAV or from any other source as the board of directors in its discretion shall determine. Distributions in kind are not permitted, except for (i) distributions of readily marketable securities, (ii) distributions of beneficial interests in a liquidating trust established for the dissolution of INAV and the liquidation of its assets in accordance with the terms of the INAV Charter or (iii) distributions in which (A) the INAV Board advises each stockholder of the risks associated with direct ownership of the property, (B) the INAV Board offers each stockholder the election of receiving such in-kind distributions and (C) in-kind distributions are made only to those stockholders that accept such offer.

Election of Directors; Quorum

The CMFT Bylaws provide that a plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present is sufficient to elect a director. The presence in person or by proxy of stockholders entitled to cast at least a majority of all the votes entitled to be cast at a meeting of stockholders constitutes a quorum.	The INAV Bylaws provide that the holders of a majority of the shares of stock of INAV entitled to vote who are present in person or represented by proxy at an annual meeting at which a quorum is present may, without the necessity for concurrence by the INAV Board, vote to elect a director. The presence in person or by proxy of stockholders entitled to cast at least 50% of all the votes entitled to

Rights of CMFT Stockholders	Rights of INAV Stockholders
be cast at a meeting of stockholders constitutes a quorum.

Transactions with Affiliates

The CMFT Charter does not address transactions with affiliates.	The INAV Charter contains certain requirements and limitations with respect to transactions between INAV, on the one hand, and the INAV sponsor, the INAV advisor, INAV’s directors and any affiliates thereof, on the other hand, including (i) sales and leases of assets to INAV, (ii) sales and leases of assets to the INAV sponsor, the INAV advisor, the INAV directors or any affiliates thereof, (iii) certain loans to the INAV sponsor, the INAV advisor, the INAV directors or any affiliates thereof and (iv) any other transaction, unless a majority of the INAV Board (including a majority of the independent directors) not otherwise interested in such transaction approve such transaction as being fair and reasonable to INAV and on terms and conditions no less favorable to INAV than those available from unaffiliated third parties.

Access to Books and Records

Under Maryland law, any stockholder has the right to inspect the following corporate records: (i) bylaws; (ii) minutes of the proceedings of stockholders; (iii) an annual statement of affairs; (iv) any voting trust agreements; and (v) a statement showing all stock and securities issued by the corporation over a specified period of time not to exceed 12 months. In addition, one or more persons that together have held at least 5% of the outstanding stock of any class for at least six months, has the right to inspect the corporation’s books of account and its stock ledger, and may request a verified list of stockholders.

The CMFT Charter does not provide additional rights of inspection.

Under Maryland law, any stockholder has the right to inspect the following corporate records: (i) bylaws; (ii) minutes of the proceedings of stockholders; (iii) an annual statement of affairs; (iv) any voting trust agreements; and (v) a statement showing all stock and securities issued by the corporation over a specified period of time not to exceed 12 months. In addition, one or more persons that together have held at least 5% of the outstanding stock of any class for at least six months, has the right to inspect the corporation’s books of account and its stock ledger, and may request a verified list of stockholders.

The INAV Charter provides that, subject to certain limitations and requirements set forth therein, an alphabetical list of the names, addresses and telephone numbers of the INAV stockholders, along with the number of shares of stock held by each of them, shall be available for inspection by any INAV stockholder or such stockholder’s designated agent at the home office of INAV upon the request of such stockholder, and that a copy of the stockholder list shall be mailed to any INAV stockholder so requesting within ten days of receipt by INAV of the request. The INAV Charter further provides that a stockholder may request a copy of the stockholder list in connection with matters relating to the

Rights of CMFT Stockholders	Rights of INAV Stockholders
stockholder’s voting rights and the exercise of the stockholder’s rights under federal proxy laws.

Investment Policies and Limitations

The CMFT Charter and the CMFT Bylaws do not include any investment policies or limitations.	In addition to the limitations described in “Transactions with Affiliates” above, the INAV Charter establishes investment restrictions and limitations with respect to investments in equity securities, unimproved real property and mortgages on unimproved real property, commodities, mortgages and other investments.

Suitability of Stockholders

The CMFT Charter and the CMFT Bylaws do not include provisions regarding suitability of stockholders.	The INAV Charter provides that, until such time as the INAV Common Stock is listed on a national securities exchange and subject to suitability standards established by individual states, to become an INAV stockholder, if such prospective stockholder is an individual or a fiduciary, such prospective stockholder must represent to INAV, among other requirements as INAV may require from time to time, that such prospective stockholder has (i) a minimum annual gross income of $70,000 and a net worth of not less than $70,000 or (ii) a net worth of not less than $250,000, in each case excluding home, furnishings and automobiles from the calculation of net worth.

Minimum Investment and Transfer

The CMFT Charter and the CMFT Bylaws do not include provisions regarding minimum investments or transfers.	The INAV Charter provides that, subject to individual state requirements and except with respect to the issuance of INAV Common Stock under any distribution reinvestment plan of INAV, no initial sale or transfer of INAV Common Stock of less than $2,500, or such other amount as determined by the INAV Board, will be permitted.

SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS

If the Merger is consummated, INAV will not hold an annual meeting of stockholders in 2021 or 2022 because INAV will be merged out of existence in the Merger. However, if the Merger Agreement is terminated for any reason, INAV expects to hold an annual meeting of stockholders in the second half of 2022. No date has been set for any future annual meeting of INAV.

Since INAV does not expect to hold a 2021 annual meeting of stockholders, a Rule 14a-8 proposal by a stockholder in respect of the 2022 annual meeting of stockholders to be timely must be delivered not later than a reasonable time before INAV begins to print and mail its proxy materials. Stockholder proposals must otherwise comply with applicable law, including Rule 14a-8 of the Exchange Act, and must be directed to the Secretary, CIM Income NAV, Inc., 2398 East Camelback Road, 4th Floor, Phoenix, Arizona 85016. INAV will make a public announcement of such postponed annual meeting date, when and if determined.

If INAV holds an annual meeting in 2022, for stockholder proposals (other than those made pursuant to Rule 14a-8) and nominations to be brought before the 2022 annual meeting, the INAV Bylaws provide that any eligible proposing stockholder must give written notice to INAV’s secretary. The INAV Bylaws require that such notice be received by INAV not earlier than the 150th day prior to the date of the 2022 annual meeting and not later than 5:00 p.m., Mountain Time, on the later of: (1) the 120th day prior to the date of the 2022 annual meeting; and (2) the tenth day following the day on which public announcement of the date of the 2022 annual meeting is first made.

LEGAL MATTERS

It is a condition to the Merger that INAV and CMFT receive (1) an opinion from Sullivan & Cromwell LLP (or such other counsel reasonably satisfactory to INAV or CMFT, as applicable) concerning the U.S. federal income tax consequences of the Merger and (2) opinions from Morris, Manning & Martin (or such counsel reasonably satisfactory to INAV or CMFT, as applicable) regarding CMFT’s and INAV’s respective qualification as a REIT, and such opinions provide the basis for the description of certain federal income tax consequences of the Merger contained in the section “Material U.S. Federal Income Tax Considerations” in this proxy statement/prospectus. The validity of the shares of CMFT Common Stock to be issued in the Merger will be passed upon for CMFT by Venable LLP.

EXPERTS

The financial statements of CIM Income NAV, Inc. and subsidiaries as of December 31, 2020 and 2019, and for each of the three years in the period ended December 31, 2020, included in this proxy statement/prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of CIM Real Estate Finance Trust, Inc. and subsidiaries as of December 31, 2020 and 2019, and for each of the three years in the period ended December 31, 2020, included in this proxy statement/prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

OTHER MATTERS

Only one proxy statement/prospectus is being delivered to multiple security holders who share an address unless INAV has received contrary instructions from one or more INAV stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. INAV will promptly deliver, upon written or oral request, a separate copy of this proxy statement/prospectus to a security holder of a shared address to which a single copy was delivered. Also, security holders sharing an address may request a single copy of annual reports or proxy statements if they are currently receiving multiple copies. Such requests can be made by contacting INAV’s proxy solicitor, Mediant Communications Inc., by telephone at (844) 280-5347.

WHERE YOU CAN FIND MORE INFORMATION

CMFT has filed with the SEC a registration statement on Form S-4, of which this proxy statement/prospectus is a part, to register the issuance of CMFT Common Stock to INAV stockholders in the Merger. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

INAV and CMFT each file annual, quarterly, and current reports, proxy statements and other information with the SEC. All of these filings are also available to the public at the SEC’s website at www.sec.gov. In addition, you may obtain copies of such documents at https://www.cimgroup.com/shareholder-information/forms-documents under the section “SEC Filings.” Information included in the foregoing websites is not incorporated by reference into this proxy statement/prospectus and such references are intended to be inactive textual references only.

You can also obtain any of the documents filed with the SEC by INAV and CMFT by requesting them from the proxy solicitor of INAV as follows:

Mediant Communications Inc.

PO Box 8035

Cary, NC 27512

(844) 280-5347

You will not be charged for any of the documents that you request.

To receive documents in advance of the INAV Special Meeting, please make a request for such documents no later than December 1, 2021 for documents requested to be sent by mail and December 13, 2021 for documents requested to be sent by email.

INDEX TO FINANCIAL INFORMATION

FULLY COMBINED COMPANY

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Introduction	F-3
Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2020	F-4
Pro Forma Condensed Consolidated Statement of Operations for the Six Months Ended June 30, 2020	F-5
Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 31, 2019	F-6
Notes to Pro Forma Condensed Consolidated Financial Statements	F-7

CMFT

FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018

(AUDITED)

FINANCIAL STATEMENTS (INTERIM)

AS OF AND FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021 AND 2020

(UNAUDITED)

INAV

FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018

(AUDITED)

FINANCIAL STATEMENTS (INTERIM)

AS OF AND FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021 AND 2020

(UNAUDITED)

COMBINED COMPANY

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

The following unaudited pro forma condensed consolidated financial statements set forth certain financial information pro forma for the merger (the “Merger”) of CIM Income NAV, Inc. (“CIM Income NAV”) with and into an indirect, wholly owned subsidiary of CIM Real Estate Finance Trust, Inc. (“CMFT”), which combined company is referred to herein as the “Combined Company.”

The unaudited pro forma condensed consolidated balance sheet as of June 30, 2021, reflects the financial position of the Combined Company as if the Merger closed on such date. The unaudited pro forma statements of operations for the six months ended June 30, 2021, and for the year ended December 31, 2020, reflect the results of the Combined Company as if the Merger closed on January 1, 2020. Such pro forma financial information was derived from, and should be read in conjunction with, the unaudited financial statements of CMFT and CIM Income NAV as of and for the six months ended June 30, 2021 and the audited financial statements of CMFT and CIM Income NAV as of and for the year ended December 31, 2020, in each case including the notes thereto, all of which are included elsewhere in the financial statements in this proxy statement/prospectus.

The unaudited pro forma condensed consolidated financial statements of the Combined Company (i) have been prepared for informational purposes only, (ii) are based on available information and assumptions and estimates deemed reasonable by management of CMFT and CIM Income NAV, (iii) do not purport to be indicative of what the consolidated financial condition or results of operations of the Combined Company actually would have been assuming the Merger had been consummated as of the dates indicated above and (iv) do not purport to represent the consolidated financial position or results of operations of the Combined Company for future periods.

The Merger will be accounted for under Accounting Standards Codification (“ASC”) 805: Business Combinations, which requires the application of a screen test to evaluate if substantially all the fair value of the acquired properties is concentrated in a single identifiable asset or group of similar identifiable assets to determine whether a transaction is accounted for as an asset acquisition or business combination. In addition, the rules require the identification of the acquiror, the determination of the acquisition date, the determination of the fair value of consideration and the recognition and measurement, at relative fair value, of the identifiable assets acquired, liabilities assumed and any noncontrolling interest in the consolidated subsidiaries of the acquired entity. After consideration of all applicable factors pursuant to the business combination accounting rules, the Merger will be treated as an asset acquisition.

The total purchase price implied by the exchange ratios of 2.574, 2.510, 2.508 and 2.622 shares of common stock, $0.01 par value per share, of CMFT (“CMFT Common Stock”) for each share of CIM Income NAV (“CIM Income NAV Common Stock”) designated as Class D, Class T, Class S and Class I, respectively, $0.01 par value per share, will be allocated to the individual assets acquired and liabilities assumed from CIM Income NAV by CMFT based upon their relative fair values. Intangible assets will be recognized at their relative fair values in accordance with ASC 350: Intangibles — Goodwill and Other. The allocation of the purchase price reflected in these unaudited pro forma condensed consolidated financial statements has not been finalized and is based upon preliminary estimates of these fair values, which is the best available information at the current time. A final determination of the fair values of the individual assets acquired and liabilities assumed will be based on actual valuations as of the date the Merger closes. Consequently, amounts preliminarily allocated to the tangible and intangible assets acquired and liabilities assumed could change significantly from those used in the unaudited pro forma condensed consolidated financial statements.

COMBINED COMPANY

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

As of June 30, 2021

(in thousands, except share and per share amounts) (Unaudited)

	CMFT As Reported	CIM Income NAV As Reported	Transaction Accounting Adjustments		Combined Company Pro- Forma
	(a)	(a)
ASSETS
Real estate assets:
Land	$843,192	$134,213	$25,428	(b)	$1,002,833
Buildings, fixtures and improvements	2,267,204	617,197	24,351	(b)	2,908,752
Intangible lease assets	367,622	104,177	8,748	(b)	480,547
Condominium developments	197,080	—	—		197,080

Total real estate assets, at cost	3,675,098	855,587	58,527	(b)	4,589,212
Less: accumulated depreciation and amortization	(472,399)	(112,744)	112,744	(c)	(472,399)

Total real estate assets, net	3,202,699	742,843	171,271		4,116,813
Investments in CIM UII Onshore, net	—	48,365	—		48,365
Investments in marketable securities	—	15,407	—		15,407

Total real estate assets, equity investments and marketable securities, net	3,202,699	806,615	171,271		4,180,585
Real estate-related securities	42,071	—	—		42,071
Loans held-for-investment and related receivables, net	1,356,247	—	—		1,356,247
Less: Allowance for credit losses	(13,011)	—	—		(13,011)

Total loans held-for-investment and related receivables, net	1,343,236	—	—		1,343,236
Cash and cash equivalents	141,299	10,763	(10,000	)(d)	142,062
Restricted cash	32,918	375	—		33,293
Rents and tenant receivables	57,945	15,782	—		73,727
Prepaid expenses and other assets	17,028	1,016	—		18,044
Deferred costs, net	5,842	87	(87	)(e)	5,842
Due from affiliates	—	8	—		8
Assets held for sale	6,124	—	—		6,124

Total assets	$4,849,162	$834,646	$161,184		$5,844,992

LIABILITIES AND STOCKHOLDERS’ EQUITY
Credit facilities, notes payable and repurchase facilities, net	$2,540,809	$440,357	$444	(e)	$2,981,610
Accrued expenses and accounts payable	35,102	4,079	—		39,181
Due to affiliates	15,957	14,597	(11,320	)(f)	19,234
Intangible lease liabilities, net	27,578	11,295	(5,329	)(b)	33,544
Distributions and redemptions payable	10,997	4,196	—		15,193
Deferred rental income, derivative liabilities and other liabilities	19,686	7,211	—		26,897

Total liabilities	2,650,129	481,735	(16,205)		3,115,659

Commitments and contingencies
Redeemable common stock	173,628	9,765	—		183,393

STOCKHOLDERS’ EQUITY
Preferred stock, $0.01 par value per share	—	—	—		—
Common stock, $0.01 par value per share	3,629	296	456	(g)	4,381
Capital in excess of par value	2,990,971	483,701	57,129	(g)	3,531,801
Accumulated distributions in excess of earnings	(971,826)	(136,858)	119,804	(h)	(988,880)
Accumulated other comprehensive income (loss)	2,631	(4,689)	—		(2,058)

Total stockholders’ equity	2,025,405	342,450	177,389		2,545,244
Non-controlling interests	—	696	—		696

Total equity	$2,025,405	$343,146	$177,389		$2,545,940

Total liabilities, redeemable common stock and stockholders’ equity	$4,849,162	$834,646	$161,184		$5,844,992

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

COMBINED COMPANY

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Six Months Ended June 30, 2021

(in thousands, except share and per share amounts) (Unaudited)

	CMFT	CIM Income NAV	Transaction Accounting		Combined Company
	As Reported	As Reported	Adjustments		Pro - Forma
	(a)	(a)
Revenues:
Rental and other property income	$152,232	$36,351	$618	(b)	$189,201
Interest income	28,413	156	—		28,569

Total revenues	180,645	36,507	618		217,770

Operating expenses:
General and administrative	8,033	2,117	(3,595	)(c)	6,555
Property operating	21,475	2,060	—		23,535
Real estate tax	19,925	2,368	—		22,293
Expense reimbursements to related parties	5,871	1,782	(845	)(d)	6,808
Management fees	23,332	—	7,640	(e)	30,972
Advisory and performance fees	—	3,487	(3,487	)(f)	—
Transaction-related	31	—	—		31
Depreciation and amortization	50,385	13,596	4,385	(g)	68,366
Real estate impairment	4,377	—	—		4,377
Provision for credit losses	691	—	—		691

Total operating expenses	134,120	25,410	4,098		163,628

Gain on disposition of real estate, net	46,469	1,177	—		47,646

Operating income	92,994	12,274	(3,480)		101,788

Other expense:
Gain on investment in CIM UII Onshore	—	2,470	—		2,470
Interest expense and other, net	(36,482)	(9,235)	617	(h)	(45,100)
Loss on extinguishment of debt	(1,478)	—	—		(1,478)

Total other expense	(37,960)	(6,765)	617		(44,108)

Net income	55,034	5,509	(2,863)		57,680

Net income allocated to noncontrolling interest	—	17	—		17

Net income attributable to the Company	$55,034	$5,492	$(2,863)		$57,663

Common Stock:
Net income	$55,034	$5,492	$(2,863)		$57,663

Basic and diluted weighted average number of common shares outstanding	362,226,607	29,937,410	45,282,299	(i)	437,446,316

Basic and diluted net income per common share	$0.15	$0.18	$—		$0.13

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

COMBINED COMPANY

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2020

(in thousands, except share and per share amounts) (Unaudited)

	CMFT	CIM Income NAV	Transaction Accounting		Combined Company
	As Reported	As Reported	Adjustments		Pro - Forma
	(a)	(a)
Revenues:
Rental and other property income	$261,530	$72,596	$515	(b)	$334,641
Interest income	29,393	345	—		29,738

Total revenues	290,923	72,941	515		364,379

Operating expenses:
General and administrative	15,385	5,512	(7,788	)(c)	13,109
Property operating	23,399	4,971	—		28,370
Real estate tax	27,691	5,703	—		33,394
Management and advisory fees and expenses	44,743	6,382	12,563	(e) (f)	63,688
Transaction-related	905	726	—		1,631
Depreciation and amortization	80,973	27,647	8,314	(g)	116,934
Real estate impairment	16,737	13,851	—		30,588
Provision for credit losses	68,356	—	—		68,356

Total operating expenses	278,189	64,792	13,089		356,070

Gain on disposition of real estate, net	27,518	627	—		28,145
Merger-related expenses, net	(2,193)	—	—		(2,193)
Merger termination fee income	7,380	—	—		7,380

Operating income	45,439	8,776	(12,574)		41,641

Other expense:
Loss on investment in CIM UII Onshore	—	(2,660)	—		(2,660)
Interest expense and other, net	(64,116)	(17,127)	1,259	(h)	(79,984)
Loss on extinguishment of debt	(4,841)	—	—		(4,841)

Total other expenses	(68,957)	(19,787)	1,259		(87,485)

Net loss	(23,518)	(11,011)	(11,315)		(45,844)

Net income allocated to noncontrolling interest	—	32	—		32

Net loss attributable to the Company	$(23,518)	$(11,043)	$(11,315)		$(45,876)

Common Stock:
Net loss	$(23,518)	$(11,043)	$(11,315)		$(45,876)

Basic and diluted weighted average number of common shares outstanding	311,808,605	31,457,553	42,999,650	(i)	386,265,808

Basic and diluted net loss per common share	$(0.08)	$(0.35)	$—		$(0.12)

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements..

COMBINED COMPANY

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 1 — BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed consolidated financial statements are based on CMFT’s and CIM Income NAV’s historical consolidated financial statements as adjusted to give effect to the Merger. The unaudited pro forma statements of operations for the six months ended June 30, 2021 and the year ended December 31, 2020, give effect to the Merger as if it had occurred on January 1, 2020. The unaudited pro forma balance sheet as of June 30, 2021, gives effect to the Merger as if it had occurred on June 30, 2021.

The accompanying unaudited pro forma consolidated financial statements have been prepared in accordance with Article 11 of Regulation S-X and do not include all of the information and disclosures required by generally accepted accounting principles of the United States. Pro forma financial information is intended to provide information about the impact of a transaction by showing how a specific transaction or group of transactions might have affected historical financial statements. Pro forma financial information illustrates only the isolated and objectively measurable (based on historically determined amounts) effects of a particular transaction, and excludes effects based on judgments regarding how historical management practices and operating decisions may or may not have changed as a result of the transaction. Therefore, pro forma financial information does not include information about the possible or expected impact of current actions taken by management in response to the pro forma transaction, as if management’s actions were carried out in previous reporting periods.

The unaudited pro forma condensed consolidated financial statements is presented for informational purposes only and does not purport to be indicative of the Combined Company’s financial results or financial position as if the transactions reflected herein had occurred, or been in effect during the pro forma periods. In addition, this pro forma condensed consolidated financial information should not be viewed as indicative of the Combined Company’s expected financial results for future periods.

The pro forma financial information was derived from the unaudited financial statements of CMFT and CIM Income NAV as of and for the six months ended June 30, 2021 and the audited financial statements of CMFT and CIM Income NAV as of and for the year ended December 31, 2020, in each case including the notes thereto, all of which are included elsewhere in the financial statements in this proxy statement/prospectus.

NOTE 2 — PRELIMINARY PURCHASE PRICE ALLOCATION

The total estimated enterprise value of the identifiable assets and liabilities assumed of CIM Income NAV of approximately $979.8 million was determined based on the stockholder consideration for the Merger consisting of 2.574, 2.510, 2.508 and 2.622 shares of CMFT Common Stock per share of Class D, Class T, Class S and Class I CIM Income NAV Common Stock, respectively, based on approximately 14,813,660 Class D shares, 13,499,328 Class T shares, 7,686 Class S shares and 1,079,845 Class I shares for a total of 29,400,519 shares of CIM Income NAV Common Stock (inclusive of 22,411 restricted Class D share awards) outstanding as of July 31, 2021. The unaudited pro forma condensed consolidated financial information includes various assumptions, including those related to the preliminary purchase price allocation of the assets acquired and liabilities assumed of CIM Income NAV based on management’s best estimates of relative fair value of such assets and liabilities. The final purchase price allocation may vary based on final appraisals, valuations and analyses of the relative fair value of the acquired assets and assumed liabilities. Accordingly, the transaction accounting adjustments are preliminary and have been made solely for illustrative purposes.

COMBINED COMPANY

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

The calculation of the estimated enterprise value is as follows (in thousands, except share and per share data):

Share conversion:	CIM Income NAV shares as of July 31, 2021	Conversion ratios	Converted CMFT shares
D Shares	14,813,660	2.574	38,130,361
T Shares	13,499,328	2.510	33,883,313
S Shares	7,686	2.508	19,276
I Shares	1,079,845	2.622	2,831,354

Total	29,400,519		74,864,304

CMFT NAV on July 31, 2021			$7.20

Total consideration to be transferred			$539,023
Preliminary fair value of CIM Income NAV debt assumed by CMFT			440,801

Total estimated enterprise value			$979,824

The estimated enterprise value of assets acquired and liabilities assumed is provided throughout these notes to the unaudited pro forma condensed combined financial statements. The following table provides a summary of the estimated enterprise value by major categories of assets acquired and liabilities assumed based on the preliminary estimate of their respective fair values as of June 30, 2021 (in thousands):

Amount
Total real estate assets and liabilities, net	$907,630
Investments in CIM UII Onshore, net	48,365
Investments in marketable securities	15,407
Cash and cash equivalents	10,763
Restricted cash	375
Preliminary fair value of CIM Income NAV debt assumed by CMFT	(440,801)
Accrued expenses and accounts payable	(4,079)
Other assets and liabilities assumed	1,363

Estimated preliminary fair value of net assets acquired	$539,023

NOTE 3 — TRANSACTION ACCOUNTING ADJUSTMENTS

The transaction accounting adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed consolidated financial information:

COMBINED COMPANY

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Adjustments to the Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2021

(a)

Reflects the historical unaudited condensed consolidated balance sheets for each of CMFT and CIM Income NAV as of June 30, 2021, which are included elsewhere in the financial statements in this proxy statement/prospectus and were included in the Quarterly Report on Form 10-Q for each company, each as filed with the Securities and Exchange Commission (the “SEC”) on August 16, 2021.

(b)

The acquired real estate related identifiable assets and liabilities assumed in connection with the Merger are reflected in the unaudited pro forma condensed consolidated balance sheet at their preliminary relative fair values. The preliminary relative fair values are based, in part, on a valuation prepared by us with assistance of a third-party valuation advisor. The acquired assets and assumed liabilities for an acquired property generally include, but are not limited to: land, buildings and improvements, and to identified intangible assets and liabilities, consisting of the value of above- and below-market leases and the value of in-place leases, and other intangibles, based in each case on their relative fair values. The adjustments reflected in the unaudited pro forma condensed consolidated balance sheet for real estate assets, intangible assets and intangible liabilities represent the differences between the preliminary relative fair value of condensed consolidated properties acquired by CMFT in connection with the Merger, and CIM Income NAV’s historical balances, which are presented as follows (in thousands):

	CIM Income NAV As Reported	Transaction Accounting Adjustments	Preliminary Purchase Price Allocations
Land	$134,213	$25,428	$159,641
Building and improvements	617,197	24,351	641,548
Acquired in-place leases and other intangibles	90,806	12,212	103,018
Acquired above-market leases	13,371	(3,463)	9,908
Intangible lease liabilities	(11,295)	5,328	(5,967)
Fair value adjustment of assumed notes payable	—	(518)	(518)

Total estimated purchase price	$844,292	$63,338	$907,630

The fair value of the tangible assets of an acquired property (which includes land, buildings and improvements) are determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land and buildings and improvements based on management’s determination of the relative fair value of these assets. Management determines the as-if-vacant fair value of a property using methods similar to those used by independent appraisers.

The determination of the fair values of above-market and below-market in-place leases requires the use of significant assumptions with regard to the current market rental rates, rental growth rates, capitalization and discount rates, interest rates and other variables. The above-market and below-market lease values are capitalized as intangible lease assets or liabilities. Above-market lease values are amortized as an adjustment of rental income over the remaining terms of the respective leases. Below-market leases are amortized as an adjustment of rental income over the remaining terms of the respective leases, including any fixed rate bargain renewal periods.

The fair values of in-place leases include an estimate of direct costs associated with obtaining a new tenant and opportunity costs associated with lost rentals that are avoided by acquiring an in-place lease. Direct costs associated with obtaining a new tenant include commissions, tenant improvements, and other direct costs and are estimated based on management’s consideration of current market costs to execute a similar lease. The value of opportunity costs is calculated using the contractual amounts to be paid pursuant to the

COMBINED COMPANY

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

in-place leases over a market absorption period for a similar lease. The fair value of in-place leases are capitalized as intangible lease assets. These intangible lease assets are amortized to expense over the remaining terms of the respective leases.

(c)

Reflects the elimination of CIM Income NAV’s historical accumulated depreciation and amortization of real estate assets as of June 30, 2021, including accumulated amortization of above- and below-market rents, as if the Merger had occurred on June 30, 2021 and the remaining useful lives of CIM Income NAV’s real estate assets were reset on that same day.

(d)	Reflects estimated transaction costs to be incurred at closing, including merger-related legal, consulting and other professional fees.

(e)

Reflects adjustments to CIM Income NAV’s credit facility as if the Merger had occurred on June 30, 2021, including the elimination of CIM Income NAV’s deferred costs, net, the fair value adjustment of CIM Income NAV’s debt outstanding, and the write off of CIM Income NAV’s deferred financing costs related to debt outstanding.

(f)

Reflects the elimination of CIM Income NAV’s historical estimated liability for future stockholder servicing fees payable as of June 30, 2021. Historically, an estimated liability for future stockholder servicing fees payable was recognized at the time each share of CIM Income NAV Common Stock designated as Class D, Class T and Class S was sold and included in due to affiliates in CIM Income NAV’s condensed consolidated balance sheets. Upon the closing of the Merger, the distribution and stockholder servicing fee obligations relating to the CIM Income NAV Common Stock designated as Class D, Class T and Class S will terminate.

(g)

Reflects adjustments to retire CIM Income NAV’s historical common stock and capital in excess of par value as if the Merger had occurred on June 30, 2021. Adjustments included the conversion of each share of CIM Income NAV Common Stock issued and outstanding as of June 30, 2021 into the right to receive CMFT Common Stock, as illustrated below:

Share conversion:	CIM Income NAV shares as of June 30, 2021	Conversion ratios	Converted CMFT shares
D Shares	14,899,672	2.574	38,351,756
T Shares	13,562,322	2.510	34,041,428
S Shares	7,650	2.508	19,186
I Shares	1,070,686	2.622	2,807,339

Total	29,540,330		75,219,709

			(in thousands	)
Adjustment to common stock:
Elimination of historical CIM Income NAV par value			$(296)
Conversion of CIM Income NAV Common Stock into CMFT Common Stock(1)			752

Transaction accounting adjustment			$456

COMBINED COMPANY

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

	(in thousands	)
Adjustments to capital in excess of par value:
Elimination of historical CIM Income NAV additional-paid-in capital		$(483,701)
Conversion of CIM Income NAV Common Stock into CMFT Common Stock (1) (2)	540,830

Transaction accounting adjustment	$57,129

(1)	Each share of CMFT Common Stock has a par value of $0.01 per share included in common stock on the condensed combined balance sheets.
(2)

Each share of CMFT Common Stock has a net asset value (“NAV”) of $7.20 (as established by the board of directors on May 25, 2021 using a valuation date of March 31, 2021) per share included in capital in excess of par value on the condensed consolidated balance sheets.

(h)

Reflects the elimination of CIM Income NAV’s historical accumulated distributions in excess of earnings as if the Merger had occurred on June 30, 2021, adjusted for estimated transaction costs to be incurred upon closing.

Adjustments to the Unaudited Pro Forma Condensed Consolidated Statements of Operations for the Six Months Ended June 30, 2021 and the Year Ended December 31, 2020

(a)

Reflects the historical unaudited condensed consolidated statements of operations for the six months ended June 30, 2021, which are included elsewhere in the financial statements in this proxy statement/prospectus and were included in the Quarterly Report on Form 10-Q for each company, each as filed with the SEC on August 16, 2021, and the Annual Report on Form 10-K for each company, each as filed with the SEC on March 31, 2021, respectively.

(b)

The historical total rental revenue for each of CMFT and CIM Income NAV represents fixed contractual payments from operating leases, certain tenant reimbursements for maintenance services (including common-area maintenance services or “CAM”, real estate taxes, insurance and utilities, straight-line rent and amortization of above and below-market rents associated with the leases in effect during the periods presented). The adjustments included in the unaudited pro forma statements of operations recalculate straight-line rent and the amortization of above and below-market rent as if the Merger had occurred on January 1, 2020.

(c)

Reflects adjustments to general and administrative expenses due to the elimination of CIM Income NAV as a separate legal entity, including reductions in state income taxes, board of director costs, legal, audit and other professional services, as if the Merger had occurred on January 1, 2020.

Adjustments to the unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2020 also include advisor reimbursements of certain operating expenses that have been prorated based on average equity under management, pursuant to the Management Agreement (as defined in the consolidated financial statements of CMFT for the fiscal year ended December 31, 2020, which is included elsewhere in the financial statements in this proxy statement/prospectus) (the “Management Agreement”), as if the Merger had occurred on January 1, 2020.

(d)

Reflects adjustments to expense reimbursements to related parties due to the elimination of CIM Income NAV as a separate legal entity, including reductions in advisor reimbursements of certain operating expenses that have been prorated based on average equity under management pursuant to the Management Agreement, as if the Merger had occurred on January 1, 2020.

COMBINED COMPANY

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(e)

Reflects adjustments to CMFT’s management fee during the periods presented, which has been pro-rated based on average equity under management pursuant to the Management Agreement as if the Merger had occurred January 1, 2020.

(f)	Reflects the elimination of CIM Income NAV’s historical advisory and performance fees as if the Merger had occurred on January 1, 2020.

(g)

Reflects the estimated depreciation and amortization of real estate assets as if the Merger had occurred on January 1, 2020, using the relative fair values calculated as of June 30, 2021. Assets are depreciated or amortized using the straight-line method over the useful lives of the assets by class. Generally, buildings are depreciated over 40 years, site improvements are amortized over 15 years, and tenant improvements are amortized over the remaining life of the lease or the useful life, whichever is shorter.

(h)

Reflects the elimination of CIM Income NAV’s accumulated amortization of deferred financing costs. For certain terms of CMFT’s debt outstanding, see Note 9 — Credit Facilities, Notes Payable and Repurchase Facilities to the condensed consolidated financial statements of CMFT for the six months ended June 30, 2021 and Note 9 — Credit Facilities, Notes Payable and Repurchase Facilities to the consolidated financial statements of CMFT for the fiscal year ended December 31, 2020, each of which is included elsewhere in the financial statements in this proxy statement/prospectus.

(i)

Reflects adjustments to retire CIM Income NAV’s historical weighted average shares outstanding as of June 30, 2021, and recalculate the weighted average shares outstanding and basic and diluted net income per common share of CMFT Common Stock as if the Merger occurred on January 1, 2020. Adjustments include the conversion of each of the approximately 14,899,672 Class D shares, 13,562,322 Class T shares, 7,650 Class S shares and 1,070,686 Class I shares of CIM Income NAV Common Stock issued and outstanding as of June 30, 2021 into the right to receive 2.574, 2.510, 2.508 and 2.622 shares, respectively, of CMFT Common Stock, or an aggregate of approximately 75,219,709 shares of CMFT Common Stock.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the stockholders and the Board of Directors of CIM Real Estate Finance Trust, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of CIM Real Estate Finance Trust, Inc. and subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive (loss) income, stockholders’ equity, and cash flows, for each of the three years in the period ended December 31, 2020, and the related notes and the schedules listed in the Index at Item 15 (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Change in Accounting Principle

As discussed in Note 2 to the financial statements, the Company has changed its method of accounting for credit losses in the year ended December 31, 2020 due to adoption of Accounting Standard Update, or ASU, 2016-13 “Financial Instruments – Credit Losses – Measurement of Credit Losses on Financial Instruments (Topic 326).” The assessment of allowance for credit losses is also communicated as a critical audit matter below.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current-period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Real Estate Assets: Determination of Impairment Indicators — Refer to Notes 2 and 4 to the financial statements

Critical Audit Matter Description

The Company’s evaluation of real estate assets for impairment involves an initial assessment of each real estate asset to determine whether events or changes in circumstances exist that may indicate that the carrying amounts of real estate assets are no longer recoverable. Possible indications of impairment may include credit concerns of a property’s major tenants, changes in anticipated holding periods, or other circumstances. When events or changes in circumstances exist, the Company evaluates its real estate assets for impairment by comparing undiscounted future cash flows expected to be generated over the life of each asset to the respective carrying amount. If the carrying amount of an asset exceeds the undiscounted future cash flows, an analysis is performed to determine the fair value of the asset.

The Company makes significant assumptions to evaluate real estate assets for possible indications of impairment, including expected holding periods. Changes in these assumptions could result in additional impairment charges in the future.

Given the Company’s evaluation of possible indications of impairment of real estate assets requires management to make significant assumptions, performing audit procedures to evaluate whether management appropriately identified events or changes in circumstances indicating that the carrying amounts of real estate assets may not be recoverable required a high degree of auditor judgment.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to the evaluation of real estate assets for possible indications of impairment included the following, among others:

•

We evaluated management’s impairment indicator analysis by testing real estate assets for possible indications of impairment, including searching for adverse asset-specific and/or market conditions, such as vacancies, tenants that are late on rent or have outstanding rent balances, tenant move-outs, and tenant bankruptcies, among others.

•	We tested the assumptions underlying management’s cash flow projections prepared as a completeness test to evaluate whether all impairment indicators have been appropriately identified.

•

We performed corroborating inquiries with management, including property accounting, leasing and portfolio oversight to determine whether factors were identified in the current period that may be an impairment indicator, including changes in expected holding periods, or changes in market rental rates.

Assessment of Allowance for Credit Losses – Refer to Notes 2 and 7 to the financial statements (also see change in accounting principle explanatory paragraph above)

Critical Audit Matter Description

In the first quarter of 2020, the Company adopted Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments—Credit Losses (Topic 326), which requires evaluation by the Company to estimate and record potential credit losses related to the Company’s loans held-for-investment. Significant judgments are required in estimating the allowance for credit losses, including the estimation of future cash flows, the estimation of the fair value and selling costs of the collateral of collateral-dependent loans when the Company determines foreclosure is probable, and assumptions regarding probability of default and loss of broadly syndicated loans.

We identified the assessment of the allowance for credit losses as a critical audit matter based on the significant amount of judgment required by management when evaluating the allowance for credit losses. This required a high degree of auditor judgment and an increased extent of effort, including evaluating the allowance for credit losses methodology and analytical models, and evaluating the key inputs and assumptions used in the models.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to the allowance for credit losses for the loans held-for-investment portfolio included the following, among others:

•	We tested the accuracy and evaluated the relevance of the historical loss data as an input to each applicable allowance model.

•

We evaluated the loss data from external sources used by the Company to determine its relevance to the Company’s loans held-for-investment portfolio and consistency with external data from other sources.

•	We evaluated the estimated cash flows and fair value determinations from the Company’s models and tested each model’s computational accuracy.

/s/ Deloitte & Touche LLP

Phoenix, Arizona

March 31, 2021

We have served as the Company’s auditor since 2010.

CIM REAL ESTATE FINANCE TRUST, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	December 31, 2020	December 31, 2019
ASSETS
Real estate assets:
Land	$881,896	$700,210
Buildings, fixtures and improvements	2,490,030	1,830,101
Intangible lease assets	389,564	313,127

Total real estate assets, at cost	3,761,490	2,843,438
Less: accumulated depreciation and amortization	(453,385)	(374,103)

Total real estate assets, net	3,308,105	2,469,335
Real estate-related securities	38,194	—
Loans held-for-investment and related receivables, net	962,624	301,630
Less: Allowance for credit losses	(70,358)	—

Total loans held-for-investment and related receivables, net	892,266	301,630
Cash and cash equivalents	121,385	466,024
Restricted cash	7,023	7,331
Rents and tenant receivables, net	74,419	58,374
Prepaid expenses and other assets	10,406	11,731
Deferred costs, net	4,293	2,301
Assets held for sale	3,518	351,897

Total assets	$4,459,609	$3,668,623

LIABILITIES AND STOCKHOLDERS’ EQUITY
Credit facilities, notes payable and repurchase facilities, net	$2,144,993	$1,604,860
Accrued expenses and accounts payable	30,419	22,038
Due to affiliates	14,723	14,458
Intangible lease liabilities, net	32,718	20,523
Distributions payable	10,969	16,510
Derivative liabilities, deferred rental income and other liabilities	27,361	19,448

Total liabilities	2,261,183	1,697,837

Commitments and contingencies
Redeemable common stock	—	180,838

STOCKHOLDERS’ EQUITY
Preferred stock, $0.01 par value per share; 10,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value per share; 490,000,000 shares authorized, 362,001,968 and 311,207,725 shares issued and outstanding as of December 31, 2020 and December 31, 2019, respectively	3,620	3,112
Capital in excess of par value	3,157,859	2,606,925
Accumulated distributions in excess of earnings	(961,006)	(816,181)
Accumulated other comprehensive loss	(2,047)	(3,908)

Total stockholders’ equity	2,198,426	1,789,948

Total liabilities, redeemable common stock and stockholders’ equity	$4,459,609	$3,668,623

The accompanying notes are an integral part of these consolidated financial statements.

CIM REAL ESTATE FINANCE TRUST, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Year Ended December 31,
	2020	2019	2018
Revenues:
Rental and other property income	$261,530	$393,224	$429,636
Interest income	29,393	20,132	1,640

Total revenues	290,923	413,356	431,276

Operating expenses:
General and administrative	15,385	13,729	14,127
Property operating	23,399	33,462	30,267
Real estate tax	27,691	32,196	37,898
Management and advisory fees and expenses	44,743	42,339	43,399
Transaction-related	905	2,278	2,601
Depreciation and amortization	80,973	107,867	140,979
Real estate impairment	16,737	72,939	32,975
Provision for credit losses	68,356	—	—

Total operating expenses	278,189	304,810	302,246

Gain on disposition of real estate, net	27,518	180,666	6,299
Merger-related expenses, net	(2,193)	—	—
Merger termination fee income	7,380	—	—

Operating income	45,439	289,212	135,329

Other expense:
Interest expense and other, net	(64,116)	(98,965)	(97,871)
Loss on extinguishment of debt	(4,841)	(7,227)	(46)

Total other expense	(68,957)	(106,192)	(97,917)

Net income	(23,518)	183,020	37,412

Net income allocated to noncontrolling interest	—	121	134

Net income attributable to the Company	$(23,518)	$182,899	$37,278

Weighted average number of common shares outstanding:
Basic and diluted	311,808,605	311,302,909	311,478,665

Net income per common share:
Basic and diluted	$(0.08)	$0.59	$0.12

The accompanying notes are an integral part of these consolidated financial statements.

CIM REAL ESTATE FINANCE TRUST, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

(in thousands)

	Year Ended December 31,
	2020	2019	2018
Net income	$(23,518)	$183,020	$37,412
Other comprehensive (loss) income
Unrealized gain on real estate-related securities	1,657	—	—
Reclassification adjustment for realized gain included in income as other income	(510)	—	—
Unrealized (loss) gain on interest rate swaps	(11,607)	(11,456)	8,210
Amount of loss (gain) reclassified from other comprehensive (loss) income into income as interest expense and other, net	12,321	(3,475)	(4,305)

Total other comprehensive (loss) income	1,861	(14,931)	3,905

Comprehensive (loss) income	(21,657)	168,089	41,317
Comprehensive income allocated to noncontrolling interest	—	121	134

Comprehensive (loss) income attributable to the Company	$(21,657)	$167,968	$41,183

The accompanying notes are an integral part of these consolidated financial statements.

CIM REAL ESTATE FINANCE TRUST, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands, except share amounts)

	Common Stock		Capital in Excess of Par Value	Accumulated Distributions in Excess of Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
	Number of Shares	Par Value
Balance, January 1, 2018	311,582,319	$3,116	$2,607,300	$(646,834)	$6,630	$1,970,212
Cumulative effect of accounting changes	—	—	—	(488)	488	—
Issuance of common stock	9,615,850	96	91,668	—	—	91,764
Equity-based compensation	14,008	—	33	—	—	33
Distributions declared on common stock — $0.625 per common share	—	—	—	(194,573)	—	(194,573)
Redemptions of common stock	(9,830,781)	(98)	(93,732)	—	—	(93,830)
Changes in redeemable common stock	—	—	2,061	—	—	2,061
Comprehensive income	—	—	—	37,278	3,905	41,183

Balance, December 31, 2018	311,381,396	$3,114	$2,607,330	$(804,617)	$11,023	$1,816,850
Issuance of common stock	9,335,895	93	82,295	—	—	82,388
Equity-based compensation	18,499	—	138	—	—	138
Distributions declared on common stock — $0.625 per common share	—	—	—	(194,463)	—	(194,463)
Redemptions of common stock	(9,528,065)	(95)	(83,993)	—	—	(84,088)
Changes in redeemable common stock	—	—	1,155	—	—	1,155
Comprehensive income (loss)	—	—	—	182,899	(14,931)	167,968

Balance, December 31, 2019	311,207,725	$3,112	$2,606,925	$(816,181)	$(3,908)	$1,789,948
Cumulative effect of accounting changes	—	—	—	(2,002)	—	(2,002)
Issuance of common stock	4,211,747	42	34,149	—	—	34,191
Issuance of common stock in connection with the Mergers	52,574,431	526	383,793	—	—	384,319
Equity-based compensation	22,059	—	160	—	—	160
Distributions declared on common stock — $0.38 per common share	—	—	—	(119,305)	—	(119,305)
Redemptions of common stock	(6,013,994)	(60)	(48,006)	—	—	(48,066)
Changes in redeemable common stock	—	—	180,838	—	—	180,838
Comprehensive income (loss)	—	—	—	(23,518)	1,861	(21,657)

Balance, December 31, 2020	362,001,968	$3,620	$3,157,859	$(961,006)	$(2,047)	$2,198,426

The accompanying notes are an integral part of these consolidated financial statements.

CIM REAL ESTATE FINANCE TRUST, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2020	2019	2018
Cash flows from operating activities:
Net income	$(23,518)	$183,020	$37,412
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization, net	79,546	106,262	139,330
Amortization of deferred financing costs	4,245	5,167	5,351
Amortization of fair value adjustments of mortgage notes payable assumed	(92)	(90)	(88)
Amortization and accretion on deferred loan fees	(1,909)	(2,441)	(268)
Amortization of premiums and discounts on credit investments	(668)	—	—
Capitalized interest income	(539)	(8,546)	—
Equity-based compensation	160	138	33
Straight-line rental income	(6,738)	(6,564)	(8,077)
Write-offs for uncollectible lease-related receivables	5,664	952	522
Gain on disposition of real estate assets, net	(27,518)	(180,666)	(6,299)
Loss on sale of credit investments, net	227	—	—
Amortization of gain on swap termination	(13)	(18)	—
Impairment of real estate assets	16,737	72,939	32,975
Provision for credit losses	68,356	—	—
Write-off of deferred financing costs	633	2,271	46
Changes in assets and liabilities:
Rents and tenant receivables, net	(12,536)	16,034	(2,432)
Prepaid expenses and other assets	1,276	(6,456)	(833)
Accrued expenses and accounts payable	4,212	(1,742)	14
Deferred rental income and other liabilities	(508)	(987)	4,921
Due from affiliates	—	—	56
Due to affiliates	(656)	9,302	3,172

Net cash provided by operating activities	106,361	188,575	205,835

Cash flows from investing activities:
Cash acquired in connection with the Mergers	13,810	—	—
Investment in real estate-related securities	(76,644)	—	—
Investment in broadly syndicated loans	(582,654)	(2,750)	—
Investment in real estate assets and capital expenditures	(48,995)	(23,887)	(19,202)
Origination and acquisition of loans held-for-investment, net	(238,563)	(217,014)	(89,295)
Origination and exit fees received on loans held-for-investment	3,200	1,697	185
Principal payments received on loans held-for-investment	119,443	17,186	—
Principal payments received on real estate-related securities	2,571	—	—
Net proceeds from sale of real estate-related securities	37,593	—	—
Net proceeds from disposition of real estate assets	263,797	1,399,953	64,180
Net proceeds from sale of broadly syndicated loans	39,902	—	—
Payment of property escrow deposits	(875)	(350)	(1,100)
Refund of property escrow deposits	875	350	1,100
Proceeds from the settlement of insurance claims	400	110	240

Net cash (used in) provided by investing activities	(466,140)	1,175,295	(43,892)

CIM REAL ESTATE FINANCE TRUST, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands) — Continued

	Year Ended December 31,
	2020	2019	2018
Cash flows from financing activities:
Redemptions of common stock	$(48,066)	$(84,088)	$(93,830)
Distributions to stockholders	(90,655)	(112,083)	(102,822)
Proceeds from credit facility and repurchase facilities	576,880	424,500	268,000
Repayments of credit facility and notes payable	(417,902)	(1,137,022)	(227,181)
Payment of loan deposits	(65)	—	—
Deferred financing costs paid	(5,360)	(1,211)	—
Distributions to noncontrolling interest	—	(285)	(279)

Net cash provided by (used in) financing activities	14,832	(910,189)	(156,112)

Net (decrease) increase in cash and cash equivalents and restricted cash	(344,947)	453,681	5,831
Cash and cash equivalents and restricted cash, beginning of period	473,355	19,674	13,843

Cash and cash equivalents and restricted cash, end of period	$128,408	$473,355	$19,674

Reconciliation of cash and cash equivalents and restricted cash to the consolidated balance sheets:
Cash and cash equivalents	$121,385	$466,024	$10,533
Restricted cash	7,023	7,331	9,141

Total cash and cash equivalents and restricted cash	$128,408	$473,355	$19,674

The accompanying notes are an integral part of these consolidated financial statements.

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS

CIM Real Estate Finance Trust, Inc. (the “Company”) is a non-exchange traded real estate investment trust (“REIT”) formed as a Maryland corporation on July 27, 2010, that elected to be taxed, and currently qualifies, as a REIT for U.S. federal income tax purposes beginning with its taxable year ended December 31, 2012. The Company operates a diversified portfolio of core commercial real estate assets primarily consisting of net leased properties located throughout the United States. As of December 31, 2020, the Company owned 516 properties, comprising 21.3 million rentable square feet of commercial space located in 45 states. As of December 31, 2020, the rentable square feet at these properties was 94.1% leased, including month-to-month agreements, if any. The Company intends to continue to pursue a more diversified investment strategy across the capital structure by balancing the Company’s existing core of commercial real estate assets leased to creditworthy tenants under long-term net leases with a portfolio of commercial mortgage loans and other credit investments in which the Company’s sponsor and its affiliates have expertise. As of December 31, 2020, the Company’s loan portfolio consisted of 206 loans with a net book value of $892.3 million, and investments in real estate-related securities of $38.2 million.

A majority of the Company’s business is conducted through CIM Real Estate Finance Operating Partnership, LP, a Delaware limited partnership, of which the Company is the sole general partner and owns, directly or indirectly, 100% of the partnership interests.

The Company is externally managed by CIM Real Estate Finance Management, LLC, a Delaware limited liability company (“CMFT Management”), which is an affiliate of CIM Group, LLC (“CIM”). CIM is a community-focused real estate and infrastructure owner, operator, lender and developer. Headquartered in Los Angeles, California, CIM has offices across the United States and in Tokyo, Japan.

CCO Group, LLC owns and controls CMFT Management, the Company’s manager, and is the indirect owner of CCO Capital, LLC (“CCO Capital”), the Company’s dealer manager, and CREI Advisors, LLC (“CREI Advisors”), the Company’s property manager. CCO Group, LLC and its subsidiaries (collectively, “CCO Group”) serve as the Company’s sponsor and as a sponsor to CIM Income NAV, Inc. (“CIM Income NAV”). The Company relies upon CIM Capital IC Management, LLC, our investment advisor with respect to investments in securities, to provide substantially all of our day-to-day management.

On January 26, 2012, the Company commenced its initial public offering on a “best efforts” basis of up to a maximum of $2.975 billion in shares of common stock (the “Offering”). The Company ceased issuing shares in the Offering on April 4, 2014. At the completion of the Offering, a total of approximately 297.4 million shares of common stock had been issued, including approximately 292.3 million shares of common stock sold to the public pursuant to the primary portion of the Offering and approximately 5.1 million shares of common stock issued pursuant to the distribution reinvestment plan (“DRIP”) portion of the Offering. The remaining approximately 404,000 unsold shares from the Offering were deregistered.

The Company registered $247.0 million of shares of common stock under the DRIP (the “Initial DRIP Offering”) pursuant to a Registration Statement on Form S-3 (Registration No. 333-192958), which was filed with the U.S. Securities and Exchange Commission (the “SEC”) on December 19, 2013 and automatically became effective with the SEC upon filing. The Company ceased issuing shares under the Initial DRIP Offering effective as of June 30, 2016. At the completion of the Initial DRIP Offering, a total of approximately $241.7 million of shares of common stock had been issued. The remaining $5.3 million of unsold shares from the Initial DRIP Offering were deregistered.

The Company registered an additional $600.0 million of shares of common stock under the DRIP (the “Secondary DRIP Offering,” and together with the Initial DRIP Offering, the “DRIP Offerings,” and the DRIP

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Offerings collectively with the Offering, the “Offerings”) pursuant to a Registration Statement on Form S-3 (Registration No. 333-212832), which was filed with the SEC on August 2, 2016 and automatically became effective with the SEC upon filing. The Company began to issue shares under the Secondary DRIP Offering on August 2, 2016 and continued to issue shares under the Secondary DRIP Offering until, on August 30, 2020, the Company’s board of directors (the “Board”) suspended the Secondary DRIP Offering in connection with the entry of the Company into the Merger Agreements (as defined below). On March 25, 2021, the Board reinstated the Secondary DRIP Offering, effective April 1, 2021.

The Board establishes an updated estimated per share net asset value (“NAV”) of the Company’s common stock on at least an annual basis for purposes of assisting broker-dealers that participated in the Offering in meeting their customer account reporting obligations under Financial Industry Regulatory Authority Rule 2231. Distributions are reinvested in shares of the Company’s common stock under the DRIP at the estimated per share NAV as determined by the Board. Additionally, the estimated per share NAV as determined by the Board serves as the per share NAV for purposes of the share redemption program. As of December 31, 2020, the estimated per share NAV of the Company’s common stock was $7.31, which was established by the Board on August 11, 2020 using a valuation date of June 30, 2020. Commencing on August 14, 2020, $7.31 served as the per share NAV under the DRIP. The Board previously established a per share NAV as of August 31, 2015, September 30, 2016, December 31, 2016, December 31, 2017, December 31, 2018, December 31, 2019 and March 31, 2020. The Company’s estimated per share NAVs are not audited or reviewed by its independent registered public accounting firm.

Completed Mergers

On December 21, 2020, the Company completed the mergers previously disclosed in the Current Report on Form 8-K filed with the SEC on August 31, 2020, with Cole Office & Industrial REIT (CCIT III), Inc. (“CCIT III”) and Cole Credit Property Trust V, Inc. (“CCPT V”), pursuant to (i) the Agreement and Plan of Merger, dated August 30, 2020 (as amended on November 3, 2020, the “CCIT III Merger Agreement”), by and among the Company, Thor III Merger Sub, LLC, a wholly owned subsidiary of the Company (“CCIT III Merger Sub”), and CCIT III, with CCIT III Merger Sub surviving as a wholly owned subsidiary of the Company (the “CCIT III Merger”), and (ii) the Agreement and Plan of Merger, dated August 30, 2020 (as amended on each of October 22, 2020, October 24, 2020 and October 29, 2020, the “CCPT V Merger Agreement,” and together with the CCIT III Merger Agreement, the “Merger Agreements”), by and among the Company, Thor V Merger Sub, LLC, a wholly owned subsidiary of the Company (“CCPT V Merger Sub”), and CCPT V, with CCPT V Merger Sub surviving as a wholly owned subsidiary of the Company (the “CCPT V Merger,” and collectively with the CCIT III Merger, the “Mergers”). In accordance with the applicable provisions of the Maryland General Corporation Law (the “MGCL”), the separate existence of CCIT III and CCPT V ceased. Through the Mergers, the Company acquired 146 properties with a total of 3.8 million square feet, all of which had an aggregate gross real estate value of approximately $763.0 million. The combined company after the Mergers retained the name “CIM Real Estate Finance Trust, Inc.” Each Merger qualified as a “reorganization” under, and within the meaning of, Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). For more information on the Mergers, see Note 4 — Real Estate Assets.

At the effective time of the Mergers and subject to the terms and conditions of the Merger Agreements, each issued and outstanding share of common stock of CCIT III and CCPT V was converted into the right to receive 1.098 and 2.892 shares of the Company’s common stock, $0.01 par value per share, respectively, subject to the treatment of fractional shares in accordance with the Merger Agreements (the “Merger Consideration”). At the effective time of the Mergers and subject to the terms and conditions of the Merger Agreements, each issued and outstanding share of common stock granted under CCIT III’s and CCPT V’s respective 2018 Equity Incentive Plans, whether vested or unvested, was cancelled in exchange for an amount equal to the applicable Merger Consideration.

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Concurrently with the entry into the Merger Agreements, (i) CCIT III and its advisor entered into a Termination Agreement (the “CCIT III Termination Agreement”) pursuant to which the Advisory Agreement, dated September 22, 2016, by and between CCIT III and its advisor terminated at the effective time of the CCIT III Merger, and (ii) CCPT V and its advisor entered into a Termination Agreement (the “CCPT V Termination Agreement” and, together with the CCIT III Termination Agreement, the “Termination Agreements”) pursuant to which the Advisory Agreement, dated March 17, 2014, by and between CCPT V and its advisor terminated at the effective time of the CCPT V Merger. Pursuant to the Termination Agreements, each of CCIT III’s advisor and CCPT V’s advisor agreed to waive any subordinated performance fee or disposition fee it otherwise would have been entitled to pursuant to the applicable advisory agreement related to the CCIT III Merger or CCPT V Merger, as applicable.

In order to manage the financial health of the Company, the Board approved and adopted a Second Amended and Restated Distribution Reinvestment Plan (the “Amended DRIP”) and an amended and restated share redemption program (the “Amended Share Redemption Program”) that, among other changes, provides that the Amended DRIP and the Amended Share Redemption Program may be suspended at any time by majority vote of the Board without prior notice if the Board believes such action is in the best interest of the Company and its stockholders. In connection with the entry of the Company into the Merger Agreements, on August 30, 2020, the Board approved the suspension of the Amended DRIP, and therefore, distributions paid after that date were paid in cash to all stockholders until the Amended DRIP was reinstated, effective April 1, 2021, by the Board on March 25, 2021. Additionally, on August 30, 2020, the Board approved the suspension of the Company’s Amended Share Redemption Program, and therefore, no shares were redeemed from the Company’s stockholders after that date until the Amended Share Redemption Program was reinstated, effective April 1, 2021, by the Board on March 25, 2021.

Terminated Merger Agreement

On August 30, 2020, the Company, Cole Office & Industrial REIT (CCIT II), Inc. (“CCIT II”) and Thor II Merger Sub, LLC, a wholly owned subsidiary of the Company (“CCIT II Merger Sub”), entered into an Agreement and Plan of Merger (the “CCIT II Merger Agreement”). Subject to the terms and conditions of the CCIT II Merger Agreement, CCIT II would have merged with and into CCIT II Merger Sub (the “CCIT II Merger”), with CCIT II Merger Sub surviving the CCIT II Merger, such that following the CCIT II Merger, the surviving entity would continue as a wholly owned subsidiary of the Company.

On October 29, 2020, CCIT II terminated the CCIT II Merger Agreement pursuant to Sections 9.1(c)(ii) and 9.2 of the CCIT II Merger Agreement and entered into an agreement (the “Termination Notice”) with the Company reflecting such termination and pursuant to which, among other things, CCIT II paid the termination fee equal to $7.38 million to the Company in accordance with the CCIT II Merger Agreement, and agreed to pay to the Company the amount of its expenses up to $3.69 million, required to be paid pursuant to the terms of the CCIT II Merger Agreement (such amounts together, the “CCIT II Termination Payment”). During the year ended December 31, 2020, the Company incurred $2.0 million in CCIT II merger-related expenses, $1.8 million of which was reimbursed by CCIT II as of December 31, 2020. Subsequent to December 31, 2020, the Company received the remaining $173,000 in reimbursements from CCIT II. These reimbursements are included as a reduction to merger-related expenses on the consolidated statements of operations.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The summary of significant accounting policies presented below is designed to assist in understanding the Company’s consolidated financial statements. These accounting policies conform to accounting principles generally accepted in the United States of America (“GAAP”) in all material respects, and have been consistently applied in preparing the accompanying consolidated financial statements.

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Principles of Consolidation and Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

The Company evaluates its relationships and investments to determine if it has variable interests. A variable interest is an investment or other interest that will absorb portions of an entity’s expected losses or receive portions of the entity’s expected residual returns. If the Company determines that it has a variable interest in an entity, it evaluates whether such interest is in a variable interest entity (“VIE”). VIEs are entities where investors lack sufficient equity at risk for the entity to finance its activities without additional subordinated financial support or where equity investors, as a group, lack one of the following characteristics: (a) the power to direct the activities that most significantly impact the entity’s economic performance, (b) the obligation to absorb the expected losses of the entity, or (c) the right to receive the expected returns of the entity. The Company consolidates any VIEs when it is determined to be the primary beneficiary of the VIE’s operations.

For legal entities being evaluated for consolidation, the Company must first determine whether the interests that it holds and fees it receives qualify as variable interests in the entity. A variable interest is an investment or other interest that will absorb portions of an entity’s expected losses or receive portions of the entity’s expected residual returns. The Company’s evaluation includes consideration of fees paid to the Company where the Company acts as a decision maker or service provider to the entity being evaluated. If the Company determines that it holds a variable interest in an entity, it evaluates whether that entity is a VIE.

A VIE must be consolidated by its primary beneficiary, which is generally defined as the party who has a controlling financial interest in the VIE. The Company qualitatively assesses whether it is (or is not) the primary beneficiary of a VIE. Consideration of various factors include, but are not limited to, the Company’s ability to direct the activities that most significantly impact the entity’s economic performance and its obligation to absorb losses from or right to receive benefits of the VIE that could potentially be significant to the VIE. The Company consolidates any VIEs when the Company is determined to be the primary beneficiary of the VIE and the difference between consolidating the VIE and accounting for it using the equity method could be material to the Company’s consolidated financial statements. The Company continually evaluates the need to consolidate any VIEs based on standards set forth in GAAP as described above.

As of December 31, 2018, the Company determined that it had a controlling interest in nine properties owned through a consolidated joint venture arrangement (the “Consolidated Joint Venture”) and therefore met the GAAP requirements for consolidation. During the year ended December 31, 2019, the Company disposed of the nine properties previously owned through the Consolidated Joint Venture and therefore determined it no longer had a controlling financial interest in the Consolidated Joint Venture as of December 31, 2019. See Note 4 — Real Estate Assets for a further discussion of this disposition.

Reclassifications

Certain amounts in the Company’s prior period consolidated financial statements have been reclassified to conform to the current period presentation. These reclassifications had no effect on previously reported totals or subtotals.

The Company is separately presenting the write-offs for uncollectible lease-related receivables of $952,000 and $522,000 for the years ended December 31, 2019 and 2018, respectively, which were previously included in straight-line rental income, net in the consolidated statements of cash flows.

The Company combined investment in real estate assets of $6.2 million and capital expenditures of $17.7 million for the year ended December 31, 2019, and investment in real estate assets of $11.9 million and

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capital expenditures of $7.3 million for the year ended December 31, 2018 into a single financial statement line item, investment in real estate assets and capital expenditures, in the consolidated statements of cash flows.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Real Estate Assets

Real estate assets are stated at cost, less accumulated depreciation and amortization. The Company considers the period of future benefit of each respective asset to determine the appropriate useful life. The estimated useful lives of the Company’s real estate assets by class are generally as follows:

Buildings	40 years
Site improvements	15 years
Tenant improvements	Lesser of useful life or lease term
Intangible lease assets	Lease term

Recoverability of Real Estate Assets

The Company continually monitors events and changes in circumstances that could indicate that the carrying amounts of its real estate assets may not be recoverable. Impairment indicators that the Company considers include, but are not limited to: bankruptcy or other credit concerns of a property’s major tenant, such as a history of late payments, lease concessions and other factors; a significant decrease in a property’s revenues due to lease terminations; vacancies; co-tenancy clauses; reduced lease rates; changes in anticipated holding periods. When indicators of potential impairment are present, the Company assesses the recoverability of the assets by determining whether the carrying amount of the assets will be recovered through the undiscounted future cash flows expected from the use of the assets and their eventual disposition. In the event that such expected undiscounted future cash flows do not exceed the carrying amount, the Company will adjust the real estate assets to their respective fair values and recognize an impairment loss. Generally, fair value is determined using a discounted cash flow analysis and recent comparable sales transactions. During the year ended December 31, 2020, as part of the Company’s quarterly impairment review procedures, the Company recorded impairment charges of $16.7 million related to 11 properties due to revised cash flow estimates as a result of market conditions and one property due to a tenant bankruptcy. The Company’s impairment assessment as of December 31, 2020 was based on the most current information available to the Company, including expected holding periods. If the Company’s expected holding periods for assets change, subsequent tests for impairment could result in additional impairment charges in the future. The Company cannot provide any assurance that additional material impairment charges with respect to the Company’s real estate assets will not occur during 2021 or in future periods. During the year ended December 31, 2019, the Company recorded impairment charges of $72.9 million related to 27 properties with revised expected holding periods and seven properties with vacancies. During the year ended December 31, 2018, the Company recorded impairment charges of $33.0 million related to 20 properties with revised expected holding periods and two properties with vacancies. The assumptions and uncertainties utilized in the evaluation of the impairment of real estate assets are discussed in detail in Note 3 — Fair Value Measurements. See also Note 4 — Real Estate Assets for further discussion regarding real estate investment activity.

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Assets Held for Sale

When a real estate asset is identified by the Company as held for sale, the Company will cease recording depreciation and amortization of the assets related to the property and estimate its fair value, net of selling costs. If, in management’s opinion, the fair value, net of selling costs, of the asset is less than the carrying amount of the asset, an adjustment to the carrying amount is then recorded to reflect the estimated fair value of the property, net of selling costs. As of December 31, 2019, the Company identified 29 properties with a fair value of $351.9 million as held for sale, and expected to sell a substantial portion of its anchored-shopping center portfolio and certain single-tenant properties within the next 24 months, subject to market conditions. As the Company could not provide assurance that these properties would be sold within a 24-month period, the Company placed 15 properties with a fair value of $228.4 million that were previously classified as held for sale back in service as real estate assets in the consolidated balance sheets during the year ended December 31, 2020. The remaining 14 properties were sold during the year ended December 31, 2020. As of December 31, 2020, the Company identified one property with a fair value of $3.5 million as held for sale, which was sold subsequent to December 31, 2020.

Disposition of Real Estate Assets

Gains and losses from dispositions are recognized once the various criteria relating to the terms of sale and any subsequent involvement by the Company with the asset sold are met. A discontinued operation includes only the disposal of a component of an entity and represents a strategic shift that has (or will have) a major effect on an entity’s financial results. The Company’s property dispositions during the years ended December 31, 2020 and 2019 did not qualify for discontinued operations presentation and thus, the results of the properties that were sold will remain in operating income, and any associated gains or losses from the disposition are included in gain on disposition of real estate, net. See Note 4 — Real Estate Assets to the consolidated financial statements in the Company’s Annual Report on Form 10-K for a discussion of the disposition of individual properties during the year ended December 31, 2020.

Allocation of Purchase Price of Real Estate Assets

Upon the acquisition of real properties, the Company allocates the purchase price to acquired tangible assets, consisting of land, buildings and improvements, and to identified intangible assets and liabilities, consisting of the value of above- and below-market leases and the value of in-place leases and other intangibles, based in each case on their relative fair values. The Company utilizes independent appraisals to assist in the determination of the fair values of the tangible assets of an acquired property (which includes land and buildings). The information in the appraisal, along with any additional information available to the Company’s management, is used in estimating the amount of the purchase price that is allocated to land. Other information in the appraisal, such as building value and market rents, may be used by the Company’s management in estimating the allocation of purchase price to the building and to intangible lease assets and liabilities. The appraisal firm has no involvement in management’s allocation decisions other than providing this market information.

The fair values of above- and below-market lease intangibles are recorded based on the present value (using a discount rate which reflects the risks associated with the leases acquired) of the difference between (1) the contractual amounts to be paid pursuant to the in-place leases and (2) an estimate of fair market lease rates for the corresponding in-place leases, which is generally obtained from independent appraisals, measured over a period equal to the remaining non-cancelable term of the lease including, for below-market leases, any bargain renewal periods. The above- and below-market lease intangibles are capitalized as intangible lease assets or liabilities, respectively. Above-market leases are amortized as a reduction to rental income over the remaining terms of the respective leases. Below-market leases are amortized as an increase to rental income over the remaining terms of

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the respective leases, including any bargain renewal periods. In considering whether or not the Company expects a tenant to execute a bargain renewal option, the Company evaluates economic factors and certain qualitative factors at the time of acquisition, such as the financial strength of the tenant, the remaining lease term, the tenant mix of the leased property, the Company’s relationship with the tenant and the availability of competing tenant space. If a lease were to be terminated prior to its stated expiration, all unamortized amounts of above- or below-market lease intangibles relating to that lease would be recorded as an adjustment to rental income.

The fair values of in-place leases include estimates of direct costs associated with obtaining a new tenant and opportunity costs associated with lost rental and other property income, which are avoided by acquiring a property with an in-place lease. Direct costs associated with obtaining a new tenant include leasing commissions, legal and other related expenses and are estimated in part by utilizing information obtained from independent appraisals and management’s consideration of current market costs to execute a similar lease. The intangible values of opportunity costs, which are calculated using the contractual amounts to be paid pursuant to the in- place leases over a market absorption period for a similar lease, are capitalized as intangible lease assets and are amortized to expense over the remaining term of the respective leases. If a lease were to be terminated prior to its stated expiration, all unamortized amounts of in-place lease assets relating to that lease would be expensed.

The Company has acquired, and may continue to acquire, certain properties subject to contingent consideration arrangements that may obligate the Company to pay additional consideration to the seller based on the outcome of future events. Additionally, the Company may acquire certain properties for which it funds certain contingent consideration amounts into an escrow account pending the outcome of certain future events. The outcome may result in the release of all or a portion of the escrowed funds to the Company or the seller or a combination thereof.

The Company estimates the fair value of assumed mortgage notes payable based upon indications of current market pricing for similar types of debt financing with similar maturities. Assumed mortgage notes payable are initially recorded at their estimated fair value as of the assumption date, and any difference between such estimated fair value and the mortgage note’s outstanding principal balance is amortized or accreted to interest expense over the term of the respective mortgage note payable.

The determination of the fair values of the real estate assets and liabilities acquired requires the use of significant assumptions with regard to the current market rental rates, rental growth rates, capitalization and discount rates, interest rates and other variables. The use of alternative estimates may result in a different allocation of the Company’s purchase price, which could materially impact the Company’s results of operations.

Acquisition-related fees and certain acquisition-related expenses related to asset acquisitions are capitalized and allocated to tangible and intangible assets and liabilities, as described above. Other acquisition-related expenses, such as manager reimbursements, continue to be expensed as incurred and are included in transaction-related expenses in the accompanying consolidated statements of operations.

Redeemable Noncontrolling Interest in Consolidated Joint Venture

From June 2014 to December 2019, the Company determined it had a controlling interest in the Consolidated Joint Venture and, therefore, met the GAAP requirements for consolidation. The Company recorded net income of $121,000 and paid distributions of $285,000 related to the noncontrolling interest during the year ended December 31, 2019.

During the year ended December 31, 2019, the Company disposed of its interest in the underlying properties previously owned through the Consolidated Joint Venture, as further discussed in Note 4 — Real Estate Assets. Therefore, the Company determined it no longer had a controlling financial interest as of December 31, 2019.

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Cash and Cash Equivalents and Restricted Cash

Cash and cash equivalents include cash in bank accounts, as well as investments in highly-liquid money market funds. The Company deposits cash with several high quality financial institutions. These deposits are guaranteed by the Federal Deposit Insurance Company (“FDIC”) up to an insurance limit of $250,000. At times, the Company’s cash and cash equivalents may exceed federally insured levels. Although the Company bears risk on amounts in excess of those insured by the FDIC, it has not experienced and does not anticipate any losses due to the high quality of the institutions where the deposits are held. Included in cash and cash equivalents was $41.0 million and $126.8 million of unsettled broadly syndicated loan purchases as of December 31, 2020 and 2019, respectively.

The Company had $7.0 million and $7.3 million in restricted cash as of December 31, 2020 and December 31, 2019, respectively. Included in restricted cash was $3.6 million and $3.1 million held by lenders in lockbox accounts, as of December 31, 2020 and 2019, respectively. As part of certain debt agreements, rents from certain encumbered properties are deposited directly into a lockbox account, from which the monthly debt service payment is disbursed to the lender and the excess is disbursed to the Company. Also included in restricted cash was $3.4 million and $4.2 million held by lenders in escrow accounts for real estate taxes and other lender reserves for certain properties, in accordance with the associated lender’s loan agreement as of December 31, 2020 and 2019, respectively.

Real Estate-Related Securities

Real estate-related securities consists primarily of the Company’s investment in commercial mortgage-backed securities (“CMBS”). The Company determines the appropriate classification for real estate-related securities at the time of purchase and reevaluates such designation as of each balance sheet date. As of December 31, 2020, the Company classified its investments as available-for-sale as the Company is not actively trading the securities; however, the Company may sell them prior to their maturity. These investments are carried at their estimated fair value with unrealized gains and losses reported in other comprehensive (loss) income. During the year ended December 31, 2020, the Company invested $76.6 million in CMBS. During the same period, the Company sold $37.1 million in CMBS resulting in net proceeds of $37.6 million and a gain of $510,000. As of December 31, 2020, the Company had investments in four CMBS with an estimated aggregate fair value of $38.2 million.

The Company monitors its available-for-sale securities for impairment. An allowance for credit losses is recorded when the Company acquires CMBS, and any subsequent impairment is recognized when the Company determines that a decline in the estimated fair value of a security below its amortized cost has resulted from a credit loss or other factors. The Company records impairments related to credit losses through an allowance for credit losses. However, the allowance is limited by the amount that the fair value is less than the amortized cost basis. The Company considers many factors in determining whether a credit loss exists, including, but not limited to, the extent to which the fair value is less than the amortized cost basis, recent events specific to the security, industry or geographic area, the payment structure of the security, the failure of the issuer of the security to make scheduled interest or principal payments, and external credit ratings and recent changes in such ratings. The analysis of determining whether a credit loss exists requires significant judgments and assumptions. The use of alternative judgments and assumptions could result in a different conclusion.

The amortized cost of real estate-related securities is adjusted for amortization of premiums and accretion of discounts to maturity computed under the effective interest method and is recorded in the accompanying consolidated statements of operations in interest and other expense, net. Upon the sale of a security, the realized net gain or loss is computed on the specific identification method.

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Loans Held-for-Investment

The Company has acquired, and may continue to acquire, loans related to real estate assets. Additionally, the Company may acquire and originate credit investments, including commercial mortgage loans, mezzanine loans, preferred equity, and other loans and securities related to commercial real estate assets, as well as corporate loan opportunities that are consistent with the Company’s investment strategy and objectives. The Company intends to hold the loans held-for-investment for the foreseeable future or until maturity. Loans held-for-investment are carried on the Company’s consolidated balance sheets at amortized cost, net of any allowance for credit losses. Discounts or premiums, origination fees and exit fees are amortized as a component of interest income using the effective interest method over the life of the respective loans, or on a straight-line basis when it approximates the effective interest method. Upon the sale of a loan, the realized net gain or loss is computed on the specific identification method.

Interest earned is either received in cash or capitalized to loans held-for-investment and related receivables, net in the Company’s consolidated balance sheets. Interest is capitalized when certain conditions are met as specified in each loan agreement. During the year ended December 31, 2020, the Company recorded $29.4 million in interest income, of which $539,000 was capitalized to loans held-for-investment and related receivables, net.

Accrual of interest income is suspended on nonaccrual loans. Loans that are past due 90 days or more as to principal or interest, or where reasonable doubt exists as to timely collection, are generally considered nonperforming and placed on nonaccrual status. Interest collected is recognized on a cash basis by crediting income when received. Loans may be restored to accrual status when all principal and interest are current and full repayment of the remaining contractual principal and interest are reasonably assured. As of December 31, 2020, the Company’s eight mezzanine loans with a net book value of $89.4 million were nonaccrual loans. During the year ended December 31, 2020, the Company recorded $565,000 in interest income related to the nonaccrual loans. Subsequent to December 31, 2020, the Company completed foreclosure proceedings to take control of the assets securing the mezzanine loans.

Allowance for Credit Losses

The Company adopted Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments—Credit Losses (Topic 326) (“ASU 2016-13”), as further described in “Recent Accounting Pronouncements,” on January 1, 2020. The allowance for credit losses required under ASU 2016-13 reflects the Company’s current estimate of potential credit losses related to the Company’s loans held-for-investment included in the consolidated balance sheets. The initial allowance for credit losses recorded on January 1, 2020 is reflected as a direct charge to retained earnings on the Company’s consolidated statements of stockholders’ equity; however, subsequent changes to the allowance for credit losses are recognized through net income on the Company’s consolidated statements of operations. While ASU 2016-13 does not require any particular method for determining the allowance for credit losses, it does specify the allowance should be based on relevant information about past events, including historical loss experience, current portfolio and market conditions, and reasonable and supportable forecasts for the duration of each respective loan. In addition, other than a few narrow exceptions, ASU 2016-13 requires that all financial instruments subject to the credit loss model have some amount of loss reserve to reflect the GAAP principal underlying the credit loss model that all loans, debt securities, and similar assets have some inherent risk of loss, regardless of credit quality, subordinate capital, or other mitigating factors.

The Company has elected to use a discounted cash flow model to estimate the allowance for credit losses. This model requires the Company to develop cash flows which project estimated credit losses over the life of the

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loan and discount these cash flows at the asset’s effective interest rate. The Company then records an allowance for credit losses equal to the difference between the amortized cost basis of the asset and the present value of the expected cash flows. The Company considers loan investments that are both (i) expected to be substantially repaid through the operation or sale of the underlying collateral, and (ii) for which the borrower is experiencing financial difficulty, to be “collateral-dependent” loans. For such loans that the Company determines that foreclosure of the collateral is probable, the Company measures the expected losses based on the difference between the fair value of the collateral less costs to sell and the amortized cost basis of the loan as of the measurement date. For collateral-dependent loans that the Company determines foreclosure is not probable, the Company applies a practical expedient to estimate expected losses using the difference between the collateral’s fair value (less costs to sell the asset if repayment is expected through the sale of the collateral) and the amortized cost basis of the loan. For the Company’s broadly syndicated loans, the Company uses a probability of default and loss given default method using an underlying third-party CMBS/Commercial Real Estate (“CRE”) loan database with historical loan losses from 1998 to 2019. The Company may use other acceptable alternative approaches in the future depending on, among other factors, the type of loan, underlying collateral, and availability of relevant historical market loan loss data.

The Company adopted ASU 2016-13 using the modified retrospective method for all financial assets measured at amortized cost. Prior to adoption, the Company had no allowance for credit losses on its consolidated balance sheets. The Company recorded a cumulative-effective adjustment to the opening retained earnings in its consolidated statement of stockholders’ equity as of January 1, 2020 of $2.0 million.

Quarterly, the Company evaluates the risk of all loans and assigns a risk rating based on a variety of factors, grouped as follows: (i) loan and credit structure, including the as-is loan-to-value (“LTV”) ratio and structural features; (ii) quality and stability of real estate value and operating cash flow, including debt yield, dynamics of the geography, property type and local market, physical condition, stability of cash flow, leasing velocity and quality and diversity of tenancy; (iii) performance against underwritten business plan; and (iv) quality, experience and financial condition of sponsor, borrower and guarantor(s). Based on a 5-point scale, the Company’s loans are rated “1” through “5,” from least risk to greatest risk, respectively, which ratings are defined as follows:

1-

Outperform — Most satisfactory asset quality and liquidity, good leverage capacity. A “1” rating maintains predictable and strong cash flows from operations. The trends and outlook for the credit’s operations, balance sheet, and industry are neutral to favorable. Collateral, if appropriate, exceeds performance metrics;

2-

Meets or Exceeds Expectations — Acceptable asset quality, moderate excess liquidity, modest leverage capacity. A “2” rating could have some financial/non-financial weaknesses which are offset by strengths; however, the credit demonstrates an ample current cash flow from operations. The trends and outlook for the credit’s operations, balance sheet, and industry are generally positive or neutral. Collateral performance, if appropriate, meets or exceeds substantially all performance metrics included in original or current underwriting / business plan;

3-

Satisfactory — Acceptable asset quality, somewhat strained liquidity, minimal leverage capacity. A “3” rating is at times characterized by acceptable cash flows from operations. The trends and conditions of the credit’s operations and balance sheet are neutral. Collateral performance, if appropriate, meets or is on track to meet underwriting; business plan can reasonably be achieved;

4-

Underperformance — The debt investment possesses credit deficiencies or potential weaknesses which deserve management’s close and continued attention. The portfolio company’s operations and/or balance sheet have demonstrated an adverse trend or deterioration which, while serious, has not reached the point where the liquidation of debt is jeopardized. These weaknesses are generally

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considered correctable by the borrower in the normal course of business but may weaken the asset or inadequately protect the Company’s credit position if not checked or corrected. Collateral performance, if appropriate, falls short of original underwriting, material differences exist from business plan, or both; technical milestones have been missed; defaults may exist, or may soon occur absent material improvement; and

5-

Default/Possibility of Loss — The debt investment is protected inadequately by the current enterprise value or paying capacity of the obligor or of the collateral, if any. The underlying company’s operations has well-defined weaknesses based upon objective evidence, such as recurring or significant decreases in revenues and cash flows. Major variance from business plan; loan covenants or technical milestones have been breached; timely exit from loan via sale or refinancing is questionable; risk of principal loss. Collateral performance, if appropriate, is significantly worse than underwriting.

The Company generally assigns a risk rating of “3” to all newly originated or acquired loans-held-for-investment during a most recent quarter, except in the case of specific circumstances warranting an exception.

Deferred Financing Costs

Deferred financing costs represent commitment fees, legal fees and other costs associated with obtaining commitments for financing. These costs are amortized to interest expense over the terms of the respective financing agreements using the straight-line method, which approximates the effective interest method. Unamortized deferred financing costs are written off when the associated debt is extinguished or repaid before maturity. The presentation of all deferred financing costs, other than those associated with the revolving loan portion of the credit facilities, are classified such that the debt issuance costs related to a recognized debt liability are presented on the consolidated balance sheets as a direct deduction from the carrying amount of the related debt liability rather than as an asset. Debt issuance costs related to securing a revolving line of credit are presented as an asset and amortized ratably over the term of the line of credit arrangement. As such, the Company’s current and corresponding prior period total deferred costs, net in the accompanying consolidated balance sheets relate only to the revolving loan portion of the credit facilities and the historical presentation, amortization and treatment of unamortized costs are still applicable. As of December 31, 2020 and 2019, the Company had $4.3 million and $2.3 million, respectively, of deferred financing costs, net of accumulated amortization, related to the revolving loan portion of the credit facilities. Costs incurred in seeking financing transactions that do not close are expensed in the period in which it is determined the financing will not close.

Due to Affiliates

CMFT Management, and certain of its affiliates, received and will continue to receive, fees, reimbursements and compensation in connection with services provided relating to the Offerings and the acquisition, management, financing and leasing of the properties of the Company.

Derivative Instruments and Hedging Activities

The Company accounts for its derivative instruments at fair value. Accounting for changes in the fair value of a derivative instrument depends on the intended use of the derivative instrument and the designation of the derivative instrument. The change in fair value of the derivative instrument that is designated as a cash flow hedge is recorded as other comprehensive income. The changes in fair value for derivative instruments that are not designated as hedges or that do not meet the hedge accounting criteria are recorded as a gain or loss to operations.

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Redeemable Common Stock

Under the Company’s Amended Share Redemption Program, the Company’s obligation to redeem shares of its outstanding common stock is limited, among other things, to the net proceeds received by the Company from the sale of shares under the Amended DRIP, net of shares redeemed to date. The Company records the maximum amount that is redeemable under the Amended Share Redemption Program as redeemable common stock outside of permanent equity in its consolidated balance sheets. Changes in the amount of redeemable common stock from period to period are recorded as an adjustment to capital in excess of par value. As of December 31, 2020, there was no redeemable common stock, as the Board approved the suspension of the share redemption program on August 30, 2020 in connection with our entry into the Merger Agreements.

Leases

The Company has lease agreements with lease and non-lease components. The Company has elected to not separate non-lease components from lease components for all classes of underlying assets (primarily real estate assets) and will account for the combined components as rental and other property income. Non-lease components included in rental and other property income include certain tenant reimbursements for maintenance services (including common-area maintenance services or “CAM”), real estate taxes, insurance and utilities paid for by the lessor but consumed by the lessee. As a lessor, the Company has further determined that this policy will be effective only on a lease that has been classified as an operating lease and the revenue recognition pattern and timing is the same for both types of components. The Company is not a party to any material leases where it is the lessee.

Significant judgments and assumptions are inherent in not only determining if a contract contains a lease, but also the lease classification, terms, payments, and, if needed, discount rates. Judgments include the nature of any options, including if they will be exercised, evaluation of implicit discount rates and the assessment and consideration of “fixed” payments for straight-line rent revenue calculations.

The Company has an investment in a real estate property that is subject to a ground lease, for which a lease liability and right of use (“ROU”) asset of $2.4 million was recorded as of December 31, 2020. See Note 16 — Leases for a further discussion regarding this ground lease.

Lease costs represent the initial direct costs incurred in the origination, negotiation and processing of a lease agreement. Such costs include outside broker commissions and other independent third-party costs and are amortized over the life of the lease on a straight-line basis. Costs related to salaries and benefits, supervision, administration, unsuccessful origination efforts and other activities not directly related to completed lease agreements are expensed as incurred. Upon successful lease execution, leasing commissions are capitalized.

Revenue Recognition

Revenue from leasing activities

Rental and other property income is primarily derived from fixed contractual payments from operating leases and, therefore, is generally recognized on a straight- line basis over the term of the lease, which typically begins the date the tenant takes control of the space. When the Company acquires a property, the terms of existing leases are considered to commence as of the acquisition date for the purpose of this calculation. Variable rental and other property income consists primarily of tenant reimbursements for recoverable real estate taxes and operating expenses which are included in rental and other property income in the period when such costs are incurred, with offsetting expenses in real estate taxes and property operating expenses, respectively, within the consolidated statements of operations. The Company defers the recognition of variable rental and other property income, such as percentage rents, until the specific target that triggers the contingent rental income is achieved.

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The Company continually reviews whether collection of lease-related receivables, including any straight-line rent, and current and future operating expense reimbursements from tenants are probable. The determination of whether collectability is probable takes into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. Upon the determination that the collectability of a receivable is not probable, the Company will record a reduction to rental and other property income for amounts previously recorded and a decrease in the outstanding receivable. Revenue from leases where collection is deemed to be not probable is recorded on a cash basis until collectability becomes probable. Management’s estimate of the collectability of lease-related receivables is based on the best information available at the time of estimate. The Company does not use a general reserve approach and lease-related receivables are adjusted and taken against rental and other property income only when collectability becomes not probable.

During the year ended December 31, 2020, the Company identified certain tenants where collection was no longer considered probable. For these tenants, the Company made the determination to record revenue on a cash basis and wrote off total outstanding receivables of $5.6 million for the year ended December 31, 2020, which included $206,000 of straight-line rental income and $1.0 million related to certain tenant reimbursements that were written off during the year ended December 31, 2020. These write-offs reduced rental and other property income during the year ended December 31, 2020.

Revenue from lending activities

Interest income from the Company’s loans held-for-investment and real estate-related securities is comprised of interest earned on loans and the accretion and amortization of net loan origination fees and discounts. Interest income on loans is accrued as earned, with the accrual of interest suspended when the related loan becomes a nonaccrual loan. Interest income on the Company’s broadly syndicated loans is accrued as earned beginning on the settlement date.

Income Taxes

The Company elected to be taxed, and currently qualifies, as a REIT for federal income tax purposes under Sections 856 through 860 of the Code, commencing with the taxable year ended December 31, 2012. The Company will generally not be subject to federal corporate income tax to the extent it distributes its taxable income to its stockholders, and so long as it, among other things, distributes at least 90% of its annual taxable income (computed without regard to the dividends paid deduction and excluding net capital gains). REITs are subject to a number of other organizational and operational requirements. Even if the Company maintains its qualification for taxation as a REIT, it or its subsidiaries may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income.

Earnings (Loss) and Distributions Per Share

Earnings (loss) per share are calculated based on the weighted average number of common shares outstanding during each period presented. Diluted income (loss) per share considers the effect of any potentially dilutive share equivalents, of which the Company had none for each of the years ended December 31, 2020, 2019 or 2018. Distributions per share are calculated based on the authorized daily distribution rate.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Reportable Segments

During the year ended December 31, 2020, the Company realigned the business and reportable segment information to reflect how the chief operating decision makers regularly review and manage the business and determined that it has two reportable segments:

Credit — engages primarily in acquiring and originating loans related to real estate assets. The Company may acquire first and second lien mortgage loans, mezzanine loans, bridge loans, wraparound mortgage loans, construction mortgage loans on real property and loans on leasehold interest mortgages. This segment also includes investments in CMBS and broadly syndicated loans.

Real estate — engages primarily in acquiring and managing income-producing retail properties that are primarily single-tenant properties or anchored shopping centers, which are leased to creditworthy tenants under long-term net leases. The commercial properties are geographically diversified throughout the United States and have similar economic characteristics.

See Note 17 — Segment Reporting for a further discussion regarding these segments.

Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by various standard setting bodies that may have an impact on the Company’s accounting and reporting. Except as otherwise stated below, the Company is currently evaluating the effect that certain new accounting requirements may have on the Company’s accounting and related reporting and disclosures in the Company’s consolidated financial statements.

In June 2016, the Financial Accounting Standards Board (the “FASB”) issued ASU 2016-13, which was subsequently amended by ASU No. 2018-19, Codification Improvements to Topic 326, Financial Instruments—Credit Losses (“ASU 2018-19”), in November 2018. Subsequently, the FASB issued ASU No. 2019-04, ASU No. 2019-05, ASU No. 2019-10, ASU No. 2019-11 and ASU No. 2020-02 to provide additional guidance on the credit losses standard. ASU 2016-13 and the related updates are intended to improve financial reporting requiring more timely recognition of credit losses on loans and other financial instruments that are not accounted for at fair value through net income, including loans held for investment, held-to-maturity debt securities, net investment in leases and other such commitments. ASU 2016-13 requires that financial assets measured at amortized cost be presented at the net amount expected to be collected, through an allowance for credit losses that is deducted from the amortized cost basis. The amendments in ASU 2016-13 require the Company to measure all expected credit losses based upon historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the financial assets and eliminates the “incurred loss” methodology under current GAAP. ASU 2018-19 clarified that receivables arising from operating leases are not within the scope of Topic 326. Instead, impairment of receivables arising from operating leases should be accounted for in accordance with ASU No. 2016-02, Leases (Topic 842) (“ASC 842”). ASU 2016-13 and ASU 2018-19 are effective for fiscal years, and interim periods within those years, beginning after December 15, 2019. The Company adopted ASU 2016-13 during the first quarter of fiscal year 2020. See Note 7 — Loans Held-For-Investment for a further discussion on the impact of the adoption of ASU 2016-13.

In August 2018, the FASB issued ASU No. 2018-13, Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”). This ASU amends and removes several disclosure requirements including the valuation processes for Level 3 fair value measurements. ASU 2018-13 also modifies some disclosure requirements and requires additional disclosures for changes in unrealized gains and losses included in other comprehensive income for recurring Level 3 fair value measurements and requires the range and weighted

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average of significant unobservable inputs used to develop Level 3 fair value measurements. The provisions of ASU 2018-13 are effective January 1, 2020 using a prospective transition method for amendments effecting changes in unrealized gains and losses, significant unobservable inputs used to develop Level 3 fair value measurements and narrative description on uncertainty of measurements. The remaining provisions of ASU 2018-13 are to be applied retrospectively, and early adoption is permitted. The Company adopted ASU 2018-13 during the first quarter of fiscal year 2020 and has concluded that there is no material impact on its consolidated financial statements.

In October 2018, the FASB issued ASU 2018-17, Consolidation (Topic 810): Targeted Improvements to Related Party Guidance for Variable Interest Entities (“ASU 2018-17”). The guidance changes the guidance for determining whether a decision-making fee is a variable interest. Under the new ASU, indirect interests held through related parties under common control will now be considered on a proportional basis when determining whether fees paid to decision makers and service providers are variable interests. Such indirect interests were previously treated the same as direct interests. ASU 2018-17 is effective for fiscal years beginning after December 15, 2019 and interim periods within those fiscal years. The Company adopted ASU 2018-17 during the first quarter of fiscal year 2020, and has concluded that there is no material impact on its consolidated financial statements.

In April 2020, the FASB issued a question and answer document (the “Lease Modification Q&A”) focused on the application of lease accounting guidance to lease concessions provided as a result of the COVID-19 pandemic. Due to the business disruptions and challenges severely affecting the global economy caused by the COVID-19 pandemic, many lessors may be required to provide rent deferrals and other lease concessions to lessees. While the lease modification guidance in ASC 842 addresses routine changes to lease terms resulting from negotiations between the lessee and the lessor, this guidance did not contemplate concessions being so rapidly executed to address the sudden liquidity constraints of some lessees arising from COVID-19 related impacts. Under existing lease guidance, the Company would have to determine, on a lease by lease basis, if a lease concession was the result of a new arrangement reached with the tenant (treated within the lease modification accounting framework) or if a lease concession was under the enforceable rights and obligations within the existing lease agreement (precluded from applying the lease modification accounting framework). The Lease Modification Q&A allows the Company, if certain criteria have been met, to bypass the lease by lease analysis, and instead elect to either apply the lease modification accounting framework or not, with such election applied consistently to leases with similar characteristics and similar circumstances.

The Company has elected to apply this guidance to avoid performing a lease by lease analysis for the lease concessions that (1) were granted as relief due to COVID-19 related impacts and (2) result in the cash flows remaining substantially the same or less than the original contract and will account for these lease concessions as if no changes were made to the leases. During the year ended December 31, 2020, the Company provided lease concessions, either in the form of rental deferrals or abatements, to certain tenants in response to the impact of the COVID-19 pandemic on those tenants. As of December 31, 2020, the Company had granted rent deferrals of $4.8 million. The deferral of rental payments affects the timing, but not the amount, of the lease payments and resulted in an increase of $4.8 million to the Company’s lease-related receivables balance as of December 31, 2020. Additionally, as of December 31, 2020, the Company had granted rental abatements of $407,000.

In addition, the Company entered into lease amendments during the year ended December 31, 2020 that provided for lease concessions, through rent abatements or rent deferrals, that represented substantive changes to the consideration in the original lease. These lease amendments extended the lease periods ranging from 12 months to 84 months. For these leases, the Company applied the lease modification accounting framework pursuant to ASC 842. As of December 31, 2020, these lease amendments resulted in rent abatements of $3.7 million and deferred rental income of $1.3 million.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of March 24, 2021, the Company has collected approximately 98% of rental payments billed to tenants during the three months ended December 31, 2020.

In January 2021, the FASB issued ASU No. 2021-01, Reference Rate Reform (Topic 848) (“ASU 2021-01”). The amendments in ASU 2021-01 clarify that certain optional expedients and exceptions for contract modifications and hedge accounting apply to derivative instruments that use an interest rate for margining, discounting, or contract price alignment that is modified as a result of the discontinuation of the use of LIBOR as a benchmark interest rate due to reference rate reform. ASU 2021-01 is effective immediately for all entities with the option to apply retrospectively as of any date from the beginning of an interim period that includes or is subsequent to March 12, 2020, and can be applied prospectively to any new contract modifications made on or after January 7, 2021. The Company currently uses LIBOR as its benchmark interest rate for its derivative instruments, and has not entered into any new contracts on or after the effective date of ASU 2021-01. The Company is evaluating the impact of this ASU’s adoption, and does not believe this ASU will have a material impact on its consolidated financial statements.

NOTE 3 — FAIR VALUE MEASUREMENTS

GAAP defines fair value, establishes a framework for measuring fair value, and requires disclosures about fair value measurements. GAAP emphasizes that fair value is intended to be a market-based measurement, as opposed to a transaction-specific measurement.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. Depending on the nature of the asset or liability, various techniques and assumptions can be used to estimate the fair value. Assets and liabilities are measured using inputs from three levels of the fair value hierarchy, as follows:

Level 1 — Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. An active market is defined as a market in which transactions for the assets or liabilities occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 — Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active (markets with few transactions), inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data correlation or other means (market corroborated inputs).

Level 3 — Unobservable inputs, which are only used to the extent that observable inputs are not available, reflect the Company’s assumptions about the pricing of an asset or liability.

The following describes the methods the Company uses to estimate the fair value of the Company’s financial assets and liabilities:

Real estate-related securities — The Company generally determines the fair value of its real estate-related securities by utilizing broker-dealer quotations, reported trades or valuation estimates from pricing models to determine the reported price. Pricing models for real estate-related securities are generally discounted cash flow models that usually consider the attributes applicable to a particular class of security (e.g., credit rating, seniority), current market data, and estimated cash flows for each class and incorporate deal collateral

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performance such as prepayment speeds and default rates, as available. Depending upon the significance of the fair value inputs used in determining these fair values, these securities are valued using either Level 2 or Level 3 inputs. As of December 31, 2020, the Company concluded that $27.5 million of real estate-related securities fell under Level 2 and $10.7 million of real estate-related securities fell under Level 3.

Credit facilities and notes payable — The fair value is estimated by discounting the expected cash flows based on estimated borrowing rates available to the Company as of the measurement date. Current and prior period liabilities’ carrying and fair values exclude net deferred financing costs. These financial instruments are valued using Level 2 inputs. As of December 31, 2020, the estimated fair value of the Company’s debt was $2.14 billion, compared to a carrying value of $2.15 billion. The estimated fair value of the Company’s debt as of December 31, 2019 was $1.60 billion, compared to a carrying value of $1.61 billion.

Derivative instruments — The Company’s derivative instruments are comprised of interest rate swaps. All derivative instruments are carried at fair value and are valued using Level 2 inputs. The fair value of these instruments is determined using interest rate market pricing models. In addition, credit valuation adjustments are incorporated into the fair values to account for the Company’s potential nonperformance risk and the performance risk of the respective counterparties.

Although the Company has determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with those derivatives utilize Level 3 inputs, such as estimates of current credit spreads, to evaluate the likelihood of default by the Company and its counterparties. However, as of December 31, 2020 and 2019, the Company assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and determined that the credit valuation adjustments are not significant to the overall valuation of the Company’s derivatives. As a result, the Company has determined that its derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

Loans held-for-investment — The Company’s loans held-for-investment are recorded at cost upon origination and adjusted by net loan origination fees and discounts. The Company estimates the fair value of its loans held-for-investment by performing a present value analysis for the anticipated future cash flows using an appropriate market discount rate taking into consideration the credit risk. The Company has determined that its CRE loans held-for-investment are classified in Level 3 of the fair value hierarchy. The Company’s broadly syndicated loans are classified as Level 2 or Level 3 depending on the number of market quotations or indicative prices from pricing services that are available, and whether the depth of the market is sufficient to transact at those prices in amounts approximating the Company’s investment position at the measurement date. As of December 31, 2020, $359.6 million and $114.1 million of the Company’s broadly syndicated loans were classified in Level 2 and Level 3 of the fair value hierarchy, respectively. As of December 31, 2020, the estimated fair value of the Company’s loans held-for-investment and related receivables, net was $907.8 million, compared to its carrying value of $892.3 million. As of December 31, 2019, the estimated fair value of the Company’s loans held-for-investment was $302.0 million, compared to its carrying value of $301.6 million.

Other financial instruments — The Company considers the carrying values of its cash and cash equivalents, restricted cash, tenant receivables, accounts payable and accrued expenses, other liabilities, due to affiliates and distributions payable to approximate their fair values because of the short period of time between their origination and their expected realization as well as their highly-liquid nature. Due to the short-term maturities of these instruments, Level 1 inputs are utilized to estimate the fair value of these financial instruments.

Considerable judgment is necessary to develop estimated fair values of financial assets and liabilities. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

realize, or be liable for, upon disposition of the financial assets and liabilities. As of December 31, 2020 and 2019, there have been no transfers of financial assets or liabilities between fair value hierarchy levels.

Items Measured at Fair Value on a Recurring Basis

In accordance with the fair value hierarchy described above, the following tables show the fair value of the Company’s financial assets and liabilities that are required to be measured at fair value on a recurring basis as of December 31, 2020 and 2019 (in thousands):

	Balance as of December 31, 2020	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial assets:
CMBS	$38,194	$—	$27,461	$10,733

Total financial assets	$38,194	$—	$27,461	$10,733

Financial liabilities:
Interest rate swaps	$(12,308)	$—	$(12,308)	$—

Total financial liabilities	$(12,308)	$—	$(12,308)	$—

	Balance as of December 31, 2019	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial assets:
Interest rate swaps	$261	$—	$261	$—

Total financial assets	$261	$—	$261	$—

Financial liability:
Interest rate swap	$(4,181)	$—	$(4,181)	$—

Total financial liability	$(4,181)	$—	$(4,181)	$—

The following are reconciliations of the changes in financial assets with Level 3 inputs in the fair value hierarchy for the year ended December 31, 2020 (in thousands):

CMBS
Beginning Balance, January 1, 2020	$—
Total gains and losses:
Unrealized gain included in other comprehensive income, net	747
Purchases and payments received:
Purchases	26,883
Premiums (discounts), net	(16,875)
Principal payments received	(22)

Ending Balance, December 31, 2020	$10,733

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Items Measured at Fair Value on a Non-Recurring Basis (Including Impairment Charges)

Certain financial and nonfinancial assets and liabilities are measured at fair value on a nonrecurring basis and are subject to fair value adjustments in certain circumstances, such as when there is evidence of impairment. The Company’s process for identifying and recording impairment related to real estate assets and intangible assets is discussed in Note 2 — Summary of Significant Accounting Policies.

As discussed in Note 4 — Real Estate Assets, during the year ended December 31, 2020, real estate assets related to 12 properties were deemed to be impaired and their carrying values were reduced to an estimated fair value of $86.4 million, resulting in impairment charges of $16.7 million. During the year ended December 31, 2019, real estate assets related to 34 properties were deemed to be impaired and their carrying values were reduced to an estimated fair value of $384.4 million, resulting in impairment charges of $72.9 million. During the year ended December 31, 2018, real estate assets related to 22 properties were deemed to be impaired and their carrying values were reduced to an estimated fair value of $332.4 million, resulting in impairment charges of $33.0 million. The Company estimates fair values using Level 3 inputs and using a combined income and market approach, specifically using discounted cash flow analysis and recent comparable sales transactions. The evaluation of real estate assets for potential impairment requires the Company’s management to exercise significant judgment and to make certain key assumptions, including, but not limited to, the following: (1) terminal capitalization rates; (2) discount rates; (3) the number of years the property will be held; (4) property operating expenses; and (5) re-leasing assumptions, including the number of months to re-lease, market rental income and required tenant improvements. There are inherent uncertainties in making these estimates such as market conditions and the future performance and sustainability of the Company’s tenants. The Company determined that the selling prices used to determine the fair values were Level 2 inputs.

The following summarizes the ranges of discount rates and terminal capitalization rates used for the Company’s impairment test for the real estate assets during the year ended December 31, 2020:

Year Ended December 31, 2020
Discount Rate	Terminal Capitalization Rate
7.9%–9.7%	7.4%–9.2%

The following table presents the impairment charges by asset class recorded during the years ended December 31, 2020, 2019 and 2018 (in thousands):

	Year Ended December 31,
	2020	2019	2018
Asset class impaired:
Land	$3,738	$12,648	$6,436
Buildings, fixtures and improvements	12,310	56,572	25,299
Intangible lease assets	737	4,056	1,385
Intangible lease liabilities	(48)	(337)	(145)

Total impairment loss	$16,737	$72,939	$32,975

NOTE 4 — REAL ESTATE ASSETS

2020 Property Acquisitions

During the year ended December 31, 2020, the Company acquired 150 commercial properties, including 146 properties acquired in connection with the Mergers, for an aggregate purchase price of $798.5 million (the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

“2020 Property Acquisitions”), which includes $7.9 million of external acquisition-related expenses that were capitalized. The Company funded the 2020 Property Acquisitions acquired in connection with the Mergers with the Merger Consideration, and funded the remaining acquisitions with proceeds from real estate dispositions and available borrowings.

The following table summarizes the purchase price allocation for the 2020 Property Acquisitions (in thousands):

2020 Property Acquisitions
Land	$166,395
Buildings, fixtures and improvements	571,777
Acquired in-place leases and other intangibles (1)	74,888
Acquired above-market leases (2)	2,367
Intangible lease liabilities (3)	(16,927)

Total purchase price	$798,500

(1)	The amortization period for acquired in-place leases and other intangibles is 8.9 years.
(2)	The amortization period for acquired above-market leases is 6.5 years.
(3)	The amortization period for acquired intangible lease liabilities is 9.7 years.

2020 Property Dispositions and Real Estate Asset Held for Sale

During the year ended December 31, 2020, the Company disposed of 30 properties, consisting of 20 retail properties and 10 anchored shopping centers for an aggregate gross sales price of $270.4 million, resulting in net proceeds of $263.8 million after closing costs and disposition fees due to CMFT Management or its affiliates, and a recorded gain of $27.5 million. The Company has no continuing involvement with these properties. The gain on sale of real estate is included in gain on disposition of real estate, net in the consolidated statements of operations.

As of December 31, 2020, there was one property classified as held for sale with a carrying value of $3.5 million included in assets held for sale in the accompanying consolidated balance sheets. Subsequent to December 31, 2020, the Company disposed of the property, as further discussed in Note 19 — Subsequent Events.

2020 Impairment

The Company performs quarterly impairment review procedures, primarily through continuous monitoring of events and changes in circumstances that could indicate that the carrying value of certain of its real estate assets may not be recoverable. See Note 2 — Summary of Significant Accounting Policies for a discussion of the Company’s accounting policies regarding impairment of real estate assets.

During the year ended December 31, 2020, 12 properties totaling approximately 824,000 square feet with a carrying value of $103.1 million were deemed to be impaired and their carrying values were reduced to an estimated fair value of $86.4 million, resulting in impairment charges of $16.7 million, which were recorded in the consolidated statements of operations. See Note 3 — Fair Value Measurements for a further discussion regarding these impairment charges.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2019 Property Acquisition

During the year ended December 31, 2019, the Company acquired a 100% interest in one commercial property for an aggregate purchase price of $6.2 million (the “2019 Property Acquisition”), which includes $165,000 of external acquisition-related expenses that were capitalized. The Company funded the 2019 Property Acquisition with proceeds from real estate dispositions and available borrowings.

The following table summarizes the purchase price allocation for the 2019 Property Acquisition (in thousands):

2019 Property Acquisition
Land	$1,501
Buildings, fixtures and improvements	3,804
Acquired in-place leases and other intangibles (1)	860

Total purchase price	$6,165

(1)	The amortization period for acquired in-place leases and other intangibles is 20.1 years.

2019 Property Dispositions and Real Estate Assets Held for Sale

On September 3, 2019, certain subsidiaries of the Company entered into a purchase and sale agreement (the “Purchase and Sale Agreement”) with Realty Income Corporation (NYSE: O) (the “Purchaser”), an unaffiliated company, to sell approximately 452 single-tenant properties, including nine properties previously owned through the Consolidated Joint Venture, encompassing approximately 5.1 million gross rentable square feet of commercial space across 41 states. Pursuant to the Purchase and Sale Agreement, the sale of 444 properties closed in December 2019 for total consideration of $1.2 billion, including the assumption by the Purchaser of existing mortgage debt totaling $130.8 million and the repayment of $532.3 million in debt, as further discussed in Note 9 — Credit Facilities, Notes Payable and Repurchase Facilities. The remaining properties closed subsequent to December 31, 2019, for consideration of $26.3 million, as discussed in “2020 Property Dispositions” above.

During the year ended December 31, 2019, the Company disposed of a total of 497 properties, consisting of 482 retail properties, one industrial property and 14 anchored shopping centers, excluding a related outparcel of land, for an aggregate gross sales price of $1.65 billion, resulting in net proceeds of $1.40 billion after closing costs and disposition fees due to CMFT Management or its affiliates, and a recorded gain of $180.7 million. The Company has no continuing involvement with these properties. The gain on sale of real estate is included in gain on disposition of real estate, net in the consolidated statements of operations.

As of December 31, 2019, there were 29 properties classified as held for sale with a carrying value of $351.9 million included in assets held for sale in the consolidated balance sheets. As of December 31, 2019, the Company had mortgage notes payable of $126.7 million that are related to the held for sale properties, which the Company expects to repay in connection with the disposition of the underlying held for sale properties.

2019 Impairment

During the year ended December 31, 2019, 34 properties totaling approximately 3.4 million square feet with a carrying value of $457.3 million were deemed to be impaired and their carrying values were reduced to an

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estimated fair value of $384.4 million, resulting in impairment charges of $72.9 million, which were recorded in the consolidated statements of operations. See Note 3 — Fair Value Measurements for a further discussion regarding these impairment charges.

2018 Property Acquisition

During the year ended December 31, 2018, the Company acquired a 100% interest in one commercial property for an aggregate purchase price of $11.9 million (the “2018 Acquisition”), which includes $277,000 of external acquisition-related expenses that were capitalized. The Company funded the 2018 Acquisition with net cash provided by operations and available borrowings.

The following table summarizes the purchase price allocation for the 2018 Acquisition (in thousands):

2018 Acquisition
Land	$2,107
Buildings, fixtures and improvements	9,044
Acquired in-place leases and other intangibles (1)	1,392
Intangible lease liabilities (2)	(638)

Total purchase price	$11,905

(1)	The amortization period for acquired in-place leases and other intangibles is 19.0 years.
(2)	The amortization period for acquired intangible lease liabilities is 19.0 years.

2018 Property Dispositions

During the year ended December 31, 2018, the Company disposed of 21 properties, consisting of 19 retail properties and two anchored shopping centers, excluding a related outparcel of land, for an aggregate gross sales price of $66.6 million, resulting in net proceeds of $49.1 million after closing costs and the repayment of the $15.0 million variable rate debt secured by one of the disposed properties and a gain of $6.3 million. During the year ended December 31, 2018, $478,000 was incurred for disposition fees to CMFT Management or its affiliates in connection with the sale of the properties and the Company has no continuing involvement with these properties. The gain on sale of real estate is included in gain on disposition of real estate, net in the consolidated statements of operations.

2018 Impairment

During the year ended December 31, 2018, 22 properties totaling approximately 2.3 million square feet with a carrying value of $365.4 million were deemed to be impaired and their carrying values were reduced to an estimated fair value of $332.4 million, resulting in impairment charges of $33.0 million, which were recorded in the consolidated statements of operations. See Note 3 — Fair Value Measurements for a further discussion regarding these impairment charges.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 5 — INTANGIBLE LEASE ASSETS AND LIABILITIES

Intangible lease assets and liabilities consisted of the following as of December 31, 2020 and 2019 (in thousands, except weighted average life remaining):

	As of December 31,
	2020	2019
Intangible lease assets:
In-place leases and other intangibles, net of accumulated amortization of $132,967 and $111,670, respectively (with a weighted average life remaining of 9.7 years and 10.4 years, respectively)	$217,431	$164,724
Acquired above-market leases, net of accumulated amortization of $22,054 and $19,310, respectively (with aweighted average life remaining of 7.6 years and 7.9 years, respectively)	17,112	17,423

Total intangible lease assets, net	$234,543	$182,147

Intangible lease liabilities:
Acquired below-market leases, net of accumulated amortization of $31,933 and $25,800, respectively (with aweighted average life remaining of 7.5 years and 7.3 years, respectively)	$32,718	$20,523

Amortization of the above-market leases is recorded as a reduction to rental and other property income, and amortization expense for the in-place leases and other intangibles is included in depreciation and amortization in the accompanying consolidated statements of operations. Amortization of below-market leases is recorded as an increase to rental and other property income in the accompanying consolidated statements of operations.

The following table summarizes the amortization related to the intangible lease assets and liabilities for the years ended December 31, 2020, 2019, and 2018 (in thousands):

	Year Ended December 31,
	2020	2019	2018
In-place lease and other intangible amortization	$23,262	$32,058	$45,559
Above-market lease amortization	$3,095	$4,315	$6,740
Below-market lease amortization	$5,309	$6,253	$8,448

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2020, the estimated amortization relating to the intangible lease assets and liabilities is as follows (in thousands):

	Amortization
Year Ending December 31,	In-Place Leases and Other Intangibles	Above-Market Leases	Below-Market Leases
2021	$30,108	$2,489	$5,499
2022	$27,756	$2,345	$4,770
2023	$24,547	$2,086	$4,101
2024	$21,317	$1,576	$3,138
2025	$17,534	$1,334	$2,779
Thereafter	$96,169	$7,282	$12,431

Total	$217,431	$17,112	$32,718

NOTE 6 — REAL ESTATE-RELATED SECURITIES

As of December 31, 2020, the Company had investments in four CMBS investment securities with an aggregate estimated fair value of $38.2 million. The CMBS mature on various dates from January 2024 through March 2034 and have interest rates ranging from 4.0% to 13.0%. The following is a summary of the Company’s real estate-related securities as of December 31, 2020 (in thousands):

	Real Estate-Related Securities
	Amortized Cost Basis	Unrealized Gain	Fair Value
CMBS	$37,047	$1,147	$38,194

Total real estate-related securities	$37,047	$1,147	$38,194

The following table provides the activity for the real estate-related securities during the year ended December 31, 2020 (in thousands):

	Amortized Cost Basis	Unrealized Gain	Fair Value
Real estate-related securities as of January 1, 2020	$—	$—	$—
Face value of real estate-related securities acquired	91,440	—	91,440
Premiums and discounts on purchase of real estate-related securities, net of acquisition costs	(14,796)	—	(14,796)
Amortization of discount (premium) on real estate-related securities	57	—	57
Principal payments received on real estate-related securities	(2,571)	—	(2,571)
Sale of real estate-related securities	(37,083)	(510)	(37,593)
Unrealized gain on real estate-related securities	—	1,657	1,657

Real estate-related securities as of December 31, 2020	$37,047	$1,147	$38,194

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

During the year ended December 31, 2020, the Company invested $76.6 million in CMBS. During the same period, the Company sold $37.1 million in CMBS resulting in net proceeds of $37.6 million and a gain of $510,000. Unrealized gains and losses on real estate-related securities are recorded in other comprehensive (loss) income, with a portion of the amount subsequently reclassified into interest expense and other, net in the accompanying consolidated statements of operations as securities are sold and gains and losses are recognized. During the year ended December 31, 2020, the Company recorded $1.7 million of unrealized gains on its real estate-related securities included in accumulated other comprehensive (loss) income in the accompanying consolidated statement of stockholders’ equity.

The scheduled maturities of the Company’s real estate-related securities as of December 31, 2020 are as follows (in thousands):

	Available-for-sale securities
	Amortized Cost	Estimated Fair Value
Due within one year	$—	$—
Due after one year through five years	27,061	27,461
Due after five years through ten years	—	—
Due after ten years	9,986	10,733

Total	$37,047	$38,194

Actual maturities of real estate-related securities can differ from contractual maturities because borrowers on certain corporate credit securities may have the right to prepay their respective debt obligations at any time. In addition, factors such as prepayments and interest rates may affect the yields on such securities.

In estimating credit losses related to real estate-related securities, management considers a variety of factors, including (1) whether the Company has the intent to sell the impaired security before the recovery of its amortized cost basis, (2) whether the Company expects to hold the investment for a period of time sufficient to allow for anticipated recovery in fair value, and (3) whether the Company expects to recover the entire amortized cost basis of the security. As of December 31, 2020, the Company had no credit losses related to real estate-related securities.

NOTE 7 — LOANS HELD-FOR-INVESTMENT

The Company’s loans held-for-investment consisted of the following as of December 31, 2020 and 2019 (dollar amounts in thousands):

	As of December 31,
	2020	2019
Mezzanine loans	$147,475	$146,060
Senior loans	341,546	152,820

Total CRE loans-held-for-investment and related receivables, net	489,021	298,880
Broadly syndicated loans	473,603	2,750

Loans held-for-investment and related receivables, net	$962,624	$301,630

Less: Allowance for credit losses	$(70,358)	$—

Total loans-held-for-investment and related receivable, net	$892,266	$301,630

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

During the year ended December 31, 2020, the Company invested $582.7 million in broadly syndicated loans. During the same period, the Company received $71.8 million of principal payments on broadly syndicated loans and sold $42.0 million of broadly syndicated loans, resulting in proceeds of $39.9 million after closing costs and a loss of $737,000. The loss was recorded as an increase to interest expense and other, net in the consolidated statements of operations. As of December 31, 2020, the Company had $41.0 million of unsettled broadly syndicated loan purchases included in cash and cash equivalents in the accompanying consolidated balance sheet.

As of December 31, 2020, the Company had $169.1 million of unfunded commitments related to CRE loans held-for-investment, the funding of which is subject to the satisfaction of borrower milestones. These commitments are not reflected in the accompanying consolidated balance sheet.

The following table details overall statistics for the Company’s loans held-for-investment as of December 31, 2020 and 2019 (dollar amounts in thousands):

	CRE Loans (1) (2)		Broadly Syndicated Loans
	As of December 31,		As of December 31,
	2020	2019	2020	2019
Number of loans	12	11	194	1
Principal balance	$481,438	$297,357	$477,777	$2,750
Net book value	$428,393	$298,880	$463,873	$2,750
Weighted-average interest rate	7.5%	8.9%	3.8%	4.5%
Weighted-average maximum years to maturity	2.2	2.9	4.9	5.2

(1)	As of December 31, 2020, 100% of the Company’s loans by principal balance earned a floating rate of interest, primarily indexed to U.S. dollar LIBOR.
(2)	Maximum maturity date assumes all extension options are exercised by the borrowers; however, the Company’s CRE loans may be repaid prior to such date.

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Activity relating to the Company’s loans held-for-investment portfolio was as follows for the years ended December 31, 2020 and 2019 (dollar amounts in thousands):

	Principal Balance	Deferred Fees / Other Items (1)	Loan Fees Receivable	Net Book Value
Balance, January 1, 2019	$89,679	$(6,540)	$6,623	$89,762
Loan originations and acquisitions	219,096	(417)	1,085	219,764
Principal repayments received	(17,186)	—	—	(17,186)
Capitalized interest (2)	8,546	—	—	8,546
Deferred fees and other items	—	(1,531)	(166)	(1,697)
Accretion and amortization of fees and other items	—	2,441	—	2,441

Balance, December 31, 2019	$300,135	$(6,047)	$7,542	$301,630

Loan originations and acquisitions	820,015	(5)	5	820,015
Cure payments receivable (3)	—	7,351	—	7,351
Sale of loans	(42,031)	1,392	—	(40,639)
Principal repayments received (4)	(119,443)	—	—	(119,443)
Capitalized interest (2)	539	—	—	539
Deferred fees and other items	—	(8,969)	(380)	(9,349)
Accretion and amortization of fees and other items	—	2,520	—	2,520
Allowance for credit losses (5)	—	(70,358)	—	(70,358)

Balance, December 31, 2020	$959,215	$(74,116)	$7,167	$892,266

(1)	Other items primarily consist of purchase discounts or premiums, accretion of exit fees and deferred origination expenses.
(2)	Represents accrued interest on loans whose terms do not require a current cash payment of interest.
(3)

Represents operating expenses related to the mezzanine loans paid by the Company on the borrower’s behalf in connection with the foreclosure proceedings that commenced during the year ended December 31, 2020, as further discussed below in “Allowance for Credit Losses.”

(4)	Includes the repayment of a $40.8 million senior loan prior to the maturity date.
(5)

Includes the initial allowance for credit losses against the loans held-for-investment recorded on January 1, 2020 and the increase in allowance for credit losses related to its loans held-for-investment during the year ended December 31, 2020, as further discussed below in “Allowance for Credit Losses.”

Allowance for Credit Losses

The allowance for credit losses reflects the Company’s current estimate of potential credit losses related to the loans held-for-investment included in the Company’s consolidated balance sheets. Refer to Note 2 — Summary of Significant Accounting Policies for further discussion of the Company’s allowance for credit losses.

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table presents the activity in the Company’s allowance for credit losses by loan type for the year ended December 31, 2020 (dollar amounts in thousands):

	Mezzanine Loans	Senior Loans	Broadly Syndicated Loans	Total
Allowance for credit losses as of December 31, 2019	$—	$—	$—	$—
Transition adjustment on January 1, 2020	1,494	468	40	2,002
Provision for credit losses	13,047	341	4,389	17,777

Allowance for credit losses as of March 31, 2020	14,541	809	4,429	19,779
Provision for credit losses	6,728	(317)	1,494	7,905

Allowance for credit losses as of June 30, 2020	21,269	492	5,923	27,684
Provision for credit losses	3,601	1,390	2,364	7,355

Allowance for credit losses as of September 30, 2020	24,870	1,882	8,287	35,039
Provision for credit losses	33,168	708	1,443	35,319

Allowance for credit losses as of December 31, 2020	$58,038	$2,590	$9,730	$70,358

The Company’s initial allowance for credit losses against the loans held-for-investment of $2.0 million recorded on January 1, 2020 is reflected as a direct charge to retained earnings on the Company’s consolidated statements of stockholders’ equity; however, subsequent changes to the allowance for credit losses are recognized through net income on the Company’s consolidated statements of operations. During the year ended December 31, 2020, the Company recorded a $68.4 million increase in allowance for credit losses related to its loans held-for-investment, bringing the total allowance for credit losses to $70.4 million as of December 31, 2020.

During the year ended December 31, 2019, the borrower on the Company’s eight mezzanine loans, which represents approximately 3.3% of total assets as of December 31, 2020, became delinquent on certain required reserve payments. During the three months ended March 31, 2020, the borrower remained delinquent on the required reserve payments and became delinquent on principal and interest. Additionally, during the three months ended June 30, 2020, the fair value of the collateral, which is based on comparable market sales, further decreased compared to the amortized cost basis. During the three months ended September 30, 2020, the Company commenced foreclosure proceedings to take control of the condominium properties in New York securing the mezzanine loans. As a result of this activity related to the Company’s mezzanine loans, the Company recorded a net increase to its provision for credit losses on the four loans of $58.0 million during the year ended December 31, 2020 to reflect the estimated fair value of the collateral, which included a $7.4 million provision for credit losses associated with a cure payments receivable for operating expenses paid by the Company on the borrower’s behalf during the year ended December 31, 2020. Subsequent to December 31, 2020, the Company completed foreclosure proceedings to take control of the properties securing its mezzanine loans, as discussed in Note 19 — Subsequent Events.

As further described in Note 2 — Summary of Significant Accounting Policies, the Company evaluates its loans-held-for-investment portfolio on a quarterly basis. Each quarter, the Company assesses the risk factors of each loan, and assigns a risk rating based on several factors. Factors considered in the assessment include, but are not limited to, loan and credit structure, current LTV, debt yield, collateral performance, and the quality and condition of the sponsor, borrower, and guarantor(s). Loans are rated “1” (less risk) through “5” (greater risk), which ratings are defined in Note 2 — Summary of Significant Accounting Policies.

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company’s primary credit quality indicator is its risk ratings, which are further discussed above. The following table presents the net book value of the Company’s loans-held-for-investment portfolio as of December 31, 2020 by year of origination, loan type, and risk rating (dollar amounts in thousands):

		Amortized Cost of Loans Held-For-Investment by Year of Origination (1)
		As of December 31, 2020
	Number of Loans	2020	2019	2018	Total
Mezzanine loans by internal risk rating:
1	—	$—	$—	$—	$—
2	—	—	—	—	—
3	—	—	—	—	—
4	—	—	—	—	—
5	8	—	57,045	90,430	147,475

Total mezzanine loans	8	—	57,045	90,430	147,475

Senior loans by internal risk rating:
1	—	—	—	—	—
2	—	—	—	—	—
3	4	225,822	115,724	—	341,546
4	—	—	—	—	—
5	—	—	—	—	—

Total senior loans	4	225,822	115,724	—	341,546

Broadly syndicated loans by internal risk rating:
1	—	—	—	—	—
2	3	6,880	—	—	6,880
3	189	456,711	2,739	—	459,450
4	2	7,273	—	—	7,273
5	—	—	—	—	—

Total broadly syndicated loans	194	470,864	2,739	—	473,603

Less: Allowance for credit losses					(70,358)

Total loans-held-for-investment and related receivables, net	206				$892,266

Weighted Average Risk Rating (2)					3.3

(1)	Date loan was originated or acquired by the Company. Origination dates are subsequently updated to reflect material loan modifications.
(2)	Weighted average risk rating calculated based on carrying value at period end.

NOTE 8 — DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

In the normal course of business, the Company uses certain types of derivative instruments for the purpose of managing or hedging its interest rate risk. During the year ended December 31, 2020, one of the Company’s interest rate swap agreements was partially terminated prior to the maturity date, resulting in a loss of $97,000. The loss was recorded as an increase to interest expense and other, net included in the accompanying consolidated statements of operations. In addition, the Company assumed two interest rate swap agreements in connection with the Mergers. As of December 31, 2020, the Company had five interest rate swap agreements designated as hedging instruments.

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the terms of the Company’s interest rate swap agreements designated as hedging instruments as of December 31, 2020 and 2019 (dollar amounts in thousands):

	Balance Sheet Location	Outstanding Notional Amount as of December 31, 2020	Interest Rates (1)	Effective Dates	Maturity Dates	Fair Value of Liabilities as of
						December 31, 2020	December 31, 2019 (2)
Interest Rate Swaps	Derivative liabilities, deferred rental income and other liabilities	$1,085,266	2.55% to 4.50%	6/29/2016 to 5/27/2020	3/15/2021 to 3/27/2023	$(12,308)	$(4,181)

(1)	The interest rates consist of the underlying index swapped to a fixed rate and the applicable interest rate spread as of December 31, 2020.
(2)

As of December 31, 2019, the Company had two interest rate swap agreements in an asset position with a notional amount of $60.0 million and a fair value of $261,000 included in prepaid expenses and other assets on the consolidated balance sheets.

Additional disclosures related to the fair value of the Company’s derivative instruments are included in Note 3 — Fair Value Measurements. The notional amount under the interest rate swap agreements is an indication of the extent of the Company’s involvement in each instrument, but does not represent exposure to credit, interest rate or market risks.

Accounting for changes in the fair value of a derivative instrument depends on the intended use and designation of the derivative instrument. The Company designated the interest rate swaps as cash flow hedges in order to hedge the variability of the anticipated cash flows on its variable rate debt. The change in fair value of the derivative instruments that are designated as hedges is recorded in other comprehensive (loss) income, with a portion of the amount subsequently reclassified to interest expense as interest payments are made on the Company’s variable rate debt. For the year ended December 31, 2020, the amount of loss reclassified from other comprehensive (loss) income as an increase to interest expense was $12.3 million. For the years ended December 31, 2019 and 2018, the amount of gains reclassified from other comprehensive (loss) income as a decrease to interest expense was $3.5 million and $4.3 million, respectively. The total unrealized loss on interest rate swaps of $12.3 million and $3.9 million as of December 31, 2020 and 2019, respectively, and the total unrealized gain on interest rate swaps of $11.0 million as of December 31, 2018 is included in accumulated other comprehensive income (loss) in the accompanying consolidated statement of stockholders’ equity. During the next 12 months, the Company estimates that $3.3 million will be reclassified from other comprehensive (loss) income as an increase to interest expense. The Company includes cash flows from interest rate swap agreements in net cash flows provided by operating activities on its consolidated statements of cash flows, as the Company’s accounting policy is to present cash flows from hedging instruments in the same category in its consolidated statements of cash flows as the category for cash flows from the hedged items.

The Company has agreements with each of its derivative counterparties that contain provisions whereby if the Company defaults on certain of its unsecured indebtedness, the Company could also be declared in default on its derivative obligations, resulting in an acceleration of payment. If the Company had breached any of these provisions, it could have been required to settle its obligations under the agreements at their aggregate termination value, inclusive of interest payments and accrued interest of $13.1 million as of December 31, 2020. In addition, the Company is exposed to credit risk in the event of non-performance by its derivative counterparties. The Company believes it mitigates its credit risk by entering into agreements with creditworthy counterparties. The Company records credit risk valuation adjustments on its interest rate swaps based on the credit quality of the Company and the respective counterparty. There were no termination events or events of default related to the interest rate swaps as of December 31, 2020.

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 9 — CREDIT FACILITIES, NOTES PAYABLE AND REPURCHASE FACILITIES

As of December 31, 2020, the Company had $2.1 billion of debt outstanding, including net deferred financing costs, with a weighted average years to maturity of 1.9 years and a weighted average interest rate of 3.4%. The weighted average years to maturity is computed using the scheduled repayment date as specified in each loan agreement where applicable. The weighted average interest rate is computed using the interest rate in effect until the scheduled repayment date.

The following table summarizes the debt balances as of December 31, 2020 and 2019, and the debt activity for the year ended December 31, 2020 (in thousands):

		During the Year Ended December 31, 2020
	Balance as of December 31, 2019	Debt Issuances & Assumptions (1)		Repayments & Modifications (2)	Accretion & (Amortization)	Balance as of December 31, 2020
Notes payable	$726,261	$92,212	(5)	$(240,377)	$—	$578,096
Credit facilities	885,000	629,025	(6)	(177,525)	—	1,336,500
Repurchase facilities	—	235,380		—	—	235,380

Total debt	1,611,261	956,617		(417,902)	—	2,149,976
Net premiums (3)	241	—		—	(92)	149
Deferred costs — credit facility (4)	(3,933)	(1,440)		— (7)	1,830	(3,543)
Deferred costs — fixed rate debt	(2,709)	—		186 (7)	934	(1,589)

Total debt, net	$1,604,860	$955,177		$(417,716)	$2,672	$2,144,993

(1)	Includes deferred financing costs incurred during the period.
(2)	In connection with the repayment of certain mortgage notes, the Company recognized a loss on extinguishment of debt of $4.8 million during the year ended December 31, 2020.
(3)

Net premiums on mortgage notes payable were recorded upon the assumption of the respective debt instruments. Amortization of these net premiums is recorded as a reduction to interest expense over the remaining term of the respective debt instruments using the effective-interest method.

(4)	Deferred costs related to the term portion of the CMFT Credit Facility (as defined below).
(5)	Represents fixed rate debt assumed upon completion of the Mergers during the year ended December 31, 2020.
(6)

Includes credit facility borrowings of $287.5 million assumed upon completion of the Mergers during the year ended December 31, 2020. (7) Represents deferred financing costs written off during the period resulting from debt repayments prior to the respective maturity dates.

Notes Payable

As of December 31, 2020, the fixed rate debt outstanding of $578.1 million included $53.6 million of variable rate debt that is fixed through interest rate swap agreements, which has the effect of fixing the variable interest rates per annum through the maturity date of the variable rate debt. The fixed rate debt has interest rates ranging from 2.6% to 5.0% per annum. The fixed rate debt outstanding matures on various dates from April 2021 through December 2024. Should a loan not be repaid by its scheduled repayment date, the applicable interest rate may increase as specified in the respective loan agreement. The aggregate balance of gross real estate assets, net of gross intangible lease liabilities, securing the fixed rate debt outstanding was $981.8 million as of December 31, 2020. Each of the mortgage notes payable comprising the fixed rate debt, is secured by the respective properties on which the debt was placed.

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Credit Facilities

The Company has a second amended and restated unsecured credit agreement (the “CMFT Second Amended and Restated Credit Agreement”) with JPMorgan Chase Bank, N.A. as administrative agent (“JPMorgan Chase”), and the other lenders party thereto that provides for borrowings of up to $1.24 billion as of December 31, 2020, which includes an $885.0 million unsecured term loan (the “CMFT Term Loan”) and up to $350.0 million in unsecured revolving loans (the “CMFT Revolving Loans” and collectively, with the CMFT Term Loan, the “CMFT Credit Facility”). The CMFT Credit Facility matures on March 15, 2022.

Depending upon the type of loan specified and overall leverage ratio, the CMFT Credit Facility bears interest at (i) the one-month, two-month, three-month or six- month LIBOR multiplied by the statutory reserve rate (the “Eurodollar Rate”) plus an interest rate spread ranging from 1.65% to 2.25% or (ii) a base rate, ranging from 0.65% to 1.25%, plus the greater of: (a) JPMorgan Chase’s prime rate; (b) the Federal Funds Effective Rate (as defined in the CMFT Second Amended and Restated Credit Agreement) plus 0.50%; or (c) the one-month LIBOR multiplied by the statutory reserve rate plus 1.00%.

On December 21, 2020, as a result of the CCPT V Merger, a subsidiary of the Company assumed CCPT V’s obligations pursuant to the credit agreement by and among Cole Operating Partnership V, LP, the operating partnership of CCPT V (“CCPT V OP”), JPMorgan Chase, as administrative agent, and the lender parties thereto (the “CCPT V Credit Agreement”), including as guarantor under a guaranty provided by CCPT V, and as modified by a modification agreement dated as of May 31, 2018 and subsequently modified following the consummation of the CCPT V Merger by a second modification agreement on December 21, 2020. The CCPT V Credit Agreement allows for borrowings of up to $350.0 million (the “CCPT V Credit Facility”). The CCPT V Credit Facility includes $220.0 million in term loans (the “CCPT V Term Loans”) and up to $130.0 million in revolving loans (the “CCPT V Revolving Loans”). The CCPT V Credit Facility matures on March 15, 2022.

Depending upon the type of loan specified and overall leverage ratio, the CCPT V Credit Facility bears interest at (i) the one-month, two-month, three-month or six-month LIBOR multiplied by the statutory reserve rate (the “Adjusted LIBO Rate”) for the interest period plus an applicable rate ranging from 1.30% to 1.70%; or (ii) a base rate ranging from 0.30% to 0.70%, plus the greater of: (a) JPMorgan Chase’s Prime Rate (as defined in the CCPT V Credit Agreement); (b) the NYFRB Rate (as defined in the CCPT V Credit Agreement) plus 0.50%; or (c) the Adjusted LIBO Rate for a period of one month plus 1.0%.

As of December 31, 2020, there were no amounts outstanding under the CMFT Revolving Loans or the CCPT V Revolving Loans (collectively, the “Revolving Loans”). As of December 31, 2020, the CMFT Term Loan and CCPT V Term Loans (collectively, the “Term Loans”) outstanding totaled $1.1 billion, $1.0 billion of which is subject to interest rate swap agreements (the “Swapped Term Loans”). The interest rate swap agreements had the effect of fixing the Eurodollar Rate per annum of the Swapped Term Loans at an all-in rate of 3.9%. As of December 31, 2020, the Company had $1.1 billion outstanding under the CMFT Credit Facility and CCPT V Credit Facility (collectively, the “Credit Facilities”) at a weighted average interest rate of 3.7% and $480.0 million in unused capacity, subject to borrowing availability. The Company had available borrowings of $135.5 million as of December 31, 2020.

The CMFT Second Amended and Restated Credit Agreement and the CCPT V Credit Agreement (collectively, the “Credit Agreements”) contain provisions with respect to covenants, events of default and remedies customary for facilities of this nature. In particular, the CMFT Second Amended and Restated Credit Agreement requires the Company to maintain a minimum consolidated net worth greater than or equal to the sum of (i) $1.75 billion under the CMFT Second Amended and Restated Credit Agreement and a leverage ratio less than or equal to 60%. The CCPT V Credit Agreement requires the Company to maintain a minimum consolidated net worth not less than

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$225.0 million plus 75% of the equity issued by the Company and a net leverage ratio less than or equal to 60%. Each of the Credit Agreements require the Company to maintain a fixed charge coverage ratio greater than 1.50, an unsecured debt to unencumbered asset value ratio equal to or less than 60%, an unsecured debt service coverage ratio greater than 1.75, a secured debt ratio equal to or less than 40% and the amount of secured debt that is recourse debt at no greater than 15% of total asset value. The Company believes it was in compliance with the financial covenants under the CMFT Second Amended and Restated Credit Agreement and the CCPT V Credit Agreement, as well as the financial covenants under the Company’s various fixed and variable rate debt agreements, as of December 31, 2020, with the exception of one mortgage note serviced by PNC Bank, N.A (“PNC Bank”) where the Company failed to meet the debt service coverage ratio covenant under the mortgage at December 31, 2020. Additionally, the Company previously failed to meet the debt service coverage ratio covenant under one mortgage note serviced by Wells Fargo, N.A. (“Wells Fargo”) as of September 30, 2020, but subsequently passed and was in compliance with this covenant as of December 31, 2020. Pursuant to the loan agreements, non-compliance with the debt service coverage ratio covenant triggers a cash sweep of the underlying property’s operating cash flow, which was waived by PNC Bank during the year ended December 31, 2020. As of December 31, 2020, Wells Fargo had not initiated a cash sweep of the underlying property’s operating cash flow.

On December 31, 2019 (the “Closing Date”), CMFT Corporate Credit Securities, LLC, an indirect wholly-owned, bankruptcy-remote subsidiary of the Company, entered into a revolving credit and security agreement (the “Credit and Security Agreement”) with the lenders from time to time parties thereto, Citibank, N.A. (“Citibank”), as administrative agent, CMFT Securities Investments, LLC, a wholly-owned subsidiary of the Company, as equityholder and as collateral manager, Citibank (acting through its Agency & Trust division), as both a collateral agent and as a collateral custodian, and Virtus Group, LP, as collateral administrator. The Credit and Security Agreement provides for borrowings in an aggregate principal amount up to $500.0 million (the “Credit Securities Revolver”), which may be increased from time to time pursuant to the Credit and Security Agreement. As of December 31, 2020, the amounts borrowed and outstanding under the Credit Securities Revolver totaled $231.5 million at a weighted average interest rate of 1.9%.

Borrowings under the Credit and Security Agreement will bear interest equal to the three-month LIBOR for the relevant interest period, plus an applicable rate. The applicable rate is 1.70% per annum during the reinvestment period and 2.00% per annum during the amortization period (and, in each case, an additional 2.00% per annum following an event of default under the Credit and Security Agreement). The reinvestment period begins on the Closing Date and concludes on the earlier of (i) the date that is three years after the Closing Date, (ii) the final maturity date and (iii) the date on which the total assets under management of the Company and its wholly- owned subsidiaries is less than $1.25 billion (the “Reinvestment Period”). The final maturity date is the earliest to occur of: (i) the date that the Credit Securities Revolver is paid down and (ii) the second anniversary after the Reinvestment Period concludes. Borrowings under the Credit and Security Agreement are secured by substantially all of the assets held by CMFT Corporate Credit Securities, LLC, which shall primarily consist of broadly-syndicated senior secured loans subject to certain eligibility criteria under the Credit and Security Agreement.

Repurchase Facilities

On June 4, 2020, CMFT RE Lending RF Sub CB, LLC, an indirect wholly-owned subsidiary of the Company, entered into a Master Repurchase Agreement with Citibank (the “Citibank Repurchase Agreement”), which provides up to $300.0 million of financing primarily through Citibank’s purchase of the Company’s CRE mortgage loans and future funding advances (the “Citibank Repurchase Facility”). Additionally, on September 21, 2020, CMFT RE Lending RF Sub BB, LLC, an indirect wholly-owned subsidiary of the Company, entered into a second Master Repurchase Agreement with Barclays Bank PLC (“Barclays”) (the “Barclays Repurchase Agreement”), which provides up to $500.0 million of financing primarily through

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Barclays’ purchase of the Company’s CRE mortgage loans and future funding advances (the “Barclays Repurchase Facility”, and collectively with the Citibank Repurchase Facility, the “Repurchase Facilities”). The Citibank Repurchase Agreement and the Barclays Repurchase Agreement (collectively, the “Repurchase Agreements”) provide for simultaneous agreements by Citibank and Barclays to re- sell such purchased CRE mortgage loans back to CMFT RE Lending RF Sub CB, LLC and CMFT RE Lending RF Sub BB, LLC (collectively, the “CMFT Lending Subs”) at a certain future date or upon demand. Advances under the Repurchase Agreements accrue interest at per annum rates based on the one-month LIBOR, plus a spread ranging from 2.00% to 2.40% to be determined on a case-by-case basis between Citibank or Barclays and the CMFT Lending Subs. The Repurchase Facilities mature on various dates between June 2023 and September 2023, with two one-year extension options, subject to certain conditions set forth in the Repurchase Agreements.

In connection with the Repurchase Agreements, the Company (as the guarantor) entered into guaranties with Citibank and Barclays (the “Guaranties”), under which the Company agreed to guarantee up to 25% of the CMFT Lending Subs’ obligations under the Repurchase Agreements. As of December 31, 2020, the Company had four senior loans with an aggregate carrying value of $341.5 million financed with $235.4 million under the Repurchase Facilities, $109.1 million of which was financed under the Barclays Repurchase Facility at a weighted average interest rate of 2.9%, and $126.3 million of which was financed under the Citibank Repurchase Facility at a weighted average interest rate of 2.3%.

The Repurchase Agreements and the Guaranties contain representations, warranties, covenants, conditions precedent to funding, events of default and indemnities that are customary for agreements of these types. In addition, the Guaranties contains financial covenants that require the Company to maintain: (i) minimum liquidity of not less than the lower of (a) $50.0 million and (b) the greater of (A) $10.0 million and (B) 5% of the Company’s recourse indebtedness, as defined in the Guaranties; (ii) minimum consolidated net worth greater than or equal to $1.0 billion plus (a) 75% of the equity issued by the Company following the respective closing dates of the Repurchase Agreements (the “Repurchase Closing Dates”) minus (b) the aggregate amount of any redemptions or similar transaction by the Company from the Repurchase Closing Dates; (iii) maximum leverage ratio of total indebtedness to total equity less than or equal to 80%; and (iv) minimum interest coverage ratio of EBITDA (as defined in the Guaranties) to interest expense equal to or greater than 1.40. The Company believes it was in compliance with the financial covenants under the Repurchase Agreements as of December 31, 2020.

Maturities

Liquidity and Financial Condition — As of December 31, 2020, the Company had $1.2 billion of debt maturing within the next 12 months following the date these financial statements are issued. The Company expects to enter into new financing arrangements or refinance existing arrangements to meet its obligations as they become due, which management believes is probable based on the current loan-to-value ratios, the occupancy of the Company’s properties and assessment of the current lending environment. The Company believes cash on hand, proceeds from real estate asset dispositions, net cash provided by operations, borrowings available under the credit facilities or the entry into new financing arrangements will be sufficient to meet its obligations as they become due in the ordinary course of business for at least 12 months following the date these financial statements are issued.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the scheduled aggregate principal repayments for the Company’s outstanding debt subsequent to December 31, 2020 (in thousands):

Year Ending December 31,	Principal Repayments
2021	$138,210
2022	1,134,391
2023	554,783
2024	322,592
2025	—
Thereafter	—

Total	$2,149,976

NOTE 10 — SUPPLEMENTAL CASH FLOW DISCLOSURES

Supplemental cash flow disclosures for the years ended December 31, 2020, 2019 and 2018 are as follows (in thousands):

	Year Ended December 31,
	2020	2019	2018
Supplemental Disclosures of Non-Cash Investing and Financing Activities:
Distributions declared and unpaid	$10,969	$16,510	$16,518
Accrued capital expenditures	$160	$1,165	$557
Interest income capitalized to loans held-for-investment	$539	$8,546	$384
Common stock issued through distribution reinvestment plan	$34,191	$82,388	$91,764
Common stock issued in connection with the Mergers	$384,319	$—	$—
Change in fair value of interest rate swaps	$727	$(14,913)	$3,875
Interest rate swaps assumed in the Mergers	$(9,115)	$—	$—
Mortgage notes assumed by buyer in real estate disposition	$—	$(205,765)	$—
Debt assumed in the Mergers	$379,737	$—	$—
Real estate assets acquired in the Mergers	$761,326	$—	$—
Assets assumed in the Mergers	$4,424	$—	$—
Liabilities assumed in the Mergers	$6,389	$—	$—
Supplemental Cash Flow Disclosures:
Interest paid	$60,990	$97,418	$93,424
Cash paid for taxes	$1,243	$1,218	$1,475

NOTE 11 — COMMITMENTS AND CONTINGENCIES

Litigation

In the ordinary course of business, the Company may become subject to litigation and claims. The Company is not aware of any material pending legal proceedings, other than ordinary routine litigation incidental to the Company’s business, to which the Company is a party or of which the Company’s properties are the subject.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Unfunded Commitments

As of December 31, 2020, the Company had $169.1 million of unfunded commitments related to its existing CRE loans held-for-investment. These commitments are not reflected in the accompanying consolidated balance sheet.

Unsettled Broadly Syndicated Loans

As of December 31, 2020, the Company had $41.0 million of unsettled broadly syndicated loan acquisitions and $2.6 million of unsettled broadly syndicated loan sales, none of which settled subsequent to December 31, 2020. Unsettled acquisitions are included in cash and cash equivalents in the accompanying consolidated balance sheet.

Environmental Matters

In connection with the ownership and operation of real estate, the Company may potentially be liable for costs and damages related to environmental matters. In addition, the Company may own or acquire certain properties that are subject to environmental remediation. Generally, the seller of the property, the tenant of the property and/or another third party is responsible for environmental remediation costs related to a property. Additionally, in connection with the purchase of certain properties, the respective sellers and/or tenants may agree to indemnify the Company against future remediation costs. The Company also carries environmental liability insurance on its properties that provides limited coverage for any remediation liability and/or pollution liability for third-party bodily injury and/or property damage claims for which the Company may be liable. The Company is not aware of any environmental matters which it believes are reasonably likely to have a material effect on its results of operations, financial condition or liquidity.

NOTE 12 — RELATED-PARTY TRANSACTIONS AND ARRANGEMENTS

The Company has incurred fees and expenses payable to CMFT Management and certain of its affiliates in connection with the acquisition, management and disposition of its assets. On August 20, 2019, the Company and CMFT Management entered into an Amended and Restated Management Agreement (the “Management Agreement”), which amended and restated that certain Advisory Agreement between the parties dated January 24, 2012, as amended (the “Prior Advisory Agreement”). Following the effective date of the Management Agreement, CMFT Management is no longer entitled to receive the advisory fee, acquisition fees, subordinated performance fee, or disposition fees pursuant to the Prior Advisory Agreement, as described below; provided, however, that for the Company’s properties under contract to be sold or specifically identified in a broker agreement as being marketed for sale as of the effective date of the Management Agreement, CMFT Management may be entitled to receive a disposition fee in accordance with the terms of the Prior Advisory Agreement. In addition, CMFT Management generally shall continue to be entitled to reimbursement for costs and expenses to the extent incurred on behalf of the Company in accordance with the Management Agreement; provided, however, that the limits on reimbursement for organization and offering expenses, acquisition expenses and operating expenses as defined and provided in the Prior Advisory Agreement shall no longer be applicable.

Management and investment advisory fees

Pursuant to the Management Agreement, beginning on August 20, 2019, the Company pays CMFT Management a management fee, payable quarterly in arrears, equal to the greater of (a) $250,000 per annum ($62,500 per quarter) and (b) 1.50% per annum (0.375% per quarter) of the Company’s Equity (as defined in the Management Agreement).

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On December 6, 2019, CMFT Securities Investments, LLC (“CMFT Securities”), which is a wholly owned subsidiary of the Company, entered into an investment advisory and management agreement (the “Investment Advisory and Management Agreement”) with CIM Capital IC Management, LLC (the “Investment Advisor”). CMFT Securities was formed for the purpose of holding any securities investments made by the Company. The Investment Advisor, a wholly-owned subsidiary of CIM, is registered as an investment advisor under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). Pursuant to the Investment Advisory and Management Agreement, the Investment Advisor manages the day-to-day business affairs of CMFT Securities and its investments in corporate credit and real estate- related securities (collectively, the “Managed Assets”), subject to the supervision of the Board. In connection with the services provided by the Investment Advisor, CMFT Securities pays the Investment Advisor an investment advisory fee (the “Investment Advisory Fee”), payable quarterly in arrears, equal to 1.50% per annum (0.375% per quarter) of CMFT Securities’ Equity (as defined in the Investment Advisory and Management Agreement). Because the Managed Assets are excluded from the calculation of management fees payable by the Company to CMFT Management pursuant to the Management Agreement, the total management and advisory fees payable by the Company to its external advisors are not increased as a result of the Investment Advisory and Management Agreement.

In addition, on December 6, 2019, the Investment Advisor entered into a sub-advisory agreement (the “Sub-Advisory Agreement”) with OFS Capital Management, LLC (the “Sub-Advisor”) to act as an investment sub-advisor to CMFT Securities. The Sub-Advisor is registered as an investment adviser under the Advisers Act and is an affiliate of the Investment Advisor. The Sub-Advisor is responsible for providing investment management services with respect to the corporate credit-related securities held by CMFT Securities. On a quarterly basis, the Investment Advisor designates 50% of the sum of the Investment Advisory Fee and incentive compensation payable to the Investment Advisor as sub-advisory fees.

Incentive compensation

Pursuant to the Management Agreement, beginning on August 20, 2019, CMFT Management is entitled to receive incentive compensation, payable with respect to each quarter, which is generally equal to the excess of (a) the product of (i) 20% and (ii) the excess of (A) Core Earnings (as defined in the Management Agreement) of the Company for the previous 12-month period, over (B) the product of (1) the Company’s Consolidated Equity (as defined in the Management Agreement) in the previous 12-month period, and (2) 7% per annum, over (b) the sum of any incentive compensation paid to CMFT Management with respect to the first three calendar quarters of such previous 12-month period (or such lesser number of completed calendar quarters preceding the applicable period, if applicable). During the year ended December 31, 2020, no incentive compensation fees were incurred.

In addition, the Investment Advisor is eligible to receive a portion of the incentive compensation payable to CMFT Management pursuant to the Management Agreement. In the event that the incentive compensation is earned and payable with respect to any quarter, CMFT Management calculates the portion of the incentive compensation that was attributable to the Managed Assets and payable to the Investment Advisor. Pursuant to the Investment Advisory and Management Agreement, CMFT Securities reimburses the Investment Advisor for costs and expenses incurred by the Investment Advisor on its behalf.

Acquisition fees and expenses

Pursuant to the Prior Advisory Agreement, through August 20, 2019, the Company paid CMFT Management or its affiliates acquisition fees of up to 2.0% of: (1) the contract purchase price of each property or asset the Company acquired; (2) the amount paid in respect of the development, construction or improvement of each asset the Company acquired; (3) the purchase price of any loan the Company acquired; and (4) the principal

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

amount of any loan the Company originated. In addition, the Company reimbursed CMFT Management or its affiliates for acquisition-related expenses incurred in the process of acquiring properties, so long as the total acquisition fees and expenses relating to the transaction do not exceed 6.0% of the contract purchase price, unless otherwise approved by a majority of the Board, including a majority of the Company’s independent directors, as commercially competitive, fair and reasonable to the Company. Other transaction-related expenses, such as advisor reimbursements for disposition activities, are expensed as incurred and are included in transaction-related expenses on the consolidated statements of operations.

Advisory fees and expenses

Pursuant to the Prior Advisory Agreement, through August 20, 2019, the Company paid CMFT Management a monthly advisory fee based upon the Company’s monthly average invested assets, which, effective January 1, 2019, was based on the estimated market value of such assets used to determine the Company’s estimated per share NAV as of December 31, 2018, and for those assets acquired subsequent to December 31, 2018, was based on the purchase price. The monthly advisory fee was equal to the following amounts: (1) an annualized rate of 0.75% paid on the Company’s average invested assets that are between $0 and $2.0 billion; (2) an annualized rate of 0.70% paid on the Company’s average invested assets that are between $2.0 billion and $4.0 billion; and (3) an annualized rate of 0.65% paid on the Company’s average invested assets that are over $4.0 billion.

Operating expenses

The Company reimburses CMFT Management or its affiliates for certain expenses CMFT Management or its affiliates paid or incurred in connection with the services provided to the Company. Through August 20, 2019, such reimbursements were subject to the limitation that the Company would not reimburse CMFT Management or its affiliates for any amount by which the operating expenses (including the advisory fee) at the end of the four preceding fiscal quarters exceeded the greater of: (1) 2.0% of average invested assets, or (2) 25.0% of net income excluding any additions to reserves for depreciation or other similar non-cash reserves and excluding any gain from the sale of assets for that period. Pursuant to the Management Agreement, beginning on August 20, 2019, such limits are no longer applicable. The Company will reimburse CMFT Management or its affiliates for salaries and benefits paid to personnel who provide services to the Company including the Company’s executive officers and any portfolio management, acquisitions or investment professionals.

Disposition fees

Pursuant to the Prior Advisory Agreement, through August 20, 2019, if CMFT Management or its affiliates provided a substantial amount of services (as determined by a majority of the Company’s independent directors) in connection with the sale of one or more properties (or the Company’s entire portfolio), the Company paid CMFT Management or its affiliates a disposition fee in an amount equal to up to one-half of the real estate or brokerage commission paid by the Company to third parties on the sale of such property, not to exceed 1.0% of the contract price of the property sold; provided, however, in no event would the total disposition fees paid to CMFT Management, its affiliates and unaffiliated third parties exceed the lesser of the customary competitive real estate commission or an amount equal to 6.0% of the contract sales price. For the Company’s properties under contract to be sold or specifically identified in a broker agreement as being marketed for sale as of August 20, 2019, CMFT Management may be entitled to receive a disposition fee in accordance with the terms of the Prior Advisory Agreement.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Subordinated performance fees

Pursuant to the Prior Advisory Agreement, through August 20, 2019, if the Company was sold or its assets were liquidated, CMFT Management was entitled to receive a subordinated performance fee equal to 15.0% of the net sale proceeds remaining after stockholders received, from regular distributions plus special distributions paid from proceeds of such sale, a return of their net capital invested and an 8.0% annual cumulative, non-compounded return. Alternatively through August 20, 2019, if the Company’s shares were listed on a national securities exchange, CMFT Management was entitled to a subordinated performance fee equal to 15.0% of the amount by which the market value of the Company’s outstanding stock plus all distributions paid by the Company prior to listing, exceeded the sum of the total amount of capital raised from stockholders and the amount of distributions necessary to generate an 8.0% annual cumulative, non-compounded return to stockholders. As an additional alternative, upon termination of the Prior Advisory Agreement, CMFT Management was entitled to a subordinated performance fee similar to the fee to which CMFT Management would have been entitled had the portfolio been liquidated (based on an independent appraised value of the portfolio) on the date of termination. During each of the years ended December 31, 2020, 2019 and 2018, no subordinated performance fees were incurred related to any such events.

The Company recorded fees and expense reimbursements as shown in the table below for services provided by CMFT Management or its affiliates related to the services described above during the periods indicated (in thousands):

	Year Ended December 31,
	2020		2019		2018
Management fees and expenses	$44,744		$16,350	(1)	$—
Acquisition fees and expenses	$550		$2,110		$2,749
Disposition fees	$434		$3,967		$478
Advisory fees and expenses	$—		$25,989		$43,399
Operating expenses	$3,651	(2)	$3,594		$5,163

(1)	Includes manager reimbursements incurred subject to the Management Agreement.
(2)	Includes $308,000 of merger-related expenses incurred subject to the Merger Agreements and the terminated CCIT II Merger Agreement, net of $260,000 which was reimbursed by CCIT II.

Of the amounts shown above, $14.7 million and $14.5 million had been incurred, but not yet paid, for services provided by CMFT Management or its affiliates in connection with the management and operating activities during the years ended December 31, 2020 and 2019, respectively, and such amounts were recorded as liabilities of the Company as of such dates.

Due to Affiliates

As of December 31, 2020 and 2019, $14.7 million and $14.5 million, respectively, had been incurred primarily for operating expenses by CMFT Management or its affiliates, but had not yet been reimbursed by the Company. These amounts were included in due to affiliates in the consolidated balance sheets for such periods.

NOTE 13 — ECONOMIC DEPENDENCY

Under various agreements, the Company has engaged and may in the future engage CMFT Management or its affiliates to provide certain services that are essential to the Company, including asset management services, supervision of the management and leasing of properties owned by the Company, asset acquisition and disposition decisions, as well as other administrative responsibilities for the Company including accounting

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

services and stockholder relations. As a result of these relationships, the Company is dependent upon CMFT Management or its affiliates. In the event that these companies are unable to provide the Company with these services, the Company would be required to find alternative providers of these services.

NOTE	14 — STOCKHOLDERS’ EQUITY

As of December 31, 2020, 2019 and 2018, the Company was authorized to issue $600.0 million of shares of common stock under the Secondary DRIP Offering. All shares of such stock have a par value of $0.01 per share. The par value of stockholder proceeds raised from the DRIP Offerings is classified as common stock, with the remainder allocated to capital in excess of par value.

On August 11, 2010, the Company sold 20,000 shares of common stock, at $10.00 per share, to Cole Holdings Corporation (“CHC”). On April 5, 2013, the ownership of such shares was transferred to CREInvestments, LLC, an affiliate of CMFT Management. On February 7, 2014, the ownership of such shares was transferred to VEREIT Operating Partnership, L.P. (“VEREIT OP”), a former affiliated entity of the Company’s sponsor. On February 1, 2018, the ownership of such shares was transferred by VEREIT OP to CMFT Management.

On December 21, 2020, in connection with the consummation of the Mergers, the Company issued 52.6 million shares of common stock for consideration of $7.31 per share.

Distribution Reinvestment Plan

Pursuant to the Amended DRIP, the Company allows stockholders to elect to have their distributions reinvested in additional shares of the Company’s common stock at the most recent estimated per share NAV as determined by the Board. The Board may terminate or amend the Secondary DRIP Offering at the Company’s discretion at any time upon ten days’ prior written notice to the stockholders. In connection with the Mergers, on August 30, 2020, the Board approved the suspension of the Amended DRIP, and, therefore, distributions paid after that date were paid in cash to all stockholders until the Amended DRIP was reinstated, effective April 1, 2021, by the Board on March 25, 2021. During the years ended December 31, 2020, 2019 and 2018, approximately 4.2 million, 9.3 million and 9.6 million shares were purchased under the DRIP Offerings for approximately $34.2 million, $82.4 million and $91.8 million, respectively, which were recorded as redeemable common stock on the consolidated balance sheets prior to the suspension of the Amended Share Redemption Program.

Share Redemption Program

The Company’s Amended Share Redemption Program permits its stockholders to sell their shares back to the Company after they have held them for at least one year, subject to the significant conditions and limitations described below.

The Amended Share Redemption Program provides that the Company will redeem shares of its common stock from requesting stockholders, subject to the terms and conditions of the Amended Share Redemption Program. The Company will limit the number of shares redeemed pursuant to the Amended Share Redemption Program as follows: (1) the Company will not redeem in excess of 5% of the weighted average number of shares outstanding during the trailing 12 months prior to the end of the fiscal quarter for which the redemptions are being paid; and (2) funding for the redemption of shares will be limited, among other things, to the net proceeds the Company receives from the sale of shares under the DRIP Offerings, net of shares redeemed to date. In an effort to accommodate redemption requests throughout the calendar year, the Company intends to limit quarterly

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

redemptions to approximately 1.25% of the weighted average number of shares outstanding during the trailing 12-month period ending on the last day of the fiscal quarter, and funding for redemptions for each quarter generally will be limited to the net proceeds the Company receives from the sale of shares in the respective quarter under the DRIP Offerings.

Except for redemptions due to a stockholder’s death, bankruptcy or other exigent circumstances, the redemption price per share will equal the per share value shown on the stockholder’s most recent customer account statement. The redemption price will be adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Company’s common stock if any such event is not already reflected in the per share value shown on the stockholder’s most recent customer account statement.

Upon receipt of a request for redemption, the Company may conduct a Uniform Commercial Code search to ensure that no liens are held against the shares. If the Company cannot purchase all shares presented for redemption in any fiscal quarter, based upon insufficient cash available and/or the limit on the number of shares the Company may redeem during any quarter or year, the Company will give priority to the redemption of deceased stockholders’ shares. The Company next will give priority to requests for full redemption of accounts with a balance of 250 shares or less at the time the Company receives the request, in order to reduce the expense of maintaining small accounts. Thereafter, the Company will honor the remaining quarterly redemption requests on a pro rata basis. Following such quarterly redemption period, the unsatisfied portion of the prior redemption request must be resubmitted, prior to the last day of the new quarter. Unfulfilled requests for redemption will not be carried over automatically to subsequent redemption periods.

The Company redeems shares no later than the end of the month following the end of each fiscal quarter. Requests for redemption must be received on or prior to the end of the fiscal quarter in order for the Company to repurchase the shares in the month following the end of that fiscal quarter. The Board may amend, suspend or terminate the Amended Share Redemption Program at any time upon 30 days’ prior written notice to the stockholders. In connection with the Mergers, the Board approved the suspension of the Company’s Amended Share Redemption Program on August 30, 2020, and, therefore, no shares were redeemed from the Company’s stockholders after that date until the Amended Share Redemption Program was reinstated, effective April 1, 2021, by the Board on March 25, 2021. During the years ended December 31, 2020, 2019 and 2018, the Company redeemed approximately 6.0 million, 9.5 million and 9.8 million shares, respectively, under the share redemption program then in effect for $48.1 million, $84.1 million and $93.8 million, respectively. During the year ended December 31, 2020, redemption requests relating to approximately 44.5 million shares went unfulfilled.

Distributions Payable and Distribution Policy

Prior to April 1, 2020, on a quarterly basis, the Board authorized a daily distribution for the succeeding quarter. The Board authorized the following daily distribution amounts per share for the periods indicated below:

Period Commencing	Period Ending	Daily Distribution Amount
April 14, 2012	December 31, 2012	$0.001707848
January 1, 2013	December 31, 2015	$0.001712523
January 1, 2016	December 31, 2016	$0.001706776
January 1, 2017	December 31, 2019	$0.001711452
January 1, 2020	March 31, 2020	$0.001706776

On April 20, 2020, the Board decided to make a determination as to the amount and timing of distributions on a monthly, instead of a quarterly, basis until such time that the Company has greater visibility into the impact

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

that the COVID-19 pandemic will have on tenants’ ability to continue to pay rent on their leases on a timely basis or at all, the degree to which federal, state or local governmental authorities grant rent relief or other relief or amnesty programs applicable to the Company’s tenants, the Company’s ability to access the capital markets, and on the United States and worldwide financial markets and economy. On March 25, 2021, the Board resumed declaring distributions on a quarterly basis by declaring a monthly per share distribution for the months of March, April, May and June 2021. Since April 1, 2020, the Board authorized the following monthly distribution amounts per share for the periods indicated below:

Record Date	Distribution Amount
April 30, 2020	$0.0130
May 31, 2020	$0.0130
June 30, 2020	$0.0161
July 30, 2020	$0.0304
August 28, 2020	$0.0303
September 29, 2020	$0.0303
October 29, 2020	$0.0303
November 27, 2020	$0.0303
December 30, 2020	$0.0303
January 28, 2021	$0.0303
February 25, 2021	$0.0303
March 29, 2021	$0.0303
April 29 2021	$0.0303
May 28, 2021	$0.0303
June 29, 2021	$0.0303

As of December 31, 2020, the Company had distributions payable of $11.0 million.

Equity-Based Compensation

On August 10, 2018, the Board approved the adoption of the Company’s 2018 Equity Incentive Plan (the “Plan”), under which 400,000 of the Company’s shares of common stock were reserved for issuance and awards of approximately 345,000 shares of common stock are available for future grant at December 31, 2020. Under the Plan, the Board or a committee designated by the Board has the authority to grant restricted stock awards or deferred stock awards to non-employee directors of the Company, which will further align such directors’ interests with the interests of the Company’s stockholders. The Board or committee also has the authority to determine the terms of any award granted pursuant to the Plan, including vesting schedules, restrictions and acceleration of any restrictions. The Plan may be amended or terminated by the Board at any time. The Plan expires on August 9, 2028.

As of December 31, 2020, the Company has granted awards of approximately 11,000 restricted shares to each of the independent members of the Board (approximately 54,500 restricted shares in aggregate) under the Plan. As of December 31, 2020, 32,500 of the restricted shares had vested based on one year of continuous service. The remaining 22,000 restricted shares issued had not vested or been forfeited as of December 31, 2020. The fair value of the Company’s share awards is determined using the Company’s per share NAV on the date of grant. Compensation expense related to the restricted shares is recognized over the vesting period. The Company recorded compensation expense of $160,000 and $138,000 for the years ended December 31, 2020 and 2019, respectively, related to the restricted shares which is included in general and administrative expenses in the accompanying consolidated statements of operations. As of December 31, 2020, there was $121,000 of total unrecognized compensation expense related to these restricted shares, which will be recognized ratably over the remaining period of service prior to October 2021.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE	15 — INCOME TAXES

For federal income tax purposes, distributions to stockholders are characterized as ordinary dividends, capital gain distributions, or nondividend distributions. Nondividend distributions will reduce U.S stockholders’ basis (but not below zero) in their shares.

The following table shows the character of the distributions the Company paid on a percentage basis for the years ended December 31, 2020, 2019 and 2018:

	Year Ended December 31,
Character of Distributions:	2020	2019	2018
Ordinary dividends	—%	39%	52%
Nondividend distributions	100%	7%	48%
Capital gain distributions	—%	54%	—%

Total	100%	100%	100%

During the years ended December 31, 2020, 2019 and 2018, the Company incurred state and local income and franchise taxes of $568,000, $1.5 million, and $1.4 million, respectively, which were recorded in general and administrative expenses in the consolidated statements of operations.

The Company had no unrecognized tax benefits as of or during the years ended December 31, 2020 and 2019. Any interest and penalties related to unrecognized tax benefits would be recognized within the provision for income taxes in the accompanying consolidated statements of operations. The Company files income tax returns in the U.S. federal jurisdiction, as well as various state jurisdictions, and is subject to routine examinations by the respective tax authorities.

NOTE	16 — LEASES

The Company’s real estate assets are leased to tenants under operating leases for which the terms, expirations and extension options vary. The Company’s operating leases do not convey to the lessee the right to purchase the underlying asset upon expiration of the lease period. To determine whether a contract contains a lease, the Company reviews contracts to determine if the agreement conveys the right to control the use of an asset. The Company accounts for lease and non-lease components as a single, combined operating lease component. Non-lease components primarily consist of maintenance services, including CAM, real estate taxes, insurance and utilities paid for by the lessor but consumed by the lessee. Non-lease components are considered to be variable rental and other property income and are recognized in the period incurred.

As of December 31, 2020, the Company’s leases had a weighted-average remaining term of 8.8 years. Certain leases include provisions to extend the lease agreements, options for early termination after paying a specified penalty, rights of first refusal to purchase the property at competitive market rates, and other negotiated terms and conditions. The Company retains substantially all of the risks and benefits of ownership of the real estate assets leased to tenants. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2020, the future minimum rental income from the Company’s real estate assets under non-cancelable operating leases, assuming no exercise of renewal options for the succeeding five fiscal years and thereafter, was as follows (in thousands):

Year Ending December 31,	Future Minimum Rental Income
2021	$255,071
2022	249,576
2023	232,486
2024	212,373
2025	192,954
Thereafter	1,242,601

Total	$2,385,061

A certain amount of the Company’s rental and other property income is from tenants with leases which are subject to contingent rent provisions. These contingent rents are subject to the tenant achieving periodic revenues in excess of specified levels. For the years ended December 31, 2020, 2019 and 2018, the amount of the contingent rent earned by the Company was not significant.

Rental and other property income during the years ended December 31, 2020, 2019 and 2018 consisted of the following (in thousands):

	Year Ended December 31,
	2020	2019	2018
Fixed rental and other property income (1)	$221,445	$342,453	$368,847
Variable rental and other property income (2)	40,085	50,771	60,789

Total rental and other property income	$261,530	$393,224	$429,636

(1)

Consists primarily of fixed contractual payments from operating leases with tenants recognized on a straight-line basis over the lease term, including amortization of acquired above- and below-market leases, and is net of uncollectible lease-related receivables.

(2)	Consists primarily of tenant reimbursements for recoverable real estate taxes and property operating expenses, and percentage rent.

The Company has one property subject to a non-cancelable operating ground lease with a remaining term of 12.7 years, with a lease liability (in deferred rental income and other liabilities) and a related ROU asset (in prepaid expenses, derivative assets and other assets) of $2.7 million in the consolidated balance sheets. The lease liability and ROU asset were initially measured at the present value of the future minimum lease payments using a discount rate of 4.3%. This reflects the Company’s incremental borrowing rate, which was calculated based on the interest rate the Company would incur to borrow on a fully collateralized basis over a term similar to the lease.

The Company recognized $250,000 of ground lease expense during the year ended December 31, 2020, of which $242,000 was paid in cash during the period it was recognized. As of December 31, 2020, the Company’s scheduled future minimum rental payments related to its operating ground lease is approximately $250,000 annually for 2021 through 2025, and $1.9 million thereafter through the maturity date of the lease in August 2033.

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE	17 — SEGMENT REPORTING

As of December 31, 2020, the Company determined that it has two reportable segments: real estate and credit. Corporate/other represents all corporate level and unallocated items and includes the Company’s other asset management activities and operating expenses. There were no changes in the structure of the Company’s internal organization that prompted the change in reportable segments. Prior period amounts have been revised to conform to the current year presentation shown below.

The following tables present segment reporting for the years ended December 31, 2020, 2019 and 2018 (in thousands):

	Year Ended December 31, 2020
	Real Estate	Credit	Corporate/Other	Company Total
Rental and other property income	$261,530	$—	$—	$261,530
Interest income	—	29,393	—	29,393

Total revenues	261,530	29,393	—	290,923

General and administrative	291	2,080	13,014	15,385
Property operating	23,399	—	—	23,399
Real estate tax	27,691	—	—	27,691
Management and advisory fees and expenses	32,164	7,861	4,718	44,743
Transaction-related	346	9	550	905
Depreciation and amortization	80,973	—	—	80,973
Impairment	16,737	—	—	16,737
Provision for credit losses	—	68,356	—	68,356

Total operating expenses	181,601	78,306	18,282	278,189

Gain on disposition of real estate, net	27,518	—	—	27,518
Merger-related expenses	—	—	(2,193)	(2,193)
Merger termination fee income	—	—	7,380	7,380

Operating income (loss)	107,447	(48,913)	(13,095)	45,439

Other expense:
Interest expense and other, net	(21,380)	(5,101)	(37,635)	(64,116)
Loss on extinguishment of debt	(4,394)	—	(447)	(4,841)

Segment net income (loss)	$81,673	$(54,014)	$(51,177)	$(23,518)

Total assets as of December 31, 2020	$3,405,590	$949,764	$104,255	$4,459,609

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31, 2019
	Real Estate	Credit	Corporate/Other	Company Total
Rental and other property income	$393,224	$—	$—	$393,224
Interest income	—	20,132	—	20,132

Total revenues	393,224	20,132	—	413,356

General and administrative	428	10	13,291	13,729
Property operating	33,462	—	—	33,462
Real estate tax	32,196	—	—	32,196
Management and advisory fees and expenses	35,557	1,688	5,094	42,339
Transaction-related	288	1,242	748	2,278
Depreciation and amortization	107,867	—	—	107,867
Impairment	72,939	—	—	72,939

Total operating expenses	282,737	2,940	19,133	304,810

Gain on disposition of real estate, net	180,666	—	—	180,666

Operating income (loss)	291,153	17,192	(19,133)	289,212

Other expense:
Interest expense and other, net	(45,606)	(19)	(53,340)	(98,965)
Loss on extinguishment of debt	(6,482)	—	(745)	(7,227)

Segment net income (loss)	239,065	17,173	(73,218)	183,020
Segment net income (loss) attributable to non-controlling interest	121	—	—	121

Segment net income (loss) attributable to the Company	$238,944	$17,173	$(73,218)	$182,899

Total assets as of December 31, 2019	$2,895,609	$551,805	$221,209	$3,668,623

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31, 2018
	Real Estate	Credit	Corporate/Other	Company Total
Rental and other property income	$429,636	$—	$—	$429,636
Interest income	—	1,640	—	1,640

Total revenues	429,636	1,640	—	431,276

General and administrative	502	—	13,625	14,127
Property operating	30,267	—	—	30,267
Real estate tax	37,898	—	—	37,898
Management and advisory fees and expenses	38,032	53	5,314	43,399
Transaction-related	85	1,786	730	2,601
Depreciation and amortization	140,979	—	—	140,979
Impairment	32,975	—	—	32,975

Total operating expenses	280,738	1,839	19,669	302,246

Gain on disposition of real estate, net	6,299	—	—	6,299

Operating income (loss)	155,197	(199)	(19,669)	135,329

Other expense:
Interest expense and other, net	(49,458)	—	(48,413)	(97,871)
Loss on extinguishment of debt	(46)	—	—	(46)

Segment net income (loss)	105,693	(199)	(68,082)	37,412
Segment net income (loss) attributable to non-controlling interest	134	—	—	134

Segment net income (loss) attributable to the Company	$105,559	$(199)	$(68,082)	$37,278

Total assets as of December 31, 2018	$4,502,999	$90,788	$23,584	$4,617,371

NOTE	18 — QUARTERLY RESULTS (UNAUDITED)

Presented below is a summary of the unaudited quarterly financial information for the years ended December 31, 2020 and 2019 (in thousands, except for per share amounts). In the opinion of management, the information for the interim periods presented includes all adjustments which are of a normal and recurring nature, necessary to present a fair presentation of the results for each period.

	December 31, 2020
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues	$74,007	$67,296	$72,642	$76,978
Net (loss) income	$(12,175)	$(3,746)	$4,179	$(11,776)
Basic and diluted net (loss) income per common share (1)	$(0.04)	$(0.01)	$0.01	$(0.04)

(1)

The Company calculates net (loss) income per share based on the weighted-average number of outstanding shares of common stock during the reporting period. The average number of shares fluctuates throughout the year and can therefore produce a full year result that does not agree to the sum of the individual quarters.

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31, 2019
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues	$109,260	$105,529	$105,479	$93,088
Net income	$8,851	$9,006	$2,573	$162,590
Net income attributable to the Company	$8,817	$8,973	$2,541	$162,568
Basic and diluted net income per common share (1)	$0.03	$0.03	$0.01	$0.52

(1)

The Company calculates net income per share based on the weighted-average number of outstanding shares of common stock during the reporting period. The average number of shares fluctuates throughout the year and can therefore produce a full year result that does not agree to the sum of the individual quarters.

NOTE	19 — SUBSEQUENT EVENTS

Distribution Reinvestment Plan and Share Redemption Program

On March 25, 2021, the Board reinstated the Amended DRIP and Amended Share Redemption Program, effective April 1, 2021.

Property Disposition

Subsequent to December 31, 2020, the Company disposed of one property for an aggregate gross sales price of $3.7 million, resulting in net proceeds of $3.5 million after closing costs. The Company has no continuing involvement with this property.

Foreclosure of Mezzanine Loans

On January 7, 2021, the Company completed foreclosure proceedings to take control of the assets securing its mezzanine loans, which are comprised of 75 condominium units and 21 rental units across four buildings totaling approximately 164,000 square feet.

Broadly Syndicated Loans

Subsequent to December 31, 2020, the Company settled $37.4 million of net broadly syndicated loan transactions that were traded subsequent to December 31, 2020.

Repurchase Facilities

Subsequent to December 31, 2020, the Company received borrowings under the Repurchase Facilities in an aggregate amount of $122.3 million. Advances under the Repurchase Agreements accrue interest at per annum rates based on the one-month LIBOR, plus a spread to be determined on a case-by-case basis between Citibank or Barclays and the CMFT Lending Subs, as discussed in Note 9 — Credit Facilities, Notes Payable and Repurchase Facilities.

CMBS Purchase

Subsequent to December 31, 2020, the Company invested $28.5 million in CMBS.

CIM REAL ESTATE FINANCE TRUST, INC.

SCHEDULE III — REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION

(in thousands)

			Initial Costs to Company			Gross Amount at Which Carried At December 31, 2020 (c) (d) (e)
Description (a)	Encumbrances		Land	Buildings, Fixtures and Improvements	Total Adjustment to Basis (b)		Accumulated Depreciation (e) (f) (g)	Date Acquired	Date Constructed
Real Estate Held for Investment the Company has Invested in Under Operating Leases:
10 Box Cost Plus:
Conway, AR	(h	)	$733	$1,654	$—	$2,387	$170	9/5/2017	1989
Russellville, AR	(h	)	990	1,470	—	2,460	177	3/20/2017	1989
Aaron’s Rents:
Arkadelphia, AR	$—		183	491	—	674	1	12/21/2020	2014
Academy Sports:
Cartersville, GA	—		4,517	4,574	—	9,091	7	12/21/2020	2014
Cookeville, TN	(h	)	—	23,847	73,371	97,218	11,933	9/30/2014	2015
Greenville, NC	(h	)	1,968	7,054	—	9,022	847	1/12/2017	2016
McDonough, GA	(h	)	1,846	5,626	—	7,472	1,047	4/24/2014	2010
Valdosta, GA	5,838		2,482	5,922	—	8,404	1,343	5/10/2013	2012
Actuant Campus:
Columbus, WI	—		2,090	14,633	—	16,723	19	12/21/2020	2014
Advance Auto Parts:
Fairmont, NC	—		253	868	—	1,121	1	12/21/2020	2004
Hampton,VA	—		645	655	—	1,300	1	12/21/2020	2015
Mattoon, IL	(h	)	261	1,063	—	1,324	134	12/4/2015	2015
Stratford,CT	—		755	1,736	—	2,491	2	12/21/2020	1994
Willmar, MN	(h	)	200	1,279	—	1,479	187	3/25/2015	2014
Albany Square:
Albany, GA	4,600		1,606	7,113	373	9,092	1,610	2/26/2014	2013
Almeda Crossing:
Houston, TX	(h	)	4,738	26,245	(8,732)	22,251	415	8/7/2014	2006
Aspen Dental:
Rogers,AR	—		289	1,611	—	1,900	2	12/21/2020	2015
At Home:
Pearland, TX	—		3,663	10,305	—	13,968	14	12/21/2020	1994
AutoZone:
Sheffield, OH	(h	)	815	—	770	1,585	125	10/15/2014	2014
Bass Pro Shop:
Portage, IN	—		1,428	8,414	—	9,842	14	12/21/2020	1983
Tallahassee, FL	(h	)	945	5,713	—	6,658	1,190	8/20/2013	2013
Beavercreek Shopping Center:
Beavercreek, OH	(h	)	5,504	25,178	554	31,236	5,130	10/31/2013	2013
Becton, Dickinson and Company:
Broken Bow, NE	(h	)	244	1,733	—	1,977	333	6/19/2014	2007
Bed Bath & Beyond/Golf Smith:
Schaumburg, IL	7,300		4,786	6,149	(1,065)	9,870	458	3/8/2013	1997
BJ’s Wholesale Club:
Fort Myers, FL	—		5,331	21,692	—	27,023	25	12/21/2020	2018
Roanoke, VA	—		4,509	14,545	—	19,054	49	11/25/2020	2018
Blankenbaker Plaza:
Louisville, KY	—		4,861	10,497	—	15,358	16	12/21/2020	2007

CIM REAL ESTATE FINANCE TRUST, INC.

SCHEDULE III — REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION — (Continued)

(in thousands)

			Initial Costs to Company			Gross Amount at Which Carried At December 31, 2020 (c) (d) (e)
Description (a)	Encumbrances		Land	Buildings, Fixtures and Improvements	Total Adjustment to Basis (b)		Accumulated Depreciation (e) (f) (g)	Date Acquired	Date Constructed
Bob Evans:
Akron, OH	(h	)	$447	$1,537	$—	$1,984	$176	4/28/2017	2007
Anderson, IN	(h	)	912	1,455	—	2,367	170	4/28/2017	1984
Austintown, OH	(h	)	305	1,426	—	1,731	176	4/28/2017	1995
Birch Run, MI	(h	)	733	1,192	—	1,925	143	4/28/2017	2008
Blue Ash, OH	(h	)	628	1,429	—	2,057	190	4/28/2017	1994
Chardon, OH	(h	)	333	682	—	1,015	89	4/28/2017	2003
Chillicothe, OH	(h	)	557	1,524	—	2,081	182	4/28/2017	1998
Columbus, OH	(h	)	523	1,376	—	1,899	170	4/28/2017	2003
Dayton, OH	(h	)	325	1,438	—	1,763	182	4/28/2017	1998
Florence, KY	(h	)	496	1,876	—	2,372	232	4/28/2017	1991
Gallipolis, OH	$—		529	2,963	—	3,492	3	12/21/2020	2003
Hagerstown, MD	—		490	2,789	—	3,279	3	12/21/2020	1989
Holland, MI	(h	)	314	1,367	—	1,681	168	4/28/2017	2004
Huntersville, NC	(h	)	751	657	—	1,408	78	4/28/2017	2008
Hurricane, WV	(h	)	297	1,654	—	1,951	185	4/28/2017	1993
Mansfield, OH	—		495	2,423	—	2,918	3	12/21/2020	2004
Milford, OH	(h	)	271	1,498	—	1,769	186	4/28/2017	1987
Monroe, MI	—		623	2,177	—	2,800	3	12/21/2020	1998
Monroeville, PA	(h	)	1,340	848	—	2,188	96	4/28/2017	1995
Nicholasville, KY	(h	)	731	693	—	1,424	80	4/28/2017	1989
North Canton, OH	(h	)	859	1,393	—	2,252	172	4/28/2017	2006
Northwood, OH	—		514	2,760	—	3,274	3	12/21/2020	1998
Peoria, IL	—		620	524	—	1,144	1	12/21/2020	1995
Piqua, OH	—		413	2,187	—	2,600	3	12/21/2020	1989
Ripley, WV	(h	)	269	1,304	—	1,573	156	4/28/2017	1988
Tipp City, OH	(h	)	554	1,120	—	1,674	142	4/28/2017	1989
Warsaw, IN	(h	)	684	1,222	—	1,906	145	4/28/2017	1993
Boston Commons:
Springfield, MA	(h	)	3,101	7,042	280	10,423	1,292	8/19/2014	2004
Bottom Dollar Grocery:
Ambridge, PA	—		519	2,985	—	3,504	548	11/5/2013	2012
Brynwood Square:
Rockford, IL	—		1,747	11,393	—	13,140	25	12/21/2020	1999
Burger King:
Yukon, OK	—		500	1,141	—	1,641	1	12/21/2020	1989
Burlington Coat Factory:
Bangor, ME	—		1,820	2,549	—	4,369	5	12/21/2020	2014
Cabela’s:
Acworth, GA	(h	)	4,979	18,775	—	23,754	1,694	9/25/2017	2014
Avon, OH	(h	)	2,755	10,751	—	13,506	986	9/25/2017	2016
La Vista, NE	(h	)	3,260	16,923	—	20,183	1,468	9/25/2017	2006
Sun Prairie, WI	(h	)	3,373	14,058	—	17,431	1,338	9/25/2017	2015

CIM REAL ESTATE FINANCE TRUST, INC.

SCHEDULE III — REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION — (Continued)

(in thousands)

			Initial Costs to Company			Gross Amount at Which Carried At December 31, 2020 (c) (d) (e)
Description (a)	Encumbrances		Land	Buildings, Fixtures and Improvements	Total Adjustment to Basis (b)		Accumulated Depreciation (e) (f) (g)	Date Acquired	Date Constructed
Caliber Collision Center:
Fredericksburg, VA	(h	)	$1,807	$2,292	$—	$4,099	$32	7/22/2020	2019
Frisco, TX	(h	)	1,484	2,038	—	3,522	369	9/16/2014	2014
Lake Jackson,TX	$—		800	2,974	—	3,774	4	12/21/2020	2006
Las Cruces, NM	(h	)	673	1,949	—	2,622	334	3/21/2014	2014
Richmond, VA	(h	)	1,453	3,323	—	4,776	48	7/30/2020	2020
San Antonio,TX	—		691	4,458	—	5,149	6	12/21/2020	2019
San Antonio, TX	(h	)	622	832	—	1,454	139	6/4/2014	2014
Williamsburg, VA	(h	)	1,418	2,800	—	4,218	45	6/12/2020	2020
Wylie, TX	(h	)	816	2,690	—	3,506	454	2/10/2015	2014
Camping World:
Fort Myers, FL	—		3,226	11,832	—	15,058	16	12/21/2020	1987
Pensacola, FL	(h	)	2,152	3,831	(1,307)	4,676	109	4/29/2014	2014
Canton Marketplace:
Canton, GA	31,801		8,310	48,667	930	57,907	12,023	3/28/2013	2009
Carlisle Crossing:
Carlisle, PA	—		4,491	15,817	41	20,349	2,943	9/18/2014	2006
Cash & Carry:
Salt Lake City, UT	—		863	4,149	—	5,012	5	12/21/2020	2006
Chase:
Hanover Township, NJ	(h	)	2,192	—	—	2,192	—	12/18/2013	2012
Costco:
Tallahassee, FL	5,146		9,497	—	—	9,497	—	12/11/2012	2006
Cottonwood Commons:
Albuquerque, NM	19,250		4,986	28,881	274	34,141	5,688	7/19/2013	2013
Coventry Crossing:
Coventry , RI	6,000		3,462	5,899	(2,292)	7,069	137	9/12/2013	2008
Crosspoint:
Hagerstown, MD	(h	)	12,285	14,359	(971)	25,673	2,937	9/30/2014	2000
Crossroads Annex:
Lafayette, LA	(h	)	1,659	7,091	—	8,750	1,431	12/4/2013	2013
Crossroads Commons:
Plover, WI	(h	)	1,000	4,515	75	5,590	1,068	12/10/2013	2012
CVS:
Arnold, MO	(h	)	2,043	2,367	—	4,410	429	12/13/2013	2013
Asheville, NC	(h	)	1,108	1,084	—	2,192	248	4/26/2012	1998
Austin, TX	(h	)	1,076	3,475	—	4,551	626	12/13/2013	2013
Bloomington, IN	(h	)	1,620	2,957	—	4,577	536	12/13/2013	2012
Blue Springs, MO	(h	)	395	2,722	—	3,117	493	12/13/2013	2013
Bridgeton, MO	(h	)	2,056	2,362	—	4,418	428	12/13/2013	2013
Charleston, SC	(h	)	869	1,009	—	1,878	232	4/26/2012	1998
Chesapeake, VA	(h	)	1,044	3,053	—	4,097	564	12/13/2013	2013

CIM REAL ESTATE FINANCE TRUST, INC.

SCHEDULE III — REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION — (Continued)

(in thousands)

			Initial Costs to Company			Gross Amount at Which Carried At December 31, 2020 (c) (d) (e)
Description (a)	Encumbrances		Land	Buildings, Fixtures and Improvements	Total Adjustment to Basis (b)		Accumulated Depreciation (e) (f) (g)	Date Acquired	Date Constructed
CVS (continued):
Chicago, IL	(h	)	$1,832	$4,255	$—	$6,087	$829	3/20/2013	2008
Cicero, IN	(h	)	487	3,099	—	3,586	561	12/13/2013	2013
Corpus Christi, TX	(h	)	648	2,557	—	3,205	566	4/19/2012	1998
Danville, IN	(h	)	424	2,105	76	2,605	371	7/16/2014	1998
Eminence, KY	(h	)	872	2,511	—	3,383	449	12/13/2013	2013
Goose Creek, SC	(h	)	1,022	1,980	—	3,002	355	12/13/2013	2013
Greenwood, IN	(h	)	912	3,549	61	4,522	671	7/11/2013	1999
Hanover Township, NJ	(h	)	4,746	—	—	4,746	—	12/18/2013	2012
Hazlet, NJ	(h	)	3,047	3,610	—	6,657	650	12/13/2013	2013
Honesdale, PA	(h	)	1,206	3,342	—	4,548	620	12/13/2013	2013
Independence, MO	(h	)	359	2,242	—	2,601	407	12/13/2013	2013
Indianapolis, IN	(h	)	1,110	2,484	—	3,594	450	12/13/2013	2013
Irving, TX	(h	)	745	3,034	—	3,779	640	10/5/2012	2000
Janesville, WI	(h	)	736	2,545	—	3,281	460	12/13/2013	2013
Katy, TX	(h	)	1,149	2,462	—	3,611	436	12/13/2013	2013
Lincoln, NE	(h	)	2,534	3,014	—	5,548	544	12/13/2013	2013
London, KY	(h	)	1,445	2,661	—	4,106	499	9/10/2013	2013
Middletown, NY	(h	)	665	5,483	—	6,148	979	12/13/2013	2013
North Wilkesboro, NC	(h	)	332	2,369	73	2,774	435	10/25/2013	1999
Poplar Bluff, MO	(h	)	1,861	2,211	—	4,072	402	12/13/2013	2013
Riverton, NJ	$—		1,217	5,553	—	6,770	6	12/21/2020	2007
Salem, NH	(h	)	3,456	2,351	—	5,807	421	11/18/2013	2013
San Antonio, TX	(h	)	1,893	1,848	—	3,741	339	12/13/2013	2013
Sand Springs, OK	(h	)	1,765	2,283	—	4,048	416	12/13/2013	2013
Santa Fe, NM	(h	)	2,243	4,619	—	6,862	823	12/13/2013	2013
Sedalia, MO	(h	)	466	2,318	—	2,784	421	12/13/2013	2013
St. John, MO	(h	)	1,546	2,601	—	4,147	471	12/13/2013	2013
Temple Hills, MD	(h	)	1,817	2,989	71	4,877	552	9/30/2013	2001
Vineland, NJ	(h	)	813	2,926	—	3,739	546	12/13/2013	2010
Waynesboro, VA	(h	)	986	2,708	—	3,694	490	12/13/2013	2013
West Monroe, LA	(h	)	1,738	2,136	—	3,874	389	12/13/2013	2013
Darien Towne Center:
Darien, IL	(h	)	6,718	11,951	915	19,584	3,143	12/17/2013	1994
Decatur Commons:
Decatur, AL	7,000		2,478	9,333	860	12,671	2,066	7/10/2013	2004
Derby Marketplace:
Derby, KS	—		3,169	6,494	—	9,663	12	12/21/2020	2015
Dick’s Petsmart Center:
Oshkosh, WI	(h	)	1,445	6,599	(1,722)	6,322	138	9/23/2016	2015
Dick’s Sporting Goods:
Oklahoma City, OK	(h	)	685	10,587	—	11,272	2,371	12/31/2012	2012

CIM REAL ESTATE FINANCE TRUST, INC.

SCHEDULE III — REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION — (Continued)

(in thousands)

			Initial Costs to Company			Gross Amount at Which Carried At December 31, 2020 (c) (d) (e)
Description (a)	Encumbrances		Land	Buildings, Fixtures and Improvements	Total Adjustment to Basis (b)		Accumulated Depreciation (e) (f) (g)	Date Acquired	Date Constructed
Dollar General:
Akron, OH	(h	)	$112	$1,099	$—	$1,211	$221	11/1/2013	2013
Athens, WV	$—		270	1,364	—	1,634	2	12/21/2020	2015
Autaugaville, AL	—		103	951	—	1,054	2	12/21/2020	1995
Bluefield, WV	—		290	1,135	—	1,425	2	12/21/2020	2015
Buffalo, NY	(h	)	122	1,099	—	1,221	177	12/5/2014	2014
Charleston, WV	—		340	1,184	—	1,524	2	12/21/2020	2014
Charleston, WV	—		370	1,135	—	1,505	2	12/21/2020	2014
Charleston, WV	—		341	1,039	—	1,380	2	12/21/2020	2015
Collinsville, AL	—		194	1,003	—	1,197	2	12/21/2020	2014
Columbus, OH	(h	)	279	1,248	—	1,527	251	11/7/2013	2013
Des Moines, IA	(h	)	166	943	—	1,109	188	8/9/2013	2012
Elmwood, IL	—		173	941	—	1,114	2	12/21/2020	2012
Glouster, OH	—		220	1,276	—	1,496	2	12/21/2020	2015
Houston (Gears), TX	(h	)	255	1,393	—	1,648	259	10/18/2013	2013
Huntington, WV	—		260	1,182	—	1,442	2	12/21/2020	2014
Huntington, WV	—		240	1,276	—	1,516	2	12/21/2020	2014
Junction City, OH	—		171	847	—	1,018	1	12/21/2020	2014
Kansas City, MO	(h	)	283	1,068	—	1,351	207	10/18/2013	2013
Kansas City, MO	(h	)	233	1,054	—	1,287	202	11/1/2013	2013
Lansing, MI	(h	)	232	939	—	1,171	157	6/25/2014	2014
Lineville, AL	—		257	1,217	—	1,474	2	12/21/2020	2014
Logansport, IN	—		181	977	—	1,158	2	12/21/2020	2014
Mission, TX	(h	)	182	858	—	1,040	146	9/5/2014	2014
Mobile, AL	(h	)	410	1,059	—	1,469	219	6/17/2013	2013
Moundridge, KS	—		415	526	—	941	1	12/21/2020	2014
Parchment, MI	(h	)	168	1,162	—	1,330	193	6/25/2014	2014
Pipestone, MN	—		204	1,034	—	1,238	2	12/21/2020	2014
Pueblo, CO	(h	)	144	909	—	1,053	187	1/4/2013	2012
Ridgeley, WV	—		211	1,157	—	1,368	2	12/21/2020	2014
Romulus, MI	(h	)	274	1,171	—	1,445	205	3/7/2014	2013
Russell, KS	(h	)	54	899	—	953	156	8/5/2014	2014
Selma, AL	—		164	858	—	1,022	1	12/21/2020	2014
Semmes, AL	—		196	952	—	1,148	2	12/21/2020	2014
Sissonville, WV	—		261	1,088	—	1,349	2	12/21/2020	2015
Spring, TX	(h	)	277	1,132	—	1,409	213	9/30/2013	2013
Springfield, IL	(h	)	205	934	—	1,139	153	9/17/2014	2014
St. Louis, MO	(h	)	229	1,102	—	1,331	207	12/31/2013	2013
St. Louis, MO	(h	)	240	1,118	—	1,358	208	1/15/2014	2013
Talladega, AL	—		161	859	—	1,020	2	12/21/2020	2014
Wakarusa, IN	—		243	1,073	—	1,316	2	12/21/2020	2012
Weslaco, TX	(h	)	141	848	—	989	144	9/5/2014	2014
Wolcottville, IN	—		183	1,012	—	1,195	2	12/21/2020	2013
Duluth Trading:
Denton, TX	—		1,662	2,918	—	4,580	4	12/21/2020	2017
Madison, AL	—		1,174	3,603	—	4,777	5	12/21/2020	2019
Noblesville, IN	—		1,212	3,436	—	4,648	5	12/21/2020	2003

CIM REAL ESTATE FINANCE TRUST, INC.

SCHEDULE III — REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION — (Continued)

(in thousands)

			Initial Costs to Company			Gross Amount at Which Carried At December 31, 2020 (c) (d) (e)
Description (a)	Encumbrances		Land	Buildings, Fixtures and Improvements	Total Adjustment to Basis (b)		Accumulated Depreciation (e) (f) (g)	Date Acquired	Date Constructed
East West Commons:
Austell, GA	$13,000		$10,094	$16,034	$3,943	$30,071	$3,370	9/30/2014	2002
Evergreen Marketplace:
Evergreen Park, IL	(h	)	2,823	6,239	—	9,062	1,487	9/6/2013	2013
Fairlane Green II:
Allen Park, MI	—		1,409	14,634	—	16,043	18	12/21/2020	2015
Family Dollar:
Adelanto, CA	(h	)	463	1,711	—	2,174	274	11/14/2014	2014
Bearden, AR	—		52	760	—	812	1	12/21/2020	2014
Bessemer, AL	(h	)	201	1,043	—	1,244	196	12/27/2013	2013
Birmingham, AL	(h	)	500	831	—	1,331	159	12/27/2013	2013
Brooksville, FL	(h	)	206	791	—	997	150	12/18/2013	2013
Cabot, AR	—		231	1,137	—	1,368	2	12/21/2020	2014
Cathedral City, CA	(h	)	658	1,908	—	2,566	315	9/19/2014	2014
Cheyenne, WY	(h	)	148	986	—	1,134	176	4/23/2014	2014
Coachella, CA	(h	)	450	1,634	—	2,084	293	2/19/2014	2013
Columbus, OH	—		252	1,251	—	1,503	2	12/21/2020	2014
Empire, CA	(h	)	239	1,527	—	1,766	261	6/27/2014	2014
Ft. Lauderdale, FL	(h	)	443	1,361	—	1,804	245	12/18/2013	2013
Fresno, CA	(h	)	488	1,553	—	2,041	282	2/19/2014	2013
Hobbs, NM	—		243	1,084	—	1,327	2	12/21/2020	2006
Holtville, CA	(h	)	317	1,609	—	1,926	289	2/19/2014	2013
Indio, CA	(h	)	393	1,636	—	2,029	279	6/25/2014	2014
Irvington, AL	(h	)	217	814	—	1,031	157	12/27/2013	2013
Jay, FL	(h	)	190	1,002	—	1,192	195	2/25/2014	2013
Jonesboro, GA	(h	)	297	1,098	—	1,395	202	2/14/2014	2013
Kissimmee, FL	(h	)	622	1,226	—	1,848	211	8/27/2014	2014
LaBelle, FL	(h	)	268	1,037	—	1,305	199	2/28/2014	2014
Lake Elsinor, CA	(h	)	417	1,682	—	2,099	298	3/3/2014	2013
Lakeland, FL	(h	)	353	937	—	1,290	167	6/30/2014	2014
Lewiston, ME	—		271	1,157	—	1,428	2	12/21/2020	2014
Little Rock, CA	(h	)	499	1,730	—	2,229	267	2/19/2015	2014
Melbourne, FL	(h	)	362	883	—	1,245	162	2/28/2014	2014
Morgan, UT	—		235	1,068	—	1,303	2	12/21/2020	2013
New Roads, LA	—		190	674	—	864	1	12/21/2020	2015
Oshkosh, WI	(h	)	361	815	—	1,176	151	2/25/2014	2013
Palmdale, CA	(h	)	372	1,822	—	2,194	275	3/30/2015	2014
Pensacola, FL	(h	)	509	791	—	1,300	147	3/27/2014	2014
Pine Lake, GA	(h	)	639	897	—	1,536	157	8/26/2014	2014
Riverside, CA	(h	)	736	1,558	—	2,294	273	4/4/2014	2014
Roswell, NM	—		199	921	—	1,120	2	12/21/2020	2014
Salina, UT	—		211	1,262	—	1,473	2	12/21/2020	2014
San Antonio, TX	—		409	914	—	1,323	1	12/21/2020	2014
San Antonio, TX	—		347	1,148	—	1,495	2	12/21/2020	1995

CIM REAL ESTATE FINANCE TRUST, INC.

SCHEDULE III — REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION — (Continued)

(in thousands)

			Initial Costs to Company			Gross Amount at Which Carried At December 31, 2020 (c) (d) (e)
Description (a)	Encumbrances		Land	Buildings, Fixtures and Improvements	Total Adjustment to Basis (b)		Accumulated Depreciation (e) (f) (g)	Date Acquired	Date Constructed
Family Dollar (continued):
San Jacinto, CA	(h	)	$430	$1,682	$—	$2,112	$283	7/18/2014	2014
Statesboro, GA	(h	)	347	800	—	1,147	150	2/14/2014	2013
Stockton, CA	(h	)	202	1,817	—	2,019	297	9/19/2014	2014
Taft, CA	(h	)	255	1,422	—	1,677	275	8/23/2013	2013
Talladega, AL	$—		222	951	—	1,173	2	12/21/2020	2014
Tampa (Cragmont), FL	(h	)	563	737	—	1,300	141	12/18/2013	2013
Tampa (Forest), FL	(h	)	482	920	—	1,402	173	12/18/2013	2013
Tenn Colony, TX	—		150	834	—	984	1	12/21/2020	2014
Terra Bella, CA	(h	)	332	1,394	—	1,726	251	2/19/2014	2013
Tuscaloosa, AL	(h	)	534	817	—	1,351	157	12/27/2013	2013
Valley, AL	—		180	983	—	1,163	2	12/21/2020	2014
Walthourville, GA	—		290	1,058	—	1,348	2	12/21/2020	1995
Warrenville, SC	—		207	986	—	1,193	2	12/21/2020	2013
Flower Foods:
Orlando, FL	(h	)	418	387	—	805	65	9/11/2014	2013
Waldorf, MD	(h	)	398	1,045	—	1,443	194	9/11/2014	2013
Food 4 Less:
Atwater, CA	(h	)	1,383	5,271	—	6,654	1,068	11/27/2013	2002
Fountain Square:
Brookfield, WI	(h	)	6,508	28,634	25	35,167	3,689	1/17/2017	2006
Fourth Creek Landing:
Statesville, NC	(h	)	1,375	7,795	—	9,170	2,076	3/26/2013	2012
Fresenius Medical Care:
West Plains, MO	(h	)	557	3,097	—	3,654	520	7/2/2014	2014
Fresh Market Center:
Glen Ellyn, IL	4,750		2,767	6,403	(3,494)	5,676	153	9/30/2014	2014
Fresh Thyme:
Indianapolis, IN	(h	)	1,087	6,019	—	7,106	1,089	10/31/2014	2014
Lafayette, IN	—		1,173	6,316	—	7,489	7	12/21/2020	2006
Northville, MI	(h	)	1,598	7,796	—	9,394	1,094	12/21/2015	2015
Ypsilanti, MI	—		3,168	5,719	—	8,887	7	12/21/2020	2017
Fresh Thyme & DSW:
Fort Wayne, IN	(h	)	1,740	4,153	612	6,505	836	9/30/2014	1985
Giant Eagle:
Seven Fields, PA	(h	)	1,574	13,659	—	15,233	2,345	5/7/2014	2005
Harbor Town Center:
Manitowoc, WI	9,750		3,568	13,209	(1,799)	14,978	895	4/24/2015	2005
Haverty Furniture:
Midland, TX	(h	)	709	1,294	—	2,003	384	8/7/2013	2012

CIM REAL ESTATE FINANCE TRUST, INC.

SCHEDULE III — REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION — (Continued)

(in thousands)

			Initial Costs to Company			Gross Amount at Which Carried At December 31, 2020 (c) (d) (e)
Description (a)	Encumbrances		Land	Buildings, Fixtures and Improvements	Total Adjustment to Basis (b)		Accumulated Depreciation (e) (f) (g)	Date Acquired	Date Constructed
HEB Center:
Waxahachie, TX	$7,000		$3,465	$7,952	$273	$11,690	$1,817	6/27/2012	1997
Hobby Lobby:
Lewisville, TX	(h	)	2,184	8,977	—	11,161	1,758	11/26/2013	2013
Home Depot:
Lincoln, NE	(h	)	6,339	5,937	—	12,276	832	10/22/2015	1993
North Canton, OH	(h	)	2,203	12,012	360	14,575	2,621	12/20/2012	1998
Houma Crossing:
Houma, LA	12,264		1,076	20,028	—	21,104	28	12/21/2020	2008
Hy-Vee:
Omaha, NE	—		1,842	7,909	—	9,751	11	12/21/2020	2016
Jewel-Osco:
Plainfield, IL	(h	)	—	—	11,151	11,151	578	11/14/2018	2001
Kirkland’s:
Dothan, AL	(h	)	486	946	—	1,432	211	8/5/2014	2014
Kohl’s:
Chartlottesville, VA	(h	)	3,929	12,280	—	16,209	2,057	7/28/2014	2011
Eagan, MN	—		3,581	3,751	—	7,332	6	12/21/2020	1996
Easton, MD	(h	)	2,962	2,661	—	5,623	335	12/2/2015	1992
Kroger:
Bay City, MI	—		718	5,058	—	5,776	8	12/21/2020	1994
Shelton, WA	(h	)	1,180	11,040	—	12,220	2,150	4/30/2014	1994
Whitehall, OH	(h	)	581	6,628	224	7,433	1,363	12/16/2013	1994
Kum & Go:
Conway, AR	(h	)	510	2,577	—	3,087	428	6/13/2014	2014
LA Fitness:
Bloomfield Township, MI	(h	)	2,287	10,075	—	12,362	2,141	6/21/2013	2008
Columbus, OH	(h	)	1,013	6,734	—	7,747	1,059	4/29/2015	2014
Garland, TX	(h	)	2,005	6,861	41	8,907	1,267	12/20/2013	2013
Houston, TX	(h	)	5,764	5,994	—	11,758	1,161	9/30/2013	2013
New Lenox, IL	(h	)	1,965	6,257	—	8,222	823	12/21/2015	2015
Riverside, CA	(h	)	2,557	9,951	—	12,508	1,976	8/2/2013	2010
Lafayette Pavilions:
Lafayette, IN	(h	)	7,632	42,497	(3,245)	46,884	1,067	2/6/2015	2006
Lawton Marketplace:
Lawton, OK	19,247		3,598	25,228	3	28,829	43	12/21/2020	2001
Lord Salisbury Center:
Salisbury, MD	(h	)	6,949	12,179	(2,319)	16,809	370	3/11/2016	2005
Lowe’s:
Adrian, MI	(h	)	2,604	5,036	30	7,670	1,274	9/27/2013	1996
Alpharetta, GA	(h	)	7,979	9,630	403	18,012	1,588	5/29/2015	1998
Asheboro, NC	(h	)	1,098	6,722	—	7,820	1,187	6/23/2014	1994
Cincinnati, OH	(h	)	14,092	—	—	14,092	—	2/10/2014	2001
Columbia, SC	(h	)	3,943	6,353	750	11,046	1,467	9/12/2013	1994

CIM REAL ESTATE FINANCE TRUST, INC.

SCHEDULE III — REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION — (Continued)

(in thousands)

			Initial Costs to Company			Gross Amount at Which Carried At December 31, 2020 (c) (d) (e)
Description (a)	Encumbrances		Land	Buildings, Fixtures and Improvements	Total Adjustment to Basis (b)		Accumulated Depreciation (e) (f) (g)	Date Acquired	Date Constructed
Lowe’s (continued):
Covington, LA	(h	)	$10,233	$—	$—	$10,233	$—	8/20/2014	2002
Hermitage, PA	$—		2,279	12,580	—	14,859	16	12/21/2020	2016
Lilburn, GA	(h	)	8,817	9,380	385	18,582	1,539	5/29/2015	1999
Mansfield, OH	(h	)	873	8,256	26	9,155	1,492	6/12/2014	1992
Marietta, GA	(h	)	7,471	8,404	392	16,267	1,400	5/29/2015	1997
Oxford, AL	(h	)	1,668	7,622	369	9,659	1,804	6/28/2013	1999
Tuscaloosa, AL	(h	)	4,908	4,786	9	9,703	986	10/29/2013	1993
Woodstock, GA	(h	)	7,316	8,879	392	16,587	1,476	5/29/2015	1997
Zanesville, OH	(h	)	2,161	8,375	297	10,833	1,626	12/11/2013	1995
Mattress Firm:
Ashtabula, OH	(h	)	301	1,965	(453)	1,813	36	3/23/2016	2015
Draper, UT	—		860	1,419	—	2,279	2	12/21/2020	2014
Lake City, FL	—		517	1,241	—	1,758	2	12/21/2020	2004
Mattress Firm & Aspen Dental:
Vienna, WV	—		774	2,466	—	3,240	521	9/15/2014	2014
Mattress Firm & Five Guys:
Muskegon, MI	(h	)	813	1,766	(314)	2,265	33	8/29/2014	2014
McAlister’s Deli:
Lawton, OK	(h	)	805	1,057	—	1,862	194	5/1/2014	2013
McGowin Park:
Mobile, AL	42,765		2,243	69,357	—	71,600	8,187	4/26/2017	2016
Melody Mountain:
Ashland, KY	5,940		1,286	9,879	(1,874)	9,291	231	9/1/2015	2013
Merchants Tire & Auto:
Wake Forest, NC	(h	)	782	1,730	—	2,512	241	9/1/2015	2005
Mister Car Wash:
Athens, AL	(h	)	383	1,150	—	1,533	109	9/12/2017	2008
Decatur, AL	(h	)	257	559	—	816	57	9/12/2017	2005
Decatur, AL	(h	)	486	1,253	—	1,739	136	9/12/2017	2014
Decatur, AL	(h	)	359	1,152	—	1,511	124	9/12/2017	2007
Hartselle, AL	(h	)	360	569	—	929	60	9/12/2017	2007
Madison, AL	(h	)	562	1,139	—	1,701	126	9/12/2017	2012
Morganton Heights:
Morganton, NC	22,800		7,032	29,763	30	36,825	6,167	4/29/2015	2013
National Tire & Battery:
Cedar Hill, TX	(h	)	469	1,951	—	2,420	402	12/18/2012	2006
Cypress, TX	(h	)	910	2,224	—	3,134	332	9/1/2015	2005
Flower Mound, TX	(h	)	779	2,449	—	3,228	351	9/1/2015	2005
Fort Worth, TX	(h	)	936	1,234	—	2,170	242	8/23/2013	2005
Fort Worth, TX	(h	)	730	2,309	—	3,039	331	9/1/2015	2005
Frisco, TX	(h	)	844	1,608	—	2,452	313	8/23/2013	2007

CIM REAL ESTATE FINANCE TRUST, INC.

SCHEDULE III — REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION — (Continued)

(in thousands)

			Initial Costs to Company			Gross Amount at Which Carried At December 31, 2020 (c) (d) (e)
Description (a)	Encumbrances		Land	Buildings, Fixtures and Improvements	Total Adjustment to Basis (b)		Accumulated Depreciation (e) (f) (g)	Date Acquired	Date Constructed
National Tire & Battery (continued):
Montgomery, IL	(h	)	$516	$2,494	$—	$3,010	$517	1/15/2013	2007
North Richland Hills, TX	(h	)	513	2,579	—	3,092	380	9/1/2015	2005
Pasadena, TX	(h	)	908	2,307	—	3,215	344	9/1/2015	2005
Pearland, TX	(h	)	1,016	2,040	—	3,056	298	9/1/2015	2005
Plano, TX	(h	)	1,292	2,197	—	3,489	320	9/1/2015	2005
Tomball, TX	(h	)	838	2,229	—	3,067	322	9/1/2015	2005
Natural Grocers:
Idaho Falls, ID	(h	)	833	2,316	—	3,149	422	2/14/2014	2013
Waupaca, WI	$—		1,286	3,727	—	5,013	5	12/21/2020	2017
Nordstrom Rack:
Tampa, FL	6,880		3,371	6,402	1,583	11,356	1,748	4/16/2012	2010
O’Reilly Automotive:
Bennettsville, SC	—		361	1,207	—	1,568	2	12/21/2020	2015
Calyton, GA	(h	)	501	945	—	1,446	121	1/29/2016	2015
Flowood, MS	—		506	1,288	—	1,794	2	12/21/2020	2014
Iron Mountain, MI	—		249	1,400	—	1,649	2	12/21/2020	2014
Owenboro Towne Center:
Owensboro, KY	14,160		3,807	16,259	862	20,928	2,474	1/12/2016	1996
Parkway Centre South:
Grove City, OH	14,250		7,027	18,223	(2,269)	22,981	1,054	7/15/2016	2005
Pecanland Plaza:
Monroe, LA	(h	)	2,206	18,957	(3,265)	17,898	334	10/13/2015	2008
Petsmart:
Wilkesboro, NC	(h	)	447	1,710	—	2,157	402	4/13/2012	2011
Petsmart/Old Navy:
Reynoldsburg, OH	3,720		1,295	4,077	—	5,372	981	12/14/2012	2012
Pick ‘N Save:
Heber City, UT	—		1,160	9,111	—	10,271	12	12/21/2020	2016
Pewaukee, WI	(h	)	1,323	6,761	257	8,341	1,311	8/13/2014	1999
Sheboygan, WI	(h	)	2,003	10,695	—	12,698	2,341	9/6/2012	2012
South Milwaukee, WI	(h	)	1,126	5,706	—	6,832	1,056	11/6/2013	2005
Waterford, WI	—		731	4,078	—	4,809	5	12/21/2020	2017
Plainfield Marketplace:
Plainfield, IL	(h	)	3,167	14,788	(3,827)	14,128	—	12/3/2015	2002
Plaza San Mateo:
Albuquerque, NM	—		2,867	11,582	(4,011)	10,438	311	5/2/2014	2014
Popeyes:
Independence, MO	(h	)	333	680	—	1,013	115	6/27/2014	2005

CIM REAL ESTATE FINANCE TRUST, INC.

SCHEDULE III — REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION — (Continued)

(in thousands)

			Initial Costs to Company			Gross Amount at Which Carried At December 31, 2020 (c) (d) (e)
Description (a)	Encumbrances		Land	Buildings, Fixtures and Improvements	Total Adjustment to Basis (b)		Accumulated Depreciation (e) (f) (g)	Date Acquired	Date Constructed
Poplar Springs Plaza:
Duncan, SC	$5,000		$1,862	$5,277	$517	$7,656	$1,270	5/24/2013	1995
Raising Cane’s:
Murphy, TX	—		495	2,854	—	3,349	3	12/21/2020	1994
Reno, NV	—		1,841	2,259	—	4,100	3	12/21/2020	2014
Rolling Acres Plaza:
Lady Lake, FL	21,930		7,540	26,839	(4,093)	30,286	1,302	9/1/2016	2005
Rushmore Crossing:
Rapid City, SD	22,046		7,066	33,019	(12,059)	28,026	569	1/2/2014	2012
Rapid City, SD	(h	)	883	4,128	(1,348)	3,663	87	1/2/2014	2012
Safeway:
Juneau, AK	—		6,174	8,792	—	14,966	11	12/21/2020	2017
Sherwin Williams:
Macon, GA	(h	)	59	659	—	718	98	4/16/2015	2015
Shippensburg Market Place:
Shippensburg, PA	(h	)	1,917	9,263	(3,530)	7,650	185	9/18/2014	2002
Shoe Carnival & Buffalo Wild Wings:
Salina, KS	—		991	1,909	—	2,900	3	12/21/2020	2014
Shoppes at Stroud:
Stroud Township, PA	(h	)	3,754	22,614	(2,220)	24,148	1,226	10/29/2014	2007
Shoppes of Gary Farms:
Bowling Green, KY	—		3,529	14,197	—	17,726	20	12/21/2020	2005
Shops at Abilene:
Abilene, TX	14,989		5,142	19,684	—	24,826	30	12/21/2020	2014
Siemens:
Milford, OH	—		4,137	23,153	—	27,290	42	12/21/2020	1991
Southwest Plaza:
Springfield, IL	(h	)	2,992	48,935	(23,580)	28,347	1,360	9/18/2014	2003
Spinx:
Simpsonville, SC	(h	)	591	969	—	1,560	194	1/24/2013	2012
Springfield Commons:
Springfield, OH	11,250		3,745	15,049	(4,182)	14,612	168	5/5/2015	1995
Sprouts:
Bixby, OK	(h	)	1,320	7,117	—	8,437	1,367	7/26/2013	2013
Lawrence, KS	—		762	8,111	—	8,873	10	12/21/2020	2001
Steinhafels:
Greenfield, WI	—		1,783	7,643	—	9,426	9	12/21/2020	1991
Stoneridge Village:
Jefferson City, MO	6,500		1,830	9,351	1	11,182	1,886	6/30/2014	2012
Stop & Shop:
North Kingstown, RI	—		639	2,057	—	2,696	2	12/21/2020	1979

CIM REAL ESTATE FINANCE TRUST, INC.

SCHEDULE III — REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION — (Continued)

(in thousands)

			Initial Costs to Company			Gross Amount at Which Carried At December 31, 2020 (c) (d) (e)
Description (a)	Encumbrances		Land	Buildings, Fixtures and Improvements	Total Adjustment to Basis (b)		Accumulated Depreciation (e) (f) (g)	Date Acquired	Date Constructed
Summerfield Crossing:
Riverview, FL	$7,310		$6,130	$6,753	$(1,159)	$11,724	$357	7/12/2013	2013
Sunbelt Rentals:
Canton, OH	(h	)	147	1,679	138	1,964	415	10/24/2013	2013
Sunoco:
Palm Beach Gardens, FL	(h	)	1,050	2,667	—	3,717	515	4/12/2013	2009
Palm City, FL	(h	)	667	1,698	—	2,365	329	4/12/2013	2011
Palm Springs, FL	(h	)	580	1,907	—	2,487	369	4/12/2013	2011
Sebastian, FL	(h	)	490	2,128	—	2,618	412	4/12/2013	2009
Titusville, FL	(h	)	626	2,534	—	3,160	490	4/12/2013	2009
Sutters Creek:
Rocky Mount, NC	(h	)	1,458	2,616	283	4,357	607	1/31/2014	2012
Take 5:
Andrews, TX	—		230	862	—	1,092	1	12/21/2020	1994
Bedford, TX	—		283	837	—	1,120	1	12/21/2020	2009
Burleson, TX	—		471	936	—	1,407	1	12/21/2020	1994
Burleson, TX	—		201	837	—	1,038	1	12/21/2020	2010
Burleson, TX	—		394	407	—	801	1	12/21/2020	2003
Cedar Hill, TX	—		250	705	—	955	1	12/21/2020	1985
Hereford, TX	—		50	995	—	1,045	1	12/21/2020	1993
Irving, TX	—		120	445	—	565	1	12/21/2020	1989
Irving, TX	—		210	818	—	1,028	1	12/21/2020	1987
Lubbock, TX	—		151	1,428	—	1,579	2	12/21/2020	2002
Midland, TX	—		192	1,861	—	2,053	2	12/21/2020	1995
Mineral Wells, TX	—		131	1,263	—	1,394	1	12/21/2020	2019
Target Center:
Columbia, SC	(h	)	3,234	7,297	(651)	9,880	394	3/31/2014	2012
Terrell Mill Village:
Marieta, GA	(h	)	3,079	11,185	14	14,278	2,205	1/31/2014	2012
TGI Friday’s:
Cheseapeake, VA	(h	)	1,217	1,388	—	2,605	242	6/27/2014	2003
Wilmington, DE	(h	)	1,685	969	—	2,654	172	6/27/2014	1991
The Center at Hobbs Brook:
Sturbridge, MA	21,500		11,241	29,152	1,502	41,895	4,655	6/29/2016	1999
The Market at Clifty Crossing:
Columbus, IN	(h	)	2,669	16,308	113	19,090	4,509	10/31/2014	1989
The Market at Polaris:
Columbus, OH	(h	)	11,828	41,702	(36,715)	16,815	284	12/6/2013	2005
The Marquis:
Williamsburg, VA	8,556		2,615	11,406	—	14,021	2,609	9/21/2012	2007

CIM REAL ESTATE FINANCE TRUST, INC.

SCHEDULE III — REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION — (Continued)

(in thousands)

			Initial Costs to Company			Gross Amount at Which Carried At December 31, 2020 (c) (d) (e)
Description (a)	Encumbrances		Land	Buildings, Fixtures and Improvements	Total Adjustment to Basis (b)		Accumulated Depreciation (e) (f) (g)	Date Acquired	Date Constructed
The Plant:
San Jose, CA	$123,000		$67,596	$108,203	$583	$176,382	$24,218	4/15/2013	2008
The Ridge at Turtle Creek:
Hattiesburg, MS	9,900		2,749	12,434	(3,482)	11,701	267	2/27/2015	2011
Tire Kingdom:
Bluffton, SC	(h	)	645	1,688	—	2,333	235	9/1/2015	2005
Summerville, SC	(h	)	1,208	1,233	—	2,441	178	9/1/2015	2005
Tire Kingdom & Starbucks:
Mount Pleasant, SC	2,400		1,291	3,149	(502)	3,938	154	9/1/2015	2005
Tractor Supply:
Ashland, VA	(h	)	500	2,696	—	3,196	510	11/22/2013	2013
Augusta, KS	(h	)	407	2,315	—	2,722	430	1/10/2014	2013
Blytheville, AR	—		780	2,660	—	3,440	4	12/21/2020	2002
Cambridge, MN	(h	)	807	1,272	28	2,107	339	5/14/2012	2012
Canon City, CO	(h	)	597	2,527	—	3,124	513	11/30/2012	2012
Carlyle, IL	—		707	2,386	—	3,093	4	12/21/2020	2015
Fortuna, CA	(h	)	568	3,819	—	4,387	675	6/27/2014	2014
Logan, WV	—		597	3,232	—	3,829	4	12/21/2020	2006
Lumberton, NC	(h	)	611	2,007	—	2,618	438	5/24/2013	2013
Marion, IN	(h	)	1,536	1,099	—	2,635	216	2/19/2014	2004
Midland, NC	—		865	2,182	—	3,047	3	12/21/2020	2013
Monticello, FL	(h	)	448	1,916	—	2,364	415	6/20/2013	2013
Shelbyville, IL	—		586	2,576	—	3,162	4	12/21/2020	2017
South Hill, VA	(h	)	630	2,179	—	2,809	445	6/24/2013	2011
Weaverville, NC	(h	)	867	3,138	—	4,005	624	9/13/2013	2006
Woodward, OK	(h	)	446	1,973	—	2,419	402	11/19/2013	2013
Trader Joe’s:
Asheville, NC	(h	)	2,770	3,766	—	6,536	744	10/22/2013	2013
Columbia, SC	(h	)	2,308	2,597	—	4,905	594	3/28/2013	2012
Wilmington, NC	(h	)	2,016	2,519	—	4,535	630	6/27/2013	2012
Turfway Crossing:
Florence, KY	8,280		2,261	10,323	418	13,002	2,180	5/27/2014	2002
Ulta Salon:
Albany, GA	(h	)	441	1,757	—	2,198	313	5/8/2014	2013
Greeley, CO	(h	)	596	2,035	—	2,631	315	3/31/2015	2014
United Oil:
Bellflower, CA	(h	)	1,246	788	—	2,034	125	9/30/2014	2001
Brea, CA	(h	)	2,393	658	—	3,051	104	9/30/2014	1984
Carson, CA	—		2,354	4,821	—	7,175	6	12/21/2020	1958
El Cajon, CA	(h	)	1,533	568	—	2,101	90	9/30/2014	2008
El Cajon, CA	(h	)	1,225	368	—	1,593	58	9/30/2014	2000
El Monte, CA	(h	)	766	510	—	1,276	80	9/30/2014	1994
Escondido, CA	(h	)	3,514	1,062	—	4,576	168	9/30/2014	2002
Fallbrook, CA	—		1,266	3,458	—	4,724	4	12/21/2020	1958

CIM REAL ESTATE FINANCE TRUST, INC.

SCHEDULE III — REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION — (Continued)

(in thousands)

			Initial Costs to Company			Gross Amount at Which Carried At December 31, 2020 (c) (d) (e)
Description (a)	Encumbrances		Land	Buildings, Fixtures and Improvements	Total Adjustment to Basis (b)		Accumulated Depreciation (e) (f) (g)	Date Acquired	Date Constructed
United Oil (continued):
Glendale, CA	(h	)	$4,871	$795	$—	$5,666	$126	9/30/2014	1999
Harbor City, CA	$—		1,359	3,047	—	4,406	3	12/21/2020	2014
Hawthorne, CA	—		896	1,764	—	2,660	2	12/21/2020	2001
Inglewood, CA	(h	)	1,809	878	—	2,687	139	9/30/2014	1997
La Habra, CA	(h	)	1,971	571	—	2,542	90	9/30/2014	2000
Lakewood, CA	—		2,499	2,400	—	4,899	3	12/21/2020	1973
Lawndale, CA	(h	)	1,462	862	—	2,324	136	9/30/2014	2001
Long Beach, CA	—		1,088	2,582	—	3,670	3	12/21/2020	1990
Long Beach, CA	(h	)	2,778	883	—	3,661	140	9/30/2014	1972
Los Angeles, CA	(h	)	2,334	717	—	3,051	113	9/30/2014	2002
Los Angeles, CA	(h	)	3,552	1,242	—	4,794	196	9/30/2014	2002
Los Angeles, CA	(h	)	2,745	669	—	3,414	106	9/30/2014	1998
Los Angeles, CA	(h	)	3,930	428	—	4,358	68	9/30/2014	2005
Los Angeles, CA	(h	)	1,927	1,484	—	3,411	235	9/30/2014	2007
Los Angeles, CA	(h	)	2,182	701	—	2,883	111	9/30/2014	1964
Los Angeles, CA	—		2,435	2,614	—	5,049	3	12/21/2020	1982
Los Angeles, CA	—		2,016	3,486	—	5,502	4	12/21/2020	1965
Madera, CA	(h	)	1,500	3,804	—	5,304	265	9/27/2019	2018
Norco, CA	(h	)	1,852	1,489	—	3,341	235	9/30/2014	1995
Poway, CA	(h	)	3,072	705	—	3,777	111	9/30/2014	1960
San Clemente, CA	—		2,036	3,561	—	5,597	4	12/21/2020	1973
San Diego, CA	—		1,362	1,662	—	3,024	2	12/21/2020	1959
San Diego, CA	—		1,547	3,218	—	4,765	4	12/21/2020	2011
San Diego, CA	—		2,409	4,105	—	6,514	5	12/21/2020	1976
San Diego, CA	(h	)	2,977	1,448	—	4,425	229	9/30/2014	1984
San Diego, CA	(h	)	1,877	883	—	2,760	139	9/30/2014	2006
San Diego, CA	(h	)	1,824	382	—	2,206	61	9/30/2014	2006
Santa Ana, CA	—		1,629	1,767	—	3,396	2	12/21/2020	2000
Santa Clarita, CA	(h	)	4,787	733	—	5,520	116	9/30/2014	2001
Sun City, CA	(h	)	1,136	1,421	—	2,557	224	9/30/2014	1984
Vista, CA	(h	)	2,063	334	—	2,397	53	9/30/2014	1986
Vista (Vista), CA	(h	)	2,028	418	—	2,446	66	9/30/2014	2010
Whittier, CA	(h	)	1,629	985	—	2,614	156	9/30/2014	1997
University Marketplace:
Marion, IN	(h	)	850	6,722	121	7,693	1,831	3/22/2013	2012
Urban Air Adventure Park:
Waukesha, WI	(h	)	3,408	12,918	666	16,992	2,057	9/29/2014	2007
Vacant:
Appleton, WI	(h	)	895	1,026	(1,194)	727	9	11/18/2015	2015
Cherokee, IA	(h	)	217	3,326	(2,654)	889	11	12/23/2015	2015
Cokato, MN	(h	)	358	3,229	(2,280)	1,307	8	12/23/2015	2015
Danville, VA	(h	)	274	1,514	(1,062)	726	36	4/29/2014	2014
Dickson City, PA	—		1,113	7,946	(7,817)	1,242	221	6/30/2014	2013

CIM REAL ESTATE FINANCE TRUST, INC.

SCHEDULE III — REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION — (Continued)

(in thousands)

			Initial Costs to Company			Gross Amount at Which Carried At December 31, 2020 (c) (d) (e)
Description (a)	Encumbrances		Land	Buildings, Fixtures and Improvements	Total Adjustment to Basis (b)		Accumulated Depreciation (e) (f) (g)	Date Acquired	Date Constructed
Vacant (continued):
Eldersburg, MD	(h	)	$557	$876	$—	$1,433	$102	4/28/2017	2000
Lancaster, TX	(h	)	1,203	1,620	—	2,823	361	10/23/2012	2011
Nampa, ID	(h	)	449	2,213	(1,482)	1,180	36	3/31/2014	1972
Raleigh, NC	$—		329	556	—	885	1	12/21/2020	2014
Sanford, FL	(h	)	1,031	1,807	(1,861)	977	14	10/23/2012	1999
Troy, OH	(h	)	992	1,577	(1,383)	1,186	88	10/23/2012	2011
Valentine, NE	(h	)	395	3,549	(2,403)	1,541	57	6/30/2014	2014
Walker, LA	(h	)	900	3,909	—	4,809	657	6/27/2014	1999
Ventura Place:
Albuquerque, NM	(h	)	5,203	7,998	(5,050)	8,151	196	4/29/2015	2008
Vitamin Shoppe:
Taylor, MI	—		631	767	—	1,398	1	12/21/2020	1995
Wal-Mart:
Anderson, SC	(h	)	2,424	9,719	—	12,143	1,251	11/5/2015	2015
Florence, SC	(h	)	2,013	9,225	—	11,238	1,182	11/5/2015	2015
Perry, GA	(h	)	2,270	11,053	—	13,323	2,364	6/4/2013	1999
Summerville, SC	4,300		2,410	2,098	—	4,508	309	9/18/2015	2015
Tallahassee, FL	(h	)	14,823	—	—	14,823	—	12/11/2012	2008
York, SC	(h	)	1,913	11,410	—	13,323	2,425	6/4/2013	1998
Walgreens:
Austintown, OH	(h	)	637	4,173	—	4,810	779	8/19/2013	2002
Baton Rouge, LA	—		1,015	4,671	—	5,686	6	12/21/2020	2006
Chicopee, MA	(h	)	2,094	4,945	—	7,039	772	10/23/2014	2008
Clinton, MI	4,209		1,977	4,232	—	6,209	5	12/21/2020	1997
Connelly Springs, NC	(h	)	1,349	3,628	—	4,977	694	8/27/2013	2012
Danville, VA	(h	)	989	4,547	—	5,536	979	12/24/2012	2012
Dearborn Heights, MI	(h	)	2,236	3,411	—	5,647	657	7/9/2013	2008
East Chicago, IN	(h	)	331	5,242	—	5,573	839	8/8/2014	2005
Fort Madison, IA	(h	)	514	3,723	—	4,237	700	9/20/2013	2008
Greenville, OH	—		542	4,063	—	4,605	5	12/21/2020	2014
Harrison, AR	4,750		1,237	5,424	—	6,661	6	12/21/2020	2007
Hickory, NC	(h	)	1,100	4,241	—	5,341	867	2/28/2013	2009
Huntsville, AL	3,273		1,931	2,457	97	4,485	533	3/15/2013	2001
Indianapolis, IN	4,602		1,212	5,484	—	6,696	6	12/21/2020	1996
Kannapolis, NC	(h	)	1,480	5,031	—	6,511	976	6/12/2013	2012
Kilgore, TX	—		821	5,601	—	6,422	6	12/21/2020	2007
Kokomo, IN	—		—	—	—	—	—	12/21/2020	2014
Las Vegas, NV	(h	)	2,325	3,262	70	5,657	622	9/26/2013	1999
Lawton, OK	(h	)	860	2,539	106	3,505	494	7/3/2013	1998
Lees Summit, MO	4,184		1,205	4,884	—	6,089	6	12/21/2020	2014
Little Rock, AR	(h	)	548	4,676	—	5,224	768	6/30/2014	2011
Lubbock, TX	(h	)	565	3,257	103	3,925	689	10/11/2012	2000
Lubbock, TX	(h	)	531	2,951	102	3,584	620	10/11/2012	1998

CIM REAL ESTATE FINANCE TRUST, INC.

SCHEDULE III — REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION — (Continued)

(in thousands)

			Initial Costs to Company			Gross Amount at Which Carried At December 31, 2020 (c) (d) (e)
Description (a)	Encumbrances		Land	Buildings, Fixtures and Improvements	Total Adjustment to Basis (b)		Accumulated Depreciation (e) (f) (g)	Date Acquired	Date Constructed
Walgreens (continued):
Metropolis, IL	(h	)	$284	$4,991	$—	$5,275	$798	8/8/2014	2009
Mobile, AL	(h	)	1,603	3,161	—	4,764	591	11/7/2013	2013
Pine Bluff, AR	(h	)	248	5,229	—	5,477	982	9/17/2013	2012
Richmond, IN	$—		965	4,685	—	5,650	5	12/21/2020	2006
Sacramento, CA	(h	)	324	2,669	—	2,993	458	6/30/2014	2008
San Antonio, TX	—		1,417	7,932	—	9,349	9	12/21/2020	2005
Siloam Springs, AR	3,839		936	4,367	—	5,303	5	12/21/2020	1999
Slidell, LA	3,027		757	3,557	—	4,314	4	12/21/2020	2000
Springfield, IL	(h	)	830	3,619	—	4,449	803	5/14/2012	2007
Suffolk, VA	(h	)	1,261	3,461	—	4,722	807	5/14/2012	2007
Sun City, AZ	(h	)	837	2,484	245	3,566	455	5/6/2014	2000
Tarboro, NC	(h	)	755	3,634	—	4,389	594	8/22/2014	2014
Whiteville, NC	—		829	4,090	—	4,919	5	12/21/2020	2007
Walgreens/KeyBank:
Newburgh, NY	5,000		3,280	5,441	—	8,721	992	9/16/2013	2010
Wallace Commons:
Salisbury, NC	7,590		3,265	8,058	—	11,323	1,674	12/21/2012	2009
Wallace Commons II:
Salisbury, NC	(h	)	2,231	8,479	—	10,710	1,639	2/28/2014	2013
Waterford South Park:
Clarksville, IN	7,200		2,946	8,564	45	11,555	2,075	4/12/2013	2006
Wendy’s:
Grafton, VA	(h	)	539	894	—	1,433	153	6/27/2014	1985
Westminster, CO	(h	)	596	1,108	—	1,704	189	6/27/2014	1986
Western Crossing:
Jacksonville, NC	—		3,382	7,775	—	11,157	12	12/21/2020	1995
West Marine:
Chicago, IL	—		4,442	8,698	—	13,140	10	12/21/2020	2005
Panama City, FL	(h	)	676	2,219	—	2,895	399	4/24/2015	2014
Pensacola, FL	(h	)	1,107	3,398	—	4,505	595	2/27/2015	2015
Westover Market:
San Antonio, TX	(h	)	2,705	7,959	(6,264)	4,400	159	7/10/2013	2013
Winn-Dixie:
Amite, LA	—		1,479	1,691	—	3,170	4	12/21/2020	2000

	$578,096		$901,859	$2,533,704	$(63,637)	$3,371,926	$298,364

(a)	Initial costs exclude subsequent impairment charges.
(b)	Consists of capital expenditures and real estate development costs, and impairment charges.
(c)	The aggregate cost for federal income tax purposes was $3.7 billion.

CIM REAL ESTATE FINANCE TRUST, INC.

SCHEDULE III — REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION — (Continued)

(in thousands)

(d)	The following is a reconciliation of total real estate carrying value for the years ended December 31 (in thousands):

	2020	2019	2018
Balance, beginning of period	$2,530,311	$4,444,041	$4,564,592
Additions
Acquisitions	738,172	5,305	11,151
Improvements	192,591	13,832	6,135
Assets placed back into service	200,758	—	—

Total additions	$1,131,521	$19,137	$17,286

Less: Deductions
Cost of real estate sold	83,144	1,448,915	61,891
Other (including provisions for impairment of real estate assets)	206,762	483,952	75,946

Total deductions	289,906	1,932,867	137,837

Balance, end of period	$3,371,926	$2,530,311	$4,444,041

(e)	Gross intangible lease assets of $389.6 million and the associated accumulated amortization of $155.0 million are not reflected in the table above.
(f)	The following is a reconciliation of accumulated depreciation for the years ended December 31 (in thousands):

	2020	2019	2018
Balance, beginning of period	$243,122	$385,245	$334,476
Additions
Acquisitions — Depreciation expense for building, acquisitions costs and tenant improvements acquired	56,218	73,790	92,998
Improvements — Depreciation expense for tenant improvements and building equipment	2,280	2,352	2,481

Total additions	$58,498	$76,142	$95,479

Deductions
Cost of real estate sold	10,108	144,820	6,901
Other (including provisions for impairment of real estate assets)	(6,852)	73,445	37,809

Total deductions	3,256	218,265	44,710

Balance, end of period	$298,364	$243,122	$385,245

(g)

The Company’s assets are depreciated or amortized using the straight-line method over the useful lives of the assets by class. Generally, buildings are depreciated over 40 years, site improvements are amortized over 15 years and tenant improvements are amortized over the remaining life of the lease or the useful life, whichever is shorter.

(h)	Includes 56 anchored shopping centers.

CIM REAL ESTATE FINANCE TRUST, INC.

SCHEDULE IV — MORTGAGE LOANS ON REAL ESTATE

(in thousands)

Loan Type	Description /Location	Interest Rate (a)	Final Maturity Date	Periodic Payment Terms (b)	Prior Liens	Face Amount of Mortgages	Carrying Amount of Mortgages	Principal Amount of Loans Subject to Delinquent Principal or “Interest”
Mezzanine loan	Condo / New York, New York	L + 14.85%	5/9/2021	P/I	N/A	$34,904	$35,888	$—
Mezzanine loan	Condo / New York, New York	L + 14.85%	5/9/2021	P/I	N/A	22,480	23,218	—
Mezzanine loan	Condo / New York, New York	L + 14.85%	5/9/2021	P/I	N/A	13,906	14,350	—
Mezzanine loan	Condo / New York, New York	L + 14.85%	5/9/2021	P/I	N/A	9,131	9,624	—
Mezzanine loan	Condo / New York, New York	L + 8.00%	5/9/2021	P/I	N/A	22,104	22,373	—
Mezzanine loan	Condo / New York, New York	L + 8.00%	5/9/2021	P/I	N/A	16,681	16,880	—
Mezzanine loan	Condo / New York, New York	L + 8.00%	5/9/2021	P/I	N/A	10,034	10,153	—
Mezzanine loan	Condo / New York, New York	L + 8.00%	5/9/2021	P/I	N/A	7,549	7,639	—
Senior loan	Office / Duluth, Georgia	L + 3.15%	2/1/2025	P/I	N/A	46,935	46,486	—
Senior loan	Multifamily / Atlanta, Georgia	L + 2.75%	1/9/2024	P/I	N/A	69,500	69,238	—
Senior loan	Office / Dallas, Texas	L + 4.50%	9/8/2023	P/I	N/A	155,899	154,168	—
Senior loan	Office / Orlando, Florida	L + 4.00%	10/9/2023	P/I	N/A	72,315	71,653	—

Total loans						$481,438	$481,670	$—

Cure payments receivable (c)						—	7,351	—
Allowance for credit losses (b)						—	(60,628)	—

Total loans, net						$481,438	$428,393	$—

(a)	L = one month LIBOR rate.
(b)	P/I = principal and interest.
(c)

Represents operating expenses related to the mezzanine loans paid by the Company on the borrower’s behalf in connection with the foreclosure proceedings that commenced during the year ended December 31, 2020.

(d)	As of December 31, 2020, the Company’s allowance for credit losses related to its loans held-for-investment totaled $70.4 million, $60.6 million of which was related to the CRE loans.

The following table reconciles mortgage loans on real estate for the years ended December 31 (in thousands):

	Year Ended December 31,
	2020	2019	2018
Balance, beginning of period	$298,880	$89,762	$—
Additions during period:
New loans	231,212	217,014	89,295
Capitalized interest	539	8,546	384
Accretion of fees and other items	1,909	2,441	268

Total additions	$233,660	$228,001	$89,947

Less: Deductions during period:
Collections of principal	(47,670)	(17,186)	—
Deferred fees and other items	(3,200)	(1,697)	(185)

Total deductions	(50,870)	(18,883)	(185)

Balance, end of period	$481,670	$298,880	$89,762

Cure payments receivable	7,351	—	—
Allowance for credit losses	(60,628)	—	—

Net balance, end of period	$428,393	$298,880	$89,762

CIM REAL ESTATE FINANCE TRUST, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts) (Unaudited)

	June 30, 2021	December 31, 2020
ASSETS
Real estate assets:
Land	$843,192	$881,896
Buildings, fixtures and improvements	2,267,204	2,490,030
Intangible lease assets	367,622	389,564
Condominium developments	197,080	—

Total real estate assets, at cost	3,675,098	3,761,490
Less: accumulated depreciation and amortization	(472,399)	(453,385)

Total real estate assets, net	3,202,699	3,308,105

Real estate-related securities	42,071	38,194
Loans held-for-investment and related receivables, net	1,356,247	962,624
Less: Allowance for credit losses	(13,011)	(70,358)

Total loans held-for-investment and related receivables, net	1,343,236	892,266
Cash and cash equivalents	141,299	121,385
Restricted cash	32,918	7,023
Rents and tenant receivables, net	57,945	74,419
Prepaid expenses and other assets	17,028	10,406
Deferred costs, net	5,842	4,293
Assets held for sale	6,124	3,518

Total assets	$4,849,162	$4,459,609

LIABILITIES AND STOCKHOLDERS’ EQUITY
Credit facilities, notes payable and repurchase facilities, net	$2,540,809	$2,144,993
Accrued expenses and accounts payable	35,102	30,419
Due to affiliates	15,957	14,723
Intangible lease liabilities, net	27,578	32,718
Distributions payable	10,997	10,969
Deferred rental income, derivative liabilities and other liabilities	19,686	27,361

Total liabilities	2,650,129	2,261,183

Commitments and contingencies
Redeemable common stock	173,628	—

STOCKHOLDERS’ EQUITY
Preferred stock, $ 0.01 par value per share; 10,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $ 0.01 par value per share; 490,000,000 shares authorized, 362,923,841 and 362,001,968 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	3,629	3,620
Capital in excess of par value	2,990,971	3,157,859
Accumulated distributions in excess of earnings	(971,826)	(961,006)
Accumulated other comprehensive income (loss)	2,631	(2,047)

Total stockholders’ equity	2,025,405	2,198,426

Total liabilities, redeemable common stock and stockholders’ equity	$4,849,162	$4,459,609

The accompanying notes are an integral part of these condensed consolidated financial statements.

CIM REAL ESTATE FINANCE TRUST, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues:
Rental and other property income	$75,302	$60,103	$152,232	$128,539
Interest income	16,460	7,193	28,413	12,764

Total revenues	91,762	67,296	180,645	141,303

Operating expenses:
General and administrative
Property operating	11,356	4,811	21,475	11,676
Real estate tax	7,706	6,748	19,925	13,726
Expense reimbursements to related parties	3,210	3,057	5,871	5,235
Management fees	11,755	9,750	23,332	19,600
Transaction-related	27	125	31	250
Depreciation and amortization	24,647	19,696	50,385	40,519
Real estate impairment	77	3,831	4,377	15,507
Provision for credit losses	123	7,905	691	25,682

Total operating expenses	62,506	58,943	134,120	138,097

Gain on disposition of real estate and condominium developments, net	46,469	3,791	46,469	16,901

Operating income	75,725	12,144	92,994	20,107

Other expense:
Interest expense and other, net	(16,460)	(15,520)	(36,482)	(31,276)
Loss on extinguishment of debt	(1,478)	(370)	(1,478)	(4,752)

Total other expense	(17,938)	(15,890)	(37,960)	(36,028)

Net income (loss)	$57,787	$(3,746)	$55,034	$(15,921)

Weighted average number of common shares outstanding:
Basic and diluted	362,448,778	310,558,499	362,226,607	310,903,460

Net income (loss) per common share:
Basic and diluted	$0.16	$(0.01)	$0.15	$(0.05)

The accompanying notes are an integral part of these condensed consolidated financial statements.

CIM REAL ESTATE FINANCE TRUST, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in thousands) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income (loss)	$57,787	$(3,746)	$55,034	$(15,921)
Other comprehensive income (loss)
Unrealized gain on real estate-related securities	1,930	20	2,052	20
Reclassification adjustment for realized gain included in income as other income	(648)	—	(648)	—
Unrealized (loss) gain on interest rate swaps	(52)	(805)	71	(11,610)
Amount of loss reclassified from other comprehensive income (loss) into income (loss) as interest expense and other, net	71	3,343	3,203	4,320

Total other comprehensive income (loss)	1,301	2,558	4,678	(7,270)

Comprehensive income (loss)	$59,088	$(1,188)	59,712	(23,191)

The accompanying notes are an integral part of these condensed consolidated financial statements.

CIM REAL ESTATE FINANCE TRUST, INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands, except share amounts) (Unaudited)

	Common Stock			Accumulated Distributions in Excess of Earnings
	Number of Shares	Par Value	Capital in Excess of Par Value		Accumulated Other Comprehensive (Loss) Income	Total Stockholders’ Equity
Balance as of January 1, 2021	362,001,968	$3,620	$3,157,859	$(961,006)	$(2,047)	$2,198,426
Equity-based compensation	—	—	40	—	—	40
Distributions declared on common stock — $0.09 per common share	—	—	—	(32,906)	—	(32,906)
Comprehensive (loss) income	—	—	—	(2,753)	3,377	624

Balance as of March 31, 2021	362,001,968	$3,620	$3,157,899	$(996,665)	$1,330	$2,166,184
Issuance of common stock	917,769	9	6,651	—	—	6,660
Equity-based compensation	4,104	—	49	—	—	49
Distributions declared on common stock — $0.09 per common share	—	—	—	(32,948)	—	(32,948)
Changes in redeemable common stock	—	—	(173,628)	—	—	(173,628)
Comprehensive income	—	—	—	57,787	1,301	59,088

Balance as of June 30, 2021	362,923,841	$3,629	$2,990,971	$(971,826)	$2,631	$2,025,405

	Common Stock			Accumulated Distributions in Excess of Earnings	Accumulated
	Number of Shares	Par Value	Capital in Excess of Par Value		Other Comprehensive (Loss) Income	Total Stockholders’ Equity
Balance as of January 1, 2020	311,207,725	$3,112	$2,606,925	$(816,181)	$(3,908)	$1,789,948
Cumulative effect of accounting changes	—	—	—	(2,002)	—	(2,002)
Issuance of common stock	2,223,298	22	19,209	—	—	19,231
Equity-based compensation	—	—	40	—	—	40
Distributions declared on common stock — $0.15 per common share	—	—	—	(48,332)	—	(48,332)
Redemptions of common stock	(2,256,037)	(22)	(19,492)	—	—	(19,514)
Changes in redeemable common stock	—	—	283	—	—	283
Comprehensive loss	—	—	—	(12,175)	(9,828)	(22,003)

Balance as of March 31, 2020	311,174,986	$3,112	$2,606,965	$(878,690)	$(13,736)	$1,717,651
Issuance of common stock	1,242,475	12	9,531	—	—	9,543
Equity-based compensation	—	—	40	—	—	40
Distributions declared on common stock — $0.04 per common share	—	—	—	(13,072)	—	(13,072)
Redemptions of common stock	(2,468,754)	(25)	(19,166)	—	—	(19,191)
Changes in redeemable common stock	—	—	9,643	—	—	9,643
Comprehensive (loss) income	—	—	—	(3,746)	2,558	(1,188)

Balance as of June 30, 2020	309,948,707	$3,099	$2,607,013	$(895,508)	$(11,178)	$1,703,426

The accompanying notes are an integral part of these condensed consolidated financial statements.

CIM REAL ESTATE FINANCE TRUST, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands) (Unaudited)

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$55,034	$(15,921)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization, net	49,184	39,886
Amortization of deferred financing costs	3,782	2,034
Amortization of fair value adjustment of mortgage notes payable assumed	(149)	(45)
Amortization and accretion on deferred loan fees	(817)	(1,425)
Amortization of premiums and discounts on credit investments	(3,767)	(194)
Capitalized interest income on real estate-related securities	(435)	(539)
Equity-based compensation	89	80
Straight-line rental income	(2,756)	(2,083)
Write-offs for uncollectible lease-related receivables	591	5,870
Gain on disposition of real estate assets and condominium developments, net	(46,469)	(16,901)
Gain on sale of credit investments, net	(813)	(223)
Amortization of fair value adjustment and gain on interest rate swaps	(2,757)	(10)
Impairment of real estate assets	4,377	15,507
Provision for credit losses	691	25,682
Write-off of deferred financing costs	45	544
Changes in assets and liabilities:
Rents and tenant receivables, net	15,315	(12,958)
Prepaid expenses and other assets	(6,083)	2,045
Accrued expenses and accounts payable	707	1,427
Deferred rental income and other liabilities	(1,656)	(4,885)
Due to affiliates	1,234	(662)

Net cash provided by operating activities	65,347	37,229

Cash flows from investing activities:
Investment in real estate-related securities	(28,509)	(16,450)
Investment in broadly syndicated loans	(142,324)	(404,896)
Investment in real estate assets and capital expenditures	(14,543)	(7,171)
Origination and acquisition of loans held-for-investment, net	(533,222)	(1,165)
Origination and exit fees received on loans held-for-investment	4,694	571
Principal payments received on loans held-for-investment	97,459	63,592
Principal payments received on real estate-related securities	20	355
Net proceeds from sale of real estate-related securities	27,624	—
Net proceeds from disposition of real estate assets and condominium developments	304,370	157,198
Net proceeds from sale of broadly syndicated loans	36,518	19,842
Payment of property escrow deposits	—	(250)
Refund of property escrow deposits	—	250
Proceeds from the settlement of insurance claims	58	—

Net cash used in investing activities	(247,855)	(188,124)

Cash flows from financing activities:
Redemptions of common stock	—	(38,705)
Distributions to stockholders	(59,166)	(44,150)
Proceeds from credit facilities and repurchase facilities	590,182	320,992
Repayments of credit facilities and notes payable	(298,021)	(218,814)
Payment of loan deposits	(650)	—
Refund of loan deposits	65	—
Deferred financing costs paid	(4,093)	(844)

Net cash provided by financing activities	228,317	18,479

Net increase (decrease) in cash and cash equivalents and restricted cash	45,809	(132,416)
Cash and cash equivalents and restricted cash, beginning of period	128,408	473,355

Cash and cash equivalents and restricted cash, end of period	$174,217	$340,939

Reconciliation of cash and cash equivalents and restricted cash to the condensed consolidated balance sheets:
Cash and cash equivalents	$141,299	$336,142
Restricted cash	32,918	4,797

Total cash and cash equivalents and restricted cash	$174,217	$340,939

The accompanying notes are an integral part of these condensed consolidated financial statements.

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2021 (Unaudited)

NOTE 1 — ORGANIZATION AND BUSINESS

CIM Real Estate Finance Trust, Inc. (the “Company”) is a non-exchange traded real estate investment trust (“REIT”) formed as a Maryland corporation on July 27, 2010, that elected to be taxed, and currently qualifies, as a REIT for U.S. federal income tax purposes beginning with its taxable year ended December 31, 2012. The Company operates a diversified portfolio of core commercial real estate assets primarily consisting of net leased properties located throughout the United States. The Company continues to pursue a more diversified investment strategy across the capital structure by balancing the Company’s existing core of commercial real estate assets leased to creditworthy tenants under long-term net leases with a portfolio of commercial mortgage loans and other credit investments in which the Company’s sponsor and its affiliates have expertise. As of June 30, 2021, the Company owned 469 properties, comprising 18.6 million rentable square feet of commercial space located in 41 states. As of June 30, 2021, the rentable square feet at these properties was 93.1% leased, including month-to-month agreements, if any. As of June 30, 2021, the Company’s loan portfolio consisted of 247 loans with a net book value of $1.3 billion, and investments in three real estate-related securities with a net book value of $42.1 million. On January 7, 2021, the Company completed foreclosure proceedings to take control of the assets which previously secured its eight mezzanine loans, including 75 condominium units and 21 rental units across four buildings. As of June 30, 2021, the Company owned $197.1 million of condominium developments.

A majority of the Company’s business is conducted through CIM Real Estate Finance Operating Partnership, LP, a Delaware limited partnership, of which the Company is the sole general partner and owns, directly or indirectly, 100% of the partnership interests.

The Company is externally managed by CIM Real Estate Finance Management, LLC, a Delaware limited liability company (“CMFT Management”), which is an affiliate of CIM Group, LLC (“CIM”). CIM is a community-focused real estate and infrastructure owner, operator, lender and developer. Headquartered in Los Angeles, California, CIM has offices across the United States and in Tokyo, Japan.

CCO Group, LLC owns and controls CMFT Management, the Company’s manager, and is the indirect owner of CCO Capital, LLC (“CCO Capital”), the Company’s dealer manager, and CREI Advisors, LLC (“CREI Advisors”), the Company’s property manager. CCO Group, LLC and its subsidiaries (collectively, “CCO Group”) serve as the Company’s sponsor and as a sponsor to CIM Income NAV, Inc. (“CIM Income NAV”). The Company relies upon CIM Capital IC Management, LLC, the Company’s investment advisor (the “Investment Advisor”) to provide substantially all of the Company’s day-to-day management with respect to investments in securities.

On January 26, 2012, the Company commenced its initial public offering on a “best efforts” basis of up to a maximum of $2.975 billion in shares of common stock (the “Offering”). The Company ceased issuing shares in the Offering on April 4, 2014. At the completion of the Offering, a total of approximately 297.4 million shares of common stock had been issued, including approximately 292.3 million shares of common stock sold to the public pursuant to the primary portion of the Offering and approximately 5.1 million shares of common stock issued pursuant to the distribution reinvestment plan (“DRIP”) portion of the Offering. The remaining approximately 404,000 unsold shares from the Offering were deregistered.

The Company registered $247.0 million of shares of common stock under the DRIP (the “Initial DRIP Offering”) pursuant to a Registration Statement on Form S-3 (Registration No. 333-192958), which was filed with the U.S. Securities and Exchange Commission (the “SEC”) on December 19, 2013 and automatically became effective with the SEC upon filing. The Company ceased issuing shares under the Initial DRIP Offering effective as of June 30, 2016. At the completion of the Initial DRIP Offering, a total of approximately

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2021 (Unaudited) — (Continued)

$241.7 million of shares of common stock had been issued. The remaining $5.3 million of unsold shares from the Initial DRIP Offering were deregistered.

The Company registered an additional $600.0 million of shares of common stock under the DRIP (the “Secondary DRIP Offering,” and together with the Initial DRIP Offering, the “DRIP Offerings,” and the DRIP Offerings collectively with the Offering, the “Offerings”) pursuant to a Registration Statement on Form S-3 (Registration No. 333-212832), which was filed with the SEC on August 2, 2016 and automatically became effective with the SEC upon filing. The Company began to issue shares under the Secondary DRIP Offering on August 2, 2016 and continued to issue shares under the Secondary DRIP Offering until, on August 30, 2020, the Company’s board of directors (the “Board”) suspended the Secondary DRIP Offering in connection with the entry of the Company into the merger agreements with Cole Office & Industrial REIT (CCIT III), Inc. (“CCIT III”) and Cole Credit Property Trust V, Inc. (“CCPT V”) (the “Mergers”). On March 25, 2021, the Board reinstated the Secondary DRIP Offering, effective April 1, 2021.

The Board establishes an updated estimated per share net asset value (“NAV”) of the Company’s common stock on at least an annual basis for purposes of assisting broker-dealers that participated in the Offering in meeting their customer account reporting obligations under Financial Industry Regulatory Authority Rule 2231. Distributions are reinvested in shares of the Company’s common stock under the DRIP at the estimated per share NAV as determined by the Board. Additionally, the estimated per share NAV as determined by the Board serves as the per share NAV for purposes of the share redemption program. As of June 30, 2021, the estimated per share NAV of the Company’s common stock was $7.20, which was established by the Board on May 25, 2021 using a valuation date of March 31, 2021. Commencing on May 26, 2021, $7.20 served as the per share NAV under the DRIP. The Board previously established a per share NAV as of August 31, 2015, September 30, 2016, December 31, 2016, December 31, 2017, December 31, 2018, December 31, 2019, March 31, 2020 and June 30, 2020. The Company’s estimated per share NAVs are not audited or reviewed by its independent registered public accounting firm.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The summary of significant accounting policies presented below is designed to assist in understanding the Company’s condensed consolidated financial statements. These accounting policies conform to accounting principles generally accepted in the United States of America (“GAAP”) in all material respects, and have been consistently applied in preparing the accompanying condensed consolidated financial statements.

Principles of Consolidation and Basis of Presentation

The condensed consolidated financial statements of the Company have been prepared in accordance with the rules and regulations of the SEC regarding interim financial reporting, including the instructions to Form 10-Q and Article 10 of Regulation S-X, and do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, the statements for the interim periods presented include all adjustments, which are of a normal and recurring nature, necessary for a fair presentation of the results for such periods. Results for these interim periods are not necessarily indicative of full year results. The information included in this Quarterly Report on Form 10-Q should be read in conjunction with the Company’s audited consolidated financial statements as of and for the year ended December 31, 2020, and related notes thereto, set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. The condensed consolidated financial statements should also be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in this Quarterly Report on Form 10-Q.

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2021 (Unaudited) — (Continued)

The condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Reclassifications

Certain amounts in the Company’s prior period condensed consolidated financial statements have been reclassified to conform to the current period presentation. This reclassification had no effect on previously reported totals or subtotals. The reclassifications have been made to the condensed consolidated statements of operations for the three and six months ended June 30, 2020 as follows (in thousands):

	Three Months Ended June 30, 2020			Six Months Ended June 30, 2020
	As previously reported	Reclassification	As Revised	As previously reported	Reclassification	As Revised
Condensed Consolidated Statements of Operations
General and administrative	$4,235	$(1,215)	$3,020	$7,917	$(2,015)	$5,902
Management fees	$11,398	$(1,648)	$9,750	$22,488	$(2,888)	$19,600
Transaction-related	$330	$(205)	$125	$582	$(332)	$250
Expense reimbursements to related parties	$—	$3,057	$3,057	$—	$5,235	$5,235
Interest expense and other, net	$15,509	$11	$15,520	$31,276	$—	$31,276

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Real Estate Assets

Real estate assets are stated at cost, less accumulated depreciation and amortization. The Company considers the period of future benefit of each respective asset to determine the appropriate useful life. The estimated useful lives of the Company’s real estate assets by class are generally as follows:

Buildings	40 years
Site improvements	15 years
Tenant improvements	Lesser of useful life or lease term
Intangible lease assets	Lease term

Recoverability of Real Estate Assets

The Company continually monitors events and changes in circumstances that could indicate that the carrying amounts of its real estate assets may not be recoverable. Impairment indicators that the Company considers include, but are not limited to: bankruptcy or other credit concerns of a property’s major tenant, such as a history of late payments, lease concessions and other factors; a significant decrease in a property’s revenues due to lease terminations; vacancies; co- tenancy clauses; reduced lease rates; and changes in anticipated holding periods. When indicators of potential impairment are present, the Company assesses the recoverability of the

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2021 (Unaudited) — (Continued)

assets by determining whether the carrying amount of the assets will be recovered through the undiscounted future cash flows expected from the use of the assets and their eventual disposition. In the event that such expected undiscounted future cash flows do not exceed the carrying amount, the Company will adjust the real estate assets to their respective fair values and recognize an impairment loss. Generally, fair value is determined using a discounted cash flow analysis and recent comparable sales transactions. During the six months ended June 30, 2021, as part of the Company’s quarterly impairment review procedures, the Company recorded impairment charges of $4.4 million related to five properties, of which impairment at three properties was due to sales prices that were less than their respective carrying values and impairment at two properties was due to vacancy. The Company’s impairment assessment as of June 30, 2021 was based on the most current information available to the Company, including expected holding periods. If the Company’s expected holding periods for assets change, subsequent tests for impairment could result in additional impairment charges in the future. The Company cannot provide any assurance that additional material impairment charges with respect to the Company’s real estate assets will not occur during 2021 or in future periods. During the six months ended June 30, 2020, the Company recorded impairment charges of $15.5 million related to nine properties due to revised cash flow estimates as a result of market conditions and one property due to a tenant bankruptcy. The assumptions and uncertainties utilized in the evaluation of the impairment of real estate assets are discussed in detail in Note 3 — Fair Value Measurements. See also Note 4 — Real Estate Assets for further discussion regarding real estate investment activity.

Assets Held for Sale

When a real estate asset is identified by the Company as held for sale, the Company will cease recording depreciation and amortization of the assets related to the property and estimate its fair value, net of selling costs. If, in management’s opinion, the fair value, net of selling costs, of the asset is less than the carrying amount of the asset, an adjustment to the carrying amount is then recorded to reflect the estimated fair value of the property, net of selling costs. As of June 30, 2021, the Company identified two properties with a fair value of $6.1 million as held for sale, which were sold subsequent to June 30, 2021 at a gain of $779,000. As of December 31, 2020, the Company identified one property with a fair value of $3.5 million as held for sale, which was sold during the six months ended June 30, 2021. No gain or loss was recognized on this disposition.

Disposition of Real Estate Assets

Gains and losses from dispositions are recognized once the various criteria relating to the terms of sale and any subsequent involvement by the Company with the asset sold are met. A discontinued operation includes only the disposal of a component of an entity and represents a strategic shift that has (or will have) a major effect on an entity’s financial results. The Company’s dispositions during the six months ended June 30, 2021 and 2020 did not qualify for discontinued operations presentation and thus, the results of the properties and condominiums that were sold will remain in operating income, and any associated gains or losses from the disposition are included in gain on disposition of real estate and condominium developments, net. See Note 4 — Real Estate Assets for a discussion of the disposition of individual properties and condominiums during the six months ended June 30, 2021.

Allocation of Purchase Price of Real Estate Assets

Upon the acquisition of real properties, the Company allocates the purchase price to acquired tangible assets, consisting of land, buildings and improvements, and to identified intangible assets and liabilities, consisting of the value of above- and below-market leases and the value of in-place leases and other intangibles, based in each case on their relative fair values. The Company utilizes independent appraisals to assist in the

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determination of the fair values of the tangible assets of an acquired property (which includes land and buildings). The information in the appraisal, along with any additional information available to the Company’s management, is used in estimating the amount of the purchase price that is allocated to land. Other information in the appraisal, such as building value and market rents, may be used by the Company’s management in estimating the allocation of purchase price to the building and to intangible lease assets and liabilities. The appraisal firm has no involvement in management’s allocation decisions other than providing this market information.

The determination of the fair values of the real estate assets and liabilities acquired requires the use of significant assumptions with regard to the current market rental rates, rental growth rates, capitalization and discount rates, interest rates and other variables. The use of alternative estimates may result in a different allocation of the Company’s purchase price, which could materially impact the Company’s results of operations.

Certain acquisition-related expenses related to asset acquisitions are capitalized and allocated to tangible and intangible assets and liabilities, as described above. Acquisition-related manager expense reimbursements are expensed as incurred and are included in expense reimbursements to related parties in the accompanying condensed consolidated statements of operations. Other acquisition-related expenses continue to be expensed as incurred and are included in transaction-related expenses in the accompanying condensed consolidated statements of operations.

Restricted Cash

The Company had $32.9 million and $7.0 million in restricted cash as of June 30, 2021 and December 31, 2020, respectively. Included in restricted cash was $4.1 million and $3.6 million held by lenders in lockbox accounts, as of June 30, 2021 and December 31, 2020, respectively. As part of certain debt agreements, rents from certain encumbered properties are deposited directly into a lockbox account, from which the monthly debt service payment is disbursed to the lender and the excess is disbursed to the Company. Also included in restricted cash was $28.8 million and $3.4 million of construction reserves, amounts held by lenders in escrow accounts for real estate taxes and other lender reserves for certain properties, in accordance with the associated lender’s loan agreement, as of June 30, 2021 and December 31, 2020, respectively.

Real Estate-Related Securities

Real estate-related securities consists primarily of the Company’s investment in commercial mortgage-backed securities (“CMBS”). The Company determines the appropriate classification for real estate-related securities at the time of purchase and reevaluates such designation as of each balance sheet date. As of June 30, 2021, the Company classified its investments as available-for-sale as the Company is not actively trading the securities; however, the Company may sell them prior to their maturity. These investments are carried at their estimated fair value with unrealized gains and losses reported in other comprehensive income (loss). During the six months ended June 30, 2021, the Company invested $28.5 million in CMBS. During the same period, the Company sold CMBS with a carrying value of $27.0 million resulting in net proceeds of $27.6 million and a gain of $648,000. As of June 30, 2021, the Company had investments in three CMBS with an estimated aggregate fair value of $42.1 million.

The Company monitors its available-for-sale securities for changes in fair value. An allowance for credit losses is recorded when the Company acquires CMBS, and any subsequent impairment is recognized when the Company determines that a decline in the estimated fair value of a security below its amortized cost has resulted from a credit loss or other factors. The Company records impairments related to credit losses through the allowance for credit losses. However, the allowance is limited by the amount that the fair value is less than the amortized cost basis. The Company considers many factors in determining whether a credit loss exists, including,

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but not limited to, the extent to which the fair value is less than the amortized cost basis, recent events specific to the security, industry or geographic area, the payment structure of the security, the failure of the issuer of the security to make scheduled interest or principal payments, and external credit ratings and recent changes in such ratings. The analysis of determining whether a credit loss exists requires significant judgments and assumptions. The use of alternative judgments and assumptions could result in a different conclusion.

The amortized cost of real estate-related securities is adjusted for amortization of premiums and accretion of discounts to maturity computed under the effective interest method and is recorded in the accompanying condensed consolidated statements of operations in interest income. Upon the sale of a security, the realized net gain or loss is computed on the specific identification method.

Interest earned is either received in cash or capitalized to real estate-related securities in the Company’s condensed consolidated balance sheets. Interest is capitalized when certain conditions are met as specified in each security agreement. During the three and six months ended June 30, 2021, the Company capitalized $435,000 of interest income to real estate-related securities. No such amounts were capitalized during the three and six months ended June 30, 2020.

Loans Held-for-Investment

The Company has acquired, and may continue to acquire, loans related to real estate assets. Additionally, the Company may acquire and originate credit investments, including commercial mortgage loans, mezzanine loans, preferred equity, and other loans and securities related to commercial real estate assets, as well as corporate loan opportunities that are consistent with the Company’s investment strategy and objectives. The Company intends to hold the loans held-for- investment for the foreseeable future or until maturity. Loans held-for-investment are carried on the Company’s condensed consolidated balance sheets at amortized cost, net of any allowance for credit losses. Discounts or premiums, origination fees and exit fees are amortized as a component of interest income using the effective interest method over the life of the respective loans, or on a straight-line basis when it approximates the effective interest method. Upon the sale of a loan, the realized net gain or loss is computed on the specific identification method.

Interest earned is either received in cash or capitalized to loans held-for-investment and related receivables, net in the Company’s condensed consolidated balance sheets. Interest is capitalized when certain conditions are met as specified in each loan agreement. During the three and six months ended June 30, 2020, the Company recorded $7.2 million and $12.8 million, respectively, in interest income on its credit investments, $539,000 of which was capitalized during the six months ended June 30, 2020. No such amounts were capitalized during the three months ended June 30, 2020.

Accrual of interest income is suspended on nonaccrual loans. Loans that are past due 90 days or more as to principal or interest, or where reasonable doubt exists as to timely collection, are generally considered nonperforming and placed on nonaccrual status. Interest collected is recognized on a cash basis by crediting income when received. Loans may be restored to accrual status when all principal and interest are current and full repayment of the remaining contractual principal and interest are reasonably assured. As of June 30, 2021, the Company did not have nonaccrual loans.

Allowance for Credit Losses

The Company adopted Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments - Credit Losses (Topic 326) (“ASU 2016-13”), on January 1, 2020. The allowance for credit losses required under ASU 2016-13 reflects the Company’s current estimate of potential credit losses related to the Company’s loans

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held-for-investment included in the condensed consolidated balance sheets. The initial allowance for credit losses recorded on January 1, 2020 is reflected as a direct charge to retained earnings on the Company’s condensed consolidated statements of stockholders’ equity; however, subsequent changes to the allowance for credit losses are recognized through net income on the Company’s condensed consolidated statements of operations. While ASU 2016-13 does not require any particular method for determining the allowance for credit losses, it does specify the allowance should be based on relevant information about past events, including historical loss experience, current portfolio and market conditions, and reasonable and supportable forecasts for the duration of each respective loan. In addition, other than a few narrow exceptions, ASU 2016-13 requires that all financial instruments subject to the credit loss model have some amount of loss reserve to reflect the GAAP principal underlying the credit loss model that all loans, debt securities, and similar assets have some inherent risk of loss, regardless of credit quality, subordinate capital, or other mitigating factors.

The Company has elected to use a discounted cash flow model to estimate the allowance for credit losses. This model requires the Company to develop cash flows which project estimated credit losses over the life of the loan and discount these cash flows at the asset’s effective interest rate. The Company then records an allowance for credit losses equal to the difference between the amortized cost basis of the asset and the present value of the expected cash flows. The Company considers loan investments that are both (i) expected to be substantially repaid through the operation or sale of the underlying collateral, and (ii) for which the borrower is experiencing financial difficulty, to be “collateral-dependent” loans. For such loans that the Company determines that foreclosure of the collateral is probable, the Company measures the expected losses based on the difference between the fair value of the collateral less costs to sell and the amortized cost basis of the loan as of the measurement date. For collateral-dependent loans that the Company determines foreclosure is not probable, the Company applies a practical expedient to estimate expected losses using the difference between the collateral’s fair value (less costs to sell the asset if repayment is expected through the sale of the collateral) and the amortized cost basis of the loan. For the Company’s broadly syndicated loans, the Company uses a probability of default and loss given default method using an underlying third-party CMBS/Commercial Real Estate (“CRE”) loan database with historical loan losses from 1998 to 2019. The Company may use other acceptable alternative approaches in the future depending on, among other factors, the type of loan, underlying collateral, and availability of relevant historical market loan loss data.

The Company adopted ASU 2016-13 using the modified retrospective method for all financial assets measured at amortized cost. Prior to adoption, the Company had no allowance for credit losses on its condensed consolidated balance sheets. The Company recorded a cumulative-effective adjustment to the opening retained earnings in its condensed consolidated statement of stockholders’ equity as of January 1, 2020 of $2.0 million.

Quarterly, the Company evaluates the risk of all loans and assigns a risk rating based on a variety of factors, grouped as follows: (i) loan and credit structure, including the as-is loan-to-value (“LTV”) ratio and structural features; (ii) quality and stability of real estate value and operating cash flow, including debt yield, dynamics of the geography, property type and local market, physical condition, stability of cash flow, leasing velocity and quality and diversity of tenancy; (iii) performance against underwritten business plan; and (iv) quality, experience and financial condition of sponsor, borrower and guarantor(s).

Based on a 5-point scale, the Company’s loans are rated “1” through “5,” from least risk to greatest risk, respectively, which ratings are defined as follows:

1-

Outperform — Most satisfactory asset quality and liquidity, good leverage capacity. A “1” rating maintains predictable and strong cash flows from operations. The trends and outlook for the credit’s operations, balance sheet, and industry are neutral to favorable. Collateral, if appropriate, exceeds performance metrics;

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2-

Meets or Exceeds Expectations — Acceptable asset quality, moderate excess liquidity, modest leverage capacity. A “2” rating could have some financial/non-financial weaknesses which are offset by strengths; however, the credit demonstrates an ample current cash flow from operations. The trends and outlook for the credit’s operations, balance sheet, and industry are generally positive or neutral. Collateral performance, if appropriate, meets or exceeds substantially all performance metrics included in original or current underwriting / business plan;

3-

Satisfactory — Acceptable asset quality, somewhat strained liquidity, minimal leverage capacity. A “3” rating is at times characterized by acceptable cash flows from operations. The trends and conditions of the credit’s operations and balance sheet are neutral. Collateral performance, if appropriate, meets or is on track to meet underwriting; business plan can reasonably be achieved;

4-

Underperformance — The debt investment possesses credit deficiencies or potential weaknesses which deserve management’s close and continued attention. The portfolio company’s operations and/or balance sheet have demonstrated an adverse trend or deterioration which, while serious, has not reached the point where the liquidation of debt is jeopardized. These weaknesses are generally considered correctable by the borrower in the normal course of business but may weaken the asset or inadequately protect the Company’s credit position if not checked or corrected. Collateral performance, if appropriate, falls short of original underwriting, material differences exist from business plan, or both; technical milestones have been missed; defaults may exist, or may soon occur absent material improvement; and

5-

Default/Possibility of Loss — The debt investment is protected inadequately by the current enterprise value or paying capacity of the obligor or of the collateral, if any. The underlying company’s operations have well-defined weaknesses based upon objective evidence, such as recurring or significant decreases in revenues and cash flows. Major variance from business plan; loan covenants or technical milestones have been breached; timely exit from loan via sale or refinancing is questionable; risk of principal loss. Collateral performance, if appropriate, is significantly worse than underwriting.

The Company generally assigns a risk rating of “3” to all newly originated or acquired loans held-for-investment during a most recent quarter, except in the case of specific circumstances warranting an exception.

Leases

The Company has lease agreements with lease and non-lease components. The Company has elected to not separate non-lease components from lease components for all classes of underlying assets (primarily real estate assets) and will account for the combined components as rental and other property income. Non-lease components included in rental and other property income include certain tenant reimbursements for maintenance services (including common-area maintenance services or “CAM”), real estate taxes, insurance and utilities paid for by the lessor but consumed by the lessee. As a lessor, the Company has further determined that this policy will be effective only on a lease that has been classified as an operating lease and the revenue recognition pattern and timing is the same for both types of components. The Company is not a party to any material leases where it is the lessee.

Significant judgments and assumptions are inherent in not only determining if a contract contains a lease, but also the lease classification, terms, payments, and, if needed, discount rates. Judgments include the nature of any options, including if they will be exercised, evaluation of implicit discount rates and the assessment and consideration of “fixed” payments for straight-line rent revenue calculations.

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The Company has an investment in a real estate property that is subject to a ground lease, for which a lease liability and right of use (“ROU”) asset of $2.4 million was recorded as of both June 30, 2021 and December 31, 2020. See Note 15 — Leases for a further discussion regarding this ground lease.

Lease costs represent the initial direct costs incurred in the origination, negotiation and processing of a lease agreement. Such costs include outside broker commissions and other independent third-party costs and are amortized over the life of the lease on a straight-line basis. Costs related to salaries and benefits, supervision, administration, unsuccessful origination efforts and other activities not directly related to completed lease agreements are expensed as incurred. Upon successful lease execution, leasing commissions are capitalized.

Development Activities

Project costs and expenses, including interest incurred, associated with the development, construction and lease-up of a real estate project are capitalized as construction in progress. During the six months ended June 30, 2021, the Company capitalized $1.8 million of interest expense associated with the development of condominiums acquired via foreclosure, which is included in condominium developments in the accompanying condensed consolidated balance sheets. There were no development projects during the six months ended June 30, 2020.

Revenue Recognition

Revenue from leasing activities

Rental and other property income is primarily derived from fixed contractual payments from operating leases, and therefore, is generally recognized on a straight-line basis over the term of the lease, which typically begins the date the tenant takes control of the space. When the Company acquires a property, the terms of existing leases are considered to commence as of the acquisition date for the purpose of this calculation. Variable rental and other property income consists primarily of tenant reimbursements for recoverable real estate taxes and operating expenses which are included in rental and other property income in the period when such costs are incurred, with offsetting expenses in real estate taxes and property operating expenses, respectively, within the condensed consolidated statements of operations. The Company defers the recognition of variable rental and other property income, such as percentage rents, until the specific target that triggers the contingent rental income is achieved.

The Company continually reviews whether collection of lease-related receivables, including any straight-line rent, and current and future operating expense reimbursements from tenants are probable. The determination of whether collectability is probable takes into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. Upon the determination that the collectability of a receivable is not probable, the Company will record a reduction to rental and other property income for amounts previously recorded and a decrease in the outstanding receivable. Revenue from leases where collection is deemed to be not probable is recorded on a cash basis until collectability becomes probable. Management’s estimate of the collectability of lease-related receivables is based on the best information available at the time of estimate. The Company does not use a general reserve approach and lease-related receivables are adjusted and taken against rental and other property income only when collectability becomes not probable.

During the six months ended June 30, 2021, the Company identified certain tenants where collection was no longer considered probable. For these tenants, the Company made the determination to record revenue on a cash basis and wrote off total outstanding receivables of $591,000 for the six months ended June 30, 2021, which

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included $525,000 of straight-line rental income. These write-offs reduced rental and other property income during the six months ended June 30, 2021.

Revenue from lending activities

Interest income from the Company’s loans held-for-investment and real estate-related securities is comprised of interest earned on loans and the accretion and amortization of net loan origination fees and discounts. Interest income on loans is accrued as earned, with the accrual of interest suspended when the related loan becomes a nonaccrual loan. Interest income on the Company’s broadly syndicated loans is accrued as earned beginning on the settlement date.

Reportable Segments

During the year ended December 31, 2020, the Company updated its reportable segment information to reflect how the chief operating decision makers regularly review and manage the business and determined that it has two reportable segments:

Credit — engages primarily in acquiring and originating loans related to real estate assets. The Company may acquire first and second lien mortgage loans, mezzanine loans, bridge loans, wraparound mortgage loans, construction mortgage loans on real property and loans on leasehold interest mortgages. This segment also includes investments in CMBS and broadly syndicated loans.

Real estate — engages primarily in acquiring and managing income-producing retail properties that are primarily single-tenant properties or anchored shopping centers, which are leased to creditworthy tenants under long-term net leases. The commercial properties are geographically diversified throughout the United States and have similar economic characteristics.

See Note 16 — Segment Reporting for a further discussion regarding these segments.

Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by various standard setting bodies that may have an impact on the Company’s accounting and reporting. Except as otherwise stated below, the Company is currently evaluating the effect that certain new accounting requirements may have on the Company’s accounting and related reporting and disclosures in the Company’s condensed consolidated financial statements.

In April 2020, the FASB issued a question and answer document (the “Lease Modification Q&A”) focused on the application of lease accounting guidance to lease concessions provided as a result of the current novel coronavirus (“COVID-19”) pandemic. Due to the business disruptions and challenges severely affecting the global economy caused by the COVID-19 pandemic, many lessors may be required to provide rent deferrals and other lease concessions to lessees. While the lease modification guidance in ASU No. 2016-02, Leases (Topic 842) (“ASC 842”) addresses routine changes to lease terms resulting from negotiations between the lessee and the lessor, this guidance did not contemplate concessions being so rapidly executed to address the sudden liquidity constraints of some lessees arising from COVID-19 related impacts. Under existing lease guidance, the Company would have to determine, on a lease by lease basis, if a lease concession was the result of a new arrangement reached with the tenant (treated within the lease modification accounting framework) or if a lease concession was under the enforceable rights and obligations within the existing lease agreement (precluded from applying the lease modification accounting framework). The Lease Modification Q&A allows the Company, if certain criteria have been met, to bypass the lease by lease analysis, and instead elect to either apply the lease

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modification accounting framework or not, with such election applied consistently to leases with similar characteristics and similar circumstances.

The Company has elected to apply this guidance to avoid performing a lease by lease analysis for the lease concessions that (1) were granted as relief due to COVID-19 related impacts and (2) result in the cash flows remaining substantially the same or less than the original contract and will account for these lease concessions as if no changes were made to the leases. During the three and six months ended June 30, 2021, the majority of the lease concessions provided by the Company were in the form of rental abatements, to certain tenants in response to the impact of the COVID-19 pandemic on those tenants.

As of August 9, 2021, the Company has collected approximately 99% of rental payments billed to tenants during the three months ended June 30, 2021, and as of August 9, 2021, the Company collected $4.1 million of deferred rent, representing approximately 99% of amounts due through June 30, 2021.

In January 2021, the Financial Accounting Standards Board (the “FASB”) issued ASU No. 2021-01, Reference Rate Reform (Topic 848) (“ASU 2021-01”). The amendments in ASU 2021-01 clarify that certain optional expedients and exceptions for contract modifications and hedge accounting apply to derivative instruments that use an interest rate for margining, discounting, or contract price alignment that is modified as a result of the discontinuation of the use of the London Interbank Offered Rate (“LIBOR”) as a benchmark interest rate due to reference rate reform. ASU 2021-01 is effective immediately for all entities with the option to apply retrospectively as of any date from the beginning of an interim period that includes or is subsequent to March 12, 2020, and can be applied prospectively to any new contract modifications made on or after January 7, 2021. The Company currently uses LIBOR as its benchmark interest rate for its derivative instruments, and has not entered into any new contracts on or after the effective date of ASU 2021-01. The Company has evaluated the impact of this ASU’s adoption, and does not believe this ASU will have a material impact on its condensed consolidated financial statements.

NOTE 3 — FAIR VALUE MEASUREMENTS

GAAP defines fair value, establishes a framework for measuring fair value and requires disclosures about fair value measurements. GAAP emphasizes that fair value is intended to be a market-based measurement, as opposed to a transaction-specific measurement.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. Depending on the nature of the asset or liability, various techniques and assumptions can be used to estimate the fair value. Assets and liabilities are measured using inputs from three levels of the fair value hierarchy, as follows:

Level 1 — Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. An active market is defined as a market in which transactions for the assets or liabilities occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 — Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active (markets with few transactions), inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data correlation or other means (market corroborated inputs).

Level 3 — Unobservable inputs, which are only used to the extent that observable inputs are not available, reflect the Company’s assumptions about the pricing of an asset or liability.

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The following describes the methods the Company uses to estimate the fair value of the Company’s financial assets and liabilities:

Real estate-related securities — The Company generally determines the fair value of its real estate-related securities by utilizing broker-dealer quotations, reported trades or valuation estimates from pricing models to determine the reported price. Pricing models for real estate-related securities are generally discounted cash flow models that usually consider the attributes applicable to a particular class of security (e.g., credit rating, seniority), current market data, and estimated cash flows for each class and incorporate deal collateral performance such as prepayment speeds and default rates, as available. Depending upon the significance of the fair value inputs used in determining these fair values, these securities are valued using either Level 2 or Level 3 inputs. As of June 30, 2021, the Company concluded that all of its real estate-related securities fell under Level 3.

Credit facilities and notes payable — The fair value is estimated by discounting the expected cash flows based on estimated borrowing rates available to the Company as of the measurement date. Current and prior period liabilities’ carrying and fair values exclude net deferred financing costs. These financial instruments are valued using Level 2 inputs. As of June 30, 2021, the estimated fair value of the Company’s debt was $2.54 billion, which approximated its carrying value. The estimated fair value of the Company’s debt as of December 31, 2020 was $2.14 billion, compared to a carrying value of $2.15 billion.

Derivative instruments — The Company’s derivative instruments are comprised of interest rate swaps and interest rate caps. All derivative instruments are carried at fair value and are valued using Level 2 inputs. The fair value of these instruments is determined using interest rate market pricing models. In addition, credit valuation adjustments are incorporated into the fair values to account for the Company’s potential nonperformance risk and the performance risk of the respective counterparties.

Although the Company has determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with those derivatives utilize Level 3 inputs, such as estimates of current credit spreads, to evaluate the likelihood of default by the Company and its counterparties. However, as of June 30, 2021 and December 31, 2020, the Company assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and determined that the credit valuation adjustments are not significant to the overall valuation of the Company’s derivatives. As a result, the Company has determined that its derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

Loans held-for-investment — The Company’s loans held-for-investment are recorded at cost upon origination and adjusted by net loan origination fees and discounts. The Company estimates the fair value of its loans held-for-investment by performing a present value analysis for the anticipated future cash flows using an appropriate market discount rate taking into consideration the credit risk. The Company has determined that its CRE loans held-for-investment are classified in Level 3 of the fair value hierarchy. The Company’s broadly syndicated loans are classified as Level 2 or Level 3 depending on the number of market quotations or indicative prices from pricing services that are available, and whether the depth of the market is sufficient to transact at those prices in amounts approximating the Company’s investment position at the measurement date. As of June 30, 2021, $407.6 million and $76.2 million of the Company’s broadly syndicated loans were classified in Level 2 and Level 3 of the fair value hierarchy, respectively. As of December 31, 2020, $359.6 million and $114.1 million of the Company’s broadly syndicated loans were classified in Level 2 and Level 3 of the fair value hierarchy, respectively. As of June 30, 2021, the estimated fair value of the Company’s loans held-for-investment and related receivables, net was $1.36 billion, compared to its carrying value of $1.34 billion. As of December 31, 2020, the estimated fair value of the Company’s loans held-for-investment was $907.8 million, compared to its carrying value of $892.3 million.

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Other financial instruments — The Company considers the carrying values of its cash and cash equivalents, restricted cash, tenant receivables, accounts payable and accrued expenses, other liabilities, due to affiliates and distributions payable to approximate their fair values because of the short period of time between their origination and their expected realization as well as their highly-liquid nature. Due to the short-term maturities of these instruments, Level 1 inputs are utilized to estimate the fair value of these financial instruments.

Considerable judgment is necessary to develop estimated fair values of financial assets and liabilities. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize, or be liable for, upon disposition of the financial assets and liabilities. As of June 30, 2021 and December 31, 2020, there have been no transfers of financial assets or liabilities between fair value hierarchy levels.

Items Measured at Fair Value on a Recurring Basis

In accordance with the fair value hierarchy described above, the following tables show the fair value of the Company’s financial assets and liabilities that are required to be measured at fair value on a recurring basis as of June 30, 2021 and December 31, 2020 (in thousands):

	Balance as of June 30, 2021	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial assets:
CMBS	$42,071	$—	$—	$42,071
Interest rate caps	—	—	—	—

Total financial assets	$42,071	$—	$—	$42,071

Financial liabilities:
Interest rate swaps	$(6,289)	$—	$(6,289)	$—

Total financial liabilities	$(6,289)	$—	$(6,289)	$—

	Balance as of December 31, 2020	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial assets:
CMBS	$38,194	$—	$27,461	$10,733

Total financial assets	$38,194	$—	$27,461	$10,733

Financial liabilities:
Interest rate swaps	$(12,308)	$—	$(12,308)	$—

Total financial liabilities	$(12,308)	$—	$(12,308)	$—

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2021 (Unaudited) — (Continued)

The following are reconciliations of the changes in financial assets with Level 3 inputs in the fair value hierarchy for the six months ended June 30, 2021 (in thousands):

CMBS
Beginning Balance, January 1, 2021	$10,733
Total gains and losses:
Unrealized loss included in other comprehensive income (loss), net	1,804
Purchases and payments received:
Purchases	34,491
Discounts, net	(5,372)
Capitalized interest income	435
Principal payments received	(20)

Ending Balance, June 30, 2021	$42,071

Items Measured at Fair Value on a Non-Recurring Basis (Including Impairment Charges)

Certain financial and nonfinancial assets and liabilities are measured at fair value on a nonrecurring basis and are subject to fair value adjustments in certain circumstances, such as when there is evidence of impairment. The Company’s process for identifying and recording impairment related to real estate assets and intangible assets is discussed in Note 2 — Summary of Significant Accounting Policies.

As discussed in Note 4 — Real Estate Assets, during the six months ended June 30, 2021, real estate assets related to five properties were deemed to be impaired and their carrying values were reduced to an estimated fair value of $31.2 million, resulting in impairment charges of $4.4 million. During the six months ended June 30, 2020, real estate assets related to 10 properties were deemed to be impaired and their carrying values were reduced to an estimated fair value of $70.2 million, resulting in impairment charges of $15.5 million. The Company estimates fair values using Level 3 inputs and a combined income and market approach, specifically using discounted cash flow analysis and recent comparable sales transactions. The evaluation of real estate assets for potential impairment requires the Company’s management to exercise significant judgment and to make certain key assumptions, including, but not limited to, the following: (1) terminal capitalization rates; (2) discount rates; (3) the number of years the property will be held; (4) property operating expenses; and (5) re-leasing assumptions, including the number of months to re-lease, market rental income and required tenant improvements. There are inherent uncertainties in making these estimates such as market conditions and the future performance and sustainability of the Company’s tenants. The Company determined that the selling prices used to determine the fair values were Level 2 inputs.

The following summarizes the ranges of discount rates and terminal capitalization rates used for the Company’s impairment test for the real estate assets during the six months ended June 30, 2021:

Six Months Ended June 30, 2021
Discount Rate	Terminal Capitalization Rate
7.9% — 9.7%	7.4% — 9.2%

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2021 (Unaudited) — (Continued)

The following table presents the impairment charges by asset class recorded during the six months ended June 30, 2021 and 2020 (in thousands):

	Six Months Ended June 30,
	2021	2020
Asset class impaired:
Land	$781	$3,541
Buildings, fixtures and improvements	3,496	11,315
Intangible lease assets	230	696
Intangible lease liabilities	(130)	(45)

Total impairment loss	$4,377	$15,507

NOTE 4 — REAL ESTATE ASSETS

2021 Property Acquisitions

During the six months ended June 30, 2021, the Company did not acquire any properties.

Assets Acquired Via Foreclosure

On January 7, 2021, the Company completed foreclosure proceedings to take control of the assets which previously secured its eight mezzanine loans, including 75 condominium units and 21 rental units across four buildings. No land was acquired in connection with the foreclosure.

The following table summarizes the purchase price allocation for the real estate acquired via foreclosure (in thousands):

As of June 30, 2021
Buildings, fixtures and improvements	$192,182
Acquired in-place leases and other intangibles	134
Intangible lease liabilities	(326)

Total purchase price	$191,990

In connection with the foreclosure, the Company assumed $102.6 million of mortgage notes payable related to the assets, as further discussed in Note 9 — Credit Facilities, Notes Payable and Repurchase Facilities.

2021 Condominium Development Project

During the six months ended June 30, 2021, the Company capitalized $4.5 million of expenses as construction in progress associated with the development of condominiums acquired via foreclosure, which is included in condominium developments in the accompanying condensed consolidated balance sheets.

2021 Condominium Dispositions

During the six months ended June 30, 2021, the Company disposed of condominium units for an aggregate sales price of $8.8 million, resulting in proceeds of $8.5 million after closing costs and a gain of $1.5 million.

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2021 (Unaudited) — (Continued)

The Company has no continuing involvement with these condominium units. The gain on sale of condominium units is included in gain on disposition of real estate and condominium developments, net in the condensed consolidated statements of operations.

2021 Property Dispositions and Real Estate Assets Held for Sale

During the six months ended June 30, 2021, the Company disposed of 47 retail properties for an aggregate gross sales price of $304.0 million, resulting in proceeds of $296.0 million after closing costs and a gain of $46.5 million. The Company has no continuing involvement with these properties. The gain on sale of real estate is included in gain on disposition of real estate and condominium developments, net in the condensed consolidated statements of operations.

As of June 30, 2021, there were two properties classified as held for sale with a carrying value of $6.1 million included in assets held for sale in the accompanying condensed consolidated balance sheets. Subsequent to June 30, 2021, the Company disposed of these properties, as further discussed in Note 17 — Subsequent Events.

2021 Impairment

The Company performs quarterly impairment review procedures, primarily through continuous monitoring of events and changes in circumstances that could indicate that the carrying value of certain of its real estate assets may not be recoverable. See Note 2 — Summary of Significant Accounting Policies for a discussion of the Company’s accounting policies regarding impairment of real estate assets.

During the six months ended June 30, 2021, five properties totaling approximately 165,000 square feet with a carrying value of $35.5 million were deemed to be impaired and their carrying values were reduced to an estimated fair value of $31.2 million, resulting in impairment charges of $4.4 million, which were recorded in the condensed consolidated statements of operations. See Note 3 — Fair Value Measurements for a further discussion regarding these impairment charges.

2020 Property Acquisition

During the six months ended June 30, 2020, the Company acquired one commercial property for an aggregate purchase price of $4.7 million (the “2020 Property Acquisition”), which includes $42,000 of external acquisition-related expenses that were capitalized. The Company funded the 2020 Property Acquisition with proceeds from real estate dispositions and available borrowings.

The following table summarizes the purchase price allocation for the 2020 Property Acquisition (in thousands):

2020 Property Acquisition
Land	$1,417
Buildings, fixtures and improvements	2,800
Acquired in-place leases and other intangibles (1)	442

Total purchase price	$4,659

(1)	The amortization period for acquired in-place leases and other intangibles is 14.8 years.

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2021 (Unaudited) — (Continued)

2020 Property Dispositions

During the six months ended June 30, 2020, the Company disposed of 16 properties, consisting of 10 retail properties and six anchored shopping centers, for an aggregate gross sales price of $160.8 million, resulting in proceeds of $157.2 million after closing costs and disposition fees due to CMFT Management or its affiliates, and a gain of $16.9 million. The Company has no continuing involvement with these properties. The gain on sale of real estate is included in gain on disposition of real estate and condominium developments, net in the condensed consolidated statements of operations.

2020 Impairment

During the six months ended June 30, 2020, 10 properties totaling approximately 673,000 square feet with a carrying value of $85.7 million were deemed to be impaired and their carrying values were reduced to an estimated fair value of $70.2 million, resulting in impairment charges of $15.5 million, which were recorded in the condensed consolidated statements of operations. See Note 3 — Fair Value Measurements for a further discussion regarding these impairment charges.

NOTE 5 — INTANGIBLE LEASE ASSETS AND LIABILITIES

Intangible lease assets and liabilities consisted of the following as of June 30, 2021 and December 31, 2020 (in thousands, except weighted average life remaining):

	June 30, 2021	December 31, 2020
Intangible lease assets:
In-place leases and other intangibles, net of accumulated amortization of $141,487 and $132,967, respectively (with a weighted average life remaining of 9.2 years and 9.7 years, respectively)	$187,922	$217,431
Acquired above-market leases, net of accumulated amortization of $22,746 and $22,054, respectively (with a weighted average life remaining of 7.5 years and 7.6 years, respectively)	15,467	17,112

Total intangible lease assets, net	$203,389	$234,543

Intangible lease liabilities:
Acquired below-market leases, net of accumulated amortization of $34,297 and $31,933, respectively (with a weighted average life remaining of 7.4 years and 7.5 years, respectively)	$27,917	$32,718

Amortization of the above-market leases is recorded as a reduction to rental and other property income, and amortization expense for the in-place leases and other intangibles is included in depreciation and amortization in the accompanying condensed consolidated statements of operations. Amortization of below- market leases is recorded as an increase to rental and other property income in the accompanying condensed consolidated statements of operations.

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2021 (Unaudited) — (Continued)

The following table summarizes the amortization related to the intangible lease assets and liabilities for the three and six months ended June 30, 2021 and 2020 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
In-place lease and other intangible amortization	$7,428	$5,615	$15,201	$11,555
Above-market lease amortization	$599	$729	$1,249	$1,637
Below-market lease amortization	$1,377	$1,267	$2,843	$2,666

As of June 30, 2021, the estimated amortization relating to the intangible lease assets and liabilities is as follows (in thousands):

	Amortization
	In-Place Leases and Other Intangibles	Above-Market Leases	Below-Market Leases
Remainder of 2021	$14,027	$1,188	$2,541
2022	26,209	2,281	4,496
2023	23,027	2,028	3,832
2024	19,849	1,533	2,872
2025	16,071	1,292	2,503
Thereafter	88,739	7,145	11,673

Total	$187,922	$15,467	$27,917

NOTE 6 — REAL ESTATE-RELATED SECURITIES

As of June 30, 2021, the Company had CMBS investment securities with an aggregate estimated fair value of $42.1 million. The CMBS mature on various dates from November 2033 through June 2058 and have interest rates ranging from 2.7% to 13.0%, with one CMBS earning a zero coupon rate. The following is a summary of the Company’s real estate-related securities as of June 30, 2021 (in thousands):

	Real Estate-Related Securities
	Amortized Cost Basis	Unrealized Gain	Fair Value
CMBS	$39,520	$2,551	$42,071

Total real estate-related securities	$39,520	$2,551	$42,071

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2021 (Unaudited) — (Continued)

The following table provides the activity for the real estate-related securities during the six months ended June 30, 2021 (in thousands):

	Amortized Cost Basis	Unrealized Gain	Fair Value
Real estate-related securities as of January 1, 2021	$37,047	$1,147	$38,194
Face value of real estate-related securities acquired	34,491	—	34,491
Premiums and discounts on purchase of real estate-related securities, net of acquisition costs	(5,982)	—	(5,982)
Amortization of discount on real estate-related securities	525	—	525
Sale of real estate-related securities	(26,976)	(648)	(27,624)
Capitalized interest income on real estate-related securities	435	—	435
Principal payments received on real estate-related securities	(20)	—	(20)
Unrealized gain on real estate-related securities	—	2,052	2,052

Real estate-related securities as of June 30, 2021	$39,520	$2,551	$42,071

During the six months ended June 30, 2021, the Company invested $28.5 million in CMBS. During the same period, the Company sold CMBS with a carrying value of $27.0 million resulting in net proceeds of $27.6 million and a gain of $648,000. Unrealized gains and losses on real estate-related securities are recorded in other comprehensive income (loss), with a portion of the amount subsequently reclassified into interest expense and other, net in the accompanying condensed consolidated statements of operations as securities are sold and gains and losses are recognized. During the three and six months ended June 30, 2021, the Company recorded $1.9 million and $2.1 million, respectively, of unrealized gains on its real estate-related securities included in other comprehensive income (loss) in the accompanying condensed consolidated statements of comprehensive income (loss).

The scheduled maturities of the Company’s real estate-related securities as of June 30, 2021 are as follows (in thousands):

	Available-for-sale securities
	Amortized Cost	Estimated Fair Value
Due within one year	$—	$—
Due after one year through five years	—	—
Due after five years through ten years	—	—
Due after ten years	39,520	42,071

Total	$39,520	$42,071

Actual maturities of real estate-related securities can differ from contractual maturities because borrowers on certain corporate credit securities may have the right to prepay their respective debt obligations at any time. In addition, factors such as prepayments and interest rates may affect the yields on such securities.

In estimating credit losses related to real estate-related securities, management considers a variety of factors, including (1) whether the Company has the intent to sell the impaired security before the recovery of its amortized cost basis, (2) whether the Company expects to hold the investment for a period of time sufficient to allow for anticipated recovery in fair value, and (3) whether the Company expects to recover the entire amortized cost basis of the security. As of June 30, 2021, the Company had no credit losses related to real estate-related securities.

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2021 (Unaudited) — (Continued)

NOTE 7 — LOANS HELD-FOR-INVESTMENT

The Company’s loans held-for-investment consisted of the following as of June 30, 2021 and December 31, 2020 (dollar amounts in thousands):

	As of June 30, 2021	As of December 31, 2020
Mezzanine loans	$—	$147,475
Senior loans	872,188	341,546

Total CRE loans held-for-investment and related receivables, net	872,188	489,021
Broadly syndicated loans	484,059	473,603

Loans held-for-investment and related receivables, net	$1,356,247	$962,624

Less: Allowance for credit losses	$(13,011)	$(70,358)

Total loans held-for-investment and related receivable, net	$1,343,236	$892,266

During the six months ended June 30, 2021, the Company invested $142.3 million in broadly syndicated loans. During the same period, the Company received $97.3 million of principal payments on broadly syndicated loans and sold $36.7 million of broadly syndicated loans, resulting in proceeds of $36.5 million after closing costs and a gain of $165,000. The gain was recorded as a decrease to interest expense and other, net in the condensed consolidated statements of operations. As of June 30, 2021, the Company had $43.2 million of unsettled broadly syndicated loan purchases included in cash and cash equivalents in the accompanying condensed consolidated balance sheet.

As of June 30, 2021, the Company had $108.3 million of unfunded commitments related to CRE loans held-for-investment, the funding of which is subject to the satisfaction of borrower milestones. These commitments are not reflected in the accompanying condensed consolidated balance sheet.

The following table details overall statistics for the Company’s loans held-for-investment as of June 30, 2021 and December 31, 2020 (dollar amounts in thousands):

	CRE Loans (1) (2)		Broadly Syndicated Loans
	June 30, 2021	December 31, 2020	June 30, 2021	December 31, 2020
Number of loans	10	12	237	194
Principal balance	$882,505	$481,438	$487,121	$477,777
Net book value	$865,722	$428,393	$477,514	$463,873
Weighted-average interest rate	4.2%	7.5%	3.6%	3.8%
Weighted-average maximum years to maturity	2.6	2.2	5.0	4.9

(1)	As of June 30, 2021, 100% of the Company’s CRE loans by principal balance earned a floating rate of interest, primarily indexed to U.S. dollar LIBOR.
(2)	Maximum maturity date assumes all extension options are exercised by the borrower; however, the Company’s CRE loans may be repaid prior to such date.

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2021 (Unaudited) — (Continued)

Activity relating to the Company’s loans held-for-investment portfolio was as follows (dollar amounts in thousands):

	Principal Balance	Deferred Fees / Other Items (1)	Loan Fees Receivable	Net Book Value
Balance, December 31, 2020	$959,215	$(74,116)	$7,167	$892,266
Loan originations and acquisitions	681,580	—	—	681,580
Cure payments receivable (2)	—	(7,351)	—	(7,351)
Sale of loans	(36,664)	311	—	(36,353)
Principal repayments received	(97,716)	257	—	(97,459)
Capitalized interest (2)	(9,469)	—	—	(9,469)
Deferred fees and other items	—	(5,886)	—	(5,886)
Accretion and amortization of fees and other items	—	(783)	—	(783)
Foreclosure of assets (2)	(127,320)	3,831	(7,167)	(130,656)
Allowance for credit losses (3)	—	57,347	—	57,347

Balance, June 30, 2021	$1,369,626	$(26,390)	$—	$1,343,236

(1)	Other items primarily consist of allowance for credit losses (as discussed below), purchase discounts or premiums, accretion of exit fees and deferred origination expenses.
(2)	During the six months ended June 30, 2021, the Company completed foreclosure of the assets which previously secured its eight mezzanine loans.
(3)

Includes the reversal of the allowance for credit losses related to the mezzanine loans upon foreclosure of the assets which previously secured the loans, as further discussed below in “Allowance for Credit Losses,” partially offset by the increase in allowance for credit losses related to the Company’s loans held- for-investment during the six months ended June 30, 2021.

Allowance for Credit Losses

The allowance for credit losses reflects the Company’s current estimate of potential credit losses related to the loans held-for-investment included in the Company’s condensed consolidated balance sheets. Refer to Note 2 — Summary of Significant Accounting Policies for further discussion of the Company’s allowance for credit losses.

The following table presents the activity in the Company’s allowance for credit losses by loan type for the six months ended June 30, 2021 (dollar amounts in thousands):

	Mezzanine Loans	Senior Loans	Broadly Syndicated Loans	Total
Allowance for credit losses as of December 31, 2020	$58,038	$2,590	$9,730	$70,358
Foreclosure of assets (1)	(58,038)	—	—	(58,038)
Provision for credit losses	—	1,295	(727)	568

Allowance for credit losses as of March 31, 2021	$—	$3,885	$9,003	$12,888

Provision for (reversal of) credit losses	—	2,581	(2,458)	123

Allowance for credit losses as of June 30, 2021	$—	$6,466	$6,545	$13,011

(1)	During the six months ended June 30, 2021, the Company completed foreclosure of the assets which previously secured its eight mezzanine loans.

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2021 (Unaudited) — (Continued)

Changes to the allowance for credit losses are recognized through net income (loss) on the Company’s condensed consolidated statements of operations.

Troubled Debt Restructuring

An individual financial instrument is classified as a troubled debt restructuring when there is a reasonable expectation that the financial instrument’s contractual terms will be modified in a manner that grants concessions to the borrower who is experiencing financial difficulties. Concessions could include term extensions, payment deferrals, interest rate reductions, principal forgiveness, forbearance, or other actions designed to maximize the Company’s collection on the financial instrument. The allowance for credit losses for financial instruments that are trouble debt restructurings are determined individually.

The Company also classifies a financial instrument as a troubled debt restructuring when receivables from third parties, real estate, or other assets are transferred from the debtor to the creditor in order to fully or partially satisfy a debt, such as in the event of a foreclosure or repossession. During the year ended December 31, 2019, the borrower on the Company’s eight mezzanine loans became delinquent on certain required reserve payments. Throughout 2020, the borrower remained delinquent on the required reserve payments and became delinquent on principal and interest. As a result, the Company classified the loans as a troubled debt restructuring and commenced foreclosure proceedings during the year ended December 31, 2020. Upon completing foreclosure in January 2021, the Company took control of the assets which previously secured the loans, including 75 condominium units and 21 rental units across four buildings. As a result of the foreclosure, the Company recorded a $58.0 million decrease to its provision for credit losses related to its mezzanine loans during the three months ended March 31, 2021. During the six months ended June 30, 2021, the Company recorded a $691,000 net increase to the provision for credit losses related to its senior loans and broadly syndicated loans to reflect the estimated fair value of such loans, bringing the total allowance for credit losses to $13.0 million as of June 30, 2021. The Company recorded a decrease in the provision for credit losses related to its broadly syndicated loans during the three months ended June 30, 2021 due to the ongoing market recovery from COVID-19 and the resulting improvement in the performance of the collateral assets underlying the portfolio.

Risk Ratings

As further described in Note 2 — Summary of Significant Accounting Policies, the Company evaluates its loans held-for-investment portfolio on a quarterly basis. Each quarter, the Company assesses the risk factors of each loan, and assigns a risk rating based on several factors. Factors considered in the assessment include, but are not limited to, loan and credit structure, current LTV, debt yield, collateral performance, and the quality and condition of the sponsor, borrower, and guarantor(s). Loans are rated “1” (less risk) through “5” (greater risk), which ratings are defined in Note 2 — Summary of Significant Accounting Policies.

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2021 (Unaudited) — (Continued)

The Company’s primary credit quality indicator is its risk ratings, which are further discussed above. The following table presents the net book value of the Company’s loans held-for-investment portfolio as of June 30, 2021 by year of origination, loan type, and risk rating (dollar amounts in thousands):

	Number of Loans	Amortized Cost of Loans Held-For-Investment by Year of Origination (1) As of June 30, 2021
		2021	2020	2019	Total
Senior loans by internal risk rating:
1	—	$—	$—	$—	$—
2	—	—	—	—	—
3	10	521,699	234,248	116,241	872,188
4	—	—	—	—	—
5	—	—	—	—	—

Total senior loans	10	521,699	234,248	116,241	872,188

Broadly syndicated loans by internal risk rating:
1	—	—	—	—	—
2	3	—	6,889	—	6,889
3	233	120,536	349,670	3,050	473,256
4	1	—	3,914	—	3,914
5	—	—	—	—	—

Total broadly syndicated loans	237	120,536	360,473	3,050	484,059

Less: Allowance for credit losses					(13,011)

Total loans held-for-investment and related receivables, net	247				$1,343,236

Weighted Average Risk Rating (2)					3.0

(1)	Date loan was originated or acquired by the Company. Origination dates are subsequently updated to reflect material loan modifications.
(2)	Weighted average risk rating calculated based on carrying value at period end.

NOTE 8 — DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

In the normal course of business, the Company uses certain types of derivative instruments for the purpose of managing or hedging its interest rate risk. During the six months ended June 30, 2021, two of the Company’s interest rate swap agreements matured. Additionally, the Company entered into four interest rate cap agreements during the six months ended June 30, 2021. As of June 30, 2021, the Company had three interest rate swap agreements designated as hedging instruments and four non-designated interest rate cap agreements.

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2021 (Unaudited) — (Continued)

The following table summarizes the terms of the Company’s interest rate swap agreements and interest rate cap agreements as of June 30, 2021 and December 31, 2020 (dollar amounts in thousands):

		Outstanding Notional Amount as of June 30, 2021				Fair Value of Assets (Liabilities) as of
	Balance Sheet Location		Interest Rates	Effective Dates	Maturity Dates	June 30, 2021	December 31, 2020
Interest Rate Caps	Prepaid expenses and other assets	$102,553	5.45% (1)	5/7/2021	5/9/2022	$ —	$—
Interest Rate Swaps	Deferred rental income, derivative liabilities and other liabilities	$241,500	2.55% to 4.50% (2)	6/29/2016 to 4/25/2019	7/1/2021 to 3/27/2023	$(6,289)	$(12,308)

(1)	The interest rate consists of the underlying index capped to a fixed rate as of June 30, 2021.
(2)	The interest rates consist of the underlying index swapped to a fixed rate and the applicable interest rate spread as of June 30, 2021.

Additional disclosures related to the fair value of the Company’s derivative instruments are included in Note 3 — Fair Value Measurements. The notional amount under the derivative instruments is an indication of the extent of the Company’s involvement in each instrument, but does not represent exposure to credit, interest rate or market risks.

Accounting for changes in the fair value of a derivative instrument depends on the intended use and designation of the derivative instrument. The Company has interest rate caps that are used to manage exposure to interest rate movements, but do not meet the requirements to be designated as hedging instruments. The change in fair value of the derivative instruments that are not designated as hedges is recorded directly to earnings in interest expense and other, net on the accompanying condensed consolidated statements of operations. The Company has interest rate swaps that are designated as cash flow hedges in order to hedge the variability of the anticipated cash flows on its variable rate debt. The change in fair value of the derivative instruments that are designated as hedges is recorded in other comprehensive income (loss), with a portion of the amount subsequently reclassified to interest expense as interest payments are made on the Company’s variable rate debt. For the three and six months ended June 30, 2021, the amount of losses reclassified from other comprehensive income (loss) as an increase to interest expense was $71,000 and $3.2 million, respectively. For the three and six months ended June 30, 2020, the amount of losses reclassified from other comprehensive income (loss) as an increase to interest expense was $3.3 million and $4.3 million, respectively. The total unrealized gain on interest rate swaps was $80,000 as of June 30, 2021, and the total unrealized loss on interest rate swaps was $3.2 million as of December 31, 2020, which are included in accumulated other comprehensive (loss) income in the accompanying condensed consolidated statement of stockholders’ equity. During the next 12 months, the Company estimates that $59,000 will be reclassified from other comprehensive income (loss) as an increase to interest expense. The Company includes cash flows from interest rate swap agreements in net cash flows provided by operating activities on its condensed consolidated statements of cash flows, as the Company’s accounting policy is to present cash flows from hedging instruments in the same category in its condensed consolidated statements of cash flows as the category for cash flows from the hedged items.

The Company has agreements with each of its derivative counterparties that contain provisions whereby if the Company defaults on certain of its unsecured indebtedness, the Company could also be declared in default on its derivative obligations, resulting in an acceleration of payment. If the Company had breached any of these provisions, it could have been required to settle its obligations under the agreements at their aggregate

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2021 (Unaudited) — (Continued)

termination value, inclusive of interest payments and accrued interest, of $6.3 million as of June 30, 2021. In addition, the Company is exposed to credit risk in the event of non-performance by its derivative counterparties. The Company believes it mitigates its credit risk by entering into agreements with creditworthy counterparties. The Company records credit risk valuation adjustments on its interest rate swaps based on the credit quality of the Company and the respective counterparty. There were no termination events or events of default related to the interest rate swaps as of June 30, 2021.

NOTE 9 — CREDIT FACILITIES, NOTES PAYABLE AND REPURCHASE FACILITIES

As of June 30, 2021, the Company had $2.5 billion of debt outstanding, including net deferred financing costs, with a weighted average years to maturity of 1.6 years and a weighted average interest rate of 2.8%. The weighted average years to maturity is computed using the scheduled repayment date as specified in each loan agreement where applicable. The weighted average interest rate is computed using the interest rate in effect until the scheduled repayment date.

The following table summarizes the debt balances as of June 30, 2021 and December 31, 2020, and the debt activity for the six months ended June 30, 2021 (in thousands):

		During the Six Months Ended June 30, 2021
	Balance as of December 31, 2020	Debt Issuances & Assumptions (1)	Repayments & Modifications (2)	Accretion and (Amortization)	Balance as of June 30, 2021
Notes payable — fixed rate debt	$578,096	$—	$(54,534)	$—	$523,562
Notes payable — variable rate debt	—	102,553	(8,351)	—	94,202
Credit facilities	1,336,500	320,000	(235,000)	—	1,421,500
Repurchase facilities	235,380	270,182	(136)	—	505,426

Total debt	2,149,976	692,735	(298,021)	—	2,544,690

Net premiums (3)	149	—	—	(149)	—
Deferred costs — credit facility (4)	(3,543)	—	—	1,466	(2,077)
Deferred costs — fixed rate debt	(1,589)	—	45	374	(1,170)
Deferred costs — variable rate debt	—	(1,346)	—	712	(634)

Total debt, net	$2,144,993	$691,389	$(297,976)	$2,403	$2,540,809

(1)	Includes deferred financing costs incurred during the period.
(2)	In connection with the repayment of certain mortgage notes, the Company recognized a loss on extinguishment of debt of $1.5 million during the six months ended June 30, 2021.
(3)

Net premiums on mortgage notes payable were recorded upon the assumption of the respective debt instruments. Amortization of these net premiums is recorded as a reduction to interest expense over the remaining term of the respective debt instruments using the effective-interest method.

(4)	Deferred costs related to the term portion of the CMFT Credit Facility (as defined below).

Notes Payable

As of June 30, 2021, the fixed rate debt outstanding of $523.6 million included $21.5 million of variable rate debt that is fixed through interest rate swap agreements, which has the effect of fixing the variable interest rates per annum through the maturity date of the variable rate debt. The fixed rate debt has interest rates ranging from 2.6% to 4.6% per annum. The fixed rate debt outstanding matures on various dates from July 2021 to

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2021 (Unaudited) — (Continued)

December 2024. Should a loan not be repaid by its scheduled repayment date, the applicable interest rate may increase as specified in the respective loan agreement. The aggregate balance of gross real estate assets, net of gross intangible lease liabilities, securing the fixed rate debt outstanding was $904.5 million as of June 30, 2021. Each of the mortgage notes payable comprising the fixed rate debt is secured by the respective properties on which the debt was placed.

Upon completing foreclosure to take control of the assets which previously secured the Company’s mezzanine loans in January 2021, the Company assumed $102.6 million in variable rate debt related to the underlying properties. As of June 30, 2021, the variable rate debt outstanding of $94.2 million had a weighted average interest rate of 5.5%. The variable rate debt outstanding matures on May 9, 2022.

Credit Facilities

The Company has a second amended and restated unsecured credit agreement (the “CMFT Second Amended and Restated Credit Agreement”) with JPMorgan Chase Bank, N.A. as administrative agent (“JPMorgan Chase”), and the other lenders party thereto that provides for borrowings of up to $1.24 billion as of June 30, 2021, which includes an $885.0 million unsecured term loan (the “CMFT Term Loan”) and up to $350.0 million in unsecured revolving loans (the “CMFT Revolving Loans” and, collectively with the CMFT Term Loan, the “CMFT Credit Facility”). The CMFT Credit Facility matures on March 15, 2022.

Depending upon the type of loan specified and overall leverage ratio, the CMFT Credit Facility bears interest at (i) the one-month, two-month, three-month or six-month LIBOR multiplied by the statutory reserve rate (the “Eurodollar Rate”) plus an interest rate spread ranging from 1.65% to 2.25% or (ii) a base rate, ranging from 0.65% to 1.25%, plus the greater of: (a) JPMorgan Chase’s prime rate; (b) the Federal Funds Effective Rate (as defined in the CMFT Second Amended and Restated Credit Agreement) plus 0.50%; or (c) the one-month LIBOR multiplied by the statutory reserve rate plus 1.00%.

On December 21, 2020, as a result of CCPT V’s merger with the Company, a subsidiary of the Company assumed CCPT V’s obligations pursuant to the credit agreement by and among Cole Operating Partnership V, LP, the operating partnership of CCPT V (“CCPT V OP”), JPMorgan Chase, as administrative agent, and the lender parties thereto (the “CCPT V Credit Agreement”), including as guarantor under a guaranty provided by CCPT V, and as modified by a modification agreement dated as of May 31, 2018 and subsequently modified following the consummation of CCPT V’s merger with the Company by a second modification agreement on December 21, 2020. The CCPT V Credit Agreement allows for borrowings of up to $350.0 million (the “CCPT V Credit Facility”). The CCPT V Credit Facility includes $220.0 million in term loans outstanding (the “CCPT V Term Loans”) and up to $130.0 million in revolving loans (the “CCPT V Revolving Loans,” and, collectively with the CMFT Revolving Loans, the “Revolving Loans”). The CCPT V Credit Facility matures on March 15, 2022.

Depending upon the type of loan specified and overall leverage ratio, the CCPT V Credit Facility bears interest at (i) the one-month, two-month, three-month or six-month LIBOR multiplied by the statutory reserve rate (the “Adjusted LIBO Rate”) for the interest period plus an applicable rate ranging from 1.30% to 1.70%; or (ii) a base rate ranging from 0.30% to 0.70%, plus the greater of: (a) JPMorgan Chase’s Prime Rate (as defined in the CCPT V Credit Agreement); (b) the NYFRB Rate (as defined in the CCPT V Credit Agreement) plus 0.50%; or (c) the Adjusted LIBO Rate for a period of one month plus 1.0%.

As of June 30, 2021, there were no amounts outstanding under the Revolving Loans. As of June 30, 2021, the CMFT Term Loan and CCPT V Term Loans (collectively the “Term Loans”) outstanding totaled

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2021 (Unaudited) — (Continued)

$1.11 billion, $220.0 million of which is subject to interest rate swap agreements (the “Swapped Term Loans”). The interest rate swap agreements had the effect of fixing the Eurodollar Rate per annum of the Swapped Term Loans at an all-in rate of 4.2%. As of June 30, 2021, the Company had $1.11 billion outstanding under the CMFT Credit Facility and CCPT V Credit Facility (collectively the “Credit Facilities”) at a weighted average interest rate of 2.5% and $480.0 million in unused capacity, subject to borrowing availability. The Company had available borrowings of $12.2 million as of June 30, 2021.

The CMFT Second Amended and Restated Credit Agreement and the CCPT V Credit Agreement (collectively, the “Credit Agreements”) contain provisions with respect to covenants, events of default and remedies customary for facilities of this nature. In particular, the CMFT Second Amended and Restated Credit Agreement requires the Company to maintain a minimum consolidated net worth greater than or equal to the sum of $1.75 billion under the CMFT Second Amended and Restated Credit Agreement, and a leverage ratio less than or equal to 60%. The CCPT V Credit Agreement requires a minimum consolidated net worth not less than $225.0 million plus 75% of the equity issued and a net leverage ratio less than or equal to 60%. Each of the Credit Agreements require a fixed charge coverage ratio greater than 1.50, an unsecured debt to unencumbered asset value ratio equal to or less than 60%, an unsecured debt service coverage ratio greater than 1.75, a secured debt ratio equal to or less than 40% and the amount of secured debt that is recourse debt at no greater than 15% of total asset value. The Company believes it was in compliance with the financial covenants under the CMFT Second Amended and Restated Credit Agreement and the CCPT V Credit Agreement, as well as the financial covenants under the Company’s various fixed and variable rate debt agreements, as of June 30, 2021.

On December 31, 2019 (the “Closing Date”), CMFT Corporate Credit Securities, LLC, an indirect wholly-owned, bankruptcy-remote subsidiary of the Company, entered into a revolving credit and security agreement (the “Credit and Security Agreement”) with the lenders from time to time parties thereto, Citibank, N.A. (“Citibank”), as administrative agent, CMFT Securities Investments, LLC, a wholly-owned subsidiary of the Company (“CMFT Securities”), as equityholder and as collateral manager, Citibank (acting through its Agency & Trust division), as both a collateral agent and as a collateral custodian, and Virtus Group, LP, as collateral administrator. The Credit and Security Agreement provides for borrowings in an aggregate principal amount up to $500.0 million (the “Credit Securities Revolver”), which may be increased from time to time pursuant to the Credit and Security Agreement. As of June 30, 2021, the amounts borrowed and outstanding under the Credit Securities Revolver totaled $316.5 million at a weighted average interest rate of 1.8%. Subsequent to June 30, 2021, the Company received borrowings in an aggregate principal amount of $50.0 million under the Credit and Security Agreement, as discussed in Note 17 — Subsequent Events.

Borrowings under the Credit and Security Agreement will bear interest equal to the three-month LIBOR for the relevant interest period, plus an applicable rate. The applicable rate is 1.70% per annum during the reinvestment period and 2.00% per annum during the amortization period (and, in each case, an additional 2.00% per annum following an event of default under the Credit and Security Agreement). The reinvestment period begins on the Closing Date and concludes on the earlier of (i) the date that is three years after the Closing Date, (ii) the final maturity date and (iii) the date on which the total assets under management of the Company and its wholly-owned subsidiaries is less than $1.25 billion (the “Reinvestment Period”). The final maturity date is the earliest to occur of: (i) the date that the Credit Securities Revolver is paid down and (ii) the second anniversary after the Reinvestment Period concludes. Borrowings under the Credit and Security Agreement are secured by substantially all of the assets held by CMFT Corporate Credit Securities, LLC, which shall primarily consist of broadly-syndicated senior secured loans subject to certain eligibility criteria under the Credit and Security Agreement.

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2021 (Unaudited) — (Continued)

Repurchase Facilities

On June 4, 2020, CMFT RE Lending RF Sub CB, LLC, an indirect wholly-owned subsidiary of the Company, entered into a Master Repurchase Agreement with Citibank (the “Citibank Repurchase Agreement”), which provides up to $300.0 million of financing primarily through Citibank’s purchase of the Company’s CRE mortgage loans and future funding advances (the “Citibank Repurchase Facility”). On September 21, 2020, CMFT RE Lending RF Sub BB, LLC, an indirect wholly-owned subsidiary of the Company, entered into a second Master Repurchase Agreement with Barclays Bank PLC (“Barclays”) (the “Barclays Repurchase Agreement”), which provides up to $500.0 million of financing primarily through Barclays’ purchase of the Company’s CRE mortgage loans and future funding advances (the “Barclays Repurchase Facility”). Additionally, on May 20, 2021, CMFT RE Lending RF Sub WF, LLC, an indirect wholly-owned subsidiary of the Company, entered into a third Master Repurchase Agreement with Wells Fargo Bank, N.A. (“Wells Fargo”) (the “Wells Fargo Repurchase Agreement”), which provides up to $250.0 million of financing primarily through Wells Fargo’s purchase of the Company’s CRE mortgage notes and future funding advances (the “Wells Fargo Repurchase Facility,” and, collectively with the Citibank Repurchase Facility and Barclays Repurchase Facility, the “Repurchase Facilities”).

The Citibank Repurchase Agreement, the Barclays Repurchase Agreement, and the Wells Fargo Repurchase Agreement (collectively, the “Repurchase Agreements”) provide for simultaneous agreements by Citibank, Barclays and Wells Fargo to re-sell such purchased CRE mortgage loans back to CMFT RE Lending RF Sub CB, LLC, CMFT RE Lending RF Sub BB, LLC and CMFT RE Lending RF Sub WF, LLC (collectively, the “CMFT Lending Subs”) at a certain future date or upon demand. Advances under the Repurchase Agreements accrue interest at per annum rates based on the one-month LIBOR, plus a spread ranging from 2.10% to 4.60% to be determined on a case-by-case basis between Citibank, Barclays or Wells Fargo and the CMFT Lending Subs. The Repurchase Facilities mature on various dates between June 2023 and May 2024, with two one-year extension options, subject to certain conditions set forth in the Repurchase Agreements. Subsequent to June 30, 2021, the Company amended the Barclays Repurchase Agreement to extend the maturity date to September 21, 2024, as further discussed in Note 17 — Subsequent Events.

In connection with the Repurchase Agreements, the Company (as the guarantor) entered into guaranties with Citibank, Barclays and Wells Fargo (the “Guaranties”), under which the Company agreed to guarantee up to 25% of the CMFT Lending Subs’ obligations under the Repurchase Agreements. As of June 30, 2021, the Company had nine senior loans with an aggregate carrying value of $727.4 million financed with $505.4 million under the Repurchase Facilities, $250.0 million of which was financed under the Barclays Repurchase Facility at a weighted average interest rate of 2.5%, $188.0 million of which was financed under the Citibank Repurchase Facility at a weighted average interest rate of 2.2%, and $67.4 million of which was financed under the Wells Fargo Repurchase Facility at a weighted average interest rate of 1.8%.

The Repurchase Agreements and the Guaranties contain representations, warranties, covenants, conditions precedent to funding, events of default and indemnities that are customary for agreements of these types. In addition, the Guaranties contain financial covenants that require the Company to maintain: (i) minimum liquidity of not less than the lower of (a) $50.0 million and (b) the greater of (A) $10.0 million and (B) 5% of the Company’s recourse indebtedness, as defined in the Guaranties; (ii) minimum consolidated net worth greater than or equal to $1.0 billion plus (a) 75% of the equity issued by the Company following the respective closing dates of the Repurchase Agreements (the “Repurchase Closing Dates”) minus (b) the aggregate amount of any redemptions or similar transaction by the Company from the Repurchase Closing Dates; (iii) maximum leverage ratio of total indebtedness to total equity less than or equal to 80%; and (iv) minimum interest coverage ratio of EBITDA (as defined in the Guaranties) to interest expense equal to or greater than 1.40. The Company believes it was in compliance with the financial covenants under the Repurchase Agreements as of June 30, 2021.

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2021 (Unaudited) — (Continued)

Maturities

Liquidity and Financial Condition — As of June 30, 2021, the Company had $1.3 billion of debt maturing within the next 12 months following the date these financial statements are issued. Subsequent to June 30, 2021, the Company repaid $104.1 million of fixed rate debt, including $21.5 million of variable rate debt fixed through interest rate swap agreements, and paid down the $1.11 billion outstanding under the Credit Facilities, as further discussed in Note 17 — Subsequent Events. With respect to the remaining $99.3 million maturing within the next 12 months, the Company expects to enter into new financing arrangements or refinance existing arrangements to meet its obligations as they become due, which management believes is probable based on the current loan-to-value ratios, the occupancy of the Company’s properties and assessment of the current lending environment. The Company believes cash on hand, proceeds from real estate asset dispositions, net cash provided by operations, borrowings available under the credit facilities or the entry into new financing arrangements will be sufficient to meet its obligations as they become due in the ordinary course of business for at least 12 months following the date these financial statements are issued.

The following table summarizes the scheduled aggregate principal repayments for the Company’s outstanding debt subsequent to June 30, 2021 (in thousands):

Principal Repayments
Remainder of 2021	$105,171
2022	1,207,098
2023	757,442
2024	474,979
2025	—
Thereafter	—

Total	$2,544,690

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2021 (Unaudited) — (Continued)

NOTE 10 — SUPPLEMENTAL CASH FLOW DISCLOSURES

Supplemental cash flow disclosures for the six months ended June 30, 2021 and 2020 are as follows (in thousands):

	Six Months Ended June 30,
	2021	2020
Supplemental Disclosures of Non-Cash Investing and Financing Activities:
Distributions declared and unpaid	$10,997	$4,990
Accrued capital expenditures	$4,104	$139
Accrued deferred financing costs	$32	$—
Real estate acquired via foreclosure	$191,990	$—
Foreclosure of assets securing the mezzanine loans	$(79,968)	$—
Mortgage notes payable assumed in connection with foreclosure of assets securing the mezzanine loans	$102,553	$—
Change in interest income capitalized to loans held-for-investment	$(9,469)	$539
Common stock issued through distribution reinvestment plan	$6,660	$28,774
Change in fair value of derivative instruments	$6,031	$(7,280)
Change in fair value of real estate-related securities	$1,404	$—
Supplemental Cash Flow Disclosures:
Interest paid	$34,183	$30,686
Cash paid for taxes	$1,412	$466

NOTE 11 — COMMITMENTS AND CONTINGENCIES

Litigation

In the ordinary course of business, the Company may become subject to litigation and claims. The Company is not aware of any material pending legal proceedings, other than ordinary routine litigation incidental to the Company’s business, to which the Company is a party or of which the Company’s properties are the subject.

Unfunded Commitments

As of June 30, 2021, the Company had $108.3 million of unfunded commitments related to its existing CRE loans held-for-investment. These commitments are not reflected in the accompanying condensed consolidated balance sheet.

Unsettled Broadly Syndicated Loans

As of June 30, 2021, the Company had $43.2 million of unsettled broadly syndicated loan acquisitions, $35.1 million of which settled subsequent to June 30, 2021. Additionally, the Company had $10.4 million of unsettled broadly syndicated loan sales, $6.6 million of which settled subsequent to June 30, 2021. Unsettled acquisitions are included in cash and cash equivalents in the accompanying condensed consolidated balance sheet.

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2021 (Unaudited) — (Continued)

Environmental Matters

In connection with the ownership and operation of real estate, the Company may potentially be liable for costs and damages related to environmental matters. In addition, the Company may own or acquire certain properties that are subject to environmental remediation. Generally, the seller of the property, the tenant of the property and/or another third party is responsible for environmental remediation costs related to a property. Additionally, in connection with the purchase of certain properties, the respective sellers and/or tenants may agree to indemnify the Company against future remediation costs. The Company also carries environmental liability insurance on its properties that provides limited coverage for any remediation liability and/or pollution liability for third-party bodily injury and/or property damage claims for which the Company may be liable. The Company is not aware of any environmental matters which it believes are reasonably likely to have a material effect on its results of operations, financial condition or liquidity.

NOTE 12 — RELATED-PARTY TRANSACTIONS AND ARRANGEMENTS

The Company has incurred fees and expenses payable to CMFT Management and certain of its affiliates in connection with the acquisition, management and disposition of its assets. On August 20, 2019, the Company and CMFT Management entered into an Amended and Restated Management Agreement (the “Management Agreement”), which amended and restated that certain Advisory Agreement between the parties dated January 24, 2012, as amended (the “Prior Advisory Agreement”).

Management and investment advisory fees

The Company pays CMFT Management a management fee, payable quarterly in arrears, equal to the greater of (a) $250,000 per annum ($62,500 per quarter) and (b) 1.50% per annum (0.375% per quarter) of the Company’s Equity (as defined in the Management Agreement).

CMFT Securities has an investment advisory and management agreement dated December 6, 2019 (the “Investment Advisory and Management Agreement”) with the Investment Advisor. CMFT Securities was formed for the purpose of holding any securities investments made by the Company. The Investment Advisor, a wholly-owned subsidiary of CIM, is registered as an investment advisor under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). Pursuant to the Investment Advisory and Management Agreement, the Investment Advisor manages the day-to-day business affairs of CMFT Securities and its investments in corporate credit and real estate-related securities (collectively, the “Managed Assets”), subject to the supervision of the Board. In connection with the services provided by the Investment Advisor, CMFT Securities pays the Investment Advisor an investment advisory fee (the “Investment Advisory Fee”), payable quarterly in arrears, equal to 1.50% per annum (0.375% per quarter) of CMFT Securities’ Equity (as defined in the Investment Advisory and Management Agreement). Because the Managed Assets are excluded from the calculation of management fees payable by the Company to CMFT Management pursuant to the Management Agreement, the total management and advisory fees payable by the Company to its external advisors are not increased as a result of the Investment Advisory and Management Agreement.

In addition, the Investment Advisor has a sub-advisory agreement dated December 6, 2019 (the “Sub-Advisory Agreement”) with OFS Capital Management, LLC (the “Sub-Advisor”) to act as an investment sub-advisor to CMFT Securities. The Sub-Advisor is registered as an investment adviser under the Advisers Act and is an affiliate of the Investment Advisor. The Sub-Advisor is responsible for providing investment management services with respect to the corporate credit- related securities held by CMFT Securities. On a quarterly basis, the Investment Advisor designates 50% of the sum of the Investment Advisory Fee and incentive compensation payable to the Investment Advisor as sub-advisory fees.

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2021 (Unaudited) — (Continued)

Incentive compensation

CMFT Management is entitled to receive incentive compensation, payable with respect to each quarter, which is generally equal to the excess of (a) the product of (i) 20% and (ii) the excess of (A) Core Earnings (as defined in the Management Agreement) of the Company for the previous 12-month period, over (B) the product of (1) the Company’s Consolidated Equity (as defined in the Management Agreement) in the previous 12-month period, and (2) 7% per annum, over (b) the sum of any incentive compensation paid to CMFT Management with respect to the first three calendar quarters of such previous 12-month period (or such lesser number of completed calendar quarters preceding the applicable period, if applicable). During the three and six months ended June 30, 2021 and 2020, no incentive compensation fees were incurred.

In addition, the Investment Advisor is eligible to receive a portion of the incentive compensation payable to CMFT Management pursuant to the Management Agreement. In the event that the incentive compensation is earned and payable with respect to any quarter, CMFT Management calculates the portion of the incentive compensation that was attributable to the Managed Assets and payable to the Investment Advisor. Pursuant to the Investment Advisory and Management Agreement, CMFT Securities reimburses the Investment Advisor for costs and expenses incurred by the Investment Advisor on its behalf.

Expense reimbursements to related parties

The Company reimburses CMFT Management or its affiliates for certain expenses CMFT Management or its affiliates paid or incurred in connection with the services provided to the Company. The Company will reimburse CMFT Management or its affiliates for salaries and benefits paid to personnel who provide services to the Company including the Company’s executive officers and any portfolio management, acquisitions or investment professionals.

Disposition fees

Pursuant to the Prior Advisory Agreement, through August 20, 2019, if CMFT Management or its affiliates provided a substantial amount of services (as determined by a majority of the Company’s independent directors) in connection with the sale of one or more properties (or the Company’s entire portfolio), the Company paid CMFT Management or its affiliates a disposition fee in an amount equal to up to one-half of the real estate or brokerage commission paid by the Company to third parties on the sale of such property, not to exceed 1.0% of the contract price of the property sold; provided, however, in no event would the total disposition fees paid to CMFT Management, its affiliates and unaffiliated third parties exceed the lesser of the customary competitive real estate commission or an amount equal to 6.0% of the contract sales price. For the Company’s properties under contract to be sold or specifically identified in a broker agreement as being marketed for sale as of August 20, 2019, CMFT Management was entitled to receive a disposition fee in accordance with the terms of the Prior Advisory Agreement.

The Company recorded fees and expense reimbursements as shown in the table below for services provided by CMFT Management or its affiliates related to the services described above during the periods indicated (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Management fees	$11,755	$9,750	$23,332	$19,600
Disposition fees	$—	$—	$—	$341
Expense reimbursements to related parties	$3,210	$3,057	$5,871	$5,235

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2021 (Unaudited) — (Continued)

Of the amounts shown above, $16.0 million and $13.8 million had been incurred, but not yet paid, for services provided by CMFT Management or its affiliates in connection with management and operating activities during the six months ended June 30, 2021 and 2020, respectively, and such amounts were recorded as liabilities of the Company as of such dates.

Due to Affiliates

As of June 30, 2021 and December 31, 2020, $16.0 million and $14.7 million, respectively, had been incurred primarily for management fees and operating expenses by CMFT Management or its affiliates, but had not yet been reimbursed by the Company. These amounts were included in due to affiliates in the condensed consolidated balance sheets for such periods.

Development Management Agreements

On January 7, 2021, the Company completed foreclosure proceedings to take control of the assets which previously secured its mezzanine loans, including 75 condominium units and 21 rental units across four buildings in New York. Upon foreclosure, and with the approval of the valuation, compensation and affiliate transactions committee of the Board, CIM NY Management, LLC, an affiliate of the Company’s manager CMFT Management, entered into a Development Management Agreement with the indirect wholly owned subsidiaries of the Company that own each of the four buildings (the “Building Owners”), wherein CIM NY Management, LLC will act as project manager in overseeing the development and construction of property improvements in accordance with each respective Development Management Agreement (the “Development Services”). In consideration for the Development Services, CIM NY Management, LLC will receive a development management fee from the Building Owners equal to 4% of the aggregate gross project costs expended during the term of the Development Management Agreement, subject to the conditions in each respective Development Management Agreement. Additionally, CIM NY Management, LLC is reimbursed by the Building Owners for expenses incurred in connection with the Development Services, including services provided that are incidental to but not part thereof the Development Services. The Development Management Agreement shall remain in effect until the project completion date, and is terminable by either party with fifteen days prior notice to the other party, with or without cause.

NOTE 13 — ECONOMIC DEPENDENCY

Under various agreements, the Company has engaged and may in the future engage CMFT Management or its affiliates to provide certain services that are essential to the Company, including asset management services, supervision of the management and leasing of properties owned by the Company, asset acquisition and disposition decisions, as well as other administrative responsibilities for the Company including accounting services and stockholder relations. As a result of these relationships, the Company is dependent upon CMFT Management or its affiliates. In the event that these companies are unable to provide the Company with these services, the Company would be required to find alternative providers of these services.

NOTE 14 — STOCKHOLDERS’ EQUITY

Equity-Based Compensation

On August 10, 2018, the Board approved the adoption of the Company’s 2018 Equity Incentive Plan (the “Plan”), under which 400,000 of the Company’s shares of common stock were reserved for issuance and awards of approximately 341,000 shares of common stock are available for future grant at June 30, 2021. Under the

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2021 (Unaudited) — (Continued)

Plan, the Board or a committee designated by the Board has the authority to grant restricted stock awards or deferred stock awards to non-employee directors of the Company, which will further align such directors’ interests with the interests of the Company’s stockholders. The Board or a committee designated by the Board also has the authority to determine the terms of any award granted pursuant to the Plan, including vesting schedules, restrictions and acceleration of any restrictions. The Plan may be amended or terminated by the Board at any time. The Plan expires on August 9, 2028.

As of June 30, 2021, the Company has granted awards of approximately 58,700 restricted shares to the independent members of the Board under the Plan. As of June 30, 2021, 32,500 of the restricted shares had vested based on one year of continuous service. The remaining 26,200 restricted shares issued had not vested or been forfeited as of June 30, 2021. The fair value of the Company’s share awards is determined using the Company’s per share NAV on the date of grant. Compensation expense related to the restricted shares is recognized over the vesting period. The Company recorded compensation expense of $49,000 and $89,000 for the three and six months ended June 30, 2021, respectively, and $40,000 and $80,000 for the three and six months ended June 30, 2020, respectively, related to the restricted shares, which is included in general and administrative expenses in the accompanying condensed consolidated statements of operations. As of June 30, 2021, there was $57,000 of total unrecognized compensation expense related to these restricted shares, which will be recognized ratably over the applicable remaining period of service.

NOTE 15 — LEASES

The Company’s real estate assets are leased to tenants under operating leases for which the terms, expirations and extension options vary. The Company’s operating leases do not convey to the lessee the right to purchase the underlying asset upon expiration of the lease period. To determine whether a contract contains a lease, the Company reviews contracts to determine if the agreement conveys the right to control the use of an asset. The Company accounts for lease and non- lease components as a single, combined operating lease component. Non-lease components primarily consist of maintenance services, including CAM, real estate taxes, insurance and utilities paid for by the lessor but consumed by the lessee. Non-lease components are considered to be variable rental and other property income and are recognized in the period incurred.

As of June 30, 2021, the Company’s leases had a weighted-average remaining term of 8.3 years. Certain leases include provisions to extend the lease agreements, options for early termination after paying a specified penalty, rights of first refusal to purchase the property at competitive market rates, and other negotiated terms and conditions. The Company retains substantially all of the risks and benefits of ownership of the real estate assets leased to tenants. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2021 (Unaudited) — (Continued)

As of June 30, 2021, the future minimum rental income from the Company’s real estate assets under non-cancelable operating leases, assuming no exercise of renewal options for the succeeding five fiscal years and thereafter, was as follows (in thousands):

Future Minimum Rental Income
Remainder of 2021	$118,547
2022	234,443
2023	218,823
2024	200,270
2025	181,734
Thereafter	1,125,513

Total	$2,079,330

A certain amount of the Company’s rental and other property income is from tenants with leases which are subject to contingent rent provisions. These contingent rents are subject to the tenant achieving periodic revenues in excess of specified levels. For the three and six months ended June 30, 2021 and 2020, the amount of the contingent rent earned by the Company was not significant.

Rental and other property income during the three and six months ended June 30, 2021 and 2020 consisted of the following (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Fixed rental and other property income (1)	$64,060	$51,423	$130,601	$108,096
Variable rental and other property income (2)	11,242	8,680	21,631	20,443

Total rental and other property income	$75,302	$60,103	$152,232	$128,539

(1)

Consists primarily of fixed contractual payments from operating leases with tenants recognized on a straight-line basis over the lease term, including amortization of acquired above- and below-market leases, and is net of uncollectible lease-related receivables.

(2)	Consists primarily of tenant reimbursements for recoverable real estate taxes and property operating expenses, and percentage rent.

The Company has one property subject to a non-cancelable operating ground lease with a remaining term of 12.2 years, with a lease liability (in deferred rental income, derivative liabilities and other liabilities) and a related ROU asset (in prepaid expenses and other assets) of $2.4 million in the condensed consolidated balance sheets. The lease liability and ROU asset were initially measured at the present value of the future minimum lease payments using a discount rate of 4.3%. This reflects the Company’s incremental borrowing rate, which was calculated based on the interest rate the Company would incur to borrow on a fully collateralized basis over a term similar to the lease.

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2021 (Unaudited) — (Continued)

The Company recognized $63,000 and $125,000 of ground lease expense during the three and six months ended June 30, 2021, respectively, of which $61,000 and $121,000 was paid in cash during the period it was recognized. As of June 30, 2021, the Company’s scheduled future minimum rental payments related to its operating ground lease is approximately $125,000 for the remainder of 2021, $250,000 annually for 2022 through 2026, and $1.7 million thereafter through the maturity date of the lease in August 2033.

NOTE 16 — SEGMENT REPORTING

The Company has two reportable segments: real estate and credit. Corporate/other represents all corporate level and unallocated items and includes the Company’s other asset management activities and operating expenses. There were no changes in the structure of the Company’s internal organization that prompted the change in reportable segments. Prior period amounts have been revised to conform to the current year presentation shown below.

The following tables present segment reporting for the three and six months ended June 30, 2021 and 2020 (in thousands):

	Real Estate	Credit	Corporate/Other (1)	Company Total
Three Months Ended June 30, 2021
Rental and other property income	$75,203	$—	$99	$75,302
Interest income	—	16,460	—	16,460

Total revenues	75,203	16,460	99	91,762

General and administrative	55	331	3,219	3,605
Property operating	7,613	—	3,743	11,356
Real estate tax	7,196	—	510	7,706
Expense reimbursements to related parties	—	—	3,210	3,210
Management fees	8,533	3,222	—	11,755
Transaction-related	27	—	—	27
Depreciation and amortization	24,647	—	—	24,647
Real estate impairment	77	—	—	77
Provision for credit losses	—	123	—	123

Total operating expenses	48,148	3,676	10,682	62,506

Gain on disposition of real estate and condominium developments, net	44,976	—	1,493	46,469

Operating income (loss)	72,031	12,784	(9,090)	75,725
Other expense:
Interest expense and other, net	(3,713)	(3,341)	(9,406)	(16,460)
Loss on extinguishment of debt	(1,372)	—	(106)	(1,478)

Segment net income (loss)	$66,946	$9,443	$(18,602)	$57,787

Total assets as of June 30, 2021	$3,089,744	$1,479,061	$280,357	$4,849,162

(1)

Includes condominium and rental units acquired via foreclosure during the six months ended June 30, 2021. During the year ended December 31, 2019, the borrower on the Company’s eight mezzanine loans became delinquent on certain required reserve payments. Throughout 2020, the borrower remained delinquent on the required reserve payments and became delinquent on principal and interest. As a result, the Company

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2021 (Unaudited) — (Continued)

classified the loans as a troubled debt restructuring and commenced foreclosure proceedings. Upon completing foreclosure in January 2021, the Company took control of the assets which previously secured its mezzanine loans.

	Real Estate	Credit	Corporate/Other (1)	Company Total
Six Months Ended June 30, 2021
Rental and other property income	$151,998	$—	$234	$152,232
Interest income	—	28,413	—	28,413

Total revenues	151,998	28,413	234	180,645

General and administrative	119	713	7,201	8,033
Property operating	14,742	—	6,733	21,475
Real estate tax	15,065	—	4,860	19,925
Expense reimbursements to related parties	—	—	5,871	5,871
Management fees	17,864	5,468	—	23,332
Transaction-related	31	—	—	31
Depreciation and amortization	50,385	—	—	50,385
Real estate impairment	4,377	—	—	4,377
Provision for credit losses	—	691	—	691

Total operating expenses	102,583	6,872	24,665	134,120

Gain on disposition of real estate and condominium developments, net	44,976	—	1,493	46,469

Operating income (loss)	94,391	21,541	(22,938)	92,994
Other expense:
Interest expense and other, net	(7,829)	(6,888)	(21,765)	(36,482)
Loss on extinguishment of debt	(1,372)	—	(106)	(1,478)

Segment net income (loss)	$85,190	$14,653	$(44,809)	$55,034

Total assets as of June 30, 2021	$3,089,744	$1,479,061	$280,357	$4,849,162

(1)

Includes condominium and rental units acquired via foreclosure during the six months ended June 30, 2021. During the year ended December 31, 2019, the borrower on the Company’s eight mezzanine loans became delinquent on certain required reserve payments. Throughout 2020, the borrower remained delinquent on the required reserve payments and became delinquent on principal and interest. As a result, the Company classified the loans as a troubled debt restructuring and commenced foreclosure proceedings. Upon completing foreclosure in January 2021, The Company took control of the assets which previously secured its mezzanine loans.

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2021 (Unaudited) — (Continued)

	Real Estate	Credit	Corporate/Other	Company Total
Three Months Ended June 30, 2020
Rental and other property income	$60,103	$—	$—	$60,103
Interest income	—	7,193	—	7,193

Total revenues	60,103	7,193	—	67,296

General and administrative	55	512	2,453	3,020
Property operating	4,811	—	—	4,811
Real estate tax	6,748	—	—	6,748
Expense reimbursements to related parties	—	—	3,057	3,057
Management fees	8,042	1,708	—	9,750
Transaction-related	120	5	—	125
Depreciation and amortization	19,696	—	—	19,696
Real estate impairment	3,831	—	—	3,831
Provision for credit losses	—	7,905	—	7,905

Total operating expenses	43,303	10,130	5,510	58,943
Gain on disposition of real estate, net	3,791	—	—	3,791
Merger-related expenses, net	—	—	—	—
Merger termination fee income	—	—	—	—

Operating income (loss)	20,591	(2,937)	(5,510)	12,144

Other expense:
Interest expense and other, net	(5,560)	(762)	(9,198)	(15,520)
Loss on extinguishment of debt	(12)	—	(358)	(370)

Segment net income (loss)	$15,019	$(3,699)	$(15,066)	$(3,746)

Total assets as of June 30, 2020	$2,712,707	$708,084	$243,544	$3,664,335

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2021 (Unaudited) — (Continued)

	Real Estate	Credit	Corporate/Other	Company Total
Six Months Ended June 30, 2020
Rental and other property income	$128,539	$—	$—	$128,539
Interest income	—	12,764	—	12,764

Total revenues	128,539	12,764	—	141,303

General and administrative	117	524	5,261	5,902
Property operating	11,676	—	—	11,676
Real estate tax	13,726	—	—	13,726
Expense reimbursements to related parties	—	—	5,235	5,235
Management fees	17,523	2,077	—	19,600
Transaction-related	245	5	—	250
Depreciation and amortization	40,519	—	—	40,519
Real estate impairment	15,507	—	—	15,507
Provision for credit losses	—	25,682	—	25,682

Total operating expenses	99,313	28,288	10,496	138,097
Gain on disposition of real estate, net	16,901	—	—	16,901

Operating income (loss)	46,127	(15,524)	(10,496)	20,107

Other expense:
Interest expense and other, net	(11,895)	(562)	(18,819)	(31,276)
Loss on extinguishment of debt	(4,394)	—	(358)	(4,752)

Segment net income (loss)	$29,838	$(16,086)	$(29,673)	$(15,921)

Total assets as of June 30, 2020	$2,712,707	$708,084	$243,544	$3,664,335

NOTE 17 — SUBSEQUENT EVENTS

The following events occurred subsequent to June 30, 2021:

Redemptions of Shares of Common Stock

Subsequent to June 30, 2021, the Company redeemed approximately 1.7 million shares for $12.0 million (at a redemption price of $7.20 per share). The remaining redemption requests relating to approximately 31.1 million shares went unfulfilled.

Property Dispositions

Subsequent to June 30, 2021, the Company disposed of 61 properties for an aggregate gross sales price of $118.8 million, resulting in net proceeds of $115.5 million after closing costs and a net gain of approximately $27.0 million. The Company has no continuing involvement with these properties.

Broadly Syndicated Loans

Subsequent to June 30, 2021, the Company settled $62.3 million of broadly syndicated loan transactions, $28.5 million of which were traded as of June 30, 2021.

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2021 (Unaudited) — (Continued)

CRE Loans

Subsequent to June 30, 2021, the Company received a principal repayment of $99.6 million in connection with the partial release and modification of one CRE senior loan financed under the Barclays Repurchase Facility. The Company used the proceeds to repay amounts on the Barclays Repurchase Facility, as discussed below under Repurchase Facilities.

Derivative Instruments and Notes Payable

Subsequent to June 30, 2021, one of the Company’s interest rate swap agreements matured and the Company repaid in full $21.5 million of the underlying mortgage notes payable. Additionally, in connection with the origination of the Mortgage Loan (as defined below), the Company terminated two interest rate swap agreements and paid down the $220.0 million outstanding balance under the CCPT V Credit Facility.

Credit and Security Agreement

Subsequent to June 30, 2021, the Company received borrowings in an aggregate principal amount of $50.0 million under the Credit and Security Agreement.

Repurchase Facilities

Subsequent to June 30, 2021, the Company entered into an amendment to the Barclay’s Repurchase Agreement, pursuant to which the maturity date of the Barclays Repurchase Facility was extended to September 21, 2024. Additionally, the Company repaid $66.4 million of the Barclays Repurchase Facility.

First Lien Mortgage Loan

Subsequent to June 30, 2021, JPMorgan Chase and DBR Investments Co. Limited originated a $650.0 million first lien mortgage loan (the “Mortgage Loan”) to 114 single purpose entities, each of which is a wholly-owned subsidiary of the Company and are managed on a day-to-day basis by affiliates of CIM. The proceeds from the Mortgage Loan were primarily used by the Company to paydown existing debt.

Net-Lease Mortgage Notes

Subsequent to June 30, 2021, the Company issued $774.0 million aggregate principal amount of Net-Lease Mortgage Notes, Series 2021-1 (the “Class A Notes”). The Company used the net proceeds from the sale of the Class A Notes to refinance or repay certain indebtedness and pay fees and expenses related to the issuance.

Credit Facilities and Notes Payable

Subsequent to June 30, 2021, and with the proceeds from the Mortgage Loan and the sale of the Class A Notes, the Company repaid fixed-rate debt of $104.1 million, paid down the $1.11 billion outstanding balance under the Credit Facilities and terminated the CCPT V Credit Facility and the CMFT Credit Facility.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the stockholders and the Board of Directors of CIM Income NAV, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of CIM Income NAV, Inc. and subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive (loss) income, changes in equity, and cash flows, for each of the three years in the period ended December 31, 2020, and the related notes and the schedule listed in the Index at Item 15 (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Real Estate Assets: Determination of Impairment Indicators — Refer to Notes 2 and 4 to the financial statements

Critical Audit Matter Description

The Company’s evaluation of real estate assets for impairment involves an initial assessment of each real estate asset to determine whether events or changes in circumstances exist that may indicate that the carrying amounts of real estate assets are no longer recoverable. Possible indications of impairment may include credit concerns of a property’s major tenants, changes in anticipated holding periods, or other circumstances. When events or changes in circumstances exist, the Company evaluates its real estate assets for impairment by comparing undiscounted future cash flows expected to be generated over the life of each asset to the respective carrying amount. If the carrying amount of an asset exceeds the undiscounted future cash flows, an analysis is performed to determine the fair value of the asset.

The Company makes significant assumptions to evaluate real estate assets for possible indications of impairment, including expected holding periods. Changes in these assumptions could result in additional impairment charges in the future.

Given the Company’s evaluation of possible indications of impairment of real estate assets requires management to make significant assumptions, performing audit procedures to evaluate whether management appropriately identified events or changes in circumstances indicating that the carrying amounts of real estate assets may not be recoverable required a high degree of auditor judgment.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to the evaluation of real estate assets for possible indications of impairment included the following, among others:

•

We evaluated management’s impairment indicator analysis by testing real estate assets for possible indications of impairment, including searching for adverse asset-specific and/or market conditions, such as vacancies, tenants that are late on rent or have outstanding rent balances, tenant move-outs, and tenant bankruptcies, among others.

•	We tested the assumptions underlying management’s cash flow projections prepared as a completeness test to evaluate whether all impairment indicators have been appropriately identified.

•

We performed corroborating inquiries with management, including property accounting, leasing and portfolio oversight to determine whether factors were identified in the current period that may be an impairment indicator, including changes in expected holding periods, or changes in market rental rates.

/s/ Deloitte & Touche LLP

Phoenix, Arizona

March 30, 2021

We have served as the Company’s auditor since 2010.

CIM INCOME NAV, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	December 31, 2020	December 31, 2019
ASSETS
Real estate assets:
Land	$139,644	$145,373
Buildings and improvements	632,190	656,208
Intangible lease assets	106,739	112,718

Total real estate assets, at cost	878,573	914,299
Less: accumulated depreciation and amortization	(101,991)	(80,938)

Total real estate assets, net	776,582	833,361
Investment in CIM UII Onshore, net	46,680	—
Investment in marketable securities	15,496	15,002

Total real estate assets, equity investments and marketable securities, net	838,758	848,363
Cash and cash equivalents	8,805	5,111
Restricted cash	415	607
Rents and tenant receivables, net	15,952	13,599
Prepaid expenses and other assets	984	777
Deferred costs, net	289	672
Due from affiliates	7	8
Assets held for sale	1,009	—

Total assets	$866,219	$869,137

LIABILITIES AND EQUITY
Credit facility and notes payable, net	$449,378	$348,939
Accrued expenses and accounts payable	4,518	3,444
Escrowed stockholder proceeds	—	50
Due to affiliates	13,826	16,567
Intangible lease liabilities, net	12,040	13,618
Distributions and redemptions payable	6,969	2,814
Derivative liabilities, deferred rental income and other liabilities	11,174	7,676

Total liabilities	497,905	393,108

Commitments and contingencies
Redeemable common stock	10,040	59,263

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.01 par value; 10,000,000 shares authorized, none issued and outstanding	—	—
D Shares common stock, ,$0.01 par value per share; 122,500,000 shares authorized, 15,318,506 and 18,143,147 shares issued and outstanding as of December 31, 2020 and December 31, 2019, respectively	153	181
T Shares common stock, $0.01 par value per share; 122,500,000 shares authorized, 13,778,134 and 14,499,636 shares issued and outstanding as of December 31, 2020 and December 31, 2019, respectively	138	145
S Shares common stock, $0.01 par value per share; 122,500,000 shares authorized, 7,399 and 7,031 shares issued and outstanding as of December 31, 2020 and December 31, 2019, respectively	—	—
I Shares common stock, $0.01 par value per share;122,500,000 shares authorized, 1,011,342 and 1,097,896 shares issued and outstanding as of December 31, 2020 and December 31, 2019, respectively	10	11
Capital in excess of par value	493,417	507,913
Accumulated distributions in excess of earnings	(128,383)	(87,513)
Accumulated other comprehensive loss	(7,768)	(4,710)

Total stockholders’ equity	357,567	416,027
Non-controlling interests	707	739

Total equity	$358,274	$416,766

Total liabilities, redeemable common stock, and equity	$866,219	$869,137

The accompanying notes are an integral part of these consolidated financial statements.

CIM INCOME NAV, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Year Ended December 31,
	2020	2019	2018
Revenues:
Rental and other property income	$72,596	$77,606	$70,778
Interest income on marketable securities	345	206	134

Total revenues	72,941	77,812	70,912

Operating expenses:
General and administrative	5,512	7,021	7,096
Property operating	4,971	5,231	2,798
Real estate tax	5,703	5,238	5,076
Advisory fees and expenses	6,382	7,902	5,858
Transaction-related	726	1,233	1,774
Depreciation and amortization	27,647	29,182	27,361
Real estate impairment	13,851	3,090	2,267

Total operating expenses	64,792	58,897	52,230

Gain on disposition of real estate, net	627	10,213	1,019

Operating income	8,776	29,128	19,701

Other expense:
Loss on investment in CIM UII Onshore	(2,660)	—	—
Interest expense and other, net	(17,127)	(14,337)	(14,506)

Net (loss) income	(11,011)	14,791	5,195

Net income allocated to noncontrolling interest	32	41	37

Net (loss) income attributable to the Company	$(11,043)	$14,750	$5,158

Class D Common Stock:
Net (loss) income attributable to the Company	$(5,586)	$8,304	$3,165

Basic and diluted weighted average number of common shares outstanding	16,308,451	18,763,418	17,606,217

Basic and diluted net (loss) income per common share	$(0.34)	$0.44	$0.18

Class T Common Stock:
Net (loss) income attributable to the Company	$(5,142)	$5,933	$1,794

Basic and diluted weighted average number of common shares outstanding	14,155,490	13,983,267	10,769,145

Basic and diluted net (loss) income per common share	$(0.36)	$0.42	$0.17

Class S Common Stock:
Net (loss) income attributable to the Company	$(3)	$1	$—

Basic and diluted weighted average number of common shares outstanding	7,225	1,444	—

Basic and diluted net (loss) income per common share	$(0.47)	$0.84	$—

Class I Common Stock:
Net (loss) income attributable to the Company	$(312)	$512	$199

Basic and diluted weighted average number of common shares outstanding	986,387	1,122,442	1,040,969

Basic and diluted net (loss) income per common share	$(0.32)	$0.46	$0.19

The accompanying notes are an integral part of these consolidated financial statements.

CIM INCOME NAV, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

(in thousands)

	Year Ended December 31,
	2020	2019	2018
Net (loss) income	$(11,011)	$14,791	$5,195
Other comprehensive loss:
Unrealized holding gain (loss) on marketable securities	537	252	(88)
Reclassification adjustment for realized loss included in income as other expense	31	13	3
Unrealized loss on interest rate swaps	(8,287)	(5,373)	(750)
Amount of loss (gain) reclassified from other comprehensive (loss) income into income as interest expense and other, net	4,661	(167)	(294)

Total other comprehensive loss	(3,058)	(5,275)	(1,129)

Comprehensive (loss) income	(14,069)	9,516	4,066
Comprehensive income allocated to noncontrolling interest	32	41	37

Comprehensive (loss) income attributable to the Company	$(14,101)	$9,475	$4,029

The accompanying notes are an integral part of these consolidated financial statements.

CIM INCOME NAV, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(in thousands, except share amounts)

	Common Stock		Capital in Excess of Par Value	Accumulated Distributions in Excess of Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity	Non- Controlling Interests	Total Equity
	Number of Shares	Par Value
Balance, January 1, 2018	25,695,557	$257	$378,266	$(45,506)	$1,657	$334,674	$772	$335,446
Cumulative effect of accounting changes	—	—	—	(37)	37	—	—	—
Issuance of common stock	9,831,064	98	181,284	—	—	181,382	—	181,382
Conversion of Shares	(108)	—	—	—	—	—	—	—
Distributions declared on common stock — $0.98 per common share	—	—	—	(28,766)	—	(28,766)	—	(28,766)
Commissions, dealer manager and ongoing stockholder servicing fees	—	—	(561)	—	—	(561)	—	(561)
Other offering costs	—	—	(1,339)	—	—	(1,339)	—	(1,339)
Redemptions of common stock	(2,654,144)	(26)	(48,224)	—	—	(48,250)	—	(48,250)
Equity-based compensation	7,212	—	33	—	—	33	—	33
Changes in redeemable common stock	—	—	(11,878)	—	—	(11,878)	—	(11,878)
Distributions to non-controlling interests	—	—	—	—	—	—	(43)	(43)
Comprehensive income (loss)	—	—	—	5,158	(1,129)	4,029	37	4,066

Balance, December 31, 2018	32,879,581	$329	$497,581	$(69,151)	$565	$429,324	$766	$430,090
Issuance of common stock	6,258,770	63	112,080	—	—	112,143	—	112,143
Conversion of shares	—	—	—	—	—	—	—	—
Distributions declared on common stock — $0.98 per D Share, T Share and I Share, $0.22 per S Share	—	—	—	(33,112)	—	(33,112)	—	(33,112)
Commissions, dealer manager and ongoing stockholder servicing fees	—	—	(5,355)	—	—	(5,355)	—	(5,355)
Other offering costs	—	—	(830)	—	—	(830)	—	(830)
Redemptions of common stock	(5,398,065)	(55)	(95,333)	—	—	(95,388)	—	(95,388)
Equity-based compensation	7,424	—	131	—	—	131		131
Changes in redeemable common stock	—	—	(361)	—	—	(361)	—	(361)
Distributions to non-controlling interests	—	—	—	—	—	—	(68)	(68)
Comprehensive income (loss)	—	—	—	14,750	(5,275)	9,475	41	9,516

Balance, December 31, 2019	33,747,710	$337	$507,913	$(87,513)	$(4,710)	$416,027	$739	$416,766
Issuance of common stock	1,951,610	19	34,065	—	—	34,084	—	34,084
Conversion of Shares	(400)	—	—	—	—	—	—	—
Distributions declared on common stock — $0.95 per common share	—	—	—	(29,827)	—	(29,827)	—	(29,827)
Commissions, dealer manager and ongoing stockholder servicing fees	—	—	(1,009)	—	—	(1,009)	—	(1,009)
Other offering costs	—	—	(253)	—	—	(253)	—	(253)
Redemptions of common stock	(5,635,111)	(55)	(97,402)	—	—	(97,457)	—	(97,457)
Equity-based compensation	10,691	—	180	—	—	180	—	180
Equity-based payments to Advisor	40,881	—	700	—	—	700	—	700
Changes in redeemable common stock	—	—	49,223	—	—	49,223	—	49,223
Distributions to non-controlling interests	—	—	—	—	—	—	(64)	(64)
Comprehensive (loss) income	—	—	—	(11,043)	(3,058)	(14,101)	32	(14,069)

Balance, December 31, 2020	30,115,381	$301	$493,417	$(128,383)	$(7,768)	$357,567	$707	$358,274

The accompanying notes are an integral part of these consolidated financial statements.

CIM INCOME NAV, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2020	2019	2018
Cash flows from operating activities:
Net (loss) income	$(11,011)	$14,791	$5,195
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization, net	27,402	28,801	26,855
Straight-line rental income	(2,736)	(3,615)	(3,070)
Write-off of uncollectible lease-related receivables	1,406	2	—
Amortization of deferred financing costs	1,073	1,084	1,086
Amortization on marketable securities	70	17	9
Equity-based compensation	180	131	33
Equity-based payments to Advisor	700	—	—
Loss on sale of marketable securities	31	13	3
Loss on investment in CIM UII Onshore	2,660	—	—
Gain on disposition of real estate assets, net	(627)	(10,213)	(1,019)
Impairment of real estate assets	13,851	3,090	2,267
Write-off of deferred financing costs	—	—	130
Changes in assets and liabilities:
Rents and tenant receivables	(890)	(860)	312
Prepaid expenses and other assets	(445)	(693)	(35)
Accrued expenses and accounts payable	1,073	(359)	592
Deferred rental income and other liabilities	(94)	(31)	877
Due from affiliates	1	104	(12)
Due to affiliates	(671)	284	(387)

Net cash provided by operating activities	31,973	32,546	32,836

Cash flows from investing activities:
Investment in real estate assets and capital expenditures	(2,476)	(82,746)	(254,949)
Investment in marketable securities	(3,946)	(10,112)	(1,269)
Proceeds from sale and maturities of marketable securities	3,919	811	1,202
Investment in CIM UII Onshore	(50,000)	—	—
Distributions of capital from investment in CIM UII Onshore	660	—	—
Net proceeds from disposition of real estate assets	15,909	88,080	47,660
Payment of property escrow deposits	—	(1,700)	(5,240)
Refund of property escrow deposits	—	1,700	5,740
Proceeds from the settlement of insurance claims	204	498	—

Net cash used in investing activities	(35,730)	(3,469)	(206,856)

Cash flows from financing activities:
Proceeds from issuance of common stock	20,976	95,942	167,608
Offering costs on issuance of common stock	(3,332)	(5,487)	(7,908)
Redemptions of common stock	(95,375)	(95,388)	(48,250)
Distributions to stockholders	(14,646)	(16,816)	(14,399)
Proceeds from credit facility and notes payable	127,000	63,000	206,000
Repayments of credit facility and notes payable	(27,240)	(69,000)	(127,275)
Deferred financing costs paid	(10)	(42)	(187)
Distributions to noncontrolling interests	(64)	(68)	(43)
Change in escrowed stockholder proceeds liability	(50)	50	—

Net cash provided by (used in) financing activities	7,259	(27,809)	175,546

Net increase in cash and cash equivalents and restricted cash	3,502	1,268	1,526
Cash and cash equivalents and restricted cash, beginning of period	5,718	4,450	2,924

Cash and cash equivalents and restricted cash, end of period	$9,220	$5,718	$4,450

Reconciliation of cash and cash equivalents and restricted cash to the consolidated balance sheets:
Cash and cash equivalents	$8,805	$5,111	$3,644
Restricted cash	415	607	806

Total cash and cash equivalents and restricted cash	$9,220	$5,718	$4,450

The accompanying notes are an integral part of these consolidated financial statements.

CIM INCOME NAV, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS

CIM Income NAV, Inc. (the “Company”) is a monthly priced perpetual life non-exchange traded real estate investment trust (“REIT”) formed as a Maryland corporation on July 27, 2010 that qualified as a REIT for U.S. federal income tax purposes beginning with its taxable year ended December 31, 2012. Substantially all of the Company’s business is conducted through CIM Income NAV Operating Partnership, LP, a Delaware limited partnership (“CIM Income NAV OP”), of which the Company is the sole general partner, and owns, directly or indirectly, 100% of the partnership interests. The Company is externally managed by CIM Income NAV Management, LLC, a Delaware limited liability company (“CIM Income NAV Management”), which is an affiliate of CIM Group, LLC (“CIM”). CIM is a community-focused real estate and infrastructure owner, operator, lender and developer. Headquartered in Los Angeles, California, CIM has offices across the United States and in Tokyo, Japan.

CCO Group, LLC owns and controls CIM Income NAV Management, the Company’s advisor, and is the indirect owner of CCO Capital, LLC (“CCO Capital”), the Company’s dealer manager, and CREI Advisors, LLC (“CREI Advisors”), the Company’s property manager. CCO Group, LLC and its subsidiaries (collectively, “CCO Group”) serve as the Company’s sponsor and as a sponsor to CIM Real Estate Finance Trust, Inc. (“CMFT”).

On December 6, 2011, the Company commenced its initial public offering (the “Initial Offering”) on a “best efforts” basis of $4.0 billion in shares of common stock, consisting of $3.5 billion in shares in the primary offering (the “Primary Offering”) and $500.0 million in shares pursuant to a distribution reinvestment plan (the “DRIP”). On August 26, 2013, the Company commenced its first follow-on offering (the “First Follow-on Offering”), pursuant to which the Company offered up to $4.0 billion in shares of common stock, consisting of $3.5 billion in shares in the Primary Offering and $500.0 million in shares pursuant to the DRIP. As part of the First Follow-on Offering, the Company designated the existing shares of the Company’s common stock that were sold prior to such date to be Wrap Class shares (“W Shares”) of common stock and registered two new classes of the Company’s common stock, Advisor Class shares (“A Shares”) and Institutional Class shares (“I Shares”). On February 10, 2017, the Company commenced its second follow-on offering (the “Second Follow-on Offering”), pursuant to which the Company offered up to $4.0 billion in shares of common stock, consisting of $3.5 billion in shares in the Primary Offering and $500.0 million in shares pursuant to the DRIP. On August 7, 2020, the Company commenced its third follow-on offering, pursuant to which the Company is offering up to $4.0 billion in shares of common stock (the “Third Follow-on Offering” and collectively with the Initial Offering, the First Follow-on Offering and the Second Follow-on offering, the “Offering”), consisting of $3.5 billion in shares in the Primary Offering and $500.0 million in shares pursuant to the DRIP.

On November 27, 2018, the Company amended its charter to, among other things, change the name and designation of its W Shares to Class D Common Stock (the “D Shares”), and its A Shares to Class T Common Stock (the “T Shares”), respectively, and reclassified a portion of its common stock as Class S Common Stock (the “S Shares”), to be offered alongside its D Shares, T Shares and I Shares in its continuous public offering (the “Share Modifications”). The Company is offering to sell any combination of D Shares, T Shares, S Shares and I Shares with a dollar value up to the maximum offering amount. In connection with the Share Modifications, when the Company refers to its share classes in the Company’s Annual Report on Form 10-K with respect to dates prior to November 27, 2018 (the “Restructure Date”), the Company is referring to its shares under its prior share structure, and when the Company refers to its share classes in the Company’s Annual Report on Form 10-K with respect to dates on or after November 27, 2018, the Company is referring to its shares under its new share structure. See Note 12 — Related-Party Transactions and Agreements to the Company’s consolidated financial statements for detailed information regarding the advisory and dealer manager amendments related to its Share Modifications. As of December 31, 2020, the Company had issued approximately 48.8 million shares of common stock in the Offering, including 3.7 million in shares issued in the DRIP, for gross offering proceeds of $878.2 million before $26.2 million in upfront selling

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

commissions, dealer manager fees and the current portion of stockholder servicing fees and $6.5 million in organization and offering costs. Effective April 1, 2020, the Company modified its Offering and certain other features of the Company from a daily to a monthly NAV REIT. As part of the change from a daily to a monthly NAV REIT, the Board approved, among other things: (1) a change in the frequency of the NAV calculations from daily to monthly and certain other related changes to the Company’s valuation policies; and (2) adopted an amended share redemption program that provides for redemptions on a monthly basis.

The per share purchase price for each class of common stock varies from month-to-month and, each month, is generally equal to, for each class of common stock, the Company’s net asset value (“NAV”) for such class, divided by the number of shares of that class outstanding, as of the prior month, plus, for T Shares and S Shares sold in the Primary Offering, applicable upfront selling commissions and dealer manager fees. The Company’s NAV per share is calculated monthly as of the last calendar day of each month by an independent fund accountant using a process that incorporates (1) the periodic valuations of each of the Company’s real estate assets and related liabilities by the Company’s independent valuation expert, (2) ongoing assessment by the valuation expert of the estimated impact of any events that require adjustment to the most recent valuations determined by the valuation expert, (3) updates in the price of liquid assets for which third-party market quotes are available, (4) valuations of any securities or other assets for which market quotes are not available, (5) valuation of the Company’s other assets and liabilities, (6) accruals of the Company’s distributions for each share class, and (7) estimates of monthly accruals, on a net basis, of operating revenues, expenses, debt service costs and fees. As of December 31, 2020, the NAV per share for D Shares, T Shares, S Shares and I Shares was $16.75, $16.32, $16.30 and $17.04, respectively. The Company’s NAV is not audited or reviewed by its independent registered public accounting firm.

The Company has used substantially all of the net proceeds from the Offering to acquire and operate a diversified portfolio primarily consisting of retail, office and industrial properties that are leased to creditworthy tenants under long-term net leases, and are strategically located throughout the United States. As of December 31, 2020, the Company owned 123 commercial properties, including two properties owned through a consolidated joint venture arrangement (the “Consolidated Joint Venture”), comprised of 5.3 million rentable square feet of commercial space located in 34 states, and which was 98.1% leased, including month-to-month agreements, if any. As of December 31, 2020, the Company also owned limited partnership interests with CIM UII Onshore, L.P. (“CIM UII Onshore”), the sole purpose of which is to invest all of its assets in CIM Urban Income Investments, L.P. (“CIM Urban Income”), which is a private institutional fund that acquires, owns and operates substantially stabilized, diversified real estate and real estate-related assets in urban markets primarily located throughout North America.

As a perpetual-life, non-exchange traded REIT, the Company will be selling shares of common stock on a continuous basis and for an indefinite period of time, subject to ongoing regulatory approval of the Company’s filings for additional offerings. The Company will endeavor to take all reasonable actions to avoid interruptions in the continuous offering of shares of common stock. The Company reserves the right to terminate the Offering at any time.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The summary of significant accounting policies presented below is designed to assist in understanding the Company’s consolidated financial statements. These accounting policies conform to accounting principles generally accepted in the United States of America (“GAAP”) in all material respects, and have been consistently applied in preparing the accompanying consolidated financial statements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Principles of Consolidation and Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries and the Consolidated Joint Venture in which the Company has a controlling financial interest. All intercompany balances and transactions have been eliminated in consolidation.

The Company evaluates its relationships and investments to determine if it has variable interests. A variable interest is an investment or other interest that will absorb portions of an entity’s expected losses or receive portions of the entity’s expected residual returns. If the Company determines that it has a variable interest in an entity, it evaluates whether such interest is in a variable interest entity (“VIE”). VIEs are entities where investors lack sufficient equity at risk for the entity to finance its activities without additional subordinated financial support or where equity investors, as a group, lack one of the following characteristics: (a) the power to direct the activities that most significantly impact the entity’s economic performance, (b) the obligation to absorb the expected losses of the entity, or (c) the right to receive the expected returns of the entity. The Company consolidates any VIEs when it is determined to be the primary beneficiary of the VIE’s operations.

For legal entities being evaluated for consolidation, the Company must first determine whether the interests that it holds and fees it receives qualify as variable interests in the entity. A variable interest is an investment or other interest that will absorb portions of an entity’s expected losses or receive portions of the entity’s expected residual returns. The Company’s evaluation includes consideration of fees paid to the Company where the Company acts as a decision maker or service provider to the entity being evaluated. If the Company determines that it holds a variable interest in an entity, it evaluates whether that entity is a VIE.

A VIE must be consolidated by its primary beneficiary, which is generally defined as the party who has a controlling financial interest in the VIE. The Company qualitatively assesses whether it is (or is not) the primary beneficiary of a VIE. Consideration of various factors include, but are not limited to, the Company’s ability to direct the activities that most significantly impact the entity’s economic performance and its obligation to absorb losses from or right to receive benefits of the VIE that could potentially be significant to the VIE. The Company consolidates any VIEs when the Company is determined to be the primary beneficiary of the VIE, and the difference between consolidating the VIE and accounting for it using the equity method could be material to the Company’s consolidated financial statements. The Company continually evaluates the need to consolidate any VIEs based on standards set forth in GAAP as described above. As of December 31, 2020 and 2019, the Company determined that it had a controlling interest in the Consolidated Joint Venture and therefore met the requirements for consolidation.

Reclassifications

The Company is separately presenting the write-off of uncollectable lease-related receivables of $2,000 for the year ended December 31, 2019, which was previously included in straight-line rental income, net in the consolidated statements of cash flows. This reclassification had no effect on previously reported totals or subtotals.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Real Estate Assets

Real estate assets are stated at cost, less accumulated depreciation and amortization. The Company considers the period of future benefit of each respective asset to determine the appropriate useful life. The estimated useful lives of the Company’s real estate assets by class are generally as follows:

Buildings	40 years
Site improvements	15 years
Tenant improvements	Lesser of useful life or lease term
Intangible lease assets	Lease term

Recoverability of Real Estate Assets

The Company continually monitors events and changes in circumstances that could indicate that the carrying amounts of its real estate assets may not be recoverable. Impairment indicators that the Company considers include, but are not limited to: bankruptcy or other credit concerns of a property’s major tenant, such as a history of late payments, lease concessions and other factors; a significant decrease in a property’s revenues due to lease terminations; vacancies; co-tenancy clauses; reduced lease rates; changes in anticipated holding periods; or other circumstances. When indicators of potential impairment are present, the Company assesses the recoverability of the assets by determining whether the carrying amount of the assets will be recovered through the undiscounted future cash flows expected from the use of the assets and their eventual disposition. In the event that such expected undiscounted future cash flows do not exceed the carrying amount, the Company will adjust the real estate assets to their respective fair values and recognize an impairment loss. Generally, fair value is determined using a discounted cash flow analysis and recent comparable sales transactions. During the year ended December 31, 2020, the Company recorded impairment charges of $13.9 million, related to one anchored shopping center and one retail property due to the carrying value being greater than the estimated fair value of the property, net of selling costs, and one anchored shopping center and three retail properties, due to tenant bankruptcy. The Company’s impairment assessment as of December 31, 2020 was based on the most current information available to the Company, including expected holding periods. If the Company’s expected holding periods for assets change, subsequent tests for impairment could result in additional impairment charges in the future. The Company cannot provide any assurance that additional material impairment charges with respect to the Company’s real estate assets will not occur during 2021 or in future periods. During the year ended December 31, 2019, the Company recorded impairment charges of $3.1 million, related to one anchored shopping center and five retail properties, due to the carrying value being greater than the estimated fair value of the property. During the year ended December 31, 2018, the Company recorded impairment charges of $2.3 million, related to one anchored shopping center, due to the carrying value being greater than the estimated fair value of the property.

Assets Held for Sale

When a real estate asset is identified by the Company as held for sale, the Company will cease recording depreciation and amortization of the assets related to the property and estimate its fair value, net of selling costs. If, in management’s opinion, the fair value, net of selling costs, of the asset is less than the carrying amount of the asset, an adjustment to the carrying amount is then recorded to reflect the estimated fair value of the property, net of selling costs. As of December 31, 2020, the Company identified one property with a fair value of $1.0 million as held for sale. There were no assets identified as held for sale as of December 31, 2019.

Disposition of Real Estate Assets

Gains and losses from dispositions are recognized once the various criteria relating to the terms of sale and any subsequent involvement by the Company with the asset sold are met. A discontinued operation includes only

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the disposal of a component of an entity and represents a strategic shift that has (or will have) a major effect on an entity’s financial results. The Company’s property dispositions during the years ended December 31, 2020 and 2019 did not qualify for discontinued operations presentation, and thus, the results of the properties that have been sold remain in operating income, and any associated gains or losses from the disposition are included in gain on disposition of real estate, net.

Allocation of Purchase Price of Real Estate Assets

Upon the acquisition of real properties, the Company allocates the purchase price to acquired tangible assets, consisting of land, buildings and improvements, and to identified intangible assets and liabilities, consisting of the value of above- and below-market leases and the value of in-place leases and other intangibles, based in each case on their respective fair values. The Company utilizes independent appraisals to assist in the determination of the fair values of the tangible assets of an acquired property (which includes land and buildings). The information in the appraisal, along with any additional information available to the Company’s management, is used in estimating the amount of the purchase price that is allocated to land. Other information in the appraisal, such as building value and market rents, may be used by the Company’s management in estimating the allocation of purchase price to the building and to intangible lease assets and liabilities. The appraisal firm has no involvement in management’s allocation decisions other than providing this market information.

The fair values of above- and below-market lease intangibles are recorded based on the present value (using a discount rate which reflects the risks associated with the leases acquired) of the difference between (1) the contractual amounts to be paid pursuant to the in-place leases and (2) an estimate of fair market lease rates for the corresponding in-place leases, which is generally obtained from independent appraisals, measured over a period equal to the remaining non-cancelable term of the lease including, for below-market leases, any bargain renewal periods. The above- and below-market lease intangibles are capitalized as intangible lease assets or liabilities, respectively. Above-market leases are amortized as a reduction to rental income over the remaining terms of the respective leases. Below-market leases are amortized as an increase to rental income over the remaining terms of the respective leases, including any bargain renewal periods. In considering whether or not the Company expects a tenant to execute a bargain renewal option, the Company evaluates economic factors and certain qualitative factors at the time of acquisition, such as the financial strength of the tenant, the remaining lease term, the tenant mix of the leased property, the Company’s relationship with the tenant and the availability of competing tenant space. If a lease were to be terminated prior to its stated expiration, all unamortized amounts of above- or below-market lease intangibles relating to that lease would be recorded as an adjustment to rental income.

The fair values of in-place leases include estimates of direct costs associated with obtaining a new tenant and opportunity costs associated with lost rental and other property income which are avoided by acquiring a property with an in-place lease. Direct costs associated with obtaining a new tenant include leasing commissions, legal and other related expenses and are estimated in part by utilizing information obtained from independent appraisals and management’s consideration of current market costs to execute a similar lease. The intangible values of opportunity costs, which are calculated using the contractual amounts to be paid pursuant to the in-place leases over a market absorption period for a similar lease, are capitalized as intangible lease assets and are amortized to expense over the remaining term of the respective leases. If a lease were to be terminated prior to its stated expiration, all unamortized amounts of in-place lease assets relating to that lease would be expensed.

The Company may acquire certain properties subject to contingent consideration arrangements that may obligate the Company to pay additional consideration to the seller based on the outcome of future events. Additionally, the Company may acquire certain properties for which it funds certain contingent consideration amounts into an escrow account pending the outcome of certain future events. The outcome may result in the release of all or a portion of the escrow funds to the Company or the seller or a combination thereof. The

CIM INCOME NAV, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

determination of the amount of contingent consideration arrangements is based on the probability of several possible outcomes as identified by management.

The Company estimates the fair value of assumed mortgage notes payable based upon indications of current market pricing for similar types of debt financing with similar maturities. Assumed mortgage notes payable will initially be recorded at their estimated fair value as of the assumption date, and any difference between such estimated fair value and the mortgage note’s outstanding principal balance will be amortized or accreted to interest expense over the term of the respective mortgage note payable.

The determination of the fair values of the real estate assets and liabilities acquired requires the use of significant assumptions with regard to the current market rental rates, rental growth rates, capitalization and discount rates, interest rates and other variables. The use of alternative estimates may result in a different allocation of the Company’s purchase price, which could materially impact the Company’s results of operations.

During the years ended December 31, 2020, 2019 and 2018, all real estate acquisitions qualified as asset acquisitions and, as such, acquisition-related fees and certain acquisition-related expenses related to these asset acquisitions are capitalized and allocated to tangible and intangible assets and liabilities, as described above.

Investment in Marketable Securities

Investment in marketable securities consists primarily of the Company’s investment in corporate and government debt securities. The Company determines the appropriate classification for debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. As of December 31, 2020, the Company classified its investments as available-for-sale as the Company is not actively trading the securities; however, the Company may sell them prior to their maturity. These investments are carried at their estimated fair value with unrealized gains and losses reported in other comprehensive (loss) income.

The Company adopted Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments—Credit Losses (Topic 326) (“ASU 2016-13”), as further described in “Recent Accounting Pronouncements,” on January 1, 2020. The Company monitors its available-for-sale securities for impairments. A loss is recognized when the Company determines that a decline in the estimated fair value of a security below its amortized cost has resulted from a credit loss or other factors. The Company records impairments related to credit losses through an allowance for credit losses. However, the allowance is limited by the amount that the fair value is less than the amortized cost basis. The Company considers many factors in determining whether a credit loss exists, including, but not limited to, the extent to which the fair value is less than the amortized cost basis, recent events specific to the security, industry or geographic area, the payment structure of the security, the failure of the issuer of the security to make scheduled interest or principal payments, and external credit ratings and recent changes in such ratings. The analysis of determining whether a credit loss exists requires significant judgments and assumptions. The use of alternative judgments and assumptions could result in a different conclusion.

The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity computed under the effective interest method and is recorded in the accompanying consolidated statements of operations in interest and other expense, net. Upon the sale of a security, the realized net gain or loss is computed on the specific identification method.

Investment in CIM UII Onshore

As of December 31, 2020, the Company had invested capital of $49.3 million in CIM UII Onshore with a carrying value of $46.7 million, which represents less than 5% ownership of CIM UII Onshore. The Company

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

accounts for its investment under the equity method. The equity method of accounting requires the investment to be initially recorded at cost, including transaction costs incurred to finalize the investment, and subsequently adjusted for the Company’s share of equity in CIM UII Onshore’s earnings and distributions. The Company records its share of CIM UII Onshore’s profits or losses on a quarterly basis as an adjustment to the carrying value of the investment on the Company’s consolidated balance sheet and is recognized as a profit or loss on the consolidated statements of operations. The Company recorded its share of loss of $2.7 million during the year ended December 31, 2020, in the consolidated statements of operations During the year ended December 31, 2020, the Company received $660,000 in dividends, which reduced the invested capital and the carrying amount of the Company’s investment as the dividends are not recognized as dividend income.

Noncontrolling Interest in Consolidated Joint Venture

The Company has a controlling interest in a Consolidated Joint Venture and, therefore, meets the requirements for consolidation. The Company recorded net income of $32,000 and paid distributions of $64,000 to the noncontrolling interest during the year ended December 31, 2020. The Company recorded the noncontrolling interest of $707,000 and $739,000 as of December 31, 2020 and 2019, respectively, on the consolidated balance sheets.

Cash and Cash Equivalents and Restricted Cash

Cash and cash equivalents include cash in bank accounts, as well as investments in highly-liquid money market funds. The Company deposits cash with several high quality financial institutions. These deposits are guaranteed by the Federal Deposit Insurance Company (“FDIC”) up to an insurance limit of $250,000. At times, the Company’s cash and cash equivalents may exceed federally insured levels. Although the Company bears risk on amounts in excess of those insured by the FDIC, it has not experienced and does not anticipate any losses due to the high quality of the institutions where the deposits are held.

The Company had $415,000 and $607,000 in restricted cash as of December 31, 2020 and 2019, respectively. Included in restricted cash was $134,000 and $136,000 held by lenders in lockbox accounts as of December 31, 2020 and 2019, respectively. As part of certain debt agreements, rent from certain of the Company’s tenants is deposited directly into a lockbox account, from which funds in excess of the required minimum balance are disbursed on a weekly basis to the Company. Restricted cash as of December 31, 2020 and 2019 also included $281,000 and $421,000, respectively, held in escrow for tenant improvements at a certain property in accordance with the associated lease agreement. In addition, restricted cash included $50,000 of escrowed investor proceeds for which shares of common stock had not been issued as of December 31, 2019. There were no such proceeds as of December 31, 2020.

Deferred Financing Costs

Deferred financing costs represent commitment fees, legal fees and other costs associated with obtaining commitments for financing. These costs are amortized to interest expense over the terms of the respective financing agreements using the straight-line method, which approximates the effective interest method. Unamortized deferred financing costs are written off when the associated debt is extinguished or repaid prior to maturity. The presentation of all deferred financing costs, other than those associated with the revolving loan portion of the credit facility, are classified such that the debt issuance costs related to a recognized debt liability are presented on the consolidated balance sheets as a direct deduction from the carrying amount of the related debt liability rather than as an asset. Debt issuance costs related to securing a revolving line of credit are presented as an asset and amortized ratably over the term of the line of credit arrangement. As such, the Company’s current and corresponding prior period total deferred financing costs, net in the accompanying

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

consolidated balance sheets relate only to the revolving loan portion of the credit facility and the historical presentation, amortization and treatment of unamortized costs are still applicable. As of December 31, 2020 and 2019, the Company had $289,000 and $672,000, respectively, of deferred financing costs, net of accumulated amortization, related to the revolving loan portion of the credit facility. Costs incurred in seeking financing transactions that do not close are expensed in the period in which it is determined the financing will not close.

Derivative Instruments and Hedging Activities

The Company accounts for its derivative instruments at fair value. Accounting for changes in the fair value of a derivative instrument depends on the intended use of the derivative instrument and the designation of the derivative instrument. The change in fair value of the derivative instrument that is designated as a cash flow hedge is recorded as other comprehensive loss. The changes in fair value for derivative instruments that are not designated as hedges or that do not meet the hedge accounting criteria are recorded as a gain or loss to operations.

Due to Affiliates

CIM Income NAV Management and certain of its affiliates received, and will continue to receive, fees, reimbursements and compensation in connection with services provided relating to the Offering and the acquisition, management and performance of the Company’s assets. As of December 31, 2020 and 2019, $13.8 million and $16.6 million, respectively, was due to CIM Income NAV Management and its affiliates for such services, as discussed in Note 12 — Related-Party Transactions and Arrangements to these consolidated financial statements.

Redeemable Common Stock

The Company has adopted a share redemption program that permits its stockholders to redeem their shares, subject to certain limitations discussed in Note 14 — Stockholders’ Equity to these consolidated financial statements. The Company records the maximum amount that is redeemable under the share redemption program as redeemable common stock outside of permanent equity on its consolidated balance sheets. Redeemable common stock is recorded at the greater of the carrying amount or redemption value each reporting period. Changes in the value from period to period are recorded as an adjustment to capital in excess of par value.

As of July 2020, the Company’s board of directors (the “Board”) determined that monthly redemptions temporarily would be limited to shares whose aggregate value is no more than 0.8% of our aggregate NAV as of the last calendar day of the previous calendar month, and in any calendar quarter, redemptions will be limited to shares whose aggregate value is no more than 2.0% of our aggregate NAV as of the last calendar day of the previous calendar quarter. While no assurances can be made regarding the timing of a return to the redemption plan limits stated in our existing share redemption plan, if at all, the Company is targeting to return to the limits under its amended and restated share redemption program (the “Amended Share Redemption Program”) to occur in the third quarter of 2021. As of December 31, 2020 and 2019, the redeemable common stock recorded on the consolidated balance sheets was $10.0 million and $59.3 million, respectively.

Stockholder Servicing Fees

The Company pays CCO Capital stockholder servicing fees, which are calculated on a daily basis in the amount of 1/365th of 0.25%, 0.85% and 0.85% of the NAV per share, respectively, for each class of common stock outstanding for D Shares, T Shares and S Shares, respectively. The Company does not pay a stockholder servicing fee with respect to I Shares.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The stockholder servicing fees are paid monthly in arrears. An estimated liability for future stockholder servicing fees payable to CCO Capital is recognized at the time each share is sold and included in due to affiliates in the consolidated balance sheets with a corresponding decrease to capital in excess of par value. The Company recognized a liability for future fees payable to CCO Capital of $11.9 million and $13.9 million as of December 31, 2020 and 2019, respectively.

Leases

The Company has lease agreements with lease and non-lease components. The Company has elected to not separate non-lease components from lease components for all classes of underlying assets (primarily real estate assets) and will account for the combined components as rental and other property income. Non-lease components included in rental and other property income include certain tenant reimbursements for maintenance services (including common-area maintenance services or “CAM”), real estate taxes, insurance and utilities paid for by the lessor but consumed by the lessee. As a lessor, the Company has further determined that this policy will be effective only on a lease that has been classified as an operating lease and the revenue recognition pattern and timing is the same for both types of components. The Company is not party to any material leases where it is the lessee.

Significant judgments and assumptions are inherent in not only determining if a contract contains a lease, but also the lease classification, terms, payments, and, if needed, discount rates. Judgments include the nature of any options, including if they will be exercised, evaluation of implicit discount rates and the assessment and consideration of “fixed” payments for straight-line rent revenue calculations.

Lease costs represent the initial direct costs incurred in the origination, negotiation and processing of a lease agreement. Such costs include outside broker commissions and other independent third-party costs and are amortized over the life of the lease on a straight-line basis. Costs related to salaries and benefits, supervision, administration, unsuccessful origination efforts and other activities not directly related to completed lease agreements are expensed as incurred. Upon successful lease execution, leasing commissions are capitalized.

Revenue Recognition

Rental and other property income is primarily derived from fixed contractual payments from operating leases and, therefore, is generally recognized on a straight-line basis over the term of the lease, which typically begins the date the tenant takes control of the space. When the Company acquires a property, the terms of existing leases are considered to commence as of the acquisition date for the purpose of this calculation. Variable rental and other property income consists primarily of tenant reimbursements for recoverable real estate taxes and operating expenses, which are included in rental and other property income in the period when such costs are incurred, with offsetting expenses in real estate taxes and property operating expenses, respectively, within the consolidated statements of operations. The Company defers the recognition of variable rental and other property income, such as percentage rents, until the specific target that triggers the contingent rental income is achieved.

The Company continually reviews whether collection of lease-related receivables, including any straight-line rent, and current and future operating expense reimbursements from tenants are probable. The determination of whether collectability is probable takes into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. Upon the determination that the collectability of a receivable is not probable, the Company will record a reduction to rental and other property income for amounts previously recorded and a decrease in the outstanding receivable. Revenue from leases where collection is deemed to be not probable is recorded on a cash basis until collectability becomes probable. Management’s estimate of the collectability of

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lease-related receivables is based on the best information available at the time of estimate. The Company does not use a general reserve approach and lease-related receivables are adjusted and taken against rental and other property income only when collectability becomes not probable.

During the year ended December 31, 2020, the Company identified certain tenants where collection was no longer considered probable. For these tenants, the Company made the determination to record revenue on a cash basis and wrote off total outstanding receivables of $1.4 million for the year ended December 31, 2020, which included $158,000 of straight-line rental income and $235,000 related to certain tenant reimbursements. These write offs reduced rental and other property income during the year ended December 31, 2020.

Income Taxes

The Company elected to be taxed, and currently qualifies, as a REIT for federal income tax purposes beginning with our taxable year ended December 31, 2012. The Company generally is not subject to federal corporate income tax to the extent it distributes its taxable income to its stockholders, and so long as it, among other things, distributes at least 90% of its annual taxable income (computed without regard to the dividends paid deduction and excluding net capital gains). REITs are subject to a number of other organizational and operational requirements. Even if the Company maintains its qualification for taxation as a REIT, it may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income.

(Loss) Earnings and Distributions Per Share

The Company has four classes of common stock with nonforfeitable dividend rights that are determined based on a different NAV for each class. Accordingly, the Company utilizes the two-class method to determine its earnings per share, which can result in different earnings per share for each of the classes. Under the two-class method, earnings per share of each class of common stock are computed by dividing the sum of the distributed earnings to common stockholders and undistributed earnings allocated to common stockholders by the weighted average number of shares for each class of common stock for the respective period. Diluted income per share, when applicable, considers the effect of any potentially dilutive share equivalents, of which the Company had none for each of the years ended December 31, 2020, 2019 or 2018. Distributions per share are calculated based on the authorized monthly distribution rate. Prior to April 1, 2020, distributions were calculated based on the authorized daily distribution rate.

Offering and Related Costs

CIM Income NAV Management funds all of the organization and offering costs associated with the sale of the Company’s common stock (excluding upfront selling commissions, dealer manager fees and ongoing stockholder servicing fees) and is reimbursed for such costs up to 0.75% of gross proceeds from the Offering, excluding upfront selling commissions and dealer manager fees, as applicable, charged on D Shares, T Shares and S Shares sold in the Primary Offering. As of December 31, 2020, CIM Income NAV Management, or its affiliates, had paid organization and offering costs in excess of the 0.75% in connection with the Offering. These excess costs were not included in the financial statements of the Company because such costs were not a liability of the Company as they exceeded 0.75% of gross proceeds from the Offering. As the Company raises additional proceeds from the Offering, these excess costs may become payable to CIM Income NAV Management.

Reportable Segments

The Company’s commercial real estate assets primarily consist of single-tenant, necessity commercial properties, which are leased to creditworthy tenants under long-term net leases and provide current operating

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cash flow. The commercial properties are geographically diversified throughout the United States and have similar economic characteristics. The Company’s management evaluates operating performance on an overall portfolio level; therefore the Company’s properties are one reportable segment.

Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by various standard setting bodies that may have an impact on the Company’s accounting and reporting. Except as otherwise stated below, the Company is currently evaluating the effect that certain new accounting requirements may have on the Company’s accounting and related reporting and disclosures in the Company’s consolidated financial statements.

In June 2016, the Financial Accounting Standards Board (the “FASB”) issued ASU 2016-13, which was subsequently amended by ASU No. 2018-19, Codification Improvements to Topic 326, Financial Instruments — Credit Losses (“ASU 2018-19”), in November 2018. Subsequently, the FASB issued ASU No. 2019-04, ASU No. 2019-05, ASU No. 2019-10, ASU No. 2019-11 and ASU No. 2020-02 to provide additional guidance on the credit losses standard. ASU 2016-13 and the related updates are intended to improve financial reporting requiring more timely recognition of credit losses on loans and other financial instruments that are not accounted for at fair value through net income, including loans held-for-investment, held-to-maturity debt securities, trade and other receivables, net investment in leases and other such commitments. ASU 2016-13 requires that financial assets measured at amortized cost be presented at the net amount expected to be collected, through an allowance for credit losses that is deducted from the amortized cost basis. The amendments in ASU 2016-13 require the Company to measure all expected credit losses based upon historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the financial assets and eliminates the “incurred loss” methodology under current GAAP. ASU 2018-19 clarified that receivables arising from operating leases are not within the scope of Topic 326. Instead, impairment of receivables arising from operating leases should be accounted for in accordance with ASU No. 2016-02, Leases (Topic 842) (“ASC 842”). ASU 2016-13 and ASU 2018-19 are effective for fiscal years, and interim periods within those years, beginning after December 15, 2019. The Company adopted ASU 2016-13 during the first quarter of fiscal year 2020, and has concluded that there is no material impact on its consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-13, Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”). This ASU amends and removes several disclosure requirements including the valuation processes for Level 3 fair value measurements. ASU 2018-13 also modifies some disclosure requirements and requires additional disclosures for changes in unrealized gains and losses included in other comprehensive income for recurring Level 3 fair value measurements and requires the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements. The provisions of ASU 2018-13 are effective January 1, 2020 using a prospective transition method for amendments effecting changes in unrealized gains and losses, significant unobservable inputs used to develop Level 3 fair value measurements and narrative description on uncertainty of measurements. The remaining provisions of ASU 2018-13 are to be applied retrospectively, and early adoption is permitted. The Company adopted ASU 2018-13 during the first quarter of fiscal year 2020, and has concluded that there is no material impact on its consolidated financial statements.

In October 2018, the FASB issued ASU 2018-17, Consolidation (Topic 810): Targeted Improvements to Related Party Guidance for Variable Interest Entities (“ASU 2018-17”). The guidance changes the guidance for determining whether a decision-making fee is a variable interest. Under the new ASU, indirect interests held through related parties under common control will now be considered on a proportional basis when determining whether fees paid to decision makers and service providers are variable interests. Such indirect interests were previously treated the same as direct interests. ASU 2018-17 is effective for fiscal years beginning after

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December 15, 2019 and interim periods within those fiscal years. The Company adopted ASU 2018-17 during the first quarter of fiscal year 2020, and has concluded that there is no material impact on its consolidated financial statements.

In April 2020, the FASB issued a question and answer document (the “Lease Modification Q&A”) focused on the application of lease accounting guidance to lease concessions provided as a result of the COVID-19 pandemic. Due to the business disruptions and challenges severely affecting the global economy caused by the COVID-19 pandemic, many lessors may be required to provide rent deferrals and other lease concessions to lessees. While the lease modification guidance in ASC 842 addresses routine changes to lease terms resulting from negotiations between the lessee and the lessor, this guidance did not contemplate concessions being so rapidly executed to address the sudden liquidity constraints of some lessees arising from COVID-19 related impacts. Under existing lease guidance, the Company would have to determine, on a lease by lease basis, if a lease concession was the result of a new arrangement reached with the tenant (treated within the lease modification accounting framework) or if a lease concession was under the enforceable rights and obligations within the existing lease agreement (precluded from applying the lease modification accounting framework). The Lease Modification Q&A allows the Company, if certain criteria have been met, to bypass the lease by lease analysis, and instead elect to either apply the lease modification accounting framework or not, with such election applied consistently to leases with similar characteristics and similar circumstances.

The Company has elected to apply this guidance to avoid performing a lease by lease analysis for the lease concessions that (1) were granted as relief due to COVID-19 related impacts and (2) result in the cash flows remaining substantially the same or less than the original contract and will account for these lease concessions as if no changes were made to the leases. During the year ended December 31, 2020, the Company provided lease concessions, in the form of rent deferrals or rent abatements, to certain tenants in response to the impact of the COVID-19 pandemic on those tenants. As of December 31, 2020, the Company had granted rent deferrals with an aggregate deferral amount of $539,000. The deferral of rental payments affects the timing, but not the amount, of the lease payments and resulted in an increase of $539,000 to the Company’s lease related receivables balance as of December 31, 2020. Additionally, as of December 31, 2020, the Company had granted rental abatements of $218,000.

In addition, the Company entered into lease amendments during the year ended December 31, 2020 that provided for lease concessions, through rent abatements or rent deferrals, that represented substantive changes to the consideration in the original lease. These lease amendments extended the lease periods to 36 months. For these leases, the Company applied the lease modification accounting framework pursuant to ASC 842. As of December 31, 2020, these lease amendments resulted in rent abatements of $400,000.

As of March 24, 2021, the Company has collected approximately 99% of rental payments billed to tenants during the three months ended December 31, 2020.

In January 2021, the FASB issued ASU No. 2021-01, Reference Rate Reform (Topic 848) (“ASU 2021-01”). The amendments in ASU 2021-01 clarify that certain optional expedients and exceptions for contract modifications and hedge accounting apply to derivative instruments that use an interest rate for margining, discounting, or contract price alignment that is modified as a result of the discontinuation of the use of LIBOR as a benchmark interest rate due to reference rate reform. ASU 2021-01 is effective immediately for all entities with the option to apply retrospectively as of any date from the beginning of an interim period that includes or is subsequent to March 12, 2020, and can be applied prospectively to any new contract modifications made on or after January 7, 2021. The Company currently uses LIBOR as its benchmark interest rate for its derivative instruments, and has not entered into any new contracts on or after the effective date of ASU 2021-01. The Company is evaluating the impact of this ASU’s adoption, and does not believe this ASU will have a material impact on its consolidated financial statements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 3 — FAIR VALUE MEASUREMENTS

GAAP defines fair value, establishes a framework for measuring fair value and requires disclosures about fair value measurements. GAAP emphasizes that fair value is intended to be a market-based measurement, as opposed to a transaction-specific measurement.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. Depending on the nature of the asset or liability, various techniques and assumptions can be used to estimate the fair value. Assets and liabilities are measured using inputs from three levels of the fair value hierarchy, as follows:

Level 1 — Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. An active market is defined as a market in which transactions for the assets or liabilities occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 — Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active (markets with few transactions), inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data correlation or other means (market corroborated inputs).

Level 3 — Unobservable inputs, which are only used to the extent that observable inputs are not available, reflect the Company’s assumptions about the pricing of an asset or liability.

The following describes the methods the Company uses to estimate the fair value of the Company’s financial assets and liabilities:

Credit facility and notes payable — The fair value is estimated by discounting the expected cash flows based on estimated borrowing rates available to the Company as of the measurement date. Current and prior period liabilities’ carrying and fair values exclude net deferred financing costs. These financial instruments are valued using Level 2 inputs. As of December 31, 2020, the estimated fair value of the Company’s debt was $451.0 million, compared to a carrying value of $450.7 million. As of December 31, 2019, the estimated fair value of the Company’s debt was $351.2 million, compared to a carrying value of $351.0 million.

Marketable securities — The Company’s marketable securities are carried at fair value and are valued using Level 1 inputs. The estimated fair value of the Company’s marketable securities are based on quoted market prices that are readily and regularly available in an active market.

Derivative instruments — The Company’s derivative instruments are comprised of interest rate swaps. All derivative instruments are carried at fair value and are valued using Level 2 inputs. The fair value of these instruments is determined using interest rate market pricing models. In addition, credit valuation adjustments are incorporated into the fair values to account for the Company’s potential nonperformance risk and the performance risk of the respective counterparties.

Although the Company has determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with those derivatives utilize Level 3 inputs, such as estimates of current credit spreads, to evaluate the likelihood of default by the

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Company and its counterparties. However, as of December 31, 2020 and 2019, the Company assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and determined that the credit valuation adjustments are not significant to the overall valuation of the Company’s derivatives. As a result, the Company has determined that its derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

Other financial instruments — The Company considers the carrying values of its cash and cash equivalents, restricted cash, tenant receivables, accrued expenses and accounts payable, other liabilities, due to affiliates and distributions payable to approximate their fair values because of the short period of time between their origination and their expected realization as well as their highly-liquid nature. Due to the short-term maturities of these instruments, Level 1 inputs are utilized to estimate the fair value of these financial instruments.

Considerable judgment is necessary to develop estimated fair values of financial assets and liabilities. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize, or be liable for, upon disposition of the financial assets and liabilities. As of December 31, 2020 and 2019, there have been no transfers of financial assets or liabilities between fair value hierarchy levels.

Items Measured at Fair Value on a Recurring Basis

In accordance with the fair value hierarchy described above, the following tables show the fair value of the Company’s financial assets and liabilities that are required to be measured at fair value on a recurring basis as of December 31, 2020 and 2019 (in thousands):

	Balance as of December 31, 2020	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial asset:
Marketable securities	$15,496	$15,496	$—	$—

Financial liabilities:
Interest rate swaps	$(8,509)	$—	$(8,509)	$—

	Balance as of December 31, 2019	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial asset:
Interest rate swaps	$34	$—	$34	$—
Marketable securities	15,002	15,002	—	—

Total financial assets	$15,036	$15,002	$34	$—

Financial liabilities:
Interest rate swaps	$(4,917)	$—	$(4,917)	$—

Items Measured at Fair Value on a Non-Recurring Basis (Including Impairment Charges)

Certain financial and nonfinancial assets and liabilities are measured at fair value on a nonrecurring basis and are subject to fair value adjustments in certain circumstances, such as when there is evidence of impairment. The Company’s process for identifying and recording impairment related to real estate assets and intangible assets is discussed in Note 2 — Summary of Significant Accounting Policies.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As discussed in Note 4 — Real Estate Assets, during the year ended December 31, 2020, real estate assets related to one anchored shopping center and three retail properties were impaired due to tenant bankruptcy. Additionally, real estate assets related to one anchored shopping center and one retail property were deemed to be impaired, due to the carrying values being greater than the estimated fair values of the properties, net of selling costs. The carrying value was reduced to an estimated fair value of 40.1 million, resulting in impairment charges of 13.9 million. During the year ended December 31, 2019, real estate assets related to one anchored shopping center and five retail properties were deemed to be impaired due to the carrying values being greater than the estimated fair values of the properties. The carrying value was reduced to an estimated fair value of $15.5 million, resulting in impairment charges of $3.1 million. The Company estimates fair values using Level 3 inputs and using a combined income and market approach, specifically using discounted cash flow analysis and recent comparable sales transactions. The evaluation of real estate assets for potential impairment requires the Company’s management to exercise significant judgment and to make certain key assumptions, including, but not limited to, the following: (1) terminal capitalization rates; (2) discount rates; (3) the number of years the property will be held; (4) property operating expenses; and (5) re-leasing assumptions, including the number of months to re-lease, market rental income and required tenant improvements. There are inherent uncertainties in making these estimates such as market conditions and the future performance and sustainability of the Company’s tenants. The Company determined that the selling prices used to determine the fair values were Level 2 inputs.

The following summarizes the ranges of discount rates and terminal capitalization rates used for the Company’s impairment test for the real estate assets during the year ended December 31, 2020:

Year Ended December 31, 2020
Discount Rate	Terminal Capitalization Rate
7.87% - 9.69%	7.37% - 9.19%

The following table presents the impairment charges by asset class recorded during the years ended December 31, 2020, 2019 and 2018 (in thousands):

	Year Ended December 31,
	2020	2019	2018
Asset class impaired:
Land	$2,607	$329	$454
Buildings and improvements	8,889	2,227	1,000
Intangible lease assets	2,358	570	1,176
Intangible lease liabilities	(3)	(36)	(363)

Total impairment loss	$13,851	$3,090	$2,267

NOTE 4 — REAL ESTATE ASSETS

2020 Property Acquisitions

During the year ended December 31, 2020, the Company did not acquire any properties.

2020 Property Dispositions

During the year ended December 31, 2020, the Company disposed of two anchored shopping centers and three retail properties for an aggregate gross sales price of $16.8 million, resulting in net proceeds of $15.9 million after closing costs and a net gain of $627,000. The Company has no continuing involvement

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with these properties. The gain on sale of real estate is included in gain on disposition of real estate, net in the consolidated statements of operations.

2020 Impairment

The Company performs quarterly impairment review procedures, primarily through continuous monitoring of events and changes in circumstances that could indicate that the carrying value of certain of its real estate assets may not be recoverable. See Note 2 — Summary of Significant Accounting Policies for a discussion on the Company’s accounting policies regarding impairment of real estate assets. During the year ended December 31, 2020, two anchored shopping center and four retail properties totaling approximately 329,000 square feet with a combined carrying value of $54.0 million were deemed to be impaired and their carrying values were reduced to an estimated combined fair value of $40.1 million, resulting in impairment charges of $13.9 million, which were recorded in the consolidated statements of operations. See Note 3 — Fair Value Measurements for a further discussion on these impairment charges.

Consolidated Joint Venture

As of December 31, 2020, the Company had an interest in a Consolidated Joint Venture that owns and manages two properties, with total assets of $7.0 million, which included $7.2 million of land, building and improvements, and $641,000 of intangible assets, net of accumulated depreciation and amortization of $924,000, and total liabilities of $106,000. The Consolidated Joint Venture did not have any debt outstanding as of December 31, 2020. The Company has the ability to control operating and financial policies of the Consolidated Joint Venture. There are restrictions on the use of these assets as the Company would generally be required to obtain the approval of the partner (the “Consolidated Joint Venture Partner”) in accordance with the joint venture agreement for any major transactions. The Company and the Consolidated Joint Venture Partner are subject to the provisions of the joint venture agreement, which includes provisions for when additional contributions may be required to fund certain cash shortfalls.

2019 Property Acquisitions

During the year ended December 31, 2019, the Company acquired a 100% interest in four commercial properties for an aggregate purchase price of $78.6 million (the “2019 Asset Acquisitions”), which included $287,000 of external acquisition-related expenses that were capitalized. The Company funded the 2019 Asset Acquisitions with net proceeds from the Offering, real estate dispositions and available borrowings.

The following table summarizes the purchase price allocation for the 2019 Asset Acquisitions purchased during the year ended December 31, 2019 (in thousands):

2019 Asset Acquisitions
Land	$17,998
Buildings and improvements	54,373
Acquired in-place leases and other intangibles (1)	6,575
Intangible lease liabilities (2)	(313)

Total purchase price	$78,633

(1)	The weighted average amortization period for acquired in-place leases and other intangibles was 14.1 years.
(2)	The weighted average amortization period for acquired intangible lease liabilities was 15.0 years.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2019 Property Dispositions

During the year ended December 31, 2019, the Company disposed of 25 retail properties and three industrial properties for an aggregate gross sales price of $91.1 million, resulting in net proceeds of $88.1 million after closing costs and a net gain of $10.2 million. The Company has no continuing involvement with these properties. The gain on sale of real estate is included in gain on disposition of real estate, net in the consolidated statements of operations.

2019 Impairment

During the year ended December 31, 2019, one anchored shopping center and five retail properties totaling approximately 129,000 square feet with a combined carrying value of $18.6 million were deemed to be impaired and their carrying values were reduced to an estimated fair value of $15.5 million, resulting in impairment charges of $3.1 million, which were recorded in the consolidated statements of operations. See Note 3 — Fair Value Measurements for a further discussion on these impairment charges.

2018 Property Acquisitions

During the year ended December 31, 2018, the Company acquired a 100% interest in 19 commercial properties for an aggregate purchase price of $254.2 million (the “2018 Acquisitions”), which included $1.4 million of external acquisition-related expenses that were capitalized. The Company funded the 2018 Acquisitions with net proceeds from the Offering and available borrowings.

The following table summarizes the purchase price allocation for the 2018 Acquisitions (in thousands):

2018 Asset Acquisitions
Land	$28,293
Building and improvements	193,658
Acquired in-place leases and other intangibles (1)	31,279
Acquired above-market leases (2)	5,707
Intangible lease liabilities (3)	(4,721)

Total purchase price	$254,216

(1)	The weighted average amortization period for acquired in-place leases and other intangibles was 13.7 years.
(2)	The weighted average amortization period for acquired above-market leases was 14.0 years.
(3)	The weighted average amortization period for acquired intangible lease liabilities was 17.5 years.

2018 Property Dispositions

During the year ended December 31, 2018, the Company disposed of two anchored shopping centers and four retail properties for an aggregate gross sales price of $49.1 million, resulting in net proceeds of $36.4 million after closing costs and the repayment of the $11.3 million fixed rate debt secured by one of the disposed properties and a net gain of $1.0 million. The Company has no continuing involvement with these properties. The gain on sale of real estate is included in gain on disposition of real estate, net in the consolidated statements of operations.

2018 Impairment

During the year ended December 31, 2018, one anchored shopping center totaling approximately 149,000 square feet with a carrying value of $19.1 million was deemed to be impaired and its carrying value was reduced

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to an estimated fair value of $16.8 million, resulting in impairment charges of $2.3 million, which were recorded in the consolidated statements of operations. See Note 3 — Fair Value Measurements for a further discussion on these impairment charges.

NOTE 5 — INTANGIBLE LEASE ASSETS AND LIABILITIES

Intangible lease assets and liabilities consisted of the following as of December 31, 2020 and 2019 (in thousands, except weighted average life remaining):

	As of December 31,
	2020	2019
Intangible lease assets:
In-place leases and other intangibles, net of accumulated amortization of $27,966 and $23,026, respectively (with a weighted average life remaining of 9.8 years and 14.6 years, respectively)	$65,157	$75,754
Acquired above-market leases, net of accumulated amortization of $3,938 and $3,118, respectively (with a weighted average life remaining of 11.4 years and 12.7 years, respectively)	9,678	10,820

Total intangible lease assets, net	$74,835	$86,574

Intangible lease liabilities:
Acquired below-market leases, net of accumulated amortization of $4,734 and $4,111, respectively (with a weighted average life remaining of 10.2 years and 20.9 years, respectively)	$12,040	$13,618

Amortization of the above-market leases is recorded as a reduction to rental and other property income, and amortization expense for the in-place leases and other intangibles is included in depreciation and amortization in the accompanying consolidated statements of operations. Amortization of below-market leases is recorded as an increase to rental and other property income in the accompanying consolidated statements of operations.

The following table summarizes the amortization related to the intangible lease assets and liabilities for the years ended December 31, 2020, 2019 and 2018 (in thousands):

	Year Ended December 31,
	2020	2019	2018
In-place lease and other intangible amortization	$7,776	$9,029	$8,971
Above-market lease amortization	$1,020	$1,104	$959
Below-market lease amortization	$1,393	$1,569	$1,501

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2020, the estimated amortization relating to the intangible lease assets and liabilities is as follows (in thousands):

	Amortization
Year Ending December 31,	In-Place Leases and Other Intangibles	Above-Market Leases	Below-Market Leases
2021	$7,397	$1,005	$1,237
2022	7,352	1,005	1,213
2023	7,197	1,004	1,203
2024	6,835	943	1,140
2025	6,197	883	1,109
Thereafter	30,179	4,838	6,138

Total	$65,157	$9,678	$12,040

NOTE 6 — INVESTMENT IN CIM UII ONSHORE

On September 27, 2019, the Company executed a subscription agreement (the “Subscription Agreement”) to purchase $50.0 million of limited partnership interests in CIM UII Onshore. CIM UII Onshore’s sole purpose is to invest all of its assets in CIM Urban Income, which is a private institutional fund that acquires, owns and operates substantially stabilized, diversified real estate and real estate-related assets in urban markets primarily located throughout North America. The investment was made by the Company to gain exposure to the urban real assets invested in by CIM Urban Income. The Company’s Subscription Agreement was accepted by the general partner of CIM UII Onshore on September 30, 2019, and the entire $50.0 million of capital was called and funded on March 31, 2020. The Company accounts for its investment using the equity method.

During the year ended December 31, 2020, the Company recognized an equity method net loss of $2.7 million related to its investment. The Company received dividends totaling $660,000 related to its investment during the year ended December 31, 2020, which was recognized as a return of capital. As of December 31, 2020, the carrying value of the Company’s investment was $46.7 million, which represents less than 5% ownership of CIM UII Onshore, and approximates fair value.

NOTE 7 — MARKETABLE SECURITIES

The Company owned marketable securities with an estimated fair value of $15.5 million and $15.0 million as of December 31, 2020 and 2019, respectively. The following is a summary of the Company’s available-for-sale securities as of December 31, 2020 (in thousands):

	Available-for-sale securities
	Amortized Cost Basis	Unrealized Gain	Fair Value
U.S. Treasury Bonds	$6,415	$274	$6,689
U.S. Agency Bonds	1,721	35	1,756
Corporate Bonds	6,619	432	7,051

Total available-for-sale securities	$14,755	$741	$15,496

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table provides the activity for the marketable securities during the year ended December 31, 2020 (in thousands):

	Amortized Cost Basis	Unrealized Gain (Loss)	Fair Value
Marketable securities as of January 1, 2020	$14,829	$173	$15,002
Face value of marketable securities acquired	3,699	—	3,699
Premiums and discounts on purchase of marketable securities, net of acquisition costs	247	—	247
Amortization on marketable securities	(70)	—	(70)
Sales and maturities of securities	(3,950)	31	(3,919)
Unrealized gain on marketable securities	—	537	537

Marketable securities as of December 31, 2020	$14,755	$741	$15,496

During the year ended December 31, 2020, the Company sold 26 marketable securities for aggregate proceeds of $3.9 million resulting in a loss of $31,000. In addition, the Company recorded an unrealized gain of $537,000 on its investments, which is included in accumulated other comprehensive income (loss) attributable to the Company in the accompanying consolidated statements of changes in equity for the year ended December 31, 2020 and the consolidated balance sheet as of December 31, 2020. The total unrealized holding gain on marketable securities of $741,000 and $173,000 as of December 31, 2020 and 2019, respectively, is included in accumulated other comprehensive income (loss) attributable to the Company in the accompanying consolidated statement of changes in equity.

The scheduled maturities of the Company’s marketable securities as of December 31, 2020 are as follows (in thousands):

	Available-for-sale securities
	Amortized Cost	Estimated Fair Value
Due within one year	$2,061	$2,074
Due after one year through five years	5,970	6,327
Due after five years through ten years	5,039	5,377
Due after ten years	1,685	1,718

Total	$14,755	$15,496

Actual maturities of marketable securities can differ from contractual maturities because borrowers on certain debt securities may have the right to prepay their respective debt obligations at any time. In addition, factors such as prepayments and interest rates may affect the yields on such securities.

In estimating credit losses, management considers a variety of factors, including (1) whether the Company will be required to sell the impaired security before the recovery of its amortized cost basis, (2) whether the Company expects to hold the investment for a period of time sufficient to allow for anticipated recovery in fair value, and (3) whether the Company expects to recover the entire amortized cost basis of the security. The

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company believes that none of the unrealized losses on investment securities are credit losses as management expects the Company will fully recover the entire amortized cost basis of all securities. As of December 31, 2020, the Company had no credit losses.

NOTE 8 — DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

In the normal course of business, the Company uses certain types of derivative instruments for the purpose of managing or hedging its interest rate risk. During the year ended December 31, 2020, one of the Company’s interest rate swaps matured. As of December 31, 2020, the Company had eight interest rate swap agreements. The following table summarizes the terms of the Company’s executed interest rate swap agreements designated as hedging instruments as of December 31, 2020 and 2019 (dollar amounts in thousands):

	Balance Sheet Location	Outstanding Notional Amount as of December 31, 2020	Interest Rates (1)	Effective Dates	Maturity Dates	Fair Value of Liabilities
						December 31, 2020	December 31, 2019
Interest Rate Swaps (2)	Derivative liabilities, deferred rental income and other liabilities	$281,465	3.46% to 4.99%	12/16/2016 to 9/30/2019	9/13/2021 to 9/6/2022	$(8,509)	$(4,917)

(1)	The interest rates consist of the underlying index swapped to a fixed rate and the applicable interest rate spread as of December 31, 2020.
(2)

As of December 31, 2019, interest rate swaps with an aggregate outstanding notional amount of $49.2 million were in an asset position with an aggregate fair value balance of $34,000 and were included in prepaid expenses and other assets in the accompanying consolidated balance sheets.

Additional disclosures related to the fair value of the Company’s derivative instruments are included in Note 3 — Fair Value Measurements. The notional amount under the interest rate swap agreements is an indication of the extent of the Company’s involvement in each instrument, but does not represent exposure to credit, interest rate or market risks.

Accounting for changes in the fair value of a derivative instrument depends on the intended use and designation of the derivative instrument. The Company designated the interest rate swaps as cash flow hedges in order to hedge the variability of the anticipated cash flows on its variable rate debt. The change in fair value of the derivative instruments that are designated as hedges is recorded in other comprehensive loss, with a portion of the amount subsequently reclassified to interest expense as interest payments are made on the Company’s variable rate debt. For the year ended December 31, 2020, the amounts of losses reclassified from other comprehensive (loss) income as an increase to interest expense was $4.7 million. For the years ended December 31, 2019 and 2018, the amount of gains reclassified from other comprehensive (loss) income as a decrease to interest expense was $167,000 and $294,000, respectively. The total unrealized holding loss on interest rate swaps of $8.5 million and $4.9 million as of December 31, 2020 and 2019, respectively, is included in accumulated other comprehensive income (loss) attributable to the Company in the accompanying consolidated statement of changes in equity. During the next 12 months, the Company estimates that an additional $5.7 million will be reclassified from total other comprehensive loss as an increase to interest expense. The Company includes cash flows from interest rate swap agreements in cash flows provided by operating activities on the consolidated statements of cash flows, as the Company’s accounting policy is to present cash flows from hedging instruments in the same category in the consolidated statements of cash flows as the category for cash flows from the hedged items.

The Company has agreements with each of its derivative counterparties that contain provisions whereby, if the Company defaults on certain of its unsecured indebtedness, the Company could also be declared in default on

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

its derivative obligations resulting in an acceleration of payment. If the Company had breached any of these provisions, it could have been required to settle its obligations, under the agreements at an aggregate termination value, inclusive of interest payments of $8.7 million, which includes accrued interest, at December 31, 2020. In addition, the Company is exposed to credit risk in the event of non-performance by its derivative counterparties. The Company believes it mitigates its credit risk by entering into agreements with creditworthy counterparties. The Company records credit risk valuation adjustments on its interest rate swaps based on the credit quality of the Company and the respective counterparty. There were no termination events or events of default related to the interest rate swaps as of December 31, 2020.

NOTE 9 — CREDIT FACILITY AND NOTES PAYABLE

As of December 31, 2020, the Company had $449.4 million of debt outstanding, including net deferred financing costs, with a weighted average years to maturity of 1.4 years and a weighted average interest rate of 3.66%. The weighted average years to maturity is computed using the scheduled repayment date as specified in each loan agreement where applicable. The weighted average interest rate is computed using the interest rate in effect until the scheduled repayment date. Should a loan not be repaid by its scheduled repayment date, the applicable interest rate will increase as specified in the respective loan agreement until the extended maturity date. The following table summarizes the debt balances as of December 31, 2020 and 2019, and the debt activity for the year ended December 31, 2020 (in thousands):

		During the Year Ended December 31, 2020
	Balance as of December 31, 2019	Debt Issuances, Net (1)	Repayments	Amortization	Balance as of December 31, 2020
Credit facility	$212,500	$127,000	$(18,000)	$—	$321,500
Fixed rate debt	138,459	—	(9,240)	—	129,219

Total debt	350,959	127,000	(27,240)	—	450,719

Deferred costs — credit facility (2)	(1,023)	—	—	378	(645)
Deferred costs — fixed rate debt	(997)	—	—	301	(696)

Total debt, net	$348,939	$127,000	$(27,240)	$679	$449,378

(1)	Includes deferred financing costs incurred during the period.
(2)	Deferred costs related to the term portion of the credit facility, as discussed in Note 2 — Summary of Significant Accounting Policies.

Notes Payable

As of December 31, 2020, the Company had fixed rate debt outstanding of $129.2 million, including $69.0 million of variable rate debt that is fixed through interest rate swap agreements, which has the effect of fixing the variable interest rate per annum through the maturity date of the variable rate debt. The fixed rate debt has interest rates ranging from 3.56% to 4.17% per annum and as of December 31, 2020, the fixed rate debt had a weighted average interest rate of 3.93%. The fixed rate debt outstanding matures on various dates from October 2021 to February 2025. The aggregate balance of gross real estate assets, net of gross intangible lease liabilities, securing the fixed rate debt outstanding was $228.8 million as of December 31, 2020. Each of the mortgage notes payable comprising the fixed rate debt is secured by the respective properties on which the debt was placed.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Credit Facility

The Company is party to a second amended and restated credit agreement (the “Second Amended Credit Agreement”) with JPMorgan Chase Bank, N.A. as administrative agent (“JPMorgan Chase”), that provides for borrowings up to $425.0 million, which is comprised of up to $212.5 million in unsecured revolving loans (the “Revolving Loans”) and up to $212.5 million in unsecured term loans (the “Term Loans”) (collectively, with the Revolving Loans, the “Credit Facility”). The Term Loans mature on September 6, 2022 and the Revolving Loans mature on September 6, 2021; however, the Company may elect to extend the maturity date for the Revolving Loans for up to two six-month periods, but no later than September 6, 2022, subject to satisfying certain conditions contained in the Second Amended Credit Agreement.

Depending upon the type of loan specified and overall leverage ratio, the Credit Facility bears interest at (i) the one-month, two-month, three-month or six-month LIBOR multiplied by the statutory reserve rate (the “Eurodollar Rate”) plus an interest rate spread ranging from 1.70% to 2.20% for Revolving Loans and 1.60% to 2.10% for Term Loans; or (ii) a base rate ranging from 0.70% to 1.20% for Revolving Loans and 0.60% to 1.10% for Term Loans, plus the greater of: (a) JPMorgan Chase’s Prime Rate (as defined in the Second Amended Credit Agreement); (b) the Federal Funds Effective Rate (as defined in the Second Amended Credit Agreement) plus 0.50%; or (c) the one-month LIBOR multiplied by the statutory reserve rate plus 1.0%. As of December 31, 2020, the Revolving Loans outstanding totaled $109.0 million at an interest rate of 2.20%. As of December 31, 2020, the Term Loans outstanding totaled $212.5 million, all of which are subject to interest rate swap agreements (the “Swapped Term Loans”). The interest rate swap agreements have the effect of fixing the Eurodollar Rate per annum of the Swapped Term Loan at an all-in rate of 4.25%. As of December 31, 2020, the Company had $321.5 million outstanding under the Credit Facility at a weighted average interest rate of 3.56% and $103.5 million in unused capacity, subject to borrowing availability. The Company had $32.6 million available borrowings as of December 31, 2020.

The Second Amended Credit Agreement contains provisions with respect to covenants, events of default and remedies customary for facilities of this nature. In particular, the Second Amended Credit Agreement requires the Company to maintain a minimum consolidated net worth greater than or equal to the sum of (i) $367.1 million plus (ii) 75% of the equity issued (iii) minus the aggregate amount of any redemptions or similar transaction from the date of the Second Amended Credit Agreement, a leverage ratio less than or equal to 60%, a fixed charge coverage ratio equal to or greater than 1.50, an unsecured debt to unencumbered asset value ratio equal to or less than 60%, an unsecured debt service coverage ratio greater than 1.75, a secured debt ratio equal to or less than 40%, and the amount of secured debt that is recourse debt at no greater than 15% of total asset value. As of December 31, 2020, the Company believes it was in compliance with the financial covenants of the Second Amended Credit Agreement, as well as the financial covenants under the Company’s various fixed and variable rate debt agreements.

Maturities

As of December 31, 2020, the Company had $109.0 million of debt outstanding under the Credit Facility maturing on September 6, 2021 and $20.4 million of fixed rate debt maturing on October 1, 2021. For the debt outstanding under the Credit Facility, the Company expects to extend the maturity date for the Revolving Loans for up to two six-month periods, subject to satisfying certain conditions contained in the Second Amended Credit Agreement. For the fixed rate debt, the Company expects to use cash on hand or entering into new financing arrangements in order to meet its debt obligations, which management believes is probable based on the current loan-to-value ratios, the occupancy of the Company’s properties and assessment of the lending environment. The Company believes cash on hand, net cash provided by operations and the entry into new financing arrangements will be sufficient to meet its obligations as they become due in the ordinary course of business for at least 12 months following the date these financial statements are issued.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the scheduled aggregate principal repayments for the Company’s outstanding debt subsequent to December 31, 2020 (in thousands):

Year Ending December 31,	Principal Repayments
2021	$129,442
2022	304,327
2023	—
2024	—
2025	16,950
Thereafter	—

Total	$450,719

NOTE 10 — SUPPLEMENTAL CASH FLOW DISCLOSURES

Supplemental cash flow disclosures for the years ended December 31, 2020, 2019 and 2018 are as follows (in thousands):

	Year Ended December 31,
	2020	2019	2018
Supplemental Disclosures of Non-Cash Investing and Financing Activities:
Change in accrued dealer manager fees, ongoing stockholder servicing fees, and other offering costs	$613	$3,867	$(2,236)
Distributions to stockholders declared and unpaid	$4,887	$2,814	$2,719
Common stock issued through distribution reinvestment plan	$13,108	$16,201	$13,774
Redemptions to stockholders declared and unpaid	$2,082	$—	$—
Change in fair value of marketable securities	$568	$265	$85
Change in fair value of interest rate swaps	$(3,626)	$(5,540)	$(1,044)
Accrued deferred financing costs	$1	$—	$9
Supplemental Cash Flow Disclosures:
Interest paid	$16,115	$14,115	$13,273
Cash paid for taxes	$197	$179	$184

NOTE 11 — COMMITMENTS AND CONTINGENCIES

Litigation

In the ordinary course of business, the Company may become subject to litigation and claims. The Company is not aware of any material pending legal proceedings, other than ordinary routine litigation incidental to the Company’s business, to which the Company is a party or of which the Company’s properties are the subject.

Environmental Matters

In connection with the ownership and operation of real estate, the Company may potentially be liable for costs and damages related to environmental matters. In addition, the Company may own or acquire certain properties that are subject to environmental remediation. Generally, the seller of the property, the tenant of the property and/or another third party is responsible for environmental remediation costs related to a property. Additionally, in connection with the purchase of certain properties, the respective sellers and/or tenants may

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

agree to indemnify the Company against future remediation costs. The Company also carries environmental liability insurance on its properties that provides limited coverage for any remediation liability and/or pollution liability for third-party bodily injury and/or property damage claims for which the Company may be liable. The Company is not aware of any environmental matters which it believes are reasonably likely to have a material effect on its results of operations, financial condition or liquidity.

NOTE 12 — RELATED-PARTY TRANSACTIONS AND ARRANGEMENTS

The Company has incurred, and will continue to incur, commissions, fees and expenses payable to CIM Income NAV Management and certain of its affiliates in connection with the Offering, and the acquisition, management and performance of the Company’s assets.

Upfront selling commissions, dealer manager and ongoing stockholder servicing fees

In connection with the Offering, CCO Capital, the Company’s dealer manager, will receive upfront selling commissions and dealer manager fees, and/or an asset-based stockholder servicing fees, as summarized in the table below for each class of common stock:

	Upfront Selling Commissions	Dealer Manager Fees	Ongoing Stockholder Servicing Fees (2)
D Shares (1)	— %	— %	0.25%
T Shares (1)	3.00%	0.50%	0.85%
S Shares (1)	3.50%	— %	0.85%
I Shares	— %	— %	— %

(1)

The upfront selling commissions are based on a percentage of the transaction price, which is exclusive of the upfront selling commission, for T Shares and S Shares. Prior to February 28, 2020, there was a 1.50% upfront selling commission payable on D Shares. Effective February 28, 2020, there are no upfront selling commissions or dealer manager fees payable on D Shares. The dealer manager fee is based on a percentage of the transaction price for T Shares. Upfront selling commissions and dealer manager fees are deducted directly from the offering price for T Shares and S Shares and paid to CCO Capital. The Company has been advised that CCO Capital intends to reallow 100% of the upfront selling commissions on T Shares and S Shares to participating broker-dealers and may reallow a portion of the dealer manager fee.

(2)

The stockholder servicing fees are calculated as a percentage of the NAV per D Share, T Share or S Share, as applicable, and are paid monthly in arrears. CCO Capital, in its sole discretion, may reallow a portion of the stockholder servicing fees to participating broker-dealers. The Company will cease paying the stockholder servicing fees with respect to any D Shares, T Shares or S Shares held in a stockholder’s account when the total upfront selling commissions, dealer manager fees and stockholder servicing fees would exceed, in the aggregate, 8.75% (or, in the case of shares sold through certain participating broker-dealers, a lower limit as set forth in any applicable agreement between the Company’s dealer manager and a participating broker-dealer) of the gross proceeds from the sale of such shares.

Other organization and offering expenses

All other organization and offering expenses associated with the sale of the Company’s common stock (excluding upfront selling commissions, dealer manager fees and the ongoing stockholder servicing fees) are paid for by CIM Income NAV Management or its affiliates and can be reimbursed by the Company up to 0.75% of the aggregate gross offering proceeds, excluding upfront selling commissions and dealer manager fees charged on T Shares and S Shares sold in the Primary Offering. Prior to February 28, 2020, there was a 1.50% upfront selling commission on D Shares. Effective February 28, 2020, there are no upfront selling commissions on D

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Shares. As of December 31, 2020, CIM Income NAV Management or its affiliates had paid organization and offering expenses in excess of 0.75% of the gross proceeds from the Offering. These excess amounts were not included in the financial statements of the Company because such amounts were not a liability of the Company as they exceeded 0.75% of gross proceeds from the Offering. As the Company raises additional proceeds from the Offering, these excess amounts may become payable to CIM Income NAV Management or its affiliates.

Advisory fees and expenses

The Company pays CIM Income NAV Management an asset-based advisory fee that is payable in arrears on a monthly basis and accrues daily in an amount equal to 1/365th of 1.10% of the Company’s NAV for each class of common stock. At the request of the Board, CIM Income NAV Management agreed to take 50% of the monthly advisory fee payment from August 2020 through June 30, 2021 in I Shares based on the then current NAV per share of such shares at the time of issuance. During the year ended December 31, 2020, approximately 41,000 Class I Shares were issued for payment of advisory fees, which vested upon issuance, totaling $700,000 for the year ended December 31, 2020 in equity-based payments included in advisory fees and expenses in the consolidated statements of operations.

Operating expenses

The Company reimburses CIM Income NAV Management for the operating expenses it paid or incurred in connection with the services provided to the Company, subject to the limitation that the Company will not reimburse for any amount by which its operating expenses (including the advisory fee) at the end of the four preceding fiscal quarters exceeds the greater of (1) 2% of average invested assets, or (2) 25% of net income other than any additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of assets for that period.

Acquisition expenses

In addition, the Company reimburses CIM Income NAV Management for all out-of-pocket expenses incurred in connection with the acquisition of the Company’s investments. While most of the acquisition expenses are expected to be paid to third parties, a portion of the out-of-pocket acquisition expenses may be reimbursed to CIM Income NAV Management or its affiliates. Acquisition expenses, together with any acquisition fees paid to third parties for a particular real estate-related asset, will in no event exceed 6% of the gross purchase price of such asset. Other acquisition-related expenses, such as advisor reimbursements, are expensed as incurred and are included in transaction-related expenses in the accompanying consolidated statements of operations.

Performance Fee

As compensation for services provided pursuant to the second amended and restated advisory agreement with CIM Income NAV Management, the Company will also pay CIM Income NAV Management a performance-based fee calculated based on the Company’s annual total return to stockholders for each class of common stock (defined below), payable annually in arrears. The total return to stockholders is defined, for each class of the Company’s common stock, as the change in NAV per share plus distributions per share for such class. For each respective class, the NAV per share is calculated on the last trading day of a calendar year shall be the amount against which changes in NAV per share for such class are measured during the subsequent calendar year. Under the terms of the advisory agreement, in the event that performance fees are earned for any particular period, CIM Income NAV Management will not be obligated to return any portion of such fees previously paid based on the Company’s subsequent performance. Through December 31, 2018, the performance fee was

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

calculated such that for any calendar year in which the total return per share for a particular class exceeded 6% (the “6% Return”), CIM Income NAV Management would receive 25% of the excess total return on such class above the 6% Return allocable to that class, but in no event would the Company pay CIM Income NAV Management more than 10% of the aggregate total return, for that class, for such year. However, in the event the NAV per share of the Company’s D Shares, T Shares and I Shares decreased below the base NAV for the respective share class ($15.00, $16.72 and $16.82 for the D Shares, T Shares and I Shares, respectively) (the “Base NAV”), the performance fee for a respective class was not calculated on any increase in NAV up to the Base NAV for the respective share class. In addition, the performance fee was not payable with respect to any calendar year in which the NAV per share as of the last business day of the calendar year (the “Ending NAV”) for the respective share class was less than the Base NAV of that class. The Base NAV of any share class was subject to downward adjustment in the event that the Company’s Board, including a majority of the independent directors, determined that such an adjustment was necessary to provide an appropriate incentive to CIM Income NAV Management to perform in a manner that sought to maximize stockholder value and was in the best interests of the Company’s stockholders. In the event of any stock dividend, stock split, recapitalization or similar change in the Company’s capital structure, the Base NAV for the respective share class was to be ratably adjusted to reflect the effect of any such event. The Company did not reach the 6% Return during the year ended December 31, 2018 and, therefore, no performance fee was paid during the year.

Starting with the period beginning on January 1, 2019, the performance-based fee is equal to 12.5% of the Total Return for each class of common stock, subject to a 5% Hurdle Amount, a High Water Mark and a Catch-Up (each term as defined in the advisory agreement), payable annually in arrears. The Company did not reach the 5% Hurdle Amount during the years ended December 31, 2020 and 2019.

The Company incurred commissions, fees and expense reimbursements as shown in the table below for services provided by CIM Income NAV Management and its affiliates related to the services described above during the periods indicated (in thousands):

	Year Ended December 31,
	2020	2019	2018
Upfront selling commissions	$396	$1,488	$2,797
Stockholder servicing fees (1)	$2,574	$2,910	$1,126
Dealer manager fees (1)	$69	$267	$2,609
Organization and offering expense reimbursement	$253	$830	$1,339
Acquisition expense reimbursement	$714	$1,217	$1,722
Advisory fee	$6,382	$7,902	$5,858
Operating expense reimbursement	$861	$2,388	$2,652

(1)

Amounts are calculated for the respective period in accordance with the dealer manager agreement and exclude the estimated liability for the future fees payable to CCO Capital of $11.9 million and $13.9 million as of December 31, 2020 and 2019, respectively, which are included in due to affiliates in the consolidated balance sheets, with a corresponding decrease to capital in excess of par value, as described in Note 2 — Summary of Significant Accounting Policies.

Due to/from Affiliates

As of December 31, 2020 and 2019, $13.8 million and $16.6 million, respectively, was due to CIM Income NAV Management or its affiliates primarily related to the estimated liability for current and future stockholder servicing fees, the reimbursement of organization and offering expenses, and advisory fees, which were included in amounts due to affiliates on the consolidated balance sheets.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2020 and 2019, $7,000 and $8,000 was due from CIM Income NAV Management or its affiliates related to amounts received by affiliates of the advisor which were due to the Company.

CIM UII Onshore Investment

On September 27, 2019, the Company executed a Subscription Agreement to purchase $50.0 million of limited partnership interests of CIM UII Onshore, which was accepted by the general partner of CIM UII Onshore on September 30, 2019. As of December 31, 2020, the limited partnership interest in CIM UII Onshore had a carrying value of $46.7 million. Both CIM UII Onshore and CIM Urban Income were formed by CIM, and CIM controls the general partner of both CIM UII Onshore and CIM Urban Income.

NOTE 13 — ECONOMIC DEPENDENCY

Under various agreements, the Company has engaged and may in the future engage CIM Income NAV Management or its affiliates to provide certain services that are essential to the Company, including asset management services, supervision of the management and leasing of properties owned by the Company, asset acquisition and disposition decisions, the sale of shares of the Company’s common stock available for issuance, as well as other administrative responsibilities for the Company including accounting services and stockholder relations. As a result of these relationships, the Company is dependent upon CIM Income NAV Management or its affiliates. In the event that these companies are unable to provide the Company with these services, the Company would be required to find alternative providers of these services.

NOTE 14 — STOCKHOLDERS’ EQUITY

As of December 31, 2020, the Company was authorized to issue up to 500,000,000 shares of capital stock. Of the total number of shares of capital stock authorized (a) 490,000,000 shares are designated as common stock, 122,500,000 of which are classified as D Shares, 122,500,000 of which are classified as T Shares, 122,500,000 of which are classified as S Shares, and 122,500,000 of which are classified as I Shares, and (b) 10,000,000 shares are designated as preferred stock. All shares of such stock have a par value of $0.01 per share. The Company’s Board may amend the charter from time to time to increase or decrease the aggregate number of authorized shares of capital stock or the number of authorized shares of capital stock of any class or series without stockholder approval. During the year ended December 31, 2020, the Company issued a total of 2.0 million shares, including 766,000 shares issued under the DRIP, for gross proceeds of $34.1 million. As of December 31, 2020, the Company had issued 48.8 million shares of common stock for cumulative gross proceeds of $878.2 million.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The table below provides information regarding the issuances and redemptions of each class of the Company’s common stock during the years ended December 31, 2020, 2019 and 2018 (dollar amounts in thousands):

	D Shares		T Shares		S Shares (1)		I Shares		Total
	Shares	Par Value	Shares	Par Value	Shares	Par Value	Shares	Par Value	Shares	Par Value
Balance as of January 1, 2018	15,837,102	$158	8,793,223	$88	—	$—	1,065,232	$11	25,695,557	$257
Issuance of common stock	4,853,772	48	4,719,621	47	—	—	257,671	3	9,831,064	98
Conversion of shares	(8,997)	—	—	—	—	—	8,889	—	(108)	—
Redemptions of common stock	(1,746,560)	(17)	(735,522)	(7)	—	—	(172,062)	(2)	(2,654,144)	(26)
Equity-based compensation	7,212	—	—	—	—	—	—	—	7,212	—
Balance as of December 31, 2018	18,942,529	$189	12,777,322	$128	—	$—	1,159,730	$12	32,879,581	$329
Issuance of common stock	2,670,861	27	3,471,200	35	7,031	—	109,678	1	6,258,770	63
Redemptions of common stock	(3,477,667)	(35)	(1,748,886)	(18)	—	—	(171,512)	(2)	(5,398,065)	(55)
Equity-based compensation	7,424	—	—	—	—	—	—	—	7,424	—
Balance as of December 31, 2019	18,143,147	$181	14,499,636	$145	7,031	$—	1,097,896	$11	33,747,710	$337
Issuance of common stock	751,336	8	1,164,339	11	368	—	35,567	—	1,951,610	$19
Conversion of shares	(25,087)	—	—	—	—	—	24,687	—	(400)	—
Redemptions of common stock	(3,561,581)	(36)	(1,885,841)	(18)	—	—	(187,689)	(1)	(5,635,111)	(55)
Equity-based compensation	10,691	—	—	—	—	—	—	—	10,691	—
Equity-based payments to advisor	—	—	—	—	—	—	40,881	—	40,881	—
Balance as of December 31, 2020	15,318,506	$153	13,778,134	$138	7,399	$—	1,011,342	$10	30,115,381	$301

(1)	The Company did not issue any Class S Shares prior to October 10, 2019.

NAV per Share Calculation

The purchase and redemption price for shares of our common stock is based on our NAV per share for each class as determined each month. The Company has engaged an independent valuation expert which has expertise

CIM INCOME NAV, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

in appraising commercial real estate assets and related liabilities, to provide, on a rolling annual basis, valuations of each of the Company’s commercial real estate assets and related liabilities to be set forth in individual appraisal reports, and to adjust those valuations for events known to the independent valuation expert that it believes are likely to have a material impact on previously provided estimates of the value of the affected commercial real estate assets or related real estate liabilities. In addition, the calculation of NAV for each class includes liquid assets, which are priced monthly using third party pricing services, and cash and cash equivalents.

The Company’s NAV per share is calculated monthly as of the last calendar day of each month by an independent fund accountant using a process that incorporates (1) the periodic valuations of each of the Company’s real estate assets and related liabilities by the Company’s independent valuation expert, (2) ongoing assessment by the valuation expert of the estimated impact of any events that require adjustment to the most recent valuations determined by the valuation expert, (3) updates in the price of liquid assets for which third-party market quotes are available, (4) valuations of any securities or other assets for which market quotes are not available, (5) valuation of the Company’s other assets and liabilities, (6) accruals of the Company’s distributions for each share class, and (7) estimates of monthly accruals, on a net basis, of operating revenues, expenses, debt service costs and fees. The NAV for each class will be adjusted for subscriptions, redemptions and accruals of such class’s distributions and estimates of class-specific fee and expense accruals. Distributions reflect the monthly distribution rate set by the Company’s Board, which may vary for each class. Upfront selling commissions and dealer manager fees will have no effect on the NAV of any share class. The NAV is intended to reflect our estimated value as of the last calendar day of the month prior to the date that the NAV is determined.

The NAV per share for each class is determined by dividing such class’s NAV at the end of each month by the number of shares outstanding for that class as of the end each month, prior to giving effect to any share purchases or redemptions to be effected each month. At regularly scheduled board of directors meetings, the Company’s Board reviews the process by which the Company’s advisor estimated the monthly accruals and the independent fund accountant calculated the NAV per share, and the operation and results of the process to determine NAV per share generally. The Company’s NAV is not calculated in accordance with GAAP and is not audited by the independent registered public accounting firm.

Distribution Reinvestment Plan

Pursuant to the DRIP, the Company allows stockholders to elect to have their distributions reinvested in additional shares of the Company’s common stock. The purchase price for shares under the DRIP is equal to the NAV per share on the date that the distribution is payable, after giving effect to the distribution. During the years ended December 31, 2020, 2019 and 2018, 766,000, 917,000 and 758,000 shares were purchased under the DRIP for $13.1 million, $16.2 million and $13.8 million, respectively.

Share Redemption Program

Effective April 1, 2020, the Company has adopted the Amended Share Redemption Program to provide limited liquidity whereby, on a monthly basis, stockholders may request that the Company redeems all or any portion of their shares. The Amended Share Redemption Program provides that, no later than on the second to last business day of a given month, stockholders may request that the Company redeems all or any portion of their shares, subject to a minimum redemption amount and certain short-term trading fees. The redemption price per share for each class will be our NAV per share for such class for that month, calculated by the independent fund accountant in accordance with our valuation policies. Prior to April 1, 2020, the share redemption plan provided limited liquidity whereby, on a daily basis, stockholders could request that the Company redeems all or any portion of their shares.

CIM INCOME NAV, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of July 2020, the Board determined that monthly redemptions temporarily would be limited to shares whose aggregate value is no more than 0.8% of our aggregate NAV as of the last calendar day of the previous calendar month, and in any calendar quarter, redemptions will be limited to shares whose aggregate value is no more than 2.0% of our aggregate NAV as of the last calendar day of the previous calendar quarter. While no assurances can be made regarding the timing of a return to the redemption plan limits stated in the existing share redemption plan, if at all, the Company is targeting to return to the limits under the Amended Share Redemption Program to occur in the third quarter of 2021.

In addition, as of December 31, 2020, CIM Income NAV Management owned 13,333 D Shares. Pursuant to the Company’s charter, CIM Income NAV Management is prohibited from selling these shares, which represents the initial investment in the Company, for so long as the CCO Group remains the Company’s sponsor; provided, however, that CIM Income NAV Management could transfer ownership of all or a portion of such shares to other affiliates of the Company’s sponsor.

The Company intends to fund share redemptions with available cash, proceeds from our liquid investments and proceeds from the sale of additional shares. The Company may, after taking interests as a whole and the interests of its remaining stockholders into consideration, use proceeds from any available sources at the Company’s disposal to satisfy redemption requests, including, but not limited to, proceeds from sales of additional shares, excess cash flow from operations, sales of liquid investments, incurrence of indebtedness and, if necessary, proceeds from the disposition of real estate properties or real estate related assets. In an effort to have adequate cash available to support our share redemption plan, CIM Income NAV Management may determine to reserve borrowing capacity under our line of credit. CIM Income NAV Management could then elect to borrow against the line of credit in part to redeem shares presented for redemption during periods when the Company does not have sufficient proceeds from the sale of shares in the Offering to fund all redemption requests.

As of December 31, 2020, the quarterly redemption capacity was equal to 2% of the Company’s NAV and this amount was recorded as redeemable common stock on the consolidated balance sheet for a total of $10.0 million.

During the year ended December 31, 2020, the Company received redemption requests of approximately 11.3 million shares of our common stock for $188.4 million in excess of our redemption limit. During the year ended December 31, 2020, the Company received valid redemption requests under our Amended Share Redemption Program totaling approximately 16.8 million shares, of which we redeemed approximately 5.4 million shares as of December 31, 2020 for $93.6 million at an average redemption price of $17.31 per share and 126,000 shares subsequent to December 31, 2020 for $2.1 million at an average redemption price of $16.67. The remaining redemption requests relating to approximately 11.3 million shares went unfulfilled. A valid redemption request is one that complies with the applicable requirements and guidelines of our current share redemption program then in effect.

Distributions Payable and Distribution Policy

On July 23, 2020, the Board authorized a year-end distribution (the “Year-End Distribution”) of $0.0839 per share of our D Shares, T Shares, S Shares and I Shares, which amount will be adjusted based on the relative NAV of our D Shares, T Shares, S Shares and I Shares so that distributions constitute a uniform percentage of the NAV per share of all classes. The Year-End Distribution is payable to stockholders of record as of the close of business on December 30, 2020 and was paid in January 2021 upon a determination by the Company’s chief financial officer that as of the payment date of the Year-End Distribution, the Company was able to pay its debts as they become due in the usual course of business and its assets were not less than the sum of its total liabilities. The

CIM INCOME NAV, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Year-End Distribution was paid in cash or reinvested in shares of the Company’s common stock for stockholders participating in the distribution reinvestment plan. The Year-End Distribution was paid in addition to the distribution authorized by the Board for the month of December 2020.

Equity-Based Compensation

On August 9, 2018, the Board approved the adoption of the Company’s 2018 Equity Incentive Plan (the “Plan”), under which 400,000 of the Company’s common shares were reserved for issuance and share awards of 378,000 are available for future grant as of December 31, 2020.

As of December 31, 2020, the Company has granted awards of approximately 5,600 restricted D Shares to each of the independent members of the Board (approximately 22,400 restricted shares in aggregate) under the Plan. As of December 31, 2020, 14,600 of the restricted D Shares had vested based on one year of continuous service. The remaining 7,800 shares issued had not been forfeited as of December 31, 2020. The fair value of the Company’s share awards is determined using the Company’s NAV per share on the date of grant. Compensation expense related to these restricted D Shares is recognized over the vesting period. The Company recorded compensation expense of $131,000 for both the years ended December 31, 2020 and 2019 related to these restricted D Shares, which is included in general and administrative expenses in the accompanying consolidated statements of operations.

As of December 31, 2020, there was $99,000 of total unrecognized compensation expense related to the restricted D Shares issued in 2020, which will be recognized ratably over the remaining period of service prior to October 1, 2021.

The Board determined 50% of the Company’s independent directors’ quarterly compensation payments for the third quarter of 2020 through the first quarter of 2021 will be paid in D Shares based on the then current NAV per share at the time of issuance. As of December 31, 2020, the Company has granted awards of approximately 725 unrestricted D Shares to each of the independent members of the Board (approximately 2,900 unrestricted shares in aggregate). The Company recorded compensation expense of $49,000 for the year ended December 31, 2020 related to these unrestricted D Shares, which is included in general and administrative expenses in the accompanying consolidated statements of operations.

NOTE 15 — INCOME TAXES

For federal income tax purposes, distributions to stockholders are characterized as ordinary dividends, capital gain distributions, or nondividend distributions. Nondividend distributions will reduce U.S stockholders’ basis (but not below zero) in their shares. The following table shows the character of the distributions the Company paid on a percentage basis for the years ended December 31, 2020, 2019, and 2018:

	Year Ended December 31,
Character of Distributions:	2020	2019	2018
Ordinary dividends	26.9%	38.9%	52.4%
Nondividend distributions	71.3%	43.1%	47.6%
Capital gain distributions	1.8%	18.0%	—%

Total	100%	100%	100%

During the years ended December 31, 2020, 2019 and 2018, the Company incurred state and local income and franchise taxes of $152,000, $214,000 and $182,000, respectively, which were recorded in general and administrative expenses on the consolidated statements of operations.

CIM INCOME NAV, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company had no unrecognized tax benefits as of or during the years ended December 31, 2020, 2019 and 2018. Any interest and penalties related to unrecognized tax benefits would be recognized within the provision for income taxes in the accompanying consolidated statements of operations. The Company files income tax returns in the U.S. federal jurisdiction, as well as various state jurisdictions, and is subject to routine examinations by the respective tax authorities.

NOTE 16 — LEASES

The Company’s real estate assets are leased to tenants under operating leases for which the terms, expirations and extension options vary. The Company’s operating leases do not convey to the lessee the right to purchase the underlying asset upon expiration of the lease period. To determine whether a contract contains a lease, the Company reviews contracts to determine if the agreement conveys the right to control the use of an asset. The Company accounts for lease and non-lease components as a single, combined operating lease component. Non-lease components primarily consist of maintenance services, including CAM, real estate taxes, insurance and utilities paid for by the lessor but consumed by the lessee. Non-lease components are considered to be variable rental and other property income and are recognized in the period incurred.

As of December 31, 2020, the Company’s leases had a weighted-average remaining term of 9.8 years. Certain leases include provisions to extend the lease agreements, options for early termination after paying a specified penalty, rights of first refusal to purchase the property at competitive market rates, and other negotiated terms and conditions. The Company retains substantially all of the risks and benefits of ownership of the real estate assets leased to tenants. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

As of December 31, 2020, the future minimum rental income from the Company’s real estate assets under non-cancelable operating leases, assuming no exercise of renewal options for the succeeding five fiscal years and thereafter, was as follows (in thousands):

Year Ending December 31,	Future Minimum Rental Income
2021	$62,374
2022	62,697
2023	62,710
2024	61,318
2025	57,480
Thereafter	335,208

Total	$641,787

A certain amount of the Company’s rental and other property income is from tenants with leases which are subject to contingent rent provisions. These contingent rents are subject to the tenant achieving periodic revenues in excess of specified levels. For the years ended December 31, 2020 and 2019, the amount of the contingent rent earned by the Company was not significant. Rental and other property income during the years ended December 31, 2020, 2019 and 2018 consisted of the following (in thousands):

	Year Ended December 31,
	2020	2019	2018
Fixed rental and other property income (1)	$63,782	$68,815	$63,669
Variable rental and other property income (2)	8,814	8,791	7,109

Total rental and other property income	$72,596	$77,606	$70,778

CIM INCOME NAV, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(1)

Consists primarily of fixed contractual payments from operating leases with tenants recognized on a straight-line basis over the lease term, including amortization of acquired above- and below-market leases, and is net of uncollectible lease related receivables.

(2)	Consists primarily of tenant reimbursements for recoverable real estate taxes and property operating expenses, and percentage rent.

NOTE 17 — QUARTERLY RESULTS (UNAUDITED)

Presented below is a summary of the unaudited quarterly financial information for the years ended December 31, 2020 and 2019 (in thousands, except for per share amounts). In the opinion of management, the information for the interim periods presented includes all adjustments, which are of a normal and recurring nature, necessary to present a fair presentation of the results for each period.

	December 31, 2020
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues	$18,678	$17,236	$18,875	$18,152
Net (loss) income	$(3,510)	$(11,292)	$1,729	$2,062
Net (loss) income attributable to the Company	$(3,514)	$(11,301)	$1,721	$2,051
Basic and diluted net (loss) income per share — Class D common stock (1)	$(0.10)	$(0.36)	$0.06	$0.07
Basic and diluted net (loss) income per share — Class T common stock (1)	$(0.11)	$(0.36)	$0.05	$0.06
Basic and diluted net (loss) income per share — Class S common stock (1)	$(0.07)	$(0.51)	$0.10	$0.02
Basic and diluted net (loss) income per share — Class I common stock (1)	$(0.10)	$(0.35)	$0.06	$0.08

(1)

The Company calculates net (loss) income per share based on the weighted-average number of outstanding shares of common stock during the reporting period. The average number of shares fluctuates throughout the year and can therefore produce a full year result that does not agree to the sum of the individual quarters.

	December 31, 2019
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues	$19,541	$19,288	$19,350	$19,633
Net income	$1,636	$5,453	$7,678	$24
Net income attributable to the Company	$1,627	$5,445	$7,669	$9
Basic and diluted net income per share — Class D common stock (1)	$0.05	$0.16	$0.23	$—
Basic and diluted net income per share — Class T common stock (1)	$0.05	$0.16	$0.22	$—
Basic and diluted net income per share—Class S common stock (1), (2)	$—	$—	$—	$0.10
Basic and diluted net income per share — Class I common stock (1)	$0.05	$0.17	$0.23	$0.01

CIM INCOME NAV, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(1)

The Company calculates net income per share based on the weighted-average number of outstanding shares of common stock during the reporting period. The average number of shares fluctuates throughout the year and can therefore produce a full year result that does not agree to the sum of the individual quarters.

(2)	The Company did not issue any Class S Shares prior to October 10, 2019.

NOTE 18 — SUBSEQUENT EVENTS

Disposition of Real Estate Assets

Subsequent to December 31, 2020, the Company disposed of one property for an aggregate gross sales price of $1.1 million, resulting in net proceeds of $1.0 million after closing costs, and a gain of $10,000. No disposition fees were paid to CIM Income NAV Management or its affiliates in connection with the sale of this property and the Company has no continuing involvement with this property.

CIM INCOME NAV, INC.

SCHEDULE III — REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION

(in thousands)

			Initial Costs to Company		Total Adjustment to Basis (b)	Gross Amount at Which Carried At December 31, 2020 (c) (d) (e)	Accumulated Depreciation (f) (g)	Date Acquired	Date Constructed
Description (a)	Encumbrances		Land	Buildings & Improvements
Real Estate Held for Investment:
24 Hour Fitness
Orlando, FL	(f	)	$2,528	$7,272	$(5,725)	$4,075	$42	2/5/2019	2018
AAA Office Park
Hamilton, NJ	(f	)	3,254	25,221	—	28,475	2,468	3/22/2018	2007
Advance Auto
Macomb Township, MI	(f	)	718	1,146	—	1,864	280	12/20/2011	2009
Ravenswood, WV	(f	)	150	645	(137)	658	14	6/17/2015	1996
Sedalia, MO	(f	)	374	1,187	—	1,561	236	9/23/2013	2013
AK Steel
West Chester, OH	(f	)	1,028	19,914	—	20,942	1,925	4/30/2018	2007
Amcor Rigid Plastics
Ames, IA	$8,300		775	12,179	—	12,954	1,916	9/19/2014	1996
Apex Technologies
Mason, OH	(f	)	997	11,657	—	12,654	1,111	12/19/2017	1999
AutoZone
Vandalia, OH	532		778	—	—	778	—	10/10/2014	2014
Bank of America
Fairview Park, OH	(f	)	646	830	—	1,476	155	10/10/2014	2014
BioLife Plasma Services
Fort Wayne, IN			691	2,662	—	3,353	324	12/16/2016	2007
Moorhead, MN			727	3,109	—	3,836	365	12/16/2016	2008
Bob Evans
Defiance, OH	(f	)	391	1,674	—	2,065	217	4/28/2017	2011
Dover, OH	(f	)	362	1,495	—	1,857	189	4/28/2017	2008
Dundee, MI	(f	)	403	1,438	—	1,841	172	4/28/2017	2000
Hamilton, OH	(f	)	393	1,305	—	1,698	168	4/28/2017	1997
Hummelstown, PA	(f	)	1,184	1,165	—	2,349	133	4/28/2017	1994
Mayfield Heights, OH	(f	)	721	919	—	1,640	119	4/28/2017	2003
Burger King
Midwest City, OK	765		576	413	—	989	66	9/30/2014	2015
Caliber Collision
Houston, TX	(f	)	466	4,929	—	5,395	603	8/11/2016	2016
San Antonio, TX	(f	)	196	2,918	—	3,114	330	1/19/2017	1963
Venice, FL	(f	)	857	2,662	—	3,519	330	8/12/2016	2015
CarMax
Tinley Park, IL	15,800		3,282	21,974	—	25,256	2,261	6/27/2017	1998
Carrier Rental Systems
Houston, TX	2,800		749	3,832	—	4,581	619	9/4/2014	2006
Cottage Plaza
Pawtucket, RI	(f	)	5,431	15,582	8	21,021	1,707	6/29/2017	2004
CVS
Austin, TX	1,830		1,417	1,579	81	3,077	377	12/8/2011	1997
Erie, PA	(f	)	1,007	1,157	63	2,227	271	12/9/2011	1999
Mansfield, OH	(f	)	270	1,691	81	2,042	396	12/9/2011	1998
Wisconsin Rapids, WA	1,790		517	2,148	—	2,665	391	12/13/2013	2013
DaVita Dialysis
Austell, GA	(f	)	581	2,359	—	2,940	403	5/6/2014	2009

CIM INCOME NAV, INC.

SCHEDULE III — REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION

(in thousands) — (Continued)

			Initial Costs to Company		Total Adjustment to Basis (b)	Gross Amount at Which Carried At December 31, 2020 (c) (d) (e)	Accumulated Depreciation (f) (g)	Date Acquired	Date Constructed
Description (a)	Encumbrances		Land	Buildings & Improvements
Dollar General
Erie, IL	(f	)	$67	$974	$—	$1,041	$119	6/30/2016	2016
Gladwin, MI	$780		121	1,119	—	1,240	209	1/24/2014	2013
Glasford, IL	(f	)	167	904	—	1,071	111	6/24/2016	2016
Independence, MO	837		276	1,017	—	1,293	213	3/15/2013	2012
Lexington, MI	707		89	1,033	—	1,122	194	1/24/2014	2013
New Richland, MN	(f	)	173	900	—	1,073	111	6/24/2016	2016
Ocala, FL	(f	)	205	1,308	—	1,513	225	5/7/2014	2013
Pine River, MN	(f	)	230	872	—	1,102	111	4/8/2016	2016
Redfield, SD	(f	)	43	839	—	882	145	9/5/2014	2014
Stacy, MN	658		84	810	—	894	127	11/6/2014	2014
Starbuck, MN	(f	)	76	946	—	1,022	120	4/15/2016	2016
St. Joseph, MO	(f	)	197	972	—	1,169	202	4/2/2013	2013
Topeka, KS	794		176	882	—	1,058	150	10/22/2014	2014
Trimble, MO	(f	)	212	802	—	1,014	96	6/30/2016	2016
Wheaton, MN	(f	)	134	874	—	1,008	111	4/22/2016	2016
Winthrop, MN	(f	)	130	876	—	1,006	112	4/8/2016	2016
Duluth Trading
Arlington, TX	(f	)	1,123	3,859	—	4,982	291	8/16/2018	2018
Wichita, KS			1,252	3,405	—	4,657	163	5/17/2019	2019
Enid Crossing
Enid, OK	3,407		685	4,426	515	5,626	938	6/30/2014	2013
Family Dollar
Centreville, AL	(f	)	50	1,122	—	1,172	196	4/29/2014	2013
Danville, VA	(f	)	228	774	—	1,002	166	6/17/2014	2013
Darby, MT	881		244	889	—	1,133	159	9/30/2014	2014
Denton, NC	(f	)	334	545	—	879	109	6/17/2014	2012
Deridder, LA	(f	)	183	746	—	929	157	9/3/2014	2014
Hampton, AR	651		131	741	—	872	163	9/15/2014	2014
Londonderry, OH	(f	)	65	1,078	—	1,143	214	9/3/2014	2014
Tatum, NM	700		130	805	—	935	158	3/31/2014	2014
West Portsmouth, OH	(f	)	214	768	—	982	130	9/23/2014	2004
FedEx
Elko, NV	(f	)	186	2,024	—	2,210	402	5/28/2013	2012
Spirit Lake, IA	(f	)	115	2,501	—	2,616	467	12/12/2013	2013
Fresh Thyme
Indianapolis, IN	4,470		1,074	7,452	—	8,526	798	9/26/2017	2016
Worthington, OH	(f	)	2,648	6,498	—	9,146	763	8/9/2016	2015
H&E Equipment Services
Albuquerque, NM	(f	)	1,211	4,278	—	5,489	521	6/19/2018	2016
Fort Myers, FL	(f	)	735	3,963	—	4,698	368	6/19/2018	2016
Suwanee, GA	(f	)	1,020	3,505	—	4,525	288	6/19/2018	2016
Hobby Lobby
Cadillac, MI	(f	)	480	4,382	—	4,862	363	6/22/2018	2017
Sedalia, MO	(f	)	478	3,976	—	4,454	319	3/15/2018	2016
Watertown, SD	(f	)	565	4,252	—	4,817	370	2/22/2018	2016
Willmar, MN	(f	)	1,289	3,721	—	5,010	346	2/22/2018	2017

CIM INCOME NAV, INC.

SCHEDULE III — REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION

(in thousands) — (Continued)

			Initial Costs to Company		Total Adjustment to Basis (b)	Gross Amount at Which Carried At December 31, 2020 (c) (d) (e)	Accumulated Depreciation (f) (g)	Date Acquired	Date Constructed
Description (a)	Encumbrances		Land	Buildings & Improvements
Jewel-Osco
Spring Grove, IL	(f	)	$739	$9,530	$—	$10,269	$584	11/14/2018	2007
Wood Dale, IL	(f	)	3,368	6,146	—	9,514	375	11/14/2018	1995
Jo-Ann’s
Roseville, MI	(f	)	506	2,747	200	3,453	630	9/30/2013	2013
Kloeckner
University Park, IL	(f	)	816	11,887	—	12,703	748	11/7/2018	2016
Kum & Go
Cedar Rapids, IA	$1,501		630	1,679	—	2,309	342	5/3/2013	2011
LA Fitness
Pawtucket, RI	(f	)	5,556	7,071	—	12,627	1,220	10/11/2016	2015
Rock Hill, SC	(f	)	630	7,858	—	8,488	917	4/6/2017	2015
Levin Furniture
Monroeville, PA	(f	)	1,023	9,607	—	10,630	841	11/22/2017
Lowe’s
Fremont, OH	5,312		1,287	7,125	278	8,690	1,576	12/11/2013	1996
North Dartmouth, MA	(f	)	7,334	11,976	—	19,310	1,682	1/4/2017	2004
Marshalls
Wilkesboro, NC	(f	)	968	1,775	155	2,898	231	10/20/2016	1999
Mattress Firm
Gadsden, AL	(f	)	393	1,413	—	1,806	282	6/10/2013	2012
Mattress Firm & Panera Bread
Elyria, OH	(f	)	1,100	2,836	—	3,936	416	4/7/2016	2015
Mister Carwash
Hudson, FL	(f	)	1,014	843	—	1,857	91	10/19/2016	2007
Spring Hill, FL	(f	)	961	1,156	—	2,117	124	10/19/2016	2008
National Tire & Battery
Conyers, GA	1,657		522	1,845	—	2,367	307	9/26/2014	1995
Natural Grocers
Prescott, AZ	2,367		795	2,802	—	3,597	626	5/6/2013	2012
North Lake Square
Gainesville, GA	13,365		1,318	22,598	—	23,916	2,277	7/26/2017	2015
Northern Tool
Hoover, AK	(f	)	691	2,150	—	2,841	375	8/15/2014	2014
O’Reilly Auto Parts
Decatur, GA	(f	)	491	985	—	1,476	111	9/12/2016	2007
Fayetteville, NC	(f	)	132	1,246	—	1,378	213	3/18/2014	2012
PetSmart
Lexington, NC	(f	)	605	3,162	—	3,767	406	1/27/2017	2016
McAllen, TX	2,924		1,961	1,994	—	3,955	516	9/30/2014	1995
Procter & Gamble
Fayetteville, AR	(f	)	1,757	8,663	485	10,905	757	4/2/2018	2006
Raising Canes
Avondale, AZ	(f	)	1,435	1,857	—	3,292	308	5/23/2014	2013
Republic Services
Scottsdale, AZ			10,961	32,089	3,644	46,694	1,726	8/16/2019	1999
Sam’s Club
Timonium, MD	$9,150		$6,194	$11,042	$—	$17,236	$1,732	11/28/2016	2000

CIM INCOME NAV, INC.

SCHEDULE III — REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION

(in thousands) — (Continued)

			Initial Costs to Company		Total Adjustment to Basis (b)	Gross Amount at Which Carried At December 31, 2020 (c) (d) (e)	Accumulated Depreciation (f) (g)	Date Acquired	Date Constructed
Description (a)	Encumbrances		Land	Buildings & Improvements
Sherwin-Williams
Pigeon Forge, TN	(f	)	392	661	—	1,053	75	11/1/2016	2015
Sleepy’s
Roanoke Rapids, NC	(f	)	238	1,267	—	1,505	180	8/17/2015	2015
Steinhafels
Madison, WI			3,257	11,607	—	14,864	531	5/1/2019	1994
SuperValu
Oglesby, IL	(f	)	1,190	14,098	—	15,288	897	7/23/2018	1996
Tailwinds
Denton, TX	(f	)	884	7,747	—	8,631	1,232	9/30/2014	2013
Tellico Greens
Loudon, TN	3,000		823	3,959	—	4,782	727	12/20/2013	2008
Tempe Commerce
Tempe, AZ	(f	)	1,975	12,512	383	14,870	1,292	12/22/2017	1998
Tempe, AZ	(f	)	1,872	10,758	—	12,630	823	9/17/2018	1998
Teradata
Miami Township, OH	(f	)	1,161	9,181	—	10,342	1,223	12/12/2016	2010
The Toro Company
Windom, MN	(f	)	73	8,708	—	8,781	1,030	5/19/2016	2016
Time Warner
Streetsboro, OH	3,543		811	3,849	—	4,660	639	9/30/2014	2003
Tire Centers
Decatur, AL	1,311		208	1,329	—	1,537	233	10/3/2014	1998
Title Resource Group
Mt. Laurel, NJ	(f	)	2,188	12,380	—	14,568	2,526	11/24/2015	2004
TJ Maxx
Danville, IL	(f	)	271	2,528	—	2,799	579	9/23/2013	2013
Triangle Town Place
Raleigh, NC	16,400		4,694	23,044	(2,953)	24,785	266	12/15/2016	2004
Valeo North American HQ
Troy, MI	(f	)	1,564	11,662	—	13,226	1,286	2/9/2018	2000
Valeo Production Facility
East Liberty, OH	(f	)	268	5,564	—	5,832	557	6/2/2017	2016
Valvoline HQ
Lexington, KY	(f	)	5,204	31,112	—	36,316	2,932	3/1/2018	2017
Vacant
Nephi, UT	(f	)	180	2,872	(3,052)	—	—	3/4/2016	2015
Richmond, VA	(f	)	785	688	—	1,473	80	4/28/2017	1990
York, PA	(f	)	1,720	6,628	(4,857)	3,491	61	11/22/2017	1978
Walgreens
Coweta, OK	2,600		725	3,246	—	3,971	533	6/30/2014	2009
Reidsville, NC	3,603		610	3,801	—	4,411	887	12/8/2011	2008
St. Louis, MO	2,534		307	3,205	—	3,512	514	8/8/2014	2007
Walmart
Randallstown, MD	14,250		7,748	22,021	—	29,769	2,479	5/17/2017	2012
Weasler Engineering
West Bend, WI	(f	)	600	12,732	—	13,332	833	6/22/2018	1957
West Marine
Mystic, CT	(f	)	1,168	3,132	—	4,300	466	9/11/2015	2014

	$129,219		$142,392	$640,273	$(10,831)	$771,834	$70,087

CIM INCOME NAV, INC.

SCHEDULE III — REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION

(in thousands) — (Continued)

(a)	As of December 31, 2020, the Company owned 97 retail, four anchored shopping centers, 11 industrial and distribution and 11 office properties.
(b)	Consists of capital expenditures and real estate development costs, and impairment charges.
(c)	Gross intangible lease assets of $106.7 million and the associated accumulated amortization of $31.9 million are not reflected in the table above.
(d)	The aggregate cost for federal income tax purposes was approximately $790.9 million.
(e)	The following is a reconciliation of total real estate carrying value for the years ended December 31:

	2020	2019	2018
Balance, beginning of period	$801,581	$798,969	$618,085
Additions
Acquisitions	—	72,371	221,951
Improvements	2,388	2,751	472

Total additions	$2,388	$75,122	$222,423

Deductions
Dispositions	(16,635)	(68,722)	(39,272)
Impairments	(14,486)	(3,788)	(2,267)
Reclassified to assets held for sale	(1,014)	—	—

Total deductions	$(32,135)	$(72,510)	$(41,539)

Balance, end of period	$771,834	$801,581	$798,969

(f)	The following is a reconciliation of accumulated depreciation for the years ended December 31:

	2020	2019	2018
Balance, beginning of period	$54,794	$41,645	$26,073
Additions
Acquisitions — depreciation expense	18,219	18,468	17,099
Improvements — depreciation expense	1,780	1,769	1,327

Total additions	$19,999	$20,237	$18,426

Deductions
Impairments	(2,983)	(1,230)	—
Dispositions	(1,718)	(5,858)	(2,854)
Reclassified to assets held for sale	(5)	—	—

Total deductions	$(4,706)	$(7,088)	$(2,854)

Balance, end of period	$70,087	$54,794	$41,645

(g)

The Company’s assets are depreciated or amortized using the straight-line method over the useful lives of the assets by class. Generally, buildings are depreciated over 40 years, site improvements are amortized over 15 years, and tenant improvements are amortized over the remaining life of the lease or the useful life, whichever is shorter.

(h)	Part of the Credit Facility’s Borrowing Base. As of December 31, 2020, the Company had $321.5 million outstanding under the Credit Facility.

CIM INCOME NAV, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts) (Unaudited)

	June 30, 2021	December 31, 2020
ASSETS
Real estate assets:
Land	$134,213	$139,644
Buildings and improvements	617,197	632,190
Intangible lease assets	104,177	106,739

Total real estate assets, at cost	855,587	878,573
Less: accumulated depreciation and amortization	(112,744)	(101,991)

Total real estate assets, net	742,843	776,582
Investment in CIM UII Onshore, net	48,365	46,680
Investment in marketable securities	15,407	15,496

Total real estate assets, equity investments and marketable securities, net	806,615	838,758
Cash and cash equivalents	10,763	8,805
Restricted cash	375	415
Rents and tenant receivables, net	15,782	15,952
Prepaid expenses and other assets	1,016	984
Deferred costs, net	87	289
Due from affiliates	8	7
Asset held for sale	—	1,009

Total assets	$834,646	$866,219

LIABILITIES AND EQUITY
Credit facility and notes payable, net	$440,357	$449,378
Accrued expenses and accounts payable	4,079	4,518
Due to affiliates	14,597	13,826
Intangible lease liabilities, net	11,295	12,040
Distributions and redemptions payable	4,196	6,969
Derivative liabilities, deferred rental income and other liabilities	7,211	11,174

Total liabilities	481,735	497,905

Commitments and contingencies
Redeemable common stock	9,765	10,040

STOCKHOLDERS’ EQUITY
Preferred stock, $0.01 par value per share; 10,000,000 shares authorized, none issued and outstanding	—	—
D Shares common stock, $0.01 par value per share; 122,500,000 shares authorized, 14,899,672 and 15,318,506 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	149	153
T Shares common stock, $0.01 par value per share; 122,500,000 shares authorized, 13,562,322 and 13,778,134 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	136	138
S Shares common stock, $0.01 par value per share; 122,500,000 shares authorized, 7,650 and 7,399 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	—	—
I Shares common stock, $0.01 par value per share; 122,500,000 shares authorized, 1,070,686 and 1,011,342 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	11	10
Capital in excess of par value	483,701	493,417
Accumulated distributions in excess of earnings	(136,858)	(128,383)
Accumulated other comprehensive loss	(4,689)	(7,768)

Total stockholders’ equity	342,450	357,567
Non-controlling interests	696	707

Total equity	$343,146	$358,274

Total liabilities, redeemable common stock, and equity	$834,646	$866,219

The accompanying notes are an integral part of these condensed consolidated financial statements.

CIM INCOME NAV, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues:
Rental and other property income	$17,653	$17,148	$36,351	$35,736
Interest income on marketable securities	77	88	156	178

Total revenues	17,730	17,236	36,507	35,914

Operating expenses:
General and administrative	1,103	1,394	2,117	2,413
Property operating	1,094	973	2,060	2,427
Real estate tax	1,049	1,443	2,368	2,776
Expense reimbursements to related parties	955	511	1,782	910
Advisory and performance fees	2,233	1,456	3,487	3,052
Transaction-related	—	4	—	6
Depreciation and amortization	6,793	6,949	13,596	13,988
Real estate impairment	—	8,058	—	13,744

Total operating expenses	13,227	20,788	25,410	39,316

Gain on disposition of real estate, net	1,167	14	1,177	14

Operating income (expense)	5,670	(3,538)	12,274	(3,388)

Other expense:
Gain (loss) on investment in CIM UII Onshore	1,138	(3,302)	2,470	(3,302)
Interest expense and other, net	(4,826)	(4,452)	(9,235)	(8,112)

Net income (loss)	1,982	(11,292)	5,509	(14,802)

Net income allocated to noncontrolling interest	8	9	17	13

Net income (loss) attributable to the Company	$1,974	$(11,301)	$5,492	$(14,815)

Class D Common Stock:
Net income (loss) attributable to the Company	$1,041	$(5,839)	$2,866	$(7,696)

Basic and diluted weighted average number of common shares outstanding	15,056,447	16,389,898	15,160,851	17,012,238

Basic and diluted net income (loss) per common share	$0.07	$(0.36)	$0.19	$(0.45)

Class T Common Stock:
Net income (loss) attributable to the Company	$854	$(5,125)	$2,416	$(6,670)

Basic and diluted weighted average number of common shares outstanding	13,657,350	14,253,280	13,718,703	14,389,210

Basic and diluted net income (loss) per common share	$0.06	$(0.36)	$0.18	$(0.46)

Class S Common Stock:
Net income (loss) attributable to the Company	$1	$(3)	$2	$(4)

Basic and diluted weighted average number of common shares outstanding	7,612	7,179	7,558	7,136

Basic and diluted net income (loss) per common share	$0.10	$(0.51)	$0.25	$(0.58)

Class I Common Stock:
Net income (loss) attributable to the Company	$78	$(334)	$208	$(445)

Basic and diluted weighted average number of common shares outstanding	1,065,697	946,146	1,050,298	1,001,782

Basic and diluted net income (loss) per common share	$0.07	$(0.35)	$0.20	$(0.44)

The accompanying notes are an integral part of these condensed consolidated financial statements.

CIM INCOME NAV, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in thousands) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income (loss)	$1,982	$(11,292)	$5,509	$(14,802)
Other comprehensive income (loss)
Unrealized holding gain (loss) on marketable securities	43	417	(325)	568
Reclassification adjustment for realized loss included in income as other expense	20	13	35	11
Unrealized loss on interest rate swaps	(85)	(759)	(47)	(8,343)
Amount of loss reclassified from other comprehensive income (loss) into income as interest expense and other, net	1,941	1,245	3,416	1,633

Total other comprehensive income (loss)	1,919	916	3,079	(6,131)

Comprehensive income (loss)	3,901	(10,376)	8,588	(20,933)
Comprehensive income allocated to noncontrolling interest	8	9	17	13

Comprehensive income (loss) attributable to the Company	$3,893	$(10,385)	$8,571	$(20,946)

The accompanying notes are an integral part of these condensed consolidated financial statements.

CIM INCOME NAV, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(in thousands, except share amounts) (Unaudited)

	Common Stock		Capital in Excess of Par Value	Accumulated Distributions in Excess of Earnings	Accumulated Other Comprehensive (Loss) Income	Total Stockholders’ Equity	Non- Controlling Interests	Total Equity
	Number of Shares	Par Value
Balance as of January 1, 2021	30,115,381	$301	$493,417	$(128,383)	$(7,768)	$357,567	$707	$358,274
Issuance of common stock	290,253	3	4,832	—	—	4,835	—	4,835
Distributions declared on common stock — $0.23 per common share	—	—	—	(7,020)	—	(7,020)	—	(7,020)
Commissions, dealer manager and ongoing stockholder servicing fees	—	—	(159)	—	—	(159)	—	(159)
Other offering costs	—	—	(36)	—	—	(36)	—	(36)
Redemptions of common stock	(602,977)	(6)	(9,979)	—	—	(9,985)	—	(9,985)
Equity-based compensation	2,923	—	82	—	—	82	—	82
Equity-based payments to advisor	32,775	—	561	—	—	561	—	561
Changes in redeemable common stock	—	—	409	—	—	409	—	409
Distributions to non-controlling interests	—	—	—	—	—	—	(15)	(15)
Comprehensive income	—	—	—	3,518	1,160	4,678	9	4,687

Balance as of March 31, 2021	29,838,355	$298	$489,127	$(131,885)	$(6,608)	$350,932	$701	$351,633

Issuance of common stock	257,526	3	4,167	—	—	4,170	—	4,170
Distributions declared on common stock — $0.23 per common share	—	—	—	(6,947)	—	(6,947)	—	(6,947)
Commissions, dealer manager and ongoing stockholder servicing fees	—	—	(485)	—	—	(485)	—	(485)
Other offering costs	—	—	(31)	—	—	(31)	—	(31)
Redemptions of common stock	(595,423)	(5)	(9,638)	—	—	(9,643)	—	(9,643)
Equity-based compensation	3,018	—	82	—	—	82	—	82
Equity-based payments to advisor	36,854	—	613	—	—	613	—	613
Changes in redeemable common stock	—	—	(134)	—	—	(134)	—	(134)
Distributions to non-controlling interests	—	—	—	—	—	—	(13)	(13)
Comprehensive income	—	—	—	1,974	1,919	3,893	8	3,901

Balance as of June 30, 2021	29,540,330	$296	$483,701	$(136,858)	$(4,689)	$342,450	$696	$343,146

CIM INCOME NAV, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(in thousands, except share amounts) (Unaudited) — Continued

	Common Stock		Capital in Excess of Par Value	Accumulated Distributions in Excess of Earnings	Accumulated Other Comprehensive (Loss) Income	Total Stockholders’ Equity	Non- Controlling Interests	Total Equity
	Number of Shares	Par Value
Balance as of January 1, 2020	33,747,710	$337	$507,913	$(87,513)	$(4,710)	$416,027	$739	$416,766
Issuance of common stock	1,131,064	11	20,124	—	—	20,135	—	20,135
Distributions declared on common stock — $0.24 per common share	—	—	—	(8,096)	—	(8,096)	—	(8,096)
Commissions, dealer manager and ongoing stockholder servicing fees	—	—	(415)	—	—	(415)	—	(415)
Other offering costs	—	—	(149)	—	—	(149)	—	(149)
Redemptions of common stock	(2,653,586)	(26)	(46,658)	—	—	(46,684)	—	(46,684)
Equity-based compensation	—	—	33	—	—	33	—	33
Changes in redeemable common stock	—	—	2,650	—	—	2,650	—	2,650
Distributions to non-controlling interests	—	—	—	—	—	—	(14)	(14)
Comprehensive (loss) income	—	—	—	(3,514)	(7,047)	(10,561)	4	(10,557)

Balance as of March 31, 2020	32,225,188	$322	$483,498	$(99,123)	$(11,757)	$372,940	$729	$373,669

Issuance of common stock	213,374	2	3,725	—	—	3,727	—	3,727
Distributions declared on common stock — $0.16 per common share	—	—	—	(4,965)	—	(4,965)	—	(4,965)
Commissions, dealer manager and ongoing stockholder servicing fees	—	—	289	—	—	289	—	289
Other offering costs	—	—	(28)	—	—	(28)	—	(28)
Redemptions of common stock	(1,746,691)	(17)	(30,103)	—	—	(30,120)	—	(30,120)
Equity-based compensation	—	—	33	—	—	33	—	33
Changes in redeemable common stock	—	—	30,348	—	—	30,348	—	30,348
Distributions to non-controlling interests	—	—	—	—	—	—	(15)	(15)
Comprehensive (loss) income	—	—	—	(11,301)	916	(10,385)	9	(10,376)

Balance as of June 30, 2020	30,691,871	$307	$487,762	$(115,389)	$(10,841)	$361,839	$723	$362,562

The accompanying notes are an integral part of these condensed consolidated financial statements.

CIM INCOME NAV, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands) (Unaudited)

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$5,509	$(14,802)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization, net	13,591	13,859
Straight-line rental income	(1,191)	(1,844)
(Recovery) write-off of uncollectible lease-related receivables	(109)	2,325
Amortization of deferred financing costs	524	547
Amortization on marketable securities	44	29
Equity-based compensation	164	66
Equity-based payments to advisor	1,174	—
Loss on sale of marketable securities	35	11
(Gain) loss on investment in CIM UII Onshore	(2,470)	3,302
Gain on disposition of real estate assets, net	(1,177)	(14)
Impairment of real estate assets	—	13,744
Write-off of deferred financing costs	60	—
Changes in assets and liabilities:
Rents and tenant receivables, net	1,529	(2,656)
Prepaid expenses and other assets	(32)	(379)
Accrued expenses and accounts payable	(445)	1,042
Deferred rental income and other liabilities	(594)	303
Due from affiliates	(1)	3
Due to affiliates	1,353	(1,024)

Net cash provided by operating activities	17,964	14,512

Cash flows from investing activities:
Investment in real estate assets and capital expenditures	(660)	(1,663)
Investment in marketable securities	(3,699)	(2,852)
Proceeds from sale and maturities of marketable securities	3,419	2,837
Investment in CIM UII Onshore	—	(50,000)
Distributions of capital from investment in CIM UII Onshore	785	—
Net proceeds from disposition of real estate assets	22,196	5,783
Proceeds from the settlement of insurance claims	—	204

Net cash provided by (used in) investing activities	22,041	(45,691)

Cash flows from financing activities:
Proceeds from issuance of common stock	1,700	17,297
Offering costs on issuance of common stock	(1,293)	(1,930)
Redemptions of common stock	(19,818)	(71,021)
Distributions to stockholders	(9,245)	(6,899)
Proceeds from credit facility	34,000	122,000
Repayments of notes payable and credit facility	(43,400)	—
Change in escrowed stockholder proceeds liability	—	(50)
Distributions to noncontrolling interests	(28)	(29)
Deferred financing costs paid	(3)	—

Net cash (used in) provided by financing activities	(38,087)	59,368

Net increase in cash and cash equivalents and restricted cash	1,918	28,189
Cash and cash equivalents and restricted cash, beginning of period	9,220	5,718

Cash and cash equivalents and restricted cash, end of period	$11,138	$33,907

Reconciliation of cash and cash equivalents and restricted cash to the condensed consolidated balance sheets:
Cash and cash equivalents	$10,763	$33,401
Restricted cash	375	506

Total cash and cash equivalents and restricted cash	$11,138	$33,907

The accompanying notes are an integral part of these condensed consolidated financial statements.

CIM INCOME NAV, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2021 (Unaudited)

NOTE 1 — ORGANIZATION AND BUSINESS

CIM Income NAV, Inc. (the “Company”) is a monthly priced perpetual life non-exchange traded real estate investment trust (“REIT”) formed as a Maryland corporation on July 27, 2010 that qualified as a REIT for U.S. federal income tax purposes beginning with its taxable year ended December 31, 2012. Substantially all of the Company’s business is conducted through CIM Income NAV Operating Partnership, LP, a Delaware limited partnership (“CIM Income NAV OP”), of which the Company is the sole general partner, and owns, directly or indirectly, 100% of the partnership interests. The Company is externally managed by CIM Income NAV Management, LLC, a Delaware limited liability company (“CIM Income NAV Management”), which is an affiliate of CIM Group, LLC (“CIM”). CIM is a community-focused real estate and infrastructure owner, operator, lender and developer. Headquartered in Los Angeles, California, CIM has offices across the United States and in Tokyo, Japan.

CCO Group, LLC owns and controls CIM Income NAV Management, the Company’s advisor, and is the indirect owner of CCO Capital, LLC (“CCO Capital”), the Company’s dealer manager, and CREI Advisors, LLC (“CREI Advisors”), the Company’s property manager. CCO Group, LLC and its subsidiaries (collectively, “CCO Group”) serve as the Company’s sponsor and as a sponsor to CIM Real Estate Finance Trust, Inc. (“CMFT”).

On December 6, 2011, the Company commenced its initial public offering (the “Initial Offering”) on a “best efforts” basis of $4.0 billion in shares of common stock, consisting of $3.5 billion in shares in the primary offering (the “Primary Offering”) and $500.0 million in shares pursuant to a distribution reinvestment plan (the “DRIP”). On August 26, 2013, the Company commenced its first follow-on offering (the “First Follow-on Offering”), pursuant to which the Company offered up to $4.0 billion in shares of common stock, consisting of $3.5 billion in shares in the Primary Offering and $500.0 million in shares pursuant to the DRIP. On February 10, 2017, the Company commenced its second follow-on offering (the “Second Follow-on Offering”), pursuant to which the Company offered up to $4.0 billion in shares of common stock, consisting of $3.5 billion in shares in the Primary Offering and $500.0 million in shares pursuant to the DRIP. On August 7, 2020, the Company commenced its third follow-on offering, pursuant to which the Company is offering up to $4.0 billion in shares of common stock (the “Third Follow-on Offering” and collectively with the Initial Offering, the First Follow-on Offering and the Second Follow-on offering, the “Offering”), consisting of $3.5 billion in shares in the Primary Offering and $500.0 million in shares pursuant to the DRIP.

As part of the First Follow-on Offering, the Company designated the existing shares of the Company’s common stock that were sold prior to such date to be Wrap Class shares (“W Shares”) of common stock and registered two new classes of the Company’s common stock, Advisor Class shares (“A Shares”) and Institutional Class shares (“I Shares”). On November 27, 2018, the Company amended its charter to, among other things, change the name and designation of its W Shares to Class D Common Stock (the “D Shares”), and its A Shares to Class T Common Stock (the “T Shares”), respectively, and reclassified a portion of its common stock as Class S Common Stock (the “S Shares”), to be offered alongside its D Shares, T Shares and I Shares in the Offering (the “Share Modifications”). The Company is offering to sell any combination of D Shares, T Shares, S Shares and I Shares with a dollar value up to the maximum offering amount. As of June 30, 2021, the Company had issued approximately 49.3 million shares of common stock in the Offering, including 4.1 million in shares issued in the DRIP, for gross offering proceeds of $887.2 million before $27.4 million in upfront selling commissions, dealer manager fees and the current portion of stockholder servicing fees and $6.6 million in organization and offering costs. Effective April 1, 2020, the Company modified its Offering and certain other features of the Company from a daily to a monthly net asset value (“NAV”) REIT. As part of the change from a daily to a monthly NAV REIT, the Company’s board of directors (the “Board”) approved, among other things: (1) a change in the frequency of the NAV calculations from daily to monthly and certain other related changes to

CIM INCOME NAV, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2021 (Unaudited) — (Continued)

the Company’s valuation policies, and (2) adopted an amended and restated share redemption program (the “Amended Share Redemption Program”) that provides for redemptions on a monthly basis.

The per share purchase price for each class of common stock varies from month-to-month and, each month, is generally equal to, for each class of common stock, the Company’s NAV for such class, divided by the number of shares of that class outstanding, as of the prior month, plus, for T Shares and S Shares sold in the Primary Offering, applicable upfront selling commissions and dealer manager fees. The Company’s NAV per share is calculated monthly as of the last calendar day of each month by an independent fund accountant using a process that incorporates (1) the periodic valuations of each of the Company’s real estate assets and related liabilities by the Company’s independent valuation expert, (2) ongoing assessment by the valuation expert of the estimated impact of any events that require adjustment to the most recent valuations determined by the valuation expert, (3) updates in the price of liquid assets for which third-party market quotes are available, (4) valuations of any securities or other assets for which market quotes are not available, (5) valuation of the Company’s other assets and liabilities, (6) accruals of the Company’s distributions for each share class, and (7) estimates of monthly accruals, on a net basis, of operating revenues, expenses, debt service costs and fees. As of June 30, 2021, the NAV per share for D Shares, T Shares, S Shares and I Shares was $16.71, $16.29, $16.27 and $17.02, respectively. The Company’s NAV is not audited or reviewed by its independent registered public accounting firm.

The Company has used substantially all of the net proceeds from the Offering to acquire and operate a diversified portfolio primarily consisting of retail, office and industrial properties that are leased to creditworthy tenants under long-term net leases, and are strategically located throughout the United States. As of June 30, 2021, the Company owned 121 commercial properties, including two properties owned through a consolidated joint venture arrangement (the “Consolidated Joint Venture”), comprised of 5.2 million rentable square feet of commercial space located in 33 states, and which was 98.6% leased, including month-to-month agreements, if any. As of June 30, 2021, the Company also owned limited partnership interests with CIM UII Onshore, L.P. (“CIM UII Onshore”), the sole purpose of which is to invest all of its assets in CIM Urban Income Investments, L.P. (“CIM Urban Income”), which is a private institutional fund that acquires, owns and operates substantially stabilized, diversified real estate and real estate-related assets in urban markets primarily located throughout North America.

As a perpetual-life, non-exchange traded REIT, the Company will be selling shares of common stock on a continuous basis and for an indefinite period of time, subject to ongoing regulatory approval of the Company’s filings for additional offerings. The Company will endeavor to take all reasonable actions to avoid interruptions in the continuous offering of shares of common stock. The Company reserves the right to terminate the Offering at any time.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The summary of significant accounting policies presented below is designed to assist in understanding the Company’s condensed consolidated financial statements. These accounting policies conform to accounting principles generally accepted in the United States of America (“GAAP”) in all material respects, and have been consistently applied in preparing the accompanying condensed consolidated financial statements.

Principles of Consolidation and Basis of Presentation

The condensed consolidated financial statements of the Company have been prepared in accordance with the rules and regulations of the U.S. Securities and Exchange Commission regarding interim financial reporting,

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including the instructions to Form 10-Q and Article 10 of Regulation S-X, and do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, the statements for the interim periods presented include all adjustments, which are of a normal and recurring nature, necessary for a fair presentation of the results for such periods. Results for these interim periods are not necessarily indicative of full year results. The information included in this Quarterly Report on Form 10-Q should be read in conjunction with the Company’s audited consolidated financial statements as of and for the year ended December 31, 2020, and related notes thereto set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. The condensed consolidated financial statements should also be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in this Quarterly Report on Form 10-Q.

The condensed consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries and the Consolidated Joint Venture in which the Company has a controlling financial interest. All intercompany balances and transactions have been eliminated in consolidation.

The Company evaluates its relationships and investments to determine if it has variable interests. A variable interest is an investment or other interest that will absorb portions of an entity’s expected losses or receive portions of the entity’s expected residual returns. If the Company determines that it has a variable interest in an entity, it evaluates whether such interest is in a variable interest entity (“VIE”). VIEs are entities where investors lack sufficient equity at risk for the entity to finance its activities without additional subordinated financial support or where equity investors, as a group, lack one of the following characteristics: (a) the power to direct the activities that most significantly impact the entity’s economic performance, (b) the obligation to absorb the expected losses of the entity, or (c) the right to receive the expected returns of the entity. The Company consolidates any VIEs when it is determined to be the primary beneficiary of the VIE’s operations.

For legal entities being evaluated for consolidation, the Company must first determine whether the interests that it holds and fees it receives qualify as variable interests in the entity. A variable interest is an investment or other interest that will absorb portions of an entity’s expected losses or receive portions of the entity’s expected residual returns. The Company’s evaluation includes consideration of fees paid to the Company where the Company acts as a decision maker or service provider to the entity being evaluated. If the Company determines that it holds a variable interest in an entity, it evaluates whether that entity is a VIE.

A VIE must be consolidated by its primary beneficiary, which is generally defined as the party who has a controlling financial interest in the VIE. The Company qualitatively assesses whether it is (or is not) the primary beneficiary of a VIE. Consideration of various factors include, but are not limited to, the Company’s ability to direct the activities that most significantly impact the entity’s economic performance and its obligation to absorb losses from or right to receive benefits of the VIE that could potentially be significant to the VIE. The Company consolidates any VIEs when the Company is determined to be the primary beneficiary of the VIE, and the difference between consolidating the VIE and accounting for it using the equity method could be material to the Company’s condensed consolidated financial statements. The Company continually evaluates the need to consolidate any VIEs based on standards set forth in GAAP as described above.

As of June 30, 2021 and December 31, 2020, the Company determined that it had a controlling interest in the Consolidated Joint Venture and therefore met the requirements for consolidation.

Reclassifications

Certain amounts in the Company’s prior period condensed consolidated financial statements have been reclassified to conform to the current period presentation. This reclassification had no effect on previously

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reported totals or subtotals. The reclassifications have been made to the condensed consolidated statements of operations for the three and six months ended June 30, 2020 as follows (in thousands):

	Three Months Ended June 30, 2020			Six Months Ended June 30, 2020
	As previously reported	Reclassification	As Revised	As previously reported	Reclassification	As Revised
Condensed Consolidated Statements of Operations
General and administrative	$1,469	$(75)	$1,394	$2,654	$(241)	$2,413
Advisory and performance fees	$1,644	$(188)	$1,456	$3,384	$(332)	$3,052
Transaction-related	$252	$(248)	$4	$343	$(337)	$6
Expense reimbursements to related parties	$—	$511	$511	$—	$910	$910

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Real Estate Assets

Real estate assets are stated at cost, less accumulated depreciation and amortization. The Company considers the period of future benefit of each respective asset to determine the appropriate useful life. The estimated useful lives of the Company’s real estate assets by class are generally as follows:

Buildings	40 years
Site improvements	15 years
Tenant improvements	Lesser of useful life or lease term
Intangible lease assets	Lease term

Recoverability of Real Estate Assets

The Company continually monitors events and changes in circumstances that could indicate that the carrying amounts of its real estate assets may not be recoverable. Impairment indicators that the Company considers include, but are not limited to: bankruptcy or other credit concerns of a property’s major tenant, such as a history of late payments, lease concessions and other factors; a significant decrease in a property’s revenues due to lease terminations; vacancies; co-tenancy clauses; reduced lease rates; changes in anticipated holding periods; or other circumstances. When indicators of potential impairment are present, the Company assesses the recoverability of the assets by determining whether the carrying amount of the assets will be recovered through the undiscounted future cash flows expected from the use of the assets and their eventual disposition. In the event that such expected undiscounted future cash flows do not exceed the carrying amount, the Company will adjust the real estate assets to their respective fair values and recognize an impairment loss. Generally, fair value is determined using a discounted cash flow analysis and recent comparable sales transactions. No impairment indicators were identified and no impairment losses were recorded during the six months ended June 30, 2021. The Company’s impairment assessment as of June 30, 2021 was based on the most current information available to the Company, including expected holding periods. If the Company’s expected holding periods for assets

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change, subsequent tests for impairment could result in additional impairment charges in the future. The Company cannot provide any assurance that additional material impairment charges with respect to the Company’s real estate assets will not occur during 2021 or in future periods. The assumptions and uncertainties utilized in the evaluation of the impairment of real estate assets are discussed in detail in Note 3 — Fair Value Measurements. See also Note 4 — Real Estate Assets for further discussion regarding real estate acquisition and disposition activity. During the six months ended June 30, 2020, the Company recorded impairment charges of $13.7 million related to one anchored shopping center and one retail property due to the carrying value being greater than the estimated fair value of the respective properties, net of selling costs, and one anchored shopping center and two retail properties due to tenant bankruptcies.

Assets Held for Sale

When a real estate asset is identified by the Company as held for sale, the Company will cease recording depreciation and amortization of the assets related to the property and estimate its fair value, net of selling costs. If, in management’s opinion, the fair value, net of selling costs, of the asset is less than the carrying amount of the asset, an adjustment to the carrying amount is then recorded to reflect the estimated fair value of the property, net of selling costs. As of June 30, 2021 there were no properties identified as held for sale. As of December 31, 2020, the Company identified one property with a fair value of $1.0 million as held for sale.

Disposition of Real Estate Assets

Gains and losses from dispositions are recognized once the various criteria relating to the terms of sale and any subsequent involvement by the Company with the asset sold are met. A discontinued operation includes only the disposal of a component of an entity and represents a strategic shift that has (or will have) a major effect on an entity’s financial results. The Company’s property dispositions during the six months ended June 30, 2021 and 2020 did not qualify for discontinued operations presentation, and thus, the results of the properties that have been sold remain in operating income, and any associated gains or losses from the disposition are included in gain on disposition of real estate, net.

Allocation of Purchase Price of Real Estate Assets

Upon the acquisition of real properties, the Company allocates the purchase price to acquired tangible assets, consisting of land, buildings and improvements, and to identified intangible assets and liabilities, consisting of the value of above- and below-market leases and the value of in-place leases and other intangibles, based in each case on their respective fair values. The Company utilizes independent appraisals to assist in the determination of the fair values of the tangible assets of an acquired property (which includes land and buildings). The information in the appraisal, along with any additional information available to the Company’s management, is used in estimating the amount of the purchase price that is allocated to land. Other information in the appraisal, such as building value and market rents, may be used by the Company’s management in estimating the allocation of purchase price to the building and to intangible lease assets and liabilities. The appraisal firm has no involvement in management’s allocation decisions other than providing this market information.

The determination of the fair values of the real estate assets and liabilities acquired requires the use of significant assumptions with regard to the current market rental rates, rental growth rates, capitalization and discount rates, interest rates and other variables. The use of alternative estimates may result in a different allocation of the Company’s purchase price, which could materially impact the Company’s results of operations.

Certain acquisition-related expenses related to these asset acquisitions are capitalized and allocated to tangible and intangible assets and liabilities, as described above.

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Investment in Marketable Securities

Investment in marketable securities consists primarily of the Company’s investment in corporate and government debt securities. The Company determines the appropriate classification for debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. As of June 30, 2021, the Company classified its investments as available-for-sale as the Company is not actively trading the securities; however, the Company may sell them prior to their maturity. These investments are carried at their estimated fair value with unrealized gains and losses reported in other comprehensive income (loss).

The Company monitors its available-for-sale securities for impairments. A loss is recognized when the Company determines that a decline in the estimated fair value of a security below its amortized cost has resulted from a credit loss or other factors. The Company records impairments related to credit losses through an allowance for credit losses. However, the allowance is limited by the amount that the fair value is less than the amortized cost basis. The Company considers many factors in determining whether a credit loss exists, including, but not limited to, the extent to which the fair value is less than the amortized cost basis, recent events specific to the security, industry or geographic area, the payment structure of the security, the failure of the issuer of the security to make scheduled interest or principal payments, and external credit ratings and recent changes in such ratings. The analysis of determining whether a credit loss exists requires significant judgments and assumptions. The use of alternative judgments and assumptions could result in a different conclusion.

The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity computed under the effective interest method and is recorded in the accompanying condensed consolidated statements of operations in interest and other expense, net. Upon the sale of a security, the realized net gain or loss is computed on the specific identification method.

Investment in CIM UII Onshore

As of June 30, 2021, the Company had invested capital of $48.6 million in CIM UII Onshore with a carrying value of $48.4 million, which represents less than 5% ownership of CIM UII Onshore. The Company accounts for its investment under the equity method. The equity method of accounting requires the investment to be initially recorded at cost, including transaction costs incurred to finalize the investment, and subsequently adjusted for the Company’s share of equity in CIM UII Onshore’s earnings and distributions. The Company records its share of CIM UII Onshore’s profits or losses on a quarterly basis as an adjustment to the carrying value of the investment on the Company’s condensed consolidated balance sheet and is recognized as a profit or loss on the condensed consolidated statements of operations. The Company recorded its share of gain totaling $2.5 million during the six months ended June 30, 2021 in the condensed consolidated statements of operations. During the six months ended June 30, 2021, the Company received $785,000 in distributions, which reduced the invested capital and the carrying amount of the Company’s investment as the distributions are not recognized as distribution income.

Noncontrolling Interest in Consolidated Joint Venture

The Company has a controlling interest in a Consolidated Joint Venture and, therefore, meets the requirements for consolidation. The Company recorded net income of $17,000 and paid distributions of $28,000 to the noncontrolling interest during the six months ended June 30, 2021. The Company recorded the noncontrolling interest of $696,000 and $707,000 as of June 30, 2021 and December 31, 2020, respectively, on the condensed consolidated balance sheets.

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Restricted Cash

The Company had $375,000 and $415,000 in restricted cash as of June 30, 2021 and December 31, 2020, respectively. Included in restricted cash was $93,000 and $134,000 held by lenders in lockbox accounts as of June 30, 2021 and December 31, 2020, respectively. As part of certain debt agreements, rent from certain of the Company’s tenants is deposited directly into a lockbox account, from which funds in excess of the required minimum balance are disbursed on a weekly basis to the Company. Restricted cash also included $282,000 and $281,000 held in escrow for tenant improvements at a certain property in accordance with the associated lease agreement as of June 30, 2021 and December 31, 2020, respectively.

Stockholder Servicing Fees

The Company pays CCO Capital stockholder servicing fees, which are calculated on a daily basis in the amount of 1/365th of 0.25%, 0.85% and 0.85% of the NAV per share, for each class of common stock outstanding for D Shares, T Shares and S Shares, respectively. The Company does not pay a stockholder servicing fee with respect to I Shares.

The stockholder servicing fees are paid monthly in arrears. An estimated liability for future stockholder servicing fees payable to CCO Capital is recognized at the time each share is sold and included in due to affiliates in the condensed consolidated balance sheets with a corresponding decrease to capital in excess of par value. The Company recognized a liability for future fees payable to CCO Capital of $11.3 million and $11.9 million as of June 30, 2021 and December 31, 2020, respectively.

Leases

The Company has lease agreements with lease and non-lease components. The Company has elected to not separate non-lease components from lease components for all classes of underlying assets (primarily real estate assets) and will account for the combined components as rental and other property income. Non-lease components included in rental and other property income include certain tenant reimbursements for maintenance services (including common-area maintenance services or “CAM”), real estate taxes, insurance and utilities paid for by the lessor but consumed by the lessee. As a lessor, the Company has further determined that this policy will be effective only on a lease that has been classified as an operating lease and the revenue recognition pattern and timing is the same for both types of components. The Company is not party to any material leases where it is the lessee.

Significant judgments and assumptions are inherent in not only determining if a contract contains a lease, but also the lease classification, terms, payments, and, if needed, discount rates. Judgments include the nature of any options, including if they will be exercised, evaluation of implicit discount rates and the assessment and consideration of “fixed” payments for straight-line rent revenue calculations.

Lease costs represent the initial direct costs incurred in the origination, negotiation and processing of a lease agreement. Such costs include outside broker commissions and other independent third-party costs and are amortized over the life of the lease on a straight-line basis. Costs related to salaries and benefits, supervision, administration, unsuccessful origination efforts and other activities not directly related to completed lease agreements are expensed as incurred. Upon successful lease execution, leasing commissions are capitalized.

Revenue Recognition

Rental and other property income is primarily derived from fixed contractual payments from operating leases, and therefore, is generally recognized on a straight-line basis over the term of the lease, which typically

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begins the date the tenant takes control of the space. When the Company acquires a property, the terms of existing leases are considered to commence as of the acquisition date for the purpose of this calculation. Variable rental and other property income consists primarily of tenant reimbursements for recoverable real estate taxes and operating expenses which are included in rental and other property income in the period when such costs are incurred, with offsetting expenses in real estate taxes and property operating expenses, respectively, within the condensed consolidated statements of operations. The Company defers the recognition of variable rental and other property income, such as percentage rents, until the specific target that triggers the contingent rental income is achieved.

The Company continually reviews whether collection of lease-related receivables, including any straight-line rent, and current and future operating expense reimbursements from tenants are probable. The determination of whether collectability is probable takes into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. Upon the determination that the collectability of a receivable is not probable, the Company will record a reduction to rental and other property income for amounts previously recorded and a decrease in the outstanding receivable. Revenue from leases where collection is deemed to be not probable is recorded on a cash basis until collectability becomes probable. Management’s estimate of the collectability of lease-related receivables is based on the best information available at the time of estimate. The Company does not use a general reserve approach and lease-related receivables are adjusted and taken against rental and other property income only when collectability becomes not probable. As of June 30, 2021 and December 31, 2020, the Company had identified certain tenants where collection was no longer considered probable and decreased outstanding receivables by $1.1 million and $1.4 million, respectively.

Earnings (Loss) and Distributions Per Share

The Company has four classes of common stock with nonforfeitable dividend rights that are determined based on a different NAV for each class. Accordingly, the Company utilizes the two-class method to determine its earnings per share, which can result in different earnings per share for each of the classes. Under the two-class method, earnings per share of each class of common stock are computed by dividing the sum of the distributed earnings to common stockholders and undistributed earnings allocated to common stockholders by the weighted average number of shares for each class of common stock for the respective period. Diluted income per share, when applicable, considers the effect of any potentially dilutive share equivalents, of which the Company had none for each of the three and six months ended June 30, 2021 or 2020. Distributions per share are calculated based on the authorized monthly distribution rate. Prior to April 1, 2020, distributions were calculated based on the authorized daily distribution rate.

Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by various standard setting bodies that may have an impact on the Company’s accounting and reporting. Except as otherwise stated below, the Company is currently evaluating the effect that certain new accounting requirements may have on the Company’s accounting and related reporting and disclosures in the Company’s condensed consolidated financial statements.

In January 2021, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) No. 2021-01, Reference Rate Reform (Topic 848) (“ASU 2021-01”). The amendments in ASU 2021-01 clarify that certain optional expedients and exceptions for contract modifications and hedge accounting apply to derivative instruments that use an interest rate for margining, discounting, or contract price alignment that is modified as a result of the discontinuation of the use of LIBOR as a benchmark interest rate due to

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reference rate reform. ASU 2021-01 is effective immediately for all entities with the option to apply retrospectively as of any date from the beginning of an interim period that includes or is subsequent to March 12, 2020, and can be applied prospectively to any new contract modifications made on or after January 7, 2021. The Company currently uses the London Interbank Offered Rate (the “LIBOR”) as its benchmark interest rate for its derivative instruments, and has not entered into any new contracts on or after the effective date of ASU 2021-01. The Company adopted this ASU during the first quarter of fiscal year 2021, and has concluded that there is no material impact on its condensed consolidated financial statements.

In April 2020, the FASB issued a question and answer document (the “Lease Modification Q&A”) focused on the application of lease accounting guidance to lease concessions provided as a result of the current novel coronavirus (“COVID-19”) pandemic. Due to the business disruptions and challenges severely affecting the global economy caused by the COVID-19 pandemic, many lessors may be required to provide rent deferrals and other lease concessions to lessees. While the lease modification guidance in ASC 842 addresses routine changes to lease terms resulting from negotiations between the lessee and the lessor, this guidance did not contemplate concessions being so rapidly executed to address the sudden liquidity constraints of some lessees arising from COVID-19 related impacts. Under existing lease guidance, the Company would have to determine, on a lease by lease basis, if a lease concession was the result of a new arrangement reached with the tenant (treated within the lease modification accounting framework) or if a lease concession was under the enforceable rights and obligations within the existing lease agreement (precluded from applying the lease modification accounting framework). The Lease Modification Q&A allows the Company, if certain criteria have been met, to bypass the lease by lease analysis, and instead elect to either apply the lease modification accounting framework or not, with such election applied consistently to leases with similar characteristics and similar circumstances.

The Company has elected to apply this guidance to avoid performing a lease by lease analysis for the lease concessions that (1) were granted as relief due to COVID-19 related impacts and (2) result in the cash flows remaining substantially the same or less than the original contract and will account for these lease concessions as if no changes were made to the leases. During the three and six months ended June 30, 2021, the majority of lease concessions provided by the Company have been in the form of rent abatements to certain tenants in response to the impact of the COVID-19 pandemic on those tenants.

As of August 9, 2021, the Company has collected approximately 98% of rental payments billed to tenants during the three months ended June 30, 2021. Additionally, as of June 30, 2021, the Company had granted rent deferrals with an aggregate deferral amount of $541,000. As of August 9, 2021, the Company has collected $367,000 of deferred rent, representing approximately 100% of amounts due through June 30, 2021.

NOTE 3 — FAIR VALUE MEASUREMENTS

GAAP defines fair value, establishes a framework for measuring fair value and requires disclosures about fair value measurements. GAAP emphasizes that fair value is intended to be a market-based measurement, as opposed to a transaction-specific measurement.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. Depending on the nature of the asset or liability, various techniques and assumptions can be used to estimate the fair value. Assets and liabilities are measured using inputs from three levels of the fair value hierarchy, as follows:

Level 1 — Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. An active market is defined as a market in which

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transactions for the assets or liabilities occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 — Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active (markets with few transactions), inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data correlation or other means (market corroborated inputs).

Level 3 — Unobservable inputs, which are only used to the extent that observable inputs are not available, reflect the Company’s assumptions about the pricing of an asset or liability.

The following describes the methods the Company uses to estimate the fair value of the Company’s financial assets and liabilities:

Credit facility and notes payable — The fair value is estimated by discounting the expected cash flows based on estimated borrowing rates available to the Company as of the measurement date. Current and prior period liabilities’ carrying and fair values exclude net deferred financing costs. These financial instruments are valued using Level 2 inputs. As of June 30, 2021, the estimated fair value of the Company’s debt was $441.3 million, which approximated its carrying value. As of December 31, 2020, the estimated fair value of the Company’s debt was $451.0 million, compared to a carrying value of $450.7 million.

Marketable securities — The Company’s marketable securities are carried at fair value and are valued using Level 1 inputs. The estimated fair value of the Company’s marketable securities are based on quoted market prices that are readily and regularly available in an active market.

Derivative instruments — The Company’s derivative instruments are comprised of interest rate swaps. All derivative instruments are carried at fair value and are valued using Level 2 inputs. The fair value of these instruments is determined using interest rate market pricing models. In addition, credit valuation adjustments are incorporated into the fair values to account for the Company’s potential nonperformance risk and the performance risk of the respective counterparties.

Although the Company has determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with those derivatives utilize Level 3 inputs, such as estimates of current credit spreads, to evaluate the likelihood of default by the Company and its counterparties. However, as of June 30, 2021 and December 31, 2020, the Company assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and determined that the credit valuation adjustments are not significant to the overall valuation of the Company’s derivatives. As a result, the Company has determined that its derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

Other financial instruments — The Company considers the carrying values of its cash and cash equivalents, restricted cash, tenant receivables, accrued expenses and accounts payable, other liabilities, due to affiliates and distributions payable to approximate their fair values because of the short period of time between their origination and their expected realization as well as their highly-liquid nature. Due to the short-term maturities of these instruments, Level 1 inputs are utilized to estimate the fair value of these financial instruments.

Considerable judgment is necessary to develop estimated fair values of financial assets and liabilities. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could

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realize, or be liable for, upon disposition of the financial assets and liabilities. As of June 30, 2021 and December 31, 2020, there have been no transfers of financial assets or liabilities between fair value hierarchy levels.

Items Measured at Fair Value on a Recurring Basis

In accordance with the fair value hierarchy described above, the following tables show the fair value of the Company’s financial assets and liabilities that are required to be measured at fair value on a recurring basis as of June 30, 2021 and December 31, 2020 (in thousands):

	Balance as of June 30, 2021	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial assets:
Marketable securities	$15,407	$15,407	$—	$—

Financial liabilities:
Interest rate swaps	$(5,140)	$—	$(5,140)	$—

	Balance as of December 31, 2020	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial assets:
Marketable securities	$15,496	$15,496	$—	$—

Financial liabilities:
Interest rate swaps	$(8,509)	$—	$(8,509)	$—

Items Measured at Fair Value on a Non-Recurring Basis (Including Impairment Charges)

Certain financial and nonfinancial assets and liabilities are measured at fair value on a nonrecurring basis and are subject to fair value adjustments in certain circumstances, such as when there is evidence of impairment. The Company’s process for identifying and recording impairment related to real estate assets and intangible assets is discussed in Note 2 — Summary of Significant Accounting Policies.

As discussed in Note 4 — Real Estate Assets, there were no impairment charges recorded during the six months ended June 30, 2021. During the six months ended June 30, 2020, real estate assets related to one anchored shopping center and two retail properties were impaired due to tenant bankruptcies. Additionally, real estate assets related to one anchored shopping center and one retail property were deemed to be impaired, due to the carrying values being greater than the estimated fair value of the respective properties, net of selling costs. The carrying values were reduced to an estimated fair value of $39.5 million, resulting in impairment charges of $13.7 million. The Company estimates fair values using Level 3 inputs and using a combined income and market approach, specifically using discounted cash flow analysis and recent comparable sales transactions. The evaluation of real estate assets for potential impairment requires the Company’s management to exercise significant judgment and to make certain key assumptions, including, but not limited to, the following: (1) terminal capitalization rates; (2) discount rates; (3) the number of years the property will be held; (4) property operating expenses; and (5) re-leasing assumptions, including the number of months to re-lease, market rental

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June 30, 2021 (Unaudited) — (Continued)

income and required tenant improvements. There are inherent uncertainties in making these estimates such as market conditions and the future performance and sustainability of the Company’s tenants. The Company determined that the selling prices used to determine the fair values were Level 2 inputs.

The following summarizes the ranges of discount rates and terminal capitalization rates used for the Company’s impairment test for the real estate assets during the six months ended June 30, 2020:

Six Months Ended June 30, 2020
Discount Rate	Terminal Capitalization Rate
9.7%	9.2%

The following table presents the impairment charges by asset class recorded during the six months ended June 30, 2020 (in thousands):

Six Months Ended June 30, 2020
Asset class impaired:
Land	$2,601
Buildings and improvements	8,788
Intangible lease assets	2,358
Intangible lease liabilities	(3)

Total impairment loss	$13,744

NOTE 4 — REAL ESTATE ASSETS

Property Acquisitions

During the six months ended June 30, 2021 and 2020, the Company did not acquire any properties.

2021 Property Dispositions

During the six months ended June 30, 2021, the Company disposed of one retail property and one anchored shopping center for a gross sales price of $22.8 million, resulting in net proceeds of $22.2 million after closing costs and a net gain of $1.2 million.

2020 Property Dispositions

During the six months ended June 30, 2020, the Company disposed of one anchored shopping center and one retail property for an aggregate gross sales price of $6.1 million, resulting in net proceeds of $5.8 million after closing costs and a net gain of $14,000.

2020 Impairments

The Company performs quarterly impairment review procedures, primarily through continuous monitoring of events and changes in circumstances that could indicate that the carrying value of certain of its real estate assets may not be recoverable. See Note 2 — Summary of Significant Accounting Policies for a discussion on the Company’s accounting policies regarding impairment of real estate assets.

CIM INCOME NAV, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2021 (Unaudited) — (Continued)

During the six months ended June 30, 2020, five properties totaling approximately 303,000 square feet with a carrying value of $53.2 million were deemed to be impaired and their carrying values were reduced to a combined estimated fair value of $39.5 million, resulting in impairment charges of $13.7 million, which were recorded in the condensed consolidated statements of operations. During the six months ended June 30, 2021, the Company did not record any impairment charges.

Consolidated Joint Venture

As of June 30, 2021, the Company had an interest in a Consolidated Joint Venture that owns and manages two properties, with total assets of $6.9 million, which included $7.2 million of land, building and improvements and $641,000 of intangible assets, net of accumulated depreciation and amortization of $1.0 million, and total liabilities of $107,000. The Consolidated Joint Venture did not have any debt outstanding as of June 30, 2021. The Company has the ability to control operating and financial policies of the Consolidated Joint Venture. There are restrictions on the use of these assets as the Company would generally be required to obtain the approval of the partner (the “Consolidated Joint Venture Partner”) in accordance with the joint venture agreement for any major transactions. The Company and the Consolidated Joint Venture Partner are subject to the provisions of the joint venture agreement, which includes provisions for when additional contributions may be required to fund certain cash shortfalls.

NOTE 5 — INTANGIBLE LEASE ASSETS AND LIABILITIES

Intangible lease assets and liabilities consisted of the following as of June 30, 2021 and December 31, 2020 (in thousands, except weighted average life remaining):

	June 30, 2021	December 31, 2020
Intangible lease assets:
In-place leases and other intangibles, net of accumulated amortization of $30,376 and $27,966, respectively (with a weighted average life remaining of 9.5 years and 9.8 years, respectively)	$60,430	$65,157
Acquired above-market leases, net of accumulated amortization of $4,323 and $3,938, respectively (with a weighted average life remaining of 11.0 years and 11.4 years, respectively)	9,048	9,678

Total intangible lease assets, net	$69,478	$74,835

Intangible lease liabilities:
Acquired below-market leases, net of accumulated amortization of $5,166 and $4,734, respectively (with a weighted average life remaining of 9.9 years and 10.2 years, respectively)

	$11,295	$12,040

Amortization of the above-market leases is recorded as a reduction to rental and other property income, and amortization expense for the in-place leases and other intangibles is included in depreciation and amortization in the accompanying condensed consolidated statements of operations. Amortization of below-market leases is

CIM INCOME NAV, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2021 (Unaudited) — (Continued)

recorded as an increase to rental and other property income in the accompanying condensed consolidated statements of operations.

The following table summarizes the amortization related to the intangible lease assets and liabilities for the three and six months ended June 30, 2021 and 2020 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
In-place lease and other intangible amortization	$1,932	$1,943	$3,820	$3,972
Above-market lease amortization	$302	$254	$554	$511
Below-market lease amortization	$300	$351	$624	$704

As of June 30, 2021, the estimated amortization relating to the intangible lease assets and liabilities is as follows (in thousands):

	Amortization
	In-Place Leases and Other Intangibles	Above-Market Leases	Below-Market Leases
Remainder of 2021	$3,620	$493	$590
2022	7,203	986	1,175
2023	7,073	984	1,172
2024	6,740	923	1,112
2025	6,329	878	1,109
Thereafter	29,465	4,784	6,137

Total	$60,430	$9,048	$11,295

NOTE 6 — INVESTMENT IN CIM UII ONSHORE

On March 31, 2020, the Company purchased $50.0 million of limited partnership interests in CIM UII Onshore. CIM UII Onshore’s sole purpose is to invest all of its assets in CIM Urban Income, which is a private institutional fund that acquires, owns and operates substantially stabilized, diversified real estate and real estate-related assets in urban markets primarily located throughout North America. The investment was made by the Company to gain exposure to the urban real assets invested in by CIM Urban Income. The Company accounts for its investment using the equity method.

During the three and six months ended June 30, 2021, the Company recognized an equity method net gain of $1.1 million and $2.5 million, respectively, related to its investment. The Company received distributions of $412,000 and $785,000 related to its investment during the three and six months ended June 30, 2021, respectively, which was recognized as a return of capital. As of June 30, 2021, the carrying value of the Company’s investment was $48.4 million, which represents less than 5% ownership of CIM UII Onshore, and approximates fair value.

CIM INCOME NAV, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2021 (Unaudited) — (Continued)

NOTE 7 — MARKETABLE SECURITIES

The Company owned marketable securities with an estimated fair value of $15.4 million and $15.5 million as of June 30, 2021 and December 31, 2020, respectively. The following is a summary of the Company’s available-for-sale securities as of June 30, 2021 (in thousands):

	Available-for-sale securities
	Amortized Cost Basis	Unrealized Gain	Fair Value
U.S. Treasury Bonds	$5,922	$147	$6,069
U.S. Agency Bonds	2,270	7	2,277
Corporate Bonds	6,764	297	7,061

Total available-for-sale securities	$14,956	$451	$15,407

The following table provides the activity for the marketable securities during the six months ended June 30, 2021 (in thousands):

	Amortized Cost Basis	Unrealized Gain (Loss)	Fair Value
Marketable securities as of January 1, 2021	$14,755	$741	$15,496
Face value of marketable securities acquired	3,582	—	3,582
Premiums and discounts on purchase of marketable securities, net of acquisition costs	117	—	117
Amortization on marketable securities	(44)	—	(44)
Sales and maturities of securities	(3,454)	35	(3,419)
Unrealized loss on marketable securities	—	(325)	(325)

Marketable securities as of June 30, 2021	$14,956	$451	$15,407

During the six months ended June 30, 2021, the Company sold 23 marketable securities for aggregate proceeds of $3.4 million, resulting in a loss of $35,000. In addition, the Company recorded an unrealized loss of $325,000 on its investments, which is included in accumulated other comprehensive (loss) income attributable to the Company in the accompanying condensed consolidated statement of changes in equity for the six months ended June 30, 2021 and included in accumulated other comprehensive loss in the condensed consolidated balance sheet as of June 30, 2021. The total unrealized holding gain on marketable securities of $451,000 and $741,000 as of June 30, 2021 and December 31, 2020, respectively, is included in accumulated other comprehensive (loss) income attributable to the Company in the accompanying condensed consolidated statement of changes in equity.

CIM INCOME NAV, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2021 (Unaudited) — (Continued)

The scheduled maturities of the Company’s marketable securities as of June 30, 2021 are as follows (in thousands):

	Available-for-sale securities
	Amortized Cost	Estimated Fair Value
Due within one year	$1,339	$1,358
Due after one year through five years	6,788	7,069
Due after five years through ten years	4,578	4,725
Due after ten years	2,251	2,255

Total	$14,956	$15,407

Actual maturities of marketable securities can differ from contractual maturities because borrowers on certain debt securities may have the right to prepay their respective debt obligations at any time. In addition, factors such as prepayments and interest rates may affect the yields on such securities.

In estimating credit losses, management considers a variety of factors, including (1) whether the Company will be required to sell the impaired security before the recovery of its amortized cost basis, (2) whether the Company expects to hold the investment for a period of time sufficient to allow for anticipated recovery in fair value, and (3) whether the Company expects to recover the entire amortized cost basis of the security. The Company believes that none of the unrealized losses on investment securities are credit losses, as management expects the Company will fully recover the entire amortized cost basis of all securities. As of June 30, 2021, the Company had no credit losses.

NOTE 8 — DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

In the normal course of business, the Company uses certain types of derivative instruments for the purpose of managing or hedging its interest rate risk. During the six months ended June 30, 2021, the Company terminated two of its interest rate swap agreements in connection with the repayment of the related mortgage notes payable prior to the respective maturity dates, resulting in a realized loss of $436,000. The loss was recorded as an increase to interest expense and other, net included in the accompanying condensed consolidated statements of operations. As of June 30, 2021, the Company had six interest rate swap agreements. The following table summarizes the terms of the Company’s executed interest rate swap agreements designated as hedging instruments as of June 30, 2021 and December 31, 2020 (dollar amounts in thousands):

	Balance Sheet Location	Outstanding Notional Amount as of June 30, 2021	Interest Rate (1)	Effective Date	Maturity Date	Fair Value of Liabilities as of
						June 30, 2021	December 31, 2020
Interest Rate Swaps	Derivative liabilities, deferred rental income and other liabilities	$258,065	3.31% to 4.84%	12/16/2016 to 9/30/2019	9/30/2021 to 9/6/2022	$(5,140)	$(8,509)

(1)	The interest rates consist of the underlying index swapped to a fixed rate and the applicable interest rate spread as of June 30, 2021.

CIM INCOME NAV, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2021 (Unaudited) — (Continued)

Additional disclosures related to the fair value of the Company’s derivative instruments are included in Note 3 — Fair Value Measurements. The notional amount under the interest rate swap agreements is an indication of the extent of the Company’s involvement in each instrument, but does not represent exposure to credit, interest rate or market risks.

Accounting for changes in the fair value of a derivative instrument depends on the intended use and designation of the derivative instrument. The Company designated the interest rate swaps as cash flow hedges in order to hedge the variability of the anticipated cash flows on its variable rate debt. The change in fair value of the derivative instruments that are designated as hedges is recorded in other comprehensive income (loss), with a portion of the amount subsequently reclassified to interest expense as interest payments are made on the Company’s variable rate debt. For the three and six months ended June 30, 2021, the amount of losses reclassified from other comprehensive income (loss) as an increase to interest expense was $1.9 million and $3.4 million, respectively. For the three and six months ended June 30, 2020, the amount of losses reclassified from other comprehensive income (loss) as an increase to interest expense was $1.2 million and $1.6 million, respectively. The total unrealized holding loss on interest rate swaps of $5.1 million and $8.5 million as of June 30, 2021 and December 31, 2020, respectively, is included in accumulated other comprehensive (loss) income attributable to the Company in the accompanying condensed consolidated statement of changes in equity. During the next 12 months, the Company estimates that an additional $4.5 million will be reclassified from total other comprehensive income (loss) as an increase to interest expense. The Company includes cash flows from interest rate swap agreements in cash flows provided by operating activities on the condensed consolidated statements of cash flows, as the Company’s accounting policy is to present cash flows from hedging instruments in the same category in the condensed consolidated statements of cash flows as the category for cash flows from the hedged items.

The Company has agreements with each of its derivative counterparties that contain provisions whereby, if the Company defaults on certain of its unsecured indebtedness, the Company could also be declared in default on its derivative obligations, resulting in an acceleration of payment. If the Company had breached any of these provisions, it could have been required to settle its obligations under the agreements at an aggregate termination value, inclusive of interest payments of $5.2 million, which includes accrued interest, at June 30, 2021. In addition, the Company is exposed to credit risk in the event of non-performance by its derivative counterparties. The Company believes it mitigates its credit risk by entering into agreements with creditworthy counterparties. The Company records credit risk valuation adjustments on its interest rate swaps based on the credit quality of the Company and the respective counterparty. There were no termination events or events of default related to the interest rate swaps as of June 30, 2021.

NOTE 9 — CREDIT FACILITY AND NOTES PAYABLE

As of June 30, 2021, the Company had $440.4 million of debt outstanding, including net deferred financing costs, with a weighted average years to maturity of eleven months and a weighted average interest rate of 3.48%. The weighted average years to maturity is computed using the scheduled repayment date as specified in each loan agreement where applicable. The weighted average interest rate is computed using the interest rate in effect until the scheduled repayment date. Should a loan not be repaid by its scheduled repayment date, the applicable interest rate will increase as specified in the respective loan agreement until the extended maturity date.

CIM INCOME NAV, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2021 (Unaudited) — (Continued)

The following table summarizes the debt balances as of June 30, 2021 and December 31, 2020, and the debt activity for the six months ended June 30, 2021 (in thousands):

		During the Six Months Ended June 30, 2021
	Balance as of December 31, 2020	Debt Issuance, Net (1)	Repayments	Amortization	Balance as of June 30, 2021
Credit facility	$321,500	$34,000	$(20,000)	$—	$335,500
Notes payable — fixed rate debt	129,219	—	(23,400)	—	105,819

Total debt	450,719	34,000	(43,400)	—	441,319
Deferred costs — credit facility (2)	(645)	—	—	189	(456)
Deferred costs — fixed rate debt	(696)	—	60	130	(506)

Total debt, net	$449,378	$34,000	$(43,340)	$319	$440,357

(1)	Includes deferred financing costs incurred during the period, if applicable.
(2)	Deferred costs are related to the term portion of the credit facility.

Notes Payable

As of June 30, 2021, the Company had fixed rate debt outstanding of $105.8 million, including $45.6 million of variable rate debt that is fixed through interest rate swap agreements, which has the effect of fixing the variable interest rate per annum through the maturity date of the variable rate debt. The fixed rate debt has interest rates ranging from 3.81% to 4.17% per annum. The fixed rate debt outstanding matures on various dates from October 2021 to February 2025. The aggregate balance of gross real estate assets, net of gross intangible lease liabilities, securing the fixed rate debt outstanding was $182.2 million as of June 30, 2021. Each of the mortgage notes payable comprising the fixed rate debt is secured by the respective properties on which the debt was placed.

Credit Facility

The Company is party to a second amended and restated credit agreement (the “Second Amended Credit Agreement”) with JPMorgan Chase Bank, N.A. as administrative agent (“JPMorgan Chase”), that provides for borrowings up to $425.0 million, which is comprised of up to $212.5 million in unsecured revolving loans (the “Revolving Loans”) and up to $212.5 million in unsecured term loans (the “Term Loans,” and collectively with the Revolving Loans, the “Credit Facility”). The Term Loans mature on September 6, 2022 and the Revolving Loans mature on September 6, 2021; however, subsequent to June 30, 2021, the Company elected to extend the maturity date for the Revolving Loans to March 6, 2022. The Company may elect to extend the maturity date for the Revolving Loans for up to two six-month periods, but no later than September 6, 2022, subject to satisfying certain conditions contained in the Second Amended Credit Agreement.

Depending upon the type of loan specified and overall leverage ratio, the Credit Facility bears interest at (i) the one-month, two-month, three-month or six-month LIBOR multiplied by the statutory reserve rate (the “Eurodollar Rate”) plus an interest rate spread ranging from 1.70% to 2.20% for Revolving Loans and 1.60% to 2.10% for Term Loans; or (ii) a base rate ranging from 0.70% to 1.20% for Revolving Loans and 0.60% to 1.10% for Term Loans, plus the greater of: (a) JPMorgan Chase’s Prime Rate (as defined in the Second Amended Credit Agreement); (b) the Federal Funds Effective Rate (as defined in the Second Amended Credit Agreement) plus 0.50%; or (c) the one-month LIBOR multiplied by the statutory reserve rate plus 1.0%. As of June 30, 2021, the Revolving Loans outstanding totaled $123.0 million at a weighted average interest rate of 1.98%. As of June 30,

CIM INCOME NAV, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2021 (Unaudited) — (Continued)

2021, the Term Loans outstanding totaled $212.5 million, all of which are subject to interest rate swap agreements (the “Swapped Term Loans”). The interest rate swap agreements have the effect of fixing the Eurodollar Rate per annum of the Swapped Term Loan at an all-in rate of 4.10%. As of June 30, 2021, the Company had $335.5 million outstanding under the Credit Facility at a weighted average interest rate of 3.32% and $89.5 million in unused capacity, subject to borrowing availability. The Company had available borrowings of $28.0 million as of June 30, 2021.

The Second Amended Credit Agreement contains provisions with respect to covenants, events of default and remedies customary for facilities of this nature. In particular, the Second Amended Credit Agreement requires the Company to maintain a minimum consolidated net worth greater than or equal to the sum of (i) $367.1 million plus (ii) 75% of the equity issued minus (iii) the aggregate amount of any redemptions or similar transaction from the date of the Second Amended Credit Agreement; a leverage ratio less than or equal to 60%; a fixed charge coverage ratio equal to or greater than 1.50; an unsecured debt to unencumbered asset value ratio equal to or less than 60%; an unsecured debt service coverage ratio greater than 1.75; a secured debt ratio equal to or less than 40%; and the amount of secured debt that is recourse debt at no greater than 15% of total asset value. As of June 30, 2021, the Company believes it was in compliance with the financial covenants of the Second Amended Credit Agreement, as well as the financial covenants under the Company’s various fixed and variable rate debt agreements.

Maturities

As of June 30, 2021, the Company had $123.0 million of debt outstanding under the Credit Facility maturing on September 6, 2021 and $20.4 million of fixed rate debt due during the remainder of 2021. Subsequent to June 30, 2021, the Company elected to extend the maturity date for the Revolving Loans to March 6, 2022. The Company expects to extend the maturity date for the Revolving Loans for another six-month period, subject to satisfying certain conditions contained in the Second Amended Credit Agreement. For the fixed rate debt, the Company expects to use cash on hand or entering into new financing arrangements in order to meet its debt obligations, which management believes is probable based on the current loan-to-value ratios, the occupancy of the Company’s properties and assessment of the lending environment. The Company believes cash on hand, net cash provided by operations and the entry into new financing arrangements will be sufficient to meet its obligations as they become due in the ordinary course of business for at least 12 months following the date these financial statements are issued.

The following table summarizes the scheduled aggregate principal repayments for the Company’s outstanding debt subsequent to June 30, 2021 (in thousands):

Principal Repayments
Remainder of 2021 (1)	$143,442
2022	280,927
2023	—
2024	—
2025	16,950
Thereafter	—

Total	$441,319

(1)	Subsequent to June 30, 2021, the Company elected to extend the maturity date for the Revolving Loans to March 6, 2022.

CIM INCOME NAV, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2021 (Unaudited) — (Continued)

NOTE 10 — SUPPLEMENTAL CASH FLOW DISCLOSURES

Supplemental cash flow disclosures for the six months ended June 30, 2021 and 2020 are as follows (in thousands):

	Six Months Ended June 30,
	2021	2020
Supplemental Disclosures of Non-Cash Investing and Financing Activities:
Change in accrued dealer manager fees, ongoing stockholder servicing fees, and other offering costs	$633	$(225)
Distributions to stockholders declared and unpaid	$2,304	$2,411
Common stock issued through distribution reinvestment plan	$7,305	$6,565
Redemptions to stockholders declared and unpaid	$1,892	$5,783
Change in fair value of marketable securities	$(290)	$579
Change in fair value of interest rate swaps	$3,369	$(6,710)
Accrued capital expenditures	$6	$33
Supplemental Cash Flow Disclosures:
Interest paid	$8,317	$7,576
Cash paid for taxes	$165	$93

NOTE 11 — COMMITMENTS AND CONTINGENCIES

Litigation

In the ordinary course of business, the Company may become subject to litigation and claims. The Company is not aware of any material pending legal proceedings, other than ordinary routine litigation incidental to the Company’s business, to which the Company is a party or of which the Company’s properties are the subject.

Environmental Matters

In connection with the ownership and operation of real estate, the Company may potentially be liable for costs and damages related to environmental matters. In addition, the Company may own or acquire certain properties that are subject to environmental remediation. Generally, the seller of the property, the tenant of the property and/or another third party is responsible for environmental remediation costs related to a property. Additionally, in connection with the purchase of certain properties, the respective sellers and/or tenants may agree to indemnify the Company against future remediation costs. The Company also carries environmental liability insurance on its properties that provides limited coverage for any remediation liability and/or pollution liability for third-party bodily injury and/or property damage claims for which the Company may be liable. The Company is not aware of any environmental matters which it believes are reasonably likely to have a material effect on its results of operations, financial condition or liquidity.

NOTE 12 — RELATED-PARTY TRANSACTIONS AND ARRANGEMENTS

The Company has incurred, and will continue to incur, commissions, fees and expenses payable to CIM Income NAV Management and certain of its affiliates in connection with the Offering, and the acquisition, management and performance of the Company’s assets.

CIM INCOME NAV, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2021 (Unaudited) — (Continued)

Upfront selling commissions, dealer manager and ongoing stockholder servicing fees

In connection with the Offering, CCO Capital, the Company’s dealer manager, will receive upfront selling commissions and dealer manager fees, and/or asset-based stockholder servicing fees, as summarized in the table below for each class of common stock:

	Upfront Selling Commissions	Dealer Manager Fees	Ongoing Stockholder Servicing Fees (2)
D Shares (1)	—%	—%	0.25%
T Shares (1)	3.00%	0.50%	0.85%
S Shares (1)	3.50%	—%	0.85%
I Shares	—%	—%	—%

(1)

The upfront selling commissions are based on a percentage of the transaction price, which is exclusive of the upfront selling commission for T Shares and S Shares. Prior to February 28, 2020, there was a 1.50% upfront selling commission payable on D Shares. Effective February 28, 2020, there are no upfront selling commissions or dealer manager fees payable on D Shares. The dealer manager fee for T Shares is based on a percentage of the transaction price for T Shares. Upfront selling commissions and dealer manager fees are deducted directly from the offering price for T Shares and S Shares and paid to CCO Capital. The Company has been advised that CCO Capital intends to reallow 100% of the upfront selling commissions on T Shares and S Shares to participating broker-dealers and may reallow a portion of the dealer manager fee.

(2)

The stockholder servicing fees are calculated as a percentage of the NAV per D Share, T Share or S Share, as applicable, and are paid monthly in arrears. CCO Capital, in its sole discretion, may reallow a portion of the stockholder servicing fees to participating broker-dealers. The Company will cease paying the stockholder servicing fees with respect to any D Shares, T Shares or S Shares held in a stockholder’s account when the total upfront selling commissions, dealer manager fees and stockholder servicing fees would exceed, in the aggregate, 8.75% (or, in the case of shares sold through certain participating broker-dealers, a lower limit as set forth in any applicable agreement between the Company’s dealer manager and a participating broker-dealer) of the gross proceeds from the sale of such shares.

Other organization and offering expenses

All other organization and offering expenses associated with the sale of the Company’s common stock (excluding upfront selling commissions, dealer manager fees and the ongoing stockholder servicing fees) are paid for by CIM Income NAV Management or its affiliates and can be reimbursed by the Company up to 0.75% of the aggregate gross offering proceeds, excluding upfront selling commissions and dealer manager fees charged on T Shares and S Shares sold in the Primary Offering. Prior to February 28, 2020, there was a 1.50% upfront selling commission on D Shares. Effective February 28, 2020, there are no upfront selling commissions on D Shares. As of June 30, 2021, CIM Income NAV Management or its affiliates had paid organization and offering expenses in excess of 0.75% of the gross proceeds from the Offering. These excess amounts were not included in the financial statements of the Company because such amounts were not a liability of the Company as they exceeded 0.75% of gross proceeds from the Offering. As the Company raises additional proceeds from the Offering, these excess amounts may become payable to CIM Income NAV Management or its affiliates.

Advisory fees

The Company pays CIM Income NAV Management an asset-based advisory fee that is payable in arrears on a monthly basis and accrues monthly in an amount equal to 1/365 of 1.10% of the Company’s NAV for each class of common stock. At the request of the Board, CIM Income NAV Management agreed to take 50% of the

CIM INCOME NAV, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2021 (Unaudited) — (Continued)

monthly advisory fee payment from August 2020 through December 31, 2021 in I Shares based on the then current NAV per share of such shares at the time of issuance. During the six months ended June 30, 2021, approximately 70,000 Class I Shares were issued for payment of advisory fees, which vested upon issuance, totaling $1.2 million in equity-based payments for the six months ended June 30, 2021, which are included in advisory fees in the condensed consolidated statements of operations.

Performance fee

As compensation for services provided pursuant to the second amended and restated advisory agreement with CIM Income NAV Management (the “Advisory Agreement”), the Company will also pay CIM Income NAV Management a performance-based fee calculated based on the Company’s annual total return to stockholders for each class of common stock (defined below), payable annually in arrears. The total return to stockholders is defined, for each class of the Company’s common stock, as the change in NAV per share plus distributions per share for such class. For each respective class, the NAV per share calculated on the last trading day of a calendar year shall be the amount against which changes in NAV per share for such class are measured during the subsequent calendar year. Under the terms of the Advisory Agreement, in the event that performance fees are earned for any particular period, CIM Income NAV Management will not be obligated to return any portion of such fees previously paid based on the Company’s subsequent performance.

Starting with the period beginning on January 1, 2019, the performance-based fee is equal to 12.5% of the Total Return for each class of common stock, subject to a 5% Hurdle Amount, a High Water Mark and a Catch-Up (each term as referenced in the Advisory Agreement), payable annually in arrears. The Company reached the 5% Hurdle Amount during the six months ended June 30, 2021. No performance fee was incurred during the six months ended June 30, 2020.

Expense reimbursements to related parties

The Company reimburses CIM Income NAV Management for the operating expenses it paid or incurred in connection with the services provided to the Company, subject to the limitation that the Company will not reimburse for any amount by which its operating expenses (including the advisory fee) at the end of the four preceding fiscal quarters exceeds the greater of (1) 2% of average invested assets, or (2) 25% of net income other than any additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of assets for that period.

In addition, the Company reimburses CIM Income NAV Management for all out-of-pocket expenses incurred in connection with the acquisition of the Company’s investments. While most of the acquisition expenses are expected to be paid to third parties, a portion of the out-of-pocket acquisition expenses may be reimbursed to CIM Income NAV Management or its affiliates. Acquisition expenses, together with any acquisition fees paid to third parties for a particular real estate-related asset, will in no event exceed 6% of the gross purchase price of such asset. Acquisition-related advisor reimbursements are expensed as incurred and are included in expense reimbursements to related parties in the accompanying condensed consolidated statements of operations.

CIM INCOME NAV, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2021 (Unaudited) — (Continued)

The Company incurred commissions, fees and expense reimbursements as shown in the table below for services provided by CIM Income NAV Management and its affiliates related to the services described above during the periods indicated (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Upfront selling commissions	$7	$28	$11	$351
Stockholder servicing fees (1)	$587	$670	$1,194	$1,303
Dealer manager fees (1)	$1	$5	$2	$61
Organization and offering expense reimbursement	$31	$28	$67	$177
Advisory fee	$1,234	$1,456	$2,488	$3,052
Performance fee	$999	$—	$999	$—
Expense reimbursements to related parties	$955	$511	$1,782	$910

(1)

Amounts are calculated for the respective period in accordance with the dealer manager agreement and exclude the estimated liability for the future fees payable to CCO Capital of $11.3 million and $12.3 million as of June 30, 2021 and 2020, respectively, which are included in due to affiliates in the condensed consolidated balance sheets, with a corresponding decrease to capital in excess of par value, as described in Note 2 — Summary of Significant Accounting Policies.

Due to/from Affiliates

As of June 30, 2021 and December 31, 2020, $14.6 million and $13.8 million, respectively, was due to CIM Income NAV Management or its affiliates, primarily related to the estimated liability for current and future stockholder servicing fees, the reimbursement of organization, performance fee and offering expenses and advisory fees, which were included in amounts due to affiliates on the condensed consolidated balance sheets.

As of June 30, 2021 and December 31, 2020, $8,000 and $7,000, respectively, was due from CIM Income NAV Management or its affiliates related to amounts received by affiliates of the advisor which were due to the Company.

CIM UII Onshore Investment

On March 31, 2020, the Company purchased $50.0 million of limited partnership interests of CIM UII Onshore. The Company is required to pay CIM UII Onshore a management fee equal to 0.65% per annum of its share of the NAV of CIM Urban Income. For the three and six months ended June 30, 2021, the Company incurred $77,000 and $152,000, respectively, of management fees to CIM UII Onshore, which was offset by a reduction to the advisory fees incurred pursuant to the Advisory Agreement. As of June 30, 2021, the limited partnership interest in CIM UII Onshore had a carrying value of $48.4 million. Both CIM UII Onshore and CIM Urban Income were formed by CIM, and CIM controls the general partner of both CIM UII Onshore and CIM Urban Income.

NOTE 13 — ECONOMIC DEPENDENCY

Under various agreements, the Company has engaged and may in the future engage CIM Income NAV Management or its affiliates to provide certain services that are essential to the Company, including asset management services, supervision of the management and leasing of properties owned by the Company, asset acquisition and disposition decisions, the sale of shares of the Company’s common stock available for issuance,

CIM INCOME NAV, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2021 (Unaudited) — (Continued)

as well as other administrative responsibilities for the Company including accounting services and stockholder relations. As a result of these relationships, the Company is dependent upon CIM Income NAV Management or its affiliates. In the event that these companies are unable to provide the Company with these services, the Company would be required to find alternative providers of these services.

NOTE 14 — STOCKHOLDERS’ EQUITY

The table below provides information regarding the issuances and redemptions of each class of the Company’s common stock during the three and six months ended June 30, 2021 and 2020 (dollar amounts in thousands):

	D Shares		T Shares		S Shares		I Shares		Total
	Shares	Par Value	Shares	Par Value	Shares	Par Value	Shares	Par Value	Shares	Par Value
Balance as of January 1, 2021	15,318,506	$153	13,778,134	$138	7,399	$—	1,011,342	$10	30,115,381	$301
Issuance of common stock	146,827	2	136,249	1	141	—	7,036	—	290,253	3
Redemptions of common stock	(364,171)	(4)	(232,939)	(2)	—	—	(5,867)	—	(602,977)	(6)
Equity-based compensation	2,923	—	—	—	—	—	—	—	2,923	—
Equity-based payments to advisor	—	—	—	—	—	—	32,775	—	32,775	—

Balance as of March 31, 2021	15,104,085	$151	13,681,444	$137	7,540	$—	1,045,286	$10	29,838,355	$298

Issuance of common stock	146,521	1	105,501	1	110	—	5,394	1	257,526	3
Redemptions of common stock	(353,952)	(3)	(224,623)	(2)	—	—	(16,848)	—	(595,423)	(5)
Equity-based compensation	3,018	—	—	—	—	—	—	—	3,018	—
Equity-based payments to advisor	—	—	—	—	—	—	36,854	—	36,854	—

Balance as of June 30, 2021	14,899,672	$149	13,562,322	$136	7,650	$—	1,070,686	$11	29,540,330	$296

CIM INCOME NAV, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2021 (Unaudited) — (Continued)

	D Shares		T Shares		S Shares		I Shares		Total
	Shares	Par Value	Shares	Par Value	Shares	Par Value	Shares	Par Value	Shares	Par Value
Balance as of January 1, 2020	18,143,147	$181	14,499,636	$145	7,031	$—	1,097,896	$11	33,747,710	$337
Issuance of common stock	356,188	4	752,814	7	98	—	21,964	—	1,131,064	11
Redemptions of common stock	(1,657,375)	(17)	(830,138)	(8)	—	—	(166,073)	(1)	(2,653,586)	(26)

Balance as of March 31, 2020	16,841,960	$168	14,422,312	$144	7,129	$—	953,787	$10	32,225,188	$322

Issuance of common stock	83,933	1	125,984	1	67	—	3,390	—	213,374	2
Redemptions of common stock	(1,137,587)	(11)	(594,197)	(6)	—	—	(14,907)	—	(1,746,691)	(17)

Balance as of June 30, 2020	15,788,306	$158	13,954,099	$139	7,196	$—	942,270	$10	30,691,871	$307

Equity-Based Compensation

On August 9, 2018, the Board approved the adoption of the Company’s 2018 Equity Incentive Plan (the “Plan”), under which 400,000 of the Company’s common shares were reserved for issuance and share awards of 378,000 shares are available for future grant as of June 30, 2021.

As of June 30, 2021, the Company has granted awards of approximately 5,600 restricted D Shares to each of the independent members of the Board (approximately 22,400 restricted shares in aggregate) under the Plan. As of June 30, 2021, 14,600 of the restricted D Shares had vested based on one year of continuous service. The remaining 7,800 shares issued had not been forfeited as of June 30, 2021. The fair value of the Company’s share awards is determined using the Company’s NAV per share on the date of grant. Compensation expense related to these restricted D Shares is recognized over the vesting period. The Company recorded compensation expense of $33,000 and $66,000 for the three and six months ended June 30, 2021, respectively, related to these restricted D Shares, which is included in general and administrative expenses in the accompanying condensed consolidated statements of operations.

As of June 30, 2021, there was $33,000 of total unrecognized compensation expense related to the restricted D Shares issued in 2020, which will be recognized ratably over the remaining period of service prior to October 1, 2021.

The Board determined 50% of the Company’s independent directors’ quarterly compensation payments for the third quarter of 2020 through the fourth quarter of 2021 would be paid in D Shares based on the then current NAV per share at the time of issuance. As of June 30, 2021, the Company has granted awards of approximately 2,200 unrestricted D Shares to each of the independent members of the Board (approximately 8,800 unrestricted shares in aggregate). The Company recorded compensation expense of $49,000 and $98,000 for the three and six months ended June 30, 2021 related to these unrestricted D Shares, which is included in general and administrative expenses in the accompanying condensed consolidated statements of operations.

CIM INCOME NAV, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2021 (Unaudited) — (Continued)

NOTE 15 — LEASES

The Company’s real estate assets are leased to tenants under operating leases for which the terms, expirations and extension options vary. The Company’s operating leases do not convey to the lessee the right to purchase the underlying asset upon expiration of the lease period. To determine whether a contract contains a lease, the Company reviews contracts to determine if the agreement conveys the right to control the use of an asset. The Company accounts for lease and non-lease components as a single, combined operating lease component. Non-lease components primarily consist of maintenance services, including CAM, real estate taxes, insurance and utilities paid for by the lessor but consumed by the lessee. Non-lease components are considered to be variable rental and other property income and are recognized in the period incurred.

As of June 30, 2021, the Company’s leases had a weighted-average remaining term of 9.5 years. Certain leases include provisions to extend the lease agreements, options for early termination after paying a specified penalty, rights of first refusal to purchase the property at competitive market rates, and other negotiated terms and conditions. The Company retains substantially all of the risks and benefits of ownership of the real estate assets leased to tenants. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

As of June 30, 2021, the future minimum rental income from the Company’s real estate assets under non-cancelable operating leases, assuming no exercise of renewal options for the succeeding five fiscal years and thereafter, was as follows (in thousands):

Future Minimum Rental Income
Remainder of 2021	$30,745
2022	61,003
2023	61,120
2024	59,901
2025	57,481
Thereafter	338,360

Total	$608,610

A certain amount of the Company’s rental and other property income is from tenants with leases which are subject to contingent rent provisions. These contingent rents are subject to the tenant achieving periodic revenues in excess of specified levels. For the three and six months ended June 30, 2021 and 2020, the amount of the contingent rent earned by the Company was not significant.

Rental and other property income during the three and six months ended June 30, 2021 and 2020 consisted of the following (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Fixed rental and other property income (1)	$15,837	$15,055	$32,130	$31,216
Variable rental and other property income (2)	1,816	2,093	4,221	4,520

Total rental and other property income	$17,653	$17,148	$36,351	$35,736

CIM INCOME NAV, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2021 (Unaudited) — (Continued)

(1)

Consists primarily of fixed contractual payments from operating leases with tenants recognized on a straight-line basis over the lease term, including amortization of acquired above- and below-market leases, and is net of uncollectible lease-related receivables.

(2)	Consists primarily of tenant reimbursements for recoverable real estate taxes and property operating expenses, and percentage rent.

NOTE 16 — SUBSEQUENT EVENTS

The following events occurred subsequent to June 30, 2021:

Property Dispositions

Subsequent to June 30, 2021, the Company disposed of five properties for an aggregate gross sales price of $7.9 million, resulting in net proceeds of $5.4 million after closing costs and the repayment of the underlying mortgage notes, and a net gain of approximately $2.1 million. The Company has no continuing involvement with these properties.

Notes Payable

Subsequent to June 30, 2021, the Company repaid $20.3 million on its fixed rate debt.

Credit Facility

Subsequent to June 30, 2021, the Company elected to extend the maturity date for the Revolving Loans to March 6, 2022.

Annex A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CIM REAL ESTATE FINANCE TRUST, INC.,

CYPRESS MERGER SUB, LLC,

AND

CIM INCOME NAV, INC.

DATED AS OF SEPTEMBER 21, 2021

A-i

A-ii

A-iii

EXHIBIT

Exhibit A – Charter Amendment

DISCLOSURE LETTERS

INAV Disclosure Letter

CMFT Disclosure Letter

A-iv

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of September 21, 2021 (this “Agreement”), is entered into by and among CIM Real Estate Finance Trust, Inc., a Maryland corporation (“CMFT”), Cypress Merger Sub, LLC, a Maryland limited liability company and a wholly owned subsidiary of CMFT (“Merger Sub”), and CIM Income NAV, Inc., a Maryland corporation (“INAV”). Each of CMFT, Merger Sub and INAV is sometimes referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in Article 1.

WHEREAS, the Parties wish to effect a business combination in which INAV will be merged with and into Merger Sub (the “Merger”), with Merger Sub being the surviving entity, and each share of INAV Common Stock issued and outstanding immediately prior to the Merger Effective Time that is not cancelled and retired pursuant to this Agreement will be converted into the right to receive the Merger Consideration, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”) and the Maryland Limited Liability Company Act (the “MLLCA”);

WHEREAS, on the recommendation of the special committee (the “INAV Special Committee”) of the board of directors of INAV (the “INAV Board”), the INAV Board has (a) determined that this Agreement, the Charter Amendment, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interest of INAV, and, with respect to this Agreement and the Merger, are fair and reasonable to INAV and on terms and conditions no less favorable to INAV than those available from unaffiliated third parties, (b) authorized and approved this Agreement, the Charter Amendment, the Merger and the other transactions contemplated by this Agreement, (c) directed that the Merger and the Charter Amendment be submitted for consideration at the Stockholders Meeting, and (d) recommended the approval of the Merger and the Charter Amendment by the INAV stockholders;

WHEREAS, on the recommendation of the special committee (the “CMFT Special Committee”) of the board of directors of CMFT (the “CMFT Board”), the CMFT Board has (a) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of CMFT, and (b) authorized and approved this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, CMFT, in its capacity as the sole member of Merger Sub, has taken all actions required for the execution of this Agreement by Merger Sub and to approve this Agreement and the consummation by Merger Sub of the Merger and the other transactions contemplated by this Agreement;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” under, and within the meaning of, Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for the Merger for purposes of Sections 354 and 361 of the Code;

WHEREAS, concurrently with the execution and delivery of this Agreement, INAV and INAV Advisor have entered into a Termination Agreement, which sets forth the terms on which the INAV Advisory Agreement shall terminate effective as of the Merger Effective Time; and

WHEREAS, each of the Parties desires to make certain representations, warranties, covenants and agreements in connection with the Merger, and to prescribe various conditions to the Merger.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Article 1

DEFINITIONS

Section 1.1 Definitions.

(a) For purposes of this Agreement:

“Acceptable NDA” means a confidentiality agreement with a term of at least one year and terms (including a standstill provision substantially similar to the standstill provision contained in the Confidentiality Agreement) that are not materially less favorable in the aggregate to INAV than the Confidentiality Agreement.

“Action” means any claim, action, cause of action, demand, suit, litigation, investigation, audit, proceeding, arbitration, mediation, interference, audit, assessment, hearing, or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought, conducted, tried or heard by or before any Governmental Authority).

“Affiliate” of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. Notwithstanding the foregoing, (i) CMFT and Merger Sub shall not be deemed Affiliates of INAV and (ii) INAV and INAV Advisor and their respective subsidiaries shall not be deemed Affiliates of CMFT or Merger Sub.

“Alternative Acquisition Agreement” means any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement (other than an Acceptable NDA) relating to any Acquisition Proposal.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977 and (ii) any applicable anti-bribery, anti-money laundering, anti-corruption or similar Law of any other jurisdiction.

“Benefit Plan” means, with respect to a Person, any benefit or compensation plan, program, policy, practice, Contract or other obligation, whether or not funded, that is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by such Person or any of its subsidiaries including, but not limited to, “employee benefit plans” (within the meaning of Section 3(3) of ERISA), and any employment, consulting, termination, severance, change in control, separation, retention equity option, equity appreciation rights, restricted equity, phantom equity, equity-based compensation, profits interest unit, outperformance, equity purchase, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, disability, accident, life insurance, welfare benefit, cafeteria, vacation, paid time off, perquisite, retirement, pension, or savings or any other compensation or employee benefit plan, agreement, program, policy, practice, understanding or other arrangement, whether or not subject to ERISA.

“Business Day” means any day ending at 11:59 p.m., New York City time, other than a Saturday, Sunday or any day on which the SDAT or banks located in New York, New York are authorized or required by Law to be closed.

“Charter Amendment” means that amendment to the INAV Charter, substantially in the form attached hereto as Exhibit A.

“CMFT Charter” means the charter of CMFT.

“CMFT Equity Incentive Plan” means CMFT’s 2018 Equity Incentive Plan, as may be amended.

“CMFT Governing Documents” means (i) the Amended and Restated Bylaws of CMFT, adopted effective as of August 14, 2019, (ii) the CMFT Charter, (iii) the Certificate of Limited Partnership, dated as of July 27, 2010, as amended on September 21, 2010, May 19, 2011 and August 15, 2019, of the CMFT Operating Partnership and (iv) the Amended and Restated Agreement of Limited Partnership of the CMFT Operating Partnership, dated as of January 20, 2012, as amended by the First Amendment thereto, dated as of August 15, 2019.

“CMFT Material Adverse Effect” means any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, (i) would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise) or results of operations of CMFT and the CMFT Subsidiaries, taken as a whole, or (ii) would reasonably be expected to prevent or materially impair the ability of CMFT to consummate the Merger before the Outside Date; provided, however, that the following shall not be deemed to constitute, or be taken into account in determining, whether a CMFT Material Adverse Effect has occurred: (A) any failure of CMFT to meet any projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise to such failure may be taken into account in determining whether there has been a CMFT Material Adverse Effect), (B) any changes that generally affect the retail and office real estate industries in which CMFT and the CMFT Subsidiaries operate, (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (D) any changes in the regulatory or political conditions in the United States or in any other country or region of the world, (E) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (F) the taking of any action expressly required by this Agreement, (G) earthquakes, hurricanes, floods or other natural disasters, (H) any epidemic, pandemic or disease outbreak (including COVID-19 or any quarantine, shelter in place, stay at home, workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, policy, guideline or recommendation by any Governmental Authority in connection with, or in response to, COVID-19 (“COVID-19 Measures”)), and any material worsening of any epidemic, pandemic or disease outbreak threatened or existing as of the date hereof, or any shutdown or material limiting of certain United States or foreign federal, state or local government services, declaration of martial law, quarantine or similar directive, guidance, policy or other similar action by any Governmental Authority in connection with any epidemic, pandemic or disease outbreak, or (I) changes or prospective changes in GAAP or in any Law of general applicability unrelated to the Merger (or the interpretation or enforcement of the foregoing), provided, further, that if any event described in any of clauses (B), (C), (D), (E), (G), (H) and (I) has had a disproportionate adverse impact on CMFT and the CMFT Subsidiaries, taken as a whole, relative to others in the retail and office real estate industries in the geographic regions in which CMFT and the CMFT Subsidiaries operate, then the incremental impact of such event shall be taken into account for the purpose of determining whether a CMFT Material Adverse Effect has occurred.

“CMFT Operating Partnership” means CIM Real Estate Finance Operating Partnership, LP, a Delaware limited partnership and the operating partnership of CMFT.

“CMFT Properties” means each real property, or interest therein, owned, or leased (including ground leased) as lessee or sublessee, by CMFT or any CMFT Subsidiary as of the date of this Agreement (including all of CMFT’s or any CMFT Subsidiary’s right, title and interest in and to buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).

“CMFT Subsidiary” means (i) any corporation of which more than fifty percent (50%) of the outstanding voting securities is directly or indirectly owned by CMFT and (ii) any partnership, limited liability company, joint venture or other entity of which more than fifty percent (50%) of the total equity interest is directly or indirectly owned by CMFT or of which CMFT or any CMFT Subsidiary is a general partner, manager, managing member or the equivalent, including the CMFT Operating Partnership.

“Code” means the Internal Revenue Code of 1986.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of June 1, 2021, as may be amended, by and between CMFT and INAV.

“Contract” means any written or oral contract, agreement, indenture, note, bond, instrument, lease, conditional sales contract, mortgage, license, guaranty, binding commitment or other obligation.

“Eligible Shares” means each share of INAV Common Stock outstanding immediately prior to the Merger Effective Time, other than Excluded Shares and the INAV Restricted Share Awards.

“Environmental Law” means any Law (including common law) relating to the investigation, pollution (or cleanup or other remediation thereof), restoration or protection of the natural resources, endangered or threatened species, or environment (including ambient air, soil, surface water, groundwater, land surface or subsurface land), or human health or safety (as such matters relate to Hazardous Substances), including Laws relating to (i) the use, handling, presence, transportation, treatment, generation, processing, recycling, remediation, storage, disposal, release or discharge of Hazardous Substances and (ii) any noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

“Environmental Permit” means any permit, approval, license, exemption, action, consent or other authorization issued, granted, given, authorized by or required under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to an entity (the “Referenced Entity”), any other entity, which, together with the Referenced Entity, would be treated as a single employer under Code Section 414 or ERISA Section 4001.

“Exchange Act” means the U.S. Securities Exchange Act of 1934.

“Exchange Ratio” means (i) 2.574 shares of CMFT Common Stock for each share of INAV Class D Common Stock, (ii) 2.622 shares of CMFT Common Stock for each share of INAV Class I Common Stock, (iii) 2.508 shares of CMFT Common Stock for each share of INAV Class S Common Stock and (iv) 2.510 shares of CMFT Common Stock for each share of INAV Class T Common Stock, in each case as such ratio may be adjusted in accordance with Section 3.1(b).

“Excluded Shares” means all shares of INAV Common Stock held, as of immediately prior to the Merger Effective Time, by any Wholly Owned INAV Subsidiary, CMFT or any Wholly Owned CMFT Subsidiary.

“Expenses” means all expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the other agreements and documents contemplated hereby, the preparation, printing, filing and mailing of the Proxy Statement, the preparation, printing and filing of the Form S-4 and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement, the solicitation of stockholder approval, obtaining any third party consents, making any other filings with the SEC and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement.

“Fundamental Representations” means the representations and warranties contained in Section 4.1 (Organization and Qualification; Subsidiaries); Section 4.2 (Authority; Approval Required); Section 4.3(a)(i) (No Conflict; Required Filings and Consents); Section 4.4 (Capital Structure); Section 4.5(h) (Investment Company Act); Section 4.13(b) (Taxes); Section 4.18 (Brokers); Section 4.19 (Opinion of Financial Advisor); Section 4.20 (Takeover Statutes; Appraisal Rights); Section 5.1 (Organization and Qualification; Subsidiaries); Section 5.2 (Authority); Section 5.3(a)(i) (No Conflict; Required Filings and Consents); Section 5.4 (Capital Structure); Section 5.5(h) (Investment Company Act); Section 5.13(a) (Taxes); Section 5.17 (Brokers); and Section 5.18 (Takeover Statutes; Appraisal Rights).

“GAAP” means the United States generally accepted accounting principles.

“Governmental Authority” means the United States (federal, state or local) government or any foreign government, or any other governmental or quasi-governmental regulatory, judicial or administrative authority, instrumentality, board, bureau, agency, commission, body, department, self-regulatory organization, arbitration panel or similar entity or subdivision thereof.

“Hazardous Substances” means (i) those materials, substances, chemicals, wastes, products, compounds, solid, liquid, gas, minerals in each case, whether naturally occurred or man-made, that is listed, designated, classified or regulated as hazardous or toxic under any Environmental Law; (ii) petroleum and petroleum-derived products, including crude oil and any fractions thereof, and lead-containing paint or plumbing; and (iii) polychlorinated biphenyls, urea formaldehyde foam insulation, mold, methane, asbestos in any form, radioactive materials or wastes and radon.

“INAV Advisor” means CIM Income NAV Advisors, LLC, a Delaware limited liability company and the external investment advisor to INAV.

“INAV Advisory Agreement” means the Second Amended and Restated Advisory Agreement, dated as of November 27, 2018, by and among INAV, INAV Operating Partnership and INAV Advisor.

“INAV Bylaws” means the Bylaws of INAV, dated as of September 28, 2011, as amended by the First Amendment thereto, dated as of June 14, 2012, and as further amended by the Second Amendment thereto, dated as of November 27, 2018, and Third Amendment thereto, dated September 21, 2021.

“INAV Charter” means the charter of INAV.

“INAV Common Stock” means each of and collectively, as applicable, the INAV Class D Common Stock, INAV Class T Common Stock, INAV Class S Common Stock and INAV Class I Common Stock.

“INAV Equity Incentive Plan” means the INAV 2018 Equity Incentive Plan.

“INAV Governing Documents” means the INAV Bylaws, the INAV Charter, the certificate of limited partnership of INAV Operating Partnership, dated as of July 27, 2010, as amended from time to time, and the INAV Operating Partnership Agreement.

“INAV Material Adverse Effect” means any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, (i) would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise) or results of operations of INAV and the INAV Subsidiaries, taken as a whole, or (ii) would reasonably be expected to prevent or materially impair the ability of INAV to consummate the Merger before the Outside Date; provided, however, that the following shall not be deemed to constitute, or be taken into account in determining, whether an INAV Material Adverse Effect has occurred: (A) any failure of INAV to meet any projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise to such failure may be taken into account in determining whether there has been an INAV Material Adverse Effect), (B) any changes that generally affect the retail and office real estate industries in which INAV and the INAV Subsidiaries operate, (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (D) any changes in the regulatory or political conditions in the United States or in any other country or region of the world, (E) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (F) the taking of any action expressly required by this Agreement, (G) earthquakes, hurricanes, floods or other natural disasters, (H) any epidemic, pandemic or disease outbreak (including COVID-19 or any COVID-19 Measures) and any material worsening of any epidemic, pandemic or disease outbreak threatened or existing as of the date hereof or any shutdown or material limiting of certain United States or foreign federal, state or local government services, declaration of martial law, quarantine or similar directive, guidance, policy or other similar action by any Governmental Authority in connection with any epidemic, pandemic or disease outbreak, or (I) changes or prospective changes in GAAP or in any Law of general applicability unrelated to the Merger (or the interpretation or enforcement of the foregoing), provided, further, that if any event described in any of clauses (B), (C), (D), (E), (G), (H) and (I) has had a disproportionate adverse impact on INAV and the INAV Subsidiaries, taken as a whole, relative to others in the retail and office real estate industries in the geographic regions in which INAV and the INAV Subsidiaries operate, then the incremental impact of such event shall be taken into account for the purpose of determining whether an INAV Material Adverse Effect has occurred.

“INAV Operating Partnership” means CIM Income NAV Operating Partnership, LP, a Delaware limited partnership and the operating partnership of INAV.

“INAV Operating Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of INAV Operating Partnership, dated as of November 27, 2018.

“INAV Properties” means each real property, or interest therein, owned, or leased (including ground leased) as lessee or sublessee, by INAV or any INAV Subsidiary as of the date of this Agreement (including all of INAV’s or any INAV Subsidiary’s right, title and interest in and to buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).

“INAV Subsidiary” means (i) any corporation of which more than fifty percent (50%) of the outstanding voting securities is, directly or indirectly, owned by INAV, and (ii) any partnership, limited liability company, joint venture or other entity of which more than fifty percent (50%) of the total equity interest is, directly or indirectly, owned by INAV or of which INAV or any INAV Subsidiary is a general partner, manager, managing member or the equivalent, including the INAV Operating Partnership.

“Indebtedness” means, with respect to any Person and without duplication, (i) the principal of and premium (if any) of all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (iv) all obligations under capital leases, (v) all obligations in respect of bankers acceptances or letters of credit, (vi) net cash payment obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof), (vii) any guarantee of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument and (viii) any agreement to provide any of the foregoing.

“Initial Period” means the period commencing on the date of this Agreement and ending at 11:59 p.m., New York City time, on October 21, 2021.

“Intellectual Property” means all United States and foreign (i) patents, patent applications and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (iii) registered and unregistered copyrights and rights in copyrightable works, (iv) rights in confidential and proprietary information, including trade secrets, know-how, ideas, formulae, invention disclosure, models, algorithms and methodologies, (v) all rights in the foregoing and in other similar intangible assets, and (vi) all applications and registrations for the foregoing.

“Investment Company Act” means the Investment Company Act of 1940.

“IRS” means the United States Internal Revenue Service or any successor agency.

“Knowledge” means (i) with respect to INAV, the actual knowledge of the persons named in Section 1.1(a) of the INAV Disclosure Letter and (ii) with respect to CMFT, the actual knowledge of the persons named in Section 1.1(a) of the CMFT Disclosure Letter.

“Law” means any and all domestic (federal, state or local) or foreign laws, statutes, common laws, rules, ordinances, codes, regulations and Orders promulgated by any Governmental Authority.

“Lien” means with respect to any asset (including any security), any mortgage, deed of trust, claim, condition, covenant, lien, pledge, hypothecation, charge, security interest, preferential arrangement, option or other third party right (including right of first refusal or first offer), restriction, right of way, easement, or title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership; other than transfer restrictions arising under applicable securities Laws.

“Order” means a judgment, writ, stipulation, injunction, order or decree of any Governmental Authority.

“Permitted Liens” means any of the following: (i) Liens for current Taxes or governmental assessments, charges or claims of payment not yet delinquent or that are being contested in good faith and for which adequate accruals or reserves have been established as of the date of this Agreement; (ii) Liens that are carriers’, suppliers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other similar Liens arising in the ordinary course of business if the underlying obligations are not delinquent, or are being contested in good faith; (iii) with respect to any real property, Liens that are zoning, building or other regulations, requirements, entitlements or other land use or environmental regulations by any Governmental Authority that do not materially impact the use of the real property as currently conducted; (iv) with respect to INAV, Liens that are disclosed on Section 4.10 of the INAV Disclosure Letter, and with respect to CMFT, Liens that are disclosed on Section 5.10 of the CMFT Disclosure Letter; (v) with respect to INAV or CMFT, as applicable, Liens that are disclosed in the most recent Quarterly Report on Form 10-Q filed by such Person; (vi) with respect to INAV, Liens arising pursuant to any INAV Material Contract or, with respect to CMFT, Liens arising pursuant to any CMFT Material Contract; (vii) with respect to any real property of INAV or CMFT, Liens that are recorded in a public record or disclosed on existing title policies made available to the other Party prior to the date hereof and any unrecorded easements (including reciprocal easement agreements), rights of way and other similar restrictions; and (viii) with respect to INAV or CMFT, as applicable, Liens that were incurred in the ordinary course of business since December 31, 2020 and that do not materially interfere with the use, operation or transfer of, or any of the benefits of ownership of, the property of such Party and its subsidiaries, taken as a whole.

“Person” or “person” means an individual, corporation, partnership, limited partnership, limited liability company, group (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or organization (including any Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority).

“Proxy Statement” means the proxy statement relating to the Stockholders Meeting together with any amendment or supplements thereto.

“Qualified Bidder” means a Person that has made during the Initial Period an unsolicited, bona fide written Acquisition Proposal (provided that the Acquisition Proposal by such Person did not result from a breach of Section 7.3) that the INAV Special Committee during the Initial Period has determined in good faith, after consultation with outside legal counsel and outside financial advisors, either constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal; provided, however, that notwithstanding the satisfaction of the foregoing criteria set forth in this sentence with respect to any Person, such Person shall not be deemed to be a “Qualified Bidder” unless INAV shall have notified CMFT by no later than 5:00 p.m., New York City time, on the first (1st) day immediately following the end of the Initial Period that such Person has satisfied such criteria; provided, further, that notwithstanding the satisfaction of the foregoing criteria set forth in this sentence with respect to any Person, such Person shall immediately and irrevocably cease to be a “Qualified Bidder” if, at any time after the conclusion of the Initial Period, an Acquisition Proposal submitted by such Person is withdrawn, terminates or expires.

“REIT” means a “real estate investment trust” within the meaning of Section 856 of the Code.

“REIT Opinion Counsel” means Morris, Manning & Martin LLP.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, advisors (including attorneys, accountants, consultants, investment bankers, and financial advisors), agents and other representatives.

“SEC” means the U.S. Securities and Exchange Commission (including the staff thereof).

“Securities Act” means the U.S. Securities Act of 1933.

“Stockholder Approval” means the affirmative vote of the holders of a majority of the outstanding shares of INAV Common Stock entitled to vote at the Stockholders Meeting on the Merger and Charter Amendment; provided, however, that, for purposes of approving the Merger, the outstanding shares of INAV Common Stock entitled to vote shall exclude any shares of INAV Common Stock that are owned by (i) the INAV Advisor, (ii) any director of INAV, (iii) any Person directly or indirectly owning, controlling or holding, with the power to vote, ten percent or more of the outstanding voting securities of the INAV Advisor, (iv) any Person of which the INAV Advisor or any director of INAV directly or indirectly owns, controls or holds, with the power to vote, ten percent or more of the outstanding voting securities, (v) any Person directly or indirectly controlling, controlled by or under common control with the INAV Advisor, (vi) any executive officer, director, trustee or general partner of the INAV Advisor or (vii) any legal entity for which the INAV Advisor or any director of INAV acts as an executive officer, director, trustee or general partner.

“Stockholders Meeting” means the meeting of the holders of shares of INAV Common Stock exclusively for the purpose of seeking the Stockholder Approval, including any postponement or adjournment thereof.

“Tax” or “Taxes” means any federal, state, local and foreign income, gross receipts, capital gains, withholding, property, recording, stamp, transfer, sales, use, abandoned property, escheat, franchise, employment, payroll, excise, environmental and any other taxes, duties, assessments or similar governmental charges, together with penalties, interest or additions imposed with respect to such amounts by the U.S. or any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or any other basis.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes filed or required to be filed with a Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Payment” means $14,780,000; provided, however, that, in the event the Termination Payment becomes payable as a result of the termination of this Agreement prior to the Window Period End Time (i) by INAV pursuant to Section 9.1(c)(ii) with respect to a Superior Proposal by a Qualified Bidder or (ii) by CMFT pursuant to Section 9.1(d)(ii) in response to an Adverse Recommendation Change effected in compliance with Section 7.3(d) with respect to or as a result of a Superior Proposal by a Qualified Bidder, then, in the case of either of the immediately preceding clauses (i) or (ii), the “Termination Payment” shall mean $6,720,000.

“Transaction Opinion Counsel” means Sullivan & Cromwell LLP.

“Wholly Owned CMFT Subsidiary” means CMFT Operating Partnership and any wholly owned subsidiary of CMFT or the CMFT Operating Partnership.

“Wholly Owned INAV Subsidiary” means the INAV Operating Partnership and any wholly owned subsidiary of INAV or the INAV Operating Partnership.

“Window Period End Time” means, with respect to a Qualified Bidder, the later of (i) 11:59 p.m., New York City time, on the last day of the Initial Period and (ii) 11:59 p.m., New York City time, on the first (1st) Business Day after the end of any Notice Period (including any extensions thereof pursuant to Section 7.3(e)) with respect to a Superior Proposal by such Qualified Bidder for which such Notice Period commenced on or prior to 11:59 p.m., New York City time, on the last day of the Initial Period.

(b) In addition to the terms defined in Section 1.1(a), the following terms have the respective meanings set forth in the sections set forth below opposite such term:

Defined Term	Location of Definition
Acquisition Proposal	Section 7.3(j)(i)
Adverse Recommendation Change	Section 7.3(d)
Additional Indemnification Agreements	Section 7.7(a)
Agreement	Preamble
Articles of Merger	Section 2.3
Closing	Section 2.2
Closing Date	Section 2.2
CMFT	Preamble
CMFT Board	Recitals
CMFT Common Stock	Section 5.4(a)
CMFT Disclosure Letter	Article 5
CMFT Insurance Policies	Section 5.14
CMFT Material Contract	Section 5.12
CMFT Permits	Section 5.8(a)
CMFT Preferred Stock	Section 5.4(a)
CMFT SEC Documents	Section 5.5(a)
CMFT Special Committee	Recitals
CMFT Subsidiary Partnership	Section 5.13(g)
CMFT Tax Protection Agreement	Section 5.13(g)
CMFT Terminating Breach	Section 9.1(c)(i)
CMFT Voting Debt	Section 5.4(c)
Escrow Agreement	Section 9.3(f)
Form S-4	Section 7.1(a)
INAV	Preamble
INAV Board	Recitals
INAV Board Recommendation	Section 4.2(c)
INAV Change Notice	Section 7.3(e)(i)
INAV Class D Common Stock	Section 4.4(a)

Defined Term	Location of Definition
INAV Class I Common Stock	Section 4.4(a)
INAV Class S Common Stock	Section 4.4(a)
INAV Class T Common Stock	Section 4.4(a)
INAV Disclosure Letter	Article 4
INAV Financial Advisor	Section 4.19
INAV Insurance Policies	Section 4.15
INAV Material Contracts	Section 4.12(a)
INAV Permits	Section 4.8(a)
INAV Preferred Stock	Section 4.4(a)
INAV Restricted Share Award	Section 3.2(a)
INAV SEC Documents	Section 4.5(a)
INAV Special Committee	Recitals
INAV Subsidiary Partnership	Section 4.13(g)
INAV Tax Protection Agreements	Section 4.13(g)
INAV Terminating Breach	Section 9.1(d)(i)
INAV Voting Debt	Section 4.4(c)
Indemnified Parties	Section 7.7(a)
Interim Period	Section 6.1(a)
Intervening Event	Section 7.3(j)(ii)
Merger	Recitals
Merger Consideration	Section 3.1(a)(i)
Merger Effective Time	Section 2.3
Merger Sub	Preamble
MGCL	Recitals
MLLCA	Recitals
Notice Period	Section 7.3(e)(i)
Outside Date	Section 9.1(b)(i)
Party(ies)	Preamble
Permits	Section 4.8(a)
Qualified REIT Subsidiary	Section 4.1(c)
Qualifying REIT Income	Section 9.3(f)(i)
Registered Securities	Section 7.1(a)
Sarbanes-Oxley Act	Section 4.5(a)
SDAT	Section 2.3
Superior Proposal	Section 7.3(j)(iii)
Surviving Entity	Section 2.1
Takeover Statutes	Section 4.20
Taxable REIT Subsidiary	Section 4.1(c)
Termination Payee	Section 9.3(e)
Termination Payor	Section 9.3(e)
Transfer Agent	Section 3.3(a)
Transfer Taxes	Section 7.10(d)

Section 1.2 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b) the table of contents and headings in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limiting the generality of the foregoing” unless expressly provided otherwise;

(d) “or” shall be construed in the inclusive sense of “and/or”;

(e) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, except to the extent otherwise specified;

(f) all references herein to “$” or dollars shall refer to United States dollars;

(g) no specific provision, representation or warranty shall limit the applicability of a more general provision, representation or warranty;

(h) it is the intent of the Parties that each representation, warranty, covenant, condition and agreement contained in this Agreement shall be given full, separate, and independent effect and that such provisions are cumulative;

(i) the phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice” and shall refer to business similar in nature and magnitude to actions customarily taken without any authorization by the board of directors in the course of normal day-to-day operations, subject to any commercially reasonable modifications to past practice made in good faith to respond to the actual or anticipated effects of COVID-19 or any COVID-19 Measures;

(j) references to a Person are also to its successors and permitted assigns;

(k) except as otherwise expressly provided herein, all references in this Agreement to any statute include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and shall also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith; and

(l) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

Article 2

THE MERGER

Section 2.1 The Merger; Other Transactions. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the MGCL and MLLCA, at the Merger Effective Time, INAV shall be merged with and into Merger Sub, whereupon the separate existence of INAV will cease, with Merger Sub surviving the Merger (Merger Sub, as the surviving entity upon consummation of the Merger, the “Surviving Entity”), such that following the Merger, the Surviving Entity will be a wholly owned subsidiary of CMFT. The Merger shall have the effects set forth in the applicable provisions of the MGCL, the MLLCA and this Agreement.

Section 2.2 Closing. The closing of the Merger (the “Closing”) will take place (a) by electronic exchange of documents and signatures at 10:00 a.m., New York City time, no later than the third (3rd) Business Day after all the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied or waived at the Closing (so long as those conditions are reasonably capable of being satisfied), but subject to the satisfaction or valid waiver of such conditions) shall have been satisfied or validly waived by the Party entitled to the benefit of such condition (subject to applicable Law) (or, if such date is in a period during which the Transfer Agent (as defined below) has indicated it is unable to complete the exchange, the first Business Day thereafter on which the Transfer Agent agrees to effect the exchange in accordance with Section 3.3), or (b) such physical location or other date as may be agreed in writing by INAV and CMFT. The date on which Closing actually takes place is referred to herein as the “Closing Date.”

Section 2.3 Effective Time. On the Closing Date, INAV, CMFT and Merger Sub shall (a) cause articles of merger with respect to the Merger to be duly executed and filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) in accordance with the MGCL and the MLLCA (the “Articles of Merger”) and (b) make any other filings, recordings or publications required to be made by INAV, CMFT or the Surviving Entity under the MGCL or MLLCA in connection with the Merger. The Merger shall become effective at such time as the Articles of Merger are accepted for record by the SDAT or on such other date and time (not to exceed thirty (30) days after the Articles of Merger are accepted for record by the SDAT) as specified in the Articles of Merger (such date and time, the “Merger Effective Time”), it being understood and agreed that the Parties shall cause the Merger Effective Time to occur on the Closing Date.

Section 2.4 Organizational Documents of the Surviving Entity.

(a) At the Merger Effective Time, the CMFT Charter shall remain in effect as the charter of CMFT until thereafter amended in accordance with applicable Law and the applicable provisions of the CMFT Charter.

(b) At the Merger Effective Time and by virtue of the Merger, (i) the articles of organization of Merger Sub as in effect immediately prior to the Merger Effective Time shall be the articles of organization of the Surviving Entity, until thereafter amended in accordance with applicable Law and the applicable provisions of such articles of organization, and (ii) the operating agreement of Merger Sub as in effect immediately prior to the Merger Effective Time shall be the operating agreement of the Surviving Entity, until thereafter amended in accordance with applicable Law and the applicable provisions of the Surviving Entity’s articles of organization and operating agreement.

Section 2.5 Tax Treatment of Merger. The Parties intend that, for United States federal income tax purposes (and, where applicable, state and local income tax purposes) the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall be, and is hereby adopted as, a plan of reorganization for purposes of Section 354 and 361 of the Code. Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state of local Law), all Parties shall file all United States federal, state and local Tax Returns in a manner consistent with the intended tax treatment of the Merger described in this Section 2.5, and no Party shall take a position inconsistent with such treatment.

Article 3

EFFECTS OF THE MERGER

Section 3.1 Effects of the Merger.

(a) The Merger. At the Merger Effective Time and by virtue of the Merger and without any further action on the part of INAV, CMFT or Merger Sub or the holders of any securities of INAV, CMFT or Merger Sub:

(i) Subject to Section 3.1(b) and Section 3.4, each Eligible Share will be converted into the right to receive from CMFT the number of shares of CMFT Common Stock equal to the applicable Exchange Ratio, subject to the treatment of fractional shares of CMFT Common Stock in accordance with Section 3.1(d) (the “Merger Consideration”);

(ii) All Eligible Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder thereof shall cease to have any rights with respect thereto, except for the right to receive the Merger Consideration therefor in accordance with this Agreement;

(iii) All Excluded Shares shall automatically be cancelled and shall cease to exist, and no Merger Consideration shall be paid, nor shall any other payment or right inure or be made with respect thereto, in connection with or as a consequence of the Merger; and

(iv) Each membership interest of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall remain outstanding and, collectively, shall constitute the only issued and outstanding membership interests of the Surviving Entity.

(b) Adjustment of the Merger Consideration. Between the date of this Agreement and the Merger Effective Time, if the issued and outstanding shares of INAV Common Stock, securities convertible or exchangeable into or exercisable for shares of INAV Common Stock, shares of CMFT Common Stock or securities convertible or exchangeable into or exercisable for shares of CMFT Common Stock shall have been changed into a different number of shares or other securities or a different class by reason of any stock split (whether forward or reverse), combination, reclassification, reorganization, recapitalization, distribution, merger or exchange or other similar transaction, or a stock dividend having a record date within such period shall have been declared, then (without limiting any other rights of the Parties hereunder), the applicable Exchange Ratio shall be ratably adjusted to reflect fully the effect of any such change, and thereafter all references to such Exchange Ratio shall be deemed to be such Exchange Ratio as so adjusted. For the avoidance of doubt, (i) no adjustment shall be made pursuant to this Section 3.1(b) for any shares of CMFT Common Stock issued pursuant to CMFT’s distribution reinvestment plan and (ii) nothing in this Section 3.1(b) shall be construed to permit the Parties to take any action except to the extent consistent with, and not otherwise prohibited by, the terms of this Agreement.

(c) Transfer Books. From and after the Merger Effective Time, the share transfer books of INAV shall be closed, and thereafter there shall be no further registration of transfers of INAV Common Stock. From and after the Merger Effective Time, Persons who held outstanding shares of INAV Common Stock immediately prior to the Merger Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for in this Agreement or by applicable Law.

(d) Fractional Shares. Notwithstanding anything to the contrary in this Agreement, no fractional shares of CMFT Common Stock less than 1/1,000th of a share shall be issued pursuant to this Agreement and, in lieu thereof, such fractional shares a Person would otherwise be entitled to receive pursuant to this Agreement, but for this Section 3.1(d), shall be aggregated and rounded up to the nearest 1/1,000th of a share.

Section 3.2 INAV Restricted Share Awards.

(a) As of the Merger Effective Time, each restricted share of INAV Common Stock granted under the INAV Equity Incentive Plan, whether vested or unvested, issued and outstanding as of immediately prior to the Merger Effective Time (a “INAV Restricted Share Award”) shall, by virtue of the Merger and without any further action on the part of INAV, CMFT or Merger Sub or the holder of any such securities, cease to represent a restricted share of INAV Common Stock, and each holder thereof shall cease to have any rights with respect thereto, except for the right to receive the Merger Consideration, subject to the terms and conditions of Section 3.1(a)(i), as if the shares of INAV Common Stock subject to such INAV Restricted Share Award were Eligible Shares; provided, however, for the avoidance of doubt, amounts deductible pursuant to and in accordance with Section 3.4 shall include such amounts as may be required to be deducted and withheld under the Code and any applicable state or local Tax laws with respect to the lapsing of any restrictions on INAV Restricted Share Awards.

(b) Prior to or at the Merger Effective Time, INAV, the INAV Board, CMFT, and the CMFT Board shall adopt any resolutions and take any actions necessary to (i) effectuate the provisions of this Section 3.2 and

(ii) with respect to INAV, to terminate the INAV Equity Incentive Plan effective as of the Merger Effective Time and ensure that from and after the Merger Effective Time neither CMFT nor the Surviving Entity will be required to deliver shares of INAV Common Stock or other capital stock of INAV to any Person pursuant to or in settlement of any equity awards of INAV.

Section 3.3 Exchange Procedures.

(a) As soon as reasonably practicable after the Merger Effective Time, CMFT shall cause DST Systems, Inc., or any successor transfer agent of CMFT (the “Transfer Agent”), to record on the stock records of CMFT the issuance of shares of CMFT Common Stock (including any fractional shares thereof) equal to the Merger Consideration that is issuable to each holder of Eligible Shares pursuant to Section 3.1 and each holder of INAV Restricted Share Awards pursuant to Section 3.2. For the avoidance of doubt, payment of the Merger Consideration shall only be made to the Person in whose name the relevant Eligible Shares are registered in the stock transfer books of INAV as of the Merger Effective Time.

(b) None of CMFT, INAV, the Surviving Entity, the Transfer Agent, or any employee, officer, director, agent or Affiliate of such entities, shall be liable to any Person in respect of any Merger Consideration (or the appropriate portion thereof) that has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts so delivered that remain unclaimed by holders of Eligible Shares immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of CMFT free and clear of any claims or interest of such holders or their successors, assigns or personal representatives previously entitled thereto.

(c) No interest shall be paid or accrued on the Merger Consideration (or any amounts in respect thereof, including any dividends payable on shares of CMFT Common Stock) for the benefit of holders of Eligible Shares or INAV Restricted Share Awards.

Section 3.4 Withholding Rights. Each and any of CMFT, INAV, the Surviving Entity or the Transfer Agent, or any of their agents, as applicable, shall be entitled to deduct and withhold from the Merger Consideration and any other amounts otherwise payable pursuant to this Agreement to any holder of INAV Common Stock such amounts as it is required to deduct and withhold with respect to such payments under the Code or any other provision of state, local or foreign Tax Law. Any such amounts so deducted and withheld shall be timely paid to the applicable Governmental Authority in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.5 Dissenters Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.

Section 3.6 General Effects of the Merger. At the Merger Effective Time, the effect of the Merger shall be as set forth in this Agreement and the Articles of Merger and as provided in the applicable provisions of the MGCL and the MLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all of the property, rights, privileges, powers and franchises of INAV and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities and duties of INAV and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity.

Article 4

REPRESENTATIONS AND WARRANTIES OF INAV

Except as set forth in (a) the disclosure letter prepared by INAV and delivered by INAV to CMFT and Merger Sub prior to the execution and delivery of this Agreement (the “INAV Disclosure Letter”), it being acknowledged and agreed that disclosure of any item in any section or subsection of the INAV Disclosure Letter shall be deemed disclosed with respect to the section or subsection of this Agreement to which it corresponds and any other section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face, or (b) the INAV SEC Documents publicly filed with or publicly furnished to the SEC on or after December 31, 2020 and prior to the date of this Agreement, excluding any information or documents incorporated by reference therein or filed as exhibits thereto and any disclosures set forth or referenced in any risk factor section, forward-looking statements section or in any other section therein to the extent they are forward-looking statements or cautionary, non-specific, predictive or forward-looking in nature (and then only to the extent that the relevance of any disclosed event, item or occurrence in such filings to a matter covered by a representation or warranty set forth in this Article 4 is reasonably apparent on its face), INAV hereby represents and warrants as of the date hereof (except to the extent that such representations and warranties expressly relate to another date, in which case as of such other date) to CMFT and Merger Sub that:

Section 4.1 Organization and Qualification; Subsidiaries.

(a) INAV is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. INAV is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have an INAV Material Adverse Effect.

(b) Each INAV Subsidiary (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, (ii) has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted, and (iii) is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have an INAV Material Adverse Effect.

(c) Section 4.1(c) of the INAV Disclosure Letter sets forth a true and complete list of the INAV Subsidiaries and their respective jurisdictions of incorporation or organization, as the case may be, the jurisdictions in which INAV and the INAV Subsidiaries are qualified or licensed to do business, and the percentage of interest held, directly or indirectly, by INAV in each INAV Subsidiary, including a list of each INAV Subsidiary that is (i) a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (each a “Qualified REIT Subsidiary”), (ii) a “taxable REIT subsidiary” within the meaning of Section 856(1) of the Code (each a “Taxable REIT Subsidiary”) and (iii) an entity taxable as a corporation under the Code that is neither a Qualified REIT Subsidiary nor a Taxable REIT Subsidiary.

(d) Neither INAV nor any INAV Subsidiary directly or indirectly owns any equity interest or investment (whether equity or debt) in any Person (other than in the INAV Subsidiaries and investments in short-term investment securities).

(e) INAV has made available to CMFT complete and correct copies of the INAV Governing Documents, which are in full force and effect as of the date of this Agreement. Each of INAV and the INAV Operating Partnership is in compliance with the terms of its applicable INAV Governing Documents. True and complete copies of INAV’s and the INAV Operating Partnership’s minute books, as applicable, since January 1, 2018 have been made available by INAV to CMFT.

(f) INAV has not exempted any “Person” from the “Aggregate Share Ownership Limit” or the “Common Share Ownership Limit” or established or increased an “Excepted Holder Limit,” as such terms are defined in the INAV Charter, which exemption or Excepted Holder Limit is currently in effect.

Section 4.2 Authority; Approval Required.

(a) INAV has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject only to receipt of the Stockholder Approval, to consummate the transactions contemplated by this Agreement, including the Merger. The execution and delivery of this Agreement by INAV and the consummation by INAV of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of INAV are necessary to authorize this Agreement or the Merger or to consummate the other transactions contemplated by this Agreement, subject to receipt of the Stockholder Approval, the filing of Articles of Amendment relating to the Charter Amendment with, and acceptance for record of such Articles of Amendment, by the SDAT and the filing of the Articles of Merger with, and acceptance for record of such Articles of Merger by, the SDAT.

(b) This Agreement has been duly executed and delivered by INAV and, assuming due authorization, execution and delivery by CMFT and Merger Sub, constitutes a legally valid and binding obligation of INAV, enforceable against INAV in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(c) On the recommendation of the INAV Special Committee, the INAV Board (including a majority of “Independent Directors” (as such term is defined in the INAV Charter)) not otherwise interested in the Merger has (i) determined that the terms of this Agreement, the Merger, the Charter Amendment and the other transactions contemplated by this Agreement are advisable and in the best interest of INAV and, with respect to this Agreement and the Merger, are fair and reasonable to INAV, and on terms and conditions no less favorable to INAV than those available from unaffiliated third parties, (ii) approved and authorized this Agreement, the Merger, the Charter Amendment and the other transactions contemplated by this Agreement, (iii) directed that the Merger and the Charter Amendment be submitted to a vote of the holders of INAV Common Stock and (iv) except as may be permitted pursuant to Section 7.3, resolved to include the INAV Board recommendation to holders of INAV Common Stock to vote in favor of approval of the Merger and the Charter Amendment (such recommendation, the “INAV Board Recommendation”), which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by Section 7.3.

(d) The Stockholder Approval is the only vote of the holders of securities of INAV or the INAV Operating Partnership required to approve the Merger, the Charter Amendment and the other transactions contemplated by this Agreement.

Section 4.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by INAV does not, and the performance of this Agreement and its obligations hereunder will not, (i) assuming receipt of the Stockholder Approval and the filing of the Articles of Amendment relating to the Charter Amendment with, and the acceptance for record of such Articles of Amendment by, the SDAT, conflict with or violate any provision of (A) the INAV Governing Documents or (B) any equivalent organizational or governing documents of any other INAV Subsidiary, (ii) assuming (solely with respect to performance of this Agreement) compliance with the matters referred to in Section 4.3(b), conflict with or violate any Law or Environmental Permit applicable to INAV or any INAV Subsidiary or by which any property or asset of INAV or any INAV Subsidiary is bound, or (iii) with or without notice, lapse of time or both, constitute or result in a breach or violation of, or a default under, or give rise to any Lien, acceleration of remedies, right of termination, purchase, first offer or forced sale under, any Contract of INAV or any INAV Subsidiary or related to any of their respective properties, except, as to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have an INAV Material Adverse Effect.

(b) No filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made by INAV or any INAV Subsidiary with, nor are any required to be made or obtained by, INAV or any INAV Subsidiary with or from any Governmental Authority in connection with the execution, delivery and performance of this Agreement by INAV and the INAV Subsidiaries and the consummation of the Merger or the other transactions contemplated hereby, or in connection with the continuing operation of the business of INAV and the INAV Subsidiaries following the Merger Effective Time, except (i) the filing of the Proxy Statement and Form S-4 and the declaration of effectiveness of the Form S-4 and such other reports under or compliance with the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing of the Articles of Amendment relating to the Charter Amendment with, and the acceptance for record of such Articles of Amendment by, the SDAT, (iii) the filing of the Articles of Merger with, and the acceptance for record of such Articles of Merger by, the SDAT pursuant to the MGCL and the MLLCA, (iv) the filings and approvals as may be required by any applicable state securities or “blue sky” Laws and (v) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings, notifications or reports, individually or in the aggregate, would not reasonably be expected to have an INAV Material Adverse Effect. As of the date hereof, to the Knowledge of INAV, there is no reason why the necessary approvals referenced in clause (v)  of the preceding sentence will not be received in order to permit consummation of the Merger on a timely basis.

Section 4.4 Capital Structure.

(a) The authorized capital stock of INAV consists of 500,000,000 shares of capital stock, of which 122,500,000 shares are designated as Class D common stock, $0.01 par value per share (“INAV Class D Common Stock”), 122,500,000 shares are designated as Class T common stock, $0.01 par value per share (“INAV Class T Common Stock”), 122,500,000 shares are designated as Class I common stock, $0.01 par value per share (“INAV Class I Common Stock”), and 122,500,000 shares are designated as Class S common stock, $0.01 par value per share (“INAV Class S Common Stock”), and 10,000,000 shares are designated as preferred stock, $0.01 par value per share (“INAV Preferred Stock”). At the close of business on September 16, 2021, (i) 14,759,831 shares of INAV Class D Common Stock (inclusive of 34,270 INAV Restricted Share Awards), 13,482,333 shares of INAV Class T Common Stock, 1,073,372 shares of INAV Class I Common Stock, and 7,759 shares of INAV Class S Common Stock were issued and outstanding, (ii) no shares of INAV Preferred Stock were issued and outstanding, (iii) 400,000 shares of INAV Class D Common Stock were reserved for issuance under the INAV Equity Incentive Plan and (iv) 365,730 shares of INAV Class D Common Stock remained available for grant under the INAV Equity Incentive Plan. All of the outstanding shares of capital stock of INAV are duly authorized, validly issued, fully paid and nonassessable and were issued in compliance with applicable securities Laws. Except as set forth in this Section 4.4(a), there is no other outstanding capital stock of INAV.

(b) All of the outstanding shares of capital stock of each of the INAV Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the INAV Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued and holders thereof have no obligation to make any further payments solely by reason of their ownership thereof. All shares of capital stock of (or other ownership interests in) each of the INAV Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and, to the extent applicable, nonassessable. INAV owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the INAV Subsidiaries, including the INAV Operating Partnership, free and clear of all Liens, other than Permitted Liens, and free of preemptive rights. All of the units of interest in the INAV Operating Partnership are duly authorized and validly issued and were issued in compliance with applicable securities Laws.

(c) There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) of INAV or any INAV Subsidiary issued and outstanding (“INAV Voting Debt”). There are no outstanding subscriptions, securities options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which INAV or any of the INAV Subsidiaries is a party or by which any of them is bound obligating INAV or any of the INAV Subsidiaries to (i) issue, transfer or sell or create, or cause to be issued, transferred or sold or created any additional shares of capital stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of INAV or any INAV Subsidiary or securities convertible into or exchangeable for such shares or other equity interests, (ii) issue, grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments or (iii) redeem, repurchase or otherwise acquire any such shares of capital stock, INAV Voting Debt or other equity interests.

(d) Neither INAV nor any INAV Subsidiary is a party to or bound by any Contracts concerning the voting (including voting trusts and proxies) of any capital stock of INAV or any of the INAV Subsidiaries. Neither INAV nor any INAV Subsidiary has granted any registration rights on any of its capital stock. No INAV Common Stock is owned by any INAV Subsidiary.

(e) INAV does not have a “poison pill” or similar stockholder rights plan.

(f) All dividends or other distributions on the shares of INAV Common Stock or units of interest of the INAV Operating Partnership and any material dividends or other distributions on any securities of any INAV Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends or other distributions have been publicly announced and are not yet due and payable).

Section 4.5 SEC Documents; Financial Statements; Internal Controls; Off Balance Sheet Arrangements; Investment Company Act; Anti-Corruption Laws.

(a) INAV has timely filed with, or furnished (on a publicly available basis) to the SEC, all forms, documents, certifications, statements, schedules and reports required to be filed or furnished by INAV under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”)) since January 1, 2019 (the forms, documents, certifications, statements, schedules, reports (including the financial statements referenced in Section 4.5(e)) filed with the SEC since January 1, 2019, including those filed with the SEC since the date of this Agreement, if any, including any amendments thereto, the “INAV SEC Documents”).

(b) As of their respective filing dates, the INAV SEC Documents (i) complied, or with respect to INAV SEC Documents filed after the date hereof, will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the Sarbanes-Oxley Act, and (ii) did not, or with respect to INAV SEC Documents filed after the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the INAV SEC Documents is, to the Knowledge of INAV, the subject of ongoing SEC review or threatened review, and INAV does not have any outstanding and unresolved comments from the SEC with respect to any INAV SEC Documents. None of the INAV SEC Documents is the subject of any confidential treatment request by INAV.

(c) INAV has made available to CMFT complete and correct copies of all written correspondence between the SEC, on the one hand, and INAV, on the other hand, since December 31, 2019. No INAV Subsidiary is separately subject to the periodic reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(d) At all applicable times, INAV has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(e) The consolidated audited and unaudited financial statements of INAV and the INAV Subsidiaries included, or incorporated by reference, in the INAV SEC Documents, including the related notes and schedules, (i) have been or will be, as the case may be, prepared from the books and records of INAV and INAV Subsidiaries in all material respects, (ii) complied or will comply, as the case may be, as of their respective dates in all material respects with the then-applicable accounting requirements of the Securities Act and the Exchange Act, (iii) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q or any successor form under the Exchange Act, which such adjustments are not, individually or in the aggregate, material to INAV) and (iv) fairly present, or will fairly present, as the case may be, in all material respects (subject, in the case of unaudited financial statements, for normal and recurring year-end adjustments, none of which is material, individually or in the aggregate), the consolidated financial position of INAV and the INAV Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows of INAV and the INAV Subsidiaries for the periods presented therein.

(f) (A) INAV maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) that are designed to ensure that material information required to be disclosed by INAV in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to INAV’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of INAV required under the Exchange Act with respect to such reports, and (B) such disclosure controls and procedures are effective in timely alerting INAV’s principal executive officer and principal financial officer to material information required to be included in INAV’s periodic reports required under the Exchange Act. INAV and INAV Subsidiaries have designed and maintained a system of internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act) reasonably designed to provide reasonable assurances (i) regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, (ii) that transactions are executed in accordance with management’s general or specific authorizations, (iii) that transactions are recorded as necessary to permit preparation of financial statements and to maintain asset accountability, (iv) that access to assets is permitted only in accordance with management’s general or specific authorizations, (v) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (vi) that accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. INAV has disclosed to INAV’s auditors and audit committee (and made summaries of such disclosures available to CMFT), based on the most recent evaluation by its chief executive officer and its chief financial officer prior to the date of this Agreement, (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect INAV’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in internal control over financial reporting.

(g) INAV is not, and none of the INAV Subsidiaries is, a party to, and neither INAV nor any INAV Subsidiary has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement, including any Contract relating to any transaction or relationship between or among INAV and any INAV Subsidiary, on the one hand, and any unconsolidated Affiliate of INAV or any INAV Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, INAV, any INAV Subsidiary or INAV’s or such INAV Subsidiary’s audited financial statements or other INAV SEC Documents.

(h) Neither INAV nor any INAV Subsidiary is required to be registered as an investment company under the Investment Company Act.

(i) INAV and INAV Subsidiaries (including in each case any of their officers and directors) have complied and are in compliance with applicable Anti-Corruption Laws. Neither INAV nor any INAV Subsidiary nor, to the Knowledge of INAV, any director, officer or Representative of INAV or any INAV Subsidiary has (i) used any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made, taken or will take any action in furtherance of any direct or indirect unlawful payment, promise to pay or authorization or approval of the payment or giving of money, property or gifts of anything of value, directly or indirectly to any foreign or domestic government official or employee, (iii) made, offered or taken an act in furtherance of any direct or indirect unlawful bribe, rebate, payoff, kickback or other unlawful payment to any foreign or domestic government official or employee, (iv) made any payment to any customer, supplier or tenant, or to any officer, director, partner, employee or agent of any such customer, supplier or tenant, for the unlawful sharing of fees to any such customer, supplier or tenant or any such officer, director, partner, employee or agent for the unlawful rebating of charges, (v) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer, supplier or tenant or any such officer, director, partner, employee or agent of such customer, officer or tenant, or (vi) taken any action or made any omission in violation of any applicable Law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering, or compliance with unsanctioned foreign boycotts, in each case, in violation of any applicable Anti-Corruption Law. Neither INAV nor any INAV Subsidiary has received any written communication that alleges that INAV or any INAV Subsidiary, or any of their respective Representatives, is, or may be, in violation of, or has, or may have, any liability under, any Anti-Corruption Law.

Section 4.6 Absence of Certain Changes or Events. Since December 31, 2020 through the date of this Agreement, (a) INAV and each INAV Subsidiary have conducted their respective business in all material respects in the ordinary course of business consistent with past practice, (b) neither INAV nor any INAV Subsidiary has taken any action that would have been prohibited by Section 6.1(b) (Conduct of the Business of INAV) if taken from and after the date of this Agreement and (c) there has not been any INAV Material Adverse Effect or any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate with all other events, circumstances, changes, effects, developments, conditions or occurrences, would reasonably be expected to have an INAV Material Adverse Effect.

Section 4.7 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against on the balance sheet of INAV dated as of December 31, 2020 (including the notes thereto), (b) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement and (c) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2020, neither INAV nor any INAV Subsidiary has any liability or obligation (whether accrued, absolute, contingent or otherwise) that either alone or when combined with all other liabilities of a type not described in clauses (a), (b) or (c) above, has had, or would reasonably be expected to have, an INAV Material Adverse Effect.

Section 4.8 Permits; Compliance with Law.

(a) Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 4.11, which are addressed solely in that Section, INAV and each INAV Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority (“Permits”) necessary for INAV and each INAV Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted as of the date hereof (the “INAV Permits”), and all such INAV Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the INAV Permits, individually, or in the aggregate, would not reasonably be expected to have an INAV Material Adverse Effect. INAV has paid all fees and assessments due and payable, in each case, in connection with all such Permits except where failure to pay, individually or in the aggregate, would not reasonably be expected to have an INAV Material Adverse Effect. No event has occurred with respect to any of the INAV Permits which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any such INAV Permits. Neither INAV nor any of the INAV Subsidiaries has received any notice indicating, nor to the Knowledge of INAV, is there any pending applicable petition, objection or other pleading with any Governmental Authority having jurisdiction or authority over the operations of INAV or the INAV Subsidiaries or the INAV Properties that impairs the validity of any INAV Permit or which would reasonably be expected, if accepted or granted, to result in the revocation of any INAV Permit, except where the impairment or revocation of any such INAV Permits, individually, or in the aggregate, would not reasonably be expected to have an INAV Material Adverse Effect.

(b) Since January 1, 2019, neither INAV nor any INAV Subsidiary has been in conflict with, or in default or violation of, (i) any Law applicable to INAV or any INAV Subsidiary or by which any property or asset of INAV or any INAV Subsidiary is bound (except for compliance with Laws addressed in Section 4.10, Section 4.11, Section 4.13 and Section 4.16 which are solely addressed in those Sections) or (ii) any INAV Permits (except for the INAV Permits addressed in Section 4.11, which are solely addressed in that Section), except, in each case, for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have an INAV Material Adverse Effect.

Section 4.9 Litigation. There is no material Action to which INAV or any INAV Subsidiary is a party (either as plaintiff or defendant) pending or, to the Knowledge of INAV, threatened before any Governmental Authority and, to the Knowledge of INAV, there is no basis for any such Action. Neither INAV nor any INAV Subsidiary has been permanently or temporarily enjoined by any Order from engaging in or continuing to conduct the business of INAV or the INAV Subsidiaries. No Order has been issued in any proceeding to which INAV or any of the INAV Subsidiaries is or was a party, or, to the Knowledge of INAV, in any other proceeding, that enjoins or requires INAV or any of the INAV Subsidiaries to take action of any kind with respect to its businesses, assets or properties.

Section 4.10 Properties.

(a) INAV has made available to CMFT a list of each parcel of real property currently owned or ground leased by INAV or any INAV Subsidiary, together with the applicable INAV Subsidiary owning or leasing such property. Except as disclosed in title insurance policies and reports (and the documents or surveys referenced in such policies and reports) and except as would not reasonably be expected to be material to INAV and the INAV Subsidiaries, taken as a whole, INAV or an INAV Subsidiary has good, marketable and insurable indefeasible fee simple title or valid leasehold interest to each of the owned INAV Properties, free and clear of Liens, except for Permitted Liens. Except as would not reasonably be expected to have an INAV Material Adverse Effect, (i) neither INAV nor any INAV Subsidiary has received written notice of any uncured violation of any Law affecting any portion of any of the INAV Properties issued by any Governmental Authority and (ii) neither INAV nor any INAV Subsidiary has received written notice to the effect that there is any (A) condemnation or rezoning proceeding that is pending or, to the Knowledge of INAV, threatened with respect to any of the INAV Properties or (B) zoning, building or similar Law that is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the INAV Properties or by the continued maintenance, operation or use of the parking areas associated with the INAV Properties.

(b) Except as disclosed in property condition assessments and similar structural engineering reports relating to the INAV Properties, INAV has not received written notice of, nor does INAV have any Knowledge of, any latent defects or adverse physical conditions affecting any of the INAV Properties or the improvements thereon that have not been corrected or cured prior to the date of this Agreement, except as has not had and would not reasonably be expected to have an INAV Material Adverse Effect.

(c) INAV and the INAV Subsidiaries have good title to, or a valid and enforceable leasehold interest in, all personal assets owned, used or held for use by them except as would not reasonably be expected to be material to INAV or the INAV Subsidiaries, taken as a whole. Except as would not reasonably be expected to be material to INAV or the INAV Subsidiaries, taken as a whole, neither INAV’s nor the INAV Subsidiaries’ ownership of any such personal property is subject to any Liens, other than Permitted Liens.

(d) A policy of title insurance has been issued for each INAV Property insuring, as of the effective date of such insurance policy, (i)(A) fee simple title interest held by INAV or the applicable INAV Subsidiary with respect to INAV Properties that are not subject to ground leases and (B) a valid leasehold estate held by INAV or the applicable INAV Subsidiary that are subject to ground leases and (ii) to the Knowledge of INAV, such insurance policies are in full force and effect.

Section 4.11 Environmental Matters. Except as, individually or in the aggregate, would not reasonably be expected to have an INAV Material Adverse Effect: (i) no written notification, demand, request for information, citation, summons, notice of violation or order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, suit or proceeding is pending or, to the Knowledge of INAV, is threatened, in each case relating to INAV or any of the INAV Subsidiaries or any of their respective properties, and relating to or arising out of any Environmental Law or Hazardous Substance; (ii) INAV and the INAV Subsidiaries are, and for the past year, have been, in compliance with all Environmental Laws and all applicable Environmental Permits; (iii) INAV and each of the INAV Subsidiaries is in possession of all Environmental Permits necessary for INAV and each INAV Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted as of the date hereof, and all such Environmental Permits are valid and in full force and effect; (iv) any and all Hazardous Substances disposed of by INAV and each INAV Subsidiary since January 1, 2016 were disposed in accordance with all applicable Environmental Laws and Environmental Permits; (v) INAV and the INAV Subsidiaries are not subject to any Order, determination or award by any Governmental Authority pursuant to any Environmental Laws, any Environmental Permit or with respect to any Hazardous Substance; and (vi) there are no liabilities or obligations of INAV or any of the INAV Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance, and there is no condition, situation or set of circumstances that would reasonably be expected to result in any such liability or obligation.

Section 4.12 Material Contracts.

(a) Each Contract required to be filed (or incorporated by reference) as an exhibit to any INAV SEC Document filed on or after January 1, 2021 pursuant to Item 601(b)(1), (2), (4), (9) or (10) of Regulation S-K promulgated under the Securities Act has been so filed (or incorporated by reference) (such Contracts, together with those Contracts described in Section 4.12(b), “INAV Material Contracts”).

(b) Other than the Contracts described in Section 4.12(a) and except for this Agreement, Section 4.12(b) of the INAV Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of each Contract (or the accurate description of principal terms in case of oral Contracts), including all amendments, supplements and side letters thereto, to which INAV or any INAV Subsidiary is a party or by which it is bound or to which any INAV Property or other material asset is subject, that:

(i) obligates INAV or any INAV Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of two million five hundred thousand dollars ($2,500,000) and is not cancelable within ninety (90) days without material penalty to INAV or any INAV Subsidiary;

(ii) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that materially restricts the business of INAV or any INAV Subsidiary, including upon consummation of the transactions contemplated by this Agreement, or that otherwise restricts the lines of business conducted by INAV or any INAV Subsidiary or the geographic area in which INAV or any INAV Subsidiary may conduct business;

(iii) obligates INAV or any INAV Subsidiary to indemnify any past or present directors, officers, or employees of INAV or any INAV Subsidiary, other than the INAV Governing Documents or any equivalent organizational or governing documents of any other INAV Subsidiary;

(iv) constitutes (A) an Indebtedness obligation of INAV or any INAV Subsidiary with a principal amount as of the date hereof greater than fifty million dollars ($50,000,000) or (B) a Contract (including any so called take-or-pay or keepwell agreements) under which (1) any Person (including INAV or an INAV Subsidiary) has directly or indirectly guaranteed Indebtedness, liabilities or obligations of INAV or an INAV Subsidiary or (2) INAV or an INAV Subsidiary has directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Person (other than INAV or another INAV Subsidiary);

(v) provides for the pending purchase or sale, option to purchase or sell or other right to purchase, sell, dispose of or ground lease (by merger, by purchase or sale of assets or stock, by lease or otherwise) (other than any right of first refusal or right of first offer) of (A) any real property (including any INAV Property or any portion thereof) or (B) any other asset of INAV or any INAV Subsidiary or equity interests of any Person, in the case of (A) and (B), with a purchase or sale price greater than two million five hundred thousand dollars ($2,500,000);

(vi) constitutes an interest rate cap, interest rate collar, interest rate swap or other Contract relating to a swap or other hedging transaction of any type;

(vii) constitutes a loan to any Person (other than a Wholly Owned INAV Subsidiary) by INAV or any INAV Subsidiary;

(viii) sets forth the operational or economic terms of a joint venture, partnership, limited liability company or strategic alliance of INAV or any INAV Subsidiary with a third party;

(ix) prohibits the pledging of the capital stock of INAV or any INAV Subsidiary or prohibits the issuance of guarantees by any INAV Subsidiary;

(x) contains covenants limiting the ability of INAV or any INAV Subsidiary to sell, transfer, pledge or otherwise dispose of any material assets or business of INAV or any INAV Subsidiary;

(xi) contains restrictions on the ability of INAV or any INAV Subsidiary to pay dividends or other distributions, other than the INAV Governing Documents or any equivalent organizational or governing documents of any other INAV Subsidiary;

(xii) has continuing “earn-out” or other similar contingent purchase price payment obligations, in each case that could result in payments, individually or in the aggregate, in excess of two million five hundred thousand dollars ($2,500,000);

(xiii) provides for the management or operation of any of the INAV Properties on behalf of INAV or any INAV Subsidiary by any third party;

(xiv) is a lease, sublease, license or other rental agreement or occupancy agreement (written or verbal) which grants any possessory interest in and to any space situated on or in the INAV Properties or that otherwise gives rights with regard to the use of the INAV Properties pursuant to which INAV or any INAV Subsidiary expects to receive two percent (2.0%) or more of its aggregate annualized rental income per year as of June 30, 2021;

(xv) is a ground lease under which INAV or an INAV Subsidiary holds a leasehold interest in the INAV Properties or any portion thereof;

(xvi) provides a right of first refusal or right of first offer of any real property (including any INAV Property or any portion thereof) having annualized straight-line rents as of June 30, 2021 representing greater than 1.0% of INAV’s rental revenues for the year ended December 31, 2020, which right of first refusal or right of first offer would be triggered by the consummation of the transactions contemplated by this Agreement; or

(xvii) is both (A) not made in the ordinary course of business consistent with past practice and (B) material to INAV and the INAV Subsidiaries, taken as a whole.

(c) Each INAV Material Contract is legal, valid, binding on and enforceable against INAV or the INAV Subsidiary that is a party thereto and, to the Knowledge of INAV, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). INAV and each INAV Subsidiary has performed all obligations required to be performed by it under each INAV Material Contract and, to the Knowledge of INAV, each other party thereto has performed all obligations required to be performed by it under such INAV Material Contract, except where in each case the failure to perform, individually or in the aggregate, would not reasonably be expected to be material to INAV and the INAV Subsidiaries, taken as a whole. None of INAV, any INAV Subsidiary or, to the Knowledge of INAV, any other party thereto, is in breach or violation of, or default under, any INAV Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any INAV Material Contract, except in each case where such breach, violation or default, individually or in the aggregate, would not reasonably be expected to be material to INAV and the INAV Subsidiaries, taken as a whole. Neither INAV nor any INAV Subsidiary has received written notice of any violation or default under, or currently owes any termination, cancellation or other similar fees or any liquidated damages with respect to, any INAV Material Contract, except for violations, defaults, fees or damages that, individually or in the aggregate, would not reasonably be expected to have an INAV Material Adverse Effect.

(d) (i) Neither INAV nor any INAV Subsidiary is in receipt of any pending written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any INAV Material Contract, (ii) no party is exercising, or threatening to exercise, any force majeure or similar provision under any INAV Material Contract and (iii) no party is seeking to, or threatening to, withhold or otherwise delay amounts payable to INAV or any INAV Subsidiary under any INAV Material Contract as a result of COVID-19 or the COVID-19 Measures (whether or not INAV or such INAV Subsidiary granted any forgiveness or deferral).

(e) Neither INAV nor any INAV Subsidiary owes any termination, cancellation or other similar fees or any liquidated damages to any third party manager or operator.

Section 4.13 Taxes.

(a) INAV and each INAV Subsidiary has timely filed with the appropriate Governmental Authority all U.S. federal and state income and other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns are complete and correct in all material respects. INAV and each INAV Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions in accordance with GAAP for, all material Taxes required to be paid by them, whether or not shown on any Tax Return. True and complete copies of all United States federal income Tax Returns that have been filed with the IRS by INAV and each INAV Subsidiary with respect to the taxable years ending on or after December 31, 2014 have been made available to CMFT. No written claim has been proposed by any Governmental Authority in any jurisdiction where INAV or any INAV Subsidiary do not file Tax Returns that INAV or any INAV Subsidiary is or may be subject to Tax by such jurisdiction.

(b) Beginning with INAV’s taxable year ended on December 31, 2014, (i) INAV has been organized and operated in conformity with the requirements to qualify as a REIT under the Code, (ii) the current and proposed method of operation for INAV is expected to enable INAV to continue to meet the requirements for qualification as a REIT through and including INAV’s final taxable year ending with the Merger Effective Time (assuming the Closing of the Merger in accordance with the terms of this Agreement), and (iii) INAV has not taken any action that would, or omitted to take any action the omission of which would, reasonably be expected to result in INAV’s failure to qualify as a REIT, and no challenge to INAV’s status as a REIT is pending or threatened in writing.

(c) (i) There are no audits, investigations by any Governmental Authority or other proceedings pending or threatened in writing with regard to any material Taxes or material Tax Returns of INAV or any INAV Subsidiary; (ii) no deficiency for any material Taxes of INAV or any INAV Subsidiary has been claimed, proposed or assessed, in each case, in writing by any Governmental Authority, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have an INAV Material Adverse Effect; (iii) neither INAV nor any INAV Subsidiary has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time (other than pursuant to an automatic extension to file a Tax Return requested in the ordinary course of business) with respect to any material Tax assessment or deficiency for any open tax year; (iv) neither INAV nor any INAV Subsidiary is currently the beneficiary of any extension of time within which to file any material Tax Return, other than automatic extensions; and (v) neither INAV nor any INAV Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d) Each INAV Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been, since it became an INAV Subsidiary, treated for United States federal income tax purposes as a partnership, disregarded entity, or Qualified REIT Subsidiary, as the case may be, and not as a corporation or an association taxable as a corporation whose separate existence is respected for United States federal income tax purposes, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for U.S. federal income tax purposes under Section 7704(a) of the Code. No INAV Subsidiary is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary.

(e) Neither INAV nor any INAV Subsidiary holds any asset the disposition of which would be subject to Treasury Regulation Section 1.337(d)-7, nor has it disposed of any such asset during its current taxable year.

(f) INAV and the INAV Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(g) There are no INAV Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes), and, as of the date of this Agreement, no person has raised in writing, or to the Knowledge of INAV threatened to raise, a material claim against INAV or any INAV Subsidiary for any breach of any INAV Tax Protection Agreements. As used herein, “INAV Tax Protection Agreements” means any written agreement to which INAV or any INAV Subsidiary is a party pursuant to which: (i) any liability of INAV or any INAV Subsidiary to holders of limited partnership interests or limited liability company interests in an INAV Subsidiary Partnership (as hereinafter defined) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests or limited liability company interests in an INAV Subsidiary Partnership, INAV or any INAV Subsidiary has agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets, (C) make or refrain from making Tax elections, or (D) only dispose of assets in a particular manner. As used herein, “INAV Subsidiary Partnership” means an INAV Subsidiary that is treated as a partnership for United States federal income tax purposes.

(h) There are no Tax Liens upon any property or assets of INAV or any INAV Subsidiary except Liens for Taxes not yet delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(i) There are no Tax allocation or sharing agreements or similar arrangements (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes or any such agreement between or among solely INAV and the INAV Subsidiaries) with respect to or involving INAV or any INAV Subsidiary, and after the Closing Date neither INAV nor any INAV Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(j) Except for property Tax appeals made in the ordinary course of business, neither INAV nor any INAV Subsidiary has requested or received any private letter ruling or other similar written ruling of a Governmental Authority or entered into any written agreement with a Governmental Authority with respect to any Taxes, and neither INAV nor any INAV Subsidiary is subject to any such private letter ruling or other similar written ruling of a Governmental Authority.

(k) Neither INAV nor any INAV Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than any INAV Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes), or otherwise.

(l) Neither INAV nor any INAV Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(m) Neither INAV nor any INAV Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(n) No written power of attorney that has been granted by INAV or any INAV Subsidiary (other than to INAV or an INAV Subsidiary) currently is in force with respect to any matter relating to material Taxes.

(o) INAV does not own a direct or indirect interest in any entity that is treated as a REIT for U.S. federal and applicable state and local income tax purposes.

(p) INAV’s deduction for dividends paid, within the meaning of Section 561 of the Code, for each taxable year, taking into account any dividends subject to Sections 857(b)(9) or 858 of the Code, has not been less than the sum of (I) INAV’s real estate investment trust taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any deduction for dividends paid for such year and (II) INAV’s net capital gain for such year.

(q) The INAV Operating Partnership is properly classified as a disregarded entity for U.S. federal and applicable state and local income tax purposes.

Section 4.14 Intellectual Property. Neither INAV nor any INAV Subsidiary: (a) owns any registered trademarks, patents or copyrights, (b) has any pending applications, registrations or recordings for any trademarks, patents or copyrights or (c) is a party to any Contracts with respect to use by INAV or any INAV Subsidiary of any trademarks or patents. Except as, individually or in the aggregate, would not reasonably be expected to have an INAV Material Adverse Effect, (i) no Intellectual Property used by INAV or any INAV Subsidiary infringes or is alleged to infringe any Intellectual Property rights of any third party, (ii) to INAV’s

Knowledge, no Person is misappropriating, infringing or otherwise violating any Intellectual Property of INAV or any INAV Subsidiary, and (iii) INAV and the INAV Subsidiaries own or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of INAV and the INAV Subsidiaries as it is currently conducted. Since January 1, 2019, neither INAV nor any INAV Subsidiary has received any written or, to the Knowledge of INAV, verbal complaint, claim or notice alleging misappropriation, infringement or violation of any Intellectual Property rights of any third party.

Section 4.15 Insurance. Section 4.15 of the INAV Disclosure Letter sets forth, for all material insurance policies and all material fidelity bonds of INAV and the INAV Subsidiaries, the general type of insurance, insurer, policy number and aggregate limit (the “INAV Insurance Policies”). All such insurance policies are in full force and effect and no written notice of cancellation or termination has been received by INAV or any INAV Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. Except as, individually, or in the aggregate, would not reasonably be expected to be material to INAV and the INAV Subsidiaries, taken as a whole, (a) there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a breach or default under any INAV Insurance Policy, or permit termination or modification thereof, (b) all premiums currently due and payable under all INAV Insurance Policies have been paid, and (c) INAV and the INAV Subsidiaries have otherwise complied in all material respects with the terms and conditions of all INAV Insurance Policies.

Section 4.16 Benefit Plans.

(a) Other than the INAV Equity Incentive Plan, INAV and the INAV Subsidiaries do not and are not required to, and have not and have never been required to, maintain, sponsor or contribute to any Benefit Plans. Neither INAV nor any INAV Subsidiary has any contract, plan or commitment, whether or not legally binding, to create any Benefit Plan.

(b) None of INAV, any INAV Subsidiaries or any of their respective ERISA Affiliates has ever maintained, contributed to, or participated in, or otherwise has any obligation or liability in connection with: (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code).

(c) Neither INAV nor any INAV Subsidiary has, or has ever had, any employees.

Section 4.17 Related Party Transactions. Except as described in the publicly available INAV SEC Documents filed with or furnished to the SEC on or after January 1, 2019 and prior to the date hereof, no agreements, arrangements or understandings between INAV or any INAV Subsidiary (or binding on any of their respective properties or assets), on the one hand, and any other Person, on the other hand (other than those exclusively among INAV and INAV Subsidiaries), are in existence that are not, but are required to be, disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 4.18 Brokers. No broker, investment banker or other Person (other than the Persons listed in Section 4.18 of the INAV Disclosure Letter, pursuant to the terms of the engagement letter between INAV and such Person, true, correct and complete copies of which have been provided to CMFT prior to the date hereof) is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of INAV or any INAV Subsidiary.

Section 4.19 Opinion of Financial Advisor. The INAV Special Committee and the INAV Board each has received the oral opinion (which opinion has been or will be confirmed in writing) of HFF Securities, L.P., an affiliate of Jones Lang LaSalle Americas, Inc. (the “INAV Financial Advisor”), to the effect that, as of the date of this Agreement and based on and subject to the assumptions, limitations, qualifications and conditions set forth in its written opinion, each Exchange Ratio is fair, from a financial point of view, to the holders of shares of the INAV Common Stock. INAV will deliver to CMFT a complete and correct copy of such opinion promptly after receipt thereof by the INAV Board solely for informational purposes (though such delivery need not be prior to entering into this Agreement).

Section 4.20 Takeover Statutes; Appraisal Rights. Neither INAV nor any INAV Subsidiary is, nor at any time during the last two (2) years was, an “interested stockholder” of CMFT as defined in Section 3-601 of the MGCL. The INAV Board has taken all action necessary to render inapplicable to the Merger the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL. The restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL are not applicable to the Merger and no other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”) are applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement. Pursuant to the INAV Charter, no dissenters’, appraisal or similar rights are available to the holders of INAV Common Stock with respect to the Merger and the other transactions contemplated by this Agreement.

Section 4.21 COVID-19.

(a) Each of INAV and the INAV Subsidiaries has complied with all applicable mandatory public health mandates announced by Governmental Authorities to address COVID-19, including the COVID-19 Measures, in all material respects.

(b) Neither INAV nor any INAV Subsidiary has incurred any Indebtedness or received any funding (regardless of whether constituting Indebtedness), or applied for any such Indebtedness or funding, pursuant to the Coronavirus Aid, Relief, and Economic Security Act or any other economic relief or stimulus legislation or program, in each case related to COVID-19.

Section 4.22 No Other Representations and Warranties; Non-Reliance.

(a) Except for the representations and warranties expressly set forth in this Article 4, or any document, agreement, certificate or other instrument contemplated by this Agreement, neither INAV nor any Person on behalf of INAV has made any representation or warranty, expressed or implied, with respect to INAV, any INAV Subsidiary, including their respective businesses, operations, assets (including the INAV Properties), liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), or the accuracy or completeness of any information regarding INAV or any INAV Subsidiary.

(b) Notwithstanding anything contained in this Agreement to the contrary, INAV acknowledges and agrees with the representation of CMFT and Merger Sub in Section 5.21(a), and hereby acknowledges and confirms that, other than the representations and warranties expressly set forth in Article 5, or any document, agreement, certificate or other instrument contemplated by this Agreement, (i) none of CMFT, Merger Sub or any other Person has made or is making, and (ii) INAV and its Representatives are not relying on, any representations or warranties relating to the CMFT or Merger Sub whatsoever, express or implied, by operation of law or otherwise, including any implied representation or warranty as to the accuracy or completeness of any information furnished or made available to INAV or any of its Representatives by CMFT, Merger Sub or their Representatives.

Article 5

REPRESENTATIONS AND WARRANTIES OF CMFT AND MERGER SUB

Except as set forth in (a) the disclosure letter prepared by CMFT and Merger Sub and delivered by CMFT to INAV prior to the execution and delivery of this Agreement (the “CMFT Disclosure Letter”), it being acknowledged and agreed that disclosure of any item in any section or subsection of the CMFT Disclosure Letter shall be deemed disclosed with respect to the section or subsection of this Agreement to which it corresponds and any other section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face, or (b) the CMFT SEC Documents publicly filed with or publicly furnished to the SEC on or after December 31, 2020 and prior to the date of this Agreement, excluding any information or documents incorporated by reference therein or filed as exhibits thereto and any disclosures set forth or referenced in any risk factor section, forward-looking statements section or in any other section therein to the extent they are forward-looking statements or cautionary, non-specific, predictive or forward-looking in nature (and then only to the extent that the relevance of any disclosed event, item or occurrence in such filings to a matter covered by a representation or warranty set forth in this Article 5 is reasonably apparent on its face), CMFT and Merger Sub hereby jointly and severally represent and warrant as of the date hereof (except to the extent that such representations and warranties expressly relate to another date, in which case as of such other date) to INAV that:

Section 5.1 Organization and Qualification; Subsidiaries.

(a) CMFT is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite limited liability company power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each of CMFT and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a CMFT Material Adverse Effect.

(b) Each CMFT Subsidiary (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, (ii) has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted and (iii) is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a CMFT Material Adverse Effect.

(c) Neither CMFT nor any CMFT Subsidiary directly or indirectly owns any equity interest or equity investment in any Person (other than in the CMFT Subsidiaries and investments).

(d) CMFT has made available to INAV complete and correct copies of the CMFT Governing Documents, which are in full force and effect as of the date of this Agreement. Each of CMFT and the CMFT Operating Partnership is in compliance with the terms of its applicable CMFT Governing Documents. True and complete copies of CMFT’s and the CMFT Operating Partnership’s minute books, as applicable, since January 1, 2018 have been made available by CMFT to INAV.

(e) CMFT has not exempted any “Person” from the “Aggregate Share Ownership Limit” or the “Common Share Ownership Limit” or established or increased an “Excepted Holder Limit,” as such terms are defined in the CMFT Charter, which exemption or Excepted Holder Limit is currently in effect.

Section 5.2 Authority.

(a) Each of CMFT and Merger Sub has the requisite corporate or limited liability company power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement, including the Merger. The execution and delivery of this Agreement by each of CMFT and Merger Sub and the consummation by CMFT and Merger Sub of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate or limited liability company action, as applicable, and no other corporate or limited liability company proceedings on the part of CMFT or Merger Sub are necessary to authorize this Agreement or the Merger or to consummate the other transactions contemplated by this Agreement, subject, to the filing of the Articles of Merger with, and acceptance for record of such Articles of Merger by, the SDAT.

(b) This Agreement has been duly executed and delivered by CMFT and Merger Sub and, assuming due authorization, execution and delivery by INAV, constitutes a legally valid and binding obligation of each of CMFT and Merger Sub enforceable against CMFT and Merger Sub in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(c) On the recommendation of the CMFT Special Committee, the CMFT Board (including a majority of directors and independent directors not otherwise interested in the Merger) has (i) determined that the terms of this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interest of CMFT, and (ii) approved and authorized this Agreement, the Merger and the other transactions contemplated by this Agreement, which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by Section 7.3.

(d) No vote of any holders of securities of CMFT is required to approve the Merger and the other transactions contemplated by this Agreement.

(e) CMFT, as the sole member of Merger Sub, has approved this Agreement and the Merger.

Section 5.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of CMFT and Merger Sub do not, and the performance of this Agreement and its obligations hereunder will not, (i) conflict with or violate any provision of (A) the CMFT Governing Documents or (B) any equivalent organizational or governing documents of any other CMFT Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.3(b) have been obtained, all filings and notifications described in Section 5.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law or Environmental Permit applicable to CMFT or any CMFT Subsidiary or by which any property or asset of CMFT or any CMFT Subsidiary is bound, or (iii) with or without notice, lapse of time or both, constitute or result in a breach or violation of, or a default under, or give rise to any Lien, acceleration of remedies, right of termination, purchase, first offer or forced sale under, any Contract of CMFT or any CMFT Subsidiary or related to any of their respective properties, except, as to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a CMFT Material Adverse Effect.

(b) No filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made by CMFT or any CMFT Subsidiary with, nor are any required to be made or obtained by CMFT or any CMFT Subsidiary with or from any Governmental Authority, in connection with the execution, delivery and performance of this Agreement by CMFT and the CMFT Subsidiaries and the consummation of the Merger or the other transactions contemplated hereby, or in connection with the continuing operation of the business of

CMFT and the CMFT Subsidiaries following the Merger Effective Time, except (i) the filing of the Form S-4 and the declaration of effectiveness of the Form S-4 and such other reports under or compliance with the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT pursuant to the MGCL and the MLLCA, (iii) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings, notifications or reports, individually or in the aggregate, would not reasonably be expected to have a CMFT Material Adverse Effect. As of the date hereof, to the Knowledge of CMFT, there is no reason why the necessary approvals referenced in clause (v) of the preceding sentence will not be received in order to permit consummation of the Merger on a timely basis.

Section 5.4 Capital Structure.

(a) The authorized capital stock of CMFT consists of 500,000,000 shares of capital stock, of which 490,000,000 shares are designated as common stock with a par value of $0.01 per share (“CMFT Common Stock”) and 10,000,000 shares are designated as preferred stock with a par value of $0.01 per share (“CMFT Preferred Stock”). At the close of business on September 16, 2021, (i) 362,552,869 shares of CMFT Common Stock (inclusive of 58,669 restricted shares of CMFT Common Stock granted under the CMFT Equity Incentive Plan) were issued and outstanding, (ii) no shares of CMFT Preferred Stock were issued and outstanding, (iii) 400,000 shares of CMFT Common Stock were reserved for issuance under the CMFT Equity Incentive Plan and (iv) 341,331 shares of CMFT Common Stock remained available for grant under the CMFT Equity Incentive Plan. All of the outstanding shares of capital stock of CMFT are duly authorized, validly issued, fully paid and nonassessable and were issued in compliance with applicable securities Laws. Except as set forth in this Section 5.4, there is no other outstanding capital stock of CMFT. All shares to be issued by CMFT as Merger Consideration, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

(b) All of the outstanding shares of capital stock of each of the CMFT Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the CMFT Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued and holders thereof have no obligation to make any further payments solely by reason of their ownership thereof. All shares of capital stock of (or other ownership interests in) each of the CMFT Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and, to the extent applicable, nonassessable. CMFT owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the CMFT Subsidiaries, including the CMFT Operating Partnership, free and clear of all Liens, other than Permitted Liens, and free of preemptive rights. All of the units of interest in the CMFT Operating Partnership are duly authorized and validly issued and were issued in compliance with applicable securities Laws.

(c) There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) of CMFT or any CMFT Subsidiary issued and outstanding (“CMFT Voting Debt”). There are no outstanding subscriptions, securities options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which CMFT is a party or by which any of them is bound obligating CMFT to (i) issue, transfer or sell or create, or cause to be issued, transferred or sold or created any additional shares of capital stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of CMFT or securities convertible into or exchangeable for such shares or other equity interests, (ii) issue, grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments or (iii) redeem, repurchase or otherwise acquire any such shares of capital stock or CMFT Voting Debt or other equity interests.

(d) Neither CMFT nor any CMFT Subsidiary is a party to or bound by any Contracts concerning the voting (including voting trusts and proxies) of any capital stock of CMFT. CMFT has not granted any registration rights on any of its capital stock. No CMFT Common Stock is owned by any CMFT Subsidiary.

(e) CMFT does not have a “poison pill” or similar stockholder rights plan.

(f) All dividends or other distributions on the shares of CMFT Common Stock or units of interest of the CMFT Operating Partnership and any material dividends or other distributions on any securities of any CMFT Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends or other distributions have been publicly announced and are not yet due and payable).

Section 5.5 SEC Documents; Financial Statements; Internal Controls; Off-Balance Sheet Arrangements; Investment Company Act; Anti-Corruption Laws.

(a) CMFT has timely filed with, or furnished (on a publicly available basis) to the SEC, all forms, documents, certifications, statements, schedules and reports required to be filed or furnished by CMFT under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act) since January 1, 2019 (the forms, documents, certifications, statements, schedules, reports (including the financial statements referenced in Section 5.5(e)) filed with the SEC since January 1, 2019, including those filed with the SEC since the date of this Agreement, if any, including any amendments thereto, the “CMFT SEC Documents”).

(b) As of their respective filing dates, the CMFT SEC Documents (i) complied, or with respect to CMFT SEC Documents filed after the date hereof, will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the Sarbanes-Oxley Act, and (ii) did not, or with respect to CMFT SEC Documents filed after the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the CMFT SEC Documents is, to the Knowledge of CMFT, the subject of ongoing SEC review or threatened review, and CMFT does not have any outstanding and unresolved comments from the SEC with respect to any CMFT SEC Documents. None of the CMFT SEC Documents is the subject of any confidential treatment request by CMFT.

(c) CMFT has made available to INAV complete and correct copies of all written correspondence between the SEC, on the one hand, and CMFT, on the other hand, since December 31, 2019. No CMFT Subsidiary is separately subject to the periodic reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(d) At all applicable times, CMFT has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(e) The consolidated audited and unaudited financial statements of CMFT and the CMFT Subsidiaries included, or incorporated by reference, in the CMFT SEC Documents, including the related notes and schedules, (i) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of CMFT and the CMFT Subsidiaries in all material respects, (ii) complied or will comply, as the case may be, as of their respective dates in all material respects with the then-applicable accounting requirements of the Securities Act and the Exchange Act, (iii) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q or any successor form under the Exchange Act, which such adjustments are not, individually or in the aggregate, material to CMFT) and (iv) fairly present, or will fairly present, as the case may be, in all material respects (subject, in the case of unaudited financial statements, for normal and recurring year-end adjustments, none of which is material, individually or in the aggregate), the consolidated financial position of CMFT and the CMFT Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows of CMFT and the CMFT Subsidiaries for the periods presented therein.

(f) (A) CMFT maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) that are designed to ensure that material information required to be disclosed by CMFT in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to CMFT’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of CMFT required under the Exchange Act with respect to such reports, and (B) such disclosure controls and procedures are effective in timely alerting CMFT’s principal executive officer and principal financial officer to material information required to be included in CMFT’s periodic reports required under the Exchange Act. CMFT and CMFT Subsidiaries have designed and maintained a system of internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act) reasonably designed to provide reasonable assurances (i) regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, (ii) that transactions are executed in accordance with management’s general or specific authorizations, (iii) that transactions are recorded as necessary to permit preparation of financial statements and to maintain asset accountability, (iv) that access to assets is permitted only in accordance with management’s general or specific authorizations, (v) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (vi) that accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. CMFT has disclosed to CMFT’s auditors and audit committee (and made summaries of such disclosures available to INAV), based on the most recent evaluation by its chief executive officer and its chief financial officer prior to the date of this Agreement, (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect CMFT’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in internal control over financial reporting.

(g) CMFT is not, and none of the CMFT Subsidiaries is, a party to, and neither CMFT nor any CMFT Subsidiary has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement, including any Contract relating to any transaction or relationship between or among CMFT and any CMFT Subsidiary, on the one hand, and any unconsolidated Affiliate of CMFT or any CMFT Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, CMFT, any CMFT Subsidiary or CMFT’s or such CMFT Subsidiary’s audited financial statements or other CMFT SEC Documents.

(h) Neither CMFT nor any CMFT Subsidiary is required to be registered as an investment company under the Investment Company Act.

(i) CMFT and CMFT Subsidiaries (including in each case any of their officers and directors) have complied and are in compliance with applicable Anti-Corruption Laws. Neither CMFT nor any CMFT Subsidiary nor, to the Knowledge of CMFT, any director, officer or Representative of CMFT or any CMFT Subsidiary has (i) used any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made, taken or will take any action in furtherance of any direct or indirect unlawful payment, promise to pay or authorization or approval of the payment or giving of money, property or gifts of anything of value, directly or indirectly to any foreign or domestic government official or employee, (iii) made, offered or taken an act in furtherance of any direct or indirect unlawful bribe, rebate, payoff, kickback or other unlawful payment to any foreign or domestic government official or employee,

(iv) made any payment to any customer, supplier or tenant, or to any officer, director, partner, employee or agent of any such customer, supplier or tenant, for the unlawful sharing of fees to any such customer, supplier or tenant or any such officer, director, partner, employee or agent for the unlawful rebating of charges, (v) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer, supplier or tenant or any such officer, director, partner, employee or agent of such customer, officer or tenant, or (vi) taken any action or made any omission in violation of any applicable Law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering, or compliance with unsanctioned foreign boycotts, in each case, in violation of any applicable Anti-Corruption Law. Neither CMFT nor any CMFT Subsidiary has received any written communication that alleges that CMFT or any CMFT Subsidiary, or any of their respective Representatives, is, or may be, in violation of, or has, or may have, any liability under, any Anti-Corruption Law

Section 5.6 Absence of Certain Changes or Events. Since December 31, 2020, (a) CMFT and each CMFT Subsidiary have conducted their respective business in all material respects in the ordinary course of business consistent with past practice, (b) neither CMFT nor any CMFT Subsidiary has taken any action that would have been prohibited by Section 6.2(b) (Conduct of the Business of CMFT) if taken from and after the date of this Agreement and (c) there has not been any CMFT Material Adverse Effect or any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, with all other events, circumstances, changes, effects, developments, conditions or occurrences, would reasonably be expected to have a CMFT Material Adverse Effect.

Section 5.7 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against on the balance sheet of CMFT dated as of December 31, 2020 (including the notes thereto), (b) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement and (c) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2020, neither CMFT nor any CMFT Subsidiary has any liability or obligation (whether accrued, absolute, contingent or otherwise) that either alone or when combined with all other liabilities of a type not described in clauses (a), (b) or (c) above, has had, or would reasonably be expected to have, a CMFT Material Adverse Effect.

Section 5.8 Permits; Compliance with Law.

(a) Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 5.11, which are addressed solely in that Section, CMFT and each CMFT Subsidiary is in possession of all Permits necessary for CMFT and each CMFT Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted as of the date hereof (the “CMFT Permits”), and all such CMFT Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the CMFT Permits, individually, or in the aggregate, would not reasonably be expected to have a CMFT Material Adverse Effect. CMFT has paid all fees and assessments due and payable, in each case, in connection with all such Permits except where failure to pay, individually or in the aggregate, would not reasonably be expected to have a CMFT Material Adverse Effect. No event has occurred with respect to any of the CMFT Permits which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any such CMFT Permits. Neither CMFT nor any of the CMFT Subsidiaries has received any notice indicating, nor to the Knowledge of CMFT, is there any pending applicable petition, objection or other pleading with any Governmental Authority having jurisdiction or authority over the operations of CMFT or the CMFT Subsidiaries or the CMFT Properties that impairs the validity of any CMFT Permit or which would reasonably be expected, if accepted or granted, to result in the revocation of any CMFT Permit, except where the impairment or revocation of any such CMFT Permits, individually, or in the aggregate, would not reasonably be expected to have a CMFT Material Adverse Effect.

(b) Since January 1, 2019, neither CMFT nor any CMFT Subsidiary has been in conflict with, or in default or violation of, (i) any Law applicable to CMFT or any CMFT Subsidiary or by which any property or asset of CMFT or any CMFT Subsidiary is bound (except for compliance with Laws addressed in Section 5.10, Section 5.11, Section 5.13, and Section 5.16, respectively, which are solely addressed in those Sections), or (ii) any CMFT Permits (except for the CMFT Permits addressed in Section 5.11, which are solely addressed in that Section), except, in each case, for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a CMFT Material Adverse Effect.

Section 5.9 Litigation. There is no material Action to which CMFT or any CMFT Subsidiary is a party (either as plaintiff or defendant) pending or, to the Knowledge of CMFT, threatened before any Governmental Authority and, to the Knowledge of CMFT, there is no basis for any such Action. Neither CMFT nor any CMFT Subsidiary has been permanently or temporarily enjoined by any Order from engaging in or continuing to conduct the business of CMFT or the CMFT Subsidiaries. No Order has been issued in any proceeding to which CMFT or any of the CMFT Subsidiaries is or was a party, or, to the Knowledge of CMFT, in any other proceeding, that enjoins or requires CMFT or any of the CMFT Subsidiaries to take action of any kind with respect to its businesses, assets or properties.

Section 5.10 Properties.

(a) Except as disclosed in title insurance policies and reports (and the documents or surveys referenced in such policies and reports) and except as would not reasonably be expected to be material to CMFT or the CMFT Subsidiaries, taken as a whole, CMFT or a CMFT Subsidiary has good, marketable and insurable indefeasible fee simple title or valid leasehold interest to each of the owned CMFT Properties, free and clear of Liens, except for Permitted Liens. Except as would not reasonably be expected to have a CMFT Material Adverse Effect, (i) neither CMFT nor any CMFT Subsidiary has received written notice of any uncured violation of any Law affecting any portion of any of the CMFT Properties issued by any Governmental Authority and (ii) neither CMFT nor any CMFT Subsidiary has received written notice to the effect that there is any (A) condemnation or rezoning proceeding that is pending or, to the Knowledge of CMFT, threatened with respect to any of the CMFT Properties or (B) zoning, building or similar Law that is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the CMFT Properties or by the continued maintenance, operation or use of the parking areas associated with the CMFT Properties.

(b) Except as disclosed in property condition assessments and similar structural engineering reports relating to the CMFT Properties, CMFT has not received written notice of, nor does CMFT have any Knowledge of, any latent defects or adverse physical conditions affecting any of the CMFT Properties or the improvements thereon that have not been corrected or cured prior to the date of this Agreement, except as has not had and would not reasonably be expected to have a CMFT Material Adverse Effect.

(c) A policy of title insurance has been issued for each CMFT Property insuring, as of the effective date of such insurance policy, (i)(A) fee simple title interest held by CMFT or the applicable CMFT Subsidiary with respect to CMFT Properties that are not subject to ground leases and (B) valid leasehold estate held by CMFT or the applicable CMFT Subsidiary that are subject to ground leases and (ii) to the Knowledge of CMFT, such insurance policies are in full force and effect.

Section 5.11 Environmental Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a CMFT Material Adverse Effect: (i) no written notification, demand, request for information, citation, summons, notice of violation or order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, suit or proceeding is pending or, to the Knowledge of CMFT, is threatened, in each case relating to CMFT or any of the CMFT Subsidiaries or any of their respective properties, and relating to or arising out of any Environmental Law or Hazardous Substance; (ii) CMFT and the CMFT Subsidiaries are, and for the past year, have been, in compliance with all Environmental Laws and all applicable Environmental Permits; (iii) CMFT and each of the CMFT Subsidiaries is in possession of all Environmental Permits necessary for CMFT and each CMFT Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted as of the date hereof, and all such Environmental Permits are valid and in full force and effect; (iv) any and all Hazardous Substances disposed of by CMFT and each CMFT Subsidiary since January 1, 2016 were disposed in accordance with all applicable Environmental Laws and Environmental Permits; (v) CMFT and the CMFT Subsidiaries are not subject to any Order, determination or award by any Governmental Authority pursuant to any Environmental Laws, any Environmental Permit or with respect to any Hazardous Substance; and (vi), there are no liabilities or obligations of CMFT or any of the CMFT Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance, and there is no condition, situation or set of circumstances that would reasonably be expected to result in any such liability or obligation.

Section 5.12 Material Contracts.

(a) Each Contract required to be filed (or incorporated by reference) as an exhibit to any CMFT SEC Document filed on or after January 1, 2021 pursuant to Item 601(b)(1), (2), (4), (9) or (10) of Regulation S-K promulgated under the Securities Act has been so filed (or incorporated by reference) (such Contracts, together with those Contracts described in Section 5.12(b) “CMFT Material Contracts”).

(b) Other than the Contracts described in Section 5.12(a) and except for this Agreement, Section 5.12(b) of the CMFT Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of each Contract (or the accurate description of principal terms in case of oral Contracts), including all amendments, supplements and side letters thereto, to which CMFT or any CMFT Subsidiary is a party or by which it is bound or to which any CMFT Property or other material asset is subject, that:

(i) constitutes (A) an Indebtedness obligation of CMFT or any CMFT Subsidiary with a principal amount as of the date hereof greater than one hundred million dollars ($100,000,000) or (B) a Contract (including any so called take-or-pay or keepwell agreements) under which (1) any Person (including CMFT or any CMFT Subsidiary) has directly or indirectly guaranteed Indebtedness, liabilities or obligations of CMFT or any CMFT Subsidiary or (2) CMFT or any CMFT Subsidiary has directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Person (other than CMFT or any CMFT Subsidiary);

(ii) provides for the pending purchase or sale, option to purchase or sell or other right to purchase, sell, dispose of or ground lease (by merger, by purchase or sale of assets or stock, by lease or otherwise) (other than any right of first refusal or right of first offer) of (A) any real property (including any CMFT Property or any portion thereof) or (B) any other asset of CMFT or any CMFT Subsidiary or equity interests of any Person, in the case of (A) and (B), with a purchase or sale price greater than two million five hundred thousand dollars ($2,500,000);

(iii) sets forth the operational or economic terms of a joint venture, partnership, limited liability company or strategic alliance of CMFT or any CMFT Subsidiary with a third party;

(iv) contains restrictions on the ability of CMFT or any CMFT Subsidiary to pay dividends or other distributions, other than the CMFT Governing Documents or any equivalent organizational or governing documents of any other CMFT Subsidiary;

(v) has continuing “earn-out” or other similar contingent purchase price payment obligations, in each case that could result in payments, individually or in the aggregate, in excess of two million five hundred thousand dollars ($2,500,000);

(vi) provides a right of first refusal or right of first offer of any real property (including any CMFT Property or any portion thereof) having annualized straight-line rents as of June 30, 2021 representing greater than 1.0% of CMFT’s rental revenues for the year ended December 31, 2020, which right of first refusal or right of first offer would be triggered by the consummation of the transactions contemplated by this Agreement; or

(vii) is both (A) not made in the ordinary course of business consistent with past practice and (B) material to CMFT and the CMFT Subsidiaries, taken as a whole.

(c) Each CMFT Material Contract is legal, valid, binding on and enforceable against CMFT or the CMFT Subsidiary that is a party thereto and, to the Knowledge of CMFT, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). CMFT and each CMFT Subsidiary has performed all obligations required to be performed by it under each CMFT Material Contract and, to the Knowledge of CMFT, each other party thereto has performed all obligations required to be performed by it under such CMFT Material Contract, except where in each case the failure to perform, individually or in the aggregate, would not reasonably be expected to be material to CMFT and the CMFT Subsidiaries, taken as a whole. None of CMFT, any CMFT Subsidiary or, to the Knowledge of CMFT, any other party thereto, is in breach or violation of, or default under, any CMFT Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any CMFT Material Contract, except where in each case such breach, violation or default, individually or in the aggregate, would not reasonably be expected to be material to CMFT and the CMFT Subsidiaries, taken as a whole. Neither CMFT nor any CMFT Subsidiary has received written notice of any violation or default under, or currently owes any termination, cancellation or other similar fees or any liquidated damages with respect to, any CMFT Material Contract, except for violations, defaults, fees or damages that, individually or in the aggregate, would not reasonably be expected to have a CMFT Material Adverse Effect.

(d) (i) Neither CMFT nor any CMFT Subsidiary is in receipt of any pending written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any CMFT Material Contract, (ii) no party is exercising, or threatening to exercise, any force majeure or similar provision under any CMFT Material Contract and (iii) no party is seeking to, or threatening to, withhold or otherwise delay amounts payable to CMFT or any CMFT Subsidiary under any CMFT Material Contract as a result of COVID-19 or the COVID-19 Measures (whether or not CMFT or such CMFT Subsidiary granted any forgiveness or deferral).

(e) Neither CMFT nor any CMFT Subsidiary owes any termination, cancellation or other similar fees or any liquidated damages to any third party manager or operator.

Section 5.13 Taxes.

(a) CMFT and each CMFT Subsidiary has timely filed with the appropriate Governmental Authority all U.S. federal and state income and other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns are complete and correct in all material respects. CMFT and each CMFT Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions in accordance with GAAP for, all material Taxes required to be paid by them, whether or not shown on any Tax Return. True and complete copies of all United States federal income Tax Returns that have been filed with the IRS by CMFT and each CMFT Subsidiary with respect to the taxable years ending on or after December 31, 2014 have been made available to INAV. No written claim has been proposed by any Governmental Authority in any jurisdiction where CMFT or any CMFT Subsidiary do not file Tax Returns that CMFT or any CMFT Subsidiary is or may be subject to Tax by such jurisdiction.

(b) Beginning with CMFT’s taxable year ended on December 31, 2014, (i) CMFT has been organized and operated in conformity with the requirements to qualify as a REIT under the Code, (ii) the current and proposed method of operation for CMFT is expected to enable CMFT to continue to meet the requirements for qualification as a REIT, and (iii) CMFT has not taken any action that would, or omitted to take any action the omission of which would reasonably be expected to result in CMFT’s failure to qualify as a REIT, and no challenge to CMFT’s status as a REIT is pending or threatened in writing.

(c) (i) There are no audits, investigations by any Governmental Authority or other proceedings pending or threatened in writing with regard to any material Taxes or material Tax Returns of CMFT or any CMFT

Subsidiary; (ii) no deficiency for any material Taxes of CMFT or any CMFT Subsidiary has been claimed, proposed or assessed, in each case, in writing by any Governmental Authority, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a CMFT Material Adverse Effect; (iii) neither CMFT nor any CMFT Subsidiary has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time (other than pursuant to an automatic extension to file a Tax Return requested in the ordinary course of business) with respect to any material Tax assessment or deficiency for any open tax year; (iv) neither CMFT nor any CMFT Subsidiary is currently the beneficiary of any extension of time within which to file any material Tax Return, other than automatic extensions; and (v) neither CMFT nor any CMFT Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d) Each CMFT Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been, since it became a CMFT Subsidiary, treated for United States federal income tax purposes as a partnership, disregarded entity, or Qualified REIT Subsidiary, as the case may be, and not as a corporation or an association taxable as a corporation whose separate existence is respected for United States federal income tax purposes, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for U.S. federal income tax purposes under Section 7704(a) of the Code. No CMFT Subsidiary is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary.

(e) Neither CMFT nor any CMFT Subsidiary holds any asset the disposition of which would be subject to Treasury Regulation Section 1.337(d)-7, nor has it disposed of any such asset during its current taxable year.

(f) CMFT and the CMFT Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(g) There are no CMFT Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes), and, as of the date of this Agreement, no person has raised in writing, or to the Knowledge of CMFT threatened to raise, a material claim against CMFT or any CMFT Subsidiary for any breach of any CMFT Tax Protection Agreements. As used herein, “CMFT Tax Protection Agreements” means any written agreement to which CMFT or any CMFT Subsidiary is a party pursuant to which: (i) any liability to holders of limited partnership interests or limited liability company interests in a CMFT Subsidiary Partnership (as hereinafter defined) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests or limited liability company interests in a CMFT Subsidiary Partnership, CMFT or any CMFT Subsidiary has agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets, (C) make or refrain from making Tax elections, or (D) only dispose of assets in a particular manner. As used herein, “CMFT Subsidiary Partnership” means a CMFT Subsidiary that is treated as a partnership for United States federal income tax purposes.

(h) There are no Tax Liens upon any property or assets of CMFT or any CMFT Subsidiary except Liens for Taxes not yet delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(i) There are no Tax allocation or sharing agreements or similar arrangements (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes or any such agreement between or among solely CMFT and the CMFT Subsidiaries) with respect to or involving CMFT or any CMFT

Subsidiary, and after the Closing Date neither CMFT nor any CMFT Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(j) Except for property Tax appeals made in the ordinary course of business, neither CMFT nor any CMFT Subsidiary has requested or received any private letter ruling or other similar written ruling of a Governmental Authority or entered into any written agreement with a Governmental Authority with respect to any Taxes, and neither CMFT nor any CMFT Subsidiary is subject to any such private letter ruling or other similar written ruling of a Governmental Authority.

(k) Neither CMFT nor any CMFT Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than any CMFT Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes), or otherwise.

(l) Neither CMFT nor any CMFT Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(m) Neither CMFT nor any CMFT Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(n) Merger Sub is and always has been a disregarded entity for U.S. federal and applicable state and local income tax purposes.

(o) CMFT does not own a direct or indirect interest in any entity that is treated as a REIT for U.S. federal and applicable state and local income tax purposes.

(p) CMFT’s deduction for dividends paid, within the meaning of Section 561 of the Code, for each taxable year, taking into account any dividends subject to Sections 857(b)(9) or 858 of the Code, has not been less than the sum of (i) CMFT’s real estate investment trust taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any deduction for dividends paid for such year and (ii) CMFT’s net capital gain for such year.

(q) The CMFT Operating Partnership is properly classified as a disregarded entity for U.S. federal and applicable state and local income tax purposes.

Section 5.14 Insurance. All material insurance policies of CMFT and the CMFT Subsidiaries (the “CMFT Insurance Policies”) are in full force and effect and no written notice of cancellation or termination has been received by CMFT or any CMFT Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. Except as, individually, or in the aggregate, would not reasonably be expected to have a CMFT Material Adverse Effect, (a) there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a breach or default under any CMFT Insurance Policy, or permit termination or modification thereof, (b) all premiums currently due and payable under all CMFT Insurance Policies have been paid, and (c) CMFT and the CMFT Subsidiaries have otherwise complied in all material respects with the terms and conditions of all CMFT Insurance Policies.

Section 5.15 Benefit Plans.

(a) Other than the CMFT Equity Incentive Plan, CMFT and the CMFT Subsidiaries do not and are not required to, and have not and have never been required to, maintain, sponsor or contribute to any Benefit Plans. Neither CMFT nor any CMFT Subsidiary has any contract, plan or commitment, whether or not legally binding, to create any Benefit Plan.

(b) None of CMFT, any CMFT Subsidiaries or any of their respective ERISA Affiliates has ever maintained, contributed to, or participated in, or otherwise has any obligation or liability in connection with: (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code).

(c) Neither CMFT nor any CMFT Subsidiary has, or has ever had, any employees.

Section 5.16 Related Party Transactions. Except as described in the publicly available CMFT SEC Documents filed with or furnished to the SEC on or after January 1, 2019 and prior to the date hereof, no agreements, arrangements or understandings between CMFT or any CMFT Subsidiary (or binding on any of their respective properties or assets), on the one hand, and any other Person, on the other hand (other than those exclusively among CMFT and CMFT Subsidiaries), are in existence that are not, but are required to be, disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 5.17 Brokers. Other than RBC Capital Markets, LLC, no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of CMFT or any CMFT Subsidiary.

Section 5.18 Takeover Statutes; Appraisal Rights. Neither CMFT nor any CMFT Subsidiary is, nor at any time during the last two (2) years was, an “interested stockholder” of INAV as defined in Section 3-601 of the MGCL. The CMFT Board has taken all action necessary to render inapplicable to the Merger the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL. The restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL are not applicable to the Merger and no other Takeover Statutes are applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement. Pursuant to the CMFT Charter, no dissenters’, appraisal or similar rights are available to the holders of CMFT Common Stock with respect to the Merger and the other transactions contemplated by this Agreement.

Section 5.19 Ownership of Merger Sub; No Prior Activities.

(a) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the limited liability company membership interests of Merger Sub are owned, directly or indirectly, by CMFT.

(b) Except for the obligations or liabilities incurred in connection with its organization and the transactions contemplated by this Agreement, Merger Sub has not, and will not have prior to the Merger Effective Time, incurred, directly or indirectly through any subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.20 COVID-19.

(a) Each of CMFT and the CMFT Subsidiaries has complied with all applicable mandatory public health mandates announced by Governmental Authorities to address COVID-19, including the COVID-19 Measures, in all material respects.

(b) Neither CMFT nor any CMFT Subsidiary has incurred any Indebtedness or received any funding (regardless of whether constituting Indebtedness), or applied for any such Indebtedness or funding, pursuant to the Coronavirus Aid, Relief, and Economic Security Act or any other economic relief or stimulus legislation or program, in each case related to COVID-19.

Section 5.21 No Other Representations and Warranties; Non-Reliance.

(a) Except for the representations and warranties expressly set forth in this Article 5, or any document, agreement, certificate or other instrument contemplated by this Agreement, neither CMFT, nor any Person on behalf of CMFT, has made any representation or warranty, expressed or implied, with respect to CMFT or any CMFT Subsidiary, including their respective businesses, operations, assets (including the CMFT Properties), liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), or the accuracy or completeness of any information regarding CMFT or any CMFT Subsidiary.

(b) Notwithstanding anything contained in this Agreement to the contrary, CMFT and Merger Sub acknowledge and agree with the representation of INAV in Section 4.22(a), and hereby acknowledge and confirm that, other than the representations and warranties expressly set forth in Article 5, or any document, agreement, certificate or other instrument contemplated by this Agreement, (i) neither INAV nor any other Person has made or is making, and (ii) CMFT, Merger Sub and their Representatives are not relying on, any representations or warranties relating to INAV whatsoever, express or implied, by operation of law or otherwise, including any implied representation or warranty as to the accuracy or completeness of any information furnished or made available to CMFT, Merger Sub or any of their Representatives by INAV or its Representatives.

Article 6

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.1 Conduct of Business by INAV.

(a) INAV covenants and agrees that, between the date of this Agreement and the earlier to occur of the Merger Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1 (the “Interim Period”), except (1) to the extent required by applicable Law, (2) as may be consented to in advance in writing by CMFT (which consent shall not be unreasonably withheld, conditioned or delayed), (3) as may be expressly contemplated by this Agreement, or (4) as set forth in Section 6.1(a) of the INAV Disclosure Letter, INAV shall, and shall cause each INAV Subsidiary to, (i) conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and (ii) use all reasonable efforts to (A) preserve intact its current business organization, goodwill, ongoing businesses and significant relationships with third parties, (B) maintain the status of INAV as a REIT and (C) maintain its material assets and properties in their current condition (normal wear and tear and damage excepted).

(b) Without limiting the foregoing, INAV further covenants and agrees that, during the Interim Period, except (1) to the extent required by applicable Law, (2) as may be consented to in advance in writing by CMFT (which consent shall not be unreasonably withheld, conditioned or delayed), (3) as may be expressly contemplated by this Agreement, or (4) as set forth in Section 6.1(b) of the INAV Disclosure Letter, INAV shall not, and shall not cause or permit any INAV Subsidiary to, do any of the following:

(i) amend or propose to amend the INAV Governing Documents or such equivalent organizational or governing documents of any INAV Subsidiary, or waive the stock ownership limit or create an Excepted Holder Limit (as defined in the INAV Charter) under the INAV Charter;

(ii) adjust, split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of INAV or any INAV Subsidiary;

(iii) declare, set aside or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of INAV or any INAV Subsidiary or other equity securities or ownership interests in INAV or any INAV Subsidiary or otherwise make any payment to its or their stockholders or other equity holders in their capacity as such, except for (A) the declaration and payment by INAV of dividends in the ordinary course of business consistent with past practice, (B) the declaration and payment of dividends or other distributions to INAV or any directly or indirectly Wholly Owned INAV Subsidiary by any other directly or indirectly Wholly Owned INAV Subsidiary, and (C) distributions by any INAV Subsidiary that is not wholly owned, directly or indirectly, by INAV, in accordance with the requirements of the organizational documents of such INAV Subsidiary; provided, that, notwithstanding the restriction on dividends and other distributions in this Section 6.1(b)(iii), INAV and any INAV Subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for INAV to maintain its status as a REIT under the Code (or applicable state Law) and avoid or reduce the imposition of any entity level income or excise Tax under the Code (or applicable state Law);

(iv) other than the withholding of shares to satisfy withholding Tax obligations in respect of INAV Restricted Share Awards outstanding as of the date of this Agreement in accordance with their terms and the INAV Equity Incentive Plan in effect on the date of this Agreement, redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of INAV or an INAV Subsidiary or securities convertible or exchangeable into or exercisable therefor;

(v) except for transactions among INAV and one or more Wholly Owned INAV Subsidiaries or among one or more Wholly Owned INAV Subsidiaries, issue, sell, pledge, dispose, encumber or grant any shares of INAV or any of the INAV Subsidiaries’ capital stock or equity interests, or authorize the issuance, sale, pledge, disposition, grant, transfer or any Lien against, or otherwise enter into any Contract or understanding with respect to the voting of, any shares of INAV or any of the INAV Subsidiaries’ capital stock or equity interests, or any options, warrants, convertible securities or other rights of any kind to acquire any capital stock of INAV or any of the capital stock or other equity interests of any INAV Subsidiary;

(vi) acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets), or sell, pledge, lease, assign, transfer, dispose of or effect a deed in lieu of foreclosure with respect to, or permit or suffer to exist the creation of any Lien upon, any material property or assets, except (A) acquisitions by INAV or any Wholly Owned INAV Subsidiary of or from an existing Wholly Owned INAV Subsidiary, (B) acquisitions or dispositions in the ordinary course of business for consideration less than ten percent (10.0%) of the equity value of INAV per such acquisition or disposition, (C) any disposition of a real property asset for consideration greater than or equal to ninety percent (90%) of the net asset value assigned to such real property asset by the then most recent third party appraisal with respect to such property and (D) leases and Liens in the ordinary course of business;

(vii) incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or guarantee such Indebtedness of another Person (other than a Wholly Owned INAV Subsidiary), or issue, sell or amend the terms of any debt securities or rights to acquire any debt securities of INAV or any of the INAV Subsidiaries, except (A) Indebtedness incurred under INAV’s existing credit facility in the ordinary course of business, (B) Indebtedness incurred in the ordinary course of business that does not, in the aggregate, exceed fifty million dollars ($50,000,000), (C) refinancing of existing Indebtedness (provided, that the terms of such new Indebtedness shall not be materially more onerous on INAV compared to the existing Indebtedness and the principal amount of such replacement Indebtedness shall not be materially greater than the Indebtedness it is replacing) and (D) any mortgage Indebtedness in respect of any real property having a loan-to-value ratio not in excess of seventy-five percent (75%);

(viii) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than in the ordinary course of business and other than loans, advances or capital contributions to, or investments in, any Wholly Owned INAV Subsidiary;

(ix) other than in the ordinary course of business, enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any material rights or claims under, any INAV Material Contract (or any Contract that, if existing as of the date hereof, would be an INAV Material Contract) in any material respect, other than (A) any termination or renewal in accordance with the terms of any existing INAV Material Contract that occurs automatically without any action (other than notice of renewal) by INAV or any INAV Subsidiary or (B) as may be reasonably necessary to comply with the terms of this Agreement;

(x) authorize, make or commit to make any material capital expenditures other than in the ordinary course of business or to address obligations under existing Contracts, or in conjunction with emergency repairs;

(xi) make any payment, direct or indirect, of any liability of INAV or any INAV Subsidiary before the same comes due in accordance with its terms, other than (A) in the ordinary course of business or (B) in connection with dispositions or refinancings of any Indebtedness otherwise permitted hereunder;

(xii) waive, release, assign, settle or compromise any material Action, other than waivers, releases, assignments, settlements or compromises that (A) (I) involve only the payment of monetary damages in an amount (less any portion of such payment payable under an existing property-level insurance policy or reserved for such matter by the INAV on the most recent balance sheet included in the INAV SEC Documents as of the date of this Agreement) no greater than five hundred thousand dollars ($500,000) individually or two million dollars ($2,000,000) in the aggregate, (II) do not involve the imposition of injunctive relief against INAV or any INAV Subsidiary or the Surviving Entity and (III) do not provide for any admission of material liability by INAV or any of the INAV Subsidiaries, or (B) are made with respect to any Action involving any present, former or purported holder or group of holders of INAV Common Stock in accordance with Section 7.6(c);

(xiii) (A) hire any employee or engage any independent contractor (who is a natural person), (B) grant any new awards under the INAV Equity Incentive Plan or amend or modify the terms of any INAV Restricted Share Awards outstanding as of the date of this Agreement or (C) become a party to, enter into or otherwise adopt any employment, bonus, severance or retirement Contract or Benefit Plan or other compensation or employee benefits arrangement, except as may be required to comply with applicable Law;

(xiv) fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect on January 1, 2021, except as required by a change in GAAP or in applicable Law, or make any change with respect to accounting policies, principles or practices unless required by GAAP;

(xv) enter into any new line of business;

(xvi) form any new, or consent to any amendment or modification of the terms of existing, funds, joint ventures or non-traded real estate investment trusts or other pooled investment vehicles;

(xvii) fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law;

(xviii) enter into or modify in a manner adverse to INAV any INAV Tax Protection Agreement; make, change or rescind any material election relating to Taxes; change a material method of Tax accounting; file or amend any material Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment; enter into any material closing agreement related to Taxes; knowingly surrender any right to claim any material Tax refund; give or request any waiver of a statute of limitations with respect to any material Tax Return except, in each case, (A) to the extent required by Law or (B) to the extent necessary (x) to preserve INAV’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any INAV Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xix) take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause INAV to fail to qualify as a REIT or any INAV Subsidiary to cease to be treated as any of (A) a partnership or disregarded entity for United States federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xx) adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization except in connection with any transaction permitted by Section 6.1(b)(vi) in a manner that would not reasonably be expected to be materially adverse to INAV or to prevent or impair the ability of INAV to consummate the Merger;

(xxi) make any payment, loan, distribution or transfer of assets to INAV Advisor or its Affiliates (other than INAV and any INAV Subsidiary) except in such amount and as expressly contemplated by this Agreement or the INAV Advisory Agreement;

(xxii) take any action (or fail to take any action) that would make dissenters’, appraisal or similar rights available to the holders of the INAV Common Stock with respect to the Merger or any other transactions contemplated by this Agreement;

(xxiii) amend or modify the engagement letter with the INAV Financial Advisor to increase compensation to the INAV Financial Advisor or engage other financial advisors in connection with the transactions contemplated by this Agreement, provided that INAV may engage other financial advisors in the event the INAV Special Committee determines in good faith that any such other financial advisor should be engaged due to conflict considerations; or

(xxiv) authorize, or enter into any Contract or arrangement to do any of the foregoing.

(c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit INAV from taking any action, or refraining to take any action, at any time or from time to time (i) if, in the reasonable judgment of the INAV Board, such action or inaction is reasonably necessary (A) for INAV to avoid or to continue to avoid incurring entity level income or excise Taxes under the Code (or applicable state Law) or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Merger Effective Time or (B) to establish or maintain any exemption from or otherwise avoid the imposition of any requirement that INAV or any INAV Subsidiary be registered as an investment company under the Investment Company Act, including in the case of clause (A), making dividend or any other actual, constructive or deemed distribution payments to stockholders of INAV in accordance with this Agreement or otherwise as permitted pursuant to Section 6.1(b)(iii), or (ii) to take actions in good faith to respond to the actual or anticipated effects of COVID-19 or the COVID-19 Measures on INAV or any INAV Subsidiary, including changes in relationships with partners, financing sources, directors, officers, consultants, Affiliates, agents and other business partners.

Section 6.2 Conduct of Business by CMFT.

(a) CMFT covenants and agrees that during the Interim Period, except (1) to the extent required by applicable Law, (2) as may be consented to in advance in writing by INAV, (3) as may be expressly contemplated by this Agreement or or (4) as set forth in Section 6.2(a) of the CMFT Disclosure Letter, CMFT and Merger Sub shall, and shall cause each of the other CMFT Subsidiaries to, (i) conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and (ii) use all reasonable efforts to (A) preserve intact its current business organization, goodwill, ongoing businesses and significant relationships with third parties, (B) maintain the status of CMFT as a REIT, and (C) maintain its material assets and properties in their current condition (normal wear and tear and damage excepted).

(b) Without limiting the foregoing, CMFT further covenants and agrees that, during the Interim Period, except (1) to the extent required by Law, (2) as may be consented to in advance in writing by INAV (which consent shall not be unreasonably withheld, conditioned or delayed), (3) as may be expressly contemplated by this Agreement or (4) as set forth in Section 6.2(b) of the CMFT Disclosure Letter, CMFT and Merger Sub shall not, and shall not cause or permit any CMFT Subsidiary to, do any of the following:

(i) amend or propose to amend the CMFT Governing Documents or such equivalent organizational or governing documents of Merger Sub or waive the stock ownership limit or create an Excepted Holder Limit (as defined in the CMFT Charter) under the CMFT Charter;

(ii) adjust, split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of CMFT or any CMFT Subsidiary;

(iii) declare, set aside or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of CMFT or any CMFT Subsidiary or other equity securities or ownership interests in CMFT or any CMFT Subsidiary or otherwise make any payment to its or their stockholders or other equity holders in their capacity as such, except for (A) the declaration and payment by CMFT of dividends in the ordinary course of business consistent with past practice, (B) the declaration and payment of dividends or other distributions to CMFT or any directly or indirectly Wholly Owned CMFT Subsidiary by any other directly or indirectly Wholly Owned CMFT Subsidiary, and (C) distributions by any CMFT Subsidiary that is not wholly owned, directly or indirectly, by CMFT, in accordance with the requirements of the organizational documents of such CMFT Subsidiary; provided, that, notwithstanding the restriction on dividends and other distributions in this Section 6.2(b)(iii), CMFT and any CMFT Subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for CMFT to maintain its status as a REIT under the Code (or applicable state Law) and avoid or reduce the imposition of any entity level income or excise Tax under the Code (or applicable state Law);

(iv) other than (A) the withholding of shares to satisfy withholding Tax obligations in respect of restricted shares of CMFT Common Stock granted under the CMFT Equity Incentive Plan and (B) in accordance with the share redemption program of CMFT set forth on Section 6.2(b)(iv) of the CMFT Disclosure Letter, redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of CMFT or a CMFT Subsidiary or securities convertible or exchangeable into or exercisable therefor;

(v) except for (A) transactions among CMFT and one or more Wholly Owned CMFT Subsidiaries or among one or more Wholly Owned CMFT Subsidiaries and (B) shares of CMFT Common Stock issued pursuant to CMFT’s distribution reinvestment plan, issue, sell, pledge, dispose, encumber or grant any shares of CMFT or any of the CMFT Subsidiaries’ capital stock or equity interests, or authorize the issuance, sale, pledge, disposition, grant, transfer or any Lien against, or otherwise enter into any Contract or understanding with respect to the voting of, any shares of CMFT or any of the CMFT Subsidiaries’ capital stock or equity interests, or any options, warrants, convertible securities or other rights of any kind to acquire any capital stock of CMFT or any of the capital stock or other equity interests of any CMFT Subsidiary;

(vi) adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except any transaction that would not reasonably be expected to be materially adverse to CMFT or to prevent or impair the ability of CMFT or Merger Sub to consummate the Merger;

(vii) acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any material properties or material assets, except (A) acquisitions by CMFT or any Wholly Owned CMFT Subsidiary of or from an existing Wholly Owned CMFT Subsidiary and (B) acquisitions in the ordinary course of business for consideration less than twenty-five percent (25.0%) of the equity value of CMFT per such acquisition; provided, that, notwithstanding the foregoing, nothing in this provision shall prohibit CMFT or any CMFT Subsidiary from originating or acquiring any commercial real estate loan-related assets, or from investing in companies or joint ventures that originate or acquire commercial real estate loan-related assets;

(viii) incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or guarantee such Indebtedness of another Person (other than a Wholly Owned CMFT Subsidiary), or issue, sell or amend the terms of any debt securities or rights to acquire any debt securities of CMFT or any of the CMFT Subsidiaries, except (A) Indebtedness incurred in the ordinary course of business, including under existing or future warehouse facilities and working capital facilities and entering into such facilities, (B) Indebtedness incurred in the ordinary course of business that does not, in the aggregate, exceed two hundred million dollars ($200,000,000), (C) refinancing of existing Indebtedness (provided, that the terms of such new Indebtedness shall not be materially more onerous on CMFT compared to the existing Indebtedness and the principal amount of such replacement Indebtedness shall not be materially greater than the Indebtedness it is replacing) and (D) any mortgage Indebtedness in respect of any real property having a loan-to-value ratio not in excess of seventy-five percent (75%);

(ix) fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect on January 1, 2021, except as required by a change in GAAP or in applicable Law, or make any change with respect to accounting policies, principles or practices unless required by GAAP;

(x) enter into or modify in a manner adverse to CMFT any CMFT Tax Protection Agreement; make, change or rescind any material election relating to Taxes; change a material method of Tax accounting; file or amend any material Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment; enter into any material closing agreement related to Taxes; knowingly surrender any right to claim any material Tax refund, give or request any waiver of a statute of limitations with respect to any material Tax Return except, in each case, (A) to the extent required by Law or (B) to the extent necessary (x) to preserve CMFT’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any CMFT Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xi) take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause CMFT to fail to qualify as a REIT or any CMFT Subsidiary to cease to be treated as any of (A) a partnership or disregarded entity for United States federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be; or

(xii) authorize, or enter into any Contract or arrangement to do any of the foregoing.

(c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit CMFT from taking any action, or refraining to take any action, at any time or from time to time, if, in the reasonable judgment of the CMFT Board, such action or inaction is reasonably necessary (i) for CMFT to avoid or to continue to avoid incurring entity level income or excise Taxes under the Code (or applicable state Law) or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Merger Effective Time, (ii) to establish or maintain any exemption from or otherwise avoid the imposition of any requirement that CMFT or any CMFT Subsidiary be registered as an investment company under the Investment Company Act, including in the case of clause (i), making dividend or any other actual, constructive or deemed distribution payments to stockholders of CMFT in accordance with this Agreement or otherwise as permitted pursuant to Section 6.2(b)(iii) or (iii) to take actions in good faith to respond to the actual or anticipated effects of COVID-19 or the COVID-19 Measures on CMFT or any CMFT Subsidiary.

Section 6.3 No Control of Other Parties’ Business. Nothing contained in this Agreement shall give (i) CMFT, directly or indirectly, the right to control or direct INAV or any INAV Subsidiary’s operations prior to the Merger Effective Time, or (ii) INAV, directly or indirectly, the right to control or direct CMFT or any CMFT Subsidiary’s operations prior to the Merger Effective Time. Prior to the Merger Effective Time, (i) INAV shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the INAV Subsidiaries’ respective operations and (ii) CMFT shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the CMFT Subsidiaries’ respective operations.

Article 7

ADDITIONAL COVENANTS

Section 7.1 Preparation of the Form S-4 and the Proxy Statement; Stockholder Approval.

(a) As promptly as reasonably practicable following the date of this Agreement, (i) INAV shall complete the preparation (with CMFT’s reasonable cooperation) and cause to be filed with the SEC the Proxy Statement in preliminary form with respect to the Stockholders Meeting and (ii) CMFT shall complete the preparation (with INAV’s reasonable cooperation) and cause to be filed with the SEC, a registration statement on Form S-4 under the Securities Act (as amended or supplemented from time to time, the “Form S-4”), which will include the Proxy Statement, to register under the Securities Act the shares of CMFT Common Stock to be issued in the Merger (the “Registered Securities”); each Party agrees to use its respective commercially reasonable efforts to cause such filings to be made no later than the date that is fifteen (15) Business Days from the date hereof. Each of INAV and CMFT shall use its reasonable best efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after filing, (B) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and the Securities Act and (C) keep the Form S-4 effective for so long as necessary to complete the Merger. Each of INAV and CMFT shall furnish all information concerning itself, its Affiliates and the holders of its capital stock to the other Party and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and the Proxy Statement and shall provide to their and each other’s counsel such representations as reasonably necessary to render the opinions required to be filed therewith. The Form S-4 and the Proxy Statement shall include all information reasonably requested by such other Party to be included therein. Each of INAV and CMFT shall promptly notify the other Party upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or the Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide the other Party with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Form S-4 or the Proxy Statement received from the SEC and advise the other Party of any oral comments with respect to the Form S-4 or the Proxy Statement received from the SEC. Each of INAV and CMFT shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4 or the Proxy Statement. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) with the SEC, mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of INAV and CMFT, as applicable, shall cooperate and provide the other Party a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and shall give due consideration to all reasonable comments provided by the other Party. CMFT shall notify INAV, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification for offering or sale in any jurisdiction of the Registered Securities, and CMFT shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. CMFT shall also use its reasonable best efforts to take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Registered Securities, and INAV shall furnish all information concerning INAV and its stockholders as may be reasonably requested in connection with any such actions.

(b) Each of INAV, on behalf of itself and the INAV Subsidiaries, and CMFT, on behalf of itself and the CMFT Subsidiaries, agrees that none of the information supplied or to be supplied by it or such subsidiaries for inclusion or incorporation by reference in (i) the Proxy Statement and any amendment or supplement thereto will, at the time the Form S-4 becomes effective under the Securities Act, at the date of mailing to the stockholders of the INAV, at the time of the Stockholders Meeting and at the Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (iii) any other document to be filed by INAV or CMFT, respectively, will, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the receipt of the Stockholder Approval, any information relating to CMFT or INAV, or any of their respective Affiliates, should be discovered by CMFT or INAV which, in the reasonable judgment of CMFT or INAV, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, as applicable, in the light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties, and CMFT and INAV shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Form S-4 or the Proxy Statement and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of CMFT and INAV.

(c) Subject to INAV’s rights with respect to a Superior Proposal under Section 7.3, as promptly as practicable after the SEC advises it has no comments or no further comments to the Proxy Statement, INAV shall, in accordance with applicable Law and the INAV Governing Documents, establish a record date for, duly call, give notice of, convene and hold the Stockholders Meeting solely for the purpose of obtaining the Stockholder Approval; provided, that such record date shall not be more than ninety (90) days prior to the date of the Stockholders Meeting. INAV shall use its reasonable best efforts to cause the definitive Proxy Statement to be mailed to INAV’s stockholders entitled to vote at the Stockholders Meeting and to hold the Stockholders Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act (provided that there are no outstanding SEC comments on the Proxy Statement and the SEC has not otherwise enjoined mailing or use of the Proxy Statement). INAV shall, through the INAV Board, recommend to its stockholders that they provide the Stockholder Approval, include the INAV Special Committee and INAV Board Recommendation in the Proxy Statement and solicit and use its reasonable best efforts to obtain the Stockholder Approval, except to the extent that the INAV Board (upon recommendation of the INAV Special Committee) shall have made an Adverse Recommendation Change as permitted by Section 7.3(b); provided, however, for the avoidance of doubt, no Adverse Recommendation Change shall alter the other obligations under Section 7.1 unless this Agreement shall have been terminated in accordance with its terms prior to the Stockholders Meeting. Notwithstanding the foregoing provisions of this Section 7.1(c), INAV shall have the right to make one or more postponements, recesses or adjournments of the Stockholders Meeting (i) if, on a date for which the Stockholders Meeting is scheduled, INAV has not received proxies representing a sufficient number of shares of INAV Common Stock to obtain the Stockholder Approval, whether or not a quorum is present, or (ii) to the extent necessary to ensure that any amendment or supplement to the Proxy Statement required under applicable Law to be filed with the SEC and/or disseminated to INAV’s stockholders is timely filed with the SEC and/or disseminated to INAV’s stockholders; provided, however, that the Stockholders Meeting shall not be postponed or adjourned to a date that is (A) in the case of clause (i), more than thirty (30) days after the date for which the Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) and in the case of clause (ii), more than ten (10) Business Days from the previously scheduled date of such meeting, or (B) more than one hundred twenty (120) days from the record date for the Stockholders Meeting; provided, further, the Stockholders Meeting may not be postponed or adjourned on the date the Stockholders Meeting is scheduled if INAV shall have received proxies in respect of an aggregate number of shares of INAV Common Stock, which have not been withdrawn, such that Stockholder Approval would be obtained at such meeting.

Section 7.2 Access to Information; Confidentiality.

(a) During the period from the date of this Agreement to and including the Merger Effective Time, each of the Parties shall, and shall cause each of their respective subsidiaries to, subject to applicable Law and the COVID-19 Measures, afford to the other Parties and to their respective Representatives reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books and records that the other Party may reasonably request and, during such period, each of the Parties shall, and shall cause each of their respective subsidiaries to and shall use their reasonable best efforts to cause its Representatives to, furnish reasonably promptly to the other Parties a copy of any report, schedule, registration statement or other document filed by it during such period pursuant to the requirements of federal or state securities Laws as the other Party may reasonably request. In connection with such reasonable access to information, each of the Parties shall use their reasonable best efforts to cause its respective Representatives to participate in meetings and telephone conferences with the other Parties and their Representatives prior to the mailing of the Proxy Statement, prior to the Stockholders Meeting, respectively, and at such other times as may be reasonably requested. No investigation under this Section 7.2(a) or otherwise shall affect any of the representations and warranties of the Parties contained in this Agreement or any condition to the obligations of the Parties under this Agreement. Notwithstanding the foregoing, none of the Parties shall be required by this Section 7.2(a) to provide the other Parties or their respective Representatives with access to or to disclose information (A) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business in accordance with this Agreement (provided, however, that the withholding Party shall use its commercially reasonable efforts (without payment of any consideration, fees or expenses) to obtain the required consent of such third party to such access or disclosure), (B) of a sensitive or personal nature that would reasonably be expected to expose INAV or CMFT to the risk of liability, (C) the disclosure of which would violate any Law applicable to such Party or any of its Representatives (provided, however, that the withholding Party shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or duty), (D) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that the withholding Party shall use its commercially reasonable efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege, including by means of entry into a customary joint defense agreement that would alleviate the loss of such privilege) or (E) for the purpose of allowing Parties or their respective Representatives to collect samples of soil, air, water, groundwater or building materials. The Parties will use their reasonable best efforts to minimize any disruption to the businesses of the other Parties and any of their respective subsidiaries that may result from the requests for access, data and information hereunder.

(b) Each Party will hold, and will cause its respective Representatives and Affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 7.2, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement, which shall remain in full force and effect pursuant to the terms thereof notwithstanding the execution and delivery of this Agreement or the termination thereof.

Section 7.3 No Solicitation; Superior Proposals.

(a) Except as expressly permitted by this Section 7.3, INAV shall not, and shall cause each of the INAV Subsidiaries and shall direct each of its and their respective directors, officers, Affiliates and Representatives not to, directly or indirectly, (i) initiate, solicit, facilitate or knowingly encourage any inquiries, proposals or offers for, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any Person relating to, any inquiry, proposal, offer or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (ii) enter into or engage in, continue or otherwise participate in any discussions or negotiations with any Person regarding or otherwise in furtherance of, or furnish to any Person other than CMFT or its Representatives, any information in connection with or for the purpose of encouraging or facilitating any inquiry, proposal, offer or other action that constitutes, or could reasonably be expected to lead to, or to otherwise obtain, an Acquisition Proposal, (iii) release any Person from or fail to enforce any confidentiality agreement, standstill agreement or similar obligation (provided that INAV shall be permitted to waive or to not enforce any provision of any confidentiality agreement, standstill agreement or similar obligation to permit a Person to make a confidential Acquisition Proposal directly to the INAV Special Committee if the INAV Special Committee determines in good faith after consultation with outside legal counsel that any such failure to waive or to not enforce would be inconsistent with the INAV directors’ duties or standard of conduct under Maryland Law), (iv) enter into any Contract contemplating or otherwise relating to an Acquisition Proposal (other than an Acceptable NDA), or (v) take any action to exempt any Person from any Takeover Statute or similar restrictive provision of the INAV Charter, the INAV Bylaws or organizational documents or agreements of any INAV Subsidiary. In furtherance of the foregoing and except as otherwise permitted by this Section 7.3, INAV shall, and shall cause each INAV Subsidiary and each Representative of INAV and the INAV Subsidiaries to, immediately cease any discussions, negotiations or communications with any Person with respect to any Acquisition Proposal or potential Acquisition Proposal and shall immediately terminate all physical and electronic data room access previously granted to any such Person and use reasonable efforts to cause such Person to return or destroy all non-public information concerning INAV and the INAV Subsidiaries to the extent permitted pursuant to any confidentiality agreement with such Person and promptly terminate all physical and electronic data room access granted to such Person.

(b) Notwithstanding anything in this Agreement to the contrary, at any time prior to the time, but not after, Stockholder Approval is obtained, INAV and its Representatives may, in response to an unsolicited, bona fide written Acquisition Proposal that did not result from a material breach of this Section 7.3, (x) contact such Person to clarify the terms and conditions of such Acquisition Proposal and (y)(i) provide information in response to a request therefor by the Person who made such written Acquisition Proposal, provided that (A) such information is provided pursuant to (and only pursuant to) one or more Acceptable NDAs, and (B) INAV, prior to or concurrently with the time such information is provided, provides such information to CMFT, and (ii) engage or participate in any discussions or negotiations with the Person who made such written Acquisition Proposal, if and only to the extent that, in each such case referred to in clause (i) or (ii) above, the INAV Special Committee has either determined that such Acquisition Proposal constitutes a Superior Proposal or determined in good faith after consultation with outside legal counsel and outside financial advisors that such Acquisition Proposal could reasonably be expected to lead to a Superior Proposal.

(c) INAV will promptly (and in any event no later than twenty-four (24) hours after receipt thereof) notify CMFT in writing if (i) any Acquisition Proposal is received by INAV or any INAV Subsidiary, (ii) any request for information relating to INAV or any INAV Subsidiary is received by INAV or any INAV Subsidiary from any Person who informs INAV or any INAV Subsidiary that it is considering making or has made an Acquisition Proposal or (iii) any discussions or negotiations are sought to be initiated with INAV or any INAV Subsidiary regarding any Acquisition Proposal, and shall, in any such notice to CMFT, indicate the identity of the Person making, and the material terms and conditions of, such Acquisition Proposal, request or inquiry (and shall include with such notice (A) copies of any written Acquisition Proposal, including any proposed transaction agreement and any related transaction documents and financing commitments, if any, and (B) a written summary of the material terms of any related Acquisition Proposal not made in writing (including any material terms proposed orally or supplementally)), and thereafter shall promptly (and in any event no later than twenty-four (24) hours after the occurrence of such developments, discussions or negotiations or receipt of materials) (I) keep CMFT reasonably informed of all material developments, discussions and negotiations concerning any such Acquisition Proposal, request or inquiry and (II) provide CMFT with any written supplements or written additions to any written Acquisition Proposal, including any revisions to any proposed transaction agreement and any related transaction documents and financing commitments, if any. Neither INAV nor any INAV Subsidiary will enter into any agreement with any Person subsequent to the date of this Agreement that prohibits INAV from providing any information to CMFT in accordance with this Section 7.3.

(d) Except as expressly provided in Section 7.3(e), Section 7.3(f), Section 7.3(g) and Section 9.1(c)(ii), neither the INAV Board, nor any committee thereof, nor any group of directors, formally or informally, shall: (i) change, withhold, withdraw, qualify or modify or publicly propose or announce or authorize or resolve to, or announce its intention to change, withhold, withdraw, qualify or modify, in each case in a manner adverse to CMFT, the INAV Board Recommendation, (ii) authorize, approve, endorse, declare advisable, adopt or recommend or propose to publicly authorize, approve, endorse, declare advisable, adopt or recommend, any Acquisition Proposal, (iii) authorize, cause or permit INAV or any INAV Subsidiary to enter into any Alternative Acquisition Agreement, or (iv) fail to make the INAV Board Recommendation or to include the INAV Board Recommendation in the Proxy Statement (any event described in clause (i), (ii) or this clause (iv), an “Adverse Recommendation Change“).

(e) Notwithstanding anything in this Agreement to the contrary, subject to compliance with the provisions of this Section 7.3(e), if INAV receives an Acquisition Proposal, which Acquisition Proposal did not result from a material breach of this Section 7.3 and is not withdrawn, and the INAV Special Committee determines that such Acquisition Proposal constitutes a Superior Proposal and, after consultation with outside legal counsel and its financial advisor, that failure to effect an Adverse Recommendation Change in connection with such Superior Proposal or that failure to terminate this Agreement to enter into an Alternative Acquisition Agreement for such Superior Proposal would be inconsistent with the INAV directors’ duties or standard of conduct under Maryland Law, then, provided that Stockholder Approval has not yet been obtained, the INAV Board (based on the recommendation of the INAV Special Committee) may (x) effect an Adverse Recommendation Change and/or (y) enter into an Alternative Acquisition Agreement relating to or implementing the Superior Proposal and terminate this Agreement in accordance with Section 9.1(c)(ii); provided, that, in the case of each of clause (x) and (y), the INAV Board may not take action contemplated by this Section 7.3(e) unless:

(i) INAV has notified CMFT in writing that the INAV Board intends to take such action at least four (4) Business Days (the “Notice Period”) in advance of effecting an Adverse Recommendation Change and/or entering into an Alternative Acquisition Agreement, which notice shall specify in reasonable detail the reasons for such action, describe the material terms of the Superior Proposal and attach the most current version of such agreements (including any amendments, supplements or modifications) between INAV and the party making such Superior Proposal (a “INAV Change Notice”); and

(ii) during the Notice Period following CMFT’s receipt of an INAV Change Notice, INAV shall, and shall direct its outside financial and outside legal advisors to, negotiate in good faith with CMFT (to the extent CMFT wishes to negotiate) to make adjustments to the terms and conditions of this Agreement such that the Superior Proposal ceases to constitute (in the good faith determination of the INAV Special Committee, after consultation with outside legal counsel and outside financial advisors) a Superior Proposal; provided, that any amendment, supplement or modification to any Acquisition Proposal shall be deemed a new Acquisition Proposal and INAV may not enter into any agreement relating to the Superior Proposal pursuant this Section 7.3(e) or make an Adverse Recommendation Change pursuant to this Section 7.3(e) or terminate this Agreement pursuant to Section 9.1(c)(ii) unless INAV has complied with the requirements of this Section 7.3(e) with respect to such new Acquisition Proposal including sending an additional INAV Change Notice (except that the new Notice Period under this Section 7.3(e)(ii) shall be three (3) Business Days instead of four (4) Business Days). Notwithstanding anything in this Section 7.3(e)(ii), neither CMFT’s acceptance nor rejection of INAV’s offer to negotiate pursuant to this Section 7.3(e)(ii) shall have any bearing on CMFT’s right to terminate this Agreement pursuant to Section 9.1(d)(ii) herein.

(f) Notwithstanding anything in this Agreement to the contrary, at any time after the date of this Agreement and before Stockholder Approval is obtained, the INAV Special Committee and the INAV Board may, if the INAV Special Committee determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with the duties or standard of conduct of the directors under Maryland Law, make an Adverse Recommendation Change in response to an Intervening Event; provided, that, prior to making such Adverse Recommendation Change, INAV shall have complied with clauses (i) and (ii) of Section 7.3(e).

(g) Nothing in this Section 7.3 or elsewhere in this Agreement shall prevent the INAV Special Committee, the INAV Board or INAV, directly or indirectly, from (i) taking and disclosing to the stockholders of INAV a position with respect to an Acquisition Proposal as contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, (ii) making any required disclosure to the stockholders of INAV under applicable Law, including Rule 14d-9 promulgated under the Exchange Act or Item 1012(a) of Regulation M-A or (iii) making any disclosure to the stockholders of INAV if the INAV Board determines in good faith after consultation with its outside legal counsel (and based on the recommendation of the INAV Special Committee) that the failure to do so would be inconsistent with the duties and standard of conduct of the INAV directors under Maryland Law; provided, however, that to the extent any such disclosure addresses the approval, recommendation or declaration of advisability by the INAV Special Committee or the INAV Board with respect to this Agreement or an Acquisition Proposal, such disclosure shall be deemed to be an Adverse Recommendation Change if not accompanied by an express public affirmation of the INAV Board Recommendation; provided, further, that a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not be deemed to be an Adverse Recommendation Change.

(h) Notwithstanding anything to the contrary contained in this Agreement, none of INAV, any INAV Subsidiary or their respective Affiliates or Representatives shall reimburse or agree to reimburse the fees or expenses of any Person in connection with an Acquisition Proposal (including, for the avoidance of doubt, in connection with any Acceptable NDA but excluding, for the avoidance of doubt, in connection with any acquisition agreement or merger with respect to a Superior Proposal entered into pursuant to this Section 7.3 and resulting in termination of this Agreement pursuant to Section 9.1(c)).

(i) INAV agrees that in the event any Representative of INAV or any INAV Subsidiary takes any action that, if taken by INAV would constitute a violation of this Section 7.3, and such action was taken at the direction or with the prior consent of the INAV Special Committee, then INAV shall be deemed to be in violation of this Section 7.3 for all purposes of this Agreement.

(j) For purposes of this Agreement:

(i) “Acquisition Proposal” means any bona fide proposal or offer from any Person (other than CMFT or any CMFT Subsidiaries) made after the date of this Agreement, whether in one transaction or a series of related transactions, relating to any (A) merger, consolidation, share exchange, business combination or similar transaction involving INAV or any INAV Subsidiary that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X) representing twenty percent (20%) or more of the consolidated assets of INAV, (B) sale or other disposition, by merger, consolidation, share exchange, business combination or any similar transaction, of any assets of INAV or any INAV Subsidiaries that are significant subsidiaries representing twenty percent (20%) or more of the consolidated assets of INAV, (C) issue, sale or other disposition by INAV or any INAV Subsidiaries of (including by way of merger, consolidation, share exchange, business combination or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing twenty percent (20%) or more of the votes associated with the outstanding shares of INAV Common Stock, (D) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of twenty percent (20%) or more of the votes associated with the outstanding shares of INAV Common Stock, or (E) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to INAV in which a third party shall acquire beneficial ownership of twenty percent (20%) or more of the outstanding shares of INAV Common Stock; provided, however, that the term “Acquisition Proposal” shall not include (I) the Merger or any of the other transactions contemplated by this Agreement or (II) any merger, consolidation, business combination, reorganization, recapitalization or similar transaction solely among INAV and one or more of the INAV Subsidiaries or solely among the INAV Subsidiaries.

(ii) “Intervening Event” means, with respect to INAV, a change in circumstances or development that materially affects the business, assets or operations of INAV and the INAV Subsidiaries, taken as a whole, that was not known to or reasonably foreseeable by the INAV Board prior to the execution of this Agreement, which change in circumstances or development becomes known to the INAV Board prior to Stockholder Approval being obtained; provided, however, that in no event shall the following events, circumstances or changes in circumstances constitute an Intervening Event: (i) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof, (ii) any effect arising out of or related to the COVID-19 pandemic or COVID-19 Measures and (iii) any effect arising out of the announcement or pendency of, or any actions required to be taken pursuant to, this Agreement.

(iii) “Superior Proposal” means a written Acquisition Proposal (except for purposes of this definition, the references in clauses (A) and (B) of the definition of “Acquisition Proposal” to “twenty percent (20%)” shall be replaced with “seventy-five percent (75%)”, and the references in clauses (C) through (E) of the definition of “Acquisition Proposal” to “twenty percent (20%)” shall be replaced with “fifty percent (50%)”)) that the INAV Board (based on the recommendation of the INAV Special Committee) determines in its good faith judgment (after consultation with its outside legal and financial advisors, and after taking into account (A) all of the terms and conditions of the Acquisition Proposal and this Agreement (as it may be proposed to be amended by CMFT) and (B) the feasibility and certainty of consummation of such Acquisition Proposal on the terms proposed (taking into account such legal, financial, regulatory and other aspects of such Acquisition Proposal and conditions to consummation thereof as the INAV Special Committee determines in good faith to be material to such analysis)), to be more favorable from a financial point of view to the stockholders of INAV (in their capacities as stockholders) than the Merger and the other transactions contemplated by this Agreement (as it may be proposed to be amended by CMFT) pursuant to Section 7.3(e)(ii).

Section 7.4 Public Announcements. Except with respect to any Adverse Recommendation Change or any action taken pursuant to, and in accordance with, Section 7.1 or Section 7.3, so long as this Agreement is in effect, the Parties shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated by this Agreement, and none of the Parties shall issue any such press release or make any such public statement or filing prior to obtaining the other Parties’ consent (which consent shall not be unreasonably withheld, delayed or conditioned), provided, that a Party may, without obtaining the other Parties’ consent, issue such press release or make such public statement or filing as may be required by Law if it is not possible to consult with the other Party before doing so. The Parties have agreed upon the form of a joint press release announcing the Merger and the execution of this Agreement, and shall make such joint press release no later than one (1) Business Day following the date on which this Agreement is executed. The press release and any other communications materials issued in connection with the execution of this Agreement shall reflect the intention on the part of CMFT to increase its distribution rate at the Merger Effective Time to a level that would allow the former INAV stockholders to receive aggregate per annum CMFT distributions in an amount equal to or greater than the annualized amount of INAV’s most recent distribution as of the date of this Agreement; provided, that any future distributions by CMFT shall be subject to prior authorization by the CMFT Board.

Section 7.5 Appropriate Action; Consents; Filings.

(a) Upon the terms and subject to the conditions set forth in this Agreement, CMFT shall and shall cause each CMFT Subsidiary and each of their respective Affiliates to, and INAV shall and shall cause each INAV Subsidiary and each of their respective Affiliates to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Law or pursuant to any Contract to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated by this Agreement, including (i) taking all actions necessary to cause the conditions to Closing set forth in Article 8 to be satisfied, (ii) preparing and filing any applications, notices, registrations and requests as may be required or advisable to be filed with or submitted to any Governmental Authority in order to consummate the transactions contemplated by this Agreement, (iii) obtaining all necessary or advisable actions or nonactions, waivers, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement and the making of all necessary or advisable registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary or advisable to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, (iv) subject to Section 7.6(c), defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Authority with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible, and (v) executing and delivering any additional instruments reasonably necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement; provided, that, notwithstanding anything to the contrary in this Agreement, no Party will have any obligation (A) to propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or other disposition of any assets or businesses of such Party, any of its subsidiaries (including subsidiaries of CMFT after the Closing) or their Affiliates or (B) otherwise to take or commit to take any actions that would limit the freedom of such Party, its subsidiaries (including subsidiaries of CMFT after the Closing) or their Affiliates with respect to, or their ability to retain, one or more of their businesses, product lines or assets; provided, further, that INAV and the INAV Subsidiaries shall not take any of the actions referred to in the proceeding proviso (or agree to take such actions) without CMFT’s prior written consent and CMFT can compel INAV and the INAV Subsidiaries to take any of the actions referred to in the proceeding proviso (or agree to take such actions) if such actions are only effective after the Merger Effective Time.

(b) In connection with and without limiting the foregoing Section 7.5(a), each of the Parties shall give (or shall cause their respective Affiliates to give) any notices to third parties, and each of the Parties shall use, and cause each of their respective Affiliates to use, its reasonable best efforts to obtain any third party consents that are necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement. Each of the Parties will, and shall cause their respective Affiliates to, furnish to the other Parties such necessary information and reasonable assistance as the other Parties may request in connection with the preparation of any required applications, notices, registrations and requests as may be required or advisable to be filed with any Governmental Authority and will cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other Party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between such Party and any Governmental Authority with respect to this Agreement. CMFT shall have the right to direct all matters with any Governmental Authority in connection with this Agreement in a manner consistent with its obligations hereunder; provided that, to the extent reasonably practicable, the Parties or their Representatives shall have the right to review in advance and each of the Parties will consult the other Parties on, all the information relating to the other Parties and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, no Party shall, nor shall any Party permit its respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any filing, investigation or other inquiry without giving the other Parties prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other Parties the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Authority.

(c) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than any Governmental Authority) with respect to the Merger and the other transactions contemplated by this Agreement, none of the Parties or any of their respective Representatives shall be obligated to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person. Subject to the immediately foregoing sentence, the Parties shall cooperate with respect to reasonable accommodations that may be requested or appropriate to obtain such consents.

Section 7.6 Notification of Certain Matters; Transaction Litigation.

(a) CMFT, Merger Sub and their respective Representatives shall give prompt notice to INAV, and INAV and its Representatives shall give prompt notice to CMFT and Merger Sub, of any notice or other communication received by such Party from any Governmental Authority in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement.

(b) CMFT, Merger Sub and their respective Representatives shall give prompt notice to INAV, and INAV and its Representatives shall give prompt notice to CMFT and Merger Sub, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the applicable closing conditions would be incapable of being satisfied by the Outside Date or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement. Notwithstanding anything to the contrary in this Agreement, the failure by CMFT, Merger Sub, INAV or their respective Representatives to provide such prompt notice under this Section 7.6(b) shall not constitute a breach of covenant for purposes of Section 8.2(b), Section 8.3(a), Section 9.1(c)(i), or Section 9.1(d)(i).

(c) CMFT, Merger Sub and their respective Representatives shall give prompt notice to INAV, and INAV and its Representatives shall give prompt notice to CMFT and Merger Sub, of any Action commenced or, to such Party’s Knowledge, threatened against, relating to or involving such Party or any CMFT Subsidiary or INAV Subsidiary, respectively, or any of their respective directors, officers or partners that relates to this Agreement, the Merger or the other transactions contemplated by this Agreement. INAV and its Representatives shall give CMFT the opportunity to reasonably participate in the defense and settlement of any Action against INAV or its directors, officers or partners relating to this Agreement and the transactions contemplated by this Agreement, and shall consider in good faith CMFT’s advice with respect to such Action, and no settlement in respect of any such Action shall be agreed to without CMFT’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). CMFT and its Representatives shall give INAV the opportunity to reasonably participate in the defense and settlement of any Action against CMFT or its directors, officers or partners relating to this Agreement and the transactions contemplated by this Agreement, and shall consider in good faith INAV’s advice with respect to such Action, and no settlement in respect of any such Action shall be agreed to without INAV’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

Section 7.7 Indemnification; Directors’ and Officers’ Insurance.

(a) From the Merger Effective Time until the sixth (6th) anniversary of the Merger Effective Time, CMFT shall (and shall cause the Surviving Entity to), to the fullest extent INAV would be permitted to do so under applicable Law and the INAV Governing Documents, (i) indemnify, defend and hold harmless each current and former manager, director, officer, partner, member, trustee, employee and agent of INAV or any of the INAV Subsidiaries or other individuals with rights to indemnification or exculpation pursuant to the INAV

Governing Documents or any indemnification agreements of INAV or INAV Subsidiaries (such agreements, the “Additional Indemnification Agreements”) (collectively, the “Indemnified Parties”) against and from any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any Action to the extent such Action arises out of or pertains to (A) any action or omission or alleged action or omission in such Indemnified Party’s capacity as a manager, director, officer, partner, member, trustee, employee or agent of INAV or any of the INAV Subsidiaries (whether asserted or claimed prior to, at or after the Merger Effective Time) or (B) this Agreement or any of the transactions contemplated by this Agreement, including the Merger (whether asserted or claimed prior to, at or after the Merger Effective Time), and (ii) pay in advance of the final disposition of any such Action the costs and expenses (including reasonable attorneys’ fees that are subject to indemnification hereunder), without the requirement of any bond or other security, in each case to the fullest extent permitted by Law, but subject to CMFT’s or the Surviving Entity’s receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified. Notwithstanding anything to the contrary set forth in this Agreement, CMFT or the Surviving Entity, as applicable, (x) shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any Action against or of any Indemnified Party for which indemnification may be sought under this Section 7.7 without the Indemnified Party’s prior written consent (which consent may not be unreasonably withheld, delayed or conditioned) unless such settlement, compromise, consent or termination includes an unconditional release of such Indemnified Party from all liability arising out of such Action that is subject to indemnification by CMFT and the Surviving Entity under this Section 7.7, (y) shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) and (z) shall not have any obligation hereunder to any Indemnified Party to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable Law. Without limiting the foregoing, and to the extent permitted by applicable Law, each of CMFT and the Surviving Entity agree that during the period commencing as of the Merger Effective Time and ending on the sixth (6th) anniversary of the Merger Effective Time, all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Merger Effective Time, and advancement of expenses now existing in favor of any Indemnified Party as provided in the INAV Governing Documents and Additional Indemnification Agreements shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(b) Prior to the Merger Effective Time, CMFT shall, or shall cause the Surviving Entity to, obtain and fully pay the premium for “tail” insurance policies for the extension of (or the substantial equivalent of) the directors’ and officers’ liability coverage of the existing directors’ and officers’ insurance policies of INAV for a claims reporting or discovery period of six (6) years from and after the Merger Effective Time, on prepaid and non-cancellable terms, for an aggregate cost not in excess of three times the current annual premiums for such insurance. CMFT and the Surviving Entity shall not take any action to terminate or modify the terms of the extended reporting period coverage.

(c) For a period of six (6) years following the Merger Effective Time, the organizational documents of CMFT and any applicable CMFT Subsidiary shall contain provisions no less favorable with respect to indemnification and exculpation from liabilities for acts or omissions and rights to advancement of expenses relating thereto existing in favor of any Indemnified Party than those included in the INAV Governing Documents or any similar organizational documents or agreements of any CMFT Subsidiary. No such provision shall be amended, repealed or otherwise modified for a period of six (6) years following the Merger Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Merger Effective Time, were Indemnified Parties, unless such modification shall be required by applicable Law and then only to the minimum extent required by applicable Law.

(d) If CMFT or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) liquidates, dissolves or winds-up, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of CMFT or the Surviving Entity, as applicable, assume the obligations set forth in this Section 7.7.

(e) The provisions of this Section 7.7 are intended to be for the express benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her personal representatives, shall be binding on all successors and assigns of CMFT, INAV and the Surviving Entity and shall not be amended in a manner that is adverse to the Indemnified Party (including his or her successors, assigns and heirs) without the prior written consent of the Indemnified Party (including such successors, assigns and heirs) affected thereby. The exculpation and indemnification provided for by this Section 7.7 shall not be deemed to be exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to applicable Law, Contract or otherwise. CMFT shall cause the Surviving Entity to pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the obligations provided in this Section 7.7.

Section 7.8 Dividends.

(a) In the event that a distribution with respect to the shares of INAV Common Stock permitted under the terms of this Agreement has a record date prior to the Merger Effective Time and has not been paid prior to the Closing Date, such distribution shall be paid to the holders of such shares of INAV Common Stock on the Closing Date immediately prior to the Merger Effective Time. In the event that a distribution with respect to the shares of CMFT Common Stock permitted under the terms of this Agreement has a record date prior to the Merger Effective Time and has not been paid prior to the Closing Date, such distribution shall be paid to the holders of such shares of CMFT Common Stock on the Closing Date immediately prior to the Merger Effective Time. INAV shall coordinate with CMFT on the declaration, setting of record dates and payment dates of dividends on INAV Common Stock so that holders of INAV Common Stock (i) do not receive dividends on both INAV Common Stock and CMFT Common Stock received in the Merger in respect of a single distribution period or fail to receive a dividend on either INAV Common Stock or CMFT Common Stock received in the Merger in respect of a single distribution period or (ii) do not receive both a dividend permitted by the proviso to Section 6.2(b)(iii) on CMFT Common Stock and a dividend permitted by the proviso to Section 6.1(b)(iii) on INAV Common Stock received in the Merger or fail to receive either a dividend permitted by the proviso to Section 6.2(b)(iii) on CMFT Common Stock or a dividend permitted by the proviso to Section 6.1(b)(iii) on INAV Common Stock received in the Merger.

(b) In the event that either INAV or CMFT shall declare or pay any dividend or other distribution that is expressly permitted pursuant to the proviso at the end of Section 6.1(b)(iii) or Section 6.2(b)(iii), respectively, it shall notify the other Party at least twenty (20) days prior to the Closing Date, and such other Party shall be entitled to declare a dividend per share payable (i) in the case of INAV, to holders of INAV Common Stock, in an amount per share of INAV Common Stock equal to the product of (A) the dividend declared by CMFT with respect to each share of CMFT Common Stock by (B) the applicable Exchange Ratio, and (ii) in the case of CMFT, to holders of CMFT Common Stock, in an amount per share of CMFT Common Stock equal to the quotient obtained by dividing (A) the dividend declared by INAV with respect to each share of INAV Common Stock by (B) 2.546. The record date and time and payment date and time for any dividend payable pursuant to this Section  7.8(b) shall be prior to the Closing Date.

Section 7.9 Takeover Statutes. The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute becomes applicable to the Merger or any of the other transactions contemplated by this Agreement and (b) if any such Takeover Statute becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute or the restrictions in the CMFT Charter or the INAV Charter on the Merger and the other transactions contemplated by this Agreement.

Section 7.10 Tax Matters.

(a) Each of CMFT and INAV shall use its reasonable best efforts (before and, as applicable, after the Merger Effective Time) to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including by executing and delivering the tax representation letters referred to herein and, unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local Law), reporting consistently for all federal, state, and local income Tax or other purposes. Neither CMFT nor INAV shall take any action that would, or fail to take any action the failure of which would, reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

(b) CMFT shall (i) use its reasonable best efforts to obtain or cause to be provided the opinions referred to in Section 8.2(f) and Section 8.3(e), (ii) use its reasonable best efforts to obtain opinions of counsel consistent with the opinions of counsel referred to in Section 8.2(f) and Section 8.3(e), but dated as of the effective date of the Form S-4, to the extent required for the Form S-4 to be declared effective by the SEC, and (iii) deliver to each of REIT Opinion Counsel and Transaction Opinion Counsel, or other tax counsel to CMFT delivering the opinions referred to herein, a tax representation letter, dated as of the effective date of the Form S-4 and the Closing Date, as applicable, and signed by an officer of CMFT and CMFT Operating Partnership, in form and substance mutually agreeable to INAV and CMFT (such agreement not to be unreasonably withheld, conditioned or delayed), containing representations of CMFT and CMFT Operating Partnership reasonably necessary or appropriate to enable such counsel to render the applicable tax opinions described in clause (ii) of this Section 7.10(b) and the tax opinions described in Section 8.2(f) and Section 8.3(e). The tax representations letters described in clause (iii) above shall also be provided to INAV, and for purposes of the opinion required by Section 8.3(f), INAV may rely on the representation letter provided pursuant to this Section 7.10(b) in connection with making the representations in the tax representation letter provided to Transaction Opinion Counsel for the purposes of the opinion to be issued pursuant to Section 8.3(f).

(c) INAV shall (i) use its reasonable best efforts to obtain or cause to be provided the opinions referred to in Section 8.2(e) and Section 8.3(f), (ii) use its reasonable best efforts to obtain opinions of counsel consistent with the opinions of counsel referred to in Section 8.2(e) and Section 8.3(f), but dated as of the effective date of the Form S-4, to the extent required for the Form S-4 to be declared effective by the SEC, and (iii) deliver to each of REIT Opinion Counsel and Transaction Opinion Counsel, or other tax counsel to INAV delivering the opinions referred to herein, a tax representation letter, dated as of the effective date of the Form S-4 and the Closing Date, as applicable, and signed by an officer of INAV and INAV Operating Partnership, in form and substance mutually agreeable to INAV and CMFT (such agreement not to be unreasonably withheld, conditioned or delayed), containing representations of INAV and INAV Operating Partnership reasonably necessary or appropriate to enable such counsel to render the applicable tax opinions described in clause (ii) of this Section 7.10(c) and the tax opinions described in Section 8.2(e) and Section 8.3(f). The tax representations letters described in clause (iii) above shall also be provided to CMFT, and for purposes of the opinion required by Section 8.2(f), CMFT may rely on the representation letter provided pursuant to this Section 7.10(c) in connection with making the representations in the tax representation letter provided to Transaction Opinion Counsel for the purposes of the opinion to be issued pursuant to Section 8.2(f).

(d) CMFT and INAV shall reasonably cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to such taxes, “Transfer Taxes”), and shall reasonably cooperate in attempting to minimize the amount of Transfer Taxes. These taxes shall be the obligations of CMFT and the CMFT Subsidiaries without deduction or withholding from or to the Merger Consideration.

(e) With respect to the taxable year of INAV ending with the Merger Effective Time, INAV shall take all necessary actions, including declaring and paying dividends sufficient to satisfy its requirement under Section 857(a)(1), to cause INAV to qualify as a REIT for its shortened taxable year ending with the Merger Effective Time.

Section 7.11 Section 16 Matters. Prior to the Merger Effective Time, to the extent permitted by applicable Law, (a) INAV shall take all such steps as may be necessary or appropriate to cause any dispositions of INAV Common Stock (including derivative securities with respect to INAV Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to INAV immediately prior to the Merger Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act and (b) CMFT shall take all such steps as may be required to cause any acquisitions of the CMFT Common Stock (including derivative securities with respect to the CMFT Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to CMFT to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.12 Cooperation.

(a) INAV shall, and shall cause its Representatives to use its and their respective commercially reasonable efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to cooperate with all reasonable requests of CMFT in connection with any amendment, refinancing or replacement of the existing credit facilities of CMFT or any CMFT Subsidiary or of the existing credit facility of INAV or of any other debt facility or instrument of INAV or any INAV Subsidiary as may be sought by CMFT, in its sole and absolute discretion. INAV shall, and shall cause its Representatives to, refrain from taking, directly or indirectly, any action that would reasonably be expected to impair the ability of CMFT to effect such amendment, refinancing or replacement. Following a termination of this Agreement pursuant to Section 9.1(a), (b) (so long as INAV would have been entitled to terminate thereunder) or (c)(i), CMFT shall promptly reimburse INAV for all out-of-pocket expenses actually incurred in connection with fulfilling its obligations pursuant to the first sentence of this Section 7.12.

(b) In the event CMFT and INAV determine to sell any properties (individually or as a portfolio sale, whether in one transaction or a series of related transactions) from similar portfolios, INAV will, to the extent requested by CMFT, reasonably cooperate with CMFT in connection with such proposed sales, including in respect of marketing efforts, negotiations and execution of such sales.

Section 7.13 CMFT Board of Directors. The CMFT Board shall take or cause to be taken such action as may be necessary, in each case, to be effective as of the Merger Effective Time to cause one “Independent Director” (as such term is defined in the INAV Charter), as determined by CMFT in , serving as a member of the INAV Board who does not otherwise serve on the CMFT Board to be elected to the CMFT Board effective as of the Merger Effective Time.

Section 7.14 INAV Advisor Performance Fee. INAV and CMFT each agree that Schedule 7.14 sets forth an accurate calculation of the performance fee estimated to be payable to INAV Advisor pursuant to the terms of the INAV Advisory Agreement based on the assumptions set forth therein, which INAV Advisory Agreement shall terminate effective as of the Merger Effective Time. For the avoidance of doubt, if the Merger is consummated, INAV Advisor has agreed to waive the performance fee and, thus, no performance fee shall be payable to INAV Advisor by INAV other than that to which it would be entitled in the absence of the Merger.

Article 8

CONDITIONS

Section 8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the Parties to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by each of the Parties (which, in the case of INAV, means waiver by the INAV Special Committee and, in the case of CMFT, means waiver by the CMFT Special Committee) at or prior to the Merger Effective Time of the following conditions:

(a) Authorizations. All consents, authorizations, orders or approvals of each Governmental Authority necessary for the consummation of the Merger and the other transactions contemplated by this Agreement set forth in Section 8.1(a) of the INAV Disclosure Letter and Section 8.1(a) of the CMFT Disclosure Letter shall have been obtained and any applicable waiting periods in respect thereof shall have expired or been terminated.

(b) Stockholder Approval; Charter Amendment. The Stockholder Approval shall have been obtained in accordance with applicable Law, the INAV Charter and the INAV Bylaws. The Charter Amendment shall have become effective pursuant to the MGCL.

(c) No Injunctions or Restraints. No Order issued by any Governmental Authority of competent jurisdiction prohibiting consummation of the Merger shall be in effect, and no Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority that, in any case, prohibits, restrains, enjoins or makes illegal the consummation of the Merger or the other transactions contemplated by this Agreement.

(d) Form S-4. The Form S-4 shall have been declared effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no proceedings for that purpose shall have been initiated by the SEC that have not been withdrawn.

Section 8.2 Conditions to Obligations of CMFT and Merger Sub. The obligations of CMFT and Merger Sub to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by CMFT (which means waiver by the CMFT Special Committee), at or prior to the Merger Effective Time, of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of INAV set forth in the Fundamental Representations (except the first sentence of Section 4.1(a) (Organization and Qualification; Subsidiaries) and Section 4.4(a) (Capital Structure)) shall be true and correct in all material respects as of the date of this Agreement and as of the Merger Effective Time, as though made as of the Merger Effective Time, (ii) the representations and warranties set forth in the first sentence of Section 4.1(a) (Organization and Qualification; Subsidiaries) and Section 4.4(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Merger Effective Time as though made as of the Merger Effective Time, (iii) the representation and warranty of INAV set forth in Section 4.6(c) (Absence of Certain Changes and Events) shall be true and correct in all respects as of the date of this Agreement and as of the Merger Effective Time, as though made as of the Merger Effective Time, and (iv) each of the other representations and warranties of INAV contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Merger Effective Time, as though made as of the Merger Effective Time, except where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or INAV Material Adverse Effect qualifications set forth therein), individually or in the aggregate, does not have and would not reasonably be expected to have an INAV Material Adverse Effect; provided, however, that representations and warranties that are made as of a specific date shall be true and correct in accordance with clauses (i) through (iv) only on and as of such date.

(b) Performance of Covenants and Obligations of INAV. INAV shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by it under this Agreement on or prior to the Closing.

(c) Absence of Material Adverse Change. Since the date of this Agreement, no event, circumstance, change, effect, development, condition or occurrence shall exist or have occurred that, individually or in the aggregate, constitutes, or would reasonably be expected to constitute, an INAV Material Adverse Effect.

(d) Delivery of Certificate. INAV shall have delivered to CMFT a certificate, dated the date of the Closing and signed by its chief executive officer and chief financial officer on behalf of INAV, certifying to the effect that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.

(e) REIT Opinion. CMFT shall have received a written opinion of REIT Opinion Counsel or other nationally recognized tax counsel to INAV reasonably satisfactory to CMFT, dated as of the Closing Date and in form and substance reasonably satisfactory to CMFT, to the effect that, commencing with INAV’s taxable year that ended on December 31, 2014, INAV has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its prior, current and proposed ownership, organization and method of operation have enabled and will enable INAV to continue to meet the requirements for qualification and taxation as a REIT under the Code through the Merger Effective Time, which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer’s certificate executed by INAV and INAV Operating Partnership.

(f) Section 368 Opinion. CMFT shall have received a written opinion of Transaction Opinion Counsel, or other nationally recognized tax counsel to CMFT, dated as of the Closing Date, in form and substance reasonably acceptable to CMFT, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications. In rendering such opinion, such counsel may rely upon the tax representation letters described in Section 7.10.

Section 8.3 Conditions to Obligations of INAV. The obligations of INAV to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by INAV (which means waiver by the INAV Special Committee) at or prior to the Merger Effective Time, of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of CMFT and Merger Sub set forth in the Fundamental Representations (except the first sentence of Section 5.1(a) (Organization and Qualification; Subsidiaries) and Section 5.4(a) (Capital Structure)), shall be true and correct in all material respects as of the date of this Agreement and as of the Merger Effective Time, as though made as of the Merger Effective Time, (ii) the representations and warranties set forth in the first sentence of Section 5.1(a) (Organization and Qualification; Subsidiaries) and Section 5.4(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Merger Effective Time as though made as of the Merger Effective Time, (iii) the representation and warranty set forth in Section 5.6(c) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date of this Agreement and as of the Merger Effective Time, as though made as of the Merger Effective Time, and (iv) each of the other representations and warranties of CMFT and Merger Sub contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Merger Effective Time, as though made as of the Merger Effective Time, except where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or CMFT Material Adverse Effect qualifications set forth therein), individually or in the aggregate, does not have and would not reasonably be expected to have a CMFT Material Adverse Effect; provided, however, that representations and warranties that are made as of a specific date shall be true and correct in accordance with clauses (i) through (iv) only on and as of such date.

(b) Performance of Covenants and Obligations of CMFT and Merger Sub. CMFT and Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by them under this Agreement on or prior to the Closing.

(c) Absence of Material Adverse Change. Since the date of this Agreement, no event, circumstance, change, effect, development, condition or occurrence shall exist or have occurred that, individually or in the aggregate, constitutes, or would reasonably be expected to constitute, a CMFT Material Adverse Effect.

(d) Delivery of Certificate. CMFT shall have delivered to INAV a certificate, dated the date of the Closing and signed by its chief executive officer and chief financial officer on behalf of CMFT certifying to the effect that the conditions set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c) have been satisfied.

(e) REIT Opinion. INAV shall have received a written opinion of REIT Opinion Counsel, or other nationally recognized tax counsel to CMFT reasonably satisfactory to INAV, dated as of the Closing Date and in form and substance reasonably satisfactory to INAV, to the effect that, commencing with CMFT’s taxable year that ended on December 31, 2012, CMFT has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its prior, current and proposed ownership, organization and method of operation have enabled and will enable CMFT to continue to meet the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer’s certificate executed by CMFT and CMFT Operating Partnership.

(f) Section 368 Opinion. INAV shall have received a written opinion of Transaction Opinion Counsel, or other nationally recognized tax counsel to INAV, dated as of the Closing Date, in form and substance reasonably acceptable to INAV, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications. In rendering such opinion, such counsel may rely upon the tax representation letters described in Section 7.10.

Article 9

TERMINATION, FEES AND EXPENSES, AMENDMENT AND WAIVER

Section 9.1 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Merger Effective Time, notwithstanding receipt of the Stockholder Approval (except as otherwise specified in this Section 9.1):

(a) by mutual written consent of each of CMFT (with the approval of the CMFT Special Committee) and INAV (with the approval of the INAV Special Committee);

(b) by either CMFT (with the approval of the CMFT Special Committee) or by INAV (with the approval of the INAV Special Committee):

(i) if the Merger shall not have occurred on or before 11:59 p.m., New York City time, on May 30, 2022 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any Party if the failure of such Party (or, in the case of CMFT, Merger Sub) to perform or comply in all material respects with the obligations, covenants or agreements of such Party set forth in this Agreement shall have been the primary cause of, or resulted in, the failure of the Merger to be consummated by the Outside Date;

(ii) if any Governmental Authority of competent jurisdiction shall have issued an Order permanently restraining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order shall have become final and nonappealable; provided, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to a Party if the issuance of such final, non-appealable Order was primarily due to the failure of such Party (or, in the case of CMFT, Merger Sub) to perform or comply in all material respects with any of its obligations, covenants or agreements under this Agreement; or

(iii) if the Stockholder Approval shall not have been obtained at the Stockholders Meeting (unless such meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof); provided, that the right to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to a Party if the failure to receive the Stockholder Approval was primarily due to the failure of a Party to perform or comply in all material respects with any of its obligations, covenants or agreements under this Agreement;

(c) by INAV (with the approval of the INAV Special Committee):

(i) if a breach of any representation or warranty or failure to perform or comply with any obligation, covenant or agreement on the part of CMFT or Merger Sub set forth in this Agreement has occurred that would cause any of the conditions set forth in Section 8.1 or Section 8.3 not to be satisfied (a “CMFT Terminating Breach”), which breach or failure to perform or comply cannot be cured, or, if capable of cure, has not been cured by the earlier of twenty (20) days following written notice thereof from INAV to CMFT and two (2) Business Days before the Outside Date; provided, however, that INAV shall not have such right to terminate this Agreement if an INAV Terminating Breach shall have occurred and be continuing at the time INAV delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(c)(i); or

(ii) at any time before Stockholder Approval is obtained, in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in accordance with the provisions of Section 7.3; provided, however, that INAV shall have complied with Section 7.3 and shall have paid or shall concurrently pay to CMFT in full the Termination Payment in accordance with Section 9.3(b).

(d) by CMFT (with the approval of the CMFT Special Committee):

(i) if a breach of any representation or warranty or failure to perform or comply with any obligation, covenant or agreement on the part of INAV set forth in this Agreement has occurred that would cause any of the conditions set forth in Section 8.1 or Section 8.2 not to be satisfied (a “INAV Terminating Breach”), which breach or failure to perform or comply cannot be cured, or if capable of cure, has not been cured by the earlier of twenty (20) days following written notice thereof from CMFT to INAV and two (2) Business Days before the Outside Date; provided, however, that CMFT shall not have such right to terminate this Agreement if a CMFT Terminating Breach shall have occurred and be continuing at the time CMFT delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(d)(i); or

(ii) if, at any time prior to the receipt of the Stockholder Approval, (A) the INAV Board has made an Adverse Recommendation Change, (B) a tender offer or exchange offer for any shares of INAV Common Stock that constitutes an Acquisition Proposal is commenced and the INAV Board fails to recommend against acceptance of such tender offer or exchange offer by the stockholders of INAV and to publicly reaffirm the INAV Board Recommendation within ten (10) Business Days of being requested to do so by CMFT or (C) INAV shall have breached or failed to comply in any material respect with any of its obligations under Section 7.3.

Section 9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given to the other Parties, in accordance with the provisions of Section 10.2, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of CMFT, Merger

Sub or INAV, except that the Confidentiality Agreement and the provisions of Section 4.22 (No Other Representations and Warranties; Non-Reliance), Section 5.21 (No Other Representations and Warranties; Non-Reliance), this Section 9.2, Section 9.3 (Fees and Expenses) and Article 10 (General Provisions) shall survive the termination of this Agreement; provided, that no such termination shall relieve any Party from any liability or damages resulting from any intentional and willful material breach (or failure to perform) that is the consequence of an act or omission by a Party with the actual knowledge that the taking of such act (or failure to act) would cause a breach of this Agreement.

Section 9.3 Fees and Expenses.

(a) Except as otherwise provided in this Section 9.3, all Expenses shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated; provided that the Parties will share equally any Form S-4 filing fees as may be required to consummate the transactions contemplated by this Agreement.

(b) In the event that this Agreement is terminated:

(i) by INAV or CMFT pursuant to Section 9.1(b)(i) or Section 9.1(b)(iii) and, (A) prior to the Stockholders Meeting, an Acquisition Proposal with respect to INAV has been publicly announced, disclosed or otherwise communicated to INAV’s stockholders or any Person shall have publicly announced an intention (whether or not conditional) to make such an Acquisition Proposal (and such Acquisition Proposal or intention shall not have been publicly withdrawn on a bona fide basis without qualification at least three (3) Business Days prior to the Outside Date (with respect to a termination pursuant to Section 9.1(b)(i)) or the Stockholders Meeting (with respect to a termination pursuant to Section 9.1(b)(iii))) and (B) within twelve (12) months after the date of such termination, (I) a transaction in respect of an Acquisition Proposal with respect to INAV is consummated, (II) INAV enters into a definitive agreement in respect of an Acquisition Proposal and such Acquisition Proposal is actually consummated thereafter, or (III) INAV recommends to stockholders of INAV or fails to recommend against an Acquisition Proposal structured as a tender offer or exchange offer and such Acquisition Proposal is actually consummated thereafter (with, for all purposes of clause (I), (II) and (III) of this Section 9.3(b)(i), all percentages included in clauses (A) and (B) of the definition of “Acquisition Proposal” increased to 75%, and all percentages in clauses (C) through (E) of the definition of “Acquisition Proposal” increased to 50%), then INAV shall pay to CMFT (1) the Termination Payment and (2) up to two million six hundred seventy-five thousand dollars ($2,675,000) as reimbursement for CMFT’s Expenses;

(ii) by INAV pursuant to Section 9.1(c)(ii), then INAV shall pay to CMFT an amount equal to (A) the Termination Payment and (B) up to two million six hundred seventy-five thousand dollars ($2,675,000) as reimbursement for CMFT’s Expenses;

(iii) by CMFT pursuant to Section 9.1(d)(ii), then INAV shall pay to CMFT (A) the Termination Payment and (B) up to two million six hundred seventy-five thousand dollars ($2,675,000) as reimbursement for CMFT’s Expenses;

(iv) by INAV pursuant to Section 9.1(c)(i), then CMFT shall pay to INAV an amount up to two million six hundred seventy five thousand dollars ($2,675,000) as reimbursement for INAV’s Expenses; or

(v) by CMFT pursuant to Section 9.1(d)(i), then INAV shall pay to CMFT an amount up to two million six hundred seventy five thousand dollars ($2,675,000) as reimbursement for CMFT’s Expenses.

(c) Termination Payment. The Parties agree and acknowledge that in no event shall INAV be required to pay the applicable Termination Payment on more than one occasion. Payment of the Termination Payment and reimbursement of Expenses, as applicable, shall be made by wire transfer of same day funds to the account or accounts designated by CMFT, (i) in the case of any amount payable pursuant to Section 9.3(b)(i), immediately prior to or concurrently with the earlier of (A) the execution of definitive documentation providing for any transaction contemplated by an Acquisition Proposal and (B) the consummation of any Acquisition Proposal;

(ii) immediately prior to or concurrently with termination in the case of any amount payable pursuant to Section 9.3(b)(ii) or if such day is not a Business Day, no later than the immediately following Business Day; and (iii) as promptly as reasonably practicable after termination (and, in any event, within two (2) Business Days thereof), in the case of any amount payable pursuant to Section 9.3(b)(iii), Section 9.3(b)(iv) or Section 9.3(b)(v).

(d) Notwithstanding anything in this Agreement to the contrary, in the event that the Termination Payment becomes payable and is paid hereunder, then such payment (together with any Expenses or other amounts payable pursuant to Section 9.3(b) or Section 9.3(e)) shall be CMFT’s and its Affiliates’ sole and exclusive remedy as liquidated damages for any and all losses or damages of any nature against INAV and the INAV Subsidiaries and their respective Representatives in respect of this Agreement, any agreement executed in connection herewith, and the transactions contemplated hereby and thereby.

(e) Each of the Parties acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the other Parties would not enter into this Agreement. In the event that INAV shall fail to pay the applicable Termination Payment when due, INAV shall reimburse CMFT for all reasonable costs and expenses actually incurred or accrued by CMFT (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.3. Further, if one Party to this Agreement (the “Termination Payor”) fails to timely pay any amount due to the other Party (the “Termination Payee”) pursuant to Section 9.3(b) and, in order to obtain the payment, the Termination Payee commences an Action that results in a judgment against the Termination Payor for the payment set forth in this Section 9.3, the Termination Payor shall pay to the Termination Payee its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Action, together with interest on such amount at a rate per annum equal to the prime rate published in the Wall Street Journal in effect on the date such payment was required to be made through the date of payment.

(f) If the Termination Payor becomes obligated to pay a fee under this Section 9.3, then, if requested by the Termination Payee, the Termination Payor shall deposit into escrow an amount in cash equal to the applicable Termination Payment with an escrow agent selected by the Termination Payee, after reasonable consultation with the Termination Payor, and pursuant to a written escrow agreement (the “Escrow Agreement”) reflecting the terms set forth in this Section 9.3(f) and otherwise reasonably acceptable to the Termination Payor and the escrow agent. The payment or deposit into escrow of the applicable Termination Payment shall be made by INAV in accordance with the timing set forth in Section 9.3(c) or, at the Termination Payee’s reasonable request, promptly after receipt of notice from the Termination Payee that the Escrow Agreement has been executed by the parties thereto. The Escrow Agreement shall provide that the Termination Payment in escrow or the applicable portion thereof shall be released to the Termination Payee on an annual basis based upon the delivery by the Termination Payee to the escrow agent of any one (or a combination) of the following:

(i) a letter from the Termination Payee’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to the Termination Payee without causing the Termination Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for the applicable taxable year of the Termination Payee determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(I) or 856(c)(3)(A)-(I) of the Code (such income, “Qualifying REIT Income”), in which case the escrow agent shall release to the Termination Payee such maximum amount stated in the accountant’s letter;

(ii) a letter from the Termination Payee’s counsel indicating that the Termination Payee received a private letter ruling from the IRS holding that the receipt by the Termination Payee of the applicable Termination Payment would either constitute Qualifying REIT Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release to the Termination Payee the remainder of the applicable Termination Payment; or

(iii) a letter from the Termination Payee’s counsel indicating that the Termination Payee has received a tax opinion from the Termination Payee’s outside counsel or accountant, respectively, to the effect that the receipt by the Termination Payee of the applicable Termination Payment should either constitute Qualifying REIT Income or should be excluded from gross income within the meaning of Section 856(c)(2) and (3) of the Code, in which case the escrow agent shall release to the Termination Payee the remainder of the applicable Termination Payment.

If the Termination Payee is INAV, the Escrow Agreement shall further provide that, at the end of the third calendar year beginning after the date on which the Termination Payor’s obligation to pay the Termination Payment arose (or earlier if directed by the Termination Payee), any remaining amount then being held in escrow by the escrow agent shall be disbursed to the Termination Payor and, in the event the Termination Payment has not by then been paid in full, such unpaid portion shall never be due. The Parties agree to cooperate in good faith to amend this Section 9.3(f) at the reasonable request of the Termination Payee in order to (A) maximize the portion of the applicable Termination Payment that may be distributed to the Termination Payee hereunder without causing the Termination Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (B) improve the Termination Payee’s chances of securing the favorable private letter ruling from the IRS described in this Section 9.3(f) or (C) assist the Termination Payee in obtaining the favorable tax opinion from its outside counsel or accountant described in this Section 9.3(f). The Escrow Agreement shall provide that the Termination Payee shall bear all costs and expenses under the Escrow Agreement. The Termination Payor shall not be a party to the Escrow Agreement and shall not bear any liability, cost or expense resulting directly or indirectly from the Escrow Agreement (other than any Taxes imposed on the Termination Payor in connection therewith).

Article 10

GENERAL PROVISIONS

Section 10.1 Nonsurvival of Representations and Warranties and Certain Covenants. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger Effective Time. The covenants to be performed prior to or at the Closing shall terminate at the Closing. This Section 10.1 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the Merger Effective Time or the full force and effect of Article 1, this Article 10 or the definitions of capitalized terms not substantively defined in Article 1.

Section 10.2 Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given or made on the date of receipt by the recipient thereof if received on or prior to 11:59 p.m., New York City time, if delivered personally, sent by overnight courier (providing proof of delivery) to the Parties or sent by facsimile or e-mail of a portable document form (pdf) attachment (providing confirmation of transmission (other than by automatic response)) at the following addresses or facsimile numbers (or at such other address or facsimile number for a Party as shall be specified by like notice):

(a) if to INAV to:

Special Committee of the Board of Directors

c/o CIM Income NAV, Inc.

2398 East Camelback Road, 4th Floor

Phoenix, Arizona 85016

Attn: Roger D. Snell

E-mail: roger@rdsnell.com

with copies (which shall not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP

Atlantic Station, Suite 1700

201 17th Street NW

Atlanta, Georgia 30363

Attn: Michael K. Rafter

E-mail: mike.rafter@nelsonmullins.com

Shapiro Sher Guinot & Sandler, P.A.

250 West Pratt Street, Suite 2000

Baltimore, Maryland 21201

Attn: William E. Carlson

E-mail: wec@shapirosher.com

(b) if to CMFT or Merger Sub to:

Special Committee of the Board of Directors

c/o CIM Real Estate Finance Trust, Inc.

2398 East Camelback Road, 4th Floor

Phoenix, Arizona 85016

Attn: T. Patrick Duncan

E-mail: tpdunc@icloud.com

with copies (which shall not constitute notice) to:

Sullivan & Cromwell LLP

1888 Century Park East, 21st Floor

Los Angeles, CA 90067

Attn: Patrick S. Brown

E-mail: brownp@sullcrom.com

Venable LLP

750 East Pratt Street

Baltimore, Maryland 21202

Attn: Sharon A. Kroupa

E-Mail: skroupa@venable.com

Section 10.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 10.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (electronically by email or facsimile) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in portable document form (pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 10.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Exhibit, Schedules, the CMFT Disclosure Letter and the INAV Disclosure Letter) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement and (b) except for the provisions of Section 7.7 (Indemnification; Directors’ and Officers’ Insurance), which, from and after the Merger Effective Time, shall be for the benefit of the Indemnified Parties, are not intended to confer upon any Person other than the Parties hereto any rights or remedies. The representations and warranties in this Agreement are the product of negotiations among the Parties and any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 10.6 without notice or liability to any other Person. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 10.6 Amendment; Extension; Waiver. At any time prior to the Merger Effective Time, the Parties may, to the extent permitted under applicable Law and except as otherwise set forth herein, (a) amend any provision of this Agreement, (b) extend the time for the performance of any of the obligations or other acts of the other Parties, (c) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement or (d) waive compliance with any of the agreements or conditions contained in this Agreement. Any such amendment of this Agreement shall be valid only if specifically set forth in an instrument in writing signed on behalf of all Parties. Any such grant by a Party of an extension or waiver in respect of any provision of this Agreement shall be valid only if specifically set forth in an instrument in writing by such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law, except to the extent expressly provided otherwise in Section 9.3 (Fees and Expenses).

Section 10.7 Governing Law; Venue.

(a) This Agreement, and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to its conflicts of laws principles (whether the State of Maryland or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Maryland).

(b) All disputes arising out of or relating to this Agreement shall be heard and determined exclusively in any Maryland state or federal court. Each of the Parties hereby irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any such Maryland state or federal court for the purpose of any Action arising out of or relating to this Agreement brought by any Party, (ii) agrees not to commence any such Action except in such courts, (iii) agrees that any claim in respect of any Action may be heard and determined in any such Maryland state or federal court, (iv) waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of venue of any such Action, (v) waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such dispute and (vi) agrees, with respect to any Action filed in a Maryland state court, to jointly request an assignment to the Maryland Business and Technology Case Management Program. Each of the Parties agrees that a final judgment in any such dispute shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 10.2. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

Section 10.8 Assignment. Except as may be required to satisfy the obligations contemplated by Section 7.7 (Indemnification; Directors’ and Officers’ Insurance), neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other Parties. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns, and any attempted or purported assignment or delegation in violation of this Section 10.8 shall be null and void.

Section 10.9 Specific Performance. The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the effective time of any termination of this Agreement pursuant to Article 9, each Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which such Party is entitled at Law or in equity. In the event that any Action should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law. To the extent any Party brings an Action to enforce specifically the performance of the terms and provisions of this Agreement (other than an Action to specifically enforce any provision that survives termination of this Agreement) when expressly available to such Party pursuant to the terms of this Agreement, the Outside Date shall automatically be extended to (a) the twentieth (20th) Business Day following the resolution of such Action, or (b) such other time period established by the court presiding over such Action.

Section 10.10 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY and UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY (a) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) ACKNOWLEDGES THAT IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND THAT IT MAKES THIS WAIVER VOLUNTARILY AND (c) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.10.

Section 10.11 Authorship. The Parties agree that the terms and language of this Agreement are the result of negotiations between the Parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any Party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.

CIM REAL ESTATE FINANCE TRUST, INC.

By:	/s/ Richard S. Ressler
Name:	Richard S. Ressler
Title:	Chairman of the Board, President and Chief Executive Officer

CYPRESS MERGER SUB, LLC

By:	CIM Real Estate Finance Trust, Inc., its sole member

By:	/s/ Richard S. Ressler
Name:	Richard S. Ressler
Title:	Chairman of the Board, President and Chief Executive Officer

(Signature Page to Agreement and Plan of Merger)

CIM INCOME NAV, INC.

By:	/s/ Nathan DeBacker
Name:	Nathan DeBacker
Title:	Chief Financial Officer and Treasurer

(Signature Page to Agreement and Plan of Merger)

Annex B

CIM INCOME NAV, INC.

ARTICLES OF AMENDMENT

CIM Income NAV, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting the definitions of “Roll-Up Entity” and “Roll-Up Transaction” in Article IV of the Charter in their entirety.

SECOND: The Charter is hereby further amended by deleting the existing Article XIII of the Charter in its entirety and substituting in lieu thereof a new Article XIII as follows:

The Corporation reserves the right from time to time to make any amendment to the Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any Shares. All rights and powers conferred by the Charter on Stockholders, Directors and officers are granted subject to this reservation. Except for those amendments permitted to be made without Stockholder approval under Maryland law or by specific provision in the Charter, any amendment to the Charter shall be valid only if approved by the affirmative vote of a majority of all votes entitled to be cast on the matter, including without limitation, (a) any amendment which would adversely affect the rights, preferences and privileges of the Stockholders; (b) any amendment to Sections 7.2, 7.5 and 7.11 of Article VII, Article IX, Article X and Article XII hereof and this Article XIII (or any other amendment of the Charter that would have the effect of amending such sections); and (c) any amendment to the Investment Objectives.

THIRD: The Charter is hereby further amended by deleting the existing Article XIV of the Charter in its entirety.

FOURTH: The Charter is hereby further amended by renumbering existing Article XV of the Charter as Article XIV.

FIFTH: The foregoing amendments have been duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law.

SIXTH: These Articles of Amendment shall become effective at [         p.m.], Eastern time, on [        ].

SEVENTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

- signature page follows-

B-1

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its                      and attested to by its                      on this          day of                     ,                     .

ATTEST:	CIM Income NAV, INC.

By:	By:
Name:	Name:
Title:	Title:

B-2

Annex C

September 21, 2021

Special Committee of the Board of Directors of

CIM Income NAV, Inc.

2398 East Camelback Road, 4th Floor

Phoenix, AZ 85016

Special Committee of the Board of Directors of CIM Income NAV, Inc.:

We understand that CIM Income NAV, Inc., a Maryland corporation (the “Company”), proposes to enter into a transaction whereby, pursuant to the terms of an Agreement and Plan of Merger, dated as of September 21, 2020 (the “Merger Agreement”), by and among the Company, CIM Real Estate Finance Trust, Inc., a Maryland corporation (“CMFT”), Cypress Merger Sub, LLC, a Maryland limited liability company and a wholly owned subsidiary of CMFT (“Merger Sub”), the Company will be merged with and into Merger Sub (the “Merger”), with Merger Sub being the surviving entity, and the capital stock of the Company shall be converted as follows:

(a)

each issued and outstanding share of the Company’s Class D common stock, $0.01 par value per share, that is not cancelled and retired pursuant to the Merger Agreement will be converted into the right to receive 2.574 shares (the “Class D Exchange Ratio”) of common stock, par value $0.01 per share of CMFT (the “CMFT Common Stock”),

(b)

each issued and outstanding share of the Company’s Class I common stock, $0.01 par value per share, that is not cancelled and retired pursuant to the Merger Agreement will be converted into the right to receive 2.632 shares (the “Class I Exchange Ratio”) of CMFT Common Stock,

(c)

each issued and outstanding share of the Company’s Class S common stock, $0.01 par value per share, that is not cancelled and retired pursuant to the Merger Agreement will be converted into the right to receive 2.508 shares (the “Class S Exchange Ratio”) of CMFT Common Stock, and

(d)

each issued and outstanding share of the Company’s Class T common stock, $0.01 par value per share, that is not cancelled and retired pursuant to the Merger Agreement will be converted into the right to receive 2.510 shares (the “Class T Exchange Ratio,” and together with the Class D Exchange Ratio, the Class I Exchange Ratio and the Class S Exchange Ratio, the “Exchange Ratios”) of CMFT Common Stock.

For purposes of this opinion letter, (a) “Excluded Persons” shall mean CMFT, Merger Sub and their respective affiliates; and (b) “Company Common Stock” shall mean the Company’s Class D common stock, Class I common stock, Class S common stock, and Class T common stock.

You have asked for our opinion, as of the date hereof, as to the fairness, from a financial point of view, to the holders of each class of Company Common Stock (other than the Excluded Persons) of the applicable Exchange Ratio provided for in the Merger pursuant to the Merger Agreement with respect to such class.

For purposes of the opinion set forth herein, we have:

(i)

reviewed documentation provided by management of the Company, including historical audited financial statements and certain internal financial statements and other operating data concerning the Company and CMFT and the Advisors (as defined below) prepared by the management of the respective entities;

(ii)

analyzed certain financial forecasts (for the fiscal years ending 2021 through 2026) of the Company (the “Company Projections”) and of CMFT (the “CMFT Projections”, and together with the Company Projections, the “Projections”), in each case prepared by management of the applicable entity, which forecasts management has represented to us are consistent with the best judgments of management as to the future financial performance of the applicable entity and are the best currently available forecasts with respect to such future financial performance of the applicable entity;

(iii)	reviewed certain estimates as to the amount and timing of cost savings (the “Cost Savings”), in each case anticipated by the Company and CMFT to result from the Merger;

(iv)

reviewed the Second Amended and Restated Advisory Agreement by and among the Company, CIM Income NAV Operating Partnership, LP and CIM Income NAV Management, LLC (the “Company Advisor”), dated November 27, 2018, and the Amended and Restated Management Agreement, dated August 20, 2019, by and between CMFT and CIM Real Estate Finance Management, LLC (the “CMFT Advisor”, and together with the Company Advisor, the “Advisors”);

(v)	discussed the past and current operations, capitalization and financial condition and the prospects of each of the Company and CMFT with senior executives of such entities and the Advisors;

(vi)	compared the operating performance of the Company and CMFT with that of certain other publicly traded companies that we considered to be generally relevant;

(vii)	reviewed third party research on the net lease, retail, and mortgage sectors from Green Street Advisors, S&P Capital IQ and other reputable sources;

(viii)	reviewed the financial terms, to the extent publicly available, of certain transactions that we considered to be relevant;

(ix)	reviewed the trading history of publicly traded companies that we considered to be generally relevant;

(x)	reviewed documents filed by the Company and CMFT with the Securities and Exchange Commission and other publicly available business and financial information;

(xi)	reviewed the draft Merger Agreement dated September 21, 2021 and certain related documents;

(xii)

performed a discounted cash flow analysis, net asset value analysis, and comparable trading analysis, for each of the Company and CMFT based on financial forecasts provided by management, and performed other financial analyses considering factors as we deemed appropriate; and

(xiii)	performed such other analyses, studies and investigations, and considered such other factors, as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information provided to, reviewed by or discussed with us (including information that is available from generally recognized public sources) for the purposes of this opinion. With respect to the Company Projections and the Cost Savings, we have been advised by the Company, and, with your consent, we have assumed, without independent investigation, that they have been reasonably prepared and reflect the best currently available estimates and good faith judgment of Company management of the expected future competitive, operating and regulatory environments and related financial performance of the Company. With respect to the CMFT Projections and the Cost Savings, we have been advised by CMFT, and, with your consent, we have assumed, without independent investigation, that they have been reasonably prepared and reflect the best currently available estimates and good faith judgment of CMFT management of the expected future competitive, operating and regulatory environments and related financial performance of CMFT. We assume no responsibility for, and express no view with respect to the Projections or Cost Savings, or any other forward-looking information or the assumptions on which they are based. We have relied, at your direction, upon the assurances of the management of the Company and CMFT that they are unaware of any facts that would make the information provided to or reviewed by us incomplete or misleading and on the assessments of management of the Company and CMFT as to CMFT’s ability to achieve the Cost Savings and have been advised by management of the Company and CMFT, and have assumed, with your consent, that the Cost Savings will be realized in the amounts and at the times projected.

We have not performed an independent appraisal of the assets and liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company or CMFT, including the Company’s or CMFT’s real estate portfolio, participation loans and commercial mortgage-backed securities, nor have we been furnished with any such appraisals, and with your consent, we have relied upon and assumed the accuracy of information provided by the Company and CMFT concerning: (i) potential environmental liabilities; (ii) deferred maintenance and other property capital needs; (iii) the ownership interest of the Company and CMFT in each of their respective properties and the economic terms of any interests held by other parties in such properties; (iv) the number of shares of Company Common Stock, CMFT Common Stock; and (v) the balance sheet value determinations for non-real estate assets and liabilities of the Company and CMFT and any transaction expense and other adjustments. In particular, we do not express any opinion as to the value of any asset or liability of the Company or CMFT or any of their respective subsidiaries, whether at current market prices or in the future. We have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Company, CMFT or Merger Sub. For purposes of valuing the Company’s and CMFT’s assets and liabilities (other than certain of CMFT’s assets related to debt investments), we have relied upon and assumed the accuracy of the market valuations provided in the most recent Form 10-Q of each of the Company and CMFT. For purposes of valuing CMFT’s interests in certain debt investments, we have relied upon and assumed the accuracy of the market valuations provided by management of CMFT, and with your consent, valued certain owned commercial real estate loans held on CMFT’s most recently publicly available balance sheet. Representatives of the Company have advised us, and we have relied upon and assumed, without independent verification, that (a) the terms of the Merger have been negotiated on an arms-length basis, and (b) the Company would be willing to enter into the Merger with a party that is not an affiliate of the Company.

In arriving at our opinion, we have not taken into account any litigation that is pending or may be brought against the Company, CMFT or any of their respective affiliates or representatives. We have been advised by the Company and CMFT that the Company and CMFT have each operated in conformity with the requirements for qualification as a REIT for U.S. federal income tax purposes since each of their respective formations as a REIT and further have assumed, at the direction of the Special Committee of the Board of Directors of the Company (the “Committee”), that the Merger will not adversely affect the status or operations of the Company or CMFT. We have also assumed, at the direction of the Committee, that the Merger will qualify as a tax-free reorganization transaction. In addition, we have not evaluated the solvency or fair value of any party to the Merger Agreement under any state or federal laws or rules, regulations, guidelines or principles relating to bankruptcy, insolvency or similar matters.

For purposes of rendering our opinion, we have assumed that there has not occurred any material change in the assets, liabilities, financial condition, results of operations, business or prospects of the Company or CMFT or any of their respective subsidiaries since the dates on which the most recent financial statements or other information, financial or otherwise, relating to the Company or CMFT or any of their respective subsidiaries, was made available to us that would be material to our analyses or our opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. We have also assumed, with your consent, that the final executed Merger Agreement will not differ in any material respect from the draft Merger Agreement reviewed by us, that the representations and warranties of each party set forth in the Merger Agreement are true and correct, that each party to the Merger Agreement will perform all of the covenants and agreements required to be performed by it thereunder and that all conditions to the Merger set forth in the Merger Agreement will be timely satisfied and not modified or waived and that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without modification, waiver or delay, except, in each case, as would not be material to our analyses. We have also relied upon and assumed, without independent verification, at the direction of the Committee, that any adjustments to the Exchange Ratios pursuant to the Merger Agreement will not be material to our opinion or our financial analyses underlying our opinion. In addition, we have assumed, with your consent, that any governmental, regulatory or third-party consents, approvals or agreements necessary for the consummation of the Merger will be obtained without any imposition of a delay, limitation, restriction or condition that would, in any respect be material to our analyses, have an adverse effect on the Company or CMFT or the contemplated benefits of the Merger.

For the purposes of our opinion, we have not independently verified the expenses, distributions and accrued performance fees allocable to the Company’s different classes of Company Common Stock and, at your direction, have relied upon representations of the Company’s management and the Advisors that, in its good faith judgment, the best currently available estimate for the value attributable to each class of Company Common Stock is derived from an allocation of the aggregate value of the Company among the different classes based on the net asset values for each class most recently publicly disclosed as of July 31, 2021 (the “Class NAVs”). We express no opinion as to the relative allocation of value reflected in the Class NAVs or the assumptions upon which they are based.

This letter does not express any opinion as to the likely value of the Company Common Stock or the CMFT Common Stock following announcement of the Merger, or the CMFT Common Stock issued pursuant to the consummation of the Merger, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of the Company or CMFT at that time. We have not been requested to, and did not, initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Merger, the securities, assets, business or operations of the Company or any other party. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that, although subsequent developments may affect this opinion and the assumptions used in preparing it, we do not have any obligation to update, revise or reaffirm this opinion. The credit, financial and stock markets as well as industries in which the Company and CMFT operate have experienced, and continue to experience, volatility and we express no opinion or view as to any potential effects of such volatility on the Company, CMFT or the Merger.

Our opinion addresses only the fairness, from a financial point of view, to the holders of Company Common Stock (other than the Excluded Persons) of the Exchange Ratios provided for in the Merger pursuant to the Merger Agreement, and we do not express any view as to the fairness or reasonableness of the Merger to, or any consideration of, the holders of any other class of securities of the Company, creditors or other constituencies of the Company or its respective subsidiaries or any other term of the proposed Merger or the other matters contemplated by the Merger Agreement. We have not been asked to, nor do we, offer any opinion as to any other term or aspect of the Merger Agreement or any other agreement or instrument contemplated by or entered into in connection with the Merger or the form or structure of the Merger Agreement or the likely timeframe in which the Merger will be consummated. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, employees or other affiliates of any party to the Merger or any class of such persons, relative to the consideration to be received by the stockholders of the Company in the Merger or with respect to the fairness of any such compensation. In addition, we are not legal, accounting, regulatory or tax experts and with your consent we have relied, without independent verification, on the assessment of the Company and its advisors with respect to such matters. We do not express any opinion as to any tax or other consequences that may result from the transactions contemplated by the Merger Agreement, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand the Company has received such advice as it deems necessary from qualified professionals. We express no view or opinion as to the financing of the Merger or the terms or conditions upon which it is obtained. Our opinion does not address the underlying business decision of the Company to engage in the Merger or the relative merits of the Merger as compared to any strategic alternatives that may be available to the Company.

We have acted as financial advisor to the Committee in connection with, and have participated in certain of the negotiations leading to, the Merger. We will receive a fee for our services as financial advisor to the Committee in connection with the Merger, a portion of which is payable upon the rendering of this opinion and the remainder of which is payable upon the successful completion of the Merger. In addition, the Company has agreed to reimburse certain of our expenses and indemnify us for liabilities relating to or arising out of our engagement. We, as part of our investment banking business, are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, CMFT or any other party that may be involved in the Merger and their respective affiliates or any currency or commodity that may be involved in the Merger. During the two years preceding the date of this opinion, as disclosed to the Committee, we and our affiliates have engaged in financial advisory relationships with CMFT or its affiliates for which we and our affiliates have received fees in connection with such services. Such relationships have included (i) arranging for placement of debt financings on behalf of CMFT or its affiliates, (ii) providing investment sales brokerage services to CMFT or its affiliates, (iii) providing investment advisory services on behalf of CMFT or its affiliates (iv) acting as financial advisor to CMFT or its affiliates in connection with leasing transactions and (v) acting as financial advisor to an affiliate of CMFT in connection with its acquisition by CMFT, each of which has been completed and paid as of the date hereof. During such two-year period, neither we nor our affiliates have been engaged as a financial advisor to Merger Sub, and we have not received any fees from such party during such period. We and our affiliates may in the future provide financial advice and services to the Company, CMFT or their respective affiliates for which we and our affiliates would expect to receive compensation. We provide a full range of financial advisory and securities services and, in the course of our normal trading activities, may from time to time effect transactions and hold securities, including, without limitation, derivative securities, of the Company or CMFT for our own account and for the accounts of customers.

Our opinion expressed herein is provided for the information and assistance of the Committee in connection with its consideration of the Merger and does not constitute a recommendation as to whether the Committee or the Board of Directors of the Company should recommend or proceed with the Merger, nor does it constitute a recommendation to any holder of Company Common Stock as to how such holder should vote or act with respect to any aspect of the Merger or any matter related thereto. This opinion has been approved by the Fairness Committee of Jones Lang LaSalle Securities LLC, an affiliate of Jones Lang LaSalle Americas, Inc. in accordance with our customary practice. This opinion may not be disclosed, in whole or in part, or summarized, excerpted from or otherwise referred to without our prior written consent except that this opinion may be reproduced in full and summarized in any disclosure document sent by the Company to the holders of Company Common Stock with respect to the Merger, provided that any summary of this opinion is in a form reasonably acceptable to us and our counsel.

Based upon and subject to the foregoing and such other matters as we consider relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio provided for in the Merger pursuant to the Merger Agreement with respect to each class of Company Common Stock is fair, from a financial point of view, to the holders of such class of Company Common Stock (other than the Excluded Persons).

Very truly yours, JONES LANG LASALLE SECURITIES, LLC

/s/ Jones Lang LaSalle Securities, LLC

Annex D

CIM INCOME NAV, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

When used in this section, unless otherwise specifically stated or the context requires otherwise, the terms “we,” “us,” “our,” or the “Company” refer to CIM Income NAV, Inc. (“INAV”) and its consolidated subsidiaries. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and notes thereto, included in the section “Index to Financial Information” in the proxy statement/prospectus, of which this Annex D forms a part. References to “Notes” in this section are to the notes to INAV’s Financial Statements as of and for the Years ended December 31, 2020, 2019 and 2018 or to INAV’s Financial Statements as of and for the Three and Six Months ended June 30, 2021 and 2020, as applicable, included in the section “Index to Financial Information” in the proxy statement/prospectus. See also “Cautionary Statement Concerning Forward-Looking Statements” and “Risk Factors” in the proxy statement/prospectus.

Definitions

We use certain defined terms throughout this section that have the following meanings:

The phrase “annualized rental income” refers to the straight-line rental revenue under our leases on operating properties owned as of the respective reporting date, which includes the effect of rent escalations and any tenant concessions, such as free rent, and excludes any contingent rent, such as percentage rent. Management uses annualized rental income as a basis for tenant, industry and geographic concentrations and other metrics within the portfolio. Annualized rental income is not indicative of future performance.

Under a “net lease,” the tenant occupying the leased property (usually as a single tenant) does so in much the same manner as if the tenant were the owner of the property. The tenant generally agrees that it will either have no ability or only limited ability to terminate the lease or abate rent prior to the expiration of the term of the lease as a result of real estate driven events such as casualty, condemnation or failure by the landlord to fulfill its obligations under the lease. There are various forms of net leases, most typically classified as either triple-net or double-net. Triple-net leases typically require the tenant to pay all expenses associated with the property (e.g., real estate taxes, insurance, maintenance and repairs, including roof, structure and parking lot). Double-net leases typically hold the landlord responsible for the capital expenditures for the roof and structure, while the tenant is responsible for all lease payments and remaining operating expenses associated with the property (e.g., real estate taxes, insurance and maintenance).

CIM INCOME NAV, INC.

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

For the Year Ended December 31, 2020

Overview

We were formed on July 27, 2010, to acquire and operate a diversified portfolio of commercial properties in the retail, office and industrial sectors that are leased to creditworthy tenants under long-term net leases, and are strategically located throughout the United States, and U.S. government securities, agency securities, corporate debt and other investments for which there is reasonable liquidity. We expect to complement our portfolio of net-lease properties by investing in substantially leased core metropolitan commercial and multi-family properties with growth potential that we believe will help us meet our investment objectives, either directly or through other funds with a proven track record of performance in these investment types, including funds managed by affiliates of our advisor. We commenced our principal operations on December 7, 2011, when we issued the initial $10.0 million in shares of our common stock pursuant to the public offering of our common stock (the “offering”) and acquired our first real estate property. When we refer to our share classes herein with respect to dates prior to November 27, 2018 (the “Restructure Date”), we are referring to our shares under our prior share structure, and when we refer to our share classes herein with respect to dates on or after the Restructure Date, we are referring to our shares under our new share structure. We have no paid employees and are externally advised and managed by CIM Income NAV Management, LLC (“CIM Income NAV Management”).

As we acquire additional commercial real estate, we will be subject to changes in real estate prices and changes in interest rates on any current variable rate debt, refinancings or new indebtedness used to acquire the properties. We may manage our risk of changes in real estate prices on future property acquisitions, when applicable, by entering into purchase agreements and loan commitments simultaneously, or through loan assumptions, so that our operating yield is determinable at the time we enter into a purchase agreement, by contracting with developers for future delivery of properties, or by entering into sale-leaseback transactions. We manage our interest rate risk by monitoring the interest rate environment in connection with our future property acquisitions, when applicable, or upcoming debt maturities to determine the appropriate financing or refinancing terms, which may include fixed rate loans, variable rate loans or interest rate hedges. If we are unable to acquire suitable properties or obtain suitable financing terms for future acquisitions or refinancing, our results of operations may be adversely affected.

As of December 31, 2020, we owned 123 properties located in 34 states, comprising 5.3 million rentable square feet of commercial space, which includes the rentable square feet of buildings on land subject to ground leases. Our operating results and cash flows are primarily influenced by rental income from our commercial properties and interest expense on our property indebtedness and acquisition and operating expenses. As 98.1% of our rentable square feet was under lease as of December 31, 2020, with a weighted average remaining lease term of 9.8 years, we believe our exposure to changes in commercial rental rates on our portfolio is substantially mitigated, except for vacancies caused by tenant bankruptcies or other factors, including due to circumstances related to the COVID-19 pandemic. Our advisor regularly monitors the creditworthiness of our tenants by reviewing each tenant’s financial results, any available credit rating agency reports on the tenant or guarantor, the operating history of the property with such tenant, the tenant’s market share and track record within its industry segment, the general health and outlook of the tenant’s industry segment, and other information for changes and possible trends. If our advisor identifies significant changes or trends that may adversely affect the creditworthiness of a tenant, it will gather a more in-depth knowledge of the tenant’s financial condition and, if necessary, attempt to mitigate the tenant credit risk by evaluating the possible sale of the property, or identifying a possible replacement tenant should the current tenant fail to perform on the lease.

Effective April 1, 2020, we modified our Offering and certain other features of our Company from a daily to a monthly net asset value (“NAV”) real estate investment trust (“REIT”). We believe this change will result in greater access to capital to execute on our investment strategy, which will help us to better achieve our investment objectives by driving growth and diversification within the portfolio, creating a stronger balance sheet and enhancing liquidity for the benefit of all stockholders.

As part of the change from a daily to a monthly NAV REIT, our board of directors (“Board”) approved, among other things: (1) a change in the frequency of our NAV calculations from daily to monthly and certain other related changes to our valuation policies; and (2) adopted an amended share redemption program that provides for redemptions on a monthly basis. As a monthly NAV REIT, we expect that investors’ subscriptions will be accepted on the first day of each month and the purchase price of each class of shares would generally equal the prior month’s NAV for that class divided by the number of shares of such class outstanding, as determined monthly, plus applicable selling commissions and dealer manager fees.

COVID-19

The COVID-19 outbreak and the associated “shelter-in-place” or “stay-at-home” orders or other quarantine mandates or public health guidance issued by local, state or federal authorities has adversely affected a number of our tenants’ businesses. The extent to which the COVID-19 pandemic continues to impact our operations and those of our tenants will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, among others.

During the year ended December 31, 2020, we provided lease concessions, either in the form of rent deferrals or abatements, to certain tenants in response to the impact of the COVID-19 pandemic on those tenants. As of December 31, 2020, we granted rent deferrals with an aggregate deferral amount of $539,000. Additionally, as of December 31, 2020, we granted rent abatements to tenants with an aggregate abatement amount of $618,000, which reduced revenues during the year ended December 31, 2020.

As of March 24, 2021, we have collected approximately 99% of rental payments billed to tenants during the three months ended December 31, 2020. There have been no significant changes in rent collections subsequent to December 31, 2020.

We are actively managing our response to the COVID-19 pandemic in collaboration with our tenants and business partners and are assessing potential impacts to our financial position and operating results, as well as potential adverse developments in our business. In order to manage the financial health of the Company, our Board is making its determinations with respect to the declaration of distributions on a monthly, instead of quarterly basis and has approved and adopted an amended and restated share redemption program (the “Amended Share Redemption Program”) that, among other changes, provides that the Amended Share Redemption Program may be suspended at any time by majority vote of the Board without prior notice if the Board believes such action is in the best interest of the Company and its stockholders. Given the recent levels of investor subscriptions and increased redemption requests, which we believe has been exacerbated by the challenging economic environment caused by the COVID-19 pandemic, our stated objectives of maintaining target liquidity of 10% of the NAV up to $1 billion, and 5% of the NAV in excess of $1 billion (“Target Liquidity”) and satisfying the redemption plan limits are in conflict. As such, the Company is temporarily redeeming less than the Amended Share Redemption Program limits to maintain this Target Liquidity while the Company seeks to generate additional liquidity through investor subscriptions and execution of an in-process asset disposition program. On August 30, 2020, our Board determined that, effective immediately, monthly redemptions temporarily will be limited to shares whose aggregate value is no more than 0.8% of the aggregate NAV as of the last calendar day of the previous calendar month, and in any calendar quarter, redemptions will be limited to shares whose aggregate value is no more than 2.0% of the aggregate NAV as of the last calendar day of the previous calendar quarter. While no assurances can be made regarding the timing of a return to the redemption plan limits stated in the Company’s Amended Share Redemption Program, if at all, the Company is currently targeting the return to the limits under the Amended Share Redemption Program to occur in the third quarter of 2021. Further, in support of our efforts to achieve sustainable liquidity, our Board determined that 50% of the independent directors’ quarterly compensation payments for the third quarter of 2020 through the second quarter of 2021 will be paid in the form of shares of our Class D common stock (“D Shares”) based on the then current NAV per share at the time of issuance. In addition, CIM Income NAV Management agreed to take 50% of the monthly advisory fee payment from August 2020 through June 30, 2021 in shares of our Class I common stock (“I Shares”) based on the then current NAV per share of such shares at the time of issuance. During the year ended December 31, 2020, we borrowed $52.0 million in revolving loans in order to increase liquidity during this period of economic uncertainty. See “— Liquidity and Capital Resources” for a more complete discussion of our financial resources.

We further engaged our independent valuation expert, pursuant to an agreement dated May 14, 2020, to provide valuation services on a monthly, instead of a rolling annual, basis, until such time that we had greater visibility into the impact of the COVID-19 pandemic on our properties’ valuations. Given the relative stability of the month-over-month valuation of our real estate assets, our liabilities and our rent collections our Board determined that it is in the best interests of us and our stockholders to cease incurring the additional costs associated with the monthly valuations and to return to valuing our real estate portfolio on a rolling annual basis in accordance with our valuation policies effective September 30, 2020. For further information regarding the impact of the COVID-19 pandemic on the Company, see the “Risk Factors” section of the proxy statement/prospectus.

Operating Highlights and Key Performance Indicators

2020 Activity

•	Disposed of five properties, consisting of three retail properties and two anchored shopping centers, for an aggregate gross sales price of $16.8 million.

•	Increased total debt by $99.7 million to $450.7 million, with cash proceeds utilized primarily for investment and redemptions.

•	Invested $50 million of limited partnership interests in CIM UII Onshore.

Portfolio Information

Real Estate Portfolio

As of December 31, 2020, we owned 123 commercial properties located in 34 states, comprising 5.3 million rentable square feet, which includes the rentable square feet of buildings on land subject to ground leases. As of December 31, 2020, these properties were 98.1% leased (including any month-to-month agreements) with a weighted average remaining lease term of 9.8 years.

The following table shows the property statistics of our real estate assets as of December 31, 2020 and 2019:

	Year Ended December 31,
	2020	2019
Number of commercial properties	123	128
Rentable square feet (in thousands) (1)	5,288	5,406
Percentage of rentable square feet leased	98.1%	98.6%
Percentage of investment-grade tenants (2)	29.5%	32.1%

(1)	Includes square feet of buildings on land that are subject to ground leases.

(2)

Investment-grade tenants are those with a credit rating of BBB- or higher by Standard & Poor’s or a credit rating of Baa3 or higher by Moody’s. The ratings may reflect those assigned by Standard & Poor’s or Moody’s to the lease guarantor or the parent company, as applicable. The weighted average credit rating is weighted based on annualized rental income, and is for only those tenants rated by Standard & Poor’s.

The following table summarizes our real estate acquisition activity during the years ended December 31, 2020 and 2019:

	Year Ended December 31,
	2020	2019
Commercial properties acquired	—	4
Purchase price of acquired properties (in thousands)	$—	$78,633
Rentable square feet of acquired properties (in thousands) (1)	—	305

(1)	Includes square feet of buildings on land that are subject to ground leases.

The following table shows the tenant diversification of our real estate portfolio, based on annualized rental income, as of December 31, 2020:

Tenant	Total Number of Leases (1)	Leased Square Feet (2) (in thousands)	2020 Annualized Rental Income (in thousands)	2020 Annualized Rental Income per Square Foot (2)	Percentage of 2020 Annualized Rental Income
Republic Services	1	134	$3,298	$24.61	5%
Valvoline Oil Change	1	162	2,978	18.38	5%
Consumer Cellular	2	160	2,878	17.99	4%
AAA	1	120	2,785	23.21	4%
AK Steel	1	136	2,062	15.16	3%
Hobby Lobby	5	270	2,048	7.59	3%
CarMax	1	92	1,924	20.91	3%
Lowe’s	2	298	1,830	6.14	3%
Valeo	2	178	1,722	9.67	3%
Wal-Mart	1	161	1,711	10.63	3%
All Other	125	3,475	41,010	11.80	64%

	142	5,186	$64,246	$12.39	100%

(1)	Includes leases which are master lease agreements.
(2)	Includes square feet of buildings on land that is subject to ground leases.

The following table shows the tenant industry diversification of our real estate portfolio, based on annualized rental income as of December 31, 2020:

Industry	Total Number of Leases (1)	Leased Square Feet (2) (in thousands)	2020 Annualized Rental Income (in thousands)	2020 Annualized Rental Income per Square Foot (2)	Percentage of 2020 Annualized Rental Income
Manufacturing	10	1,185	$10,656	$8.99	17%
Grocery	8	628	6,238	9.93	10%
Discount Store	30	467	4,775	10.22	7%
Other Services	6	274	4,201	15.33	7%
Information & Communication	3	220	3,824	17.38	6%
Motor Vehicle	11	173	3,324	19.21	5%
Waste Services	1	134	3,298	24.61	5%
Home Furnishings	8	238	3,101	13.03	5%
Insurance	1	120	2,785	23.21	4%
Home & Garden	5	351	2,503	7.13	4%
Other	59	1,396	19,541	14.00	30%

	142	5,186	$64,246	$12.39	100%

(1)	Includes leases which are master lease agreements.
(2)	Includes square feet of buildings on land that is subject to ground leases.

The following table shows the geographic diversification of our real estate portfolio, based on annualized rental income, as of December 31, 2020:

Location	Total Number of Properties	Rentable Square Feet (1) (in thousands)	2020 Annualized Rental Income (in thousands)	2020 Annualized Rental Income per Square Foot (1)	Percentage of 2020 Annualized Rental Income
Ohio	17	663	$8,392	$12.66	13%
Arizona	5	314	6,774	21.57	11%
Illinois	8	697	6,128	8.79	10%
New Jersey	2	201	3,977	19.79	6%
North Carolina	7	227	3,538	15.59	5%
Kentucky	1	162	2,978	18.38	5%
Texas	7	284	2,971	10.46	5%
Rhode Island	2	129	2,869	22.24	4%
Maryland	2	295	2,809	9.52	4%
Georgia	5	182	2,790	15.33	4%
Other	67	2,134	21,020	9.85	33%

	123	5,288	$64,246	$12.15	100%

(1)	Includes square feet of buildings on land that is subject to ground leases.

The following table shows the property type diversification of our real estate portfolio, based on annualized rental income, as of December 31, 2020:

Property Type	Total Number of Properties	Rentable Square Feet (1) (in thousands)	2020 Annualized Rental Income (in thousands)	2020 Annualized Rental Income per Square Foot (1)	Percentage of 2020 Annualized Rental Income
Retail	97	2,404	$30,402	$12.65	47%
Office	11	1,106	19,682	17.80	31%
Industrial and distribution	11	1,363	7,723	5.90	12%
Anchored shopping centers	4	415	6,439	15.52	10%

Total:	123	5,288	$64,246	$12.15	100%

(1)	Includes square feet of buildings on land parcels subject to ground leases.

Leases

Although there are variations in the specific terms of the leases of our properties, the following is a summary of the general structure of our current leases. Generally, the leases of the properties acquired provide for initial terms of ten or more years, and provide the tenant with one or more multi-year renewal options, subject to generally the same terms and conditions as the initial lease term. Certain leases also provide that in the event we wish to sell the property subject to that lease, we first must offer the lessee the right to purchase the property on the same terms and conditions as any offer which we intend to accept for the sale of the property. The properties are generally leased under net leases pursuant to which the tenant bears responsibility for substantially all property costs and expenses associated with ongoing maintenance and operation, including utilities, property taxes and insurance, while certain of the leases require us to maintain the roof, structure and parking areas of the building. Additionally, certain leases provide for increases in rent as a result of fixed increases, increases in the consumer price index, and/or increases in the tenant’s sales volume.

Our leases, as of December 31, 2020, provided for annual base rental payments (payable in monthly installments) ranging from $12,000 to $3.3 million, and had an average annual base rental payment of $437,000, with a weighted average remaining lease term of 9.8 years.

The following table shows lease expirations of our real estate portfolio as of December 31, 2020, during each of the next ten years and thereafter, assuming no exercise of renewal options:

Year of Lease Expiration	Total Number of Leases Expiring (1)	Leased Square Feet Expiring (2) (in thousands)	2020 Annualized Rental Income Expiring (in thousands)	2020 Annualized Rental Income per Square Foot (2)	Percentage of 2020 Annualized Rental Income
2021	1	9	$203	$22.56	*
2022	3	16	249	15.56	*
2023	10	132	1,361	10.31	2%
2024	15	264	3,612	13.68	6%
2025	9	221	3,290	14.89	5%
2026	15	417	4,451	10.67	7%
2027	12	519	7,657	14.75	12%
2028	10	262	4,240	16.18	7%
2029	8	548	4,552	8.31	7%
2030	3	88	1,399	15.90	2%
Thereafter	56	2,710	33,232	12.26	52%

	142	5,186	$64,246	$12.39	100%

*	Represents less than 1% of the total annual base rent.
(1)	Includes leases which are master lease agreements.
(2)	Includes square feet of buildings on land that is subject to ground leases.

The following table shows the economic metrics of our real estate assets as of and for the years ended December 31, 2020 and 2019:

	2020	2019
Economic Metrics
Weighted-average lease term (in years) (1)	9.8	10.7
Lease rollover (1),(2):
Annual average	2.7%	1.9%
Maximum for a single year	5.6%	5.9%

(1)	Based on annualized rental income of our real estate portfolio as of the respective reporting date.
(2)	Through the end of the next five years as of the respective reporting date.

Results of Operations

Overview

We are not aware of any material trends or uncertainties, other than the effects of the recent outbreak of COVID-19, and national economic conditions affecting real estate in general, that may reasonably be expected to have a material impact on our results from the acquisition, management and operations of properties other than those listed in the “Risk Factors” section of the proxy statement/prospectus. Currently, we are unable to predict the impact that the COVID-19 pandemic will have on our financial condition, results of operations and cash flows in future periods due to numerous uncertainties.

For a comparison of the years ended December 31, 2019 and 2018, see Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

Same Store Analysis

Our results of operations are influenced by the timing of acquisitions and the operating performance of our real estate assets. We review our stabilized operating results, measured by net operating income (“NOI”), from properties that we owned for the entirety of both the current and prior year reporting periods, referred to as “same store” properties, and we believe that the presentation of operating results for same store properties provides useful information to stockholders. NOI is a supplemental non-GAAP financial measure of a real estate company’s operating performance. “GAAP” refers to the accounting principles generally accepted in the United States of America. NOI is considered by management to be a helpful supplemental performance measure, as it enables management to evaluate the impact of occupancy, rents, leasing activity, and other controllable property operating results at our real estate properties, and it provides a consistent method for the comparison of our properties. We define NOI as operating revenues less operating expenses, which exclude (i) depreciation and amortization, (ii) interest expense and other non-property related revenue and expense items such as (a) general and administrative expenses, (b) advisory fees and expenses, (c) transaction-related expenses (d) real estate impairment (e) gain on disposition or real estate, net and (f) income from marketable securities. Our NOI may not be comparable to that of other REITs and should not be considered to be more relevant or accurate in evaluating our operating performance than the current GAAP methodology used in calculating net income. In determining the same store property pool, we include all properties that were owned for the entirety of both the current and prior reporting periods, except for properties during the current or prior year that were under development or redevelopment.

Comparison of the Years Ended December 31, 2020 and 2019

The following table reconciles net income, calculated in accordance with GAAP, to net operating income (dollar amounts in thousands):

	Total
	For the Year Ended December 31,
	2020	2019	Change
Net (loss) income	$(11,011)	$14,791	$(25,802)
Interest expense and other, net	17,127	14,337	2,790
Loss on investment in CIM UII Onshore	2,660	—	2,660
Operating income	8,776	29,128	(20,352)
Gain on disposition of real estate, net	(627)	(10,213)	9,586
Real estate impairment	13,851	3,090	10,761
Depreciation and amortization	27,647	29,182	(1,535)
Transaction-related expenses	726	1,233	(507)
Advisory fees and expenses	6,382	7,902	(1,520)
General and administrative expenses	5,512	7,021	(1,509)
Interest income on marketable securities	(345)	(206)	(139)

Net operating income	$61,922	$67,137	$(5,215)

A total of 119 properties were acquired before January 1, 2019 and represent our “same store” properties during the years ended December 31, 2020 and 2019. “Non-same store” properties, for purposes of the table below, includes properties acquired and disposed on or after January 1, 2019. The following table details the components of net operating income broken out between same store and non-same store properties (dollar amounts in thousands):

	Total			Same Store			Non-Same Store
	For the Year Ended December 31,			For the Year Ended December 31,			For the Year Ended December 31,
	2020	2019	Change	2020	2019	Change	2020	2019	Change
Rental and other property income	$72,596	$77,606	$(5,010)	$64,439	$68,486	$(4,047)	$8,157	$9,120	$(963)
Property operating expenses	4,971	5,231	(260)	3,586	4,361	(775)	1,385	870	515
Real estate tax expenses	5,703	5,238	465	5,021	4,659	362	682	579	103

Total property operating expenses	10,674	10,469	205	8,607	9,020	(413)	2,067	1,449	618

Net operating income	$61,922	$67,137	$(5,215)	$55,832	$59,466	$(3,634)	$6,090	$7,671	$(1,581)

Interest Expense and Other, Net

The increase in interest expense and other, net, of $2.8 million for the year ended December 31, 2020, as compared to the same period in 2019, was primarily due to an increase of $90.6 million in our average outstanding debt balance for the year ended December 31, 2020, compared to the year ended December 31, 2019, partially offset by a decrease in the weighted average interest rate from 3.90% as of December 31, 2019 to 3.66% as of December 31, 2020.

Loss on Investment in CIM UII Onshore

The increase in loss on investment in CIM UII Onshore of $2.7 million during the year ended December 31, 2020, as compared to the same period in 2019, was due to our investment in limited partnership interests in CIM UII Onshore, for which we recognized our share of CIM UII Onshore’s loss of $2.7 million during the year ended December 31, 2020. No such investments were made during the year ended December 31, 2019.

Gain on Disposition of Real Estate, Net

The decrease in gain on disposition of real estate, net of $9.6 million during the year ended December 31, 2020, as compared to the same period in 2019 was primarily due to the disposition of five properties during the year ended December 31, 2020, as compared to the disposition of 28 properties during the year ended December 31, 2019.

Impairment

The increase in impairment of $10.8 million during the year ended December 31, 2020, as compared to the same period in 2019, was primarily due to management identifying the carrying value of one anchored shopping center and one retail property to be greater than the estimated fair value of the properties, as well as bankruptcies at one anchored shopping center and three retail properties resulting in an impairment charge of $13.9 million during the year ended December 31, 2020, as compared to an impairment charge of $3.1 million relating to one anchored shopping center and five retail properties due to the carrying value being greater than the estimated fair value of the properties during the year ended December 31, 2019.

Depreciation and Amortization

The decrease in depreciation and amortization expenses of $1.5 million during the year ended December 31, 2020, as compared to the same period in 2019, was primarily due to the disposition of five properties during the year ended December 31, 2020 and 28 properties during the year ended December 31, 2019, partially offset by recognizing a full year of depreciation and amortization expenses on four properties acquired during the year ended December 31, 2019.

Transaction-Related Expenses

We reimburse CIM Income NAV Management or its affiliates for transaction-related expenses incurred in the process of acquiring a property, disposing of a property, or the origination or acquisition of a loan, so long as the total expenses relating to the transaction do not exceed 6.0% of the contract purchase price, unless otherwise approved by a majority of our Board, including a majority of our independent directors, as commercially competitive, fair and reasonable to us. Our acquisitions qualify as asset acquisitions, and, as such, certain acquisition costs related to these asset acquisitions are capitalized.

The decrease in transaction-related expenses of $507,000 during the year ended December 31, 2020, as compared to the same period in 2019, was primarily due to a decrease in advisor reimbursement expenses related to lower acquisition and disposition activity during the year ended December 31, 2020.

Advisory Fees and Expenses

The advisory fees and expenses that we pay to our advisor are based upon our NAV. Advisory fees and expenses decreased $1.5 million during the year ended December 31, 2020, as compared to the same period in 2019, primarily due to a decrease in our average total NAV for all share classes of $69.2 million during the year ended December 31, 2020.

General and Administrative Expenses

The primary general and administrative expense items are certain expense reimbursements to our advisor, escrow and trustee fees and professional service fees.

The decrease in general and administrative expenses of $1.5 million for the year ended December 31, 2020, compared to the same period in 2019, was primarily due to a decrease in advisor reimbursements due to reduced reimbursable costs.

Net Operating Income

Same store property net operating income decreased $3.6 million during the year ended December 31, 2020, as compared to the same period in 2019. The decrease was primarily due to a reduction in rental and other property income for amounts deemed not probable of collection due to three same store tenants declaring bankruptcy.

Non-same store property net operating income decreased $1.6 million during the year ended December 31, 2020, as compared to the same period in 2019. The decrease is primarily due to the disposition of 28 properties during the year ended December 31, 2019, partially offset by recognizing a full period of net operating income for the four properties acquired during the year ended December 31, 2019.

Distributions

Prior to April 1, 2020, on a quarterly basis, our Board authorized a daily distribution for the succeeding quarter. Our Board authorized the following daily distribution amounts per share for the periods indicated below:

Period Commencing	Period Ending	Daily Distribution Amount (1)
December 8, 2011	December 31, 2011	$0.002260274
January 1, 2012	September 30, 2012	$0.002254099
October 1, 2012	December 31, 2012	$0.002383836
January 1, 2013	September 30, 2013	$0.002429042
October 1, 2013	March 31, 2014	$0.002563727
April 1, 2014	March 31, 2020	$0.002678083

(1)

The daily distribution amount for each class of outstanding common stock is adjusted based on the relative NAV of the various classes each day so that, from day to day, distributions constitute a uniform percentage of the NAV per share of all classes. As a result, from day to day, the per share daily distribution for each outstanding class of common stock may be higher or lower than the daily distribution amount authorized by our Board based on the relative NAV of each class of common stock on that day.

On April 20, 2020, our Board decided to make a determination as to the amount and timing of distributions on a monthly, instead of a quarterly, basis until such time that we have greater visibility into the impact that the COVID-19 pandemic will have on our tenants’ ability to continue to pay rent on their leases on a timely basis or at all, the degree to which federal, state or local governmental authorities grant rent relief or other relief or amnesty programs applicable to our tenants, our ability to access the capital markets, and on the United States and worldwide financial markets and economy. On March 25, 2021, given the relative stability of our rent collections and cash flow projections, our Board determined to declare monthly distributions for the months of March, April, May and June of 2021.

Since April of 2020, our Board has authorized the following monthly distribution amounts per share for the periods indicated below:

Record Date	Distribution Amount (1)
April 30, 2020	$0.0400
May 31, 2020	$0.0400
June 30, 2020	$0.0777
July 30, 2020	$0.0777
August 28, 2020	$0.0777
September 29, 2020	$0.0777
October 29, 2020	$0.0777
November 27, 2020	$0.0777
December 30, 2020	$0.0777
January 28, 2021	$0.0777
February 25, 2021	$0.0777
March 29, 2021	$0.0777
April 29 2021	$0.0777
May 28, 2021	$0.0777
June 29, 2021	$0.0777

(1)

The distribution amount for each class of outstanding common stock is adjusted based on the relative NAV of the various classes so that distributions constitute a uniform percentage of the NAV per share of all classes for stockholders of record as of the last business day of the month for which the distribution rate applies.

On July 23, 2020, our Board authorized a year-end distribution (the “Year-End Distribution”) of $0.0839 per share of our D Shares, Class T common stock (“T Shares”), Class S common stock (“S Shares”) and I Shares, which amount would be adjusted based on the relative NAV of our D Shares, T Shares, S Shares and I Shares so that distributions constitute a uniform percentage of the NAV per share of all classes. The Year-End Distribution is payable to stockholders of record as of the close of business on December 30, 2020 and was paid in January 2021 upon a determination by our chief financial officer that as of the payment date of the Year-End Distribution, we were able to pay our debts as they become due in the usual course of business and our assets were not less than the sum of our total liabilities. The Year-End Distribution was paid in cash or reinvested in shares of our common stock for stockholders participating in our distribution reinvestment plan. The Year-End Distribution was paid in addition to the distribution authorized by our Board for the month of December 2020.

As of December 31, 2020, we had distributions payable of $4.9 million, which is included in distributions and redemptions payable on the accompanying consolidated balance sheets.

The following table presents distributions and the source of distributions for the periods indicated below (dollars amounts in thousands):

	Year Ended December 31,
	2020		2019
	Amount	Percent	Amount		Percent
Distributions paid in cash	$14,646	53%	$16,816		51%
Distributions reinvested	13,108	47%	16,201		49%

Total distributions	$27,754	100%	$33,017		100%

Source of distributions:
Net cash provided by operating activities (1)	$27,754	100%	$33,017	(2)	100%

Total sources	$27,754	100%	$33,017		100%

(1)	Net cash provided by operating activities for the years ended December 31, 2020 and 2019 was $32.0 million and $32.5 million, respectively.
(2)	Our distributions for the year ended December 31, 2019 were fully covered by cash flows from operating activities, including cash flows from prior periods of $471,000.

Share Redemptions

Effective April 1, 2020, we have adopted the Amended Share Redemption Program to provide limited liquidity whereby, on a monthly basis, stockholders may request that we redeem all or any portion of their shares. Our Amended Share Redemption Program provides that, no later than on the second to last business day of a given month, stockholders may request that we redeem all or any portion of their shares, subject to a minimum redemption amount and certain short-term trading fees. The redemption price per share for each class will be our NAV per share for such class for that month, calculated by the independent fund accountant in accordance with our valuation policies. Prior to April 1, 2020, our share redemption plan provided limited liquidity whereby, on a daily basis, stockholders could request that we redeem all or any portion of their shares.

Our Amended Share Redemption Program includes certain redemption limits, including a quarterly limit and, in some cases, an individual stockholder limit. During the year ended December 31, 2020, we received redemption requests of approximately 11.3 million shares of our common stock for $188.4 million in excess of our redemption limit. During the year ended December 31, 2020, we received valid redemption requests under our Amended Share Redemption Program totaling approximately 16.8 million shares, of which we redeemed approximately 5.4 million shares as of December 31, 2020 for $93.6 million at an average redemption price of $17.31 per share and 126,000 shares subsequent to December 31, 2020 for $2.1 million at an average redemption price of $16.67. The remaining redemption requests relating to approximately 11.3 million shares went unfulfilled. A valid redemption request is one that complies with the applicable requirements and guidelines of our current share redemption program then in effect. See Note 14 —Stockholders’ Equity to our consolidated financial statements included in the proxy statement/prospectus for additional terms of the share redemption program, including the share redemption plan limits.

As of July 2020, the Board determined that monthly redemptions temporarily will be limited to shares whose aggregate value is no more than 0.8% of our aggregate NAV as of the last calendar day of the previous calendar month, and in any calendar quarter, redemptions will be limited to shares whose aggregate value is no more than 2.0% of our aggregate NAV as of the last calendar day of the previous calendar quarter. While no assurances can be made regarding the timing of a return to the redemption plan limits stated in our existing share redemption plan, if at all, we are targeting the return to our limits under the Amended Share Redemption Program to occur in the third quarter of 2021. We intend to fund share redemptions with available cash, proceeds from our liquid investments and proceeds from the sale of additional shares. We may, after taking the interests of our Company as a whole and the interests of our remaining stockholders into consideration, use proceeds from any available sources at our disposal to satisfy redemption requests, including, but not limited to, proceeds from sales of additional shares, excess cash flow from operations, sales of our liquid investments, incurrence of indebtedness and, if necessary, proceeds from the disposition of real estate properties or real estate related assets. In an effort to have adequate cash available to support our share redemption plan, CIM Income NAV Management may determine to reserve borrowing capacity under our line of credit. CIM Income NAV Management could then elect to borrow against our line of credit in part to redeem shares presented for redemption during periods when we do not have sufficient proceeds from the sale of shares in the Offering to fund all redemption requests.

Liquidity and Capital Resources

General

Our credit facility pursuant to a second amended and restated credit agreement (the “Second Amended Credit Agreement”) with JPMorgan Chase Bank, N.A. as administrative agent (“JPMorgan Chase”), provides for borrowings up to $425.0 million, which is comprised of up to $212.5 million in unsecured revolving loans (the “Revolving Loans”) and $212.5 million in unsecured term loans (the “Term Loans”), collectively, the credit facility (the “Credit Facility”). As of December 31, 2020, we had $103.5 million in unused capacity, subject to borrowing availability. We had $32.6 million of available borrowings as of December 31, 2020. As of December 31, 2020, we had cash and cash equivalents of $8.8 million and investments in marketable securities of $15.5 million.

We expect to meet our short-term liquidity requirements through available cash, cash provided by property operations, proceeds from the Offering and borrowings from the Credit Facility or other sources. During the year ended December 31, 2020, we borrowed $52.0 million on the Revolving Loans to increase cash liquidity. Additionally, given the impact of the COVID-19 pandemic, our Board has decided to make a determination as to the amount and timing of distributions on a monthly, instead of a quarterly, basis until such time that we have greater visibility into the impact that the COVID-19 pandemic will have on our tenants’ ability to continue to pay rent on their leases on a timely basis or at all, the degree to which federal, state or local governmental authorities grant rent relief or other relief or amnesty programs applicable to our tenants, our ability to access the capital markets, and on the United States and worldwide financial markets and economy. As of December 31, 2020, we believe we were in compliance with the financial covenants under our various fixed and variable rate debt agreements. During the quarter ended September 30, 2020, the unsecured debt to unencumbered asset value ratio was 60.8%, which exceeded the 60% maximum permitted under the Second Amended Credit Agreement. Since September 30, 2020, we have taken action so that the unsecured debt to unencumbered asset value ratio was within the requirements of the Second Amended Credit Agreement. During the fourth quarter of 2020, the Company received a waiver from the administrative agent, related to the September 30, 2020 affected financial covenant.

We expect to continue to raise capital through the Offering and to utilize such funds and future proceeds from secured or unsecured financing to complete future property acquisitions, other permitted investments and for general corporate uses. The source of our operating cash flows is primarily the rental and other property income received from current and future leased properties. As of December 31, 2020, we had raised

$878.2 million of gross proceeds from the Offering before organization and offering costs, upfront selling commissions, dealer manager fees and the current portion of stockholder servicing fees of $32.7 million.

Our investment guidelines provide that we will seek to maintain our Target Liquidity in relatively liquid investments, such as U.S. government securities, agency securities, corporate debt, publicly traded debt and equity real estate-related securities, cash, cash equivalents and other short-term investments and, in CIM Income NAV Management’s discretion, lines of credit (collectively, the “Liquid Assets”). To the extent that CIM Income NAV Management determines that we should maintain borrowing capacity under lines of credit, the amount available under the lines of credit will be included in calculating the Liquid Assets under these guidelines. These are guidelines, and our stockholders should not expect that we will, at all times, hold liquid assets at or above the target levels or that all liquid assets will be available to satisfy redemption requests as we receive them. We anticipate that both our overall allocation to liquid assets as a percentage of our NAV and our allocation to different types of liquid assets will vary. In making these determinations, our advisor will consider our receipt of proceeds from sales of additional shares, our cash flow from operations, available borrowing capacity under lines of credit, if any, or from additional mortgages on our real estate, our receipt of proceeds from sales of assets, and the anticipated use of cash to fund redemptions, as well as the availability and pricing of different investments. The amount of the Liquid Assets is determined by our advisor, in its sole discretion, but is subject to review by our independent directors on a quarterly basis.

Given the recent levels of investor subscriptions and increased redemption requests, which we believe has been exacerbated by the challenging economic environment caused by the COVID-19 pandemic, our stated objectives of maintaining Target Liquidity and satisfying the redemption plan limits are in conflict. As such, we are temporarily redeeming less than the Amended Share Redemption Program limits to maintain the Target Liquidity while we seek to generate additional liquidity through investor subscriptions and execution of an in-process asset disposition program. On August 30, 2020, our Board determined that, effective immediately, monthly redemptions temporarily will be limited to shares whose aggregate value is no more than 0.8% of the aggregate NAV as of the last calendar day of the previous calendar month, and in any calendar quarter, redemptions will be limited to shares whose aggregate value is no more than 2.0% of the aggregate NAV as of the last calendar day of the previous calendar quarter. While no assurances can be made regarding the timing of a return to the Redemption Pan Limits stated in our existing share redemption plan, if at all, we are targeting the return to our limits under the Amended Share Redemption Program to occur in the third quarter of 2021.

Further, in support of our efforts to achieve sustainable liquidity, our Board has further agreed to support our efforts towards achieving sustainable liquidity by agreeing to take 50% of their quarterly Board compensation in common stock, based on the then current NAV per share at the time of issuance, for the third quarter of 2020 through the second quarter of 2021. In addition, our Advisor has determined to take 50% of its monthly advisory fees in common stock, based on the then current NAV per share at the time of issuance, through June 30, 2021.

Short-term Liquidity and Capital Resources

On a short-term basis, our principal demands for funds will be for property acquisitions or other permitted investments, operating expenses, distributions and redemptions to stockholders and interest on our outstanding debt, including principal repayments of $129.4 million due within the next 12 months. Pursuant to the Credit Facility, we may elect to extend the maturity date of such loans for up to two successive six-month periods, subject to satisfying certain conditions, including providing notice of the election and paying an extension fee of 0.10% of the maximum amount of the Revolving Loans (the “Extension Fee”). We expect to extend the maturity date of the Revolving Loans through September 6, 2022, subject to payment of the Extension Fee. We expect to meet our short-term liquidity requirements through available cash, cash provided by property operations, proceeds from the Offering and borrowings from the Credit Facility or other sources, such as proceeds from dispositions.

We believe that the resources stated above will be sufficient to satisfy our operating requirements for the foreseeable future, and we do not anticipate a need to raise funds from sources other than those described above within the next 12 months.

Long-term Liquidity and Capital Resources

On a long-term basis, our principal demands for funds are for property acquisitions or other permitted investments and the payment of tenant improvements, operating expenses, including debt service payments on any outstanding indebtedness, and distributions and redemptions to our stockholders. We expect to meet our long-term liquidity requirements through proceeds from the Offering, secured or unsecured financings from banks and other lenders, any available capacity on the Credit Facility by the addition of properties to the borrowing base, proceeds from the sale of marketable securities, proceeds from dispositions and net cash flows provided by operations.

We expect that substantially all net cash flows from operations will be used to pay distributions to our stockholders after certain capital expenditures, including tenant improvements and leasing commissions, are paid; however, we have used, and may continue to use, other sources to fund distributions, as necessary, including proceeds from the Offering, borrowings on the Credit Facility and/or future borrowings on our unencumbered assets. To the extent that cash flows from operations are lower due to fewer properties being acquired or lower than expected returns on the properties, distributions paid to our stockholders may be lower. We expect that substantially all net cash flows from the Offering or debt financings will be used to fund acquisitions, certain capital expenditures, repayments of outstanding debt or distributions and redemptions to our stockholders.

Contractual Obligations

As of December 31, 2020, we had debt outstanding with a carrying value of $450.7 million and a weighted average interest rate of 3.66%. See Note 9 — Credit Facility and Notes Payable to our consolidated financial statements in the proxy statement/prospectus for a description of certain terms of the debt.

Our contractual obligations as of December 31, 2020 were as follows (in thousands):

	Payments due by period (1)
	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Principal payments—credit facility(2)	$321,500	$109,000	$212,500	$—	$—
Interest payments—credit facility(3)	16,797	10,661	6,136	—	—
Principal payments—fixed debt rate	129,219	20,442	91,827	16,950	—
Interest payments—fixed debt rate(4)	8,685	4,937	2,981	767	—

Total	$476,201	$145,040	$313,444	$17,717	$—

(1)	The table does not include amounts due to our advisor or its affiliates pursuant to our advisory agreement because such amounts are not fixed and determinable.
(2)

The table does not include the impact of any extension. We may elect to extend the maturity of the Revolving Loans to no later than September 6, 2022, subject to satisfying certain conditions contained in the second amended credit agreement, or refinance the debt or enter into the new financing arrangement.

(3)

As of December 31, 2020, the Term Loans outstanding totaled $212.5 million, all of which are subject to interest rate swap agreements. The weighted average all-in interest rate for the Term Loans subject to interest rate swap agreements was 4.25%. The remaining $109.0 million in Revolving Loans outstanding under the Credit Facility has a weighted average interest rate of 2.20% as of December 31, 2020.

(4)

As of December 31, 2020, we had $69.0 million of variable rate mortgage notes effectively fixed through the use of interest rate swap agreements. We used the effective interest rates fixed under our interest rate swap agreements to calculate the debt payment obligations in future periods.

Our charter prohibits us from incurring debt that would cause our borrowings to exceed 75% of our gross assets, valued at the aggregate cost (before depreciation and other non-cash reserves), unless approved by a majority of our independent directors and disclosed to our stockholders in our next quarterly report. In addition to this limitation in our charter, our Board has adopted a policy to further limit our borrowings to 60% of the greater of cost (before depreciation or other non-cash reserves) or fair market value of our gross assets, unless excess borrowing is approved by a majority of our Board (including a majority of the independent directors) and disclosed to our stockholders in the next quarterly report along with a justification for such excess borrowing. As of December 31, 2020, our ratio of debt to total gross assets net of gross intangible lease liabilities was 49.6%, and our ratio of debt to the fair market value of our gross assets net of gross intangible lease liabilities was 50.9%. Fair market value is based on the estimated market value of our real estate assets as of December 31, 2020 used to determine our estimated per share NAV.

Our management reviews net debt as part of its management of our overall liquidity, financial flexibility, capital structure and leverage, and we therefore believe that the presentation of net debt provides useful information to stockholders. Net debt is a non-GAAP measure used to show our outstanding principal debt balance, excluding certain GAAP adjustments, such as financing and issuance costs and related accumulated amortization, less all cash and cash equivalents. As of December 31, 2020, our net debt leverage ratio, which is the ratio of net debt to total gross real estate assets net of gross intangible lease liabilities, was 48.6%.

The following table provides a reconciliation of the Credit Facility and notes payable, net balance, as reported on our consolidated balance sheet, to net debt as of December 31, 2020 (dollar amounts in thousands):

Balance as of December 31, 2020
Credit facility and notes payable, net	$449,378
Deferred costs, net (1)	1,341
Less: Cash and cash equivalents	(8,805)

Net debt	$441,914

Gross real estate assets, net (2) and investment in CIM UII Onshore	$909,493

Net debt leverage ratio	48.6%

(1)	Deferred costs relate to mortgage notes payable and the term portion of the Credit Facility.
(2)	Net of gross intangible lease liabilities.

Cash Flow Analysis

Year Ended December 31, 2020 Compared to the Year Ended December 31, 2019

Operating Activities. Net cash provided by operating activities decreased by $573,000 for the year ended December 31, 2020, as compared to the same period in 2019. The decrease was primarily due to the timing of payments of accrued expenses and accounts payable, and amounts payable to affiliates during the year ended December 31, 2020. See “— Results of Operations” for a more complete discussion of the factors impacting our operating performance.

Investing Activities. Net cash used in investing activities increased by $32.3 million for the year ended December 31, 2020, as compared to the same period in 2019, primarily due to our investment in CIM UII Onshore for $50.0 million, partially offset by an increase in net proceeds from real estate-related activity and from investments in marketable securities.

Financing Activities. Net cash provided by financing activities was $7.3 million for the year ended December 31, 2020, compared to net cash used in financing activities of $27.8 million for the year ended December 31, 2019. The increase of net cash provided by financing activities of $35.0 million was primarily due to an increase in net proceeds from borrowing facilities of $105.8 million during the year ended December 31, 2020, as compared to the same period in 2019, as well as a decrease in distributions to stockholders of $2.2 million, partially offset by a decrease in net proceeds from the issuance of common stock of $72.8 million.

Election as a REIT

We have elected to be taxed, and currently qualify, as a REIT under the Internal Revenue Code of 1986, as amended. To maintain our qualification as a REIT, we must continue to meet certain requirements relating to our organization, sources of income, nature of assets, distributions of income to our stockholders and recordkeeping. As a REIT, we generally are not subject to federal income tax on taxable income that we distribute to our stockholders so long as we distribute at least 90% of our annual taxable income (computed without regard to the dividends paid deduction and excluding certain non-cash items and net capital gains).

If we fail to maintain our qualification as a REIT for any reason in a taxable year and applicable relief provisions do not apply, we will be subject to tax on our taxable income at regular corporate rates. We will not be able to deduct distributions paid to our stockholders in any year in which we fail to maintain our qualification as a REIT. We also will be disqualified for the four taxable years following the year during which qualification was lost unless we are entitled to relief under specific statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to stockholders. However, we believe that we are organized and operate in such a manner as to maintain our qualification as a REIT for federal income tax purposes. No provision for federal income taxes has been made in our accompanying consolidated financial statements. We are subject to certain state and local taxes related to the operations of properties in certain locations, which, if applicable, have been provided for in our accompanying consolidated financial statements.

Inflation

We are exposed to inflation risk as income from long-term leases is the primary source of our cash flows from operations. There are, and we expect that there will continue to be, provisions in many of our tenant leases that are intended to protect us from, and mitigate the risk of, the impact of inflation. These provisions include rent steps and clauses enabling us to receive payment of additional rent calculated as a percentage of the tenant’s gross sales above pre-determined thresholds. In addition, most of our leases require the tenant to pay all or a majority of the property’s operating expenses, including real estate taxes, special assessments and sales and use taxes, utilities, insurance and building repairs. However, due to the long-term nature of leases for real property, such leases may not reset frequently enough to adequately offset the effects of inflation.

Related-Party Transactions and Agreements

We have entered into agreements with CIM Income NAV Management or its affiliates, whereby we agree to pay certain fees, or reimburse certain expenses of, CIM Income NAV Management or its affiliates, primarily advisory and performance fees and expenses, organization and offering costs, sales commissions, dealer manager fees and expenses, ongoing stockholder servicing fees, and reimbursement of certain acquisition and operating costs. In addition, the Company purchased $50.0 million of limited partnership interests of CIM UII Onshore, which is affiliated with CIM. See Note 12 — Related-Party Transactions and Agreements to our consolidated financial statements in the proxy statement/prospectus for a further explanation of the various related-party transactions, agreements and fees.

Conflicts of Interest

Richard S. Ressler, the chairman of our Board, chief executive officer and president, who is also a founder and principal of CIM Group, LLC (“CIM”) and is an officer/director of certain of its affiliates including CIM

Income NAV Management, is the chairman of the board, chief executive officer and president of CIM Real Estate Finance Trust, Inc. (“CMFT”) and vice president of our advisor. One of our directors, Avraham Shemesh, who is also a founder and principal of CIM and is an officer/director of certain of its affiliates including CIM Income NAV Management, serves as a director of CMFT. One of our directors, Elaine Y. Wong, who is also a principal of CIM, serves as a director of CMFT. One of our independent directors, W. Brian Kretzmer, also serves as an independent director of CMFT. Our chief financial officer and treasurer, Nathan D. DeBacker, who is also an officer of other real estate programs sponsored by CCO Group, LLC and its subsidiaries (“CCO Group”), is a vice president of CIM Income NAV Management and is an officer of certain of its affiliates. As such, there are conflicts of interest where CIM Income NAV Management or its affiliates, while serving in the capacity as sponsor, general partner, officer, director, key personnel and/or advisor for CIM or another real estate program sponsored or operated by CIM or CCO Group, including other real estate offerings in registration, may be in conflict with us in connection with providing services to other real estate-related programs related to property acquisitions, property dispositions, and property management among others. The compensation arrangements between affiliates of CIM Income NAV Management and these other real estate programs sponsored or operated by CCO Group could influence the advice provided to us. See “Parties to the Merger —CIM Income NAV, Inc. — Conflicts of Interest” in the proxy statement/prospectus.

Off-Balance Sheet Arrangements

As of December 31, 2020 and 2019, we had no material off-balance sheet arrangements that had or are reasonably likely to have a current or future effect on our financial condition, results of operations, liquidity or capital resources.

Critical Accounting Policies and Significant Accounting Estimates

Our accounting policies have been established to conform with GAAP. The preparation of financial statements in conformity with GAAP requires us to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Management believes that we have made these estimates and assumptions in an appropriate manner and in a way that accurately reflects our financial condition. We continually test and evaluate these estimates and assumptions using our historical knowledge of the business, as well as other factors, to ensure that they are reasonable for reporting purposes. However, actual results may differ from these estimates and assumptions. If our judgment or interpretation of the facts and circumstances relating to various transactions had been different, it is possible that different accounting policies would have been applied, thus resulting in a different presentation of the financial statements. Additionally, other companies may utilize different estimates that may impact comparability of our results of operations to those of companies in similar businesses. We believe the following critical accounting policies govern the significant judgments and estimates used in the preparation of our financial statements, which should be read in conjunction with the more complete discussion of our accounting policies and procedures included in Note 2 — Summary of Significant Accounting Policies to our consolidated financial statements in the proxy statement/prospectus.

Recoverability of Real Estate Assets

We acquire real estate assets and subsequently monitor those assets quarterly for impairment, including the review of real estate properties subject to direct financing leases, if applicable. Additionally, we record depreciation and amortization related to our assets. The risks and uncertainties involved in applying the principles related to real estate assets include, but are not limited to, the following:

•	The estimated useful lives of our depreciable assets affects the amount of depreciation and amortization recognized on our assets;

•

The review of impairment indicators and subsequent determination of the undiscounted future cash flows could require us to reduce the carrying value of assets held and used to a fair value estimated by management and recognize an impairment loss. The process for evaluating real estate impairment requires management to make significant assumptions related to certain inputs, including holding periods;

•	The fair value of held for sale assets is estimated by management. This estimated value could result in a reduction of the carrying value of the asset; and

•	Changes in assumptions based on actual results may have a material impact on our financial results.

Allocation of Purchase Price of Real Estate Assets

In connection with our acquisition of properties, we allocate the purchase price to the tangible and intangible assets and liabilities acquired based on their respective relative fair values. Tangible assets consist of land, buildings, and tenant improvements. Intangible assets consist of above- and below-market lease values and the value of in-place leases. Our purchase price allocations are developed utilizing third-party appraisal reports, industry standards and management experience. The risks and uncertainties involved in applying the principles related to purchase price allocations include, but are not limited to, the following:

•

The value allocated to land, as opposed to buildings and tenant improvements, affects the amount of depreciation expense we record. If more value is attributed to land, depreciation expense is lower than if more value is attributed to buildings and tenant improvements;

•

Intangible lease assets and liabilities can be significantly affected by estimates including market rent, lease term including renewal options at rental rates below estimated market rental rates, carrying costs of the property during a hypothetical expected lease-up period, and current market conditions and costs, including tenant improvement allowances and rent concessions; and

•	We determine whether any financing assumed is above- or below-market based upon comparison to similar financing terms for similar types of debt financing with similar maturities.

Recently Issued Accounting Pronouncements

Recently issued accounting pronouncements are described in Note 2 — Summary of Significant Accounting Policies to our consolidated financial statements in the proxy statement/prospectus.

CIM INCOME NAV, INC.

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

For the Six Months Ended June 30, 2021

Overview

We are a monthly priced perpetual life non-exchange traded REIT formed on July 27, 2010. Our strategy is to acquire and operate a diversified portfolio of commercial properties in the retail, office and industrial sectors that are leased to creditworthy tenants under long-term net leases, and are strategically located throughout the United States and U.S. government securities, agency securities, corporate debt and other investments for which there is reasonable liquidity. We expect to complement our portfolio of net-lease properties by investing in substantially leased core metropolitan commercial and multi-family properties with growth potential that we believe will help us meet our investment objectives, either directly or through other funds with a proven track record of performance in these investment types, including funds managed by affiliates of our advisor. We commenced our principal operations on December 7, 2011, when we issued the initial $10.0 million in shares of our common stock in the Offering and acquired our first real estate property. We have no paid employees and are externally advised and managed by CIM Income NAV Management. CIM indirectly owns and/or controls CIM Income NAV Management; our dealer manager, CCO Capital, LLC; our property manager, CREI Advisors, LLC; and CCO Group.

As we acquire additional commercial real estate, we will be subject to changes in real estate prices and changes in interest rates on any current variable rate debt, refinancings or new indebtedness used to acquire the properties. We may manage our risk of changes in real estate prices on future property acquisitions, when applicable, by entering into purchase agreements and loan commitments simultaneously, or through loan assumptions, so that our operating yield is determinable at the time we enter into a purchase agreement, by contracting with developers for future delivery of properties, or by entering into sale-leaseback transactions. We manage our interest rate risk by monitoring the interest rate environment in connection with our future property acquisitions, when applicable, or upcoming debt maturities to determine the appropriate financing or refinancing terms, which may include fixed rate loans, variable rate loans or interest rate hedges. If we are unable to acquire suitable properties or obtain suitable financing terms for future acquisitions or refinancing, our results of operations may be adversely affected.

Our operating results and cash flows are primarily influenced by rental and other property income from our commercial properties, and interest expense on our property indebtedness and acquisition and operating expenses. As 98.6% of our rentable square feet was under lease as of June 30, 2021, with a weighted average remaining lease term of 9.5 years, we believe our exposure to changes in commercial rental rates on our portfolio is substantially mitigated, except for vacancies caused by tenant bankruptcies or other factors, including due to circumstances related to the COVID-19 pandemic. Our advisor regularly monitors the creditworthiness of our tenants by reviewing each tenant’s financial results, any available credit rating agency reports on the tenant or guarantor, the operating history of the property with such tenant, the tenant’s market share and track record within its industry segment, the general health and outlook of the tenant’s industry segment, and other information for changes and possible trends. If our advisor identifies significant changes or trends that may adversely affect the creditworthiness of a tenant, it will gather a more in-depth knowledge of the tenant’s financial condition and, if necessary, attempt to mitigate the tenant credit risk by evaluating the possible sale of the property or identifying a possible replacement tenant should the current tenant fail to perform on the lease.

Effective April 1, 2020, we modified our Offering and certain other features of our Company from a daily to a monthly NAV REIT. As part of the change from a daily to a monthly NAV REIT, our Board approved, among other things: (1) a change in the frequency of our NAV calculations from daily to monthly and certain other related changes to our valuation policies; and (2) the adoption of the Amended Share Redemption Program that provides for redemptions on a monthly basis. As a monthly NAV REIT, we expect that investors’ subscriptions will be accepted on the first day of each month and the purchase price of each class of shares would generally equal the prior month’s NAV for that class divided by the number of shares of such class outstanding, as determined monthly, plus applicable selling commissions and dealer manager fees.

COVID-19

In March 2020, the World Health Organization declared the outbreak of COVID-19 a pandemic. Since then, COVID-19 has spread worldwide, causing significant disruptions to the U.S. and world economies. and has triggered a period of significant global economic slowdown. In the first half of 2021, the U.S. and world economy have begun to show signs of recovery from the impact of COVID-19 as vaccination rates increased, virus caseloads declined and businesses, schools and public services have begun the reopening process. However, the emergence of variant strains of COVID-19 has threatened to slow or reverse these trends in the third quarter 2021 and beyond. As a result, there continues to be uncertainty around impact of COVID-19 on the U.S. economy and world economies.

We are closely monitoring the negative impacts that the COVID-19 pandemic and the efforts to mitigate its spread are having on the economy, our tenants and our business. The extent to which the COVID-19 pandemic continues to impact our operations and those of our tenants will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, the distribution and acceptance of vaccines, the spread of new variants of COVID-19, the extent to which federal, state and local governments provide relief or assistance to those affected by COVID-19 and the impact that these developments will have on the timing and speed of the recovery of the U.S. and world economy.

During the three and six months ended June 30, 2021, the majority of lease concessions provided were in the form of rent abatements to certain tenants in response to the impact of the COVID-19 pandemic on those tenants.

As of August 9, 2021, we have collected approximately 98% of rental payments billed to tenants during the three months ended June 30, 2021. Additionally, as of June 30, 2021, we had granted rent deferrals with an aggregate deferral amount of $541,000. As of August 9, 2021, we collected $367,000 of deferred rent, representing approximately 100% of amounts due through June 30, 2021.

Operating Highlights and Key Performance Indicators

2021 Activity

•	Disposed of two properties, for a gross sales price of $22.8 million.

•	Decreased total debt by $9.4 million to $441.3 million.

Portfolio Information

Real Estate Portfolio

As of June 30, 2021, we owned 121 properties located in 33 states, comprising 5.2 million rentable square feet, which includes the rentable square feet of buildings on land subject to ground leases. As of June 30, 2021, no single tenant accounted for greater than 10% of our 2021 annualized rental income. As of June 30, 2021, we had certain geographic concentrations in our property holdings. In particular, as of June 30, 2021, 17 of our properties were located in Ohio, five of our properties were located in Arizona and eight of our properties were located in Illinois, accounting for 13%, 11% and 10%, respectively, of our 2021 annualized rental income. In addition, we had tenants in the manufacturing industry, which accounted for 18% of our 2021 annualized rental income. Our results of operations are influenced by the timing of acquisitions and the operating performance of our real estate assets. The following table shows the property statistics of our real estate assets as of June 30, 2021 and 2020:

	As of June 30,
	2021	2020
Number of commercial properties	121	126
Rentable square feet (in thousands) (1)	5,178	5,388
Percentage of rentable square feet leased	98.6%	98.7%
Percentage of investment-grade tenants (2)	27.8%	32.2%

(1)	Includes square feet of buildings on land parcels that are subject to ground leases.
(2)

Investment-grade tenants are those with a credit rating of BBB- or higher by Standard & Poor’s Financial Services LLC (“Standard & Poor’s”) or a credit rating of Baa3 or higher by Moody’s Investor Service, Inc. (“ Moody’s”). The ratings may reflect those assigned by Standard & Poor’s or Moody’s to the lease guarantor or the parent company, as applicable. The weighted average credit rating is weighted based on annualized rental income, and is for only those tenants rated by Standard & Poor’s.

During the three and six months ended June 30, 2021 and 2020, we did not acquire any properties.

Results of Operations

Overview

We are not aware of any material trends or uncertainties, other than those listed in the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2020, the effects of the COVID-19 pandemic, and national economic conditions affecting real estate in general, that may reasonably be expected to have a material impact on our results from the acquisition, management and operations of properties. Currently, we are unable to predict the impact that the COVID-19 pandemic will have on our financial condition, results of operations and cash flows in future periods due to numerous uncertainties.

Same Store Analysis

Our results of operations are influenced by the timing of acquisitions and the operating performance of our real estate assets. We review our stabilized operating results, measured by NOI, from properties that we owned for the entirety of both the current and prior year reporting periods, referred to as “same store” properties, and we believe that the presentation of operating results for same store properties provides useful information to stockholders. NOI is a supplemental non-GAAP financial measure of a real estate company’s operating performance. NOI is considered by management to be a helpful supplemental performance measure, as it enables management to evaluate the impact of occupancy, rents, leasing activity, and other controllable property operating results at our real estate properties, and it provides a consistent method for the comparison of our properties. We define NOI as operating revenues less operating expenses, which exclude (i) depreciation and amortization, (ii) interest expense and other non-property related revenue and expense items such as (a) general and administrative expenses, (b) expense reimbursements to related parties, (c) advisory and performance fees, (d) transaction-related expenses, (e) real estate impairment, (f) gain on disposition or real estate, net and (g) income from marketable securities. Our NOI may not be comparable to that of other REITs and should not be considered to be more relevant or accurate in evaluating our operating performance than the current GAAP methodology used in calculating net income. In determining the same store property pool, we include all properties that were owned for the entirety of both the current and prior reporting periods, except for properties during the current or prior year that were under development or redevelopment.

Comparison of the Three Months Ended June 30, 2021 and 2020

The following table reconciles net income, calculated in accordance with GAAP, to net operating income (dollar amounts in thousands):

	For the Three Months Ended June 30,
	2021	2020	Change
Net income (loss)	$1,982	$(11,292)	$13,274
Interest expense and other, net	4,826	4,452	374
(Gain) loss on investment in CIM UII Onshore	(1,138)	3,302	(4,440)

Operating income (loss)	5,670	(3,538)	9,208
Gain on disposition of real estate, net	(1,167)	(14)	(1,153)
Real estate impairment	—	8,058	(8,058)
Depreciation and amortization	6,793	6,949	(156)
Transaction-related expenses	—	4	(4)
Advisory and performance fees	2,233	1,456	777
Expense reimbursements to related parties	955	511	444
General and administrative expenses	1,103	1,394	(291)
Interest income on marketable securities	(77)	(88)	11

Net operating income	$15,510	$14,732	$778

A total of 121 properties were acquired before April 1, 2020 and represent our “same store” properties during the three months ended June 30, 2021 and 2020. “Non-same store” properties, for purposes of the table below, includes properties acquired and disposed on or after April 1, 2020. The following table details the components of net operating income broken out between same store and non-same store properties (dollar amounts in thousands):

	Total			Same Store			Non-Same Store
	For the Three Months Ended June 30,			For the Three Months Ended June 30,			For the Three Months Ended June 30,
	2021	2020	Change	2021	2020	Change	2021	2020	Change
Rental and other property income	$17,653	$17,148	$505	$17,442	$16,235	$1,207	$211	$913	$(702)
Property operating expenses	1,094	973	121	1,059	894	165	35	79	(44)
Real estate tax expenses	1,049	1,443	(394)	1,199	1,241	(42)	(150)	202	(352)

Total property operating expenses	2,143	2,416	(273)	2,258	2,135	123	(115)	281	(396)

Net operating income	$15,510	$14,732	$778	$15,184	$14,100	$1,084	$326	$632	$(306)

Interest Expense and Other, Net

The increase in interest expense and other, net of $374,000 during the three months ended June 30, 2021, as compared to the same period in 2020, was primarily due to an increase in the loss recognized on our terminated derivative instruments.

(Gain) Loss on Investment in CIM UII Onshore

The change in gain (loss) on investment in CIM UII Onshore of $4.4 million during the three months ended June 30, 2021, as compared to the same period in 2020, was due to our investment in limited partnership interests in CIM UII Onshore, for which we recognized our share of CIM UII Onshore’s gain of $1.1 million during the three months ended June 30, 2021, as compared to recognizing our share of CIM UII Onshore’s loss of $3.3 million during the three months ended June 30, 2020.

Gain on Disposition of Real Estate, Net

The increase in gain on disposition of real estate, net of $1.2 million during the three months ended June 30, 2021, as compared to the same period in 2020, was primarily due to the disposition of one anchored shopping center at a gain of $1.2 million during the three months ended June 30, 2021, as compared to the disposition of one retail property during the three months ended June 30, 2020 at a gain of $14,000.

Real Estate Impairment

The decrease in impairment of $8.1 million during the three months ended June 30, 2021, as compared to the same period in 2020, was primarily due to an impairment charge of $8.1 million related to one anchored shopping center and one retail property during the three months ended June 30, 2020, compared to no impairment charges recorded during the three months ended June 30, 2021.

Depreciation and Amortization

The decrease in depreciation and amortization of $156,000 during the three months ended June 30, 2021, as compared to the same period in 2020, was primarily due to the disposition of five properties subsequent to June 30, 2020.

Transaction-Related Expenses

Transaction-related expenses include abandoned deal costs for acquisition and disposition activity.

Transaction-related expenses remained generally consistent during the three months ended June 30, 2021, as compared to the same period in 2020.

Advisory and Performance Fees

The advisory fees that we pay to our advisor are based upon our NAV, and the performance fee is based on our annual return to stockholders for each class of our common stock. The increase in advisory and performance fees of $777,000 during the three months ended June 30, 2021, as compared to the same period in 2020, was primarily due to a performance fee being earned by the advisor during the three months ended June 30, 2021. This increase was partially offset by a decrease in the average total NAV for all share classes, which decreased $42.8 million for the three months ended June 30, 2021 compared to the three months ended June 30, 2020.

Expense Reimbursements to Related Parties

We reimburse CIM Income NAV Management or its affiliates for expenses incurred in the process of acquiring a property, disposing of a property, or the origination or acquisition of a loan, so long as the total expenses relating to the transaction do not exceed 6.0% of the contract purchase price, unless otherwise approved by a majority of our Board, including a majority of our independent directors, as commercially competitive, fair and reasonable to us. Our acquisitions qualify as asset acquisitions, and, as such, certain acquisition costs related to these asset acquisitions are capitalized.

The increase in expense reimbursements to related parties of $444,000 during the three months ended June 30, 2021, as compared to the same period in 2020, was primarily due to an increase in certain expense reimbursements to our advisor relating to operating expenses.

General and Administrative Expenses

The primary general and administrative expense items are escrow and trustee fees and professional service fees.

The decrease in general and administration expenses of $291,000 during the three months ended June 30, 2021, as compared to the same period in 2020, was primarily due to a decrease in valuation servicing fees as a result of the reversion back to rolling annual valuations of our properties, which valuations were temporarily performed monthly from April 2020 through September 2020 due to uncertainty surrounding the COVID-19 pandemic.

Net Operating Income

Same store net operating income increased $1.1 million during the three months ended June 30, 2021, as compared to the same period in 2020. The increase was primarily due to an increase in rental income as a result of the impact of COVID-19 leading to a temporary reduction in rental income during the three months ended June 30, 2020 for certain tenants. This was partially offset by a decrease in occupancy from 99.8% on June 30, 2020 to 98.6% on June 30, 2021.

Non-same store property net operating income decreased $306,000 during the three months ended June 30, 2021, as compared to the same period in 2020. The decrease is primarily due to the disposition of five rental income-producing properties subsequent to June 30, 2020.

Comparison of the Six Months Ended June 30, 2021 and 2020

The following table reconciles net income, calculated in accordance with GAAP, to net operating income (dollar amounts in thousands):

	For the Six Months Ended June 30,
	2021	2020	Change
Net income (loss)	$5,509	$(14,802)	$20,311
Interest expense and other, net	9,235	8,112	1,123
(Gain) loss on investment in CIM UII Onshore	(2,470)	3,302	(5,772)

Operating income (loss)	12,274	(3,388)	15,662
Gain on disposition of real estate, net	(1,177)	(14)	(1,163)
Impairment	—	13,744	(13,744)
Depreciation and amortization	13,596	13,988	(392)
Transaction-related expenses	—	6	(6)
Advisory and performance fees	3,487	3,052	435
Expense reimbursements to related parties	1,782	910	872
General and administrative expenses	2,117	2,413	(296)
Interest income on marketable securities	(156)	(178)	22

Net operating income	$31,923	$30,533	$1,390

A total of 121 properties were acquired before January 1, 2020 and represent our “same store” properties during the six months ended June 30, 2021 and 2020. “Non-same store” properties, for purposes of the table below, includes properties acquired and disposed on or after January 1, 2020. The following table details the components of net operating income broken out between same store and non-same store properties (dollar amounts in thousands):

	Total			Same Store			Non-Same Store
	For the Six Months Ended June 30,			For the Six Months Ended June 30,			For the Six Months Ended June 30,
	2021	2020	Change	2021	2020	Change	2021	2020	Change
Rental and other property income	$36,351	$35,736	$615	$35,480	$33,793	$1,687	$871	$1,943	$(1,072)
Property operating expenses	2,060	2,427	(367)	1,953	2,045	(92)	107	382	(275)
Real estate tax expenses	2,368	2,776	(408)	2,361	2,386	(25)	7	390	(383)

Total property operating expenses	4,428	5,203	(775)	4,314	4,431	(117)	114	772	(658)

Net operating income	$31,923	$30,533	$1,390	$31,166	$29,362	$1,804	$757	$1,171	$(414)

Interest Expense and Other, Net

The increase in interest expense and other, net of $1.1 million during the six months ended June 30, 2021, as compared to the same period in 2020, was primarily due to an increase in our average outstanding debt balance to $452.5 million for the six months ended June 30, 2021, as compared to $425.8 million for the six months ended June 30, 2020, as well as an increase in the loss recognized on our terminated derivative instruments. This increase was partially offset by a decrease in the weighted average interest rate from 3.53% as of June 30, 2020 to 3.48% as of June 30, 2021.

(Gain) Loss on Investment in CIM UII Onshore

The change in (gain) loss on investment in CIM UII Onshore of $5.8 million during the six months ended June 30, 2021, as compared to the same period in 2020, was due to our investment in limited partnership interests in CIM UII Onshore, for which we recognized our share of CIM UII Onshore’s gain of $2.5 million during the six months ended June 30, 2021, as compared to recognizing our share of CIM UII Onshore’s loss of $3.3 million during the six months ended June 30, 2020.

Gain on Disposition of Real Estate, Net

The increase in gain on disposition of real estate, net of $1.2 million during the six months ended June 30, 2021, as compared to the same period in 2020, was primarily due to the disposition of two properties during the six months ended June 30, 2021 at a gain of $1.2 million, as compared to the disposition of two properties during the six months ended June 30, 2020 at a gain of $14,000.

Real Estate Impairment

The decrease in impairment of $13.7 million during the six months ended June 30, 2021, as compared to the same period in 2020, was primarily due to management identifying the carrying value of one anchored shopping center and one retail property to be greater than the estimated fair value of the properties, as well as bankruptcies at one anchored shopping center and two retail properties resulting in an impairment charge of $13.7 million during the six months ended June 30, 2020, compared to no impairment charges recorded during the six months ended June 30, 2021.

Depreciation and Amortization

The decrease in depreciation and amortization of $392,000 during the six months ended June 30, 2021, as compared to the same period in 2020, was primarily due to the disposition of five properties subsequent to June 30, 2020.

Transaction-Related Expenses

Transaction-related expenses remained generally consistent during the six months ended June 30, 2021, as compared to the same period in 2020.

Advisory and Performance Fees

The increase in advisory and performance fees of $435,000 during the six months ended June 30, 2021, as compared to the same period in 2020, was primarily due to a performance fee being earned by the advisor during the six months ended June 30, 2021. This increase was partially offset by a decrease in the average total NAV for all share classes, which decreased $66.5 million for the six months ended June 30, 2021 compared to the six months ended June 30, 2020.

Expense Reimbursements to Related Parties

The increase in expense reimbursements to related parties of $872,000 during the six months ended June 30, 2021, as compared to the same period in 2020, was primarily due to an increase in advisor reimbursements relating to operating expenses.

General and Administrative Expenses

The decrease in general and administrative expenses of $296,000 during the six months ended June 30, 2021, as compared to the same period in 2020, was primarily due to a decrease in valuation servicing fees as a result of the reversion back to rolling annual valuations of our properties, which valuations were temporarily performed monthly from April 2020 through September 2020 due to uncertainty surrounding the COVID-19 pandemic.

Net Operating Income

Same store net operating income increased $1.8 million during the six months ended June 30, 2021, as compared to the same period in 2020. The increase was primarily due to an increase in rental income as a result of the impact of COVID-19 leading to a temporary reduction in rental income during the three months ended June 30, 2020 for certain tenants. This was partially offset by a decrease in occupancy from 99.8% on June 30, 2020 to 98.6% on June 30, 2021.

Non-same store property net operating income decreased $414,000 during the six months ended June 30, 2021, as compared to the same period in 2020. The decrease is primarily due to the disposition of five rental income-producing properties subsequent to June 30, 2020.

Distributions

Prior to April 1, 2020, on a quarterly basis, our Board authorized a daily distribution for the succeeding quarter. Our Board authorized the following daily distribution amounts per share for the periods indicated below:

Period Commencing	Period Ending	Daily Distribution Amount (1)
December 8, 2011	December 31, 2011	$0.002260274
January 1, 2012	September 30, 2012	$0.002254099
October 1, 2012	December 31, 2012	$0.002383836
January 1, 2013	September 30, 2013	$0.002429042
October 1, 2013	March 31, 2014	$0.002563727
April 1, 2014	March 31, 2020	$0.002678083

(1)

The daily distribution amount for each class of outstanding common stock is adjusted based on the relative NAV of the various classes each day so that, from day to day, distributions constitute a uniform percentage of the NAV per share of all classes. As a result, from day to day, the per share daily distribution for each outstanding class of common stock may be higher or lower than the daily distribution amount authorized by our Board based on the relative NAV of each class of common stock on that day.

On April 20, 2020, our Board decided to make a determination as to the amount and timing of distributions on a monthly, instead of a quarterly, basis until such time that we have greater visibility into the impact that the COVID-19 pandemic would have on our tenants’ ability to continue to pay rent on their leases on a timely basis or at all, the degree to which federal, state or local governmental authorities grant rent relief or other relief or amnesty programs applicable to our tenants, our ability to access the capital markets, and on the United States and worldwide financial markets and economy. On March 25, 2021, the Board resumed declaring distributions on a quarterly basis.

Since April of 2020, our Board authorized the following monthly distribution amounts per share for the periods indicated below:

Record Date	Distribution Amount (1)
April 30, 2020	$0.0400
May 31, 2020	$0.0400
June 30, 2020	$0.0777
July 30, 2020	$0.0777
August 28, 2020	$0.0777
September 29, 2020	$0.0777
October 29, 2020	$0.0777
November 27, 2020	$0.0777
December 30, 2020	$0.0777
January 28, 2021	$0.0777
February 25, 2021	$0.0777
March 29, 2021	$0.0777
April 29 2021	$0.0777
May 28, 2021	$0.0777
June 29, 2021	$0.0777
July 29, 2021	$0.0777
August 30, 2021	$0.0777
September 29, 2021	$0.0777
October 28, 2021	$0.0777
November 29, 2021	$0.0777
December 30, 2021	$0.0777

(1)

The distribution amount for each class of outstanding common stock is adjusted based on the relative NAV of the various classes so that distributions constitute a uniform percentage of the NAV per share of all classes for stockholders of record as of the last business day of the month for which the distribution rate applies.

On July 23, 2020, our Board authorized the Year-End Distribution of $0.0839 per share of our D Shares, T Shares, S Shares and I Shares, which amount would be adjusted based on the relative NAV of our D Shares, T Shares, S Shares and I Shares so that distributions constitute a uniform percentage of the NAV per share of all classes. The Year-End Distribution is payable to stockholders of record as of the close of business on December 30, 2020 and was paid in January 2021 upon a determination by our chief financial officer that as of the payment date of the Year-End Distribution, we were able to pay our debts as they become due in the usual course of business and our assets were not less than the sum of our total liabilities. The Year-End Distribution was paid in cash or reinvested in shares of our common stock for stockholders participating in our distribution reinvestment plan. The Year-End Distribution was paid in addition to the distribution authorized by our Board for the month of December 2020.

As of June 30, 2021, we had distributions payable of $2.3 million, which is included in distributions and redemptions payable on the accompanying condensed consolidated balance sheets.

The following table presents distributions and the source of distributions for the periods indicated below (dollar amounts in thousands):

	Six Months Ended June 30,
	2021		2020
	Amount	Percent	Amount	Percent
Distributions paid in cash	$9,245	56%	$6,899	51%
Distributions reinvested	7,305	44%	6,565	49%

Total distributions	$16,550	100%	$13,464	100%

Source of distributions:
Net cash provided by operating activities (1)	$16,550	100%	$13,464	100%

Total sources	$16,550	100%	$13,464	100%

(1)	Net cash provided by operating activities for the six months ended June 30, 2021 and 2020 was $18.0 million and $14.5 million, respectively.

Share Redemptions

Effective April 1, 2020, we adopted the Amended Share Redemption Program to provide limited liquidity whereby, on a monthly basis, stockholders may request that we redeem all or any portion of their shares. Our Amended Share Redemption Program provides that, no later than on the second to last business day of a given month, stockholders may request that we redeem all or any portion of their shares, subject to a minimum redemption amount and certain short-term trading fees. The redemption price per share for each class will be our NAV per share for such class for that month, calculated by the independent fund accountant in accordance with our valuation policies. Prior to April 1, 2020, our share redemption plan provided limited liquidity whereby, on a daily basis, stockholders could request that we redeem all or any portion of their shares.

Our Amended Share Redemption Program includes certain redemption limits, including a quarterly limit and, in some cases, an individual stockholder limit. We received redemption requests of approximately 8.3 million shares for $135.7 million in excess of our redemption limit during the six months ended June 30, 2021. During the six months ended June 30, 2021, we received valid redemption requests under our Amended

Share Redemption Program totaling approximately 9.5 million shares, of which we redeemed approximately 953,000 shares as of June 30, 2021 for $15.7 million at an average redemption price of $16.43 per share and 117,000 shares subsequent to June 30, 2021 for $1.9 million at an average redemption price of $16.22. The remaining redemption requests relating to approximately 8.3 million shares went unfulfilled. A valid redemption request is one that complies with the applicable requirements and guidelines of our current share redemption program then in effect.

As of July 2020, the Board determined that monthly redemptions temporarily will be limited to shares whose aggregate value is no more than 0.8% of our aggregate NAV as of the last calendar day of the previous calendar month, and in any calendar quarter, redemptions will be limited to shares whose aggregate value is no more than 2.0% of our aggregate NAV as of the last calendar day of the previous calendar quarter. While it is our intent to return to the redemption plan limits stated in our existing share redemption plan, no assurances can be made regarding if or when we will return to such limits.

We intend to fund share redemptions with available cash, proceeds from our liquid investments and proceeds from the sale of additional shares. We may, after taking the interests of our Company as a whole and the interests of our remaining stockholders into consideration, use proceeds from any available sources at our disposal to satisfy redemption requests, including, but not limited to, proceeds from sales of additional shares, excess cash flow from operations, sales of our liquid investments, incurrence of indebtedness and, if necessary, proceeds from the disposition of real estate properties or real estate related assets. In an effort to have adequate cash available to support our share redemption plan, CIM Income NAV Management may determine to reserve borrowing capacity under our line of credit. CIM Income NAV Management could then elect to borrow against our line of credit in part to redeem shares presented for redemption during periods when we do not have sufficient proceeds from the sale of shares in the Offering to fund all redemption requests.

Liquidity and Capital Resources

General

Our Credit Facility, with JPMorgan Chase as administrative agent, provides for borrowings up to $425.0 million, which is comprised of up to $212.5 million in Revolving Loans and $212.5 million in Term Loans. As of June 30, 2021, we had $89.5 million in unused capacity, subject to borrowing availability. We had $28.0 million of available borrowings as of June 30, 2021. As of June 30, 2021, we believe we were in compliance with the financial covenants under our various fixed and variable rate debt agreements.

We expect to meet our short-term liquidity requirements through available cash, cash provided by property operations, proceeds from the Offering and borrowings from the Credit Facility or other sources. As of June 30, 2021, we had cash and cash equivalents of $10.8 million and investments in marketable securities of $15.4 million.

We expect to continue to raise capital through the Offering and to utilize such funds and future proceeds from secured or unsecured financing to complete future property acquisitions, other permitted investments and for general corporate uses. The source of our operating cash flows is primarily the rental and other property income received from current and future leased properties. As of June 30, 2021, we had raised $887.2 million of gross proceeds from the Offering before organization and offering costs, upfront selling commissions, dealer manager fees and the current portion of stockholder servicing fees of $34.0 million. Refer to Item 1A — Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2020 for risks related to our ability to raise capital in the near term.

Our investment guidelines provide that we will seek to maintain our target liquidity of 10% of the NAV up to $1 billion, and 5% of the NAV in excess of $1 billion (“Target Liquidity”) in relatively liquid investments, such as U.S. government securities, agency securities, corporate debt, publicly traded debt and equity real estate-

related securities, cash, cash equivalents and other short-term investments and, in CIM Income NAV Management’s discretion, lines of credit (collectively, the “Liquid Assets”). To the extent that CIM Income NAV Management determines that we should maintain borrowing capacity under lines of credit, the amount available under the lines of credit will be included in calculating the Liquid Assets under these guidelines. These are guidelines, and our stockholders should not expect that we will, at all times, hold liquid assets at or above the target levels or that all liquid assets will be available to satisfy redemption requests as we receive them. We anticipate that both our overall allocation to liquid assets as a percentage of our NAV and our allocation to different types of liquid assets will vary. In making these determinations, our advisor will consider our receipt of proceeds from sales of additional shares, our cash flow from operations, available borrowing capacity under lines of credit, if any, or from additional mortgages on our real estate, our receipt of proceeds from sales of assets, and the anticipated use of cash to fund redemptions, as well as the availability and pricing of different investments. The amount of the Liquid Assets is determined by our advisor, in its sole discretion, but is subject to review by our independent directors on a quarterly basis.

Given the recent levels of investor subscriptions and increased redemption requests, which we believe has been exacerbated by the challenging economic environment caused by the COVID-19 pandemic, our stated objectives of maintaining Target Liquidity and satisfying the redemption plan limits are in conflict. As such, we are temporarily redeeming less than the Amended Share Redemption Program limits to maintain the Target Liquidity while we seek to generate additional liquidity through investor subscriptions and execution of an in-process asset disposition program. On July 28, 2020, our Board determined that, effective immediately, monthly redemptions temporarily will be limited to shares whose aggregate value is no more than 0.8% of the aggregate NAV as of the last calendar day of the previous calendar month, and in any calendar quarter, redemptions will be limited to shares whose aggregate value is no more than 2.0% of the aggregate NAV as of the last calendar day of the previous calendar quarter. While it is our intent to return to the redemption plan limits stated in our existing share redemption plan, no assurances can be made regarding if or when we will return to such limits.

Further, our Board has agreed to support our efforts towards achieving sustainable liquidity by agreeing to take 50% of their quarterly Board compensation in common stock, based on the then current NAV per share at the time of issuance, for the third quarter of 2020 through the fourth quarter of 2021. In addition, at the request of our Board, our advisor has agreed to take 50% of its monthly advisory fees in common stock, based on the then current NAV per share at the time of issuance, through December 31, 2021.

Short-term Liquidity and Capital Resources

On a short-term basis, our principal demands for funds will be for property acquisitions or other permitted investments, operating expenses, distributions and redemptions to stockholders and interest on our outstanding debt, including principal repayments of $160.1 million due within the next 12 months. Subsequent to June 30, 2021, we elected to extend the maturity date for the Revolving Loans to March 6, 2022. We expect to extend the maturity date of the Revolving Loans through September 6, 2022,subject to satisfying certain conditions contained in the Second Amended Credit Agreement, including providing notice of the election and paying an extension fee of 0.10% of the maximum amount of the Revolving Loans (the “Extension Fee”). We expect to meet our short-term liquidity requirements through available cash, cash provided by property operations, proceeds from the Offering and borrowings from the Credit Facility or other sources, such as proceeds from dispositions. We believe that the resources stated above will be sufficient to satisfy our operating requirements for the foreseeable future, and we do not anticipate a need to raise funds from sources other than those described above within the next 12 months.

Long-term Liquidity and Capital Resources

On a long-term basis, our principal demands for funds are for property acquisitions or other permitted investments and the payment of tenant improvements, operating expenses, including debt service payments on any outstanding indebtedness, and distributions and redemptions to our stockholders. We expect to meet our long-term liquidity requirements through proceeds from the Offering, secured or unsecured financings from banks and other lenders, any available capacity on the Credit Facility by the addition of properties to the borrowing base, proceeds from the sale of marketable securities, proceeds from dispositions and net cash flows provided by operations.

We expect that substantially all net cash flows from operations will be used to pay distributions to our stockholders after certain capital expenditures, including tenant improvements and leasing commissions, are paid; however, we have used, and may continue to use, other sources to fund distributions, as necessary, including proceeds from the Offering, borrowings on the Credit Facility and/or future borrowings on our unencumbered assets. To the extent that cash flows from operations are lower due to fewer properties being acquired or lower than expected returns on the properties, distributions paid to our stockholders may be lower. We expect that substantially all net cash flows from the Offering or debt financings will be used to fund acquisitions, certain capital expenditures, repayments of outstanding debt or distributions and redemptions to our stockholders.

Contractual Obligations

As of June 30, 2021, we had debt outstanding with a carrying value of $441.3 million and a weighted average interest rate of 3.48%. See Note 9 — Credit Facility and Notes Payable to our condensed consolidated financial statements in the proxy statement/prospectus for a description of certain terms of the debt. Our contractual obligations as of June 30, 2021 were as follows (in thousands):

	Payments due by period (1)
	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Principal payments — credit facility (2)	$335,500	$123,000	$212,500	$—	$—
Interest payments — credit facility (3)	10,759	9,160	1,599	—	—
Principal payments — fixed debt rate	105,819	37,052	51,817	16,950	—
Interest payments — fixed debt rate (4)	5,258	3,325	1,513	420	—

Total	$457,336	$172,537	$267,429	$17,370	$—

(1)	The table does not include amounts due to our advisor or its affiliates pursuant to our advisory agreement because such amounts are not fixed and determinable.
(2)

The table does not include the impact of any extension. We may elect to extend the maturity of the Revolving Loans to no later than September 6, 2022, subject to satisfying certain conditions contained in the second amended credit agreement, or refinance the debt or enter into the new financing arrangement.

(3)

As of June 30, 2021, the Term Loans outstanding totaled $212.5 million, all of which are subject to interest rate swap agreements. The weighted average all-in interest rate for the Swapped Term Loans was 4.10%. The remaining $123.0 million in Revolving Loans outstanding under the Credit Facility has a weighted average interest rate of 1.98% as of June 30, 2021.

(4)

As of June 30, 2021, we had $45.6 million of variable rate mortgage notes effectively fixed through the use of interest rate swap agreements. We used the effective interest rates fixed under our interest rate swap agreements to calculate the debt payment obligations in future periods.

Our charter prohibits us from incurring debt that would cause our borrowings to exceed 75% of our gross assets, valued at the aggregate cost (before depreciation and other non-cash reserves), unless approved by a majority of our independent directors and disclosed to our stockholders in our next quarterly report. In addition to this limitation in our charter, our Board has adopted a policy to further limit our borrowings to 60% of the greater of cost (before depreciation or other non-cash reserves) or fair market value of our gross assets, unless excess borrowing is approved by a majority of our Board (including a majority of the independent directors) and disclosed to our stockholders in the next quarterly report along with a justification for such excess borrowing. As of June 30, 2021, our ratio of debt to total gross assets net of gross intangible lease liabilities was 49.7%, and our ratio of debt to the fair market value of our gross assets net of gross intangible lease liabilities was 51.7%. Fair market value is based on the estimated market value of our real estate assets as of June 30, 2021 used to determine our estimated per share NAV.

Our management reviews net debt as part of its management of our overall liquidity, financial flexibility, capital structure and leverage, and we therefore believe that the presentation of net debt provides useful information to stockholders. Net debt is a non-GAAP measure used to show our outstanding principal debt balance, excluding certain GAAP adjustments, such as financing and issuance costs and related accumulated amortization, less all cash and cash equivalents. As of June 30, 2021, our net debt leverage ratio, which is the ratio of net debt to total gross real estate assets net of gross intangible lease liabilities, was 48.5%.

The following table provides a reconciliation of the Credit Facility and notes payable, net balance, as reported on our condensed consolidated balance sheet, to net debt as of June 30, 2021 (dollar amounts in thousands):

Balance as of June 30, 2021
Credit facility and notes payable, net	$440,357
Deferred costs, net (1)	962
Less: Cash and cash equivalents	(10,763)

Net debt	$430,556

Gross real estate assets, net(2) and investment in CIM UII Onshore	$887,491

Net debt leverage ratio	48.5%

(1)	Deferred costs relate to mortgage notes payable and the term portion of the Credit Facility.
(2)	Net of gross intangible lease liabilities.

Cash Flow Analysis

Operating Activities. Net cash provided by operating activities increased by $3.5 million for the six months ended June 30, 2021, as compared to the same period in 2020. The increase was primarily due to an increase in net income after non-cash adjustments, offset by the timing of receipts and payments for rents and tenant receivables and amounts due to affiliates recorded during the six months ended June 30, 2021, as compared to the same period in 2020. See “— Results of Operations” for a more complete discussion of the factors impacting our operating performance.

Investing Activities. Net cash provided by investing activities was $22.0 million for the six months ended June 30, 2021, compared to net cash used in investing activities of $45.7 million during the six months ended June 30, 2020. The change was primarily due to our investment in CIM UII Onshore for $50.0 million during the six months ended June 30, 2020. No such investments were made during the six months ended June 30, 2021. This increase was also due to an increase in net proceeds from disposition of real estate assets of $16.4 million.

Financing Activities. Net cash used in financing activities was $38.1 million for the six months ended June 30, 2021, compared to net cash provided by financing activities of $59.4 million during the six months ended June 30, 2020. The change was primarily due to a decrease in net proceeds from borrowing facilities and mortgage notes of $131.4 million, as well as a decrease in net proceeds from the issuance of common stock of $15.0 million, partially offset by a decrease in redemptions of common stock of $51.2 million.

Election as a REIT

We have elected to be taxed, and currently qualify, as a REIT under the Internal Revenue Code of 1986, as amended. To maintain our qualification as a REIT, we must continue to meet certain requirements relating to our organization, sources of income, nature of assets, distributions of income to our stockholders and recordkeeping. As a REIT, we generally are not subject to federal income tax on taxable income that we distribute to our stockholders so long as we distribute at least 90% of our annual taxable income (computed without regard to the dividends paid deduction and excluding certain non-cash items and net capital gains).

If we fail to maintain our qualification as a REIT for any reason in a taxable year and applicable relief provisions do not apply, we will be subject to tax on our taxable income at regular corporate rates. We will not be able to deduct distributions paid to our stockholders in any year in which we fail to maintain our qualification as a REIT. We also will be disqualified for the four taxable years following the year during which qualification was lost unless we are entitled to relief under specific statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to stockholders. However, we believe that we are organized and operate in such a manner as to maintain our qualification as a REIT for federal income tax purposes. No provision for federal income taxes has been made in our accompanying condensed consolidated financial statements. We are subject to certain state and local taxes related to the operations of properties in certain locations, which, if applicable, have been provided for in our accompanying condensed consolidated financial statements.

Critical Accounting Policies and Estimates

Our accounting policies have been established to conform with GAAP. The preparation of financial statements in conformity with GAAP requires us to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Management believes that we have made these estimates and assumptions in an appropriate manner and in a way that accurately reflects our financial condition. We continually test and evaluate these estimates and assumptions using our historical knowledge of the business, as well as other factors, to ensure that they are reasonable for reporting purposes. However, actual results may differ from these estimates and assumptions. If our judgment or interpretation of the facts and circumstances relating to various transactions had been different, it is possible that different accounting policies would have been applied, thus resulting in a different presentation of the financial statements. Additionally, other companies may utilize different estimates that may impact comparability of our results of operations to those of companies in similar businesses. We believe the following critical accounting policies govern the significant judgments and estimates used in the preparation of our financial statements, which should be read in conjunction with the more complete discussion of our accounting policies and procedures included in Note 2 — Summary of Significant Accounting Policies to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2020. We consider our critical accounting policies to be the following:

•	Recoverability of Real Estate Assets; and

•	Allocation of Purchase Price of Real Estate Assets.

A complete description of such policies and our considerations is contained in our Annual Report on Form 10-K for the year ended December 31, 2020. The information included herein should be read in conjunction with our audited consolidated financial statements as of and for the year ended December 31, 2020 and related notes thereto.

We continually monitor events and changes in circumstances that could indicate that the carrying amounts of our real estate assets may not be recoverable. Impairment indicators that we consider include, but are not limited to: bankruptcy or other credit concerns of a property’s major tenant, such as a history of late payments, lease concessions and other factors; a significant decrease in a property’s revenues due to lease terminations; vacancies; co-tenancy clauses; reduced lease rates; changes in anticipated holding periods; or other circumstances. We continue to evaluate our portfolio to determine if anticipated holding periods for certain properties may materially differ from the initial intended holding periods for such properties, which could result in an impairment charge in the future.

Related-Party Transactions and Agreements

We have entered into agreements with CIM Income NAV Management or its affiliates whereby we agree to pay certain fees, or reimburse certain expenses of, CIM Income NAV Management or its affiliates, primarily advisory and performance fees and expenses, organization and offering costs, sales commissions, dealer manager fees and expenses, ongoing stockholder servicing fees, and reimbursement of certain acquisition and operating costs. In addition, the Company purchased $50.0 million of limited partnership interests of CIM UII Onshore, which is affiliated with CIM. See Note 12 — Related-Party Transactions and Agreements to our condensed consolidated financial statements in the proxy statement/prospectus for a further explanation of the various related-party transactions, agreements and fees.

Conflicts of Interest

Richard S. Ressler, the chairman of our Board, chief executive officer and president, who is also a founder and principal of CIM and is an officer/director of certain of its affiliates, including CIM Income NAV Management, is the chairman of the board, chief executive officer and president of CMFT and vice president of our advisor. One of our directors, Avraham Shemesh, who is also a founder and principal of CIM and is an officer/director of certain of its affiliates, including CIM Income NAV Management, serves as a director of CMFT. One of our directors, Elaine Y. Wong, also serves as a director of CMFT. One of our independent directors, W. Brian Kretzmer, also serves as an independent director of CMFT. Our chief financial officer and treasurer, Nathan D. DeBacker, who is also an officer of other real estate programs sponsored by CCO Group, is a vice president of CIM Income NAV Management and is an officer of certain of its affiliates. As such, there are conflicts of interest where CIM Income NAV Management or its affiliates, while serving in the capacity as sponsor, general partner, officer, director, key personnel and/or advisor for CIM or another real estate program sponsored or operated by CIM or CCO Group may be in conflict with us in connection with providing services to other real estate-related programs related to property acquisitions, property dispositions, and property management among others. The compensation arrangements between affiliates of CIM Income NAV Management and these other real estate programs sponsored or operated by CCO Group could influence the advice provided to us. See “Parties to the Merger — CIM Income NAV, Inc. — Conflicts of Interest” in the proxy statement/prospectus.

Off-Balance Sheet Arrangements

As of June 30, 2021 and December 31, 2020, we had no material off-balance sheet arrangements that had or are reasonably likely to have a current or future effect on our financial condition, results of operations, liquidity or capital resources.

Annex E

CIM REAL ESTATE FINANCE TRUST, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

When used in this section, unless otherwise specifically stated or the context requires otherwise, the terms “we,” “us,” “our,” or the “Company” refer to CIM Real Estate Finance Trust, Inc. (“CMFT”) and its consolidated subsidiaries. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and notes thereto, included in the section “Index to Financial Information” in the proxy statement/prospectus, of which this Annex E forms a part. References to “Notes” in this section are to the notes to CMFT’s Financial Statements as of and for the Years ended December 31, 2020, 2019 and 2018 or to CMFT’s Financial Statements as of and for the Three and Six Months ended June 30, 2021 and 2020, as applicable, included in the section “Index to Financial Information” in the proxy statement/prospectus. See also “Cautionary Statement Concerning Forward-Looking Statements” and “Risk Factors” in the proxy statement/prospectus.

Definitions

We use certain defined terms throughout this section that have the following meanings:

The phrase “annualized rental income” refers to the straight-line rental revenue under our leases on operating properties owned as of the respective reporting date, which includes the effect of rent escalations and any tenant concessions, such as free rent, and excludes any contingent rent, such as percentage rent. Management uses annualized rental income as a basis for tenant, industry and geographic concentrations and other metrics within the portfolio. Annualized rental income is not indicative of future performance.

Under a “net lease,” the tenant occupying the leased property (usually as a single tenant) does so in much the same manner as if the tenant were the owner of the property. The tenant generally agrees that it will either have no ability or only limited ability to terminate the lease or abate rent prior to the expiration of the term of the lease as a result of real estate driven events such as casualty, condemnation or failure by the landlord to fulfill its obligations under the lease. There are various forms of net leases, most typically classified as either triple-net or double-net. Triple-net leases typically require the tenant to pay all expenses associated with the property (e.g., real estate taxes, insurance, maintenance and repairs, including roof, structure and parking lot). Double-net leases typically hold the landlord responsible for the capital expenditures for the roof and structure, while the tenant is responsible for all lease payments and remaining operating expenses associated with the property (e.g., real estate taxes, insurance and maintenance).

CIM REAL ESTATE FINANCE TRUST, INC.

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

For the Year Ended December 31, 2020

Overview

We were formed on July 27, 2010, and we elected to be taxed, and currently qualify, as a real estate investment trust (“REIT”) for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2012. We commenced our principal operations on April 13, 2012, when we satisfied the conditions of our escrow agreement regarding the minimum offering and issued approximately 308,000 shares of our common stock. We have no paid employees and are externally managed by CIM Real Estate Finance

Management, LLC (“CMFT Management”) and, with respect to investments in securities, our Investment Advisor. CIM Group, LLC (“CIM”) indirectly owns and/or controls CMFT Management; our dealer manager, CCO Capital, LLC (“CCO Capital”); our property manager, CREI Advisors, LLC (“CREI Advisors”); and CCO Group, LLC and its subsidiaries (“CCO Group”).

We ceased issuing shares in our initial public offering (“Offering”) on April 4, 2014 and in the initial distribution reinvestment plan offering (the “Initial DRIP Offering”) effective as of June 30, 2016, but will continue to issue shares of common stock under the additional shares registered under the distribution reinvestment plan (the “DRIP”) on August 2, 2016 (the “Secondary DRIP Offering”) until certain liquidity events occur, such as the listing of our shares on a national securities exchange or the sale of our company, or the Secondary DRIP Offering is otherwise terminated by our board of directors (“Board”). We suspended issuing shares of common stock under our Secondary DRIP Offering on August 30, 2020, in connection with our entry into certain merger agreements. On March 25, 2021, the Board approved reinstating the DRIP effective April 1, 2021. We expect that property acquisitions in 2021 and future periods will be funded by proceeds from financing of the acquired properties, cash flows from operations and the strategic sale of properties and other asset acquisitions.

Our operating results and cash flows are primarily influenced by rental and other property income from our commercial properties, interest expense on our indebtedness and acquisition and operating expenses. As 94.1% of our rentable square feet was under lease, including any month-to-month agreements, as of December 31, 2020 with a weighted average remaining lease term of 8.8 years, we believe our exposure to changes in commercial rental rates on our portfolio is substantially mitigated, except for vacancies caused by tenant bankruptcies or other factors, including due to circumstances related to COVID-19. Our manager regularly monitors the creditworthiness of our tenants by reviewing each tenant’s financial results, any available credit rating agency reports on the tenant or guarantor, the operating history of the property with such tenant, the tenant’s market share and track record within its industry segment, the general health and outlook of the tenant’s industry segment and other information for changes and possible trends. If CMFT Management identifies significant changes or trends that may adversely affect the creditworthiness of a tenant, it will gather a more in-depth knowledge of the tenant’s financial condition and, if necessary, attempt to mitigate the tenant credit risk by evaluating the possible sale of the property or identifying a possible replacement tenant should the current tenant fail to perform on the lease.

We have primarily acquired core commercial real estate assets principally consisting of retail properties located throughout the United States. As of December 31, 2020, we owned 516 properties, comprising 21.3 million rentable square feet of commercial space located in 45 states.

In April 2019, we announced our intention to pursue a more diversified investment strategy across the capital structure by balancing our existing portfolio of core commercial real estate assets with our future investments in a portfolio of commercial mortgage loans and other real estate-related credit investments, in which our sponsor and its affiliates have expertise, that we would originate, acquire, finance and manage.

As of December 31, 2020, our loan portfolio consisted of 206 loans with a net book value of $892.3 million. As of December 31, 2020, we had $41.0 million of unsettled broadly syndicated loan purchases included in cash and cash equivalents, and investments in real estate-related securities of $38.2 million.

Pursuant to our strategy, during the year ended December 31, 2020, we disposed of 30 properties, encompassing 1.7 million gross rentable square feet. We previously expected to sell a substantial portion of our anchored-shopping center portfolio and certain single-tenant properties within 24 months of December 31, 2019, subject to market conditions. In light of current market conditions brought on by the COVID-19 pandemic, we cannot provide assurance that these properties will be sold within such 24-month period. As a result, we placed 15 properties with a carrying value of $228.4 million that were previously classified as held for sale back in service as real estate assets in the consolidated balance sheets during the year ended December 31, 2020. As of December 31, 2020, our portfolio consisted of 455 retail properties, 56 anchored shopping centers, four industrial properties and one office property representing 34 industry sectors. See Note 4 — Real Estate Assets to the consolidated financial statements in the proxy statement/prospectus for a discussion of the disposition of individual properties during the year ended December 31, 2020.

COVID-19

The COVID-19 outbreak and the associated “shelter-in-place” or “stay-at-home” orders or other quarantine mandates or public health guidance issued by local, state or federal authorities has adversely affected a number of our tenants’ businesses. The extent to which the COVID-19 pandemic continues to impact our operations and those of our tenants will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, among others.

During the year ended December 31, 2020, we provided lease concessions, either in the form of rental deferrals or abatements, to certain tenants in response to the impact of the COVID-19 pandemic. As of December 31, 2020, we granted total rent deferrals with an aggregate deferral amount of $6.2 million. Additionally, as of December 31, 2020, we granted rent abatements to tenants with an abatement amount of $4.1 million, which reduced revenues during the year ended December 31, 2020.

As of March 24, 2021, we have collected approximately 98% of rental payments billed to tenants during the three months ended December 31, 2020. There have been no significant changes in rent collections subsequent to December 31, 2020.

Additionally, COVID-19 has caused us to materially increase our provision for credit losses related to our mezzanine loans. During the year ended December 31, 2020, we recorded a $58.0 million net increase in our provision for credit losses related to our mezzanine loans. This provision for credit losses reflects, among other things, the macroeconomic impact of the COVID-19 pandemic on commercial real estate markets generally, as well as certain loans assessed for impairment in our portfolio. Further, this reserve is not reflective of what we expect our provision for credit losses to be absent the current and potential future impacts of the COVID-19 pandemic. If the adverse macroeconomic effects of the COVID-19 pandemic persist or worsen, we may further materially increase our provision for credit losses, which may have a material adverse effect on our business, financial condition, results of operations and ability to make distributions.

We are actively managing our response to the COVID-19 pandemic in collaboration with our tenants and business partners and are assessing potential impacts to our financial position and operating results, as well as potential adverse developments in our business. On April 20, 2020, our Board decided to make a determination as to the amount and timing of distributions on a monthly, instead of a quarterly, basis, and to value our assets for the purpose of updated the estimated per share NAV on a quarterly, rather than annual basis, until such time that we had greater visibility into the impact that the COVID-19 pandemic would have on our tenants’ ability to continue to pay rent on their leases on a timely basis or at all, the degree to which federal, state or local governmental authorities grant rent relief or other relief or amnesty programs applicable to our tenants, our ability to access the capital markets, and on the United States and worldwide financial markets and economy. Given the relative stability of the Company’s rent collections and the per share net asset value (“NAV”) for the quarters ended March 31, 2020 and June 30, 2020, the Board determined that it is in the best interests of the Company and its stockholders to cease incurring the additional costs associated with quarterly valuations and return to updating the Company’s per share NAV on an annual basis in accordance with its valuation policies. On March 25, 2021, the Board resumed declaring distributions on a quarterly basis by declaring a monthly per share distribution for the months of March, April, May and June. See “— Distributions” for a further discussion of distributions declared.

Mergers

On December 21, 2020, we completed mergers with Cole Office & Industrial REIT (CCIT III), Inc. (“CCIT III”) and Cole Credit Property Trust V, Inc. (“CCPT V”), pursuant to (i) the Agreement and Plan of Merger, dated August 30, 2020 (as amended on November 3, 2020, the “CCIT III Merger Agreement”), by and among the

Company, Thor III Merger Sub, LLC, a wholly owned subsidiary of ours (“CCIT III Merger Sub”), and CCIT III, with CCIT III Merger Sub surviving as a wholly owned subsidiary of ours (the “CCIT III Merger”), and (ii) the Agreement and Plan of Merger, dated August 30, 2020 (as amended on each of October 22, 2020, October 24, 2020 and October 29, 2020, the “CCPT V Merger Agreement”, and together with the CCIT III Merger Agreement, the “Merger Agreements”), by and among the Company, Thor V Merger Sub, LLC, a wholly owned subsidiary of ours (“CCPT V Merger Sub”), and CCPT V, with CCPT V Merger Sub surviving as a wholly owned subsidiary of ours (the “CCPT V Merger,” and collectively with the CCIT III Merger, the “Mergers”). In accordance with the applicable provisions of the Maryland General Corporation Law, the separate existence of CCIT III and CCPT V ceased. Through the Mergers, we acquired 146 properties with a total of 3.8 million square feet, all of which had an aggregate gross real estate value of approximately $763.0 million. The combined company after the Mergers retained the name “CIM Real Estate Finance Trust, Inc.” Each Merger qualified as a “reorganization” under, and within the meaning of, Section 368(a) of the Internal Revenue Code of 1986, as amended.

Additionally, on August 30, 2020, we, along with Cole Office & Industrial REIT (CCIT II), Inc. (“CCIT II”) and Thor II Merger Sub, LLC, a wholly owned subsidiary of ours (“CCIT II Merger Sub”), entered into an Agreement and Plan of Merger (the “CCIT II Merger Agreement”). Subject to the terms and conditions of the CCIT II Merger Agreement, CCIT II would have merged with and into CCIT II Merger Sub (the “CCIT II Merger”), with CCIT II Merger Sub surviving the CCIT II Merger, such that following the CCIT II Merger, the surviving entity would continue as a wholly owned subsidiary of ours.

On October 29, 2020, CCIT II terminated the CCIT II Merger Agreement pursuant to Sections 9.1(c)(ii) and 9.2 of the CCIT II Merger Agreement and entered into an agreement (the “Termination Notice”) with us reflecting such termination and pursuant to which, among other things, CCIT II paid the termination fee equal to $7.38 million to us in accordance with the CCIT II Merger Agreement, and agreed to pay to us the amount of our expenses up to $3.69 million, required to be paid pursuant to the terms of the CCIT II Merger Agreement (such amounts together, the “CCIT II Termination Payment”).

Operating Highlights and Key Performance Indicators

2020 Activity

•	Completed the Mergers, which included the acquisition of 146 properties with an aggregate value of $763.0 million and the assumption of debt totaling $379.7 million.

•	In addition to the property acquisitions related to the Mergers, we acquired four properties for an aggregate purchase price of $35.5 million.

•	Invested $582.7 million in broadly syndicated loans and sold broadly syndicated loans for an aggregate gross sales price of $42.0 million.

•	Received payment in full on one senior loan totaling $40.8 million.

•	Disposed of 30 properties, consisting of 20 retail properties and 10 anchored shopping centers, for an aggregate sales price of $270.4 million.

•	Entered into two repurchase agreements that provide up to $800.0 million to finance a portfolio of existing and future commercial real estate mortgage loans.

•	Increased total debt by $303.3 million, from $1.6 billion to $2.1 billion.

Portfolio Information

The following table shows the carrying value of our portfolio by investment type as of December 31, 2020 and 2019:

	As of December 31,
	2020			2019
	Asset Count	Carrying Value		Asset Count	Carrying Value
Loan Held-For-Investment
Mezzanine loans	8	$147,475	3.5%	8	$146,060	4.7%
Senior loans	4	341,546	8.1%	3	152,820	4.9%
Broadly syndicated loans	194	473,603	11.3%	1	2,750	0.1%
Less: Allowance for credit losses		(70,358)	(1.7)%		—	—%

Total loans-held-for-investment and related receivable net	206	892,266	21.2%	12	301,630	9.7%
Real Estate-Related Securities
CMBS	4	38,194	0.9%	—	—	—%
Real Estate
Total real estate assets and intangible lease liabilities, net	516	3,278,905	77.9%	396	2,800,709	90.3%

Total Investment Portfolio	726	$4,209,365	100.0%	408	$3,102,339	100.0%

The following table details overall statistics of our credit portfolio as of December 31, 2020 (dollar amounts in thousands):

	Mezzanine Loans (1) (2)	Senior Loans (1) (2)	Broadly Syndicated Loans	CMBS
Number of loans	8	4	194	4
Net book value	$89,437	$338,956	$463,873	$38,194
Weighted-average interest rate	14.1%	4.9%	3.8%	6.8%
Weighted-average maximum years to maturity	0.4	3.0	4.9	8.0

(1)	As of December 31, 2020, 100% of the our loans by principal balance earned a floating rate of interest, primarily indexed to U.S. dollar LIBOR.
(2)	Maximum maturity date assumes all extension options are exercised by the borrowers; however, our commercial real estate (“CRE”) loans may be repaid prior to such date.

Real Estate Portfolio Information

As of December 31, 2020, we owned 516 properties located in 45 states, the gross rentable square feet of which was 94.1% leased, including any month-to-month agreements, with a weighted average lease term remaining of 8.8 years. During the year ended December 31, 2020, we disposed of 30 properties, for an aggregate gross sales price of $270.4 million.

The following table shows the property statistics of our real estate assets as of December 31, 2020 and 2019:

	As of December 31,
	2020	2019
Number of commercial properties	516	396
Rentable square feet (in thousands) (1)	21,309	19,103
Percentage of rentable square feet leased	94.1%	94.6%
Percentage of investment-grade tenants (2)	38.0%	36.9%

(1)	Includes square feet of buildings on land parcels subject to ground leases.
(2)

Investment-grade tenants are those with a credit rating of BBB- or higher by Standard & Poor’s Financial Services LLC (“Standard & Poor’s”) or a credit rating of Baa3 or higher by Moody’s Investor Service, Inc. (“Moody’s”). The ratings may reflect those assigned by Standard & Poor’s or Moody’s to the lease guarantor or the parent company, as applicable. The weighted average credit rating is weighted based on annualized rental income and is for only those tenants rated by Standard & Poor’s.

The following table summarizes our real estate acquisition activity during the years ended December 31, 2020 and 2019:

	Year Ended December 31,
	2020	2019
Commercial properties acquired	150	1
Purchase price of acquired properties (in thousands)	$798,500	$6,165
Rentable square feet (in thousands) (1)	3,945	6

(1)	Includes square feet of buildings on land parcels subject to ground leases.

The following table shows the tenant diversification of our real estate portfolio, based on annualized rental income, as of December 31, 2020:

Tenant	Total Number of Leases (1)	Leased Square Feet (in thousands) (2)	2020 Annualized Rental Income (in thousands)	2020 Annualized Rental Income per Square Foot (2)	Percentage of 2020 Annualized Rental Income
Walgreens	37	544	$13,429	$24.69	5%
Lowe’s	15	1,899	13,270	6.99	5%
Academy Sports	7	2,016	12,311	6.11	5%
CVS	42	529	11,920	22.53	4%
United Oil	4	64	10,928	170.75	4%
L.A. Fitness	9	410	7,860	19.17	3%
PetSmart	28	485	7,745	15.97	3%
Home Depot	4	555	7,408	13.35	3%
Dick’s Sporting Goods	13	572	6,894	12.05	3%
Cabela’s	1	403	6,544	16.24	2%
Other	872	12,566	168,865	13.44	63%

	1,032	20,043	$267,174	$13.33	100%

(1)	Includes leases which are master lease agreements.
(2)	Includes square feet of the buildings on land parcels subject to ground leases.

The following table shows the tenant industry diversification of our real estate portfolio, based on annualized rental income, as of December 31, 2020:

Industry	Total Number of Leases (1)	Leased Square Feet (in thousands) (2)	2020 Annualized Rental Income (in thousands)	2020 Annualized Rental Income per Square Foot (2)	Percentage of 2020 Annualized Rental Income
Sporting goods	38	3,482	$32,818	$9.43	12%
Home and garden	51	3,182	29,703	9.33	11%
Discount store	117	2,627	27,050	10.30	10%
Pharmacy	79	1,073	25,349	23.62	9%
Grocery and supermarket	39	1,696	21,038	12.40	8%
Gas and convenience	12	91	13,156	144.57	5%
Casual dining	77	453	12,436	27.45	4%
Pet supply	40	635	10,115	15.93	4%
Apparel and jewelry	68	716	9,949	13.90	4%
Entertainment and recreation	20	554	9,412	16.99	4%
Other	491	5,534	76,148	13.76	29%

	1,032	20,043	$267,174	$13.33	100%

(1)	Includes leases which are master lease agreements.
(2)	Includes square feet of the buildings on land parcels subject to ground leases.

The following table shows the geographic diversification of our real estate portfolio, based on annualized rental income, as of December 31, 2020:

Location	Total Number of Properties	Rentable Square Feet (in thousands) (1)	2020 Annualized Rental Income (in thousands)	2020 Annualized Rental Income per Square Foot (1)	Percentage of 2020 Annualized Rental Income
California	61	833	$28,161	$33.81	11%
Ohio	38	1,879	21,157	11.26	8%
Georgia	20	1,770	20,348	11.50	8%
Texas	56	1,315	18,887	14.36	7%
Illinois	20	1,216	14,501	11.93	5%
Florida	30	1,138	14,229	12.50	5%
Indiana	24	1,184	13,606	11.49	5%
Wisconsin	16	1,113	13,455	12.09	5%
North Carolina	25	1,085	12,996	11.98	5%
Alabama	27	951	11,639	12.24	4%
Other	199	8,825	98,195	11.13	37%

	516	21,309	$267,174	$12.54	100%

(1)	Includes square feet of the buildings on land parcels subject to ground leases.

The following table shows the property type diversification of our real estate portfolio, based on annualized rental income, as of December 31, 2020:

Property Type	Total Number of Properties	Rentable Square Feet (in thousands) (1)	2020 Annualized Rental Income (in thousands)	2020 Annualized Rental Income per Square Foot (1)	Percentage of 2020 Annualized Rental Income
Retail	455	10,686	$150,316	$14.07	56%
Anchored shopping centers	56	8,614	104,655	12.15	39%
Industrial	4	1,788	9,392	5.25	4%
Office	1	221	2,811	12.72	1%

	516	21,309	$267,174	$12.54	100%

(1)	Includes square feet of the buildings on land parcels subject to ground leases.

Leases

Although there are variations in the specific terms of the leases of our properties, the following is a summary of the general structure of our current leases. Generally, the leases of the properties acquired provide for initial terms of ten or more years and provide the tenant with one or more multi-year renewal options, subject to generally the same terms and conditions as the initial lease term. Certain leases also provide that in the event we wish to sell the property subject to that lease, we first must offer the lessee the right to purchase the property on the same terms and conditions as any offer which we intend to accept for the sale of the property. The properties are generally leased under net leases pursuant to which the tenant bears responsibility for substantially all property costs and expenses associated with ongoing maintenance and operation, including utilities, property taxes and insurance, while certain of the leases require us to maintain the roof, structure and parking areas of the building. Additionally, certain leases provide for increases in rent as a result of fixed increases, increases in the consumer price index, and/or increases in the tenant’s sales volume. The leases of the properties provide for annual rental payments (payable in monthly installments) ranging from $7,000 to $8.0 million (average of $234,000). Certain leases provide for limited increases in rent as a result of fixed increases or increases in the consumer price index.

The following table shows lease expirations of our real estate portfolio, as of December 31, 2020, during each of the next ten years and thereafter, assuming no exercise of renewal options:

Year of Lease Expiration	Total Number of Leases Expiring (1)	Leased Square Feet Expiring (in thousands) (2)	2020 Annualized Rental Income Expiring (in thousands)	2020 Annualized Rental Income per Square Foot (2)	Percentage of 2020 Annualized Rental Income
2021	97	804	$10,433	$12.98	4%
2022	84	845	10,113	11.97	4%
2023	133	1,358	21,465	15.81	8%
2024	127	1,758	23,300	13.25	9%
2025	112	1,576	19,481	12.36	7%
2026	72	1,546	18,208	11.78	7%
2027	61	1,406	13,906	9.89	5%
2028	56	1,082	12,358	11.42	4%
2029	71	1,020	15,690	15.38	6%
2030	47	903	15,993	17.71	6%
Thereafter	172	7,745	106,227	13.72	40%

	1,032	20,043	$267,174	$13.33	100%

(1)	Includes leases which are master lease agreements.
(2)	Includes square feet of the buildings on land parcels subject to ground leases.

The following table shows the economic metrics of our real estate assets as of and for the years ended December 31, 2020 and 2019:

	2020	2019
Economic Metrics
Weighted-average lease term (in years) (1)	8.8	8.6
Lease rollover (1)(2):
Annual average	6.3%	7.1%
Maximum for a single year	8.7%	10.9%

(1)	Based on annualized rental income of our real estate portfolio as of December 31, 2020 and 2019.
(2)	Through the end of the next five years as of the respective reporting date.

Results of Operations

Overview

We are not aware of any material trends or uncertainties, other than the effects of the outbreak of COVID-19, and national economic conditions affecting real estate in general, that may reasonably be expected to have a material impact on our results from the acquisition, management and operation of properties other than those listed in the “Risk Factors” section of the proxy statement/prospectus. Currently, we are unable to predict the impact that the COVID-19 pandemic will have on our financial condition, results of operations and cash flows in future periods due to numerous uncertainties.

For a comparison of the years ended December 31, 2019 and 2018, see Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

Same Store Analysis

Our results of operations are influenced by the timing of acquisitions and the operating performance of our real estate assets. We review our stabilized operating results, measured by net operating income, from properties that we owned for the entirety of both the current and prior year reporting periods, referred to as “same store” properties, and we believe that the presentation of operating results for same store properties provides useful information to stockholders. “GAAP” refers to the accounting principles generally accepted in the United States of America. Net operating income is a supplemental non-GAAP financial measure of a real estate company’s operating performance. Net operating income is considered by management to be a helpful supplemental performance measure, as it enables management to evaluate the impact of occupancy, rents, leasing activity, and other controllable property operating results at our real estate properties, and it provides a consistent method for the comparison of our properties. We define net operating income as operating revenues less operating expenses, which exclude (i) depreciation and amortization, (ii) interest expense and other non-property related revenue and expense items such as (a) general and administrative expenses, (b) management and advisory fees and expenses, (c) transaction-related expenses, (d) real estate impairment, (e) provision for credit losses, (f) gain on disposition of real estate, net, (g) merger-related items and (h) interest income. Our net operating income may not be comparable to that of other REITs and should not be considered to be more relevant or accurate in evaluating our operating performance than the current GAAP methodology used in calculating net income (loss). In determining the same store property pool, we include all properties that were owned for the entirety of both the current and prior reporting periods, except for properties during the current or prior year that were under development or redevelopment.

Comparison of the Years Ended December 31, 2020 and 2019

The following table reconciles net income, calculated in accordance with GAAP, to net operating income (dollar amounts in thousands):

	Total
	For the Year Ended December 31,
	2020	2019	Change
Net income	$(23,518)	$183,020	$(206,538)
Loss on extinguishment of debt	4,841	7,227	(2,386)
Interest expense and other, net	64,116	98,965	(34,849)
Operating income	45,439	289,212	(243,773)
Merger termination fee income	(7,380)	—	(7,380)
Merger-related expenses, net	2,193	—	2,193
Gain on disposition of real estate, net	(27,518)	(180,666)	153,148
Provision for credit losses	68,356	—	68,356
Real estate impairment	16,737	72,939	(56,202)
Depreciation and amortization	80,973	107,867	(26,894)
Transaction-related expenses	905	2,278	(1,373)
Management and advisory fees and expenses	44,743	42,339	2,404
General and administrative expenses	15,385	13,729	1,656
Interest income	(29,393)	(20,132)	(9,261)
Net operating income	$210,440	$327,566	$(117,126)

Our operating segments include credit and real estate. Refer to Note 17 — Segment Reporting to our consolidated financial statements for further discussion of our operating segments.

Credit Segment

Interest Income

The increase in interest income of $9.3 million for the year ended December 31, 2020, compared to the same period in 2019, was due to an increase in credit investments. As of December 31, 2020, we held investments in 194 broadly syndicated loans, 12 CRE loans held-for-investment and four commercial mortgage-backed securities (“CMBS”). As of December 31, 2019, we held investments in one broadly syndicated loan and 11 CRE loans held-for-investment.

Provision for Credit Losses

The increase in provision for credit losses of $68.4 million during the year ended December 31, 2020, as compared to the same period in 2019, was primarily due to the adoption of current expected credit losses (“CECL”) on January 1, 2020 and management’s determination that the fair value of the collateral of the Company’s loans held-for-investment, which is based on comparable market sales, decreased compared to the amortized cost basis, which resulted in recording $68.4 million in credit losses during the year ended December 31, 2020. No such losses were recorded during the year ended December 31, 2019.

Real Estate Segment

A total of 365 properties were acquired before January 1, 2019 and represent our “same store” properties during the years ended December 31, 2020 and 2019. “Non-same store” properties, for purposes of the table below, includes properties acquired or disposed of on or after January 1, 2019.

The following table details the components of net operating income broken out between same store and non-same store properties (dollar amounts in thousands):

	Total			Same Store			Non-Same Store
	For the Year Ended December 31,			For the Year Ended December 31,			For the Year Ended December 31,
	2020	2019	Change	2020	2019	Change	2020	2019	Change
Rental and other property	$261,530	$393,224	$(131,694)	$246,556	$255,869	$(9,313)	$14,974	$137,355	$(122,381)
Property operating expenses	23,399	33,462	(10,063)	21,645	24,742	(3,097)	1,754	8,720	(6,966)
Real estate tax expenses	27,691	32,196	(4,505)	26,300	25,460	840	1,391	6,736	(5,345)
Total property operating	51,090	65,658	(14,568)	47,945	50,202	(2,257)	3,145	15,456	(12,311)
Net operating income	$210,440	$327,566	$(117,126)	$198,611	$205,667	$(7,056)	$11,829	$121,899	$(110,070)

Loss on Extinguishment of Debt

The decrease in loss on extinguishment of debt of $2.4 million for the year ended December 31, 2020, as compared to the same period in 2019, was due to a decrease in the number of mortgage notes terminated in connection with the disposition of the underlying properties during the year ended December 31, 2020. During the year ended December 31, 2020, we recorded losses on the extinguishment of mortgage loans with an aggregate carrying value of $97.0 million, as compared to recording losses on the extinguishment of mortgage loans with an aggregate carrying value of $258.0 million during the year ended December 31, 2019.

Interest Expense and Other, Net

Interest expense and other, net also includes amortization of deferred financing costs.

The decrease in interest expense and other, net, of $34.8 million for the year ended December 31, 2020, as compared to the same period in 2019, was primarily due to a decrease in the average aggregate amount of debt outstanding from $2.2 billion for the year ended December 31, 2019 to $1.8 billion for the year ended December 31, 2020, as a result of debt repayments in connection with the disposition of the underlying properties. In addition, the weighted average interest rate decreased from 3.9% as of December 31, 2019 to 3.4% as of December 31, 2020.

Merger Termination Fee Income

In connection with the Termination Notice, we received a termination fee of $7.4 million during the year ended December 31, 2020. No such fees were received during the year ended December 31, 2019.

Merger-Related Expenses, Net

In connection with the Mergers, we incurred fees and expenses of $2.2 million during the year ended December 31, 2020. No such fees were incurred during the year ended December 31, 2019.

Gain on Disposition of Real Estate, Net

The decrease in gain on disposition of real estate, net of $153.1 million during the year ended December 31, 2020, as compared to the same period in 2019, was due to the disposition of 30 properties for a gain of $27.5 million during the year ended December 31, 2020 compared to the disposition of 497 properties for a gain of $180.7 million during the year ended December 31, 2019.

Impairment

The decrease in impairments of $56.2 million during the year ended December 31, 2020, as compared to the same period in 2019, was due to 12 properties that were deemed to be impaired, resulting in impairment charges of $16.7 million during the year ended December 31, 2020, compared to 34 properties that were deemed to be impaired, resulting in impairment charges of $72.9 million during the year ended December 31, 2019.

Depreciation and Amortization

The decrease in depreciation and amortization expenses of $26.9 million during the year ended December 31, 2020, as compared to the same period in 2019, was primarily due to the disposition of 30 properties during the year ended December 31, 2020, partially offset by recognizing a full period of depreciation and amortization expenses on the one property acquired in 2019.

Transaction-Related Expenses

Through August 20, 2019, we paid CMFT Management or its affiliates acquisition fees of up to 2.0% of: (1) the contract purchase price of each property or asset we acquired; (2) the amount paid in respect of the development, construction or improvement of each asset we acquired; (3) the purchase price of any loan we acquired; and (4) the principal amount of any loan we originated. We also reimbursed CMFT Management or its affiliates for transaction-related expenses incurred in the process of acquiring a property or the origination or acquisition of a loan, so long as the total acquisition fees and expenses relating to the transaction did not exceed 6.0% of the contract purchase price, unless otherwise approved by a majority of our Board, including a majority of our independent directors, as commercially competitive, fair and reasonable to us. Other transaction-related expenses, such as manager reimbursements for disposition activities, are expensed as incurred.

The decrease in transaction-related expenses of $1.4 million during the year ended December 31, 2020, as compared to the same period in 2019, was primarily due to a decrease in reimbursements to our manager for expenses related to the 30 dispositions that occurred during the year ended December 31, 2020 for an aggregate sales price of $270.4 million, compared to such expenses related to the 497 dispositions that occurred during the year ended December 31, 2019 for an aggregate gross sales price of $1.7 billion.

Management and Advisory Fees and Expenses

Pursuant to the prior advisory agreement with CMFT Management and based upon the amount of our current invested assets, through August 20, 2019, we were required to pay to CMFT Management a monthly advisory fee equal to one-twelfth of 0.75% of the average invested assets up to $2.0 billion, one-twelfth of 0.70% of the average invested assets over $2.0 billion up to $4.0 billion and one-twelfth of 0.65% of the average invested assets over $4.0 billion. Beginning on August 20, 2019, we pay CMFT Management a management fee pursuant to the Amended and Restated Management Agreement dated August 20, 2019 (the “Management Agreement”), payable quarterly in arrears, equal to the greater of (a) $250,000 per annum ($62,500 per quarter) and (b) 1.50% per annum (0.375% per quarter) of the Company’s Equity (as defined in the Management Agreement). Additionally, we may be required to reimburse certain expenses incurred by CMFT Management in providing management services, subject to limitations as set forth in the Management Agreement (as discussed in Note 12 — Related-Party Transactions and Arrangements). Furthermore, as discussed in Note 12 — Related-Party Transactions and Arrangements, pursuant to an Investment Advisory and Management Agreement (the “Investment Advisory and Management Agreement”), for management of investments in the Managed Assets (as defined in the Investment Advisory and Management Agreement), CMFT Securities Investments, LLC (“CMFT Securities”) pays CIM Capital IC Management, LLC, the Company’s investment advisor (the “Investment Advisor”) an investment advisory fee (the “Investment Advisory Fee”), payable quarterly in arrears, equal to 1.50% per annum (0.375% per quarter) of CMFT Securities’ Equity (as defined in the Investment Advisory and Management Agreement). Pursuant to the Investment Advisory and Management Agreement, CMFT Securities reimburses the Investment Advisor for costs and expenses incurred by the Investment Advisor on its behalf.

Because the Managed Assets are excluded from the calculation of management fees payable by the Company to CMFT Management pursuant to the Management Agreement, the total management and advisory fees payable by the Company to its external advisors are not increased as a result of the Investment Advisory and Management Agreement. In addition, pursuant to a sub-advisory agreement (the “Sub-Advisory Agreement”), in connection with providing investment management services with respect to the corporate credit-related securities held by CMFT Securities, on a quarterly basis, the Investment Advisor designates 50% of the sum of the Investment Advisory Fee payable to the Investment Advisor as sub-advisory fees.

The increase in management and advisory fees and expenses of $2.4 million during the year ended December 31, 2020, as compared to the same period in 2019, was due to the management fee we began paying CMFT Management beginning on August 20, 2019. During the year ended December 31, 2020, we incurred management fees of $40.0 million.

General and Administrative Expenses

The primary general and administrative expense items are certain expense reimbursements to our manager, banking fees and escrow and trustee fees.

The increase in general and administrative expenses of $1.7 million for the year ended December 31, 2020, compared to the same period in 2019, was primarily due to an increase in unused fees related to our credit facility, partially offset by a decrease in state franchise and income tax expenses.

Net Operating Income

Same store property net operating income decreased $7.1 million during the year ended December 31, 2020, as compared to the same period in 2019. The decrease was primarily due to reductions in rental and other property income of $3.8 million for amounts deemed not probable of collection at 39 properties during the year ended December 31, 2020 due to the impact of the COVID-19 pandemic. Additionally, overall same store occupancy was 93.2% as of December 31, 2020, compared to 95.0% as of December 31, 2019.

Non-same store property net operating income decreased $110.1 million during the year ended December 31, 2020, as compared to the same period in 2019. The decrease is primarily due to the disposition of 497 properties during the year ended December 31, 2019 and the disposition of 30 properties during the year ended December 31, 2020, offset by recognizing a full period of net operating income for the one property acquired during the year ended December 31, 2019 and partial period of net operating income for the properties acquired during the year ended December 31, 2020.

Distributions

Prior to April 1, 2020, on a quarterly basis, our Board authorized a daily distribution for the succeeding quarter. Our Board authorized the following daily distribution amounts per share for the periods indicated below:

Period Commencing	Period Ending	Daily Distribution Amount
April 14, 2012	December 31, 2012	$0.001707848
January 1, 2013	December 31, 2015	$0.001712523
January 1, 2016	December 31, 2016	$0.001706776
January 1, 2017	December 31, 2019	$0.001711452
January 1, 2020	March 31, 2020	$0.001706776

On April 20, 2020, our Board decided to make a determination as to the amount and timing of distributions on a monthly, instead of a quarterly, basis until such time that we had greater visibility into the impact that the COVID-19 pandemic would have on our tenants’ ability to continue to pay rent on their leases on a timely basis or at all, the degree to which federal, state or local governmental authorities grant rent relief or other relief or amnesty programs applicable to our tenants, our ability to access the capital markets, and on the United States and worldwide financial markets and economy. On March 25, 2021, the Board resumed declaring distributions on a quarterly basis by declaring a monthly per share distribution for the months of March, April, May and June of 2021. Since April of 2020, our Board authorized the following monthly distribution amounts per share for the periods indicated below:

Record Date	Distribution Amount
April 30, 2020	$0.0130
May 31, 2020	$0.0130
June 30, 2020	$0.0161
July 30, 2020	$0.0304
August 28, 2020	$0.0303
September 29, 2020	$0.0303
October 29, 2020	$0.0303
November 27, 2020	$0.0303
December 30, 2020	$0.0303
January 28, 2021	$0.0303
February 25, 2021	$0.0303
March 29, 2021	$0.0303
April 29 2021	$0.0303
May 28, 2021	$0.0303
June 29, 2021	$0.0303

As of December 31, 2020, we had distributions payable of $11.0 million.

The following table presents distributions and source of distributions for the periods indicated below (dollar amounts in thousands):

	Year Ended December 31,
	2020			2019
	Amount		Percent	Amount	Percent
Distributions paid in cash	$90,655		73%	$112,083	58%
Distributions reinvested	34,191		27%	82,388	42%

Total distributions	$124,846		100%	$194,471	100%

Source of distributions:
Net cash provided by operating activities (1)(2)	$115,985		93%	$194,471	100%
Proceeds from the issuance of common stock	8,308	(3)	7%	—	—%
Proceeds from the issuance of debt	553	(4)	—%	—	—%

Total sources	$124,846		100%	$194,471	100%

(1)	Net cash provided by operating activities for the years ended December 31, 2020 and 2019 was $106.4 million and $188.6 million, respectively.
(2)

Our distributions covered by cash flows from operating activities for the years ended December 31, 2020 and 2019 include cash flows from operating activities in excess of distributions from prior periods of $9.6 million and $5.9 million, respectively.

(3)

In accordance with GAAP, certain real estate acquisition-related fees and expenses, such as expenses and fees incurred in connection with property acquisitions accounted for as business combinations, are expensed, and therefore reduce net cash flows from operating activities. Therefore, for consistency, proceeds from the issuance of common stock used as a source of distributions for the year ended December 31, 2020 include the amount by which real estate acquisition-related fees and expenses have reduced net cash flows from operating activities in those prior periods.

(4)	Net proceeds on the credit facilities and notes payable for the year ended December 31, 2020 was $159.0 million.

Share Redemptions

Our amended and restated share redemption program (the “Amended Share Redemption Program”) permits our stockholders to sell their shares of common stock back to us, subject to certain conditions and limitations. Funding for the redemption of shares will be limited to the cumulative net proceeds we receive from the sale of shares under the Secondary DRIP Offering, net of shares redeemed to date. In addition, we will generally limit quarterly redemptions to approximately 1.25% of the weighted average number of shares outstanding during the trailing 12-month period ending on the last day of the fiscal quarter for which the redemptions are being paid, and to the net proceeds we receive from the sale of shares in the respective quarter under the Secondary DRIP Offering. Any of the foregoing limits might prevent us from accommodating all redemption requests made in any fiscal quarter or in any 12-month period. In addition, our Board may choose to amend the terms of, suspend or terminate our Amended Share Redemption Program at any time in its sole discretion if it believes that such action is in the best interest of us and our stockholders. Any material modifications or suspension of the Amended Share Redemption Program will be disclosed to our stockholders as promptly as practicable in our reports filed with the SEC and via our website. In connection with the Mergers, our Board suspended our Amended Share Redemption Program on August 30, 2020, and therefore, no shares were redeemed from our stockholders after that date until the Amended Share Redemption Program was reinstated, effective April 1, 2021, by our Board on March 25, 2021. During the year ended December 31, 2020, we received valid redemption requests under our Amended Share Redemption Program totaling approximately 48.3 million shares, of which we redeemed approximately 3.8 million shares as of December 31, 2020 for $28.5 million (at an average redemption price of $7.60 per share). The remaining redemption requests relating to approximately 44.5 million shares went unfulfilled. During the year ended December 31, 2019, we received valid redemption requests under our share redemption program totaling approximately 88.6 million shares, of which we redeemed approximately 7.2 million shares as of December 31, 2019 for $62.4 million (at an average redemption price of $8.65 per share) and approximately 2.3 million shares subsequent to December 31, 2019 for $19.5 million at an average redemption price of $8.65 per share. The remaining redemption requests relating to approximately 79.1 million shares went unfulfilled. A valid redemption request is one that complies with the applicable requirements and guidelines of the share redemption program then in effect. The share redemptions were funded with proceeds from the Secondary DRIP Offering.

Liquidity and Capital Resources

General

We expect to utilize proceeds from real estate dispositions, sales proceeds and principal payments received on credit investments, cash flows from operations and future proceeds from secured or unsecured financing to complete future acquisitions and for general corporate uses. The sources of our operating cash flows will primarily be provided by the rental and other property income received from current and future leased properties.

As of December 31, 2020, we had an unsecured credit facility with JPMorgan Chase Bank, N.A., as administrative agent (the “CMFT Credit Facility”) that provided for borrowings of up to $1.24 billion, which includes a $885.0 million unsecured term loan (the “CMFT Term Loan”) and up to $350.0 million in unsecured revolving loans (the “CMFT Revolving Loans”). During the year ended December 31, 2020, as a result of the Merger with CCPT V, we assumed CCPT V’s obligations pursuant to the credit agreement by and among Cole Operating Partnership V, LP, the operating partnership of CCPT V, JPMorgan Chase Bank, N.A. as administrative agent, and the lender parties thereto (the “CCPT V Credit Agreement”), including as guarantor under a guaranty provided by CCPT V. The CCPT V Credit Agreement allows for borrowings of up to $350.0 million (the “CCPT V Credit Facility,” and together with the CMFT Credit Facility, the “Credit Facilities”). The CCPT V Credit Facility includes $220.0 million in term loans (the “CCPT V Term Loans,” and together with the CMFT Term Loan, the “Term Loans”) and up to $130.0 million in revolving loans (the “CCPT V Revolving Loans,” and together with the CMFT Revolving Loans, the “Revolving Loans”). As of December 31, 2020, we had $480.0 million in unused capacity under the Credit Facilities, subject to borrowing availability. We had available borrowings of $135.5 million as of December 31, 2020. As of December 31, 2020, we also had cash and cash equivalents of $121.4 million, which included $41.0 million of unsettled broadly syndicated loan purchases.

As of December 31, 2020, CMFT Corporate Credit Securities, LLC, our indirect wholly-owned subsidiary, had a revolving credit and security agreement with Citibank N.A. (“Citibank”), as administrative agent (the “Credit and Security Agreement”) that provided for borrowings in an aggregate principal amount up to $500.0 million (the “Credit Securities Revolver”), which may be increased from time to time pursuant to the Credit and Security Agreement. Borrowings under the Credit and Security Agreement are secured by substantially all of the assets held by CMFT Corporate Credit Securities, LLC, which shall primarily consist of broadly-syndicated senior secured loans subject to certain eligibility criteria under the Credit and Security Agreement. As of December 31, 2020, the amounts borrowed and outstanding under the Credit Securities Revolver totaled $231.5 million.

As of December 31, 2020, CMFT RE Lending RF Sub CB, LLC, our indirect wholly-owned subsidiary, had a Master Repurchase Agreement with Citibank (the “Citibank Repurchase Agreement”), which provided up to $300.0 million of financing primarily through Citibank’s purchase of our CRE mortgage loans and future funding advances (the “Citibank Repurchase Facility”). Additionally, on September 21, 2020, CMFT RE Lending RF Sub BB, LLC, our indirect wholly-owned subsidiary, entered into a second Master Repurchase Agreement with Barclays Bank PLC (“Barclays”) (the “Barclays Repurchase Agreement”), which provided up to $500.0 million of financing primarily through Barclays’ purchase of the our CRE mortgage loans and future funding advances (the “Barclays Repurchase Facility”, and collectively with the Citibank Repurchase Facility, the “Repurchase Facilities”). The Citibank Repurchase Agreement and the Barclays Repurchase Agreement provide for simultaneous agreements by Citibank and Barclays to re-sell such purchased CRE mortgage loans back to CMFT RE Lending RF Sub CB, LLC and CMFT RE Lending RF Sub BB, LLC at a certain future date or upon demand. As of December 31, 2020, we had four senior loans with an aggregate carrying value of $341.5 million financed with $235.4 million under the Repurchase Facilities, $109.1 million of which was financed under the Barclays Repurchase Facility and $126.3 million of which was financed under the Citibank Repurchase Facility.

As of December 31, 2020, we believe that we were in compliance with the financial covenants of our second amended and restated unsecured credit agreement (the “Second Amended and Restated Credit Agreement”), the CCPT V Credit Agreement the Citibank Repurchase Agreement and the Barclays Repurchase Agreement, as well as the financial covenants under our various fixed and variable rate debt agreements, with the exception of one mortgage note, as further discussed in Note 9 — Credit Facilities, Notes Payable and Repurchase Facilities to our consolidated financial statements.

Short-term Liquidity and Capital Resources

On a short-term basis, our principal demands for funds will be for the acquisition of real estate-related securities, real estate and real estate-related assets and the payment of acquisition-related fees and expenses, operating expenses, distributions, redemptions and interest and principal on current and any future debt financings, including principal repayments of $138.2 million within the next 12 months. We expect to meet our short-term liquidity requirements through cash proceeds from real estate asset dispositions, net cash provided by operations and proceeds from the Secondary DRIP Offering, as well as secured or unsecured borrowings from banks and other lenders to finance our future acquisitions and loan originations. Operating cash flows are expected to increase as we complete future acquisitions. We believe that the resources stated above will be sufficient to satisfy our operating requirements for the foreseeable future, and we do not anticipate a need to raise funds from sources other than those described above within the next 12 months. Management intends to use the proceeds from the disposition of properties to, among other things, acquire additional high-quality net-lease properties and credit investments in furtherance of our investment objectives and for other general corporate purposes.

Long-term Liquidity and Capital Resources

On a long-term basis, our principal demands for funds will be for the acquisition of real estate-related securities, real estate and real estate-related assets and the payment of tenant improvements, acquisition-related fees and expenses, operating expenses, distributions and redemptions to stockholders and interest and principal on any current and future indebtedness. Generally, we expect to meet our long-term liquidity requirements through proceeds from cash flows from operations, borrowings on the Credit Facilities, proceeds from secured or unsecured borrowings from banks and other lenders, and proceeds raised pursuant to the Secondary DRIP Offering.

We expect that substantially all net cash flows from operations will be used to pay distributions to our stockholders after certain capital expenditures, including tenant improvements and leasing commissions, are paid; however, we have used, and may continue to use, other sources to fund distributions, as necessary, including borrowings on the Credit Facilities and/or future borrowings on our unencumbered assets. To the extent that cash flows from operations are lower due to fewer properties being acquired or lower than expected returns on the properties, distributions paid to our stockholders may be lower. We expect that substantially all net cash flows from the offerings of our common stock or debt financings will be used to fund acquisitions, loan originations, certain capital expenditures, repayments of outstanding debt or distributions and redemptions to our stockholders.

Contractual Obligations

As of December 31, 2020, we had debt outstanding with a carrying value of $2.1 billion and a weighted average interest rate of 3.4%. See Note 9 — Credit Facilities, Notes Payable and Repurchase Facilities to our consolidated financial statements in the proxy statement/prospectus for certain terms of our debt outstanding.

Our contractual obligations as of December 31, 2020 were as follows (in thousands):

	Payments due by period (1)
	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Principal payments — fixed rate debt (2)	$578,096	$138,210	$348,794	$91,092	$—
Interest payments — fixed rate debt (3)	48,040	20,328	25,999	1,713	—
Principal payments — credit facilities (4)	1,336,500	—	1,105,000	231,500	—
Interest payments — credit facilities (4)	67,548	45,900	17,237	4,411	—
Principal payments — repurchase facilities (5)	235,380	—	235,380	—	—
Interest payments — repurchase facilities (5)	15,530	6,052	9,478	—	—
Total	$2,281,094	$210,490	$1,741,888	$328,716	$—

(1)	The table does not include amounts due to CMFT Management or its affiliates pursuant to our Management Agreement because such amounts are not fixed and determinable.
(2)

Principal payment amounts reflect actual payments based on the face amount of notes payable secured by our wholly-owned properties, which excludes the fair value adjustment, net of amortization, of mortgage notes assumed of $149,000 as of December 31, 2020.

(3)

As of December 31, 2020, we had $53.6 million of variable rate debt effectively fixed through the use of interest rate swap agreements. We used the effective interest rates fixed under our interest rate swap agreements to calculate the debt payment obligations in future periods.

(4)

As of December 31, 2020, the Term Loans outstanding totaled $1.1 billion, $1.0 billion of which is subject to interest rate swap agreements (the “Swapped Term Loans”). As of December 31, 2020, the weighted average all-in interest rate for the Swapped Term Loans was 3.9%. The remaining $73.3 million outstanding under the Credit Facilities had a weighted average interest rate of 1.9% as of December 31, 2020. As of December 31, 2020, the amounts outstanding under the Credit Securities Revolver (as defined in Note 9 — Credit Facilities, Notes Payable and Repurchase Facilities to our consolidated financial statements in the proxy statement/prospectus) totaled $231.5 million and had a weighted average interest rate of 1.9%.
(5)

As of December 31, 2020, the amount outstanding under the Citibank Repurchase Facility (as defined in Note 9 — Credit Facilities, Notes Payable and Repurchase Facilities to our consolidated financial statements in the proxy statement/prospectus) was $126.3 million at a weighted average interest rate of 2.3%, and the amount outstanding under the Barclays Repurchase Facility (as defined in Note 9 — Credit Facilities, Notes Payable and Repurchase Facilities to our consolidated financial statements in the proxy statement/prospectus) was $109.1 million at a weighted average interest rate of 2.9%.

We expect to incur additional borrowings in the future to acquire additional properties and other real estate-related assets. There is no limitation on the amount we may borrow against any single improved property. As of December 31, 2020, our ratio of debt to total gross assets net of gross intangible lease liabilities was 46.2% and our ratio of debt to the fair market value of our gross assets net of gross intangible lease liabilities was 45.8%. Fair market value is based on the estimated market value of our real estate assets as of June 30, 2020 that were used to determine our estimated per share NAV, and for those assets acquired from July 1, 2020 through December 31, 2020 is based on the purchase price.

Our management reviews net debt as part of its management of our overall liquidity, financial flexibility, capital structure and leverage, and we therefore believe that the presentation of net debt provides useful information to stockholders. Net debt is a non-GAAP measure used to show our outstanding principal debt balance, excluding certain GAAP adjustments, such as premiums or discounts, financing and issuance costs, and related accumulated amortization, less all cash and cash equivalents. As of December 31, 2020, our net debt leverage ratio, which is the ratio of net debt to total gross real estate and related assets net of gross intangible lease liabilities, was 43.6%.

The following table provides a reconciliation of the notes payable and credit facility, net balance, as reported on our consolidated balance sheet, to net debt as of December 31, 2020 (dollar amounts in thousands):

Balance as of December 31, 2020

Credit facilities, notes payable and repurchase facilities, net	$2,144,993
Deferred costs and net premiums (1)	4,983
Less: Cash and cash equivalents	(121,385)
Net debt	$2,028,591
Gross real estate and related assets, net (2)	$4,649,426
Net debt leverage ratio	43.6%

(1)	Deferred costs relate to mortgage notes payable and the term portion of the Credit Facilities.
(2)

Net of gross intangible lease liabilities. Includes gross assets held for sale, as well as real estate-related securities and loans held-for-investment principal balance, net of allowance for credit losses, of $949.1 million.

Cash Flow Analysis

Year Ended December 31, 2020 Compared to Year Ended December 31, 2019

Operating Activities. Net cash provided by operating activities decreased by $82.2 million for the year ended December 31, 2020, as compared to the same period in 2019. The change was primarily due to lower net income after non-cash adjustments due to the disposition of 30 properties during the year ended December 31, 2020, and the disposition of 497 properties during the year ended December 31, 2019. See “— Results of Operations” for a more complete discussion of the factors impacting our operating performance.

Investing Activities. Net cash used in investing activities was $466.1 million for the year ended December 31, 2020, as compared to net cash provided by investing activities of $1.2 billion for the year ended December 31, 2019. The change was primarily due to a decrease in net proceeds from disposition of real estate assets of $1.1 billion resulting from the disposal of 30 properties during the year ended December 31, 2020, as compared to the disposal of 497 properties during the year ended December 31, 2019. The decrease was also due to the net investment in broadly syndicated loans and real estate-related securities of $614.1 million, partially offset by net proceeds from the sale of loans held-for investments of $80.7 million during the year ended December 31, 2020.

Financing Activities. Net cash provided by financing activities was $14.8 million for the year ended December 31, 2020, as compared to net cash used in financing activities of $910.2 million for the year ended December 31, 2019. The change was primarily due to an increase in net proceeds on the credit facilities, notes payable and repurchase facilities of $871.5 million as a result of entering into the Credit Securities Revolver and the Repurchase Facilities (as defined in Note 9 — Credit Facilities, Notes Payable and Repurchase Facilities to our consolidated financial statements in the proxy statement/prospectus) and the repayment of debt obligations as part of the Mergers during the year ended December 31, 2020, coupled with decreases in distributions to stockholders and redemptions of common stock resulting from the Board’s suspension of the Amended Share Redemption Program.

Election as a REIT

We elected to be taxed, and currently qualify, as a REIT for federal income tax purposes commencing with our taxable year ended December 31, 2012. To maintain our qualification as a REIT, we must continue to meet certain requirements relating to our organization, sources of income, nature of assets, distributions of income to our stockholders and recordkeeping. As a REIT, we generally are not subject to federal income tax on taxable income that we distribute to our stockholders so long as we distribute at least 90% of our annual taxable income (computed without regard to the dividends paid deduction and excluding net capital gains).

If we fail to maintain our qualification as a REIT for any reason in a taxable year and applicable relief provisions do not apply, we will be subject to tax on our taxable income at regular corporate rates. We will not be able to deduct distributions paid to our stockholders in any year in which we fail to maintain our qualification as a REIT. We also will be disqualified for the four taxable years following the year during which qualification was lost, unless we are entitled to relief under specific statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to stockholders. However, we believe that we are organized and operate in such a manner as to maintain our qualification as a REIT for federal income tax purposes. No provision for federal income taxes has been made in our accompanying consolidated financial statements. We are subject to certain state and local taxes related to the operations of properties in certain locations, which have been provided for in our accompanying consolidated financial statements.

Inflation

We are exposed to inflation risk as income from long-term leases is the primary source of our cash flows from operations. There are, and we expect that there will continue to be, provisions in many of our tenant leases that are intended to protect us from, and mitigate the risk of, the impact of inflation. These provisions include rent steps and clauses enabling us to receive payment of additional rent calculated as a percentage of the tenant’s gross sales above pre-determined thresholds. In addition, most of our leases require the tenant to pay all or a majority of the property’s operating expenses, including real estate taxes, special assessments and sales and use taxes, utilities, insurance and building repairs. However, because of the long-term nature of leases for real property, such leases may not reset frequently enough to adequately offset the effects of inflation.

Related-Party Transactions and Agreements

We have entered into agreements with CMFT Management or its affiliates whereby we agree to pay certain fees to, or reimburse certain expenses of, CMFT Management or its affiliates such as acquisition and advisory fees and expenses, organization and offering costs, leasing fees and reimbursement of certain operating costs. See Note 12 — Related-Party Transactions and Arrangements to our consolidated financial statements in the proxy statement/prospectus for a discussion of the various related-party transactions, agreements and fees.

Conflicts of Interest

Richard S. Ressler, the chairman of our Board, chief executive officer and president, who is also a founder and principal of CIM and is an officer/director of certain of its affiliates including CMFT Management, is the chairman of the board, chief executive officer and president of CIM Income NAV, Inc. (“CIM Income NAV”). One of our directors, Avraham Shemesh, who is also a founder and principal of CIM and is an officer/director of certain of its affiliates including CMFT Management, serves as a director of CIM Income NAV. One of our directors, Elaine Y. Wong, who is a principal of CIM, also serves as a director of CIM Income NAV. One of our independent directors, W. Brian Kretzmer, also serves as an independent director of CIM Income NAV. Nathan D. DeBacker, our chief financial officer and treasurer, who is also a vice president of CMFT Management and is an officer of certain of its affiliates. In addition, affiliates of CMFT Management act as an advisor to CIM Income NAV. As such, there may be conflicts of interest where CMFT Management or its affiliates, while serving in the capacity as sponsor, general partner, officer, director, key personnel and/or advisor for CIM or another real estate program sponsored or operated by CIM or CCO Group, including other real estate offerings in registration, may be in conflict with us in connection with providing services to other real estate-related programs related to property acquisitions, property dispositions, and property management, among others. The compensation arrangements between affiliates of CMFT Management and these other real estate programs sponsored or operated by CCO Group could influence the advice provided to us. See “Parties to the Merger—CIM Real Estate Finance Trust, Inc.—Conflicts of Interest and Allocation of Investment Opportunities” in the proxy statement/prospectus.

Off-Balance Sheet Arrangements

As of December 31, 2020 and 2019, we had no material off-balance sheet arrangements that had or are reasonably likely to have a current or future effect on our financial condition, results of operations, liquidity or capital resources.

Critical Accounting Policies and Significant Accounting Estimates

Our accounting policies have been established to conform with GAAP. The preparation of financial statements in conformity with GAAP requires us to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Management believes that we have made these estimates and assumptions in an appropriate manner and in a way that accurately reflects our financial condition. We continually test and evaluate these estimates and assumptions using our historical knowledge of the business, as well as other factors, to ensure that they are reasonable for reporting purposes. However, actual results may differ from these estimates and assumptions. If our judgment or interpretation of the facts and circumstances relating to various transactions had been different, it is possible that different accounting policies would have been applied, thus resulting in a different presentation of the financial statements. Additionally, other companies may utilize different estimates that may impact comparability of our results of operations to those of companies in similar businesses. We believe the following critical accounting policies govern the significant judgments and estimates used in the preparation of our financial statements, which should be read in conjunction with the more complete discussion of our accounting policies and procedures included in Note 2 — Summary of Significant Accounting Policies to our consolidated financial statements in the proxy statement/prospectus.

Recoverability of Real Estate Assets

We acquire real estate assets and subsequently monitor those assets quarterly for impairment, including the review of real estate properties subject to direct financing leases, if applicable. Additionally, we record depreciation and amortization related to our assets. The risks and uncertainties involved in applying the principles related to real estate assets include, but are not limited to, the following:

•	The estimated useful lives of our depreciable assets affects the amount of depreciation and amortization recognized on our assets;

•

The review of impairment indicators and subsequent determination of the undiscounted future cash flows could require us to reduce the carrying value of assets held and used to a fair value estimated by management and recognize an impairment loss. The process for evaluating real estate impairment requires management to make significant assumptions related to certain inputs, including holding periods;

•	The fair value of held for sale assets is estimated by management. This estimated value could result in a reduction of the carrying value of the asset; and

•	Changes in assumptions based on actual results may have a material impact on our financial results.

Allocation of Purchase Price of Real Estate Assets

In connection with our acquisition of properties, we allocate the purchase price to the tangible and intangible assets and liabilities acquired based on their respective relative fair values. Tangible assets consist of land, buildings, fixtures and tenant improvements. Intangible assets consist of above- and below-market lease values and the value of in-place leases. Our purchase price allocations are developed utilizing third-party appraisal reports, industry standards and management experience. The risks and uncertainties involved in applying the principles related to purchase price allocations include, but are not limited to, the following:

•

The value allocated to land, as opposed to buildings, fixtures and tenant improvements, affects the amount of depreciation expense we record. If more value is attributed to land, depreciation expense is lower than if more value is attributed to buildings, fixtures and tenant improvements;

•

Intangible lease assets and liabilities can be significantly affected by estimates including market rent, lease terms including renewal options at rental rates below estimated market rental rates, carrying costs of the property during a hypothetical expected lease-up period, and current market conditions and costs, including tenant improvement allowances and rent concessions; and

•	We determine whether any financing assumed is above- or below-market based upon comparison to similar financing terms for similar types of debt financing with similar maturities.

Allowance for Credit Losses

We have elected to use a discounted cash flow model to estimate the allowance for credit losses. This model requires us to develop cash flows which project estimated credit losses over the life of the loan and discount these cash flows at the asset’s effective interest rate. We then record an allowance for credit losses equal to the difference between the amortized cost basis of the asset and the present value of the expected cash flows.

Recently Issued Accounting Pronouncements

Recently issued accounting pronouncements are described in Note 2 — Summary of Significant Accounting Policies to our consolidated financial statements in the proxy statement/prospectus.

CIM REAL ESTATE FINANCE TRUST, INC.

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

For the Six Months Ended June 30, 2021

Overview

We were formed on July 27, 2010, and we elected to be taxed, and currently qualify, as a REIT for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2012. We commenced our principal operations on April 13, 2012, when we satisfied the conditions of our escrow agreement regarding the minimum offering and issued approximately 308,000 shares of our common stock. We have no paid employees and are externally managed by CMFT Management and, with respect to investments in securities, our Investment Advisor. CIM indirectly owns and/or controls CMFT Management; our dealer manager, CCO Capital; our property manager, CREI Advisors; and CCO Group.

We ceased issuing shares in our Offering on April 4, 2014 and in the Initial DRIP Offering effective as of June 30, 2016, but will continue to issue shares of common stock under the Secondary DRIP Offering until certain liquidity events occur, such as the listing of our shares, on a national securities exchange or the sale of our company, or the Secondary DRIP Offering is otherwise terminated by our Board. We suspended issuing shares of common stock under our Secondary DRIP Offering on August 30, 2020 in connection with our entry into the merger agreements with CCIT III and CCPT V. On March 25, 2021, the Board approved reinstating the DRIP effective April 1, 2021. We expect that property acquisitions in 2021 and future periods will be funded by proceeds from financing of the acquired properties, cash flows from operations and the strategic sale of properties and other asset acquisitions.

Our operating results and cash flows are primarily influenced by rental and other property income from our commercial properties, interest expense on our indebtedness and acquisition and operating expenses. As 93.1% of our rentable square feet was under lease, including any month-to-month agreements, as of June 30, 2021, with a weighted average remaining lease term of 8.3 years, we believe our exposure to changes in commercial rental rates on our portfolio is substantially mitigated, except for vacancies caused by tenant bankruptcies or other factors. Our manager regularly monitors the creditworthiness of our tenants by reviewing each tenant’s financial results, any available credit rating agency reports on the tenant or guarantor, the operating history of the property with such tenant, the tenant’s market share and track record within its industry segment, the general health and outlook of the tenant’s industry segment and other information for changes and possible trends. If CMFT Management identifies significant changes or trends that may adversely affect the creditworthiness of a tenant, it will gather a more in-depth knowledge of the tenant’s financial condition and, if necessary, attempt to mitigate the tenant credit risk by evaluating the possible sale of the property or identifying a possible replacement tenant should the current tenant fail to perform on the lease.

We have primarily acquired core commercial real estate assets principally consisting of retail properties located throughout the United States. As of June 30, 2021, we owned 469 properties, comprising 18.6 million rentable square feet of commercial space located in 41 states. In addition, during the six months ended June 30, 2021, we completed foreclosure proceedings and took control of the assets which previously secured our mezzanine loans. As of June 30, 2021, we owned $197.1 million of condominium developments.

We intend to continue to pursue a more diversified investment strategy across the capital structure by balancing our existing portfolio of core commercial real estate assets with our future investments in a portfolio of commercial mortgage loans and other real estate-related credit investments in which our sponsor and its affiliates have expertise, that we would originate, acquire, finance and manage. Assuming the successful repositioning of our portfolio, we then intend to pursue a listing of our common stock on a national securities exchange. We cannot make assurances that we will successfully reposition our portfolio or list our common stock on a national securities exchange within a particular timeframe or at all.

As of June 30, 2021, our loan portfolio consisted of 247 loans with a net book value of $1.3 billion. As of June 30, 2021, we had $43.2 million of unsettled broadly syndicated loan purchases included in cash and cash equivalents, and investments in real estate-related securities of $42.1 million.

During the six months ended June 30, 2021, we disposed of 47 properties for an aggregate sales price of $304.0 million. The dispositions resulted in proceeds of $296.0 million after closing costs and we recorded a gain of $46.5 million which is included in gain on disposition of real estate and condominium developments, net in the condensed consolidated statements of operations. As of June 30, 2021, our real estate portfolio consisted of 411 retail properties, 54 anchored shopping centers, three industrial properties and one office property representing 31 industry sectors. In addition, we acquired 75 condominium units and 21 rental units via foreclosure during the six months ended June 30, 2021. See Note 4 — Real Estate Assets to the condensed consolidated financial statements in the proxy statement/prospectus for a discussion of the disposition of individual properties during the six months ended June 30, 2021.

COVID-19

In March 2020, the World Health Organization declared the outbreak of COVID-19 a pandemic. Since then, COVID-19 has spread worldwide, causing significant disruptions to the U.S. and world economies. and has triggered a period of significant global economic slowdown. In the first half of 2021, the U.S. and world economy have begun to show signs of recovery from the impact of COVID-19 as vaccination rates increased, virus caseloads declined and businesses, schools and public services have begun the reopening process. However, the emergence of variant strains of COVID-19 has threatened to slow or reverse these trends in the third quarter of 2021 and beyond. As a result, there continues to be uncertainty around impact of COVID-19 on the U.S. economy and world economies.

We are closely monitoring the negative impacts that the COVID-19 pandemic and the efforts to mitigate its spread are having on the economy, our tenants and our business. The extent to which the COVID-19 pandemic continues to impact our operations and those of our tenants will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, the distribution and acceptance of vaccines, the spread of new variants of COVID-19, the extent to which federal, state and local governments provide relief or assistance to those affected by COVID-19 and the impact that these developments will have on the timing and speed of the recovery of the U.S. and world economy.

During the three and six months ended June 30, 2021, the majority of lease concessions provided were in the form of rent abatements to certain tenants in response to the impact of the COVID-19 pandemic on those tenants.

As of August 9, 2021, we have collected approximately 99% of rental payments billed to tenants during the three months ended June 30, 2021, and as of August 9, 2021, we collected $4.1 million of deferred rent, representing approximately 99% of amounts due through June 30, 2021.

Operating Highlights and Key Performance Indicators

Activity through June 30, 2021

•	Invested $142.3 million in broadly syndicated loans and sold broadly syndicated loans for an aggregate gross sales price of $36.7 million.

•	Invested $28.5 million in CMBS and sold CMBS for an aggregate gross sales price of $27.0 million.

•	Disposed of 47 retail properties for an aggregate sales price of $304.0 million.

•	Completed foreclosure to take control of the assets which previously secured our mezzanine loans, including 75 condominium units and 21 rental units across four buildings.

•	Increased total debt by $394.7 million, from $2.1 billion to $2.5 billion.

Portfolio Information

The following table shows the carrying value of our portfolio by investment type as of June 30, 2021 and 2020 (dollar amounts in thousands):

	As of June 30,
	2021			2020
	Asset Count	Carrying Value		Asset Count	Carrying Value
Loan Held-For-Investment
Mezzanine loans	—	$—	—%	8	$140,086	4.3%
Senior loans	10	872,188	19.1%	2	113,682	3.5%
Broadly syndicated loans	237	484,059	10.6%	133	372,311	11.5%
Less: Allowance for credit losses		(13,011)	(0.3)%		(27,684)	(0.9)%

Total loans held-for-investment and related receivable, net	247	1,343,236	29.4%	143	598,395	18.6%
Real Estate-Related Securities
CMBS	3	42,071	0.9%	2	16,103	0.5%
Real Estate
Total real estate assets and intangible lease liabilities, net	469	3,181,245	69.7%	381	2,611,151	80.9%

Total Investment Portfolio	719	$4,566,552	100.0%	526	$3,225,649	100.0%

The following table details overall statistics of our credit portfolio as of June 30, 2021 (dollar amounts in thousands):

	Senior Loans (1) (2)	Broadly Syndicated Loans	CMBS
Number of loans	10	237	3
Net book value	$865,722	$477,514	$42,071
Weighted-average interest rate	4.2%	3.6%	8.0%
Weighted-average maximum years to maturity	2.6	5.0	26.2

(1)	As of June 30, 2021, 100% of our loans by principal balance earned a floating rate of interest, primarily indexed to U.S. dollar LIBOR.
(2)	Maximum maturity date assumes all extension options are exercised by the borrowers; however, our CRE loans may be repaid prior to such date.

Real Estate Portfolio Information

As of June 30, 2021, we owned 469 properties located in 41 states, the gross rentable square feet of which was 93.1% leased, including any month-to-month agreements, with a weighted average lease term remaining of 8.3 years. As of June 30, 2021, no single tenant accounted for greater than 10% of our 2021 annualized rental income. As of June 30, 2021, we had certain geographic and industry concentrations in our property holdings. In particular, 61 of our properties were located in California, which accounted for 11% of our 2021 annualized rental income. In addition, we had tenants in the sporting goods, hobby and musical instruments stores; health and personal care stores; and general merchandise stores industries, which accounted for 12%, 11% and 10%, respectively, of our 2021 annualized rental income.

The following table shows the property statistics of our real estate assets as of June 30, 2021 and 2020:

	As of June 30,
	2021	2020
Number of commercial properties	469	381
Rentable square feet (in thousands) (1)	18,564	18,120
Percentage of rentable square feet leased	93.1%	94.6%
Percentage of investment-grade tenants (2)	38.8%	37.4%

(1)	Includes square feet of buildings on land parcels subject to ground leases.
(2)

Investment-grade tenants are those with a credit rating of BBB- or higher by Standard & Poor’s Financial Services LLC (“Standard & Poor’s”) or a credit rating of Baa3 or higher by Moody’s Investor Service, Inc. (“Moody’s”). The ratings may reflect those assigned by Standard & Poor’s or Moody’s to the lease guarantor or the parent company, as applicable. The weighted average credit rating is weighted based on annualized rental income and is for only those tenants rated by Standard & Poor’s.

The following table summarizes our real estate acquisition activity during the six months ended June 30, 2021 and 2020:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Commercial properties acquired	—	1	—	1
Purchase price of acquired properties (in thousands)	$—	$4,659	$—	$4,659
Rentable square feet (in thousands) (1)	—	18,635	—	18,635

(1)	Includes square feet of buildings on land parcels subject to ground leases.

Results of Operations

Overview

We are not aware of any material trends or uncertainties, other than those listed in the risk factors set forth in the proxy statement/prospectus, the effects of the COVID-19 pandemic, and national economic conditions affecting real estate in general that may reasonably be expected to have a material impact on our results from the acquisition, management and operation of properties. Currently, we are unable to predict the impact that the COVID-19 pandemic will have on our financial condition, results of operations and cash flows in future periods due to numerous uncertainties.

Same Store Analysis

Our results of operations are influenced by the timing of acquisitions and the operating performance of our real estate assets. We review our stabilized operating results, measured by net operating income, from properties that we owned for the entirety of both the current and prior year reporting periods, referred to as “same store” properties, and we believe that the presentation of operating results for same store properties provides useful information to stockholders. Net operating income is a supplemental non-GAAP financial measure of a real estate company’s operating performance. Net operating income is considered by management to be a helpful supplemental performance measure, as it enables management to evaluate the impact of occupancy, rents, leasing activity, and other controllable property operating results at our real estate properties, and it provides a consistent method for the comparison of our properties. We define net operating income as operating revenues less operating expenses, which exclude (i) depreciation and amortization, (ii) interest expense and other non-property related revenue and expense items such as (a) general and administrative expenses, (b) expense reimbursements to related parties, (c) management fees, (d) transaction-related expenses, (e) real estate impairment, (f) provision for credit losses, (g) gain on disposition of real estate and condominium developments, net, and (h) interest income. Our net operating income may not be comparable to that of other REITs and should not be considered to be more relevant or accurate in evaluating our operating performance than the current GAAP methodology used in calculating net income (loss). In determining the same store property pool, we include all properties that were owned for the entirety of both the current and prior reporting periods, except for properties during the current or prior year that were under development or redevelopment.

Comparison of the Three Months Ended June 30, 2021 and 2020

The following table reconciles net loss, calculated in accordance with GAAP, to net operating income (dollar amounts in thousands):

	For the Three Months Ended June 30,
	2021	2020	Change
Net income (loss)	$57,787	$(3,746)	$61,533
Loss on extinguishment of debt	1,478	370	1,108
Interest expense and other, net	16,460	15,520	940

Operating income	75,725	12,144	63,581
Gain on disposition of real estate and condominium developments, net	(46,469)	(3,791)	(42,678)
Provision for credit losses	123	7,905	(7,782)
Real estate impairment	77	3,831	(3,754)
Depreciation and amortization	24,647	19,696	4,951
Transaction-related expenses	27	125	(98)
Management fees	11,755	9,750	2,005
Expense reimbursements to related parties	3,210	3,057	153
General and administrative expenses	3,605	3,020	585
Interest income	(16,460)	(7,193)	(9,267)

Net operating income	$56,240	$48,544	$7,696

Our operating segments include credit and real estate. Refer to Note 16 — Segment Reporting for further discussion of our operating segments.

Real Estate Segment

A total of 343 properties were acquired before April 1, 2020 and represent our “same store” properties during the three months ended June 30, 2021 and 2020. “Non-same store” properties, for purposes of the table below, includes properties acquired or disposed of on or after April 1, 2020.

The following table details the components of net operating income broken out between same store and non-same store properties (dollar amounts in thousands):

	Total			Same Store			Non-Same Store
	For the Three Months Ended June 30,			For the Three Months Ended June 30,			For the Three Months Ended June 30,
	2021	2020	Change	2021	2020	Change	2021	2020	Change
Rental and other property income	$75,302	$60,103	$15,199	$57,207	$52,830	$4,377	$18,095	$7,273	$10,822
Property operating expenses	11,356	4,811	6,545	6,412	4,363	2,049	4,944	448	4,496
Real estate tax expenses	7,706	6,748	958	6,322	6,282	40	1,384	466	918

Total property operating expenses	19,062	11,559	7,503	12,734	10,645	2,089	6,328	914	5,414

Net operating income	$56,240	$48,544	$7,696	$44,473	$42,185	$2,288	$11,767	$6,359	$5,408

Loss on Extinguishment of Debt

The increase in loss on extinguishment of debt of $1.1 million for the three months ended June 30, 2021, as compared to the same period in 2020, was primarily due to the extinguishment of one mortgage loan with an aggregate carrying value of $22.0 million.

Interest Expense and Other, Net

Interest expense and other, net also includes amortization of deferred financing costs.

The increase in interest expense and other, net, of $940,000 for the three months ended June 30, 2021, as compared to the same period in 2020, was primarily due to an increase in the average aggregate amount of debt outstanding from $1.6 billion as of June 30, 2020 to $2.4 billion as of June 30, 2021 as a result of entering into additional repurchase agreements and assuming the CCPT V Credit Facility as part of the Mergers subsequent to June 30, 2020. This increase was partially offset by a decrease in the weighted average interest rate from 3.3% as of June 30, 2020 to 2.8% as of June 30, 2021.

Gain on Disposition of Real Estate and Condominium Developments, Net

The increase in gain on disposition of real estate and condominium developments, net, of $42.7 million during the three months ended June 30, 2021, as compared to the same period in 2020, was primarily due to the disposition of 46 properties for a gain of $45.0 million during the three months ended June 30, 2021 compared to the disposition of four properties for a gain of $3.8 million during the three months ended June 30, 2020.

Real Estate Impairment

The decrease in real estate impairments of $3.8 million during the three months ended June 30, 2021, as compared to the same period in 2020, was due to one property that was deemed to be impaired, resulting in impairment charges of $77,000 during the three months ended June 30, 2021, compared to three properties that were deemed to be impaired, resulting in impairment charges of $3.8 million during the three months ended June 30, 2020.

Depreciation and Amortization

The increase in depreciation and amortization of $5.0 million during the three months ended June 30, 2021, as compared to the same period in 2020, was primarily due to the acquisition of 146 properties in connection with the Mergers that closed in December 2020, partially offset by the disposition of 61 properties subsequent to June 30, 2020.

Transaction-Related Expenses

Transaction-related expenses include abandoned deal costs for acquisition and disposition activity.

Transaction-related expenses remained generally consistent during the three months ended June 30, 2021, as compared to the same period in 2020.

Management Fees

We pay CMFT Management a management fee pursuant to the Management Agreement, payable quarterly in arrears, equal to the greater of (a) $250,000 per annum ($62,500 per quarter) and (b) 1.50% per annum (0.375% per quarter) of the Company’s Equity (as defined in the Management Agreement). Furthermore, as discussed in Note 12 — Related-Party Transactions and Arrangements to our condensed consolidated financial statements in the proxy statement/prospectus, pursuant to the Investment Advisory and Management Agreement, for management of investments in the Managed Assets (as defined in the Investment Advisory and Management Agreement), CMFT Securities pays the Investment Advisor the Investment Advisory Fee, payable quarterly in arrears, equal to 1.50% per annum (0.375% per quarter) of CMFT Securities’ Equity (as defined in the Investment Advisory and Management Agreement). Because the Managed Assets are excluded from the calculation of management fees payable by the Company to CMFT Management pursuant to the Management Agreement, the total management and advisory fees payable by the Company to its external advisors are not increased as a result of the Investment Advisory and Management Agreement. In addition, pursuant to the Sub-Advisory Agreement, in connection with providing investment management services with respect to the corporate credit-related securities held by CMFT Securities, on a quarterly basis, the Investment Advisor designates 50% of the sum of the Investment Advisory Fee payable to the Investment Advisor as sub-advisory fees.

The increase in management fees of $2.0 million during the three months ended June 30, 2021, as compared to the same period in 2020 was primarily due to the issuance of common stock in connection with the Mergers that closed in December 2020.

Expense Reimbursements to Related Parties

Pursuant to the Investment Advisory and Management Agreement, CMFT Securities reimburses the Investment Advisor for costs and expenses incurred by the Investment Advisor on its behalf. Additionally, we may be required to reimburse certain expenses incurred by CMFT Management in providing management services, subject to limitations as set forth in the Management Agreement (as discussed in Note 12 — Related-Party Transactions and Arrangements to our condensed consolidated financial statements in the proxy statement/prospectus).

The increase in expense reimbursements to related parties of $153,000 during the three months ended June 30, 2021, as compared to the same period in 2020, was primarily due to operating expense reimbursements due to CMFT Management as a result of acquiring 146 properties as part of the Mergers that closed in December 2020.

General and Administrative Expenses

The primary general and administrative expense items are banking fees and transfer agency costs.

The increase in general and administrative expenses of $585,000 for the three months ended June 30, 2021, as compared to the same period in 2020, was primarily due to increased expenses related to the Mergers completed in December 2020 and the foreclosure completed in January 2021 to take control of the assets which previously secured the Company’s mezzanine loans, as discussed in Note 7 — Loans Held-For-Investment to our condensed consolidated financial statements in the proxy statement/prospectus.

Net Operating Income

Same store property net operating income increased $2.3 million during the three months ended June 30, 2021, as compared to the same period in 2020. The change was primarily due to an increase in rental income, as a result of the impact of COVID-19 leading to a temporary reduction in rental income during the three months ended June 30, 2020 for certain tenants, partially offset by increases in property operating expenses.

Non-same store property net operating income increased $5.4 million during the three months ended June 30, 2021, as compared to the same period in 2020. The increase was primarily due to the acquisition of 146 properties in connection with the Mergers that closed December 2020, offset by the disposition of 61 properties subsequent to June 30, 2020.

Credit Segment

Provision for Credit Losses

The decrease in provision for credit losses of $7.8 million during the three months ended June 30, 2021, as compared to the same period in 2020, was primarily due to the Company’s foreclosure of the assets which previously secured the Company’s mezzanine loans. During the three months ended June 30, 2020, the borrower on the Company’s eight mezzanine loans remained delinquent on the required reserve payments and became delinquent on principal and interest, resulting in the Company recording $6.7 million in credit losses related to the mezzanine loans. Upon completing foreclosure in January 2021, the Company took control of the assets which previously secured the loans, and as such, a provision for credit losses related to the mezzanine loans was not recorded for the three months ended June 30, 2021.

Interest Income

The increase in interest income of $9.3 million for the three months ended June 30, 2021, compared to the same period in 2020, was due to an increase in credit investments. As of June 30, 2021, we held investments in broadly syndicated loans of $484.1 million, CRE loans held-for-investment of $872.2 million, and CMBS of $42.1 million. As of June 30, 2020, we held investments in broadly syndicated loans of $372.3 million, CRE loans held-for-investment of $253.8 million, and CMBS of $16.1 million.

Comparison of the Six Months Ended June 30, 2021 and 2020

The following table reconciles net income, calculated in accordance with GAAP, to net operating income (dollar amounts in thousands):

	For the Six Months Ended June 30,
	2021	2020	Change
Net income (loss)	$55,034	$(15,921)	$70,955
Loss on extinguishment of debt	1,478	4,752	(3,274)
Interest expense and other, net	36,482	31,276	5,206

Operating income	92,994	20,107	72,887
Gain on disposition of real estate and condominium developments, net	(46,469)	(16,901)	(29,568)
Provision for credit losses	691	25,682	(24,991)
Real estate impairment	4,377	15,507	(11,130)
Depreciation and amortization	50,385	40,519	9,866
Transaction-related expenses	31	250	(219)
Management fees	23,332	19,600	3,732
Expense reimbursements to related parties	5,871	5,235	636
General and administrative expenses	8,033	5,902	2,131
Interest income	(28,413)	(12,764)	(15,649)

Net operating income	$110,832	$103,137	$7,695

Real Estate Segment

A total of 343 properties were acquired before January 1, 2020 and represent our “same store” properties during the six months ended June 30, 2021 and 2020. “Non-same store” properties, for purposes of the table below, includes properties acquired or disposed of on or after January 1, 2020.

The following table details the components of net operating income broken out between same store and non-same store properties (dollar amounts in thousands):

	Total			Same Store			Non-Same Store
	For the Six Months Ended June 30,			For the Six Months Ended June 30,			For the Six Months Ended June 30,
	2021	2020	Change	2021	2020	Change	2021	2020	Change
Rental and other property income	$152,232	$128,539	$23,693	$114,317	$112,312	$2,005	$37,915	$16,227	$21,688
Property operating expenses	21,475	11,676	9,799	12,321	10,378	1,943	9,154	1,298	7,856
Real estate tax expenses	19,925	13,726	6,199	12,731	12,569	162	7,194	1,157	6,037

Total property operating expenses	41,400	25,402	15,998	25,052	22,947	2,105	16,348	2,455	13,893

Net operating income	$110,832	$103,137	$7,695	$89,265	$89,365	$(100)	$21,567	$13,772	$7,795

Loss on Extinguishment of Debt

The decrease in loss on extinguishment of debt of $3.3 million for the six months ended June 30, 2021, as compared to the same period in 2020, was primarily due to the extinguishment of one mortgage note with an aggregate carrying value of $22.0 million, as compared the extinguishment of mortgage notes with an aggregate carrying value of $97.0 million during the six months ended June 30, 2020.

Interest Expense and Other, Net

The increase in interest expense and other, net, of $5.2 million for the six months ended June 30, 2021, as compared to the same period in 2020, was primarily due to an increase in the average aggregate amount of debt outstanding from $1.6 billion as of June 30, 2020 to $2.4 billion as of June 30, 2021 as a result of entering into additional repurchase agreements and assuming the CCPT V Credit Facility as part of the Mergers subsequent to June 30, 2020. This increase was partially offset by a decrease in the weighted average interest rate from 3.3% as of June 30, 2020 to 2.8% as of June 30, 2021.

Gain on Disposition of Real Estate and Condominium Developments, Net

The increase in gain on disposition of real estate and condominium developments, net, of $29.6 million during the six months ended June 30, 2021, as compared to the same period in 2020, was primarily due to the disposition of 47 properties for a gain of $45.0 million during the six months ended June 30, 2021, compared to the disposition of 16 properties for a gain of $16.9 million during the six months ended June 30, 2021.

Real Estate Impairment

The decrease in impairments of $11.1 million during the six months ended June 30, 2021, as compared to the same period in 2020, was due to five properties that were deemed to be impaired, resulting in impairment charges of $4.4 million during the six months ended June 30, 2021, compared to 10 properties that were deemed to be impaired, resulting in impairment charges of $15.5 million during the six months ended June 30, 2020.

Depreciation and Amortization

The increase in depreciation and amortization of $9.9 million during the six months ended June 30, 2021, as compared to the same period in 2020, was primarily due to the acquisition of 146 properties in connection with the Mergers that closed in December 2020, partially offset by the disposition of 61 properties subsequent to June 30, 2020.

Transaction-Related Expenses

The decrease in transaction-related expenses of $219,000 during the six months ended June 30, 2021, as compared to the same period in 2020, was due to a decrease in abandoned deal costs for the six months ended June 30, 2021.

Management Fees

The increase in management fees of $3.7 million during the six months ended June 30, 2021, as compared to the same period in 2020, was primarily due to the issuance of common stock in connection with the Mergers that closed in December 2020.

Expense Reimbursements to Related Parties

The increase in expense reimbursements to related parties of $636,000 during the six months ended June 30, 2021, as compared to the same period in 2020, was primarily due to increased operating expense reimbursements due to CMFT Management as a result of acquiring 146 properties as part of the Mergers that closed in December 2020.

General and Administrative Expenses

The increase in general and administrative expenses of $2.1 million for the six months ended June 30, 2021, compared to the same period in 2020, was primarily due to increased expenses resulting from board members added to our board and the acquisition of 146 properties in connection with the Mergers that closed in December 2020. The increase was also due to increases in insurance costs, banking fees and appraisal fees related to the foreclosure completed in January 2021 to take control of the assets which previously secured the Company’s mezzanine loans, as discussed in Note 7 — Loans Held-For-Investment to our condensed consolidated financial statements in the proxy statement/prospectus.

Net Operating Income

Same store property net operating income decreased $100,000 during the six months ended June 30, 2021, as compared to the same period in 2020. The decrease was primarily due to increases in property operating expenses, partially offset by an increase in rental income as a result of the impact of COVID-19 leading to a temporary reduction in rental income during the three months ended June 30, 2020 for certain tenants.

Non-same store property net operating income increased $7.8 million during the six months ended June 30, 2021, as compared to the same period in 2020. The increase is due to the acquisition of 146 properties in connection with the Mergers that closed in December 2020, partially offset by the disposition of 61 properties subsequent to June 30, 2020.

Credit Segment

Provision for Credit Losses

The decrease in provision for credit losses of $25.0 million during the six months ended June 30, 2021, as compared to the same period in 2020, was primarily due to the Company recording $19.8 million in credit losses related to the mezzanine loans. The mezzanine loans and underlying assets were foreclosed on in January 2021 ,and as such a provision for credit losses was not recorded during the six months ended June 30, 2021 related to these loans.

Interest Income

The increase in interest income of $15.6 million for the six months ended June 30, 2021, as compared to the same period in 2020, was due to an increase in credit investments. As of June 30, 2021, we held investments in broadly syndicated loans of $484.1 million, CRE loans held-for-investment of $872.2 million, and CMBS of $42.1 million. As of June 30, 2020, we held investments in broadly syndicated loans of $372.3 million, CRE loans held-for-investment of $253.8 million, and CMBS of $16.1 million.

Distributions

Prior to April 1, 2020, on a quarterly basis, our Board authorized a daily distribution for the succeeding quarter. Our Board authorized the following daily distribution amounts per share for the periods indicated below:

Period Commencing	Period Ending	Daily Distribution Amount
April 14, 2012	December 31, 2012	$0.001707848
January 1, 2013	December 31, 2015	$0.001712523
January 1, 2016	December 31, 2016	$0.001706776
January 1, 2017	December 31, 2019	$0.001711452
January 1, 2020	March 31, 2020	$0.001706776

On April 20, 2020, our Board decided to make a determination as to the amount and timing of distributions on a monthly, instead of a quarterly, basis until such time that we had greater visibility into the impact that the

COVID-19 pandemic would have on our tenants’ ability to continue to pay rent on their leases on a timely basis or at all, the degree to which federal, state or local governmental authorities grant rent relief or other relief or amnesty programs applicable to our tenants, our ability to access the capital markets, and on the United States and worldwide financial markets and economy. On March 25, 2021, the Board resumed declaring distributions on a quarterly basis.

Since April 2020, our Board authorized the following monthly distribution amounts per share for the periods indicated below:

Record Date	Distribution Amount
April 30, 2020	$0.0130
May 31, 2020	$0.0130
June 30, 2020	$0.0161
July 30, 2020	$0.0304
August 28, 2020	$0.0303
September 29, 2020	$0.0303
October 29, 2020	$0.0303
November 27, 2020	$0.0303
December 30, 2020	$0.0303
January 28, 2021	$0.0303
February 25, 2021	$0.0303
March 29, 2021	$0.0303
April 29, 2021	$0.0303
May 28, 2021	$0.0303
June 29, 2021	$0.0303
July 29, 2021	$0.0303
August 30, 2021	$0.0303
September 29, 2021	$0.0303
October 28, 2021	$0.0303
November 29, 2021	$0.0303
December 30, 2021	$0.0303

As of June 30, 2021, we had distributions payable of $11.0 million.

The following table presents distributions and sources of distributions for the periods indicated below (dollar amounts in thousands):

	Six Months Ended June 30,
	2021		2020
	Amount	Percent	Amount		Percent
Distributions paid in cash	$59,166	90%	$44,150		61%
Distributions reinvested	6,660	10%	28,774		39%

Total distributions	$65,826	100%	$72,924		100%

Sources of distributions:
Net cash provided by operating activities (1)	$65,347	99%	$46,853	(2)	64%
Proceeds from the issuance of debt (3)	479	1%	17,763		25%
Proceeds from the issuance of common stock	—	—%	8,308	(4)	11%

Total sources	$65,826	100%	$72,924		100%

(1)	Net cash provided by operating activities for the six months ended June 30, 2021 and 2020 was $65.3 million and $37.2 million, respectively.

(2)

Our distributions covered by cash flows from operating activities for the six months ended June 30, 2020 include cash flows from operating activities in excess of distributions from prior periods of $9.6 million.

(3)	Net proceeds on the credit facilities and notes payable for the six months ended June 30, 2021 and 2020 were $292.2 million and $102.2 million, respectively.
(4)

In accordance with GAAP, certain real estate acquisition-related fees and expenses, such as expenses and fees incurred in connection with property acquisitions accounted for as business combinations, are expensed, and therefore reduce net cash flows from operating activities. Therefore, for consistency, proceeds from the issuance of common stock used as a source of distributions for the six months ended June 30, 2020 include the amount by which real estate acquisition-related fees and expenses have reduced net cash flows from operating activities in those prior periods.

Share Redemptions

Our amended and restated share redemption program (the “Amended Share Redemption Program”) permits our stockholders to sell their shares of common stock back to us, subject to certain conditions and limitations. Funding for the redemption of shares will be limited to the cumulative net proceeds we receive from the sale of shares under the Secondary DRIP Offering, net of shares redeemed to date. In addition, we will generally limit quarterly redemptions to approximately 1.25% of the weighted average number of shares outstanding during the trailing 12-month period ending on the last day of the fiscal quarter for which the redemptions are being paid, and to the net proceeds we receive from the sale of shares in the respective quarter under the Secondary DRIP Offering. Any of the foregoing limits might prevent us from accommodating all redemption requests made in any fiscal quarter or in any 12-month period. In addition, our Board may choose to amend the terms of, suspend or terminate our Amended Share Redemption Program at any time in its sole discretion if it believes that such action is in the best interest of us and our stockholders. Any material modifications or suspension of the Amended Share Redemption Program will be disclosed to our stockholders as promptly as practicable in our reports filed with the SEC and via our website. In connection with the Mergers, our Board suspended our Amended Share Redemption Program on August 30, 2020, and therefore, no shares were redeemed from our stockholders after that date until March 25, 2021, when our Board reinstated the Amended Share Redemption Program, effective April 1, 2021. During the six months ended June 30, 2021, we received valid redemption requests under our share redemption program totaling approximately 32.8 million shares, of which we redeemed approximately 1.7 million shares subsequent to June 30, 2021 for $12.0 million (at a redemption price of $7.20 per share). The remaining redemption requests relating to approximately 31.1 million shares went unfulfilled. A valid redemption request is one that complies with the applicable requirements and guidelines of our share redemption program then in effect. The share redemptions were funded with proceeds from the Secondary DRIP Offering and available borrowings.

Liquidity and Capital Resources

General

We expect to utilize proceeds from real estate dispositions, sales proceeds and principal payments received on credit investments, cash flows from operations and future proceeds from secured or unsecured financing to complete future acquisitions, repayment of certain indebtedness and for general corporate uses. The sources of our operating cash flows will primarily be provided by the rental and other property income received from current and future leased properties and interest income from our portfolio of credit investments.

As of June 30, 2021, the CMFT Credit Facility provided for borrowings of up to $1.24 billion, which includes the $885.0 million CMFT Term Loan and up to $350.0 million on the CMFT Revolving Loans. The CCPT V Credit Facility provides for borrowings of $220.0 million under the CCPT V Term Loans and up to $130.0 million under the CCPT V Revolving Loans. As of June 30, 2021, we had $480.0 million in unused capacity under the Credit Facilities, subject to borrowing availability. We had available borrowings of $12.2 million as of June 30, 2021. As of June 30, 2021, we also had cash and cash equivalents of

$141.3 million, which included $43.2 million of unsettled broadly syndicated loan purchases. Subsequent to June 30, 2021, and with the proceeds from the Mortgage Loan and the sale of the Class A Notes, the Company repaid fixed rate debt of $104.1 million, paid down the $1.11 billion outstanding balance under the Credit Facilities and terminated the CCPT V Credit Facility and the CMFT Credit Facility, as further discussed in Note 17 — Subsequent Events.

As of June 30, 2021, the Credit and Security Agreement provided for borrowings in an aggregate principal amount up to $500.0 million under the Credit Securities Revolver, which may be increased from time to time pursuant to the Credit and Security Agreement. Borrowings under the Credit and Security Agreement are secured by substantially all of the assets held by CMFT Corporate Credit Securities, LLC, which shall primarily consist of broadly-syndicated senior secured loans subject to certain eligibility criteria under the Credit and Security Agreement. As of June 30, 2021, the amounts borrowed and outstanding under the Credit Securities Revolver totaled $316.5 million. Subsequent to June 30, 2021, the Company received borrowings in an aggregate principal amount of $50.0 million under the Credit and Security Agreement, as further discussed in Note 17 — Subsequent Events.

As of June 30, 2021, the Repurchase Agreements provided up to an aggregate of $1.1 billion of financing under the Repurchase Facilities. The Repurchase Agreements provide for simultaneous agreements by the banks to re-sell purchased CRE mortgage loans back to the CMFT Lending Subs at a certain future date or upon demand. As of June 30, 2021, we had nine senior loans with an aggregate carrying value of $727.4 million financed with $505.4 million under the Repurchase Facilities, $250.0 million of which was financed under the Barclays Repurchase Facility, $188.0 million of which was financed under the Citibank Repurchase Facility and $67.4 million of which was financed under the Wells Fargo Repurchase Facility. Additionally, subsequent to June 30, 2021, the Company amended the Barclays Repurchase Agreement to extend the maturity date to September 21, 2024. See further discussion of these repayments in Note 17 — Subsequent Events.

As of June 30, 2021, we believe that we were in compliance with the financial covenants of the CMFT Second Amended and Restated Credit Agreement, the CCPT V Credit Agreement, the Citibank Repurchase Agreement, the Barclays Repurchase Agreement and the Wells Fargo Repurchase Agreement, as well as the financial covenants under our various fixed and variable rate debt agreements, as further discussed in Note 9 — Credit Facilities, Notes Payable and Repurchase Facilities to our condensed consolidated financial statements in the proxy statement/prospectus.

Short-term Liquidity and Capital Resources

On a short-term basis, our principal demands for funds will be for the acquisition of real estate-related securities, real estate and real estate-related assets and the payment of acquisition-related fees and expenses, operating expenses, distributions, redemptions and interest and principal on current and any future debt financings, including principal repayments of $1.3 billion within the next 12 months, $1.2 billion of which was paid down subsequent to June 30, 2021 with proceeds from the Mortgage Loan and the sale of the Class A Notes, as further discussed in Note 17 — Subsequent Events.

We expect to meet our short-term liquidity requirements through cash proceeds from real estate asset dispositions, net cash provided by operations and proceeds from the Secondary DRIP Offering, as well as secured or unsecured borrowings from banks and other lenders to finance our future acquisitions and loan originations. Operating cash flows are expected to increase as we complete future acquisitions. We believe that the resources stated above will be sufficient to satisfy our operating requirements for the foreseeable future, and we do not anticipate a need to raise funds from sources other than those described above within the next 12 months. Management intends to use the proceeds from the disposition of properties to, among other things, acquire additional high-quality net-lease properties and credit investments in furtherance of our investment objectives and for other general corporate purposes.

Long-term Liquidity and Capital Resources

On a long-term basis, our principal demands for funds will be for the acquisition of real estate-related securities, real estate and real estate-related credit investments and the payment of tenant improvements, acquisition-related expenses, operating expenses, distributions and redemptions to stockholders and interest and principal on any current and future indebtedness. Generally, we expect to meet our long-term liquidity requirements through proceeds from cash flows from operations, proceeds from secured or unsecured borrowings from banks and other lenders, and proceeds raised pursuant to the Secondary DRIP Offering.

We expect that substantially all net cash flows from operations will be used to pay distributions to our stockholders after certain capital expenditures, including tenant improvements and leasing commissions, are paid; however, we have used, and may continue to use, other sources to fund distributions, as necessary, including borrowings on our unencumbered assets. To the extent that cash flows from operations are lower due to fewer properties being acquired or lower than expected returns on the properties, distributions paid to our stockholders may be lower. We expect that substantially all net cash flows from the offerings of our common stock or debt financings will be used to fund acquisitions, loan originations, certain capital expenditures, repayments of outstanding debt or distributions and redemptions to our stockholders.

Contractual Obligations

As of June 30, 2021, we had debt outstanding with a carrying value of $2.5 billion and a weighted average interest rate of 2.8%. See Note 9 — Credit Facilities, Notes Payable and Repurchase Facilities to our condensed consolidated financial statements in the proxy statement/prospectus for certain terms of our debt outstanding.

Our contractual obligations as of June 30, 2021 were as follows (in thousands):

	Payments due by period (1)
	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Principal payments — fixed rate debt (2)	$523,562	$111,680	$388,785	$23,097	$—
Interest payments — fixed rate debt (3)	35,998	17,090	18,459	449	—
Principal payments — variable rate debt	94,202	94,202	—	—	—
Interest payments — variable rate debt (4)	4,443	4,443	—	—	—
Principal payments — credit facilities (5)	1,421,500	1,105,000	—	316,500	—
Interest payments — credit facilities (5)	39,647	25,365	11,410	2,872	—
Principal payments — repurchase facilities (6)	505,426	—	505,426	—	—
Interest payments — repurchase facilities (6)	24,550	11,600	12,950	—	—

Total	$2,649,328	$1,369,380	$937,030	$342,918	$—

(1)	The table does not include amounts due to CMFT Management or its affiliates pursuant to our Management Agreement because such amounts are not fixed and determinable.
(2)

Principal payment amounts reflect actual payments based on the face amount of notes payable secured by our wholly-owned properties, which excludes the fair value adjustment, net of amortization, of mortgage notes assumed.

(3)

As of June 30, 2021, we had $21.5 million of variable rate debt effectively fixed through the use of interest rate swap agreements. We used the effective interest rates fixed under our interest rate swap agreements to calculate the debt payment obligations in future periods.

(4)

As of June 30, 2021, we had variable rate debt outstanding of $94.2 million with a weighted average interest rate of 5.5%. We used the weighted average interest rate to calculate the debt payment obligations in future periods.

(5)

As of June 30, 2021, the Term Loans outstanding totaled $1.1 billion, $220.0 million of which is subject to interest rate swap agreements. As of June 30, 2021, the weighted average all-in interest rate for the Swapped Term Loans was 4.2%. The remaining $885.0 million outstanding under the Credit Facilities had a weighted average interest rate of 2.1% as of June 30, 2021. As of June 30, 2021, the amounts outstanding under the Credit Securities Revolver totaled $316.5 million and had a weighted average interest rate of 1.8%.

(6)

As of June 30, 2021, the amount outstanding under the Citibank Repurchase Facility was $188.0 million at a weighted average interest rate of 2.2%, the amount outstanding under the Barclays Repurchase Facility was $250.0 million at a weighted average interest rate of 2.5%, and the amount outstanding under the Wells Fargo Repurchase Facility was $67.4 million at a weighted average interest rate of 1.8%.

We expect to incur additional borrowings in the future to acquire additional properties and credit investments. There is no limitation on the amount we may borrow against any single improved property. As of June 30, 2021, our ratio of debt to total gross assets net of gross intangible lease liabilities was 50.5% and our ratio of debt to the fair market value of our gross assets net of gross intangible lease liabilities was 50.9%. Fair market value is based on the estimated market value of our real estate assets as of June 30, 2020 that were used to determine our estimated per share NAV, and for those assets acquired from July 1, 2020 through June 30, 2021 is based on the purchase price.

Our management reviews net debt as part of its management of our overall liquidity, financial flexibility, capital structure and leverage, and we therefore believe that the presentation of net debt provides useful information to stockholders. Net debt is a non-GAAP measure used to show our outstanding principal debt balance, excluding certain GAAP adjustments, such as premiums or discounts, financing and issuance costs, and related accumulated amortization, less all cash and cash equivalents. As of June 30, 2021, our net debt leverage ratio, which is the ratio of net debt to total gross real estate and related assets net of gross intangible lease liabilities, was 47.7%.

The following table provides a reconciliation of the notes payable and credit facility, net balance, as reported on our condensed consolidated balance sheet, to net debt as of June 30, 2021 (dollar amounts in thousands):

Balance as of June 30, 2021
Credit facilities, notes payable and repurchase facilities, net	$2,540,809
Deferred costs and net premiums (1)	3,881
Less: Cash and cash equivalents	(141,299)

Net debt	$2,403,391

Gross real estate and related assets, net (2)	$5,037,539

Net debt leverage ratio	47.7%

(1)	Deferred costs relate to mortgage notes payable and the term portion of the Credit Facilities.
(2)

Net of gross intangible lease liabilities. Includes gross assets held for sale, as well as real estate-related securities and loans held-for-investment principal balance, net of allowance for credit losses, of $1.4 billion.

Cash Flow Analysis

Operating Activities. Net cash provided by operating activities increased by $28.1 million for the six months ended June 30, 2021, as compared to the same period in 2020. The increase was primarily due to the acquisition of 146 properties in connection with the Mergers that closed in December 2020, partially offset by the disposition of 61 properties subsequent to June 30, 2020 and lower net income after non-cash adjustments primarily resulting from the Company’s foreclosure of the assets which previously secured the Company’s mezzanine loans during the six months ended June 30, 2021. See “— Results of Operations” for a more complete discussion of the factors impacting our operating performance.

Investing Activities. Net cash used in investing activities increased $59.7 million for the six months ended June 30, 2021, as compared to the same period in 2020. The change was primarily due to an increase in the net investment in loans held-for-investment of $494.1 million, The change was partially offset by a decrease in the net investment in broadly syndicated loans of $279.2 million, an increase in proceeds from disposition of real estate assets of $147.2 million, and an increase in net proceeds from the sale of real estate-related securities of $27.6 million.

Financing Activities. Net cash provided by financing activities increased $209.8 million for the six months ended June 30, 2021, as compared to the same period in 2020. The change was primarily due to an increase in net proceeds on the credit facilities, notes payable and repurchase facilities of $190.0 million as a result of entering into the Repurchase Facilities, coupled with a decrease in redemptions of common stock of $38.7 million as a result of the Board’s suspension of the Amended Share Redemption Program from August 30, 2020 through March 31, 2021.

Election as a REIT

We elected to be taxed, and currently qualify, as a REIT for federal income tax purposes commencing with our taxable year ended December 31, 2012. To maintain our qualification as a REIT, we must continue to meet certain requirements relating to our organization, sources of income, nature of assets, distributions of income to our stockholders and recordkeeping. As a REIT, we generally are not subject to federal income tax on taxable income that we distribute to our stockholders so long as we distribute at least 90% of our annual taxable income (computed without regard to the dividends paid deduction and excluding net capital gains).

If we fail to maintain our qualification as a REIT for any reason in a taxable year and applicable relief provisions do not apply, we will be subject to tax on our taxable income at regular corporate rates. We will not be able to deduct distributions paid to our stockholders in any year in which we fail to maintain our qualification as a REIT. We also will be disqualified for the four taxable years following the year during which qualification was lost, unless we are entitled to relief under specific statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to stockholders. However, we believe that we are organized and operate in such a manner as to maintain our qualification as a REIT for federal income tax purposes. No provision for federal income taxes has been made in our accompanying condensed consolidated financial statements. We are subject to certain state and local taxes related to the operations of properties in certain locations, which have been provided for in our accompanying condensed consolidated financial statements.

Critical Accounting Policies and Significant Accounting Estimates

Our accounting policies have been established to conform with GAAP. The preparation of financial statements in conformity with GAAP requires us to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Management believes that we have made these estimates and assumptions in an appropriate manner and in a way that accurately reflects our financial condition. We continually test and evaluate these estimates and assumptions using our historical knowledge of the business, as well as other factors, to ensure that they are reasonable for reporting purposes. However, actual results may differ from these estimates and assumptions. If our judgment or interpretation of the facts and circumstances relating to various transactions had been different, it is possible that different accounting policies would have been applied, thus resulting in a different presentation of the financial statements. Additionally, other companies may utilize different estimates that may impact comparability of our results of operations to those of companies in similar businesses. We believe the following critical accounting policies govern the significant judgments and estimates used in the preparation of our financial statements, which should be read in conjunction with the more complete discussion of our accounting policies and procedures included in Note 2 — Summary of Significant Accounting Policies to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2020. We consider our critical accounting policies to be the following:

•	Recoverability of Real Estate Assets;

•	Allocation of Purchase Price of Real Estate Assets; and

•	Allowance for Credit Losses.

A complete description of such policies and our considerations is contained in our Annual Report on Form 10-K for the year ended December 31, 2020. The information included herein should be read in conjunction with our audited consolidated financial statements as of and for the year ended December 31, 2020 and related notes thereto.

We continually monitor events and changes in circumstances that could indicate that the carrying amounts of our real estate assets may not be recoverable. Impairment indicators that we consider include, but are not limited to: bankruptcy or other credit concerns of a property’s major tenant, such as a history of late payments, lease concessions and other factors; a significant decrease in a property’s revenues due to lease terminations; vacancies; co-tenancy clauses; reduced lease rates; or changes in anticipated holding periods. We continue to evaluate our portfolio to determine if anticipated holding periods for certain properties may materially differ from the initial intended holding periods for such properties, which could result in an impairment charge in the future.

Related-Party Transactions and Agreements

We have entered into agreements with CMFT Management or its affiliates whereby we agree to pay certain fees to, or reimburse certain expenses of, CMFT Management or its affiliates such as management and advisory fees and expenses, organization and offering costs, leasing fees and reimbursement of certain operating costs. See Note 12 — Related-Party Transactions and Arrangements to our condensed consolidated financial statements in the proxy statement/prospectus for a discussion of the various related-party transactions, agreements and fees.

Conflicts of Interest

Richard S. Ressler, the chairman of our Board, chief executive officer and president, who is also a founder and principal of CIM and is an officer/director of certain of its affiliates including CMFT Management, is the chairman of the board, chief executive officer and president of CIM Income NAV. One of our directors, Avraham Shemesh, who is also a founder and principal of CIM and is an officer/director of certain of its affiliates including CMFT Management, serves as a director of CIM Income NAV. One of our directors, Elaine Y. Wong, also serves as a director of CIM Income NAV. One of our independent directors, W. Brian Kretzmer, also serves as an independent director of CIM Income NAV. Nathan D. DeBacker, our chief financial officer and treasurer, who is also an officer of other real estate programs sponsored by CCO Group, is a vice president of CMFT Management and is an officer of certain of its affiliates. In addition, affiliates of CMFT Management act as an advisor to CIM Income NAV. As such, there may be conflicts of interest where CMFT Management or its affiliates, while serving in the capacity as sponsor, general partner, officer, director, key personnel and/or advisor for CIM or another real estate program sponsored or operated by CIM or CCO Group, including other real estate offerings in registration, may be in conflict with us in connection with providing services to other real estate-related programs related to property acquisitions, property dispositions, and property management, among others. The compensation arrangements between affiliates of CMFT Management and these other real estate programs sponsored or operated by CCO Group could influence the advice provided to us. See Part I, Item 1. Business — Conflicts of Interest in our Annual Report on Form 10-K for the year ended December 31, 2020.

Off-Balance Sheet Arrangements

As of June 30, 2021 and December 31, 2020, we had no material off-balance sheet arrangements that had or are reasonably likely to have a current or future effect on our financial condition, results of operations, liquidity or capital resources.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The CMFT Charter contains a provision that eliminates directors’ and officers’ liability for money damages to the maximum extent permitted by Maryland law.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which the CMFT Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (ii) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it shall ultimately be determined that the standard of conduct was not met. It is the position of the SEC that indemnification of directors, officers or persons controlling a registrant for liabilities arising under the Securities Act is against public policy and is therefore unenforceable.

The CMFT Charter provides that, to the maximum extent permitted by Maryland law, CMFT shall indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any individual who is a present or former director or officer of CMFT and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity or (2) any individual who, while a director or officer of CMFT and at CMFT’s request, serves or has served as a director, officer, trustee, member, manager or partner of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity. CMFT may, with the approval of its board of directors, provide such indemnification and advance of expenses to an individual who served a predecessor of CMFT in any of the capacities described in (1) or (2) above and to any employee or agent of CMFT or a predecessor of CMFT, subject to the limitations of Maryland law.

CMFT has entered into indemnification agreements with each of its current directors and executive officers, consisting of its Chief Executive Officer and President and its Chief Financial Officer, which agreements obligate CMFT to indemnify and advance expenses and costs incurred by such indemnitee in connection with any claims, suits or other legal proceedings arising as a result of his or her service, to the extent permitted by Maryland law, with any advancement of reasonable expenses to be made within ten (10) days of the receipt by CMFT of a statement from the indemnified person requesting the advance. CMFT has also purchased and maintains insurance on behalf of all of its directors and executive officers against liability asserted against or incurred by them in their official capacities with CMFT, whether or not CMFT is required or has the power to indemnify them against the same liability.

Item 21.	Exhibits

(a) The following is a list of exhibits filed as part of this Registration Statement.

Exhibit No.	Description

2.1**	Agreement and Plan of Merger, dated as of September 21, 2021, by and among CIM Real Estate Finance Trust, Inc., Cypress Merger Sub, LLC and CIM Income NAV, Inc. (attached as Annex A to the Proxy Statement/Prospectus that is part of this Registration Statement on Form S-4).

2.2	Agreement and Plan of Merger, dated as of August 30, 2020, by and among CIM Real Estate Finance Trust, Inc., Thor III Merger Sub, LLC and Cole Office & Industrial REIT (CCIT III), Inc. (incorporated by reference to Exhibit 2.2 to CIM Real Estate Finance Trust, Inc.’s Current Report on Form 8-K filed with the SEC on August 31, 2020).

2.3	Agreement and Plan of Merger, dated as of August 30, 2020, by and among CIM Real Estate Finance Trust, Inc., Thor V Merger Sub, LLC and Cole Credit Property Trust V, Inc. (incorporated by reference to Exhibit 2.3 to CIM Real Estate Finance Trust, Inc.’s Current Report on Form 8-K filed with the SEC on August 31, 2020).

2.4	Amendment No. 1 to Agreement and Plan of Merger, dated as of November 3, 2020, by and among CIM Real Estate Finance Trust, Inc., Thor III Merger Sub, LLC and Cole Office & Industrial REIT (CCIT III), Inc. (Incorporated by reference to Exhibit 2.1 to CIM Real Estate Finance Trust, Inc.’s Current Report on Form 8-K filed with the SEC on November 4, 2020).

2.5	Amendment to Agreement and Plan of Merger, dated as of October 22, 2020, by and among CIM Real Estate Finance Trust, Inc., Thor V Merger Sub, LLC and Cole Credit Property Trust V, Inc. (incorporated by reference to Exhibit 2.1 to CIM Real Estate Finance Trust, Inc.’s Current Report on Form 8-K filed with the SEC on October 28, 2020).

2.6	Amendment to Agreement and Plan of Merger, dated as of October 24, 2020, by and among CIM Real Estate Finance Trust, Inc., Thor V Merger Sub, LLC and Cole Credit Property Trust V, Inc. (incorporated by reference to Exhibit 2.2 to CIM Real Estate Finance Trust, Inc.’s Current Report on Form 8-K filed with the SEC on October 28, 2020).

2.7	Amendment No. 3 to Agreement and Plan of Merger, dated as of October 29, 2020, by and among CIM Real Estate Finance Trust, Inc., Thor V Merger Sub, LLC and Cole Credit Property Trust V, Inc. (incorporated by reference to Exhibit 2.1 to CIM Real Estate Finance Trust, Inc.’s Current Report on Form 8-K filed with the SEC on November 2, 2020).

3.1	Articles of Amendment and Restatement of CIM Real Estate Finance Trust, Inc. (incorporated by reference to Exhibit 3.1 to CIM Real Estate Finance Trust, Inc.’s Current Report on Form 8-K filed with the SEC on August 20, 2019).

3.2	Amended and Restated Bylaws of CIM Real Estate Finance Trust, Inc. (incorporated by reference to Exhibit 3.2 to CIM Real Estate Finance Trust, Inc.’s Current Report on Form 8-K filed with the SEC on August 20, 2019).

4.1	Second Amended and Restated Distribution Reinvestment Plan, effective as of May 15, 2020 (incorporated by reference to Exhibit 4.1 to CIM Real Estate Finance Trust, Inc.’s Current Report on Form 8-K filed with the SEC on May 1, 2020).

4.2	Master Indenture, dated as of July 28, 2021, by and among CMFT Net Lease Master Issuer, LLC, as issuer, and Citibank, N.A., as indenture trustee (Incorporated by reference to Exhibit 4.1 to CIM Real Estate Finance Trust, Inc.’s Current Report on Form 8-K filed with the SEC on August 3, 2021).

Exhibit No.	Description

4.3	Series 2021-1 Indenture Supplement, dated as of July 28, 2021, by and among CMFT Net Lease Master Issuer, LLC, as issuer, and Citibank, N.A., as indenture trustee (Incorporated by reference to Exhibit 4.2 to CIM Real Estate Finance Trust, Inc.’s Current Report on Form 8-K filed with the SEC on August 3, 2021).

5.1**	Opinion of Venable LLP regarding the legality of the securities being registered.

8.1**	Opinion of Sullivan & Cromwell LLP regarding tax matters relating to the reorganization.

8.2**	Opinion of Morris, Manning & Martin, LLP regarding the qualification of CIM Income NAV, Inc. as a real estate investment trust.

8.3**	Opinion of Morris, Manning & Martin, LLP regarding the qualification of CIM Real Estate Finance Trust, Inc. as a real estate investment trust.

10.1	Amended and Restated Management Agreement, dated as of August 20, 2019, by and between CIM Real Estate Finance Trust, Inc. and CIM Real Estate Finance Management, LLC (incorporated by reference to Exhibit 10.1 to CIM Real Estate Finance Trust, Inc.’s Current Report on Form 8-K (File No. 000-54939), filed August 20, 2019).

10.2	Amended and Restated Agreement of Limited Partnership of Cole Operating Partnership IV, LP, by and between Cole Credit Property Trust IV, Inc. and the limited partners thereto (incorporated by reference to Exhibit 10.2 to Pre-Effective Amendment No. 5 to CIM Real Estate Finance Trust, Inc.’s Registration Statement on Form S-11 (File No. 333-169533), filed January 24, 2012).

10.3	First Amendment to the Amended and Restated Agreement of Limited Partnership of CIM Real Estate Finance Operating Partnership, LP, dated as of August 15, 2019 (incorporated by reference to Exhibit 10.2 to CIM Real Estate Finance Trust, Inc.’s Current Report on Form 8-K filed with the SEC on August 20, 2019).

10.4	Agreement of Purchase and Sale, dated as of September 3, 2019, by and between certain indirect subsidiaries of CIM Real Estate Finance Trust, Inc. and Realty Income Corporation (incorporated by reference to Exhibit 10.1 to CIM Real Estate Finance Trust, Inc.’s Current Report on Form 8-K filed with the SEC on September 3, 2019).

10.5	Credit and Security Agreement, dated as of December 31, 2019, by and between CMFT Corporate Credit Securities, LLC, as borrower, CMFT Securities Investments, LLC, as collateral manager and equityholder, the lenders from time to time party thereto, Citibank, N.A., as administrative agent, Citibank, N.A. (acting through its Agency & Trust division), as custodian and as collateral agent, and Virtus Group, LP, as collateral administrator (incorporated by reference to Exhibit 10.1 to CIM Real Estate Finance Trust, Inc.’s Current Report on Form 8-K filed with the SEC on January 7, 2020).

10.6	Second Amended and Restated Credit Agreement, dated March 15, 2017, by and between Cole Operating Partnership IV, LP and JPMorgan Chase Bank, N.A. as administrative agent, and other lending institutions (Incorporated by reference to Exhibit 10.1 to CIM Real Estate Finance Trust, Inc.’s Current Report on Form 8-K, filed with the SEC on March 20, 2017).

10.7	Cole Credit Property Trust IV, Inc. 2018 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to CIM Real Estate Finance Trust, Inc.’s Quarterly Report on Form 10-Q filed with the SEC on November 13, 2018).

10.8	Investment Advisory and Management Agreement, dated as of December 6, 2019, by and between CMFT Securities Investments, LLC and CIM Capital IC Management, LLC (incorporated by reference to Exhibit 10.1 to CIM Real Estate Finance Trust, Inc.’s Current Report on Form 8-K filed with the SEC on December 12, 2019).

Exhibit No.	Description

10.9	Sub-Advisory Agreement, dated as of December 6, 2019, by and between CIM Capital IC Management, LLC and OFS Capital Management, LLC (incorporated by reference to Exhibit 10.2 to CIM Real Estate Finance Trust, Inc.’s Current Report on Form 8-K filed with the SEC on December 12, 2019).

10.10	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.1 to CIM Real Estate Finance Trust, Inc.’s Current Report on Form 8-K filed with the SEC on August 14, 2020).

10.11	Amendment No. 1 to Credit and Security Agreement, dated as of March 19, 2020, by and between CMFT Corporate Credit Securities, LLC, as borrower, CMFT Securities Investments, LLC, as collateral manager and equityholder, Citibank, N.A., as administrative agent and as lender, Citibank, N.A. (acting through its Agency & Trust division), as collateral custodian and as collateral agent, and Virtus Group, LP, as collateral administrator (incorporated by reference to Exhibit 10.1 to CIM Real Estate Finance Trust, Inc.’s Current Report on Form 8-K filed with the SEC on March 24, 2020).

10.12	Master Repurchase Agreement, dated as of June 4, 2020, by and between CMFT RE Lending RF Sub CB, LLC and Citibank, N.A. (incorporated by reference to Exhibit 10.1 to CIM Real Estate Finance Trust, Inc.’s Current Report on Form 8-K filed with the SEC on June 9, 2020).

10.13	Guaranty, dated as of June 4, 2020, by CIM Real Estate Finance Trust, Inc. for the benefit of Citibank, N.A. (incorporated by reference to Exhibit 10.2 to CIM Real Estate Finance Trust, Inc.’s Current Report on Form 8-K filed with the SEC on June 9, 2020)

10.14	First Amendment to Master Repurchase Agreement, dated August 17, 2021, by and between CMFT RE Lending RF Sub CB, LLC and Citibank, N.A. (Incorporated by reference to Exhibit 10.1 to CIM Real Estate Finance Trust, Inc.’s Current Report on Form 8-K filed with the SEC on August 23, 2021).

10.15	Master Repurchase Agreement, dated September 21, 2020, by and between CMFT RE Lending RF Sub BB, LLC and Barclays Bank PLC (Incorporated by reference to Exhibit 10.1 to CIM Real Estate Finance Trust, Inc.’s Current Report on Form 8-K filed with the SEC on September 24, 2020).

10.16	Guaranty, dated as of September 21, 2020, by CIM Real Estate Finance Trust, Inc. for the benefit of Barclays Bank PLC (Incorporated by reference to Exhibit 10.2 to CIM Real Estate Finance Trust, Inc.’s Current Report on Form 8-K filed with the SEC on September 24, 2020).

10.17	First Amendment to Master Repurchase Agreement, dated July 27, 2021, by and between CMFT RE Lending RF Sub BB, LLC and Barclays Bank PLC (Incorporated by reference to Exhibit 10.1 to CIM Real Estate Finance Trust, Inc.’s Current Report on Form 8-K filed with the SEC on August 2, 2021).

10.18	Master Repurchase Agreement, dated May 20, 2021, by and between CMFT RE Lending RF Sub WF, LLC and Wells Fargo Bank, N.A. (Incorporated by reference to Exhibit 10.1 to CIM Real Estate Finance Trust, Inc.’s Current Report on Form 8-K filed with the SEC on May 26, 2021).

10.19	Guaranty and Subordination Agreement, dated as of May 20, 2021, by CIM Real Estate Finance Trust, Inc. for the benefit of Wells Fargo Bank, N.A. (Incorporated by reference to Exhibit 10.2 to CIM Real Estate Finance Trust, Inc.’s Current Report on Form 8-K filed with the SEC on May 26, 2021).

10.20	Termination Notice, dated as of October 29, 2020, by and by and between CIM Real Estate Finance Trust, Inc. and Cole Office & Industrial REIT (CCIT II), Inc. (Incorporated by reference to Exhibit 10.1 to CIM Real Estate Finance Trust, Inc.’s Current Report on Form 8-K filed with the SEC on November 2, 2020).

Exhibit No.	Description

10.21	Modification Agreement and Limited Consent, dated December 21, 2020 by and between Cole Operating Partnership V, LP, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (Incorporated by reference to Exhibit 10.17 to CIM Real Estate Finance Trust, Inc.’s Annual Report on Form 10-K filed with the SEC on March 31, 2021).

10.22	Modification Agreement and Limited Consent, dated December 21, 2020 by and between CIM Real Estate Finance Operating Partnership, LP, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (Incorporated by reference to Exhibit 10.18 to CIM Real Estate Finance Trust, Inc.’s Annual Report on Form 10-K filed with the SEC on March 31, 2021).

10.23	Loan Agreement, dated as of July 15, 2021, by and between the Borrowers identified on Schedule 1.1(A) thereto, and JPMorgan Chase Bank, National Association and DBR Investments Co. Limited (Incorporated by reference to Exhibit 10.1 to CIM Real Estate Finance Trust, Inc.’s Current Report on Form 8-K filed with the SEC on July 21, 2021).

10.24	Guaranty Agreement, dated as of July 15, 2021, by CIM Real Estate Finance Trust, Inc. for the benefit of JPMorgan Chase Bank, National Association and DBR Investments Co. Limited (Incorporated by reference to Exhibit 10.2 to CIM Real Estate Finance Trust, Inc.’s Current Report on Form 8-K filed with the SEC on July 21, 2021).

10.25	Guaranty, dated as of July 28, 2021, by CIM Real Estate Finance Operating Partnership, LP for the benefit of Citibank N.A., as indenture trustee (Incorporated by reference to Exhibit 10.1 to CIM Real Estate Finance Trust, Inc.’s Current Report on Form 8-K filed with the SEC on August 3, 2021).

10.26	Property Management Agreement, dated as of July 28, 2021, by and among CMFT Net Lease Master Issuer, LLC, as issuer, CIM Real Estate Finance Operating Partnership, LP, as issuer manager, CREI Advisors, LLC, as property manager and special servicer, KeyBank National Association, as back-up manager, and Citibank N.A., as indenture trustee (Incorporated by reference to Exhibit 10.2 to CIM Real Estate Finance Trust, Inc.’s Current Report on Form 8-K filed with the SEC on August 3, 2021).

10.27	Amendment No. 2 to Credit and Security Agreement, dated October 4, 2021, by and between CMFT Corporate Credit Securities, LLC, as borrower, CMFT Securities Investments, LLC, as collateral manager and equityholder, Citibank, N.A., as administrative agent and as lender, Citibank, N.A. (acting through its Agency & Trust division), as collateral custodian and as collateral agent, and Virtus Group, LP, as collateral administrator (Incorporated by reference to Exhibit 10.1 to CIM Real Estate Finance Trust, Inc.’s Current Report on Form 8-K filed with the SEC on October 8, 2021).

10.28	Master Repurchase Agreement, dated October 8, 2021, by and between CMFT RE Lending RF Sub DB, LLC and Deutsche Bank AG, New York Branch (Incorporated by reference to Exhibit 10.1 to CIM Real Estate Finance Trust, Inc.’s Current Report on Form 8-K filed with the SEC on Octuber 14, 2021).

10.29	Guaranty, dated as of October 8, 2021, by CIM Real Estate Finance Trust, Inc. for the benefit of Deutsche Bank AG, New York Branch (Incorporated by reference to Exhibit 10.2 to CIM Real Estate Finance Trust, Inc.’s Current Report on Form 8-K filed with the SEC on Octuber 14, 2021).

21.1*	Subsidiaries of CIM Real Estate Finance Trust, Inc.

23.1**	Consent of Deloitte & Touche LLP, independent registered public accounting firm, in respect of CIM Real Estate Finance Trust, Inc.

23.2**	Consent of Venable LLP regarding the legality of the securities being registered (included as part of the opinion filed as Exhibit 5.1 hereto and incorporated by reference).

23.3**	Consent of Sullivan & Cromwell LLP regarding tax matters relating to the reorganization (included as part of the opinion filed as Exhibit 8.1 hereto and incorporated by reference).

Exhibit No.	Description

23.4**	Consent of Morris, Manning & Martin, LLP regarding the qualification of CIM Income NAV, Inc. as a real estate investment trust (included as part of the opinion filed as Exhibit 8.2 hereto and incorporated by reference).

23.5**	Consent of Morris, Mannning & Martin, LLP regarding the qualification of CIM Real Estate Finance Trust, Inc. as a real estate investment trust (included as part of the opinion filed as Exhibit 8.3 hereto and incorporated by reference).

23.6**	Consent of Deloitte & Touche LLP, independent registered public accounting firm, in respect of CIM Income NAV, Inc.

24.1*	Power of Attorney.

99.1**	Consent of Jones Lang LaSalle Securities, LLC, an affiliate of Jones Lang LaSalle Americas, Inc.

99.2**	Form of Proxy Card of CIM Income NAV, Inc.

101.INS*	Inline XBRL Instance Document (the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document)

101.SCH*	Inline XBRL Taxonomy Extension Schema Document.

101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document.

101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document.

104*	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

*	Previously filed.
**	Filed herewith.

Item 22.	Undertakings

(a)

The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(b)

The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)

The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements filed in reliance on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)

The undersigned registrant hereby undertakes that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424, (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant, (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(f)

The undersigned registrant hereby undertakes that, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(g)

The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(i)

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one (1) business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(j)

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on November 3, 2021.

CIM REAL ESTATE FINANCE TRUST, INC.

By:	/s/ Richard S. Ressler
Richard S. Ressler
Chairman of the Board of Directors, Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard S. Ressler Richard S. Ressler	Chairman of the Board of Directors, Chief Executive Officer and President (Principal Executive Officer)	November 3, 2021

/s/ Nathan D. DeBacker Nathan D. DeBacker	Chief Financial Officer and Treasurer (Principal Financial Officer)	November 3, 2021

/s/ Jeffrey R. Smith Jeffrey R. Smith	Vice President of Accounting (Principal Accounting Officer)	November 3, 2021

* Marcus E. Bromley	Independent Director	November 3, 2021

* T. Patrick Duncan	Independent Director	November 3, 2021

* Stephen O. Evans	Independent Director	November 3, 2021

* Robert A. Gary IV	Independent Director	November 3, 2021

* Alicia K. Harrison	Independent Director	November 3, 2021

* Calvin E. Hollis	Independent Director	November 3, 2021

* Lawrence S. Jones	Independent Director	November 3, 2021

* W. Brian Kretzmer	Independent Director	November 3, 2021

Signature	Title	Date

*
Howard A. Silver	Independent Director	November 3, 2021

*
Avraham Shemesh	Director	November 3, 2021

*
Elaine Y. Wong	Director	November 3, 2021

*By:	/s/ Nathan D. DeBacker
Nathan D. DeBacker
Attorney-in-fact